   As filed with the Securities and Exchange Commission on December 24, 1997
                                                       REGISTRATION NO. 333-
-------------------------------------------------------------------------------


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          ---------------------------


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                          ---------------------------


                            SFX ENTERTAINMENT, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                  DELAWARE                                        7922                                      13-3977880
(State or Other Jurisdiction of Incorporation (Primary Standard Industrial Classification    (I.R.S. Employer Identification Number)
              or Organization)                                Code Number)

                               650 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 838-3100
    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                 of Registrant's Principal Executive Offices)

                   ROBERT F.X. SILLERMAN, EXECUTIVE CHAIRMAN
                            SFX ENTERTAINMENT, INC.
                               650 MADISON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 838-3100
    (Name, Address, Including Zip Code, and Telephone Number, Including Area
                          Code, of Agent For Service)

                          ---------------------------

                                    Copy to:

                                 AMAR BUDARAPU
                                BAKER & MCKENZIE
                                805 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 751-5700

                          ---------------------------


         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the distribution under the Distribution Agreement described in the Prospectus have been satisfied or waived, and from time to time thereafter pursuant to the exercise of certain warrants of SFX Broadcasting, Inc.
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                        CALCULATION OF REGISTRATION FEE


TITLE OF EACH CLASS OF SECURITIES TO BE      AMOUNT TO BE      PROPOSED MAXIMUM OFFERING
               REGISTERED                   REGISTERED(1)          PRICE PER UNIT(2)
----------------------------------------    ------------------ -------------------------
Class A Common Stock, $.01 par value....     14,792,884 Shares          $ 6.59
Class B Common Stock, $.01 par value....      1,047,037 Shares            6.59
         Total...........................................................................
=========================================================================================



                    (RESTUBBED TABLE CONTINUED FROM ABOVE)


TITLE OF EACH CLASS OF SECURITIES TO BE         PROPOSED MAXIMUM             AMOUNT OF
               REGISTERED                   AGGREGATE OFFERING PRICE(2) REGISTRATION FEE(2)
----------------------------------------    --------------------------- -------------------
Class A Common Stock, $.01 par value....          $ 97,435,535              $ 28,743.48
Class B Common Stock, $.01 par value....             6,896,465                 2,034.46
         Total.....................................................         $ 30,777.94
===========================================================================================



(1) Estimated maximum amount that may be issued, assuming the conversion or exercise of all convertible or exercisable securities of SFX Broadcasting, Inc., including shares to be placed in escrow for issuance from time to time upon exercise of certain warrants of SFX Broadcasting, Inc.
(2) The registration fee for the securities registered hereby has been calculated pursuant to Rule 457(f)(2) under the Securities Act and is based upon the aggregate book value of the registrant's common stock ($104,332,000), computed as of September 30, 1997.

                          ---------------------------


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED DECEMBER 24, 1997
PROSPECTUS
                        S.F.X. ENTERTAINMENT, INC.

             -----------------------------------------------------


                 CLASS A COMMON STOCK AND CLASS B COMMON STOCK
                           ($.01 PAR VALUE PER SHARE)

         SFX Broadcasting, Inc. ("SFX") currently operates in two principal lines of business: radio broadcasting and live entertainment. In August 1997, SFX entered into an agreement (as amended, the "SFX Merger Agreement") to merge (the "SFX Merger") its radio business with a wholly-owned subsidiary of SBI Holdings Corporation ("SFX Buyer"). If the SFX Merger is consummated, then, among other things, holders of SFX's Class A common stock will have the right to receive $75.00 per share, holders of SFX's Class B common stock will have the right to receive $97.50 per share and holders of SFX's Series D preferred stock will have the right to receive $82.40 per share, subject to certain adjustments. In the SFX Merger Agreement, SFX retained the right to spin off its live entertainment business to its stockholders (the "Spin-Off"). At a special meeting to be held on _______ __, 1998, the stockholders of SFX will vote on, among other things, the SFX Merger and an amendment to SFX's certificate of incorporation regarding the voting rights of stock to be received by certain members of management in the Spin-Off. If this amendment is approved (whether or not the SFX Merger occurs), SFX will consummate the Spin-Off by issuing shares of SFX Entertainment, Inc. ("SFX Entertainment"), which holds SFX's live entertainment operations, to SFX's stockholders as a dividend in a taxable transaction. See "Certain Federal Income Tax Consequences." Based on the number of shares outstanding and assuming the exercise of outstanding options and warrants of SFX prior to the record date of the Spin-Off, up to _______ shares of SFX Entertainment's Class A Common Stock and _______ shares of its Class B Common Stock will be issued in the Spin-Off. This Prospectus is SFX Entertainment's prospectus relating to those shares of its common stock.

         If the SFX Merger, the Spin-Off and the Pending Acquisitions (as defined herein) are consummated, then, among other things:

SFX ENTERTAINMENT WILL:

     o continue to own and operate SFX's live entertainment venue operation, promotion, production and marketing and consulting business (the "Entertainment Business"); and

     o   own and operate the businesses acquired in the Pending Acquisitions.

SFX WILL BE WHOLLY-OWNED BY SBI HOLDINGS CORPORATION AND WILL:

     o   continue to own and operate SFX's radio broadcasting business; and

     o prior to the Spin-Off, make a payment to SFX Entertainment, or receive a payment from SFX Entertainment, for Working Capital (as defined in "Agreements Between SFX Entertainment and SFX--Distribution Agreement").

         SFX Entertainment and SFX [have entered] into the Distribution Agreement, which governs the terms and conditions of the Spin-Off (the "Distribution Agreement"). A form of the Distribution Agreement is attached as Annex F to the Proxy Statement. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement" and Annex F to the Proxy Statement.

         In the Spin-Off, for each share of SFX's Class A common stock owned on the record date for the Spin-Off, to be set by SFX's board of directors (the "Spin-Off Record Date"), the holder will receive one share of SFX Entertainment's Class A common stock, par value $.01 per share (the "SFX Entertainment Class A Common Stock"). For each share of SFX's Class B common stock owned on the Spin-Off Record Date, the holder will receive one share of SFX Entertainment's Class B common stock, par value $.01 per share (the "SFX Entertainment Class B Common Stock" and, together with the SFX Entertainment Class A Common Stock, the "SFX Entertainment Common Stock"). Holders of SFX's 6 1/2% Series D Convertible Exchangeable Preferred Stock due May 31, 2007 (the "Series D Preferred Stock") will receive the number of shares of SFX Entertainment Class A Common Stock obtained by multiplying the number of shares held by 1.0987 (rounded down to the next whole share) In addition, the holders of certain warrants issued by SFX will be entitled to exercise their warrants after the Spin-Off Record Date for, among other things, an aggregate of ______ shares of SFX Entertainment Class A Common Stock. Holders will not receive cash in lieu of fractional shares. The distribution of SFX Entertainment Class B Common Stock, along with certain stock grants, will result in Mr. Sillerman controlling approximately ____% of the combined vote of the SFX Entertainment Common Stock. See "Risk Factors--Control by Management," "Principal Stockholders" and "Certain Relationships and Related Transactions."

         SFX Entertainment presently owns, leases or operates 20 venues in five states, and engages in concert and live entertainment promotion, production and marketing activities. SFX Entertainment has agreed to acquire the following five additional live entertainment businesses (the "Pending Acquisitions"):
PACE Entertainment Corporation ("PACE"); Contemporary Group ("Contemporary"); BG Presents, Inc. ("BGP"); Album Network, Inc., SJS Entertainment Corporation and The Network 40, Inc. (collectively, "Network"); and Concert/Southern Promotions ("Concert/Southern"). The aggregate consideration given for the Pending Acquisitions is expected to be approximately $352.8 million in cash, the assumption and repayment of $73.8 million of debt and the issuance of 4,215,680 shares of SFX Entertainment Class A Common Stock. SFX Entertainment intends to finance the cash portion of the Pending Acquisitions through a combination of approximately $275 million of privatelyplaced debt securities and borrowings under a $350 million credit facility (the "Financing"). See "Business," "Agreements Related to the Pending Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Although SFX Entertainment anticipates consummating the Pending Acquisitions during the first quarter of 1998, there can be no assurance that any or all of the Pending Acquisitions will be consummated during such time, or otherwise. The Spin-Off is not conditioned upon the prior consummation of the Financing, any of the Pending Acquisitions or the SFX Merger.

         SFX stockholders will not pay any consideration for the shares of SFX Entertainment Class A Common Stock that they will receive in the Spin-Off. The SFX Entertainment Class A Common Stock does not currently trade publicly; however, SFX Entertainment intends to apply for its listing on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "_______."

         PLEASE READ THIS PROSPECTUS AND THE PROXY STATEMENT CAREFULLY, SINCE EACH CONTAINS IMPORTANT INFORMATION. ALSO, PAY PARTICULAR ATTENTION TO THE "RISK FACTORS" BEGINNING ON PAGE 12.

                          ---------------------------


  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC-
       URITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          ---------------------------


               THE DATE OF THIS PROSPECTUS IS ________ __, 1998.

                          PROSPECTUS TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
SUMMARY.......................................................................3
     SFX Entertainment........................................................3
     Overview of the Spin-Off and the SFX
         Merger...............................................................4
     The Spin-Off.............................................................6
     Summary Consolidated Financial
     Information of SFX Entertainment.........................................9
RISK FACTORS.................................................................12
     Absence of Combined Operating
         History; Potential Inability to
         Integrate Acquired Businesses.......................................12
     Risks Related to Pending Acquisitions...................................12
     Expansion Strategy; Need for Additional
         Funds
          ...................................................................14
     Substantial Leverage....................................................14
     [Inability to Obtain Consents Required
         for Spin-Off].......................................................15
     Economic Conditions and Consumer
         Taste...............................................................15
     Availability of Artists and Events......................................16
     Control of Venues.......................................................16
     Restrictions Imposed by SFX
         Entertainment's Indebtedness........................................16
     No Prior Market for SFX Entertainment Stock
          ...................................................................16
     Working Capital Adjustments.............................................17
     Control by Management...................................................17
     Dependence on Key Personnel.............................................17
     Potential Conflicts of Interest.........................................18
     Indemnification Arrangements............................................18
     Seasonality.............................................................18
     Competition.............................................................19
     Regulatory Matters......................................................19
     Environmental Matters...................................................19
     Fraudulent Conveyance...................................................20
     Anti-Takeover Effects...................................................20
BUSINESS.....................................................................21
     General.................................................................21
     SFX Entertainment's Live Entertainment
         Activities..........................................................21
     Operating Strategy......................................................29
     Pending Acquisitions....................................................31
     Properties..............................................................36
     Employees...............................................................36
     Litigation..............................................................36
POTENTIAL CONFLICTS OF INTEREST..............................................36
     Seasonality.............................................................37
     Competition.............................................................37
     Regulatory Matters......................................................37
     Forward-Looking Statements..............................................37
THE SPIN-OFF.................................................................39
     Background and Reasons for the Spin-
         Off.................................................................39
     Manner of Effecting the Spin-Off........................................40
     Regulatory Matters......................................................41
AGREEMENTS BETWEEN SFX
     ENTERTAINMENT AND SFX...................................................42
     Distribution Agreement..................................................42
     Tax Sharing Agreement...................................................47
     Employee Benefits Agreement.............................................47
CERTAIN FEDERAL INCOME TAX
     CONSEQUENCES............................................................48

AGREEMENTS RELATED TO THE
     PENDING ACQUISITIONS....................................................50
     PACE Acquisition........................................................50
     Contemporary Acquisition................................................58
     BGP Acquisition.........................................................62
     Network Acquisition.....................................................65
     Concert/Southern Acquisition............................................67
LISTING AND TRADING OF SFX
     ENTERTAINMENT CLASS A
     COMMON STOCK............................................................71
DIVIDEND POLICY..............................................................71
CAPITALIZATION...............................................................72
UNAUDITED PRO FORMA
     CONDENSED COMBINED
     FINANCIAL STATEMENTS....................................................73
SELECTED CONSOLIDATED
     FINANCIAL INFORMATION OF SFX ENTERTAINMENT..............................92
MANAGEMENT'S DISCUSSION AND
     ANALYSIS OF
     FINANCIAL CONDITION AND
     RESULTS OF OPERATIONS...................................................95

     Completed Acquisitions..................................................96
     Pending Acquisitions....................................................96
     Pending Spin-Off and Merger.............................................97
     Results of Operations...................................................98
     Historical Results.....................................................100
     Liquidity and Capital Resources........................................103
MANAGEMENT..................................................................107
     Directors and Executive Officers of SFX
         Entertainment......................................................107
     Executive Compensation.................................................111
     [Stock Option Plans; Long-Term
         Incentive Plans]...................................................111
     Employment Agreements and
         Arrangements with Certain Officers
         and Directors......................................................111
PRINCIPAL STOCKHOLDERS......................................................113
CERTAIN RELATIONSHIPS AND
     RELATED TRANSACTIONS...................................................116
     Agreements with SFX....................................................116
     SFX Entertainment Common Stock to
         Be Received in the Spin-Off........................................116
     Issuance of Stock to Holders of SFX's
         Options and SARs...................................................116
     Assumption of Employment Agreements....................................116
     Indemnification of Mr. Sillerman.......................................117
     Potential Conflicts of Interest........................................117
     Relationship Between Howard J. Tytel
         and Baker & McKenzie...............................................117
     Triathlon Fees.........................................................117
     Relationships and Transactions with
         SFX................................................................118
SHARES ELIGIBLE FOR FUTURE SALE.............................................119
DESCRIPTION OF CAPITAL STOCK................................................120
     Common Stock...........................................................120
     Preferred Stock........................................................122
     Warrants of SFX........................................................122
ADDITIONAL INFORMATION......................................................123
LEGAL MATTERS...............................................................123
EXPERTS.....................................................................123
INDEX TO DEFINED TERMS......................................................125

                                    SUMMARY

         The following is a summary of the information contained elsewhere in this Prospectus. This summary does not purport to be complete and is qualified in its entirety by, and is subject to, the more detailed information and financial statements, including the notes thereto, set forth in this Prospectus. Unless otherwise specified, the information set forth in this Prospectus assumes that SFX Entertainment has been recapitalized to increase its authorized capital stock and to increase the number of shares of SFX Entertainment Common Stock outstanding in order to effectuate the Spin-Off on the terms described herein. This Prospectus is Annex D to the Proxy Statement. PLEASE READ THIS PROSPECTUS AND THE PROXY STATEMENT CAREFULLY IN THEIR ENTIRETIES.

SFX ENTERTAINMENT

         SFX Entertainment, Inc. is a promoter of, and operator of venues for, live entertainment events, including music concerts. Upon acquisition of the businesses to be acquired in the Pending Acquisitions (the "Acquisition Businesses") described below, SFX Entertainment will be a diversified promoter and producer of live entertainment, including music concerts, theatrical shows and specialized motor sports events. In addition, SFX Entertainment's venue network will consist of 38 venues (consisting of amphitheaters, theaters and clubs) either directly owned or operated under lease or exclusive booking arrangement in 21 markets. During 1997, on a pro forma basis giving effect to the Pending Acquisitions, more than _____ million people attended approximately _____ events promoted and/or produced by SFX Entertainment, including _____ music concerts, _____ theatrical shows and _____ specialized motor sports events.

         SFX Entertainment's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX Entertainment and in third-party venues. As promoter, SFX Entertainment typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services (such as stage, set, sound and lighting). As producer, SFX Entertainment (a) creates tours for music concert, theatrical, specialized motor sports and other events, (b) develops and manages Broadway-style touring theatrical shows ("Touring Broadway Shows") and (c) develops specialized motor sports and other live entertainment events.

         The following table summarizes the amphitheater, theater and other venues owned and/or operated under lease or exclusive booking arrangement by SFX Entertainment on a pro forma basis after giving effect to the Pending Acquisitions. There can be no assurance that any or all of the Pending Acquisitions will be completed. See "Risk Factors--Risks Related to the Pending Acquisitions."


                                                                        NUMBER OF                  TOTAL
                                          MARKET       NUMBER OF      THEATERS AND     TOTAL      SEATING
                 MARKET                   RANK(1)   AMPHITHEATERS(2)    CLUBS(2)     VENUES(2)    CAPACITY
------------------------------------------------------------------------------------------------------------
New York-Northern New Jersey-Long
   Island.................................   1             2                1            3            34,700
Los Angeles-Riverside-Orange County.......   2             2                -            2            80,500
San Francisco-Oakland-San Jose............   5             2                4            6            49,499
Philadelphia-Wilmington-Atlantic City.....   6             1                -            1            25,000
Dallas-Fort Worth.........................   9             1                -            1            20,100
Houston-Galveston-Brazoria................  10             1                1            2            15,800
Atlanta...................................  12             2                2            4            28,250
St. Louis.................................  17             1                2            3            24,100
Phoenix-Mesa..............................  18             1                -            1            20,000
Pittsburgh................................  19             1                -            1            22,500
Kansas City, MO...........................  24             1                2            3            30,000
Sacramento-Yolo...........................  26             -                1            1             _____
Indianapolis..............................  28             1                1            2            25,880
Columbus, OH..............................  30             1                -            1            20,000
Charlotte-Gastonia-Rock Hill..............  32             1                -            1            18,000
Hartford..................................  36             1                -            1            25,000


                                       3

Rochester.................................  39             1                -            1            12,700
Nashville.................................  41             1                -            1            20,100
Oklahoma City.............................  43             1                -            1             9,000
Raleigh-Durham-Chapel Hill................  47             1                -            1            20,000
West Palm Beach-Boca Raton................  50             1                -            1            20,000
                                                 ------------------------------------------------------------
   TOTAL:                                                 24               14            38          521,129

---------------------

     1 Based on population of metropolitan statistical areas as set forth in the 1996 Statistical Abstracts of the United States.

     2 Owned and/or operated under lease or exclusive booking arrangement. Does not include venues in which SFX Entertainment sells subscriptions for Touring Broadway Shows.

     SFX Entertainment was formed as a subsidiary of SFX in 1997. SFX acquired Delsener/Slater Enterprises, Ltd. ("Delsener/Slater"), a New York-based concert promotion company, in January of 1997. Delsener/Slater has long-term leases or is the exclusive promoter for several of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, an 11,200-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 10,800-seat complex located in Holmdel, New Jersey. In March of 1997, SFX Entertainment acquired a 37-year lease to operate the Meadows Music Theater, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June of 1997, SFX Entertainment acquired Sunshine Promotions, Inc., a concert promoter in the Midwest, and certain other related companies ("Sunshine Promotions" and, together with the acquisitions of Delsener/Slater and the Meadows Music Theater lease, the "Recent Acquisitions"). As a result of the acquisition of Sunshine Promotions, SFX Entertainment owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700- seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

     In addition, SFX Entertainment has agreed to consummate the Pending Acquisitions, consisting of the acquisition of the operations of PACE (the "PACE Acquisition"), Pavilion Partners (the "Pavilion Acquisition"), Contemporary (the "Contemporary Acquisition"), BG Presents, Inc. (the "BGP Acquisition"), Network (the "Network Acquisition") and Concerts Southern (the "Concerts Southern Acquisition"). The aggregate purchase price of the Pending Acquisitions is expected to be approximately $428.8 million, consisting of approximately $352.8 million in cash, $73.8 million in assumed liabilities and the issuance of 4.2 million shares SFX Entertainment Common Stock with an attributed negotiated value of $56.2 million. There can be no assurance that the value attributed by the parties to SFX Entertainment's capital stock will approximate the actual trading price of such stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." SFX Entertainment intends to finance the cash portion of the Pending Acquisitions through the Financing, consisting of approximately $275 million of privately-placed debt securities and borrowings under a $350 million credit facility. See "Business," "Agreements Related to the Pending Acquisitions," "Unaudited Pro Forma Condensed Combined Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." SFX Entertainment anticipates consummating the Pending Acquisitions in the first quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond SFX Entertainment's control and there can be no assurance that such transactions will be completed during such period on the terms described herein, or at all. See "Risk Factors--Risks Related to Pending Acquisitions." SFX Entertainment's principal executive offices are located at 650 Madison Avenue, New York, New York 10022, and its telephone number at that address is
(212) 838-3100.

OVERVIEW OF THE SPIN-OFF AND THE SFX MERGER

     SFX has entered into the Agreement and Plan of Merger, dated as of August 24, 1997 (as amended, the "SFX Merger Agreement"), among SFX Buyer, a wholly-owned subsidiary of SFX Buyer ("SFX Buyer Sub") and SFX. Upon the terms and subject to the conditions set forth in the SFX Merger Agreement, SFX will be merged with SFX Buyer Sub, with SFX surviving the SFX Merger and becoming a wholly-owned subsidiary of SFX Buyer. As a waivable condition to and in order to facilitate the SFX Merger, SFX has agreed to effect the Spin-Off (or an alternative transaction to dispose of SFX Entertainment) prior to consummation of the Merger. The Spin-Off will separate the Entertainment Business from SFX's radio broadcasting business and will enable SFX Buyer to acquire only SFX's radio broadcasting business in the SFX Merger. It will also allow SFX's stockholders to continue their equity participation in the Entertainment Business.

     [SFX is currently in the process of obtaining consents under certain indentures and the certificate of designations of its 125/8% Cumulative Exchangeable Series E Preferred Stock (the "Series E Preferred Stock") that will be required to consummate the Spin-Off and to permit SFX Entertainment to enter into the Financing. On January ___, 1998, SFX sent to holders of certain of its securities (including its common stock) an information statement, which contained information relevant to those holders with respect to the granting of consents. See "Inability to Obtain Consents Required for Spin-Off."]

     Prior to the Spin-Off, pursuant to the Distribution Agreement, SFX [will transfer] to SFX Entertainment all of its assets relating to the Entertainment Business, and SFX Entertainment [will assume] all of SFX's Entertainment Business liabilities, as well as certain other liabilities. In addition, prior to the SFX Merger, SFX will transfer to SFX Entertainment any positive Working Capital; if Working Capital is negative, SFX Entertainment must pay the amount of the shortfall to SFX. As of September 30, 1997, SFX Entertainment estimates that Working Capital to be received by SFX Entertainment would have been approximately $2.1 million, and that approximately $135.5 million of additional assets and $34.1 million of liabilities would have been apportioned to SFX Entertainment. The information in this Prospectus assumes that these transfers of assets and assumptions of liabilities have been completed. See "The Spin-Off" and "Agreements Between SFX Entertainment and SFX."

     In the Spin-Off, shares of SFX Entertainment Common Stock will be distributed pro rata to holders on the Spin-Off Record Date of SFX's Class A common stock, Class B common stock, Series D Preferred Stock, and the remaining shares will be placed in escrow to be issued upon the exercise of certain warrants of SFX. Pursuant to the SFX Merger Agreement, upon the consummation of the SFX Merger, each outstanding share (except for shares of holders who exercise dissenters' appraisal rights) of SFX's (a) Class A common stock will convert into the right to receive $75.00 (subject to increase under certain circumstances), (b) Class B common stock will convert into the right to receive $97.50 (subject to increase under certain circumstances), (c) Series D Preferred Stock will convert into the right to receive $82.40 (subject to increase or decrease under certain circumstances) and (d) Series C preferred stock will convert into the right to receive $1,000.00 plus any accrued but unpaid dividends, as described under "The Merger Agreement--The Merger" in the Proxy Statement.

THE SPIN-OFF

     The following is a brief summary of certain terms of the Spin-Off. The Spin-Off and the Distribution Agreement are more fully described under "The Spin-Off" and "Agreements Between SFX Entertainment and SFX," and a form of the Distribution Agreement is attached as Annex F to the Proxy Statement.


Distributing Company...........SFX.  References to SFX include its subsidiaries, except where the context otherwise requires.

Distributed Company............SFX Entertainment, which will hold the assets and be responsible for the liabilities of SFX relating to the Entertainment Business, as well as certain other liabilities. In connection with the Spin-Off, SFX Entertainment will be required to make or entitled to receive certain payments of Working Capital of SFX. References to SFX Entertainment include its subsidiaries and assume completion of the transfer of assets and liabilities, except where the context otherwise requires. See "Business" and "The Spin-Off."

Shares to be Issued in the
  Pending Acquisitions.........4,215,680 shares of SFX Entertainment Class A
                               Common Stock.1

Shares to be Distributed in
  the Spin-Off................._________ shares of SFX Entertainment Class A
                               Common Stock and _______ shares of SFX
                               Entertainment Class B Common Stock.(2)


Conditions to the Spin-Off.....Stockholder approval of proposal 3 in the accompanying Proxy Statement; [regulatory approvals or other conditions]. The Spin-Off is not conditioned upon the prior consummation of the Financing, any of the Pending Acquisitions or the SFX Merger. Moreover, management believes that the Spin-Off will be consummated during the first quarter of 1998, although there can be no assurance that the Spin-Off will be consummated during such period, on the terms described herein or at all. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement-- Conditions to the Distribution."


------------------

         1        [Describe assumptions.]

         2 Assumes that all presently outstanding and exercisable options and warrants of SFX are exercised prior to the Spin-Off Record Date. Includes the issuance of _______ shares of SFX Entertainment Class A Common Stock upon the exercise of certain warrants of SFX and _____ shares issued pursuant to SFX's director deferred stock purchase plan. See "The Spin-Off--Manner of Effecting the Spin-Off." Does not include shares anticipated to be issued to holders of options and stock appreciation rights ("SARs") of SFX after the Spin-Off. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

Distribution Ratio to SFX
  Stockholders ..... ..........For each share owned on the Spin-Off Record
                               Date of: (a) SFX's Class A common stock, 1 share of SFX Entertainment Class A Common Stock;
                               (b) SFX's Class B common stock, 1 share of SFX Entertainment Class B Common Stock; and (c) SFX's Series D Preferred Stock, approximately
                               1.0987 shares of SFX Entertainment Class A
                               Common Stock, rounded down to the nearest whole number for each holder. Shares of SFX Entertainment Class A Common Stock will also be placed in escrow for issuance upon exercise of certain warrants of SFX. See "The Spin-Off-- Manner of Effecting the Spin-Off."

Federal Income Tax
  Consequences ................The receipt of stock of SFX Entertainment in the
                               Spin-Off will be a taxable event for the stockholder for U.S. federal income tax purposes and may also be taxable events under applicable local, state and foreign tax laws. See "Certain Federal Income Tax Consequences."

Trading Market.................There is currently no public market for SFX
                               Entertainment Class A Common Stock.  SFX
                               Entertainment intends to apply to list the SFX Entertainment Class A Common Stock on the Nasdaq National Market. See "Listing and Trading of SFX Entertainment Class A Common Stock."

Assets and Liabilities of SFX
  Entertainment................SFX [will transfer] to SFX Entertainment all of its assets relating to the Entertainment
                               Business, and SFX Entertainment [will assume] all of SFX's Entertainment Business liabilities, as well as certain other liabilities. In addition, at the time of the SFX Merger, SFX will transfer to SFX Entertainment any positive Working Capital; if Working Capital is negative, SFX Entertainment must pay the amount of the shortfall to SFX. As of September 30, 1997, SFX Entertainment estimates that Working Capital payable by SFX to SFX Entertainment would have been approximately $2.1 million, and that approximately $135.5 million of additional assets and $34.1 million of liabilities would have been apportioned to SFX Entertainment. In addition, SFX Entertainment will hold the assets and liabilities purchased in the Pending Acquisitions, and will have consummated the Financing, which is anticipated to consist of approximately $275 million of privately-placed debt securities and borrowings under a $350 million credit facility. See "Business," The Spin-Off," "Agreements Between SFX Entertainment and SFX," "Agreements Related to the Pending Acquisitions and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

Effect of the Spin-Off.....................SFX will deliver to ________, as the distribution agent (the
                                           "Distribution Agent") and _________,
                                           as escrow agent (the "Escrow
                                           Agent"), shares of SFX Entertainment
                                           Class A Common Stock representing
                                           all of the outstanding shares of SFX
                                           Entertainment Class A Common Stock
                                           and SFX Entertainment Class B Common
                                           Stock. The Distribution Agent will
                                           distribute shares of SFX
                                           Entertainment Class A Common Stock
                                           to the holders of SFX's Class A
                                           common stock and Series D Preferred
                                           Stock, and will distribute shares of
                                           SFX Entertainment Class B Common
                                           Stock to the holders of SFX's Class
                                           B common stock, in each case to the
                                           holders as of the close of business
                                           on the Spin-Off Record Date. Holders
                                           of certain warrants of SFX who
                                           exercise their warrants after the
                                           Spin-Off Record Date will be
                                           entitled to receive from the Escrow
                                           Agent shares of SFX Entertainment
                                           Class A Common Stock, in addition to
                                           the cash to which they would be
                                           entitled pursuant to the terms of
                                           the SFX Merger. See "The
                                           Spin-Off--Manner of Effecting the
                                           SpinOff."

Relationship with SFX after
  the Spin-Off.............................After the Spin-Off, SFX
                                           Entertainment and SFX will be
                                           separate companies. However, until
                                           the consummation of the SFX Merger,
                                           they will share their boards of
                                           directors, senior management and
                                           administrative functions. SFX
                                           Entertainment and SFX have agreed to
                                           indemnify each other after the
                                           Spin-Off with respect to [describe
                                           scope of indemnification
                                           provisions]. See "Agreements Between
                                           SFX Entertainment and SFX."

Spin-Off Record Date.......................It is expected that the Spin-Off
                                           Record Date will be established on a
                                           date subsequent to [special meeting
                                           date], but in no event later than
                                           the date of consummation of the SFX
                                           Merger.

Date of Spin-Off...........................If the conditions to the Spin-Off set forth in the Distribution
                                           Agreement are fulfilled or waived,
                                           the Spin-Off will be effective upon
                                           notification by SFX to the
                                           Distribution Agent that the
                                           distribution has been declared by
                                           the board of directors of SFX
                                           Entertainment and that the
                                           Distribution Agent is authorized to
                                           proceed with the distribution of SFX
                                           Entertainment Common Stock. The
                                           distribution of certificates of
                                           shares of SFX Entertainment Common
                                           Stock will occur as promptly as
                                           practicable thereafter.

Distribution Agent, Transfer Agent and
  Registrar................................______________________________.


Risk Factors...............................Stockholders should carefully review the matters discussed under the
                                           section titled "Risk Factors" in
                                           this Prospectus.

        SUMMARY CONSOLIDATED FINANCIAL DATA OF SFX ENTERTAINMENT, INC.
                   (in thousands, except per share amounts)

   The Summary Consolidated Financial Data of SFX Entertainment includes the historical financial statements of Delsener/Slater Enterprises, Ltd. and affiliated companies, the predecessor of SFX Entertainment ("Delsener/Slater") for each of the five years ended December 31, 1996 and the nine months ended September 30, 1996, and the historical financial statements of SFX Entertainment for the nine months ended September 30, 1997. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the historical financial statements and the notes of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions included herein. The financial information has been derived from the audited and unaudited financial statements of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions. The pro forma summary data as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1997.

                                                              YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------------------
                                                          PREDECESSOR (ACTUAL)
                                        --------------------------------------------------------
                                                                                                  1996 (1)
                                            1992        1993                                      PRO FORMA
                                        (UNAUDITED)  (UNAUDITED)    1994      1995       1996    (UNAUDITED)
                                        ----------- -----------  --------- ---------  --------- -----------
STATEMENT OF OPERATIONS DATA:
Revenue................................   $38,017      $46,526    $92,785    $47,566   $50,362    $552,100
Operating expenses.....................    36,631       45,635     90,598     47,178    50,687     508,357
Depreciation & amortization............       758          762        755        750       747      37,795
Corporate expenses (2).................        --           --         --         --        --       3,000
                                        ----------- -----------  --------- ---------  --------- -----------
Operating income (loss)................       628          129      1,432       (362)   (1,072)      2,948
Interest expense.......................      (171)        (148)      (144)      (144)      (60)    (43,390)
Other income...........................        74           85        138        178       198       2,177
Equity income (loss) from investments          --           --         (9)       488       525       3,744
                                        ----------- -----------  --------- ---------  --------- -----------
Income (loss) before income taxes .....       531           66      1,417        160      (409)    (34,521)
Income tax (provision) benefit.........       (32)         (57)        (5)       (13)     (106)     (1,500)
                                        ----------- -----------  --------- ---------  --------- -----------
Net income (loss)......................   $   499      $     9    $ 1,412    $   147   $  (515)   $(36,021)
                                        =========== ===========  ========= =========  ========= ===========
Net income (loss) per common shares ...                                                           $  (1.80)
                                                                                                ===========
Average common shares outstanding .....                                                             20,056
                                                                                                ===========
OTHER OPERATING DATA:
EBITDA (3).............................                           $ 2,187    $   388   $  (325)   $ 40,743
Adjusted EBITDA (4)....................                                                           $ 55,524
Cash flow from operations..............                           $ 2,959    $  (453)  $14,214

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                            NINE MONTHS ENDED SEPTEMBER 30,
                                        ---------------------------------------
                                         PREDECESSOR
                                        -------------
                                             1996         1997       1997 (1)
                                            ACTUAL       ACTUAL     PRO FORMA
                                         (UNAUDITED)   (UNAUDITED) (UNAUDITED)
                                        ------------- -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenue................................    $41,609       $74,396     $501,489
Operating expenses.....................     42,931        63,045      442,199
Depreciation & amortization............        744         4,041       28,378
Corporate expenses (2).................         --         1,307        2,807
                                        ------------- -----------  -----------
Operating income (loss)................     (2,066)        6,003       28,105
Interest expense.......................        (60)         (956)     (32,499)
Other income...........................        143           213          234
Equity income (loss) from investments          525         1,344        8,937
                                        ------------- -----------  -----------
Income (loss) before income taxes .....     (1,458)        6,604        4,777
Income tax (provision) benefit.........        (79)       (2,952)      (3,500)
                                        ------------- -----------  -----------
Net income (loss)......................    $(1,537)      $ 3,652     $  1,277
                                        ============= ===========  ===========
Net income (loss) per common shares ...                              $   0.06
                                                                   ===========
Average common shares outstanding .....                                20,056
                                                                   ===========
OTHER OPERATING DATA:
EBITDA (3).............................    $ 1,322       $10,044     $ 56,483
Adjusted EBITDA (4)....................                              $ 68,754
Cash flow from operations..............                  $   789

        SUMMARY CONSOLIDATED FINANCIAL DATA OF SFX ENTERTAINMENT, INC.
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

BALANCE SHEET DATA:

                                            DECEMBER 31,
                             -------------------------------------------
                                        PREDECESSOR (ACTUAL)
                             -------------------------------------------
                                 1993        1994
                              UNAUDITED    UNAUDITED    1995      1996
                             ----------- -----------  -------- --------
Current assets..............    $1,823      $4,453     $3,022    $6,191
Property and equipment,
 net........................     4,484       3,728      2,978     2,231
Intangible assets, net .....        --          --         --        --
Total assets................     6,420       8,222      6,037     8,879
Current liabilities.........     4,356       3,423      3,138     7,973
Long-term debt..............        --       1,830         --        --
Temporary Equity (6)........        --          --         --        --
Stockholders' equity........     6,420       2,969      2,900       907

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                SEPTEMBER 30, 1997
                             -------------------------
                                ACTUAL     PRO FORMA
                             (UNAUDITED) (UNAUDITED)(5)
Current assets..............   $ 12,189     $117,326
Property and equipment,
 net........................     55,882      185,371
Intangible assets, net .....     59,721      415,374
Total assets................    135,470      760,046
Current liabilities.........     11,333       91,640
Long-term debt..............     16,453      485,021
Temporary Equity (6)........         --       16,500
Stockholders' equity........    101,378      143,223

(1) The Unaudited Pro Forma Statement of Operations Data for the year ended December 31, 1996 and the nine months ended September 30, 1997, are presented as if SFX Entertainment had completed the Pending Acquisitions, the Recent Acquisitions and the Financing as of January 1, 1996.
(2) Corporate expenses are reduced by $3,000,000 and $1,693,000 of fees from Triathlon Broadcasting Company ("Triathlon") for the year ended December 31, 1996 (pro forma) and for the nine months ended September 30, 1997, respectively. These fees are to be assigned to SFX Entertainment by SFX in connection with the Spin-Off. See "Certain Relationships and Related Transactions--Triathlon Fees."
(3) "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), SFX Entertainment believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP.
(4) Adjusted EBITDA represents EBITDA, as defined, adjusted for nonrecurring charges including a litigation settlement recorded by PACE and Pavilion Partners, expected cost savings associated with the elimination of duplicative staffing and general and administrative expenses and includes equity income (loss) from investments and excludes minority interest in income.
       While management believes that such cost savings and the elimination of non-recurring expenses are achievable, SFX Entertainment's ability to fully achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors certain of which may be beyond SFX Entertainment's control.
(5) The Unaudited Pro Forma Balance Sheet Data at September 30, 1997 is presented as if SFX Entertainment had completed the Pending Acquisitions and the Financing as of September 30, 1997.
(6) The PACE Acquisition agreement provides that each PACE Seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of SFX Entertainment's Class A Common Stock received by such PACE seller (500,000 shares) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE sellers. The maximum amount payable under the Fifth Year Put Option ($16.5 million) has been presented as temporary equity on the pro forma balance sheet.

                                  RISK FACTORS

     Stockholders should carefully consider and evaluate the following risk factors together with the other information set forth in this Prospectus.

     Certain statements, estimates, predictions and projections contained in this Prospectus under "Summary," "Risk Factors," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "The Spin-Off" and "Agreements Related to the Pending Acquisitions," in addition to certain statements contained elsewhere in this Prospectus, are "forwardlooking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward-looking statements are prospective, involving risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect SFX Entertainment's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect SFX Entertainment's revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following: lack of operating history as an independent public company; failure to consummate any or all of the Pending Acquisitions; failure to derive anticipated benefits from the Pending Acquisitions; working capital adjustments; payments pursuant to indemnification arrangements; seasonality of operations or financial results; economic conditions and consumer tastes; competition; regulatory difficulties; and the other matters referred to under "Risk Factors" or elsewhere in this Prospectus. Stockholders are urged to carefully consider these factors in connection with the forward-looking statements. SFX Entertainment does not undertake to publicly release any revisions to forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

ABSENCE OF COMBINED OPERATING HISTORY; POTENTIAL INABILITY TO INTEGRATE ACQUIRED BUSINESSES

     The business of SFX Entertainment has been developed principally through the acquisition of established live entertainment businesses, all of which have been acquired since January 1997. Prior to their acquisition by SFX Entertainment, these acquired companies operated as separate independent entities. In addition, each of the Acquisition Businesses currently operates as a separate independent entity, and the Pending Acquisitions will significantly increase the size and operations of SFX Entertainment. The Unaudited Pro Forma Condensed Combined Financial Statements include the combined operating results of the recently acquired businesses and the Acquisition Businesses during periods when they were not under common control or management, and therefore may not necessarily be indicative of the results that would have been attained had SFX Entertainment and the acquired businesses operated on a combined basis during those periods. SFX Entertainment's prospects should be considered in light of the numerous risks commonly encountered in business combinations. Although the anticipated management of SFX Entertainment has significant experience in other industries, there can be no assurance that SFX Entertainment's management group will be able to effectively integrate the Acquisition Businesses. See "--Dependence on Key Personnel." SFX Entertainment's business, financial condition and results of operations could be adversely affected if SFX Entertainment is unable to retain the key personnel that have contributed to the historical performances of the Acquisition Businesses or SFX Entertainment. See "Business" and "Agreements Related to the Pending Acquisitions."

RISKS RELATED TO PENDING ACQUISITIONS

     Although management believes that the consummation of the Pending Acquisitions is in the best interests of SFX Entertainment, such consummation involves substantial expenditures and risks on the part of SFX Entertainment. There can be no assurance that the Pending Acquisitions will be completed successfully or, if completed, will yield the expected benefits to SFX Entertainment or will not materially adversely affect SFX Entertainment's business, financial condition or results of operations. The aggregate purchase price of the Pending Acquisitions is expected to be approximately $428.8 million, consisting of approximately $352.8 million in cash, $73.8 million in assumed liabilities and the issuance of 4.2 million shares SFX Entertainment Common Stock with an attributed negotiated value of $56.2 million. There can be no assurance that the value attributed by the parties to SFX Entertainment's capital stock will approximate the actual trading price of such stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." SFX Entertainment intends to finance this amount through a combination of approximately $275 million of privately-placed debt securities and borrowings under a $350 million credit facility. The availability of borrowings under the credit facility is likely to be subject to meeting certain pro forma financial ratio tests. In addition, SFX Entertainment may be unable to obtain financing on terms acceptable to SFX Entertainment, or at all. If the Pending Acquisitions are not consummated due to a material breach by SFX Entertainment (such as an inability to obtain financing in a timely fashion), then SFX Entertainment may lose deposits aggregating approximately $2.0 million. Furthermore, consummation of the Pending Acquisitions will result in charges to operations relating to interest expense or the recognition and amortization of goodwill, which would increase SFX Entertainment's losses or reduce or eliminate its earnings, if any. See "Agreements Related to the Pending Acquisitions" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The cash portion of the purchase price in the Pending Acquisitions is subject to increase under certain circumstances, including, in particular, if SFX Entertainment is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off or for any other reason. In that case, the aggregate cash consideration that would be owed to the sellers in the Pending Acquisitions would increase by approximately $56.2 million, resulting in a corresponding increase in debt and decrease in stockholders' equity. Although management believes the Spin-Off will occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control, and there can be no assurance that the Spin-Off will be consummated on the terms presently contemplated or at all. In addition, the agreements relating to the Pending Acquisitions provide for certain other purchase price adjustments in certain circumstances. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Pending Acquisitions" and "Agreements Related to the Pending Acquisitions." There can be no assurance that SFX Entertainment will have sufficient sources of available capital to pay any material increases in cash consideration for the Pending Acquisitions.

     As a result of the foregoing, there can be no assurance as to when the Pending Acquisitions will be consummated or that they will be consummated on the terms described in this Prospectus or at all. Furthermore, the consummation of the Pending Acquisitions may fail to conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements included herein. Therefore, in analyzing the Unaudited Pro Forma Condensed Combined Financial Statements and other information, stockholders should consider that the Pending Acquisitions may not be consummated at all or on the terms described in this Prospectus. In addition, although SFX Entertainment and SFX have conducted a due diligence investigation of the operations to be acquired, the scope of their investigation has been limited. Although the acquisition agreements generally provide for indemnification from the seller for a limited period of time with respect to certain matters, it is possible that other material matters not identified in due diligence will subsequently be identified or that the matters heretofore identified will prove to be more significant than currently expected. See "Agreements Related to the Pending Acquisitions."

     Pursuant to the employment agreement to be entered into between Brian Becker and SFX Entertainment in connection with the PACE Acquisition, Mr. Becker will have the option, exercisable within 15 days after the second anniversary of the consummation of the PACE Acquisition, to acquire SFX Entertainment's then existing motor sports line of business (or, if such line of business has previously been sold, SFX Entertainment's then existing theatrical line of business) at its then fair market value. On a pro forma basis giving effect to the Pending Acquisitions, specialized motor sports would have comprised approximately 6%, and theater would have comprised approximately 17%, of SFX Entertainment's total pro forma net revenues for the 12 months ended September 30, 1997. Any such transaction could have a material adverse effect on SFX Entertainment's results of operations and prospects. See "Agreements Related to the Pending Acquisitions--PACE Acquisition--Becker Employment Agreement."

     While none of the Pending Acquisitions is conditioned on the consummation of any of the other Pending Acquisitions, consummation of each of the Pending Acquisitions is subject to the satisfaction or waiver of a number of closing conditions, certain of which are beyond SFX Entertainment's control, including approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"). The failure to satisfy these conditions would permit the parties to the acquisition agreements to refuse to consummate the respective Pending Acquisitions. Furthermore, pursuant to the terms of the PACE Acquisition Agreement, PACE is required to bring down its representations and warranties to a date (the "PACE Bring Down Date" as defined) that is prior to the expected closing date of the PACE Acquisition. As a consequence, if SFX Entertainment elects to close the PACE Acquisition after the PACE Bring Down Date, it will assume the risk of any material adverse changes in the business of PACE subsequent to such date. For a more complete description of the closing conditions for each of the Pending Acquisitions, see "Agreements Related to the Pending Acquisitions."

     In addition, SFX Entertainment expects to pursue additional acquisitions of live entertainment businesses in the future, although SFX Entertainment has no present understandings, commitments or agreements with respect to any such acquisitions except the Pending Acquisitions. Future acquisitions by SFX Entertainment could result in (a) potentially dilutive issuances of equity securities, (b) the incurrence of substantial additional indebtedness and/or
(c) the amortization of expenses related to goodwill and other intangible assets, any or all of which could materially adversely affect SFX Entertainment's business, financial condition and results of operations. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies, services and products of the acquired companies and the diversion of management's attention from other business concerns. In the event that any such acquisition were to occur, there can be assurance that SFX Entertainment's business, financial condition and results of operations would not be materially adversely affected.

EXPANSION STRATEGY; NEED FOR ADDITIONAL FUNDS

     SFX Entertainment intends to aggressively pursue additional expansion opportunities. However, it may be unable to identify and acquire additional suitable businesses or obtain the financing necessary to acquire the businesses. Each acquisition may also be subject to the prior approval of SFX Entertainment's lenders. Any debt financing would require payments of principal and interest and would adversely impact SFX Entertainment's cash flow. Additional financing for future acquisitions may be unavailable and, depending on the terms of the proposed acquisitions and financings, may be restricted by the terms of the credit agreement and privately-placed debt securities contained in the Financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Furthermore, future acquisitions may result in charges to operations relating to interest expense or the recognition and amortization of goodwill, which would increase SFX Entertainment's losses or reduce or eliminate its earnings, if any.

SUBSTANTIAL LEVERAGE

     SFX Entertainment is, and will continue after the Financing to be, highly leveraged. As of September 30, 1997, SFX Entertainment's consolidated indebtedness would have been approximately $485.0 million on a pro forma basis giving effect to the Financing, the Spin-Off and the Pending Acquisitions, and its stockholders' equity of approximately $43.2 million. See "Unaudited Condensed Combined Pro Forma Financial Statements." In the event that SFX Entertainment is unable to issue shares of capital stock, and thus is obligated to pay cash to the sellers in the Pending Acquisitions in lieu of issuing shares of SFX Entertainment Common Stock, total pro forma indebtedness would be increased by $56.2 million, and pro forma stockholders' equity would decrease by a similar amount. Although management believes the Spin-Off will occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. In addition, SFX Entertainment may incur substantial additional indebtedness from time to time to finance future acquisitions, for capital expenditures or for other purposes. See "Unaudited Condensed Combined Pro Forma Financial Statements" and "Capitalization."

     SFX Entertainment's ability to make scheduled payments of principal of, to pay interest on or to refinance its indebtedness, or to fund planned capital expenses will depend on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the Acquisition Businesses and their integration into SFX Entertainment's operations. Based upon the current level of operations of SFX Entertainment and the Acquisition Businesses and anticipated cost savings and revenue growth, management believes that, following the consummation of the Pending Acquisitions, cash flow from operations and available cash, together with anticipated borrowings under the credit agreement, will be adequate to meet SFX Entertainment's future liquidity needs until at least December 31, 1999. However, SFX Entertainment may be unable to make planned borrowings, including the Financing; SFX Entertainment's business and the acquired businesses may not generate sufficient cash flow from operations; anticipated improvements in operating results may not be achieved; and future working capital borrowings may be unavailable in an amount to enable SFX Entertainment to service its indebtedness, to make necessary capital or other expenditures or to fund its other liquidity needs. SFX Entertainment may be required to refinance a portion of the principal amount of its indebtedness prior to their respective maturities. However, SFX Entertainment may be unable to effect any refinancing on commercially reasonable terms or at all. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

     The degree to which SFX Entertainment will be leveraged following the Financing could have material consequences to the holders of shares of SFX Entertainment's Common Stock, including, but not limited to, (a) increasing SFX Entertainment's vulnerability to general adverse economic and industry conditions, (b) limiting SFX Entertainment's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements, (c) requiring the dedication of a substantial portion of SFX Entertainment's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures, or other general corporate purposes, (d) limiting SFX Entertainment's flexibility in planning for, or reacting to, changes in its business and the industry, and (e) placing SFX Entertainment at a competitive disadvantage to less leveraged competitors. In addition, the instruments governing SFX Entertainment's indebtedness are likely to contain restrictive covenants that will limit the ability of SFX Entertainment to, among other things, borrow additional funds.

[INABILITY TO OBTAIN CONSENTS REQUIRED FOR SPIN-OFF]

     [If SFX is unable to obtain the consents required from the holders of its Series E Preferred Stock and certain outstanding notes, it will be unable to consummate the Spin-Off and the Financing as described herein. In that event, SFX may be obligated pursuant to the SFX Merger Agreement to dispose of SFX Entertainment in some other manner. If SFX does not consummate the Spin-Off or another disposition of SFX Entertainment, then SFX Buyer may refuse to consummate the SFX Merger or may elect to consummate the SFX Merger, effectively purchasing SFX Entertainment for an additional $42.5 million. In addition, if SFX Entertainment is unable to obtain the consents required to consummate the Financing, it (or SFX) will be required to seek alternative financing to consummate the Pending Acquisitions.]

ECONOMIC CONDITIONS AND CONSUMER TASTES

     SFX Entertainment's operations are affected by general economic conditions and consumer tastes. The demand for live entertainment tends to be highly sensitive to consumers' disposable incomes, and thus a decline in general economic conditions that generally reduces consumers' disposable incomes can, in turn, materially adversely affect SFX Entertainment's revenues. In addition, the profitability of events promoted or produced by SFX Entertainment is directly related to the ancillary revenues generated by such events, and such ancillary revenues decrease with lower attendance levels. The success of a music concert, theatrical show or motor sports event is dependent upon public tastes, which are unpredictable and susceptible to change, and may also be significantly affected by the number and popularity of competitive productions, concerts or events as well as other forms of entertainment. It is impossible for SFX Entertainment to predict the success of any music concert, theatrical show or motor sports event. In addition, decreased attendance, a change in public tastes or an increase in competition could have a material adverse effect on SFX Entertainment.

AVAILABILITY OF ARTISTS AND EVENTS

     SFX Entertainment's ability to sell tickets (including subscriptions) is highly dependent on the availability of popular musical artists, Touring Broadway Shows and specialized motor sports talent, among other performers of live entertainment. SFX Entertainment's results of operations have been adversely affected in periods where fewer popular musical artists and/or popular theatrical productions were available for presentation. There can be no assurance that popular musical artists, theatrical shows or specialized motor sports talent will be available to SFX Entertainment in the future. The lack of availability of these artists and productions could have a material adverse effect on SFX Entertainment's results of operations and financial condition.

CONTROL OF VENUES

     Because SFX Entertainment operates a number of its live entertainment venues under leasing or booking agreements, its long-term success will depend upon its ability to renew these agreements upon their expiration or termination. There can be no assurance that SFX Entertainment will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues. See "Business--SFX Entertainment's Live Entertainment Activities--Venue Operations."

RESTRICTIONS IMPOSED BY SFX ENTERTAINMENT'S INDEBTEDNESS

     It is anticipated that the instruments governing SFX Entertainment's indebtedness will contain a number of significant covenants that, among other things, will restrict the ability of SFX Entertainment to dispose of assets, incur additional indebtedness, repay other indebtedness, pay dividends, make certain investments or acquisitions, repurchase or redeem capital stock, engage in mergers or consolidations, or engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities. There can be no assurance that such restrictions will not adversely affect SFX Entertainment's ability to finance its future operations or capital needs or engage in other business activities that may be in the interest of SFX Entertainment. In addition, it is anticipated that the instruments governing SFX Entertainment's indebtedness will also require SFX Entertainment to maintain compliance with certain financial ratios, including total EBITDA to total interest expense and total debt to total EBITDA, and will limit capital expenditures by SFX Entertainment. The ability of SFX Entertainment to comply with such ratios and limits may be affected by events beyond SFX Entertainment's control. A breach of any of these covenants or the inability of SFX Entertainment to comply with the required financial ratios or limits could result in a default under any credit facility. In the event of any such default, the lenders could elect to declare all borrowings outstanding to be due and payable, to require SFX Entertainment to apply all of its available cash to repay such borrowings or to prevent SFX Entertainment from making debt service payments on certain portions of its outstanding indebtedness. If SFX Entertainment were unable to repay any such borrowings when due, the lenders could proceed against their collateral. If SFX Entertainment's indebtedness were to be accelerated, there can be no assurance that the assets of SFX Entertainment would be sufficient to repay such indebtedness in full.

NO PRIOR MARKET FOR SFX ENTERTAINMENT STOCK

     There has been no prior trading market for any stock of SFX Entertainment. Although SFX Entertainment intends to apply to list the SFX Entertainment Class A Common Stock on the Nasdaq National Market, there can be no assurance that those shares will be initially listed on the Nasdaq National Market or elsewhere or will continue to be listed in the future. Even if a trading market does develop in the SFX Entertainment Class A Common Stock, there can be no assurance that trading would be sustained or that the volume would be sufficient for trading to occur with any frequency. As a result, it could be difficult to make purchases or sales of SFX Entertainment Class A Common Stock in the market at any particular time. In addition, until the SFX Entertainment Class A Common Stock is fully distributed and an orderly market develops, the prices at which the SFX Entertainment Class A Common Stock trades may fluctuate significantly. There can be no assurance as to the prices at which the SFX Entertainment Class A Common Stock will trade before or after the Spin-Off. See "Shares Eligible for Future Sale."

WORKING CAPITAL ADJUSTMENTS

     Pursuant to the Distribution Agreement, SFX Entertainment must pay SFX any net negative Working Capital upon consummation of the SFX Merger. Alternatively, SFX must pay to SFX Entertainment any net positive Working Capital. Therefore, the capitalization of SFX Entertainment is dependent, to a large extent, on the operating results of SFX through the date of the SFX Merger. As of September 30, 1997, Working Capital payable by SFX to SFX Entertainment would have been approximately $2.1 million. If SFX Entertainment is required to make Working Capital payments to SFX, there can be no assurance that SFX Entertainment will have the funds to do so or that it will have sufficient funds to conduct its operations after making the required payments. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement--Working Capital."

CONTROL BY MANAGEMENT

     Upon completion of the Spin-Off (assuming that Proposal 3 in the Proxy Statement is approved), it is anticipated that Mr. Sillerman will beneficially own approximately ____% of the voting power of the SFX Entertainment Common Stock, and that all directors and executive officers of SFX Entertainment will beneficially own approximately ____% of the voting power of the SFX Entertainment Common Stock. After the grant of additional shares to these individuals as described in "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs," SFX Entertainment anticipates that these amounts will be approximately ____% and ____%, respectively. Accordingly, these persons will have substantial influence over the affairs of SFX Entertainment, including the ability to control the election of a majority of the board of directors of SFX Entertainment (the "SFX Entertainment Board"), the decision whether to effect or prevent a merger or sale of assets (except in certain "going private transactions") and other matters requiring stockholder approval. See "Management," "Principal Stockholders" and "Description of Capital Stock."

DEPENDENCE ON KEY PERSONNEL

     The success of SFX Entertainment will be substantially dependent on the abilities and continued service of certain of its (and its subsidiaries') executive officers and directors. In particular, SFX Entertainment will depend on the continued services of Robert F.X. Sillerman, Michael G. Ferrel, Geoffrey Armstrong, Howard J. Tytel and Thomas P. Benson. Although these individuals have greater experience in the radio broadcasting business than the live entertainment industry, they do have significant expertise in selecting, negotiating and financing acquisitions and in operating and managing public companies. In addition, most of SFX's directors and executive officers are acting as directors and executive officers of SFX Entertainment. Until the consummation of the SFX Merger, these directors and executive officers can be anticipated to expend substantial time and effort in managing the business of SFX, which may detract from their performance with respect to SFX Entertainment. If the SFX Merger is not consummated, there can be no assurance that SFX Entertainment will be able to retain the services of these directors and executive officers. See "The Spin-Off" and "Management." SFX and Messrs. Sillerman and Ferrel have reached an agreement in principal that Messrs. Sillerman and Ferrel will serve as officers and directors of SFX Entertainment; however, if Proposal 3 in the Proxy Statement is not approved, there can be no assurance that they will serve in that capacity, in which event SFX intends to pursue alternative means of disposing of SFX Entertainment.

     Messrs. Sillerman and Tytel are also officers and directors of and have substantial equity interests in The Marquee Group, Inc. ("Marquee"), a company involved in various aspects of the sports, news and other entertainment industries, and own a substantial equity interest in Triathlon Broadcasting Company ("Triathlon"), a company that owns and operates radio stations. In addition, they provide consulting services to both companies through an affiliated entity. Messrs. Sillerman and Tytel devote time to both Marquee and Triathlon, and the amount of time they continue to devote to such companies could detract from their duties as officers and directors of SFX Entertainment.

     Furthermore, the operations of each of the businesses to be acquired in the Pending Acquisitions are local in nature and depend to a significant degree on the continued services of between one to three individuals at each business, all of whom SFX Entertainment anticipates employing pursuant to written employment agreements after the Pending Acquisitions are consummated. See "Management" and "Certain Relationships and Related Transactions." SFX Entertainment anticipates that each of these individuals will make significant contributions to its business, and the loss of any of their services could have a material adverse effect on SFX Entertainment's business and prospects. There can be no assurance that SFX Entertainment will be able to retain the services of these individuals. See "Management."

POTENTIAL CONFLICTS OF INTEREST

     Marquee is a publicly-traded company that, among other things, acts as booking agent for tours and appearances for musicians and other entertainers. Messrs. Sillerman and Tytel have substantial equity interests in Marquee; Mr. Sillerman is the chairman of the board of directors, and Mr. Tytel is a director, of Marquee. See "Certain Relationships and Related Transactions--Potential Conflicts of Interest." SFX Entertainment anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In any transaction or arrangement with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of SFX Entertainment, on the one hand, and their duties as directors of Marquee, on the other hand. Any such transaction or arrangement will be subject to the approval of the independent committees of both companies, except for booking arrangements in the ordinary course of business which will be subject to periodic review but not individual review. Marquee also acts as a promoter of various sporting events and sports personalities. Upon the consummation of the Contemporary Acquisition, SFX Entertainment will produce ice skating and gymnastics events that may compete with events in which Marquee is involved. See "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

     In addition, prior to the consummation of the SFX Merger, Mr. Sillerman and other members of SFX Entertainment's management team will have management obligations to both SFX and Entertainment that may cause certain conflicts of interest. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

INDEMNIFICATION ARRANGEMENTS

     In the Distribution Agreement, SFX Entertainment has agreed to indemnify, defend and hold SFX and its subsidiaries harmless from and against certain liabilities to which SFX or any of its subsidiaries may be or become subject. These liabilities generally relate to the assets, business, operations, debts or liabilities of SFX Entertainment and its subsidiaries (collectively, the "SFX Entertainment Group"). Although SFX Entertainment does not anticipate that any material liabilities for which it has agreed to indemnify SFX and its subsidiaries will arise, it is possible that SFX Entertainment will become subject to these liabilities. Any of these liabilities, if material, may materially adversely affect SFX Entertainment's results of operations or prospects. See "Agreements between SFX Entertainment and SFX--Distribution Agreement." Concurrently with the execution of the SFX Merger Agreement, Mr. Sillerman waived his right to receive indemnification after the effective time of the SFX Merger with respect to claims or damages relating to the SFX Merger Agreement and the transactions contemplated thereby from SFX, its subsidiaries, SFX Buyer Sub, and SFX Buyer, except to the extent that SFX can be reimbursed under the terms of its directors' and officers' liability insurance for any such indemnification amounts. It is anticipated that, after the Spin-Off, SFX Entertainment will agree to indemnify (to the extent permitted by law) Mr. Sillerman for any such claims or damages. In addition, pursuant to Mr. Sillerman's existing employment agreement with SFX (which will be assumed by SFX Entertainment pursuant to the SFX Merger Agreement), SFX Entertainment will be obligated to indemnify him (to the extent permitted by law) for one-half of the cost of any excise tax which may be assessed against him for any change-ofcontrol payments made to him by SFX in connection with the SFX Merger. See "Certain Relationships and Related Transactions--Assumption of Employment Agreement" and "--Indemnification of Mr. Sillerman."

SEASONALITY

     SFX Entertainment's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. SFX Entertainment's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that SFX Entertainment promotes largely occur in the second and third quarters. To the extent that SFX Entertainment's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of SFX Entertainment's business causes (and will probably continue to cause) a significant variation in SFX Entertainment's quarterly operating results. These variations in demand could have a material adverse effect on the timing of SFX Entertainment's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, SFX Entertainment believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Pending Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

     Competition in the live entertainment industry is intense, and competition is fragmented among a wide variety of entities. SFX Entertainment competes both on a local, regional and national basis with a number of large venue owners and entertainment promoters for the hosting, booking, promoting and producing of music concerts, theatrical shows, motor sports events and other live entertainment events. Moreover, SFX Entertainment's marketing and consulting operations compete with advertising agencies and other marketing organizations. SFX Entertainment competes not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures. A number of SFX Entertainment's competitors have substantially greater resources than SFX Entertainment. Certain of SFX Entertainment's competitors may also operate on a less leveraged basis, and have greater operating and financial flexibility, than SFX Entertainment. In addition, many of these competitors also have long standing relationships with performers, producers, and promoters and may offer other services that are not provided by SFX Entertainment. There can be no assurance that SFX Entertainment will be able to compete successfully in this market or against these competitors.
See "Business--Competition."

REGULATORY MATTERS

     The business of SFX Entertainment is not generally subject to governmental regulation. However, if SFX Entertainment seeks to acquire or construct new venue operations, its ability to do so will be subject to extensive local, state and federal governmental licensing, approval and permit requirements, including, among other things, approvals of state and local land-use and environmental authorities, building permits, zoning permits and liquor licenses. Significant acquisitions may also be subject to the requirements of the HSR Act. Other types of licenses, approvals and permits from governmental or quasi-governmental agencies might also be required for other opportunities that SFX Entertainment may pursue in the future, although SFX Entertainment has no agreements or understandings with respect to these opportunities at this time. There can be no assurance that SFX Entertainment will be able to obtain the licenses, approvals and permits it may require from time to time in order to operate its business.

ENVIRONMENTAL MATTERS

SFX Entertainment has real property relating to its business, consisting of fee interests, leasehold interests and other contractual interests. SFX Entertainment's properties are subject to foreign, federal, state and local environmental laws and regulations regarding the use, storage, disposal, emission, release and remediation of hazardous and nonhazardous substances, materials or wastes, including laws relating to noise emissions (which may affect, among other things, the hours of operation of SFX Entertainment's venues). Further, under certain of these laws and regulations, SFX Entertainment could be held strictly, jointly and severally liable for the remediation of hazardous substance contamination at its facilities or at third-party waste disposal sites, and could also be held liable for any personal or property damage related to any contamination. SFX Entertainment believes that it is, and the properties to be acquired in the Pending Acquisitions are, in substantial compliance with all of these laws and regulations, and has performed preliminary environmental assessments of all wholly-owned properties without identifying material environmental hazards. Although the level of future expenditures cannot be determined with certainty, SFX Entertainment does not anticipate, based on currently known facts, that its environmental costs are likely to have a material adverse effect on SFX Entertainment's financial condition and results of operations.

FRAUDULENT CONVEYANCE

     The Board of Directors of SFX does not intend to consummate the Spin-Off unless it is satisfied that SFX is solvent before and will be solvent following the Spin-Off and that the Spin-Off is otherwise permissible under applicable law. There is no certainty, however, that a court would find the facts and opinions relied upon and the judgments made by the Board of Directors of SFX to be binding on creditors of SFX or that a court would reach the same conclusions as the Board of Directors of SFX in determining that SFX is solvent at the time of, and after giving effect to, the Spin-Off. If a court in a lawsuit filed by an unpaid creditor or representative of unpaid creditors, such as a trustee in bankruptcy, were to find that, at the time the Spin-Off is consummated or after giving effect thereto, SFX (i) was insolvent, (ii) was rendered insolvent by reason of the Spin-Off, (iii) was engaged in a business or transaction for which the remaining assets of SFX constituted unreasonably small capital or
(iv) intended to incur, or believed it would incur, debts beyond its ability to pay as such debts matured, then such court might void the Spin-Off (in whole or in part) as a fraudulent conveyance and require SFX's shareholders to return the shares of SFX Entertainment distributed in the Spin-Off (in whole or in part) to SFX or require SFX Entertainment to fund certain liabilities of SFX for the benefit of SFX's creditors. If the assets of SFX Entertainment were recovered as fraudulent transfers by a creditor or trustee of SFX, the relative priority of right to payment between any Financing and any fraudulent transfer claimant would be unclear and SFX Entertainment could be rendered insolvent. In addition, under applicable corporate law, a corporation generally makes distributions to its stockholders only out of its surplus (net assets minus capital) and not out of capital. The foregoing consequences would also apply were a court to find that the Spin-Off was not made out of SFX surplus. Indebtedness of SFX Entertainment is being incurred to finance the Pending Acquisitions, to refinance certain indebtedness of SFX Entertainment and the Pending Acquisitions, to pay related fees and expenses, and for general corporate purposes. Management believes that the indebtedness of SFX Entertainment represented by the Financing is being incurred for proper purposes and in good faith, and that, based on present forecasts and other financial information, after the consummation of the Spin-Off and the Pending Acquisitions, SFX Entertainment will be solvent, will have sufficient capital for carrying on its business and will be able to pay its debts as they mature.

     SFX Entertainment believes that, in accordance with the facts and opinions examined in connection with the Spin-Off and the Financing, (i) SFX and SFX Entertainment will be solvent at the time of the Spin-Off and the Financing, respectively, and (ii) the Spin-Off will be made entirely out of SFX surplus in accordance with applicable law. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with SFX Entertainment's conclusions in this regard.

ANTI-TAKEOVER EFFECTS

     The Amended and Restated Certificate of Incorporation of SFX Entertainment (the "SFX Entertainment Certificate"), the By-laws of SFX Entertainment (the "SFX Entertainment By-laws") and the Delaware General Corporation Law (the "DGCL") contain (or will contain) several provisions that could have the effect of delaying, deferring or preventing a change of control of SFX Entertainment in a transaction not approved by the SFX Entertainment Board. The SFX Entertainment Certificate will provide for the issuance of shares of SFX Entertainment Class B Common Stock (with 10 votes per share in most matters), and the holders of these shares will generally be able to prevent a change of control of SFX Entertainment if they so desire. In addition, the SFX Entertainment Certificate will authorize the SFX Entertainment Board to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, without further vote or action by the stockholders. Issuances of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of SFX Entertainment and may adversely affect the rights of holders of SFX Entertainment Common Stock. Furthermore, SFX Entertainment is subject to the anti-takeover provisions of Section 203 of the DGCL, which prohibit SFX Entertainment from engaging in a "business combination" with an "interested stockholder" for three years after the date of the transaction in which the person became an interested stockholder (unless the business combination is approved in a prescribed manner). The application of Section 203 could also have the effect of delaying or preventing change of control of SFX Entertainment. The SFX Entertainment Board has also adopted certain other programs, plans and agreements that may make such a change of control more expensive with its management and/or employees. See "Description of Capital Stock."

                                    BUSINESS

     Except where the context otherwise requires, references to SFX Entertainment give pro forma effect to the consummation of the Pending Acquisitions. However, there can be no assurance that any or all of the Pending Acquisitions will be consummated, prior to the Spin-Off or otherwise.

GENERAL

     SFX Entertainment, Inc. is a promoter of, and operator of venues for, live entertainment events. Upon acquisition of the businesses to be acquired in the Pending Acquisitions, SFX Entertainment will be a diversified promoter and producer of live entertainment, including music concerts, theatrical shows and specialized motor sports events. In addition, SFX Entertainment's venue network will consist of 38 venues (consisting of amphitheaters, theaters and clubs), in 21 markets, either directly owned or operated under lease or exclusive booking arrangement. During 1997, on a pro forma basis giving effect to the Pending Acquisitions, more than _____ million people attended approximately _____ events promoted and/or produced by SFX Entertainment, including _____ music concerts, _____ theatrical shows and _____ specialized motor sport and other live entertainment events.

     SFX Entertainment's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX Entertainment and in third-party venues. As promoter, SFX Entertainment typically markets events and tours, sells tickets, rents or otherwise provides event venues and arranges for local production services (such as stage, set, sound and lighting). As producer, SFX Entertainment (a) creates tours for music concert, theatrical, specialized motor sports and other events, (b) develops and manages Touring Broadway Shows and (c) develops specialized motor sports events.

SFX ENTERTAINMENT'S LIVE ENTERTAINMENT ACTIVITIES

     Upon consummation of the Pending Acquisitions, SFX Entertainment will be engaged in (a) the booking, promotion and production of live entertainment events and tours, (b) the ownership and/or operation of concert and other entertainment venues and (c) the provision of marketing and consulting services to third-parties and the sale of corporate sponsorships and advertising.

     Booking and Promotion

     SFX Entertainment books and promotes music concert, theatrical, specialized motor sports and other live entertainment events and tours such as music festivals, comedy tours, figure skating shows, gymnastics tours, motivational speaking tours and other special events. SFX Entertainment books and promotes such events in a number of types of venues, including amphitheaters, theaters, clubs, arenas and stadiums, which are owned and/or operated by SFX Entertainment or by thirdparties. See "--Venue Operations." SFX Entertainment primarily promotes concerts performed by newer groups having widespread popularity (e.g., Phish, Dave Matthews and Hootie & the Blowfish) and by more established groups having relatively long-standing and more stable bases of popularity (e.g., James Taylor, Jimmy Buffet). Operating profit per show for concerts performed by either type of group tends to be generally similar because the more popular new groups command significantly higher ticket prices but also require higher compensation, while more established groups may draw larger audiences. Moreover, SFX Entertainment believes that its large distribution network enables it to set an aggregate guarantee for a series of shows, mitigating the risk of loss associated with a single show. SFX Entertainment also believes that the market research and audience demographics database that SFX Entertainment will acquire in the Pending Acquisitions, when combined with SFX Entertainment's existing audience data collection efforts, will permit highly-effective, targeted marketing, such as direct-mail and subscription series campaigns, which SFX Entertainment believes will increase ticket pre-sales and overall sales in a cost-efficient manner. In addition, SFX Entertainment's Capital Tickets retail distribution outlets and the Dialtix interactive, voice-response automated phone ticket order system are currently operating in three markets. SFX Entertainment believes that expanding the markets in which it can utilize its own ticketing sources will permit SFX Entertainment to promote its live entertainment events more effectively.

     The following table identifies artists whose events were recently promoted by SFX Entertainment:


        ARTISTS WHOSE EVENTS WERE RECENTLY PROMOTED BY SFX ENTERTAINMENT
-------------------------------------------------------------------------------

Aerosmith                 Elton John            Phil Collins
Alabama                   Fleetwood Mac*        Pink Floyd
Alanis Morissette         James Taylor          Phish
Bette Midler              Jerry Seinfeld*       R.E.M.
Billy Joel                Jimmy Buffett         Rod Stewart
Brooks & Dunn             John Secada           The Rolling Stones
Chris Rock*               Live                  Seal
Clint Black               Melissa Etheridge     Sheryl Crow
Crosby, Stills & Nash     Metallica             Smashing Pumpkins
Dave Matthews             Michael Bolton        Stone Temple Pilots
Depeche Mode              Ozzy Osbourne*        Tim Allen*
The Eagles                Pearl Jam             Tina Turner
Earth, Wind & Fire        Peter Gabriel         Van Halen

* National tour produced by SFX Entertainment.

     Production

     For SFX Entertainment, production involves (a) the creation of tours for music concert, theatrical, specialized motor sports and other live entertainment events, (b) the development and management of Touring Broadway Shows and (c) the development of specialized motor sports shows, proprietary characters and television programming. SFX Entertainment produces tours on a national or regional basis and in 1997 structured national tours for Fleetwood Mac and Ozzy Osbourne, among others. SFX Entertainment plans to increase its production of national music tours. SFX Entertainment also produces Touring Broadway Shows, acquiring the stage and touring rights from a show's owner, assembling the touring cast, hiring a director and arranging for the construction and design of sets and costumes. Touring Broadway Shows are typically revivals of previous commercial successes or reproductions of theatrical shows currently playing on Broadway in New York City. SFX Entertainment also produces and makes small investments (i.e., from approximately $150,000 to $600,000) as a limited partner in creation of a small number of original Broadway shows in exchange for obtaining touring rights and favorable scheduling for such shows.

     The Touring Broadway Show production and promotion industry is highly fragmented. SFX Entertainment believes it will be, upon consummation of the Pending Acquisitions, one of six multiple-market promoters of Touring Broadway Shows in the United States, and that the remainder of the industry is made up of single market promoters. SFX Entertainment competes with other producers and promoters to obtain presentation arrangements with venues and performing arts organizations in various markets, including in markets that have more than one venue suitable for presenting a Touring Broadway Show. SFX Entertainment's competitors, some of whom are also partners of SFX Entertainment in certain theater investments from time to time, include a number of New York-based production companies that also promote Touring Broadway Shows and a number of regional promoters. On a pro forma basis giving effect to the Pending Acquisitions, SFX Entertainment had a producing interest or investment in the following shows in 1997:

                                                                       SFX
                                                                ENTERTAINMENT'S
          SHOW TITLE                         TYPE                 INVOLVEMENT
-------------------------------  ----------------------------- ----------------
              Big                           Touring                 Production
         Damn Yankees                       Touring                 Production
       David Copperfield                    Touring                 Production
          Death Trap                        Touring                 Production
          Funny Girl                        Touring                 Production
            Harmony                       Development               Production
         Jekyll & Hyde                     Broadway                 Production
          Kiss of the                       Touring                 Production
          Spiderwoman                       Touring                 Production
       Man of La Mancha
       Smokey Joe's Cafe                    Touring                 Production
      The Sound of Music                    Touring                 Production
        West Side Story                     Touring                 Production
         A Chorus Line                 Touring (US & UK)            Investment
             Annie                         Broadway                 Investment
           Carousel                         Touring                 Investment
       Cirque Ingenieux                     Touring                 Investment
            Grease                    Broadway & Touring            Investment
            Chicago                   Broadway & Touring            Investment
       How to Succeed in              Broadway & Touring            Investment
           Business
         Martin Guerre                   West End (UK)              Investment
             Rent                     Broadway & Touring            Investment
          Steel Pier                       Broadway                 Investment
        Triumph of Love                    Broadway                 Investment
        West Side Story                  Touring (UK)               Investment

     SFX Entertainment believes there are approximately 50 domestic markets that can provide the potential audience and gross ticket revenues for a full scale Touring Broadway Show to be profitable, and an additional 50 markets in which smaller scale productions with shorter runs can be presented profitably. In most of these cities, there are a limited number of venues that can accommodate a Touring Broadway Show. SFX Entertainment sells subscription series for its Touring Broadway Shows in the following 31 markets:


     Atlanta, GA                   Long Beach, CA              Palm Beach, Fla.
     Austin, TX                    Louisville, KY                Phoenix, AZ
    Baltimore, MD                    Miami, Fla.               Pittsburgh, PA
     Chicago, IL                    Milwaukee, WI               Portland, OR
   Cincinnati, OH                  Minneapolis, MN             San Antonio, TX
    Columbus, OH                  Myrtle Beach, SC               Seattle, WA
     Dallas, TX                     Nashville, TN                Tampa, Fla.
Ft. Lauderdale, Fla.               New Orleans, LA             Ottawa, Canada
    Green Bay, WI                     Omaha, NE               Edmonton, Canada
     Houston, TX                  Orange County, CA
  Indianapolis, IN                  Orlando, Fla.

     SFX Entertainment also produces motor sports events such as monster truck events, tractor pulls, mud races, demolition derbies and motocross races, and designs tracks and other show elements. Competition among producers in the specialized motor sports industry is between three large companies and a number of smaller regional companies. SFX Entertainment is the largest participant in the industry, having produced on a pro forma basis 170 events in 74 markets in 1996. SFX Entertainment's two major specialized motor sports competitors produce approximately 40 and 55 events each year, respectively. SFX Entertainment also competes with several regional specialized motor sports companies, which each present only a small number of events, as well as a number of local promoters that present only one or two events per year.

     In addition, SFX Entertainment produces a variety of other forms of live entertainment, including music festivals, radio programs, air shows, figure skating shows, gymnastics tours, comedy tours, motivational speaking tours, and television programming based on certain of its events and other events.

     Venue Operations

     SFX Entertainment's revenues from its venue operations are derived primarily from sales of tickets, corporate sponsorships and advertising, concessions, merchandise, parking and other related items. A venue operator will typically receive for each event it hosts a fixed fee or percentage of ticket sales for use of the venue, as well as a fee representing between 40-50% of total concession sales from the vendors and 10-25% of total merchandise sales from the performer. Since few artists will play in every available market during a tour, SFX Entertainment competes with venues in other markets for dates of popular national tours. The favorable cost structure of amphitheaters and their ability to draw fans is often an important factor in the decision of a performer to choose to perform in an amphitheater market. In certain cities, SFX Entertainment also competes with other venues to promote an artist in that city. Upon consummation of the Pending Acquisitions, SFX Entertainment will have 38 venues either directly owned or operated, under lease or exclusive booking arrangement in 21 markets. The following chart sets forth certain information with respect to the venues that will be owned and/or operated by SFX Entertainment, after giving effect to the Pending Acquisitions and the Spin-Off.



                                                             SFX            TOTAL          AVG.          NO.
                                MARKET     TYPE OF     ENTERTAINMENT'S     SEATING      ATTENDANCE    EVENTS IN  TOTAL SEATS
       MARKET AND VENUE          RANK(1)    VENUE         INTEREST         CAPACITY       IN 1996       1996    SOLD IN 1996
------------------------------  ------     -------     ---------------     --------     ----------    --------- ------------
New York-Northern New Jersey -     1
   Long Island:
   PNC Bank Arts Center2                 amphitheater 22-year lease         17,500(3)      6,512         48      312,595
      (formerly Garden State                          (expires October
      Arts Center) (Holmdel,                          31, 2017)
      NJ)......................
   Jones Beach Marine                    amphitheater 10-year license       14,000(3)      8,712         44      383,314
      Amphitheater (Wantagh,                          agreement
      NY)......................                       (expires
                                                      December 31,
                                                      1999)
   Roseland Theater............            theater    ___-year                3,200        2,765         57      157,605
                                                      [exclusive]
                                                      booking agent
                                                      (expires ______)
Los Angeles-Riverside-Orange       2
   County:
   Glen Helen Blockbuster                amphitheater 50% partnership        65,000        9,842         25      246,039
      Pavilion(2) (San Bernardino,                    interest in 25-
      CA)......................                       year lease
                                                      (expires 25 years
                                                      from completion
                                                      of construction
                                                      [when?])


                                      24

                                                             SFX            TOTAL          AVG.          NO.
                                MARKET     TYPE OF     ENTERTAINMENT'S     SEATING      ATTENDANCE    EVENTS IN  TOTAL SEATS
       MARKET AND VENUE          RANK(1)    VENUE         INTEREST         CAPACITY       IN 1996       1996    SOLD IN 1996
------------------------------  ------     -------     ---------------     --------     ----------    --------- ------------
   Irvine Meadows(2) (Irvine, CA)        amphitheater 50% partnership        15,500        8,505         32      272,162
                                                      interest in [20]-
                                                      year lease
                                                      (expires February
                                                      28, 2017)
San Francisco-Oakland-San          5     amphitheater facility owned;        25,000       10,306         37      381,315
   Jose:                                              land leased for
   Shoreline Amphitheater(4)...                       35 years
                                                      (expires
                                                      November 30,
                                                      2021)
   Concord Pavilion(4).........          amphitheater 10-year exclusive      12,500        6,002         42      252,070
                                                      outside booking
                                                      agent
                                                      (expires
                                                      December 31,
                                                      2005)
   Greek Theater(4)............            theater    4-year lease            8,500        5,572         10       55,718
                                                      (expires October
                                                      31, 1998)
   Warfield Theater(4).........            theater    month-to-month          2,250        1,727         56       96,726
                                                      [extension?]
   Fillmore Auditorium(4)......            theater    [extension?]            1,249          913        146      133,279
   Punchline Comedy Club(4)....              club     5-year lease         n.a         n.a.         n.a           44,326
                                                      (expires
                                                      September 15,
                                                      2001)
Philadelphia-Wilmington-           6
Atlantic
   City:                                 amphitheater 31-year lease          25,000         7111         48      341,319
   Blockbuster/SONY Music                             (expires February
      Entertainment Centre on                         9, 2025)
      the Waterfront(2)........
Dallas-Ft. Worth:                  9
   Starplex Amphitheater(2)....          amphitheater 32.5%                  20,100         9200         34      312,806
                                                      partnership
                                                      interest in 31
                                                      year lease
                                                      (expires
                                                      December 31,
                                                      2028)


                                      25

                                                             SFX            TOTAL          AVG.          NO.
                                MARKET     TYPE OF     ENTERTAINMENT'S     SEATING      ATTENDANCE    EVENTS IN  TOTAL SEATS
       MARKET AND VENUE          RANK(1)    VENUE         INTEREST         CAPACITY       IN 1996       1996    SOLD IN 1996
------------------------------  ------     -------     ---------------     --------     ----------    --------- ------------
Houston-Galveston-Brazoria:       10
   Cynthia Woods Mitchell                amphitheater 15-year                13,000        9,178         36      258,364
   Pavilion(2).................                       management
                                                      contract
                                                      (expires
                                                      December 31,
                                                      2009)
   Bayou Place Performance                 theater    50% partnership         2,800          n/a        n/a          n/a
   Hall(2).....................                       interest in 10-
                                                      year lease
                                                      (expires
                                                      December 31,
                                                      2007)
Atlanta:                          12
   Lakewood Amphitheater(2)....          amphitheater 32.5%                  19,000        9,768         22      214,896
                                                      partnership
                                                      interest in [35]-
                                                      year lease
                                                      (expires ______)
   Chastain Amphitheater(5)....          amphitheater 10-year lease           7,000        5,732         28      160,492
                                                      (expires
                                                      December 31,
                                                      2000)
   Roxy Theater(5).............            theater    [renewal after          1,600          673         92       61,960
                                                      March 1997?]
   Cotton Club(5)..............            theater    5-year lease              650          321        152       48,751
                                                      (expires June 12,
                                                      2000)
St. Louis:                        17
   Riverport Amphitheatre(6)...          amphitheater 50% partnership        21,000        8,782         44      386,399
                                                      interest in
                                                      ownership(7)
   American Theater(6).........            theater    10-year lease           2,000        1,485         22       32,662
                                                      (expires July 31,
                                                      2004)
   Westport Playhouse(6).......            theater    1-year lease            1,100          897         22       19,724
Phoenix-Mesa:                     18
   Desert Sky Blockbuster                amphitheater 60-year lease          20,000        8,165         32      261,284
      Pavilion(2)..............                       (expires June 30,
                                                      2049)


                                      26

                                                             SFX            TOTAL          AVG.          NO.
                                MARKET     TYPE OF     ENTERTAINMENT'S     SEATING      ATTENDANCE    EVENTS IN  TOTAL SEATS
       MARKET AND VENUE          RANK(1)    VENUE         INTEREST         CAPACITY       IN 1996       1996    SOLD IN 1996
------------------------------  ------     -------     ---------------     --------     ----------    --------- ------------
Pittsburgh:                       19
   Star Lake Amphitheater(2)...          amphitheater 45-year lease          22,500        9,471         44      416,733
                                                      (expires
                                                      December 31,
                                                      2034)
Kansas City, MO:                  24
   Sandstone Amphitheatre(6)
      (Kansas City,                      amphitheater 10-year lease          18,000        7,150         36      257,395
      KS)......................                       (expires
                                                      December 31,
                                                      2002)
   Starlight Theater(6)........            theater    ___-year                9,000        2,908         10       29,083
                                                      exclusive
                                                      booking agent
                                                      (expires ______)
   Memorial Hall(6)............            theater    [extension?]            3,000        2,169         17       36,874
Sacramento-Yolo:                  26
   Punchline Comedy Club(4)....              club     9-year lease             n.a.           n.a.       n.a.     26,107
                                                      (expires
                                                      December 17,
                                                      1999)
Indianapolis:                     28
   Deer Creek Music Center.....          amphitheater owned                  21,000       10,187         38      387,119
   Murat Centre................          theater and                          4,880        1,900         85     161,5008
                                           ballroom   [50]-year lease
                                                      (expires August
                                                      31, 2045)
Columbus:                         30
   Polaris Amphitheater........          amphitheater owned                  20,000        6,751         38      256,553
Charlotte-Gastonia-Rock Hill:     32
   Charlotte Blockbuster                 amphitheater owned                  18,000        6,185         39      241,233
   Pavilion(2).................
Hartford:                         36
   Meadows Music Theater.......          amphitheater facility owned;        25,000        6,914         38      262,741
                                                      land leased for
                                                      37 years
                                                      (expires ______)
Rochester:                        39
   Finger Lakes Amphitheater...          amphitheater 3-year lease           12,700        4,203         15       63,044
                                                      (expires in 1999)


                                      27

                                                             SFX            TOTAL          AVG.          NO.
                                MARKET     TYPE OF     ENTERTAINMENT'S     SEATING      ATTENDANCE    EVENTS IN  TOTAL SEATS
       MARKET AND VENUE          RANK(1)    VENUE         INTEREST         CAPACITY       IN 1996       1996    SOLD IN 1996
------------------------------  ------     -------     ---------------     --------     ----------    --------- ------------
Nashville:                        41
   Starwood Amphitheater(2)....          amphitheater                        20,100        6,970         27      188,187
                                                      one-half
                                                      ownership
Oklahoma City:                    43
   Zoo Amphitheatre(6).........          amphitheater year-to-year            9,000        4,510          6       27,061
                                                      exclusive
                                                      booking agent
Raleigh-Durham-Chapel Hill:       47
   Walnut Creek Amphitheater(2)          amphitheater 66 2/3%                20,000        8,476         43      364,489
                                                      partnership
                                                      interest in 40-
                                                      year lease
                                                      (expires October
                                                      31, 2030)
West Palm Beach-Boca Raton:       50
   Sony Music/Blockbuster                amphitheater 75% partnership        20,000        9,417         26      244,835
      Coral Sky Amphitheater(2)                       interest in 10-
                                                      year lease
                                                      (expires January
                                                      4, 2005)

----------------

1 Based on population of metropolitan statistical areas as set forth in the 1996 Statistical Abstracts of the United States. Does not include venues in which SFX Entertainment sells subscriptions for Touring Broadway Shows.
2 Upon consummation of the PACE Acquisition (including the acquisition of additional interests in Pavilion Partners).
3 Assumes completion of current expansion projects, which are anticipated to be completed by summer 1998.
4  Upon consummation of the BGP Acquisition.
5  Upon consummation of the Concert/Southern Acquisition.
6  Upon consummation of the Contemporary Acquisition.
7 Contemporary currently owns a 50% interest in a partnership that owns the Riverport Amphitheater. If Contemporary is unable to purchase the remaining partnership interest prior to the consummation of the Contemporary Acquisition, the purchase price will be reduced. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."
8  Data shown are for 1997.  Data for 1996 are unavailable.

         Because SFX Entertainment operates a number of its venues under leasing or booking agreements, its long-term success will depend upon its ability to renew these agreements upon their expiration or termination. There can be no assurance that SFX Entertainment will be able to renew these agreements on acceptable terms or at all, or that it will be able to obtain attractive agreements with substitute venues.

         Sponsorships and  Advertising; Marketing and Other Services

         In order to maximize revenues, SFX Entertainment actively pursues the sale of local, regional and national corporate sponsorships, including the naming of venues (e.g., the "PNC Bank Arts Center") and the designation of

"official" event or tour sponsors, concessions providers (e.g., beer and soda), credit card companies, phone companies, film manufacturers, and radio stations among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of SFX Entertainment's existing venues and venues to be acquired in the Pending Acquisitions currently have no sponsorship arrangements in many of the available categories (including naming rights). SFX Entertainment believes that the national venue network being assembled in the Pending Acquisitions will likely (a) attract a larger number of major corporate sponsors and (b) [enable SFX Entertainment to sell national sponsorship rights at a premium over local or regional sponsorship rights]. SFX Entertainment also pursues the sale of corporate advertising at its venues, and believes that it has substantial advertising space available (e.g., billboard space) that it has not yet began to utilize. sfx entertainment also believes that (a) its relationships with advertisers will enable it to better utilize available advertising space and (b) the aggregation of its audiences nationwide will create the opportunity for advertisers to access a nationwide market.

         SFX Entertainment provides a variety of marketing and consulting services derived from or complementary to its live entertainment operations, including (a) local, regional and national live marketing programs and (b) subscription or fee based radio and music industry data compilation and distribution. Live marketing programs are generally specialized advertising campaigns designed to promote a client's product or service by providing samples or demonstrations in a live format, typically including at malls and college campuses. For example, SFX Entertainment presents live marketing events on behalf of AT&T for the purposes of demonstrating the advantages of AT&T's long distance service over that of its competitors. This program is in its third year, and SFX Entertainment is now the primary vendor for this service. Additionally, SFX Entertainment is one of the leading producers of national
Mall Touring events, producing over 80 events every year in the country's top-rated shopping malls. These events, either in stores or mall congregation areas, are designed to promote brand awareness and drive follow-up sales. Currently, SFX Entertainment has mall tours on-the-road for Newsweek magazine (the Newsweek Technology Tour) and for Radio Shack (The Rock and Roll Hall of Fame/Radio Shack Tour). Along with mall events, SFX Entertainment leads the industry in events produced on college campuses. Currently in its seventh year, the CBS College Tour will appear at the top 40 colleges in the U.S. in addition to delivering image and promotion to the CBS Television Network, these tours also create value-added tie-in promotions and marketing programs for the network's top advertisers. During each year, SFX Entertainment has over 100 vehicles (including semi-trailer trucks, vans and other vehicles) traveling nationwide in support of these programs, and draws upon over 1,000 independent marketing associates across the country with respect to its marketing campaigns.

         SFX Entertainment is engaged in music marketing, research and artist development activities and is a leading publisher of trade magazines for radio broadcasters, music retailers, performing talent and record industry executives, and each magazine is focuses on research and insight common to a specific contemporary radio format. SFX Entertainment also provides radio airplay and music retail research services to record labels, artist managers, retailers and radio broadcasters. SFX Entertainment gathers its information directly from nearly 1100 radio programmers and product buyers and in 1996 had more than 300 clients for these services. Annual fees during this period ranged from $2,500 to $250,000 per corporate client.

         SFX Entertainment creates, produces and distributes network radio special events and live concert programming for over 400 music radio stations in the top 200 united states radio markets. Additionally, SFX Entertainment produces eight daily radio "show Prep" services that stations use to supplement in-house content production. in 1996, SJS delivered these services to approximately 1100 radio stations in exchange for commercial inventory or airtime, which is in turn sold by the Company to national network advertisers. SFX Entertainment also provides consulting and entertainment marketing services to corporate clients with music business interests.

OPERATING STRATEGY

         SFX Entertainment's principal objectives are (a) to maximize revenue and cash flow growth opportunities by being a leading promoter and producer of live entertainment and (b) to own and/or operate leading live entertainment venues in the United States. SFX Entertainment's specific strategies include the following:

         Own and/or Operate Leading Live Entertainment Venues In the Nation's Top 50 Markets

         A key component of SFX Entertainment's strategy is to own and/or operate a network of leading live entertainment venues in the nation's top 50 markets. SFX Entertainment believes that this strategy will enable it to (a) utilize its nationwide venue footprint, significant industry expertise and access to an aggregate large audience to secure more events and distribute content on a national scale, (b) sell additional products and maximize numerous other related revenue sources, (c) position itself to produce national tours by leading music performers in order to capture a greater percentage of revenues from those tours and (d) encourage wider use by performers of SFX Entertainment's venues by providing centralized access to a nationwide network of venues. After consummation of the Pending Acquisitions, SFX Entertainment will own or operate the largest network of venues used principally for live music concert and theatrical events in the United States, with 38 venues either directly owned, under lease or under exclusive booking arrangements in 21 of the top 50 markets, including 9 amphitheaters in six of the top 10 markets.

         Maximize Related Revenue Opportunities

         SFX Entertainment intends to enhance revenues and cash flows by maximizing revenue sources arising from and related to its leadership position in the live entertainment business. Management believes that such related revenue sources generally have higher margins than promotion and production revenues and include, among others, (a) the sale of corporate sponsorship, naming and other rights, concessions, merchandise, parking and other products and services and (b) the sale of rights to advertise to SFX Entertainment's large aggregate national audience. Categories available for sponsorship arrangements include the naming of the venue itself (e.g., the PNC Bank Arts Center) and the designation of "official" event or tour sponsors, concessions providers (e.g., beer, soda, etc.), credit card companies, phone companies, film manufacturers and radio stations, among others. Sponsorship arrangements can provide significant additional revenues at negligible incremental cost, and many of SFX Entertainment's existing venues and venues to be acquired in the Pending Acquisitions currently have no sponsorship arrangements in many of the available categories (including naming rights). SFX Entertainment also intends to maximize related revenues by developing and exploiting intellectual property rights associated with (a) its production of musical concert tours and themed events such as regional music festivals, and (b) branded characters created as an integral part of the content, marketing and merchandising of certain motor sports events.

         Exploit Synergies of the Acquisition Businesses

         SFX Entertainment plans to maximize revenues by exploiting synergies among its existing businesses and the Acquisition Businesses. SFX Entertainment believes that it can utilize the best business practices of the respective Acquisition Businesses on a national scale. For example, SFX Entertainment believes that the Atlanta-based regional Music Midtown Festival, created and promoted by Concert/Southern, one of the Acquisition Businesses, is a highly successful music festival concept that can be used by SFX Entertainment as a model for other markets. In addition, SFX Entertainment believes that the leading radio industry trade publications of Network, another of the Acquisition Businesses, will enable SFX Entertainment to introduce new acts and new musical releases to radio programming directors nationwide, which can enhance recorded music sales and, in turn, music concert attendance, particularly for artists having relationships with SFX Entertainment.

         Increase Use of Venues; Diversification of Acts and Venues

         Typically, a venue is not utilized for many of the dates available for live entertainment events in any given season. SFX Entertainment believes that it will be able to increase the utilization of its venues through its ability to affect scheduling on a nationwide basis, its local knowledge, relationships and expertise and its presentation of a variety of additional events, including comedy acts, magic acts, motivational speeches, national gymnastics tours and bull riding competitions, among others. SFX Entertainment believes that a diversified portfolio of events and venues reduces reliance on the commercial success of any one event or venue.

         Innovative Event Marketing

         SFX Entertainment plans to increase admissions, sponsorship and advertising revenues, and, to a limited extent, average ticket prices, at its venues through the use of innovative event marketing. SFX Entertainment believes that it can increase the profitability of its venues by offering premium ticket packages including (a) season ticket packages that include amenities such as preferred seating, VIP parking, waiter service, private club and/or "upscale" concession menus, (b) subscription series packages allowing customers to purchase tickets for a set of performances and (c) preferred seating, such as box seating and VIP seating areas, which generally generate higher revenues per seat. Moreover, the market research and audience demographics databases that SFX Entertainment will acquire through certain of the Pending Acquisitions, when combined with SFX Entertainment's existing audience data collection efforts, will permit highly-effective, targeted marketing, such as direct-mail and subscription series campaigns, which SFX Entertainment believes will increase ticket pre-sales and overall sales in a cost-efficient manner.

         Strict Cost Controls; Nationally Coordinated Booking, Marketing & Accounting

         SFX Entertainment's senior management imposes strict financial reporting requirements and expense budget limitations on all of its businesses, enabling senior management to monitor the performance and operations of all of its businesses, to eliminate duplicative administrative costs and to realize expense savings. Moreover, SFX Entertainment believes that its substantial size upon consummation of the Pending Acquisitions will enable it to achieve substantial economies of scale by (a) implementing a nationally coordinated booking system (for contracting for and scheduling acts), while continuing to utilize the substantial local expertise of the Acquisition Businesses, (b) establishing a centralized marketing team to exploit ancillary revenue streams on local, regional and national levels, including sponsorship, advertising and merchandising opportunities, and (c) implementing a centralized accounting system.

         Pursue Complementary Acquisition Opportunities

         The live entertainment business is characterized by numerous participants, including booking agents, promoters, producers, venue owners and venue operators, many of which are entrepreneurial, capital-constrained local or regional businesses that do not achieve significant economies of scale from their operations. SFX Entertainment believes that the fragmented nature of the industry presents attractive acquisition opportunities, and that its larger scale will provide it with improved access to the capital markets that will give it a competitive advantage in implementing its acquisition strategy. Through consolidation, SFX Entertainment will be better able to coordinate negotiations with performers and talent agents, addressing what SFX Entertainment believes is a growing desire among performers and talent agents to deal with fewer, more sophisticated promoters. SFX Entertainment intends to pursue additional strategic acquisitions of (a) amphitheater and other live entertainment venues and (b) local and regional promoters and producers of music concert, theatrical, specialized motor sports and other live entertainment events. SFX Entertainment may also pursue acquisitions of other related or complementary venues or businesses.

PENDING ACQUISITIONS

         In December of 1997, SFX Entertainment entered into agreements to acquire the live entertainment businesses summarized in the following table. The consummation of the Pending Acquisitions is subject to a variety of factors, including compliance with numerous conditions precedent, some of which are outside of SFX Entertainment's control. See "Agreements Relating to the Pending Acquisitions." There can be no assurance that any or all of such Pending Acquisitions will be consummated on the terms described herein or at all. See "Risk Factors--Risks Related to Pending Acquisitions."

                       Total
                     Considera-
                       tion(1)                                                       Selected
     COMPANY        ($millions)             Business(es)                            Venues(2)
------------------ -------------- --------------------------------- ------------------------------------------
PACE                   $244.4     Music, theater and specialized         Bayou Place Performance Hall
(INCLUDING                        motor sports event production and      Blockbuster/SONY Music Entertainment
PAVILION)                         presentation. PACE is one of the       on the Waterfront
                                  largest diversified producers and      Charlotte Blockbuster Pavilion
                                  promoters of live entertainment in     Cynthia Woods Mitchell Pavilion
                                  the United States, having a large      Desert Sky Blockbuster Pavilion
                                  distribution network in the United     Glen Helen Blockbuster Pavilion
                                  States in each of its music, theater   Irvine Meadows Amphitheater
                                  and specialized motor sports           Lakewood Amphitheater
                                  businesses.                             PNC Bank Arts Center
                                                                         SONY Music/Blockbuster Coral Sky
                                                                          Amphitheater
                                                                         Star Lake Amphitheater
                                                                         Starplex Amphitheater
                                                                         Starwood Amphitheater
                                                                         Walnut Creek Amphitheater
                                                                         American Theater
------------------ -------------- --------------------------------- ------------------------------------------
CONTEMPORARY           $91.5      A fully-integrated live                Memorial Hall
                                  entertainment and special event        Riverport Amphitheater
                                  promoter and producer, venue           Sandstone Amphitheater
                                  [owner and] operator, ticket           Starlight Theater
                                  distributor and consumer               West Fair Amphitheater
                                  marketer.                              Westport Playhouse
                                                                         Zoo Amphitheater
------------------ -------------- --------------------------------- ------------------------------------------
BGP                    $68.3      One of the oldest promoters of,        California Exposition
                                  and owner-operators of venues           [Seattle, WA - Under construction.]
                                  for, live entertainment in the         Concord Pavilion
                                  United States, and a leading           Fillmore West Auditorium
                                  promoter in the San Francisco          Greek Theater
                                  Bay area.                              Punchline Comedy Club (Sacramento)
                                                                         Punchline Comedy Club (San Francisco)
                                                                         Shoreline Amphitheater
                                                                         Warfield Theater

------------------ -------------- --------------------------------- ------------------------------------------

                       Total
                     Considera-
                       tion(1)                                                       Selected
     COMPANY        ($millions)             Business(es)                            Venues(2)
------------------ -------------- --------------------------------- ------------------------------------------
NETWORK                $62.0      Network Magazine, a leading               N/A
MAGAZINE / SJS                    publisher of radio trade
                                  magazines, and SJS Entertainment,
                                  a leading provider of air-time
                                  research to the radio broadcasting
                                  industry and independent producer
                                  and distributor of music-related
                                  radio programs.

CONCERT /              $16.6      The leading promoter of live      Chastain Park Amphitheater
SOUTHERN                          music events in the Atlanta,      Cotton Club
                                  Georgia area.                     Roxy Theater

------------------ -------------- --------------------------------- ------------------------------------------

   (1) Includes cash portion of purchase price, the negotiated value of SFX Entertainment's capital stock, if any, to be issued, and debt or other liabilities, if any, to be assumed. See "Agreements Related to the Pending Acquisitions."
   (2) Includes venues owned and/or operated under lease or exclusive booking arrangements and/or joint ventured.

       PACE

         On December 12, 1997, SFX Entertainment executed an agreement (the "PACE Agreement") to acquire PACE for a total purchase price of $155.0 million (including the issuance of stock of SFX Entertainment valued by the parties at approximately $20.0 million and the assumption of $25.5 million of debt). PACE is one of the largest diversified producers and presenters of live entertainment in the United States, having the largest distribution network in each of its music concerts, theatrical shows and motor sports events business segments. As part of its distribution network for music concerts, PACE owns interests in and manages the largest network of amphitheaters in the United States. During 1996, more than 14 million people attended approximately 5,300 events produced or presented by PACE. [1997?] These events included: (a) music concerts featuring artists such as Rod Stewart, Jimmy Buffett and Ozzy Osbourne; (b) theatrical shows such as Jeckyll & Hyde, The Phantom of the Opera, and The Magic of David Copperfield and (c) specialized motor sports events featuring AMA Supercross racing, monster trucks, demolition derbies and thrill acts. In 1996, PACE Music presented 477 amphitheater events in the United States through 12 amphitheaters and 419 non-amphitheater events in 41 markets. Its recently formed touring division, PACE Touring, produces national tours of music events, having produced [3] national music tours in 1997. In 1996, PACE Theatrical (a) presented 290 weeks of theater in 26 markets, including 21 subscription markets with 216,000 subscribers, and (b) produced or had significant investments in the production of 18 Broadway Shows and Touring Broadway Shows. In 1996, PACE Motor Sports presented 170 events in 74 markets. See "Agreements Related to the Pending Acquisitions--PACE Acquisition." In connection with the acquisition of PACE, SFX Entertainment will obtain 100% of Pavilion Partners, a partnership that owns interests in 10 venues ("Pavilion"), by acquiring one-third of Pavilion through the acquisition of PACE and the remaining two-thirds of Pavilion through separate agreements with Sony and Blockbuster, for a combined consideration of $89.4 million (including the assumption of $48.3 million of liabilities for such two-thirds (the acquisitions of such two-thirds hereinafter referred to as the "Pavilion Acquisition")).

         Under certain circumstances, SFX Entertainment may be required to sell either its motor sports or theatrical lines of business. See "Risk Factors--Risks Related to Pending Acquisitions" and "Agreements Related to the Pending Acquisitions--PACE Acquisition--Becker Employment
Agreement."

         The agreement governing the partnership through which PACE holds its interest in the Lakewood Amphitheater in Atlanta, Georgia contains a provision which purports to restrict PACE and its affiliates from directly or indirectly owning or operating another amphitheater in Atlanta. SFX Entertainment will acquire an interest in the Chastain Amphitheater, also in Atlanta, upon completion of the Concert/Southern Acquisition. SFX Entertainment intends to seek a waiver of such provision, although there can be no assurance that any such waiver will be received, or make other arrangements that in management's view will not materially affect the business or prospects of SFX Entertainment.

         Contemporary

         On December 12, 1997, SFX Entertainment executed an agreement (the "Contemporary Agreement") to acquire by merger and asset acquisition, the concert, live entertainment, event marketing, computerized ticketing and related businesses of a group of companies known as Contemporary Group for approximately $91.5 million (including the issuance of stock of SFX Entertainment valued by the parties at approximately $18.7 million). Contemporary is a fullyintegrated live entertainment and special event producer, venue operator and consumer marketer. In addition to the venues that it owns or controls and operates, Contemporary is also the leading producer and tour developer of Christian performers and is a major promoter and producer of comedy tours, including those of Jerry Seinfeld, Tim Allen and Chris Rock. Contemporary (through its Capital Tickets subsidiary) sells its own tickets for its events and at its venues through a wide distribution of retail outlets and a state-of-art interactive voice response phone system (operated by its Dialitix affiliate) which permits automated ticket orders and credit card payment. In addition to the venues controlled by Contemporary, clients of Capital Tickets and Dialtix include the Kiel Center in St. Louis, Missouri (home arena of the National Hockey League's St. Louis Blues); Trans World Dome in St. Louis, Missouri (home stadium of the National Football League's St. Louis Rams) and the Midland and Gem Theaters in St. Louis, Missouri.


         Contemporary is also one of the top special event sales promotion and marketing companies in the country. Contemporary develops programs for national consumer product companies and for demonstrating, sampling and selling products to consumers. Contemporary's clients have included AT&T, CBS TV, Radio Shack, Coca Cola USA, Reebok, Nabisco and the National Basketball Association. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

         BGP

         On December 11, 1997, SFX Entertainment executed an agreement (the "BGP Agreement") to acquire BGP for total consideration of $68.3 million (including the issuance of capital stock of SFX Entertainment valued by the parties at $7.5 million or, at SFX Entertainment's option, an equivalent amount in cash). BGP is one of the oldest producers and promoters of live entertainment in the United States and is the principal promoter of live entertainment in the San Francisco Bay area. During 1996, more than ______ million people attended approximately ______ events produced or presented by BGP. These events included: [(a) ______ music concerts featuring artists such as [describe]; (b) ______ theatrical shows such as [describe]; and (c) ______
[ ] events]. In 1996, BGP presented (a) ________amphitheater events at _______ amphitheaters and (b) _________ non-amphitheater events in _________ markets. A division of BGP also produces and promotes national gymnastic and ice-skating tours and events as well as major corporate events for San Francisco and Silicon Valley corporate customers. In 1996, BGP presented ______ gymnastic and ice-skating events in ______markets and _______major corporate events in _______markets, including for [describe] clients. BGP also acts as a talent manager for national acts including the Neville Brothers, the Gin Blossoms, Taj Mahal and Cracker. See "Agreements Related to the Pending Acquisitions--BGP Acquisition."

         Network

         On December 10, 1997, SFX Entertainment executed an agreement (the "Network Agreement") to acquire Network Magazine Group ("NMG") and SJS for a total purchase price of $62 million (including the issuance of stock of SFX Entertainment valued by the parties at approximately $10.0 million). In addition, SFX Entertainment has the option to acquire an office building and related property for $2.3 million. NMG is engaged in music marketing, research and artist development activities and is a leading publisher of trade magazines for radio broadcasters, music retailers, performing talent and record industry executives. Each magazine is focused on research and insight common to a specific contemporary radio format. These publications, "Album Network," "Network 40," "Urban Network," "Virtually Alternative," "Totally Adult," "AggroActive" and "Educated Guess" derive revenue from advertising sales and subscriptions. NMG also publishes "The Yellow Pages of Rock" which is a reference book popular with people and companies doing business in the broadcast music industry. NMG is currently developing a consumer music magazine that will be distributed free to customers at music retail locations. NMG also provides radio airplay and music retail research services to record labels, artist managers, retailers and radio broadcasters. NMG gathers its information directly from nearly 1100 radio programmers and product buyers and in 1996 had more than 300 clients for these services. Annual fees during this period ranged from $2,500 to $250,000 per corporate client.

         NMG and SJS are both creators, producers and distributors of network radio special events and live concert programming for over 400 music radio stations in the top 200 United States radio markets. Additionally, SJS is a leading independent creator, producer and distributor of music related programming, services and research. SJS produces eight daily radio "show prep" services that stations use to supplement in-house content production. In 1996, SJS delivered these services to approximately 1100 radio stations. Together, NMG and SJS barter or exchange these programs and services to radio broadcasters for commercial inventory or airtime, which is in turn sold by SJS to national network advertisers. Network also provides consulting and entertainment marketing services to corporate clients with music business interests. See "Agreements Related to the Pending Acquisitions--Network Acquisition."

         Concert/Southern

         On December 15, 1997, SFX Entertainment executed an agreement (the "Concert/Southern Agreement") to acquire Concert/South Promotions ("Concert/Southern") for a total cash purchase price of $16.6 million (including payment of the $1.6 million present value of a deferred liability). Concert/Southern is the principal promoter of live entertainment in the Atlanta metropolitan area. During 1996, more than 397,000 people attended approximately 330 events produced or presented by Concert/Southern. These events included concerts featuring artists such as Celine Dion, James Taylor, Alanis Morissette, ZZ Top, Bruce Springsteen, Bob Dylan, Harry Connick, Jr. and Greg Allman, in addition to a week-long engagement of the Broadway Musical Stomp. Concert/Southern also owns the rights to the Music Midtown Festival in downtown Atlanta. This three day multi-stage music festival presents over 80 bands, and in 1996 drew approximately 200,000 people to the downtown Atlanta area. Concert/Southern is currently developing a Music Midtown Festival for June 1998 in Charlotte, North Carolina and has plans to export this festival to other sites in future years. See "Agreements Related to the Pending Acquisitions--Concert/Southern Acquisition."

         SFX Entertainment expects to complete all of the Pending Acquisitions as soon as practicable after the Financing and prior to the SFX Merger. SFX Entertainment anticipates that it will consummate all of the Pending Acquisitions in the first quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond SFX Entertainment's control, and there can be no assurance that such transactions will be completed during such periods or on the terms described herein, or at all. See "Risk Factors--Risks Related to Pending Acquisitions" and "Agreements Relating to the Pending Acquisitions." In addition, there can be no assurance that the value attributed by the parties to SFX Entertainment's capital stock will approximate the actual trading price of such stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Pending Acquisitions."

PROPERTIES

         Upon consummation of the Spin-Off, in addition to the properties described in "--Venue Operation," SFX Entertainment will have [describe terms of NYC office leases and any additional properties].

         Upon consummation of the Pending Acquisitions, in addition to the properties described in "--Venue Operation," SFX Entertainment will also have [ownership of] [a lease interest in] a [40,000] square foot office building in [downtown] San Francisco and [describe any additional properties, including PACE's office space in NYC, Houston, Atlanta, Chicago, Miami and Seattle and office space for other Pending Acquisitions].

EMPLOYEES

         As of the date of the Spin-off, SFX Entertainment is anticipated to retain approximately 800 full-time employees. SFX Entertainment will also, from time to time, hire or contract for part-time or seasonal employees or independent contractors, although such needs will vary. See "Management." Pursuant to the SFX Merger Agreement, SFX Entertainment has agreed to assume all obligations rising under any employment agreements or arrangements between SFX or any of its subsidiaries and the employees identified in the merger agreement, which employees include the members of senior management and all other employees currently employed in SFX's corporate headquarters in New York. Management believes that its relations with its employees are good. None of the employees to be retained by SFX Entertainment are covered by a collective bargaining agreement except _____________.

LITIGATION

         While SFX Entertainment is involved in several suits and claims in the ordinary course of business, SFX Entertainment is not now a party to any legal proceeding that SFX Entertainment believes would have a material adverse effect on its business.

POTENTIAL CONFLICTS OF INTEREST

         Marquee is a publicly-traded company that, among other things, acts as booking agent for tours and appearances for musicians and other entertainers. Messrs. Sillerman and Tytel have substantial equity interests in Marquee; Mr. Sillerman is the chairman of the board of directors, and Mr. Tytel is a director, of Marquee. SFX Entertainment anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In any transaction or arrangement with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of SFX Entertainment, on the one hand, and their duties as directors of Marquee, on the other hand. Marquee also acts as a promoter of various sporting events and sports personalities. Upon the consummation of the Contemporary Acquisition, SFX Entertainment will produce ice skating and gymnastics events that may compete with events in which Marquee is involved. See "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

         In addition, prior to the consummation of the SFX Merger, Mr. Sillerman and other members of SFX Entertainment's management team will have management obligations to both SFX and SFX Entertainment that may cause certain conflicts of interest. See "Management--Employment Agreements and Arrangements with Certain Officers and Directors" and "Certain Relationships and Related Transactions--Potential Conflicts of Interest."

SEASONALITY

         SFX Entertainment's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. SFX Entertainment's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that SFX Entertainment promotes largely occur in the second and third quarters. To the extent that SFX Entertainment's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of SFX Entertainment's business causes (and will probably continue to cause) a significant variation in SFX Entertainment's quarterly operating results. These variations in demand could have a material adverse effect on the timing of SFX Entertainment's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, SFX Entertainment believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Pending Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

COMPETITION

         Competition in the live entertainment industry is intense, and competition is fragmented among a wide variety of entities. SFX Entertainment competes on a local, regional and national basis with a number of large venue owners and entertainment promoters for the hosting, booking, promoting and producing of music concerts, theatrical shows, motor sports events and other live entertainment events. Moreover, SFX Entertainment's marketing and consulting operations compete with advertising agencies and other marketing organizations. SFX Entertainment competes not only with other live entertainment events, including sporting events and theatrical presentations, but also with non-live forms of entertainment, such as television, radio and motion pictures. A number of SFX Entertainment's competitors have substantially greater resources than SFX Entertainment. Certain of SFX Entertainment's competitors may also operate on a less leveraged basis, and have greater operating and financial flexibility, than SFX Entertainment. In addition, many of these competitors also have long standing relationships with performers, producers, and promoters and may offer other services that are not provided by SFX Entertainment. There can be no assurance that SFX Entertainment will be able to compete successfully in this market or against these competitors. See "Business--Competition."

REGULATORY MATTERS

The business of SFX Entertainment is not generally subject to governmental regulation. However, if SFX Entertainment seeks to acquire or construct new venue operations, its ability to do so will be subject to extensive local, state and federal governmental licensing, approval and permit requirements, including, among other things, approvals of state and local land-use and environmental authorities, building permits, zoning permits and liquor licenses. Significant acquisitions may also be subject to the requirements of the HSR Act. Other types of licenses, approvals and permits from governmental or quasi-governmental agencies might also be required for other opportunities that SFX Entertainment may pursue in the future, although SFX Entertainment has no agreements or understandings with respect to these opportunities at this time. There can be no assurance that SFX Entertainment will be able to obtain the licenses, approvals and permits it may require from time to time in order to operate its business.

FORWARD-LOOKING STATEMENTS

         Many of the statements, estimates, predictions and projections contained in this "Business" section of the Prospectus, in addition to certain statements contained elsewhere in this Prospectus, are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements are prospective, involving risks and uncertainties. While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect SFX Entertainment's current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Some important factors (but not necessarily all factors) that could affect SFX Entertainment's revenues, growth strategies, future profitability and operating results, or that otherwise could cause actual results to differ materially from those expressed in or implied by any forward-looking statement, include the following: lack of operating history as an independent public company; failure to consummate any or all of the Pending Acquisitions; failure to derive anticipated benefits from the Pending Acquisitions; working capital adjustments; payments pursuant to indemnification arrangements; seasonality of operations or financial results; economic conditions and consumer taste; competition; regulatory difficulties; and the other matters referred to under "Risk Factors" or elsewhere in this Prospectus. Stockholders are urged to carefully consider these factors in connection with the forward-looking statements. SFX Entertainment does not undertake to publicly release any revisions to forward-looking statements that may be made to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

                                  THE SPIN-OFF

BACKGROUND AND REASONS FOR THE SPIN-OFF

         SFX was formed in 1992 to acquire, own and operate radio stations. SFX's strategy was to enhance its stations' financial performance and exploit the changing regulatory environment (which was evolving to allow companies to own more radio stations) by acquiring stations at attractive prices. When SFX completed its initial public offering of common stock in 1993, it became one of only a few publicly traded companies solely devoted to owning and operating radio stations. SFX continued to grow after its initial public offering, from a company that owned or operated 10 stations in six markets to a company that currently owns or programs [74] stations in [19] markets.

         Despite escalating acquisition prices, SFX succeeded in its acquisition strategy by identifying markets and radio stations with significant growth potential and by employing management's expertise in operating radio stations to improve financial performance. In addition, management developed and assembled clusters of radio stations that, when combined in contiguous regions, could justify the increased acquisition prices the market demanded.

         Over time, however, identifying attractive acquisition opportunities became increasingly difficult. In late 1996, SFX began to explore opportunities in other entertainment-related industries in which management could employ its expertise and in which significant growth opportunities might exist. Management concluded that the live entertainment industry offers attractive acquisition opportunities because it, like the radio industry in 1993, is highly fragmented and consists of mostly local or regional companies. As a result, SFX began investing in the live entertainment industry in early 1997, while continuing to pursue radio station acquisitions and tax-free exchanges of radio stations that would be likely to increase SFX's broadcast cash flow.

         Despite its continuing activity in the radio industry, SFX explored the option of maximizing shareholder value on a shorter time horizon through the sale or merger of SFX under appropriate circumstances. During August 1997, management discussed proposals with various potential acquirors.

         After negotiations with the potential acquirors, the board of directors of SFX determined that the SFX Merger was superior to the other proposals SFX had received because (a) it offered the highest value to the holders of SFX's Class A common stock, (b) it would permit SFX to spin off the concert and live entertainment business to its stockholders, thereby allowing the stockholders to participate in the opportunities presented by that business, and (c) SFX Buyer was willing to permit the transaction to be structured in a manner that would allow the holders of SFX's Class A common stock to effectively have a separate class vote on the transaction. On August 24, 1997, SFX executed the SFX Merger Agreement with SFX Buyer.

         [On ________ __, 1998, the board of directors of SFX determined that the Spin-Off, as contemplated by the Distribution Agreement, the Tax Sharing Agreement [define] and the Employee Benefits Agreement [define], was in the best interests of SFX and SFX's stockholders and approved those agreements.]

         Consistent with SFX's determination that the concert and live entertainment business offers attractive acquisition opportunities, SFX Entertainment has already agreed to consummate the Pending Acquisitions for an aggregate purchase price of approximately $428.8 million, consisting of approximately $352.8 million in cash, $73.8 million in assumed liabilities and the issuance of approximately 4.2 million shares SFX Entertainment Common Stock with an attributed negotiated value of $56.2 million. There can be no assurance that the value attributed by the parties to SFX Entertainment's capital stock will approximate the actual trading price of such stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." Management intends to finance these acquisitions through the Financing, which consist of $275 million in privately-placed debt securities and a $350 million credit facility; management anticipates being able to close the acquisitions before the Spin-Off.

         The Board believes that the Spin-Off, together with the SFX Merger, will accomplish a number of important business objectives. The Spin-Off and SFX Merger will allow SFX's stockholders to realize a significant premium for SFX's existing radio broadcasting business, while at the same time permitting those stockholders to continue their participation in the Entertainment Business. The Spin-Off will enable SFX Entertainment to have its own publicly traded equity security to finance its own growth opportunities. By distributing the SFX Entertainment Common Stock to SFX's stockholders, SFX's board of directors believes that there will be a greater potential for increasing the long-term value of the investment of SFX's stockholders in the Entertainment Business. SFX's board of directors believes that the Spin-Off will enable investors to evaluate better the performance, investment characteristics and the future prospects of the Entertainment Business, enhancing the likelihood that it will achieve appropriate market recognition of its performance and potential.

MANNER OF EFFECTING THE SPIN-OFF

         Prior to the Spin-Off, SFX Entertainment will amend and restate its certificate of incorporation to, among other things, increase its authorized capital stock and will issue to SFX, in exchange for the issued and outstanding shares of stock of SFX Entertainment then held by SFX, the number of shares of SFX Entertainment's common stock necessary to consummate the Spin-Off. Assuming that SFX's stockholders approve Proposal 3 in the Proxy Statement (a proposal that will allow the Spin-Off to occur as currently structured), the Spin-Off will be a dividend distribution to the holders of record at the close of business on the Spin-Off Record Date (a date to be determined by the board of directors of SFX) of the outstanding shares of SFX's common stock, Series D Preferred Stock and certain warrants and will be made as follows:

   o holders of SFX's Class A common stock will receive 1 share of SFX Entertainment Class A Common Stock per share held;

   o holders of SFX's Class B common stock will receive 1 share of SFX Entertainment Class B Common Stock per share held;

   o holders of SFX's Series D Preferred Stock will receive the number of shares of SFX Entertainment Class A Common Stock obtained by multiplying the number of shares held by 1.0987 (rounded down to the next whole share); and

   o SFX will place in escrow with the Escrow Agent an aggregate of approximately ___________ shares of SFX Entertainment Class A Common Stock for delivery to the holders of the warrants granted by SFX to Sillerman Communications Management Corporation (the "SCMC Warrants") and to the underwriters of Multi-Market Radio, Inc.'s ("MMR's") initial public offering (the "IPO Warrants" and, together with the SCMC Warrants, the "Warrants"), upon exercise of the Warrants. See "Certain Relationships and Related Transactions--SFX Entertainment Common Stock to Be Received in the Spin-Off."

See "Description of Capital Stock" for a description of the SFX Entertainment Class A Common Stock and the SFX Entertainment Class B Common Stock. Fractional shares of SFX Entertainment Common Stock will not be delivered in the Spin-Off.

         The distribution of shares of SFX Entertainment Common Stock in the Spin-Off will be made on the distribution date to be set by the SFX Entertainment Board (the "Spin-Off Distribution Date"). The Spin-Off is subject to further action by the Board of Directors, which must set the SpinO-ff Record Date and the Spin-Off Distribution Date and declare the dividend effectuating the Spin-Off. All shares of SFX Entertainment Common Stock will be fully paid, nonassessable and free of preemptive rights.

         On the Spin-Off Distribution Date, SFX will deposit with ___________, as the Distribution Agent, certificates representing the aggregate number of shares of SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock issuable to holders of SFX's common stock and Series D Preferred Stock (approximately __________ shares of SFX Entertainment Class A Common Stock and ________ shares of SFX Entertainment Class B Common Stock). SFX will instruct the Distribution Agent to distribute the SFX Entertainment Common Stock to holders of SFX's common stock and Series D Preferred Stock in accordance with the terms of the Distribution Agreement as promptly as practicable following the Spin-Off Distribution Date. Any shares deposited with the Distribution Agent but not required to be distributed to holders of SFX's common stock and Series D Preferred Stock will be returned to SFX Entertainment and subsequently canceled.

         On the Spin-Off Distribution Date, SFX will also deposit with _________, as Escrow Agent, certificates representing the aggregate number of shares of SFX Entertainment Class A Common Stock that the holders of Warrants would have been entitled to received as a result of their ownership of SFX's Class A common stock if they had exercised all of the Warrants immediately prior to the Spin-Off Record Date. Thereafter, upon exercise of each Warrant, the Escrow Agent will deliver to the holder of that Warrant the number of shares of SFX Entertainment Class A Common Stock to which the holder is entitled. Any shares deposited with the Escrow Agent but not required to be distributed to holders of Warrants will be returned to SFX Entertainment and subsequently canceled.

         The receipt of shares of SFX Entertainment Common Stock in the Spin-Off will be taxable to the recipients of shares. See "Certain Federal Income Tax Consequences."

         The Spin-Off will be accounted for by SFX Entertainment based on the historical cost of related assets. SFX will record the Spin-Off as a nonmonetary distribution to stockholders, also at historical cost.

         Following the Spin-Off, approximately _____ million shares of SFX Entertainment Class A Common Stock (of which approximately ____ million shares will be reserved for issuance pursuant to incentive compensation awards and other employee stock plans), _____ million shares of SFX Entertainment Class B Common Stock and ____ million shares of SFX Entertainment preferred stock will remain unissued.

         NO HOLDER OF ANY CLASS OR SERIES OF SFX STOCK WILL BE REQUIRED TO PAY ANY CASH OR OTHER CONSIDERATION FOR THE SHARES OF SFX ENTERTAINMENT COMMON STOCK TO BE RECEIVED IN THE SPIN-OFF OR TO SURRENDER OR EXCHANGE SHARES OF SFX STOCK (OTHER THAN IN REGARD TO THE EXCHANGE AS PART OF THE SFX MERGER AS DESCRIBED IN THE PROXY STATEMENT) OR TO TAKE ANY OTHER ACTION IN ORDER TO RECEIVE SFX ENTERTAINMENT COMMON STOCK.

REGULATORY MATTERS

         [No material United States federal or state regulatory approvals are required in connection with the Spin-Off that have not been obtained. For a discussion of United States regulatory approvals with respect to the SFX Merger, see "Proposal 1: The Merger--Regulatory Matters" in the Proxy Statement.]

                  AGREEMENTS BETWEEN SFX ENTERTAINMENT AND SFX

         For the purpose of effecting the Spin-Off and governing certain of the relationships between SFX Entertainment and SFX after the Spin-Off, SFX Entertainment and SFX have entered or will enter into the various agreements described below. The material features of the Distribution Agreement are summarized below, and a form of the Distribution Agreement is attached as Annex F to the Proxy Statement. The Tax Sharing Agreement and the Employee Benefits Agreement, the material features of which are also summarized below, have been filed with the Securities and Exchange Commission (the "SEC") as exhibits to SFX Entertainment's Registration Statement on Form S-1 (the "SFX Entertainment Registration Statement"). The following descriptions do not purport to be complete and are qualified in their entirety by reference to the actual agreements.

DISTRIBUTION AGREEMENT

         Method of Effecting the Spin-Off

         The Distribution Agreement provides for the distribution of shares of SFX Entertainment Common Stock to the holders of record on the Spin-Off Record Date of SFX's common stock, Series D Preferred Stock and, upon exercise, Warrants, as described in "The Spin-Off--Manner of Effecting the Spin-Off."

         Transfer and Assumption of Assets and Obligations

         The Distribution Agreement provides that, at the time of the Spin-Off, SFX Entertainment will assume (a) certain of SFX's leases and employment agreements, (b) debt and liabilities incurred by SFX Entertainment or its subsidiaries after the date of the Merger Agreement in connection with acquisitions and capital expenditures and (c) any other debt and liabilities that SFX Entertainment deems appropriate. SFX is obligated to release the SFX Entertainment Group from all other debt and accrued liabilities.

         SFX will transfer to SFX Entertainment, prior to the Spin-Off:

   o      an airplane lease;

   o fees payable by Triathlon Broadcasting Company ("Triathlon") for services provided by TSC (a consulting company of which Mr. Sillerman is the Chairman of the Board of Directors and Chief Executive Officer, and of which Mr. Tytel is the Executive Vice President, General Counsel and a Director);

   o two real estate leases relating to SFX's current executive offices, along with assets located on the leased property;

   o a note receivable relating to the sale of SFX's radio stations operating in Myrtle Beach;

   o      the employment agreements of certain employees of SFX;

   o      all accounts receivable relating to the business of SFX
          Entertainment; and

   o      all assets used primarily by SFX Entertainment.

SFX Entertainment will assume all of SFX's and its subsidiaries' obligations under the above agreements and in connection with the transfer of assets and employees.

         Transferred Employees

         If the Spin-Off occurs prior to the Closing Date, SFX's senior management and certain other employees of SFX (collectively, the "Transferred Employees") will devote such time as they deem reasonably necessary to conduct the operations of SFX Entertainment while continuing to serve in their present capacities with SFX. Upon consummation of the SFX Merger, SFX Entertainment will assume all obligations arising under any employment agreement or arrangement between SFX or any of its subsidiaries and the Transferred Employees other than rights, if any, under such employment agreements to receive options upon a change of control and all existing rights of indemnification. See "Management."

         Working Capital

         Pursuant to the Distribution Agreement (and as required by the Merger Agreement), SFX Entertainment and SFX have agreed to allocate funds between them for working capital. If the Spin-Off occurs prior to the consummation of the SFX Merger, then, on the date of the Spin-Off, SFX's management will allocate working capital between SFX Entertainment and SFX, and SFX will pay to SFX Entertainment any positive amount allocated to SFX Entertainment. In any event, at least five business days before the consummation of the SFX Merger, SFX must provide SFX Entertainment with a good faith estimate of Working Capital (as defined below) as of the date of consummation of the SFX Merger (the "Estimated Working Capital"). If the Estimated Working Capital is a positive number, then SFX must pay to SFX Entertainment an amount equal to the Estimated Working Capital at the time of consummation of the SFX Merger. On the other hand, if the Estimated Working Capital is a negative number, then SFX Entertainment must pay to SFX an amount equal to the Estimated Working Capital at that time.

         As soon as practicable (and in any event within ninety days) after the SFX Merger is consummated, SFX must deliver to SFX Entertainment an audited statement of Working Capital as of the date of consummation of the SFX Merger. If SFX Entertainment does not object to SFX's Working Capital statement within fifteen days following delivery thereof, then the Working Capital reflected on SFX's Working Capital statement will be the "Final Working Capital." If SFX Entertainment does so object, then the issues in dispute will be submitted to a major national accounting firm for resolution and to determine the "Final Working Capital."

         On the third business day after the Final Working Capital is determined, SFX or SFX Entertainment, as the case may be, must pay to the other an amount equal to the Final Working Capital, less the Estimated Working Capital previously paid, together with interest on the absolute value of the difference at an annual rate of 10% beginning on the date of consummation of the SFX Merger and ending on the date of payment of the amount (the "Working Capital Adjustment Amount"). However, if SFX Entertainment notifies SFX prior to the payment date that it wishes to have all or any portion of the Final Working Capital (the "SFX Merger Consideration Adjustment") treated as an adjustment to the consideration payable in connection with the SFX Merger, then the consideration payable in connection with the SFX Merger will be increased by an amount equal to the quotient of the SFX Merger Consideration Adjustment divided by the fully diluted number of shares of SFX's common stock outstanding immediately prior to the consummation of the SFX Merger, and SFX must promptly distribute (a) the appropriate amount to the appropriate holders, immediately prior to the consummation of the SFX Merger, of SFX's common stock and Series D Preferred Stock, (b) upon exercise, the appropriate amount to holders of options, warrants and unit purchase options of SFX unexercised immediately prior to the consummation of the SFX Merger and (c) the appropriate amount to holders of options, warrants and unit purchase options of SFX who exercised their securities on and after the consummation of the time of consummation of the SFX Merger and prior to the final payment date. If SFX Entertainment elects to treat any portion of the Final Working Capital as an SFX Merger Consideration Adjustment, then SFX Entertainment must pay SFX the difference, if any, between the SFX Merger Consideration Adjustment and the Working Capital Adjustment Amount so that the aggregate net amount to be paid or received (as the case may be) by SFX is equal to the amount that would have been paid or received if the SFX Merger Consideration Adjustment had not been made.

         "Working Capital" means the sum of all current assets of SFX and its consolidated subsidiaries minus the sum of all current liabilities of SFX and its consolidated subsidiaries, as of the point in time immediately prior to the consummation of the SFX Merger, adjusted (without duplication) by:

         (a) increasing Working Capital by 50% (up to $1.0 million) of all fees and expenses incurred by SFX in connection with acquiring consents from holders of SFX's Series E Preferred Stock and certain of its outstanding notes in connection with the transactions contemplated by the SFX Merger Agreement;

         (b) increasing (if a positive number) or decreasing (if a negative number) Working Capital by the product of (A) $75.00 (or any other amount payable to holders of SFX's Class A common stock) and (B) the difference between 15,589,083 less the sum of the fully diluted number of shares of SFX common stock outstanding immediately prior to the time of consummation of the SFX Merger (excluding up to 250,838 shares of SFX's common stock subject to a right of repurchase granted by SFX in connection with an acquisition);

         (c) reducing Working Capital by the difference between $84,554,649 less the sum of (A) the aggregate exercise price of all options, warrants and unit purchase options of SFX outstanding immediately prior to the SFX Merger consummation plus (B) the aggregate exercise price of all warrants underlying unit purchase options of SFX outstanding immediately prior to the SFX Merger consummation plus (C) the aggregate base price of all SARs of SFX outstanding immediately prior to the SFX Merger consummation;

         (d) reducing Working Capital by the product of (A) $42 and (B) up to 250,838 shares of SFX's common stock subject to a right of repurchase by SFX granted in connection with an acquisition;

         (e) increasing Working Capital by all permitted radio-related capital expenditures paid by SFX and its subsidiaries after June 30, 1997 and immediately prior to the SFX Merger consummation;

         (f) decreasing Working Capital by all accrued capital expenditures of SFX as of immediately prior to the SFX Merger consummation (to the extent not reflected in current liabilities);

         (g) increasing Working Capital by accrued but not yet payable dividends;

         (h) except as required by clause (i) below, excluding from Working Capital any liabilities attributable to indebtedness of SFX;

         (i) excluding from Working Capital any liabilities included in clauses (i) through (iv) of clause (k) below;

         (j) reducing Working Capital by unpaid costs, fees and expenses of SFX arising out of, based upon or that will arise from the transactions contemplated by the SFX Merger Agreement (other than as a result of actions taken by SFX Buyer Sub) (including amounts relating to the termination of any employees, broker fees, legal fees, accounting fees, advisory fees and fees incurred in connection with third party consents, waivers and amendments of creditors or holders of SFX's preferred stock); and

         (k) reducing Working Capital by the amount of SFX's Excess Debt (as defined below), if a positive number, or increasing Working Capital by the amount of the Excess Debt, if a negative number. "Excess Debt" means, as of immediately prior to the consummation of the SFX Merger, the difference between the sum of the following and $899.7 million:

                  (i) the difference between (A) indebtedness of SFX and its subsidiaries, less (B) the difference between $70.0 million and any amounts (other than the reimbursement of expenses) actually received by SFX and its consolidated subsidiaries after August 24, 1997, under agreements relating to the sale or local marketing arrangement (the local marketing payments may not exceed $30,000 per month) of its WVGO-FM and the sale or local marketing arrangement of its Jackson/Biloxi radio stations, less (C) any indebtedness incurred to finance acquisitions approved by Buyer of stock of or substantially all of the assets of radio stations, less (D) interest accrued as of immediately prior to the consummation of the SFX Merger that is not then due and payable,

                  (ii) the aggregate merger consideration payable to holders of SFX's Series C preferred stock (which SFX anticipates will be $2.0 million),

                  (iii) $225.0 million, representing the liquidation preference amount of SFX's Series E Preferred Stock, and

                  (iv) environmental costs or liabilities accrued and not paid after June 30, 1997, to the extent they exceed $100,000 in the aggregate.

         Working Capital will not include any asset transferred to SFX Entertainment or any of its subsidiaries, any liability assumed by SFX Entertainment or any liability to which none of SFX or any of its subsidiaries is a party immediately after the consummation of the SFX Merger. Any computation of Working Capital should assume that the Spin-Off has been consummated. As of September 30, 1997, Working Capital payable by SFX to SFX Entertainment would have been approximately $2.1 million.

         On the Spin-Off Distribution Date, SFX Entertainment is required to repay all amounts which SFX loaned to SFX Entertainment in connection with (a) the acquisition of businesses in the concert and live entertainment industry or
(b) capital improvements made on assets owned or leased by SFX Entertainment. The amount of this repayment will not be considered for purposes of computing Working Capital.

         Release and Indemnification

         Pursuant to the Distribution Agreement, SFX has agreed to release the SFX Entertainment Group, its affiliates (other than SFX and its subsidiaries) and all persons who at any time prior to the Spin-Off Distribution Date were stockholders, directors, agents or employees of the SFX Entertainment Group from any and all claims arising from any acts or events occurring or failing to occur or any conditions existing on or before the Spin-Off Distribution Date (other than claims arising from transactions contemplated by the Distribution Agreement, the Merger Agreement and certain related agreements). Similarly, SFX Entertainment has agreed to release SFX, its affiliates (other than the SFX Entertainment Group) and all persons who at any time prior to the Spin-Off Distribution Date were stockholders, directors, agents or employees of SFX or its subsidiaries from any and all claims arising from any acts or events occurring or failing to occur or any conditions existing on or before the Spin-Off Distribution Date (other than claims arising from transactions contemplated by the Distribution Agreement, the Merger Agreement and certain related agreements).

         SFX Entertainment has agreed in the Distribution Agreement to indemnify, defend and hold SFX and its subsidiaries (other than the SFX Entertainment Group) and each of its directors, officers, employees and agents harmless from and against any liabilities (other than income tax liabilities) to which SFX or any of its subsidiaries (other than the SFX Entertainment Group) may be or become subject that relate to the assets, business, operations, debts or liabilities of the SFX Entertainment Group (including liabilities to be assumed by any member of the SFX Entertainment Group as contemplated in the Distribution Agreement), whether arising prior to, concurrent with or after the Spin-Off or as a result of the failure to obtain all necessary third party consents to the Spin-Off.

         SFX has agreed in the Distribution Agreement to indemnify, defend and hold the SFX Entertainment Group and each of its directors, officers, employees and agents harmless from and against any liabilities (other than income tax liabilities) to which the SFX Entertainment Group may be or become subject that relate to the assets, business, operations, debts or liabilities of SFX or its subsidiaries (other than the SFX Entertainment Group), whether arising prior to, concurrent with or after the Spin-Off.

         The indemnification obligations contained in the Distribution Agreement will survive the Spin-Off for a period of six years (and thereafter as to any claims for indemnification asserted prior to the expiration of that period).

         Tax Matters

         The Distribution Agreement provides that any tax sharing agreement to which any of the SFX Entertainment Group and any of SFX and its subsidiaries are parties must be terminated as of the effective date of the Spin-Off. In addition, the Distribution Agreement provides that SFX and the SFX Entertainment Group will enter into a Tax Sharing Agreement (described below) on or prior to the Spin-Off Distribution Date.

         Use of Names; Intellectual Property

         At the closing of the SFX Merger, SFX will assign to SFX Entertainment or its designee the name "SFX," together with all causes of action and the right to recover for past infringements of that name. As soon as commercially practicable, but no later than six months from the consummation of the SFX Merger, SFX must cease all use of the name "SFX" or other trademarks, trade names or their identifiers owned by, licensed to, or transferred pursuant to the Distribution Agreement to SFX Entertainment.

         Conditions to the Distribution.

         Pursuant to the Distribution Agreement, the obligations of SFX Entertainment and SFX to consummate the Spin-Off will be subject to the fulfillment or waiver of each of the following conditions:

   o SFX's board of directors must be satisfied that SFX's surplus (as defined under Delaware law) would be sufficient to permit the Spin-Off under Delaware law and must formally approve the Spin-Off;

   o the SFX Entertainment Registration Statement must be declared effective by the SEC, and no stop order may be issued or pending with respect thereto;

   o the SFX Entertainment Class A Common Stock must be accepted for listing or trading, subject to official notice of issuance, on the American Stock Exchange or Nasdaq Stock Market;

   o     all necessary third party consents to the Spin-Off must be obtained;

   o the necessary stockholder approvals must be obtained to consummate the Spin-Off as presently contemplated;

   o there must not be in effect any temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Spin-Off;

   o SFX Entertainment and SFX must enter into the Tax Sharing Agreement [and the Employee Benefits Agreement] ([each] described below); and

   o each of the covenants and provisions in the Distribution Agreement required to be performed or complied with prior to the Spin-Off must be performed or complied with.

         SFX's board of directors is entitled to waive any of the above conditions prior to the Spin-Off Distribution Date.

         Expenses of Spin-Off

         Pursuant to the Distribution Agreement, all fees and expenses incurred in connection with the Spin-Off will be paid by the party incurring them.

         Termination of the Merger Agreement

         If the Merger Agreement is terminated for any reason, the boards of directors of SFX and SFX Entertainment will each appoint a committee of independent directors (none of whom will serve on both boards of directors) to negotiate in good faith with respect to all matters which they deem necessary to effectuate the separation of the affairs of SFX and SFX Entertainment, including the employment of the Transferred Employees. No adjustments will be made to the initial allocation of working capital between SFX and SFX Entertainment if the SFX Merger is not consummated.

TAX SHARING AGREEMENT

         Prior to the Spin-Off, SFX and SFX Entertainment will enter into the Tax Sharing agreement. Under the Tax Sharing Agreement, SFX Entertainment will agree to pay to SFX the amount of the tax liability of SFX and SFX Entertainment combined, to the extent properly attributable to SFX Entertainment for the period up to and including the Spin-Off, and will indemnify SFX for any tax adjustment made in subsequent years that relates to taxes properly attributable to SFX Entertainment during the period prior to and including the Spin-Off. SFX, in turn, will indemnify SFX Entertainment for any tax adjustment made in years subsequent to the Spin-Off that relates to taxes properly attributable to the SFX during the period prior to and including the Spin-Off. SFX Entertainment will be responsible for any taxes of SFX resulting from the Spin-Off to the extent such taxes result from gain on the distribution that exceeds the net operating losses of SFX and SFX Entertainment available to offset gain resulting from the Spin-Off.

EMPLOYEE BENEFITS AGREEMENT

         [Describe general terms.]

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion sets forth certain federal income tax consequences of the Spin-Off and the SFX Merger applicable to stockholders that hold their shares as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Tax Code"). However, the discussion does not address all federal income tax considerations that may be relevant to particular stockholders in light of their specific circumstances, such as stockholders who are dealers in securities, foreign persons or stockholders who acquired their shares in connection with stock options or stock purchase warrants. Each stockholder is urged to consult the holder's own tax adviser to determine the tax consequences to the holder of the SFX Merger and the Spin-Off in light of the holder's particular circumstances, including the applicability and effect of federal, state, local and foreign income and other tax laws and possible changes in those tax laws (which may have retroactive effect).

         Subject to the possible recharacterization discussed below, the receipt of SFX Entertainment Common Stock as a result of the Spin-Off should be taxable to the recipient as a distribution from SFX under Section 301 of the Tax Code. The amount of the distribution for federal income tax purposes and the basis for determining gain or loss on a subsequent disposition of the SFX Entertainment Common Stock would be the fair market value of the SFX Entertainment Common Stock at the time of the Spin-Off, and a stockholder's holding period for SFX Entertainment Common Stock received in the Spin-Off will begin on the day following the Spin-Off.

         The receipt of the SFX Entertainment Common Stock should be taxable to the holders of shares of SFX stock as a dividend to the extent of SFX's current or accumulated earnings and profits (determined as of the end of SFX's taxable year, which will occur on the date of the SFX Merger). Any amount of SFX Entertainment Common Stock that exceeds the above-mentioned earnings and profits of SFX would first be treated as a non-taxable return of capital to the extent of each stockholder's tax basis in shares of SFX stock, and the stockholder's tax basis in such stock would be reduced accordingly (but not below zero). To the extent that the amount of SFX Entertainment Common Stock were to exceed the stockholder's tax basis in shares of SFX stock, the excess would be treated as long-term or short-term capital gain from the sale or exchange of shares of SFX stock, depending on the period the stockholder held the shares of SFX stock. Although SFX does not currently have accumulated earnings and profits, it is possible that there may be earnings and profits for the year of the SFX Merger, because the Spin-Off might give rise to taxable gain to SFX. There can be no assurance, therefore, that there will be no current or accumulated earnings and profits, and thus it is possible that all or a portion of the value of the SFX Entertainment Common Stock could give rise to ordinary income.

         With respect to corporate stockholders, the portion of the SFX Entertainment Common Stock, if any, that is a taxable dividend under the foregoing rules generally should be eligible for the 70% dividends received deduction. However, a corporate stockholder's ability to use the dividends received deduction is subject to several limitations, including those relating to "debt financed portfolio stock" under Section 246A of the Tax Code and certain holding period requirements. In addition, even if the dividends received deduction is fully available, a portion of the SFX Entertainment Common Stock distribution may constitute an "extraordinary dividend," which is subject to the provisions of Section 1059 of the Tax Code.

         The receipt by an SFX stockholder of cash pursuant to the SFX Merger (or cash pursuant to the exercise of dissenters' rights of appraisal) will be a taxable event for the stockholder. A stockholder will generally recognize capital gain or loss for federal income tax purposes equal to the difference between (a) the amount of cash received and (b) the tax basis in the shares of SFX stock surrendered in exchange therefor (generally, the amount paid for the shares of SFX stock, subject to downward adjustment as described herein as a result of the Spin-Off). The gain or loss will be long-term capital gain or loss if the stockholder's holding period for the surrendered shares is more than one year at the time of consummation of the SFX Merger. Under recently enacted legislation, individuals whose holding period for shares of SFX stock exceeds 18 months will, in general, be subject to no more than a 20% tax on any gain, while individuals whose holding period for shares of SFX stock is more than one year but not more than 18 months will, in general, be subject to no more than a 28% tax on any gain. If an SFX stockholder owns more than one block of shares of SFX stock, the cash received must be allocated ratably among the blocks in the proportion that the number of shares of SFX stock in a particular block bears to the total number of shares of SFX stock owned by the stockholder.

         Although, as stated above, the receipt by an SFX stockholder of cash and SFX Entertainment Common Stock should be treated as if only the cash payment was received as payment for the shares of SFX stock, while the receipt of SFX Entertainment Common Stock is taxable to the recipient as a distribution from SFX under Section 301 of the Tax Code, and although SFX will report the transaction in a manner consistent with this characterization, it is possible that the Internal Revenue Service might contend that the transaction should be treated as an exchange of shares of SFX stock for both cash and SFX Entertainment Common Stock. Under this treatment, a stockholder will generally recognize capital gain or loss for federal income tax purposes equal to the difference between (a) the fair market value at the time of consummation of the SFX Merger of the SFX Entertainment Common Stock received plus the amount of cash received and (b) the tax basis in the shares of SFX stock surrendered in exchange therefor (without adjustment for any portion of the distribution of SFX Entertainment Common Stock that would have constituted a return of capital, if the distribution were respected as such). As discussed above, the gain or loss will be long-term capital gain or loss if the stockholder's holding period for the surrendered shares is more than one year at the time of consummation of the SFX Merger. Under this characterization, if SFX has no current or accumulated earnings and profits for the taxable year that includes the SFX Merger, the amount of capital gain recognized by stockholders should be the same whether the Spin-Off is treated as a distribution to stockholders, or as part of the sale price received as payment for the shares of SFX stock. By contrast, if SFX does have earnings and profits for that taxable year, such a characterization will generally decrease the amount of tax payable by an individual (by converting ordinary income to capital gain) and increase the amount of tax payable by a corporation (by converting dividend income potentially eligible for a dividends received deduction to capital gain).

         A stockholder may be subject to information reporting and to backup withholding at a rate of 31% of amounts paid to the stockholder, unless the stockholder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with applicable requirements of the backup withholding rules.

         THE DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND IS BASED ON EXISTING LAW AS OF THE DATE OF THIS PROSPECTUS. STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISERS TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE SPIN-OFF AND THE SFX MERGER (INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS).

                 AGREEMENTS RELATED TO THE PENDING ACQUISITIONS

PACE ACQUISITION

         The following is a summary of the agreements relating to the Pending Acquisitions. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to the agreements, copies of which are filed as exhibits hereto and are incorporated herein by reference.

         The 4,215,680 shares of SFX Entertainment Class A Common Stock being issued in connection with certain of the Pending Acquisitions are valued at $13.33 per share, the value negotiated with the sellers for purposes of the Pending Acquisitions. Such value is based upon certain financial projections developed jointly by SFX Entertainment and the sellers. There is presently no trading market for the SFX Entertainment Class A Common Stock. There can be no assurance that the assumptions upon which the valuation is based will, in fact, be correct or that the valuation will approximate the actual trading prices of the SFX Entertainment Class A Common Stock.

         General

         On December 12, 1997, SFX Entertainment entered into the PACE Agreement, a stock purchase agreement with PACE and the shareholders of PACE (the "PACE Sellers"), pursuant to which SFX Entertainment agreed to purchase the outstanding capital stock of PACE for approximately $109.5 million in cash (the "PACE Cash Payment"), the assumption of $25.5 million in debt and the issuance of 1.5 million shares of SFX Entertainment Class A Common Stock valued by the parties at $20 million (the "PACE Consideration Stock"). The PACE Cash Payment will be delivered to the PACE Sellers at closing while the PACE Consideration Stock will be issued to the PACE Sellers at the time of the Spin-Off. The PACE Cash Payment includes a $1.5 million premium in respect of shares held by Becker Interests Limited Partnership. SFX has irrevocably and unconditionally guaranteed the full and timely performance of all of SFX Entertainment's obligations under the PACE Acquisition Agreement, which guarantee is in place until the later of (a) delivery of the PACE Cash Payment and (b) delivery of the PACE Consideration Stock.

         The PACE Agreement provides that closing shall take place no later than the latter to occur of (a) 10 business days following satisfaction or waiver of the conditions to the obligations of the parties contained in the agreement and (b) the earlier of (i) 60 days after PACE has obtained, or is deemed to have obtained, all necessary third party consents and (ii) March 1, 1998, provided that such date is not earlier than February 23, 1998.

         Representations and Warranties

         Each of PACE and the PACE Sellers has made representations and warranties in the PACE Agreement with respect to, among other things:

   o      the due organization and good standing of PACE;

   o that each PACE Seller has good title to his or her shares of PACE common stock;

   o that the PACE Agreement is a valid and binding obligation of PACE and each of the PACE Sellers; and

   o that, with certain disclosed exceptions, performance of the PACE Agreement will not conflict with the provisions of any other agreement to which PACE or any PACE Seller is a party.

In addition, SFX Entertainment has made representations and warranties in the agreement with respect to, among other things:

   o      its due organization and good standing;

   o that the PACE Agreement is a valid and binding obligation of SFX Entertainment;

   o that, with certain disclosed exceptions, performance of the agreement will not conflict with the provisions of any other agreement to which SFX Entertainment is a party; and

   o that the PACE Consideration Stock shall have been duly authorized and, when issued and delivered, will be duly issued, fully paid and non-assessable.

All representations and warranties in the PACE Agreement, except for certain representations and warranties of the PACE Sellers' concerning their title to the shares of PACE and of PACE with respect to state and federal income taxes, will expire on the earlier to occur of (a) 18 months following consummation of the PACE Acquisition and (b) 60 days following the completion of the first audit of PACE's financial statements which occurs after closing.

         Indemnification

         The PACE Sellers have agreed to indemnify SFX Entertainment, each of its officers, directors and agents and each person who controls SFX Entertainment against certain losses (the "PACE Damages"), including those losses arising from (a) any breach of the representations and warranties made by PACE or the PACE Sellers in the agreement, (b) any breach of the covenants or agreements made by PACE or the PACE Sellers in the agreement or (c) any liabilities with respect to the Excluded Assets (as defined in the PACE Agreement). Except for damages arising from a breach of a representation, warranty or covenant made by a PACE Seller on such PACE Seller's behalf, each PACE Seller's liability under the PACE Agreement is limited to his or her proportional share of the PACE Sellers' aggregate liability. The maximum aggregate liability of the PACE Sellers to indemnify SFX Entertainment is limited to (a) $2 million with respect to breaches of representations or warranties of PACE disclosed to SFX Entertainment on or before the [Supplemental Disclosure Deadline] and (a) $10 million with respect to PACE Damages (including damages described in (a)). SFX Entertainment is not entitled to receive indemnification from the PACE Sellers except to the extent that the aggregate amount of damages incurred by SFX Entertainment exceeds $750,000, in which case, SFX Entertainment will be indemnified from the first dollar of such damages.

         SFX Entertainment has agreed to indemnify the PACE Sellers against losses arising out of or based upon the breach of any of the representations, warranties, covenants or agreements made by SFX Entertainment in the PACE Agreement. In addition, SFX Entertainment has agreed to indemnify and hold harmless each present and former employee, officer or director of PACE to the fullest extent permitted under applicable law against any damages in connection with any action or omission occurring prior to consummation of the PACE Acquisition except for damages arising from a claim by SFX Entertainment for indemnification under the agreement or a claim among or between the PACE Sellers or PACE optionholders related solely to transactions contemplated by the PACE Agreement. The maximum aggregate liability of SFX Entertainment to indemnify the PACE Sellers is limited to $10 million with respect to breaches of SFX Entertainment's representations and warranties. However, there is no such limitation to SFX Entertainment's liability with respect to any breach by SFX Entertainment of any of the covenants or agreements contained in the PACE Agreement.

         Closing Conditions

         The consummation of the PACE Acquisition is subject to certain closing conditions, including (a) the absence of governmental action which would restrain, enjoin or otherwise prohibit completion of the PACE Acquisition, (b) the absence of any injunction or order of specific performance which purports to prohibit the PACE Acquisition and (c) expiration or termination of any applicable waiting period under the HSR Act.

         The obligation of SFX Entertainment to consummate the PACE Acquisition is subject to certain conditions precedent, including:

   o the truth and accuracy of all representations and warranties of PACE and the PACE Sellers contained in the agreement as of a date (the "PACE Bring Down Date") which is the earlier of December 31, 1997 or the date on which SFX Entertainment makes a public disclosure of any or all of the transactions contemplated by the PACE Agreement (the "PACE Reps and Warranties Condition");

   o each of PACE's and the PACE Sellers' performance of and compliance with, in all material respects, their respective obligations and covenants and conditions contained in the agreement;

   o the absence of any Material Adverse Effect (as defined in the PACE Acquisition Agreement) affecting PACE on or before the PACE Bring Down Date (the "PACE Material Adverse Effect Condition");

   o      repayment to PACE of certain loans;

   o PACE's receipt from YM Corp., Westside Amphitheater Corporation and Charlotte Amphitheater Corporation (together with Westside Amphitheater Corporation, "Blockbuster Sub") of a waiver of certain provisions of Pavilion Partners' (as defined below) partnership agreement;

   o execution by each holder of options to purchase common stock of PACE (the "PACE Stock Options") of an option redemption agreement.

In accordance with the provisions of the PACE Acquisition Agreement, PACE obtained the consent of Blockbuster Sub upon entering into the Blockbuster Agreement (as defined below), wherein PACE agreed to purchase substantially all of Blockbuster Sub's interest in Pavilion Partners. If PACE does not earlier obtain the actual consent of YM Corp., such consent will, nonetheless, be deemed to have been obtained by PACE if SFX Entertainment has not terminated the PACE Acquisition Agreement on or before January 30, 1998.

         SFX Entertainment has agreed to waive the condition to closing that the PACE Sellers deliver all of the outstanding shares of PACE, if the PACE Sellers deliver 85% of such shares at closing.

         PACE Acquisition Facility

         SFX Entertainment has agreed that, at any time up to consummation of the PACE Acquisition, it will make available to PACE up to an aggregate of $25 million to be used by PACE to fund certain acquisitions (the "PACE Acquisition Facility"). PACE will have the option to immediately repay, without interest, any amounts advanced under the PACE Acquisition Facility or convert such amounts into a full recourse term loan (the "PACE Term Loan") if the PACE Acquisition Agreement is terminated for any reason other than failure of the PACE Sellers to (a) deliver their stock certificates at closing or (b) satisfy all of the conditions to SFX Entertainment's obligation to consummate the acquisition caused by wilful breach by, or gross negligence of, the PACE Sellers in the performance of their obligations under the agreement. The PACE Term Loan shall have a five-year term commencing on the date funds were first advanced under the PACE Acquisition Facility. For the first two years, the PACE Term Loan shall bear interest at an annual rate equal to SFX Entertainment's blended cost of funds and escalate 1% per annum each anniversary thereafter. Interest on the PACE Term Loan will only be payable in arrears for the first two years of its term followed by amortization based on available cash flow from the assets acquired with the PACE Term Loan proceeds (the "PACE Term Loan Assets"). The PACE Term Loan shall be secured by a first priority lien on PACE Term Loan Assets and the Pavilion Partners Option (as defined below) and, except with respect thereto, shall be subordinate to loans made by PACE's senior bank lender.

         If the PACE Term Loan is not fully paid and discharged within 60 days after any event of default under the PACE Term Loan, then SFX Entertainment will have an option (the "Pavilion Partners Option") to require PACE to sell to SFX Entertainment 100% of its partnership interest in Pavilion Partners, a general partnership between PACE and Amphitheaters Entertainment Partners which owns or operates several amphitheaters. The transferability of PACE's interest in Pavilion Partners is subject to the consent of Amphitheaters Entertainment Partners, which may be withheld by Amphitheaters Entertainment Partners in its sole discretion for any reason or no reason. SFX Entertainment's ability to exercise the Pavilion Partners Option is conditioned upon, without further recourse against PACE or the PACE Sellers, SFX Entertainment obtaining such consent of Amphitheaters Entertainment Partners.

         Except as described below, any amounts borrowed under the PACE Acquisition Facility will be immediately due and payable if the parties fail to consummate the PACE Acquisition due to the PACE Sellers' failure to (a) deliver their stock certificates at closing or (b) satisfy all of the conditions to SFX Entertainment's obligation to consummate the acquisition caused by wilful breach by, or gross negligence of, the PACE Sellers in the performance of their obligations under the agreement and SFX Entertainment is not in breach of the PACE Agreement and has satisfied (or is prepared to satisfy) all of the conditions precedent to the PACE Sellers' obligation to close. In such event, SFX Entertainment has agreed that, for a period of 60 days following such acceleration, it will not exercise or pursue any remedies available to it by reason of PACE's failure to pay such accelerated amounts. If the PACE Acquisition Facility should be accelerated as described above, the aggregate amount borrowed pursuant to the PACE Acquisition Facility will bear and interest rate of 3% above the interest rate then in effect (which will be increased by 1/4% each month thereafter) and SFX Entertainment will have the option to either (a) avail itself of any remedies at its disposal, including foreclosing on the PACE Term Loan Assets or (b) exercise the Pavilion Partners Option and offset the outstanding balance of amounts borrowed under the PACE Acquisition Facility against the price paid for PACE's interest in Pavilion Partners. If, upon termination of the PACE Agreement, PACE provides SFX Entertainment with written notice that PACE does not have the right to convert amounts borrowed into the PACE Term Loan (or irrevocably waives its right to such a conversion), then amounts borrowed under the PACE Acquisition Facility shall not become due and payable until after 60 days following such failure to consummate the PACE Acquisition.

         If the PACE Acquisition Agreement is terminated and SFX Entertainment is in breach or not prepared to satisfy all conditions precedent to the PACE Sellers' obligation to close, any amounts borrowed under the PACE Acquisition Facility will be converted into the PACE Term Loan. In such event, the PACE Term Loan will be secured by a first priority lien on the PACE Term Loan Assets, however, SFX Entertainment will have no rights to the Pavilion Partners Option.

         Termination

         The PACE Agreement may be terminated:

   o by mutual consent of SFX Entertainment and Allen J. Becker, as representative of the PACE Sellers (the "PACE Sellers'
         Representative");

   o by SFX Entertainment, if the PACE Reps and Warranties Condition and the PACE Material Adverse Effect Condition are not satisfied or deemed satisfied as of the PACE Bring Down Date (such right of termination must be exercised prior to the date which is the seventh day following the earlier of (a) the date on which PACE provides notice that no further amendment to the disclosure schedules is necessary or (b) the Supplemental Disclosure Deadline);

   o by SFX Entertainment, at any time prior to January 10, 1998, if any of the holders of PACE Stock Options who is not a party to the PACE Agreement has not executed an option redemption agreement on or before January 8, 1998; or

   o if the PACE Acquisition is not consummated on or before March 1, 1998 (unless such date is extended by the parties), provided that if the sole reason for failing to complete the acquisition is failure to satisfy the condition that any applicable waiting period under the HSR Act shall have expired or been terminated, such date may be extended to May 31, 1998 (unless further extended by the parties).

If the PACE Agreement has not been previously terminated and closing has not occurred prior to April 1, 1998, the PACE Cash Payment shall increase therefrom at a rate of 9% per annum.

         SFX Entertainment has agreed that, at closing, Allen J. Becker will be appointed as a member of and Chairman of the Board of PACE for a term to expire on the earlier of (a) the fifth anniversary of closing or (b) the termination of Brian Becker's employment agreement (discussed below) for any reason other than death or disability of Brian Becker. Pursuant to the Brian Becker's employment agreement, Brian Becker will remain as Chief Executive Officer of PACE for a five year period following closing and, at closing, will be appointed as member of PACE's Board of Directors with a term of two years and 15 days following the closing of the PACE Acquisition.

         Amendments to PACE's Bylaws

         SFX Entertainment has also agreed that, prior to consummation of the PACE Acquisition, PACE may amend its bylaws to provide for the following (collectively, the "PACE Bylaw Provisions"):

   o for a period of one year after closing, any proposed sale by SFX Entertainment of either of PACE's theatrical or motor sports line of business shall require the majority approval of PACE's Board of Directors and the affirmative vote of either Brian or Allen Becker;

   o if either one of PACE's theatrical or motor sports line of business has been previously sold, the requirement of majority approval of PACE's Board of Directors and the affirmative vote of either of Brian or Allen Becker for the sale of such remaining line of business will be extended to the fifteenth day following the second anniversary of closing;

   o in any event, SFX Entertainment may not, within the first two years and 15 days following closing of the acquisition, consummate the sale of either line of business without providing at least 30-days written notice to PACE's Board of Directors and notifying the potential purchaser of Brian Becker's right of first refusal for such lines of business, see "--Becker Employment Agreement";

   o no member of PACE's Board of Directors may be removed therefrom except upon death, disability or with adequate cause; and

   o for a period of two years and fifteen days following closing, the unanimous vote of PACE's Board of Directors shall be required to alter any PACE Bylaw Provisions.

SFX Entertainment has further agreed that, prior to closing, PACE may amend its Articles of Incorporation to prohibit any amendment or removal of the PACE Bylaw Provisions without the unanimous approval of PACE's Board of Directors.

         Future Acquisitions

         The PACE Agreement provides that it is the intention of SFX Entertainment to acquire additional businesses in the theatrical and motor sports lines of business to be acquired and managed by PACE, unless the revenues from the theatrical and motor sports lines of business in any acquired company do not constitute a majority of the revenues of such acquired company, in which case such acquired company may be held by SFX Entertainment outside of PACE but the management of the theatrical and motor sports businesses of such acquired company will report to Brian E. Becker. In addition, SFX Entertainment has agreed that within 30 days of the latter to occur of consummation of the PACE Acquisition and the Contemporary Acquisition, SFX Entertainment will contribute to PACE all of Contemporary's ownership interest, direct or indirect, in the assets of United Sports of America. Pursuant to the Becker Employment Agreement (as defined herein), Brian Becker, beginning on the second anniversary date of such agreement and exercisable for 15 days, will have the option to acquire PACE's motor sports line of business (or, if such line of business was previously sold, PACE's theatrical line of business) at its fair market value. Mr. Becker also has a right of first refusal on such lines of business. See "--Becker Employment Agreement."

         Bonuses

         SFX Entertainment has agreed that, from closing until the earlier of
(a) 396 days after completion of the Spin-Off or (b) the second anniversary of consummation of the Pace Acquisition, it will, in the sole discretion of Allen
J. Becker, pay a severance payment or series of payments to each and every At Will Employee (as defined in the PACE Agreement) whose employment is terminated based on any of the causes set forth in the PACE Agreement. The aggregate amount of all such severance payments to be made by SFX Entertainment may not be more than $1.0 million.

         Options

         If the Spin-Off has not been completed on or before July 1, 1998, each PACE Seller will have the option, exercisable within the first 10 days thereafter, to require SFX Entertainment to pay to him or her $13.33 in cash in lieu of the each share of PACE Consideration Stock to which such PACE Seller may otherwise be entitled. If the Spin-Off has not been completed on or prior to the first day of each third month after July 1, 1998, each PACE Seller will have such an option exercisable within the first 10 days thereafter.

         SFX Entertainment delivered to the PACE Sellers' Representative an internally generated report concerning the projected range of fair value of the PACE Consideration Stock. The report was based upon certain assumptions concerning the completion of the Pending Acquisitions prior to the Spin-Off. If the average selling price per share of the SFX Entertainment Class A Common Stock is less than $13.33 per share during the five-day period immediately following completion of the Spin-Off, then, within 10 days after completion of the Spin-Off, SFX Entertainment must deliver an updated report to each PACE Seller who did not exercise his or her option (as described above). If the updated report reflects an adverse change to the range of fair value from the range of fair value shown in the initial report, then SFX Entertainment must include in the updated report a written offer to those PACE Sellers to provide an additional cash payment or additional shares of SFX Entertainment Class A Common Stock as consideration for the adverse change. The sole remedy for any PACE Seller who does not wish to accept SFX Entertainment's offer is the assertion of a claim under the dispute resolution procedures specified in the PACE Agreement.

         The PACE Acquisition Agreement further provides that each PACE Seller shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of the PACE Consideration Stock received by such PACE

Seller for a cash purchase price of $33.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE Sellers.

Releases

         Each PACE Seller has executed a release where in such PACE Seller releases and waives any and all claims such PACE Seller may have against (i) any other PACE Seller, PACE or SFX Entertainment which relates to the transactions or agreements by which such PACE Seller acquired ownership of shares of PACE or PACE Stock Options and any claims which each PACE Seller may have by reason of being a shareholder of PACE and (ii) any other PACE Seller, PACE or the Sellers' Representative as to the transactions contemplated by the PACE Agreement.

Pavilion Acquisition

         In connection with the acquisition of PACE, SFX Entertainment will obtain 100% of Pavilion Partners, a partnership that owns interests in ten amphitheaters ("Pavilion"), by acquiring one-third of Pavilion through the acquisition of PACE and the remaining two-thirds of Pavilion through separate agreements with Sony and Blockbuster, for a combined consideration of $89.4 million (including the assumption of $48.3 million of debt for such two-thirds (the acquisitions of such two-thirds hereinafter referred to as the "Pavilion Acquisition")).

         On December 19, 1997, PACE and its wholly-owned subsidiary, SM/PACE, Inc., entered into a purchase agreement (the "Blockbuster Agreement") with Viacom, Inc and its subsidiaries, Charlotte Amphitheater Corporation and the Westside Amphitheater Corporation (collectively, the "Blockbuster Group"), pursuant to which PACE agreed to purchase Blockbuster Group's interest in Amphitheater Entertainment Partners ("AEP"), a 50-50 partnership between Blockbuster and Sony (which owns two-thirds of Pavilion Partners), for an aggregate purchase price of approximately $13.7 million in cash, which includes $9.5 million in respect of the purchase of a Blockbuster note receivable payable by Pavilion Partners (secured by a lien on the Charlotte Amphitheater) and by the assumption of approximately $2.9 million of certain liabilities of the Blockbuster Group owed to Pavilion Partners ("Blockbuster Acquistion"). In addition, the PACE Group will be required under the Blockbuster Agreement to cause the Blockbuster Group to be released from liability from its direct obligations with respect to indebtedness of Pavilion for borrowed funds.

         Consummation of transactions contemplated by the Blockbuster Agreement is subject to the receipt by PACE of (a) the consent of Sony to the amendment and restatement of each of the Pavilion partnership agreement and AEP's partnership agreement, (b) the consent of PACE's lender to the extent necessary to complete the transaction without violating PACE's credit agreement with such lender and (c) any other consents reasonably necessary for closing. The Blockbuster Agreement may be terminated by mutual agreement of the parties or by any party if closing shall not have occurred on or before May 31, 1998.

         Pursuant to a letter agreement (the "Sony Agreement"), dated December 22, 1997, PACE has agreed to purchase from YM Corp. ("Sony") all of Sony's interest in AEP for $27.5 million in cash plus the assumption of all of Sony's obligations and liabilities arising under Pavilion and AEP's respective partnership agreements. In addition, PACE will be required under the Sony Agreement to cause Sony and its parent corporation to be released from liability for their direct contractual obligations in connection with the business of Pavilion.

         The closing must occur no later than (a) 5 business days after the consummation of the PACE Acquisition and (b) the date of the closing of the acquisition of Blockbuster Group's interest in AEP or (c) March 30, 1998 (which may be extended to May 31, 1997 if the closing of the PACE Acquisition or the acquisition of Sony's interest in AEP does not occur on or before March 30, 1998 solely because an applicable HSR waiting period has not expired or been terminated (the "Outside Date")). If closing has not occurred on or prior to March 30, 1998, the purchase price shall be increased at an annual rate of 8% per annum, compounded monthly.

         Pursuant to the Sony Agreement, Sony has given all consents necessary for consummation of the PACE Acquisition and the acquisition of Blockbuster Group's interest in AEP, however, such consents as well as all other agreements contained in the agreement are conditioned upon (a) HSR approval for the transaction, (b) the occurrence of closing of the PACE Acquisition and (c) unless the acquisition of Blockbuster Group's interest has occurred earlier, receipt of the Blockbuster Group's consent to the transfer of Sony's AEP partnership interest as required by the AEP partnership agreement. Sony's consent to the PACE Acquisition can be withdrawn if the acquisition of Sony's interest in AEP does not occur on or before the Outside Date for any reason other than Sony's breach.

Becker Employment Agreement

         General

         As a condition to the execution of the PACE Acquisition Agreement, SFX Entertainment entered into an employment agreement with the Chief Executive Officer and President of PACE, Mr. Brian Becker (the "Becker Employment Agreement"). The Becker Employment Agreement has a term of five years commencing on the closing of the PACE Acquisition. Mr. Becker will continue as President and Chief Executive Officer of PACE. In addition, for the term of his employment, Mr. Becker will serve as (i) a member of SFX Entertainment's Office of the Chairman (ii) an Executive Vice President of SFX Entertainment, and
(iii) a director of each of PACE and SFX Entertainment (subject to shareholder approval). During the term of his employment, Mr. Becker will receive (i) a base salary of $294,000 for the first year, $ 313,760 for each of the second and third years and $334,310 for each of the fourth and fifth years and (ii) an annual bonus in the discretion of the SFX Entertainment Board.

         Restrictions; Right of First Refusal Options

         SFX Entertainment has agreed that it will not sell either the theatrical or motor sports line of business of PACE prior to the first anniversary of the PACE Acquisition. In the event SFX Entertainment sells either line of business after the first anniversary, it has agreed not to sell the other line of business prior to 15 days past the second anniversary of the PACE Acquisition. The Becker Employment Agreement provides that Mr. Becker will have a right of first refusal (the "Becker Right of First Refusal") if, between the first and second anniversary of the PACE Acquisition, SFX Entertainment receives a bona fide offer from a third party to purchase all or substantially all of either the theatrical or motor sports lines of business at a price equal to 95% of the proposed purchase price. The Fifth Year Put Option (as defined in the PACE Acquisition Agreement will also be immediately exercisable as of such closing. In the event that Mr. Becker does not exercise his right of first refusal and either of the theatrical or motor sports line of business is sold, Mr. Becker will have an identical right of first refusal for the sale of the remaining line of business beginning on the second anniversary and ending six months thereafter. Mr. Becker shall be paid an administrative fee of $100,000 if he does not exercise the his right of first refusal and SFX Entertainment does not consummate the proposed sale. Mr. Becker would thereafter retain all rights to the Becker Right of First Refusal.

         Beginning on the second anniversary of the date of the Becker Employment Agreement, Mr. Becker will have the option (the "Second Year Option"), exercisable within 15 days thereafter, to elect to one or more of the following: (a) put any stock or portion thereof (including any vested and unvested options to purchase stock) and/or any compensation to be paid to Mr. Becker to SFX Entertainment; (b) become a consultant to SFX Entertainment for no more than an average of 20 hours per week for the remainder of the term and with the same level of compensation set forth in the Becker Employment Agreement; or (c) acquire PACE's motor sports line of business (or, if such line of business was previously sold, PACE's theatrical line of business) at its fair market value as determined in the Becker Employment Agreement.

         Termination

         The Becker Employment Agreement may be terminated (a) by SFX Entertainment for Cause (as defined in the Becker Employment Agreement) or upon Mr. Becker's death or permanent disability or (b) by Mr. Becker at any time for any reason or upon exercise of the Second Year Option (as defined).

         In addition, Mr. Becker's employment may be terminated by SFX Entertainment any time in SFX Entertainment's sole discretion or by Mr. Becker at any time following, among other things, (a) failure to elect or re-elect Mr. Becker to as a director of SFX Entertainment, (b) a reduction in Mr. Becker's base salary or the formula by which his bonus is calculated, (c) discontinuation of Mr. Becker's participation in any stock option, bonus or other employee benefit plan, (d) prior to two years and fifteen days after consummation of the PACE Acquisition, the sale of either the motor sports or theatrical line of business to any person other than Mr. Becker (unless Mr. Becker elected not to exercise the Becker Right of First Refusal (as defined below)), (e) the sale of all or substantially all of the assets of PACE, (f) a change of control of SFX Entertainment or (g) the failure by SFX Entertainment to contribute any acquired business (which derives a majority of its revenues from either a theatrical or motor sports line of business) to PACE. In event of such a termination, among other things, (a) for the period from such termination until the fifth anniversary of the closing of the PACE Acquisition, SFX Entertainment must pay Mr. Becker the base salary and any bonus to which he would otherwise be entitled and Mr. Becker shall be entitled to participate in any and all of the profit-sharing, retirement income, stock purchase, savings and executive compensation plans to the same extent he would otherwise have been entitled to participate, (b) for a period of one year after such termination, SFX Entertainment shall maintain Mr. Becker's life, accident, medical, health care and disability programs or arrangements and provide Mr. Becker with use of the same office and related facilities and (c) if such termination occurs prior to two years and 15 days after consummation of the PACE Acquisition, Mr. Becker will retain the Second Year Option and the Becker Right of First Refusal.

         Non-Competition

         Throughout the term of his employment and for a period of 18 months thereafter, Mr. Becker has agreed not to, directly or indirectly, engage in any activity or business which is directly competitive with SFX Entertainment (or its affiliates) or solicit any of its employees to leave SFX Entertainment (or its affiliates), provided however, that such non-compete and non-solicitation shall not apply if Mr. Becker exercises his rights, or SFX Entertainment breaches its obligations, with respect to the Becker Right of First Refusal or the Second Year Option

         Indemnification

         SFX Entertainment has agreed to indemnify, defend and hold Mr. Becker harmless to the maximum extent permitted by law against expenses, including attorney's fees, incurred in connection with the fact that Mr. Becker is or was an officer, employee or director of SFX Entertainment or any of its affiliates.

CONTEMPORARY ACQUISITION

         General

         SFX Entertainment has entered into a merger and asset purchase agreement dated as of December 12, 1997 (the "Contemporary Agreement") with Contemporary and certain individuals and their trusts. Pursuant to the Contemporary Agreement, SFX Entertainment has agreed to acquire certain concert, production and promotion event marketing, computerized ticketing and related businesses through both:

   o the merger (the "Contemporary Merger") of Contemporary International Productions Corporation ("CIPC") into SFX Entertainment; and

   o the acquisition (the "Contemporary Asset Acquisition" and, together with the Contemporary Merger, the "Contemporary Acquisition") by a wholly-owned subsidiary of SFX Entertainment of substantially all of the assets, excluding certain cash and receivables held by Contemporary or the remaining members of Contemporary prior to January 1, 1998.

         The aggregate consideration to be paid in the Contemporary Acquisition is approximately $91.5 million, comprised of $72.8 million in cash and approximately 1,402,851 shares of the Class A Common Stock of SFX Entertainment, valued by the parties at $18.7 million, or, if the Spin-Off is not consummated prior to the closing of the Contemporary Acquisition, shares of a redeemable convertible preferred stock of SFX Entertainment ("SFX Entertainment Preferred Stock") which is convertible upon the Spin-Off into such shares of SFX Entertainment Class A Common Stock. The terms of the SFX Entertainment Preferred Stock will include a provision that such stock will be automatically redeemed as of July 1, 1998 unless previously converted into shares of SFX Entertainment Class A Common Stock. The aggregate redemption price for the shares of the SFX Entertainment Preferred Stock would be their fair market value, but in no event less than $18.7 million. The SFX Entertainment Preferred Stock is adjustable for certain dividends paid on the SFX Entertainment Class A Common Stock, recapitalizations, stock splits and similar transactions. The consideration to be paid in the Contemporary Acquisition is subject to adjustment, for , among other things, Contemporary's acquisition of the remaining 50% interest in the Riverport Amphitheater Joint Venture, which it currently does not own. Simultaneously with the execution of the Contemporary Agreement, SFX Entertainment deposited $2 million with an escrow agent to be applied to the purchase price upon closing. Such deposit will be payable to Contemporary as liquidated damages in the event Contemporary terminates the agreement by reason of a material violation or breach of any representation, warranty, covenant or agreement of SFX Entertainment or the failure of certain conditions under the Contemporary Agreement.

         The shares of SFX Entertainment Class A Common Stock issuable in connection with the Contemporary Merger will be "restricted securities" under Rule 144 of the Securities Act when issued, but SFX Entertainment has agreed to use its best efforts to cause such shares to be registered for resale on a shelf-registration statement. SFX Entertainment will have the ability to suspend use of such registration statement for up to 30 days in any 12-month period for offerings of securities by SFX Entertainment and up to 45 days in any 12-month period for other valid reasons.

         The closing of the Contemporary Acquisition will be effective as of January 1, 1998, but is not expected to close on that date. As of January 1, 1998, SFX Entertainment, in general, will receive the benefits of and assume the liabilities and obligations with respect to the businesses of Contemporary, although SFX Entertainment will not assume actual operational responsibility for Contemporary until the closing. The Contemporary Acquisition is expected to close on the fifth business day following the fulfillment or waiver of the conditions to closing, but in no event before January 1, 1998 or after February 15, 1998 (subject to extension). Simultaneously with the closing of the Contemporary Acquisition, it is currently expected that Contemporary will acquire the 50% interest in the Riverport Amphitheater Joint Venture which it currently does not own (although such acquisition is not a condition to the closing).

         Upon the closing of the Contemporary Asset Acquisition, SFX Entertainment will acquire substantially all of the non-cash assets of the constituent companies of Contemporary other than CIPC, which is being merged into SFX Entertainment. SFX Entertainment will also assume substantially all of the ordinary course of business obligations and liabilities of such companies incurred or to be performed after December 31, 1997. SFX Entertainment is not assuming liabilities for (a) tax, environmental, ERISA, workers' compensation or pension liabilities incurred prior to January 1, 1998, (b) liabilities or obligations for severance or similar payments arising as a result of the Contemporary Acquisition, (c) any liabilities or obligations which are not directly incident to the business or assets of Contemporary, (d) any indebtedness for borrowed money, (e) any amount payable to any affiliate of Contemporary (other than certain liabilities incurred after January 1, 1998 or expressly assumed by SFX Entertainment), and (f) any liabilities arising out of or in connection with any litigation pending against Contemporary prior to January 1, 1998.

         Representations and Warranties

         Contemporary and SFX Entertainment have each made certain representations and warranties to the other in the Contemporary Agreement. Other than representations and warranties with regard to tax matters, which survive for the statute of limitations applicable to the relevant representation or warranty, all representations and warranties made by the parties to the Contemporary Agreement survive the closing of the Contemporary Acquisition until the completion of the consolidated audit of the Contemporary businesses for the two year period ended December 31, 1997.

         Indemnification

         Contemporary has agreed to indemnify and hold harmless SFX Entertainment against any and all losses which it may suffer by reason of (a) the breach by Contemporary of any representation or warranty contained in the Contemporary Agreement or related agreements, (b) the failure of Contemporary to perform any agreement or covenant required under the Contemporary Agreement or related agreements, or (c) any liability or debt of Contemporary not expressly assumed by SFX Entertainment by the terms of the Contemporary Agreement. SFX Entertainment has agreed to indemnify and hold harmless Contemporary against any and all losses which it may suffer as a result of (a) the breach by SFX Entertainment of any representation or warranty contained in the Contemporary Agreement or related agreements, (b) the failure of SFX Entertainment to perform any agreement or covenant required under the Contemporary Agreement or related agreements, or (c) the liabilities expressly assumed by SFX Entertainment by the terms of the Contemporary Agreement. Neither SFX Entertainment nor Contemporary will be entitled to be indemnified pursuant to the Contemporary Agreement unless and until the aggregate of all losses incurred by either party, as the case may be, exceeds $500,000, at which time the indemnifying party will be obligated to indemnify the indemnified party (a) if the indemnifying party is SFX Entertainment, for the first dollar of such losses and (b) if the indemnifying party is Contemporary, for all losses in excess of $100,000 (and not only the losses in excess of $500,000). This threshold limitation does not apply in certain circumstances. Absent fraud and except with respect to certain tax representations and warranties and other matters, the liability of Contemporary for indemnification under the Contemporary Agreement will not exceed an aggregate amount equal to the sum of $3.1 million plus one-half of the shares of SFX Entertainment Class A Common Stock received by the trusts in the Contemporary Merger. If notice of any such indemnification claim is given after six months following the closing of the Contemporary Merger, Contemporary's liability will be limited to $3.1 million.

         Covenants

         Contemporary has also agreed to certain pre-closing covenants, including, among other things, not to:

   o      make any capital expenditures in excess of $50,000;

   o enter into any operating lease calling for net increased rentals in excess of five percent (5%) annually per lease (over present rentals)

   o acquire any assets or properties except in the ordinary course of business and consistent with past practice;

   o purchase, sell, assign or transfer any of the assets or properties relating to its business to be acquired which are valued in excess of $50,000; or

   o make any new material contract or agreement or any amendment, modification or termination of any existing material contract relating to its assets, properties or business to be acquired, except in the ordinary course of business and consistent with past practice and in any event not requiring payment in excess of $50,000, other than talent contracts.

In addition, Contemporary has agreed to satisfy out of the cash proceeds of the Contemporary Acquisition (a) its expenses incurred in connection with the Contemporary Acquisition, (b) all monetary liens on assets of Contemporary, other than liens permitted under the agreement, and (c) any liabilities of Contemporary that SFX Entertainment will not assume as a result of the Contemporary Acquisition (as described above). All covenants and agreements made by the parties, unless waived in writing, survive the closing.

         Conditions to Closing

         The closing of the Contemporary Acquisition is subject to certain closing conditions, including:

   o the accuracy of the representations and warranties and the compliance with the covenants of Contemporary;

   o the receipt of all governmental authorizations, approvals, consents and waivers, including any authorizations required under the HSR Act;

   o the receipt of consents and approvals required under certain existing agreements of the parties;

   o the absence of any action, suit, proceeding or investigation before any court, administrative agency or governmental authority seeking to restrain, prohibit or invalidate the consummation of the Contemporary Merger or the Contemporary Asset Acquisition;

   o the execution of employment agreements with certain employees of Contemporary; and

   o the best efforts of Contemporary to deliver estoppel certificates from each landlord under any lease, and nondisturbance and/or recognition agreements from each mortgagee or superior lessor of a leased property, relating to the Sandstone Amphitheater, the Westport Playhouse and the American Theatre.

As a condition to Contemporary's obligations under the Contemporary Agreement if the Spin-Off does not occur prior to the closing, SFX must provide to the trusts that own CIPC a guarantee (which may be extinguished upon the Spin-Off) of the redemption price for the SFX Entertainment Preferred Stock. Additionally, the closing of the Contemporary Asset Acquisition is conditioned on the consummation of the Contemporary Merger.

         Termination

         The Contemporary Agreement may be terminated at any time prior to the closing date:

   o     by the mutual consent of the parties;

   o by any of the parties on February 15, 1998, in the event of a material violation or breach by the other party of any representation, warranty, covenant or agreement or any closing condition, which material violation or breach is not cured within a reasonable period not to exceed the later of March 17, 1998 or 30 days after receipt of written notice from the other party;

   o if, through no fault of the terminating party, the conditions to closing have become impossible to satisfy or a court has permanently enjoined the closing and the related order has become final and is not subject to appeal; or

   o by SFX Entertainment prior to January 9, 1998 if any of the liens on the real property owned by Contemporary in connection with its business would have a material adverse effect on the ability to conduct such business as conducted in the past.

Notwithstanding anything to the contrary, neither party may terminate the agreement pursuant to that provision if the Contemporary Acquisition is not consummated on February 15, 1998 solely as a result of the applicable waiting periods under the HSR Act not having expired or been terminated on or prior to such date, in which event, either party may terminate the agreement only if the Contemporary Acquisition is not consummated on or before April 30, 1998. If the closing is delayed beyond February 15, 1998 as described in the preceding sentence, then, notwithstanding the occurrence of an event that has a material adverse effect on the business of Contemporary, SFX Entertainment will be required to close the Contemporary Acquisition upon the termination of the waiting period under the HSR Act (unless such termination has not occurred by April 30, 1998) unless such material adverse effect is the result of the intentional acts or intentional omissions of Contemporary or its affiliates or an act or omission of Contemporary or one of its affiliates that constitutes gross negligence in which case SFX Entertainment will have the right, without any liability, to refuse to close or may proceed to close the Contemporary Acquisition, subject to receiving reimbursement for such material adverse effect of as much as $3.1 million in cash and up to one-half of the SFX Entertainment Class A Common Stock received by the individuals and trusts in the transaction.

         Future Payment Obligations

         If any of the individuals or trusts that party to the Contemporary Agreement owns any shares of SFX Entertainment Class A Common Stock received in the Contemporary Acquisition on the second anniversary of the closing date and the average trading price of such stock over the 20-day period ending on such anniversary date is less than $13.33 per share (subject to adjustment to compensate for recapitalizations of SFX Entertainment or dividends to holders of SFX Entertainment Class A Common Stock), then SFX Entertainment will make a one-time cash payment to each trust or individual holding any such shares that is equal to the product of (i) the quotient of the difference between (A) the actual average trading price per share over such 20-day period and (B) $13.33 (or the price as adjusted per the agreement) divided by two, multiplied by (ii) the number of shares of SFX Entertainment Class A Common Stock received by such trust or individual in the Contemporary Acquisition and owned as of such anniversary date.

BGP ACQUISITION

         General

         SFX Entertainment, through its wholly-owned subsidiary BGP Acquisition, LLC ("BGP Acquisition Sub"), has entered into a stock purchase agreement dated as of December 11, 1997 (the "BGP Agreement") with all of the shareholders (the "BGP Sellers") of BGP. Pursuant to the BGP Agreement, SFX Entertainment has agreed to purchase all of the outstanding capital stock of BGP for an aggregate purchase price of approximately $68.3 million in cash, subject to reduction on a dollar-for-dollar basis to the extent if BGP's Long Term Debt exceeds its Net Working Capital (both as defined in the BGP Agreement).

         If the Spin-Off occurs prior to the closing of the BGP Acquisition, SFX Entertainment may elect, in its sole discretion, to distribute up to 562,640 shares of SFX Entertainment Class A Common Stock to the BGP Sellers in lieu of $7.5 million in cash. Similarly, if the Spin-Off does not occur prior to the closing, then SFX Entertainment may elect, in its sole discretion, to distribute options to purchase up to an aggregate of 562,640 shares of SFX Entertainment Class A Common Stock to the BGP Sellers in lieu of up to $7.5 million in cash. SFX Entertainment may be required, subject to certain conditions, to repurchase the shares or options issued as consideration in the BGP Acquisition in the event that by June 30, 1998 the shares or options (a) are not registered with the SEC, (b) are not listed with a nationally recognized exchange or (c) are subject to any lock-up period.

         Guarantee

         If the Spin-Off does not occur as of January 29, 1998 (or February 12, 1998 under certain circumstances), SFX Entertainment will guarantee the cash portion of the purchase price.

         Representations and Warranties

         The BGP Sellers have made certain standard and customary representations and warranties to SFX Entertainment with respect to BGP, including, among other things, the completeness of the disclosure provided in connection with the agreement. Similarly, the BGP Sellers have made certain representations and warranties to SFX Entertainment with respect to themselves, including, among other things, their competency to enter into the transaction, the absence of conflicts, required consents and approvals, title to the stock to be acquired, the absence of options or similar rights in the capital stock of BGP and legal proceedings. In addition, BGP Acquisition Sub and SFX Entertainment have made certain representations and warranties to each BGP Seller with respect to, among other things, its authority to enter into the transaction, the absence of defaults, the absence of legal proceedings, required consents and the capitalization of SFX Entertainment. SFX Entertainment has also represented and warranted to the BGP Sellers that it will have net assets of not less than $100.0 million as of the closing date of the BGP Acquisition. Except for representations and warranties relating to tax matters, which survive for the applicable statute of limitations periods, the representations and warranties of the parties contained in the BGP Agreement survive until the first anniversary of the closing of the acquisition.

         Indemnification

         The BGP Sellers have agreed to indemnify, defend and hold harmless BGP Acquisition Sub from and against any losses based upon, arising out of or otherwise resulting from (a) any inaccuracy in any representation or breach of any warranty of the BGP Sellers, (b) the breach or nonfulfillment of any covenant, agreement or other obligation of the BGP Sellers, which breach remains uncured for 30 days following written notice thereof, or (c) certain disclosed liabilities. SFX Entertainment has agreed to indemnify, defend and hold harmless the BGP Sellers from and against any losses based upon, arising out of or otherwise resulting from (a) any inaccuracy in any representation or breach of any warranty of BGP Acquisition Sub or (b) the breach or nonfulfillment of any covenant, agreement or other obligation of BGP Acquisition Sub (except those under the employee agreements required as a condition to closing). Other than with respect to the payment of the purchase price and except as regards tax liabilities, neither the BGP Sellers nor BGP Acquisition Sub is entitled to indemnification under the BGP Agreement unless the aggregate amount of losses suffered by either party exceeds $325,000, in which event either party, as the case may be, will be entitled to indemnification for the sum of (a) $137,500 plus (b) the amount by which the aggregate amount of losses exceeds $325,000, up to and including (i) in the case of the BGP Sellers, an amount equal to the payments at any time, received by the BGP Sellers, severally, from BGP Acquisition Sub pursuant to the BGP Agreement and (ii) in the case of BGP Acquisition Sub an amount equal to the payments, at any time, made by BGP Acquisition Sub to the BGP Sellers, in the aggregate, pursuant to the BGP Agreement. The BGP Sellers have also agreed to indemnify BGP Acquisition Sub against certain tax liabilities in excess of the sum of $100,000 plus the amount determined to be Excess Working Capital (as defined in the BGP Agreement) and to indemnify BGP Acquisition Sub and BGP against all other tax liabilities in excess of Excess Working Capital.

Each party to the BGP Agreement has waived any consequential, exemplary or special damages incurred in connection with the agreement.

          Covenants

         The BGP Sellers have agreed that, until the closing of the BGP Acquisition, they will or will cause BGP to, among other things: (A) conduct the operation of BGP's business in the ordinary course, (b) use their best efforts to preserve BGP's business relationships with clients, customers, accounts, agents, distributors, suppliers and others having business dealings with BGP, and (c) not participate in any discussions, communications or negotiations with any persons (other than SFX Entertainment) with respect to any direct or indirect acquisition of any material portion of the assets, properties or common stock of BGP. On or prior to the closing of the acquisition, certain key personnel of BGP will enter into employment agreements with BGP Acquisition Sub; each BGP Seller that will not be a party to such an employment agreement has agreed not to compete, directly or indirectly, with the business of BGP for a period of two years following the closing. In addition, the BGP Sellers have agreed not to use the names "Bill Graham Presents" or "Fillmore" or any other similar name following the closing.

         Conditions to Closing

         The closing of the BGP Acquisition is subject to certain closing conditions, including:

   o the accuracy of the representations and warranties contained in the BGP Agreement as of the closing;

   o the receipt of all consents (including any required under the HSR Act) required to be obtained in connection with the acquisition;

   o the absence of any action, suit, claim, proceeding or investigation which questions the validity or legality of the acquisition or which could reasonably be expected to have a material adverse effect on the ability to consummate the acquisition;

   o the execution of employment agreements between SFX Entertainment and certain key employees of BGP;

   o receipt by the BGP Sellers of confirmation that the base price used in the determination of the number of shares of common stock of SFX Entertainment that may be distributed in lieu of cash consideration in the acquisition is the lowest price used by Mr. Sillerman in his personal acquisition of common stock of SFX Entertainment;

   o     the absence of any material changes in BGP since October 31, 1997;

   o the satisfaction or mutual termination of all obligations (other than any obligation under the by-laws of BGP) between any BGP Seller and BGP, the general unconditional releases by each BGP Seller of BGP from any and all liabilities, and the release of all security interests held by any party except SFX Entertainment in any property of BGP;

   o the receipt of written waivers of each of the BGP Sellers' rights under any shareholder or other agreement entered into with other shareholders of BGP or BGP itself;

   o the acknowledgment of the BGP Sellers that, other than certain materials specifically excluded, the posters, handbills and other archive materials referenced in the January 2, 1995 agreement between Bill Graham Enterprises, Inc. and the heirs of William Graham are assets of BGP are to be transferred to SFX Entertainment;

   o the termination of the Buy-Sell Agreement (as defined in the BGP Agreement); and

   o the execution of written leases with the Fillmore Auditorium and the Warfield Theater.

         Termination

         The BGP Agreement may be terminated by (a) mutual consent of the parties, (b) either party if the closing does not occur by January 29, 1998 and the terminating party does not cause the delay (or February 12, 1998 if the conditions to closing have not been fulfilled by January 29, (c) SFX Entertainment if there has been a material misrepresentation or material breach in the representations, warranties or covenants of the BGP Sellers or if there has been any material failure on the part of any of the BGP Sellers to comply with their obligations under the BGP Agreement, (d) the BGP Sellers if there has been a material misrepresentation or material breach in the representations, warranties or covenants of SFX Entertainment or if there has been any material failure on the part of SFX Entertainment to comply with its obligations under the BGP Agreement, or (e) either party if any court of competent jurisdiction issues an order, decree or ruling or takes any other action enjoining or otherwise prohibiting the transactions contemplated by the BGP Agreement and such order, decree, ruling or other action becomes final and non-appealable. The termination rights described in clauses (b) through (d) above are subject to a 30 day cure period.

         Restriction on Asset Sales

         SFX Entertainment has agreed that it will not sell all, or substantially all, of the assets of BGP (as of December 11, 1997), for a period of three years following the closing of the BGP Acquisition without offering the BGP Sellers the opportunity to purchase the assets on the same terms as those included in any bona fide offer received by SFX Entertainment from any third party.

NETWORK ACQUISITION

         General

         SFX Entertainment and its wholly-owned subsidiary SFX Entertainment Network Group, L.L.C. ("Network Sub"), entered into a stock and asset purchase agreement dated as of December 10, 1997 (the "Network Agreement'), with the holders of all of the outstanding capital stock of each of The Album Network, Inc. ("Album Network") and SJS Entertainment Corporation ("SJS") (collectively, the "Network Sellers") and The Network 40, Inc. ("Network 40"), pursuant to which SFX Entertainment has agreed to (a) acquire all of the outstanding capital stock of each of Album Network and SJS and (b) purchase substantially all of the assets and properties, and assume substantially all of the liabilities and obligations, of Network 40, for an aggregate purchase price of $52.0 million in cash (the "Network Cash Consideration") to be delivered at closing and approximately 750,000 shares of SFX Entertainment Class A Common Stock valued by the parties at $10.0 million (the "Network Stock Consideration") to be delivered at the time of the Spin-Off). A total of $500,000 of the Network Cash Consideration will be deposited in escrow at the time of closing subject to the parties' agreement on the amount of working capital (as defined in the Network Agreement) of the acquired businesses. If the Spin-Off has not occurred prior to June 30, 1998, at the option of the Network Sellers, SFX Entertainment may be required to pay $10 million (plus interest at a rate of 10% per annum from the date of closing) in cash in lieu of the issuance of the Network Stock Consideration. The Network Cash Consideration has been guaranteed by SFX

         In addition to the Network Cash Consideration and the Network Stock Consideration, SFX Entertainment is obligated to make an additional payment to the Network Sellers by March 20, 1999 based on the aggregate EBITDA (as defined in the Network Agreement) generated by Album Network, SJS and the assets purchased from Network 40 in 1998 (the "Earn-Out EBITDA"). Such additional payment will range from a minimum of $4 million if the Earn-Out EBITDA is $9 million to a maximum of $14 million if the Earn-Out EBITDA is greater than $11 million and will be payable in shares of SFX Entertainment's Class A Common Stock (based on the average daily closing price of SFX Entertainment's Class A Common Stock for the 20 trading days prior to March 15, 1999) except (a) if the Earn-Out EBITDA is less than $9.6 million, SFX Entertainment may choose to make such additional payment in cash or (b) if the Spin-Off has not occurred by March 20, 1999, such additional payment must be made in cash. SFX has guaranteed full and prompt payment of the Network Cash Consideration upon the satisfaction by the Network Sellers of all conditions precedent to the obligation of SFX Entertainment to consummate the Network Acquisition and receipt of any approvals required under the HSR Act.

         SFX Entertainment has agreed that, within 60 days after the completion of the Spin-Off, it will file with the SEC a registration statement covering all shares of the Network Stock Consideration. Such registration rights are not assignable by the Network Sellers without the express written consent of SFX Entertainment. In addition, if the Earn-Out EBITDA payment is made in shares of SFX Entertainment Class A Common Stock, SFX Entertainment has agreed to file with the SEC, within 60 days after the issuance of such Earn-Out EBITDA shares, a registration statement covering all such shares.

         Representations and Warranties

         The Network Sellers have made certain representations and warranties to SFX Entertainment in the Network Agreement with respect to, among other things, (a) that the Network Agreement is a valid, legal and binding obligation of, and enforceable in accordance with its terms against, each of the Network Sellers, (b) that, except for certain disclosed exceptions, performance of the Network Agreement will not, directly or indirectly, violate any material agreement to which any of the Network Sellers or the acquired companies is a party, (c) that, except for certain disclosed exceptions, no material consents from third paries are necessary to consummate the Network Acquisition, (d) that the description of the capitalization of each of Album Network and SJS contained in the Network Agreement is accurate, (e) that the financial statements delivered to SFX Entertainment are in accordance with GAAP, (f) that each of Album Network and SJS have disclosed all liabilities required to be disclosed by the Network Agreement, (g) that each of Network 40, Album Network and SJS have filed their respective tax returns on a timely basis since 1991,
(h) that since the date of the balance sheets provided to SFX Entertainment, none of Network 40, Album Network or SJS has suffered a material adverse change in their respective business, operations, properties, assets or condition and
(i) the absence of certain legal proceedings. Each of SFX Entertainment and Network Sub has made certain representations and warranties to each Network Seller with respect to, among other things, (a) its authority to enter into the transaction, (b) the absence of certain legal proceedings, (c) required consents, (d) that the Network Agreement is a valid, legal and binding obligation of, and enforceable in accordance with its terms against, each of the Company and Network Sub, and (e) the capitalization of SFX Entertainment. The representations and warranties of the parties contained in the Network Agreement survive until June 30, 1999, except for representations and warranties relating to corporate authority and trustees' authority, authorization, validity of the agreement, capitalization, further actions to perfect conveyances and good standing, which survive for the applicable statute of limitations periods.

         Office Purchase/Lease

         SFX Entertainment has the option, exercisable on or prior to the later to occur of three days after the receipt of all approvals under the HSR Act and 10 days prior to closing, to agree to enter into a purchase and sale agreement with the Network Sellers to purchase an office building and related property used in the conduct of the business of Network 40 and Album Network (the "Network Property") for an aggregate purchase price of $2.4 million (including reimbursement of certain costs of the Network Sellers). Consummation of the purchase will be conditioned upon, among other things, a due diligence review of the Network Property by SFX Entertainment. In the event that SFX Entertainment elects not to purchase the Network Property, it will enter into a long-term lease with the Network Sellers pursuant to which it will lease the Network Property for a period of 10 years at Fair Market Rent (as defined in the Network Agreement). Such long-term lease will provide that SFX Entertainment shall have a right of first offer with regard to sales of all or substantially all of the Network Property. In the event SFX Entertainment declines to accept such an offer and, within one year therefrom, the Network Sellers accept a similar offer which is 95% or less in value than the offer rejected by SFX Entertainment, SFX Entertainment shall have a right of first refusal with regard to the accepted offer.

         Covenants

         The Network Sellers have agreed that, prior to the closing of the Network Acquisition, they will, among other things: (a) conduct the operation of the businesses to be acquired in the ordinary course, (b) use their best efforts to preserve the business relationships of the businesses to be acquired with officers, employees, and agents, (c) report periodically to SFX Entertainment, (d) satisfy all legal conditions applicable to the proposed transactions, (e) repay all indebtedness of related parties, (f) not participate in any discussions, communications or negotiations with any person with respect to any direct or indirect acquisition of any material portion of the assets, properties or capital stock of Network 40, Album Network, or SJS and (g) cause Network 40 and Bullet Productions, Inc. to merge, with Network 40 as the surviving corporation of such merger.

         Indemnification

         The Network Sellers and SFX Entertainment have agreed to enter into indemnification agreements at closing whereby they agree to indemnify each other and their successors and assigns from and against any losses resulting from (a) any inaccuracy in any representation or breach of any warranty under the Network Agreement and (b) the breach or nonfulfillment of any covenant, agreement or other obligation under the Network Agreement. Other than with respect to the payment of the Network Cash Consideration, the Network Stock Consideration and the Earn-Out EBITDA payment, neither the Network Sellers nor SFX Entertainment is entitled to indemnification unless the aggregate amount of losses suffered by the party seeking indemnification exceeds $250,000, in which case, such party will be indemnified from the first dollar.

         Conditions to Closing

         The consummation of the Network Acquisition is subject to certain closing conditions, including (a) the accuracy of the representations and warranties contained in the Network Agreement as of the closing (except where made as of a certain date), (b) the receipt of all material consents (including any required under the HSR Act) required by the Network Agreement to be obtained in connection with the Network Acquisition, (c) the absence of any action, suit, claim, proceeding or investigation which challenges or requests relief with respect to the proposed transactions or may have the effect of delaying or interfering with the proposed transactions and (d) the execution of the employment agreements with each of the Network Sellers and indemnification agreements described above.

         Closing and Termination

         The consummation of the Network Acquisition will be on a date selected by SFX Entertainment (but no earlier than January 31, 1998, and no later than the date of the consummation of the Spin-Off). SFX Entertainment anticipates consummating the Network Acquisition in the first quarter of 1998.

         The Network Agreement may be terminated by (a) mutual consent of the parties, (b) either party if the closing does not occur by March 1, 1998 and the terminating party does not cause the delay or (c) either party if the other party has materially breached any of its obligations under the agreement and such breach remains uncured for a 30-day period.

CONCERT/SOUTHERN ACQUISITION

         General

         SFX Entertainment, through its wholly-owned subsidiary SFX Concerts, Inc., has entered into the purchase and sale agreement dated December 15, 1997, (the "Concert/Southern Agreement") with:

   o Southern Promotions, Inc. ("Southern Promotions"), High Cotton, Inc. ("High Cotton") and Cooley and Conlon Management, Inc. ("CCM" and, together with Southern Promotions and High Cotton, the "Concert/Southern Sale Companies"), and certain shareholders of the Concert/Southern Sale Companies;

   o Buckhead Promotions, Inc. ("Buckhead"), Northern Exposure, Inc.("Northern Exposure"), Pure Cotton, Inc. ("Pure Cotton"). Interfest, Inc. ("Interfest" and, together with Buckhead, Northern Exposure and Pure Cotton, the "Concert/Southern Asset Companies"), Concert/Southern Chastain Promotions Joint Venture
         ("Concert/Southern"); and

   o     Roxy Ventures Joint Venture ("Roxy" and, together with
         Concert/Southern, the "Concert/Southern Joint Ventures").

Pursuant to the Concert/Southern Agreement, SFX Entertainment has agreed to purchase all of the outstanding capital stock of the Concert/Southern Sale Companies and substantially all of the assets of the Concert/Southern Asset Companies and the Concert/Southern Joint Ventures excluding, among other things, cash and receivables, for a purchase price of $16.6 million payable in cash at closing. In addition, SFX Entertainment will assume the obligations of the Concert/Southern Asset Companies and the Concert/Southern Joint Ventures arising under (a) certain real estate contracts, (b) all other contracts arising in the ordinary course of business and (c) any other contracts entered into by the closing date that do not involve an obligation of $10,000 or more or $40,000 in the aggregate, unless SFX Entertainment expressly agrees to do otherwise.

         Representations and Warranties

          The Concert/Southern Sellers have made certain customary representations and warranties to SFX Entertainment in the Concert/Southern Agreement with respect to, among other things, its organization and authority to enter into the agreement, capitalization, title to shares, absence of conflicting agreements or required consents, government authorizations, subsidiaries, taxes, personal property, real property, contracts, status of contracts, environmental matters, copyrights, trademarks and similar rights, personnel information, financial statements, liabilities, absence of certain changes or events, title to properties, litigation, compliance with laws, insurance, accuracy of information, accounts receivable, payola/plugola and the business of the companies. SFX Entertainment has made certain customary representations and warranties to the Concert/Southern Sellers with respect, among other things, organization and standing, authorization and binding obligation, litigation and compliance with laws, investment intent and the accuracy of information. Each of SFX Entertainment and the Concert/Southern Sellers have agreed to indemnify the other party for losses resulting, directly or indirectly, from a breach of any of such party's representations, warranties, covenants or agreements contained in the Concert/Southern Agreement or any instrument or certificate delivered pursuant thereto. The Concert/Southern Agreement provides that the representations and warranties of the Concert/Southern Sellers and SFX Entertainment contained therein will continue in force for a period of 12 months following the closing of the acquisition, after which time the indemnification obligations of the parties will be limited to claims asserted during such 12-month period. Neither the Concert/Southern Sellers nor SFX Entertainment will have any liability to the other for breach of any representation, warranty, covenant, agreement of such other party made in the agreement except to the extent that the aggregate of all claims by such other party for such breaches exceeds $100,000, in which case the party seeking indemnification will be paid from the first dollar.

         Covenants

         The Concert/Southern Sellers have also agreed that, until the closing of the acquisition, they will, among other things:

   o operate their businesses prudently, keeping in good standing all licenses, permits and authorizations;

   o use all reasonable efforts to preserve relationships with customers, suppliers, employees and others;

   o provide SFX Entertainment with monthly unaudited statements of revenue and expenses; and

   o provide SFX Entertainment with access to all books, records and other facilities of the operating facilities.

The Concert/Southern Sellers have also agreed not to, other than in the ordinary course of business:

   o sell or dispose of any assets except the property located on Monroe Drive in Atlanta, Georgia;

   o grant any general increases in salaries or bonus (other than certain bonuses specified in the schedules to the agreement);

   o provide any pensions, retirement or other employee benefits unless required by law; and

   o     permit any insurance policies to be canceled or terminated.

Except as required by the Joint Venture Agreement with the Woodruff Arts Center, none of the Concert/Southern Sellers will directly or indirectly solicit or enter into any agreements regarding any merger, sale of shares of capital stock, or sale of assets involving any of the operating entities of Concert/Southern.

         Conditions to Closing

         The closing of the acquisition is subject to certain conditions, including the accuracy and compliance with the representations, warranties and covenants, the obtaining of requisite governmental consents, the resignation of all officers and directors of each of the operating entities of the Concert/Southern Sellers, receipt of all third party consents to the material contracts of the operating entities and to all other contracts assigned or transferred to SFX Entertainment, and the absence of adverse proceedings. SFX Entertainment must also have entered into (a) employment agreements with Messrs. Cooley and Conlon, and (b) an agreement with Mr. Selig with respect to certain preferred tickets for promotions in Atlanta on terms to be mutually agreed upon by SFX Entertainment and Mr. Selig. In addition, receipt of the Robert W. Woodruff Arts Center, Inc.'s consent to the sale or its waiver of its rights to purchase the assets subject to the Concert/Southern Agreement is a condition to closing.

         Termination and Closing

         The Concert/Southern Agreement may be terminated:

   o by the mutual written consent of the Concert/Southern Sellers and SFX Entertainment;

   o by either party if the closing has not occurred by March 31, 1998 (which will be extended to June 30, 1998 in the event that either party receives a request for additional information in connection with their HSR Act filing);

   o by either party if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the closing;

   o by a non-breaching party if the other breaches the agreement in any material respect and fails to cure such breach within 30 calendar days;

   o by either of SFX Entertainment or the Concert/Southern Sellers if the conditions related to governmental consents and lack of adverse proceedings of the other party are not satisfied;

   o by SFX Entertainment if there is an uncured breach of the Concert/Southern Sellers' representations and warranties with regard to compliance with environmental laws (however, if the remedy for the breach requires the expenditure of greater than an aggregate of $75,000, then the agreement may be terminated at the option of the Concert/Southern Sellers); or

   o by SFX Entertainment if the Concert/Southern Sellers fail to restore or replace any of the purchased assets with a value greater than $50,000 if such asset is damaged.

In the event that the agreement is terminated as a result of a material breach by SFX Entertainment of its obligations thereunder, SFX Entertainment has agreed to pay the Concert/Southern Sellers liquidated damages in the amount of $2 million.

         Consummation of the Concert/Southern Acquisition shall occur on the later of (a) 5 business days following the expiration or termination of all waiting periods which are applicable to the acquisition pursuant to the HSR Act or (b) March 31, 1998, unless extended to June 30, 1998 in connection with the parties' HSR Act filings.

         LISTING AND TRADING OF SFX ENTERTAINMENT CLASS A COMMON STOCK

         SFX Entertainment intends to apply to list the SFX Entertainment Class A Common Stock on the Nasdaq National Market, under the symbol "____." There is currently no public trading market for SFX Entertainment Class B Common Stock. Prices at which the SFX Entertainment Class A Common Stock may trade before or after the Spin-Off cannot be predicted. See "Risk Factors--No Prior Market for SFX Entertainment Stock." [A when-issued trading market is expected to develop on or about the Spin-Off Record Date. The term "when-issued" means that shares can be traded prior to the time certificates are actually available or issued.] Prices at which the shares of SFX Entertainment Class A Common Stock may trade [on a when-issued basis or] after the SpinOff cannot be predicted. The SFX Entertainment Class B Common Stock is not expected to be publicly traded.

         As of the Spin-Off Distribution Date, SFX Entertainment expects to have approximately _______ holders of record of the SFX Entertainment Class A Common Stock, based upon the number of holders of record of SFX's Class A common stock, Series D Preferred Stock and Warrants on _________ ___, 1997. The Transfer Agent and Registrar for the SFX Entertainment Class A Common Stock will be _____________. On _______ ___, 1997, approximately ___ million options and warrants (including the Warrants) to acquire shares of SFX's Class A common stock were outstanding and exercisable prior to the Spin-Off Record Date for shares of SFX's Class A common stock. If these options and warrants are exercised prior to the Spin-Off Record Date, an additional approximately ____ million shares of SFX Entertainment Class A Common Stock will be issued in the Spin-Off. In addition, it is anticipated that the board of directors of SFX Entertainment will, subsequent to the Spin-Off, grant an aggregate of up to _________ shares of SFX Entertainment Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX, whether or not vested, if those holders (or their affiliates) are or will become officers, directors or employees of SFX Entertainment. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

         Shares of SFX Entertainment Common Stock distributed to SFX stockholders in the Spin-Off will be freely transferable, except for shares received by persons who may be deemed to be "affiliates" of SFX Entertainment under the Securities Act. See "Principal Stockholders." Persons who may be deemed to be affiliates of SFX Entertainment generally include individuals or entities that control, are controlled by or are under common control with SFX Entertainment, and may include certain officers and directors of SFX Entertainment as well as principal stockholders of SFX Entertainment, if any. Persons who are affiliates of SFX Entertainment may sell their shares of SFX Entertainment Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemptions afforded by Section 4(2) of the Securities Act and Rule 144 thereunder.

                                DIVIDEND POLICY

         SFX Entertainment has no present plans to declare any dividends on the SFX Entertainment Common Stock. The terms of the debt incurred in the Financing and otherwise are likely to restrict SFX Entertainment's ability to pay dividends on the SFX Entertainment Common Stock in the future. The decision to declare a dividend and the amount thereof, if any, will be in the sole discretion of the SFX Entertainment Board.

                                CAPITALIZATION

   The following table sets forth, as of September 30, 1997, (a) the historical capitalization of SFX Entertainment, (b) the pro forma capitalization of SFX Entertainment to reflect the Financing and the consummation of the Pending Acquisitions and (c) the pro forma capitalization of SFX Entertainment to reflect the Financing, the Pending Acquisitions, the Spin-Off and the SFX Merger. This information should be read in conjunction with the financial statements and the related notes thereto included elsewhere in this Prospectus.

                                                                             SEPTEMBER 30, 1997
                                                               ----------------------------------------------
                                                                               (IN THOUSANDS)
                                                                                              PRO FORMA FOR
                                                                                                FINANCING,
                                                                              PRO FORMA FOR      PENDING
                                                                                FINANCING     ACQUISITIONS,
                                                                  ACTUAL       AND PENDING     SPIN-OFF AND
                                                              (UNAUDITED)(3) ACQUISITIONS(4)  SFX MERGER(5)
                                                               ------------ ---------------  ---------------
CASH AND CASH EQUIVALENTS.....................................   $  7,094       $ 61,501         $ 63,646
                                                               ============ ===============  ===============
DEBT:
Senior Credit Facility........................................         --        193,568          193,568
Note Offering.................................................         --        275,000          275,000
Other long-term debt..........................................     16,453         16,453           16,453
                                                               ------------ ---------------  ---------------
 TOTAL DEBT ..................................................     16,453        485,021          485,021
                                                               ------------ ---------------  ---------------
TEMPORARY EQUITY PACE PUT OPTION(1):                                   --         16,500           16,500
STOCKHOLDERS' EQUITY(2):
Preferred Stock, $.01 par value, 1,000 shares authorized,
 none issued and outstanding as of September 30, 1997 actual
 and pro forma ...............................................         --             --               --
Class A Common Stock, $.01 par value, 1,000 shares
 authorized, issued and outstanding as of September 30, 1997 actual, 4,216,039 issued and outstanding pro forma for the
 Financing and Pending Acquisitions and 19,008,913 issued and outstanding pro forma for Financing, Pending Acquisitions,
 Spin-Off and SFX Merger......................................         --             42              190
Class B Common Stock, $.01 par value, 1,000 shares
 authorized, issued and outstanding as of September 30, 1997 actual and 1,047,037 shares issued and outstanding pro forma for Financing, Pending Acquisitions, Spin-Off and SFX
 Merger.......................................................         --             --               10
Additional paid-in capital ...................................     97,726        137,384          139,371
Retained earnings ............................................      3,652          3,652            3,652
                                                               ------------ ---------------  ---------------
 Total stockholders' equity ..................................    101,378        141,078          143,223
                                                               ------------ ---------------  ---------------
 Total capitalization.........................................   $117,831       $642,599         $644,744
                                                               ============ ===============  ===============

------------
(1) The PACE Acquisition Agreement provides that each PACE Seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of SFX Entertainment's Class A Common Stock received by such PACE Seller (500,000 shares) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE Sellers. The maximum amount payable under the Fifth Year Put Option ($16.5 million) has been presented as temporary equity on the pro forma balance sheet.
(2) SFX intends to recapitalize SFX Entertainment prior to the consummation of the Pending Acquisitions and the Spin-Off which will allow for, among other things, an increase in the number of authorized shares of common stock.
(3) Reflects the consolidated historical balance sheet of SFX Entertainment adjusted to reflect the contribution of the intercompany payable to SFX Broadcasting to SFX Entertainment's capital. Only includes working capital associated with the Entertainment business and does not reflect the Working Capital adjustment called for by the SFX Merger Agreement.
(4) The cash portion of the purchase price in the Pending Acquisitions is subject to increase under certain circumstances, including, in particular, if SFX Entertainment is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off or for any other reason. In that case, the aggregate cash consideration that would be owed to the sellers in the Pending Acquisitions would increase by approximately $56.2 million, resulting in a corresponding increase in debt and decrease in stockholders' equity. In addition, the agreements relating to the Pending Acquisitions provide for certain other purchase price adjustments in certain circumstance.
(5) The Distribution Agreement provides that SFX will transfer any positive Working Capital (as defined) in existence at the closing of the SFX Merger to SFX Entertainment, and that if Working Capital is negative at that time, SFX Entertainment will pay the amount of such shortfall to SFX. As of September 30, 1997 the amount of positive Working Capital would have been $2,145,000 and such amount is reflected in the cash to be acquired by SFX Entertainment pursuant to the Distribution Agreement. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount in existence on September 30, 1997, and will be a function of, among other things, the operating results of SFX through the date of the SFX Merger at the actual cost of consummating the SFX Merger and the related transactions.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

         The following pro forma financial statements and notes thereto contain forward-looking statements that involve risks and uncertainties. The actual results of SFX Entertainment may differ materially from those discussed herein for the reasons identified in this Prospectus, among others. SFX Entertainment undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

         In the opinion of management, all adjustments necessary to fairly present this pro forma information have been made. The Unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in conjunction with, the historical financial statements of SFX Entertainment and the Acquisition Businesses and the respective notes to such financial statements included herein. The pro forma information is based upon tentative allocations of purchase price for the Pending Acquisitions, and does not purport to be indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it indicative of SFX Entertainment's future results if the aforementioned transactions are completed. SFX Entertainment cannot predict whether the consummation of the Pending Acquisitions will conform to the assumptions used in the preparation of the Unaudited Pro Forma Condensed Combined Financial Statements. Additionally, there can be no assurance that the Pending Acquisitions will be consummated on the terms described herein, or at all.

         The Unaudited Pro Forma Condensed Combined Balance Sheet at September 30, 1997 is presented as if SFX Entertainment had completed the Financing and the Pending Acquisitions as of September 30, 1997.

         The Unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1996 and the nine months ended September 30, 1997 are presented as if SFX Entertainment had completed the Financing, the Pending Acquisitions and the Sunshine and Meadows Acquisitions as of January 1, 1996.

         The Unaudited Pro Forma Condensed Combined Financial Statements have been prepared assuming that the approximately 4.2 million shares of SFX Entertainment Class A Common Stock being issued in connection with certain of the Pending Acquisitions are valued at $13.33 per share, the value negotiated with the sellers for purposes of the Pending Acquisitions and is based upon certain financial projections developed jointly by SFX Entertainment and the sellers. There is presently no trading market for the SFX Entertainment Class A Common Stock. There can be no assurance that the assumptions upon which the valuation is based will, in fact, be correct or that the valuation will approximate the actual trading prices of the SFX Entertainment Class A Common Stock.

         The cash portion of the purchase price in the Pending Acquisitions is subject to increase under certain circumstances, including, in particular, if SFX Entertainment is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off or for any other reason. In that case, the aggregate cash consideration that would be owed to the sellers in the Pending Acquisitions would increase by approximately $56.2 million, resulting in a corresponding increase in debt and decrease in stockholders' equity. Although management believes the Spin-Off will occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. In addition, the agreements relating to the Pending Acquisitions provide for certain other purchase price adjustments in certain circumstances. See "Risk Factors--Risks Related to the Pending Acquisitions," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources--Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

         Purchase accounting is based upon preliminary asset valuations, which are subject to change.

                           SFX ENTERTAINMENT, INC.
             UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                (in thousands)

                                               PRO FORMA FOR PENDING
                                                    ACQUISITIONS
                                             -------------------------
                                 SFX
                         ENTERTAINMENT, INC.     PACE     CONTEMPORARY
                               (ACTUAL)       ACQUISITION  ACQUISITION
                                  I               II           III
                         ------------------- -----------  ------------
ASSETS:
Current assets .........       $ 12,189        $(149,129)   $(72,800)

Property and equipment,
 net....................         55,882           82,489      25,000
Intangible assets, net .         59,721          125,314      66,500

Other assets............          7,678           34,706          --
                         ------------------- -----------  ------------
TOTAL ASSETS............       $135,470        $  93,380    $ 18,700
                         =================== ===========  ============
LIABILITIES &
 STOCKHOLDER'S EQUITY:
Current liabilities ....       $ 11,333        $  65,357    $     --
Deferred taxes..........          2,816               --          --
Privately-Placed Debt ..             --               --          --
Credit Facility.........             --               --          --
Other long-term debt
 (including current
 portion)...............         16,453               --          --
Other liabilities.......          3,490            5,583          --
                         ------------------- -----------  ------------
Total Liabilities.......         34,092           70,940          --
Minority interest.......             --            2,440          --
PACE put agreement......             --           16,500          --
Stockholders' Equity ...        101,378            3,500      18,700
                         ------------------- -----------  ------------
TOTAL LIABILITIES &
 STOCKHOLDERS' EQUITY ..       $135,470        $  93,380    $ 18,700
                         =================== ===========  ============

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                PRO FORMA FOR PENDING ACQUISITIONS
                         ------------------------------------------------
                                                    CONCERT/                  PRO FORMA     PRO FORMA FOR
                           NETWORK        BGP       SOUTHERN    PRO FORMA  ADJUSTMENT FOR    THE PENDING
                         ACQUISITION  ACQUISITION ACQUISITION  ADJUSTMENTS  THE FINANCING  ACQUISITIONS AND
                              IV           V           VI          VII          VIII        THE FINANCING
                         ----------- -----------  ----------- -----------  -------------- ----------------
ASSETS:
Current assets .........   $(44,510)   $(54,222)    $(16,615)   $  2,145 (a)  $352,893         $117,326
                                                                 (28,300)(b)    87,375
                                                                                28,300
Property and equipment,
 net....................      1,000      20,000        1,000          --            --          185,371
Intangible assets, net .     61,701      48,687       15,151      10,000 (d)                    415,374
                                                                  28,300 (b)
Other assets............        391         346          464      (1,610)(c)        --           41,975
                         ----------- -----------  ----------- -----------  -------------- ----------------
TOTAL ASSETS............   $ 18,582    $ 14,811     $      0    $ 10,535      $468,568         $760,046
                         =========== ===========  =========== ===========  ============== ================
LIABILITIES &
 STOCKHOLDER'S EQUITY:
Current liabilities ....   $  8,468    $  6,482     $     --    $     --      $     --         $ 91,640
Deferred taxes..........        114         829           --      10,000 (d)                     13,759
Privately-Placed Debt ..         --          --           --          --       275,000          275,000
Credit Facility.........         --          --           --          --       193,568          193,568
Other long-term debt
 (including current
 portion)...............         --          --           --          --                         16,453
Other liabilities.......         --          --           --          --            --            9,073
                         ----------- -----------  ----------- -----------  -------------- ----------------
Total Liabilities.......      8,582       7,311           --      10,000       468,568          599,493
Minority interest.......         --          --           --      (1,610)(c)        --              830
PACE put agreement......         --          --           --          --            --           16,500
Stockholders' Equity ...     10,000       7,500           --       2,145 (a)        --          143,223
                         ----------- -----------  ----------- -----------  -------------- ----------------
TOTAL LIABILITIES &
 STOCKHOLDERS' EQUITY ..   $ 18,582    $ 14,811     $     --    $ 10,535      $468,568         $760,046
                         =========== ===========  =========== ===========  ============== ================

I. Reflects the consolidated historical balance sheet of SFX Entertainment adjusted to reflect the contribution of the intercompany payable to SFX to SFX Entertainment's capital. Only includes working capital associated with the Entertainment business and does not reflect the Working Capital adjustment called for by the SFX Merger Agreement (See Note VII below).

II. PACE ACQUISITION

   Reflects the PACE Acquisition and the separate acquisitions of the remaining two partners' interests in Pavilion Partners. The PACE Acquisition is not conditioned on the consummation of the Pavilion Acquisition.

                                                         AS OF SEPTEMBER 30, 1997 (000'S)
                                          --------------------------------------------------------------
                                               PACE        PAVILION       PRO FORMA     PACE ACQUISITION
                                           AS REPORTED    AS REPORTED    ADJUSTMENTS       TOTAL (F)
                                          ------------- -------------  --------------- ----------------
ASSETS:
Current assets...........................    $45,087       $ 30,178       $(109,500)(a)    $(149,129)
                                                                            (25,523)(a)
                                                                             (9,507)(b)
                                                                             (4,171)(b)
                                                                            (27,500)(c)
                                                                            (48,193)(e)
Property and equipment, net..............         --         59,938           5,000 (a)       82,489
                                                                              9,103 (b)
                                                                            (19,052)(d)
                                                                             27,500 (c)
Intangible assets, net...................     17,894             --         107,420 (a)      125,314
Other assets.............................     26,856         12,660           9,507 (b)       34,706
                                                                             (4,810)(d)
                                                                             (9,507)(d)
                                          ------------- -------------  --------------- ----------------
Total Assets.............................    $89,837       $102,776       $ (99,233)       $  93,380
                                          ============= =============  =============== ================
Current liabilities......................    $43,171       $ 17,254       $   2,000 (b)    $  65,357
                                                                              2,932 (b)
Deferred taxes...........................         --                             --               --
Long-term debt (including current
 portion)................................     25,523         57,700         (25,523)(a)           --
                                                                             (9,507)(d)
                                                                            (48,193)(e)
Other Liability..........................      4,063          1,520                            5,583
Total Liabilities........................     72,757         76,474         (78,291)          70,940
Minority interest........................         --          2,440              --            2,440
                                          ------------- -------------  --------------- ----------------
PACE put agreement ......................         --             --          16,500 (a)       16,500
Stockholders' Equity.....................     17,080         23,862         (17,080)(a)        3,500
                                                                             20,000 (a)
                                                                            (16,500)
                                                                       ---------------
                                                                            (23,862)(d)
----------------------------------------  ------------- -------------  --------------- ----------------
Total Liabilities & Stockholders'
 Equity..................................    $89,837       $102,776       $ (99,233)       $  93,380
                                          ============= =============  =============== ================

PRO FORMA ADJUSTMENTS:
(a) To reflect the PACE Acquisition for $109,500,000 in cash, the issuance of 1,500,000 shares of SFX Entertainment's Class A common stock valued at $20,000,000, the assumption of debt of $25,523,000 which will be repaid shortly after closing, the related increase in the fair value allocated to fixed assets of $5,000,000; the related excess of the purchase price paid over the fair value of net tangible assets of $107,420,000, and the elimination of stockholder's equity of $17,080,000. Pursuant to the terms of the PACE Acquisition Agreement, additional cash consideration is required to be paid by SFX Entertainment if the deemed value of SFX Entertainment's Class A common stock is below $13.33 at the time of the Spin-Off as a result of certain changes in the consummation of the acquisitions.

       The PACE Acquisition Agreement further provides that each PACE Seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment (500,000 shares) to purchase up to one-third of SFX Entertainment's Class A Common Stock received by such PACE Seller for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE Sellers. The maximum amount payable under the Fifth Year Put Option ($16.5 million) has been presented as temporary equity on the pro forma balance sheet.

(b) To reflect the acquisition of an additional 33.33% indirect interest in Pavilion Partners from Blockbuster for $4,171,000 in cash, the assumption of $2,932,000 in liabilities and the granting of naming rights of three venues for a two-year period with an estimated value of $2,000,000, which will be recognized as income over such two year period, and the related increase in the fair value allocated to fixed assets of $9,103,000. Also reflects the purchase of a note receivable from Blockbuster, due from Pavilion Partners at its current outstanding balance, including accrued interest of $9,507,000. This note will be eliminated in consolidation upon the acquisition of Sony's interest in Pavilion Partners, as described below.
(c) To reflect the acquisition of an additional 33.33% indirect interest in Pavilion Partners from Sony for $27,500,000 in cash.
(d) To eliminate PACE's equity method investment in Pavilion Partners following the acquisition of 100% of Pavilion Partners and to eliminate Pavilion Partners' historical equity. Also reflects the elimination of the $9,507,000 intercompany notes receivable acquired from Blockbuster.
(e) To reflect the repayment of Pavilion's third party debt at the closing of the Pavilion Acquisition.
(f) SFX Entertainment has agreed to lend PACE up to $25 million for potential acquisitions to be made by PACE whether or not the PACE Acquisition is consummated. None of these acquisitions are considered probable. As a result, none of such loans or acquisitions have been reflected in the pro forma adjustment.
       See "Agreements Related to Pending Acquisitions--PACE Acquisition."

III. CONTEMPORARY ACQUISITION

   Reflects the Contemporary Acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, MO that is operated by Contemporary. The Contemporary Acquisition is not conditioned upon the consummation of the acquisition of such 50% interest.

                                                        AS OF SEPTEMBER 30, 1997 (000'S)
                                          -------------------------------------------------------------
                                                            RIVERPORT
                                           CONTEMPORARY    AMPHITHEATER     PRO FORMA     CONTEMPORARY
                                            AS REPORTED      PARTNERS    ADJUSTMENTS(A)   ACQUISITION
                                          -------------- --------------  -------------- --------------
ASSETS:
Current assets...........................     $13,375        $ 2,603        $(72,800)       $(72,800)
                                                                             (15,978)
Property and equipment, net..............       2,838         11,355          10,807          25,000
Intangible assets, net...................          --             --          66,500          66,500
Other assets.............................       7,430              8          (1,205)             --
                                                                              (6,233)
                                          -------------- --------------  -------------- --------------
Total Assets.............................     $23,643        $13,966        $(18,909)       $ 18,700
                                          ============== ==============  ============== ==============
Current liabilities......................     $ 7,786        $ 1,022        $ (8,808)       $     --
Other long-term debt (including current
 portion)................................       1,578             --          (1,578)             --
Other liabilities........................       5,390            478          (5,868)             --
                                          -------------- --------------  -------------- --------------
Total Liabilities........................      14,754          1,500         (16,254)             --
Stockholders' Equity.....................       8,889         12,466          18,700          18,700
                                                                             (21,355)
                                          -------------- --------------  -------------- --------------
Total Liabilities & Stockholders'
 Equity..................................     $23,643        $13,966        $(18,909)       $ 18,700
                                          ============== ==============  ============== ==============

PRO FORMA ADJUSTMENTS:
(a) To reflect the Contemporary Acquisition for $72,800,000 in cash, including the additional acquisition of the remaining 50% interest in the Riverport Amphitheater Partners, not already owned by Contemporary and the issuance of 1,402,851 shares of SFX Entertainment Class A common stock valued at $18,700,000, the related increase in the fair value allocated to fixed assets of $10,807,000, the related excess of the purchase price paid over the fair value of net tangible assets of $66,500,000, and the adjustment to eliminate $15,978,000 of current assets, $6,233,000 of other assets, $8,808,000 of current liabilities, $1,578,000 of notes payable, $5,868,000 of other liabilities, and stockholders' equity of $21,355,000, and to reflect the elimination of Contemporary Group's equity investment in Riverport Amphitheather Partners.

       If Contemporary is unable to complete this acquisition of the remaining 50% interest in Riverport Amphitheater Partners, the cash consideration paid by SFX Entertainment for Contemporary will be reduced by $10,500,000.

   The acquisition agreement provides that in the event the Contemporary Acquisition is consummated prior to the consummation of the Spin-Off, 1,402,851 shares of Preferred Stock will be issued to the sellers. Such Preferred Stock is to be converted into an equal number of shares of Class A Common Stock upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such Preferred Stock is to be redeemed at their fair market value, but in no event less than $18,700,000. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

IV. NETWORK ACQUISITION

   The Network Acquisition consist of the separate acquisitions of Network Magazine and SJS. These acquisitions are each conditioned on the concurrent closing of the other.

                                                       AS OF SEPTEMBER 30, 1997 (000'S)
                                          ----------------------------------------------------------
                                             NETWORK
                                             MAGAZINE         SJS         PRO FORMA       NETWORK
                                           AS REPORTED    AS REPORTED    ADJUSTMENTS    ACQUISITION
                                          ------------- -------------  -------------- -------------
ASSETS:
Current assets...........................    $ 3,127        $4,325        $(52,000)(a)   $(44,510)
                                                                             1,516 (b)
                                                                            (1,478)(c)
Property and equipment, net..............        304           334             362 (a)      1,000
Intangible assets, net...................         --            --          63,217 (a)     61,701
                                                                            (1,516)(b)
Other assets.............................        299            92              --            391
                                          ------------- -------------  -------------- -------------
Total Assets.............................    $ 3,730        $4,751        $ 10,101       $ 18,582
                                          ============= =============  ============== =============
Current liabilities......................    $ 3,659        $4,809              --       $  8,468
Deferred taxes...........................        114            --              --            114
Long-term debt (including current
 portion)................................      1,478            --          (1,478)(c)         --
                                          ------------- -------------  -------------- -------------
Total Liabilities........................      5,251         4,809          (1,478)         8,582
Stockholders' Equity.....................     (1,521)          (58)          1,579 (a)     10,000
                                                                            10,000 (a)
                                          ------------- -------------  -------------- -------------
Total Liabilities & Stockholders'
 Equity..................................    $ 3,730        $4,751        $ 10,101       $ 18,582
                                          ============= =============  ============== =============

PRO FORMA ADJUSTMENTS:
(a) To reflect the Network Acquisitions for $52,000,000 in cash and the issuance of 750,188 shares of SFX Entertainment Class A common stock valued at $10,000,000, the related increase in fair value allocated to fixed assets of $362,000, and the related excess of the purchase price paid over the fair value of net tangible assets of $63,217,000, and the elimination of stockholder's deficiency of $1,579,000.

       The SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by $4,000,000 if total 1998 EBITDA for Network and SJS as defined equals or exceeds $9,000,000; by an additional $4 for each $1 increase in such EBITDA between $9,000,000 and $10,000,000 and by an additional $6 for each $1 increase in such EBITDA between $10,000,000 and $11,000,000 (up to a maximum of $14,000,000 of additional consideration). The additional consideration is payable in stock or in certain circumstances and solely at the discretion of SFX Entertainment in cash. The pro forma financial statement assume that no additional consideration is paid.

(b) To reflect a minimum of $500,000 net working capital adjustment as required in the Network Acquisition agreement.

(c) To reflect the repayment of Network Magazine's long-term debt at closing.

       SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by approximately $2.4 million in the event that the current owners of Network Magazine acquire an office building in Burbank, CA, which currently serves as Network Magazine's headquarters, prior to closing. This potential transaction has not been reflected on the pro forma balance sheet.

       See "Agreements Related to the Pending Acquisitions--Network
       Agreements."

V. BGP Acquisition

                                                AS OF SEPTEMBER 30, 1997 (000'S)
                                          --------------------------------------------
                                                           PRO FORMA         BGP
                                           AS REPORTED    ADJUSTMENTS    ACQUISITION
                                          ------------- --------------  -------------
ASSETS:
Current assets...........................    $18,759        $(60,800)(a)   $(54,222)
                                                             (12,181)(b)
Property and equipment, net..............     14,691           5,309 (a)     20,000
Intangible assets, net ..................         --          48,687 (a)     48,687
Other assets.............................        346              --            346
                                          ------------- --------------  -------------
Total Assets.............................    $33,796        $(18,985)      $ 14,811
                                          ============= ==============  =============
Current liabilities......................    $ 6,482        $     --       $  6,482
Deferred taxes ..........................        829              --            829
Other long-term debt (including current
 portion)................................     12,181         (12,181)(b)         --
                                          ------------- --------------  -------------
Total Liabilities........................     19,492         (12,181)         7,311
Stockholders' Equity.....................     14,304         (14,304)(a)      7,500
                                                               7,500 (a)
                                          ------------- --------------  -------------
Total Liabilities & Stockholders'
 Equity..................................    $33,796        $(18,985)      $ 14,811
                                          ============= ==============  =============

PRO FORMA ADJUSTMENTS:
(a) To reflect the BGP Acquisition for $60,800,000 in cash and the issuance of 563,000 shares of SFX Entertainment Class A common stock valued at $7,500,000, the related increase in fair value allocated to fixed assets of $5,309,000, and the related excess of the purchase price paid over the fair value of net tangible assets of $48,687,000, and the elimination of $14,304,000 of stockholder's equity.
(b)    To reflect the repayment of BGP's long-term debt at closing.
       See "Agreements Related to the Pending Acquisitions--BGP Acquisition."

VI. CONCERT/SOUTHERN ACQUISITION

                                                AS OF SEPTEMBER 30, 1997 (000'S)
                                          --------------------------------------------
                                                                           CONCERT/
                                                           PRO FORMA       SOUTHERN
                                           AS REPORTED    ADJUSTMENTS    ACQUISITION
                                          ------------- --------------  -------------
ASSETS:
Current assets...........................     $1,921        $(16,615)(a)   $(16,615)
                                                              (1,921)(a)
Property and equipment, net..............        360             640 (a)      1,000
Intangible assets, net...................         --          15,151 (a)     15,151
Other assets.............................        919            (455)(a)        464
                                          ------------- --------------  -------------
Total Assets.............................     $3,200        $ (3,200)      $     --
                                          ============= ==============  =============
Current liabilities......................     $1,254        $ (1,254)(a)   $     --
                                          ------------- --------------  -------------
Total Liabilities........................      1,254          (1,254)            --
Stockholders' Equity.....................      1,946          (1,946)(a)         --
                                          ------------- --------------  -------------
Total Liabilities & Stockholders'
 Equity..................................     $3,200        $ (3,200)      $     --
                                          ============= ==============  =============

PRO FORMA ADJUSTMENTS:
(a) To reflect the Concert/Southern Acquisition for $16,615,000 in cash; the related increase in fair value allocated to fixed assets of $640,000, the related excess of the purchase price paid over the fair value of net tangible assets of $15,151,000; and the adjustments to eliminate $1,921,000 of current assets, $1,254,000 of current liabilities, stockholders' equity of $1,946,000 and a $455,000 investment in a non-entertainment affiliated entity not being acquired by SFX Entertainment.

       See "Agreements Related to the Pending Acquisitions--Concert/Southern."

VII. PRO FORMA ADJUSTMENTS FOR PENDING ACQUISITIONS
(a) The Distribution Agreement provides that SFX will transfer any positive Working Capital (as defined) in existence at the closing of the SFX Merger to SFX Entertainment, and that if Working Capital is negative at that time, SFX Entertainment will pay the amount of such shortfall to SFX. As of September 30, 1997 the amount of positive Working Capital would have been $2,145,000 and such amount is reflected in the cash to be acquired by SFX Entertainment pursuant to the Distribution Agreement. The actual amount of Working Capital as of the closing of the SFX Merger may differ substantially from the amount in existence on September 30, 1997, and will be a function of, among other things, the operating results of SFX through the date of the SFX Merger and the actual cost of consummating the SFX Merger and the related transactions. Additionally, SFX Entertainment will be responsible for any taxes resulting from the Spin-Off to the extent such taxes result from any gain on the distribution. See "Agreements Between SFX Entertainment and SFX--Distribution Agreement."
(b) To reflect estimated costs associated with the Pending Acquisitions and the Financing and the related transactions.
(c) To reflect the consolidation of GSAC Partners (the entity which operates the PNC Bank Arts Center) following the acquisition of the remaining 50% ownership interest in GSAC currently owned by Pavilion Partners.
(d) To reflect deferred taxes associated with differences between the book and tax bases of assets and liabilities acquired.

VIII.  PRO FORMA ADJUSTMENTS FOR THE FINANCING

   Represents assumed borrowings to finance the pending acquisitions including $275,000,000 of senior subordinated debt pursuant to the $275 million in privately-placed debt and $193,568,000 of borrowings under the senior credit facility. There can be no assurance that SFX Entertainment will be able to obtain this financing on acceptable terms, or at all.

                           SFX ENTERTAINMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1997
                                (IN THOUSANDS)

                                             PRO FORMA FOR RECENT
                                                 ACQUISITIONS
                                            ----------------------
                                   SFX
                              ENTERTAINMENT   PRO FORMA
                                 (ACTUAL)    ADJUSTMENTS
                                    I            II      PRO FORMA
                              ------------- -----------  ---------
Revenue......................    $74,396       $12,293    $86,689
Operating expenses...........     63,045        12,236     75,281
Depreciation & amortization .      4,041         1,084      5,125
Corporate expenses (3).......      1,307            --      1,307
                              ------------- -----------  ---------
Operating income (loss) .....      6,003        (1,027)     4,976
Interest expense.............        956          (956)     1,291
                                                 1,291
Other (income) expenses .....       (213)           --       (213)
Equity (income) loss from
 investments.................     (1,344)           --     (1,344)
                              ------------- -----------  ---------
Income/(loss) before income
 tax expense.................      6,604        (1,362)     5,242
Income tax expense
 (benefit)...................      2,952         1,649      4,601
                              ------------- -----------  ---------
Net income (loss)............    $ 3,652       $(3,011)   $   641
                              ============= ===========  =========
Net income (loss) per common
 share.......................                             $  0.04
                                                         =========
Average common shares
 outstanding.................                              15,840
                                                         =========
OTHER DATA:
EBITDA (1)...................    $10,044       $    57    $10,101
                              ============= ===========  =========
Adjusted EBITDA (2)..........

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                   PRO FORMA FOR PENDING ACQUISITIONS
                        --------------------------------------------------------------------------------------
                                                                           CONCERT/
                            PACE     CONTEMPORARY   NETWORK       BGP      SOUTHERN    PRO FORMA    PRO FORMA     PRO FORMA
                         ACQUISITION ACQUISITION  ACQUISITION ACQUISITION ACQUISITION ADJUSTMENTS FOR FINANCING      SFX
                             III          IV           V          VI          VII        VIII          IX       ENTERTAINMENT
                        ----------- ------------ ----------- ----------- ----------- ----------- ------------- -------------
Revenue.................  $229,480     $85,570      $20,563     $66,094     $13,093    $     --     $     --      $501,489
Operating expenses......   205,015      77,284       14,775      59,312      10,532          --           --       442,199
Depreciation &
 amortization...........     4,476       1,081          207         729          57      16,703 (a)       --        28,378
Corporate expenses (3)..        --          --           --          --          --       1,500 (b)       --         2,807
                        ----------- ------------ ----------- ----------- ----------- ----------- ------------- -------------
Operating income (loss).    19,989       7,205        5,581       6,053       2,504     (18,203)          --        28,105
Interest expense........     4,803         227          196         837          --          --       (6,063)(a)    32,499
                                                                                             --       31,208 (b)
Other (income) expenses.      (394)       (170)        (123)       (221)        (57)        944 (c)       --          (234)
Equity (income) loss
 from investments.......    (6,615)         --           --          --         (34)       (944) (c)      --        (8,937)
                        ----------- ------------ ----------- ----------- ----------- ----------- ------------- -------------
Income/(loss) before
 income tax expense.....    22,195       7,148        5,508       5,437       2,595     (18,203)     (25,145)        4,777
Income tax expense
 (benefit)..............     3,751          --          135       2,237          --      (7,224)(d)       --         3,500
                        ----------- ------------ ----------- ----------- ----------- ----------- ------------- -------------
Net income (loss).......  $ 18,444     $ 7,148      $ 5,373     $ 3,200     $ 2,595    $(10,979)     (25,145)     $  1,277
                        =========== ============ =========== =========== =========== =========== ============= =============
Net income (loss) per
 common share...........                                                                                          $   0.06
                                                                                                               =============
Average common shares
 outstanding............                                                                                            20,056
                                                                                                               =============
OTHER DATA:
EBITDA (1)..............  $ 24,465     $ 8,286      $ 5,788     $ 6,782     $ 2,561    $ (1,500)                  $ 56,483
                        =========== ============ =========== =========== =========== =========== ============= =============
Adjusted EBITDA (2).....                                                                                          $ 68,754
                                                                                                               =============

------------

(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), SFX Entertainment believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP.
(2) Represents EBITDA adjusted for estimated cost savings associated with the elimination of duplicative staffing and general and administrative expenses of $3,750,000 and includes equity income/(loss) from investments and excludes minority interest in income. While management believes that such cost savings and the elimination of non-recurring expenses are achievable, SFX Entertainment's ability to fully achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors, certain of which may be beyond SFX Entertainment's control.
(3)    Net of fees from Triathlon of $1,693,000.

NOTES TO PRO FORMA INCOME STATEMENTS:

I. Represents SFX Entertainment's actual operating results for the nine months ended September 30, 1997.
II. SFX Entertainment acquired Delsener/Slater, the Meadows Music Theater and Sunshine Promotions on January 2, 1997, March 20, 1997 and June 24, 1997, respectively. These adjustments represent the operating results of the Meadows Music Theater and Sunshine Promotions prior to their acquisition by SFX Entertainment.

III. PACE ACQUISITION

   Reflects the PACE Acquisition and the separate acquisitions of two partners' interest in a partnership that owns certain amphitheaters operated by PACE. The PACE Acquisition is not conditional on the consummation of the Pavilion Acquisition.

                                              NINE MONTHS ENDED SEPTEMBER 30, 1997 IN (000'S)
                                         ---------------------------------------------------------
                                              PACE        PAVILION      PRO FORMA        PACE
                                          AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITION
                                         ------------- -------------  ------------- -------------
Revenue ................................    $137,616       $91,114       $   750 (a)   $229,480
Operating expenses......................     131,473        75,319        (1,777)(b)    205,015
Depreciation & amortization.............       1,462         3,014            --          4,476
Other expenses..........................         447            --          (447)(c)         --
                                         ------------- -------------  ------------- -------------
Operating income........................       4,234        12,781         2,974         19,989
Interest expense........................       1,517         3,286            --          4,803
Other expenses..........................          64         1,530        (1,988)          (394)
Equity (income) loss from investments ..      (6,949)       (1,654)        1,988 (d)     (6,615)
                                         ------------- -------------  ------------- -------------
Income/(loss) before income tax
 expense................................       9,602         9,619         2,974         22,195
Income tax expense......................       3,751            --            --          3,751
                                         ------------- -------------  ------------- -------------
Net income (loss).......................    $  5,851       $ 9,619       $ 2,974       $ 18,444
                                         ============= =============  ============= =============

PRO FORMA ADJUSTMENTS:
(a) To reflect non-cash revenue resulting from SFX Entertainment granting Blockbuster naming rights to three venues for two years for no future consideration as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion Partners.
(b) Reflects the elimination of $870,000 of certain officer's bonuses and wages which will not be paid under SFX Entertainment's new employment contracts and of $907,000 of non-recurring costs incurred in connection with PACE's planned initial public offering.
(c) Reflects the elimination of non-recurring restricted stock compensation to PACE executives who will receive incentive stock options pursuant to their new employment agreements with SFX Entertainment.
(d) To eliminate PACE's income from its 33 1/3% equity investment in Pavilion Partners. PACE currently owns 33 1/3% in Pavilion Partners and has agreed to acquire the remaining 66 2/3% interest in Pavilion Partners pursuant to the Blockbuster Acquisition and Sony Acquisition.

IV. CONTEMPORARY ACQUISITION

   Reflects the Contemporary Acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, MO that is operated by Contemporary. The Contemporary Acquisition is not conditioned upon the consummation of the acquisition of such 50% interest.

                                               NINE MONTHS ENDED SEPTEMBER 30, 1997 IN (000'S)
                                         -----------------------------------------------------------
                                          CONTEMPORARY     RIVERPORT     PRO FORMA     CONTEMPORARY
                                           AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITION
                                         -------------- -------------  ------------- --------------
Revenue ................................     $71,141        $14,429        $   --        $85,570
Operating expenses......................      66,764         11,223          (703)(a)     77,284
Depreciation & amortization.............         498            583            --          1,081
                                         -------------- -------------  ------------- --------------
Operating income........................       3,879          2,623           703          7,205
Interest expense........................         153             74            --            227
Other income............................        (122)           (48)           --           (170)
Equity (income) from investments .......      (1,298)            --         1,298 (b)         --
                                         -------------- -------------  ------------- --------------
Income (loss) before income tax
 expense................................       5,146          2,597          (595)         7,148
Income tax expense......................          --             --            --             --
                                         -------------- -------------  ------------- --------------
Net income (loss).......................     $ 5,146        $ 2,597        $ (595)       $ 7,148
                                         ============== =============  ============= ==============

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of consulting expenses which will not be paid under SFX Entertainment's new contracts.
(b) Reflects the elimination of Contemporary's equity income in Riverport Amphitheater Partners. Contemporary had entered into an agreement to acquire its partners' 50% interest in this venture. If Contemporary is unable to complete this acquisition of the remaining 50% interest in Riverport Amphitheater Partners, the cash consideration paid by SFX Entertainment for Contemporary will be reduced by $10,500,000.

   The acquisition agreement provides that in the event the Contemporary Acquisition is consummated prior to the consummation of the Spin-Off, 1,402,851 shares of Preferred Stock will be issued to the Sellers. Such Preferred Stock is to be converted into an equal number of shares of Class A Common Stock upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such Preferred Stock is to be redeemed at their fair market value, but in no event less than $18,700,000. See "Agreements Related to the Pending Acquisitions -- Contemporary Acquisition."

V. NETWORK ACQUISITIONS

   The Network Acquisitions consist of the separate acquisitions of Network Magazine and SJS. These acquisitions are each conditioned on the concurrent closing of the other.

                                                NINE MONTHS ENDED SEPTEMBER 30, 1997 IN (000'S)
                                         --------------------------------------------------------------
                                           THE NETWORK
                                             MAGAZINE           SJS         PRO FORMA       NETWORK
                                         AS REPORTED (a)  AS REPORTED (a)  ADJUSTMENTS    ACQUISITIONS
                                         --------------- ---------------  ------------- --------------
Revenue ................................     $12,047          $10,737        $(2,221)(c)    $20,563
Operating expenses......................      11,878           10,717         (5,599)(b)     14,775
                                                                              (2,221)(c)
Depreciation & amortization.............         119               88             --            207
                                         --------------- ---------------  ------------- --------------
Operating income (loss).................          50              (68)         5,599          5,581
Interest expense........................         163               33             --            196
Other income............................         (43)             (80)            --           (123)
                                         --------------- ---------------  ------------- --------------
(Loss) income before income tax
 expense................................         (70)             (21)         5,599          5,508
Income tax expense .....................          --              135             --            135
                                         --------------- ---------------  ------------- --------------
Net (loss) income ......................     $   (70)         $  (156)       $ 5,599        $ 5,373
                                         =============== ===============  ============= ==============

PRO FORMA ADJUSTMENTS:

(a) SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by $4,000,000 if total 1998 EBITDA as defined equals $9,000,000; by an additional $4 for each $1 increase in EBITDA between $9,000,000 and $10,000,000 and by an additional $6 for each $1 increase in EBITDA between $10,000,000 and $11,000,000 (maximum of $14,000,000 additional consideration). The additional consideration is payable is stock or cash at SFX Entertainment's option. The pro forma statement of operation assumes that no additional consideration is paid.
(b) Reflects the elimination of certain officer's bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.
(c) Reflects the elimination of transactions between Network Magazine and SJS.

VI. BGP ACQUISITION

                                     NINE MONTHS ENDED SEPTEMBER 30, 1997 IN
                                                     (000'S)
                                  ---------------------------------------------
                                                     PRO FORMA        BGP
                                  AS REPORTED (a)   ADJUSTMENTS   ACQUISITION
                                  --------------- -------------  -------------
Revenue .........................     $66,094          $ --         $66,094
Operating expenses...............      59,312            --          59,312
Depreciation & amortization .....         729            --             729
                                  --------------- -------------  -------------
Operating income ................       6,053            --           6,053
Interest expense.................         837            --             837
Other income.....................        (221)           --            (221)
                                  --------------- -------------  -------------
Income before income tax
 expense.........................       5,437            --           5,437
Income tax expense...............       2,237            --           2,237
                                  --------------- -------------  -------------
Net income.......................     $ 3,200          $ --           3,200
                                  =============== =============  =============

PRO FORMA ADJUSTMENTS:

(a) Reflects BGP's audited actual operating results for the nine months ended October 31, 1997.

VII. CONCERT/SOUTHERN ACQUISITION

                                         NINE MONTHS ENDED SEPTEMBER 30, 1997 IN
                                                         (000'S)
                                       -------------------------------------------
                                                                       CONCERT/
                                                        PRO FORMA      SOUTHERN
                                        AS REPORTED    ADJUSTMENTS   ACQUISITION
                                       ------------- -------------  -------------
Revenue ..............................    $13,093         $  --        $13,093
Operating expenses....................     11,097          (565)(a)     10,532
Depreciation & amortization...........         57            --             57
                                       ------------- -------------  -------------
Operating income......................      1,939           565          2,504
Interest expense......................         --            --             --
Other income..........................        (57)           --            (57)
Equity loss (income) from
 investments..........................         11           (45)(b)        (34)
                                       ------------- -------------  -------------
Income before income tax expense .....      1,985           610          2,595
Income tax expense....................         --            --             --
                                       ------------- -------------  -------------
Net income............................    $ 1,985         $ 610        $ 2,595
                                       ============= =============  =============

PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of certain officer's bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.
(b) Reflects the elimination of equity income of a non-entertainment affiliated entity which is not being acquired by SFX Entertainment.

VIII. PRO FORMA ADJUSTMENTS:
(a) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Pending Acquisitions. SFX Entertainment amortizes goodwill over 15 years.
(b) To record incremental corporate overhead charges associated with incremental headquarters personnel and general and administrative expenses that management estimates will be necessary following completion of the Pending Acquisitions.
(c) To reclassify Delsener/Slater's equity income in the PNC Bank Arts Center venue following the acquisition of Pavilion Partners which owns the other 50% equity interest in the venue.

(d) Represents an adjustment to the provision for income taxes to reflect an approximate pro forma tax provision of $3,500,000, the calculation of which treats all companies to be acquired pursuant to the Pending Acquisitions as "C" Corporations and includes a benefit of approximately $6 million for the pro forma loss carryforward at approximately $16 million from the twelve months ended December 31, 1996. The above provision also reflects the non-deductibility of approximately $12 million of goodwill amortization, tax savings related to the pro forma adjustments for the Financing and state taxes of approximately $3,500,000.

IX. PRO FORMA FOR THE FINANCING:

(a) Represents the elimination of existing interest expense for the Pending Acquisitions.
(b) Reflects interest expense associated with the $275,000,000 in privately-placed debt, the senior credit facility, other debt and deferred compensation costs for the Pending Acquisitions. There can be no assurance that SFX Entertainment will be able to obtain such financing on acceptable terms, or at all.

                           SFX ENTERTAINMENT, INC.
        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                         YEAR ENDED DECEMBER 31, 1996
                                (IN THOUSANDS)

                                         PRO FORMA FOR RECENT ACQUISITIONS
                            DELSENER/  ------------------------------------
                              SLATER      MEADOWS/
                           ACQUISITION    SUNSHINE    PRO FORMA
                          (PREDECESSOR) ACQUISITIONS ADJUSTMENTS  PRO FORMA
                                I            II          VIII
                           ----------- ------------  ----------- ---------
Revenue...................   $50,361      $54,423      $    --    $104,784
Operating expenses........    50,686       46,632       (6,078)(a)  91,240
Depreciation &
 amortization.............       747        3,072        3,014 (b)   6,833
Corporate expenses (3) ...        --           --        1,000 (c)   1,000
                           ----------- ------------  ----------- ---------
Operating income (loss) ..    (1,072)       4,719        2,064       5,711
                                                        (4,354)(d)
Interest expense..........        60        4,294        1,780 (e)   1,780
Other (income) expenses ..      (198)        (168)          --        (366)
Equity (income) loss from
 investments..............      (525)          --           --        (525)
                           ----------- ------------  ----------- ---------
Income (loss) before
 income tax expense ......      (409)         593        4,638       4,822
Income tax expense
 (benefit) ...............       106        1,155          893       2,154
                           ----------- ------------  ----------- ---------
Net income (loss) ........   $  (515)     $  (562)     $ 3,745    $  2,668
                           =========== ============  =========== =========
Net income (loss) per
 common share.............                                        $   0.17
                                                                 =========
Average common shares
 outstanding..............                                          15,840
                                                                 =========
Other data:
EBITDA (1)................   $  (325)     $ 7,791      $ 5,078    $ 12,544
                           =========== ============  =========== =========
Adjusted EBITDA (2).......

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                            PRO FORMA FOR PENDING ACQUISITIONS
                        ------------------------------------------------------------------------
                                                                           CONCERT/                               PRO FORMA
                            PACE     CONTEMPORARY   NETWORK       BGP      SOUTHERN    PRO FORMA    PRO FORMA        SFX
                         ACQUISITION ACQUISITION  ACQUISITION ACQUISITION ACQUISITION ADJUSTMENTS FOR FINANCING ENTERTAINMENT
                             III          IV           V          VI          VII        VIII          IX
                        ----------- ------------ ----------- ----------- ----------- ----------- ------------- -------------
Revenue.................  $246,595     $71,545      $24,556     $92,331     $12,601    $   (312)(i) $     --      $552,100
Operating expenses......   237,999      64,274       18,403      85,960      10,481          --           --       508,357
Depreciation &
 amortization...........     5,336       1,334          268       1,474          69      22,481 (f)       --        37,795
Corporate expenses (3)..        --          --           --          --          --       2,000 (g)       --         3,000
                        ----------- ------------ ----------- ----------- ----------- ----------- ------------- -------------
Operating income (loss).     3,260       5,937        5,885       4,897       2,051     (24,793)          --         2,948
                                                                                                      (7,391)(a)
Interest expense........     5,456         383          294       1,258          --          --       41,610 (b)    43,390
Other (income) expenses.      (368)       (770)         (42)       (584)        (47)         --           --        (2,177)
Equity (income) loss
 from investments.......    (2,945)         --           --          --          38        (312)(i)       --        (3,744)
                        ----------- ------------ ----------- ----------- ----------- ----------- ------------- -------------
Income (loss) before
 income tax expense ....     1,117       6,324        5,633       4,223       2,060     (24,481)     (34,219)      (34,521)
Income tax expense
 (benefit) .............      (714)         35          303       1,272          --      (1,550)(h)       --         1,500
                        ----------- ------------ ----------- ----------- ----------- ----------- ------------- -------------
Net income (loss) ......  $  1,831     $ 6,289      $ 5,330     $ 2,951     $ 2,060    $(22,931)    $(34,219)     $(36,021)
                        =========== ============ =========== =========== =========== =========== ============= =============
Net income (loss) per
 common share...........                                                                                          $  (1.80)
                                                                                                               =============
Average common shares
 outstanding............                                                                                            20,056
                                                                                                               =============
Other data:
EBITDA (1)..............  $ 14,633     $ 7,271      $ 6,153     $ 6,371     $ 2,120    $ (2,312)    $     --      $ 40,743
                        =========== ============ =========== =========== =========== =========== ============= =============
Adjusted EBITDA (2).....                                                                                          $ 55,524
                                                                                                               =============

------------
(1) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), SFX Entertainment believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP.
(2) Represents EBITDA adjusted for non-recurring charges including litigation settlements recorded by PACE and Pavilion Partners of $3,657,000 and $2,380,000, respectively, estimated cost savings associated with the elimination of duplicative staffing and general and administrative expenses of $5,000,000 and equity (income) loss from investments and excludes minority interest in income. While management believes that such cost savings and the elimination of non-recurring expenses are achievable, SFX Entertainment's ability to fully achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors, certain of which may be beyond SFX Entertainment's control.
(3) Net of Triathlon Fees of $3,000,000.

NOTES TO PRO FORMA INCOME STATEMENTS:
 I. Represents SFX Entertainment's actual operating results of Delsener/Slater, the predecessor, for the year ended December 31, 1996. SFX Entertainment acquired Delsener/Slater on January 2, 1997.
II. Represents the actual operating results of the Meadows Music Theater and Sunshine Promotions for the year ended December 31, 1996. SFX
    Entertainment aquired the Meadows Music Theater and Sunshine Promotions on March 20, 1997 and June 24, 1997, respectively.

III. PACE ACQUISITION

   Reflects the PACE Acquisition and the separate acquisitions of two partners' interest in a partnership that owns certain amphitheaters operated by PACE. The PACE Acquisition is not conditioned on the consummation of the Pavilion Acquisition.

                                                        YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                                 --------------------------------------------------------------------------------------
                                       PACE        PAVILION      PAVILION      PAVILION      PRO FORMA        PACE
                                 AS REPORTED (a)  1 MONTH (b) 11 MONTHS (b)   AS REPORTED   ADJUSTMENTS    ACQUISITION
                                 --------------- -----------  ------------- -------------  ------------- -------------
Revenue.........................     $156,325       $5,177       $84,093        $89,270       $ 1,000(c)    $246,595
Operating expenses..............      155,533        5,199        77,267         82,466            --        237,999
Depreciation & amortization ....        1,737          253         3,346          3,599            --          5,336
Other expenses..................        3,675           --            --             --        (3,675)(d)         --
                                 --------------- -----------  ------------- -------------  ------------- -------------
Operating (loss) income ........       (4,620)        (275)        3,480          3,205         4,675          3,260
Interest expense................        1,206          395         3,855          4,250            --          5,456
Other income....................          (59)        (123)          (83)          (206)         (103)          (368)
Equity (income) loss from
 investments....................       (3,048)          --            --             --           103(e)      (2,945)
                                 --------------- -----------  ------------- -------------  ------------- -------------
Income (loss) before income tax
 expense........................       (2,719)        (547)         (292)          (839)        4,675          1,117
Income tax (benefit)............         (714)          --            --             --            --           (714)
                                 --------------- -----------  ------------- -------------  ------------- -------------
Net (loss) income ..............     $ (2,005)      $ (547)      $  (292)       $  (839)      $ 4,675       $  1,831
                                 =============== ===========  ============= =============  ============= =============

------------
PRO FORMA ADJUSTMENTS:
(a) Reflects PACE's audited operating results for fiscal year ended September 30, 1996.
(b) Reflects Pavilion Partners' unaudited operating results for the one month ended October 31, 1995 and the audited operating results for the eleven months ended September 30, 1996. During 1996, Pavilion Partners changed its fiscal year-end from October 31 to September 30.
       PACE currently owns 33 1/3% in Pavilion Partners and has agreed to acquire the remaining 66 2/3% interest from the two partners Blockbuster and Sony.
(c) To reflect non-cash revenue resulting from SFX Entertainment granting Blockbuster naming rights to three venues for two years for no future consideration as part of its agreement to acquire Blockbuster's indirect 33 1/3% interest in Pavilion Partners.
(d) Reflects the elimination of non-recurring restricted stock compensation to PACE executives who will receive incentive stock options pursuant to their new employment agreements with SFX Entertainment.
(e) To eliminate PACE's income from its 33 1/3% equity investment in Pavilion Partners. PACE currently owns 33 1/3% in Pavilion Partners and has agreed to acquire the remaining 66 2/3% interest in Pavilion Partners pursuant to the Blockbuster Acquisition and Sony Acquisition.

IV. CONTEMPORARY ACQUISITION

   Reflects the Contemporary Acquisition and the separate acquisition of the remaining 50% interest in Riverport Amphitheater Partners, a partnership that owns an amphitheater in St. Louis, MO that is operated by Contemporary. The Contemporary Acquisition is not conditioned upon the consummation of the acquisition of such 50% interest.

                                                   YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                                         -----------------------------------------------------------
                                          CONTEMPORARY     RIVERPORT     PRO FORMA     CONTEMPORARY
                                           AS REPORTED    AS REPORTED   ADJUSTMENTS    ACQUISITION
                                         -------------- -------------  ------------- --------------
Revenue.................................     $59,852        $11,693       $    --        $71,545
Operating expenses......................      58,189          9,722        (3,637)(a)     64,274
Depreciation & amortization.............         567            767            --          1,334
                                         -------------- -------------  ------------- --------------
Operating income .......................       1,096          1,204         3,637          5,937
Interest expense........................         213            170            --            383
Other income............................        (159)          (611)           --           (770)
Equity (income) loss from investments ..        (822)            --           822 (b)         --
                                         -------------- -------------  ------------- --------------
Income (loss) before income tax
 expense................................       1,864          1,645         2,815          6,324
Income tax expense .....................          35                           --             35
                                         -------------- -------------  ------------- --------------
Net income..............................     $ 1,829        $ 1,645       $ 2,815        $ 6,289
                                         ============== =============  ============= ==============

------------
PRO FORMA ADJUSTMENTS:
(a) Reflects the elimination of certain officer's bonuses and wages not expected to be paid under SFX Entertainment new employment contracts.
(b) Reflects the elimination of Contemporary's equity income in Riverport Amphitheater Partners. Contemporary had entered into an agreement to acquire its partners' 50% interest in this venture. If Contemporary is unable to complete this acquisition of the remaining 50% interest in Riverport Amphitheater Partners, the cash consideration paid by SFX Entertainment for Contemporary will be reduced by $10,500,000.

   The acquisition agreement provides that in the event the Contemporary Acquisition is consummated prior to the consummation of the Spin-Off, 1,402,851 shares of preferred stock will be issued to the Sellers. Such preferred stock is to be converted into an equal number of shares of Class A Common Stock upon consummation of the Spin-Off or, if the Spin-Off shall not have occurred prior to July 1, 1998, such preferred stock is to be redeemed at their fair market value, but in no event less than $18,700,000. See "Agreements Related to the Pending Acquisitions--Contemporary Acquisition."

V. NETWORK ACQUISITIONS

   The Network Acquisitions consist of the separate acquisitions of Network Magazine and SJS. These acquisitions are each conditioned on the concurrent closing of the other.

                                            YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                                  ------------------------------------------------------------
                                    THE NETWORK
                                      MAGAZINE          SJS        PRO FORMA       NETWORK
                                  AS REPORTED (a)   AS REPORTED   ADJUSTMENTS    ACQUISITIONS
                                  --------------- -------------  ------------- --------------
Revenue..........................     $14,767         $11,375       $(1,586)(c)    $24,556
Operating expenses...............      14,275          11,259        (5,545)(b)     18,403
                                                                     (1,586)(c)
Depreciation & amortization .....         184              84            --            268
                                  --------------- -------------  ------------- --------------
Operating income ................         308              32         5,545          5,885
Interest expense.................         291               3            --            294
Other income.....................         (42)             --            --            (42)
                                  --------------- -------------  ------------- --------------
Income before income tax
 expense.........................          59              29         5,545          5,633
Income tax expense ..............         212              91            --            303
                                  --------------- -------------  ------------- --------------
Net (loss) income ...............     $  (153)        $   (62)      $ 5,545        $ 5,330
                                  =============== =============  ============= ==============

PRO FORMA ADJUSTMENTS:
(a) Reflects Network Magazine's audited operating results for fiscal year ended September 30, 1996. SFX Entertainment's purchase agreement for Network Magazine and SJS provides that the purchase price will be increased by $4,000,000 if total 1998 EBITDA as defined equals $9,000,000; by an additional $4 for each $1 increase in EBITDA between $9,000,000 and $10,000,000 and by an additional $6 for each $1 increase in EBITDA between $10,000,000 and $11,000,000 (maximum of $14,000,000 additional consideration). The additional consideration is payable is stock or cash at SFX Entertainment's option. The pro forma statement of operations assumes that no additional consideration is paid.
(b) Reflects the elimination of certain officer's bonuses and wages which will not be paid under SFX Entertainment's new employment contracts.
(c) Reflects the elimination of transactions between Network Magazine and SJS.

VI. BGP ACQUISITION

                                     YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                                  ---------------------------------------------
                                                     PRO FORMA        BGP
                                  AS REPORTED (a)   ADJUSTMENTS   ACQUISITION
                                  --------------- -------------  -------------
Revenue..........................     $92,331         $    --       $92,331
Operating expenses...............      87,520          (1,560)(b)    85,960
Depreciation & amortization .....       1,474              --         1,474
                                  --------------- -------------  -------------
Operating income ................       3,337           1,560         4,897
Interest expense.................       1,258              --         1,258
Other expense....................        (584)             --          (584)
                                  --------------- -------------  -------------
Income before income tax
 expense.........................       2,663           1,560         4,223
Income tax expense ..............       1,272              --         1,272
                                  --------------- -------------  -------------
Net income ......................     $ 1,391         $ 1,560       $ 2,951
                                  =============== =============  =============

------------
PRO FORMA ADJUSTMENTS:
(a) Reflects BGP's audited operating results for the fiscal year ended January 31, 1997.
(b) Reflects the elimination of certain officer's bonuses, wages, partnership life insurance, profit sharing and other eliminating adjustments which will not be paid under SFX Entertainment's new contracts.

VII. CONCERT/SOUTHERN ACQUISITION

                                    YEAR ENDED DECEMBER 31, 1996 IN (000'S)
                                  -------------------------------------------
                                                                  CONCERT/
                                                   PRO FORMA      SOUTHERN
                                   AS REPORTED    ADJUSTMENTS   ACQUISITION
                                  ------------- -------------  -------------
Revenue..........................    $12,601         $  --        $12,601
Operating expenses...............     10,873          (392)(a)     10,481
Depreciation & amortization .....         69            --             69
                                  ------------- -------------  -------------
Operating income ................      1,659           392          2,051
Investment income................        (47)           --            (47)
Equity loss from investments ....         27            11 (b)         38
                                  ------------- -------------  -------------
Income before income tax
 expense.........................      1,679           381          2,060
Income tax expense ..............         --            --             --
                                  ------------- -------------  -------------
Net income ......................    $ 1,679         $ 381        $ 2,060
                                  ============= =============  =============

PRO FORMA ADJUSTMENTS:
(a) Reflects the elimination of certain officer's bonuses and wages which will not be paid under the SFX Entertainment's new employment contracts.
(b) Reflects the elimination of equity loss of a non-entertainment affiliated entity which is not being acquired by SFX Entertainment.

VIII. PRO FORMA ADJUSTMENTS:

(a) Reflects the elimination of non-recurring Delsener/Slater officers' bonuses and wages which are not being paid under SFX Entertainment's new employment contracts
(b) Reflects the increase in depreciation and amortization related to the Completed Acquisitions. SFX Entertainment amortizes goodwill over 15 years.
(c) To record corporate overhead charges of $4,000,000 related to the Completed Acquisitions less the amount received in 1996 pursuant to the Triathlon Agreement of $3,000,000.
(d) Represents the elimination of existing interest expense for the Completed Acquisitions.
(e) Reflects interest expense associated with the Meadows Music Theater and Sunshine Promotions debt assumed.
(f) Reflects the increase in depreciation and amortization resulting from the preliminary purchase accounting treatment of the Pending Acquisitions. SFX Entertainment amortizes goodwill over 15 years.
(g) To record incremental corporate overhead charges associated with incremental headquarters personnel that management estimates will be necessary following completion of the Pending Acquisitions.
(h) Reflects estimated state and local income taxes. On a consolidated pro forma basis, SFX Entertainment has a net operating loss for the year ending December 31, 1996 of approximately $16 million for which no federal tax benefit has been provided.
(i) To reclassify the Delsener/Slater's equity income in the PNC Bank Arts Center venue following the acquisition of Pavilion Partners which owns the other 50% equity interest in the venue.

IX. PRO FORMA FOR THE FINANCING:
(a) Represents the elimination of existing interest expense for the Pending Acquisitions.
(b) Reflects interest expense associated with the $275,000,000 in privately-placed debt, the senior credit facility, other debt and deferred compensation costs for the Pending Acquisitions. There can be no assurance that SFX Entertainment will be able to obtain such financing on acceptable terms, or at all.

       SELECTED CONSOLIDATED FINANCIAL DATA OF SFX ENTERTAINMENT, INC.
                   (in thousands, except per share amounts)

   The Selected Consolidated Financial Data of SFX Entertainment includes the historical financial statements of Delsener/Slater Enterprises, Ltd. and affiliated companies, the predecessor of SFX Entertainment ("Delsener/Slater") for each of the five years ended December 31, 1996 and the nine months ended September 30, 1996, and the historical financial statements of SFX Entertainment for the nine months ended September 30, 1997. The financial information presented below should be read in conjunction with the information set forth in "Unaudited Pro Forma Condensed Combined Financial Statements" and the notes thereto and the historical financial statements and the notes of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions included herein. The financial information has been derived from the audited and unaudited financial statements of SFX Entertainment, the Recent Acquisitions and the Pending Acquisitions. The pro forma summary data as of September 30, 1997 and for the year ended December 31, 1996 and the nine months ended September 30, 1997 are derived from the unaudited pro forma condensed combined financial statements which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the transactions for which such pro forma financial information is given. Operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results that may be achieved for the fiscal year ending December 31, 1997.

                                                              YEAR ENDED DECEMBER 31,
                                        --------------------------------------------------------------------
                                                          PREDECESSOR (ACTUAL)
                                        -------------------------------------------------------------------
                                                                                                  1996 (1)
                                            1992        1993                                      PRO FORMA
                                        (UNAUDITED)  (UNAUDITED)    1994      1995       1996    (UNAUDITED)
                                        ----------- -----------  --------- ---------  --------- -----------
STATEMENT OF OPERATIONS DATA:
Revenue................................   $38,017      $46,526    $92,785    $47,566   $50,362    $552,100
Operating expenses.....................    36,631       45,635     90,598     47,178    50,687     508,357
Depreciation & amortization............       758          762        755        750       747      37,795
Corporate expenses (2).................        --           --         --         --        --       3,000
                                        ----------- -----------  --------- ---------  --------- -----------
Operating income (loss)................       628          129      1,432       (362)   (1,072)      2,948
Interest expense.......................      (171)        (148)      (144)      (144)      (60)    (43,390)
Other income...........................        74           85        138        178       198       2,177
Equity income (loss) from investments          --           --         (9)       488       525       3,744
                                        ----------- -----------  --------- ---------  --------- -----------
Income (loss) before income taxes .....       531           66      1,417        160      (409)    (34,521)
Income tax (provision) benefit.........       (32)         (57)        (5)       (13)     (106)     (1,500)
                                        ----------- -----------  --------- ---------  --------- -----------
Net income (loss)......................   $   499      $     9    $ 1,412    $   147   $  (515)   $(36,021)
                                        =========== ===========  ========= =========  ========= ===========
Net income (loss) per common shares ...                                                           $  (1.80)
                                                                                                ===========
Average common shares outstanding .....                                                             20,056
                                                                                                ===========
OTHER OPERATING DATA:
EBITDA (3).............................                           $ 2,187    $   388   $  (325)   $ 40,743
Adjusted EBITDA (4)....................                                                           $ 55,524
Cash flow from operations..............                           $ 2,959    $  (453)  $14,214

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                            NINE MONTHS ENDED SEPTEMBER 30,
                                        ---------------------------------------
                                         PREDECESSOR
                                        -------------
                                             1996         1997       1997 (1)
                                            ACTUAL       ACTUAL     PRO FORMA
                                         (UNAUDITED)   (UNAUDITED) (UNAUDITED)
                                        ------------- -----------  -----------
STATEMENT OF OPERATIONS DATA:
Revenue................................    $41,609       $74,396     $501,489
Operating expenses.....................     42,931        63,045      442,199
Depreciation & amortization............        744         4,041       28,378
Corporate expenses (2).................         --         1,307        2,807
                                        ------------- -----------  -----------
Operating income (loss)................     (2,066)        6,003       28,105
Interest expense.......................        (60)         (956)     (32,499)
Other income...........................        143           213          234
Equity income (loss) from investments          525         1,344        8,937
                                        ------------- -----------  -----------
Income (loss) before income taxes .....     (1,458)        6,604        4,777
Income tax (provision) benefit.........        (79)       (2,952)      (3,500)
                                        ------------- -----------  -----------
Net income (loss)......................    $(1,537)      $ 3,652     $  1,277
                                        ============= ===========  ===========
Net income (loss) per common shares ...                              $   0.06
                                                                   ===========
Average common shares outstanding .....                                20,056
                                                                   ===========
OTHER OPERATING DATA:
EBITDA (3).............................    $ 1,322       $10,044     $ 56,483
Adjusted EBITDA (4)....................                              $ 68,754
Cash flow from operations..............                  $   789

       SELECTED CONSOLIDATED FINANCIAL DATA OF SFX ENTERTAINMENT, INC.
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

BALANCE SHEET DATA:

                                            DECEMBER 31,
                             -------------------------------------------
                                        PREDECESSOR (ACTUAL)
                             -------------------------------------------
                                 1993        1994
                              UNAUDITED    UNAUDITED    1995      1996
                             ----------- -----------  -------- --------
Current assets..............    $1,823      $4,453     $3,022    $6,191
Property and equipment,
 net........................     4,484       3,728      2,978     2,231
Intangible assets, net .....        --          --         --        --
Total assets................     6,420       8,222      6,037     8,879
Current liabilities.........     4,356       3,423      3,138     7,973
Long-term debt..............        --       1,830         --        --
Temporary equity (6) .......        --          --         --        --
Stockholders' equity........     6,420       2,969      2,900       907

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                SEPTEMBER 30, 1997
                             -------------------------
                                ACTUAL     PRO FORMA
                             (UNAUDITED) (UNAUDITED)(5)
                             ----------- --------------
Current assets..............   $ 12,189     $117,326
Property and equipment,
 net........................     55,882      185,371
Intangible assets, net .....     59,721      415,374
Total assets................    135,470      760,046
Current liabilities.........     11,333       91,640
Long-term debt..............     16,453      485,021
Temporary equity (6) .......         --       16,500
Stockholders' equity........    101,378      143,223

(1) The Unaudited Pro Forma Statement of Operations Data for the year ended December 31, 1996 and the nine months ended September 30, 1997, are presented as if SFX Entertainment had completed the Pending Acquisitions, the Recent Acquisitions and the Financing as of January 1, 1996.
(2) Corporate expenses are reduced by $3,000,000 and $1,693,000 of fees from Triathlon Broadcasting Company ("Triathlon") for the year ended December 31, 1996 (pro forma) and for the nine months ended September 30, 1997, respectively. These fees are to be assigned to SFX Entertainment by SFX in connection with the Spin-Off. See "Certain Relationships and Related Transactions--Triathlon Fees."
(3) "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principals ("GAAP"), SFX Entertainment believes that EBITDA is accepted by the entertainment industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity which is calculated in accordance with GAAP.
(4) Adjusted EBITDA represents EBITDA, as defined, adjusted for nonrecurring charges including a litigation settlement recorded by PACE and Pavilion Partners, expected cost savings associated with the elimination of duplicative staffing and general and administrative expenses and includes equity income (loss) from investments and excludes minority interest in income.
       While management believes that such cost savings and the elimination of non-recurring expenses are achievable, SFX Entertainment's ability to fully achieve such cost savings and to eliminate the non-recurring expenses is subject to numerous factors certain of which may be beyond SFX Entertainment's control.
(5) The Unaudited Pro Forma Balance Sheet Data at September 30, 1997 is presented as if SFX Entertainment had completed the Pending Acquisitions and the Financing as of September 30, 1997.
(6) The PACE Acquisition agreement provides that each PACE Seller shall have an option (a "Fifth Year Put Option"), exercisable during a period beginning on the fifth anniversary of the closing of the PACE Acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of SFX Entertainment's Class A Common Stock received by such PACE seller (500,000 shares) for a cash purchase price of $33.00 per share. With certain limited exceptions, the Fifth Year Put Option rights are not assignable by the PACE sellers. The maximum amount payable under the Fifth Year Put Option ($16.5 million) has been presented as temporary equity on the pro forma balance sheet.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following discussion of the financial condition and results of operations of SFX Entertainment should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risks and uncertainties. SFX Entertainment's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to leverage, the need for additional funds, consummation of the pending acquisitions, integration of the recently completed acquisitions, the ability of SFX Entertainment to achieve certain cost savings, the management of growth, the ability to renew long-term leases at certain venues and changing economic conditions and consumer tastes. SFX Entertainment undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.

         The performance of entertainment companies, such as SFX Entertainment, is customarily measured by its ability to generate EBITDA. "EBITDA" is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), SFX Entertainment believes that EBITDA is accepted by the industry as a generally recognized measure of performance and is used by analysts who report publicly on the performance of entertainment companies. Nevertheless, this measure should not be considered in isolation or as a substitute for operating income, net income, net cash provided by operating activities or any other measure for determining SFX Entertainment's operating performance or liquidity that is calculated in accordance with GAAP.


         SFX Entertainment's core business is the promotion and production of live entertainment events, most significantly for concert and other music performances in venues owned and/or operated by SFX Entertainment and in third-party venues. In connection with all of its live entertainment events, SFX Entertainment seeks to maximize related revenue streams, including the sale of corporate sponsorships, the sale of concessions and the merchandising of a broad range of products. On a pro forma basis, giving effect to the Pending Acquisitions, SFX Entertainment's music and ancillary businesses comprised approximately 77%, theater comprised approximately 17% and specialized motor sports comprised approximately 6% of SFX Entertainment's total net revenues for the 12 months ended September 30, 1997.

         Promotion of events involves booking talent, renting or providing the event venue, marketing the event to attract ticket buyers and providing for local services required in the production of the event such as security and stage hands. Promoters generally receive revenues from the sale of tickets and sponsorships. When an event is promoted at a venue owned or managed by the promoter, the promoter generally also receives a percentage of revenues from concessions, merchandising, parking and premium box seats. Upon consummation of the Pending Acquisitions, SFX Entertainment would earn promotion revenues by:
(a) promoting Touring Broadway Shows; (b) [supplying promotion services to other promoters of Touring Broadway Shows]; (c) promoting music concerts; and
(d) promoting specialized motor sports events.

         Production of events involves developing the event content, hiring artistic talent and managing the actual production of the event (with the assistance of the local promoter). Producers generally receive revenues from guarantees and profit shares from promoters, a percentage of the promoters' ticket sales, merchandising, sponsorships, licensing and the exploitation of other rights (including intellectual property rights) related to the production. Upon consummation of the Pending Acquisitions, SFX Entertainment would earn producing revenues by producing (a) Touring Broadway Shows, (b) specialized motor events and (c) other proprietary and non-proprietary entertainment events.

COMPLETED ACQUISITIONS

         SFX Entertainment entered the live entertainment business with SFX's acquisition of Delsener/Slater, a New York-based concert promotion company, in January 1997 for aggregate consideration of $27.6 million. Delsener/Slater has long-term leases or is the exclusive promoter for many of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, an 11,200-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 10,800-seat complex located in Holmdel, New Jersey. In March 1997, SFX Entertainment acquired, for aggregate consideration of $23.8 million, a 37-year lease to operate the Meadows Music Theater, a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut. In June of 1997, SFX Entertainment acquired Sunshine Promotions, a concert promoter in the Midwest, and certain other related companies for aggregate consideration of $61.5 million. As a result of the acquisition of Sunshine Promotions, SFX Entertainment owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, the Polaris Amphitheater, a 20,000-seat complex located in Columbus, Ohio, and has a long-term lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

PENDING ACQUISITIONS

         In December of 1997, SFX Entertainment entered into agreements to acquire PACE, Contemporary, the Network Group, BGP and Concert/Southern as follows:


                                                Value(A) of SFX
                            Cash Purchase     Entertainment Stock       Assumed           Total         Anticipated Date
                                Price            To Be Issued       Liabilities(B)    Consideration            Of
Acquired Business           (In Millions)        (In Millions)       (In Millions)    (In Millions)       Consummation
-----------------           -------------     -------------------   --------------    --------------    ----------------
PACE                           $109.5 (C)          $20.0                $25.5            $155.0         1st quarter 1998
     Pavilion (D)                41.1               --                   48.3              89.4         1st quarter 1998
Contemporary                     72.8 (E)           18.7                 --                91.5(E)      1st quarter 1998
BGP                              60.8 (F)            7.5 (F)             -- (G)            68.3         1st quarter 1998
Network Group                    52.0 (H)           10.0 (H)             --                62.0         1st quarter 1998
Concert/Southern                 16.6 (I)           --                   -- (I)            16.6         1st quarter 1998
                              -----------      ------------------   --------------    --------------
        Total                  $352.8              $56.2                $73.8            $482.8

----------

(A) The value ascribed to the SFX Entertainment Class A Common Stock in the acquisition agreements is based upon certain financial projections developed jointly by SFX Entertainment and the sellers. There is presently no trading market for the SFX Entertainment Class A Common Stock. There can be no assurance that the assumptions upon which the valuation is based will, in fact, be correct or that the valuation will approximate the actual trading price of the SFX Entertainment Class A Common Stock.

(B) Represents liabilities as of September 30, 1997, which the SFX Entertainment has agreed to assume. The actual amount of such liabilities will vary at the time of closing of the Pending Acquisitions.

(C) In addition the PACE acquisition agreement provides that SFX Entertainment will loan PACE up to $25 million prior to the closing for specified acquisitions. Any loan made pursuant to this requirement would be secured by the assets of the acquired businesses. In the event the PACE Acquisition is not consummated, under certain circumstances, the loan will convert into a five-year term loan. See "Agreements Related to the Pending Acquisitions--PACE Acquisition."

(D) Relates to the acquisition by SFX Entertainment of the indirect 66 2/3% ownership interest of Blockbuster and Sony in Pavilion Partners not currently held by PACE. See "Agreements Related to the Pending Acquisitions--PACE Acquisition--Pavilion Acquisition."

(E) In the event that the remaining 50% of Riverport Amphitheater Partnership is not acquired, the purchase price will be reduced by $10.5 million. See "Agreements Related to the Pending
         Acquisitions--Contemporary Acquisition."

(F) SFX Entertainment has the option to pay up to $7.5 million in cash in lieu of an equivalent value of SFX Entertainment Class A Common Stock. See "Agreements Related to the Pending Acquisitions--BGP Acquisition."

(G) Although SFX Entertainment is assuming $12.2 million of liabilities, BGP is required to have working capital at least equal to such liabilities at closing. The purchase price will be reduced dollar-for-dollar to the extent that long-term debt exceeds working capital. See "Agreements Related to the Pending Acquisitions--BGP Acquisition."

(H) Pursuant to the Network acquisition agreement, SFX Entertainment has agreed to increase the purchase price for Network and SJS based on actual 1998 EBITDA (as defined therein) as follows: (a) by $4 million if such EBITDA equals or exceeds $9 million; (b) by an additional $4 for each $1 of additional EBITDA between $9 million and $10 million; and (c) by an additional $6 for each $1 of additional EBITDA between $10 million and $11 million. This contingent consideration of up to $14 million is payable in cash, or in certain circumstances and, at the option of SFX Entertainment, in stock no later than March 31, 1999. In addition, SFX Entertainment has the option to acquire an office building and related property for $2.3 million. See "Agreements Related to the Pending Acquisitions--Network Acquisition".

(I) The Concert/Southern acquisition agreement requires SFX Entertainment to pay the sellers compensation for a deferred liability of $2 million in five equal annual payments or, at such sellers' option, the present value of such payments at closing (approximately $1.6 million). SFX Entertainment expects the sellers to elect to receive the present value of such liability at closing. See "Agreements Related to the Pending Acquisitions--Concert/Southern Acquisition."

         The cash portion of the purchase price in the Pending Acquisitions is subject to increase under certain circumstances, including, in particular, if SFX Entertainment is unable to issue shares of its capital stock to certain of the sellers by virtue of having failed to consummate the Spin-Off or for any other reason. In that case, the aggregate cash consideration that would be owed to the sellers in the Pending Acquisitions would increase by approximately $56.2 million, resulting in a corresponding increase in debt and decrease in stockholders' equity. Although management believes the Spin-Off will occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. In addition, the agreements relating to the Pending Acquisitions provide for certain other purchase price adjustments in certain circumstances. There can be no assurance that SFX Entertainment will be able to finance such payments. See "Risk Factors--Risks Related to the Pending Acquisitions," "--Liquidity and Capital Resources--Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

         The Pending Acquisitions will be accounted for using the purchase method of accounting, and the intangible assets created in the purchase transactions will generally be amortized against future earnings over a fifteen-year period. The amount of such amortization will be substantial and will continue to affect SFX Entertainment's operating results in the future. These expenses, however, do not result in an outflow of cash by SFX Entertainment and do not impact EBITDA.

         SFX Entertainment expects to complete all of the Pending Acquisitions as soon as practicable after the Financing and prior to the SFX Merger. SFX Entertainment anticipates that it will consummate all of the Pending Acquisitions in the first quarter of 1998. However, the timing and completion of the Pending Acquisitions are subject to a number of conditions, certain of which are beyond SFX Entertainment's control, and there can be no assurance that the such transactions will be completed during such periods, on the terms described herein, or at all. See "Risk Factors--Risks Related to Pending Acquisitions" and "Agreements Related to the Pending Acquisitions."

PENDING SPIN-OFF AND MERGER

         SFX was formed in 1992 principally to acquire and operate radio broadcasting stations. In August of 1997, SFX agreed to the merger of a subsidiary of Hicks, Muse, Tate & Furst Incorporated into SFX and to the Spin-Off of SFX

Entertainment to the shareholders of SFX on a pro rata basis. Prior to the consummation of the SFX Merger, SFX intends (i) to contribute its concert and other live entertainment operations to SFX Entertainment and (ii) to distribute all of the outstanding shares of common stock of SFX Entertainment to the holders of common stock, Series D Preferred Stock and certain warrants of SFX pursuant to the Spin-Off. SFX Entertainment intends to consummate the Financing and the Pending Acquisitions during the first quarter of 1998. SFX intends to consummate the Spin-Off on or prior to the consummation of the SFX Merger. The Spin-Off is subject to certain conditions, including, among others; (i) the acceptance for listing or trading of the Class A Common Stock of SFX Entertainment, subject to official notice of issuance, on the American Stock Exchange or Nasdaq Stock Market, and (ii) the receipt of all necessary third-party consents to the Spin-Off as presently contemplated, including the consents to be sought in the Consent Solicitation. There can be no assurance that the conditions to the Spin-Off will be fulfilled, that the Spin-Off will be consummated on the terms currently contemplated or at all, or that the Pending Acquisitions will be consummated prior to the Spin-Off or at all.

         However, the Spin-Off is not conditioned upon the prior consummation of the Financing, any of the Pending Acquisitions or the SFX Merger. Moreover, management believes that the Spin-Off will be consummated during the first quarter of 1998, although there can be no assurance that the Spin-Off will be consummated on the terms described herein or at all.

         Pursuant to the SFX Merger Agreement, if SFX fails to consummate or is unable to consummate the Spin-Off, SFX is entitled to divest its interest in its live entertainment business in an alternate type of transaction. If SFX fails to consummate the Spin-Off or any such alternate transaction prior to the SFX Merger, then SFX Buyer may elect whether to consummate the SFX Merger (increasing the amount of cash consideration to be paid to SFX's stockholders in the SFX Merger) or to terminate the SFX Merger Agreement. Additionally, certain of the agreements related to the Pending Acquisitions provide that a portion of consideration to be paid to certain of the sellers in the Pending Acquisitions is to consist of shares of SFX Entertainment Class A Common Stock. If the Spin-Off does not occur, SFX Entertainment would be unable to issue shares of its stock to the sellers, and the aggregate cash consideration to be paid in the Pending Acquisitions could increase by approximately $56.2 million. Although management believes the Spin-Off will occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. There can be no assurance that the conditions to the Spin-Off will be fulfilled or that the Spin-Off will be consummated on the terms contemplated or at all. If neither the Spin-Off nor any other transaction which divests SFX of its interest in the live entertainment business occurs, SFX Entertainment will continue to be a wholly-owned subsidiary of SFX. See "Risk Factors--Risks Related to Pending Acquisitions," and "Agreements Related to the Pending Acquisitions."

RESULTS OF OPERATIONS

         General

         The following discussion is presented pro forma for the Pending Acquisitions as if they had been completed prior to the periods discussed. SFX Entertainment's operations consist principally of (a) concert promotion and venue operation, (b) the promotion and production of theatrical events, particularly Touring Broadway Shows, and (c) the promotion and production of motor sports events. SFX Entertainment also engages in various other activities ancillary to its live entertainment businesses.

         Concert Promotion/Venue Operation

         SFX Entertainment's concert promotion and venue operation businesses primarily consists of the promotion of concerts and operation of venues primarily for use in the presentation of musical events. SFX Entertainment's primary source of revenues from its concert promotion activities is from ticket sales at events promoted by SFX Entertainment.

As a venue operator, SFX Entertainment's primary sources of revenue are sponsorships, concessions, parking and other ancillary services, principally derived from events promoted by SFX Entertainment.

         Revenue from ticket sales is primarily affected by the number of events SFX Entertainment promotes, the average ticket price and the number of tickets sold. The average ticket price is dependent upon the popularity of the artist which SFX Entertainment is promoting, the size and type of venue and the general economic conditions and consumer taste in the market in which the event is being held. Revenue and margins are also significantly affected by the type of contract entered into with the artist or the artist's representative. Generally, the promoter or venue operator will agree to pay the artist the greater of a minimum guarantee or a profit sharing payment based on ticket revenue, less certain show expenses. The promoter or venue operator assumes the financial risk of ticket sales and is responsible for local production and advertising of the event. However, in certain instances, the promoter agrees to accept a fixed fee from the artist for its services, and the artist assumes all financial risk. When the promoter or venue operator assumes the financial risk, all revenue and expenses associated with the event are recorded. When the artist assumes the risk, only the fee is recorded. As a result, operating margins would be significantly greater for fee-based events as opposed to events for which SFX Entertainment assumes the risk of ticket sales, although profits per event would tend to be lower. Operating margins can vary from period to period.

         SFX Entertainment's most significant operating expenses are talent fees, production costs, venue operating expenses (including rent), advertising costs and insurance expense. The booking of talent in the concert promotion business generally involves contracts for limited engagements, often involving a small number of performances. Talent fees are dependent primarily upon the popularity of the artist, the ticket price that the artist can command at a particular venue and the expected level of ticket sales. Production costs and venue operating expenses have substantial fixed cost components and lesser variable costs primarily related to expected attendance.

         Theatrical

         SFX Entertainment's theatrical operations are directed mainly towards the promotion and production of Touring Broadway Shows, the revenues of which arise primarily from ticket sales and sponsorships. SFX Entertainment may also participate in ancillary revenues, such as concessions and merchandise sales, depending upon its agreement with a particular local promoter/venue operator. Revenue from ticket sales is primarily affected by the popularity of the production and the particular market and venue in which the production is presented. In order to reduce its dependency on the success of any single touring production, SFX Entertainment sells advance annual subscriptions that provide the purchaser with tickets for all of the shows that SFX Entertainment intends to tour in the particular market during the touring season. Pro forma for the Pending Acquisitions, for the twelve months ended September 30, 1997, approximately ___% of tickets for Touring Broadway Shows sold by SFX Entertainment were sold through advance annual subscriptions.

         Principal operating expenses related to touring shows include talent, rent, advertising and royalties. Talent costs are generally fixed once a production is cast. Rent and advertising expense may be either fixed or variable based on the arrangement with the particular local promoter/venue operator. Royalties are generally paid as a percentage of gross ticket sales.

         SFX Entertainment also makes minority equity investments in original Broadway productions, principally as a means to obtain rights for touring shows. These investments are accounted for using either the equity method or the cost method of accounting, based on the relative size of the investment. SFX Entertainment monitors the recoverability of these investments on a regular basis and may be required to take write-offs if the original production closes or if SFX Entertainment determines that the production will not recoup the investment. The timing of any such write-off could adversely affect operating results in a particular quarter.

         Motor Sports

         SFX Entertainment's motor sports activities consist principally of the promotion and production of specialized motor sports, the revenues of which arise primarily from ticket sales and sponsorships, as well as merchandising and video rights associated with producing motor sports events. Ticket prices for these events are generally lower than for theatrical or music concert events, generally ranging from $5 to $30 in 1996. Revenue from these sources is primarily affected by the type of event and the particular markets and venues in which the events are presented. Event-related revenues received prior to the event date are initially recorded on the balance sheet as deferred revenue; after the event occurs, they are recorded on the statement of operations as gross revenue. Expenses are capitalized on the balance sheet as prepaid expenses until the event occurs.

         Operating expenses associated with motor sports activities include talent, rent, track preparation costs, security and advertising. These operating expenses are generally fixed costs that vary based on the type of event and venue in which the event is held.

         Under certain circumstances, SFX Entertainment may be required to sell either its motor sports or theatrical lines of business. See "Risk Factors--Risks Related to Acquisitions" and "Agreements Related to the Pending Acquisitions--PACE Acquisition--Becker Employment
Agreement."

         Other Businesses

         The Company's other principal businesses include (a) the production and distribution of radio industry trade magazines, (b) the production of radio programming content and show-prep material and (c) the provision of radio air play and music retail research services. The primary sources of revenues from these activities include (a) the sale of advertising space in its publications and the sale of advertising time on radio stations that carry its syndicated shows, (b) subscription fees for its trade publications and (c) subscription fees for access to its database of radio playlist and audience data. Revenues generally vary based on the overall advertising environment and competition.

         SFX Entertainment also provides marketing and consulting services pursuant to contracts with individual clients for specific projects. Revenues from and costs related to these services vary based on the type of service being provided and the incremental associated costs.

HISTORICAL RESULTS

         The following analysis of the historical operations of SFX Entertainment, including the Recent Acquisitions, but excluding the Pending Acquisitions, includes, for comparative purposes, the historical operations of Delsener/Slater (SFX Entertainment's predecessor) for the nine months ended September 30, 1996 and for the years ended December 31, 1996, 1995 and 1994.

         Nine Months Ended September 30, 1997 Compared to the Nine Months Ended September 30, 1996

         SFX Entertainment's concert promotion revenue increased by 79% to $74.4 million for the nine months ended September 30, 1997, compared to $41.6 million for the nine months ended September 30, 1996, as a result of the acquisitions of Sunshine and the Meadows Music Theater lease, which increased concert promotion revenue by $37.9 million. On a pro forma basis, assuming that those acquisitions had been completed as of January 1, 1997, concert promotion revenue for the nine months ended September 30, 1997 would have been $86.7 million.

         Concert promotion operating expenses increased by 47% to $63.0 million for the nine months ended September 30, 1997, compared to $42.9 million for the nine months ended September 30, 1996, primarily as a result of the acquisitions of Sunshine and the Meadows lease, which increased concert operating expenses revenue by $31.4 million, which was offset in part by decreased officer salary expense paid to the former owners of Delsener/Slater. On a pro forma basis, assuming that those acquisitions had been completed as of January 1, 1997, concert operating expenses would have been $75.3 million for the nine months ended September 30, 1997.

         Depreciation and amortization expense increased by 443% to $4.0 million for the nine months ended September 30, 1997, compared to $744,000 for the nine months ended September 30, 1996, due to the inclusion of $2.3 million of depreciation and amortization expense related to the acquisitions of Sunshine and Meadows and the additional depreciation and amortization recorded in 1997 related to the purchase of Delsener/Slater on January 2, 1997. In 1997, SFX Entertainment recorded the fixed assets of Delsener/Slater at fair value and recorded an intangible asset equal to the excess of purchase price over the fair value of net tangible assets of Delsener/Slater which was amortized over a 15 year period.

         Corporate, general and administrative expenses were $1.3 million for the nine months ended September 30, 1997, net of $1.7 million in fees received from Triathlon, compared to $0 for the nine months ended September 30, 1996. These expenses represent the incremental costs of operating SFX Entertainment's offices, and therefore did not exist in 1996.

         Operating income was $6.0 million for the nine months ended September 30, 1997, compared to a loss of $2.0 million in the nine months ended September 30, 1996, due to the results discussed above.

         Interest expense, net of investment income, was $83,000 in the nine months ended September 30, 1997, compared to net interest income of $138,000 for the nine months ended September 30, 1996, primarily as a result of assumption of additional debt related to the acquisitions of Sunshine and the Meadows.

         Equity income in unconsolidated subsidiaries increased 148% to $1.3 million from $525,000 primarily as a result of the investment in the PNC Bank Arts Center.

         Income tax expense increased to $3.0 million for the nine months ended September 30, 1997, compared to $80,000 for the nine months ended September 30, 1996, primarily as the result of higher operating income.

         SFX Entertainment's net income increased to $3.7 million for the nine months ended September 30, 1997, as compared to a net loss of $1.5 million for the nine months ended September 30, 1996, due to the factors discussed above.

         EBITDA increased to $10.0 million for the nine months ended September 30, 1997, compared to a negative $1.3 million for the nine months ended September 30, 1996, as a result of the reduction in officers' salary expense and improved operating results.

         Twelve Months Ended December 31, 1996 Compared to the Twelve Months Ended December 31, 1995

         SFX Entertainment's concert promotion revenue increased by 5.8% to $50.9 million for the twelve months ended December 31, 1996, compared to $48.1 million for the twelve months ended December 31, 1995, primarily as a result of an increase in concerts promoted and an increase in ticket prices.

         Concert promotion operating expenses increased by 4.8% to $41.6 million for the twelve months ended December 31, 1996, compared to $39.7 million for the twelve months ended December 31, 1995, primarily as a result an increase in concert activity.

         Depreciation and amortization expense decreased slightly to $747,000 for the twelve months ended December 31, 1996, compared to $750,000 for the twelve months ended December 31, 1995.

         General and administrative expenses, including officers' salary expenses, increased by 22% to $9.1 million for the twelve months ended December 31, 1996, compared to $7.5 million for the twelve months ended December 31, 1995, primarily from higher officers' salary expense.

         SFX Entertainment's operating loss was $1.1 million for the twelve months ended December 31, 1996, compared to an operating loss of $362,000 for the twelve months ended December 31, 1995, due to the results discussed above.

         Interest income, net of interest expense, increased by 306% to $138,000 for the twelve months ended December 31, 1996, compared to $34,000 for the twelve months ended December 31, 1995.

         Equity income in unconsolidated subsidiaries increased 7% to $525,000 from $488,000 primarily as result of the investment in PNC Bank Arts Center, offset by lower income from SFX Entertainment's other equity investments.

         SFX Entertainment's state and local income tax expense increased by 715% to $106,000 for the twelve months ended December 31, 1996, compared to $13,000 for the twelve months ended December 31, 1995. This increase was primarily the result of the higher operating income.

         SFX Entertainment's net loss was $515,000 for the twelve months ended December 31, 1996, compared to net income of $147,000 for the twelve months ended December 31, 1995, due to the factors discussed above.

         EBITDA was a negative $325,000 for the twelve months ended December 31, 1996, compared to $388,000 for the twelve months ended December 31, 1995, primarily as a result of higher officers' salary expense partially offset by lower general and administrative expenses.

         Twelve Months Ended December 31, 1995 Compared to the Twelve Months Ended December 31, 1994

         SFX Entertainment's concert promotion revenue decreased by 49% to $47.6 million for the twelve months ended December 31, 1995, compared to $92.8 million for the twelve months ended December 31, 1994, primarily as a result of the larger number of major stadium tours promoted in 1994.

         Concert promotion operating expenses decreased by 452% to $39.7 million for the twelve months ended December 31, 1995, compared to $83.4 million for the twelve months ended December 31, 1994, primarily as a result of the decrease in concert activity described above.

         Depreciation and amortization expense decreased by 1% to $750,000 for the twelve months ended December 31, 1995, compared to $755,000 for the twelve months ended December 31, 1994.

         General and administrative expenses, including officers' salary expenses, increased by 4% to $7.5 million for the twelve months ended December 31, 1995, compared to $7.2 million for the twelve months ended December 31, 1994. This increase resulted from higher general and administrative expenses partially offset by lower officers' salary expense.

         SFX Entertainment's operating loss was $362,000 for the twelve months ended December 31, 1995, compared to an operating income of $1.4 million for the twelve months ended December 31, 1994, due to the results discussed above.

         Interest income, net of interest expense, was $34,000 in the twelve months ended December 31, 1995, compared to net interest expense of $6,000 for the twelve months ended December 31, 1994.

         Equity income in unconsolidated subsidiaries increased to $488,000 from negative $8,000, primarily as a result of improved operating results of Broadway Concerts, Inc., which subleases a venue in New York City.

         SFX Entertainment's state and local income tax expense increased to $13,000 for the twelve months ended December 31, 1995, compared to $5,000 for the twelve months ended December 31, 1994.

         SFX Entertainment's net income decreased to $147,000 for the twelve months ended December 31, 1995, compared to net income of $1.4 million for the twelve months ended December 31, 1994, due to the factors discussed above.

         EBITDA decreased by 82% to $388,000 for the twelve months ended December 31, 1995, compared to $2.2 million for the twelve months ended December 31, 1994, primarily as a result of decreased concert activity in 1995.

LIQUIDITY AND CAPITAL RESOURCES

         Following consummation of the Pending Acquisitions, SFX Entertainment's principal need for funds will be to fund interest and debt service payments, further acquisitions, related working capital needs and, to a lesser extent, capital expenditures. SFX Entertainment anticipates that its principal source of funds will be cash flows from operations and borrowings under its anticipated credit facility.

         Historical Cash Flows

         Net cash used provided by operations was $789,000 for the nine months ended September 30, 1997.

         Net cash used in investing activities for the nine months ended September 30, 1997 was $72.0 million. Cash used in investing activities in 1997 related primarily to the Recent Acquisitions.

         Net cash provided by financing activities for the nine months ended September 30, 1997 was $78.3 million. For the nine months ended September 30, 1997, cash provided by financing activities related primarily to the funding of the acquisitions of Delsener/Slater, Meadows Music Theater and Sunshine Promotions by SFX.

         Recent Acquisitions

         In 1997, SFX consummated the acquisitions of Delsener/Slater ($23.6 million in cash plus $4.0 million of deferred payments), the Meadows Music Theater lease ($0.9 million in cash, shares of SFX's Class A common stock with a value of approximately $7.5 million and the assumption of approximately $15.4 million of debt) and Sunshine ($53.9 million in cash plus $2.0 million in deferred payments, shares of SFX's Class A common stock with a value of approximately $4.0 million and the assumption of $1.6 million of debt).

         Pending Acquisitions

          The aggregate purchase price of the Pending Acquisitions is expected to be approximately $428.8 million, consisting of approximately $352.8 million in cash, $73.8 million in assumed liabilities and the issuance of approximately
4.2 million shares SFX Entertainment Common Stock with an attributed negotiated value of $56.2 million. Each of these agreements provides that in the event the Spin-Off is not completed on or before July 1, 1998, the sellers may require SFX Entertainment to repurchase the shares at a price of $13.33 per share. In such event, the cash needed to fund the Pending Acquisitions would increase by $56.2 million and SFX Entertainment's stockholders' equity would decrease, and debt would increase, by a corresponding amount. Although management believes the Spin-Off will occur, the Spin-Off is subject to certain conditions, some of which are outside of management's control. There can be no assurance that the Spin-Off will be consummated on the terms presently contemplated, or at all. The price ascribed to the SFX Entertainment Class A Common Stock in the acquisition agreements is based upon certain financial projections developed jointly by SFX Entertainment and the sellers. There is presently no trading market for the SFX Entertainment Class A Common Stock. There can be no assurance that the assumptions upon which the valuation is based will, in fact, be correct or that the valuation will approximate the actual trading price of the SFX Entertainment Class A Common Stock.

         SFX Entertainment has also granted the current owners of PACE the right to require SFX Entertainment to repurchase up to one-third of the shares of stock to be issued to them in the PACE Acquisition during a specified period beginning five years after the closing date at a price of $33.00 per share for an estimated maximum obligation of $16.5 million. In addition, SFX Entertainment may be required to issue up to an additional $14.0 million worth of shares of SFX Entertainment Class A Common Stock or, at SFX Entertainment's option in certain circumstances, cash, in the event Network attains certain EBITDA targets (as defined in the Network acquisition agreement) for the year ended December 31, 1998. Further, SFX Entertainment may be required to pay additional cash consideration to complete certain of the Pending Acquisitions, if the transactions do not close by certain dates specified in the agreements. See "Agreements Related to the Pending Acquisitions."

         The timing and completion of the Pending Acquisitions is subject to a number of closing conditions, certain of which are beyond SFX Entertainment's control. No assurance can be given that SFX Entertainment will be able to complete the Pending Acquisitions by the closing dates specified in the acquisition agreements, that the Spin-off will be completed on or before July 1, 1998 or at all, or that SFX Entertainment will have sufficient cash or other available sources of capital to make any or all of the contingent payments described above. See "Agreements Related to the Pending Acquisitions."

         Spin-Off

         Pursuant to the terms of the SFX Merger Agreement, SFX Entertainment has agreed to assume SFX's obligations under a number of employment agreements, including those of SFX's senior management. The employment agreements of Messrs. Sillerman and Ferrel will require, as a consequence of the change-in-control of SFX in the SFX Merger, payments to be made them in the aggregate amount of approximately $5.6 million, as well as one-half of the excise taxes, if any, assessed against Messrs. Sillerman and Ferrel in connection with the exercise by them of certain change of control options of SFX. These payments will reduce the amount of Working Capital ultimately transferred from SFX to SFX Entertainment.

         Sources of Liquidity

         As of September 30, 1997, SFX Entertainment's cash and cash equivalents totaled $7.1 million. As a subsidiary of SFX, SFX Entertainment has incurred and, as a stand-alone entity, will continue to incur substantial amounts of indebtedness. As of September 30, 1997, SFX Entertainment's consolidated indebtedness would have been approximately $485.0 million on a pro forma basis after giving effect to the Spin-Off and the Pending Acquisitions (assuming that all of these transactions occur on the terms currently contemplated). The total amount of SFX Entertainment's indebtedness could increase substantially if those transactions do not occur on the terms currently contemplated as described above. In addition, SFX Entertainment may incur indebtedness of its own from time to time to finance acquisitions, for capital expenditures or for other purposes.

         SFX Entertainment will incur substantial indebtedness in order to consummate the Pending Acquisitions, which it anticipates obtaining through the Financing, consisting of the private placement of approximately $275 million in debt securities and borrowings under a $350 million credit facility expected to consist of a $250 million seven year reducing revolving facility (the "Proposed Revolver") and a $100 million eight year term loan (the "Proposed Term Loan"). This debt financing would require payments of principal and interest and will likely adversely impact SFX Entertainment's cash flows. There can be no assurances that SFX Entertainment will be able to obtain financing on acceptable terms, or at all. Furthermore, consummation of the pending transactions may result in charges to operations relating to interest expense or the recognition of amortization of goodwill, which would increase SFX Entertainment's losses or reduce or eliminate its earnings, if any.

         SFX Entertainment expects that the Proposed Revolver and Proposed Term Loan will contain provisions providing that, at its option and subject to certain conditions, SFX Entertainment may increase the amount of either the Proposed Revolver or Proposed Term Loan by $50 million. The Proposed Revolver and Proposed Term Loan are expected to contain usual and customary covenants, including limitations on (a) line of business, (b) additional indebtedness, (c) liens, (d) acquisitions, (e) asset sales, (f) dividends, repurchases of stock and other cash distributions, (g) total leverage, (h) senior leverage and (i) ratios of operating cash flow (as defined) to pro forma interest expense, debt service and fixed charges. SFX Entertainment's obligations under the Proposed Revolver and Proposed Term Loan would be secured by substantially all of its assets, including property, stock of subsidiaries and accounts receivable and guaranteed by SFX Entertainment's subsidiaries.

         The degree to which SFX Entertainment is leveraged following the Financing will have material consequences to SFX Entertainment. SFX Entertainment's ability to obtain additional financing in the future for acquisitions, working capital, capital expenditures, general corporate or other purposes will be subject to the covenants contained in the instruments governing its indebtedness. A substantial portion of SFX Entertainment's cash flow from operations will be required to be used to pay principal and interest on its debt and will not be available for other purposes. The agreements governing SFX Entertainment's long-term debt will likely contain restrictive financial and operating covenants, and the failure by SFX Entertainment to comply with those covenants would result in an event of default under the applicable instruments, which in turn would permit acceleration of the debt under the instruments (and in some cases acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions). SFX Entertainment will be more vulnerable to economic downturns and could also be limited in its ability to withstand competitive pressures and in its flexibility in reacting to changes in its industry and general economic conditions. These consequences are not exhaustive; SFX Entertainment's indebtedness could also have other adverse consequences. See "Risk Factors--Substantial Leverage[; Inability to Service Obligations]."

         SFX Entertainment's ability to make scheduled payments of principal of, to pay interest on or to refinance its debt depends on its future financial performance, which, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors beyond its control, as well as the success of the businesses to be acquired and the integration of these businesses into SFX Entertainment's operations. There can be no assurance that SFX Entertainment will be able to make planned borrowings, including the Financing, that SFX Entertainment's business will generate sufficient cash flow from operations, that anticipated improvements in operating results will be achieved or that future working capital borrowings will be available in an amount to enable SFX Entertainment to service its debt and to make necessary capital or other expenditures. SFX Entertainment may be required to refinance a portion of the principal amount of its indebtedness prior to their respective maturities. There can be no assurance that SFX Entertainment will be able to raise additional capital through the sale of securities, the disposition of assets or otherwise for any such refinancing. See "Risk Factors."

         SFX Entertainment intends to aggressively pursue additional expansion opportunities and expects to continue to identify and negotiate with respect to substantial acquisitions in the concert promotion and venue operation business, certain of which may be consummated prior to the SpinOff. However, it may be unable to identify and acquire additional suitable businesses or obtain the financing necessary to acquire the businesses. SFX Entertainment, in connection with future acquisitions, may seek additional debt and equity financing, the terms of which could affect the results of operations of SFX Entertainment. Any debt financing would require payments of principal and interest and would adversely impact SFX Entertainment's cash flows, and any equity financing could be dilutive to the ownership interests of SFX Entertainment's then-existing stockholders. There can be no assurance that SFX Entertainment will be able to obtain financing on terms acceptable to SFX Entertainment, or at all. Furthermore, any additional acquisitions may result in charges to operations relating to interest expense or the recognition and amortization of goodwill, which would increase SFX Entertainment's losses or reduce or eliminate its earnings, if any.

         Capital Expenditures

         Capital expenditures totaled $2.4 million in the nine months ended September 30, 1997. Capital expenditures in 1997 included cash paid for building improvements, computer equipment, leasehold improvements and general operating equipment. SFX Entertainment expects that capital expenditures in the fourth quarter of 1998 and the first and second quarters of 1998 will be substantially higher than current levels, due to the planned capital expenditures of approximately $18 million for 1998 at existing venues (including $14 million initially planned for the expansion and renovation of the Jones Beach Amphitheater, $3 million of planned for the expansion and renovation of the PNC Bank Arts Center and capital expenditures requirements of the Acquisition Businesses, including $10 million for the construction of a new amphitheater serving the Seattle, Washington market). SFX Entertainment expects all other capital expenditures to total less than $5.0 million in 1998.

         Seasonality

         SFX Entertainment's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. SFX Entertainment's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that SFX Entertainment promotes largely occur in the second and third quarters. To the extent that SFX Entertainment's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters. Therefore, the seasonality of SFX Entertainment's business causes (and will probably continue to cause) a significant variation in SFX Entertainment's quarterly operating results. These variations in demand could have a material adverse effect on the timing of SFX Entertainment's cash flows and, therefore, on its ability to service its obligations with respect to its indebtedness. However, SFX Entertainment believes that this variation may be somewhat offset with the acquisition of typically non-summer seasonal businesses in the Pending Acquisitions, such as motor sports (which is winter-seasonal) and Touring Broadway Shows (which typically tour between September and May). See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF SFX ENTERTAINMENT

         Pursuant to SFX Entertainment's Certificate of Incorporation and By-Laws, the business of SFX Entertainment will be managed by the SFX Entertainment Board. [Describe Office of the Chairman.] The SFX Entertainment Board will conduct its business through meetings of the board and its committees. [Describe By-Law provisions for committees.] The standing committees of the SFX Entertainment Board are described below.

         The By-laws of SFX Entertainment authorize the SFX Entertainment Board to fix the number of directors from time to time, but at no less than two directors. The initial number of directors of SFX Entertainment is nine. All directors hold office until the next annual meeting of stockholders following their election or until their successors are elected and qualified. Officers of SFX Entertainment are to be elected annually by the SFX Entertainment Board and serve at the SFX Entertainment Board's discretion. In the election of directors, the holders of SFX Entertainment Class A Common Stock will be entitled by class vote, exclusive of all other stockholders, to elect two-sevenths (rounded up), but no less than two, directors to serve on the SFX Entertainment Board, with each share of SFX Entertainment Class A Common Stock entitled to one vote.

         Initially, the SFX Entertainment Board will consist of the individuals who are currently serving as directors of SFX. In addition, it is anticipated that upon the consummation of the PACE Acquisition, Brian Becker, the Chief Executive Officer and President of PACE, will be appointed as a director, Executive Vice President and, together with Messrs. Sillerman and Ferrel, as a Member of the Office of the Chairman. All of the individuals who currently serve as directors of SFX will cease to be directors of SFX upon the consummation of the SFX Merger. If the SFX Merger Agreement is terminated, Messrs. Dugan, Kramer and O'Grady have indicated that they will promptly resign from their positions as directors of SFX Entertainment, and the SFX Entertainment Board will appoint three new independent directors, to serve until the next annual meeting of the stockholders of SFX Entertainment. The directors of SFX Entertainment will hold office until the next annual meeting of stockholders of SFX Entertainment or until their successors are duly elected and qualified.

         All of the executive officers of SFX Entertainment (the "Executive Officers") consist initially of individuals currently responsible for the management of SFX. It is anticipated that, prior to the Spin-Off, the Executive Officers will enter into five year employment agreements with SFX Entertainment which will be similar to their existing employment agreements with SFX (except that Mr. Armstrong's employment agreement is expected to provide that he will serve as an executive vice president of SFX Entertainment but not as the chief operating officer). See "--Employment Agreements and Arrangements with Certain Officers and Directors." These employment agreements will become effective immediately upon consummation of the SFX Merger. During the period following the Spin-Off and prior to the consummation of the SFX Merger, the Executive Officers will continue to devote such time as they deem necessary to conduct the operations of SFX Entertainment consistent with their obligations to SFX. If the Merger Agreement is terminated for any reason, the Executive Officers will continue to perform services to both SFX and SFX Entertainment until SFX is able to hire suitable replacements for the Executive Officers. If the Merger Agreement is terminated, SFX intends to seek another buyer for the radio broadcasting business.

         SFX and Messrs. Sillerman and Ferrel have reached an agreement in principal that Messrs. Sillerman and Ferrel will serve as officers and directors of SFX Entertainment; however, if Proposal 3 in the Proxy Statement is not approved, there can be no assurance that they will serve in that capacity, in which event SFX intends to pursue alternative means of disposing of SFX Entertainment. See "Risk Factors--Dependence on Key Personnel."

         It is expected that, upon the consummation of the Pending Acquisitions, current senior management of the Acquisition Businesses will remain largely intact in order to preserve essential local relationships, reputations, names and expertise, with senior management overseeing and coordinating operations of SFX Entertainment as a whole. See

"Agreements Related to the Pending Acquisitions." The following table sets forth information as to the directors and the Executive Officers of SFX
Entertainment:

                                                                                               DIRECT
                                    POSITION(S) HELD                                           OR OF        AGE AS OF
                                        WITH SFX                 POSITION(S) HELD               SFX          DECEMBER
             NAME                    ENTERTAINMENT                  WITH SFX                   SINCE         31, 1997
-----------------------            ----------------             ----------------               ------      ----------
Robert F.X. Sillerman            Director, Executive          Director and                      1992           49
                                 Chairman and a               Executive Chairman
                                 Member of the
                                 Office of the
                                 Chairman

Michael G. Ferrel                Director, President,         Director, President               1996           48
                                 Chief Executive              and Chief Executive
                                 Officer and a                Officer
                                 Member of the
                                 Office of the
                                 Chairman

D. Geoffrey Armstrong            Director and                 Director, Chief                   1993           40
                                 Executive Vice               Operating Officer
                                 President                    and Executive Vice
                                                              President

Howard J. Tytel                  Director, General            Director, General                 1993           50
                                 Counsel, Secretary           Counsel, Secretary
                                 and Executive Vice           and Executive Vice
                                 President                    President

Thomas P. Benson                 Director, Vice               Director and Chief                1996           35
                                 President and Chief          Financial Officer
                                 Financial Officer

Richard A. Liese                 Director, Vice               Director, Vice                    1995           45
                                 President and                President and
                                 Assistant General            Assistant General
                                 Counsel                      Counsel

James F. O'Grady, Jr.            Director                     Director                          1993           69

Paul Kramer                      Director                     Director                          1993           65

Edward F. Dugan                  Director                     Director                          1996           63

*Brian Becker                    Director, Member of          None                               __            41
                                 the Office of the
                                 Chairman and
                                 Executive Vice
                                 President*

-----------------
*        Anticipated to be appointed upon the consummation of the PACE
         Acquisition.

         ROBERT F.X. SILLERMAN has served as the Executive Chairman of SFX since July 1, 1995, and from 1992 through June 30, 1995, he served as Chairman of the Board of Directors and Chief Executive Officer of SFX. Mr. Sillerman has been Chairman of the Board of Directors and Chief Executive Officer of Sillerman Communications

Management Corporation, a private investment company in which he and Mr. Tytel have economic interests that makes investments in and provides financial consulting services to companies engaged in the media business ("SCMC"), and of The Sillerman Companies, Inc. ("TSC"), a private company that makes investments in and provides financial advisory services to media-related companies, since their formation more than five years ago. Through privately held entities, Mr. Sillerman controls the general partner of Sillerman Communications Partners, L.P., an investment partnership. Mr. Sillerman is also the Chairman of the Board and a founding stockholder of Marquee, a publicly-traded company organized in 1995, which is engaged in various aspects of the sports, news and other entertainment industries. Mr. Sillerman is also a founder and a significant stockholder of Triathlon, a publicly-traded company that owns and operates radio stations in medium and small-sized markets in midwestern and western United States. For the last twenty years, Mr. Sillerman has been a senior executive of and principal investor in numerous entities operating in the broadcasting business. In 1993, Mr. Sillerman became the Chancellor of the Southampton campus of Long Island University.

         MICHAEL G. FERREL has been the President, Chief Executive Officer and a Director of SFX since November 22, 1996. Mr. Ferrel served as President and Chief Operating Officer of MMR, a wholly-owned subsidiary of SFX, and a member of MMR's board of directors since MMR's inception in August 1992 and as Co-Chief Executive Officer of MMR from January 1994 to January 1996, when he became the Chief Executive Officer. From 1990 to 1993, Mr. Ferrel served as Vice President of Goldenberg SFX, Inc. the former owner of radio station WPKX-FM, Springfield, Massachusetts, which was acquired by MMR in July 1993.

         D. GEOFFREY ARMSTRONG has been the Chief Operating Officer and an Executive Vice President of SFX since November 22, 1996 and has served as a Director of SFX since 1993. Mr. Armstrong became the Chief Operating Officer of SFX in June 1996 and the Chief Financial Officer, Executive Vice President and Treasurer of SFX in April 1995. Mr. Armstrong was Vice President, Chief Financial Officer and Treasurer of SFX from 1992 until March 1995. He had been Executive Vice President and Chief Financial Officer of Capstar, a predecessor of SFX, since 1989. From 1988 to 1989, Mr. Armstrong was the Chief Executive Officer of Sterling Communications Corporation.

         HOWARD J. TYTEL has been a Director, General Counsel, Executive Vice President and Secretary of SFX since 1992. Mr. Tytel has been Executive Vice President, General Counsel and a Director of SCMC and TSC since their formation more than five years ago and holds an economic interest in such companies. Mr. Tytel is a Director and a founder of Marquee and a founder of Triathlon. Mr. Tytel was a Director of Country Music Television from 1988 to 1991. From March 1995 until March 1997, Mr. Tytel was a Director of Interactive Flight Technologies, Inc., a publicly-traded company providing computer-based in-flight entertainment. For the last twenty years, Mr. Tytel has been associated with Mr. Sillerman in various capacities with entities operating in the broadcasting business. Since 1993, Mr. Tytel has been Of Counsel to the law firm of Baker & McKenzie, which currently represents SFX, and other entities with which Messrs. Sillerman and Tytel are affiliated, on various matters.

         THOMAS P. BENSON has been the Chief Financial Officer and a Director of SFX since November 22, 1996. Mr. Benson became the Vice President of Financial Affairs of SFX in June 1996. He was the Vice President--External and International Reporting for American Express Travel Related Services Company from September 1995 to June 1996. From 1984 through September 1995, Mr. Benson worked at Ernst & Young LLP as a staff accountant, senior accountant, manager and senior manager.

         RICHARD A. LIESE has been a Director, Vice President and Assistant General Counsel of SFX since 1995. Mr. Liese has also been the Assistant General Counsel and Assistant Secretary of SCMC since 1988. In addition, from 1993 until April 1995, he served as Secretary of MMR.

         JAMES F. O'GRADY, JR. has been President of O'Grady and Associates, a media brokerage and consulting company, since 1979. Mr. O'Grady has been a Director of Orange and Rockland Utilities, Inc. and of Video for Broadcast, Inc. since 1980 and 1991, respectively. Mr. O'Grady has been the co-owner of Allcom Marketing Corp., a corporation that provides marketing and public relations services for a variety of clients, since 1985, and has been Of

Counsel to Cahill and Cahill, Brooklyn, New York, since 1986. He also served on the Board of Trustees of St. John's University from 1984 to 1996, and has served as a Director of The Insurance Broadcast System, Inc. since 1994.

         PAUL KRAMER has been a partner in Kramer & Love, financial consultants specializing in acquisitions, reorganizations and dispute resolution, since 1994. From 1992 to 1994, Mr. Kramer was an independent financial consultant. Mr. Kramer was a partner in the New York office of Ernst & Young LLP from 1968 to 1992, and from 1987 to 1992 was Ernst & Young's designated Broadcasting Industry Specialist.

         EDWARD F. DUGAN is President of Dugan Associates Inc., a financial advisory firm to media and communications companies, which he founded in 1991. Mr. Dugan was an investment banker with Paine Webber Inc., as a Managing Director, from 1978 to 1990, with Warburg Paribas Becker Inc., as President, from 1975 to 1978 and with Smith Barney Harris Upham & Co., as a Managing Director, from 1961 to 1975.

         BRIAN E. BECKER has served as Chief Executive Officer of PACE since 1994 and was appointed as President of PACE in 1996. He first joined PACE as the Vice President and General Manager of PACE's theatrical division at the time of that division's formation in 1982, and subsequently directed PACE's amphitheater development efforts. He served as Vice Chairman of PACE from 1992 until he was named its Chief Executive Officer in 1994.

         Audit Committee

         The Audit Committee will review and report to the SFX Entertainment Board on various auditing and accounting matters, including the quality and performance of SFX Entertainment's internal and external accountants and auditors, the adequacy of its financial controls, and the reliability of financial information reported to the public. The initial members of the Audit Committee are expected to be ________ (Chairman), __________ and ________.

         Compensation Committee

         The Compensation Committee will review and report to the SFX Entertainment Board on matters related to compensation strategies, policies and programs, including certain personnel policies and policy controls, management development, management succession and benefit programs. The Compensation Committee will also approve and administer SFX Entertainment's stock option, deferred stock and other compensation plans. The initial members of the Compensation Committee are expected to be ________ (Chairman), __________ and ________, none of whom is a current or former employee or officer of SFX or SFX Entertainment.

         Compensation Committee Interlocks and Insider Participation

         [Describe interlocks (including SFX) and financial/contractual arrangements with committee members.]

         [Other committees.]

         Compensation of Directors

         [Describe cash compensation, incentive plans, pension plans, etc.]

         [The plans will be approved by SFX, as the sole stockholder of SFX Entertainment, prior to the Spin-Off.]

EXECUTIVE COMPENSATION

         The live entertainment businesses to be owned directly by SFX Entertainment following the Spin-Off were not acquired by SFX until January 1997. As a result, no compensation was paid to the executive officers for services rendered to SFX Entertainment and its subsidiaries for 1996, SFX Entertainment's last completed fiscal year. SFX Entertainment anticipates that during 1998 its most highly compensated executive officers will be Messrs. Sillerman, Ferrel, [Becker,] Armstrong, Tytel and Benson. See "-- Employment Agreements and Arrangements with Certain Officers and Directors."

         It is anticipated that compensation for the Executive Officers and for other executives will consist principally of base salary, an annual incentive bonus opportunity and long-term stock-based incentive awards. All direct and indirect remuneration of all Executive Officers and certain other executives will be approved by the Compensation Committee and, in the case of _________________, by the SFX Entertainment Board.

         It is anticipated that the SFX Entertainment Board will, subsequent to the Spin-Off, grant shares of SFX Entertainment Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX, whether or not vested, if those holders (or their affiliates) are or will become officers, directors or employees of SFX Entertainment. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

[STOCK OPTION PLANS; LONG-TERM INCENTIVE PLANS]

         [Describe anticipated stock option plans, etc. and anticipated grants thereunder]

EMPLOYMENT AGREEMENTS AND ARRANGEMENTS WITH CERTAIN OFFICERS AND DIRECTORS

         SFX Entertainment anticipates that it will enter into employment agreements with all of the Executive Officers prior t o the consummation of the Spin-Off, and that such employment agreements (except for Mr. Becker's employment agreement) will become effective immediately after the consummation of the SFX Merger. It is anticipated that the employment agreements will provide for annual base salaries of $______ for Mr. Sillerman, $______ for Mr. Ferrel, $______ for Mr. Armstrong, $______ for Mr. Tytel, $______ for Mr. Benson and $______ for Mr. Liese. Each executive officer is expected to receive a bonus to be determined annually in the discretion of the SFX Entertainment Board, upon recommendation by the Compensation Committee. Each employment agreement will be for a term of five years, and unless terminated or not renewed by SFX Entertainment or the employee, the term will continue thereafter on a year-to-year basis on the same terms existing at the time of renewal. Each of the agreements will provide that, in the event of a termination of employment following a change of control, the employee will be entitled to receive [describe any payments due upon termination or change of control in excess of $100,000]. Each employment agreement is expected to contain a covenant not to compete with SFX Entertainment for [period and terms].

         [Describe Employment Agreements]

         SFX Entertainment has entered into an employment agreement with Mr. Becker, which will be effective upon consummation of the PACE Acquisition, who will serve as a director, Member of the Office of the Chairman and an Executive Vice President. Mr. Becker's employment agreement provides for an annual salary of $______ and contains terms described in "Agreements Related to the Pending Acquisitions--PACE Acquisition--Becker Employment Agreement."

         In addition, SFX Entertainment expects to enter into additional employment agreements with certain of the existing officers of the Acquisition Businesses upon the consummation of such acquisitions. See "Agreements Related to the Pending Acquisitions."

         Prior to the closing date of the SFX Merger, the Executive Officers (other than Mr. Becker) will continue to be employed by SFX (at SFX's expense), but will devote such time as they deem reasonably necessary, consistent with their obligations to SFX, in support of SFX Entertainment on a basis consistent with the time and scope of services that such employees devoted to the live entertainment business prior to the Spin-Off. Effective immediately prior to the effective time of the SFX Merger, SFX Entertainment will assume all obligations arising under any employment agreement or arrangement (written or oral) between SFX or any of its subsidiaries and the Executive Officers, other than the rights, if any, of the Executive Officers to receive options upon their termination following a change of control of SFX (as defined in their respective employment agreements) and all existing rights to indemnification. SFX Entertainment will assume change of control payments under Messrs. Sillerman's and Ferrel's existing employment agreements with SFX of approximately $4.1 million and $1.5 million, respectively. SFX Entertainment will also indemnify SFX and its subsidiaries from all obligations arising under such employment agreements or arrangements (except in respect of the termination options and all existing rights to indemnification).

         SFX Entertainment and SFX have also entered into certain agreements and arrangements with their officers and directors from time to time in the past. See "Certain Relationships and Related Transactions."

                  PRINCIPAL STOCKHOLDERS OF SFX ENTERTAINMENT

         All of the outstanding SFX Entertainment Common Stock is currently held by SFX. To the best of SFX Entertainment's knowledge, the following table sets forth projected information regarding the beneficial ownership of shares of SFX Entertainment Common Stock after the SpinOff, and after the Spin-Off, the Pending Acquisitions and stock grants, with respect to (a) each director of SFX Entertainment, (b) certain executive officers of SFX Entertainment, (c) the directors and executive officers of SFX Entertainment as a group and (d) each person known by SFX Entertainment to own beneficially more than five percent of the outstanding shares of any class of SFX's common stock. The ownership information presented below with respect to all persons and organizations is based on record ownership of SFX's common stock [, Series D Preferred Stock] and certain options and warrants to purchase SFX's common stock as of _________ ___, 1997 and assumes no change in record ownership of SFX's common stock [, Series D Preferred Stock] and the options and warrants.


                                                                           After the Spin-Off, Pending Acquisitions and
                                         After the Spin-Off(1)                            Stock Grants(2)
                              -----------------------------------------------------------------------------------------------------
                                   Class A            Class B                   Class A            Class B
                                 Common Stock     Common Stock(3)             Common Stock     Common Stock(3)
                              ------------------------------------          -----------------------------------------------
                                                                       Percent                                             Percent
                                                                      of Total                                             of Total
     Name and Address of     Number of  Percent   Number     Percent   Voting   Number of   Percent   Number of  Percent    Voting
     Beneficial Owner(4)      Shares    of Class  of Shares  of Class   Power    Shares     of Class   Shares    of Class   Power
-----------------------------------------------------------------------------------------------------------------------------------
Directors and Executive
  Officers:
   Robert F.X. Sillerman..... 750,250(5)         1,024,168     97.8%          1,332,537(6)            1,024,168     97.8%
   Michael G. Ferrel.........  12,132               22,869      2.2%            179,504(7)               22,869      2.2%
   D. Geoffrey Armstrong.....   9,496     *             --      --              194,496(8)                   --      --
   Howard J. Tytel...........  24,284     *             --      --               57,898(9)                   --      --
   Thomas P. Benson..........      --                   --      --                9,000(10)                  --      --
   Richard A. Liese..........      --     --            --      --                9,500(11)                  --      --
   James F. O'Grady, Jr......   1,523     *             --      --              [14,523](12)                 --      --
   Paul Kramer...............   2,673     *             --      --              [15,673](13)                 --      --
   Edward F. Dugan...........   2,673     *             --      --                5,673(14)                  --      --
   Brian Becker..............      --     --            --      --                                           --      --
All directors and executive
   officers as a group (9
   persons; 10 persons after
   the Pace Acquisition).....                    1,047,037    100.0%                                  1,047,037    100.0%
5% Stockholders:
   Nomura Holdings
    America Inc            1,320,729(15)                --      --            1,320,729(15)                  --       --
   2 World Financial Center,
   Building B
   New York, NY 10281
   The Goldman Sachs
    Group, L.P.              689,574(16)                --      --              689,574(16)                  --       --
   85 Broad Street
   New York, NY 10004
   College Retirement
    Equities                 460,500(17)                --      --              460,500(17)                  --       --
   Fund
   730 Third Avenue
   New York, NY 10017

------------------------
*        Less than 1%

(1) Assumes that the persons listed in do not exercise any stock options or warrants to purchase shares of SFX Class A Common Stock prior to the Spin-Off Record Date.

(2) Assumes (a) that an aggregate of 4,216,680 shares of SFX Entertainment Class A Common Stock are issued pursuant to the Pending Acquisitions and (b) that an aggregate of ________ shares of SFX Entertainment Class A Common Stock are issued to the directors and Executive Officers of SFX Entertainment in an amount per person equal to the aggregate number of stock options or SARs that such person (or entities controlled by such person) held under SFX's stock option plans on the Spin-Off Record Date (whether vested or unvested). See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

(3) Assumes that the proposal to allow holders of SFX's Class B Common Stock to receive SFX Entertainment Class B Common Stock in the Spin-Off is approved at SFX's stockholders meeting.

(4) Unless otherwise set forth above, the address of each stockholder is the address of SFX Entertainment, which is 650 Madison Avenue, New York, New York 10022. Pursuant to Rule 13d-3 of the Exchange Act, as used in this table, (a) "beneficial ownership" means the sole or shared power to vote, or to direct the disposition of, a security, and
         (b) a person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days of ______ __, 1997. Unless noted otherwise, (a) information as to beneficial ownership is based on statements furnished to SFX or SFX Entertainment by the beneficial owners, and (b) stockholders possess sole voting and dispositive power with respect to shares listed on this table. As of ________ __, 1997, there were issued and outstanding [10,002,250] shares of Class A Common Stock and 1,047,037 shares of SFX Class B Common Stock.

(5) Includes (i) 600,000 shares of SFX Entertainment Class A Common Stock to be issued to SCMC pursuant to certain warrants held by SCMC.

(6) Assumes that SFX Entertainment issues 1,182,287 shares of SFX Entertainment Class A Common Stock to Mr. Sillerman (or entities controlled by Mr. Sillerman). See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." Includes (a) ________ shares of SFX Entertainment Class A Common Stock expected to be issued to SCMC, (b) _____ shares of SFX Entertainment Class A Common Stock expected to be issued to TSC and (c) an immediately exercisable option to purchase an aggregate of 516,900 shares of SFX Entertainment Class A Common Stock which is held by Mr. Sillerman. If the 1,024,168 shares of Class B Common Stock held by Mr. Sillerman were included in calculating his ownership of Class A Common Stock, Mr. Sillerman would beneficially own _________ shares of SFX Entertainment Class A Common Stock, representing approximately [ ]% of the class.

(7) Assumes that SFX Entertainment issues 167,372 shares of SFX Entertainment Class A Common Stock to Mr. Ferrel. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." If the 22,869 shares of Class B Common Stock held by Mr. Ferrel were included in calculating his ownership of Class A Common Stock, Mr. Ferrel would beneficially own 202,374 shares of Class A Common Stock, representing approximately [ ]% of the class.

(8) Assumes that SFX Entertainment issues 185,000 shares of SFX Entertainment Class A Common Stock to Mr. Armstrong. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

(9) Assumes that SFX Entertainment issues 9,000 shares of SFX Entertainment Class A Common Stock to Mr. Benson. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

(10) Assumes that SFX Entertainment issues 33,614 shares of SFX Entertainment Class A Common Stock to Mr. Tytel. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." Mr. Tytel has an economic interest in SCMC and TSC, which together beneficially own an aggregate of _____ shares of SFX Entertainment Class A Common Stock, although he does not have voting or dispositive power with respect to the shares beneficially held by SCMC and TSC.

(11) Assumes that SFX Entertainment issues 9,500 shares of SFX Entertainment Class A Common Stock to Mr. Liese. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

(12) Assumes that SFX Entertainment issues ______ shares of SFX Entertainment Class A Common Stock to Mr. O'Grady. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." Includes 673 shares issuable pursuant to SFX's director deferred stock purchase plan.

(13) Assumes that SFX Entertainment issues ______ shares of SFX Entertainment Class A Common Stock to Mr. Kramer. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." Includes 673 shares issuable pursuant to SFX's director deferred stock purchase plan.

(14) Assumes that SFX Entertainment issues ______ shares of SFX Entertainment Class A Common Stock to Mr. Dugan. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs." Includes 673 shares issuable pursuant to SFX's director deferred stock purchase plan.

(15) Based on information contained in Amendment No. 2 to Schedule 13D filed with the SEC on November 7, 1997. Of these shares, 1,071,429 shares are held of record by Bedrock Asset Trust I, a Delaware trust established by Nomura Holdings America Inc. The remaining 249,300 shares are held directly by Nomura Holdings America Inc., which is controlled by The Nomura Securities Co., Ltd., a corporation organized under the laws of Japan.

(16) Based on information contained in Amendment No. 1 to Schedule 13D filed with the SEC on September 24, 1997. As of September 19, 1997, The Goldman Sachs Group, L.P., a holding partnership, beneficially owned 689,574 shares, of which 649,574 shares were beneficially owned by Goldman, Sachs & Co., including 293,952 shares issuable upon conversion of shares of Series D Preferred Stock. The Goldman Sachs Group, L.P. is a general partner of (and owns a 99% interest in) Goldman, Sachs & Co., a broker dealer and an investment adviser under the Investment Advisers Act of 1940.

(17) Based on information contained in Schedule 13G filed with the SEC on February 10, 1997. College Retirement Equities Fund is an investment company registered under the Investment Company Act of 1940.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

AGREEMENTS WITH SFX

         SFX Entertainment and SFX have entered into various agreements with respect to the SpinOff and associated matters. For a description of the material terms of these agreements, see "Agreements Between SFX Entertainment and SFX."

SFX ENTERTAINMENT COMMON STOCK TO BE RECEIVED IN THE SPIN-OFF

         In the Spin-Off, the holders of SFX's Class A common stock, Series D Preferred Stock and (upon exercise) Warrants will receive shares of SFX Entertainment Class A Common Stock, whereas Messrs. Sillerman and Ferrel, as the holders of SFX's Class B common stock (which is entitled to ten votes per share on most matters), will receive shares of SFX Entertainment Class B Common Stock (assuming approval of Proposal 3 in the attached Proxy Statement). The SFX Entertainment Class A Common Stock and Class B Common Stock have similar rights and privileges, except that the SFX Entertainment Class B Common Stock differs as to voting rights generally to the extent that SFX's Class A common stock and Class B common stock presently differ. See "Description of Capital Stock." The issuance of SFX Entertainment Class B Common Stock in the Spin-Off is intended to preserve Messrs. Sillerman's and Ferrel's relative voting power after the Spin-Off. Mr. Sillerman is anticipated to be deemed to beneficially own approximately ___% of the combined voting power of SFX Entertainment after the Spin-Off [(excluding options and warrants to acquire shares)]. Similarly, Messrs. Sillerman and Ferrel are anticipated to be deemed to beneficially own approximately ___% of the combined voting power of SFX Entertainment after the Spin-Off [(excluding options and warrants to acquire shares)]. Accordingly, Mr. Sillerman, alone and together with SFX's current directors and executive officers, will be able to control the outcome of the votes of the stockholders of SFX Entertainment on most matters. [SFX and Messrs. Sillerman and Ferrel have reached tentative agreements that Messrs. Sillerman and Ferrel will serve as officers and directors of SFX Entertainment; however, if Proposal 3 in the Proxy Statement is not approved, there can be no assurance that they will serve in that capacity, in which event SFX intends to pursue alternative means of disposing of SFX Entertainment.] See "The Spin-Off."

         In addition, in August 1997, the board of directors of SFX approved amendments to the SCMC Warrants (which represent the right to purchase an aggregate of 600,000 shares of SFX's Class A common stock). The SCMC Warrants had previously been issued to SCMC, an entity controlled by Mr. Sillerman. The amendments memorialize the original intent of the directors of SFX that SCMC receive the aggregate number of shares of SFX Entertainment Class A Common Stock that it would have received if it had exercised the SCMC Warrants immediately prior to the Spin-Off Record Date.

ISSUANCE OF STOCK TO HOLDERS OF SFX'S OPTIONS AND SARS

         It is anticipated that the board of directors of SFX Entertainment will grant shares of SFX Entertainment Class A Common Stock to the persons who are or will become officers, directors or employees of SFX Entertainment in an amount per person equal to the aggregate number of stock options or SARs that such person (or entities controlled by such persons) held under SFX's stock option plans on the Spin-Off Record Date. [These grants will be made for the purpose of providing an incentive to SFX Entertainment's officers, directors and employees to enhance the overall performance of SFX Entertainment's business.] The grants will result in the issuance of an aggregate of up to _________ shares of SFX Entertainment Class A Common Stock. Among those receiving shares will be Mr. Sillerman (_______ shares), Mr. Ferrel (_______ shares), Mr. Armstrong (_________ shares), Mr. Tytel (_______ shares), [etc.].

ASSUMPTION OF EMPLOYMENT AGREEMENTS

         Pursuant to the terms of the Distribution Agreement, upon the consummation of the SFX Merger, SFX Entertainment will assume all obligations under any employment agreement or arrangement (whether written or oral) between SFX or any of its subsidiaries and any employee of SFX Entertainment (including Messrs. Sillerman and Ferrel), other than obligations relating to Messrs. Sillerman's and Ferrel's Change of Control Options and existing rights to indemnification. These assumed obligations include the obligation to pay to Messrs. Sillerman and Ferrel, upon termination of their employment with SFX, cash payments aggregating approximately $4.1 million and $1.5 million, respectively. These payments will become due to Messrs. Sillerman and Ferrel upon termination of their employment with SFX following a change of control of SFX, pursuant to their employment agreements with SFX dated January 1, 1997 and November 22, 1996, respectively.

INDEMNIFICATION OF MR. SILLERMAN

         On August 24, 1997, Mr. Sillerman entered into an agreement with SFX, SFX Buyer and SFX Buyer Sub. Pursuant to this agreement, Mr. Sillerman waived the right to receive indemnification (except to the extent covered by directors' and officers' insurance) from SFX, its subsidiaries, SFX Buyer and SFX Buyer Sub for claims and damages arising out of the SFX Merger and related transactions. It is anticipated that, upon entering into an employment agreement with Mr. Sillerman, SFX Entertainment will agree to indemnify Mr. Sillerman for these claims and damages to the fullest extent permitted by applicable law.

POTENTIAL CONFLICTS OF INTEREST

         Marquee is a publicly-traded company that, among other things, acts as booking agent for tours and appearances for musicians and other entertainers. SFX Entertainment anticipates that, from time to time, it will enter into transactions and arrangements (particularly, booking arrangements) with Marquee and Marquee's clients, and it may compete with Marquee for specific concert promotion engagements. In addition, SFX Entertainment could in the future compete with Marquee in the production or promotion of motor sports or other sporting events. Messrs. Sillerman and Tytel have substantial equity interests in Marquee; Mr. Sillerman is the chairman of the board of directors, and Mr. Tytel is a director, of Marquee.

         TSC (along with certain employees of SFX, who are anticipated to become employees of SFX Entertainment upon consummation of the SFX Merger) also provides financial consulting services to Marquee and Triathlon. Messrs. Sillerman and Tytel have substantial equity interests in Triathlon. In any transaction, arrangement or competition with Marquee, Messrs. Sillerman and Tytel are likely to have conflicts of interest between their duties as officers and directors of SFX Entertainment, on the one hand, and their duties as directors of Marquee and their interests in TSC, Marquee and Triathlon, on the other hand.

RELATIONSHIP BETWEEN HOWARD J. TYTEL AND BAKER & MCKENZIE

         Howard J. Tytel, who is the Executive Vice President, General Counsel, Secretary and a Director of SFX Entertainment, is "of counsel" to the law firm of Baker & McKenzie. Mr. Tytel is also an executive vice president, the general counsel and a director of SFX. Baker & McKenzie serves as counsel to SFX, SFX Entertainment and certain other affiliates of Mr. Sillerman. Baker & McKenzie compensates Mr. Tytel based, in part, on the fees it receives from providing legal services to SFX, other affiliates of Mr. Sillerman and other clients introduced to the firm by Mr. Tytel.

TRIATHLON FEES

         SCMC, a corporation controlled by Mr. Sillerman, has an agreement to provide consulting and marketing services to Triathlon, a publicly-traded company in which Mr. Sillerman is a significant stockholder. Under the terms of the agreement, SCMC has agreed to provide consulting and marketing services to Triathlon until June 1, 2005 for an annual fee of $500,000, together with a refundable advance of $500,000 per year against fees earned in respect of transactional investment banking services. Fees paid by Triathlon for the year ended December 31, 1996 and for the nine months ended September 30, 1997 were $3,000,000 and $1,693,000, respectively. SCMC previously assigned its rights to receive fees payable under this agreement to SFX. Pursuant to the terms of the Distribution Agreement, SFX will assign its rights to receive such fees to SFX Entertainment. Triathlon has previously announced that it is exploring ways of maximizing stockholder value, including possible sale to a third party. In the event that Triathlon were acquired by a third party, there can be no assurance that the agreement would continue for the remainder of its term.

RELATIONSHIPS AND TRANSACTIONS WITH SFX

         SFX entered into certain agreements and transactions with certain members of its board of directors and management in connection with the SFX Merger and certain related transactions. The section entitled "Proposal 1: The Merger--Interests of Certain Persons in the Merger" in the attached Proxy Statement describes these agreements and transactions.

                        SHARES ELIGIBLE FOR FUTURE SALE

         Prior to the Spin-Off, there has not been any public market for SFX Entertainment Class A Common Stock, and there can be no assurance that a significant public market for SFX Entertainment Class A Common Stock will develop or continue after the Spin-Off. Sales of substantial amounts of SFX Entertainment Class A Common Stock in the public market after the Spin-Off, or the possibility that these sales may occur, could adversely affect market prices for SFX Entertainment Class A Common Stock or the future ability of SFX Entertainment to raise capital through an offering of equity securities.

         After the Spin-Off, approximately _________ shares of SFX Entertainment Class A Common Stock will be outstanding. Shares distributed in the Spin-Off will be freely tradeable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of SFX Entertainment (as that term is defined in Rule 144 under the Securities Act). Of the shares of SFX Entertainment Class A Common Stock to be issued in conjunction with the SpinOff, approximately _______ shares will be issued to affiliates of SFX Entertainment. These shares held by affiliates will be eligible for sale subject to compliance with the provisions of Rule 144.

         Under Rule 144, as recently amended, shares held by affiliates that are not "restricted securities" may be sold in "brokers' transactions" or to market makers, in a number of shares no larger within any three-month period than the greater of (a) one percent of the number of shares of SFX Entertainment Class A Common Stock then outstanding (approximately ____ million shares upon completion of the Spin-Off) or (b) generally, the average weekly trading volume in the SFX Entertainment Class A Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to the sale. Sales under Rule 144 are also subject to certain requirements pertaining to the availability of current public information concerning SFX Entertainment. Under Rule 144(k), a person who is not deemed to have been an affiliate of SFX Entertainment at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years (including the holder of any prior owner other than an affiliate from whom the shares were purchased), is entitled to sell the shares without having to comply with the manner of sale, public information, volume limitation or notice provisions of Rule 144. As an alternative to sales under Rule 144, shares of SFX Entertainment Class A Common Stock may be sold without any volume limitations pursuant to an effective registration statement filed with the SEC.

         It is anticipated that the board of directors of SFX Entertainment will, subsequent to the SpinOff, grant an aggregate of up to _________ shares of SFX Entertainment Class A Common Stock to holders as of the Spin-Off Record Date of stock options or SARs of SFX, whether or not vested, if those holders (or their affiliates) are or will become officers, directors or employees of SFX Entertainment. See "Certain Relationships and Related Transactions--Issuance of Stock to Holders of SFX's Options and SARs."

         [In addition, SFX Entertainment anticipates granting options to purchase an aggregate of approximately ________ shares of SFX Entertainment Class A Common Stock, upon entry into employment agreements with SFX Entertainment's executive officers. See "Management--Employment Agreements."]

         [Describe any stock option plans, S-8s, etc. of SFX Entertainment.]

         Furthermore, _________ shares of SFX Entertainment Class B Common Stock will be outstanding after the Spin-Off, which may be converted at any time into shares of SFX Entertainment Class A Common Stock. [Describe any lock-up by Sillerman and Ferrel.]

                          DESCRIPTION OF CAPITAL STOCK

         At the time of the Spin-Off, the authorized capital stock of SFX Entertainment will consist of 110,000,000 shares of common stock (comprised of 100,000,000 shares of SFX Entertainment Class A Common Stock and 10,000,000 shares of SFX Entertainment Class B Common Stock), par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. The following descriptions of the common stock and the preferred stock are summaries, and are qualified in their entirety by reference to the detailed provisions of the SFX Entertainment Certificate (which is attached as Annex E to the Proxy Statement) and the SFX Entertainment By-Laws (which was filed as an exhibit to the SFX Entertainment Registration Statement). See "Additional Information."

COMMON STOCK

         Shares Outstanding

         As of ________ __, 1997, there are issued and outstanding 1,000 shares of SFX Entertainment Class A Common Stock and 1,000 shares of SFX Entertainment Class B Common Stock, all of which are validly issued, fully paid and nonassessable. Upon consummation of the Spin-Off, it is anticipated that there will be issued and outstanding approximately ____________ shares of SFX Entertainment Class A Common Stock and _________ shares of SFX Entertainment Class B Common Stock. All of these shares will be validly issued, fully paid and nonassessable.

         Dividends

         Although no dividends are anticipated to be paid on the SFX Entertainment Common Stock in the foreseeable future, holders of common stock are entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the SFX Entertainment Board at any time and from time to time out of funds legally available for that purpose. No dividend may be declared or paid in cash or property on either class of common stock, unless the same dividend is simultaneously declared or paid on the other class of common stock. If dividends are declared that are payable in shares of SFX Entertainment Common Stock, then the stock dividends will be payable at the same rate on each class of common stock and will be payable only in shares of SFX Entertainment Class A Common Stock to holders of SFX Entertainment Class A Common Stock and in shares of SFX Entertainment Class B Common Stock to holders of SFX Entertainment Class B Common Stock. If dividends are declared that are payable in shares of common stock of another corporation, then the shares paid may differ as to voting rights to the extent that voting rights differ among the SFX Entertainment Class A Common Stock and the SFX Entertainment Class B Common Stock.

         Voting Rights

         Holders of SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of SFX Entertainment Class A Common Stock entitled to one vote and each share of SFX Entertainment Class B Common Stock entitled to ten votes, except (a) for the election of directors, (b) with respect to any "going private" transaction between SFX Entertainment and Robert F.X. Sillerman or any of his affiliates and (c) as otherwise provided by law.

         In the election of directors, the holders of shares of SFX Entertainment Class A Common Stock, voting as a separate class, are entitled to elect two sevenths of SFX Entertainment's directors (each, a "Class A Director"). Any person nominated by the SFX Entertainment Board for election by the holders of SFX Entertainment Class A Common Stock as a director of SFX Entertainment must be qualified to be an "Independent Director" (as defined in the SFX Entertainment Certificate). In the event of the death, removal or resignation of a Class A Director prior to the expiration of his term, the vacancy on the SFX Entertainment Board created thereby may be filled by person appointed by a majority of the directors then in office, although less than a quorum. Any person appointed to fill the vacancy must, however, be qualified to be an Independent Director. The holders of SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock, voting as a single class, with each share of SFX Entertainment Class A Common Stock entitled to one vote and each share of SFX Entertainment Class B Common Stock entitled to ten votes, are entitled to elect the remaining directors. The holders of SFX Entertainment Common Stock are not entitled to cumulative votes in the election of directors. [Mr. Sillerman has agreed to abstain, and has agreed to cause each of his affiliates to abstain, from voting in any election of Class A Directors.]

         [The initial Class A Directors are Messrs. Dugan, Kramer and O'Grady. If the SFX Merger Agreement is terminated, each of these individuals has indicated that he will promptly resign from his position as a director of SFX Entertainment, and the board of directors of SFX Entertainment will appoint three different Class A Directors, to serve until the next annual meeting of the stockholders of SFX Entertainment.]

         The holders of the SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock vote as a single class with respect to any proposed "going private" transaction with Mr. Sillerman or any of his affiliates, with each share of SFX Entertainment Class A Common Stock and SFX Entertainment Class B Common Stock entitled to one vote.

         Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of any class of common stock is required to approve, among other things, a change in the designations, preferences or limitations of that class of common stock.

         Liquidation Rights

         Upon liquidation, dissolution or winding-up of SFX Entertainment, after distribution in full of any preferential amounts required to be distributed to holders of preferred stock, the holders of SFX Entertainment Class A Common Stock will be entitled to share ratably with the holders of SFX Entertainment Class B Common Stock all assets available for distribution after payment in full of creditors.

         Conversion

         Each share of SFX Entertainment Class B Common Stock is convertible at any time, at the holder's option, into one share of SFX Entertainment Class A Common Stock. [Describe any lockups by Sillerman/Ferrel.] Each share of SFX Entertainment Class B Common Stock converts automatically into one share of SFX Entertainment Class A Common Stock (a) upon its sale or transfer to a party not affiliated with SFX Entertainment or (b) in the case of shares held by Mr. Sillerman or any of his affiliates, upon Mr. Sillerman's death.

         Other Provisions

         The holders of SFX Entertainment Common Stock are not entitled to preemptive or subscription rights. In any merger, consolidation or business combination, the consideration to be received per share by holders of SFX Entertainment Class A Common Stock must be identical to that received by holders of SFX Entertainment Class B Common Stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the SFX Entertainment Class A Common Stock and the SFX Entertainment Class B Common Stock. SFX Entertainment may not subdivide (by any stock split, reclassification, stock dividend, recapitalization, or otherwise) or combine the outstanding shares of either class of SFX Entertainment Common Stock unless the outstanding shares of both classes are proportionately subdivided or combined.

         Transfer Agent and Registrar

         The transfer agent and registrar for the SFX Entertainment Class A Common Stock and the SFX Entertainment Class B Common Stock is ____________.

PREFERRED STOCK

         SFX Entertainment is authorized to issue up to _______ shares of preferred stock, par value $.01 per share. The SFX Entertainment Board has the authority to issue this preferred stock in one or more series and to fix the number of shares and the relative designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, without further vote or action by the stockholders. If shares of preferred stock with voting rights are issued, such issuance could affect the voting rights of the holders of SFX Entertainment Common Stock by increasing the number of outstanding shares having voting rights, and by the creation of class or series voting rights. If the SFX Entertainment Board authorizes the issuance of shares of preferred stock with conversion rights, the number of shares of common stock outstanding could potentially be increased by up to the authorized amount. Issuances of preferred stock could, under certain circumstances, have the effect of delaying or preventing a change in control of SFX Entertainment and may adversely affect the rights of holders of SFX Entertainment Common Stock. Also, the preferred stock could have preferences over the common stock (and other series of preferred stock) with respect to dividend and liquidation rights. There are no shares of preferred stock outstanding, and SFX Entertainment currently has no plans to issue any preferred stock.

WARRANTS OF SFX

         IPO Warrants

         MMR, a company previously controlled by Mr. Sillerman, granted the IPO Warrants to the underwriters of its initial public offering in _________ 199__. Upon acquisition of MMR by SFX, the IPO Warrants converted into warrants to purchase SFX's Class A common stock. Pursuant to the terms of the IPO Warrants, their holders will be entitled to receive, upon exercise after the SpinOff Record Date, the number of shares of SFX Entertainment Class A Common Stock that they would be entitled to receive if the IPO Warrants were exercised before the Spin-Off Record Date. As of ______ __, 1997, there are outstanding IPO Warrants to purchase an aggregate of ________ shares of SFX's Class A common stock at a price per share of $_____, which will require the transfer of _____ shares of SFX Entertainment Class A Common Stock into escrow at the time of the Spin-Off. See "The Spin-Off--Manner of Effecting the Spin-Off."

         SCMC Warrants

         Prior to April 1996, SCMC, a corporation controlled by Mr. Sillerman, provided advisory services to SFX from time to time with respect to specific transactions. In April 1996, SFX and SCMC agreed to terminate the arrangement pursuant to which SFX compensated SCMC for financial consulting services. Pursuant to the termination agreement, among other things, SFX issued to SCMC the SCMC Warrants to purchase up to 600,000 shares of SFX's Class A common stock at an exercise price, subject to adjustment, of $33.75 per share (the market price at the time of the termination agreement). A committee of SFX's independent directors approved the termination transaction. A nationally-recognized investment banking firm provided to the independent directors its written opinion that, as of the date the termination agreement was entered into, the consideration offered by SFX to SCMC pursuant to the agreement was fair, from a financial point of view, to SFX. The SCMC Warrants were subsequently amended to provide for the receipt of an aggregate of 600,000 shares of SFX Entertainment Class A Common Stock upon exercise. See "Certain Relationships and Related Transactions--SFX Entertainment Common Stock to Be Received in the Spin-Off." As of _________ __, 1997, all of the SCMC Warrants remain outstanding, and therefore 600,000 shares of SFX Entertainment

Class A Common Stock will be transferred into escrow at the time of the Spin-Off. See "The Spin-Off--Manner of Effecting the Spin-Off."

                             ADDITIONAL INFORMATION

         By the time of the Spin-Off, SFX Entertainment will be a reporting company under the Exchange Act. SFX Entertainment has filed the SFX Entertainment Registration Statement on Form S-1 under the Securities Act with the SEC with respect to the SFX Entertainment Class A Common Stock described in this Prospectus. This Prospectus, which is part of the SFX Entertainment Registration Statement, does not contain all of the information set forth in the SFX Entertainment Registration Statement and the exhibits thereto. For further information with respect to SFX Entertainment and its common stock offered hereby, reference is hereby made to the SFX Entertainment Registration Statement and its exhibits, which may be inspected without charge at the office of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549 and at the regional offices of the SEC located at Seven World Trade Center, 13th Floor, New York, New York 10048 and at 500 West Madison (Suite 1400), Chicago, Illinois 60661. Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of the contract or document filed as an exhibit to the SFX Entertainment Registration Statement, each such statement being qualified in all respects by this reference.

         In addition, SFX is a reporting company under the Exchange Act and therefore files reports, proxy statements and other materials with the SEC. SFX's reports, proxy statements and other filed materials are available as discussed above for SFX Entertainment.


                                 LEGAL MATTERS

         The validity of the shares of SFX Entertainment Common Stock to be issued in connection with the Spin-Off will be passed upon for SFX Entertainment by Baker & McKenzie, New York, New York. Howard J. Tytel, who is an executive officer and director of and is anticipated after the Spin-Off to have an equity interest in SFX Entertainment, and who has an equity interest in SFX and is an executive officer and director of SFX, is Of Counsel to Baker & McKenzie. See "Principal Stockholders" and "Certain Relationships and Related Transactions--Relationship Between Howard J. Tytel and Baker & McKenzie."

                                    EXPERTS

         The combined financial statements of Delsener/Slater Enterprises, Ltd. and Affiliated Companies (Predecessor) as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994; the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1996, and for the years ended September 30, 1996 and 1995; the combined financial statements of Contemporary Group as of September 30, 1997 and December 31, 1996, and for the nine months ended September 30, 1997 and year ended December 31, 1996; the combined financial statements of SJS Entertainment Corporation and Affiliated Company as of December 31, 1996, and for the year ended December 31, 1996; the combined financial statements of The Album Network, Inc. and Affiliated Companies as of September 30, 1997 and 1996, and for the years ended September 30, 1997 and 1996; the consolidated financial statements of BG Presents, Inc. and Subsidiaries as of January 31, 1997 and 1996 and for the years ended January 31, 1997 and 1996; and the combined financial statements of Concert/Southern Promotions and Affiliated Companies as of September 30, 1997 and for the nine months ended September 30, 1997, included in the Prospectus and Registration Statement of SFX Entertainment have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

         Arthur Andersen LLP, independent public accountants, audited the following financial statements (as set forth in their reports thereon appearing elsewhere herein and in the SFX Entertainment Registration Statement), each appearing in this Prospectus and the SFX Entertainment Registration Statement, which are included herein in reliance upon such reports given the authority of such firm as experts in accounting and auditing in giving such report; the combined financial statements of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994; the combined financial statements of Deer Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994 the consolidated financial statements of PACE Entertainment Corporation and Subsidiaries as of September 30, 1997, and for the year ended September 30, 1997; the consolidated financial statements of Pavilion Partners as of September 30, 1997, and for the year ended September 30, 1997.

         Price Waterhouse, LLP, independent accountants, audited the financial statements (as set forth in their report thereon appearing elsewhere herein and in the SFX Entertainment Registration Statement), appearing in this Prospectus and the SFX Entertainment Registration Statement, which are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing; the consolidated financial statements of Pavilion Partners as of September 30, 1996, and for the year ended October 31, 1995 and the eleven months ended September 30, 1996.

         The SFX Entertainment Board expects to appoint Ernst & Young LLP as SFX Entertainment's independent auditors to audit SFX Entertainment's financial statements as of and for the year ended December 31, 1998.

                                              INDEX TO DEFINED TERMS

                                                                         Page
Acquisition Businesses.....................................................4
AEP.......................................................................57
Album Network.............................................................66
Album Shareholders..........................................................
Nasdaq National Market.....................................................1
Becker Employment Agreement...............................................58
Becker Right of First Refusal.............................................58
BGP Acquisition Sub.......................................................63
BGP Agreement.............................................................63
BGP Sellers...............................................................63
BGP........................................................................1
BGP Acquisition............................................................5
BGP Agreement.............................................................35
Blockbuster Acquisition...................................................57
Blockbuster Agreement.....................................................57
Blockbuster Group.........................................................57
Blockbuster Sub...........................................................53
Buckhead..................................................................69
CAGR........................................................................
CCM.......................................................................69
CIPC......................................................................60
Class A Director..........................................................02
Concert/Southern...........................................................1
Concert/Southern Acquisition...............................................5
Concert/Southern Agreement................................................36
Concert/Southern Asset Companies..........................................69
Concert/Southern Joint Ventures...........................................69
Concert/Southern Sale Companies...........................................69
Contemporary...............................................................1
Contemporary Acquisition...................................................5
Contemporary Agreement....................................................34
Contemporary Asset Acquisition............................................60
Contemporary Merger.......................................................60
Delsener/Slater............................................................5
DGCL......................................................................19
Distribution Agent.........................................................9
Distribution Agreement.....................................................1
Earn-Out EBITDA...........................................................67
EBITDA......................................................................
Employee Benefits Agreement...............................................40
Entertainment Business.....................................................1
Escrow Agent...............................................................9
Estimated Working Capital.................................................44
Excess Debt...............................................................46
Exchange Act..............................................................11
Executive Officers........................................................89
Final Working Capital.....................................................44
Financing..................................................................1
GAAP......................................................................77
High Cotton...............................................................69
HSR Act...................................................................13
Interfest.................................................................69
IPO Warrants..............................................................41
Marquee...................................................................16
MMR.......................................................................41
Network....................................................................1
Network 40................................................................66
Network Acquisition........................................................5
Network Agreement.........................................................35
Network Cash Consideration................................................66
Network Property..........................................................67
Network Sellers...........................................................66
Network Stock Consideration...............................................66
Network Sub...............................................................66
Northern Exposure.........................................................69
Outside Date..............................................................58
PACE.......................................................................1
PACE Acquisition...........................................................5
PACE Acquisition Facility.................................................53
PACE Agreement............................................................33
PACE Bring Down Date......................................................13
PACE Bylaw Provisions.....................................................55
PACE Cash Payment.........................................................51
PACE Consideration Stock..................................................51
PACE Damages..............................................................52
PACE Material Adverse Effect Condition....................................53
PACE Reps and Warranties Condition........................................53
PACE Sellers..............................................................51
PACE Sellers' Representative..............................................55
PACE Stock Options........................................................53
PACE Term Loan............................................................53
PACE Term Loan Assets.....................................................54
Pavilion Acquisition......................................................57
Pavilion Partners.........................................................57

Pavilion Partners Option..................................................54
Pending Acquisitions.......................................................1
PNC Bank Arts Center......................................................29
Proposed Revolver.........................................................87
Proposed Term Loan........................................................87
Proxy Statement............................................................6
Pure Cotton...............................................................69
Roxy......................................................................69
Recent Acquisitions........................................................5
SAR.........................................................................
SCMC........................................................................
SCMC Warrants.............................................................41
SEC.......................................................................43
Second Year Option........................................................58
Securities Act............................................................11
SFX........................................................................1
SFX Buyer..................................................................1
SFX Buyer Sub..............................................................5
SFX Entertainment..........................................................1
SFX Entertainment Board...................................................16
SFX Entertainment By-laws.................................................19
SFX Entertainment Certificate.............................................19
SFX Entertainment Class A Common Stock.....................................1
SFX Entertainment Class B Common Stock.....................................1
SFX Entertainment Common Stock.............................................1
SFX Entertainment Group...................................................17
SFX Entertainment Preferred Stock.........................................60
SFX Entertainment Registration Statement..................................43
SFX Merger.................................................................1
SFX Merger Agreement.......................................................1
SFX Merger Consideration Adjustment.......................................44
SFX Merger Effective Time..................................................3
SJS.......................................................................66
SJS Shareholders............................................................
Sony......................................................................57
Sony Agreement............................................................57
Southern Promotions.......................................................69
Spin-Off...................................................................1
Spin-Off Distribution Date................................................41
Spin-Off Record Date.......................................................1
Sunshine Promotions........................................................5
Tax Code..................................................................49
Tax Sharing Agreement.....................................................40
Touring Broadway Shows.....................................................4
Transferred Employees.....................................................44
Triathlon.................................................................43

TSC.......................................................................91
Warrants..................................................................41
Working Capital............................................................6
Working Capital Adjustment Amount.........................................44

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                PAGE
                                                                                             ---------
SFX ENTERTAINMENT, INC. AND SUBSIDIARIES
 Consolidated Balance Sheet as of September 30, 1997 (unaudited)............................     F-4
 Consolidated Statement of Operations for the nine months ended September 30, 1997 and 1996
  (Predecessor)(unaudited)..................................................................     F-5
 Consolidated Statement of Cash Flows for the nine months ended September 30, 1997 and 1996
  (Predecessor)(unaudited)..................................................................     F-6
 Notes to Consolidated Financial Statements (unaudited).....................................     F-7
DELSENER/SLATER ENTERPRISES, LTD. AND AFFILIATED COMPANIES (PREDECESSOR)
 Report of Independent Auditors.............................................................    F-18
 Combined Balance Sheets as of December 31, 1995 and 1996 ..................................    F-19
 Combined Statements of Operations for the years ended December 31, 1994, 1995
  and 1996 .................................................................................    F-20
 Combined Statements of Cash Flows for the years ended December 31, 1994, 1995
  and 1996..................................................................................    F-21
 Combined Statements of Stockholders' Equity for the years ended December 31, 1994, 1995
  and 1996..................................................................................    F-22
 Notes to Combined Financial Statements.....................................................    F-23
CONNECTICUT PERFORMING ARTS, INC. AND CONNECTICUT PERFORMING ARTS PARTNERS
 Report of Independent Public Accountants...................................................    F-27
 Combined Balance Sheets as of December 31, 1995 and 1996...................................    F-28
 Combined Statements of Operations for the years ended December 31, 1994, 1995
  and 1996..................................................................................    F-29
 Combined Statements of Shareholders' Equity and Partners' Equity for the years ended
  December 31, 1994, 1995 and 1996..........................................................    F-30
 Combined Statements of Cash Flows for the years ended December 31, 1994, 1995 and 1996  ...    F-31
 Notes to Combined Financial Statements.....................................................    F-32
DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
 Report of Independent Public Accountants ..................................................    F-40
 Combined Balance Sheet as of December 31, 1995 and 1996....................................    F-41
 Combined Statements of Operations and Partners' Equity for the years ended
  December 31, 1994, 1995 and 1996..........................................................    F-43
 Combined Statements of Cash Flows for the years ended December 31, 1994, 1995
  and 1996..................................................................................    F-44
 Notes to Combined Financial Statements.....................................................    F-45
PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
 Report of Independent Public Accountants ..................................................    F-51
 Report of Independent Auditors.............................................................    F-52
 Consolidated Balance Sheets as of September 30, 1996 and 1997..............................    F-53
 Consolidated Statements of Operations for the years ended September 30, 1995, 1996 and
  1997......................................................................................    F-54
 Consolidated Statements of Shareholders' Equity for the years ended September 30, 1995,
  1996 and 1997.............................................................................    F-55

                               F-1

                                                                                                PAGE
                                                                                             ---------
 Consolidated Statements of Cash Flows for the years ended September 30, 1995, 1996 and
  1997......................................................................................    F-56
 Notes to Consolidated Financial Statements.................................................    F-57
PAVILION PARTNERS
 Report of Independent Public Accountants ..................................................    F-71
 Report of Independent Accountants .........................................................    F-72
 Consolidated Balance Sheets as of September 30, 1996 and 1997 .............................    F-73
 Consolidated Statements of Income for the year ended October 31, 1995, eleven months ended
  September 30, 1996 and year ended September 30, 1997 .....................................    F-74
 Consolidated Statements of Partners' Capital for the year ended October 31, 1995, eleven
  months ended September 30, 1996 and year ended September 30, 1997 ........................    F-75
 Consolidated Statements of Cash Flows for the year ended October 31, 1995, eleven months
  ended September 30, 1996 and year ended September 30, 1997 ...............................    F-76
 Notes to Consolidated Financial Statements ................................................    F-77
CONTEMPORARY GROUP
 Report of Independent Auditors ............................................................    F-86
 Combined Balance Sheets as of December 31, 1996 and September 30, 1997 ....................    F-87
 Combined Statements of Operations for the year ended December 31, 1996 and nine months
  ended September 30, 1997 .................................................................    F-88
 Combined Statements of Cash Flows for the year ended December 31, 1996 and nine months
  ended September 30, 1997 .................................................................    F-89
 Combined Statements of Stockholders' Equity for the year ended December 31, 1996 and nine
  months ended September 30, 1997 ..........................................................    F-90
 Notes to Combined Financial Statements ....................................................    F-91
SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
 Report of Independent Auditors ............................................................    F-95
 Combined Balance Sheets as of December 31, 1996 and September 30, 1997 (unaudited)  .......    F-96
 Combined Statement of Operations and Retained Earnings for the year ended December 31,
  1996 .....................................................................................    F-97
 Combined Statements of Operations and Retained Earnings for the nine months ended
  September 30, 1996 and 1997 (unaudited) ..................................................    F-98
 Combined Statement of Cash Flows for the year ended December 31, 1996 .....................    F-99
 Combined Statements of Cash Flows for the nine months ended September 30, 1996 and 1997
  (unaudited) ..............................................................................   F-100
 Notes to Combined Financial Statements ....................................................   F-101
THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
 Report of Independent Auditors ............................................................   F-106
 Combined Balance Sheets as of September 30, 1996 and 1997 .................................   F-107
 Combined Statements of Operations and Stockholders' deficit for the years ended September
  30, 1996 and 1997 ........................................................................   F-108
 Combined Statements of Cash Flows for the years ended September 30, 1996 and 1997 .........   F-109
 Notes to Combined Financial Statements ....................................................   F-110

                               F-2

                                                                                                PAGE
                                                                                             ---------
BG PRESENTS, INC. AND SUBSIDIARIES
 Report of Independent Auditors ............................................................   F-114
 Consolidated Balance Sheets as of January 31, 1996 and 1997 ...............................   F-115
 Consolidated Statements of Operations for the years ended January 31, 1996 and 1997  ......   F-116
 Consolidated Statements of Cash Flows for the years ended January 31, 1996 and 1997  ......   F-117
 Consolidated Statements of Stockholders' Equity for the years ended January 31, 1996 and
  1997......................................................................................   F-118
 Notes to Consolidated Financial Statements ................................................   F-119
CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
 Report of Independent Auditors ............................................................   F-125
 Combined Balance Sheet as of September 30, 1997 ...........................................   F-126
 Combined Statement of Operations for the nine months ended September 30, 1997  ............   F-127
 Combined Statement of Cash Flows for the nine months ended September 30, 1997  ............   F-128
 Combined Statements of Stockholders' Equity for the nine months ended
  September 30, 1997 .......................................................................   F-129
 Notes to Combined Financial Statements ....................................................   F-130

                           SFX ENTERTAINMENT, INC.
                          CONSOLIDATED BALANCE SHEET
                              SEPTEMBER 30, 1997
                                 (UNAUDITED)

 ASSETS
Current assets:
 Cash and cash equivalents ..............................................  $  7,094,000
 Accounts receivable ....................................................     2,525,000
 Prepaid expenses and other current assets ..............................     2,570,000
                                                                          --------------
Total current assets ....................................................    12,189,000
Property and equipment, net .............................................    55,882,000
Goodwill, net ...........................................................    59,721,000
Investment in unconsolidated subsidiaries ...............................     1,324,000
Other assets (Note 3) ...................................................     6,354,000
                                                                          --------------
Total assets ............................................................  $135,470,000
                                                                          ==============
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
 Accounts payable .......................................................  $  1,620,000
 Accrued expenses .......................................................       777,000
 Deferred revenue .......................................................     4,095,000
 Income taxes payable ...................................................     4,107,000
 Current portion of long-term debt ......................................       922,000
 Current portion of deferred purchase consideration .....................       734,000
                                                                          --------------
Total current liabilities ...............................................    12,255,000
Long-term debt, less current portion ....................................    15,531,000
Deferred purchase consideration, less current portion ...................     3,490,000
Deferred income taxes ...................................................     2,816,000
Commitment and contingencies (Notes 4 and 9).............................            --
Shareholder's equity:
Capital to be contributed by SFX Broadcasting ...........................    97,726,000
Preferred Stock, $.01 par value, 1,000 shares authorized, none issued
 and outstanding ........................................................            --
Class A common stock, $.01 par value, 1,000 shares authorized, issued
 and outstanding ........................................................            --
Class B common stock, $.01 par value, 1,000 shares authorized, issued
 and outstanding ........................................................            --
Retained earnings .......................................................     3,652,000
                                                                          --------------
Total shareholder's equity ..............................................   101,378,000
                                                                          --------------
Total liabilities and shareholder's equity ..............................  $135,470,000
                                                                          ==============

                            See accompanying notes

                            SFX ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENT OF OPERATIONS
                                 (UNAUDITED)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                                               (PREDECESSOR)
                                                                 ----------------------------
                                                                      1997          1996
                                                                 ------------- -------------
Concert revenue ................................................  $74,396,000    $41,609,000
OPERATING EXPENSES
Cost of concerts ...............................................   63,045,000     42,930,000
Depreciation and amortization ..................................    4,041,000        744,000
Corporate, general and administrative expenses, net of
 Triathlon fees of $1,693,000 in 1997 ..........................    1,307,000             --
                                                                 ------------- -------------
                                                                   68,393,000     43,674,000
                                                                 ------------- -------------
Income (loss) from operations ..................................    6,003,000     (2,065,000)
OTHER INCOME (EXPENSE)
Interest income ................................................      213,000        143,000
Interest expense ...............................................     (956,000)       (60,000)
Equity income in unconsolidated subsidiaries ...................    1,344,000        525,000
                                                                 ------------- -------------
Income (loss) before provision for income taxes ................    6,604,000     (1,457,000)
Provision for income taxes .....................................    2,952,000         80,000
                                                                 ------------- -------------
Net income (loss) ..............................................  $ 3,652,000    $(1,437,000)
                                                                 ============= =============

                           See accompanying notes.

                            SFX ENTERTAINMENT, INC.
                     CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (UNAUDITED)

                                                                        NINE MONTHS ENDED
                                                                          SEPTEMBER 30,
                                                                  ------------------------------
                                                                                   PREDECESSOR
                                                                       1997            1996
                                                                  -------------- --------------
OPERATING ACTIVITIES:
Net income (loss)................................................  $  3,652,000    $(1,536,847)
Adjustment to reconcile net income (loss) to net cash provided by (used in) operating activities:
 Depreciation and amortization ..................................     4,041,000        743,903
 Equity in pretax income of unconsolidated subsidiaries, net
 distributions received..........................................       458,000       (148,224)
 Changes in operating assets and liabilities, net of amounts acquired:
  Accounts receivable ...........................................    (1,019,000)      (317,289)
  Prepaid expenses and other current assets .....................    (2,419,000)      (512,588)
  Other asset....................................................      (275,000)        12,703
  Accounts payable and accrued expenses .........................      (311,000)     4,448,314
  Income taxes payable...........................................     3,379,000             --
  Deferred income taxes..........................................      (427,000)            --
  Deferred revenue ..............................................    (6,290,000)        70,620
                                                                  -------------- --------------
Net cash provided by (used in) operating activities..............       789,000      2,760,592
INVESTING ACTIVITIES:
 Purchase of concert promotion businesses, net of cash acquired     (69,645,000)            --
 Purchase of fixed assets .......................................    (2,352,000)            --
                                                                  -------------- --------------
Net cash used in investing activities............................   (71,997,000)            --
FINANCING ACTIVITIES:
 Capital to be contributed by SFX Broadcasting ..................    78,855,000             --
 Payment of debt ................................................      (553,000)            --
                                                                  -------------- --------------
 Proceeds from issuance of Common Stock and capital
  contributions .................................................            --        612,828
 Due to stockholder .............................................            --         70,923
Net cash provided by financing activities .......................    78,302,000        683,751
                                                                  -------------- --------------
Net increase (decrease) in cash and cash equivalents  ...........     7,094,000      3,444,343
Cash and cash equivalents at beginning of period ................             0      2,905,449
                                                                  -------------- --------------
Cash and cash equivalents at end of period.......................  $  7,094,000    $ 6,349,792
                                                                  ============== ==============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest...........................................  $    934,000    $    60,000
                                                                  ============== ==============
Cash paid for income taxes.......................................  $         --    $    79,723
                                                                  ============== ==============

Supplemental disclosure of non-cash financing activities:
Issuance of 250,838 shares of Class A Common Stock and assumption of $15.4 million of debt in connection with the Meadows acquisition and issuance of 62,792 shares of Class A Common Stock and assumption of $1.6 million in connection with the Sunshine Promotions acquisition. The balance sheet includes certain assets and liabilities which have been or will be contributed to the Company prior to the Spin-Off.

                             See accompanying notes.

                           SFX ENTERTAINMENT, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 (UNAUDITED)

1. ORGANIZATION

   SFX Entertainment, Inc. (the "Company") was formed as a wholly-owned subsidiary of SFX Broadcasting, Inc. ("SFX Broadcasting") in December 1997 and as the parent company of SFX Concerts, Inc ("Concerts"). During 1997, Concerts made the following acquisitions:

 Delsener/Slater

   In January 1997, SFX Broadcasting, acquired Delsener/Slater Enterprises, Ltd. and affiliated companies ("Delsener/Slater"), a leading concert promotion company, for an aggregate consideration of of approximately $26,600,000, including $2,900,000 for working capital and the present value of deferred payments of $3,000,000 to be paid without interest over five years and $1,000,000 to be paid without interest over ten years. Delsener/Slater has long-term leases or is the exclusive promoter for many of the major concert venues in the New York City metropolitan area, including the Jones Beach Amphitheater, an 11,200-seat complex located in Wantagh, New York, and the PNC Bank Arts Center (formerly known as the Garden State Arts Center), a 10,800-seat complex located in Holmdel, New Jersey.

 Meadows

   In March 1997, the Company acquired the stock of certain companies which own and operate the Meadows Music Theater (the "Meadows"), a 25,000-seat indoor/outdoor complex located in Hartford, Connecticut for $900,000 in cash, shares of SFX Broadcasting Class A Common Stock with a value of approximately $7,500,000 and the assumption of approximately $15,400,000 in debt.

 Sunshine Promotions

   In June 1997, the Company acquired the stock of Sunshine Promotions, Inc ("Sunshine Promotions"), one of the largest concert promoters in the Midwest, and certain other related companies for $53,900,000 in cash, $2,000,000 payable over five years, shares of SFX Broadcasting Class A Common Stock issued and issuable over a two year period with a value of approximately $4,000,000 and the assumption of appoximately $1,600,000 of debt. Sunshine Promotions owns the Deer Creek Music Theater, a 21,000-seat complex located in Indianapolis, Indiana, and the Polaris Amphitheater ("Polaris"), a 20,000-seat complex located in Columbus, Ohio, and has a 99-year lease to operate the Murat Centre, a 2,700-seat theater and 2,200-seat ballroom located in Indianapolis, Indiana.

   The cash portion of these acquisitions were financed through intercompany loans from SFX Broadcasting and were accounted for under the purchase method of accounting. The purchase prices have been preliminarily allocated to the assets acquired and are subject to change.

 Pending Spin-Off and Financing

   In August 1997, SFX Broadcasting agreed to the merger among SBI Holdings, Inc (the "Buyer"), SBI Radio Acquisition Corporation, a wholly-owned subsidiary of the Buyer, and SFX Broadcasting, Inc. (the "Broadcasting Merger") and to the spin-off of the Company to the shareholders of SFX Broadcasting (the "Spin-Off"). The Company intends to consummate a senior credit facility and an offering of senior subordinated notes (collectively the "Financing") prior to the consummation of the Spin-Off to finance certain pending acquisitions (see Note 2). The Spin-Off is subject to certain conditions, including, among others: (i) the satisfaction of the Board of Directors of SFX Broadcasting that SFX Broadcasting's surplus would be sufficient to permit the Spin-Off under Delaware law, (ii) the acceptance for listing or trading of the Class A Common Stock of the Company, subject to official notice of issuance, on the American Stock Exchange or Nasdaq Stock Market, (iii) receipt of all necessary third party consents to the Spin-Off, and (iv) receipt of necessary SFX Broadcasting stockholder approvals. In connection with the Spin-Off,

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

 shares of the Company's Class A common stock will be placed in escrow for delivery to holders of certain SFX Broadcasting warrants to the extent that they would be entitled to shares of the common stock of SFX Broadcasting if they had exercised immediately prior to the Spin-Off.

   The accompanying consolidated financial statements include the accounts of Delsener/Slater, Sunshine Promotions, the Meadows and certain assets and liabilities which have been or will be contributed to the Company prior to the Spin-Off under the terms of the Broadcasting Merger agreement. Operating results associated with the assets and liabilities to be contributed are included herein. Intercompany transactions and balances among these companies have been eliminated in consolidation.

2. PENDING ACQUISITIONS

   In December of 1997, the Company entered into agreements to acquire the following live entertainment businesses:

     PACE Entertainment Corporation ("PACE"), one of the largest diversified producers and promoters of live entertainment in the United States, having the largest distribution network in the United States in each of its music, theater and specialized motor sports businesses (the "PACE Acquisition"), for total consideration of approximately $155,000,000 (including issuance of 1,500,000 shares of the Company's common stock valued at $20,000,000 and assumption of $25,500,000 of debt). Under the terms of the agreement, additional cash consideration would be required if the deemed value of the Company's common stock was less than $13.33 per share as a result of changes in the consummation of acquisitions. In related transactions, the Company has agreed to acquire, for total consideration of $89,400,000 including cash, assumed liabilities and the assumption of 100% of the Partnership's Third Party Debt, the 66 2/3% ownership interests of Blockbuster Entertainment Corporation and Sony Music Entertainment Inc. in Amphitheater Entertainment Partnership, a partner of PACE in the Pavilion Partners venue partnership. Pace will then own 100% of Pavilion Partners.

     The PACE acquisition agreement further provides that each seller of PACE shall have an option, exercisable during a period beginning on the fifth anniversary of the closing of the PACE acquisition and ending 90 days thereafter, to require SFX Entertainment to purchase up to one-third of the PACE Consideration Stock received by such PACE seller for a cash purchase price of $33.00 per share. With certain limited exceptions, these option rights are not assignable by the PACE sellers.

     Under the terms of an employment agreement anticipated to be entered into by the Company with an officer of PACE, the officer will have the right, two years from the date of the acquisition, to purchase PACE's motor sports division at fair value. If the motor sports division has been sold, he would be entitled to purchase PACE's theatrical division for the fair value. The Company has agreed to lend to PACE up to $25,000,000 for potential PACE acquisitions whether or not the PACE Acquisition is consummated.

     The Contemporary Group ("Contemporary"), a fully-integrated live entertainment and special event promoter and producer, venue owner and operator and consumer marketer, for total consideration of approximately $91,500,000 (including issuance of 1,402,851 shares of common stock of the Company valued at $18,700,000) (the "Contemporary Acquisition"). Contemporary is the leading music concert promoter in the St. Louis, Missouri area, the leading tour promoter and producer of contemporary Christian artists, a major promoter and producer of comedy tours, and one of the top special event and sales marketing companies. The cash consideration to be paid for Contemporary is subject to a reduction of $10,500,000 should it not acquire the remaining 50% of Riverport Amphitheater Joint Venture.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

      The Network Magazine Group ("Network Magazine"), a leading publisher of radio trade magazines, and SJS Entertainment ("SJS"), a leading provider of air-time research to the radio broadcasting industry and independent producer and distributor of music-related radio programs and services which it exchanges with radio broadcasters for commercial air-time sold, in turn, to national network advertisers (the "Network Acquisition"), for total consideration of approximately $62,000,000 (including issuance of approximately 750,000 shares of common stock of the Company valued at $10,000,000);

     The Company is also obligated to pay the Sellers an additional payment based on EBITDA, as defined, generated by the Network's Business in 1998, up to a maximum of $14,000,000.

     Bill Graham Presents ("Bill Graham"), one of the oldest promoters of, and owner-operators of venues for, live entertainment in the United States, and a leading promoter in the San Francisco Bay area (the "Bill Graham Acquisition"), for total consideration of approximately $68,300,000 subject to adjustment based on Bill Graham's working capital and long-term debt (including issuance of 562,130 shares of common stock of the Company valued at $7,500,000. The sellers of Bill Graham have agreed to provide net working capital (as defined) at the closing in an amount equal to or greater than long-term debt.

     Concert/Southern Promotions ("Concert/Southern"), the leading promoter of live music events in the Atlanta, Georgia area (the "Concert/Southern Acquisition"), for total consideration of approximately $16,600,000 (including payment of the present value of a $1,600,000 deferred compensation liability).

   The PACE Acquisition, the Contemporary Acquisition, the Network Acquisition, the Bill Graham Acquisition and the Concert/Southern Acquisition are collectively referred to herein as the "Pending Acquisitions."

   The Company expects to complete all of the Pending Acquisitions as soon as practicable after the Financing and prior to the Broadcasting Merger. Each of the Pending Acquisition agreements provide that, should the Spin-Off not occur prior to July 1, 1998, the sellers' may require the Company to repurchase the shares for $13.33 each.

   The following unaudited pro forma summary presents the consolidated results of operations for the nine months ended September 30, 1997 and for the year ended December 31, 1996 as if the acquisitions for any given period and the subsequent period had occurred at the beginning of such period after giving effect to certain adjustments, including amortization of goodwill and interest expense on the acquisition debt. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the acquisition been made as of that date or of results which may occur in the future.

                                                             PRO FORMA
                                                IN THOUSANDS EXCEPT PER SHARE DATA
                                                            (UNAUDITED)
                                               -------------------------------------
                                                   NINE MONTHS
                                                      ENDED           YEAR ENDED
                                               SEPTEMBER 30, 1997  DECEMBER 31, 1996
                                               ------------------ -----------------
Revenues......................................    $501,489,000       $552,100,000
                                               ================== =================
Net income (loss).............................    $  1,277,000       $(36,021,000)
                                               ================== =================
Net income (loss) applicable to common stock      $  1,277,000       $(36,021,000)
                                               ================== =================
Net income (loss) per common share ...........    $       0.06       $      (1.80)
                                               ================== =================
Weighted average common shares outstanding  ..      20,056,000         20,056,000
                                               ================== =================


                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

 3. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Cash and Cash Equivalents

   The Companies consider all investments purchased with a maturity of three months or less to be cash equivalents.

 Property and Equipment

   Land, buildings and improvements and furniture and equipment are stated at cost. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

 Buildings and improvements  ....7-40 years
Furniture and equipment ........ 5-7 years

   Leasehold improvements represents the capitalized costs to renovate the Jones Beach Theatre. The costs to renovate the theatre included permanent seats, a new stage and lavatory facilities. These costs are being amortized over the term of the lease.

 Goodwill

   Goodwill as of September 30, 1997 was $61,510,000, net of accumulated amortization of $1,789,000. Goodwill is being amortized using the straight-line method over 15 years. Management reviews the carrying value of goodwill against anticipated cash flows to determine whether the carrying amount will be recoverable.

 Other assets

   Other assets includes $5,093,000 of costs associated with acquiring the right to receive fees from Triathlon Broadcasting Company ("Triathlon"), an affiliate, for certain financial consulting and administrative services provided by the Company to Triathlon. These fees, which are recorded as a reduction of corporate, general and administrative expenses, will fluctuate based upon the level of acquisition and financing activity of Triathlon, above the minimum of annual fees of $1,000,000. The cost of acquiring the fees is being amortized over the term of the agreement which expires on June 1, 2005.

 Revenue recognition

   The Company's operations and revenues are largely seasonal in nature, with generally higher revenue generated in the second and third quarters of the year. The Company's outdoor venues are primarily utilized in the summer months and do not generate substantial revenue in the late fall, winter and early spring. Similarly, the musical concerts that the Company promotes largely occur in the second and third quarters. To the extent that the Company's entertainment marketing and consulting relate to musical concerts, they also predominantly generate revenues in the second and third quarters.

   Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred revenue until the event occurs.

 Risks and Uncertainties

   Accounts receivable are due principally from ticket companies and venue box offices. These amounts are typically collected within 20 days of a performance. Generally, management considers these accounts receivable to be fully collectible; accordingly, no allowance for doubtful accounts is required. Certain

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

 other accounts receivable, arising from the normal course of business, are reviewed for collectibility and allowances for doubtful accounts are recorded as required. Management believes that no allowance for doubtful accounts is required at September 30, 1997.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Income Taxes

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities.

   Under a tax sharing agreement, SFX Entertainment will agree to pay to SFX Broadcasting the amount of the tax liability of the combined SFX Broadcasting/SFX Entertainment group to the extent properly attributable to SFX Entertainment for the period up to and including the Spin-Off, and will indemnify SFX Broadcasting for any tax adjustment made in subsequent years that relates to taxes properly attributable to the Company during the period prior to and including the Spin-Off. SFX Broadcasting, in turn, will indemnify the Company for any tax adjustment made in years subsequent to the Spin-Off that relates to taxes properly attributable to SFX Broadcasting (excluding any taxes relating to the Company) during the period prior to and including the Spin-Off. The Company will be responsible for any taxes of SFX Broadcasting resulting from the Spin-Off to the extent such taxes result from gain on the distribution that exceeds the net operating losses of SFX Broadcasting and the Company available to offset gain resulting from the Spin-Off.

   The Company calculates its tax provision on a separate company basis.

 Interim Financial Information

   Financial information as of September 30, 1997 and for the nine months ended September 30, 1997 and September 30, 1996 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for such period have been included; all adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.

4. CONNECTICUT DEVELOPMENT AUTHORITY ASSISTANCE AGREEMENT

   On September 12, 1994, the Connecticut Development Authority ("CDA") entered into a non-recourse assistance agreement with the Meadows whereby the CDA provided grant funds for the construction and development of the Meadows through the issuance of State of Connecticut General Fund Obligation Bonds (GFO Bonds). The Meadows received bond proceeds of $8,863,000. Pursuant to such agreement, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual debt service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual debt service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual debt service under the GFO Bonds. An operating shortfall did not exist for the year ended December 31, 1996 and is not expected to exist for the year ending December 31, 1997. The GFO Bonds

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

 mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual debt service requirements, including interest, on the GFO Bonds for each of the next five years and thereafter are as follows:

 YEAR             AMOUNT
-------------  ------------
1997 .........  $   185,000
1998 .........      739,000
1999 .........      737,000
2000 .........      739,000
2001 .........      740,000
Thereafter  ..   16,585,000
               ------------
                $19,725,000
               ============

   The assistance agreement requires an annual attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note
5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.

5. LONG-TERM DEBT

   As of September 30, 1997, the Company's long-term debt consisted of the following:

 Meadows CDA Mortgage Loan ......... $ 7,440,000
Meadows Concession Agreement
 Loans.............................    5,931,000
Meadows CDA Construction Loan  ....      850,000
Murat notes payable................      790,000
Meadows note payable ..............      694,000
Polaris note payable ..............      221,000
Capital Lease Obligations..........      527,000
                                    ------------
                                      16,453,000
                                    ------------
 Less Current Portion..............     (922,000)
                                    ------------
                                     $15,531,000
                                    ============

 Meadows CDA Mortgage Loan

   On September 12, 1994, the CDA entered into a construction mortgage loan agreement for $7,685,000 with the Company. The purpose of the loan was to finance a portion of the construction and development of the Meadows. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019.

   The loan is collateralized by a lien on the Meadows' assets. The loan was secured by an irrevocable standby letter of credit issued by the Company in the amount of $785,000.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

  Meadows Concession Agreement Loans

   In connection with the Meadows' concession agreement, the concessionaire loaned the Company $4,500,000 in 1995 to facilitate the construction of the amphitheater. Principal and interest, at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly concession commission payment. As of September 30, 1997, the outstanding balance was $4,355,000.

   During 1995, the concessionaire loaned the Company an additional $1,000,000. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly concession commission payment through December 20, 2002. As of September 30, 1997, the outstanding balance was $715,000.

   The concession agreement also required the Company to supply certain equipment to the concessionaire at the Company's expense. The cost of the equipment was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185, however, the Company is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of September 30, 1997, the outstanding balance was $861,000.

 Meadows CDA Construction Loan

   In March 1997, the Company entered into a $1,500,000 loan agreement with the CDA of which $1,000,000 was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of 8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition, the Company is required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13,000,000 on or before March 1 of each calendar year commencing March 1, 1998.

 Murat Notes Payable

   The Company has two loans payable to the Massachusetts Avenue Community Development Corporation (MAC), an $800,000 non-interest bearing note and a $1,000,000 note. Principal payments on the non-interest bearing note are the lesser of $0.15 per ticket sold during fiscal year or remaining net cash flow, as defined. Interest on the other note is calculated annually and is equal to the lesser of (1) $0.10 per ticket sold during the fiscal year, (2) prime plus 1% or (3) remaining net cash flow, as defined. Interest and principal on the $1,000,000 note is payable at the lesser of $0.10 per ticket sold during fiscal year or remaining net cash flow, as defined. The present value of the two loans is $790,000 as of September 30, 1997.

   Provisions of the $800,000 note payable requires the Murat to continue making payments after the principal has been paid down equal to the lesser of $0.15 per ticket sold during the fiscal year or remaining cash flow. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the theatre.

 Meadows Note Payable

   Under the terms of a Meadows ticket and sales agreement, a vendor loaned the Company $824,500 and pays the Company an annual fee of $140,000 for nine years commencing in March 1996. Proceeds from the annual fee are used by the Company to make the annual principal and interest payments. As of September 30, 1997, the outstanding balance was $694,000.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

  Polaris Note Payable

   In 1994, a concessionaire advanced Sunshine Promotions $500,000 to be used in the construction of the Polaris Amphitheater. The advance is interest free and is payable in annual installments of $25,000 beginning in 1994 for a period of 20 year. As of September 30, 1997, the net present value of the advance was $221,000.

 Capital Lease Obligations

   The Company has entered into various equipment leases totaling $527,000. Interest on the leases range from 6.5% to 18.67%.

   Principal maturities of the long-term debt, notes payable and capital lease obligations over the next as of September 30, 1997 are as follows:

                 LONG-TERM DEBT AND   CAPITAL LEASE
SEPTEMBER 30,       NOTES PAYABLE      OBLIGATIONS
---------------  ------------------ ---------------
1998............      $751,000          $171,000
1999 ...........       768,000           161,000
2000 ...........       747,000           121,000
2001 ...........       527,000            74,000
2002 ...........       558,000

6. PROPERTY AND EQUIPMENT

   The Company's property and equipment, net of accumulated amortization, as of September 30, 1997 consisted of the following:

 Land....................... $ 8,750,000
Building and improvements     40,484,000
Furniture and equipment  ..    5,518,000
Leasehold improvements  ...    2,676,000
                            -------------
                              57,428,000
Accumulated depreciation  .   (1,546,000)
                            -------------
                             $55,882,000
                            =============

7. INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES

   The Company is a 49% partner in a general partnership which subleases a theater located in New York City. Income associated with the promotion of concerts at this theater is recorded as concert revenue. Any such promotion revenue recognized reduces the Company's share of the partnership's profits. The Company is also a 50% partner in GSAC Partners, a general partnership through which it shares in the income or loss of the PNC Bank Arts Center at varying percentages based on the partnership agreement. The Company records these investments on the equity method.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

    The following is a summary of the unaudited financial position and results of operations of the Company's equity investees as of and for the nine months ended September 30, 1997:

 Current assets.......................... $ 3,300,000
Property, plant and equipment ..........    1,217,000
Other assets ...........................      347,000
                                         -------------
Total assets............................  $  4,864000
                                         =============

Current liabilities.....................  $ 1,150,000
Partners' capital ......................    3,714,000
                                         -------------
Total liabilities and partners'
 capital................................  $ 4,864,000
                                         =============

Revenue ................................  $18,622,000
Expenses ...............................   16,020,000
                                         -------------
Net income..............................  $ 2,602,000

   The equity income recognized by the Company represents the appropriate percentage of investment income less amounts reported in concert revenues for shows promoted at theaters run by the Company.

8. INCOME TAXES

   The provision for income taxes for the nine months ended September 30, 1997 is summarized as follows:

 CURRENT:
 Federal....  $3,041,000
 State......     338,000
DEFERRED:
 Federal....    (384,000)
 State......     (43,000)
             ------------
Total.......  $2,952,000
             ============

   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax liabilities as of September 30, 1997 are as follows:

 Deferred tax liabilities:
 Depreciable assets.........  $2,755,000
 Deferred compensation .....      61,000
                             ------------
 Net deferred tax
 liability..................  $2,816,000

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

    The effective rate varies from the statutory Federal income tax rate as follows:

 Income taxes at the statutory rate .. $2,245,000
Nondeductible amortization...........     370,000
Travel and entertainment.............      13,000
State and local income taxes (net of
 Federal benefit) ...................     324,000
                                      ------------
Total provision......................  $2,952,000

9. COMMITMENTS AND CONTINGENCIES

   Pursuant to the terms of the Spin-Off, upon the consummation of the Broadcasting Merger, the Company will assume all obligations under any employment agreements or arrangements between SFX Broadcasting and any employee of the Company.

   While the Company is involved in several suits and claims in the ordinary course of business, the Company is not now a party to any legal proceeding that the Company believes would have a material adverse effect on its business.

   The Company's operating leases includes primarily leases with respect to an amphitheater, office space and land. The lease terms range from 3 to 37 years. The future minimum rental payments for the next five years and thereafter are as follows:

                       YEARS ENDED
                      SEPTEMBER 30,
                     ---------------
1998................   $ 3,203,000
1999 ...............     3,812,000
2000 ...............     1,622,000
2001 ...............     1,630,000
2002 ...............     1,630,000
2003 and
 thereafter.........    12,962,000
                     ---------------
                       $24,859,000
                     ===============

   The Company has committed to an expansion projects at the Jones Beach Theater and PNC Bank Arts Center which are expected to be completed in June 1998 and to cost approximately $14,000,000 and $3,000,000, respectively.

   As of September 30, 1997, outstanding letters of credit for $1,110,000 were issued by banks on behalf of the Company as security for loans and the rental of theaters.

10. RELATED PARTY TRANSACTIONS

   The Company's Executive Vice President, General Counsel and Director is Of Counsel to the law firm of Baker & McKenzie. Baker & McKenzie serves as counsel to the Company in certain matters. Baker & McKenzie compensates the executive based, in part, on the fees it receives from providing legal services to the Company and other clients originated by the executive.

                           SFX ENTERTAINMENT, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                                 (UNAUDITED)

 11. CAPITAL STOCK

   Holders of Class A Common Stock are entitled to one vote and holders of Class B Common Stock are entitled to ten votes on all matters submitted to a vote of shareholders except for (a) the election of directors, (b) with respect to any "going private" transaction involving the Chairman and (c) as otherwise provided by law.

   The Board of Directors has the authority to issued preferred stock and will fix the designations and rights at the time of issuance.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Delsener/Slater Enterprises, Ltd.

   We have audited the accompanying combined balance sheets of Delsener/Slater Enterprises, Ltd. and Affiliated Companies as of December 31, 1996 and 1995, and the related combined statements of operations, cash flows stockholders' equity for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Delsener/Slater Enterprises, Ltd. and Affiliated Companies at December 31, 1996 and 1995, and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
October 2, 1997

                     DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES
                           COMBINED BALANCE SHEETS

                                                                              DECEMBER 31,
                                                                      ----------------------------
                                                                           1995          1996
                                                                      ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..........................................  $ 2,905,449    $ 5,253,193
 Accounts receivable ................................................           --        158,748
 Prepaid expenses and other current assets ..........................      116,613        778,768
                                                                      ------------- -------------
Total current assets ................................................    3,022,062      6,190,709
Investments in unconsolidated subsidiaries, principally GSAC partners
 in 1996 (Note 2) ...................................................       37,492        457,903
Property, plant and equipment:
 Leasehold improvements .............................................    6,726,317      6,726,317
 Furniture and equipment ............................................      132,445        130,846
                                                                      ------------- -------------
                                                                         6,858,762      6,857,163
 Accumulated depreciation and amortization ..........................   (3,880,506)    (4,626,531)
                                                                      ------------- -------------
                                                                         2,978,256      2,230,632
                                                                      ------------- -------------
Total assets ........................................................  $ 6,037,810    $ 8,879,244
                                                                      ============= =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accrued officers' salary expense ...................................  $ 1,186,880    $ 5,950,123
 Accounts payable and other accrued expenses ........................      101,191         97,029
 Advances and deferred income .......................................        1,880         17,672
 Prepaid memberships ................................................       17,710         30,413
 Due to stockholder (Note 3) ........................................    1,830,000      1,877,465
                                                                      ------------- -------------
Total current liabilities ...........................................    3,137,661      7,972,702
Combined stockholders' equity (Note 4) ..............................    2,900,149        906,542
                                                                      ------------- -------------
Total liabilities and stockholders' equity ..........................  $ 6,037,810    $ 8,879,244
                                                                      ============= =============

See accompanying notes.

                     DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES
                      COMBINED STATEMENTS OF OPERATIONS

                                                   YEAR ENDED DECEMBER 31,
                                        ---------------------------------------------
                                             1994            1995           1996
                                        -------------- --------------  -------------
OPERATING REVENUES
Concert revenue .......................   $92,785,420    $47,566,304    $50,361,556
Cost of concerts ......................    83,360,563     39,690,805     41,584,365
                                        -------------- --------------  -------------
                                            9,424,857      7,875,499      8,777,191
OPERATING EXPENSES
Officers' salary expense ..............     4,254,292      3,963,940      6,388,247
Depreciation and amortization .........       755,238        750,083        746,505
General and administrative expenses  ..     2,983,740      3,523,569      2,714,099
                                        -------------- --------------  -------------
                                            7,993,270      8,237,592      9,848,851
                                        -------------- --------------  -------------
(Loss) income from operations .........     1,431,587       (362,093)    (1,071,660)
OTHER INCOME (EXPENSE)
Interest income .......................       137,966        177,561        198,052
Interest expense ......................      (144,000)      (144,000)       (60,000)
Equity income (loss) from investments          (8,422)       488,372        524,544
                                        -------------- --------------  -------------
Income before income taxes.............     1,417,131        159,840       (409,064)
INCOME TAXES
State and local taxes..................         4,882         12,610        106,297
                                        -------------- --------------  -------------
Net income (loss) .....................   $ 1,412,249    $   147,230    $  (515,361)
                                        ============== ==============  =============

See accompanying notes.

                     DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES
                      COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                       -------------------------------------------
                                                            1994          1995           1996
                                                       ------------- -------------  -------------
OPERATING ACTIVITIES
Net income (loss) ....................................   $1,412,249    $   147,230   $   (515,361)
Adjustment to reconcile net income (loss) to net cash
 provided by (used in) operating activities:
 Depreciation and amortization .......................      755,238        750,083       746,505
 Equity in pretax income of partnerships, net of
  distributions received .............................       73,229          2,447        15,885
 Changes in operating assets and liabilities:
  Accounts receivable ................................      240,973        384,154      (158,748)
  Prepaid expenses and other current assets  .........     (389,203)       378,770      (662,155)
  Accrued officers' salary expense, accounts payable
   and accrued expenses ..............................    1,291,936     (1,326,542)    4,759,546
  Advances and deferred income........................         (545)      (433,998)       15,792
  Prepaid memberships.................................       (7,816)        (5,000)       12,703
  Sponsors advances payable...........................     (416,915)      (350,000)           --
                                                       ------------- -------------  -------------
Net cash provided by (used in) operating activities ..    2,959,146       (452,856)    4,214,167
INVESTING ACTIVITIES
Investment in GSAC Partnership........................           --             --      (436,296)
Proceeds from disposals of fixed assets...............           --             --         1,119
                                                       ------------- -------------  -------------
Net cash used in investing activities.................           --             --      (435,177)
FINANCING ACTIVITIES
Proceeds from the issuance of common stock and
 capital contribution ................................       30,000             --       151,993
Due to stockholder....................................       30,000             --        47,000
Distributions paid....................................     (536,596)      (215,787)   (1,630,239)
                                                       ------------- -------------  -------------
Net cash used in financing activities.................     (476,596)      (215,787)   (1,431,246)
                                                       ------------- -------------  -------------
Net increase (decrease) in cash and cash equivalents .    2,482,550       (668,643)    2,347,744
Cash and cash equivalents at beginning of year .......    1,091,542      3,574,092     2,905,449
                                                       ------------- -------------  -------------
Cash and cash equivalents at end of year..............   $3,574,092    $ 2,905,449   $ 5,253,193
                                                       ============= =============  =============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest................................   $  144,000    $   144,000   $    60,000
                                                       ============= =============  =============
Cash paid for income taxes............................   $    4,882    $    12,610   $   106,297
                                                       ============= =============  =============

See accompanying notes.

                     DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES
                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

 January 1, 1994 ........................................... $ 2,063,053
 Distributions to stockholder .............................     (536,596)
 Issuance of common stock (Note 4) ........................       30,000
 Net income ...............................................    1,412,249
                                                            -------------
December 31, 1994 .........................................    2,968,706
 Distribution to stockholder ..............................     (215,787)
 Net income ...............................................      147,230
                                                            -------------
December 31, 1995 .........................................    2,900,149
 Distributions to stockholder .............................   (1,630,239)
 Issuance of common stock and capital contribution
  (Note 4) ................................................      151,993
 Net loss .................................................     (515,361)
                                                            -------------
December 31, 1996 .........................................  $   906,542
                                                            =============

                     See accompanying notes.

                    DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of Delsener/Slater Enterprises, Ltd. (the "Company," formerly known as Ron Delsener Enterprises, Ltd.), Beach Concerts, Inc., Connecticut Concerts, Inc., Ardee Productions, Ltd., Ardee Festivals NJ, Inc., Dumb Deal, Inc., In-House Tickets, Inc., Broadway Concerts, Inc. and Exit 116 Revisited, Inc. (collectively, the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are presented on a combined basis to reflect common ownership by Ron Delsener.

   The Companies principally promote musical events in the New York, New Jersey and Connecticut area. Beach Concerts, Inc.'s principal income from operations originates from the operation of the Jones Beach Theatre, located in Wantagh, New York. The Companies earn promotion income in two ways: either a fixed fee for organizing and promoting an event or an arrangement that entitles them to a profit percentage based on a predetermined formula.

   Broadway Concerts, Inc. is a 49% partner in a general partnership which subleases a theater located in New York City. Income associated with the promotion of concerts at this theater is recorded as concert revenue. Any such promotion revenue recognized reduces the Company's share of the partnership's profits. Exit 116 Revisited, Inc. is a one-third partner in GSAC Partners, a general partnership through which it shares in the income or loss of the PNC Bank Arts Center (formerly known as the Garden State Arts Center) at varying percentages based on the partnership agreement. Exit 116 Revisited, Inc. invested $436,296 in 1996 for its share of GSAC Partners. The Companies record these investments on the equity method.

 Leasehold Improvements, Furniture and Equipment

   Leasehold improvements represents the capitalized costs to renovate the Jones Beach Theatre. The costs to renovate the theatre included permanent seats, a new stage and lavatory facilities. These costs are being amortized over the term of the lease. Furniture and equipment are valued at cost less accumulated depreciation. Depreciation is provided on a straight-line basis over the estimated useful lives of the assets.

 Cash and Cash Equivalents

   The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Concentration of Risk

   As of December 1996 and 1995, the Companies have cash equivalents of approximately $3,461,000 and $1,070,000, respectively, primarily at an uninsured financial institution. The Companies maintain a policy whereby funds are transferred daily into uninsured municipal accounts.

 Income Taxes

   All of the Companies, except Ardee Festivals NJ, Inc. and In-House Tickets, Inc., have elected to be taxed as S Corporations as provided in
Section 1362(a) of the Internal Revenue Code. As such, the corporate income or loss and credits are passed to the stockholders and combined with their personal income and deductions to determine taxable income on their individual federal tax returns.

   Business income of an S Corporation is subject to a corporate level tax on income derived in New York, New Jersey and Connecticut. The corporate tax rates for S Corporations in New York State, New Jersey and Connecticut are approximately one and one-half percent (1.5%), approximately two and

                    DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

 four-tenths percent (2.4%) and eleven and one-half percent (11.5%), respectively. New York City does not recognize S Corporation status. Provisions of $106,297, $12,610 and $4,882 have been recorded for 1996, 1995 and 1994 for state and local income taxes, respectively.

 Risks and Uncertainties

   Accounts receivable are due from ticket vendors and venue box offices. These amounts are typically collected within 20 days of a performance. Management considers accounts receivable to be fully collectible;
accordingly, no allowance for doubtful accounts is required.

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. INVESTMENTS

   The following is a summary of the unaudited financial position and results of operations of the Companies' equity investees (GSAC Partners--1996 only) as of and for the years ended December 31, 1994, 1995 and 1996:

                                               1994          1995           1996
                                          ------------- -------------  -------------
Current assets ..........................   $  328,177    $  214,947    $   756,491
Property, plant and equipment ...........      138,467       121,620        239,290
Other assets ............................           --            --        819,124
                                          ------------- -------------  -------------
Total assets ............................   $  466,644    $  336,567    $ 1,814,905
                                          ============= =============  =============
Current liabilities .....................   $  398,620    $  264,531    $ 1,534,380
Partners' capital .......................       68,024        72,036        280,525
                                          ------------- -------------  -------------
Total liabilities and partners' capital     $  466,644    $  336,567    $ 1,814,905
                                          ============= =============  =============
Revenue .................................   $2,505,595    $4,058,522    $16,037,410
Expenses ................................    2,524,088     2,954,028     14,624,036
                                          ------------- -------------  -------------
Net income (loss) .......................   $   (18,493)  $1,104,494    $ 1,413,374
                                          ============= =============  =============

   The equity income recognized by the Companies represents the appropriate percentage of investment income less amounts reported in concert revenues for shows promoted at theaters run by the Companies.

3. DUE TO STOCKHOLDER

   Due to stockholder represents the balance due to Ronald Delsener on his advances to renovate the Jones Beach Theatre (the "Jones Beach Loan") and the PNC Bank Arts Center (the "PNC Loan"). The Companies paid interest at 8% per annum on the Jones Beach Loan, which was repaid in May 1996. The PNC Loan, which was originated in 1996, was repaid in connection with the acquisition by SFX Broadcasting, Inc. ("SFX") in 1997. (See Note 7).

                    DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

 4. COMMON STOCK

   The corporations' stock and tax status are as follows:

                                        TAX        SHARES     SHARES     PAR
                                       STATUS    AUTHORIZED   ISSUED    VALUE
                                     --------- ------------  -------- -------
Delsener/Slater Enterprises, Ltd.  .  S-Corp.        100        10      None
Beach Concerts, Inc. ...............  S-Corp.      2,500        10      None
Connecticut Concerts, Incorporated    S-Corp.      5,000        10      None
Ardee Productions, Ltd. ............  S-Corp.        100        10      None
Ardee Festivals NJ, Inc. ...........  C-Corp.      2,500        10      None
Dumb Deal, Inc. ....................  S-Corp.        100        10      $.01
In-House Tickets, Inc. .............  C-Corp.        200        10      None
Broadway Concerts, Inc. ............  S-Corp.      2,500        10      None
Exit 116 Revisited, Inc. ...........  S-Corp.        200        10      None

   In 1994, there was an issuance of common stock for Broadway Concerts, Inc. for $20,000 and Connecticut Concerts, Inc. for $10,000. In 1996, there was an initial issuance of the common stock of Dumb Deal, Inc. for $100,109 and a capital contribution of $51,884 by Ron Delsener into Connecticut Concerts, Inc.

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease office facilities and concert venues under noncancellable leases which expire at various dates through 1999. Such leases contain various operating escalations and renewal options.

   Total rent expense for the years ended December 31, 1996, 1995 and 1994 under operating leases was $875,000, $835,000 and $823,333, respectively.

   Future minimum lease payments under noncancellable operating leases as of December 31, 1996 are as follows:

 1997 ... $  837,500
1998 ...     775,000
1999 ...     820,000
         -----------
          $2,432,500
         ===========

 Unions

   The Companies had agreements with various trade unions which have expired. The trade unions are currently working under the old agreements and the Companies and the unions are in the process of negotiating new agreements.

 Other Matters

   As of December 31, 1996, outstanding letters of credit for approximately $400,000 were issued by banks on behalf of the Companies for the rental of theaters.

6. SUBSEQUENT EVENTS

   In January 1997, SFX purchased 100% of the capital stock of the Companies for aggregate consideration of approximately $26.6 million, including $2.9 million for working capital and the present value of deferred payments of $3 million to be paid, without interest, over five years, and $1 million to be paid, without interest, over ten years.

                    DELSENER/SLATER ENTERPRISES, LTD. AND
                             AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

    In March 1997, the Company consummated the acquisition of certain companies which collectively own and operate the Meadows Music Theater in Hartford, Connecticut for $0.9 million in cash, shares of SFX Class A common stock with a value of approximately $7.5 million and the assumption of approximately $15.4 million of debt.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of Connecticut Performing Arts, Inc. and the Partners of Connecticut Performing Arts Partners:

   We have audited the accompanying combined balance sheets of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners (collectively, the Company) as of December 31, 1996 and 1995, and the related combined statements of operations, shareholders' and partners' equity (deficit) and cash flows for the years ended December 31, 1996, 1995 and 1994. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Hartford, Connecticut
March 21, 1997

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                           COMBINED BALANCE SHEETS

                                                                      AS OF DECEMBER 31,
                                                                 ----------------------------
                                                                      1995          1996
                                                                 ------------- -------------
ASSETS:
Current assets:
Cash ...........................................................  $    63,061    $     6,778
Accounts receivable.............................................      192,382        152,205
Accounts receivable--related party..............................      124,700        226,265
Prepaid interest ...............................................       54,982         54,279
Prepaid insurance ..............................................       69,797         87,869
Other current assets ...........................................       21,156         60,784
Deposit ........................................................           --        110,000
Subscription receivable ........................................          100            100
                                                                 ------------- -------------
  Total current assets .........................................      526,178        698,280
                                                                 ------------- -------------

Plant and equipment:
Building and building improvements .............................   14,127,632     14,208,153
Furniture, fixtures and equipment ..............................    1,899,041      1,973,911
Leasehold improvements .........................................    1,221,069      1,224,071
                                                                 ------------- -------------
                                                                   17,247,742     17,406,135
Less: Accumulated depreciation and amortization ................     (408,897)    (1,620,297)
                                                                 ------------- -------------
                                                                   16,838,845     15,785,838
                                                                 ------------- -------------
Other assets:
Deferred costs, net of accumulated amortization of $503,766 and
 $165,300 in 1996 and 1995, respectively .......................    2,453,553      2,115,087
Deposit ........................................................      110,000             --
Other ..........................................................           --          2,332
                                                                 ------------- -------------
  Total other assets ...........................................    2,563,553      2,117,419
                                                                 ------------- -------------
                                                                  $19,928,576    $18,601,537
                                                                 ============= =============
LIABILITIES AND SHAREHOLDERS' AND PARTNERS' EQUITY (DEFICIT)
Current liabilities:
Accounts payable ...............................................  $   915,280    $   908,986
Accrued expenses ...............................................    1,356,132        655,207
Deferred income ................................................      679,476        737,440
Notes payable ..................................................    1,100,000      1,450,000
Current portion of long-term debt and capital lease obligations       493,362        824,800
                                                                 ------------- -------------
  Total current liabilities ....................................    4,544,250      4,576,433
                                                                 ------------- -------------
Long-term debt and capital lease obligations,
 less current portion ..........................................   13,398,700     13,982,196
                                                                 ------------- -------------
COMMITMENTS AND CONTINGENCIES
 (Notes 2, 4, 5, 6, 9 and 10)

Shareholders' and Partners' Equity (Deficit):
Shareholders' equity--
 Common stock...................................................        1,000          1,000
 Series A Preferred Stock.......................................    1,346,341      1,372,174
 Series B Preferred Stock.......................................    1,250,000      1,250,000
 Accumulated deficit............................................     (273,114)    (1,999,823)
Partners' equity (deficit)......................................     (338,601)      (580,443)
                                                                 ------------- -------------
  Total shareholders' and partners' equity (deficit)  ..........    1,985,626         42,908
                                                                 ------------- -------------
                                                                  $19,928,576    $18,601,537
                                                                 ============= =============

The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                      COMBINED STATEMENTS OF OPERATIONS

                                       YEAR ENDED DECEMBER 31,
                                --------------------------------------
                                  1994        1995           1996
                                ------- --------------  -------------
Operating revenues:
Concert revenue ...............   $ --    $ 6,830,681    $ 8,122,797
Cost of concerts ..............     --     (5,524,043)    (6,191,777)
                                ------- --------------  -------------
                                    --      1,306,638      1,931,020
Ancillary income ..............     --      1,431,577      2,052,592
                                ------- --------------  -------------
                                    --      2,738,215      3,983,612
                                ------- --------------  -------------
Operating expenses:
General and administrative ....     --      3,068,162      3,080,914
Depreciation and amortization       --        574,197      1,549,894
Other .........................     32         20,046         33,577
                                ------- --------------  -------------
                                    32      3,662,405      4,664,385
                                ------- --------------  -------------
  Loss from operations.........    (32)      (924,190)      (680,773)
Other income (expense):
Interest income................     --        428,869         30,015
Interest expense...............     --       (509,225)    (1,274,660)
                                ------- --------------  -------------
  Loss before income taxes  ...     --     (1,004,546)    (1,925,418)
Provision for income taxes  ...                10,796         17,300
                                ------- --------------  -------------
  Net loss ....................   $(32)   $(1,015,342)   $(1,942,718)
                                ======= ==============  =============

The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                     COMBINED STATEMENTS OF SHAREHOLDERS'
                        AND PARTNERS' EQUITY (DEFICIT)

                                             SHAREHOLDERS' EQUITY (DEFICIT)
                                         --------------------------------------  PARTNERS'
                                          COMMON    PREFERRED     ACCUMULATED     EQUITY
                                           STOCK      STOCK         DEFICIT      (DEFICIT)
                                         -------- ------------  --------------  -----------
Balance, January 1, 1994................  $1,000    $       --    $        --    $ 500,000
Proceeds from sale of 125,000 shares of
 Series A Preferred Stock...............      --     1,250,000             --           --
Proceeds from sale of 125,000 shares of
 Series B Preferred Stock...............      --     1,250,000             --           --
Net loss................................      --            --            (32)          --
                                         -------- ------------  -------------- -----------
Balance, December 31, 1994..............   1,000     2,500,000            (32)     500,000
Accretion of Series A Preferred Stock ..      --        96,341        (96,341)          --
Net loss................................      --            --       (176,741)    (838,601)
                                         -------- ------------  -------------- -----------
Balance, December 31, 1995..............   1,000     2,596,341       (273,114)    (338,601)
Accretion of Series A Preferred Stock ..      --        25,833        (25,833)          --
Net loss................................      --            --     (1,700,876)    (241,842)
                                         -------- ------------  -------------- -----------
Balance, December 31, 1996..............  $1,000    $2,622,174    $(1,999,823)   $(580,443)
                                         ======== ============  ============== ===========

The accompanying notes are an integral part of these combined financial statements.

                     CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                      COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                     -----------------------------------------------
                                                          1994           1995             1996
                                                     ------------- ---------------  ---------------
Cash flows from operating activities:
Net loss ...........................................  $       (32)  $  (1,015,342)   $ (1,942,718)
Adjustments to reconcile net loss to net cash (used
 in) provided by operating activities:
 Depreciation and amortization .....................           --         574,197       1,549,894
 Loss on disposal of equipment .....................           --              --           1,031
Changes in operating assets and liabilities:
 Accounts receivable ...............................           --        (192,382)         40,177
 Accounts receivable--related party ................           --              --        (101,565)
 Prepaid expenses and other assets .................       (2,232)       (143,703)        (59,329)
 Accounts payable ..................................           --              --          (6,294)
 Accrued expenses ..................................           --         505,199         150,008
 Deferred income ...................................           --         679,476          57,964
                                                     ------------- ---------------  ---------------
  Net cash (used in) provided by operating
   activities ......................................       (2,264)        407,445        (310,832)
                                                     ------------- ---------------  ---------------
Cash flows from investing activities:
 Purchases of plant and equipment ..................   (3,873,286)    (23,242,858)       (159,452)
 Grant proceeds.....................................    3,232,839       7,680,161              --
 Deferred start-up costs ...........................     (756,570)       (264,975)             --
 Accounts receivable--related party.................     (527,878)        827,170              --
 Accounts payable...................................    1,353,630        (438,350)             --
 Accounts payable--related party....................     (489,302)             --              --
 Long term deposit..................................     (110,000)             --              --
                                                     ------------- ---------------  ---------------
   Net cash (used in) investing activities  ........   (1,170,567)    (15,438,852)       (159,452)
                                                     ------------- ---------------  ---------------
Cash flows from financing activities:
 Proceeds from borrowings on notes payable and
  long-term debt ...................................           --      13,943,316       1,278,068
 Repayments of notes payable, long-term debt and
  capital lease obligations.........................           --        (176,917)       (864,067)
 Proceeds from sales of common and preferred stock .    2,500,000             900              --
                                                     ------------- ---------------  ---------------
  Net cash provided by financing activities  .......    2,500,000      13,767,299         414,001
                                                     ------------- ---------------  ---------------
Net increase (decrease) in cash ....................    1,327,169      (1,264,108)        (56,283)
Cash, beginning of year ............................           --       1,327,169          63,061
                                                     ------------- ---------------  ---------------
Cash, end of year...................................  $ 1,327,169    $     63,061     $     6,778
                                                     ============= ===============  ===============
Supplemental Disclosures:
 Cash Paid For--
 Interest...........................................  $        --    $    554,342     $ 1,108,291
                                                     ============= ===============  ===============
 Income taxes.......................................  $        --    $     10,796     $    17,300
                                                     ============= ===============  ===============
 Noncash Transactions--
 Capital lease obligations..........................  $        --    $     59,479     $        --
                                                     ============= ===============  ===============
 Series A Preferred Stock accretion.................  $        --    $     96,341     $    25,833
                                                     ============= ===============  ===============
 Conversion of accrued expense for equipment
  purchase to note payable..........................  $        --    $         --     $   850,933
                                                     ============= ===============  ===============

The accompanying notes are an integral part of these combined financial statements.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Operations --

   Connecticut Performing Arts, Inc. (the Company) and Connecticut Performing Arts Partners (the Partnership) were incorporated and formed, respectively, in 1993 pursuant to the laws of the State of Connecticut. The Company's shareholders and the Partnership's partners are Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation. The Company's shareholders and the Partnership's partners changed in March 1997 (see Note
10). The Company and Partnership are engaged in the ownership and operation of an amphitheater in Hartford, Connecticut. The construction of the amphitheater commenced in December 1994 and amphitheater operations commenced in July 1995.

   Principles of combination --

   The combined financial statements include the accounts of the Company and the Partnership after elimination of intercompany accounts and transactions.

   Use of estimates in the preparation of financial statements --

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Plant and equipment --

   Plant and equipment is carried at cost. Major additions and betterments are capitalized, while replacements, maintenance and repairs which do not extend the lives of the assets are charged to operations as incurred. Upon the disposition of plant and equipment, any resulting gain or loss is recognized in the statement of operations as a component of income.

   The Company received grant funds from the City of Hartford and Connecticut Development Authority related to the construction of the amphitheater (see
Note 4). Such amounts have been accounted for as a reduction in the cost of the amphitheater.

   Depreciation of plant and equipment is provided for, commencing when such assets become operational, using straight-line and accelerated methods over the following estimated useful lives:

                                              USEFUL LIVES
                                         ----------------------
Building and building improvements  .... 39 years
Furniture, fixtures and equipment  ..... 4-7 years
Leasehold improvements ................. Shorter of asset
                                         life or lease term


   Effective January 1, 1996, the Company and Partnership adopted Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" which had no effect upon adoption. This statement requires that long-lived assets and certain identifiable intangible assets to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

1. OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (Continued) Deferred costs --

   Deferred costs consist of start-up costs being amortized over a period of 5 years and deferred financing costs being amortized over the term of the related debt (24 years and 4 months). As of December 31, 1995 and 1996 deferred costs were as follows:

                                     1995          1996
                                 ------------ ------------
Deferred start-up ..............  $1,452,669    $1,452,669
Deferred financing .............   1,166,184     1,166,184
                                 ------------ ------------
                                   2,618,853     2,618,853
Less: Accumulated amortization      (165,300)     (503,766)
                                 ------------ ------------
                                  $2,453,553    $2,115,087
                                 ============ ============

   Deposit --

   The deposit represents a deposit held by the City of Hartford related to an employment agreement between the Partnership and the City of Hartford for priority hiring of Hartford residents and utilization of minority business enterprise or women business enterprise contractors and vendors in the future operation of the amphitheater. The deposit will be returned to the Partnership in December 1997 if the Partnership is in compliance with the employment agreement. As of December 31, 1996, the Partnership has compensated the City of Hartford for noncompliance with the terms of the agreement in connection with the construction of the facility and the hiring of contractors and the City of Hartford has agreed to make no additional claims with respect to this matter.

   Income taxes --

   The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". This statement requires a company to recognize deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in a company's financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement carrying amounts and the tax bases of assets and liabilities and net operating loss carryforwards available for tax reporting purposes, using the applicable tax rates for the years in which the differences are expected to reverse. A valuation allowance is recorded on deferred tax assets unless realization is more likely than not.

   The income tax effects of the operations of the Partnership accrue to the partners in accordance with the terms of the Partnership agreement and are not reflected in the accompanying combined financial statements.

   Revenue recognition --

   Revenue from ticket sales is recognized upon occurrence of the event. Advance ticket sales are recorded as deferred income until the event occurs. Ticket revenue is recorded net of payments in lieu of taxes under the terms of the City of Hartford lease (see Note 6) and admission taxes.

   Advertising --

   The Company expenses the cost of advertising when the specific event takes place. Advertising expense was $639,424, $689,160 and $0 for the years ended December 31, 1996, 1995 and 1994, respectively.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 2. SHAREHOLDERS' EQUITY:

   Common stock --

   The Company is authorized to issue 5,000 shares of common stock with no par value. The subscription receivable of $100 as of December 31, 1996 represents the amount due from shareholders for 100 shares of common stock at $10 per share, of which $900 was received in February 1995.

   Preferred stock --

   The Company is authorized to issue 295,000 shares of preferred stock at no par value. As of December 31, 1996 and 1995, 125,000 of such shares have been designated as Series A Preferred Stock and 125,000 of such shares have been designated as Series B Preferred Stock. Series A and Series B Preferred Stock are not entitled to dividends and have liquidation rights of $10 per share.

   Series A Preferred Stock is mandatorily redeemable at the rate of 20,835 shares commencing December 31, 1995 (the Initial Redemption Date) and an aggregate of 20,833 shares on each six month anniversary of the Initial Redemption Date until all 125,000 shares of the Series A Preferred Stock have been redeemed, at $11.445 per share. As of December 31, 1996, no shares of Series A Preferred Stock had been redeemed. The Company is accreting the difference between the redemption price and the proceeds per share over the period from the issuance date to the respective scheduled redemption dates.

   Series B Preferred Stock is mandatorily redeemable at a per share price of $10 in whole or in part at the option of the Company at any such time as legally available funds, as defined in the resolution establishing and designating the preferred stock, are available. On the tenth anniversary of the completion date of the amphitheater any Series B Preferred Stock outstanding shall be redeemed by the Company at a per share price of $10.

   The Series A and Series B Preferred Stock will not be redeemed if such redemption would result in a violation of the provisions of the Connecticut Development Authority assistance agreement (see Note 4) or the mortgage loan agreement (see Note 5).

3. PARTNERS' EQUITY:

   In 1993, Nederlander of Connecticut, Inc. and Connecticut Amphitheater Development Corporation each made an initial capital contribution of $250,000.

4. GRANT FUNDS:

   Connecticut Development Authority (CDA) Assistance Agreement --

   On September 12, 1994, the CDA entered into a non-recourse assistance agreement with the Company whereby the CDA provided grant funds for the construction and development of an amphitheater in the City of Hartford (the Project) through the issuance of State of Connecticut General Fund Obligation Bonds (GFO Bonds). The Company received bond proceeds of $8,863,000, which amount is net of CDA bond issuance costs of $593,000 and withholdings of $429,000 by the CDA to cover the expected operating shortfall, as discussed below, through December 31, 1995. Commencing January 1, 1996, the annual tax revenues derived from the operation of the amphitheater are utilized to satisfy the annual debt service requirements under the GFO Bonds. In the event that annual tax revenues derived from the operation of the amphitheater do not equal annual debt service requirements under the GFO Bonds, the Company must deposit the lesser of the operating shortfall, as defined, or 10% of the annual debt service under the GFO Bonds. An operating shortfall did not exist for the year ended December 31, 1996. The GFO Bonds mature on October 15, 2024 and have an average coupon rate of 6.33%. Annual debt service requirements on the GFO Bonds for each of the next five years and thereafter are as follows:

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4. GRANT FUNDS:  (Continued)

 YEAR             AMOUNT
-------------  ------------
1997..........  $   740,556
1998 .........      738,906
1999 .........      736,656
2000 .........      738,856
2001 .........      740,293
Thereafter  ..   17,140,363
               ------------
                $20,835,630
               ============

   The assistance agreement requires an annual attendance of at least 400,000 for each of the first three years of operations. It will not be considered an event of default if the annual attendance is less than 400,000 provided that no operating shortfall exists for that year or if an operating shortfall exists such amount has been deposited by the Company. If there is an event of default, the CDA may foreclose on the construction mortgage loan (see Note
5). If the amphitheater's operations are relocated outside of Connecticut during the ten year period subsequent to the assistance agreement or during the period of the construction mortgage loan, the full amount of the grant funds plus a penalty of 5% must be repaid to the State of Connecticut.

   City of Hartford Grant Funds --

   On February 15, 1995 the Company entered into an agreement with the City of Hartford whereby the City of Hartford provided grant funds of $2,050,000 for the remediation and closure of a solid waste disposal area near the amphitheater. As of December 31, 1995 all funds had been received by the Company.

5. NOTES PAYABLE AND LONG-TERM DEBT:

   Notes payable --

   In October 1995, the Company entered into two notes payable with related parties for an aggregate of $2,000,000. As of December 31, 1996 and 1995, $1,450,000 and $1,100,000, respectively was outstanding on these notes. The notes bear interest at 6.6% per annum and are payable upon demand.

   CDA mortgage loan --

   On September 12, 1994, CDA entered into a construction mortgage loan agreement for $7,685,000 with the Company. The purpose of the loan was to finance a portion of the construction and development of the amphitheater. The loan agreement contains substantially the same covenants as the CDA assistance agreement (see Note 4). As of December 31, 1995, proceeds of $6,519,000, which amount is net of deferred financing costs of approximately $1,166,000, had been received by the Company.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)
    The mortgage loan bears interest at 8.73% and is payable in monthly installments of principal and interest. The mortgage loan matures on October 15, 2019. As of December 31, 1996, future principal payments are as follows:

 YEAR             AMOUNT
-------------  -----------
1997..........  $  111,667
1998 .........     121,667
1999 .........     131,667
2000 .........     141,667
2001 .........     152,500
Thereafter  ..   6,854,498
               -----------
                $7,513,666
               ===========

   The loan is guaranteed by the Company's shareholders and is collateralized by a lien on the Company's assets. As of December 31, 1996, the loan was secured by an irrevocable standby letter of credit issued by a shareholder of the Company in the amount of $785,000. The letter of credit was replaced in March 1997 by a letter of credit issued by a new shareholder (see Note 10).

   Ogden Entertainment, Inc. (OE) Concession Agreement --

   In October 1994, the Partnership entered into a concession agreement with OE which provides for the payment of concession commissions to the Partnership. In connection with the concession agreement, OE loaned the Partnership $4,500,000 in 1995 to facilitate the construction of the amphitheater. On December 30, 1996, the concession agreement was amended and restated retroactively to October 18, 1994. In accordance with the terms of the amended agreement, which expires on July 7, 2025, interest only, at the 6-month LIBOR rate, through July 7, 1995 and principal and interest, at the rate of 7.5% per annum, were due on the note payable via withholdings of the first $41,716 from each monthly commission payment commencing July 20, 1995 through December 20, 1995. Effective January 2, 1996, and through the term of the amended concession agreement, principal and interest, at the rate of 7.5% per annum on the note is payable via withholdings of the first $31,299 from each monthly commission payment.

   OE loaned the Partnership an additional $1,000,000 during 1995. This loan bears interest at a rate of 9.75% per annum and is payable via withholdings of an additional $11,900 of principal, plus interest, from each monthly commission payment through December 20, 2002. As of December 31, 1996, aggregate future principal payments to OE are as follows:

 YEAR             AMOUNT
-------------  -----------
1997..........  $  190,722
1998 .........     194,442
1999 .........     198,451
2000 .........     202,772
2001 .........     207,427
Thereafter  ..   4,218,234
               -----------
                $5,212,048
               ===========

   The concession agreement provided for the Partnership to supply certain equipment to OE at the Partnership's expense. This equipment was installed prior to the opening of the amphitheater (the Initial

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)
 Equipment). The Initial Equipment was purchased by OE at a cost of $850,933 and the Partnership was obligated to reimburse OE for the cost of the equipment. Accordingly, this amount was reflected as an accrued expense in the accompanying combined balance sheet as of December 31, 1995. In 1996, in connection with the amended concession agreement, the $850,933, and an additional $33,067 related to 1996 equipment purchases, was converted to a note payable for $884,000. The note bears interest at the rate of 9.25% per annum and provides for monthly principal and interest payments of $10,185 to OE, however, the Partnership is not required to make any principal or interest payments to the extent that 5% of receipts, as defined, in any month are less than the amount of the payment due. As of December 31, 1996, future principal payments to OE by the Partnership are as follows:

 YEAR            AMOUNT
-------------  ---------
1997..........  $ 42,210
1998 .........    46,284
1999 .........    50,751
2000 .........    55,650
2001 .........    61,022
Thereafter  ..   628,083
               ---------
                $884,000
               =========

   Conn Ticketing Company (CTC) Promissory Note Payable --

   On April 1, 1995, CTC (a company related to the Company and the Partnership via common ownership) entered into a promissory note agreement with ProTix Connecticut General Partnership (PTCGP). Under the terms of the agreement, CTC borrowed $825,000 at 9.375% per annum from PTCGP. Principal and interest are repayable by CTC in nine annual installments of $139,714 which commenced March 31, 1996. In May 1995, CTC loaned $824,500 to the Company which is also repayable in nine annual installments of principal and interest of $139,714. The PTCGP loan to CTC is secured by CTC's receivable from the Company. As of December 31, 1996, future principal payments to CTC by the Company are as follows:

 YEAR            AMOUNT
-------------  ---------
1997..........  $ 68,217
1998 .........    74,613
1999 .........    81,608
2000 .........    89,259
2001 .........    97,627
Thereafter  ..   351,306
               ---------
                $762,630
               =========

   In January 1995, the Partnership entered into a ticket and sales agreement with PTCGP through December 31, 2004. Under the terms of the agreement, PTCGP pays the Partnership an annual fee of $140,000 commencing in March 1996. Proceeds from the annual fee for the first nine years will be used by the Partnership to make the annual principal and interest payment to CTC.

   Line of credit --

   The Partnership has a line of credit in the amount of $2,000,000, which bears interest at 8.25% per annum, with a bank. As of December 31, 1996, $395,000 was outstanding on the line of credit.

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. NOTES PAYABLE AND LONG-TERM DEBT:  (Continued)
    Capital lease obligations --

   The Partnership entered into capital leases for certain office equipment. The leases expire in 1998 and 2000. As of December 31, 1996 future principal payments are as follows:

 YEAR      AMOUNT
-------  ---------
1997 ...  $16,984
1998 ...   13,905
1999 ...    4,550
2000 ...    4,213
         ---------
          $39,652
         =========

6. LAND AND BUILDING LEASES:

   Land lease agreement between the City of Hartford and the Partnership --

   The Partnership entered into a 40 year lease agreement for certain land with the City of Hartford, Connecticut on September 14, 1994. The lease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The Partnership pays an annual basic rent of $50,000 commencing July 1, 1995; and additional rent payments in lieu of real estate taxes (PILOT) in an amount equal to 2% of all admission receipts, food and beverage revenue, merchandise revenue and parking receipts that exceed 10% of the total admission receipts, which amount is to be net of any surcharges and sales or like taxes levied by governmental authorities on the price of such items.

   Assignment of lease by the Partnership to the Company --

   The above lease was subsequently assigned by the Partnership to the Company on September 22, 1994 for consideration of $1.

   Lease and sublease agreement between the Company and the Partnership --

   On October 19, 1994, the Company subleased the land and buildings and improvements thereon to the Partnership for a period of 40 years commencing upon substantial completion of the amphitheater. The sublease agreement provides for two successive options to extend the term of the lease for a period of ten years each. The sublease agreement provides for the Partnership to pay rent to the Company in amounts ranging from $804,000 to $831,100 per annum for the first 25 years and $100,000 per annum thereafter including the option periods. Additional rent of six semi-annual installments of $238,452 is also payable by the Partnership commencing six months after the start of operations. Subsequent to the six semi-annual installments an aggregate of $1,250,000 will be payable in semi-annual installments based on available cash flow of the Partnership, as defined. Additionally, the Partnership is also required to pay the annual basic rent ($50,000) and any additional payments in lieu of taxes under the terms of the lease agreement between the City of Hartford and the Partnership described above. The Partnership will also pay additional rent equal to principal and interest payable by the Company to the concession company for a previously arranged concessionaire arrangement (see Note 5). The accompanying combined statement of operations for the year ended December 31, 1996 includes rent expense of $50,000 which represents the aggregate amount due to the City of Hartford under the terms of the above agreements.

7. INCOME TAXES:

   The provision for income taxes for the year ended December 31, 1996 represents minimum state income taxes for the Company. As of December 31, 1996, the Company has a net deferred tax asset of

                    CONNECTICUT PERFORMING ARTS, INC. AND
                     CONNECTICUT PERFORMING ARTS PARTNERS
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7. INCOME TAXES:  (Continued)
 approximately $750,000 primarily as a result of aggregate net operating losses since inception. Usage of the net operating loss carryforwards is restricted in the event of certain ownership changes. A valuation allowance has been recorded for the same amount due to the uncertainty related to the realization of this asset.

8. RELATED PARTY TRANSACTIONS:

   Accounts receivable -related party as of December 31, 1996, includes net amounts due from a shareholder of $121,265 and receivables from another related party of $105,000.

9. CONTINGENCIES:

   The Company and the Partnership are party to certain litigation arising in the normal course of business. Management, after consultation with legal counsel, believes the disposition of these matters will not have a material adverse effect on the combined results of operations or financial condition.

10. SUBSEQUENT EVENTS:

   Effective March 5, 1997, the Partnership and Company entered into a $1,500,000 loan agreement with the CDA of which $1 million was funded in March 1997. Principal payments of $150,000 are due on July 1 and October 1 of each year commencing July 1, 1997 through October 1, 2001. The note bears interest at the rate of 8.9% per annum through February 1, 1998, and thereafter at the index rate, as defined, plus 2.5%. In addition, the Partnership and Company are required to make principal payments in an amount equal to 10% of the annual gross revenue, as defined, in excess of $13 million on or before March 1 of each calendar year commencing March 1, 1998.

   In March 1997, three subsidiaries of SFX Broadcasting, Inc. (SFX), which were created for such purpose, were merged into Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp., a newly formed entity. In connection with the merger, the name of Nederlander of Connecticut, Inc., was changed to NOC, Inc. (NOC) and the directors of NOC, Inc., Connecticut Amphitheater Development Corporation (CADCO) and QN Corp.
(QN) were replaced with directors of the SFX acquisition subsidiaries. Each outstanding share of stock of NOC, CADCO and QN was canceled and exchanged for an aggregate of $1 million cash and shares of SFX Class A Common Stock valued at $9 million, subject to certain adjustments. The shares are subject to a put provision between the second and seventh anniversary of the closing whereby the holder can put each share back to SFX for the per share value of the SFX stock as of the merger closing date, as defined, less 10%. Additionally, the shares may be called by SFX during the same period for an amount equal to the per share value of the SFX stock as of the merger closing date, as defined, plus 10%. As consideration for approval of the transaction, the CDA received shares of SFX stock valued at approximately $361,000.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of SFX Broadcasting, Inc.:

   We have audited the accompanying combined balance sheets of DEER CREEK PARTNERS, L.P. (formerly Sand Creek Partners, L.P.) and MURAT CENTRE, L.P., as of December 31, 1996 and 1995, and the related combined statements of operations and partners' equity (deficit) and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Deer Creek Partners, L.P. and Murat Centre, L.P. as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Indianapolis, Indiana
September 29, 1997.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                           COMBINED BALANCE SHEETS
                       AS OF DECEMBER 31, 1995 AND 1996

                                                 1995          1996
                                            ------------- ------------
ASSETS
Current Assets:
Cash and cash equivalents..................  $ 1,894,533   $   876,776
Accounts receivable........................      138,548       155,929
Prepaid show expense.......................           --        42,114
Prepaid expenses...........................       91,919       118,152
                                            ------------- ------------
  Total current assets.....................    2,125,000     1,192,971
                                            ------------- ------------
Property and equipment:
Land.......................................    2,428,770     2,428,770
Buildings..................................    6,155,979     6,155,979
Site improvements..........................    2,328,369     2,230,594
Leasehold improvements.....................    5,270,038     9,663,357
Furniture and equipment....................    1,070,547     1,722,874
                                            ------------- ------------
                                              17,253,703    22,201,574
Less: Accumulated depreciation.............    2,167,567     2,850,077
                                            ------------- ------------
  Total property and equipment.............   15,086,136    19,351,497
                                            ------------- ------------
Other Assets:
Cash surrender value--life insurance
 policy....................................       62,819        71,815
Unamortized loan acquisition costs  .......       93,439       350,055
                                            ------------- ------------
  Total other assets.......................      156,258       421,870
                                            ------------- ------------
  TOTAL ASSETS ............................  $17,367,394   $20,966,338
                                            ============= ============

The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                           COMBINED BALANCE SHEETS
                       AS OF DECEMBER 31, 1995 AND 1996

                                                            1995          1996
                                                       ------------- -------------
LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
Current portion of notes and capital lease
 obligation...........................................  $   796,391    $   611,127
Current portion of deferred ticket revenue............      542,420        841,476
Accounts payable......................................      472,365        520,663
Accrued interest......................................      663,391        299,600
Accrued property taxes................................      125,524        280,734
Current portion of loan payable.......................           --         34,200
Construction payable and other accrued liabilities  ..    3,341,284         50,641
                                                       ------------- -------------
  Total current liabilities ..........................    5,941,375      2,638,441
                                                       ------------- -------------
Long-term Liabilities:
Notes payable and capital lease obligation,
 net of current portion...............................   12,998,738     17,266,768
Loan, net of current portion (Note 5).................           --         99,200
Deferred ticket revenue, net of current portion ......           --        168,833
                                                       ------------- -------------
  Total long-term liabilities.........................   12,998,738     17,534,801
                                                       ------------- -------------
Partners' equity (deficit):
Contributed capital ..................................           --      2,200,000
Undistributed earnings (loss) ........................   (1,572,719)    (1,406,904)
                                                       ------------- -------------
                                                         (1,572,719)       793,096
                                                       ------------- -------------
  TOTAL LIABILITIES AND PARTNERS' EQUITY..............  $17,367,394    $20,966,338
                                                       ============= =============

The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
       COMBINED STATEMENTS OF OPERATIONS AND PARTNERS' EQUITY (DEFICIT)
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                            1994            1995           1996
                                                       -------------- --------------  --------------
Operating revenues:
Concert revenue.......................................   $ 9,258,015    $11,073,491     $14,194,502
Cost of concerts......................................     8,018,336      8,939,022      10,724,059
                                                       -------------- --------------  --------------
                                                           1,239,679      2,134,469       3,470,443
Ancillary income:
Royalty commissions...................................     1,066,297      1,706,458       1,799,950
Corporate sponsorships................................       987,362        959,518       1,056,161
Other ancillary income................................     1,148,952        789,433       1,375,528
                                                       -------------- --------------  --------------
                                                           4,442,290      5,589,878       7,702,082
Operating expenses:
General & administrative..............................     1,971,613      2,419,679       3,452,990
Depreciation & amortization...........................       340,753        343,567         783,167
Other operating expenses..............................       211,428        249,812         471,126
                                                       -------------- --------------  --------------
                                                           2,523,794      3,013,058       4,707,283
Income from operations................................     1,918,496      2,576,820       2,994,799
Other income (expense):
Interest income.......................................        56,919         86,034          84,123
Interest expense......................................    (1,648,956)    (2,203,690)     (1,549,579)
Professional fees related to attempted initial public
 offering ............................................      (540,000)            --              --
                                                       -------------- --------------  --------------
  Net Income (Loss)...................................   $  (213,541)   $   459,164     $ 1,529,343
Partners' Equity (Deficit) at beginning of year  .....   $(1,161,815)   $(1,857,603)    $(1,572,719)
Contributions.........................................            --             --       2,200,000
Distributions.........................................      (482,247)      (174,280)     (1,363,528)
                                                       -------------- --------------  --------------
Partners' Equity (Deficit) at end of year ............   $(1,857,603)   $(1,572,719)    $   793,096
                                                       ============== ==============  ==============

The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                      COMBINED STATEMENTS OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1994, 1995 AND 1996

                                                                     1994          1995           1996
                                                                ------------- -------------  -------------
Operating Activities:
Net income (loss)..............................................   $ (213,541)   $   459,164   $ 1,529,343
Adjustments to reconcile net income (loss) to net cash
 provided by operating activities:
 Depreciation and amortization.................................      412,182        461,678       783,167
Decrease (increase) in certain assets:
 Accounts receivable...........................................      (93,231)       (45,317)      (17,381)
 Prepaid show expenses.........................................           --             --       (42,114)
 Prepaid expenses and other ...................................     (836,929)       746,307       (33,381)
Increase (decrease) in certain liabilities:
 Accounts payable, construction payable and other accrued
  liabilities..................................................      213,228      3,424,461    (3,087,135)
 Deferred ticket revenue.......................................    1,329,022     (1,266,654)      467,889
 Accrued interest..............................................           --        389,251      (363,791)
 Other.........................................................           --        (75,407)       44,852
                                                                ------------- -------------  -------------
  Net cash provided by (used in) operating activities  ........      810,731      4,093,483      (718,551)
                                                                ------------- -------------  -------------
Investing Activities:
 Capital expenditures..........................................      (53,621)    (6,713,889)   (5,197,260)
                                                                ------------- -------------  -------------
 Net cash used by investing activities.........................      (53,621)    (6,713,889)   (5,197,260)
                                                                ------------- -------------  -------------
Financing Activities:
 Net proceeds from borrowings..................................           --      3,060,087     5,057,249
 Capital contributions.........................................           --             --     2,200,000
 Department of Metropolitan Development Grant..................           --        761,014       338,986
 Principal payments on notes and loan payable and capital
  leases.......................................................      (40,741)       (20,308)   (1,334,653)
 Distributions to partners.....................................     (482,247)      (174,280)   (1,363,528)
                                                                ------------- -------------  -------------
  Net cash provided by (used by) financing activities  ........     (522,988)     3,626,513     4,898,054
                                                                ------------- -------------  -------------
Net increase (decrease) in cash and cash equivalents ..........      234,122      1,006,107    (1,017,757)
Cash and cash equivalents:
 Beginning of period...........................................      654,304        888,426     1,894,533
                                                                ------------- -------------  -------------
 End of period.................................................   $  888,426    $ 1,894,533   $   876,776
                                                                ============= =============  =============
Supplemental disclosures:
 Cash paid for interest........................................   $1,685,494    $ 1,148,049   $ 1,912,494
 Equipment acquired under capital leases.......................           --             --       139,000
                                                                ============= =============  =============

The accompanying notes are an integral part of these statements.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 a. Organization

   Prior to 1997 (See Note 10) Deer Creek Partners, L.P. (the Deer Creek Partnership) owned and operated Deer Creek Music Center (Deer Creek), a concert amphitheater located in Hamilton County, near Indianapolis, Indiana which commenced operations in 1989. Sand Creek Partners, L.P. (the general partner) was a 50% general partner and is responsible for the management of the Deer Creek Partnership. Conseco, Inc. (Conseco) was a 50% limited partner of the Deer Creek Partnership. All distributable cash, as defined by the Deer Creek partnership agreement, is to be distributed equally between the Partners.

   The Deer Creek Partnership was formed on January 5, 1996 as a result of Conseco exercising its option to become a 50% owner of Deer Creek. Deer Creek was previously 100% owned by Sand Creek Partners, L.P. This change in ownership has been accounted for as a reorganization, and thus the carrying value of the assets and liabilities related to Deer Creek remain unchanged as a result of the reorganization.

   Murat Centre, L.P. (Murat Partnership), formed on August 1, 1995, leases and operates the Murat Theatre (Theatre), a renovated concert and entertainment venue located in downtown Indianapolis, Indiana. The Theatre's grand reopening was in March, 1996. The Theatre is currently owned by and was previously operated by the Murat Temple Association, Inc. Murat Centre, Inc. is the general partner and is responsible for management of the Theatre. Profits and losses of the Murat Partnership are allocated 1% to the general partner and 99% to the limited partners. Distributions to partners are generally limited to the income taxes payable by the partners as a result of taxable income generated by the Murat Partnership. To the extent that cash flow for the applicable year exceeds all payment requirements as discussed in
Note 3, the excess shall be distributed to the partners.

   In connection with reopening the Theatre, the Murat Partnership expended approximately $11.7 million for renovations which began in 1995. Start-up and organizational costs of approximately $85,000 in 1995 and $90,000 in 1996 were expensed as incurred and have been included in general and administrative expenses in the combined statement of operations for the years ended December 31, 1996 and 1995. The building is leased under a 50 year operating lease with options for 5 additional consecutive 10 year periods under the same terms and conditions as the initial 50 year lease.

 b. Basis of Accounting

   The financial statements have been prepared in accordance with generally accepted accounting principles. Such principles require management to make estimates and assumptions that affect the reported amounts of assets, liabilities and disclosures of contingent assets and liabilities at the date of financial statements and the amounts of income and expenses during the reporting period. Actual results could differ from those estimated.

 c. Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets. Buildings are depreciated over forty years, leasehold improvements over thirty years, site improvements over twenty years, and furniture and equipment over five to seven years.

 d. Loan Acquisition Costs

   Loan acquisition costs represent agency and commitment fees paid to the lenders, closing costs and legal fees incurred in connection with the notes payable (see Note 2). These fees are being amortized on a straight-line basis over a fifteen year period, which represented the approximate term of the related debt.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- Continued

  e. Deferred Revenue

   Deferred revenue includes individual show ticket revenue, season ticket revenue, and corporate box seat revenue received in advance of events or the next concert season and will be recognized over the period in which the shows are held. A portion of the deferred revenue was derived from the bartering of tickets for goods and services related to the Murat renovation. Barter transactions are recorded at the estimated fair value of the materials or service received.

 f. Income Taxes

   No provision for Federal or state income taxes is required because the partners are taxed directly on their distributable shares of the Partnerships' income or loss.

 g. Cash Equivalents

   The Partnerships consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 h. Advertising and Promotion

   Advertising and promotion costs are expensed at the time the related promotional event is held. The costs were approximately $930,000 in 1996, $595,000 in 1995 and $470,000 in 1994.

2. NOTES PAYABLE

   Notes payable and capital lease obligations as of December 31, 1995 and 1996 consisted of the following:

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1995            1996
                                                                     -------------- --------------
MURAT PARTNERSHIP
-----------------
Note payable to bank with 9.25% interest rate subject to adjustment in 2001 and 2006; payable in monthly installments of $30,876, including interest, in addition to annual contingent principal payments based upon remaining net cash flow as defined in Note 3;
 secured by assets of the Murat Partnership and guaranteed by two of the limited partners for $375,000 each; balance due no later
 than April 1, 2011. ...............................................   $       --      $2,928,053
Note payable with 9% non-compounding interest rate through November
 14, 1996, 12% non-compounding interest rate from November 15, 1996 through November 14, 1998, 18% non-compounding interest rate thereafter; all interest is cumulative; principal and interest payments are based upon remaining net cash flow as defined in Note
 3; subordinate to above bank note payable. ........................    2,647,165       3,000,000
Note payable with 0% interest rate; principal payments the lesser of $.15 per ticket sold during fiscal year or remaining net cash
 flow as defined in Note 3; subordinate to above bank note payable.            --         800,000

                              F-46

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- Continued

                                                                      DECEMBER 31,    DECEMBER 31,
                                                                          1995            1996
                                                                     -------------- --------------
Note payable with interest calculated annually and is equal to the lesser of (1) $.10 per ticket sold during fiscal year, (2) prime plus 1% or (3) remaining net cash flow as defined in Note 3;
 interest and principal is paid at the lesser of $.10 per ticket sold during fiscal year or remaining net cash flow as defined in
 Note 3; principal is also required to be paid down upon sale of certain Partnership assets or the refinancing of certain
 Partnership loans; subordinate to above bank note payable  ........   $        --    $ 1,000,000
 Other..............................................................        90,940             --
DEER CREEK PARTNERSHIP
Note payable with interest calculated annually at 9.5%; payable in quarterly installments of approximately $353,000, including interest, through the year 2010; secured by substantially all of the assets of the partnership and is guaranteed up to 50%, jointly and severally, by two officers of Sunshine Promotions, Inc.
 (Sunshine), and by Sunshine (See Note 6.)..........................            --     10,019,361
Note payable with interest at 11.18% payable in monthly
 installments and contingent interest based upon net cash flow;
 secured by substantially all of the assets of the Partnership;
 principal due 1999 with the option for the holder to accelerate
 the maturity date to 1996. ........................................    11,041,024             --
Capital leases .....................................................        16,000        130,481
                                                                     -------------- --------------
  Total notes payable and capital lease obligations.................    13,795,129     17,877,894
  Less--Current portion ............................................       796,391        611,127
                                                                     -------------- --------------
                                                                       $12,998,738    $17,266,768
                                                                     ============== ==============

   Principal payments made on the Murat Partnership bank term note during 1996 totaled $71,947. The Murat Partnership's 1996 net cash flow (see Note 3) did not require additional principal payments to be made on its notes payable. The bank term note contains cash flow and leverage ratio covenants. The Murat Partnership was not in compliance with the cash flow covenant as of December 31, 1996, but received a waiver dated March 31, 1997 for the December 31, 1996 calculation. Provisions of the $800,000 note payable require the Murat Partnership to continue making payments after the principal has been paid down equal to the lesser of $.15 per ticket sold during the fiscal year or remaining cash flow, as defined in Note 3. These payments are to be made to a not-for-profit foundation and will be designated for remodeling and upkeep of the Theatre.

   Under the terms of the note payable in 1995 and 1994, the Deer Creek Partnership incurred contingent interest, which was based on cash flow, of $885,000 and $374,000, respectively. During 1995, Deer Creek Partnership's current lender (a related party) purchased the note payable and entered into an amended and restated loan agreement with the partnership on January 5, 1996. For each year until the Deer Creek loan is repaid, net cash flow (as defined) in excess of $400,000 shall be paid as a principal payment on the loan, not to exceed $400,000. In 1995 and 1996, the Deer Creek Partnership's net cash flow was such that the maximum principal payment of $400,000 was required for each year. In addition, the promotional management fee paid to Sunshine (see Note 6) is subordinate to the quarterly loan payments.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- Continued

    Principal maturities of notes payable for the next 5 years, excluding principal paydowns resulting from excess cash flow:

 1997 ... $578,895
1998 ...   635,682
1999 ...   698,041
2000 ...   766,518
2001....   841,712

   Future capital lease payments of principal and interest are as follows:

 1997 ... $50,800
1998 ...   46,250
1999 ...   37,000
2000 ...   36,000
2001 ...    4,000

3. MURAT CASH FLOW PAYMENTS

   Each of the Murat Partnership's debt agreements require certain principal and interest to be paid in April of each year based upon the Murat Partnership's net cash flow for the preceding year. The Murat Partnership's building lease agreement provides for lease payments to be made based upon the same net cash flow calculation. Net cash flow, as defined in each agreement, approximates net income, plus depreciation and amortization, less capital expenditures and partnership distributions necessary to pay applicable income taxes. Net cash flow in each year will be used by the Murat Partnership to pay principal, interest and lease payments in the following order of priority:

1. Payment of interest on $1,000,000 note equal to the lesser of (a) $.10 per ticket sold, (b) prime plus 1% or (c) remaining net cash flow;

2. Additional principal payments on bank note so that the total principal paid each month (including mandatory term payments discussed in Note 2) equals up to, but not exceeding, $16,667. If cash flow in any fiscal year is not sufficient to meet these additional principal payments, the obligation carries forward to the subsequent year;

3. For 1997 and beyond, building operating lease payments not to exceed $50,000 per year, non-cumulative;

4. Interest related to the $3 million note (including previous years' cumulative amounts not paid);

5.  Principal payment on the $3 million note until paid in full;

6. Principal payment on $800,000 note equal to lesser of $.15 per ticket sold during fiscal year or remaining net cash flow;

   If cash flow is such that only a portion is paid on the obligation in 2. above, Sunshine, Inc.'s management fee (see Note 6.) could be reduced by the amount paid in 1. in order to maximize the amount available to fully pay the obligation in 2.

4. DMD GRANT

   As part of the original financing for renovation of the Theatre, the Department of Metropolitan Development (DMD) contributed approximately $760,000 in 1995 and $340,000 in 1996 to the Murat Partnership. The DMD stipulated that the grant was to be used for leasehold improvements on the Theatre. As such, the grant has been recorded on the balance sheet as a reduction of leasehold improvements and is being amortized over 30 years.

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- Continued

 5. AGREEMENTS WITH OUTSIDE VENDORS

   Effective February 1996, the Murat Partnership entered into a ten year agreement with a caterer to provide exclusive catering services at the Theatre. The Murat Partnership is entitled to a commission based upon a percentage of the caterer's net sales. As part of the agreement the caterer loaned the Murat Partnership $165,000, at a nominal interest rate, for leasehold improvements necessary to provide catering services. In February 1996 the Murat Partnership began repaying the loan ratably over 5 years.

   Effective February 1996, the Murat Partnership entered into a ten year agreement with a concessionaire for the exclusive license to sell concession food and beverages at Theatre events. The Murat Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts. The concessionaire has paid the Murat Partnership $50,000 to be used for leasehold improvements (which are being depreciated over 30 years) which will be used by the concessionaire. This payment has been recorded as deferred income and is being amortized over the term of the agreement. On March 28, 1997 the rights to the concession agreement were acquired by the caterer under the same terms as the original concession agreement.

   Effective March 1996, the Murat Partnership entered into a five year agreement with a stagehand union allowing the union to provide services at all ticketed shows held in the main theater other than the broadway series. The agreement, among other items, sets minimum hours per show and hourly wages to be paid to union members. It also sets forth duties which must be performed solely by union members. A separate agreement between the stagehand union and Pace Theatrical Group, Inc. (see Note 7) governs the use of union stagehands for the broadway series.

   Effective February 1996, the Murat Partnership entered into a one year agreement granting another party the right to manage and operate the Theatre parking lot.

   In July 1988, the Deer Creek Partnership entered into a ten-year agreement with a concessionaire for the exclusive license to sell food and beverages at Deer Creek events. The Deer Creek Partnership is entitled to royalty commissions based upon a percentage of the concessionaire's gross receipts.

   The Deer Creek Partnership has an agreement with another concessionaire for an exclusive license to sell consigned nonconsumable novelties and programs at Deer Creek events. The agreement expires on October 31, 2001. The Deer Creek Partnership is entitled to royalty commissions based on the concessionaire's gross receipts.

   Total revenues related to the Deer Creek and Murat Center Partnership's vendor agreements were approximately $1.8 million, $1.7 million and $1.1 million in 1996, 1995 and 1994, respectively.

6. MANAGEMENT AGREEMENTS

   The Deer Creek Partnership and Murat Partnership have entered into agreements which expire in 2009 and 2015, respectively, with Sunshine whose stockholders are also the limited partners of the general partner. Sunshine provides the overall promotional management and booking of the entertainment events held at respective venues, along with other general management responsibilities. As compensation for Sunshine's services, the Deer Creek Partnership pays Sunshine 4 percent of gross ticket sales, royalty income and various other revenues. Total fees to Sunshine for these services were approximately $501,000 in 1994, $581,000 in 1995 and $560,000 in 1996. The
Murat pays Sunshine an annual management fee of $300,000, adjusted annually each January 1 by the greater of 4% or the annual increase in the consumer price index. In 1996 no such fee was recognized by the Murat Partnership as Sunshine permanently waived the $300,000 management fee due for 1996.

   In June 1988, the Deer Creek Partnership entered into a ten-year agreement with an unrelated management company to provide the on-site operations management for Deer Creek. At the end of 1995, this agreement was terminated by mutual consent of both parties. The Deer Creek Partnership entered

               DEER CREEK PARTNERS, L.P. AND MURAT CENTRE, L.P.
             NOTES TO COMBINED FINANCIAL STATEMENTS -- Continued

 into a new agreement with the former management company whereby it agreed to pay $75,000 in 1996, 1997 and 1998 and also to provide to the former management company selected season tickets at Deer Creek in 1997 and 1998. In return, for 1996, 1997 and 1998, the Deer Creek Partnership is to receive advertising and promotion.

7. BROADWAY SERIES PARTNERSHIP

   In 1996 the Murat Partnership entered into a 5 year partnership agreement with Pace Theatrical Group, Inc. (Pace) and Broadway Series Management (BSMG) to co-present a subscription series of touring Broadway type shows in Indianapolis. This agreement calls for net profits and losses derived from the series to be split, after the allocation of certain revenues to the Murat Partnership and Pace, as follows: 45% Murat Partnership, 45% Pace, and 10% BSMG. No capital was invested by any of the parties and all income has been distributed to the parties. The Murat Partnership is responsible for the local marketing and management of the series, while Pace is responsible for booking, series management, and season ticket sales for the series. The Murat Partnership recognized earnings related to this partnership of $270,000 in 1996.

8. RELATED PARTIES

   In addition to the management agreement with Sunshine discussed in Note 6, the Deer Creek Partnership and Murat Partnership have conducted business with certain related parties in which the limited partners of the general partner have significant interests. Fees paid to all other related parties for catering, uniforms and marketing services totaled $204,000 in 1994, $249,000 in 1995 and $65,000 in 1996 from the Deer Creek Partnership and $46,000 in 1996 from the Murat Partnership.

9. ATTEMPTED INITIAL PUBLIC OFFERING

   The Deer Creek Partnership was one of several commonly owned and managed businesses which were involved in an attempted initial public offering during 1994. The offering was not completed. Approximately $900,000 of legal, accounting, printing and other professional fees were incurred in contemplation of the offering of which $540,000 was attributable to the Deercreek Partnership. These costs are included in other expenses in the combined statement of operations.

10. SALE OF MURAT PARTNERSHIP AND DEER CREEK PARTNERSHIP

   In June 1997, the partners of the Murat Partnership and the Deer Creek Partnership agreed to sell all of the assets of the Murat Partnership and Deer Creek Partnership to SFX Broadcasting, Inc. (SFX). The total sales price to SFX of the combined partnership assets was approximately $33 million. As a part of the sale, SFX assumed or retired virtually all liabilities and acquired all assets of the Murat Partnership and the Deer Creek Partnership.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To PACE Entertainment Corporation:

   We have audited the accompanying consolidated balance sheet for PACE Entertainment Corporation and subsidiaries as of September 30, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PACE Entertainment Corporation and subsidiaries as of September 30, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1997 (except with respect
to the matters discussed in
Note 12, as to which the date
is December 22, 1997)

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors and Shareholders
PACE Entertainment Corporation and Subsidiaries

   We have audited the accompanying consolidated balance sheet of PACE Entertainment Corporation and subsidiaries as of September 30, 1996, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the two years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of PACE Entertainment Corporation and subsidiaries at September 30, 1996, and the consolidated results of their operations and their cash flows for each of the two years in the period ended September 30, 1996, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Houston, Texas
December 13, 1996, except for
 Note 10, as to which the
 date is August 22, 1997

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE DATA)

                                                            SEPTEMBER 30
                                                        --------------------
                                                           1996      1997
                                                        --------- ---------
                         ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ............................  $23,165    $23,784
 Trade receivables, net ...............................    4,097      4,562
 Accounts receivable, related parties .................    1,010      1,007
 Notes receivable .....................................    3,040        386
 Prepaid expenses .....................................    6,106      9,967
 Investments in theatrical productions ................    2,489      4,402
 Deferred tax asset ...................................    1,872        979
                                                        --------- ---------
  Total current assets ................................   41,779     45,087
INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS ............    8,816     13,899
NOTES RECEIVABLE, related parties .....................    6,958      8,024
INTANGIBLE ASSETS, net ................................   17,244     17,894
OTHER ASSETS, net .....................................    4,484      4,933
                                                        --------- ---------
  Total assets ........................................  $79,281    $89,837
                                                        ========= =========
          LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
 Accounts payable and accrued liabilities .............  $10,285    $11,078
 Deferred revenue .....................................   26,909     32,093
 Current maturities of long-term debt .................    2,576      2,394
                                                        --------- ---------
  Total current liabilities ...........................   39,770     45,565
LONG-TERM DEBT ........................................   21,863     23,129
OTHER NONCURRENT LIABILITIES ..........................    2,496      1,607
REDEEMABLE COMMON STOCK ...............................    3,264      2,456
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
 Common stock, $1 par value; 500,000 shares
  authorized,
  2,579 shares issued as of September 30, 1996 and
  1997 ................................................        3          3
 Additional paid-in capital ...........................    1,910      1,942
 Retained earnings ....................................   10,115     15,275
 Treasury stock, at cost, 544 shares ..................     (140)      (140)
                                                        --------- ---------
  Total shareholders' equity ..........................   11,888     17,080
                                                        --------- ---------
  Total liabilities and shareholders' equity  .........  $79,281    $89,837
                                                        ========= =========

The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                            YEAR ENDED SEPTEMBER 30
                                     -------------------------------------
                                         1995        1996         1997
                                     ----------- -----------  -----------
GROSS REVENUES .....................  $ 150,385    $ 156,325   $ 176,046
COST OF SALES ......................   (131,364)    (135,925)   (148,503)
EQUITY IN EARNINGS OF
 UNCONSOLIDATED PARTNERSHIPS AND
 THEATRICAL PRODUCTIONS ............      2,183        3,048       6,838
                                     ----------- -----------  -----------
  Gross profit .....................     21,204       23,448      34,381
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ..........................    (13,351)     (15,951)    (21,260)
STOCK COMPENSATION .................        (25)      (3,675)       (456)
LITIGATION SETTLEMENT ..............         --       (3,657)         --
DEPRECIATION AND AMORTIZATION  .....     (1,223)      (1,737)     (1,896)
                                     ----------- -----------  -----------
  Operating profit (loss) ..........      6,605       (1,572)     10,769
INTEREST INCOME, related parties  ..        305          329         403
INTEREST INCOME, other .............        147          176          60
INTEREST EXPENSE ...................       (655)      (1,206)     (1,997)
                                     ----------- -----------  -----------
INCOME (LOSS) BEFORE INCOME TAXES
 AND MINORITY INTEREST .............      6,402       (2,273)      9,235
INCOME TAX (PROVISION) BENEFIT  ....     (2,575)         714      (3,529)
MINORITY INTEREST ..................       (485)        (446)       (546)
                                     ----------- -----------  -----------
NET INCOME (LOSS) ..................  $   3,342    $  (2,005)  $   5,160
                                     =========== ===========  ===========

The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                (IN THOUSANDS)

                                                          ADDITIONAL                              TOTAL
                                                COMMON     PAID-IN     RETAINED    TREASURY   SHAREHOLDERS'
                                                 STOCK     CAPITAL     EARNINGS     STOCK         EQUITY
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1994 ................    $ 3       $1,465      $ 8,778     $(140)       $10,106
 Amortization of deferred stock compensation .     --           25           --        --             25
 Net income ..................................     --           --        3,342        --          3,342
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1995 ................      3        1,490       12,120      (140)        13,473
 Issuance of restricted stock and
  amortization of deferred stock compensation      --          420           --        --            420
 Net loss ....................................     --           --       (2,005)       --         (2,005)
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1996 ................      3        1,910       10,115      (140)        11,888
 Issuance of restricted stock and
  amortization of deferred stock compensation      --           32           --        --             32
 Net income ..................................     --           --        5,160        --          5,160
                                               -------- ------------  ---------- ----------  ---------------
BALANCE AT SEPTEMBER 30, 1997 ................    $ 3       $1,942      $15,275     $(140)       $17,080
                                               ======== ============  ========== ==========  ===============

The accompanying notes are an integral part of these consolidated financial statements.

                PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                        YEAR ENDED SEPTEMBER 30
                                                                   ---------------------------------
                                                                      1995       1996       1997
                                                                   --------- ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................................  $ 3,342    $ (2,005)  $  5,160
 Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities-
  Depreciation and amortization ..................................    1,223       1,737      1,896
  Equity in earnings of unconsolidated partnerships  .............   (1,624)       (486)    (4,912)
  Distributions from unconsolidated partnerships .................    1,297       1,090      2,354
  Restricted stock compensation ..................................       25       3,675        456
  Deferred income tax expense (benefit) ..........................      848      (4,541)     2,037
  Changes in operating assets and liabilities-....................
   Trade receivables .............................................      447        (826)      (465)
   Notes receivable ..............................................   (1,813)     (1,227)     2,654
   Prepaid expenses ..............................................     (221)      1,466     (3,861)
   Investments in theatrical productions .........................      305        (335)    (1,913)
   Other assets ..................................................      (37)     (1,130)      (421)
   Accounts payable and accrued liabilities ......................      947      (1,142)      (920)
   Deferred revenue ..............................................   (1,082)     (1,008)     5,184
   Other liabilities .............................................      171       1,601        (34)
                                                                   --------- ----------  ----------
    Net cash provided by (used in) operating activities  .........    3,828      (3,131)     7,215
                                                                   --------- ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Acquisitions, net of cash acquired ..............................       --     (13,233)    (2,215)
 Capital expenditures ............................................     (728)       (827)    (1,008)
 Loans and advances to related parties ...........................   (2,301)       (535)    (2,295)
 Contributions to unconsolidated partnerships ....................   (1,212)     (1,806)    (2,162)
                                                                   --------- ----------  ----------
    Net cash used in investing activities ........................   (4,241)    (16,401)    (7,680)
                                                                   --------- ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from debt additions ....................................    8,927      24,043     24,287
 Payments on debt ................................................   (8,928)     (6,512)   (23,203)
                                                                   --------- ----------  ----------
    Net cash provided by (used in) financing activities  .........       (1)     17,531      1,084
                                                                   --------- ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS  ...........     (414)     (2,001)       619
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR ...................   25,580      25,166     23,165
                                                                   --------- ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF YEAR .........................  $25,166    $ 23,165   $ 23,784
                                                                   ========= ==========  ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW  INFORMATION:
 Interest paid ...................................................  $   620    $  1,117   $  1,900
 Income taxes paid ...............................................    2,276       2,804      2,103

The accompanying notes are an integral part of these consolidated financial statements.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PRESENTATION:

 Description of Business

   PACE Entertainment Corporation (referred to herein as PACE or the Company), a Texas corporation, is a diversified live entertainment company operating principally in the United States. The Company presents and produces theatrical shows, musical concerts and specialized motor sports events. Through certain unconsolidated partnerships, the Company also owns interests in and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists.

 Principles of Consolidation

   The accompanying consolidated financial statements include the accounts of PACE and its majority-owned subsidiaries. The Company accounts for its investments in 50 percent or less owned entities, including theatrical production partnerships, using the equity method. Intercompany balances are eliminated.

   The Company has various agreements related to the presentation of events with other live entertainment organizations whereby the Company retains 50 percent to 80 percent of the profits from such events. The Company consolidates the revenues and related costs from these events and records the amounts paid to the other parties in cost of sales.

 Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents. At September 30, 1997, the Company had restricted cash and cash equivalents of $2,950,000, which secured letters of credit totaling $3,750,000.

 Trade Receivables

   Trade receivables are shown net of allowance for doubtful accounts of $120,000 and $134,000 at September 30, 1996 and 1997, respectively.

 Prepaid Expenses

   Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.

   As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $1,337,000 and $1,498,000, respectively. The Company recognized event advertising expenses of $13,818,000, $14,861,000 and $13,802,000 in cost of sales for the years ended September 30, 1995, 1996 and 1997, respectively.

 Investments in Theatrical Productions

   Theatrical production partnerships are typically formed to invest in a single theatrical production and, therefore, have limited lives which are generally less than one year. Accordingly, the Company's investments in such partnerships are generally shown as current assets. The partnerships amortize production costs over the estimated life of each production based on the percentage of revenues earned in relation to projected total revenues.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Intangible Assets

   Intangible assets consisted of the following (in thousands):

                                                  SEPTEMBER 30
                                              --------------------
                                                 1996      1997
                                              --------- ---------
Goodwill ....................................  $16,599    $17,851
Noncompete agreements and other intangibles      3,940      3,857
                                              --------- ---------
                                                20,539     21,708
Accumulated amortization ....................   (3,295)    (3,814)
                                              --------- ---------
                                               $17,244    $17,894
                                              ========= =========

   Goodwill, which represents the excess of costs of business acquisitions over the fair value of net assets acquired, is being amortized on a straight-line basis over periods not exceeding 40 years. The noncompete agreements and other intangibles are being amortized on a straight-line basis over periods generally not exceeding five years. The Company evaluates on an ongoing basis whether events and circumstances indicate that the amortization periods of intangibles warrant revision. Additionally, the Company periodically assesses whether the carrying amounts of intangibles exceed their expected future benefits and value, in which case an impairment loss would be recognized. Such assessments are based on various analyses, including cash flow and profitability projections.

 Accounts Payable and Accrued Liabilities

   Accounts payable and accrued liabilities consisted of the following (in thousands):

                               SEPTEMBER 30
                            -------------------
                               1996      1997
                            --------- --------
Accounts payable ..........  $ 1,192   $ 1,866
Accrued payroll ...........    2,384     2,936
Other accrued liabilities      6,709     6,276
                            --------- --------
                             $10,285   $11,078
                            ========= ========

 Revenue Recognition

   Revenues from the presentation and production of an event, including interest on advance ticket sales, are recognized upon completion of the event. Deferred revenue relates primarily to advance ticket sales.

   The Company barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Company's financial position or results of operations.

  Stock-Based Compensation

   The Company adopted Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," during the year ended September 30, 1997, and implemented its disclosure provisions. While SFAS No. 123 encourages companies to recognize expense for stock options at estimated fair value based on an option-pricing model, the Company has elected to continue to follow Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its employee stock options.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Financial Instruments

   The carrying amounts of cash equivalents approximate fair value because of the short maturities of these investments. The carrying amount of long-term debt approximates fair value as borrowings bear interest at current market rates.

 Reclassifications

   Certain 1995 and 1996 amounts have been reclassified to conform with the 1997 presentation.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. ACQUISITIONS:

   On March 13, 1996, the Company acquired substantially all the assets of SRO Motorsports (SRO), a division of Madison Square Garden, L.P., under an asset purchase agreement for an aggregate initial purchase price of approximately $13,300,000 in cash and $3,800,000 in assumed liabilities. The agreement also provides for a contingent deferred purchase price not to exceed $1,000,000, payable if annual earnings before interest, taxes, depreciation and amortization of the Company's motor sports operations, as defined, exceed $8,000,000 for any fiscal year through September 30, 2001. No deferred purchase price costs had been incurred through September 30, 1997.

   The acquisition of SRO was accounted for under the purchase method and the assets acquired and liabilities assumed were recorded at fair value, resulting in the recognition of $14,250,000 of goodwill and $400,000 of other intangibles. The results of operations of SRO since March 13, 1996, have been included in the accompanying consolidated financial statements.

   The following unaudited pro forma information assumes that the Company had acquired SRO as of October 1, 1994. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisition, amortization of goodwill and other intangibles, the income tax effects of the operations of SRO, and the elimination of certain intercompany balances. The unaudited pro forma information, which is not necessarily indicative of what actual results would have been, is as follows (in thousands):

                          YEAR ENDED
                         SEPTEMBER 30
                    ----------------------
                       1995        1996
                    ---------- ----------
                         (UNAUDITED)
Gross revenues  ...  $167,422    $172,952
Net income (loss)       3,742        (257)

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 3. INVESTMENTS IN UNCONSOLIDATED PARTNERSHIPS AND THEATRICAL
    PRODUCTIONS:

   Investments in unconsolidated partnerships and theatrical productions consisted of the following (in thousands):

                                                SEPTEMBER 30
                                             -------------------
                                                1996      1997
                                             --------- --------
Investment in--
 Pavilion Partners .........................  $ 3,131   $ 4,810
 Universal/PACE Amphitheaters Group, L.P.  .    3,380     3,991
 Other .....................................    2,305     5,098
                                             --------- --------
Investments in unconsolidated partnerships      8,816    13,899
Investments in theatrical productions  .....    2,489     4,402
                                             --------- --------
                                              $11,305   $18,301
                                             ========= ========

   The Company's share of earnings and the distributions received from these investments were as follows (in thousands):

                                        YEAR ENDED SEPTEMBER 30
                                      ----------------------------
                                        1995      1996     1997
                                      -------- --------  --------
Equity in earnings (losses) of--
 Pavilion Partners ..................  $1,872    $  103   $2,803
 Universal/PACE Amphitheaters Group,
  L.P. ..............................     551       871      645
 Other ..............................    (799)     (488)   1,464
                                      -------- --------  --------
Equity in earnings of unconsolidated
 partnerships .......................   1,624       486    4,912
Equity in earnings of theatrical
 productions ........................     559     2,562    1,926
                                      -------- --------  --------
                                       $2,183    $3,048   $6,838
                                      ======== ========  ========
Distributions received from--
 Pavilion Partners ..................  $  992    $1,002   $1,124
 Universal/PACE Amphitheaters Group,
  L.P. ..............................     166        78       34
 Other ..............................     139        10    1,196
                                      -------- --------  --------
Distributions from unconsolidated
 partnerships .......................   1,297     1,090    2,354
Distributions from theatrical
 productions ........................   4,240     5,836    6,803
                                      -------- --------  --------
                                       $5,537    $6,926   $9,157
                                      ======== ========  ========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Pavilion Partners

   Pavilion Partners is a Delaware general partnership between the Company and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between Sony Music Entertainment Inc. (Sony) and Blockbuster Entertainment Corporation (Blockbuster). Pavilion Partners owns and operates amphitheaters, which are used primarily for the presentation of live performances by musical artists. Pavilion Partners had interests in 10 and 11 amphitheaters at September 30, 1996 and 1997, respectively. The Company owns a 33-1/3 percent interest in, and is the managing partner of, Pavilion Partners.

   In general, all of Pavilion Partners' income is allocated to the partners in proportion to their respective ownership interests. The partnership agreement generally restricts cash distributions to 35 percent of cash flow after scheduled debt service. Additionally, PACE has been entitled to certain priority allocations of net income based, in part, on the cash flow from one of the amphitheaters it contributed to Pavilion Partners. During the periods ended September 30, 1995, 1996 and 1997, the priority allocations of net income included in the Company's equity in earnings of Pavilion Partners were $771,000, $725,000 and $119,000, respectively. The cumulative amount of the priority allocations of net income was limited; PACE is not entitled to any future priority allocations. AEP is entitled to receive priority allocations of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. The cumulative priority allocations of net income to AEP is limited to $7,000,000. The loan is scheduled to mature in 2004 and no such allocation has yet been made.

   PACE also received booking fees of $323,000, $235,000 and $395,000 from Pavilion Partners for the years ended September 30, 1995, 1996 and 1997, respectively. In addition, the Company is reimbursed for certain costs of providing management services to Pavilion Partners. These reimbursements totaled $1,629,000, $1,824,000 and $1,968,000 during the periods ended September 30, 1995, 1996 and 1997, respectively, and offset general and administrative expenses.

   Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Pavilion Partners follows (in thousands):

                                             1995      1996       1997
                                          --------- ---------  ----------
Current assets ..........................  $15,787    $20,700   $ 30,178
Noncurrent assets .......................   64,619     72,793     72,598
                                          --------- ---------  ----------
 Total assets ...........................  $80,406    $93,493   $102,776
                                          ========= =========  ==========
Current liabilities .....................  $ 9,467    $17,194   $ 19,748
Noncurrent liabilities ..................   51,578     58,695     59,166
Partners' capital .......................   19,361     17,604     23,862
                                          --------- ---------  ----------
 Total liabilities and partners' capital   $80,406    $93,493   $102,776
                                          ========= =========  ==========
Gross revenues ..........................  $69,372    $89,223   $100,209
                                          ========= =========  ==========
Gross profit ............................  $19,440    $27,993   $ 36,157
                                          ========= =========  ==========
Net income (loss) .......................  $ 3,104    $  (839)  $  6,986
                                          ========= =========  ==========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Universal/PACE

   The Company owns a 32.5 percent interest in Universal/PACE Amphitheaters Group, L.P. (Universal/PACE), a limited partnership between the Company and Universal Concerts, Inc., which controls two amphitheaters. PACE earned management fees of $167,000, $79,000 and $34,000 from Universal/PACE for the years ended September 30, 1995, 1996 and 1997, respectively. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for Universal/ PACE follows (in thousands):

                                             1995      1996       1997
                                          --------- ---------  ---------
Current assets ..........................  $ 4,085    $ 3,420   $ 6,659
Noncurrent assets .......................   14,654     14,185    14,156
                                          --------- ---------  ---------
 Total assets ...........................  $18,739    $17,605   $20,815
                                          ========= =========  =========
Current liabilities .....................  $ 6,599    $ 3,876   $10,221
Noncurrent liabilities ..................    6,467      5,618       602
Partners' capital .......................    5,673      8,111     9,992
                                          --------- ---------  ---------
 Total liabilities and partners' capital   $18,739    $17,605   $20,815
                                          ========= =========  =========
Gross revenues ..........................  $24,070    $20,336   $25,299
                                          ========= =========  =========
Gross profit ............................  $ 5,968    $ 6,361   $ 5,817
                                          ========= =========  =========
Net income ..............................  $ 1,183    $ 2,438   $ 1,880
                                          ========= =========  =========

  Other

   The Company also has investments in numerous theatrical production and other unconsolidated partnerships. Summarized financial information as of and for the years ended September 30, 1995, 1996 and 1997, for these partnerships, excluding Pavilion Partners and Universal/PACE, follows (in thousands):

                                             1995        1996       1997
                                          ---------- ----------  ----------
Current assets ..........................  $ 10,410    $ 12,433   $ 35,743
Noncurrent assets .......................     5,668       7,267     14,050
                                          ---------- ----------  ----------
 Total assets ...........................  $ 16,078    $ 19,700   $ 49,793
                                          ========== ==========  ==========
Current liabilities .....................  $  7,539    $  6,566   $ 19,134
Noncurrent liabilities ..................     2,315       2,250      2,957
Partners' capital .......................     6,224      10,884     27,702
                                          ---------- ----------  ----------
 Total liabilities and partners' capital   $ 16,078    $ 19,700   $ 49,793
                                          ========== ==========  ==========
Gross revenues ..........................  $113,854    $111,715   $249,707
                                          ========== ==========  ==========
Gross profit ............................  $    221    $ 10,440   $ 34,454
                                          ========== ==========  ==========
Net income (loss) .......................  $ (1,863)   $  9,823   $ 32,164
                                          ========== ==========  ==========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 4. LONG-TERM DEBT:

   Long-term debt consisted of the following (in thousands):

                               SEPTEMBER 30
                           --------------------
                              1996      1997
                           --------- ---------
Term loan ................  $14,464    $12,322
Revolving line of credit      9,250     12,950
Other notes payable  .....      725        251
                           --------- ---------
                             24,439     25,523
Less-Current portion  ....   (2,576)    (2,394)
                           --------- ---------
                            $21,863    $23,129
                           ========= =========

   In March 1996, the Company entered into a new credit agreement with certain financial institutions. The credit agreement provides for a term loan and a revolving line of credit, both of which bear interest at either LIBOR plus 2 percent or prime, at the option of the Company. At September 30, 1997, the weighted average interest rate was 7.8 percent. The term loan is scheduled to mature in March 2001 and is payable in quarterly installments of $536,000 plus interest, with a balloon payment at maturity. The Company may borrow $27,000,000 under the revolving line of credit until February 1998; subsequently, borrowings are limited to $13,000,000 until March 2001, when the revolving line of credit expires. The Company must pay a quarterly commitment fee equal to 0.375 percent per annum on the average daily unused portion of the revolving line of credit. The term loan and the revolving line of credit are secured by substantially all of the Company's assets, including pledges of the capital stock of its subsidiaries. The credit agreement contains various restrictions and requirements relating to, among other things, mergers, sales of assets, investments and maintenance of certain financial ratios.

   At September 30, 1997, scheduled maturities of long-term debt were as follows (in thousands):

 For the year ending September 30--
 1998 ............................  $ 2,394
 1999 ............................    2,143
 2000 ............................    2,143
 2001.............................   18,843
                                   --------
                                    $25,523
                                   ========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 5. INCOME TAXES:

   Deferred taxes reflect the tax effects of temporary differences between the financial statement carrying amounts and the tax bases of assets and liabilities. Significant components of the Company's deferred tax assets and liabilities were as follows (in thousands):

                                                  SEPTEMBER 30
                                                -----------------
                                                  1996     1997
                                                -------- -------
Deferred tax assets--
 Investments in unconsolidated partnerships
  and theatrical productions ..................  $  286   $  237
 Accounts payable and accrued liabilities  ....   1,014    1,480
 Restricted stock compensation ................   1,387      409
 Other noncurrent liabilities .................   1,717       --
 Other ........................................     107      281
                                                -------- -------
  Total deferred tax assets ...................   4,511    2,407
                                                -------- -------
Deferred tax liabilities--
 Investments in unconsolidated partnerships
  and theatrical productions ..................   1,522    1,099
 Prepaid expenses .............................     907    1,237
 Intangibles ..................................     646      672
                                                -------- -------
  Total deferred tax liabilities ..............   3,075    3,008
                                                -------- -------
                                                 $1,436   $ (601)
                                                ======== =======

   Deferred taxes are included in the consolidated balance sheets as follows (in thousands):

                                  SEPTEMBER 30
                               -------------------
                                 1996      1997
                               -------- ---------
Current deferred tax assets  .  $1,872    $   979
Other noncurrent liabilities      (436)    (1,580)
                               -------- ---------
                                $1,436    $  (601)
                               ======== =========

   The income tax (provision) benefit consisted of the following (in thousands):

                                     YEAR ENDED SEPTEMBER 30
                                ----------------------------------
                                   1995        1996       1997
                                ---------- ----------  ----------
Current--
 Federal ......................   $(1,251)   $(2,817)    $(1,319)
 State ........................      (476)    (1,010)       (173)
Deferred--
 Federal ......................      (692)     3,705      (1,777)
 State ........................      (156)       836        (260)
                                ---------- ----------  ----------
Total tax (provision) benefit     $(2,575)   $   714     $(3,529)
                                ========== ==========  ==========
Effective tax rate ............        44%        26%         41%
                                ========== ==========  ==========

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The reconciliation of income tax computed at the U.S. federal statutory rates to the income tax (provision) benefit is as follows (in thousands):

                                            YEAR ENDED SEPTEMBER 30
                                        -------------------------------
                                           1995      1996      1997
                                        ---------- -------  ----------
Tax at the federal statutory rate  ....   $(2,012)   $ 924    $(2,954)
Increases resulting from--
 State income taxes, net of federal
  tax effect ..........................      (417)    (112)      (286)
 Nondeductible expenses ...............       (60)     (98)      (185)
 Other ................................       (86)      --       (104)
                                        ---------- -------  ----------
 Total income tax (provision) benefit     $(2,575)   $ 714    $(3,529)
                                        ========== =======  ==========

6. REDEEMABLE COMMON STOCK:

   At September 30, 1997, the Company had outstanding 155 shares of common stock that are redeemable under conditions that are not solely within the control of the Company. The Company granted this redeemable stock to certain executives during the years ended September 30, 1996 and 1997. To the extent that the grants related to prior service, the Company recognized compensation costs on the grant date. Additionally, the Company recognizes compensation costs for the change in value of certain shares that, as discussed below, the Company may be required to purchase from the executives at fair market value. Restricted stock compensation related to these grants totaled $3,260,000 and $425,000 during the years ended September 30, 1996 and 1997, respectively. The Company has the right of first refusal to purchase the redeemable common stock at fair market value.

   Agreements with one executive who received 140 shares of redeemable stock provide that the Company will have call options to purchase these shares from the executive for a total of $3,420,000. These agreements also provide that the executive will have put options to sell such shares to the Company for $3,420,000. The put and call options are only exercisable if the executive's employment is terminated before an initial public offering of the Company's common stock.

   Of the redeemable stock granted to this executive, 123 shares were granted during the year ended September 30, 1996, and vested during the year ended September 30, 1997. Since the grant related to prior service, the Company recognized compensation costs on the grant date. During the year ended September 30, 1997, the Company executed a promissory note in the amount of $1,232,000 with this executive. This note bears interest at 5.45 percent, is secured by 140 shares of the Company's common stock, and is scheduled to mature in October 2001. The proceeds of the note were used to pay the executive's tax liability related to the 123 shares that vested during the year ended September 30, 1997. Accordingly, the value of redeemable stock outstanding has been reduced by this note receivable.

   The remaining 17 shares of redeemable stock received by this executive were granted during the year ended September 30, 1997, and vest ratably during the years ending September 30, 1999 and 2000. To fund the executive's tax liability related to these 17 shares, the Company may be required to purchase up to 41 percent of the shares at fair market value when the shares vest. The Company has similar agreements with the other executives who received the remaining 15 shares of redeemable stock, which were granted during the year ended September 30, 1996. In order to fund the executives' tax liabilities related to these grants and related restricted common stock grants, these 15 shares of redeemable stock must be purchased at fair market value when the shares vest during the years ended September 30, 1998 and 1999. Although all 32 shares that the Company may be required to purchase in order to satisfy executives' tax liabilities have future vesting requirements, the Company recognized compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition and recognition over the vesting periods is not material to the Company's results of operations and financial position.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 7. SHAREHOLDER'S EQUITY:

   The Company granted 23 shares of restricted common stock to certain executives during the year ended September 30, 1996. These shares vest ratably during the years ended September 30, 1998 and 1999. Although the shares have future vesting requirements, the Company recognized compensation costs on the grant dates to the extent the grants related to prior service. The difference between such expense recognition, which totaled $390,000 and $6,000 during the years ended September 30, 1996 and 1997, respectively, and recognition over the vesting periods is not material to the Company's results of operations and financial position. The Company has the right of first refusal to purchase at fair market value all of the shares granted during the year ended September 30, 1996. Additionally, if the executives' employment is terminated before an initial public offering of the Company's common stock, the Company has a call option to purchase the vested shares at fair market value.

   Effective October 15, 1993, the Company and one of its officers entered into an employment agreement which provided for the granting of 45 shares of the Company's common stock. The shares vested over a five-year period and the Company recorded related compensation expense of $25,000 for each of the years ended September 30, 1995, 1996 and 1997.

8. STOCK OPTIONS:

   The Company adopted the 1996 Stock Incentive Compensation Plan during the year ended September 30, 1996. Under the plan, the Company may grant awards based on its common stock to employees and directors. Such awards may include, but are not limited to, restricted stock, stock options, stock appreciation rights and convertible debentures. Up to 325 shares of common stock may be issued under the plan. During the year ended September 30, 1996, the Company granted options to purchase 117 shares of common stock at a weighted average exercise price of $18,989 per share, which approximated fair value on the date of grant. Such options vest and are generally exercisable ratably over a four-year period. The options expire in 10 years.

   An option to purchase 22 shares of common stock at $10,000 per share was granted to an executive during the year ended September 30, 1994. This option was canceled subsequent to September 30, 1997.

   Because the exercise prices of the Company's employee stock options equaled the fair market value of the underlying stock on the date of grant, no compensation expense was recognized in accordance with APB Opinion No. 25. Had compensation cost for the options been determined based on the fair value at the grant date pursuant to SFAS No. 123, the Company's net income would have decreased by $49,000 and $148,000 for the years ended September 30, 1996 and 1997, respectively. For this purpose, the fair value of the options was estimated using the minimum value method assuming that the risk-free interest rate was 6.7 percent and that no dividends will be paid.

9. RELATED-PARTY TRANSACTIONS:

   The Company contracts with certain theatrical partnerships of which it is a minority partner to obtain the rights to present theatrical productions in the Company's markets. Approximately $20,000,000, $33,400,000 and $31,200,000
of expenses were incurred for such rights and included in cost of sales during the years ended September 30, 1995, 1996 and 1997, respectively.

   The Company contracts with certain unconsolidated partnerships to sell the rights to present musical concerts. Approximately $2,446,000 of revenues was earned from the sale of such rights during the year ended September 30, 1997. No such rights were sold during the years ended September 30, 1995 and 1996.

   As of September 30, 1997, notes receivable, related parties included $6,453,000 due from executives and $1,571,000 due from other related parties. Two of the notes receivable from executives are promissory notes from the Company's principal shareholder. As of September 30, 1997, these two notes totaled

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 $5,961,000, including accrued interest of $550,000. One note, in the original principal amount of $2,911,000, bears interest at 5.83 percent, is secured by 254 shares of PACE common stock and matures on March 28, 1999. The other note is for $2,500,000, bears interest at 6.34 percent, is secured by 246 shares of PACE common stock and was scheduled to mature on November 3, 1997. This note has been extended to mature on November 4, 2000. Interest income on these two notes was approximately $300,000 for each of the years ended September 30, 1995, 1996 and 1997. At September 30, 1997, the Company also had a $583,000 receivable from its principal shareholder. The principal shareholder has represented his intention to pay the outstanding loans and receivable balance from personal assets or if necessary, the liquidation of certain ownership interests in the Company.

   At September 30, 1997, notes receivable from other related parties included $945,000 due from a joint venture partner. The terms of the related joint venture agreement provide for the Company to loan to the joint venture partner any required capital contributions, to be repaid on a priority basis from the profits allocated to the joint venture partner. The advances accrue interest at the prime rate plus 4 percent (12.5 percent at September 30, 1997) and are secured by the joint venture partner's 50 percent interest in the joint venture.

10. LITIGATION SETTLEMENT:

   The Company was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several other defendants named in the litigation, including Pavilion Partners, with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts,
(b) constructive fraud, (c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiffs' claims was that certain of the defendants agreed to enter into a partnership with plaintiffs for the development and operation of an amphitheater.

   On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. The defendants did not acknowledge or admit any liability. The settlement called for payments from defendants totaling $4,500,000. The Company was obligated to pay $1,500,000 immediately after the settlement and is obligated to pay an additional $2,000,000 on or before May 1, 1998. To guarantee payment of this $2,000,000 obligation, the Company had a standby letter of credit outstanding at September 30, 1997. The remaining $1,000,000 of the settlement was paid by Pavilion Partners during the year ended September 30, 1997. This expense and related legal expenses were charged to operations for the year ended September 30, 1996.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 11. COMMITMENTS AND CONTINGENCIES:

 Leases

   The Company leases office facilities under noncancelable operating leases with future minimum rent payments as follows (in thousands):

 For the year ending
  September 30--
 1998 ............................  $1,006
 1999 ............................     417
 2000 ............................     215
 2001 ............................     193
 2002 ............................     195
Thereafter .......................      33
                                   --------
 Total ...........................  $2,059
                                   ========

   Rent expense was $676,000, $765,000 and $1,084,000 for the years ended September 30, 1995, 1996 and 1997, respectively.

 Change in Control Provisions

   The Company and its unconsolidated partnerships, including Pavilion Partners, have entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Company.

 Employment Agreements

   The Company has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands):

 For the year ending
  September 30--
 1998 ............................  $4,463
 1999 ............................   3,825
 2000 ............................   2,789
 2001 ............................   1,430
 2002 ............................     743

   The Company is currently negotiating certain other employment agreements that may result in additional future commitments.

 Insurance

   The Company carries a broad range of insurance coverage, including general liability, workers' compensation, stop-loss coverage for its employee health plan and umbrella policies. The Company carries deductibles of up to $10,000 per occurrence for general liability claims and is self-insured for annual healthcare costs of up to $25,000 per covered employee and family. The Company has accrued for estimated potential claim costs in satisfying the deductible and self-insurance provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Legal Proceedings

   Various legal actions and claims are pending against the Company, most of which are covered by insurance. In the opinion of management, the ultimate liability, if any, which may result from these actions and claims will not materially affect the financial position or results of operations of the Company.

 Guarantees

   The Company has guaranteed a $2,438,000 debt of a partnership in which Pavilion Partners holds a 50 percent interest. PACE has agreements with its partners whereby they would assume approximately 50 percent of any liability arising from this guarantee. The debt matures June 1, 2003. Management does not believe that the guarantee will result in a material liability to the Company.

 Income Taxes

   The Internal Revenue Service is examining several years of returns of a majority-owned subsidiary. Management is currently discussing a possible settlement of approximately $600,000, which has been accrued in the Company's financial statements.

  Subscription Agreement

   During April 1995, the Company acquired an interest in a company incorporated in the United Kingdom. Pursuant to a subscription agreement, the Company made payments totaling $1,355,000 prior to September 30, 1997. The Company has agreed to pay an additional pounds sterling239,000 in April 1998.

 Construction Commitments

   An unconsolidated partnership has committed to certain renovation work at its amphitheater. The Company may be obligated to fund up to approximately $7.3 million of these renovations. Through its investment in another unconsolidated partnership, the Company has an interest in a performance hall being constructed for musical and theatrical presentations. The Company had funded $0.4 million of the performance hall construction costs through September 30, 1997; the Company's estimated additional funding commitments are approximately $2.0 million. In addition, the Company and several third parties are currently negotiating definitive agreements to develop a theatrical venue. The Company may be obligated to fund approximately $3.0 million of the costs of this development over an undetermined period of time.

 Put Option Agreement

   The Company has entered into put option agreements with two banks whereby the Company may be required to repurchase a total of 1,000 shares of the Company's common stock held by an affiliate that collateralizes the personal loans of the Company's principal shareholder at a per share price of $1,500. The put options are effective only in the event of a loan default of the shareholder prior to July 31, 1999. At September 30, 1997, the loans were not in default.

12. SUBSEQUENT EVENTS:

   Subsequent to September 30, 1997, the Company entered into certain agreements with an executive who previously had been granted an option to purchase 22 shares of common stock at $10,000 per share. Pursuant to the new agreements, the option was canceled and the executive was granted 22 shares of restricted common stock.

   In December 1997, the Company and its shareholders entered into an agreement with SFX Entertainment, Inc. (SFX), whereby the shareholders would sell their interests in the Company to SFX. The purchase price of $109 million in cash and 1,500,000 shares of SFX Class A Common Stock is subject to adjustment prior to closing. Closing is subject to certain conditions, including approval of certain third

               PACE ENTERTAINMENT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 parties. Concurrent with closing, the agreement requires, among other things, the repayment of all outstanding loans and receivables due from the Company's principal shareholder (see Note 9) and the repayment of the promissory note received from an executive in connection with a stock grant (see Note 6). Additionally, the agreement provides for the settlement of all restricted and redeemable stock, as well as all outstanding stock options. This settlement is expected to result in a one-time charge by the Company of approximately $4.7 million, net of related tax effects. The agreement also requires SFX to provide the Company with a $25 million line of credit to be used for certain acquisitions being contemplated by the Company. If the acquisition of the Company is not consummated, this line of credit will be converted to a term loan in the amount of advances then outstanding or, under certain circumstances, will become immediately due and payable. This bridge financing is secured by the assets acquired and an option to purchase the Company's interest in Pavilion Partners.

   In December 1997, the Company entered into agreements to effectively purchase substantially all of the assets of United Sports of America, a producer and presenter of demolition derbies, thrill shows, air shows, monster truck shows, tractor pull events, motorcycle racing and bull riding in the United States and Canada. Pursuant to the agreements, the total purchase price is $6,000,000 in cash of which an option amount of $500,000 was paid upon the execution of the agreement and closing is subject to the satisfactory completion of due diligence by the Company. Management does not expect this transaction to close until May 1998. In the event the transaction does not close, the option amount will be forfeited if certain conditions are not met.

   In December 1997, the Company entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in Pavilion Partners for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Pavilion Partners Partnership Agreement. In addition, the Company has agreed to purchase a note with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony (Note 3)

   On December 22, 1997, the Company entered into an agreement to purchase Sony's 33 1/3 percent interest in Pavilion Partners for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations. (see Note 3)

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Partners of Pavilion Partners:

   We have audited the accompanying consolidated balance sheet for Pavilion Partners, a Delaware general partnership, as of September 30, 1997, and the related consolidated statements of income, partners' capital and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pavilion Partners as of September 30, 1997, and the results of operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
December 15, 1997 (except with
respect to the matters discussed
in Note 11, as to which the date
is December 22, 1997)

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of Pavilion Partners

   In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of cash flows and of partners' capital present fairly, in all material respects, the financial position of Pavilion Partners and its subsidiaries (the Partnership) at September 30, 1996 and the results of their operations and their cash flows for the year ended October 31, 1995 and the eleven months ended September 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                            PRICE WATERHOUSE LLP
Houston, Texas
December 12, 1996

                               PAVILION PARTNERS
                         CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                           SEPTEMBER 30
                                                                       ---------------------
                                                                          1996       1997
                                                                       --------- ----------
                                ASSETS
CURRENT ASSETS:
 Cash and cash equivalents ...........................................  $ 8,554    $ 17,898
 Accounts receivable .................................................    7,842       6,167
 Accounts receivable, related parties ................................    1,878       3,878
 Notes receivable, related parties ...................................    1,218       1,218
 Prepaid expenses and other current assets ...........................    1,208       1,017
                                                                       --------- ----------
    Total current assets .............................................   20,700      30,178
 Prepaid rent ........................................................    7,075       6,938
 Property and equipment, net .........................................   61,292      59,938
 Other assets ........................................................    4,426       5,722
                                                                       --------- ----------
    Total assets .....................................................  $93,493    $102,776
                                                                       ========= ==========
                   LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
 Accounts payable ....................................................  $ 1,404    $  1,193
 Accounts payable, related parties ...................................    1,866       3,948
 Accrued liabilities .................................................    8,112       7,032
 Deferred revenue ....................................................    3,602       5,081
 Current portion of notes payable and capital lease obligation  ......    1,573       1,614
 Current portion of note payable, related party ......................      637         880
                                                                       --------- ----------
    Total current liabilities ........................................   17,194      19,748
 Notes payable .......................................................   43,680      42,192
 Note payable, related party .........................................    7,268       7,025
 Capital lease obligation ............................................    6,130       5,989
 Other liabilities and minority interests in consolidated
  subsidiaries .......................................................    1,617       3,960
                                                                       --------- ----------
    Total liabilities ................................................   75,889      78,914
COMMITMENTS AND CONTINGENCIES
PARTNERS' CAPITAL ....................................................   17,604      23,862
                                                                       --------- ----------
    Total liabilities and partners' capital ..........................  $93,493    $102,776
                                                                       ========= ==========

 The accompanying notes are an integral part of these consolidated financial statements.

                               PAVILION PARTNERS
                      CONSOLIDATED STATEMENTS OF INCOME
                                (IN THOUSANDS)

                                                        FOR THE
                                        FOR THE      ELEVEN MONTHS      FOR THE
                                       YEAR ENDED        ENDED         YEAR ENDED
                                      OCTOBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                          1995           1996             1997
                                     ------------- ---------------  ---------------
TICKET REVENUES ....................    $43,266         $50,151         $ 58,479
OTHER OPERATING REVENUES ...........     28,109          33,942           41,730
                                     ------------- ---------------  ---------------
  Total revenues ...................     71,375          84,093          100,209
COST OF SALES ......................     49,226          57,723           64,052
                                     ------------- ---------------  ---------------
  Gross profit .....................     22,149          26,370           36,157
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES ..........................      8,329           9,774           10,858
DEPRECIATION AND AMORTIZATION  .....      2,461           3,346            3,975
OTHER OPERATING COSTS ..............      5,345           7,390            8,531
LITIGATION EXPENSES AND SETTLEMENT           --           2,380               --
                                     ------------- ---------------  ---------------
  Operating profit .................      6,014           3,480           12,793
INTEREST INCOME ....................        504             391              532
INTEREST EXPENSE ...................      2,793           3,855            4,413
                                     ------------- ---------------  ---------------
INCOME BEFORE MINORITY INTEREST  ...      3,725              16            8,912
MINORITY INTEREST ..................        276             308            1,926
                                     ------------- ---------------  ---------------
NET INCOME (LOSS) ..................    $ 3,449         $  (292)        $  6,986
                                     ============= ===============  ===============

 The accompanying notes are an integral part of these consolidated financial statements.

                               PAVILION PARTNERS
                 CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                                (IN THOUSANDS)

                                AMPHITHEATER
                               ENTERTAINMENT
                                PARTNERSHIP     SM/PACE, INC.    TOTAL
                              --------------- ---------------  ---------
BALANCE, October 31, 1994  ..     $13,108          $2,805       $15,913
 Net income .................       1,788           1,661         3,449
 Distributions ..............          --            (699)         (699)
                              --------------- ---------------  ---------
BALANCE, October 31, 1995  ..      14,896           3,767        18,663
 Net income (loss) ..........        (330)             38          (292)
 Distributions ..............          --            (767)         (767)
                              --------------- ---------------  ---------
BALANCE, September 30, 1996        14,566           3,038        17,604
 Net income .................       4,578           2,408         6,986
 Distributions ..............          --            (728)         (728)
                              --------------- ---------------  ---------
BALANCE, September 30, 1997       $19,144          $4,718       $23,862
                              =============== ===============  =========

 The accompanying notes are an integral part of these consolidated financial statements.

                               PAVILION PARTNERS
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                                      FOR THE
                                                      FOR THE      ELEVEN MONTHS      FOR THE
                                                     YEAR ENDED        ENDED         YEAR ENDED
                                                    OCTOBER 31,    SEPTEMBER 30,   SEPTEMBER 30,
                                                        1995           1996             1997
                                                   ------------- ---------------  ---------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) ...............................    $  3,449        $  (292)        $ 6,986
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities--
  Depreciation and amortization ..................       2,461          3,346           3,975
  Minority interest ..............................         276            308           1,926
  Changes in assets and liabilities--
   Accounts receivable ...........................      (1,455)        (3,647)          1,669
   Accounts receivable and payable, related
    parties ......................................          32           (756)             82
   Prepaid expenses and other current assets  ....         191           (296)            266
   Accounts payable and accrued liabilities  .....        (512)         1,695          (2,184)
   Deferred revenue and other liabilities  .......       1,304          2,110           2,284
   Other, net ....................................        (785)        (1,259)         (1,548)
                                                   ------------- ---------------  ---------------
    Net cash provided by operating activities  ...       4,961          1,209          13,456
                                                   ------------- ---------------  ---------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Payments of preoperating costs ..................      (1,318)        (1,114)            (59)
 Capital expenditures ............................     (25,856)        (7,483)         (1,879)
                                                   ------------- ---------------  ---------------
    Net cash used in investing activities  .......     (27,174)        (8,597)         (1,938)
                                                   ------------- ---------------  ---------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Funding of capital commitments by partners  .....       4,046             --              --
 Distributions to partner ........................        (699)          (767)           (728)
 Proceeds from borrowings ........................      24,322          8,323               -
 Repayments of borrowings ........................        (639)        (1,072)         (1,446)
                                                   ------------- ---------------  ---------------
    Net cash provided by (used in) financing
     activities ..................................      27,030          6,484          (2,174)
                                                   ------------- ---------------  ---------------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS .....................................       4,817           (904)          9,344
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD         4,641          9,458           8,554
                                                   ------------- ---------------  ---------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD  ......    $  9,458        $ 8,554         $17,898
                                                   ============= ===============  ===============

 The accompanying notes are an integral part of these consolidated financial statements.

                              PAVILION PARTNERS
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION:

   Pavilion Partners (the Partnership) is a Delaware general partnership between SM/PACE, Inc. (PACE), which is a wholly owned subsidiary of PACE Entertainment Corporation, and Amphitheater Entertainment Partnership (AEP). AEP is a partnership between a wholly owned subsidiary of Sony Music Entertainment Inc. (Sony) and two wholly owned subsidiaries of Blockbuster Entertainment Corporation (Blockbuster). PACE is the managing partner of the Partnership. AEP owns a 66 2/3 percent interest in the Partnership, and PACE owns a 33 1/3 percent interest in the Partnership.

   In April 1990, Sony and PACE formed YM/PACE Partnership which changed its name to the Sony Music/PACE Partnership. Effective April 1, 1994, the partners entered into an agreement whereby Blockbuster obtained an indirect 33 1/3 percent interest in Sony Music/PACE Partnership, which was renamed Pavilion Partners. In accordance with the agreement, Sony contributed an interest-bearing note in the amount of $4,250,000 and its existing interest in Sony Music/PACE Partnership to AEP. Concurrently, Blockbuster contributed an interest-bearing note in the amount of $4,250,000 and its interest in three existing amphitheaters to AEP. AEP in turn contributed these assets to the Partnership. At the same time, PACE Entertainment Corporation contributed its interest in two existing amphitheaters to the Partnership. Upon completion of these contributions to the Partnership, AEP owned a 66 2/3 percent interest in the Partnership and PACE owned a 33 1/3 percent interest in the Partnership.

   The Partnership owns and operates amphitheaters, which are primarily used for the presentation of live performances by musical artists. As of September 30, 1997, the Partnership owned interests in or leased 10 amphitheaters and had a long-term management contract to operate an additional amphitheater. All of the amphitheaters owned or operated by the Partnership are located in the United States.

   In April 1997, the Partnership entered into a new partnership agreement with a third party to be known as Western Amphitheater Partners (WAP). The Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre, and the other partner contributed or licensed the assets and liabilities of the Irvine Meadows Amphitheatre. Each partner has a 50 percent interest in WAP. Under the terms of the Partnership agreement, the partners are required to make an additional capital contribution of approximately $850,000 each in WAP which was accrued by the Partnership at September 30, 1997. The fiscal year-end for the WAP partnership will be December 31.

   During 1996, the Partnership changed its fiscal year-end from October 31 to September 30.

2. SIGNIFICANT ACCOUNTING POLICIES:

 Principles of Consolidation

   The consolidated financial statements of the Partnership include all of its wholly owned subsidiaries and other partnerships in which Pavilion Partners holds a controlling interest. All partnerships in which Pavilion Partners holds less than a controlling interest are reported on the equity method of accounting. All significant intercompany transactions have been eliminated in consolidation.

 Basis of Contributed Assets

   All assets contributed to the Partnership by the partners were recorded at the carrying values of the contributing entities.

 Revenue Recognition

   The Partnership records revenues from the presentation of events at the completion of the related event. Advance ticket sales are classified as deferred revenue until the event has occurred. Sponsorship and other revenues that are not related to any single event are classified as deferred revenue and amortized over each of the amphitheaters' various shows during the operating season.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    The Partnership barters event tickets and sponsorship rights for products and services, including event advertising. These barter transactions are not recognized in the accompanying consolidated financial statements and are not material to the Partnership's financial position or results of operations.

 Income Taxes

   No provision for federal or state income taxes is necessary in the financial statements of the Partnership because, as a partnership, it is not subject to federal or state income taxes and the tax effect of its activities accrues to the partners.

 Prepaid Expenses

   Prepaid expenses include show advances and deposits, event advertising costs and other costs directly related to future events. Such costs are charged to operations upon completion of the related events.

   As of September 30, 1996 and 1997, prepaid expenses included event advertising costs of $160,000 and $137,000, respectively. The Partnership recognized event advertising expenses of $5,815,000, $6,439,000 and $6,569,000 in cost of sales for the year ended October 31, 1995, the eleven months ended September 30, 1996, and the year ended September 30, 1997, respectively.

 Other Assets

   The Partnership incurs certain costs in identifying and selecting potential sites for amphitheater development. All costs incurred by the Partnership during the initial site selection phase are expensed as incurred. Certain incremental start-up costs that are incurred after a decision has been made to develop a site are capitalized as preoperating costs. After an amphitheater is fully developed, these preoperating costs are amortized on a straight-line basis over a five-year period.

   Contract acquisition costs include fees associated with securing a contract with a booking agent for one of the Partnership's amphitheaters. These costs are amortized on a straight-line basis over the life of the contract which is 10 years.

 Property and Equipment

   Property and equipment is stated at cost. Repair and maintenance costs are expensed as incurred. Interest incurred in connection with the construction of an amphitheater is capitalized as part of the cost of the amphitheater. During 1995 and 1996, the Partnership capitalized interest in connection with the construction of amphitheaters of $645,000, $161,000, respectively. No interest was capitalized in 1997.

   Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the lease. Other property and equipment is depreciated on a straight-line basis over the estimated useful lives of the assets. A summary of the principal ranges of useful lives used in computing the annual provision for depreciation and amortization is as follows:

                         RANGE OF YEARS
                         --------------
Buildings ..............     27-31.5
Leasehold improvements       5-31.5
Equipment ..............       3-7
Furniture and fixtures        5-10

   The Partnership evaluates on an ongoing basis whether events and circumstances indicate that the estimated useful lives of property and equipment warrant revision. The Partnership adopted Statement of Financial Accounting Standard (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," in 1997. The adoption of SFAS No. 121 did not have a material effect on the Partnership's financial position or results of operations.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

  Fair Value of Financial Instruments

   The carrying amounts of the Partnership's financial instruments approximate their fair value at September 30, 1996 and 1997.

 Statement of Cash Flows

   The Partnership considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Interest paid was $2,319,000, $3,652,000 and $3,917,000 for 1995, 1996 and 1997, respectively.
During the year ended October 31, 1995, the Partnership issued a note payable with a fair value of $1,300,000 to a vendor in exchange for certain equipment with a fair value which approximated the amount of the note. During 1997, the Partnership contributed or licensed the assets and liabilities of the Glen Helen Amphitheatre into the new WAP Partnership in which it holds a 50 percent interest. The net book value of the investment made in the WAP Partnership was $54,000.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires the Partnership to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Reclassifications

   Certain amounts in the 1995 and 1996 consolidated financial statements have been reclassified to conform to the 1997 presentation.

3. PARTNERSHIP AGREEMENT:

   The Partnership agreement provides, among other things, for the following:

 Contributions and Project Loans

   In addition to the initial contributions as discussed in Note 1, the partners are obligated to contribute, in proportion to their respective Partnership interests, any deficiency in the funding for the construction of each approved amphitheater development or any operational shortfall, as defined in the Partnership agreement. No such funding was required in 1995, 1996 or 1997.

   In addition, AEP is responsible for providing project financing, as defined, for each approved amphitheater development. To the extent AEP does not fulfill this responsibility, AEP must indemnify, defend and hold harmless the Partnership from all claims, demands, liabilities or other losses (including the loss of any earnest money deposits and any reasonable attorneys' fees) which might result from AEP's failure to provide such project loan.

 Income Allocation

   In general, all of the Partnership's income is allocated to the partners in proportion to their respective Partnership interests. However, PACE receives a priority allocation of net income, as defined in the Partnership agreement, until the cumulative amount of such allocations is equal to $2,000,000 increased by 7 percent of the unpaid allocation on the last day of each fiscal year. Any such allocation of net income to PACE is distributed in the following year. The priority allocation of net income to PACE for 1995, 1996 and 1997 was approximately $767,000, $716,000 and $119,000, respectively. This allocation obligation was fully satisfied with the distribution of the fiscal 1997 income allocation amount during October 1997.

   AEP is entitled to receive a priority allocation of net income once a loan related to an amphitheater contributed by Blockbuster is repaid. At September 30, 1997, the loan balance is $7,905,000 and is payable in quarterly installments with a balloon payment due at its maturity on April 1, 2004. The priority allocation of net income is equal to 65 percent of the cash flow attributable to the amphitheater, as defined in the Partnership agreement. The cumulative priority allocation of net income to AEP is limited to $7,000,000. No such allocation was made in 1995, 1996 or 1997.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

    On November 1 of each calendar year, the executive committee of the Partnership determines if any excess cash exists in the Partnership's accounts above what is necessary to fund future operations and obligations. Any such excess cash may be distributed to the partners in proportion to their respective interests in the Partnership. No distributions of excess cash flow have been made.

4. PROPERTY AND EQUIPMENT:

   The components of the Partnership's property and equipment are as follows (in thousands):

                                                    SEPTEMBER 30
                                                 -------------------
                                                    1996      1997
                                                 --------- --------
Property .......................................  $   695   $   695
Buildings ......................................   10,817    10,817
Leasehold improvements .........................   53,148    53,826
Equipment ......................................    5,007     4,488
Furniture and fixtures .........................      705       722
Construction in progress .......................       --       786
                                                 --------- --------
                                                   70,372    71,334
Less--Accumulated depreciation and amortization     9,080    11,396
                                                 --------- --------
                                                  $61,292   $59,938
                                                 ========= ========

   Depreciation and amortization expense associated with property and equipment for 1995, 1996 and 1997 was $1,905,000, $2,693,000 and $3,179,000,
respectively.

   Assets under capital lease included above are as follows (in thousands):

                                   SEPTEMBER 30
                                ------------------
                                  1996      1997
                                -------- --------
Building ......................  $5,333    $5,333
Furniture and equipment  ......     841       841
                                -------- --------
                                  6,174     6,174
Less--Accumulated depreciation    2,068     2,237
                                -------- --------
                                 $4,106    $3,937
                                ======== ========

   Amortization expense associated with assets under capital lease for 1995, 1996 and 1997 was $169,000, $156,000 and $169,000, respectively.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 5. OTHER ASSETS:

   Other assets consist of the following (in thousands):

                                                                              SEPTEMBER 30
                                                                           ------------------
                                                                             1996      1997
                                                                           -------- --------
Preoperating costs, net of accumulated amortization of $2,092,000 and
 $1,094,000, respectively.................................................  $2,153    $1,709
Investment in unconsolidated partnerships ................................   1,302     2,797
Contract acquisition costs, net of accumulated amortization of $45,000
 and $129,000, respectively ..............................................     624       815
Other ....................................................................     347       402
                                                                           -------- --------
                                                                            $4,426    $5,723
                                                                           ======== ========

   During 1995, 1996 and 1997, the Partnership recognized equity in earnings of unconsolidated partnerships of $263,000, $129,000 and $1,592,000, respectively, which is included in other operating revenues.

6. ACCRUED LIABILITIES:

   Accrued liabilities consist of the following (in thousands):

                                       SEPTEMBER 30
                                     -----------------
                                       1996     1997
                                     -------- -------
Interest ...........................  $  544   $  522
Rent ...............................     638      580
Taxes ..............................     748      613
Litigation expenses and settlement     1,873       --
Insurance ..........................   1,216    1,656
Other ..............................   3,093    3,660
                                     -------- -------
                                      $8,112   $7,031
                                     ======== =======

   Accrued liabilities do not include accrued interest on the notes payable to Blockbuster (see Note 7). Such accrued interest, which is included in accounts payable, related parties, was $1,082,000 and $1,601,000 as of September 30, 1996 and 1997, respectively.

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 7. NOTES PAYABLE:

   Notes payable to third parties consist of the following (in thousands):

                                                                     SEPTEMBER 30
                                                                 --------------------
                                                                    1996      1997
                                                                 --------- ---------
Note payable to a bank, interest at LIBOR plus 0.18% (6% at
 September 30, 1996 and 1997), payments due semiannually with a balloon payment due on maturity in July 2005, guaranteed by
 Sony ..........................................................  $13,122    $12,573
Note payable to a bank, interest at 8.35% through July 2002 and
 LIBOR plus 0.18% thereafter, due in July 2005, guaranteed by
 Sony...........................................................   10,000     10,000
Note payable to a bank, interest at LIBOR plus 0.85% (6.78% at
 September 30, 1996 and 1997), payments due annually with a
 balloon payment due on maturity in December 2005, guaranteed
 by Blockbuster and Sony........................................    7,732      7,575
Note payable to a bank, interest at prime minus 105 basis
 points (7.2% and 7.45% at September 30, 1996 and 1997,
 respectively), payments due quarterly with a balloon payment
 due on maturity in April 2000, guaranteed by Sony..............    6,449      6,356
Note payable to a bank, interest at 9.46%, payments due
 quarterly with a balloon payment due on maturity in December
 1999, guaranteed by Sony.......................................    3,958      3,914
Note payable to a vendor, interest imputed at 8.98%, payments
 due weekly through May 2005....................................    1,826      1,671
Other notes payable to vendors, interest at fixed rates ranging from 8.2% to 10.72%, due in equal installments with final
 maturities ranging from December 1996 through February 2006 ...    2,040      1,591
                                                                 --------- ---------
  Total.........................................................   45,127     43,680
Less--Current maturities........................................    1,447      1,488
                                                                 --------- ---------
  Noncurrent portion............................................  $43,680    $42,192
                                                                 ========= =========
Note payable to a related party consist of the following (in thousands):
                                                                     SEPTEMBER 30
                                                                 --------------------
                                                                    1996      1997
                                                                 --------- ---------
Note payable to Blockbuster, interest at 7%, payments due
 quarterly with a balloon payment due on maturity in April
 2004, secured by property and equipment with a net book value
 of $6,212 .....................................................  $ 7,905    $ 7,905
Less--Current maturities........................................      637        880
                                                                 --------- ---------
  Noncurrent portion............................................  $ 7,268    $ 7,025
                                                                 ========= =========

   The terms of contracts with concessionaires such as food and beverage vendors generally require the vendors to make a significant initial payment to the Partnership at the time of the construction of an amphitheater. These advances are repayable in periodic installments from amounts otherwise due to the Partnership under the concession contracts. As of September 30, 1997, the notes payable to vendors under

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 such arrangements had a weighted-average effective interest rate of 9.15 percent. The Partnership's weighted-average interest rate on notes payable to banks was 7.3 percent on September 30, 1997.

   Interest expense on the note payable to a related party was $547,000, $489,000 and $519,000 for 1995, 1996 and 1997, respectively. Principal and interest on the note payable to a related party have not been paid as accounts receivable, related parties from Blockbuster remain outstanding.

   As of September 30, 1997, scheduled maturities of notes payable were as follows:

 1998 ......... $ 2,368
1999 .........    1,841
2000 .........   11,560
2001 .........    1,751
2002 .........    1,811
Thereafter  ..   32,254
               --------
                $51,585
               ========

8. LEASE COMMITMENTS:

   The Partnership leases various amphitheaters under operating and capital leases. Initial lease terms are 25 to 60 years with varying renewal periods at the Partnership's option on most leases. A number of the amphitheater leases provide for escalating rent over the lease term. Rental expense on operating leases is recognized on a straight-line basis over the life of such leases. The majority of the amphitheater leases provide for contingent rentals, generally based upon a percentage of gross revenues, as defined in the respective lease agreements. Minimum rental expense associated with operating leases for 1995, 1996 and 1997 was $648,000, $2,353,000 and
$2,612,000, respectively. Contingent rental expense associated with operating leases for 1995, 1996 and 1997 was $2,407,000, $2,515,000 and $2,571,000,
respectively. Contingent rental expense associated with capital leases for 1995, 1996 and 1997 was $144,000, $155,000 and $149,000, respectively.

   Minimum rental commitments on long-term capital and operating leases at September 30, 1997, were as follows (in thousands):

                                            CAPITAL    OPERATING
                                             LEASES     LEASES
                                           --------- -----------
Year ending September 30--
 1998 ....................................  $   757     $ 2,902
 1999 ....................................      757       3,056
 2000 ....................................      756       3,148
 2001 ....................................      757       3,248
 2002 ....................................      757       3,297
 Thereafter ..............................    9,714      54,693
                                           --------- -----------
                                             13,498     $70,344
                                                     ===========
Less--Amount representing interest  ......    7,383
                                           ---------
Present value of minimum rental payments      6,115
Less--Current portion ....................      126
                                           ---------
Noncurrent portion........................  $ 5,989
                                           =========

9. RELATED PARTIES:

   The responsibility for the day-to-day business and affairs of the Partnership has been delegated by the partners to a managing director and support staff employed by PACE Entertainment Corporation and

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 its subsidiaries. PACE Entertainment Corporation and its subsidiaries provide the Partnership with management and consulting services in connection with the development, construction, maintenance and operation of amphitheaters owned or leased by the Partnership. The Partnership paid $1,650,000, $1,687,000 and $1,968,000 during 1995, 1996 and 1997, respectively, to PACE Entertainment Corporation as reimbursement for the costs of these services.

   The Partnership paid PACE Music Group (PMG), a subsidiary of PACE Entertainment Corporation, $289,000, $225,000 and $395,000 during 1995, 1996 and 1997, respectively, for services provided by PMG as a local presenter at one of the Partnership's amphitheaters.

   Accounts receivable from and accounts payable to related parties at September 30, 1997, of $3,878,000 and $3,948,000, respectively, relate to amounts owed to and due from the partners arising from the formation of the Partnership and general and administrative expenses paid by or on behalf of the Partnership.

   Notes receivable, related parties consist of two notes due from AEP which bear interest at 5.62 percent per annum and matured April 1, 1997. Principal payments on the notes are due upon request by the Partnership in order to fund the construction of proposed amphitheaters. Interest on the partners' notes amounted to $192,000, $63,000 and $68,000 for 1995, 1996 and 1997,
respectively.

10. COMMITMENTS AND CONTINGENCIES:

 Commitments

   The Partnership guarantees 50 percent of a $2,305,000 promissory note issued by its 50 percent equity partner in the Starwood Amphitheater. The note matures on June 1, 2003.

   The Partnership has committed to fund certain renovation work at one of its amphitheaters in proportion to its 66 2/3 percent partnership interest in that amphitheater. The renovations are to include increasing seating capacity and upgrading the amphitheater's concession plazas and parking facilities. The total budget for these renovations is approximately $11.0 million of which $5.0 million will be funded by the minority partner and a note payable to vendor, therefore the Partnership's funding commitment is approximately $6.0 million.

   The Partnership maintains cash in bank deposit accounts which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management performs periodical evaluations of the relative credit standards of the financial institutions with which it deals. Additionally, the Partnership's cash management and investment policies restrict investments to low-risk, highly liquid securities. Accordingly, management does not believe that the Partnership is currently exposed to any significant credit risk on cash and cash equivalents.

   The Partnership is subject to other claims and litigation arising in the normal course of its business. The Partnership does not believe that any of these proceedings will have a material adverse effect on its financial position or results of operations.

   The Partnership was previously named as a defendant in a case filed in Wake County, North Carolina (Promotion Litigation). There were several defendants named in the litigation with various causes of action asserted against one or more of each of the defendants, including (a) breach of alleged contract, partnership, joint venture and fiduciary duties between certain of the defendants and Pro Motion Concerts, (b) constructive fraud,
(c) interference with prospective advantage, (d) unfair trade practices, (e) constructive trust and (f) unjust enrichment. The essence of the plaintiff's claims was that certain of the defendants agreed to enter into a partnership with the plaintiffs for the development and operation of an amphitheater. On May 1, 1997, the Promotion Litigation was settled. All defendants were fully and finally released with prejudice from any and all claims and causes of action. Although the defendants believe that they would have prevailed at a trial of the Promotion Litigation, the defendants chose to

                              PAVILION PARTNERS
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

 settle rather than risk the uncertainties of a trial. The defendants did not acknowledge or admit any liability. The settlement called for payments to plaintiffs totaling $4.5 million, of which $1.0 million was paid by the Partnership. The Partnership recorded litigation settlement expense of $1.0 million at September 30, 1996. The settlement was paid during May 1997.

 Change in Control Provisions

   The Partnership has entered into numerous leases and other contracts in the ordinary course of business. Certain of these agreements either contain restrictions on their assignability or would require third-party approval of a change in control of the Partnership.

 Employment Agreements

   The Partnership has employment agreements with certain key employees. Such agreements generally provide for minimum salary levels, guaranteed bonuses and incentive bonuses which are payable if specified financial goals are attained. As of September 30, 1997, the Company's minimum commitment under these agreements were as follows (in thousands);

 For the year ending
  September 30--
1998 .............................  $335
1999 .............................   177

 Insurance

   The Partnership carries a broad range of insurance coverage, including general liability, workers' compensation, employee health coverage and umbrella policies. The Partnership carries deductibles of up to $10,000 per occurrence for general liability claims. The Partnership has accrued for estimated potential claim costs in satisfying the deductible provisions of the insurance policies for claims occurring through September 30, 1997. The accrual is based on known facts and historical trends, and management believes such accrual to be adequate.

11. SUBSEQUENT EVENTS:

   In December 1997, the managing partner and its shareholders entered into an agreement whereby the shareholders would sell their interests in PACE Entertainment Corporation to SFX Entertainment, Inc. Closing is subject to certain conditions, including the approval of third parties.

   On December 19, 1997, the PACE Entertainment Corporation entered into an agreement to purchase Blockbuster's 33 1/3 percent interest in the Partnership for $4,171,000 in cash, $2,940,000 in assumed liabilities and the assumption of certain indemnification obligations of Blockbuster under the Partnership agreement. In addition, PACE Entertainment Corporation has agreed to purchase the note payable to Blockbuster with a balance of $9,507,000, including accrued interest of $1,601,000, at September 30, 1997. The transaction is contingent on, among other things, obtaining acceptable financing including the release of Blockbuster from certain debt obligations and the approval of Sony.

   On December 22, 1997, PACE Entertainment Corporation entered into an agreement to purchase Sony's 33 1/3 percent interest in the Partnership for $27,500,000 in cash. The transaction is contingent on, among other things, government approval and obtaining acceptable financing including the release of Sony from certain debt obligations (see Note 7).

                        REPORT OF INDEPENDENT AUDITORS

The Boards of Directors
Contemporary Group

   We have audited the accompanying combined balance sheets of Contemporary Group as of September 30, 1997 and December 31, 1996 and the related combined statements of operations, cash flows and stockholders' equity for each of the nine months ended September 30, 1997 and year ended December 31, 1996. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Contemporary Group at September 30, 1997 and December 31, 1996 and the combined results of their operations and their cash flows for the nine months ended September 30, 1997 and the year ended December 31, 1996, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

November 25, 1997

                              CONTEMPORARY GROUP
                           COMBINED BALANCE SHEETS

                                                                    DECEMBER 31,    SEPTEMBER 30,
                                                                        1996            1997
                                                                   -------------- ---------------
ASSETS
Current assets:
 Cash ............................................................   $ 2,972,409     $ 4,630,459
 Accounts receivable .............................................     4,067,444       8,369,802
 Prepaid expenses and other current assets .......................       272,105         374,952
                                                                   -------------- ---------------
Total current assets .............................................     7,311,958      13,375,213
Property and equipment, at cost, less accumulated depreciation
 and amortization of $2,723,986 in 1996 and $3,222,296 in 1997  ..     2,438,210       2,837,790
Reimbursable event costs .........................................       474,469         890,502
Deferred event expenses ..........................................       250,973         175,551
Investment in Riverport ..........................................     4,934,513       6,232,889
Other assets .....................................................       120,256         130,674
                                                                   -------------- ---------------
Total assets .....................................................   $15,530,379     $23,642,619
                                                                   ============== ===============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable ................................................   $ 1,733,676     $ 1,212,506
 Accrued expenses and other current liabilities ..................     4,975,189       6,572,522
 Current portion of note payable .................................       592,138              --
                                                                   -------------- ---------------
Total current liabilities ........................................     7,301,003       7,785,028
Deferred revenue .................................................     2,424,020       4,012,136
Other liabilities ................................................       244,412         790,127
Deferred compensation ............................................            --         588,122
Note payable, less current portion ...............................     1,578,171       1,578,171
Combined stockholders' equity ....................................     3,982,773       8,889,035
                                                                   -------------- ---------------
Total liabilities and combined stockholders' equity  .............   $15,530,379     $23,642,619
                                                                   ============== ===============

                           See accompanying notes.

                              CONTEMPORARY GROUP
                      COMBINED STATEMENTS OF OPERATIONS

                                                        NINE MONTHS
                                        YEAR ENDED         ENDED
                                       DECEMBER 31,    SEPTEMBER 30,
                                           1996            1997
                                      -------------- ---------------
OPERATING REVENUES
Event promotion revenue .............   $38,023,454     $41,162,946
Marketing revenue ...................    12,969,621      21,132,035
Other event revenue .................     8,859,218       8,846,167
                                      -------------- ---------------
                                         59,852,293      71,141,148
Cost of revenue .....................    46,410,935      54,662,268
                                      -------------- ---------------
                                         13,441,358      16,478,880
OPERATING EXPENSES
Salary expense ......................     8,010,991       7,936,131
Depreciation and amortization  ......       566,573         498,310
General and administrative expenses       3,767,111       4,165,336
                                      -------------- ---------------
                                         12,344,675      12,599,777
                                      -------------- ---------------
Income from operations ..............     1,096,683       3,879,103
OTHER INCOME (EXPENSE)
Interest income .....................       158,512         121,990
Interest expense ....................      (213,658)       (153,207)
Equity in income of Riverport  ......       822,716       1,298,376
                                      -------------- ---------------
                                            767,570       1,267,159
                                      -------------- ---------------
Income before income taxes ..........     1,864,253       5,146,262
Federal and state taxes .............        35,367              --
                                      -------------- ---------------
Net income ..........................   $ 1,828,886     $ 5,146,262
                                      ==============

                           See accompanying notes.

                              CONTEMPORARY GROUP
                      COMBINED STATEMENTS OF CASH FLOWS

                                                                                 NINE MONTHS
                                                                 YEAR ENDED         ENDED
                                                                DECEMBER 31,    SEPTEMBER 30,
                                                                    1996            1997
                                                               -------------- ---------------
OPERATING ACTIVITIES
Net income ...................................................   $ 1,828,886     $ 5,146,262
Adjustments to reconcile net income to net cash provided by
 operating activities:
 Depreciation and amortization ...............................       566,573         498,310
 Deferred revenue ............................................     1,324,206       1,588,116
 Non-cash compensation .......................................            --         588,122
 Equity in income of Riverport, net of distributions received       (222,716)     (1,298,376)
 Changes in operating assets and liabilities:
  Accounts receivable ........................................      (899,830)     (4,302,358)
  Prepaid expenses and other current assets ..................       225,754        (102,847)
  Reimbursable event costs ...................................      (207,355)       (416,033)
  Deferred event expenses ....................................      (159,393)         75,422
  Other assets ...............................................       (29,923)        (10,418)
  Accounts payable ...........................................      (186,876)       (521,170)
  Accrued expenses and other current liabilities  ............     2,605,182       1,597,333
  Other liabilities ..........................................    (1,061,570)        545,715
                                                               -------------- ---------------
Net cash provided by operating activities ....................     3,782,938       3,388,078
INVESTING ACTIVITIES
Purchase of property and equipment ...........................    (1,159,382)       (897,890)
                                                               -------------- ---------------
Net cash used in investing activities ........................    (1,159,382)       (897,890)
FINANCING ACTIVITIES
Borrowings ...................................................       626,970              --
Payments of notes payable ....................................       (34,832)       (592,138)
Distributions paid ...........................................    (2,993,000)       (240,000)
                                                               -------------- ---------------
Net cash used in financing activities ........................    (2,400,862)       (832,138)
                                                               -------------- ---------------
Net increase in cash .........................................       222,694       1,658,050
Cash at beginning of period ..................................     2,749,715       2,972,409
                                                               -------------- ---------------
Cash at end of period ........................................   $ 2,972,409     $ 4,630,459
                                                               ============== ===============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest .......................................   $   143,271     $   112,429
                                                               ============== ===============
Cash paid for income taxes ...................................   $    34,550     $    23,618
                                                               ============== ===============

                           See accompanying notes.

                              CONTEMPORARY GROUP
                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
    YEAR ENDED DECEMBER 31, 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1997

 Balance, January 1, 1996 ............................... $ 5,146,887
Distributions to stockholders ..........................   (2,993,000)
Net income for the year ended December 31, 1996  .......    1,828,886
                                                         -------------
Balance, December 31, 1996 .............................    3,982,773
Distributions to stockholders ..........................     (240,000)
Net income for the nine months ended September 30, 1997     5,146,262
                                                         -------------
Balance, September 30, 1997 ............................  $ 8,889,035
                                                         =============

                           See accompanying notes.

                              CONTEMPORARY GROUP
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of Contemporary International Productions Corporation, Contemporary Productions Incorporated, Contemporary Marketing, Inc. ("CMI"), Contemporary Sports, Incorporated, Innovative Training and Education Concepts Corporation, Contemporary Investments Corporation ("CIC"), Contemporary Investments of Kansas, Inc., Continental Entertainment Associates, Inc., Dialtix, Inc., and Capital Tickets L.P. (collectively, the "Contemporary Group" or the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are subject to common ownership and to the transaction described in Note 7.

   The Contemporary Group is a live entertainment and special events producer, venue operator and consumer marketer. Income from operations originates from the operation of the concert division which earns promotion income in two ways: either a fixed fee for organizing and promoting an event or an arrangement that entitles it to a profit percentage based on a predetermined formula. The Companies recognize revenue from the promotion of events when earned, which is generally upon exhibition. The Companies record commissions on booking acts as well as sponsorship and concession income as other event revenues.

   Deferred revenue relates primarily to an advance on future concession revenues which is evidenced by a noninterest bearing note payable and advances on marketing services. Payments collected in advance are recognized as income as events occur or services are provided. Reimbursable event costs represent amounts paid by the Companies on behalf of co-promoters and other parties with interests in the events which will be reimbursed by such parties.

   CIC is a 50% partner in Riverport Performing Arts Centre Joint Venture ("Riverport"), a Missouri general partnership which leases and operates a 20,000 seat outdoor amphitheater located in St. Louis, Missouri. The investment in Riverport is recorded under the equity method of accounting.

 Income Taxes

   The Companies have been organized as either partnerships or corporations which have elected to be taxed as "S Corporations" or incorporated as "C Corporations." The "S Corporation" elections are valid for both federal and state tax purposes. With respect to the partnerships and "S Corporations," all items of income, loss, deduction or credit are reported by the partners or shareholders on their respective personal income tax returns. Accordingly, no current or deferred federal or state taxes have been provided for in the accompanying financial statements with regard to such entities.

   For the year ended December 31, 1996, with respect to the "C Corporations," the total provision for income taxes is $35,367. Certain of the "C Corporations" filed elections to be treated as "S Corporations" beginning January 1, 1997. Therefore, with respect to such corporations, no provision for income taxes has been provided for during the nine months ended September 30, 1997. The remaining "C Corporation" generated a tax loss of approximately $52,000 for the nine months ended September 30, 1997. As such, no provision for income taxes has been provided for.

 Accounts Receivable

   Accounts receivable consist of amounts due from ticket vendors, venue box offices and customers of marketing services. Management considers these accounts receivable as of September 30, 1997 and December 31, 1996 to be collectible; accordingly, no allowance for doubtful accounts is recorded.

                              CONTEMPORARY GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

  Significant Customer

   CMI produces marketing and sales programs for national consumer product companies. Its most significant customer is AT&T, which provided approximately 20% and 12% of the Companies' combined revenues for the nine months ended September 30, 1997 and the year ended December 31, 1996, respectively.

 Advertising Costs

   Advertising costs are expensed as incurred. For the nine months ended September 30, 1997 and the year ended December 31, 1996, advertising costs were $66,413 and $71,879, respectively

 Property and Equipment

   Property and equipment is recorded at cost. Depreciation is computed on either the straight-line method or accelerated methods over the estimated useful lives of the assets or the term of the related lease as follows:

 Furniture, fixtures and equipment  ....  5-7 years
Land improvements .....................    15 years
Leasehold Improvements ................    10 years

 Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2. INVESTMENTS

   The following is a summary of the financial position and results of operations of Riverport as of and for the year ended December 31, 1996 and as of and for the nine months ended September 30, 1997:

                                           DECEMBER 31,    SEPTEMBER 30,
                                               1996            1997
                                          -------------- ---------------
Current assets ..........................   $   473,275     $ 2,603,349
Property and equipment ..................    11,815,552      11,355,439
Other assets ............................        16,553           8,186
                                          -------------- ---------------
Total assets ............................   $12,305,380     $13,966,974
                                          ============== ===============
Current liabilities .....................   $ 1,993,981     $ 1,022,327
Other liabilities .......................       442,374         478,870
Partners' capital .......................     9,869,025      12,465,777
                                          -------------- ---------------
Total liabilities and partners' capital     $12,305,380     $13,966,974
                                          ============== ===============
Revenue .................................   $11,693,138     $14,429,029
Net operating income ....................     1,970,887       4,684,284
Net income ..............................   $ 1,645,431     $ 2,596,752

   During the year ended December 31, 1996, CIC received a cash distribution of $600,000 from Riverport.

                              CONTEMPORARY GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 3. NOTES PAYABLE

   At September 30, 1997 and December 31, 1996, CIC held a $2,322,500 non interest bearing note payable to its partner in Riverport. The note is payable in installments through December 1, 2000 and is secured by CIC's investment in Riverport. The carrying value of the note is $1,578,171 based on an imputed interest rate of approximately 9%. Based on this rate, future principal payments on the note as of September 30, 1997 are as follows:

 1998 ... $  683,970
1999 ...     426,296
2000 ...     467,905
         -----------
          $1,578,171
         ===========

   At December 31, 1996, the Companies had a $592,138 bank note payable which bore an interest rate based on the prime lending rate (8.25% in 1996, 8.5% in 1997) and was repaid in full prior to September 30, 1997.

4. COMMON STOCK

   The Companies' stock and tax status for 1997 are as follows:

                                                  TAX          SHARES     SHARES     PAR
                                                 STATUS      AUTHORIZED   ISSUED    VALUE
                                             ------------- ------------  -------- -------
Contemporary International Productions
 Corporation ...............................    S-Corp.        30,000         10      $1
Contemporary Productions Incorporated  .....    S-Corp.        30,000        100      $1
Contemporary Marketing, Inc. ...............    S-Corp.        30,000        100      $1
Contemporary Sports, Incorporated ..........    S-Corp.        30,000        100      $1
Innovative Training and Education Concepts
 Corporation n/k/a Contemporary Group,
 Inc........................................    S-Corp.        30,000        100      $1
Contemporary Investments Corporation  ......    S-Corp.        30,000        200      $1
Contemporary Investments of Kansas, Inc.  ..    S-Corp.        30,000     30,000      $1
Continental Entertainment Associates, Inc.      C-Corp.           300          6    $100
Dialtix, Inc. ..............................    S-Corp.        30,000          6    $100
Capital Tickets L.P.........................  Partnership         N/A        N/A     N/A

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease office facilities and concert venues under noncancellable leases which expire at various dates through 2004. Such leases contain various operating escalations and renewal options.

   Total rent expense for the nine months ended September 30, 1997 and the year ended December 31, 1996 was $754,395 and $818,123, respectively.

                              CONTEMPORARY GROUP
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

    Future minimum lease payments under noncancellable operating leases as of September 30, 1997 are as follows:

 1997 ......... $  270,063
1998 .........     858,757
1999 .........     863,757
2000 .........     440,050
2001 .........     264,000
Thereafter  ..     317,000
               -----------
                $3,013,627
               ===========

 Compensation

   CMI has entered into an employment agreement with one of its employees which provides her with rights to future cash payments based on the fair value of CMI, as defined. These rights vest on January 1, 2002 or upon the occurrence of certain transactions including a change of control. CMI recorded related compensation expense for the nine months ended September 30, 1997 of $588,122 pursuant to this agreement.

 Litigation

   The Companies are party to various legal proceedings generally incidental to their businesses. Although the ultimate disposition of these proceedings is not presently determinable, management, based upon the advice of counsel, does not expect the outcome of these proceedings to have a material adverse effect on the financial condition of the Companies.

6. EMPLOYEE RETIREMENT PLAN

   In January 1992, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402(g) of the Internal Revenue Code. The Companies contribute to participant employees' accounts at the rate of 25% of the first 5% of the participating employees' contributions. During the nine months ended September 30, 1997 and the year ended December 31, 1996, the Companies contributions totaled approximately $23,700 and $25,600, respectively.

7. SUBSEQUENT EVENT

   In December 1997, the owners of the Companies entered into an agreement to transfer 100% of the capital stock of Contemporary International Productions Corporation and the assets of the remaining companies comprising the Contemporary Group, excluding cash and 1997 receivables, to SFX Entertainment, Inc. for an aggregate consideration of $72,800,000 in cash and the issuance of 1,402,851 shares of SFX Entertainment Class A Common Stock. It is intended that prior to the sale, the Companies will acquire the remaining 50% of Riverport. If it is unable to do so, the cash portion of the purchase price would be reduced by $10,500,000.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
SJS Entertainment Corporation

   We have audited the accompanying combined balance sheet of SJS
Entertainment Corporation and Affiliated Company as of December 31, 1996, and the related combined statements of operations and retained earnings and cash flows for the year then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, combined financial statements referred to above present fairly, in all material respects, the financial position of SJS Entertainment Corporation and Affiliated Company at December 31, 1996 and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
November 20, 1997

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
                           COMBINED BALANCE SHEETS

                                                       DECEMBER 31,    SEPTEMBER 30,
                                                           1996            1997
                                                      -------------- ---------------
                                                        (UNAUDITED)
ASSETS
Current assets:
 Cash ...............................................   $  230,280      $  633,001
 Accounts receivable ................................    2,257,110       3,644,176
 Due from officers ..................................      616,177              --
 Prepaid expenses ...................................       26,037          38,982
 Employee loans .....................................        1,925           9,108
                                                      -------------- ---------------
Total current assets ................................    3,131,529       4,325,267
                                                      -------------- ---------------
Fixed assets, at cost:
 Furniture, fixtures and office equipment  ..........      309,756         375,390
 Production equipment ...............................       95,317         172,641
 Leasehold improvements .............................       61,228          61,228
                                                      -------------- ---------------
                                                           466,301         609,259
 Less, accumulated depreciation and amortization  ...      187,546         275,142
                                                      -------------- ---------------
Net fixed assets ....................................      278,755         334,117
                                                      -------------- ---------------
Deferred tax asset ..................................           --          69,422
Other assets ........................................       23,658          22,656
                                                      -------------- ---------------
Total assets ........................................   $3,433,942      $4,751,462
                                                      ============== ===============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Loans payable--bank ................................   $1,900,000      $       --
 Accounts payable ...................................      694,055       1,008,718
 Accrued expenses ...................................      619,427       2,754,965
 Due to affiliate ...................................       15,989          15,989
 Loans and exchanges ................................        2,799              --
 Deferred revenue ...................................      104,208          41,575
 Due to officers ....................................           --         988,423
                                                      -------------- ---------------
Total current liabilities ...........................    3,336,478       4,809,670
                                                      -------------- ---------------
Combined stockholders' equity:
 Common stock .......................................       27,200          27,200
 Retained earnings (deficit) ........................      145,264         (10,408)
 Treasury stock .....................................      (75,000)        (75,000)
                                                      -------------- ---------------
Total combined stockholders' equity .................       97,464         (58,208)
                                                      -------------- ---------------
Total liabilities and combined stockholders' equity     $3,433,942      $4,751,462
                                                      ============== ===============

                           See accompanying notes.

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
            COMBINED STATEMENT OF OPERATIONS AND RETAINED EARNINGS
                         YEAR ENDED DECEMBER 31, 1996

 Net sales, including management fees from related party (Note
 2).............................................................  $11,374,672
Cost of sales ..................................................    4,039,320
                                                                 -------------
Gross profit ...................................................    7,335,352
                                                                 -------------
Operating expenses:
 Officers' base salaries .......................................      490,353
 Officers' salaries--bonus .....................................    2,475,000
 Employee payroll and taxes ....................................    2,211,372
 Consulting fees ...............................................      272,233
 Messengers and delivery expense ...............................      208,697
 Telephone and utilities .......................................      341,649
 Transportation and automobile expenses ........................      240,218
 Advertising and promotion .....................................      149,907
 Rent expense, net .............................................      182,012
 Depreciation and amortization .................................       84,001
 Other, net ....................................................      648,128
                                                                 -------------
                                                                    7,303,570
                                                                 -------------
Income from operations .........................................       31,782
Interest expense--net ..........................................       (3,229)
                                                                 -------------
Income before provision for income taxes .......................       28,553
Provision for income taxes .....................................       91,197
                                                                 -------------
Net loss .......................................................      (62,644)
Retained earnings at beginning of year .........................      207,908
                                                                 -------------
Retained earnings at end of year ...............................  $   145,264
                                                                 =============

                           See accompanying notes.

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
           COMBINED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                      NINE MONTHS ENDED
                                                                        SEPTEMBER 30,
                                                                 ---------------------------
                                                                     1996          1997
                                                                 ------------ -------------
                                                                         (UNAUDITED)
Net sales, including management fees from related party
 (Note 2).......................................................  $8,745,965    $10,736,887
Cost of sales ..................................................   3,076,955      3,439,414
                                                                 ------------ -------------
Gross profit ...................................................   5,669,010      7,297,473
                                                                 ------------ -------------
Operating expenses:
 Officers' base salaries .......................................     366,224        883,308
 Officers' salaries--bonus .....................................   2,085,000      2,116,692
 Employee payroll and taxes ....................................   1,521,486      1,969,623
 Consulting fees ...............................................     192,951        220,860
 Messengers and delivery expense ...............................     157,075        192,097
 Telephone and utilities .......................................     248,866        316,473
 Transportation and automobile expenses ........................     165,811        242,895
 Advertising and promotion .....................................     128,005        279,758
 Rent expense, net .............................................     119,482        173,486
 Start-up costs of SJS Research ................................          --        216,944
 Depreciation and amortization .................................      59,500         87,596
 Other, net ....................................................     439,024        665,881
                                                                 ------------ -------------
                                                                   5,483,424      7,365,613
                                                                 ------------ -------------
Income (loss) from operations ..................................     185,586        (68,140)
Other income (expenses):
 Other income ..................................................          --         77,510
 Interest expense--net .........................................      (5,627)       (30,540)
                                                                 ------------ -------------
Income (loss) before provision for income taxes ................     179,959        (21,170)
Provision for income taxes .....................................      88,859        134,502
                                                                 ------------ -------------
Net income (loss) ..............................................      91,100       (155,672)
Retained earnings at January 1 .................................     207,908        145,264
                                                                 ------------ -------------
Retained earnings (deficit) at September 30 ....................  $  299,008    $    (10,408)
                                                                 ============ =============

                           See accompanying notes.

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
                       COMBINED STATEMENT OF CASH FLOWS
                         Year ended December 31, 1996

 CASH FLOW FROM OPERATING ACTIVITIES
Net loss ......................................................................  $   (62,644)
Adjustments to reconcile net loss to net cash provided by operating activities:
  Depreciation and amortization ...............................................       84,001
  Changes in assets and liabilities:
   Decrease in accounts receivable ............................................      241,679
   Decrease in due from affiliate .............................................        6,134
   Increase in prepaid expenses ...............................................       (5,445)
   Decrease in employee loans .................................................           14
   Decrease in security deposits ..............................................        4,737
   Decrease in accounts payable ...............................................     (130,667)
   Increase in accrued expenses ...............................................      532,762
   Increase in due to affiliate ...............................................       15,989
   Decrease in loans and exchanges ............................................         (959)
   Increase in deferred revenues ..............................................      104,208
                                                                                -------------
Net cash provided by operating activities .....................................      789,809
                                                                                -------------
CASH FLOW FROM INVESTING ACTIVITIES
Cash used to acquire fixed assets .............................................     (184,132)
CASH FLOW FROM FINANCING ACTIVITIES
Officers' loans, net ..........................................................   (2,204,564)
Repayments of bank loan .......................................................     (275,760)
Proceeds from new bank loans ..................................................    1,900,000
Payments towards treasury stock financing agreement ...........................      (12,500)
                                                                                -------------
Net cash used by financing activities .........................................     (592,824)
                                                                                -------------
Net increase in cash ..........................................................       12,853
Cash at beginning of year .....................................................      217,427
                                                                                -------------
Cash at end of year ...........................................................  $   230,280
                                                                                =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid during period ...................................................  $     9,003
                                                                                =============
Income taxes paid during period ...............................................  $   180,636
                                                                                =============

                           See accompanying notes.

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
                      COMBINED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                            ----------------------------
                                                                 1996          1997
                                                            ------------- -------------
                                                                    (UNAUDITED)
CASH FLOW FROM OPERATING ACTIVITIES
Net income ................................................  $    91,100    $  (155,672)
Adjustments to reconcile net income to net cash provided
 by operating activities:
  Depreciation and amortization ...........................       59,500         87,596
  Changes in assets and liabilities:
   Increase in accounts receivable ........................     (347,582)    (1,387,066)
   Decrease in due from affiliate .........................        6,134             --
   (Increase) decrease in prepaid expenses ................        4,316        (12,945)
   (Increase) in employee loans ...........................       (5,388)        (7,183)
   (Increase) in deferred tax asset .......................           --        (69,422)
   (Increase) decrease in other assets ....................       (1,354)         1,000
   Increase in accounts payable ...........................      124,338        314,663
   Increase in accrued expenses ...........................    1,491,531      2,135,538
   Increase in due to affiliate ...........................       15,989             --
   Decrease in loans and exchanges ........................       (3,758)        (2,797)
   Increase (decrease) in deferred revenues ...............      107,183        (62,633)
                                                            ------------- -------------
Net cash provided by operating activities .................    1,542,009        841,079
                                                            ------------- -------------
CASH FLOW FROM INVESTING ACTIVITIES
Cash used to acquire fixed assets .........................     (161,079)      (142,958)
CASH FLOW FROM FINANCING ACTIVITIES
Officers' loans, net ......................................     (848,077)     1,604,600
Repayments of bank loan ...................................     (275,760)    (1,900,000)
Payments towards treasury stock financing agreement  ......      (12,500)            --
                                                            ------------- -------------
Net cash used by financing activities .....................   (1,136,337)      (295,400)
                                                            ------------- -------------
Net increase in cash ......................................      244,593        402,721
Cash at January 1 .........................................      217,427        230,280
                                                            ------------- -------------
Cash at September 30 ......................................  $   462,020    $   633,001
                                                            ============= =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Interest paid during period ...............................  $     8,239    $    33,218
                                                            ============= =============
Income taxes paid during period ...........................  $   133,088    $    57,052
                                                            ============= =============

                           See accompanying notes.

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              DECEMBER 31, 1996

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Combined Statements

   The financial statements present the financial position and results of operations of SJS Entertainment Corporation and Urban Entertainment Corp. (collectively, the "Company") which are affiliated through common management and ownership.

 Nature of Business

   The Company creates, produces and distributes music-related radio programs and services which it barters or exchanges with radio broadcasters for commercial air time, which is then sold to national network advertisers.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management use estimates based upon available information, which directly affect reported amounts. Actual results could differ from those estimates.

 Depreciation and Amortization

   Depreciation of furniture, fixtures and equipment is computed using the straight-line and declining balance methods, at rates adequate to allocate the cost of the applicable asset over its expected useful life. Amortization of leasehold improvements is computed using the straight-line method over the shorter of the lease term or the expected useful life of the asset. Depreciation and amortization expense for the year ended December 31, 1996 totaled $84,001.

 Estimated useful life ranges are as follows:
 Furniture, fixtures and office equipment  ......      5-7 years
 Production equipment ...........................        5 years
 Leasehold improvements .........................     5-10 years

 Intercompany Balances and Transactions

   All intercompany balances and transactions have been eliminated in combination.

 Concentration of Credit Risk

   The Company maintains bank balances with Sterling National Bank in excess of the federally insured limit of $100,000.

 Interim Financial Information

   Financial information as of September 30, 1997 and for the nine months ended September 30, 1997 and September 30, 1996 is unaudited. In the opinion of management, all adjustments necessary for a fair presentation of the results for such period have been included; all adjustments are of a normal and recurring nature. Interim results are not necessarily indicative of results for a full year.

2. RELATED PARTY TRANSACTIONS

 Due from Officers

   The Company maintains a running loan/exchange account with its officers in order to satisfy the cash flow needs of operations. There is no interest charged by either party on these temporary loans.

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

    At the beginning of the year, January 1, 1996, the Company owed its officers $1,589,146. During the year, the officers loaned the Company an additional $354,780, while the Company paid to its officers a total of $2,560,103.

   In addition, the Company pays its officers in total $2,000 per month towards the business use of their home. These amounts are charged to rent expense and totaled $24,000 for the year ended December 31, 1996.

   Salaries and bonuses paid to officers is determined annually by the Company's board of directors.

 Management Services

   The Company has arranged to manage the operations of a related company which is 40% owned by the officers of the Company. In exchange for the services provided, the Company receives managing fees of $40,000 per month. In addition, the Company has subleased a portion of its premises to this related company (see Note 4), and is also reimbursed for other direct operating expenses (telephone, utilities, cleaning, bookkeeping and administrative) and indirect overhead costs. This arrangement terminated at the end of April 1997.

   During the year ended December 31, 1996, the Company received the following amounts from this related company:

 Management fees .................  $480,000
Rental income ...................     69,780
Direct expense reimbursement  ...     25,519
Indirect overhead reimbursement      108,000
                                  -----------
                                    $683,299
                                  ===========

   Management fees, rental income, the direct expense reimbursement and indirect overhead reimbursement are reflected as an adjustment to the related income or expense account in the accompanying statement of operations.

 Due to Affiliate

   The amount reflected as due to affiliate on the current liabilities section of the balance sheet in the amount of $15,989, is a carryforward of a prior year liability due to a related company of which 50% is owned by the officers of the Company. This matter is currently in litigation, and there is no legal opinion as to its probable settlement. However, management does not expect any eventual monetary settlement to exceed this amount.

3. LOANS PAYABLE--BANK

   At December 31, 1996, the Company owed to Sterling National Bank a term loan of $1,600,000 which was secured by personal certificates of deposit totaling the same amount held by the officers of the Company. On February 20, 1997 the certificates matured, at which time they were transferred into the Company as an officers' loan repayment and used to pay-off the bank loan. Interest charged to the Company was at the rate of prime plus 1%.

   In addition to the term loan referred to above, the Company maintains a $300,000 line-of-credit with Sterling National Bank, which is collateralized by all corporate assets and guaranteed by the officers/ shareholders. At December 31, 1996, there was an outstanding balance of $300,000. Interest is charged at the rate of prime plus 1%. As of November 20, 1997, this loan has been repaid.

   In 1996, the Company repaid a $275,760 loan from Sterling National Bank, which was outstanding at December 31, 1995.

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 4. COMMITMENTS AND CONTINGENCIES

 Automobile Lease

   The Company leases automobiles with monthly payments of $1,834 due through February, 1999.

 Office and Audio Production Studio Leases

   The Company maintains several offices for sales and administration throughout the United States, as well as two production studios. The main premises are located in New York City and is subject to an operating lease expiring March 31, 2006. Other premises are subject to operating leases with various terms ranging from month-to-month, to January 31, 2001.

   Future minimum commitments for automobile, office and studio leases, including two new leases entered into during 1997, are as follows:

 1997 ......... $  305,300
1998 .........     311,200
1999 .........     300,000
2000 .........     267,000
2001 .........     240,100
Thereafter  ..   1,098,800
               -----------
                $2,522,400
               ===========

   Rent expense for offices and production studios, net of the subtenant lease income (see below), totaled $182,012 for the year ended December 31, 1996, while the automobile lease cost was approximately $22,000.

 Subtenant Lease

   The Company has subleased a portion of its New York City premises to a related company who is partially owned by the stockholders of the Company, for approximately $5,800 per month. The lease terminated at the end of April, 1997.

 Consulting Agreements

   Urban Entertainment Corp. is a party to consulting agreements with two individuals, requiring monthly payments totaling $9,583 to be paid through December 31, 1999. The future commitment is as follows:

 1997 ... $115,000
1998 ...   115,000
1999 ...   115,000
         ----------
          $345,000
         ==========

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 5. SHAREHOLDERS' EQUITY

   Shareholders' equity consists of the following:

                                                   PAR                  ISSUED AND
COMPANY                              CLASS        VALUE   AUTHORIZED    OUTSTANDING    VALUE
------------------------------  --------------- -------  ------------ -------------  ---------
SJS Entertainment Corporation          --         None       1,000         1,000      $27,000
Urban Entertainment Corp.  .... A (voting)        None         840           840          100
                                B (nonvoting)     None         160           160          100
                                                                                     ---------
                                                                                      $27,200
                                                                                     =========

   Treasury stock represents the acquisition cost of 550 shares of Urban Entertainment Corp. (420 Class A, and 130 Class B) in 1995. The Company paid $12,500 of the total consideration for the stock in 1996.

   Retained earnings at January 1, 1996 was adjusted to reflect the underaccrual of $51,831 of state and local taxes related to 1995.

6. INCOME TAXES

   Urban Entertainment Corp. has elected "S" Corporation status for both federal and state tax purposes. Accordingly, all items of income, loss, deduction or credit are reported by the stockholders on their respective personal income tax returns. Therefore, no federal or state tax has been provided.

   SJS Entertainment Corporation is subject to corporate taxes at the federal level and seven state and local jurisidictions.

   The provision for income taxes for the year ended December 31, 1996 is as follows:

 Federal ......... $ 9,647
State and local     81,550
                  ---------
                   $91,197
                  =========

   On October 30, 1997, SJS Entertainment Corporation filed an election to be treated as an "S" Corporation beginning January 1, 1998. Approval from the Internal Revenue Service and various state revenue departments are pending.

7. EMPLOYEE RETIREMENT PLAN

   The Company maintains a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years, and have satisfied the service requirement of six months with the Company. Participants may make voluntary contributions into the plan of up to 15% of their compensation. The Company contributes to each participant's account an amount equal to 25% of the participant's voluntary contribution, or $1,000, whichever is less.

   During the year ended December 31, 1996, employer contributions totaled
$6,979.

8. LEGAL MATTERS

   The Company has been named in various lawsuits arising in the normal course of business. It is not possible at this time to assess the probability of any liability against the Company as a result of these lawsuits. Management has stated that all cases will be vigorously defended.

             SJS ENTERTAINMENT CORPORATION AND AFFILIATED COMPANY
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 9. SUBSEQUENT EVENTS

   In December 1997, the Company's shareholders entered into an agreement to sell all of the issued and outstanding shares of the Company to SFX Entertainment, Inc.

   In December 1997, the Company borrowed $1,500,000 under a term loan with Sterling National Bank (Unaudited).

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
The Album Network, Inc.

   We have audited the accompanying combined balance sheets of The Album Network, Inc. and Affiliated Companies as of September 30, 1997 and 1996, and the related combined statements of operations and stockholders' deficit and cash flows for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of The Album Network, Inc. and Affiliated Companies at September 30, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

November 20, 1997
New York, New York

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                           COMBINED BALANCE SHEETS

                                                                             SEPTEMBER 30,
                                                                      ----------------------------
                                                                           1996          1997
                                                                      ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents ..........................................  $   160,453    $   272,423
 Accounts receivable, less allowance for doubtful
  accounts of $153,728 in 1997and $95,450 in 1996 ...................    2,148,159      2,229,237
 Officers' loans receivable .........................................      423,447        390,794
 Prepaid expenses and other current assets ..........................      125,558        234,914
                                                                      ------------- -------------
Total current assets ................................................    2,857,617      3,127,368
Property, plant and equipment, at cost, less accumulated
 depreciation of $1,056,689 in 1997 and $914,512 in 1996  ...........      278,898        303,614
Deferred software costs, less accumulated amortization of $106,639
 in 1997 and $45,768 in 1996 ........................................      172,302        262,061
Other noncurrent assets .............................................       39,477         37,033
                                                                      ------------- -------------
Total assets ........................................................  $ 3,348,294    $ 3,730,076
                                                                      ============= =============
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
 Accrued officers' bonuses ..........................................  $ 1,200,000    $ 1,251,000
 Accounts payable and other accrued expenses ........................    1,081,469      1,208,424
 Officers' loans payable ............................................      650,000        489,085
 Unearned subscription income .......................................      530,255        406,529
 Taxes payable and other current liabilities ........................      351,551        304,011
 Current portion of long-term debt ..................................      624,723        426,228
                                                                      ------------- -------------
Total current liabilities ...........................................    4,437,998      4,085,277
Long-term debt ......................................................    1,294,133      1,051,881
Deferred income taxes ...............................................      279,434        114,178
Combined stockholders' deficit ......................................   (2,663,271)    (1,521,260)
                                                                      ------------- -------------
Total liabilities and stockholders' deficit .........................  $ 3,348,294    $ 3,730,076
                                                                      ============= =============

                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                    COMBINED STATEMENTS OF OPERATIONS AND
                            STOCKHOLDERS' DEFICIT

                                                       YEAR ENDED SEPTEMBER 30,
                                                     -----------------------------
                                                          1996           1997
                                                     -------------- -------------
OPERATING REVENUES
Advertising revenue ................................   $ 7,040,465    $ 7,619,751
Research services revenue ..........................     2,453,026      2,441,703
Direct mail & subscription revenue .................     1,791,887      1,837,248
Broadcast revenue ..................................     2,085,714      2,235,788
Consulting revenue..................................       720,000        470,000
Other revenue ......................................       675,790      1,152,448
                                                     -------------- -------------
                                                        14,766,882     15,756,938
Direct costs of revenue ............................     4,408,997      4,107,328
                                                     -------------- -------------
                                                        10,357,885     11,649,610
OPERATING EXPENSES
Officers' salary expense ...........................     3,384,870      3,662,427
Other salary expense ...............................     3,956,910      3,949,715
Depreciation and amortization ......................       183,976        203,047
General and administrative expenses ................     2,524,704      2,483,197
                                                     -------------- -------------
                                                        10,050,460     10,298,386
                                                     -------------- -------------
Income from operations .............................       307,425      1,351,224
OTHER INCOME (EXPENSE)
Interest income--officers' loans ...................        35,000         41,600
Interest income--third party .......................         6,961          1,295
Interest expense--officers' loans ..................       (35,000)       (55,940)
Interest expense--third party ......................      (256,164)      (175,490)
                                                     -------------- -------------
Income before income taxes .........................        58,222      1,162,689
INCOME TAXES
Provision for income taxes .........................       211,832         20,678
                                                     -------------- -------------
Net income (loss) ..................................      (153,610)     1,142,011
Combined stockholders' deficit at beginning of year     (2,509,661)    (2,663,271)
                                                     -------------- -------------
Combined stockholders' deficit at end of year  .....   $(2,663,271)   $(1,521,260)
                                                     ============== =============

                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                      COMBINED STATEMENTS OF CASH FLOWS

                                                                      YEAR ENDED SEPTEMBER 30,
                                                                     --------------------------
                                                                         1996          1997
                                                                     ------------ ------------
OPERATING ACTIVITIES
Net income .........................................................   $(153,610)   $1,142,011
Adjustment to reconcile net income to net cash (used in) provided by operating activities:
  Depreciation and amortization ....................................     183,976       203,047
  Provision for doubtful accounts ..................................      13,584        58,278
  Changes in operating assets and liabilities:
   Accounts receivable .............................................    (246,873)     (139,356)
   Prepaid expenses and other current assets .......................     154,120       (97,053)
   Other non current assets ........................................      (3,378)        2,444
   Accounts payable and accrued expenses ...........................      69,816       126,955
   Unearned subscription income ....................................     101,623      (123,726)
   Accrued officers' bonus .........................................     639,000        51,000
   Deferred income taxes ...........................................      39,268      (165,257)
   Taxes payable and other current liabilities .....................     143,423      (127,843)
                                                                     ------------ ------------
Net cash (used in) provided by operating activities ................     940,949       930,500
                                                                     ------------ ------------
INVESTING ACTIVITIES
Purchase of property and equipment .................................     (65,731)     (166,891)
Deferred software costs ............................................     (97,463)     (150,630)
                                                                     ------------ ------------
Net cash used in investing activities ..............................    (163,194)     (317,521)
                                                                     ------------ ------------
FINANCING ACTIVITIES
Payments on long term debt .........................................    (860,236)     (527,747)
Proceeds from additional debt borrowings ...........................      52,500       155,000
Proceeds from (repayments of) officers' loans, net .................      61,355      (128,262)
                                                                     ------------ ------------
Net cash used in financing activities ..............................    (746,381)     (501,009)
                                                                     ------------ ------------
Net increase in cash and cash equivalents ..........................      31,374       111,970
Cash and cash equivalents at beginning of year .....................     129,079       160,453
                                                                     ------------ ------------
Cash and cash equivalents at end of year ...........................   $ 160,453    $  272,423
                                                                     ============ ============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest .............................................   $ 304,726    $  190,168
                                                                     ============ ============
Cash paid for income taxes .........................................   $  21,375    $   26,316
                                                                     ============ ============

                           See accompanying notes.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of The Album Network, Inc., The Network 40, Inc., The Urban Network, Inc. and In-the-Studio (collectively, the "Companies"). Intercompany transactions and balances among the Companies have been eliminated in combination.

   On August 27, 1997, the board of directors and shareholders of the Companies approved a plan of agreement and merger which provided that The Urban Network, Inc. merge into The Album Network, Inc. (the "Company") effective September 24, 1997. The Companies accounted for the transaction as a merger of companies under common control.

   The Companies publish six music trade magazines, produce rock, urban and top 40 programming specials and manufacture compact disc samplers. They also serve as product marketing advisors to contemporary music talent and their managers in providing creative content and innovative marketing campaigns. In addition, the Companies provide research services for radio station program directors and record label executives. The Companies publishes five print periodicals for rock and top 40 music broadcasters, retailers and music industry executives. The weekly publications are the "Album Network" and the "Network 40". The monthly publications are the "Virtually Alternative" and "Totally Adult" and the quarterly publication is titled "AggroActive." Additionally, "The Urban Network" trade magazine is published each week.

 Revenue Recognition

   The Companies' magazines generate revenue from advertising sales, complemented by subscription sales and incremental direct mail revenue.

   Unearned subscription income represents revenues on subscriptions for which publications have not been delivered to customers as of the balance sheet date. Unearned subscription income at September 30, 1996 also includes unearned income on certain advertising and direct mail packages.

   Revenue from research services is recognized straight-line over the license term or upon the sale of computer software developed for licensees and other customers. Advertising and broadcast revenues are recognized when advertisements are run or aired.

 Furniture and Equipment

   Furniture and equipment are valued at cost less accumulated depreciation. Depreciation is provided on the straight-line and declining balance methods over the estimated useful lives of the assets, as follows:

 Computer hardware ...........5 years
Software .................... 5 years
Furniture and equipment  .... 5-7 years
Leasehold improvements  ..... 5 years

 Deferred Software Costs

   Costs incurred to produce software masters and subsequent enhancements to such software are capitalized and amortized over the remaining economic life of the master (generally, five years). Costs of maintenance and customer support are charged to expense when incurred.

 Cash and Cash Equivalents

   The Companies consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

 Income Taxes

   Each of the affiliated Companies file a separate tax return. The Album Network, Inc. and the Urban Network, Inc. are "C Corporations." The Network 40, Inc. has elected to be taxed as an "S Corporation".

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

 The "S Corporation" election is effective for both federal and state tax purposes. Accordingly all items of income, loss, deduction or credit are reported by the shareholders on their respective personal income tax returns. The corporate tax rate for S Corporations in California is one and one-half percent (1.5%).

 Risks and Uncertainties

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Concentration of Credit Risk

   The Company maintains bank balances with City National Bank in excess of the federally insured limit of $100,000.

2. RELATED PARTY TRANSACTIONS

 Officers' Loans

   The Companies have several loan agreements outstanding with its officers in order to satisfy the cash flow needs of operations. The interest rates on the loans to and from the officers range from approximately 10% to 12%.

   At October 1, 1995, the officers owed the Companies $471,918 and the Companies owed the officers $637,116. During the year ended September 30, 1996, the officers repaid $48,471 and loaned the Companies an additional $12,884.

   At October 1, 1996, the officers owed the Companies $423,447 and the Companies owed the officers $650,000. During the year ended September 30, 1997, the officers repaid $32,653 to the Companies and the Companies repaid $160,915 to the officers.

3. LONG-TERM DEBT

   A summary of long-term debt as of September 30, 1997 and 1996 is as follows:

                                                                          SEPTEMBER 30
                                                                    -------------------------
                                                                        1996         1997
                                                                    ------------ -----------
Note payable to City National Bank, collateralized by certain equipment and personally guaranteed by the stockholders; payable in monthly installments of $2,917 plus interest at 10.5%; due May
 1999 .............................................................  $   96,996   $   62,740
Note payable to City National Bank, personally guaranteed by the stockholders; payable in monthly installments of $41,233 plus interest at 8.75% through January 22, 1997 and at 8.25%
 thereafter; due December 2000.(A) ................................   1,821,862    1,415,369
                                                                    ------------ -----------
                                                                      1,918,856    1,478,109
Less current portion ..............................................     624,723      426,228
                                                                    ------------ -----------
Long-term debt ....................................................  $1,294,133   $1,051,881
                                                                    ============ ===========

------------
(A) In September 1995 The Album Network, Inc., The Network 40, Inc. and The Urban Network, Inc. entered into a loan agreement with City National Bank for $2,330,000 in connection with a redemption of common stock. Interest was set at 8.75% per year and principal and interest were payable in monthly installments of $57,846 through September 1999. In January 1997, the loan agreement was revised. Interest was reset at 8.25% and monthly payments of $41,233 were extended through December 2000. The principal balance at the date of revision was $1,687,560.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

 4. COMMON STOCK

   The Companies' stock and tax status at September 30, 1997 are as follows:

                                                          SHARES
                                                          ISSUED
                               TAX          SHARES         AND
                              STATUS      AUTHORIZED   OUTSTANDING
                          ------------- ------------  -------------
The Album Network, Inc.      C-Corp.      1,000,000        220
The Network 40, Inc.  ...    S-Corp.        100,000        825
The Urban Network, Inc.      C-Corp.        100,000        825
In-the-Studio ...........  Partnership       n/a           n/a

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The Companies lease an office facility under noncancellable leases which expire in February 1998.

   Total rent expense for the years ended September 30, 1997 and 1996 under operating leases was $262,812 and $256,026, respectively.

   Future minimum lease payments under noncancellable operating leases as of September 30, 1997 total $121,155, all of which is payable in 1998.

 Other Matters

   As of September 30, 1997, approximately $80,000 was drawn on letters of credit with City National Bank. There were no amounts drawn as of September 30, 1996.

6. INCOME TAXES

   The Album Network has received a Statutory Notice of Deficiency from the Internal Revenue Service ("IRS") for the years ended September 30, 1994, 1995 and 1996 asserting tax deficiencies resulting primarily from an IRS position that compensation paid to officers was unreasonable and excessive. In total, approximately $3.5 million of adjustments increasing taxable income have been proposed. The total additional tax, penalties and interest through September 30, 1997 related to these adjustments would be approximately $1.8 million. The company has analyzed these matters with tax counsel and believes it has meritorious defenses to the deficiencies asserted by the IRS. The company has filed a petition with the United States Tax Court contesting the asserted liability. While the company believes that a successful defense of this case may be made, in light of the economic burdens of the defense, the company may entertain a settlement for up to $291,000. Accordingly, the company has recorded reserves in such amount, including $23,000, $115,000 and $153,000 for the years ended September 30, 1997, 1996 and prior periods, respectively.

               THE ALBUM NETWORK, INC. AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

    For the years ended September 30, 1996 and 1997 the provision for income taxes is as follows:

                1996        1997
             ---------- -----------
Current:
 Federal  ..  $129,911    $ 143,056
 State .....    17,710       42,878
             ---------- -----------
  Total ....   147,621      185,934
             ---------- -----------
Deferred:
 Federal  ..    49,764     (150,383)
 State .....    14,447      (14,873)
             ---------- -----------
  Total ....    64,211     (165,256)
             ---------- -----------
Total ......  $211,832    $  20,678
             ========== ===========

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Companies' deferred tax assets and liabilities as of September 30, 1996 and 1997 are as follows:

                                     1996       1997
                                  ---------- ---------
Deferred tax assets:
 Contributions carryforward  ....  $  8,194   $ 10,078
Deferred tax liabilities:
 Fixed assets ...................    12,280     11,830
 Intangible assets ..............   275,346    112,424
                                  ---------- ---------
 Total deferred tax liabilities     287,628    124,254
                                  ---------- ---------
Net deferred tax liabilities  ...  $279,434   $114,176
                                  ========== =========

7. EMPLOYEE RETIREMENT PLAN

   In January 1997, the Companies began a retirement plan for their employees under Section 401(k) of the Internal Revenue Code. All employees are eligible to participate once they obtain the minimum age requirement of 21 years, and have satisfied the service requirement of one year with the Companies. Participant contributions are subject to the limitations of Section 402 (g) of the Internal Revenue Code. The Companies contribute monthly to participating employees accounts at the rate of 10% of the participating employees contributions. During the year ended September 30, 1997, the Companies contributions totaled approximately $14,000.

8. SUBSEQUENT EVENT

   In December 1997, the shareholders of the Companies entered into an agreement to sell all of the issued and outstanding shares of the Company and all of the assets and liabilities of The Network 40, Inc. to SFX
Entertainment, Inc.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
BG Presents, Inc.

   We have audited the accompanying consolidated balance sheets of BG Presents, Inc. and subsidiaries as of January 31, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for the years then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of BG Presents, Inc. and subsidiaries at January 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
December 18, 1997

                      BG PRESENTS, INC. AND SUBSIDIARIES
                         CONSOLIDATED BALANCE SHEETS

                                                                                  JANUARY 31
                                                                              1996          1997
                                                                         ------------- -------------
ASSETS
Current assets:
 Cash and cash equivalents .............................................  $ 7,431,899    $11,819,831
 Accounts receivable--trade ............................................    1,808,280      3,164,543
 Accounts receivable--related parties ..................................    1,346,329      1,347,150
 Investments ...........................................................      123,000        370,000
 Inventories ...........................................................      228,294        236,078
 Prepaid assets ........................................................      929,274        450,883
 Income tax receivable .................................................       90,138        418,528
 Deferred income taxes .................................................      170,000         94,000
                                                                         ------------- -------------
Total current assets ...................................................   12,127,214     17,901,013
Property and equipment, net ............................................   10,649,446      9,661,910
Goodwill, net...........................................................    1,668,800      1,549,600
Other assets ...........................................................          327            167
                                                                         ------------- -------------
Total assets............................................................  $24,445,787    $29,112,690
                                                                         ============= =============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable--current portion.........................................  $   591,755    $   722,966
 Lease commitment--current portion .....................................      405,275         35,676
 Accounts payable ......................................................    2,254,539      5,116,133
 Accrued liabilities ...................................................    1,567,788      1,834,670
 Deferred revenue ......................................................      982,785      1,362,533
                                                                         ------------- -------------
Total current liabilities ..............................................    5,802,142      9,071,978
                                                                         ------------- -------------
Lease commitment, less current portion .................................    6,740,395      6,704,719
Notes payable, less current portion ....................................    5,140,676      5,233,709
Deferred income taxes ..................................................    2,648,000      2,617,000
Stockholders' equity:
 Common stock, no par value; 10,000,000 shares authorized; 1,000,000 and 957,894 shares issued and outstanding in 1996 and 1997,
 respectively...........................................................    1,220,000      1,198,947
 Retained earnings .....................................................    2,894,574      4,286,337
                                                                         ------------- -------------
Total stockholders' equity .............................................    4,114,574      5,485,284
                                                                         ------------- -------------
Total liabilities and stockholders' equity..............................  $24,445,787    $29,112,690
                                                                         ============= =============

                           See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                   YEAR ENDED JANUARY 31
                                     1996          1997
                                ------------- -------------
OPERATING REVENUES
Concert revenues...............  $62,996,606    $74,981,534
Contract management ...........    7,844,248     10,255,060
Concessions/merchandise  ......    5,536,287      7,094,593
                                ------------- -------------
                                  76,377,141     92,331,187
Cost of concerts ..............   54,383,763     69,916,840
                                ------------- -------------
Gross profit ..................   21,993,378     22,414,347
                                ------------- -------------
OPERATING EXPENSES
General and administrative  ...   17,614,296     17,602,501
Depreciation and amortization      1,441,439      1,474,414
                                ------------- -------------
Income from operations ........    2,937,643      3,337,432
OTHER INCOME (EXPENSE)
Interest expense ..............   (1,324,219)    (1,257,758)
Interest income ...............      307,756        295,057
Miscellaneous, net ............      535,191        289,222
                                ------------- -------------
Income before income taxes  ...    2,456,371      2,663,953
Provision for income taxes  ...    1,160,718      1,272,190
                                ------------- -------------
Net income ....................  $ 1,295,653    $ 1,391,763
                                ============= =============

                           See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                         YEAR ENDED JANUARY 31,
                                                           1996          1997
                                                      ------------- -------------
OPERATING ACTIVITIES
Net income...........................................  $ 1,295,653    $ 1,391,763
Adjustment to reconcile net income to net cash
 (used in) provided by operating activities:
  Depreciation and amortization......................    1,441,439      1,474,414
  Loss on sale of property and equipment.............       13,603             --
  Changes in operating assets and liabilities:
   Accounts receivable--trade........................      524,566     (1,356,263)
   Accounts receivable--related parties..............     (496,971)          (821)
   Inventories.......................................     (228,294)        (7,784)
   Prepaid assets and other..........................     (322,524)       478,391
   Income tax receivable.............................      (50,888)      (328,390)
   Accounts payable and accrued expenses.............     (491,982)     3,128,476
   Deferred income taxes.............................    1,139,000         45,000
   Deferred revenue..................................      (67,859)       379,748
   Other.............................................      288,367            160
                                                      ------------- -------------
Net cash provided by operating activities............    3,044,110      5,204,694
INVESTING ACTIVITIES
Purchase of SAP limited partnership interest ........   (4,250,000)            --
Proceeds from sale of equipment......................       13,150             --
Purchase of property and equipment...................     (469,447)      (367,678)
Other................................................     (644,496)      (247,000)
                                                      ------------- -------------
Net cash used in investing activities................   (5,350,793)      (614,678)
FINANCING ACTIVITIES
Payments of notes payable............................     (444,985)      (775,756)
Payments of lease commitments........................     (395,330)      (405,275)
Retirement of stock..................................           --        (21,053)
Proceeds from issuance of notes......................           --      1,000,000
                                                      ------------- -------------
Net cash used in financing activities................     (840,315)      (202,084)
                                                      ------------- -------------
Net increase (decrease) in cash and cash
 equivalents.........................................   (3,146,998)     4,387,932
Cash and cash equivalents at beginning of year ......   10,578,897      7,431,899
                                                      ------------- -------------
Cash and cash equivalents at end of year.............  $ 7,431,899    $11,819,831
                                                      ============= =============
Supplemental disclosure of cash flow information
Cash paid for interest...............................    1,324,219    $ 1,257,664
Cash paid for income taxes...........................      888,738      1,280,000

                           See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
               CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED JANUARY 31, 1997, 1996 AND 1995

 Balance--February 1, 1995...................... $2,818,921
Net income for the year ended January 31,
 1996..........................................   1,295,653
                                                ------------
Balance--January 31, 1996......................   4,114,574
Net income for the year ended January 31,
 1997..........................................   1,391,763
Repurchase and retirement of stock.............     (21,053)
                                                ------------
Balance--January 31, 1997......................  $5,485,284
                                                ============

                           See accompanying notes.

                      BG PRESENTS, INC. AND SUBSIDIARIES
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Business and Principles of Consolidation

   BG Presents, Inc. ("BGP" or the "Company") is a holding company for various operating subsidiaries which principally promote and manage musical and special events in the San Francisco Bay Area. In addition, the Company owns the Shoreline Amphitheatre in Mountainview, California. Bill Graham Enterprises, Inc. ("BGE"), Bill Graham Presents, Inc. ("BGPI"), Bill Graham Management, Inc. ("BGM"), AKG, Inc. ("AKG"), Shoreline Amphitheatre, Ltd. ("SAL"), Fillmore Fingers, Inc. ("FF"), and Shoreline Amphitheatre Partners ("SAP" and collectively, the "Companies") are wholly-owned subsidiaries of the Company. The accompanying consolidated financial statements include the accounts of the Company and all of its wholly-owned subsidiaries. Intercompany transactions and balances have been eliminated in consolidation.

   BGE and BGPI earn promotion income in two ways: either a fixed fee for organizing and promoting an event, or an arrangement that entitles them to a profit percentage based on a predetermined formula. In addition, the Companies earn revenue from merchandise and concessions sold during events which they promote. BGM manages the careers of various artists and records a percentage of the artists' gross sales from publishing rights, record sales, and tours as contract management revenue.

   AKG operates the Fillmore, Warfield, and Punchline theatres located in San Francisco, which generate revenue from food and beverage sales, sponsorships, and ticket sales. Bill Graham Special Events, a division of AKG, records management/contract fees from organizing corporate and other parties at various venues in the Bay Area. FF provides table service (food and beverage) for two theatres owned by separate entities in Los Angeles.

 Revenue Recognition

   Revenue from talent management and the sales of tickets is recognized when earned. Cash received from the sale of tickets for events not yet performed is deferred. Revenue from the direct sale of compact discs is recognized upon the date of sale. Revenue from distributor sales of compact discs is recognized when the right of return no longer exists. The Company received revenue from various sources, including $14,562,424 during the fiscal year ended January 31, 1997 (16% of total revenue) from various gymnastics tours, ice skating tours and television specials.

 Cash and Cash Equivalents

   The Company considers all investments purchased with an original maturity date of three months or less to be cash equivalents. At January 31, 1997 and 1996, the Companies had cash balances in excess of the federally insured limits of $100,000 per institution.

 Use of Estimates

   Generally accepted accounting principles require management to make assumptions in estimates that affect the amount reported in the financial statements for assets, liabilities, revenues, and expenses. In addition, assumptions and estimates are used to determine disclosure for contingencies, commitments, and other matters discussed in the notes to the financial statements. Actual results could differ from those estimates.

 Accounts Receivable

   The Company's accounts receivable are principally due from ticket service and merchandising companies in the San Francisco Bay Area. In addition, related party receivables include amounts due from owners of the Company and from affiliated companies. Management believes that all accounts receivable as of January 31, 1997 and 1996 were fully collectible; therefore, no allowance for doubtful accounts was recorded.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Property and Equipment

   Property and equipment are recorded at cost and depreciated over their estimated useful lives, which range from 3 to 40 years. Leasehold improvements are amortized on the straight-line basis over the shorter of the lease term or estimated useful lives of the assets. Maintenance and repairs are charged to expense as incurred.

 Goodwill

   The Company amortizes goodwill over a 15 year period.

 Income Taxes

   The Companies account for income taxes under the liability method, whereby deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse.

 Investments

   Investment stock consists of trading securities that are traded on stock exchanges. These securities, which are stated at fair value, are traded with the intent to sell when market prices are favorable. Unrealized holding gains or losses are recognized in the financial statements.

 Inventories

   Inventories, which consist principally of compact discs and beverage items, are stated at first-in, first-out (FIFO) cost, which is not in excess of market.

4. INCOME TAXES

   The provisions for income taxes for the years ended January 31, 1996 and 1997 is summarized as follows:

                 1996         1997
             ------------ -----------
Current:
 Federal  ..  $  848,600   $  984,500
 State .....     246,400      285,800
             ------------ -----------
               1,095,000    1,270,300
Deferred:
 Federal  ..      50,900        1,500
 State .....      14,800          400
             ------------ -----------
                  65,700        1,900
             ------------ -----------
              $1,160,700   $1,272,200
             ============ ===========

   Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company's net deferred tax liabilities as of January 31, 1997 and 1996 are primarily the result of the difference between the book basis of depreciable assets and the related tax basis.

   The difference between the tax provision at Federal statutory rates and the effective rate is due to state taxes, amortization of goodwill and other permanent items.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 5. PROPERTY AND EQUIPMENT

   Property and equipment as of January 31, 1996 and 1997 consists of the following:

                                   1996            1997
                              -------------- --------------
Buildings....................  $  8,206,766    $  8,234,231
Leasehold improvements  .....    10,167,067      10,326,553
Equipment ...................     2,133,343       2,166,037
Office furniture ............       612,359         693,068
Computer equipment ..........       263,247         330,367
Vehicle .....................        61,007          61,211
                              -------------- --------------
                                 21,443,789      21,811,467
Accumulated depreciation and
 amortization ...............   (11,428,296)    (12,751,012)
                              -------------- --------------
                                 10,015,493       9,027,957
Land ........................       633,953         633,953
                              -------------- --------------
                               $ 10,649,446    $  9,661,910
                              ============== ==============

6. PENSION PLAN

   The Company sponsors a 401(k) Tax Advantage Savings Plan that covers employees who have one year of service, have worked at least 1,000 hours, are twenty-one years of age or older, and are not covered by a union contract. At its discretion, the Company may contribute a percentage of gross pay to the plan, up to a maximum gross pay of $150,000 per participant. In addition, the Company makes a matching contribution of 25 percent of each participant's account up to $400 of their salary deferral each year, for a maximum company matching contribution of $100. Total contributions to the plan were approximately $186,000 and $182,000 for the years ended January 31, 1997 and 1996, respectively.

7. NOTES PAYABLE

   Notes payable as of January 31, 1996 and 1997 consists of the following:

                                                                       1996          1997
                                                                   ------------ -------------
Note payable to Continental Savings; monthly payments of $16,574, including interest at bank's index rate plus 3.5% (8.4% and 8%
 at January 31, 1997 and 1996, respectively; matures May 1, 2004;
 secured by deed:.................................................  $2,232,431    $2,215,001
Note payable to Sanwa Bank; quarterly payments range from $75,000 to $200,000, interest accrued monthly at the banks prime rate plus 0.5% (8.75% and 9.5% at January 31, 1997 and 1996,
 respectively; matures January 31, 2001: .........................   3,500,000     2,925,000
Note payable to Sanwa Bank; monthly payments of $16,666,
 including interest at a rate of London Inter-Bank Offered Rates
 (LIBOR) plus 2.5% (8% at January 31, 1997); matures January 31,
 2002; secured by assets of the Company (excluding the office
 building): ......................................................          --       816,674
                                                                   ------------ -------------
                                                                     5,732,431     5,956,675
Less current portion .............................................    (591,755)     (722,966)
                                                                   ------------ -------------
                                                                    $5,140,676    $5,233,709
                                                                   ============ =============

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    The first note payable with Sanwa Bank also provided for a line-of-credit of up to $1,000,000 that expired on April 30, 1997. At January 31, 1997, there were no borrowings outstanding against this credit line.

   The provisions of the second note payable to Sanwa Bank contain certain restrictive financial covenants. The Company is in compliance with these covenants at January 31, 1997.

   At January 31, 1997, the Company has a $3,000,000 unused line-of-credit with a bank to be drawn upon as needed, with interest at the bank's prime rate plus 0.5%. In addition, the Company may use up to $1,500,000 of the line for letters-of-credit. This line of credit is secured by the assets of the Company (excluding the building) and a pledge of 100% of the outstanding common stock.

   Maturities of long-term debt are approximately as follows:

 Year ended January 31:
 1998 .................  $  722,966
 1999 .................     721,407
 2000 .................     725,124
 2001 .................   1,669,018
 2002 .................      29,698
 Thereafter ...........   2,088,462
                        -----------
                         $5,956,675
                        ===========

8. COMMITMENTS AND CONTINGENCIES

 Leases

   The Company leases storage space, nightclubs, and theaters pursuant to noncancellable operating leases. Certain leases require contingent rentals to be paid based on a percentage of gross sales of tickets, merchandise, and food and beverage. These lease expire on various dates through June 2021.

   As January 31, 1997 the future minimum operating lease payments under noncancelable operating leases are as follows:

 Year ended January 31:
 1998..................  $  404,467
 1999 .................     500,346
 2000 .................     504,203
 2001 .................     453,705
 2002 .................     451,694
 Thereafter ...........   2,792,986
                        -----------
                         $5,107,401
                        ===========

   Total minimum rental expense included in operating expenses for the years ended January 31, 1997 and 1996 was $438,500 and $810,956, respectively, and the contingent rental expense was $627,222 and $541, 334, respectively. Included in cost of concerts is $6,349,115 and $6,078,042 of contingent rentals paid based on gross sales for the years ended January 31, 1997 and 1996, respectively.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

  Shoreline Amphitheater Lease and Agreement

   The Shoreline Amphitheater Lease and Agreement, as amended, provides for, among other things, the following:

   The City of Mountain View, California (the "City") owns certain real property ("the Site") which it has leased to the Company for the purpose of constructing and operating the amphitheater. The lease terminates after thirty-five years on November 30, 2021, and the Company has the option to extend for three additional five-year periods.

   The Company is obligated to pay as rent to the City a certain percentage of "gross receipts" received annually by the Company and additional rent based on the "net available cash" of the Company, as such terms are defined in the agreement.

   Rent expense charged to operations for the years ended January 31, 1997 and 1996 amounted to $396,789 and $594,002, respectively.

   The Company is obligated to pay the City monthly, commencing August 1, 1986 and ending July 1, 2006, $93,200, which relates to the $9,500,000 of funds provided the Company by the City and Community pursuant to the lease. The Company has accounted for this obligation as a long-term liability amortizable on a monthly basis over the 20-year period commencing August 1, 1986. The principal and interest (10.24%) on this liability are being amortized monthly. At January 31, 1997 and 1996, the outstanding balances amounted to $6,740,395 and $7,145,670, of which $35,676 and $405,275 is current, respectively.

   On March 7, 1997, the Company acquired a term loan, the proceeds of which were used to retire the obligation described in the preceding paragraph (see
Note 10).

 Employment Contracts

   The Company has entered into employment contracts with certain key employees which amount to $2,302,250 per year. These contracts are in effect until the note payable to Sanwa Bank (See Note 7) of $4,000,000 is paid in full or six years, whichever comes first. According to these agreements, compensation and other benefits will cease if discharged with just cause, death or disability, and resignation of employment. Benefits do not cease if discharged without just cause.

 Contingencies

   The Company is involved in various legal and other matters arising in the normal course of business. Based upon information available to management, its review of these matters to date and consultation with counsel, management believes that any liability relating to these matters, would not have a material effect on the Company's financial position and results of operations.

                      BG PRESENTS, INC. AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

 9. SUBSEQUENT EVENTS

 Issuance of Long-Term Debt

   On March 7, 1997, Shoreline Amphitheater Partners executed a term loan agreement that provides for a $6,900,000 term loan. The proceeds of the new loan were used to retire the City of Mountain View obligation described in
Note 8.

   The term loan is payable monthly in principal installments plus interest at a rate if LIBOR plus 2.1% through February 1, 2007, with the entire unpaid principal balance due March 1, 2007. The loan is secured by a leasehold deed of trust on the Amphitheater and is guaranteed by the Company. Maturities of the loan are approximately as follows:

 Year ended January 31:
 1998 .................  $  121,540
 1999 .................     155,928
 2000 .................     168,874
 2001 .................     182,890
 2002 .................     198,066
 Thereafter ...........   6,072,702
                        -----------
                         $6,900,000
                        ===========

   The term loan agreement also provides for, among other things, restrictions on the payment of distributions, repurchase of partnership interests, maintenance of certain financial ratios, and limitation on capital expenditures.

 Major Service Agreement

   On September 7, 1997 the Company entered into a ticket service agreement with a local ticket service company (the "Service"). The contract is in effect through June 30, 2004. The Service sells approximately 70% of the tickets sold to the events promoted by the Company.

 Acquisition of Companies by SFX Entertainment, Inc.

   In December 1997, the stockholders of the Company executed an agreement with SFX Entertainment, Inc. to sell the Companies for a total purchase price of approximately $68.3 million, including the issuance of common stock valued at $7.5 million. The Company has agreed to have net working capital, as defined, at the closing at least equal to the Company's debt.

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Concert/Southern Promotions

   We have audited the accompanying combined balance sheet of Concert/Southern Promotions and Affiliated Companies as of September 30, 1997, and the related combined statements of operations, cash flows and stockholders' equity for the nine months then ended. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Concert/Southern Promotions and Affiliated Companies at September 30, 1997, and the combined results of their operations and their cash flows for the nine months then ended, in conformity with generally accepted accounting principles.

                                               ERNST & YOUNG LLP

New York, New York
November 14, 1997

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                            COMBINED BALANCE SHEET
                              SEPTEMBER 30, 1997

 ASSETS
Current assets:
 Cash and cash equivalents ..........................  $  645,630
 Accounts receivable ................................     564,128
 Due from owner (Note 3) ............................     566,986
 Prepaid expenses and other current assets  .........     143,932
                                                      ------------
Total current assets ................................   1,920,676
Investment in unconsolidated subsidiaries (Note 2)  .     919,419
Property and equipment:
 Land ...............................................      15,888
 Leasehold improvements .............................     286,998
 Furniture and equipment ............................     498,553
                                                      ------------
                                                          801,439
 Accumulated depreciation and amortization  .........     441,223
                                                      ------------
                                                          360,216
                                                      ------------
Total assets ........................................  $3,200,311
                                                      ============
LIABILITIES AND COMBINED STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable and other accrued expenses  .......  $  880,814
 Due to owner (Note 3) ..............................     373,481
                                                      ------------
Total current liabilities ...........................   1,254,295
Combined stockholders' equity (Note 4) ..............   1,946,016
                                                      ------------
Total liabilities and combined stockholders' equity    $3,200,311
                                                      ============

                           See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                       COMBINED STATEMENT OF OPERATIONS
                     NINE MONTHS ENDED SEPTEMBER 30, 1997

 OPERATING REVENUES
Concert revenue ..............................  $13,092,956
Cost of concerts .............................    8,558,759
                                               -------------
                                                  4,534,197
                                               -------------
OPERATING EXPENSES
Salaries--officers ...........................      276,500
Bonus--officers ..............................      564,767
Salaries--other ..............................      294,321
Rent expense .................................      202,645
Legal and accounting fees ....................      115,109
Depreciation and amortization ................       57,410
General and administrative expenses  .........      984,818
Legal settlement .............................      100,000
                                               -------------
                                                  2,595,570
                                               -------------
Income from operations .......................    1,938,627
OTHER INCOME
Interest income ..............................       57,189
Equity loss from unconsolidated subsidiaries        (11,378)
                                               -------------
Net income ...................................  $ 1,984,438
                                               =============

                           See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                       COMBINED STATEMENT OF CASH FLOWS
                     NINE MONTHS ENDED SEPTEMBER 30, 1997

 OPERATING ACTIVITIES
Net income .........................................................................  $ 1,984,438
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization ....................................................       57,410
  Equity in loss from unconsolidated subsidiaries, including distributions received        21,000
  Changes in operating assets and liabilities:
   Accounts receivable .............................................................      622,090
   Prepaid expenses and other current assets .......................................       76,808
   Accounts payable and accrued expenses ...........................................      296,143
                                                                                     -------------
Net cash provided by operating activities ..........................................    3,057,889
FINANCING ACTIVITIES
Due to owner .......................................................................     (352,605)
Distributions paid .................................................................   (2,900,129)
                                                                                     -------------
Net cash used in financing activities ..............................................   (3,252,734)
                                                                                     -------------
Net decrease in cash and cash equivalents ..........................................     (194,845)
Cash and cash equivalents at beginning of period ...................................      840,475
                                                                                     -------------
Cash and cash equivalents at end of period .........................................  $   645,630
                                                                                     =============

                           See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                  COMBINED STATEMENT OF STOCKHOLDERS' EQUITY
                     NINE MONTHS ENDED SEPTEMBER 30, 1997

 Balance, January 1, 1997  .... $ 2,861,707
Distributions to stockholder     (2,900,129)
Net income ...................    1,984,438
                               -------------
Balance, September 30, 1997  .  $ 1,946,016
                               =============

                           See accompanying notes.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS
                              SEPTEMBER 30, 1997

1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES

 Principles of Combination

   The accompanying combined financial statements include the accounts of Southern Promotions, Inc., High Cotton, Inc., Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc., Cooley and Conlon Management, Inc. ("CCMI") and Interfest, Inc. and their wholly-owned subsidiaries:
Concert/ Southern Chastain Promotions ("Concert/Southern"), Roxy Ventures, Cotton Club and Midtown Music Festival (collectively, the "Companies"). Intercompany transactions and balances among these companies have been eliminated in combination. The Companies are presented on a combined basis to reflect common ownership by Alex Cooley, Peter Conlon and Stephen Selig III.

   Concert/Southern is the predominant musical event promoter in the Atlanta, Georgia region, and through Chastain Joint Ventures ("Chastain Ventures") is the operator, pursuant to a long-term lease with the City of Atlanta, of the Chastain Park Amphitheater. Chastain Ventures is owned equally by Concert/Southern and the Atlanta Symphony Orchestra, and is accounted for by Concert/Southern on the equity method. Buckhead Promotions and Northern Exposure equally own Roxy Ventures which holds a long-term lease for the Roxy Theatre, and Pure Cotton holds a long-term lease for the Cotton Club. Interfest, Inc. promoted the three-day Midtown Music Festival held in downtown Atlanta during 1997. In addition, High Cotton owns 15% of HC Properties, Inc. a real estate investment company which is accounted for on the equity method.

   The Companies record revenue when earned. Concert revenue includes ticketing, concession, and sponsorship revenue.

 Property and Equipment

   Land, leasehold improvements, and furniture and equipment are stated at cost. Depreciation of furniture and equipment is provided primarily by the straight-line method over the estimated useful lives of the respective classes of assets. Leasehold improvements are amortized over the life of the lease or of the improvement, whichever is shorter.

 Income Taxes

   The Companies have been organized as either partnerships or corporations which have elected to be taxed as "S Corporations". The "S Corporation" elections are effective for both federal and state tax purposes. Accordingly, all items of income, loss, deduction or credit are reported by the partners or shareholders on their respective personal income tax returns and, therefore, no current or deferred federal or state taxes have been provided in the accompanying combined financial statements.

   The difference between the tax basis and the reported amounts of the Companies' assets and liabilities was $12,820 at September 30, 1997.

 Risks and Uncertainties

   Accounts receivable are due from ticket vendors and venue box offices. These amounts are typically collected within 20 days of a performance. Management considers accounts receivable to be fully collectible;
accordingly, no allowance for doubtful accounts is required.

 Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 2. INVESTMENT IN UNCONSOLIDATED SUBSIDIARIES

   The following is a summary of the financial position and results of operations of the Companies' equity investees as of and for the period ended September 30, 1997:

                                                              HC
                                             CHASTAIN     PROPERTIES
                                          ------------- -------------
Current assets ..........................   $  561,405    $   31,675
Property and equipment ..................      581,853       798,984
Other assets ............................           --       409,626
                                          ------------- -------------
Total assets ............................   $1,143,258    $1,240,285
                                          ============= =============
Current liabilities .....................   $  319,709    $    1,532
Partners' capital .......................      823,549     1,238,753
                                          ------------- -------------
Total liabilities and partners' capital     $1,143,258    $1,240,285
                                          ============= =============
Revenue .................................   $  569,133    $    7,509
Expenses ................................      500,112       117,196
                                          ------------- -------------
Net income (loss) .......................   $   69,021    $ (109,687)
                                          ============= =============

   The equity income recognized by the Companies represents the appropriate percentage of investment income less amount reported less intercompany income eliminations.

3. RELATED PARTY TRANSACTIONS

 Due from/to Owner

   The Companies have an arrangement with Stephen Selig III whereby the cash receipts of Concert/Southern, Buckhead Promotions and Roxy Ventures are transferred to the Selig Enterprises, Inc. Master Cash Account (the "Master Account"). All subsequent payments made by the Companies are funded by the Master Account. Accordingly, the Companies' cash held by the Master Account is recorded as due from owner.

   Due to owner represents amounts advanced to High Cotton and Northern Exposure by each respective owner and an amount which represents an overfunding of cash from the Master Account. The advances are repaid out of company assets when available. The balances at September 30, 1997 were $62,189, $217,518, and $93,774, respectively. No interest is charged by the owners on their advances.

 Due from/to Unconsolidated Subsidiary

   The Companies have a net receivable balance with Chastain Ventures totaling $55,154 at September 30, 1997, which has been recorded with accounts receivable and accounts payable.

             CONCERT/SOUTHERN PROMOTIONS AND AFFILIATED COMPANIES
              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

 4. STOCKHOLDERS' EQUITY

   The Companies' stocks are as follows:

                         SHARES      SHARES    PAR
                       AUTHORIZED    ISSUED   VALUE
                      ------------ --------  -------
Southern Promotions     1,000,000    5,000      $1
High Cotton .........      10,000      550       1
Buckhead Promotions     1,000,000      500       1
Northern Exposure  ..   1,000,000    1,000       1
Pure Cotton .........     100,000      500       1
CCMI ................      10,000    1,000       1
Interfest ...........     100,000      500       1
                                   --------
                                     9,050
                                   ========

5. COMMITMENTS AND CONTINGENCIES

 Leases

   The following is a schedule of future minimum rental payments under operating leases (principally office and venue facilities) that have initial or remaining lease terms in excess of one year as of September 30, 1997:

 Year ended September 30:
 1998....................  $  222,539
 1999 ...................     183,198
 2000 ...................     188,991
 2001 ...................     133,350
 2002 ...................     136,350
 Thereafter .............     174,375
                          -----------
Total ...................  $1,038,803
                          ===========

   Certain office facilities have renewal and escalation clauses. Rental expense was $202,645 for 1997.

 Legal Matters

   On October 10, 1997, Concert/Southern settled a lawsuit stemming from the termination of a ticketing agent's contract, agreeing to pay the agent $100,000. Such amount has been provided for in the accompanying combined statement of operations.

   The Companies have also been named in various other lawsuits arising in the normal course of business. It is not possible at this time to assess the probability of any liability against the Companies as a result of these lawsuits. Management has stated that all cases will be vigorously defended.

6. SUBSEQUENT EVENTS

   In December 1997, the Companies' shareholders entered into an agreement to sell all of the issued and outstanding shares of the Companies to SFX Entertainment, Inc. ("SFX"). SFX will pay the sellers $15,000,000 in cash at closing and an additional $2,000,000, payable, at the sellers option, quarterly over the next five years or as a lump sum present value at closing. In addition, SFX agreed with CCMI to finance a new 20,000 seat amphitheatre (the "Amphitheatre") located in the city of Alpharetta, Georgia. SFX will deposit $250,000 at the close for the purchase of the real estate in Alpharetta, Georgia and will pay the sum of approximately $84,000 for costs related to the Amphitheatre.

   Prior to the sale of the Companies to SFX, the sole shareholder of High Cotton will receive a distribution of High Cotton's interest in HC Properties, Inc.

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND SPIN-OFF

         The following table sets forth the various expenses in connection with the distribution of the securities being registered. All amounts shown are estimates except for the SEC registration fee.


SEC Registration Fee.........................                     $ 30,777.94
AMEX Fees....................................                      _______
Transfer Agent and Registrar Fees............                            *
Accounting Fees and Expenses.................                            *
Legal Fees and Expenses......................                            *
Printing, Engraving and Mailing Expenses.....                            *
Miscellaneous................................                            *
                                             -----------------------------
         Total...............................                 $          *
                                             =============================
---------------
*        To be filed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was an officer or director of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided that he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which he actually and reasonably incurred in connection therewith.

         The SFX Entertainment Certificate provides that no director of SFX Entertainment will be personally liable to SFX Entertainment or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

   o for any breach of the director's duty of loyalty to SFX Entertainment or its stockholders;

   o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

   o      under Section 174 of the DGCL; or

   o for any transaction from which the director derived an improper personal benefit.

In addition to the circumstances in which a director of SFX Entertainment is not personally liable as set forth above, no director will be liable to SFX Entertainment or its stockholders to such further extent as permitted by any law enacted after the date of the SFX Entertainment Certificate, including any amendment to the DGCL.

         The SFX Entertainment Certificate requires SFX Entertainment to indemnify any person who was, is, or is threatened to be made a party to any action, suit or proceeding, by reason of the fact that he (a) is or was a director or officer of SFX Entertainment or (b) is or was serving at the request of SFX Entertainment as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise. This indemnification is to be to the fullest extent permitted by the DGCL. The right to indemnification will be a contract right and, as such, will run to the benefit of any director or officer who is elected and accepts the position of director or officer of SFX Entertainment or elects to continue to serve as a director or officer of SFX Entertainment while this provision of the SFX Entertainment Certificate is in effect. The right to indemnification includes the right to be paid by SFX Entertainment for expenses incurred in defending any such action, suit or proceeding in advance of its final disposition to the maximum extent permitted under the DGCL. If a claim for indemnification or advancement of expenses is not paid in full by SFX Entertainment within 60 days after a written claim has been received by SFX Entertainment, the claimant may, at any time thereafter, bring suit against SFX Entertainment to recover the unpaid amount of the claim and, if successful in whole or in part, expenses of prosecuting his claim. It will be a defense to any such action that the requested indemnification or advancement of costs of defense are not permitted under the DGCL, but the burden of proving this defense will be on SFX Entertainment. The rights described above do not exclude any other right that any person may have or acquire under any statute, by-law, resolution of stockholders or directors, agreement or otherwise.

         The by-laws of SFX Entertainment require SFX Entertainment to indemnify its officers, directors, employees and agents to the full extent permitted by the DGCL. The by-laws also require SFX Entertainment to pay expenses incurred by a director in defending a civil or criminal action, suit or proceeding by reason of the fact that he is/was a director (or was serving at SFX Entertainment's request as a director or officer of another corporation) in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director to repay the advance if it ultimately is determined that the director is not entitled to be indemnified by SFX Entertainment as authorized by relevant sections of the DGCL. The indemnification and advancement of expenses provided in the by-laws are not to be deemed exclusive of any other rights provided by any agreement, vote of stockholders or disinterested directors or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

         [Describe issuances of stock of SFX Entertainment in the Pending Acquisitions, as required by S-K item 701.]

         All of the above issuances are made in reliance on the exemption from registration with the SEC contained in Section 4(2) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         (a)      Exhibits:


EXHIBIT
  NO.                                     DESCRIPTION
--------      -----------------------------------------------------------------

2.1 + Form of Distribution Agreement, dated ________ __, 1998, between SFX Entertainment and SFX (incorporated by reference to Annex F to Schedule 14A of SFX (File number 0-_____-_____), filed with the SEC on ________ ___, 1998).

2.2 + Form of Tax Sharing Agreement, dated ________ __, 1998, between SFX Entertainment and SFX.

2.3 + Form of Employee Benefits Agreement, dated __________ __, 1998, between SFX Entertainment and SFX.

3.1 *         Certificate of Incorporation of SFX Entertainment.

3.2 +         Bylaws of SFX Entertainment.

3.3 + Form of Amended and Restated Certificate of Incorporation of SFX Entertainment (incorporated by reference to Annex E to
              Schedule 14A of SFX, filed with the SEC on ________ ___, 1998).

5.1 +         Opinion of Baker & McKenzie.

10.1* Stock Purchase Agreement, dated as of October 11, 1996, by and among Delsener/Slater Enterprises, Ltd., Beach Concerts, Inc., Connecticut Concerts Incorporated, Broadway Concerts, Inc., Ardee Productions, Ltd., Ardee Festivals NJ, Inc., In-House Tickets, Inc., Exit 116 Revisited, Inc., Ron Delsener, Mitch
              Slater, and SFX Broadcasting, Inc.

10.2* License Agreement, dated January 29, 1990, by and between the State of New York and Beach Concerts, Inc.

10.3* Amendment to License Agreement of January 29, 1990, dated as of April 11, 1997, by and between the State of New York and Beach Concerts, Inc.

10.4* Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants dated as of May 1, 1996, by and between New Jersey Highway Authority and GSAC Partners.

10.5* Partnership Agreement dated as of November 18, 1996, by and between Pavilion Partners, and Exit 116 Revisited, Inc.

10.6 * Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Concerts, L.L.C., SFX Broadcasting, Inc., Sunshine Promotions, Inc., P. David Lucas and Steven P. Sybesma

10.7 * Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Suntex Acquisition, L.P., SFX Broadcasting, Inc., Suntex, Inc., P. David Lucas, Steven P. Sybesma, Greg Buttrey and John Valant.

EXHIBIT
  NO.                                     DESCRIPTION
--------      -----------------------------------------------------------------
10.8 *        Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Deer Creek Amphitheater Concerts, L.P., SFX
              Broadcasting, Inc., Deer Creek Partners, L.P., Sand Creek
              Partners, L.P., Sand Creek, Inc., P. David Lucas, and Steven P.
              Sybesma.

10.9 * Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Murat Centre Concerts, L.P., SFX Broadcasting, Inc., Murat Centre L.P., P. David Lucas and Steven P. Sybesma.

10.10 * Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Polaris Amphitheater Concerts, Inc., SFX Broadcasting, Inc., Polaris Amphitheater Limited Partnership and certain of the partners of Polaris Amphitheater Limited Partnership.

10.11 * Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Design, L.P., SFX Broadcasting, Inc., Tourdesign, Inc., P. David Lucas, and Steven P. Sybesma.

10.12 +       Murat Theater Lease.

10.13 * Agreement of Merger, dated as of February 12, 1997, by and among SFX Broadcasting, Inc., NOC-Acquisition Corp., Cadco Acquisition Corp., QN- Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc., and Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheather Development Corporation and QN Corp.

10.14 * Amendment of Agreement of Merger, dated as of February 14, by and among SFX Broadcasting, Inc., NOC-Acquisition Corp., Cadco Acquisition Corp., QN- Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc., and Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp.

10.15 * Second Amendment of Agreement of Merger, dated as of March 19 by and among SFX Broadcasting, Inc., NOC-Acquisition Corp., Cadco Acquisition Corp., QNAcquisition Corp., NOC, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc., and Connecticut Performing Arts Partners and the Stockholders of NOC, Inc., Connecticut Amphitheater Development Corporation and QN Corp.

10.16 * Lease Agreement,dated as of September 14, 1994 by and between The City of Hartford and Connecticut Performing Arts Partners.

10.17 * Agreement and Plan of Merger and Asset Purchase Agreement, dated as of December 10, 1997, by and among SFX Entertainment, Inc., Contemporary Investments Corporation, Contemporary Investments of Kansas, Inc. Continental Entertainment Associates, Inc., Capital Tickets, LP, Dialtix, Inc., Contemporary Intenational Productions Corporation, Steven F. Schankman Living Trust, dated 10/22/82, Irving P. Zuckerman Living Trust, dated 11/24/81, Steven F. Schankman and Irving P. Zuckerman.

10.18 * Lease Agreement, dated as of December 13, 1992, by and between Wyandotte County, Kansas and Wyandotte County Parks Board and Sandstone Amphitheater Joint Venture.

EXHIBIT
  NO.                                     DESCRIPTION
--------      -----------------------------------------------------------------
10.19 *       Stock Purchase Agreement, dated as of December 11, 1997, among each of the shareholders of BGP Presents, Inc. and BGP
              Acquisitions, LLC.

10.20 + Amphitheater Lease and Agreement, dated June 20, 1986, between City of Mountain View and Shoreline Amphitheater Partners.

10.21 * Stock and Asset Purchase Agreement, dated December 2, 1997, between and among SFX Network Group, L.L.C. and SFX Entertainment, Inc., and Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, June E. Brody, Steven
              A. Saslow, and The Network 40, Inc.

10.22 * Purchase and Sale Agreement, dated as of December 15, 1997, by and among Alex Cooley, S. Stephen Selig, III, Peter Conlon, Southern Promotions, Inc., High Cotton, Inc. Cooley and Conlong Management, Inc., Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc., Interfest, Inc., Concert/Southern Chastain Promotions Joint Venture, Roxy Ventures Joint Venture and SFX Concerts, Inc.

10.23 * Stock Purchase Agreement, dated as of December 12, 1997 by and among Pace Entertainment Corporation and SFX Entertainment, Inc.

10.24 + Agreement and Plan of Merger, dated as of August 24, 1997, among SFX Buyer, SFX Buyer Sub and SFX (incorporated by reference to Annex A to Schedule 14A of SFX, filed with the SEC on ________ ___, 1998).

10.25 +       Amendment to SCMC Warrant, dated _________ __, 1997.

10.26 * Non-Negotiable Promissory Note dated June 23, 1997, between SFX (as maker) and Sunshine Promotions, Inc. (as payee).

21.1+         Subsidiaries of SFX Entertainment.

23.1          Consent of Baker & McKenzie (included in Exhibit 5.1).

23.2 *        Consent of Ernst & Young LLP.

23.3 *        Consent of Arthur Andersen LLP.

23.4 *        Consent of Price Waterhouse LLP.

23.5 *        Consent of Brian Becker.

24.1          Power of Attorney (included on page II-8).

27.1*         Financial Data Schedule.

EXHIBIT
  NO.                                     DESCRIPTION
--------      -----------------------------------------------------------------
99.1+         Opinion of Lehman Brothers (incorporated by reference to Annex B to Schedule 14A of SFX, filed with the SEC on ________ ___,
              1998).


------------
*        Filed herewith.
+        To be filed by amendment.

         (b)      Financial Schedules.

         None

ITEM 17.  UNDERTAKINGS

(1)      The undersigned registrant hereby undertakes:

         (a) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of New York, State of New York, on December 24, 1997.

                                                SFX Entertainment, Inc.

                                                By    /s/ Robert F.X. Sillerman
                                                      -------------------------
                                                          Robert F.X. Sillerman
                                                          Executive Chairman

                               POWER OF ATTORNEY

         Each person whose signature to this registration statement appears below hereby appoints Robert F.X. Sillerman or Howard J. Tytel as his attorney-in-fact and agent to sign on his behalf, individually and in the capacities stated below, and to sign and file (a) any or all amendments and post-effective amendments to this registration statement and (b) any registration statement relating to the same offering pursuant to Rule 462(b) under the Securities Act of 1933, which amendment or amendments or registration statement may make any changes and additions that the attorney-in-fact deems necessary or appropriate. Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.




         SIGNATURE                                       TITLE                                   DATE
---------------------------             --------------------------------------             ----------------
/s/ Robert F.X. Sillerman                 Executive Chairman, Member of the                 December 24, 1997
---------------------------               Office of the Chairman and Director
   Robert F.X. Sillerman                     (principal executive officer)

   /s/ Michael G. Ferrel                  President, Chief Executive Officer,               December 24, 1997
---------------------------              Member of the Office of the Chairman
     Michael G. Ferrel                               and Director


 /s/ D. Geoffrey Armstrong               Executive Vice President and Director              December 24, 1997
---------------------------
   D. Geoffrey Armstrong


    /s/ Howard J. Tytel                    Executive Vice President, General                December 24, 1997
---------------------------                 Counsel, Secretary and Director
      Howard J. Tytel

  /s/ Thomas P. Benson                 Chief Financial Officer, Vice President              December 24, 1997
---------------------------                         and Director
    Thomas P. Benson                     (principal financial and accounting
                                                      officer)

  /s/ Richard A. Liese                    Vice President, Assistant General                 December 24, 1997
---------------------------                     Counsel and Director
    Richard A. Liese

/s/ James F. O'Grady, Jr.                             Director                              December 24, 1997
----------------------------
  James F. O'Grady, Jr.

     /s/ Paul Kramer                                  Director                              December 24, 1997
----------------------------
       Paul Kramer

   /s/ Edward F. Dugan                                Director                              December 24, 1997
----------------------------
     Edward F. Dugan

                                    EXHIBIT INDEX

EXHIBIT
  NO.                                     DESCRIPTION
--------      -----------------------------------------------------------------

2.1 + Form of Distribution Agreement, dated ________ __, 1998, between SFX Entertainment and SFX (incorporated by reference to Annex F to Schedule 14A of SFX (File number 0-_____-_____), filed with the SEC on ________ ___, 1998).

2.2 + Form of Tax Sharing Agreement, dated ________ __, 1998, between SFX Entertainment and SFX.

2.3 + Form of Employee Benefits Agreement, dated __________ __, 1998, between SFX Entertainment and SFX.

3.1 *         Certificate of Incorporation of SFX Entertainment.

3.2 +         Bylaws of SFX Entertainment.

3.3 + Form of Amended and Restated Certificate of Incorporation of SFX Entertainment (incorporated by reference to Annex E to
              Schedule 14A of SFX, filed with the SEC on ________ ___, 1998).

5.1 +         Opinion of Baker & McKenzie.

10.1* Stock Purchase Agreement, dated as of October 11, 1996, by and among Delsener/Slater Enterprises, Ltd., Beach Concerts, Inc., Connecticut Concerts Incorporated, Broadway Concerts, Inc., Ardee Productions, Ltd., Ardee Festivals NJ, Inc., In-House Tickets, Inc., Exit 116 Revisited, Inc., Ron Delsener, Mitch
              Slater, and SFX Broadcasting, Inc.

10.2* License Agreement, dated January 29, 1990, by and between the State of New York and Beach Concerts, Inc.

10.3* Amendment to License Agreement of January 29, 1990, dated as of April 11, 1997, by and between the State of New York and Beach Concerts, Inc.

10.4* Lease Agreement, Easement Agreement and Declaration of Restrictive Covenants dated as of May 1, 1996, by and between New Jersey Highway Authority and GSAC Partners.

10.5* Partnership Agreement dated as of November 18, 1996, by and between Pavilion Partners, and Exit 116 Revisited, Inc.

10.6 * Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Concerts, L.L.C., SFX Broadcasting, Inc., Sunshine Promotions, Inc., P. David Lucas and Steven P. Sybesma

10.7 * Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Suntex Acquisition, L.P., SFX Broadcasting, Inc., Suntex, Inc., P. David Lucas, Steven P. Sybesma, Greg Buttrey and John Valant.

EXHIBIT
  NO.                                     DESCRIPTION
--------      -----------------------------------------------------------------
10.8 *        Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Deer Creek Amphitheater Concerts, L.P., SFX
              Broadcasting, Inc., Deer Creek Partners, L.P., Sand Creek
              Partners, L.P., Sand Creek, Inc., P. David Lucas, and Steven P.
              Sybesma.

10.9 * Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Murat Centre Concerts, L.P., SFX Broadcasting, Inc., Murat Centre L.P., P. David Lucas and Steven P. Sybesma.

10.10 * Asset Purchase and Sale Agreement, dated June 23, 1997, by and among Polaris Amphitheater Concerts, Inc., SFX Broadcasting, Inc., Polaris Amphitheater Limited Partnership and certain of the partners of Polaris Amphitheater Limited Partnership.

10.11 * Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Design, L.P., SFX Broadcasting, Inc., Tourdesign, Inc., P. David Lucas, and Steven P. Sybesma.

10.12 +       Murat Theater Lease.

10.13 * Agreement of Merger, dated as of February 12, 1997, by and among SFX Broadcasting, Inc., NOC-Acquisition Corp., Cadco Acquisition Corp., QN- Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc., and Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheather Development Corporation and QN Corp.

10.14 * Amendment of Agreement of Merger, dated as of February 14, by and among SFX Broadcasting, Inc., NOC-Acquisition Corp., Cadco Acquisition Corp., QN- Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc., and Connecticut Performing Arts Partners and the Stockholders of Nederlander of Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp.

10.15 * Second Amendment of Agreement of Merger, dated as of March 19 by and among SFX Broadcasting, Inc., NOC-Acquisition Corp., Cadco Acquisition Corp., QNAcquisition Corp., NOC, Inc., Connecticut Amphitheater Development Corporation, QN Corp., Connecticut Performing Arts, Inc., and Connecticut Performing Arts Partners and the Stockholders of NOC, Inc., Connecticut Amphitheater Development Corporation and QN Corp.

10.16 * Lease Agreement,dated as of September 14, 1994 by and between The City of Hartford and Connecticut Performing Arts Partners.

10.17 * Agreement and Plan of Merger and Asset Purchase Agreement, dated as of December 10, 1997, by and among SFX Entertainment, Inc., Contemporary Investments Corporation, Contemporary Investments of Kansas, Inc. Continental Entertainment Associates, Inc., Capital Tickets, LP, Dialtix, Inc., Contemporary Intenational Productions Corporation, Steven F. Schankman Living Trust, dated 10/22/82, Irving P. Zuckerman Living Trust, dated 11/24/81, Steven F. Schankman and Irving P. Zuckerman.

10.18 * Lease Agreement, dated as of December 13, 1992, by and between Wyandotte County, Kansas and Wyandotte County Parks Board and Sandstone Amphitheater Joint Venture.

EXHIBIT
  NO.                                     DESCRIPTION
--------      -----------------------------------------------------------------
10.19 *       Stock Purchase Agreement, dated as of December 11, 1997, among each of the shareholders of BGP Presents, Inc. and BGP
              Acquisitions, LLC.

10.20 + Amphitheater Lease and Agreement, dated June 20, 1986, between City of Mountain View and Shoreline Amphitheater Partners.

10.21 * Stock and Asset Purchase Agreement, dated December 2, 1997, between and among SFX Network Group, L.L.C. and SFX Entertainment, Inc., and Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, June E. Brody, Steven
              A. Saslow, and The Network 40, Inc.

10.22 * Purchase and Sale Agreement, dated as of December 15, 1997, by and among Alex Cooley, S. Stephen Selig, III, Peter Conlon, Southern Promotions, Inc., High Cotton, Inc. Cooley and Conlong Management, Inc., Buckhead Promotions, Inc., Northern Exposure, Inc., Pure Cotton, Inc., Interfest, Inc., Concert/Southern Chastain Promotions Joint Venture, Roxy Ventures Joint Venture and SFX Concerts, Inc.

10.23 * Stock Purchase Agreement, dated as of December 12, 1997 by and among Pace Entertainment Corporation and SFX Entertainment, Inc.

10.24 + Agreement and Plan of Merger, dated as of August 24, 1997, among SFX Buyer, SFX Buyer Sub and SFX (incorporated by reference to Annex A to Schedule 14A of SFX, filed with the SEC on ________ ___, 1998).

10.25 +       Amendment to SCMC Warrant, dated _________ __, 1997.

10.26 * Non-Negotiable Promissory Note dated June 23, 1997, between SFX (as maker) and Sunshine Promotions, Inc. (as payee).

21.1+         Subsidiaries of SFX Entertainment.

23.1          Consent of Baker & McKenzie (included in Exhibit 5.1).

23.2 *        Consent of Ernst & Young LLP.

23.3 *        Consent of Arthur Andersen LLP.

23.4 *        Consent of Price Waterhouse LLP.

23.5 *        Consent of Brian Becker.

24.1          Power of Attorney (included on page II-8).

27.1*         Financial Data Schedule.

EXHIBIT
  NO.                                     DESCRIPTION
--------      -----------------------------------------------------------------
99.1+         Opinion of Lehman Brothers (incorporated by reference to Annex B to Schedule 14A of SFX, filed with the SEC on ________ ___,
              1998).


------------
*        Filed herewith.
+        To be filed by amendment.

                                                                        EX. 3.1

                         CERTIFICATE OF INCORPORATION
                                    OF
                            SFX ENTERTAINMENT, INC.


        I, the undersigned natural person acting as an incorporator of a corporation (hereinafter called the "Corporation") under the General Corporation Law of the State of Delaware, do hereby adopt the following Certificate of Incorporation for the Corporation:

                             ARTICLE ONE: NAME

        The name of the Corporation is SFX ENTERTAINMENT, INC. (the "Corporation").

                         ARTICLE TWO: REGISTERED OFFICE

        The address of the registered office of the Corporation in the State of Delaware is 1013 Centre Road, New Castle County, Wilmington, Delaware, 19805, and the name of the registered agent at such address is Corporation Service Company.

                         ARTICLE THREE: PURPOSES

        The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation will have perpetual existence.

                         ARTICLE FOUR: CAPITAL STRUCTURE

        4.1 AUTHORIZED SHARES. The total number of shares of stock which the Corporation shall have authority to issue is 3,000 shares, consisting of the following:

        (a) 1,000 shares of Class A Common Stock, par value $.01 per share (the "Class A Common Stock");

        (b) 1,000 shares of Class B Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"); and

        (c) 1,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock").

        4.2 DESIGNATIONS, PREFERENCES, ETC. The designations, preferences, powers, qualifications, and special or relative rights, or privileges of the capital stock of the Corporation shall be as set forth in ARTICLE FIVE and ARTICLE SIX below.

                            ARTICLE FIVE: COMMON STOCK


        5.1 IDENTICAL RIGHTS. Except as herein otherwise expressly provided in this Restated Certificate of Incorporation, all shares of Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

        5.2 DIVIDENDS.

        (a) Subject to the prior rights and preferences, if any, applicable to shares of the Preferred Stock or any series thereof, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock, or otherwise) as may be declared thereon by the Corporation's board of directors (the "Board of Directors") at any time and from time to time out of any funds of the Corporation legally available therefor, except that (i) if dividends are declared that are payable in shares of Common Stock, then such stock dividends shall be payable at the same rate on each class of Common Stock and shall be payable only in shares of Class A Common Stock to holders of Class A Common Stock and in shares of Class B Common Stock to holders of Class B Common
Stock and (ii) if dividends are declared that are payable in shares of common stock of another corporation, then such shares may differ as to voting rights to the extent that voting rights now differ among the Class A Common Stock and the Class B Common Stock.

     (b) Dividends payable under this Paragraph 5.2 shall be paid to the holders of record of the outstanding shares of Common Stock as their names shall appear on the stock register of the Corporation on the record date fixed by the Board of Directors in advance of declaration and payment of each dividend. Any shares of Common Stock issued as a dividend pursuant to this Paragaraph 5.2 shall, when so issued, be duly authorized, validly issued, fully paid and non-assessable, and free of all liens and charges.

     (c) Notwithstanding anything contained herein to the contrary, no dividends on shares of Common Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at any time that such declaration, payment, or setting apart is prohibited by applicable law.

     5.3 STOCK SPLITS. The Corporation shall not in any manner subdivide (by any stock split, reclassification, stock dividend, recapitalization, or otherwise) or combine the outstanding shares of one class of Common Stock unless the outstanding shares of both classes of Common Stock shall be proportionately subdivided or combined.

     5.4 VOTING RIGHTS.

     (a) The holders of the Class A Common Stock and the Class B Common Stock shall vote as a single class on all matters submitted to a vote of the stockholders, with each share of Class A Common Stock being entitled to one vote and each share of Class B Common Stock being entitled to ten votes, except:

     (i) for the election of directors, which shall be governed by subparagraphs (b) and (c) below;

     (ii) with respect to any Going Private Transaction (as such term is defined below) between the Corporation and Robert F.X. Sillerman or any Affiliate of Mr. Sillerman, which shall be governed by subparagraph (e) below; and

     (iii)  as otherwise provided by law.

     As used in this Certificate of Incorporation, the term "Affiliate" means, as to any person, any (i) other person that, directly or indirectly, is in control of, is controlled by or is under common control with such person, (ii) corporation or organization (other than the Corporation or a majority-owned subsidiary of the Corporation) of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of voting securities, or in which such person has a substantial beneficial interest, (iii) trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as a trustee or in a similar fiduciary capacity, or (iv) relative or spouse of such person who has the same home as such person.

     (b) In the election of directors, the holders of shares of Class A Common Stock shall be entitled by class vote, exclusive of all other stockholders, to elect that number of directors of the Corporation that equals two sevenths (2/7) of the total number of duly authorized directorships of the Corporation then constituting the Board of Directors (including vacant and newly-created directorships) or, if such number of directors is not a whole number, the next higher whole number with each share of Class A Common Stock entitled to one vote; provided, however, that each director so elected must be qualified at the time of such election to be an "Independent Director," which is defined as a director of the Corporation who is not (i) an officer or employee of the Corporation or a director, officer or employee of any of its subsidiaries or any Affiliate of Mr. Sillerman or any individual who has been employed in such capacity within the preceding three years, (ii) an Affiliate of Mr. Sillerman,
(iii) acting on a regular basis as an individual or representative of an organization serving as a professional adviser, legal counsel or consultant to management of the Corporation or its subsidiaries if, in the opinion of the Board of Directors, such relationship is material to the Corporation, the organization so represented, or such person, (iv) an individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director or (v) a member or a representative of the immediate family of a person who, pursuant to clauses (i) through (iv) above, is not qualified to serve as an Independent Director. The holders of shares of Class A Common Stock shall be entitled by class vote, exclusive of all other stockholders, to vote on the removal of any director so elected, with each share of Class A Common Stock entitled to one vote.

     (c) Except as otherwise provided in subparagraph (b) above, the holders of shares of Class A Common Stock and Class B Common Stock, voting as a single class, shall have the right to vote on the election or removal of all directors of the Corporation (other than directors, if any, who may be elected by the holders of Preferred Stock), with each share of Class A Common Stock entitled to one vote and each share of Class B Common Stock entitled to ten votes. The holders of Class A Common Stock and Class B Common Stock are not entitled to cumulative votes in the election of any directors.

     (d) In the event of the death, removal or resignation of a director elected by the holders of Class A Common Stock (pursuant to subparagraph (b) above) prior to the expiration of his term, the vacancy on the Board of Directors created thereby may be filled by a majority of the directors then in office, although less than a quorum, provided, however, that any person appointed to fill a vacancy created by the death, removal or resignation of a director elected by the holders of the Class A Common Stock (in accordance with subparagraph (b) above) shall be an Independent Director. A director elected in such manner to fill such vacancy shall hold office until his successor has been duly elected and qualified at a meeting of the holders of Class A Common Stock duly called for such purpose.

     (e) With respect to any Going Private Transaction between the Corporation and Mr. Sillerman or an Affiliate of Mr. Sillerman, the holders of Class A Common Stock and Class B Common Stock shall vote as a single class, with each share of Class A Common Stock and of Class B Common Stock entitled to one vote. For purposes of this Paragraph 5.4, the term "Going Private Transaction" shall mean any transaction that is a "Rule 13e-3 Transaction," as such term is defined in Rule 13e-3(a)(3), as amended from time to time, promulgated under the Securities Exchange Act of 1934, as amended, provided, however, that (i) the term Going Private Transaction shall not include any transaction exempt under Rule 13e-3(g), and (ii) the term "affiliate" as used in Rule 13e-3(a)(3)(i) shall be deemed to include an Affiliate, as defined in Paragraph 5.4 hereof.

     (f) No holder of Common Stock shall be entitled to preemptive or subscription rights.

     (g) As long as any of the shares of Class A Common Stock shall be listed and quoted on an exchange or other trading system (including the National Association of Securities Dealers, Inc. Automated Quotation System), the
Board of Director shall ensure, and shall have all powers necessary to ensure, that the membership of the Board of Directors shall at all times be consistent with the applicable rules and regulations, if any, for the Class A Common Stock to be eligible for listing and quotation on such exchange or other trading system.

     5.5 CONVERSION RIGHTS.

     (a) VOLUNTARY CONVERSION. Each share of Class B Common Stock shall be convertible at any time, at the option of its holder, into one fully paid and non-assessable share of Class A Common Stock.

     (b) VOLUNTARY CONVERSION PROCEDURE. At the time of a voluntary conversion, the holder of shares of Class B Common Stock shall deliver to the office of the Corporation or any transfer agent for the Class A Common Stock (i) the certificate or certificates representing the shares of Class B Common Stock to be converted, duly endorsed in blank or accompanied by proper instruments of transfer, and (ii) written notice to the Corporation stating that such holder elects to convert such share or shares and stating the name and addresses in which each certificate for shares of Class A Common Stock issued upon such conversion is to be issued. Conversion shall be deemed to have been effected at the close of business on the date when such delivery is made to the Corporation of the shares to be converted, and the person exercising such voluntary conversion shall be deemed to be the holder of record of the number of shares of Class A Common Stock issuable upon such conversion at such time. The Corporation shall be justified in relying upon the information and the certification contained in such notice and shall not be liable for the result of any inaccuracy with respect thereto. The Corporation shall promptly deliver certificates evidencing the appropriate number of shares of Class A Common Stock to such person.

     (c) AUTOMATIC CONVERSION. Each share of Class B Common Stock shall convert automatically into one fully paid and non-assessable share of Class A Common Stock (i) upon its sale, gift, or other transfer, voluntary or involuntary, to a party that is not an Affiliate of Mr. Sillerman or of the Corporation or (ii) upon the death of Mr. Sillerman, in the case of any shares of Class B Common Stock held by Mr. Sillerman or any Affiliate of Mr. Sillerman. Each of the foregoing automatic conversion events shall be referred to hereinafter as an "Event of Automatic Conversion."

     (d) AUTOMATIC CONVERSION PROCEDURE. Promptly upon the occurrence of an Event of Automatic Conversion, the holder of such shares shall surrender the certificate or certificates therefor, duly endorsed in blank or accompanied by proper instruments of transfer, at the office of the Corporation, or of any transfer agent for the Class A Common Stock, and shall give written notice to the Corporation, at such office: (i) stating that the shares are being converted pursuant to an Event of Automatic Conversion into Class A Common Stock as provided in Paragraph 5.5(c) of this ARTICLE FIVE, (ii) specifying the Event of Automatic Conversion (and, if the occurrence of such event is within the control of the transferor, stating the transferor's intent to effect an Event of Automatic Conversion), (iii) identifying the number of shares of Class B Common Stock being converted, and (iv) setting out the name or names (with addresses) and denominations in which the certificate or certificates for shares of Class A Common Stock shall be issued and shall include instructions for delivery thereof. Delivery of such notice together with the certificates representing the Class B Common Stock shall obligate the Corporation to issue certificates representing such Class A Common Stock and the Corporation shall be justified in relying upon the information and the certification contained in such notice. Thereupon the Corporation or its transfer agent shall promptly issue and deliver at such stated address to such holder or to the transferee of shares of Class B Common Stock a certificate or certificates for the number of shares of Class A Common Stock to which such holder or transferee is entitled registered in the name of such holder, the designee of such holder or transferee as specified in such notice. To the extent permitted by law, conversion pursuant to an Event of Automatic Conversion shall be deemed to have been effected as of the date on which the Event of Automatic Conversion has occurred (such time being the "Conversion Date"). The person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at and as of the Conversion Date, and the right of such person as a holder of shares of Class B Common Stock shall cease and terminate at and as of the Conversion Date, in each case without regard to any failure by the holder to deliver the certificates or the notice required by this subparagraph (d).

     (e) UNCONVERTED SHARES. In the event of the conversion of less than all of the shares of Class B Common stock evidenced by a certificate surrendered to the Corporation in accordance with the procedures of

Paragraph 5.5(b) or (d), the Corporation shall execute and deliver to or upon the written order of the holder of such certificate, without charge to such holder, a new certificate evidencing the number of shares of Class B Common Stock not converted.

     (f) REISSUE OF SHARES. Shares of Class B Common Stock that are converted into Class A Common Stock as provided herein shall be retired and canceled and shall not be reissued.

     (g) RESERVATION. The Corporation hereby reserves and shall at all times reserve and keep available, out of its authorized and unissued shares of Class A Common Stock, for the purpose of effecting conversions, such number of duly authorized shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock. The Corporation covenants that all shares of Class A Common Stock so issuable shall, when so issued, be duly and validly issued, fully paid and non-assessable, and free from liens and charges with respect to the issue. The Corporation will take all such action as may be necessary to assure that all such shares of Class A Common Stock may be so issued without violation of any applicable law or regulation, or of any requirements of any national securities exchange or other trading system upon which the Class A Common Stock may be traded.

     5.6 LIQUIDATION RIGHTS. In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the Corporation, after distribution in full of the preferential amounts, if any, to be distributed to the holders of shares of the Preferred Stock or any series thereof, the holders of shares of the Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them. A liquidation, dissolution, or winding-up of the Corporation, as such terms are used in this Paragraph 5.6, shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or corporations or other entity or a sale, lease, exchange, or conveyance of all or a part of the assets of the Corporation.

     5.7 CONSIDERATION ON MERGER, CONSOLIDATION, ETC. In any merger, consolidation, or business combination, the consideration to be received per share by the holders of Class A Common Stock and Class B Common Stock must be identical for each class of stock, except that in any such transaction in which shares of common stock are to be distributed, such shares may differ as to voting rights to the extent that voting rights now differ among the Class A Common Stock and the Class B Common Stock.


                        ARTICLE SIX: PREFERRED STOCK

     6.1 ISSUANCE. The Preferred Stock may be issued from time to time in one or more classes or series, the shares of each class or series to have such designations and powers, preferences, and rights, and qualifications, limitations, and restrictions thereof, as are stated and expressed herein and in the resolution or resolutions providing for the issue of such class or series adopted by the Board of Directors as hereafter prescribed.

     6.2 AUTHORIZATION BY BOARD OF DIRECTORS. Authority is hereby expressly granted to and vested in the Board of Directors to authorize the issuance of the Preferred Stock from time to time in one or more classes or series, and with respect to each class or series of the Preferred Stock, to fix and state by the resolution or resolutions from time to time adopted providing for the issuance thereof the following:

     (a) whether or not the class or series is to have voting rights, full, special, or limited, or is to be without voting rights, and whether or not such class or series is to be entitled to vote as a separate class either alone or together with the holders of one or more other classes or series of stock;

     (b) the number of shares to constitute the class or series and the designations thereof;

     (c) the preferences, and relative, participating, optional, or other special rights, if any, and the qualifications, limitations, or restrictions thereof, if any, with respect to any class or series;

     (d) whether or not the shares of any class or series shall be redeemable at the option of the Corporation or the holders thereof or upon the happening of any specified event, and, if redeemable, the redemption price or prices (which may be payable in the form of cash, notes, securities, or other property), and the time or times at which, and the terms and conditions upon which, such shares shall be redeemable and the manner of redemption;

     (e) whether or not the shares of a class or series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement, and, if such retirement or sinking fund or funds are to be established, the annual amount thereof, and the terms and provisions relative to the operation thereof;

     (f) the dividend rate, whether dividends are payable in cash, stock of the Corporation, or other property, the conditions upon which and the times when such dividends are payable, the preference to or the relation to the payment of dividends payable on any other class or classes or series of stock, whether or not such dividends shall be cumulative or noncumulative, and if cumulative, the date or dates from which such dividends shall accumulate;

     (g) the preferences, if any, and the amounts thereof which the holders of any class or series thereof shall be entitled to receive upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Corporation;

     (h) whether or not the shares of any class or series, at the option of the Corporation or the holder thereof or upon the happening of any specified event, shall be convertible into or exchangeable for, the shares of any other class or classes or of any other series of the same or any other class or classes of stock, securities, or other property of the Corporation and the conversion price or prices or ratio or ratios or the rate or rates at which such exchange may be made, with such adjustments, if any, as shall be stated and expressed or provided for in such resolution or resolutions; and

     (i) such other special rights and protective provisions with respect to any class or series as may to the Board of Directors seem advisable.

     6.3 SHARES IN CLASS OR SERIES. The shares of each class or series of the Preferred Stock may vary from the shares of any other class or series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of the Preferred Stock designated for any existing class or series by a resolution adding to such class or series authorized and unissued shares of the Preferred Stock not designated for any other class or series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing class or series by a resolution subtracting from such class or series authorized and unissued shares of the Preferred Stock designated for such existing class or series, and the shares so subtracted shall become authorized, unissued, and undesignated shares of the Preferred Stock.


                ARTICLE SEVEN: LIMITATION OF LIABILITY OF DIRECTORS

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This ARTICLE SEVEN may not be amended or modified to increase the liability of a director, or repealed, except upon the affirmative vote of the holders of at least 75% of the combined voting power of the outstanding shares of Common Stock. No such amendment, modification, or repeal shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification, or repeal. In addition to the circumstances in which a director of the Corporation is not personally liable as set forth in the foregoing provisions of this ARTICLE SEVEN, a director shall not be liable to the Corporation or its stockholders to the fullest extent permitted by any law hereafter enacted, including without limitation any subsequent amendment to the Delaware General Corporation Law.


                         ARTICLE EIGHT: INDEMNIFICATION

     8.1 GENERAL. The Corporation shall indemnify any person who was, is, or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the Corporation or (ii) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, venturer, proprietor, trustee, [employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust,] employee benefit plan, or other enterprise, to the fullest extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. Such right shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the Corporation or elects to continue to serve as a director or officer of the Corporation while this ARTICLE EIGHT is in effect. Any repeal or amendment of this ARTICLE EIGHT shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the Corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this ARTICLE EIGHT. Such right shall include the right to be paid by the Corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Delaware General Corporation Law, as the same exists or may hereafter be amended. If a claim for indemnification or advancement of expenses hereunder is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Delaware General Corporation Law, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the Corporation (including its Board of Directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification or advancement is not permissible. In the event of the death of any person having a right of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, by-law, resolution of stockholders or directors, agreement, or otherwise.

     8.2 EMPLOYEES AND AGENTS. The Corporation may additionally indemnify any employee or agent of the Corporation to the fullest extent permitted by law.

     8.3 PROCEEDINGS. As used in this ARTICLE EIGHT, the term "proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

                ARTICLE NINE: MANAGEMENT OF THE CORPORATION

     The following provisions relate to the management of the business and the conduct of the affairs of the Corporation and are inserted for the purpose of creating, defining, limiting, and regulating the powers of the Corporation and its directors and stockholders:

     (a) The business and affairs of the Corporation shall be managed by and under the direction of the Board of Directors.

     (b) The number of directors which shall constitute the whole Board of Directors shall be fixed in accordance with the by-laws of the Corporation (the "By-Laws").

     (c) The Board of Directors shall have the power to adopt, amend, and repeal the By-Laws, except to the extent that the By-Laws otherwise provide.

     (d) All corporate powers and authority of the Corporation (except as at the time otherwise provided by statute, by this Certificate of Incorporation, or by the By-Laws) shall be vested in and exercised by the Board of Directors.

     (e) The stockholders and directors shall have the power, if the By-Laws so provide, to hold their respective meetings within or without the State of Delaware and may (except as otherwise required by statute) keep the Corporation's books outside the State of Delaware, at such places as from time to time may be designated by the By-Laws or the Board of Directors.

     (f) Directors of the Corporation need not be elected by written ballot unless the By-Laws otherwise provide.


                 ARTICLE TEN: CERTAIN CONTRACTS OR TRANSACTIONS

     No contract or transaction between the Corporation and one or more of its directors, officers, or stockholders or between the Corporation and any person (as used herein, "person" means other corporation, partnership, association, firm, trust, joint venture, political subdivision, or instrumentality) or other organization in which one or more of its directors, officers, or stockholders are directors, officers, or stockholders, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the contract or transaction, or solely because his, her, or their votes are counted for such purpose, if:

     (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum;

     (ii) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

     (iii) the contract or transaction is fair as to the Corporation as of the time it is authorized, approved, or ratified by the Board of Directors, a committee thereof, or the stockholders.

Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.

                                    *  *  *

I, the undersigned, for the purpose of forming the Corporation under the laws of the State of Delaware, do make, file, and record this Certificate of Incorporation and do certify that this is my act and deed and that the facts stated herein are true, and, accordingly, I do hereunto set my hand on this 1st day of December, 1997.

                                           /s/ Bency George
                                           -----------------
                                           Name: Bency George

                                                 Bency George
                                                 Incorporator
                                                 805 Third Avenue
                                                 New York, NY 10022

                                                                        EX. 10.1

                            STOCK PURCHASE AGREEMENT

      This STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into as of the 11th day of October, 1996 by and among DELSENER/SLATER ENTERPRISES, LTD., a New York corporation, BEACH CONCERTS, INC., a New York corporation, CONNECTICUT CONCERTS, INCORPORATED, a Connecticut corporation, BROADWAY CONCERTS, INC., a New York corporation, ARDEE PRODUCTIONS, LTD., a New York corporation, ARDEE FESTIVALS NJ, INC., a New Jersey corporation, IN-HOUSE TICKETS, INC., a New York corporation, EXIT 116 REVISITED, INC., a New Jersey corporation and DUMB DEAL, INC., a New York corporation (collectively, the "Companies"); RON DELSENER, an individual residing at 1 Gracie Square, Penthouse, New York, New York 10028 (the "Seller"); MITCH SLATER, an individual residing at 18 Circle Road, Scarsdale, New York 10583 ("Slater") and SFX BROADCASTING, INC., a Delaware corporation having its principal place of business in New York, New York (the "Buyer"):

      WHEREAS, the Seller owns beneficially and of record all of the issued and outstanding shares of stock (the "Shares") of the Companies; and

      WHEREAS, the Companies conduct all of the activities of the Seller and Slater in the concert promotion, event production, artist management, artist development, ticket distribution, corporate sponsorship, venue operation, concessionaire, parking, security and all similar businesses (the "Business"); and

      WHEREAS, the Seller and Slater do not receive any income related to the Business from any source other than the Companies; and

        WHEREAS, the Seller desires to sell to the Buyer and the Buyer desires to purchase from the Seller all of the issued and outstanding Shares of the Companies;

      WHEREAS, the parties intend for the Buyer to assign its rights and benefits (but not its obligations) hereunder to its wholly owned subsidiary, Delsener/Slater Enterprises, Inc., a Delaware corporation (the "Buyer's Sub");

      NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                    ARTICLE 1

                                PURCHASE AND SALE

      1.1 Purchase and Sale of Shares of the Companies. On the Closing Date (as defined in Section 3.1), the Seller shall sell to the Buyer, and the Buyer shall purchase from the Seller, the Shares for the Purchase Price (as defined in Section 2.1) specified herein. At the Closing (as defined in Section 3.1), the Seller shall deliver to the Buyer certificates representing all of the Shares which are required to be delivered or are otherwise deliverable by the Seller pursuant hereto duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning such Shares in blank, and the Buyer shall deliver the Purchase Price in accordance with Article 2 below. In the event that it is determined, at any time prior to or after the Closing, that any assets related to the Business or any contractual relationships related to the Business are owned or are in the name of any person or corporation other than the Companies, this Agreement shall, at the sole and exclusive option of the Buyer, be deemed an agreement to acquire such other corporations, assets or contracts without any additional consideration therefor.

                                    ARTICLE 2

                                  CONSIDERATION

      2.1 The aggregate consideration (the "Purchase Price") for the Shares shall be the sum of Twenty-Three Million, Nine Hundred Fifty-Two Thousand and Five Hundred Dollars ($23,952,500). The parties hereto agree to file their respective tax returns consistent with this Section with such amendments thereto as either party shall be directed by the Internal Revenue Service to submit.

      2.2 Payment. The Purchase Price shall be paid as follows:

            2.2.1 At the Closing, the Buyer shall pay to the Seller the sum of Nineteen Million, Nine Hundred Fifty-Two Thousand and Five Hundred Dollars ($19,952,500) (the "Fixed Payment"), in partial payment for the Shares.

            2.2.2 In addition to the Fixed Payment, the Buyer shall pay to the Seller the aggregate sum of Three Million Dollars ($3,000,000), without interest, in 20 equal quarterly installments over a five (5) year period commencing on January 1, 1997 (and on the first day of each subsequent quarter until paid in full) in partial payment for the Shares. Notwithstanding the foregoing, if at any time prior to January 1, 2002 there shall occur an Acceleration Event (as defined below), then upon the occurrence of such Acceleration Event all amounts due but not yet paid or payable pursuant to this Section shall be immediately remitted to Seller at such time.

            2.2.3 In addition to the Fixed Payment, the Buyer shall pay to the Seller the aggregate sum of One Million Dollars ($1,000,000), without interest, in 40 equal quarterly installments over a ten (10) year period commencing on January 1, 1997 in partial payment for the Shares. Notwithstanding the foregoing, if at any time prior to January 1, 2002 there shall occur an Acceleration Event (as defined below), then upon the occurrence of such Acceleration Event all amounts due but not yet paid or payable pursuant to this Section shall be immediately remitted to Seller at such time. The deferred Purchase Price payments set forth in this Section 2.2.3 and in Section 2.2.2 are referred to herein as the "Deferred Purchase Price Payments."

      2.3 Escrow Account. On the date hereof, the Buyer shall deposit an irrevocable stand-by letter of credit with a face amount of Two Million Dollars ($2,000,000) into an escrow account (the "Escrow Account") with The Chase Manhattan Bank, to be held in escrow in accordance with the terms of the escrow agreement dated as of the date hereof among the Buyer, the Seller and the escrow agent, a copy of which is attached as Exhibit A hereto. After payment of the Fixed Payment by the Buyer at the Closing in accordance with Article 2 hereof, the Escrow Deposit shall be returned to the Buyer.

      2.4 [RESERVED]

      2.5 Slater Payments. (a) The Buyer hereby agrees pay: (i) to Slater the portions of the Deferred Purchase Price Payments identified on Exhibit B hereto as being payable to Slater and (ii) to withhold from such portions of the Deferred Purchase Price Payments to be so paid to Slater all applicable withholding taxes, such taxes, along with any employer payroll taxes related thereto (i.e., the applicable RCA taxes), to be remitted by the Buyer on a timely basis to the appropriate taxing authorities.

            (b) The Deferred Purchase Price Payments to be made by the Buyer to the Seller pursuant to Section 2.2 shall be reduced by the portions thereof payable to Slater by the Buyer as described in Section 2.5(a). The Seller and the Buyer acknowledge that Exhibit B correctly sets forth, after giving effect to such reductions, the portions of the Deferred Purchase Price Payments to be so made by the Buyer to the Seller.

      2.6 Acceleration Event. The term "Acceleration Event" shall mean any of the following: (i) a Change in Control (as defined in the Employment Agreements); (ii) an initial public offering of the Employer Stock (as defined in the Employment Agreements) and (iii) a termination without Cause, other than due to death, or a Constructive Termination Without Cause of the Seller's or Slater's employment pursuant to their respective Employment Agreements (such terms being defined in the Employment Agreements), provided, that the events described in this clause (iii) shall only be an "Acceleration Event for the portions of the Deferred Purchase Price Payments payable to the individual so terminated.

            2.7 Wire Instructions: Business Days. Payments to be made or caused to be made hereunder shall be made by wire transfer in immediately available funds to (i) the Seller to such account as the Seller shall direct and (ii) Slater to such account as Slater shall direct: The amounts to be transferred by wire at the Closing to the Seller and Slater and the appropriate wire instructions are set forth on Appendix I hereto. Any such payment to be made or caused to be made on a day that is not a business day shall be made on the first business day immediately following such day.

                                    ARTICLE 3

      3.1 Closing. Except as otherwise mutually agreed upon by the Seller and the Buyer, the consummation of the transactions contemplated herein (the "Closing") shall occur on the later of (i) five (5) business days following the date of expiration or termination of all waiting periods, including any extensions thereof, which are applicable to the transactions contemplated by this Agreement pursuant to Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations thereunder and (ii) January 2, 1997. The Closing shall be held at the Buyer's offices in New York, New York or such other location in New York, New York as the Seller shall request. The date of the Closing is referred to herein as the "Closing Date."

                                    ARTICLE 4

                              GOVERNMENTAL CONSENTS

      4.1 HSR Act. It is specifically understood and agreed by the Buyer and the Seller that the Closing and the purchase of the Shares is expressly conditioned on and is subject to the prior expiration or termination of all waiting periods, including any extensions thereof, which arc applicable to the transactions contemplated by this Agreement pursuant to the HSR Act.

      4.2 Governmental Filings. The Companies, the Seller and the Buyer will, within five

(5) business days following the date of this Agreement, file with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "Department of Justice") pursuant to the HSR Act all requisite documents and notifications in connection with the transactions contemplated by this Agreement. The Seller and the Buyer will use their commercially reasonable efforts to make or cause to be made all such other filings and submissions as may be required under applicable laws and regulations, if any, for the consummation of the transactions contemplated by this Agreement. The Buyer and the Seller will coordinate with one another in exchanging such information and reasonable assistance as another may request in connection with all of the foregoing. The parties hereby acknowledge that in making such filings, the parties will be relying on information provided by the other party without independent investigation. The Buyer shall pay the filing fee payable in respect of the pre-notification filing pursuant to the HSR Act. The Seller and the Buyer agree to request early termination of the waiting periods under the HSR Act.

                                    ARTICLE 5

                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

      The Buyer hereby makes the following representations and Warranties to the Seller, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Seller and shall survive the Closing.

      5.1 Organization and Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and will at Closing be duly qualified as a foreign corporation to do business in the State of New York and have the corporate power and authority to own the Shares and to carry on the business of the Companies as they are now being conducted and as proposed to be conducted by the Companies between the date hereof and the Closing Date.

      5.2 Authorization and Binding Obligation. The Buyer has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own the Shares and to carry on the business of the Companies as they are now being conducted, and the Buyer's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by the Buyer, and this Agreement constitutes, and the other agreements to be executed by the Buyer in connection herewith will constitute, the valid and binding obligation of the Buyer, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights.

      5.3 Litigation and Compliance with Law. There is no litigation, administrative, arbitration or other proceeding, or petition, complaint or, to the best of the Buyer's knowledge, investigation pending, or to the best of Buyer's knowledge, threatened before any court or governmental body, against the Buyer or any of its affiliates that would adversely affect the Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith. To the best of the Buyer's knowledge, there is no violation of any law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on the Buyer's ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

      5.4 Investment Intent. The Buyer is acquiring the Shares solely for its own account and not with a view to sale or distribution thereof in violation of any securities laws. The Buyer acknowledges that the Shares are restricted securities under the Securities Act of 1933, as amended, and cannot be sold, transferred or conveyed without proper registration or an exemption from registration under the Securities Act of 1933, as amended.

      5.5 Accuracy of Information. To the best of Buyer's knowledge, no written statement made by the Buyer herein and no information provided by the Buyer herein or in the documents, instruments or other written communications made or delivered directly by the Buyer to the Seller in connection with the negotiations covering the purchase and sale of the Shares contains any material untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not materially misleading. To the extent that a representation or other information is made to the Buyer's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

      5.6 Stock Ownership. Buyer's Sub is a wholly-owned subsidiary of the Buyer, and the Buyer owns one hundred percent (100%) of the authorized and issued capital stock of Buyer's Sub.

      5.7 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by the Buyer: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Buyer is a party; and (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which the Buyer is now subject.

      5.8 Audit. Schedule 5.8 of the Disclosure Schedules sets forth the results of the audit (the "Audit") of the Companies' financial statements performed by Ernst & Young from August 1996 through September 1996. The Audit is consistent in all respects with the Financial Statements.

                                    ARTICLE 6

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

      The Seller hereby makes the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Buyer other than in the Disclosure Schedule attached hereto and hereby made a part hereof and shall survive the Closing as provided in Article 16 hereof.

      6.1 No Other Interests. Other than through the Companies, the Seller, directly or indirectly, individually or with others, does not own, manage, operate, control, participate in, perform consultation services for, and is not connected in any manner with the ownership, management, operation or control of any business similar to, or competitive with, the business of the Companies or any of their affiliates or subsidiaries. All activities of the Seller in the Business are conducted by the Companies. All income of the Seller generated from the conduct of the Business is generated by the Companies.

      6.2 Ownership of Shares: Title. The Seller is the owner of record and beneficially of all of the Shares. The Seller has not received any notice of any adverse claim to the ownership of the Shares, does not have any reason to know of any such adverse claim and is not aware of existing facts that would give rise to any adverse claim to the ownership of the Shares. The sale and delivery of the Shares to the Buyer pursuant to this Agreement shall vest in the Buyer legal and valid title to the Shares, free and clear of all liens, security interests, adverse claims or other encumbrances of any character whatsoever ("Encumbrances"), other than Encumbrances created by the Buyer and restrictions on resales of the Shares under applicable securities laws.

      6.3 Authorization and Binding Obligation. The Seller has all power and authority to enter into and perform this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes, and the other agreements to be executed by the Seller in connection herewith will constitute, the valid and binding obligation of the Seller, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights.

      6.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by the Seller (a) does not require the consent of any third party, (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which the Seller is a party or by which he or the Shares are bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which the Seller or the Shares are now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Shares.

      6.5 Continuation of Companies' Business. Except as set forth on Schedule
6.5 to the Disclosure Schedule, the Seller does not know of any reason whatsoever why the consummation of the transactions contemplated hereby would adversely affect the Companies' enjoyment of all their material benefits, rights, title and interest under all of the Contracts (as defined below).

                                    ARTICLE 7

                         REPRESENTATIONS AND WARRANTIES

                         OF THE SELLER AND THE COMPANIES

      The Seller and the Companies, jointly and severally, hereby make the following representations and warranties to the Buyer, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Buyer other than in the Disclosure Schedule and shall survive the Closing as provided in Article 16 hereof.

      7.1 Organization and Standing. Each of the Companies is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted by the Companies between the date hereof and the Closing Date. Each of the Companies is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by them or the nature of the business conducted by them makes such qualification necessary. Schedule 7.1 of the Disclosure Schedule sets forth a complete and correct list of all jurisdictions in which each of the

Companies is incorporated and qualified or licensed to do business. The Seller has heretofore delivered to the Buyer complete and correct copies of the Certificate of Incorporation and By-laws (or other similar charter documents) of each of the Companies.

      7.2 Authorization and Binding Obligation. Each of the Companies has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and the Companies' execution, delivery and performance of this Agreement, and the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on their part. This Agreement has been duly executed and delivered by the Companies, and this Agreement constitutes, and the other agreements to be executed by the Companies in connection herewith will constitute, the valid and binding obligation of the Companies, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights.

      7.3 Capitalization. Schedule 7.3 of the Disclosure Schedule sets forth a complete and correct list of the authorized and issued capital stock of each of the Companies including the registered holder of each of the Shares. All outstanding Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any pre-emptive rights. Other than Slater's employment agreement dated as of January 1, 1993 with the Companies (which shall be terminated on or prior to the Closing), there is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Shares or of any capital stock of the Companies or any securities convertible into, or other rights to acquire, any such Shares or other capital stock of the Companies; or (ii) obligates the Companies or the Seller to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such Shares, capital stock, securities or rights. No person has any right to require the Companies to register any of its securities under the Securities Act of 1933, as amended.

      7.4 Absence of Conflicting Agreements or Required Consents. Except as set forth in Article 4 or Schedule 7.10 of the Disclosure Schedules hereof with respect to governmental consents, the execution, delivery and performance of this Agreement by the
Companies: (a) does not require the consent of any third party; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which any of the Companies is a party; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which any of the Companies is now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Shares.

      7.5 Government Authorizations. Schedule 7.5 of the Disclosure Schedule contains a true and complete list of all material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the business and operations of the Companies in the manner and to the full extent they are presently conducted. The Companies are the authorized legal holders of the licenses, permits and authorizations listed in Schedule 7.5 of the Disclosure Schedule, none of which is subject to any restrictions or condition which would limit in any material respect the full operation of the Companies as now operated.

      7.6 Subsidiaries. Except as set forth in Schedule 7.6 of the Disclosure Schedule, the Companies do not own any equity ownership interest, directly or indirectly, in any person, corporation or other entity.

      7.7 Taxes. The Companies have filed all material federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and have paid all material taxes, estimated taxes, interest, assessments, and penalties due and payable. All material returns and forms which have been filed have been true and correct in all material respects, and no material tax or other payment in a material amount other than as shown on such returns and forms is required to be paid and has been paid by the Companies. Except as set forth in Schedule 7.7 of the Disclosure Schedule, there are no present disputes as to taxes of any nature payable by the Companies.

      7.8 Personal Property. Schedule 7.8 of the Disclosure Schedule contains a list of all material tangible personal property and assets owned or held by the Companies (the "Personal Property"). Except as disclosed in Schedule 7.8 the Disclosure Schedule, and except as may be subject to lease agreements of the Companies specifically identified in Schedule 7.10 of the Disclosure Schedule, the Companies own and have, and will have on the Closing Date, good and marketable title to all such property (and to all other tangible and intangible personal property and assets to be transferred to the Buyer hereunder), and none of such property is, or at the Closing will be, subject to any Encumbrance other than (i) as set forth in the Disclosure Schedule or the Financial Statements or
(ii) mechanics', carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business. All of the items of the tangible personal property and assets included in the Disclosure Schedule are generally in good operating condition (ordinary wear and tear excepted) and are available for immediate use. The properties listed in the Disclosure Schedule include all such properties used and necessary to conduct in all material respects the business and operations of the Companies as now conducted.

      7.9 Real Property. Schedule 7.9 of the Disclosure Schedule contains a complete and accurate list of all real property owned and leased by the Companies (collectively the "Real Estate Contracts") and a list of the applicable leases. The Real Estate Contracts listed in the Disclosure Schedule constitute valid and binding obligations of the Companies and, to the best of the Seller's knowledge, of all other persons purported to be parties thereto and are in full force and effect as of the date hereof and will on the Closing Date constitute valid and binding obligations of the Companies and, to the best of the Seller's knowledge, of all other persons purported to be parties thereto and shall be in full force and effect. Except as set forth in the Disclosure Schedule, none of the Companies is in default under any of such Real Estate Contracts and none has received or given written notice of any default thereunder from or to any of the other parties thereto and will not be in default thereunder at or prior to the Closing.

      7.10 Contracts. Schedule 7.10 of the Disclosure Schedule lists all written and oral contracts having a remaining aggregate value in excess of $25,000 as of the date of this Agreement for which the Companies shall continue to be liable as of the Closing Date (the "Contracts").

      7.11 Status of Contracts. Except as noted in Schedule 7.10 of the Disclosure Schedule, the Seller has delivered to the Buyer true and complete copies of all written Contracts, including any and all amendments and other modifications to such Contracts. All Contracts are valid, binding and enforceable by the Companies in accordance with their respective terms, except as limited by laws affecting creditors' rights. The Companies have all complied in all material respects with all Contracts and are not in material default beyond any applicable grace periods under any of the Contracts, and, to the Seller's knowledge, no other contracting party is, as of the date hereof, in default under any of the Contracts.

      7.12 Environmental Matters. To the best of the Seller's and the Companies' knowledge, the Companies have not unlawfully disposed of any hazardous waste or hazardous substance in a manner which has caused, or is reasonably likely to cause, the Buyer to incur a material liability under applicable law in connection therewith. To the best of the Seller's knowledge, the Companies have complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to their operations. To the best of the Seller's knowledge, no hazardous waste has been disposed of by any other person on the real estate owned or leased by the Companies. As used herein, the term "hazardous waste" shall mean as defined in the Resource Conservation and Recovery Act (RCRA) as amended and in the equivalent state statute under applicable law.

      7.13 Copyrights. Trademarks and Similar Rights. Schedule 7.13 of the Disclosure Schedule lists, in all material respects, all copyrights, trademarks, trade names, licenses, patents, permits and other similar intangible property rights and interests applied for, issued to or owned by the Companies or under which any of the Companies is a licensee or franchisee and used exclusively or primarily in the conduct of the Business. Except as set forth in the Disclosure Schedule, all of such rights and interests are issued to or owned by the Companies, or if licensed or franchised to the Companies, to the best of the Seller's knowledge, are valid and in good standing and uncontested. The Seller has delivered or made available to the Buyer copies of all material documents, if any, establishing such rights, licenses or other authority. The Companies have received no written notice and have no knowledge of any material infringements or materially unlawful use of such property. The properties listed in Schedule
7.13 of the Disclosure Schedule include all such properties necessary to conduct in all material respects the Business.

      7.14 Personnel Information. Schedule 7.14 of the Disclosure Schedule contains a true and complete list of all persons currently employed by the Companies, including a list of material compensation arrangements and employee benefit plans and a list of other terms of any and all material agreements affecting the employment of such persons. Except as set forth in the Disclosure Schedule, as of the date hereof, the Companies have not received notification that any of the employees of the Companies who are listed in the Disclosure Schedule presently plan to terminate their employment, whether by reason of the transactions contemplated hereby or otherwise.

            7.14.1 Schedule 7.14 of the Disclosure Schedule contains a true and complete list of all contracts with any labor organization. None of the Companies has agreed to recognize any union or other collective bargaining unit other than as listed on Schedule 7.14, nor has any union or other collective bargaining unit been certified as representing any of the Companies' employees other than as listed on Schedule 7.14. The Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to any of the employees of the Companies other than as listed on Schedule 7.14. During the past five (5) years, none of the Companies has experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed or other significant labor difficulties of any nature.

            7.14.2 The Companies have all complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, the Companies have substantially complied with and are not knowingly in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and have withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and are not liable (other than for the current payroll period) for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. There are no claims or complaints pending or, to the knowledge of the Seller, threatened against the Companies before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above. The Companies have not consented to any decree involving any claim of unfair labor practice and have not been held in any judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between the Companies and any of its employees.

      7.15 Financial Statements. A copy of the unaudited consolidated and consolidating balance sheet of the Companies as of the fiscal years ended 1993, 1994 and 1995 (and, in the case of Ardee Festivals NJ, Inc. and In-House Tickets, Inc., the fiscal year ended 1996) and the unaudited consolidated and consolidating statements of income and retained earnings and changes in financial position of the Companies for the fiscal years ended 1993, 1994 and 1995 (and, in the case of Ardee Festivals NJ, Inc. and In-House Tickets, Inc., the fiscal year ended 1996), including the notes thereto (collectively the "Financial Statements") are attached hereto as Schedule 7.15. Except as noted therein, and except as set forth on Schedule 5.8 of the Disclosure Schedules, the Financial Statements fairly present the consolidated financial position of the Companies and their results of operations as of those dates in conformity with generally accepted accounting principles consistently applied for such period.

      7.16 Liabilities. Except (i) as set forth in the Disclosure Schedules or the Financial Statements and (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 1995, including, without limitation, for income, franchise, sales, use, property, excise, payroll and other taxes, the Companies have, as of the date hereof and to the Seller's knowledge, no material debts, obligations or liabilities of any kind or nature, either direct or indirect, absolute or contingent, matured or unmatured.

      7.17 Absence of Certain Changes or Events. Except as set forth in the Disclosure Schedule or except as otherwise contemplated by this Agreement, from the period from December 31, 1995, through the date hereof, there has not been
(a) any material damage, destruction or casualty loss to the physical properties of the Companies (whether covered by insurance or not); (b) any material change in the business, operations or financial condition of the Companies; (c) any entry by the Companies into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) material to any of the Companies' course of business other than in the ordinary course of business; (d) any redemption or other acquisition by the Companies of the Companies' capital stock or any declaration, setting aside or payment of any dividend or other distribution in stock or property (other than cash) with respect to the Companies' capital stock; (e) other than in accordance with pre-existing plans, agreements and arrangements listed in the Disclosure Schedule, any increase in the rate or terms of compensation payable or to become payable by the Companies to its directors, officers or key employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees;
(f) any acceleration of sales or reduction of aggregate administrative, marketing, advertising and promotional expenses or research expenditures other than in the ordinary course of business; (g) any sale, transfer or other disposition of any material asset of the Companies to any party, including the Seller, except for payment of third-party obligations incurred in the ordinary course of business in accordance with the Companies' regular payment practices;
(h) any termination or waiver of any rights of value to the business of the Companies; or (i) any failure by the Companies to pay their accounts payable or other obligations in the ordinary course of business consistent with past practices.

      7.20 Title to Properties. Except as set forth on the Disclosure Schedule, the Companies have good and marketable title to all of the assets and properties which they purport to own and which are reflected on the Financial Statements, free and clear of all Encumbrances, except (a) for liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, (b) for Encumbrances which individually or in the aggregate do not materially and adversely affect the business, operations or financial condition of the Companies, (c) as otherwise set forth in the Financial Statements and (d) for lease agreements specifically identified in Schedule 7.10 to the Disclosure Schedule.

      7.21 Litigation. Except as set forth in Schedule 7.21 of the Disclosure Schedule, as of the date hereof, none of the Companies is subject to any judgment, award, order, writ, injunction, arbitration decision or decree materially adversely affecting the conduct of any of their businesses, and, as of the date hereof, there is no litigation, arbitration, administration or other proceeding or, to the best of the Seller's knowledge, investigation pending or, to the best of the Seller's knowledge, threatened against the Companies or the Seller in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have a material adverse effect upon the business, property, assets or condition (financial or otherwise) of any of the Companies or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

      7.22 Compliance With Laws. The Companies have not received any notice prior to the date hereof asserting any material non-compliance by them in connection with their business or operation with any applicable statute, rule or regulation, whether federal, state or local. The Companies are not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. The Companies are in compliance with all material laws, regulations and governmental orders applicable to the conduct of their business and operations and the present use of the assets does not violate any of such laws, regulations or orders.

      7.23 Insurance. All insurance policies with respect to the properties, assets, operations and business of the Companies (the "Insurance Policies") are in full force and effect. Except as set forth on Schedule 7.23 of the Disclosure Schedule, as of the date hereof there are no pending claims against the Insurance Policies by the Companies as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Companies. To the best of the Companies' and the Seller's knowledge, the operations of each of the Companies have been conducted in a manner so as to conform in all material respects to all applicable Insurance Policies, nor are there any other parties having an interest under the Insurance Policies. Except as set forth in Schedule 7.23 of the Disclosure Schedule, (i) there exist no material claims under the Insurance Policies that have not been properly filed by the Companies; (ii) no insurance company has refused to renew any material insurance policy of the Companies during the past eighteen (18) months; and
(iii) there have been no material rate or premium increases or written notice of prospective changes therein on general liability, property or directors and officers liability Insurance Policies during the past eighteen (18) months. The Disclosure Schedule contains a list that includes all Insurance Policies.

      7.24 Payola/Plugola. Neither the Seller nor any of the Companies has paid or agreed to pay any money, service or any valuable consideration, as defined in, and other than any such payments or agreements to pay made in accordance with, Sections 317 and 507 of the Communications Act of 1934, as amended, for the radio broadcast of any matter whatsoever.

      7.25 Accuracy of Information. To the best of the Seller's and the Companies' knowledge, no written statement made by the Seller or the Companies herein and no information provided by the Seller or the Companies herein or in the documents, instruments or other written communications made or delivered directly by the Seller or the Companies to the Buyer in connection with the negotiations covering the purchase and sale of the Shares contains any material untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not materially misleading. To the extent that a representation or other information is made to the Seller's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

                                    ARTICLE 8

                             COVENANTS OF THE BUYER

      8.1 Closing. On the Closing Date, the Buyer shall purchase the Shares from the Seller as provided in Articles 1 and 2 hereof and shall deliver or cause to be delivered the Purchase Price as provided in Article 2 hereof. The Buyer shall not permit the Companies to take any action between the Closing and the beginning of the day after the day on which the Closing occurs other than in the ordinary course of business.

      8.2 Notification. The Buyer shall notify the Seller of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against the Buyer or its affiliates which challenges the transactions contemplated hereby.

      8.3 No Inconsistent Action. The Buyer shall not take any other action which is materially inconsistent with its obligations under this Agreement.

      8.4 Audit Costs. The Buyer agrees to pay the full cost of the audit of the Companies' financial statements performed by Ernst & Young between August, 1996 and September, 1996.

      8.5 Current Assets. The Buyer agrees that all cash and other current assets as of December 31, 1996 and all prepaid taxes (that are not current assets) in excess of the corresponding tax liabilities as of December 31, 1996 (collectively the "Current Assets"), other than cash in respect of advance ticket sales for events that are scheduled to occur after December 31, 1996 ("Advance Cash"), shall be solely for the account of the Seller, and Seller shall be entitled to retain such Current Assets. The parties shall, not later than January 31, 1997, take such steps as are necessary for Buyer to receive the Advance Cash and Seller to receive the Current Assets.

      8.6 Advances. Security Deposits. Etc. The Buyer shall reimburse the Seller for all security deposits, advances to venues or to performers to the extent made in the ordinary course of business relating to events that will generate any portion of their revenues after December 31, 1996, as well as all capital investments in venues (including professional fees) that have been or are to be made in or after 1996. All such deposits, advances and the like made prior to the date hereof are listed on
Schedule 8.6 attached hereto. The Buyer shall make the reimbursement described above (a) on January 2, 1997 with respect to deposits, advances and the like for which the Seller has provided to the Buyer receipts, invoices or other evidence reasonably satisfactory to the Buyer no later than December 20, 1996 and (b) from time to time after January 2, 1997 within five business days after the Seller has provided to the Buyer receipts, invoices or other evidence reasonably satisfactory to the Buyer. Notwithstanding the foregoing, the Seller shall remain responsible for the funding of all such items, whether or not listed on
Schedule 8.6, through and including the Closing Date.

                                    ARTICLE 9

                    COVENANTS OF THE SELLER AND THE COMPANIES

      9.1 Pre-Closing Covenants. The Seller and the Companies covenant and agree with respect to the Companies that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of the Buyer, they shall act in accordance with the following:

            9.1.1 The Companies shall conduct their business and operations in the ordinary and prudent course of business consistent with past practices and with the intent of preserving the ongoing operations and assets of the Companies.

            9.1.2 The Companies shall use reasonable efforts to preserve their customers, suppliers and others having business relations with the Companies and continue to conduct the financial operations of the Companies, including their credit and collection policies, in the ordinary course of business with substantially the same effort, and to substantially the same extent and in the same manner, as in the prior conduct of the business of the Companies.

            9.1.3 The Companies shall not, other than in the ordinary course of business or in accordance with a pre-existing plan, agreement or arrangement listed on Schedule 9.1 of the Disclosure Schedule, (i) sell or dispose of or commit to sell or dispose of any of the Companies' assets; (ii) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of the Companies; (iii) grant or agree to grant any specific bonus or increase to any executive or management employee of any of the Companies;
(iv) provide for any new pension, retirement or other employment benefits for employees of the Companies or any increases in any existing benefits, other than as required by law; or (v) voluntarily incur any liability not currently reflected on the Financial Statements.

            9.1.4 The Seller and the Companies shall provide the Buyer prompt written notice of any change in any of the information contained in the representations and warranties made in Article 6 and Article 7 hereof or any Exhibits or the Disclosure Schedule herein or attached hereto.

            9.1.5 Between the date of this Agreement and the Closing Date, the Companies will and the Seller will cause the Companies to (i) give the Buyer and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Companies; (ii) permit the Buyer to make such inspections thereof, during regular business hours, as the Buyer may reasonably request, and (iii) cause their officers to furnish the Buyer with such financial and operating data, including tax returns and supporting schedules, and other information with respect to the business and properties of the Companies as the Buyer may from time to time reasonably request. The Seller shall cause the Companies' officers and managerial employees, counsel and auditors to be available upon reasonable notice and during normal business hours for such questions of the Buyer and its authorized representatives concerning the business and affairs of the Companies as the Buyer shall reasonably request.

            9.1.6 Upon the Buyers request, the Companies shall, at the sole cost of the Buyer, provide the Buyer with monthly unaudited consolidated and consolidating statements of revenue and expenses, such monthly statements to be provided within forty-five (45) days of the end of each month.

            9.1.7 Without the prior written consent of the Buyer, the Companies shall not enter into or renew or modify in any material respect any agreements, commitments or contracts, including the Contracts listed on Schedule 7.10 of the Disclosure Schedules, except in the ordinary course of business consistent with the past practices of the Companies.

            9.1.8 The Companies shall not permit any of their insurance (or reinsurance) policies to be canceled or terminated or any of the coverage thereunder to lapse unless simultaneously with such termination, cancellation or lapse, replacement policies providing coverage equal to or greater than coverage remaining under those canceled, terminated or lapsed are in full force and effect.

            9.1.9 The Companies shall not and the Seller shall not permit the Companies to amend any of their certificates of incorporation or by-laws.

            9.2 Notification. The Seller and the Companies shall notify the Buyer of any material litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against the Seller or the Companies which challenges the transactions contemplated hereby.

      9.4 No Inconsistent Action. The Seller and the Companies shall take no action which is materially inconsistent with their obligations under this Agreement.

      9.5 Closing Covenant. On the Closing Date, the Seller shall sell and deliver the Shares to the Buyer as provided in Articles 1 and 2 of this Agreement.

      9.6 No Shopping. From and after the date hereof until the termination of the Agreement in accordance with its terms, neither the Seller or any representative or agent of the Seller, nor the Companies, any officer, director, employee agent, or representative of the Companies, shall directly or indirectly solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding, or engage in any discussions or enter into any agreements regarding any merger, sale of shares of capital stock, sale of all or substantially all of the assets or similar business combination or transaction involving the Companies.

      9.7 Escrow. In the event the Buyer, in good faith, asserts a bona fide claim for indemnification under Article 16 against the Seller and Slater after the Closing and prior to the last day of the eighteenth month following the Closing, the Seller and Slater shall promptly place funds into an escrow account in an amount equal to the lesser of (a) $2,000,000 (less any amounts already put in escrow) and (b) the amount of such claim (each of the Seller and Slater being severally responsible for his respective Applicable Percentage (as defined in the Letter Agreement) of the amount in (a) or (b)). Such amount (or an appropriate portion thereof) shall be released from escrow (x) to the Buyer upon resolution of the claim in the Buyer's favor, or (y) to the Seller and Slater upon resolution of the claim in the favor of the Seller or Slater. Any claim made shall be accompanied by a certificate signed by the Chief Executive Officer and Chief Financial Officer of the Parent to the effect that they believe that the claim and the amount thereof to be in good faith and bona fide.

                                   ARTICLE 10

                                 JOINT COVENANTS

      The Buyer, the Seller and the Companies covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

      10.1 Conditions; Closing. Except as otherwise provided in this Agreement, if any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions set forth in Articles 11 and 12 hereof upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their reasonable best efforts to cure the event as expeditiously as possible.

      10.2 Confidentiality. The Buyer, the Seller and the Companies shall each keep confidential all information obtained by it or them with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return promptly to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known through no fault of the receiving party or its agents,
(iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or because of the rules and regulations of the Securities and Exchange Commission (the "SEC") (provided the other parties are given reasonable prior notice and a reasonable opportunity to object or seek exemption from such order, request or regulations), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party. The Companies and the Seller hereby acknowledge that the Buyer is a reporting person under the rules and regulations of the SEC and will be required, upon the execution of this Agreement, to disclose and file this Agreement (not including the Disclosure Schedules and the Exhibits hereto) with its regularly required SEC reports, provided, that the Buyer shall afford the Seller reasonable time to comment on the text accompanying any such disclosure prior to such filing.

      10.3 Cooperation. The Buyer, the Seller and the Companies shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party, necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any affiliated entity.

      10.4 Publicity. The Seller, the Companies and the Buyer agree that, from the date hereof through the Closing Date, no public release or announcement concerning the transactions contemplated hereby shall be issued by such party without the prior consent of the other parties (which consent shall not be unreasonably withheld), (i) except that a public announcement substantially in the form of Exhibit C hereto may be released prior to the Closing Date and (ii) except as such release or announcement may be required by law or the rules or regulations of any United States securities exchange, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that the Seller may make internal announcements to the employees of the Companies regarding the transactions contemplated hereby after reasonable prior notice to and consultation with the Buyer.

                                   ARTICLE 11

                       CONDITIONS OF CLOSING BY THE BUYER

      The obligations of the Buyer hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

      11.1 Governmental Consents. Each of the Seller, the Buyer and the Companies, as required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act, shall have made such filing and all applicable waiting periods with respect to each such filing (including extensions thereof) shall have expired or been terminated.

      11.2 Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      11.3 No Further Conditions. Other than as explicitly set forth above, there shall be no conditions whatsoever to the obligations of the Buyer under this Agreement.

                                   ARTICLE 12

                       CONDITIONS OF CLOSING BY THE SELLER

      The obligations of the Seller hereunder are, at his option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

      12.1 Governmental Consents. Each of the Seller, the Buyer and the Companies, as required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the Department of Justice and the FTC pursuant to the HSR Act, shall have made such filing and all applicable waiting periods with respect to each such filing (including extensions thereof) shall have expired or been terminated.

      12.2 Adverse Proceedings. No order, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

      12.3 Payment of Purchase Price. The Buyer shall have delivered or caused to be delivered the Purchase Price in accordance with the terms of Article 2 hereof.

      12.4 No Further Conditions. Other than as explicitly set forth above, there shall be no conditions whatsoever to the obligations of the Seller under this Agreement.

                                   ARTICLE 13

                                FEES AND EXPENSES

      13.1 Expenses. Each party hereto shall be solely responsible for all costs and expense incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

                                   ARTICLE 14

                           COMMISSIONS OR FINDER'S FEE

      14.1 The Buyer's Representation and Agreement to Indemnify. The Buyer represents and warrants to the Seller and the Companies that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any .matter related hereto to any person or entity, other than to Sillerman Communications Management Corporation. The Buyer further agrees to indemnify, defend and hold the Seller harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity (including Sillerman Communications Management Corporation) based on any such arrangement or agreement made or alleged to have been made by the Buyer.

      14.2 The Seller's and Companies' Representation and Agreement to Indemnify. The Seller and the Companies, jointly and severally, represent and warrant to the Buyer that neither they nor any person or entity acting on their behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. The Seller and the Companies further agree to jointly and severally indemnify, defend and hold the Buyer harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by the Seller or the Companies.

                                   ARTICLE 15

                 DOCUMENTS TO BE RELEASED FROM ESCROW AT CLOSING

      15.1 The Seller's Documents. At the Closing, immediately after the wire transfers to be made at the closing have cleared, the Buyer's counsel shall release the following documents from escrow to the Buyer:

            15.1.1 Certified resolutions of the Boards of Directors of the Companies approving the execution and delivery of this Agreement and each of the other documents and authorizing the consummation of the transactions contemplated hereby and thereby;

            15.1.2 Articles of Incorporation of the Companies certified by the Secretary of State of the states of incorporation of the Companies;

            15.1.3 Written opinion letters, dated the date hereof, a copies of which are attached hereto as Exhibit D;

            15.1.4 Certificates evidencing the Shares;

            15.1.5 Governmental certificates showing that the Companies are duly incorporated and in good standing under the laws of their states of incorporation and that they are qualified as foreign corporations in the State of New York and all other states in which they conduct business, dated not more than ten (10) calendar days before the date hereof;

            15.1.6 All stock books and records, minute books and all files and records pertaining to the business and operations of the Companies.

            15.1.17 The letter agreement dated the date hereof among the Companies, the Seller and Slater (the "Letter Agreement"), a copy of which is attached hereto as Exhibit E.

      15.2 The Buyer's Documents. At the Closing, the Buyer's counsel shall release from escrow the following, or otherwise cause to be delivered, to the Seller

            15.2.1 The Purchase Price in accordance with Section 2.2 hereof.

            15.2.2 The written opinion of the Buyer's corporate counsel, dated the date hereof, a copy of which is attached hereto as Exhibit F;

            15.2.3 Governmental certificates showing that the Buyer and the Buyer's Sub are duly incorporated and in good standing in the State of Delaware and that the Buyer is qualified as a foreign corporation in the State of New York, dated not more than ten (10) calendar days before the date hereof;

            15.2.4 Certified resolutions of the Board of Directors of the Buyer approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby; and

            15.2.5 The Employment Agreements.

                                   ARTICLE 16

                                 INDEMNIFICATION

      16.1 The Seller's Indemnities. 16.1.1. Subject to the limitations set forth in this Article 16, each of the Seller and Slater hereby indemnifies, defends and holds the Buyer harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees (collectively, "Losses"), other than with respect to Taxes (as defined below) asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto.

            16.1.2 The Seller hereby indemnifies, defends and holds the Buyer harmless with respect to any and all Losses asserted against, resulting from, imposed upon or incurred by the Buyer directly or indirectly relating to or arising out of Taxes payable by the Companies with respect to any Pre-Closing Tax Period ("Pre-Closing Taxes"). The term "Tax" or "Taxes" shall mean all Federal, state, local, foreign and other governmental taxes, assessments, duties, fees, levies or similar charges of any kind (including, without limitation, all interest, penalties and additions imposed with respect to such amounts), including, without limitation, all sales, payroll, employment and other withholding taxes, and including, without limitation, all obligations under any tax sharing agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement or practice and any liability for taxes imposed by reason of transferee liability or status as the successor to another entity or member of a consolidated, combined or unitary group including other entities. The term "Pre-Closing Tax Period" shall mean all taxable periods ending on or before the Closing Date and the portion ending on the Closing Date of any taxable period that includes (but does not end on) such day.

      16.2 The Buyer's Indemnities. 16.2.1. The Buyer hereby indemnifies, defends and holds the Seller harmless with respect to any and all Losses, other than with respect to Taxes asserted against, resulting from, imposed upon or incurred by the Seller directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto.

            16.2.2 The Buyer hereby indemnifies, defends and holds the Seller harmless with respect to any and all Losses asserted against, resulting from, imposed upon or incurred by the Seller directly or indirectly relating to or arising out of Taxes payable by the Companies with respect to any Post-Closing Tax Period ("Post-Closing Taxes") except to the extent that such Losses or Taxes relate to the activities of the Companies prior to the Closing. The term "Post-Closing Tax Period" shall mean all taxable periods beginning after the Closing Date and the portion beginning on the day after the Closing Date of any taxable period that includes (but does not begin on) such day.

      16.3 Rights. After the Closing Date, the indemnification provided in Sections 16.1 and 16.2 and any other indemnification expressly provided in this Agreement and in the terms of any other agreements or documents delivered pursuant to this Agreement will be the sole and exclusive remedy of the parties hereto with respect to any and all Losses incurred directly or indirectly because of or resulting from or arising out of or relating to this Agreement, the transactions contemplated hereby, the Companies or their respective assets, liabilities and businesses (other than claims of, or causes of action arising from, fraud).

      16.4 Survival of Representations and Warranties. The representations and warranties contained herein, other than those contained in Sections 6.2 and 7.3, shall survive the Closing for a period of eighteen (18) months (the "Claims Period") following the Closing Date, and upon the expiration of such period shall lapse and be of no further effect. The representations and warranties contained in Sections 6.2 and 7.3 shall survive the Closing.

      16.5 Limitations on Indemnity. 16.5.1 Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer on the one band nor the Seller or Slater on the other shall have any liability or obligation to the other for the inaccuracy or breach of any representation, warranty, covenant or agreement of such other party made in this Agreement except to the extent that the aggregate of such other party's Losses from such inaccuracies or breaches exceed One Hundred Thousand Dollars ($100,000) (the "Threshold Amount") in the aggregate, in which event the party so liable shall then be liable only for all such Losses, including the sums constituting the Threshold Amount. Any claim for indemnification must be made within eighteen (18) months of the Closing.

            16.5.2 Notwithstanding anything to the contrary contained in this Agreement, (1) the liability of each of the Seller and Slater under Section
16.1.1 with respect to any Loss shall be limited to an amount of such Loss equal to his respective Applicable Percentage (as defined in the Letter Agreement) of such Loss and (ii) the aggregate liability of each of the Seller and Slater under this Article 16 shall not exceed the product of his respective Applicable Percentage and the Fixed Payment.

            16.5.3 The amount of any Loss for which indemnification is provided under this Article 16 shall be net of any amounts recovered or recoverable by the Indemnified Party (as defined below) under insurance policies with respect to such Loss and shall be
(i) increased to take account of any net Tax cost incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified Loss.

      16.6 Procedures.

            16.6.1 Promptly after the receipt by any party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action, proceeding or litigation (collectively, "Litigation") which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such claim or Litigation and shall permit the Indemnifying Party to assume the defense of any such Litigation. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

            16.6.2 If the Indemnifying Party assumes the defense of any such claim or Litigation with counsel reasonably acceptable to the Indemnified Party, the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation.

The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

            16.6.3 If the Indemnifying Party shall not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

      16.6.4 Regardless of whether the Indemnifying Party shall have assumed the defense of any such claim or Litigation, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such claim or Litigation without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).

                                   ARTICLE 17

                               TERMINATION RIGHTS

      17.1 Termination. This Agreement may be terminated by either the Buyer or the Seller, if the party seeking to terminate is not in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

            (a) by mutual written consent of the Buyer and the Seller;

            (b) by the Buyer if any of the conditions set forth in Article 11 shall have become incapable of fulfillment, and shall not have been waived by the Buyer;

            (c) by the Seller if any of the conditions set forth in Article 12 shall have become incapable of fulfillment, and shall not have been waived by the Seller; or

            (d) by either the Buyer or the Seller, if the Closing does not occur on or prior to March 1, 1997.

      17.2 Liability. The termination of this Agreement under Section 17.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

      17.3 Effect of Termination. If this Agreement is terminated as described in Section 17.1, this Agreement shall become void and of no further force or effect, except for the provisions of Sections 10.2, 10.4, 13.1, 14.1, 14.2, this
Section 17.3 and Section 18.1.

                                   ARTICLE 18

                                OTHER PROVISIONS

      18.1 Certain Remedies of Seller and Slater. If this Agreement is terminated pursuant to Section 17.1 (c), the Seller shall have no liability to the Buyer. If on the Closing Date, (i) all applicable waiting periods under the HSR Act have expired or been terminated, (ii) no order, decree or judgment of any governmental authority has been rendered against any party hereto which would render it unlawful to effect the transactions contemplated by this Agreement and (iii) the Buyer has failed to comply with Section 12.3 of this Agreement, the Seller and Slater shall have the right to immediately draw on the full amount of the letter of credit deposited in the Escrow Account. The foregoing right of the Seller and Slater is in addition to any and all other rights and remedies of the

Seller and Slater hereunder, under applicable law, including in a court of equity, or otherwise.

      18.2 Risk of Loss. The risk of loss or damage to the Companies or their business or any of their assets prior to December 31, 1996 shall be upon the Seller. The Companies shall repair, replace and restore any such damaged or lost asset to their prior condition, as soon as possible and in no event later than the Closing Date. If the Companies fail to restore or replace any such asset having a value exceeding Fifty Thousand Dollars ($50,000), the Companies shall assign or cause to be assigned to the Buyer at Closing his rights under any insurance policy or pay over to the Buyer all proceeds of insurance covering such asset's damage, destruction or loss.

      18.3 Specific Performance. In the event of a material breach by one of the parties hereto of their respective representations and obligations hereunder, not cured within ten (10) calendar days after written notice to that effect from another party, such other party shall have the right to bring an action to enforce the terms of this Agreement by decree of specific performance without being required to prove actual damages, post bond or furnish other security, it being agreed that the property to be transferred hereunder is unique and not readily available in the open market, and each party hereto further agrees to waive any and all defenses against any such action for specific performance based on the grounds that there is an adequate remedy for money damages available.

      18.4 Further Assurances. After the Closing, the Seller shall from time to time, at the request of and without further cost or expense to the Buyer, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in the Buyer good and marketable title to the Shares being transferred hereunder, and the Buyer shall from time to time, at the request of and without further cost or expense to the Seller, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve the Seller of the obligations being assumed by the Buyer in connection herewith.

      18.5 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party; provided, that, prior to the Closing Date, the Buyer shall assign its rights and benefits (but not its obligations) hereunder to the Buyer's Sub and, effective upon such assignment, all references herein to the "Buyer" shall be deemed to be to each of SFX Broadcasting, Inc. and Delsener/Slater Enterprises, Inc.

      18.6 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. In the event of a conflict between the terms of this Agreement and any other agreement executed in connection herewith, the terms of this Agreement shall prevail. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

      18.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

      18.9 Payments. Neither Buyer on the one hand nor the Seller, Slater or the Companies on the other has made any representation or warranty with respect to the tax treatment of either the Fixed Payment or the Deferred Purchase Price Payments.

      18.10 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the choice of law provisions thereof.

      18.11 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or facsimile transmission, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of the Seller, by notifying the Buyer, and in the case of the Buyer, by notifying the Seller:

               To the Companies:
                       Delsener/Slater Enterprises, Ltd.
                       27 East 67th Street
                       New York, New York 10021
                       Attn: Mr. Ron Delsener
                       Attn: Mr. Mitch Slater
                       Facsimile #: (212) 249-7662.

               With copies to:
                       Robert A. Kindler, Esq.
                       Cravath, Swaine & Moore
                       Worldwide Plaza
                       825 Eighth Avenue
                       New York, New York 10019-7475
                       Facsimile #: (212) 474-3700

                       Bettina B. Plevan, Esq.
                       Proskauer, Rose Goetz & Mendelsohn LLP
                       1585 Broadway
                       New York, New York 10036
                       Facsimile #: (212) 969-2900

               To the Seller:
                       Mr. Ron Delsener
                       1 Gracie Square
                       Penthouse
                       New York, New York 10028
                       Facsimile #: (212)249-7662

     With a Copy to:
          Bettina B. Plevan, Esq.
          Proskauer, Rose Goetz & Mendelsohn LLP
          1585 Broadway
          New York, New York 10036
          Facsimile #: (212) 969-2900

     To Slater:
          Mr. Mitch Slater
          18 Circle Road
          Scarsdale, New York 10583
          Facsimile #: (212) 294-7662

     With a Copy to:
          Robert A. Kindler, Esq.
          Cravath, Swaine & Moore
          Worldwide Plaza
          825 Eighth Avenue
          New York, New York 10019-7475
          Facsimile #: (212) 474-3700

     To Buyer:
          SFX Broadcasting, Inc.
          150 East 58th Street, 19th Floor
          New York, New York 10155
          Attention: Kraig G. Fox
          Facsimile #: (212) 753-3188

     With a Copy to:
          Howard J. Tytel, Esq.
          Executive Vice President
            and General Counsel
          SFX Broadcasting, Inc.
          150 East 58th Street, 19th Floor
          New York, New York 10155
          Facsimile #: (212) 753-3188

     18.12 Arbitration. Any dispute between the Buyer and the Seller over any of the terms or conditions of this Agreement shall be submitted to the American Arbitration Association in the City of New York, State of New York for arbitration under its then prevailing rules, the arbitrator(s) to be selected as follows: Each of the parties hereto shall by written notice to the other have the right to appoint one arbitrator. 11 within thirty (30) days following the giving of such notice by one party, the other shall not, by written notice, appoint another arbitrator, the first arbitrator shall be the sole arbitrator. If two arbitrators are so appointed, they shall appoint a third arbitrator. If thirty
(30) days elapse after the appointment of the second arbitrator and the two arbitrators are unable to agree upon the third arbitrator, then either party may, in writing, request the American Arbitration Association to appoint the third arbitrator. The award made in the arbitration shall be binding and conclusive on the parties and judgment may be, but need not be, entered in any court having jurisdiction. Such award shall include the fixing of the costs, expenses and reasonable attorney's fees of arbitration, which shall be borne by the unsuccessful party.

      18.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

THE COMPANIES

DELSENER/SLATER ENTERPRISES, LTD.       CONNECTICUT CONCERTS,
                                        INCORPORATED


By: /s/ Ron Delsener                    By: /s/ Ron Delsener
   -------------------------------         -------------------------------
        Ron Delsener                           Ron Delsener
        President                              President

BEACH CONCERTS, INC.                    BROADWAY CONCERTS, INC.


By: /s/ Ron Delsener                    By: /s/ Ron Delsener
   -------------------------------         -------------------------------
        Ron Delsener                           Ron Delsener
        President                              President

ARDEE PRODUCTIONS, LTD.                 DUMB DEAL, INC.


By: /s/ Ron Delsener                    By: /s/ Ron Delsener
   -------------------------------         -------------------------------
        Ron Delsener                           Ron Delsener
        President                              President

ARDEE FESTIVALS NJ, INC.                SELLER:
                                        ------


By: /s/ Ron Delsener                    By: /s/ Ron Delsener
   -------------------------------         -------------------------------
        Ron Delsener                           Ron Delsener
        President

IN-HOUSE TICKETS, INC.                  SLATER:
                                        ------


By: /s/ Ron Delsener                    By: /s/ Mitch Slater
   -------------------------------         -------------------------------
        Ron Delsener                           Mitch Slater
        President

EXIT 116 REVISITED, INC.                SFX BROADCASTING, INC.


By: /s/ Ron Delsener                    By: /s/ Robert F.X. Sillerman
   -------------------------------         -------------------------------
        Ron Delsener                           Robert F.X. Sillerman
        President                              Chief Executive Officer

                                                                 Exhibit 10.2



            THIS AGREEMENT made this 29th day of January 1990, by and between the State of New York, acting by and through the Office of Parks, Recreation and Historic Preservation, (hereinafter referred to as "PARKS") with offices located at Agency Building 1, Governor Nelson A. Rockefeller Empire State Plaza, Albany, New York 12238, and Beach Concerts, Inc., (hereinafter referred to as "LICENSEE") with offices located at 27 East 67th Street, New York, NY 10021

                              W I T N E S S E T H:

            WHEREAS, PARKS, acting with the Long Island State Park, Recreation and Historic Preservation Commission, (hereinafter referred to as "COMMISSION"), pursuant to Section 7.13 of the Parks, Recreation and Historic Preservation Law, has jurisdiction over the Jones Beach Theatre which was built for the presentation of various forms of musical productions and other shows at the Jones Beach State Park, Nassau County, New York, and

            WHEREAS, PARKS and the COMMISSION have solicited proposals from the entertainment field for the presentation of musical shows during the summer seasons from 1990 through 1999, and

            WHEREAS, the LICENSEE is a qualified and successful producer and promoter of musical presentations and

            WHEREAS, the LICENSEE has provided the most beneficial proposal for the operation of the Jones Beach Theatre, and

            WHEREAS, the LICENSEE is willing to produce musical presentations and other shows during the 1990 through 1999 seasons, and PARKS and the COMMISSION, pursuant to a resolution dated December 7, 1989, are willing to accept such presentations upon the terms and conditions hereinafter set forth.

            NOW, THEREFORE, it is mutually agreed between the parties hereto as follows:

            1. PARKS hereby grants to the LICENSEE and the LICENSEE hereby accepts from PARKS an exclusive license to operate the Jones Beach Theatre for the period herein stated, and subject to all of the terms and conditions contained herein.

            2. Unless otherwise agreed to in writing by PARKS, the LICENSEE will present a minimum of twenty (20) contemporary musical performances and concerts and a maximum of fifty (50) such performances and concerts during each of the summer seasons from 1990 through 1999 at the Jones Beach Theatre. For the purposes of this Agreement the summer season at Jones Beach Theatre shall commence on June 1 and end on September 30 of each year.

            3. This license shall commence on the first day of January 1990 and shall end on the thirty-first day of December 1999.

            4. The LICENSEE represents that he has acquired or shall acquire and possess all the performing, musical and other legal rights from the authors and/or owners of all presentations to present said performances in the New York Metropolitan area (including the Jones Beach Theatre) during the term of this Agreement and the LICENSEE agrees to present such performances complete in every respect, and to meet all costs and expenses thereof except as hereinafter provided.

            5. a. LICENSEE agrees to pay PARKS as compensation for this license and for the privilege of operating said license at the Jones Beach Theatre for the period aforesaid, an annual fee, as follows:

                         Year                           Fee
                         ----                           ---
                         1990                        $525,000
                         1991                         550,000
                         1992                         580,000
                         1993                         610,000
                         1994                         640,000
                         1995                         670,000
                         1996                         710,000
                         1997                         740,000
                         1998                         775,000
                         1999                         820,000

The License fee as indicated above shall be paid in three equal payments on or before August 15, September 15 and October 15 for each year of the contract. Such license fee shall be paid each year LICENSEE presents forty-five (45) or less musical performances and concerts. Should LICENSEE present more than forty-five (45) musical performances and concerts per year, LICENSEE shall pay to PARKS $20,000 for each performance from forty-six (46) through a maximum of fifty (50) performances per year excluding those performances presented outside the Theatre and those performances in the Theatre for which ticket price is $10.00 or less. Such exclusion may include Shakespeare-in-the-Park, Children's Theatre, classical plays and big bands or other such entertainment.

                  b. LICENSEE shall pay to PARKS in connection with the provision of food and refreshments the sum of ONE THOUSAND FOUR HUNDRED DOLLARS for each show for the term of the contract with a minimum payment of $50,000 each year for the period January 1, 1990 through December 31, 1994 and a minimum payment of $60,000 each year for the period January 1, 1995 through December 31, 1999. All required minimum payments shall be made by October 15 of each contract year.

                  c. It is understood that during the term of this agreement PARKS may require LICENSEE to impose a parking surcharge on each ticket sold as directed by PARKS.

            6. It shall be the responsibility of LICENSEE through its designated concessionaire, to provide for food and beverage service immediately before, during and for one hour after each musical performance. In no event shall such sales extend beyond midnight without the express approval of PARKS. Such concessionaire shall be selected subject to PARKS' approval. The sale of alcoholic beverages will not be permitted. PARKS will retain the right of menu and price approval.

            7. LICENSEE shall have the right to sublicense the sale of artist-related merchandise (whether that artist be performing at the Jones Beach Theatre or not) such as T-shirts, sweatshirts, jerseys, posters, hats, buttons, records, souvenir books and similar materials. Selection of sublicensees shall be subject to PARKS' approval. Concert programs or playbills which are distributed "free" are excluded from this agreement. It is agreed LICENSEE shall pay to PARKS the sum of TWO THOUSAND ONE HUNDRED DOLLARS ($2,100) for each show presented at which such items are sold pursuant to this agreement as PARKS' share of the sale of artist-related merchandise with a minimum payment of $75,000 for each year for the period January 1, 1990 through December 31, 1994 and $85,000 each year for the period January 1, 1995 through December 31, 1999. All goods shall be sold at locations designated by PARKS and shall not be hawked. All required minimum payments shall be made by October 15 of each year of this contract.

            8. In addition to the revenue provided for elsewhere in this Agreement, LICENSEE shall pay to PARKS the sum of FIVE THOUSAND DOLLARS ($5,000) for each performance recorded and/or first broadcasted. For each performance televised or rebroadcast after the first, an additional fee shall be paid to PARKS which shall be subject to negotiation between the parties. Payment shall be made on or before commencement of recording or broadcast.

            9. Force Majeure. Neither party shall be liable for failure to perform its part of this license when such failure is due to fire, flood, strikes or similar labor disturbances, industrial disturbances, war, riot, insurrection and/or other causes beyond the control of the parties.

            10. Capital Investment. LICENSEE guarantees to PARKS that it will cause to be made a minimum investment of $6,050,000.00 in improvements and alterations to facilities and in equipment as contained in LICENSEE'S proposal and set forth in Appendix E hereof. The LICENSEE shall undertake to complete all the improvments listed in of Appendix E attached hereto in the order they are set forth therein and shall be responsible for all costs of said items up to and including the minimum capital investment with the sole exception that PARKS shall be responsible for all design and inspection costs for Item I. LICENSEE shall be responsible for all other costs for Item I and all costs for all other items up to the minimum investment.

            For projects to be performed, LICENSEE shall submit written designs, plans and/or specifications to PARKS on forms provided by PARKS. Said design, plans and/or specifications shall include a detailed description of the work to be done and materials to be used. For work estimated to cost $5,000 or more, said design plans and/or specifications shall be signed by a New

York State licensed architect or engineer. After PARKS approves said design, plans and/or specifications, LICENSEE shall prepare a Work Project/Request for Proposal (WPRFP). PARKS' approval of the WPRFP shall be obtained for each project. LICENSEE shall solicit, through said WPRFP's, at least five (5) bidders from a list provided by PARKS.

            LICENSEE shall submit to PARKS all bids received together with a recommendation for award which shall be made to the lowest, responsible, qualified bidder. Upon PARKS' concurrence, LICENSEE shall make the award.

            As each work project is completed, LICENSEE shall submit to PARKS a statement containing the actual cost of said work project and the balance of LICENSEE'S minimum capital investment remaining to be expended.

            Title to all improvements, alterations and equipment shall vest immediately in PARKS at the completion and approval of such improvement, alteration or upon purchase, delivery and acceptance of the equipment.

            LICENSEE'S staff costs or professional costs in excess of 15% of construction costs are not allowable as a charge to the investment. In addition, work estimated to cost $20,000 or more shall be advertised at least once in Newsday. Bidders shall be required to pay wages at the prevailing rates set by the New York State Department of Labor, said rates to be obtained by PARKS.

All contracts entered into by LICENSEE for such work shall contain Appendices A and B attached hereto.

            For purposes of this license, a depreciation of investment shall be calculated on a straight-line basis without regard to salvage value. The useful life shall be the remaining time left in the life of the license at time of investment. If this agreement is terminated by PARKS due to no fault of the LICENSEE prior to the established expiration date, PARKS shall cause the successor LICENSEE to reimburse LICENSEE in an amount equal to the useful life left on the investment calculated as stated above. If this agreement is terminated by the LICENSEE, PARKS shall have no further obligation to the LICENSEE with regard to LICENSEE'S capital investment.

            It is understood if any of the projects to be undertaken pursuant to this Section are not completed by April 30, 1992, funds equal to the difference between LICENSEE'S minimum capital investment guarantee and monies already expended on such projects shall be deposited into a joint signitory (LICENSEE and PARKS) interest bearing escrow account approved by PARKS. Such monies shall be used to pay the costs for approved and completed work projects accepted by PARKS.

            All reviews and approval processes required from PARKS under this section shall be conducted as expeditiously as possible.

            11. The LICENSEE agrees to keep separate books of account and records of all operations and to establish systems of bookkeeping and accounting in a manner satisfactory to PARKS and to permit inspection of said books and records by PARKS and the Comptroller of the State of New York as often as, in the judgment of PARKS, such inspection is deemed necessary. The LICENSEE shall submit at the end of the year, or as required by PARKS, an audited profit and loss statement of operations certified by a Certified Public Accountant approved by PARKS under this license in a form approved by PARKS and consistent with the terms of this Agreement.

            12. Under direction from PARKS, the LICENSEE shall have until October 15 of each year to remove LICENSEE'S property from the Jones Beach Theatre.

            13. The LICENSEE shall provide complete and adequate performing, operating, mechanical and other personnel necessary for the presentation of said performances, including but not limited to security, stagehands, ticket takers, cleaning crews for entire theatre including promenade, seating areas, restrooms, stage and backstage, box office personnel and telephone operator for concert information and weather.

            It is understood that cleanliness and housekeeping of the Theatre including concession areas shall be performed to the satisfaction of PARKS.

            PARKS shall have the right to direct the termination of any of the LICENSEE'S employees at the Theatre who are not deemed satisfactory by PARKS.

            14. The LICENSEE shall retain a House Manager satisfactory to PARKS to supervise operations and with full authority to act on site on behalf of LICENSEE, and to take such actions as individual circumstances may require.

            15. The LICENSEE shall retain a press representative and related personnel, satisfactory to PARKS for promotion and publicity purposes. LICENSEE will spend not less than (1.5%) percent of the average gross ticket sales for the preceding four years inclusive annually in paid advertising and promoting the Jones Beach Theatre summer performances. Promotion and publicity copy shall be subject to prior approval of PARKS. Documentation of expenditures in the form of paid invoices, cancelled checks and proof of publication shall be provided by LICENSEE to PARKS no later than November 15 of each year of this contract. Trades or "in kind" advertising will not be allowed as charges against the required expenditure. PARKS shall have approval of all promotions, signage, giveaways and all other advertising material in connection with operations under this License.

            16. Before signing or making a commitment, it shall be the responsibility of the LICENSEE to obtain the prior approval of PARKS for all performers, performances and events to be staged by the LICENSEE at the Jones Beach Theatre, and it shall be the responsibility of the LICENSEE, upon request, to make available to PARKS for review copies of all agreements entered into with such performers at the earliest possible time. LICENSEE shall also provide to PARKS dates of performances, ticket prices and sponsors, if any, affiliated with the performer. A tentative schedule of such performances and dates shall be provided by the LICENSEE to PARKS by April 15 of each year of the term of this contract. Approval by PARKS shall be deemed to be given if PARKS does not disapprove within five business days after receipt of notification by the Regional Director for PARKS.

            It is understood that PARKS may designate up to six days per year, no more than four days occurring on a weekend, on which no performances may be given at the Jones Beach Theatre. The days of "no performance" shall be provided by PARKS to the LICENSEE by February 15th of each year during the term of this contract.

            17. a. The LICENSEE shall submit copies, for prior written approval by PARKS, of proposed contracts or sub-contracts for programs, food service, rental or sale of blankets, cushions, binoculars, artist-related merchandise, performance sponsors, broadcasting and recording of performances.

                  b. It is understood by LICENSEE that no fireworks of any kind shall be permitted in connection with this contract.

If LICENSEE wishes to present after show activities, notice of such activities must be provided to PARKS for approval 4 minimum of two weeks prior to the date of the scheduled activity.

            18. Weather permitting, regular performances shall be given in accordance with a schedule to be approved by PARKS. In the event of inclement weather before or during a performance, the performance may be cancelled or may be delayed or interrupted for not more than ninety minutes. Cancellation of performance shall be made after discussions between PARKS and LICENSEE but final determination shall be made by PARKS. Refund policy for cancelled performances, designated as Appendix C, is attached to and made part of this Agreement.

            19. Seat prices and group sale prices and the scale of the House shall be available from the LICENSEE upon request of PARKS. Information on ticket exchange policy, ticket sales plan and the use of complimentary tickets shall be made available to PARKS upon request. LICENSEE shall be solely responsible for the sale, distribution, exchange or refund of all tickets.

            20. a. PARKS shall provide and maintain the Theatre "as is," including provision of water and sewer or drain pipes. In the event of interruption of utilities services under the control of PARKS, PARKS shall undertake to repair such interruption promptly, and LICENSEE waives any and all claims for compensation from any loss of revenue incurred by the LICENSEE as a result of such interruption. PARKS warrants that the Theatre is in similar operating condition as it was during past operating seasons and agrees to maintain it in good repair throughout the term of this Agreement.

                  b. LICENSEE shall be responsible for all costs of electricity, fuel oil, gas and refuse disposal used and consumed in connection with this license including lighting of Parking Field 5A.

                  c. LICENSEE shall be required to provide to PARKS certification by a licensed engineer that the installation of main speaker at the theatre is safe and in accordance with established standards. LICENSEE may be required during the term of this agreement to provide such certification for other equipment or structure if requested by PARKS.

            21. LICENSEE shall provide (at no cost to PARKS) all sound systems, lighting and other electrical or mechanical equipment necessary for the presentation of performances under this license.

            22.   PARKS shall provide at its own cost and expense:

            a.    Parking area and parking attendants.
            b.    A maximum of thirty (30) theatre attendants.
            c.    One (1) night watchman.
            d. A first aid station staffed during performances by one (1) Emergency Medical Technician (EMT) or nurse.

            23. It shall be the responsibility of the LICENSEE to provide a concert stage shelter and other forms of protection from the weather in a manner that is acceptable to PARKS.

            24. It shall be the responsibility of the LICENSEE to provide interior and exterior security for each and every performance pursuant to the security plan, designated Appendix D, attached to and made part of this Agreement. Since it is the overall responsibility of PARKS to insure a safe and pleasant experience for the public at the Jones Beach State Park, the LICENSEE agrees and will take all steps necessary to advise its security staff that all actions taken by such staff are subordinate to the authority of the officer in charge of the regional state park police.

            25. The LICENSEE agrees not to use, nor suffer or permit any person to use in any manner whatsoever, the said premises or any part thereof or any building thereon for any illegal purposes, or for any purpose in violation of any federal, state or municipal law, ordinance, government rule, order or regulation, and more specifically as it relates to the box office, or in violation of any other rule or regulation applicable to the park region, now in effect or hereafter enacted or adopted and will protect, indemnify and forever save and keep harmless the State of New York, PARKS and their officers and employees and their agents, from and against any damage, penalty, fine, judgment, expense or charge suffered, imposed, assessed or incurred for any violation or breach of any law, ordinance, government rule, order or regulation occasioned by any act, neglect or omission of the LICENSEE, or any employee, agent or subcontractor; and in the event of any violation, or in case PARKS OR its representatives shall deem any conduct on the part of the LICENSEE, or of any employee, agent or subcontractor, or the said License or the operation thereof, to be objectionable or improper, PARKS shall have the right and power to require the LICENSEE to immediately undertake to cure within time limits established by PARKS. In the event of a repeat violation in an extreme case, PARKS is hereby authorized by the LICENSEE to at once declare this license terminated without previous notice to the LICENSEE.

            26. The LICENSEE shall procure at the LICENSEE'S own cost and expense all permits or licenses necessary for the legal operation of this license and shall be responsible for all other fees and commissions (including, but not limited to EMI, ASCAP, SESAC, ticketron and credit card fees and commissions) and all other costs associated with the performances at the Jones Beach Theatre.

            27. It is agreed that all items sold or used pursuant to this license will be of good quality and that quality of such items will be subject to the advance approval of PARKS.

            28. It is expressly understood and agreed that no real or personal property is leased to the LICENSEE; that it is a license and that the LICENSEE'S right to occupy the premises and to operate the license hereby granted shall continue only so long as the LICENSEE shall comply strictly and promptly with each and all of the material undertakings, provisions, covenants, agreements, stipulations and conditions contained herein.

            Nothing herein contained shall grant or be construed as creating a co-partnership between PARKS and the LICENSEE or to constitute the LICENSEE as agent of PARKS.

            29. It is expressly agreed that PARKS shall have a continuing lien on all personal property of the LICENSEE which may be on the premises for any and all sums which may from time to time become and be due to PARKS under the terms of this Agreement, and upon default of payment, PARKS has the right to take possession of and retain the same until the full amount due shall be paid or to sell the same at public auction, and after deducting the expenses of such sale, apply the balance of the proceeds to such payment, and if there should be any deficiency, to resort to any legal remedy.

            30. If the LICENSEE shall fail to make payments to PARKS in accordance with the terms of this Agreement or shall fail or refuse to carry out the terms thereof, then PARKS may cancel this agreement upon five days (5) notice, and upon such termination, PARKS shall have the right to enter the premises, occupied by the LICENSEE by force or otherwise and take full possession thereof, and close the premises for such time as it may deem proper, or at PARKS' option, may remove therefrom the property and effects of the LICENSEE, and with or without legal process, expel, oust and remove all parties who may be present upon or occupy any part of the premises, and all personal property that may be thereon or therein contained, without being liable to prosecution, damage or damages therefor, or for any damage or damages to, or loss of any personal property belonging to any party upon or occupying said premises or any part thereof from any cause whatsoever by reason of such removal. The LICENSEE expressly waives any and all claims for damages and loss against the People of the State of New York or PARKS, their officers and agents for or on account of any act done or caused to be done in exercising this right; and PARKS shall have the right to sell the said personal property so seized or removed and recover by such sale or legal process any and all sums due to PARKS under the terms of this Agreement plus the costs and expenses incurred under the terms of this Agreement.

            31. This contract may not be assigned by the LICENSEE or its right, title or interest therein assigned, transferred, conveyed, sublet or disposed of without the previous consent, in writing, of PARKS.

            32. The LICENSEE agrees to obtain or cause to be obtained Products Liability Insurance providing protection for claims for damages arising out of products sold or vended by or through LICENSEE in connection with this license with limits of not less than $1,000,000.

            33. The LICENSEE agrees to obtain or cause to be obtained any necessary Worker's Compensation Insurance to protect the LICENSEE and PARKS and/or the State of New York from suits arising from injuries sustained by any of the employees of the LICENSEE or any of its contractors during such periods as they shall be in the employ of the LICENSEE and/or its contractors and provide such coverage for such employees as may be required under the Disability Benefits Law.

            34. The LICENSEE shall procure at his own cost and expense such Public Liability Insurance as will protect the LICENSEE, PARKS, the People of the State of New York and their officers and employees from any and all claims for damage to property, for personal injuries, including death, which may arise from the performance of this license. Policies or certificates of insurance required to be obtained pursuant to Sections 32, 33 and 34 hereof shall be delivered to PARKS with full premiums paid before the commencement of operations by the LICENSEE. All policies shall be subject to the approval of PARKS for adequacy and form of protection and shall name the People of the State of New York and PARKS additional insureds. All liability policies shall provide limits of at least not less than ONE MILLION DOLLARS ($1,000,000) in the aggregate for personal injury and property damage in any one accident. Nothing herein contained shall be construed to render the LICENSEE an insurer of PARKS with respect to or responsible for, any accident, injury, claim, suit, loss or damage resulting from any act, omission or neglect of PARKS, its representatives or employees. In addition, the above described policies shall not be cancelled without twenty (20) days prior written notice to PARKS.

            35. The LICENSEE assumes all risk in the operation of his license and shall be solely responsible and answerable in damages for all accidents or injuries to person or property arising therefrom, and covenants and agrees to defend, indemnify, and keep harmless the People of the State of New York and PARKS and their officers and employees from any and all claims, suits, losses, damage or injury to person or property whatsoever kind and nature, whether direct or indirect, arising out of the operation of this license or the carelessness, negligence or improper conduct of the LICENSEE or any servant, agent or employee of the LICENSEE, which responsibility shall not be limited to the insurance coverage provided for in this license.

            36. The LICENSEE hereby expressly waives any and all claims for compensation for any and all loss or damage sustained by reason of any defect, deficiency or impairment of the theatre structure and equipment, the water supply system, drainage system, gas mains, electrical apparatus or wires furnished for the premises or by reason of any loss or impairment of gas supply, water supply, light or current which may occur from time to time for any cause or for any loss or damage sustained by the LICENSEE resulting from fire, water, sea, wind, tornado, cIvil commotion, strikes or riots or from any cancellation or postponement of performance as hereinafter provided and the LICENSEE hereby expressly waives all rights, claims and demands and forever releases and discharges the State of New York and PARKS and its officers and agents from any and all demands, claims, actions and causes of action arising from any of the causes aforesaid.

            37. The LICENSEE agrees to deposit with PARKS the sum of $350,000 either a) as an irrevocable letter of credit provided in accordance with instructions and in form acceptable to PARKS, or b) faithful performance bond issued by a surety or surreties satisfactory to PARKS to protect PARKS against the failure of the LICENSEE to pay to PARKS revenue owed to it by the performance of this license or to return the Theatre to a condition, of the of the preceding season, reasonable wear and tear excepted, upon termination of this license. The letter of credit, less any deductions made in accordance with this paragraph, shall be returned to the LICENSEE upon receipt of the last payment due PARKS under this license and restoration of the Theatre to the satisfaction of PARKS.

            38. In accepting this license, the LICENSEE acknowledges that it has inspected the premises herein and the surrounding properties in Jones Beach State Park, and acknowledges that said premises are in good order and repair and that the LICENSEE is satisfied with the condition, fitness and order thereof.

            39. The LICENSEE shall not contract for or sell rights to broadcast by radio or television, recording or film rights or any like or similar activity without express approval in writing by PARKS. PARKS shall participate in any revenues generated by any such arrangements pursuant to paragraph 8 above.

            40. Where provision is made herein for notice or approvals given in writing, the same may be given by mailing such to the LICENSEE, care of Beach Concerts, Inc., 27 East 67th Street, New York, NY 10021. Where provision is made herein for notice or request for approval by PARKS, the said notice or said approval request, supported by the required documentation shall be sent to PARKS in care of the Regional Director, New York State Office of Parks, Recreation and Historic Preservation, Ninth Park Region, Box 247, Belmont Lake State Park, Babylon,

Long Island, New York 11702 with copy to the Deputy Commissioner of Operations, Office of Parks, Recreation and Historic Preservation, Agency Building No. 1, Empire State Plaza, Albany, New York 12238.

            41. Nothing herein contained shall be deemed to obligate PARKS or the State of New York beyond moneys made available by the Director of the Budget pursuant to the State Finance Law, and no liability on account thereof shall be incurred by PARKS or the State of New York beyond moneys made available for the purpose thereof.

            42. The books of account and all other records required to be kept by the LICENSEE in accordance with this agreement shall be subject to audit and inspection by PARKS and the Comptroller of the State of New York and the LICENSEE shall maintain such records for a period of not less than six (6) years after the termination or expiration of the agreement or any extended term thereof.

            43. This agreement is subject to the approval of the Comptroller and the Attorney General of the State of New York.

            44. Appendices, Attachments and Incorporation by Reference: This agreement incorporates all the provisions set forth in Appendices A through F (attached hereto and made a part hereof) and further incorporates by reference the "REQUEST FOR PROPOSAL--JONES BEACH THEATRE REQUEST FOR PROPOSAL RFP" prepared by PARKS, dated May 1989 and the LICENSEE'S responding proposal of November 13, 1989, plus its oral presentation of November 30, 1989. In the event that any terms, conditions, specification of requirements in the above documents are in conflict, the following order of precedence shall apply for acceptability of work effort and agreement compliance:

                  a.   This agreement
                  b. The recorded oral presentation of November 30, 1989 by the LICENSEE
                  c.   LICENSEE'S response of November 13, 1989
                  d.   PARKS' RFP

            45. License Disputes: If LICENSEE has a dispute with the State regarding the performance of this contract, LICENSEE shall notify PARKS in writing. At the sole discretion of PARKS, PARKS designee may conduct a hearing or resolve the matter based solely on the written dispute. PARKS' designee may request the submission of any additional information or arguments as deemed necessary from LICENSEE or any other party to assist in resolving the dispute. The decision will be made within 30 days of receipt of LICENSEE'S notification. Pending final decision of a dispute hereunder, the LICENSEE shall proceed diligently with the performance of the work under this License and in accordance with PARKS' decision. The parties agree that the dispute process shall precede any action in court, but shall not otherwise bar such action.

            46. This contract represents the final agreement between the parties and may not be changed orally. Such agreement may be amended in writing by mutual consent of said parties, which amendment becomes effective upon the approval of the Attorney General and Comptroller of the State of New York.

            IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed and sealed the day and year first above written.

                                              NEW YORK STATE OFFICE OF PARKS,
                                              RECREATION & HISTORIC PRESERVATION


                                              By /s/
                                                 -------------------------------

                                              LICENSEE - BEACH CONCERTS, INC.


                                              By /s/ Ron Delsener
                                                 -------------------------------
APPROVED AS TO FORM
ATTORNEY GENERAL


APPROVED FOR THE COMPTROLLER

                                                             APPROVED AS TO FORM
                                                             NEW YORK STATE
                                                             ATTORNEY GENERAL
                                                             FEB 2  1990
                                                             /s/ [Illegible]
                                                             ASSOCIATE ATTORNEY

[STAMP - GRAPHIC OMITTED]

RECEIVED
MAY 23 1990
NYS PARKS & RECREATION

STATE OF NEW YORK  )
                   )  SS.:
COUNTY OF ALBANY   )

            On this 29 day of January, 1990, before me personally came Orin Lehman, to me known and known to me to be the Commissioner of Parks, Recreation and Historic Preservation, the person described as such in and who executed the foregoing instrument, and he duly acknowledged to me that he executed the same as such Commissioner of Parks, Recreation and Historic Preservation for the purpose therein mentioned.


                                              /s/ Elizabeth A Thero
                                                  ------------------------------
                                                  Notary Public

                                                  ELIZABETH A. THERO
                                                Notary Public, State of New York
                                                  Qualified in Albany County
                                                  No. 3960940
                                                  Commission Expires 4/30/91

STATE OF NEW YORK  )
                   )  SS.:
COUNTY OF NEW YORK )

            On this 29 day of January, l990, before me personally came Ron Delsener, to me known who being by me duly sworn, did depose and say that he is the President of the Board of Beach Concerts, Inc., the corporation described in and which executed the foregoing instrument; that he has been duly authorized by the Board of Directors of said corporation to execute the foregoing instrument on behalf of said corporation and that he signed his name thereto by order of said corporation for the purposes and uses therein described.


                                              /s/ Alan J. MacDougall
                                                  ------------------------------
                                                  Notary Public

                                                  ALAN J. MacDOUGALL
                                                Notary Public, State of New York
                                                  No. 24-01MA4950432
                                                  Qualified in Kings County
                                                  Commission Expires 5/1/91

                                   APPENDIX A

                          STANDARD CLAUSES FOR ALL NEW
                              YORK STATE CONTRACTS

      The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "the contract" or "this contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "Contractor" herein refers to any party other than the State, whether a contractor, licensor, licensee, lessor, lessee or any other party):

      1. EXECUTORY CLAUSE. In accordance with Section 41 of the State Finance Law, the State shall have no liability under this contract to the Contractor or to anyone else beyond funds appropriated and available for this contract.

      2. NON-ASSIGNMENT CLAUSE. In accordance with Section 138 of the State Finance Law, this contract may not be assigned by the Contractor or its right, title or interest therein assigned, transferred, conveyed, sublet or otherwise disposed of without the previous consent, in writing, of the State and any attempts to assign the contract without the State's written consent are null and void. The Contractor may, however, assign its right to receive payment without the State's prior written consent unless this contract concerns Certificates of Participation pursuant to Article 5-A of the State Finance Law.

       3. COMPTROLLER'S APPROVAL. In accordance with Section 112 of the State Finance Law (or, if this contract is with the State University or City University of New York, Section 355 or Section 6218 of the Education Law), if this contract exceeds $5,000 ($20,000 for certain S.U.N.Y. and C.U.N.Y. contracts), or if this is an amendment for any amount to a contract which, as so amended, exceeds said statutory amount, or if, by this contract, the State agrees to give something other than money, it shall not be valid, effective or binding upon the State until it has been approved by the State Comptroller and filed in his office.

       4. WORKERS' COMPENSATION BENEFITS. In accordance with Section 142 of the State Finance Law, this contract shall be void and of no force and effect unless the Contractor shall provide and maintain coverage during the life of this contract for the benefit of such employees as are required to be covered by the provisions of the Workers' Compensation Law.

                                                                              2.

      5. NON-DISCRIMINATION REQUIREMENTS. In accordance with Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, age, disability or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is a contract for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. If this is a building service contract as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or
(b) discriminate against or intimidate any employee hired for the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation.

      6. WAGE AND HOURS PROVISIONS. If this is a public work contract covered by
Article 8 of the Labor Law or a building service contract covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

        7. NON-COLLUSIVE BIDDING REQUIREMENT. In accordance with Section 139-d of the State Finance Law, if this contract was awarded based upon the submission of bids, Contractor warrants, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at

                                                                              3.

restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to the State a non-collusive bidding certification on Contractor's behalf.

      8. INTERNATIONAL BOYCOTT PROHIBITION. In accordance with Section 220-f of the Labor Law and Section 139-h of the State Finance Law, if this contract exceeds $5,000, the Contractor agrees, as a material condition of the contract, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the contract's execution, such contract, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify the State Comptroller within five (5) business days of such conviction, determination or disposition of appeal (2 NYCRR 105.4)

      9. SET-OFF RIGHTS. The State shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the State's option to withhold, for the purposes of set-off any moneys due to the Contractor under this contract up to any amounts due and owing to the State with regard to this contract, any other contract with any State department or agency, including any contract for a term commencing prior to the term of this contract, plus any amounts due and owing to the State for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto. The State shall exercise its set-off rights in accordance with normal State practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the State agency, its representatives, or the State Comptroller.

      10. RECORDS. The Contractor shall establish and maintain complete and accurate books, records, documents, accounts and other evidence directly pertinent to performance under this contract (hereinafter, collectively, "the Records"). The Records must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter. The State Comptroller, the Attorney General and any other person or entity authorized

                                                                              4.

to conduct an examination, as well as the agency or agencies involved in this contract, shall have access to the Records during normal business hours at an office of the Contractor within the State of New York or, if no such office is available, at a mutually agreeable and reasonable venue within the State, for the term specified above for the purposes of inspection, auditing and copying. The State shall take reasonable steps to protect from public disclosure any of the Records which are exempt from disclosure under Section 87 of the Public Officers Law (the "Statute") provided that: (i) the Contractor shall timely inform an appropriate State official, in writing, that said records should not be disclosed; and (ii) said records shall be sufficiently identified; and (iii) designation of said records as exempt under the Statute is reasonable. Nothing contained herein shall diminish, or in any way adversely affect, the State's right to discovery in any pending or future litigation.

      11. IDENTIFYING INFORMATION AND PRIVACY NOTIFICATION:

             (a)   FEDERAL EMPLOYER IDENTIFICATION NUMBER
                   and/or FEDERAL SOCIAL SECURITY NUMBER.

      All invoices or New York State standard vouchers submitted for payment for the sale of goods or services or the lease of real or personal property to a New York State agency must include the payee's identification number, i.e., the seller's or lessor's identification number. The number is either the payee's Federal employer identification number or Federal social security number, or both such numbers when the payee has both such numbers. Failure to include this number or numbers may delay payment. Where the payee does not have such number or numbers, the payee, on his invoice or New York State standard voucher, must give the reason or reasons why the payee does not have such number or numbers.

             (b) PRIVACY NOTIFICATION.

                  (1) The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law. Disclosure of this information by the seller or lessor to the State is mandatory. The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their tax liabilities and to generally identify persons affected by the taxes administered by the

                                                                              5.

Commissioner of Taxation and Finance. The information will be used for tax administration purposes and for any other purpose authorized by law.

                   (2) The personal information is requested by the purchasing unit of the agency contracting to purchase the goods or services or lease the real or personal property covered by this contract or lease. The information is maintained in New York State's Central Accounting System by the Director of State Accounts, Office of the State Comptroller, AESOB, Albany, New York 12236.

      12. EQUAL EMPLOYMENT OPPORTUNITIES FOR MINORITIES AND WOMEN: In accordance with Section 312 of the Executive Law, if this contract is: (i) a written agreement or purchase order instrument, providing for a total expenditure in excess of $25,000.00, whereby a contracting agency is committed to expend or does expend funds in return for labor, services, supplies, equipment, materials or any combination of the foregoing, to be performed for, or rendered or furnished to the contracting agency; or (ii) a written agreement in excess of $100,000.00 whereby a contracting agency is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon; or (iii) a written agreement in excess of $100,000.00 whereby the owner of a State assisted housing project is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon for such project, then:

            (a) The contractor will not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination. Affirmative action shall mean recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation;

            (b) at the request of the contracting agency, the Contractor shall request each employment agency, labor union, or authorized representative of workers

                                                                              6.

            with which it has a collective bargaining or other agreement or understanding, to furnish a written statement that such employment agency, labor union or representative will not discriminate on the basis of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will affirmatively cooperate in the implementation of the contractor's obligations herein; and (c) the Contractor shall state, in all solicitations or advertisements for employees, that, in the performance of the State contract, all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, age, disability or marital status.

      Contractor will include the provisions of "a", "b" and "c", above, in every subcontract over $25,000.00 for the construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon (the "Work") except where the Work is for the beneficial use of the Contractor. Section 312 does not apply to: (i) work, goods or services unrelated to this contract; or (ii) employment outside New York State; or (iii) banking services, insurance policies or the sale of securities. The State shall consider compliance by a contractor or subcontractor with the requirements of any federal law concerning equal employment opportunity which effectuates the purpose of his section. The contracting agency shall determine whether the imposition of the requirements of the provisions hereof duplicate or conflict with any such federal law and if such duplication or conflict exists, the contracting agency shall waive the applicability of Section 312 to the extent of such duplication or conflict. Contractor will comply with all duly promulgated and lawful rules and regulations of the Governor's Office of Minority and Women's Business Development pertaining hereto.

       13. CONFLICTING TERMS. In the event of a conflict between the terms of the contract (including any and all attachments thereto and amendments thereof) and the terms of this Appendix A, the terms of this Appendix A shall control.

                                                                              7.

      14. GOVERNING LAW. This contract shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

      15. LATE PAYMENT. Timeliness of payment and any interest to be paid to Contractor for late payment shall be governed by Article XI-A of the State Finance Law to the extent required by law.

      16. NO ARBITRATION. Disputes involving this contract, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily authorized) but must instead, be heard in a court of competent jurisdiction of the State of New York.

      17. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law & Rules ("CPLR"), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor's actual receipt of process or upon the State's receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify the State, in writing, of each and every change of address to which service of process can be made. Service by the State to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

August, 1989

                                   Appendix B

              OFFICE OF PARKS, RECREATION AND HISTORIC PRESERVATION

                   Participation by Minority Group Members and
                      Women with Respect to State Contracts

In accordance with Article 15-A of the Executive Law, the parti to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "the contract" or "this contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "contractor" refers to any party other than the State, whether referred to as a contractor, licensor, licensee, lessor, lessee consultant, grant recipient, local sponsor or by any other name:

1.    Definitions.

      (a) "Certified business" shall mean a business verified as minority or women-owned business enterprise pursuant to section 314 of the Executive Law.

      (b) "Minority group member" shall mean a United States citizen or permanent resident alien who is and can demonstrate membership in one of the following groups:

            (i) Black persons having origins in any of the Black African racial groups:

            (ii) Hispanic persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American of either Indian or Hispanic origin, regardless of race:

            (iii) Native American or Alaskan native persons having origins in any of the original peoples of North America:

            (iv) Asian and Pacific Islander persons having origins in any of the Far East countries, South East Asia, the Indian subcontinent or the Pacific Islands.

      (c) "Minority-owned business enterprise shall mean a business enterprise, including a sole proprietorship, partnership or corporation that is:

            (i) at least fifty-one percent owned by one or more minority group members;

            (ii) an enterprise in which such minority ownership is real, substantial and continuing;

            (iii) an enterprise in which such minority ownership has and exercises the authority to control independently the day-to-day business decisions of the enterprise; and

            (iv) an enterprise authorized to do business in this state and independently owned and operated.

       (d) "Women-owned business enterprise" shall mean a business enterprise, including a sole proprietorship, partnership or corporation that is:

            (i) at least fifty-one percent owned by one or more United States citizens or permanent resident aliens who are women;

            (ii) an enterprise in which the ownership interest of such women is real, substantial and continuing;


            (iii) an enterprise in which such women ownership has and exercises the authority to control independently the day-to-day business decisions of the enterprise; and

            (iv) an enterprise authorized to do business in this state and independently owned and operated.

2.    Good Faith Efforts.

      The contractor agrees to make good faith efforts to employ minority and women workers and to solicit and obtain the participation of certified minority and women-owned business enterprises as subcontractors and suppliers on this contract.

3.    Reports.


      The contractor agrees to submit, and to require subcontractors to submit, reports showing any participation of minority and women-owned business enterprises on this contract. Failure to submit reports in a timely fashion shall be cause for scheduled payments to the contractor to be delayed.

                                   APPENDIX C

                                  REFUND POLICY

      1. Rain or Shine - There will be no refund for shows advertised as Rain or Shine. In the event it rains so hard people cannot attend, they will be offered another show of their choice.

      2. Raindate - If show is held on raindate, no refund will be granted. If raindate is also cancelled due to weather, and no additional date is schedule, patron will first be offered their choice of any other show, and if none are acceptable, a refund would be granted.

      3. Date Change - If show is rescheduled, all tickets for original date would be honored on new date. If this is not acceptable to patron, offer of any other show will be made; if still not acceptable, refund would be offered.

      4. Cancellation - If a show is cancelled for any reason, the patron would be offered another show or a refund.

                                   APPENDIX D
                                  SECURITY PLAN


       By March 15 of each year of the agreement the LICENSEE (producer) shall prepare and supply to PARKS a plan for security consistent with the provisions of Section 24 of the agreement. The components for this plan are all subject to advance approval by PARKS and include:

      1. Provision of interior and perimeter security proportionate to the size and type of crowd expected. Based on crowd size alone, the following minimum security levels are required:

                                           MINIMUM NUMBER
                   CROWD SIZE              OF SECURITY STAFF
                   ----------              -----------------

                   7,000-10,400                    67
                   4,000- 6,999                    51
                   UP TO  3,999                    33

            NOTE: The minimums specified may not be reduced without advance approval by PARKS.

      2. Specified planned deployments of the security staff: This information shall detail the assigned locations, duties and assigned hours of coverage.

      3.    Chain of command within the concert security team.

      4. Identification of assigned posts which are radio-equipped (LICENSEE to supply two such portable radios to PARKS for theatre management staff).

      5. Arrangements for security coordination with park police, park management, theatre management, and production staff: This shall include general pre-season meetings for the purpose of orienting key supervisory staff as well as night-of-show coordinative meetings with theatre management to review arrangements for specific performances.

      6. Interface with first aid personnel and the emergency medical system in place at the theatre.

      7. Emergency evacuation of the theatre consistent with the theatre crowd control plan.

      8. Uniforms and equipment being provided to security staff to facilitate ease of identification and proper functioning (note: theatre security staff are to be unarmed at all times while serving on the theatre security team).

      9.    Photo identification badges for concert security staff.

      10.   Arrangements for incident reporting and documentation with PARKS.

      PARKS reserves the right to require LICENSEE to discipline, retrain, or in extreme cases, to dismiss any employee, hourly or management, whose actions or appearance are inconsistent with the standards of PARKS, and the best interests of the State of New York. Any collective bargaining agreement entered into between LICENSEE and any labor union or organization must recognize this right of PARKS, and the presence of such an agreement will in no way diminish the rights of PARKS under this agreement.

                               JONES BEACH THEATRE

                           PRESENTATION OF PRODUCTIONS

                                   APPENDIX E

                              CAPITAL IMPROVEMENTS

      The LICENSEE will be required to make improvements in the licensed premises through qualified contractors approved by PARKS. All improvements described shall be completed prior to April 30, 1992.

      Capital Improvements are listed in priority order. Items shall be completed in such order until capital improvement funds are exhausted. If, after all listed projects are completed, all capital improvements funds have not been expended, additional projects designated by PARKS shall be completed until all funds are expended. If prospective costs for a project, which has been agreed to by both parties, appear to exceed original cost estimates and such prospective costs would cause the LICENSEE'S minimum capital investment to be exceeded, than that particular project will be placed on hold until it is mutually agreed how to proceed.

      Item I - Rest rooms, concession facilities and other stadium work. Renovation and refurbishment of space on promenade floor (ground level) specifically relating to rest room facilities, and concession operations to include:

      1. Provision of women's restroom areas with a minimum of 85 toilets, 55 sinks, men's rest room areas with a minimum of 77 urinals, 28 toilets and 50 sinks. Each rest room shall have access to a utility closet of at least 50 sq. feet with appropriate fixtures. All rest rooms shall be directly accessible from the promenade level but shall not be located in the Theatre lobby. This project shall include all necessary plumbing, heating and sewage work in connection with the installation of the new rest rooms. Rest rooms must conform to or exceed existing codes including those for handicapped access. All abandoned fixtures and equipment shall be removed from existing rest room areas, and such areas shall be restored or refurbished to accommodate future uses to be designated by PARKS.

      2. Rebuilding and renovation of concession areas. Work shall include demolishing and removal of existing temporary concession building, installation of a minimum of 165 linear feet of counter space and 1500 square feet of storage space adjacent to promenade area plus construction of a number of remote gazebo-type structure with a total of 60 linear feet of counter space and 500 square feet of storage space, such structures to be located within the patio area.

      3. Replacement of temporary barrier walls at the top of the stadium with a permanent barrier to match the existing side wind screens.

      4. Removal of existing house speaker system and the cable system that supports them including the towers.

      Item II -- Upgrading and renovation of electrical and water utility services throughout the Theatre to include a new permanent distribution system between the side towers of the stage and the stage area.

      Item III - Modifications and renovation of performance and seating area to include:

      1. Demolish and remove temporary wood structure and underpinnings adjoining concrete main stage and reconstruct temporary orchestra seating area into permanent seating area with a sloped deck including installation of permanent weather resistant seats to match existing stadium seats.

      2. Removal of wood deck from main stage and resurfacing stage as approved by PARKS.

      3. Construct permanent and accessible seating for a minimum of 50 disabled theatre patrons who are confined to wheelchairs.

      Item IV - Renovation and Refurbishment of performer's dressing rooms and "Green Room" space for the Main Stage area including construction of a permanent catering kitchen, interior reception space and toilet and shower rooms. The above renovation shall include all necessary utility work; water, sewage and electric.

                                                                 Exhibit 10.3


Concession Management Unit                                     License #Xl96533
April 10, 1997

                                  Amendment #2

                             Jones Beach State Park
                   Jones Beach Theater -- Beach Concerts, Inc.

      Concession license agreement dated January 29, 1990, executed by the State of New York acting by and through the Office of Parks, Recreation and Historic Preservation (hereinafter referred to as PARKS), and Beach Concerts, Inc. (hereinafter referred to as the LICENSEE).

      Whereas, PARKS and the LICENSEE desire to further amend the agreement for the operation of the Jones Beach Theater, located in Jones Beach State Park, as described in the January 29, 1990 agreement and November 21, 1990 amendment (#1) to the agreement.

      Now, Therefore, in consideration of the premises and mutual covenants and conditions contained in license X196533, as amended, PARKS hereby grants to the LICENSEE and the LICENSEE hereby accepts from PARKS an amendment to such agreement, presently expiring on December 31, 1999, as follows:

1. Section 10, in connection with required capital investment, is amended by adding a new subsection, as follows:

            a. LICENSEE shall make an additional capital investment in the Jones Beach Theater building, beginning in 1997 and to be completed and placed into service for use beginning with the 1998 season. Such additional capital investment shall be for the design, engineering, and construction of additional seats (minimum 3,500), including skyboxes, at the Jones Beach Theater. Such additional capital investment shall be for a minimum of Eight Million and xxx/100 Dollars ($8,000,000). Such expansion shall be performed by LICENSEE:

                        (1) pursuant to plans and specifications prepared by a professional engineer and/or professional architect licensed to practice in the State of New York;

                        (2) pursuant to plans and specifications approved by PARKS; such approval shall not be unreasonably withheld;

                        (3) the total cost of design, engineering, review and approval of shop drawings, changes, payments, etc., and construction supervision shall not exceed 15% of actual total construction costs;

                        (4) LICENSEE shall set aside, in an interest bearing account in the name of the LICENSEE and PARKS jointly, a total amount of One Hundred Thousand and XXX/100 Dollars ($100,000), which shall be earmarked specifically for the purpose of financing an independent engineering/architectural firm, selected by and operating on behalf of PARKS, to oversee construction, conduct periodic inspections of construction in progress, and perform such other functions with respect to this capital improvement as directed by PARKS. Withdrawals from this account shall be by joint signature of PARKS and LICENSEE.

                        (5) All new construction shall comply with Americans With Disabilities Act requirements as determined by PARKS.

            b. LICENSEE shall amortize the actual additional capital investment over a twenty--three year amortization schedule.

            c. PARKS agrees to include in its new Request For Proposal for the next license to operate the Jones Beach Theater (said license is to commence on January 1, 2000) a requirement that the successful bidder be required to reimburse the LICENSEE for the unamortized portion, as determined by subsection (d) below, of the additional capital investment existing at the expiration of this license agreement within ninety (90) days after the approval of the new license by the State Comptroller.

            d. The actual amount of the additional capital investment required shall be fixed upon completion of the improvement through an audit conducted by or on behalf of Parks; this amount will be adjusted by the inflation rate as of the date the improvement is placed in service. The inflation rate shall be determined by using the rate that is fixed by the United States Bureau of Labor Statistics Consumer Price Index. The actual amount to be reimbursed by the next licensee shall be the audited cost of the improvement (including the inflation adjustment) less the amount amortized by the LICENSEE for 1998 and 1999, or one/twenty-second of the total per year. In no case shall the amount reimbursed exceed One Hundred Per Cent (100%) of the actual additional capital investment.

            e. This provision shall not be included in the subsequent license should Beach Concerts, Inc., or a successor in interest, be awarded the next license.

2. Section 16 of the agreement is amended to provide PARKS with ten (10), instead of five (5), business days during which to approve or disapprove of "all performers, performances and events to be staged by the LICENSEE at the Jones Beach Theater...."

3. Section 5.a. of the agreement is amended with respect to the payment to PARKS as compensation for this license, as follows:

            -- for the year of 1997, the LICENSEE shall pay to PARKS a lump sum flat fee of Two Million and XXX/100 Dollars ($2,000,000);

            -- for the year of 1998, the LICENSEE shall pay to PARKS a lump sum flat fee of Two Million and XXX/l00 Dollars ($2,000,000);

            -- for the year of 1999, the LICENSEE shall pay to PARKS a lump sum flat fee of Two Million Two Hundred Thousand and xxx/100 Dollars ($2,200,000).

      (a) Section 5(c) of the agreement is amended by replacing it with the following:

                  5(c) In addition, the LICENSEE shall pay to PARKS each year an amount equal to $2.00 for every ticket sold over 400,000 tickets for Jones Beach Theater shows.

      (b)   Sections 5(b) is deleted in its entirety.

      (c) Section 7 shall be amended by removing therefrom the sentence regarding LICENSEE's agreement to pay to PARKS the sum of TWO THOUSAND ONE HUNDRED DOLLARS ($2,100) as its share of proceeds from the sale of artist--related merchandise. It is understood that the LICENSEE shall no longer be required to make any payments to PARKS under section 7 of this agreement.

4.    License agreement is amended by adding the following additional sections:

            Section 47. LICENSEE agrees that smoking at the licensed premises shall be controlled in conformance with ordinances for smoking as adopted by Nassau County for public places, or as directed by PARKS.

            Section 48. LICENSEE shall provide lighting if additional parking is required. In addition, PARKS may require special transportation from parking areas not currently being used by the LICENSEE, at the LICENSEE's sole expense.

            Section 49. LICENSEE shall pay for all overtime expenses associated with Park Police services for each concert.

            Section 50. LICENSEE agrees to comply with the provisions of Appendix A (Standard Clauses for All NYS Contracts), and Appendix B (Participation by Minority Group Members and Women With Respect to State Contracts) attached hereto and made a part hereof.

            Section 51. LICENSEE agrees to comply with the provisions of Appendix C (MacBride Fair Employment Principles), and Appendic D (Omnibus Procurement Act of 1992), which are attached hereto, must be signed and dated by the LICENSEE, and are made a part hereof.

      All other provisions of license agreement X196533 shall remain in full force and effect.

      IN WITNESS WHEREOF, the parties hereto have caused these presents to be signed the day and year first above written.


                                       OFFICE OF PARKS, RECREATION AND
                                       HISTORIC PRESERVATION


Date: 4/20/97                          By: /s/
     ------------------                    -------------------------------

                                       LICENSEE

Date: April 11, 1997                   By: /s/ Ron Delsener
     ------------------                    -------------------------------


---------------------
APPROVED AS TO FORM
NYS ATTORNEY GENERAL

Approved: APR 25 1997

  /s/



ASSOCIATE ATTORNEY
---------------------

------------------------
   Attorney General


Approved: /s/                MAY 8 1997
---------------------------------------
          State Comptroller

                                   CORPORATION

STATE OF NEW YORK  )
                   )    SS.:
COUNTY OF NEW YORK )

On this 11th day of April, 1997, before me personally came Ron Delsener, to me known, who by me being duly sworn did dipose and say that he is the Co-President of Beach Concerts Inc., the corporation described in and which executed the foregoing instrument; that he is duly authorized by Beach Concerts Inc. to execute the foregoing instrument on behalf of said corporation and that he signed his name thereto by order of said corporation for the purposes and uses therein described.


                                                  /s/ Kathleen A. Garringe
                                         ---------------------------------
                                                  NOTARY PUBLIC

                               [Stamp Illegible]

                                   APPENDIX A
                            Standard Clauses For All
                            New York State Contracts

      The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "the contract" or "this contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "Contractor" herein refers to any party other than the State, whether a contractor, licensor, licensee, lessor, lessee or any other party):

      1. EXECUTORY CLAUSE. In accordance with Section 41 of the State Finance Law, the State shall have no liability under this contract to the Contractor or to anyone else beyond funds appropriated and available for this contract.

      2. NON-ASSIGNMENT CLAUSE. In accordance with Section 138 of the State Finance Law, this contract may not be assigned by the Contractor or its right, title or interest therein assigned, transferred, conveyed, sublet or otherwise disposed of without the previous consent, in writing, of the State and any attempts to assign the contract without the State's written consent are null and void. The Contractor may, however, assign its right to receive payment without the State's prior written consent unless this contract concerns Certificates of Participation pursuant to Article 5-A of the State Finance Law.

      3. COMPTROLLER'S APPROVAL. In accordance with Section 112 of the State Finance Law (or, if this contract is with the State University or City University of New York, Section 355 or Section 6218 of the Education Law), if this contract exceeds $5,000 ($20,000 for certain S.U.N.Y. and C.U.N.Y. contracts), or if this is an amendment for any amount to a contract which, as so amended, exceeds said statutory amount or if, by this contract, the State agrees to give something other than money, it shall not be valid, effective or binding upon the State until it has been approved by the State Comptroller and filed in his office.

      4. WORKERS' COMPENSATION BENEFITS. In accordance with Section 142 of the State Finance Law, this contract shall be void and no force and effect unless the Contractor shall provide and maintain coverage during the life of this contract for the benefit of such employees as are required to be covered by the provisions of the Workers' Compensation Law.

      5. NON-DISCRIMINATION REQUIREMENTS. In accordance with Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federal statutory and constitutional non-discrimination provisions, the Contractor will not discriminate against any employee or applicant for employment because of race, creed, color, sex, national origin, age, disability or marital status. Furthermore, in accordance with Section 220-e of the Labor Law, if this is a contract for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex or national origin: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work: or (b) discriminate against or intimidate any employee hired for the performance of work under this contract. If this is a building service contract as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof. Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, national origin, age, sex or disability: (a) discriminate in hiring against any New York State citizen who is qualified and available to perform the work: or
(b) discriminate against or intimidate any employee hired for the performance of work under this contract. Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or Section 239 as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation.

      6. WAGE AND HOURS PROVISIONS. If this is a public work contract covered by
Article 8 of the Labor Law or a building service contract covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

      7. NON-COLLUSIVE BIDDING REQUIREMENT. In accordance with Section 139-d of the State Finance Law, if this contract was awarded based upon the submission of bids. Contractors warrants, under penalty of perjury, that its bid was arrived at independently and without collusion aimed at restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to the State a non-collusive bidding certification on Contractor's behalf.

      8. INTERNATIONAL BOYCOTT PROHIBITION. In accordance with Section 220-f of the Labor Law and Section 139-h of the State Finance Law, if this contract exceeds $5,000, the Contractor agrees, as a material condition of the contract, that neither the Contractor nor any substantially owned or affiliated person, firm, partnership or corporation has participated, is participating, or shall participate in an international boycott in violation of the Federal Export Administration Act of 1979 (50 USC App. Section 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the contract's execution, such contract, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify the State Comptroller within five (5) business days of such conviction, determination or disposition of appeal (2 NYCRR 105.4).

      9. SET-OFF RIGHTS. The State shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the State's option to withhold for the purposes of set-off any moneys due to the Contractor under this contract up to any amounts due and owing to the State with regard to this contract, any other contract with any State department or agency, including any contract for a term commencing prior to the term of this contract, plus any amounts due and owing to the State for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto. The State shall exercise its set-off rights in accordance with normal State practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the State agency, its representatives, or the State Comptroller.

      10. RECORDS. The Contractor shall establish and maintain complete and accurate books, records, documents, accounts and other evidence directly pertinent to performance under this contract (hereinafter, collectively, "the Records"). The Records must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter. The State Comptroller, the Attorney General and any other person or entity authorized to conduct an examination, as well as the agency or agencies involved in this contract, shall have access to the Records during normal business hours at an office of the Contractor within the State of New York or, if no such office is available, at a mutually agreeable and reasonable venue within the State, for the term specified above for the purposes of inspection, auditing and copying. The State shall take reasonable steps to protect from public disclosure any of the Records which are exempt from disclosure under Section 87 of the Public Officers Law (the "Statute") provided that: (i) the Contractor shall timely inform an appropriate State official, in writing, that said records should not be disclosed; and (ii) said records shall be sufficiently identified; and (iii) designation of said records as exempt under the Statute is reasonable. Nothing contained herein shall diminish, or in any way adversely affect, the State's right to discovery in any pending or future litigation.

      11. IDENTIFYING INFORMATION AND PRIVACY NOTIFICATION:

            (a) FEDERAL EMPLOYER IDENTIFICATION NUMBER AND/OR FEDERAL SOCIAL SECURITY NUMBER.

      All invoices or New York State standard vouchers submitted for payment for the sale of goods or services or the lease of real or personal property to a New York State agency must include the payee's identification number, i.e., the seller's or lessor's identification number. The number is either the payee's Federal employer identification number or Federal social security number, or both such numbers when the payee has both such numbers. Failure to include this number or numbers may delay payment. Where the payee does not have such number or numbers, the payee, on his invoice New York State standard voucher, must give the reason or reasons why the payee does not have such number or numbers.

            (b)   PRIVACY NOTIFICATION.

      (1) The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law. Disclosure of this information by the seller or lessor to the State is mandatory. The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their tax liabilities and to generally identify persons affected by the taxes administered by the Commissioner of Taxation and Finance. The information will be used for tax administration purposes and for any other purpose authorized by law.

      (2) The personal information is requested by the purchasing unit of the agency contracting to purchase the goods or services or lease the real or personal property covered by this contract or lease. The information is maintained in New York State's Central Accounting System by the Director of State Accounts, Office of the State Comptroller, AESOB, Albany, New York 12236.

      12. EQUAL EMPLOYMENT OPPORTUNITIES FOR MINORITIES AND WOMEN: In Accordance with Section 312 of the Executive Law, if this contract is: (i) a written agreement or purchase order instrument, providing for a total expenditure in excess of $25,000.00, whereby a contracting agency is committed to expend or does expend funds in return for labor, services, supplies, equipment, materials or any combination of the foregoing, to be performed for, or rendered or furnished to the contracting agency; or (ii) a written agreement in excess of $100,000.00 whereby a contracting agency is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon: or (iii) a written agreement in excess of $100,000.00 whereby the owner of a State assisted housing project is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon for such project then:

            (a) The contractor will not discriminate against employees or applicants for employment because of race, creed, color, national origin, sex, age, disability or marital status, and will undertake or continue existing programs of affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discrimination. Affirmative action shall mean recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation:

            (b) at the request of the contracting agency, the Contractor shall request each employment agency, labor union or authorized representative of workers with which it has a collective bargaining or other agreement or understanding, to furnish a written statement that such employment agency, labor union or representative will not discriminate on the basis of race, creed, color, national origin, sex, age, disability or marital status and that such union or representative will affirmatively cooperate in the implementation of the contractor's obligations herein: and

            (c) the Contractor shall state, in all solicitations or advertisements for employees, that, in the performance of the State contract, all qualified applicants will be afforded equal employment opportunities without discrimination because of race, creed, color, national origin, sex, age, disability or marital status.

      Contractor will include the provisions of "a", "b" and "c", above, in every subcontract over $25,000.00 for the construction, demolition, replacement, major repair, renovation, planning or design of real property and improvements thereon (the "Work") except where the Work is for the beneficial use of the Contractor. Section 312 does not apply to: (i) work, goods or services unrelated to this contract; or (ii) employment outside New York State; or (iii) banking services, insurance policies or the sale of securities. The State shall consider compliance by a contractor or subcontractor with the requirements of any federal law concerning equal employment opportunity which effectuates the purpose of his section. The contracting agency shall determine whether the imposition of the requirements of the provisions hereof duplicate or conflict with any such federal law and if such duplication or conflict exists, the contracting agency shall waive the applicability of Section 312 to the extent of such duplication or conflict. Contractor will comply with all duly promulgated and lawful rules and regulations of the Governor's Office of Minority and Women's Business Development pertaining hereto.

      13. CONFLICTING TERMS. In the event of a conflict between the terms of the contract (including any and all attachments thereto and amendments thereof) and the terms of this Appendix A, the terms of this Appendix A shall control.

      14. GOVERNING LAW. This contract shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

      15. LATE PAYMENT. Timeliness of payment and any interest to be paid to Contractor for late payment shall be governed by Article XI-A of the State Finance Law to the extent required by law.

      16. NO ARBITRATION. Disputes involving this contract, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily authorized) but must, instead, be heard in a court of competent jurisdiction of the State of New York.

      17. SERVICE OF PROCESS. In addition to the methods of service allowed by the State Civil Practice Law & Rules ("CPLR"),Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor's actual receipt of process or upon the State's receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify the State, in writing, of each and every change of address to which service of process can be made. Service by the State to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after service hereunder is complete in which to respond.

                                   Appendix B

             OFFICE OF PARKS, RECREATION AND HISTORIC PRESERVATION

                  Participation by Minority Group Members and
                     Women with Respect to State Contracts

      The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "the contract' or this contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "contractor" herein refers to any party other than the State, whether referred to as contractor, licensor, licensee, lessor, lessee, consultant, grant recipient, local sponsor or by any other name:

      1. Definitions. For purpose of these clauses, the following definitions shall apply:

      (a) "Certified business" shall mean either a business certified as a minority or women-owned business enterprise pursuant to section 314 of the Executive Law.

      (b) "Minority group member" shall mean a United States citizen or permanent resident alien who is and can demonstrate membership in one of the following groups:

            (i) Black persons having origins in any of the Black African racial groups;

            (ii) Hispanic persons of Mexican, Puerto Rican, Dominican, Cuban, Central or South American of either Indian or Hispanic origin, regardless or race;

            (iii) Native American or Alaskan native persons having origins in any of the original peoples of North America;

            (iv) Asian and Pacific Islander persons having origins in any of the origins in any of the Far East countries, South East Asia, the Indian subcontinent or the Pacific Islands.

            (c) "Minority-owned business enterprise" shall mean a business enterprise, including a sole proprietorship, partnership or corporation that is:

                  (i) at least fifty-one percent owned by one or more minority group members;

                  (ii) an enterprise in which such minority ownership is real, substantial and continuing;

                  (iii) an enterprise in which such minority ownership has and exercises the authority to control independently the day-to-day business decisions of the enterprise; and

                  (iv) an enterprise authorized to do business in this state and independently owned and operated.

            (d) "Women-owned business enterprise" shall mean a business enterprise; including a sole proprietorship, partnership or corporation that is:

                  (i) at least fifty-one percent owned by one or more United
            States citizens or permanent resident aliens who are women;

                  (ii) an enterprise in which the ownership interest of such women is real, substantial and continuing;

                  (iii) an enterprise in which such women ownership has and
            exercises the authority to control independently the day-to-day business decisions of the enterprise; and

                  (iv) an enterprise authorized to do business in this state and independently owned and operated.

      2. Directory of Certified Businesses. PARKS shall make copies of the Directory of Certified Businesses available for inspection at each of its regional offices and at its Albany office. The contractor may purchase a copy at the price of fifty-nine dollars for a printed copy and twenty-three dollars for the Directory on computer diskette from:

            Division of Minority and Women-Owned Business Development New York State Department of Economic Development
            99 Washington Avenue
            Albany, NY 12245

      3. Good Faith Efforts. The contractor is encouraged to employ minority and women workers and to solicit and obtain the participation of certified minority and women-owned business enterprises as subcontractors and suppliers on this contract whether or not goals have been established by the Office for this contract. The following are suggested actions for the contractor to take this endeavor:

            (a) Place advertisements in appropriate general circulation, trade and minority or women-owned publications in a timely fashion.

            (b) Make written solicitations to women and minority-owned business enterprises in a timely fashion and include plans, specifications and contract terms.

            (c) Where reasonable structure the work to be performed under subcontracts so as to increase the likelihood of participation by certified businesses.

            (d) Offer to M/WBEs subcontract terms and conditions comparable to those offered subcontractors on the contract.

            (e) Make payments to M/WBE subcontractors and suppliers in a timely fashion.

      4. Reports. The contractor shall submit, and shall require subcontractors to submit, reports showing the participation of all business enterprises on this contract, including minority and women-owned business enterprises on forms and at intervals to be established by PARKS. Reports not submitted at such times as shall be required by PARKS shall be cause for PARKS to delay implementing scheduled payments to the contractor.

APPENDIX C

                           CERTIFICATE OF COMPLIANCE
                    NON-DISCRIMINATION IN EMPLOYMENT IRELAND
                      MACBRIDE FAIR EMPLOYMENT PRINCIPLES

      In accordance with section 174-b of the State Finance Law, as enacted by Chapter 807 of the Laws of 1992, the bidder, by submission of this bid, certifies that it or any individual or legal entity in which the bidder holds a 10% or greater ownership interest, or any individual or legal entity that holds a 10% or greater ownership interest in the bidder, either:

      (Answer "yes" or "no" to one or both of the following statements as applicable.)

1.    Has business operations in Northern Ireland:

            Yes _______            No   NO
                                       ----

2. If the answer to number one is "yes", shall take lawful steps in good faith to conduct any business operations it has in Northern Ireland in accordance with the MacBride Fair Principles relating to nondiscrimination in employment and freedom of workplace opportunity regarding such operations in Northern Ireland, and shall permit independent monitoring of its compliance with such Principles:

            Yes _______            No _______


      April 11, 1997                        /s/ Ron Delsener
      --------------                   -----------------------------------
      Date                                       Signature

                                            Ron Delsener
                                       -----------------------------------
                                            Print Name


                                            Co-President
                                       -----------------------------------
                                            Title

                                  Attachment D

         CERTIFICATE OF COMPLIANCE WITH OMNIBUS PROCUREMENT ACT OF 1992
            (Applicable to bids equal to or greater than $1,000,000)

            The Concessionaire certifies that:

1. The Concessionaire will document efforts to encourage the participation of New York State Business Enterprises as suppliers and subcontractors on this contract, and has retained the documentation of these efforts to be provided upon request to the State.

2. Documented efforts by the Concessionaire shall consist of and be limited to showing that the Concessionaire has:

      a. Solicited bids, in a timely and adequate manner, from New York State business enterprises including certified minority and women-owned businesses, or

      b. Contacted the New York State Department of Economic Development to obtain listing of New York State business enterprises, or

      c. Placed notices for subcontractors and suppliers in newspapers, journals and other trade publications distributed in New York State, or

      d.    Participated in bidder outreach conferences.

      e. If the Concessionaire determines that New York State business enterprises are not available to participate on the contract as subcontractors or suppliers, the Concessionaire shall provide a statement indicating the method by which such determination was made.

      f. If the Concessionaire does not intend to use subcontractors on the contract, the Concessionaire shall provide a statement verifying such intent.

3. The Concessionaire has complied with the Federal Equal Opportunity Act of 1972 (P.L. 92-261), as amended.

4. The Concessionaire agrees to make all reasonable efforts to provide notification to New York State residents of employment opportunities arising out of this contract through listing any such positions with the Community Services Division of the New York State Department of Labor, or providing such notification in such manner as is consistent with existing collective bargaining contracts or agreements. The Concessionaire agrees to document these efforts and provide said documentation to the State upon request.

      April 11, 1997                        /s/ Ron Delsener
      --------------                   -----------------------------------
      Date                                       Signature

                                            Ron Delsener
                                       -----------------------------------
                                            Print Name


                                            Co-President
                                       -----------------------------------
                                            Title

                                                                 Exhibit 10.4
--------------------------------------------------------------------------------


                     LEASE AGREEMENT, EASEMENT AGREEMENT AND
                      DECLARATION OF RESTRICTIVE COVENANTS

                                 by and between


                          NEW JERSEY HIGHWAY AUTHORITY


                                       and


                                  GSAC PARTNERS



--------------------------------------------------------------------------------

                             Dated as of May 1, 1996

ARTICLE 1 - DEFINITIONS AND USAGE ........................................    1

         Section 1.1  Defined Terms ......................................    1
         Section 1.2  Number and Gender; Captions; References ............   18

ARTICLE 2 - GRANT OF LEASE RIGHTS AND
            EASEMENT RIGHTS ..............................................   18

         Section 2.1  Premises Leased ....................................   18
         Section 2.2  Parking Facilities .................................   18
         Section 2.3  Access Easement ....................................   18
         Section 2.4  Utility Easement ...................................   19
         Section 2.5  Habendum ...........................................   20
         Section 2.6  Retained Personal Property .........................   20

ARTICLE 3 - TERM OF LEASE ................................................   21

         Section 3.1  Term of Lease ......................................   21
         Section 3.2  Landlord's Early Termination Option ................   21
         Section 3.3  Arbitration for Validity of Exercise of
                      Special Termination Option .........................   22
         Section 3.4  Determination of Buyout Amount .....................   24
         Section 3.5  Parent Approval ....................................   27

ARTICLE 4 - RENT AND IMPOSITIONS .........................................   28

         Section 4.1  Payment of Rent ....................................   28
         Section 4.2  Rent for First Two Lease Years .....................   29
         Section 4.3  Rent for all Subsequent Lease Years ................   31
         Section 4.4  Other Rental Payments ..............................   31
         Section 4.5  Adjustment to Rental Amount (Reopenings) ...........   31
         Section 4.6  Payment of Impositions Attributable to
                      the Tenant's Use of Amphitheater Tract
                      and the Parking Tracts .............................   33
         Section 4.7  Payment of Impositions Attributable to the
                      Landlord Land ......................................   33
         Section 4.8  Tax Contests .......................................   33
         Section 4.9  Right to Perform Obligation as to Impositions ......   34
         Section 4.10 Accounting Books and Records .......................   34
         Section 4.11 Annual Reports .....................................   36
         Section 4.12 Reports Related to a Reopening Notice ..............   36

ARTICLE 5 - CONSTRUCTION, USE AND MAINTENANCE OF AMPHITHEATER ............   36

         Section 5.1  Renovation of Amphitheater .........................   36
         Section 5.2  Permits and Costs ..................................   41
         Section 5.3  Access Improvements ................................   42
         Section 5.4  Depreciation and Removables ........................   42
         Section 5.5  Continuing Right of Tenant to Make Changes,
                      Alterations and Additions ..........................   42
         Section 5.6  Tenant's Indemnity .................................   42
         Section 5.7  Use of Amphitheater ................................   43
         Section 5.8  Compliance with Laws ...............................   43
         Section 5.9  Triple Net Lease ...................................   44
         Section 5.10 Operational Matters ................................   45
         Section 5.11 Non-Compete Covenants ..............................   51
         Section 5.12 Emission of Sound ..................................   53
         Section 5.13 Landlord Upgrades and Improvements .................   53

ARTICLE 6 - OTHER LANDLORD BENEFITS ......................................   54

         Section 6.1  Landlord Events ....................................   54
         Section 6.2  Landlord's Tickets to Tenant Events ................   59
         Section 6.3  Garden State Arts Center Foundation ................   60
         Section 6.4  Charitable Projects ................................   63
         Section 6.5  Landlord's Special Rights to Use of
                      Certain Personal Property ..........................   63
         Section 6.6  Agreement to Barter ................................   63
         Section 6.7  Space for Landlord on the Sponsor Towers
                      and in Program Book ................................   63

ARTICLE 7 - RESTRICTIVE COVENANTS ........................................   63

         Section 7.1  Restrictive Covenants ..............................   63
         Section 7.2  Restriction on Use of Parking Facilities ...........   64
         Section 7.3  Enforceability of Restrictive Covenants ............   64
         Section 7.4  Concessions ........................................   64
         Section 7.5  Continuation of Existing Uses ......................   65

ARTICLE 8 - PROVISIONS CONCERNING PARKING FACILITIES .....................   65

         Section 8.1  Joint Use of Existing Parking Facilities ...........   66
         Section 8.2  Maintenance of Existing Parking Facilities .........   67
         Section 8.3  Electrical Costs and Clean-Up of Parking Facilities    67
         Section 8.4  Use and Maintenance of the New Parking Facilities ..   68

ARTICLE 9 - INSURANCE AND INDEMNITY ......................................   69

         Section 9.1   Property Insurance ................................   69
         Section 9.2   Builder's Risk Insurance ..........................   69
         Section 9.3   Liability Insurance ...............................   70
         Section 9.7   Indemnity .........................................   71
         Section 9.8   Commercially Unavailable Insurance ................   71

ARTICLE 10 - ASSIGNMENT, SUBLETTING AND ENCUMBERING
             BY TENANT; MORTGAGEE MATTERS; GRANTING OF EASEMENTS .........   72

         Section 10.1  Assignment, Subletting and Encumbering by Tenant ..   72
         Section 10.2  [Intentionally Deleted.] ..........................   75
         Section 10.3  Qualified Mortgagee's Right to Perform Tenant's
                       Obligations .......................................   75
         Section 10.4  Acquisition of Tenant's Interest in the Leasehold
                       Estate ............................................   75
         Section 10.5  Further Assurances; Estoppel Certificate ..........   76
         Section 10.6  Granting of Easements .............................   77
         Section 10.7  [Intentionally Deleted.] ..........................   77
         Section 10.8  Qualified Mortgagee's Right to a New Lease ........   77
         Section 10.9  Concurrent Exercise of Rights .....................   78
         Section 10.10 Limitation on Modification of Lease ...............   79

ARTICLE 11 - LANDLORD'S REPRESENTATIONS, WARRANTIES AND
             COVENANTS ...................................................   79

         Section 11.1  Peaceful Possession ...............................   79
         Section 11.2  Organization ......................................   79
         Section 11.3  Binding Obligation ................................   79
         Section 11.4  Mortgage of Fee Estate ............................   79
         Section 11.5  Impositions .......................................   80
         Section 11.6  Financial Information .............................   80
         Section 11.7  Sale of Alcoholic Beverages .......................   80
         Section 11.8  Gift Certificates and Invite Backs ................   80
         Section 11.9  Indemnification ...................................   81
         Section 11.10 Environmental Indemnity ...........................   81

ARTICLE 12- TENANT'S REPRESENTATIONS, WARRANTIES AND COVENANTS ...........   81

         Section 12.1  Tenant's Representations, Warranties and Covenants    81
         Section 12.2  Representations, Warranties and Covenants of
                       Pavilion and Ardee ................................   87

ARTICLE 13 - DEFAULT AND REMEDIES ........................................   90

         Section 13.1 Event of Tenant Default ............................   90
         Section 13.2 Landlord Remedies ..................................   90
         Section 13.3 Failure to Perform other Obligations by Tenant......   91
         Section 13.4 Event of Landlord Default ..........................   92
         Section 13.5 Tenant's Remedies ..................................   93

ARTICLE 14 - CASUALTY AND CONDEMNATION

         Section 14.1 Casualty and Reconstruction ........................   93
         Section 14.2 Total and Partial Taking ...........................   95
         Section 14.3 Temporary Taking ...................................   95
         Section 14.4 No Waiver ..........................................   95

 ARTICLE 15 - MISCELLANEOUS ..............................................   96

         Section 15.1   Notices ..........................................   96
         Section 15.2   Modifications and Non-Waiver .....................   98
         Section 15.3   New Jersey Law ...................................   98
         Section 15.4   Unavoidable Delay ................................   98
         Section 15.5   Severability .....................................   99
         Section 15.6   Attorneys Fees ...................................   99
         Section 15.7   Surrender of Premises; Holding Over ..............   99
         Section 15.8   Relation of Parties ..............................   99
         Section 15.9   Non-Merger .......................................  100
         Section 15.10  Entireties .......................................  100
         Section 15.11  Successors and Assigns ...........................  100
         Section 15.12  Memorandum of Lease Agreement ....................  100
         Section 15.13  Arbitration for Small Financial Disputes .........  100
         Section 15.14. [Intentionally Deleted] ..........................  103
         Section 15.15. Brokerage Indemnity ..............................  103
         Section 15.16. Business Day .....................................  103
         Section 15.17. Interim Management Agreement .....................  103
         Section 15.18. Survival of Representations, Warranties
                        and Covenants ....................................  104

EXHIBITS:

         A-1  Entire Tract
         A-2  Amphitheater Tract
         A-3  Parking Tracts
         B    Permitted Encumbrances
         C    Description of Renovation Work

         D    Description of Final Plan
         E    Description of Access Improvements
         F    [Intentionally Deleted]
         G    [Intentionally Deleted]
         H-1  List of Retained Items from the Master List
         H-2  List of Personal Property Assigned to other Departments
         H-3  Retained Items from Exhibit H-2
         H-4  List of Unnumbered Items of Personal Property
         H-5  Retained Items from Exhibit H-4
         I    Schedule of Dollar Amounts in Definition of Contingent Rental
                 Amount as Adjusted for each Lease Year
         J    Tenant's Rules and Regulations for Third Party Promoters
         K    List of Invite Backs
         L    Form of Memorandum of Lease
         M    [Intentionally Deleted]
         N    Examples for Surcharge Revenue Provisions
         0    Two Year Statement of Revenues and Expenses
         P    Agreed-Upon Procedures
         Q    Alcohol Control Program
         R    [Intentionally Deleted]
         S    Indirect Cost Amount

                     LEASE AGREEMENT, EASEMENT AGREEMENT AND
                      DECLARATION OF RESTRICTIVE COVENANTS

      This LEASE AGREEMENT, EASEMENT AGREEMENT AND DECLARATION OF RESTRICTIVE COVENANTS ("Lease") is being executed this 10th day of January, 1997, but is entered into effective as of the 1st day of May, 1996 by and between NEW JERSEY HIGHWAY AUTHORITY and GSAC PARTNERS. For and in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                                    ARTICLE 1

                              DEFINITIONS AND USAGE

      Section 1.1 Defined Terms.

            (a) As used in this Lease, the following terms shall have the respective meanings indicated:

                  (1) "Access Easement" shall mean the non-exclusive easement created in favor of Tenant pursuant to the provisions of Section 2.3 hereof for the purpose of providing vehicular and pedestrian ingress and egress to, from, between and among the (i) Amphitheater Tract,
            (ii) the public rights of way abutting the boundaries of the Entire Tract and (iii) the Parking Facilities.

                  (2) "Access Improvements" shall mean any and all improvements, upgrades, alterations or other changes to offsite roads, streets, highways, exit ramps or other accessways serving the Amphitheater Tract as described on Exhibit "E" attached hereto or as may hereafter be required by any Governmental Authority as a condition to the issuance of any Required Permit.

                  (3) "Affiliate" shall mean, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. The term "control", (including with correlative meanings, the terms controlled by" and "under common control with") as used in the immediately preceding sentence, when used with respect to any specified Person means the power to direct the management and policies of such

            Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  (4) "Amphitheater" shall mean the outdoor entertainment
            facility located on the Amphitheater Tract. Specifically, the term "Amphitheater" shall include within its definition all buildings, fixtures, personal property (other than the Retained Personal Property) and other improvements which are currently located on the Amphitheater Tract and which may hereafter be constructed or placed on the Amphitheater Tract as a part of or related to such outdoor entertainment facility.

                  (5) "Amphitheater Season" shall mean the portion of each
            calendar year during the Term which is included between the period of time from May 1 to September 30 of such calendar year, being the contemplated portion of each calendar year during which the Amphitheater will be open for the presentation of events, performances and shows.

                  (6) "Amphitheater Tract" shall mean that portion of the Entire
            Tract on which the Amphitheater is located. The Amphitheater Tract is depicted on the plat attached hereto as Exhibit "A-2".

                  (7) "Ardee" shall mean Exit 116 Revisited, Inc., a New Jersey corporation, one of Tenant's general partners.

                  (8) "Artist Costs" shall mean, with respect to any Tenant
            Event, the total amount of appearance fees payable to the artists, entertainers or other performers appearing at such Tenant Event including, without limitation, (i) any minimum guaranteed fee payable to such artists, entertainers or performers, (ii) any fee payable pursuant to a "percentage" arrangement by which such artist, entertainer or performer is entitled to receive amounts in addition to the minimum guaranteed fee and (iii) any production expenses of the artists, entertainers or performers which are paid by Tenant, not subject to reimbursement and customarily shown on the "face page" of the artist contract.

                  (9) "Artist Share" shall mean, during any period of time, a fraction (stated as a percentage), the numerator of which shall be the total amount of Mist Costs for the Tenant Events presented during such period of time and the denominator of which shall be the total amount of Ticket Revenues for the Tenant Events presented during such period of time.

                  (10) "Buyout Amount" shall mean the monetary sum determined pursuant to the provisions of Section 3.4 hereof.

                  (11) "Civic/Charitable Event" shall mean any event, show,
            convocation, assembly or performance held or presented at the Amphitheater which is promoted or sponsored by, or held for the benefit of, a civic, community, educational, charitable, artistic or similar organization.

                  (12) "Club Show" shall mean any live entertainment event
            presented in an enclosed venue with a maximum capacity for 3500 people or less.

                  (13) "Commencement Date" shall mean the effective date of this
            Lease as indicated in the opening paragraph of this Lease.

                  (14) "Construction Budget" shall mean that certain budget of the Renovation Costs prepared by Tenant, dated November 19, 1996 and previously provided to Landlord.

                  (15) "Contingent Rental Amount" shall mean, for any Lease Year after the second Lease Year, the amount specified in the one subclause below which is applicable for such Lease Year based upon the specific amount of Gross Revenues received during such Lease
            Year:

                        (i) If the amount of Gross Revenues for such Lease Year
                  is less than or equal to $18,700,000, then the Contingent Rental Amount for such Lease Year shall be $0.00.

                        (ii) If the amount of Gross Revenues for such Lease Year
                  is greater than $18,700,000 but less than or equal to $21,300,000, then the Contingent Rental Amount for such Lease Year shall be equal to fifteen percent (15%) of the amount by which Gross Revenues for such Lease Year exceeds $18,700,000.

                        (iii) If the amount of Gross Revenues for such Lease
                  Year is greater than $21,300,000 but less than or equal to $23,900,000, then the Contingent Rental Amount for such Lease Year shall be equal to the sum of (A) five percent (5%) of the amount by which Gross Revenues for such Lease Year exceeds $21,300,000 plus (B) $390,000.

                        (iv) If the amount of Gross Revenues for such Lease Year
                  exceeds $23,900,000. then the Contingent Rental Amount for such Lease Year shall be equal to the sum of (A) ten percent (10%) of the amount by which Gross Revenues for such Lease Year exceeds $23,900,000 plus (B) $520,000.

            The dollar amounts included above in the definition of Contingent Rental Amount shall each be increased annually by two percent (2%) (compounded) commencing with the fourth Lease Year, as reflected on Exhibit "I" attached hereto.

                  (16) "Employee" shall mean, (A) when used in conjunction with the Amphitheater, (i) any and all executive personnel, of Tenant or Tenant's general partners, (ii) all employees, agents, contractors, concessionaires and all other employees and personnel under the direction of Tenant, and (iii) Tenant's contractors or Tenant's concessionaires who perform duties or services related to the development, construction, use, management, operation or maintenance of the Amphitheater (including artists, entertainers and performers appearing at the Amphitheater and their staff) and all employees, agents or other personnel under the direction of such contractors or concessionaires and (B) when used in conjunction with the Park Operations, any and all executive personnel of Landlord and all employees, agents, contractors, concessionaires and all other employees and personnel under the direction of Landlord, Landlord's contractors or Landlord's concessionaires who perform duties or services related to the use, management, operation or maintenance of the Park Operations.

                  (17) "Entire Tract" shall collectively mean the Park Tract, the Amphitheater Tract and the Parking Tracts. The Entire Tract is depicted on the plat attached hereto as Exhibit "A-1".

                  (18) "Event of Landlord Default" shall mean the happening or occurrence of any event or circumstance described in Section 13.4 hereof.

                  (19) "Event of Tenant Default" shall mean the happening or occurrence of any event or circumstance described in Section 13.1 hereof.

                  (20) "Existing Parking Facilities" shall mean that portion of the Parking Facilities which are in existence as of the Commencement Date.

                  (21) "Final Plan" shall mean the documents listed on Exhibit
            "0" attached hereto, as such list may hereafter be supplemented or amended by agreement between Landlord and Tenant in accordance with, and as contemplated by, the provisions thereof.

                  (22) "Fully Restricted Facility" shall mean any amphitheater, bowl, Greenfield or other outdoor or open-air venue at which live entertainment events may be presented (other than sports stadiums with a capacity for 45,000 persons or more).

                  (23) "Governmental Authority" shall mean any and all courts, boards, agencies, commissions, offices or authorities of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

                  (24) "Greenfield" shall mean any open-air venue at which live entertainment events may be presented and which does not have fixed seating, a permanent stagehouse or other substantial improvements or fixtures of any type.

                  (25) "Gross Revenues" shall mean all revenues of any kind
            earned or received by, or otherwise belonging to, Tenant or Tenant's contractors, concessionaires (including concessionaires of subtenants, licensees or sublicensees), agents, subtenants, licensees, sublicensees or assigns (as determined on an accrual basis consistently applied) from customers, guests, licensees, invitees, sponsors, ticketing companies or other persons arising out of or derived from the use, occupancy or operation of the Amphitheater (or any part thereof) or the Parking Tracts pursuant to this Lease, including, without limitation, and by way of example, ticket sales, ticket rebates from ticketing agents, parking revenue, merchandising revenue, food and beverage revenue, sponsorship revenue, playbill revenue and media revenue. Gross Revenues shall not be reduced by any amounts or fees payable to credit card companies. Gross Revenue shall not include any of the following items:

                              (i) revenues received or collected on account of
                  New Jersey State sales tax or any other tax on sales;

                              (ii) revenues belonging to Landlord which are
                  attributable to or derived from Landlord Events;

                              (iii) the value of free tickets issued to Landlord
                  pursuant to Section 6.2(a) hereof or otherwise;

                              (iv) any revenues contributed to the GSACF
                  pursuant to the provisions of Section 6.3 hereof;

                              (v) proceeds of loans, borrowings, financings, or
                  other similar arrangements which require subsequent repayment of such proceeds;

                              (vi) (except as provided to the contrary in
                  Section 5.10(f) hereof) sublease rental revenue received by Tenant in connection with a sublease of the Amphitheater to a subtenant presenting an event at the Amphitheater for which a cost of admission is charged to the Patrons attending such event (it being agreed that the revenues and receipts of such subtenant and such subtenant's concessionaires with respect to its event at the Amphitheater shall be included in "Gross Revenues" for purposes of this Lease);

                              (vii) reimbursement of operating expenses from a
                  subtenant presenting an event at the Amphitheater;

                              (viii) grants, advances, commissions, royalties,
                  fees or other amounts paid to, or for the benefit of, Tenant by any concessionaire, licensee or sublicensee in exchange for the right to operate a concession business at the Amphitheater or on the Parking Tracts (it being agreed that, since the gross revenues and receipts of such concessionaire, licensee or sublicensee from the operation of any such concession or licensed business are included in "Gross Revenues", such gross revenues and receipts shall be the measure of "Gross Revenues" for purposes of this Lease with respect to such concession or licensed business);

                              (ix) sponsorship fees attributable to the
                  commercial right to name the Amphitheater (provided that Landlord has received a portion of such sponsorship fees pursuant to an arrangement acceptable to it);

                              (x) insurance proceeds, condemnation proceeds and
                  casualty and condemnation loss settlements;

                              (xi) refunds, abatements or adjustments of
                  Impositions (provided that, to the extent such Impositions were based on income or revenue, such income or revenue was previously included in Gross Revenues for the years to which such Impositions relate);

                              (xii) receipts attributable to returned tickets,
                  merchandise or other items to the extent of the amount refunded

                  (provided that revenues attributable to the resale of any such returned tickets, merchandise or other items shall be included within "Gross Revenues" for purposes of this Lease);

                              (xiii) the value of complimentary tickets for
                  which no good, service or other benefit (other than the mere benefit of an additional attendee) is received in return (with the specific understanding that (A) tickets given to radio stations for "promotional give-aways" shall be deemed to be complimentary tickets for which no good, service or other benefit is received in return and (B) Tenant shall provide prior notice to Landlord before "papering" a Tenant Event);

                              (xiv) the value of complimentary tickets issued to
                  sponsors in connection with, or as a part of, the overall sponsorship arrangement with such sponsor (provided that the value of all goods, services and other benefits received from the sponsor as a part of any sponsorship arrangement shall be included in "Gross Revenues" for purposes of this Lease); and

                              (xv) service charges or similar charges added to
                  the price of tickets by the Tenant's computerized ticketing agent to the extent that the revenue attributable to such charge is retained by such computerized ticketing agent.

            Any up-front, lump sum payment received from a sponsor (except as provided in clause (ix) of the immediately preceding sentence) which relates to a multi-year agreement shall be deemed received in equal annual parts over the term of such agreement for purposes of calculating the amount of Gross Revenues for each Lease Year during the term of such agreement. If any amount is included in Gross Revenues during any Lease Year by reason of it having "accrued" during that Lease Year and if that amount is not subsequently received as originally expected, then Tenant may take a deduction against Gross Revenues in that amount in the Lease Year that it is determined that such amount will not be received.

                  (26) "GSACF" shall mean the Garden State Arts Center
            Foundation.

                  (27) "Hazardous Substances" shall mean any hazardous or toxic substance or contaminated material including, without limitation, asbestos, oil and petroleum products and those substances within the scope of all federal, state and local environmental laws and ordinances, including the Resource Conservation and Recovery Act, as amended, the Comprehen-sive Environmental Response, Compensation and Liability Act, as amended and the Superfund Amendment and Reauthorization Act of 1986, as amended.

                  (28) "Hard Date" shall have the meaning assigned to it
            pursuant to the provisions of Section 3.2(c) hereof.

                  (29) "Impositions" shall mean all real estate taxes,
            assessments, excises and levies, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever, which shall or may during the Term be assessed, levied, charged, confirmed or imposed by any public authority from time to time during the Term (together with any interest and penalties thereon).

                  (30) "Insolvent" shall mean the occurrence or happening of any one or more of the following events with respect to Tenant:

                        (i) the commencement of a voluntary case under Title 11
                  of the United States Code ("Title 11") as from time to time in effect, or Tenant authorizing, by appropriate proceedings of trustees or other governing body, the commencement of such a voluntary case;

                        (ii) Tenant filing an answer or other pleading admitting
                  or failing to deny the material allegations of a petition filed against it commencing an involuntary case under Title 11, or seeking, consenting to or acquiescing in the relief therein provided, or by its failing to controvert, in a timely manner, the material allegations of any such petition;

                        (iii) the filing of an action for relief in any
                  involuntary case under Title 11 against Tenant, which action is neither stayed nor dismissed within sixty (60) days after its filing;

                        (iv) Tenant seeking relief as a debtor under any
                  applicable law, other than Title 11, in any jurisdiction, which law relates to the liquidation or reorganization of debtors or to the modification or alteration of the rights of creditors, or by its consenting to or acquiescing in such relief;

                        (v) the entry of an order by a court of competent
                  jurisdiction (1) finding Tenant to be bankrupt or insolvent,
                  (2) ordering or approving Tenant's liquidation, reorganization or any modification or alteration of the rights of its creditors, or (3) assuming custody of, or appointing a receiver or other custodian for, all or a substantial part of Tenant's property; or

                        (vi) Tenant making an assignment for the benefit of, or
                  entering into a composition with, its creditors, or appointing or consenting to the appointment of a receiver or other custodian for all or a substantial part of its property; or

                        (vii) The suspension or discontinuance of the business
                  of Tenant.

                  (31) "Landlord" shall mean New Jersey Highway Authority, a body corporate and politic created and existing under and by virtue of the New Jersey Highway Authority Act, as amended, and any successor thereto.

                  (32) "Landlord Land" shall collectively mean the Park Tract and the Parking Tracts.

                  (33) "Landlord Events" shall mean the events, shows, festivals or performances presented by Landlord at the Amphitheater pursuant to the rights and provisions contained in Section 6.1 hereof.

                  (34) "Lease Year" shall mean any one of the fiscal years
            during the Term. The first Lease Year shall begin on the Commencement Date and end on October 31, 1996. The second Lease Year shall begin on November 1, 1996 and shall end on October 31, 1997. Each subsequent Lease Year shall begin and end on the same dates as the second Lease Year but in subsequent calendar years.

                  (35) "Legal Requirements" shall mean (i) any and all present and future judicial decisions, statutes, rulings, rules, regulations, permits, certificates or ordinances of any Governmental Authority in any way applicable to the Entire Tract or any business or activity operated on any part thereof, including the construction, ownership, use, occupancy, possession, operation, maintenance, alteration, repair or reconstruction of the Amphitheater and (ii) any and all terms, provisions, agreements or restrictions created or imposed pursuant to any lease, contract, instrument or restrictive covenants or other documents applicable to and enforceable against the Entire Tract or the owner or operator of any business or activity conducted on any part thereof.

                  (36) "Master List" shall have the meaning assigned to it
            pursuant to the provisions of Section 2.6(a) hereof.

                  (37) "Minimum Capacity Requirements" shall mean seating
            capacity at the Amphitheater which satisfies both of the following:

                        (i) Covered seating for no less than 6,400 persons; and

                        (ii) A total seating capacity (including lawn seating
                  without cover) for no less than 17,100 persons.

                  (38) "Minimum Fixed Rental Amount" shall mean $1,650,000. If the total paid attendance at Tenant Events exceeds 1,620,000 cumulatively during the third, fourth and fifth Lease Years, then the Minimum Fixed Rental Amount shall be increased to $1,700,000 commencing in the sixth Lease Year.

                  (39) "Minimum Percentage Rental Amount" shall mean, for any
            Lease Year, 8.376% of the amount of Gross Revenues for such Lease Year.

                  (40) "Minimum Rental Amount" shall mean, for any Lease Year, the greater of (i) the Minimum Fixed Rental Amount or (ii) the Minimum Percentage Rental Amount for such Lease Year.

                  (41) "Mortgage" shall mean any enforceable deed of trust,
            mortgage, security agreement, collateral assignment or other lien that Tenant may hereafter affix or impose, during the Term, against all or any portion of the rights, interests and estates created hereunder in favor of Tenant, including, without limitation, the leasehold estate created by this Lease to secure the payment and performance of any valid and legally binding obligation to the Mortgagee or other secured party under such deed of trust, mortgage, security agreement or collateral assignment.

                  (42) "Mortgagee" shall mean the owner of any indebtedness or obligation secured by any Mortgage.

                  (43) "New Lease Notice" shall have the meaning assigned to it pursuant to the provisions of Section 10.8 hereof.

                  (44) "New Parking Facilities" shall mean that portion of the
            Parking Facilities which are constructed by Tenant after the Commencement Date.

                  (45) "Non-Termination Event of Default" shall have the meaning assigned to it pursuant to the provisions of Section 13.3 hereof.

                  (46) "Obligations" shall mean, when used with respect to a party hereto, any and all of the covenants, warranties, representations and other obligations made or undertaken by such party to the other party hereto pursuant to the provisions hereof.

                  (47) "Opening Date" shall mean the date upon which the first public performance is presented at the Amphitheater after completion of the Renovation Work.

                  (48) "Park Operations" shall collectively refer to the
            operations and businesses conducted on the Park Tract including, without limitation, (i) the operation and use of the Meyner Reception Center and Celebrity House, (ii) the operation and use of the New Jersey Vietnam Veterans' Memorial and the New Jersey Vietnam Veterans Memorial Education Center and (iii) the operation and use of the Telegraph Hill Nature Area.

                  (49) "Park Tract" shall mean all of the Entire Tract other than the Amphitheater Tract and the Parking Tracts.

                  (50) "Parking Facilities" shall mean the parking facilities, roadways, walkways and other accessways currently located, or hereafter constructed in accordance with the provisions of this Lease, on the Parking Tracts.

                  (51) "Parking License" shall mean the non-exclusive easements, rights and licenses granted to Tenant in and to the Parking Facilities pursuant to the provisions of Section 2.2 hereof.

                  (52) "Parking Tracts" shall mean (i) those tracts or parcels of land which are a part of the Entire Tract and which are depicted on the plat attached hereto as Exhibit "A-3", (ii) any other tract or parcel of land located within the Entire Tract on which any Parking Facilities may hereafter be constructed by Tenant with the prior consent of Landlord in order to provide sufficient on-site Parking Facilities for the use and operation of the Amphitheater and
            (iii) the roadways, walkways and other accessways which provide vehicular or pedestrian access to, from and between the parking lots, the Amphitheater and public rights of way (including, without limitation, the circular road around the perimeter of the Amphitheater and the parking lot adjacent to the Amphitheater).

                  (53) "Partially Restricted Facility" shall mean any arena, auditorium, building, hall, stadium or other enclosed venue at which live entertainment events may be presented (other than Fully Restricted Facilities).

                  (54) "Patron" shall mean, (i) when used in conjunction with the Amphitheater, any person holding a ticket for a particular performance or show to be held or presented at the Amphitheater on the date of such performance or show and (ii) when used in conjunction with the Park Operations, any person who may, at any time, be present on the Park Tract to engage in any activity permitted on the Park Tract.

                  (55) "Pavilion" shall mean Pavilion Partners, a Delaware
            general partnership, one of Tenant's general partners.

                  (56) "Permitted Encumbrances" shall mean the outstanding
            liens, easements, building lines, restrictions, security interests and other matters (if any) as reflected on Exhibit "B" attached hereto.

                  (57) "Permitted Rate" shall mean the lesser of (i) the prime rate of interest charged from time to time by large U.S. money center banks plus two percent (2%) per annum or (ii) the maximum non-usurious interest rate permitted by applicable law from time to time in effect.

                  (58) "Person" shall mean any individual, corporation,
            partnership, business trust, business association, governmental entity, governmental authority or other legal entity.

                  (59) "Pre-Approved D/S Parties" shall mean Ron Delsener and
            Mitch Slater.

                  (60) "Pre-Approved Manager" shall mean any one or more of (a)
            PACE Entertainment Corporation or any of its direct or indirect wholly-owned subsidiaries, (b) any Pre-Approved D/S Party or any direct or indirect wholly-owned subsidiary of a Pre-Approved D/S Party or (c). any corporation, partnership, limited liability company or other entity with respect to which one or both of PACE Entertainment Corporation and a Pre-Approved D/S Party possesses, directly or indirectly, no less than 50% of (x) the power to direct or cause the direction of the management or policies of such corporation, partnership, limited liability company or other entity as it relates to the operation and management of the Amphitheater (whether through the ownership of voting equity, by contract or otherwise) and (y) the authority to oversee, and the responsibility for overseeing, the day-to-day business operations of such corporation, partnership, limited liability company or other entity.

                  (61) "Pre-Approved Mortgagee" shall mean anyone or more of the
            Pre-Approved Parents or any direct or indirect wholly-owned subsidiary of any of the Pre-Approved Parents.

                  (62) "Pre-Approved Parents" shall mean PACE Entertainment
            Corporation, Viacom Inc. and Sony Corporation. If any of the Pre-Approved Parents, other than PACE Entertainment Corporation, should, at any time hereafter, transfer (by stock or asset sale, merger or otherwise) a significant operating subsidiary or division (which includes within 1t such Pre-Approved Parent's indirect interest in the Tenant) to a Person ("Acquiring Person") not controlled by such Pre-Approved Parent, then the ultimate parent entity of the Acquiring Person shall be a Pre-Approved Parent for purposes hereof if the transferring Pre-Approved Parent's indirect interest in the Tenant represents less than ten percent (10%) of the total value of the operating subsidiary or division being transferred.

      [The remainder of this page is intentionally blank.]
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//

                  (63) "Premises" shall mean the rights, properties and
            interests of Landlord being leased and demised hereby as more fully described in Section 2.1 hereof, subject to the rights, properties and interests granted to or reserved by Landlord pursuant to the terms hereof.

                  (64) "Qualified Mortgage" shall mean a Mortgage in favor of a
            Pre-Approved Mortgagee which contains (A) a requirement that the mortgagee must provide to Landlord notice of the institution of a foreclosure proceeding and the opportunity during the period expiring thirty (30) days after the delivery of said notice to purchase and acquire said Mortgage and the indebtedness secured by said Mortgage at par value plus all accrued unpaid interest and uncollected fees and other amounts due and payable pursuant to such Mortgage, or at such lesser amount as may be mutually agreed by the parties, as a condition precedent to the right of such mortgagee conducting a public foreclosure sale under such Mortgage (although institution of the foreclosure proceeding, as opposed to the conducting of the actual foreclosure sale, may take place during such thirty day period), (B) an express agreement by the Mortgagee that insurance proceeds payable under, or in respect of, any policy of insurance covering losses to property (real or personal) shall be adjusted, paid and applied in accordance with Articles 9 and 14 of this Lease. (C) a provision that the indebtedness secured by such Mortgage may not be assigned to a Person other than a Pre-Approved Mortgagee without Landlord's consent (such consent not to be unreasonably withheld, conditioned or delayed) and (D) a provision that the indebtedness secured by such Mortgage shall be limited solely and exclusively to (i) loans ("Renovation Loans") extended for the sole purpose of funding Renovation Costs (and any renewals, extensions, replacements or consolidations, but not enlargements or other increases, of such loans) or (ii) indemnity obligations in favor of guarantors of a Renovation Loan; provided, however, (x) in no event may a Qualified Mortgage secure principal indebtedness in an amount that is greater than an amount which will cause the total amount of principal indebtedness secured by all then existing Qualified Mortgages, including such Qualified Mortgage, to exceed the lesser of the aggregate amount of Renovation Costs financed with Renovation Loans or $9,275,000 without the prior written consent of Landlord and (y) the Renovation Loan related to such Qualified Mortgage must provide, by its own terms, that interest accruing thereon is payable no less frequently than annually. A Qualified Mortgage may not contain any provision or requirement that creates or, with the giving of notice or passage of time (or both), would create an Event of Tenant Default or a Non-Termination Event of Default under this Lease.

                  (65) "Qualified Mortgagee" shall mean the mortgagee or
            mortgagees under or pursuant to a Qualified Mortgage.

                  (66) "Renovation Costs" shall mean all of the costs and other expenses incurred by Tenant in connection with the design, planning, preparation, commencement, carrying out and completion of the Renovation Work which costs and other expenses are of the type set forth in the Construction Budget and, where specific items are identified in the Construction Budget, are for such items or functionally equivalent items; provided, however, costs related to the negotiation, documentation or finalization of (x) the contractual and business arrangement between Landlord and Tenant (including, without limitation, costs associated with Tenant's proposal to enter into this Lease, to the extent such costs would not otherwise have been necessary or required to perform the Renovation Work) or (y) the contractual and business arrangement between Ardee and Pavilion shall not be included as "Renovation Costs".

                  (67) "Renovation Work" shall mean such renovation,
            rehabilitation, construction and upgrade activities at the Amphitheater as more fully described on Exhibit "C" attached hereto, to be performed in accordance with the Final Plan, as such Final Plan may hereafter be modified pursuant to the requirements of any Governmental Authority as a condition to the issuance of any Required Permit.

                  (68) "Rent" shall mean all amounts of any kind required to be paid by Tenant under the terms of this Lease including, without limitation, the Minimum Rental Amount, the Contingent Rental Amount, all amounts reimbursable to Landlord as a result of the payment or performance by Landlord of any of Tenant's Obligations, attorneys' fees and other costs and expenses incurred by Landlord arising out of the enforcement of the provisions of this Lease to the extent reimbursable by Tenant pursuant to the provisions of this Lease, late payment fees and interest that accrues on any of the foregoing.

                  (69) "Required Permits" shall mean all permits and
            authorizations which are required to be obtained pursuant to any applicable Legal Requirement for proper authorization to (i) commence and complete the Renovation Work and (ii) thereafter use the Amphitheater. Required Permits shall include all required building permits, grading permits, indirect source permits, special use permits, New Jersey Highway Authority Construction Permits, zoning or variance orders and necessary agreements from Governmental Authorities.

                  (70) "Restricted Area" shall mean all of the State of New
            Jersey except for (i) the Counties of Camden, Gloucester, Salem and Cumberland and (ii) the portion of Burlington County which lies west of Highway 206.

                  (71) "Restrictive Covenants" shall mean the restrictive
            covenants imposed on the activities of owners or operators of the Landlord Land pursuant to the provisions of Article 7 hereof.

                  (72) "Retained Personal Property" shall have the meaning
            assigned to it pursuant to the provisions of Section 2.6(b) hereof.

                  (73) "Show Hours" shall mean, on the days for which a
            performance or event is scheduled to be held or presented at the Amphitheater, those hours of the day beginning four hours prior to the scheduled time for commencement of such performance or event and ending four hours after the conclusion of such performance or event

                  (74) "Tenant" shall mean GSAC Partners, a Delaware general partnership whose sole general partners are Pavilion and Ardee.

                  (75) "Tenant Events" shall mean all events, performances or shows presented at the Amphitheater other than Landlord Events.

                  (76) "Tenant Revenues" shall mean that portion of Gross
            Revenues which is actually received by Tenant The portion of Gross Revenues which is received by any of Tenant's contractors. concessionaires (including concessionaires of subtenants, licensees or sublicensees), agents, subtenants, licensees, sublicensees or assigns shall not be included within the term "Tenant Revenues".

                  (77) "Term" shall mean the term of this Lease as described in
            Section 3.1 hereof.

                  (78) "Ticket Revenues" shall mean, with respect to any Tenant
            Event, the gross proceeds received from the sale of tickets to such Tenant Event, net of any sales or similar taxes. Ticket Revenues shall not include any of the following items:

                        (i) the Value of complimentary tickets for which no
                  good, service or other benefit is received in return (with the specific understanding that (A) tickets given to radio stations for "promotional give-aways" shall be deemed to be complimentary tickets for which no good, service or other benefit is received in return and (B) Tenant shall provide prior notice to Landlord before "papering" a Tenant Event);

                        (ii) the value of complimentary tickets issued to
                  sponsors in connection with, or as a part of, the overall sponsorship arrangement with such sponsor;

                        (iii) service charges or similar charges added to the
                  price of tickets by the Tenant's computerized ticketing agent to the extent that the revenue attributable to such charge is retained by such computerized ticketing agent;

                        (iv) the amounts included in the price of a ticket which
                  the artists, entertainers or other performers appearing at Tenant Events do not include in "revenues" for purposes of determining whether such artists, entertainers or other performers are entitled to their respective "percentage" fee (such as, the facility fee, parking charges, and service/handling charges); and

                        (v) the revenues received from the sale of the 160 box
                  seats at the Facility (other than the Foundation Seats) to the extent that the tickets for such seats are not "manifested".

            Except as expressly indicated in clause (v) above, revenues received from the sale of all other "non-manifested" tickets shall be included in "Ticket Revenues" for purposes of this definition. In addition, to avoid any ambiguity, uncertainty or doubt, the provisions of this definition shall not impact, alter, amend or modify any of the provisions of the defined term "Gross Revenues" as defined elsewhere herein.

                  (79) "Total Renovation Cost" shall mean the total amount of
            Renovation Costs incurred and paid by Tenant, including amounts paid and incurred pursuant to Section 5.1 (a)(3) hereof but excluding any amounts which may be reimbursed to Tenant by Landlord pursuant to any provision of this Lease.

                  (80) "Touring Act" shall mean, as of any time, a performer, entertainer, musician, comedian, actor or any group of the foregoing which have been, during the immediately preceding 24 month period, or are currently, for the next 12 month period, booked or scheduled to appear or perform five or more dates or shows as a "headliner at performance facilities with capacities for 8,000 or more people.

                  (81) "Utility Easement" shall mean the non-exclusive easement granted to Tenant pursuant to the provisions of Section 2.4 hereof for purposes of installing, constructing, laying, operating, maintaining, repairing, removing, demolishing and reconstructing Utility Lines across the Landlord Land in order to provide utility services to the Amphitheater Tract.

                  (82) "Utility Lines" shall mean all such pipes, wires,
            conduits, equipment, apparatus and facilities as shall be necessary or appropriate for the provision of utility services to the Amphitheater Tract.

            (b) All financial or accounting terms used in this Lease, which are not otherwise defined herein, such as "net income", "net loss", "revenues", "depreciation" and "amortization", shall have the meanings given to them pursuant to generally accepted accounting principles ("GAAP").

      Section 1.2 Number and Gender Captions; References. Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and section headings in this Lease are for convenience of reference and shall not affect the construction or interpretation of this Lease. Whenever the terms "hereof', "hereby", "herein", or words of similar import are used in this Lease, they shall be construed as referring to this Lease in its entirety rather than to a particular section or provision, unless the context specifically indicates to the contrary. Any reference to a particular "Article" or "Section" shall be construed as referring to the indicated article or section of this Lease.

                                    ARTICLE 2

                            GRANT OF LEASE RIGHTS AND
                                 EASEMENT RIGHTS

      Section 2.1 Premises Leased. On and subject to the terms hereof, Landlord does hereby lease unto Tenant, and Tenant does hereby rent and lease from Landlord, the following described property:

            (a) all of the Amphitheater Tract;

            (b) all improvements now or hereafter located on the Amphitheater Tract, including the Amphitheater; and

            (c) all vertical and subterranean rights, presently existing or hereafter arising, appurtenant to the Amphitheater Tract, and all interests in and to the streets or alleyways in or contiguous thereto owned or claimed by Landlord or in which Landlord has any right, title or interest.

      Section 2.2 Parking Facilities. On and subject to the terms hereof, Landlord does hereby GRANT and CONVEY unto Tenant a non-exclusive easement, right and license ("Parking License") during the Term to use the Parking Tracts for purposes of parking the vehicles of all Employees and Patrons of the Amphitheater.

      Section 2.3 Access Easement On and subject to the terms hereof, Landlord does hereby GRANT and CONVEY unto Tenant a non-exclusive easement during the Term on, over and across the Landlord Land ("Access Easement") for the purpose of providing vehicular and pedestrian ingress and egress to, from, between and among the (i) Amphitheater Tract, (ii) the public rights of way abutting the boundaries of the Entire Tract and (iii) the Parking Facilities, on and subject to the following terms, provisions and conditions:

            (a) Use of the Access Easement shall be limited to the current location of the existing roads, ramps, drives, stairways, bridges, curb-cuts, walkways and passages as are currently constructed and located on the Landlord Land.

            (b) The Access Easement shall be usable by all Employees and Patrons of the Amphitheater.

            (c) Except as contemplated in connection with the installation or construction of the Access Improvements, Landlord may not relocate, remove or otherwise alter any existing road, ramp, drive, stairway, bridge, curb-cut, walkway or passage currently located on the Landlord Land unless and until substitute access facilities have been constructed and provided for the use of the Patrons and Employees of the Amphitheater which provide pedestrian and vehicular access to. from, between and among the (i) the Amphitheater Tract, (ii) the public rights of way abutting the boundaries of the Entire Tract and (iii) the Parking Facilities in substantially the same manner, scope, location and quality as is currently provided.

      Section 2.4 Utility Easement. On and subject to the terms hereof, Landlord does hereby GRANT and CONVEY unto Tenant during the Term a non-exclusive easement over, across, on and under the Landlord Land ("Utility Easement") for the purpose of establishing, installing, constructing, laying, operating, maintaining, repairing, removing, demolishing and reconstructing all such pipes, wires, conduits, equipment, apparatus and facilities (collectively, "Utility Lines") as shall be necessary or appropriate for the provision of utility services to the Amphitheater Tract or any portion thereof, including, but not limited to, water, electricity, natural gas, telephone, sanitary sewer and storm sewer. The Utility Easement shall be governed by the following terms, conditions and provisions:

            (a) Tenant shall utilize the Utility Easement 1n such locations and places over, across, on and under the Landlord Land so as to reasonably
      (i) minimize
      interference with the current use of the Landlord Land and (ii) maintain the existing aesthetic values associated with the Landlord Land and the Amphitheater Tract.

            (b) Except in the case of an emergency repair, prior to installing, constructing, laying or repairing any Utility Lines on, over, across or under the Landlord Land, Tenant shall provide thirty (30) days prior written notice thereof to Landlord. Landlord shall have the right to review the plans for the proposed installation or repair and consent or withhold consent based on such review; provided, however, that such consent shall not be unreasonably withheld or delayed.

            (c) The location of the Utility Easement shall be limited to the (i) specific location at which the existing Utility Lines serving the Amphitheater run on, over, under or across the Landlord Land and (ii) during the period of any installation, maintenance, repair, removal or reconstruction of any Utility Lines only, such space immediately adjacent to such existing Utility Lines as may be necessary for Tenant to install, construct, lay, maintain, repair, remove, demolish or reconstruct such Utility Lines.

            (d) During the Term, the Utility Easement, or any portion thereof, shall be assignable by Tenant separate and apart from the other rights, easements, licenses, interests and estates created pursuant to this Lease, to any third party utility provider.

      Section 2.5 Habendum. TO HAVE AND TO HOLD the Premises, the Parking License, the Access Easement and the Utility Easement together with all and singular the rights, privileges, and appurtenances thereunto attaching or in anywise belonging, unto Tenant and its successors and assigns, for the Term.

      Section 2.6 Retained Personal Property. In regard to the personal property currently located at the Amphitheater as of the Commencement Date, the parties agree as follows:

            (a) A complete and accurate list of the existing personal property located at the Amphitheater as of the Commencement Date is contained in
      (i) a computer generated list ("Master List") dated January 24, 1996 and entitled "Property Control - NJHA" which is not attached to this Lease but a copy of which has been provided to Tenant, (ii) Exhibit "H-2" attached to this Lease which contains a list of items located at the Amphitheater but which have been previously assigned to other departments/divisions and
      (iii) Exhibit "H-4" which contains a listing of unnumbered items located at the Amphitheater.

            (b) Of the personal property located at the Amphitheater as of the Commencement Date, as referenced in Section 2.6(a) hereof, the parties hereby agree, recognize, stipulate and acknowledge that Landlord retains ownership, control and possession of the following items of personal property ("Retained Personal Property"):

                  (1) The items listed on Exhibit "H-1" attached hereto which contains a list of those items being retained from the Master List.

                  (2) Those items listed on Exhibit "H-3" attached hereto which contains a list of those items being retained from the items listed on Exhibit "H-2" attached hereto.

                  (3) Those items listed on Exhibit "H-5" attached hereto which contains a list of those items being retained from the items listed on Exhibit "H-4" attached hereto.

                                    ARTICLE 3

                                  TERM OF LEASE

      Section 3.1 Term of Lease. The term of this Lease shall begin on the Commencement Date and end on October 31, 2017, the last day of the twenty-second Lease Year, or such earlier date as may be provided for herein as a result of an earlier termination of this Lease pursuant to the terms and provisions hereof (the "Term").

      Section 3.2 Landlord's Early Termination Option. The Landlord shall have the right and option (the "Special Termination Option") to terminate this Lease in accordance with, and subject to, the following terms, provisions and conditions:

            (a) Notice of Exercise. In order to validly exercise the Special Termination Option, the Landlord must provide written notice to the Tenant of its exercise of the Special Termination Option at least thirty (30) days before, but no more than ninety (90) days before, the end of the fifth Lease Year or the tenth Lease Year.

            (b) Standard for Valid Exercise. Landlord shall not have the right to exercise the Special Termination Option for financial or economic purposes. To validly exercise the Special Termination Option, Landlord shall be required to demonstrate that during the portion of the Term through the date on which the Special Termination Option is being exercised, there has been a pattern of Non-Termination Events of Default which were under the control of Tenant and which were, by their nature, curable. If, following an exercise of Special Termination

      Option by Landlord, Tenant does not believe that Landlord has the right to validly exercise the Special Termination Option in accordance with the standard set forth in the immediately preceding sentence, then Tenant may commence an arbitration proceeding to be conducted in accordance with the provisions of Section 3.3 hereof for a binding determination as to whether Landlord has the right to validly exercise the Special Termination Option by providing written notice to Landlord of Tenant's election to commence such arbitration proceeding within thirty (30) days after receipt of a notice provided pursuant to Section 3.2(a) hereof from Landlord purporting to exercise the Special Termination Option.

            (c) Obligation to Pay Buyout Amount. If the Landlord validly elects to terminate this Lease pursuant to the Special Termination Option, then, subject to the subsequent provisions hereof, the Landlord shall be obligated to pay to the Tenant, in immediately available funds, a lump sum cash payment in an amount equal to the Buyout Amount on the later to occur of (i) ninety (90) days after the date on which the Buyout Amount for such exercise of the Special Termination Option is fully and finally determined in accordance with the provisions of Section 3.4 hereof or (ii) the effective date of the termination of this Lease pursuant to such exercise of the Special Termination Option (as determined pursuant to Section 3.2(d) hereof). Notwithstanding the foregoing, Landlord shall have the right and option, exercisable in its sole discretion, to withdraw its exercise of the Special Termination Option by providing written notice of such withdrawal of the exercise of the Special Termination Option to Tenant on or before the date ("Hard Date") which is thirty (30) days after the date on which the Buyout Amount for such exercise of the Special Option is fully and finally determined pursuant to the provisions of
      Section 3.4 hereof. If Landlord should withdraw its exercise of the Special Termination Option pursuant to the right created in the immediately preceding sentence, then Landlord shall be obligated, notwithstanding any contrary provision contained herein, to pay and reimburse the out-of-pocket costs incurred or paid by Tenant in connection with the disputes and proceedings arising out of or relating to the exercise of the Special Termination Option or the determination of the Buyout Amount following the exercise of such Special Termination Option (including, without limitation, attorneys' fees, court costs and arbitration costs paid or incurred by Tenant).

            (d) Effective Date of Termination. The effective date of the termination of this Lease pursuant to a valid exercise of the Special Termination Option shall be determined in accordance with the following provisions:

                  (1) If the Hard Date with respect to such exercise of the
            Special Termination Option occurs within ninety (90) days following the end of a Lease Year, then the effective date of the termination of this Lease as a result of the exercise of such Special Termination Option shall be deemed to be the last day of such Lease Year.

                  (2) If the Hard Date with respect to such exercise of the
            Special Termination Option occurs at any other time, then the effective date of the termination of this Lease as a result of the exercise of such Special Termination Option shall be the last day of the Lease Year in which such Hard Date occurs.

      Section 3.3 Arbitration for Validity of Exercise of Special Termination Option. If Tenant provides a written notice to Landlord pursuant to Section 3.2(b) that it wishes to challenge the validity of an exercise of the Special Termination Option, then a binding arbitration procedure shall be commenced for the purpose of determining whether the standards specified in Section 3.2(b) have been met to permit a valid exercise of the Special Termination Option by Landlord in accordance with the following provisions:

            (a) Within thirty (30) days after the provision of Tenant's notice to Landlord pursuant to Section 3.2(b) hereof of its decision to implement such arbitration procedure, each of Landlord and Tenant shall select a Qualified Retired Judge (herein defined) to serve as one of the three arbitrators in such arbitration proceeding and provide written notice to the other of the identity of such Qualified Retired Judge so selected.

            (b) The first two Qualified Retired Judges so selected shall then endeavor to mutually agree upon and approve a third Qualified Retired Judge to serve as third arbitrator in such arbitration proceeding. If the first and second Qualified Retired Judges are unable to mutually select the third Qualified Retired Judge, then the third Qualified Retired Judge shall be selected in accordance with the following provisions:

                  (i) The first two Qualified Retired Judges shall submit a list to Landlord and Tenant containing the names of six (6) Qualified Retired Judges, three (3) of whom shall have been designated by each of the first two Qualified Retired Judges. The ordering of the six
            (6) names on such list shall be set by mutual agreement between the first two Qualified Retired Judges or, failing mutual agreement, by random drawing. There shall be no indication on the list as to the names which were selected by either of the first two Qualified Retired Judges.

                  (ii) Within fifteen (15) days after receipt of such list of names referred to above, Landlord and Tenant shall each return to the first two Qualified Retired Judges such list of names with no more than two (2) of the names deleted. The highest name remaining on the list returned by the parties hereto which was not deleted by either party shall be the third Qualified Retired Judge to serve as an arbitrator in such arbitration proceeding.

            (c) Within thirty (30) days after the selection of the third Qualified Retired Judge to serve as the arbitrator in connection with such proceeding, each of the parties hereto shall submit to the three arbitrators (with copies to the other party) a written document ("Arbitration Paper") which contains a discussion and analysis as to whether the Special Termination Option may be validly exercised in accordance with the provisions of this Lease. Each party shall have fifteen (15) days after receipt of the other party's Arbitration Paper to file a supplemental Arbitration Paper containing only information responsive to the other party's Arbitration Paper.

            (d) Within sixty (60) days after the selection of the third Qualified Retired Judge, a meeting shall be convened in a conference room in a hotel located at the Newark, New Jersey airport on a date and time selected by the third Qualified Retired Judge. Each party and its representative shall be entitled to attend such meeting and be given an opportunity to present testimony, other evidence and oral arguments to the three Qualified Retired Judges in favor of its position in connection with the determination as to whether the Special Termination Option was validly exercised. The third Qualified Retired Judge shall serve as the chairman of such meeting and will set forth reasonable rules and procedures to be followed.

            (e) Within thirty (30) days after the holding of such meeting, the three Qualified Retired Judges shall issue a written statement to the Landlord and the Tenant setting forth the final decision of the panel of Qualified Retired Judges as to whether the Landlord had the right to validly exercise the Special Termination Option in accordance with the provisions of this Lease. The decision of the panel of Qualified Retired Judges may be made by majority decision of two out of three of the Qualified Retired Judges serving on such panel. The decision of the panel of Qualified Retired Judges as to whether the Special Termination Option was validly exercised and shall be the final and binding determination on such issue for all purposes hereof and each party hereto agrees (subject to the rights and recourses expressly provided for in the New Jersey Arbitration Act) not to institute any litigation concerning the decision of the panel of Qualified Retired Judges (except that errors of law shall be subject to appeal).

            (f) All costs paid or incurred in connection with the conducting of such arbitration proceeding shall be paid by the party incurring same. The costs and fees payable to the panel of three Qualified Retired Judges and their expenses shall be paid fifty percent (50%) by Tenant and fifty percent (50%) by Landlord.

            (g) As used herein, the term "Qualified Retired Judge" shall mean a former or retired United States District Court Judge who regularly provides his services as a private arbitrator in connection with civil disputes.

      Section 3.4 Determination of Buyout Amount.

            (a) Definition. The term "Buyout Amount" shall mean, with respect to any exercise by Landlord of the Special Termination Option, the sum of the following amounts:

                  (1) The fair market value ("Value Amount") of Tenant's
            leasehold estate created hereunder taking into account what a willing buyer would pay a willing seller in cash for such leasehold estate, neither being under a compulsion to buy or sell and both being knowledgeable of all facts necessary to make an informed decision as to the value of such leasehold estate; plus

                  (2) A monetary sum ("Premium Amount"), in addition to the
            Value Amount, in an amount sufficient to amply compensate Tenant for the loss of the unique and irreplaceable "franchise" of owning the exclusive right to use, operate and exploit the Amphitheater.

      Notwithstanding anything to the contrary contained herein, in no event, under any set of circumstances, shall the Buyout Amount ever be less than the absolute minimum amount of the then unamortized portion of the Total Renovation Cost (with the express understanding that the Total Renovation Cost shall be amortized for these purposes on a straight-line basis over 240 months commencing on the Opening Date).

            (b) Attempted Mutual Agreement. For no fewer than thirty (30) days following the delivery of a notice by Landlord to Tenant pursuant to the provisions of Section 3.2(a) hereof exercising the Special Termination Option or, if Tenant challenges the validity of the exercise of the Special Termination Option pursuant to an arbitration proceeding pursuant to Section 3.3 hereof, for no fewer than thirty (30) days after a final and binding determination that such exercise of the Special Termination Option was validly made, Landlord and Tenant shall each meet with the other at such times and at such places as may be reasonably requested by the other party in an effort to mutually agree upon and determine the Buyout Amount for such exercise of the Special Termination Option.

            (c) Binding Arbitration. If Landlord and Tenant are unable to mutually agree upon and determine the Buyout Amount for such exercise of the Special Termination Option, then either party (the "Triggering Party") shall have the right, after expiration of the thirty (30) day period referred to in Section 3.3(b) hereof, to refer the determination of the Buyout Amount to a binding arbitration procedure to be conducted 1n accordance with the following provisions:

                  (1) The Triggering Party shall provide written notice to the other party ("Receiving Party") that the Buyout Amount shall be determined by binding arbitration. Such notice shall contain the name of a Qualified Individual (herein defined) who shall serve as one of the three arbitrators to determine the Buyout Amount (herein called the "first arbitrator").

                  (2) Within fifteen (15) days after receipt of the written
            notice provided pursuant to clause (1), the Receiving Party shall provide written notice to the Triggering Party of the identity of a Qualified Individual who will serve as one of the arbitrators to determine the Buyout Amount (herein called the "second arbitrator").

                  (3) The first and second arbitrators shall then endeavor to mutually agree upon and approve a third Qualified Individual to serve as one of the three arbitrators to determine the Buyout Amount (herein called the "third arbitrator"). If the first and second arbitrators are unable to mutually select the third arbitrator, then the third arbitrator shall be selected in accordance with the following provisions:

                              (i) The first and second arbitrators shall submit
                  a list to Landlord and Tenant containing the names of six (6) Qualified Individuals, three (3) of whom shall have been designated by the first arbitrator and three (3) of whom shall have been designated by the second arbitrator. The ordering of the six (6) names on such list shall be set by mutual agreement between the first and second arbitrators or, failing mutual agreement, by random drawing. There shall be no indication on the list as to which of the names were selected by the first arbitrator and which were selected by the second arbitrator.

                              (ii) Within fifteen (15) days after receipt of
                  such list of names referred to above, Landlord and Tenant shall each return to the first and second arbitrators such list of names with no more than two (2) of the names deleted. The highest name remaining on the list returned by the parties hereto which was not deleted by either party shall be the third arbitrator.

                  (4) Within thirty (30) days after the selection of the third arbitrator, each of the parties hereto shall submit to the three arbitrators (with copies to the other party) a written document ("Position Paper) which contains the specific amount that (i) such party believes is the appropriate amount for the Buyout Amount (including separate calculations of the Value Amount and the Premium Amount) and (ii) such written information as may be necessary to support such party's determination of the Buyout

            Amount. Each party shall have fifteen (15) days after receipt of the other party's Position Paper to file a supplemental Position Paper containing only information responsive to the other party's Position Paper.

                  (5) Within sixty (60) days after the selection of the third arbitrator a meeting shall be convened in a conference room in the hotel located at the Newark, New Jersey airport at a date and time selected by the third arbitrator. Each party and its representatives shall be entitled to attend such meeting and be given an opportunity to present testimony, other evidence and oral arguments to the arbitrators in favor of its position in connection with the determination of the Buyout Amount. The third arbitrator shall serve as the chairman of such meeting and will set forth reasonable rules and procedures to be followed.

                  (6) Within thirty (30) days after the holding of such meeting, the arbitrators shall issue a written statement to the Landlord and Tenant setting forth the final decision of the arbitrators as to the Buyout Amount The arbitrators shall agree upon a Buyout Amount by a unanimous vote. The amount selected by the arbitrators for the Buyout Amount shall be the final and binding determination of the Buyout Amount for all purposes hereof and each party hereto agrees (subject to the rights and recourses expressly provided for in the New Jersey Arbitration Act) not to institute any litigation concerning the decision of the arbitrators (except that errors of law shall be subject to appeal).

                  (7) All costs paid or incurred in connection with the process of determining the Buyout Amount shall be paid by the party incurring same. The costs and fees payable to the arbitrators and their expenses shall be paid fifty percent (50%) by Tenant and fifty percent (50%) by Landlord.

                  (8) As used herein, the term "Qualified Individual" shall mean
            (i) with respect to each of the first and second arbitrators, a professional real estate appraiser with at least ten (10) years experience in appraising commercial real estate properties and (ii) with respect to the third arbitrator, a person with at least ten
            (10) years experience in the live entertainment business.

            (d) Effect of Delay in Terminating this Lease. If (i) the final determination of the Buyout Amount was determined with the underlying assumption that the Lease would be terminated prior to a specific Lease Year and (ii) the Lease is not, pursuant to the provisions hereof, actually terminated prior to such Lease Year, then the Buyout Amount shall be appropriately adjusted to reflect the change in the Buyout Amount necessitated by the additional Lease Years being included within the Term. If Landlord and Tenant are unable to mutually agree upon the adjustment required pursuant to the immediately preceding provision, then such adjustment shall be determined pursuant to a binding arbitration proceeding conducted pursuant to Section 3.4(c) hereof.

      Section 3.5 Parent Approval. On or before the execution of this Lease, Tenant shall deliver or cause to be delivered to Landlord such documents or other instruments as may be necessary to evidence the following:

            (a) that each of PACE Entertainment Corporation, Sony Music Entertainment Inc. and Viacom Inc. have severally committed to provide, or cause to be provided, two-ninths (2/9ths) of the Total Renovation Cost; and

            (b) that Ardee has posted an irrevocable letter of credit, certificate of deposit or some other reasonably equivalent security for the benefit of the Tenant, to be used towards application of the funding of Renovation Cost, in an amount equal to (i) $2,000,000 minus (ii) the actual amount contributed to the capital of the Tenant by Ardee prior to the execution of this Lease and used exclusively for the payment or reimbursement of Renovation Costs.

If Landlord elects to execute this Lease prior to the obtaining of the above-described documents or other instruments, then Landlord shall be deemed to have forever released and waived Tenant's obligations set forth in this Section 3.5.

                                    ARTICLE 4

                              RENT AND IMPOSITIONS

      Section 4.1 Payment of Rent. All Rent payable hereunder by Tenant to or for the account of Landlord is and shall be payable by wire transfer of immediately available funds to the following account:

               CoreStates New Jersey National Bank
               ABA No. 0312-00730
               New Jersey Highway Authority Revenue Fund
               Account No. 200-118-875
               Advise: John F. Flynn, Comptroller - New Jersey Highway Authority

Landlord shall have the express right to designate a new account for its wiring instructions at any time, and from time to time, by providing at least fifteen
(15) days prior written notice thereof to Tenant. Notwithstanding anything in this Lease to the contrary, all rental payments due from Tenant to Landlord shall be made without any reduction or deduction whatsoever, including any reduction or deduction for any setoff, recoupment or counterclaim. Any rental payment that is not paid when due shall accrue interest from that date until paid at the Permitted Rate. If any rental payment due hereunder shall be more than fifteen (15) days past due, then a late fee shall be payable by Tenant to Landlord in an amount equal to two percent (2%) of the amount of the installment of Rent which is so past due. If any rental payment due hereunder shall be more than thirty (30) days past due, then a late fee shall be payable by Tenant to Landlord, in addition to the late fee payable pursuant to the immediately preceding sentence, in an amount equal to two percent (2%) of the amount of the installment of Rent which is so past due.

      Section 4.2 Rent for First Two Lease Years. For the first two Lease Years only, Tenant shall pay to Landlord the following amounts as Rent:

            (a) First Lease Year. Rent for the first Lease Year shall be determined in accordance with the following provisions:

                  (1) Base Rent. Tenant shall pay to Landlord the aggregate sum of $1,500,000, all of which has been previously paid.

                  (2) Profit Participation. If Tenant's net income from
            operation and use of the Amphitheater during the first Lease Year exceeds $1,000,000, then Tenant shall pay to Landlord on or before November 29, 1996. 100% of the amount by which Tenant's net income so exceeds the amount of $1,000,000. The calculation of Tenant's net income from the operation and use of the Amphitheater during the first Lease Year shall be subject to the following conditions:

                              (i) Notwithstanding any treatment otherwise
                  allowed by generally accepted accounting principles, in no event shall any deduction be taken in the calculation of Tenant's net income in the first Lease Year for any Renovation Costs.

                              (ii) Notwithstanding any treatment otherwise
                  allowed by generally accepted accounting principles, the salaries and wages of only those employees (full time and part-time) hired by Tenant to work exclusively at the Amphitheater may be deducted as an operating expense in determining Tenant's net income. Accordingly, no portion of the salaries and wages of personnel who either office at a location other than the Amphitheater or who provide services in connection with business operations other than the Amphitheater shall be deducted as a general and administrative expense or other operating expense of any kind in determining Tenant's net income. In no event shall allocations of corporate or other overhead of any general partner, parent entity or Affiliate of Tenant or of any other party, be deducted as a general or administrative cost or other operating expense of any kind in determining Tenants net income; provided, however, the travel and lodging costs of executive or administrative personnel may be charged to the Amphitheater and deducted for purposes of calculating Tenant's net income to the extent that such costs are properly and reasonably allocable to the provision of necessary services related to the ownership, operation, maintenance or use of the Amphitheater.

                              (iii) Notwithstanding any treatment otherwise
                  allowed by generally accepted accounting principles, and to the extent not otherwise covered by Section 4.2(a)(2)(i) above, in the event that the Tenant permits any subtenant, licensee, sublicensee, contractor, concessionaire or other similar party to reduce the commissions, royalties, rent or other payments otherwise payable by such party to Tenant by an amount equal to all or any portion of the amount paid by such party for additional capital improvements, additional equipment, smallwares or other similar expenditures in respect of, or relating to, the Amphitheater, the amount of any such reduction in payments shall nonetheless be included in Tenant's income for the purpose of determining Tenant's net income.

                              (iv) Notwithstanding any treatment otherwise
                  allowed by generally accepted accounting principles, the value of all goods, services and other benefits (excluding media time provided in conjunction with "promotional" ticket give-aways) received from a sponsor in connection with any sponsorship arrangement shall be included in Tenant's income for the purpose of determining Tenant's net income.

                              (v) Notwithstanding any treatment otherwise
                  allowed by generally accepted accounting principles, in the event that any general partner, parent entity or other Affiliate of Tenant provides goods or services to Tenant (including, without limitation, the costs of administering insurance claims which are built into the cost of premiums charged to the Tenant for liability insurance provided by Affiliates of the Tenant), the expense associated with any such good or service shall not be deducted by Tenant as a general or administrative cost or other operating expense of any kind to the extent that such expense exceeds the fair market value for such good or service (assuming, for purposes of determining the fair market value, that the cost of such good or service is negotiated by unrelated and unaffiliated parties on an arms-length basis); provided, however, that the cost of liability insurance charged to the Tenant of

                  $0.40 per attendee is hereby approved and accepted by Landlord as an "arms-length" and fair charge.

            (b) Second Lease Year. Tenant shall pay to Landlord for the Second Lease Year the aggregate sum of $1,650,000, $650,000 of which shall be payable on March 31, 1991, $500,000 of which shall be payable on June 30, 1997 and $500,000 of which shall be payable on September 30, 1997. Unlike the first Lease Year, Landlord shall not be entitled to any profit participation with respect to the operation of the Amphitheater during the second Lease Year.

      Section 4.3 Rent for all Subsequent Lease Years. For the third Lease Year and each of the remaining Lease Years thereafter included within the Term, Tenant shall pay to Landlord the following amounts as Rent

            (a) Minimum Rent. Tenant shall pay to Landlord the Minimum Rental Amount during each such Lease Year in the following installments:

                  (1) $650,000 shall be due on March 30 of such Lease Year;

                  (2) $500,000 shall be due on June 30 of such Lease Year;

                  (3) $500,000 shall be due on September 30 of such Lease Year;
            and

                  (4) the remaining portion of the Minimum Rental Amount for such Lease Year, if any, shall be due on November 30 of the next succeeding Lease Year.

      If the Minimum Fixed Rental Amount should hereafter increase to $1,700,000 pursuant to the provisions of Section 1.1(a)(38) hereof, then the installment of rent payable on March 30 of each Lease Year for which the increase in the Minimum Fixed Rental Amount applies shall be increased from $650,000 to $700,000.

            (b) Contingent Rent. Tenant shall pay to Landlord the Contingent Rental Amount for each such Lease Year in a single installment on November 30 of the next succeeding Lease Year.

      Section 4.4 Other Rental Payments.

            (a) If the total paid attendance at Tenant Events exceeds 1,620,000 cumulatively during the third, fourth and fifth Lease Years, then, in addition to the increase in the Minimum Fixed Rental Amount for all subsequent Lease Years as required by the provisions of Section 1.1(a)(38) hereof, a one-time bonus rental payment of $150,000 shall be payable by the Tenant to the Landlord on or before November 30, 2000.

            (b) As a reimbursement to Landlord for the cost of the Access Improvements and certain costs directly or indirectly related thereto and to the Renovation Work, Tenant shall pay to Landlord, commencing on November 30, 2004 and continuing on each November 30 thereafter through and until November 30, 2013, a fixed annual amount equal to $300,000.

      Section 4.5 Adjustment to Rental Amount (Reopenings). If the Artist Share exceeds sixty-seven and one-half percent (67-1/2%) ("Maximum Expected Artist Share") during one or both of (i) the period of time covered by the third, fourth and fifth Lease Years and (ii) the period of time covered by the sixth, seventh, eighth, ninth and tenth Lease Years, then (A) Tenant shall provide written notice thereof to Landlord ("Reopening Notice") within 15 days after the last day of the fifth or tenth Lease Year, as applicable, and (B) the following provisions shall apply:

            (a) Landlord shall be obligated for at least sixty (60) days following receipt of the Reopening Notice to negotiate with Tenant, in good faith, appropriate modifications to this Lease for the remaining Term.

            (b) If, within sixty (60) days after Tenant has provided a Reopening Notice to Landlord for either of the relevant periods of time specified above, the parties hereto have been unable to mutually agree upon an acceptable modification to the terms of this Lease as contemplated by clause (a), then Tenant shall have the right to terminate this Lease by written notice to Landlord at anytime on or before January 31 of the sixth or eleventh Lease Year, as applicable. If Tenant exercises the right to terminate the Lease pursuant to the provisions of the immediately preceding sentence, then Landlord shall be obligated to pay and deliver to Tenant within ninety (90) days after receipt of such termination notice the then unamortized portion of the Total Renovation Cost (with the express understanding that the Total Renovation Cost shall be amortized for these purposes on a straight line basis over 240 months commencing on the Opening Date). Notwithstanding anything to the contrary contained herein, if any Qualified Mortgage exists at any time during which Tenant wishes to terminate this Lease pursuant to the provisions of this Section 4.5(b), then Tenant may not terminate this Lease unless all of the beneficiaries under all then existing Qualified Mortgages have consented, in writing, to the termination hereof.

            (c) Reference is made to the fact that (i) Tenant, Tenant's partners and the Affiliates of Tenant's Partners own, operate and manage other outdoor entertainment facilities in other locations which are similar to the Amphitheater (collectively, "Amphitheater Network") and (ii) some of the artists, entertainers or other performers appearing at the Amphitheater from time to time will also appear during the same Lease Year at one or more of the other entertainment facilities in the Amphitheater Network (the "Multi-Amphitheater Artists"). If Tenant intentionally and artificially manipulates contractual relationships with any Multi-Amphitheater Artist in order to increase the Artist Costs at the Amphitheater which otherwise would have been incurred in connection with the operation of the Amphitheater in exchange for reduced artist costs with such Multi-Amphitheater Artists at one or more of the other entertainment facilities in the Amphitheater Network, then the amount of the Artist Cost for each such Multi-Amphitheater Artist shall be restated for purposes of calculating the Artist Share upon arms-length terms which would have been available to Tenant had no such intentional and artificial manipulation occurred. For purposes of the foregoing provisions, Tenant has advised Landlord, and Landlord acknowledges, that the economic terms with Multi-Amphitheater Artists will vary from entertainment facility to entertainment facility based upon a variety of factors including, without limitation, (i) the size of the entertainment facility involved, (ii) the size of the metropolitan area in which the entertainment facility is located, and (iii) the degree of competition from other entertainment facilities in the market in which the entertainment facility is located. Accordingly, the mere existence of differing economic terms with a Multi-Amphitheater Artist between various entertainment facilities within the Amphitheater Network may not, by itself, be conclusive evidence of any intentional and artificial manipulation of contractual relationships resulting in an increase of the Artist Costs in connection with the operation of the Amphitheater in exchange for lower artist costs at another entertainment facility in the Amphitheater Network.

      Section 4.6 Payment of Impositions Attributable to the Tenant's Use of Amphitheater Tract and the Parking Tracts. Tenant will pay as and when the same shall become due all Impositions attributable to (i) the Amphitheater Tract and
(ii) the use of the Parking Tracts by Tenant pursuant to the Parking License. Where any Imposition that Tenant is obligated to pay may be paid pursuant to law in installments, Tenant may pay such imposition in installments as and when such installments become due. Landlord shall furnish to Tenant, promptly upon receipt thereof, copies of all notices of Impositions attributable to the Amphitheater Tract which may be received by Landlord. Upon the payment by Tenant of any Impositions, Tenant shall deliver to Landlord evidence of such payment.

      Section 4.7 Payment of Impositions Attributable to the Landlord Land. Landlord will pay as and when the same shall become due all Impositions attributable to the Landlord Land except to the extent that any such Imposition is attributable to the use by Tenant of the Amphitheater Tract pursuant to this Lease, the Parking Tracts pursuant to the Parking License or the Access and Utility Easements over, across, on or under the Landlord Land, in which instances the Impositions shall be paid by Tenant to the extent thereof. Where any Imposition that Landlord is obligated to pay may be paid pursuant to law in installments, Landlord may pay such Imposition in installments as and when such installments become due. Tenant shall furnish to Landlord, promptly upon receipt thereof, copies of all notices of Impositions attributable to the Landlord Land which may be received by Tenant. Upon payment by Landlord of any Impositions, Landlord shall deliver to Tenant evidence of such payment.

      Section 4.8 Tax Contests.

            (a) Each party (the "Contesting Party") shall have the right, at its own expense, to contest the amount or validity, in whole or in part, of any Imposition for which such party is responsible pursuant to the provisions of this Lease by appropriate proceedings diligently conducted in good faith. Upon the termination of any proceedings, it shall be the obligation of the Contesting Party to pay the amount of such Imposition or part thereof as finally determined in such proceedings, the payment of which may have been deferred during the prosecution of such proceedings, together with any costs, fees, interests, penalties or other liabilities in connection therewith. Nothing herein contained, however, shall be so construed as to allow such Imposition to remain unpaid for such length of time as shall permit the Entire Tract, or any part thereof, to be sold, taken or otherwise adversely affected by any Governmental Authority for the non-payment of the same. The Contesting Party shall promptly furnish the other party (the "Non-Contesting Party") with copies of all proceedings and documents with regard to any such contest, and the Non-Contesting Party shall have the right, at its expense, to participate therein.

            (b) The Non-Contesting Party will, at the request of the Contesting Party, reasonably cooperate with the Contesting Party in connection with the Contesting Party's good faith contesting of the amount or validity, in whole or in part, of any Imposition. In that connection, the Non-Contesting Party shall execute, within fifteen (15) days after receipt of written request therefor, any and all documents reasonably requested by the Contesting Party in connection with the foregoing. The Contesting Party shall reimburse the Non-Contesting Party for all out-of-pocket expenses incurred by the Non-Contesting Party (including reasonable attorney's fees) in performing its obligations under this Section 4.8.

      Section 4.9 Right to Perform Obligation as to Impositions. If either party hereto fails to timely pay any Imposition for which it is responsible hereunder and if such party is not contesting the validity or amount of such Imposition pursuant to the provisions of Section 4.8 hereof, then the other party hereto may, at its election (but without obligation), pay such Imposition with any interest and penalties due thereon, and the amount so paid shall be repayable by such party to the other party, on demand, together with interest thereon at the Permitted Rate from the date of such payment until repaid. Before either party may pay any Imposition on behalf of the other party, such party shall give the other party fifteen (15) days' prior written notice thereof.

      Section 4.10 Accounting Books and Records.

            (a) Maintenance of Records. Tenant shall keep and maintain complete, true and accurate records, books and accounts, at the Amphitheater, in accordance with generally accepted accounting principles, and such records shall contain full, true, complete and correct entries of all dealings and transactions in relation to the business of Tenant and shall include, but not be limited to, records of its Gross Revenues and other transactions and financial matters relating to the obligations of Tenant under this Lease, including, but not limited to, operating expenses, ticket revenues, parking receipts, concession revenues, Artist Costs and sponsorship revenues. Tenant shall keep all of these records for a minimum of seven
      (7) years. If Tenant should ever become involved in any businesses other than the operation and management of the Amphitheater, then Tenant covenants and agrees with Landlord that such businesses will be accounted for with separate and distinct books and records from the books and records for the business of operating and managing the Amphitheater.

            (b) Audit and Review Rights. Landlord (and its agents, including independent auditors engaged by Landlord) shall have the right, from time to time during regular business hours and upon reasonable advance notice to Tenant, to examine and inspect the books and records of Tenant, including, without limitation, (A) any tax reports and returns of Tenant,
      (B) all records and information pertaining to the Renovation Work (including all of the Renovation Costs), (C) all records and information pertaining to Gross Revenues, (D) all records and information pertaining to operating expenses during the first Lease Year and (E) if Tenant exercises its rights pursuant to Section 4.5 hereof for any Lease Years,
      (i) all records and information pertaining to Ticket Revenues and Artists Costs for all Tenant Events during such Lease Years and (ii) such records and information as may be necessary or reasonably required by Landlord to determine the Artist Costs with respect to each of the Multi-Amphitheater Artists at each of the outdoor entertainment facilities located in the Amphitheater Network and (iii) such additional financial information and records as may be reasonably required by Landlord in connection with good faith negotiations of appropriate modifications to the Lease. In addition, to the extent legally available, Tenant does hereby grant to Landlord (and its agents, including independent auditors engaged by Landlord) the right, from time to time during regular business hours and upon reasonable advance notice, to examine and inspect the books and records of Tenant's concessionaires, licensees, subconcessionaires, sublicensees and other persons who may receive any items of Gross Revenues.

            (c) Costs of Review or Audit. If, as a result of any review or audit of the books and records of Tenant by Landlord pursuant to the rights contained in clause (b) above, the final amount of Rent payable for any Lease Year is increased by $25,000 or more above the amount paid by Tenant for such Lease

      Year, then Tenant shall be obligated to reimburse to Landlord all of the reasonable costs and expenses incurred in connection with the review or audit which ultimately resulted in such increase.

            (d) Interim Reports. During the course of each Amphitheater Season, Tenant shall provide on a monthly basis to Landlord interim reports generated in the ordinary course of business by Tenant providing information concerning Gross Revenues on a show-by-show basis during such Amphitheater Season such as, without limitation, the amounts of ticket sales, food and beverage sales, merchandise sales and per capita revenue per performance.

      Section 4.11 Annual Reports. Within sixty (60) days after the completion of each Lease Year, Tenant shall provide to Landlord the following:

            (a) Gross Revenue Report. (i) A complete report prepared by Tenant of the amount of Gross Revenues for such Lease Year together with supporting calculations and (ii) a separate report signed by an independent certified public accountant stating that no inaccuracies or inconsistencies in the amount of Tenant Revenues included in such report were discovered during such accountant's audit of the books of Pavilion (or, if for whatever reason, the books of Pavilion should no longer be audited at any time hereafter, the books of PACE Entertainment Corporation).

            (b) Financial Statements. An unaudited balance sheet, statement of income, statement of cash flows and statement of partners equity for Tenant as at the end of such Lease Year and for the Lease Year just closed, setting forth the corresponding figures for the previous Lease Year in comparative form, all in reasonable detail and all prepared in accordance with GAAP.

            (c) Artist Share. A report prepared by Tenant of the Artist Share for such Lease Year together with supporting calculations.

      Section 4.12 Reports Related to a Reopening Notice. If Tenant provides a Reopening Notice to Landlord pursuant to Section 4.5 hereof, then Tenant shall be required to provide to Landlord, simultaneously with such Reopening Notice,
(i) a complete report prepared by Tenant of (x) the total amount of Artist Costs for all Tenant Events during the relevant period of time to which the Reopening Notice relates and (y) the total amount of Ticket Revenues for all Tenant Events during the relevant period of time to which the Reopening Notice relates together with supporting calculations and (ii) a separate agreed upon procedures letter signed by an independent certified public accountant confirming the amount of Artist Costs and Ticket Revenues so reported based upon the procedures listed in Exhibit "P" attached hereto.

                                    ARTICLE 5

                        CONSTRUCTION, USE AND MAINTENANCE
                                 OF AMPHITHEATER

      Section 5.1 Renovation of Amphitheater.

            (a) Generally. Subject to the provisions contained in Section 5.2 and Section 15.4 of this Lease, Tenant shall (i) commence within sixty
      (60) days after the last event, show or performance presented at the Amphitheater during the second Lease Year and (ii) thereafter prosecute diligently and continuously until completed and cause to be completed on or before June 30, 1998, at its sole cost and expense, the Renovation Work. Tenant hereby agrees and covenants with Landlord as follows:

                  (1) The Total Renovation Cost shall not be less than
            $8,750,000 in the aggregate.

                  (2) Upon the request of Landlord, Tenant shall provide to
            Landlord reasonably requested support and back-up demonstrating the Total Renovation Cost.

                  (3) If, upon completion of the Renovation Work contemplated by the Final Plan, the Total Renovation Cost should prove to be less than $8,750,000, then the following provisions shall apply:

                        (i) Landlord may, at its option, require Tenant to
                  reimburse to Landlord any amounts paid by Landlord to Tenant pursuant to the provisions of Section 5.1(k) hereof; provided, however, (i) such amounts so reimbursed by Tenant to Landlord shall be treated as Renovation Costs and included in the Total Renovation Cost for all purposes hereof and (ii) in no event shall Tenant be obligated to reimburse to Landlord pursuant to this provision more than the amount which would result in the Total Renovation Cost being equal to $8,750,000.

                        (ii) If, after the application of clause (i), the Total
                  Renovation Cost continues to be less than $8,750,000, then Tenant agrees to meet with Landlord and reach a mutually acceptable decision as to additional renovation activities at the Amphitheater which will be implemented with the remaining funds required to be expended to cause the Total Renovation Cost to equal $8,750,000. All such additional amounts shall be required to be expended by Tenant within twelve (12) months after completion of the Renovation

                  Work, if practicable, unless Landlord and Tenant mutually agree otherwise.

                  (4) In order to minimize disruption to the operation of the
            Amphitheater during the 1997 operating season, insure the availability during proposed Tenant Events and Landlord Events for 1997 of essential facilities and resources at the Amphitheater, minimize the adverse impact on the appearance of the surroundings during such Tenant Events and Landlord Events and at other times, and lessen the degree of interference with the dewinterization and winterization processes for the second Lease Year, only those major elements of the Renovation Work identified on the construction schedule included in Exhibit D hereto shall be performed on or after the date hereof through and including November 15, 1997 (the "Limitation Period"). No item set forth on the construction schedule shall be performed before the date identified for such item on the schedule; provided, however, that Tenant may perform any item of Renovation Work (including items identified on the construction schedule) on any date after the Limitation Period and in any sequence it determines to be appropriate, subject to its obligations in Section 5.1 (a)(i) and (ii) above and its compliance with the Final Plan. To the extent either party wishes to (i) modify the existing construction schedule in a way that affects the Renovation Work to be performed during the Limitation Period, or (ii) perform any other item of Renovation Work that would cause during the Limitation Period any one or more of the disruptive or adverse effects identified above, the party seeking to do so shall notify the other party and, thereafter, the parties shall promptly meet and endeavor in good faith to reach a mutually acceptable resolution of the issue.

            (b) Landlord's Oversight Rights. Landlord shall have the right to participate in the review and oversight process relating to the planning and construction of the Renovation Work in accordance with the following provisions:

                  (1) Landlord has participated in the planning of the
            Renovation Work and hereby approves and accepts the Final Plan as the description of the Renovation Work; provided, however, with respect to the portions of the Final Plan that have not yet been finalized and any changes hereafter made to the Final Plan, the Landlord shall continue to have rights of plan approval (including approval as to aesthetic issues, conceptual representations and the development of a critical path), such right of plan approval not to be unreasonably withheld or delayed.

                  (2) Landlord shall have the right to be present at the
            construction site at all times during the performance of the Renovation Work for purposes of verifying that the Renovation Work is being completed in compliance with the Final Plan and that the Renovation Costs are being expended in a manner consistent with the requirements of this Lease. Accordingly, Landlord shall have the right to monitor the Renovation Work to verify (i) the conformity of the Renovation Work to the Final Plan and (ii) the expenditure of not less than $8,750,000 of Renovation Costs. In exercising its rights hereunder, Landlord may designate an agent (the "Construction Consultant") to act on its behalf. Tenant agrees to cooperate with Landlord or Landlord's Construction Consultant (and to cause its contractors, subcontractors and other agents to likewise cooperate) in the exercise of Landlord's rights hereunder. Accordingly, Tenant will (and will cause its contractors, subcontractors and other agents) to
            (i) include Landlord or its Construction Consultant in all job meetings (whenever held) and (ii) provide Landlord or its Construction Consultant with all progress reports relating to the Renovation Work. In addition, Tenant and its agents will (x) provide all estimates and payment documents to Landlord or its Construction Consultant (including all additional back-up or supporting material reasonably requested to evidence that all payments were made and that the services and/or materials to which such payments relate were provided and used exclusively with respect to the Renovation
            Work) for review and (y) permit Landlord or its Construction Consultant to review shop drawings, product data, samples and other submittals. To the extent that Landlord or its Construction Consultant identifies (i) work that does not conform with the Final Plan or any of the other requirements of this Lease or (ii) the payment of expenditures that are not of the type set forth in the Construction Budget or, where specific items are identified in the Construction Budget, are not for such items or functionally equivalent items, it will promptly notify Tenant or its agent of same. In determining the Total Renovation Cost, only those expenditures in respect of the Renovation Work that constitute Renovation Costs shall be included. If Landlord and Tenant should disagree as to whether one or more expenditures constitute Renovation Costs, then Landlord and Tenant shall meet promptly after such disagreement is known and endeavor in good faith to resolve their differences. If Landlord and Tenant are not able to resolve any such disagreement, then Landlord and Tenant shall be entitled to exercise the rights, and pursue the remedies, available to them in this Lease.

                  (3) Landlord acknowledges and agrees that it has no
            supervisory authority over Tenant's contractors and subcontractors, and all such supervisory responsibility lies with Tenant in addition, Landlord shall have no administrative rights or obligations with respect to the performance of the Renovation Work. Tenant acknowledges and agrees that the presence of Landlord or its Construction Consultant during the performance of the Renovation Work does not relieve Tenant of its duties to perform the work in conformity with the Final Plan and the other requirements of this Lease, unless changes to such Final Plan or such other requirements of this Lease have been agreed to in writing and signed by both Landlord and Tenant.

            (c) Minimum Capacity Requirements. The seating capacities at the Amphitheater upon completion of the Renovation Work shall satisfy the Minimum Capacity Requirements; provided, however, if a third party successfully institutes litigation or other proceedings which has the effect of preventing or precluding Tenant from completing the Renovation Work in a manner which satisfies the Minimum Capacity Requirements, then
      (i) Tenant shall not be obligated to complete the Renovation Work in a manner which satisfies the Minimum Capacity Requirements and (ii) each of Landlord and Tenant shall be obligated to negotiate in good faith such appropriate and necessary changes to the terms of this Lease as may be necessary to reflect the changed economic conditions resulting from the decreased maximum capacity.

            (d) General Contractor. At least fifteen (15) days prior to commencement of the Renovation Work, Tenant shall deliver to the Landlord a true and correct copy of the contract with the general contractor, which contract shall give the Landlord the right, but not the obligation, to assume the Tenant's obligations and rights under such contract if the Tenant should default. Unless Tenant's general contractor has a net worth of $18,000,000 or more or is otherwise reasonably acceptable to Landlord, then Tenant shall be required to obtain and deliver to the Landlord not less than ten (10) days prior to the anticipated commencement of construction of the Renovation Work, a performance and payment bond issued by a surety meeting the qualifications required by Landlord and naming Landlord as an additional insured thereunder or as a permitted assignee thereof. At Tenant's option, the obligation to deliver a performance and payment bond pursuant to the provisions of the immediately preceding sentence may be met by causing performance and payment bonds to be issued by sureties meeting the qualifications required by Landlord and naming the general contractor and the Tenant as insureds and Landlord as an additional insured thereunder or as a permitted assignee thereof with respect to each of the material subcontractors effecting the Renovation Work.

            (e) Deliveries to Landlord upon Completion. Immediately upon completion of construction of the Renovation Work, the Tenant shall, at its sole cost, deliver to the Landlord (i) a detailed "as built" set of plans and survey which shows in detail the Improvements constituting the Renovation Work including, without limitation, the expansion of the Amphitheater, the additional on-site parking, the utilities, easements, landscaping, roads, location of ingress and egress, curbs, gutters, lighting and location of permanent signs, (ii) copies of all warranties, service and maintenance agreements and equipment manuals related to the Amphitheater that are in the possession of Tenant and (iii) a certificate signed by an authorized financial representative of Tenant certifying to the Total Renovation Cost, with reasonable detail as to the amounts of Renovation Costs spent and incurred.

            (f) Construction Standards. All construction work shall be done in a good and workmanlike manner and in compliance with all applicable laws, ordinances, rules, regulations and requirements, and in accordance with the standard, if any, of the Board of Fire Underwriters, or other organizations exercising the functions of a board of fire underwriters whose jurisdiction includes the Amphitheater.

            (g) Materials and Workmanship. All materials and workmanship shall be of good quality, and upon completion of construction, the Renovation Work will be structurally safe and sound, and all parts thereof and all mechanical equipment therein and all utilities serving the Amphitheater and the Parking Facilities will be in good and working order and will have been properly installed, tested and paid for, and in case of repairs, restoration, changes, additions, alterations and improvements, shall be at least equal to the original.

            (h) Landlord's Disclaimer. The Landlord makes no warranties or representations and accepts no liabilities or responsibilities with respect to or for the adequacy, sufficiency or suitability of or defects in or with respect to the design, construction, renovation or installation of the Renovation Work.

            (i) No Deferral of Rent. If the acquisition, construction, renovation and installation of any Renovation Work is delayed for any reason, there shall be no diminution or postponement of the amounts which are due and payable by Tenant to Landlord under the terms of this Lease.

            (j) Viability of Construction Deadlines. Tenant represents and warrants to Landlord that the requirement of completing the Renovation Work on or before June 30, 1998 is commercially reasonable and reasonably performable by Tenant

            (k) Costs of Certain Repairs.

                  (1) Reference is made to that certain report dated April of
            1996 prepared by T. Y. Lin International (in association with Alvi Associates, Inc.) ("Property Condition Report") recently commissioned by Landlord, a copy of which has been provided to Tenant. Tenant hereby agrees to assume responsibility for completing all of the repairs listed in the Property Condition Report Tenant agrees to cause the repairs identified as "high priority" and "medium priority" in the Property Condition Report to be completed while conducting the Renovation Work. In consideration for Tenant's agreement contained in the immediately preceding sentence, Landlord does hereby agree to pay to Tenant, as a reimbursement for the cost of such repair work, the actual cost of the repairs identified as "high priority" and "medium priority" repairs in the Property Condition Report promptly after Tenant completes such repairs. Tenant shall invoice Landlord for the cost of all such repair work and shall provide reasonable support and back-up as to the costs incurred in connection with completing such repairs. Reference is made to the fact that the Property Condition Report estimated that the "high priority" and "medium priority" repair items would cost $16,800.00.

                  (2) Reference is made to that certain Study and Report for
            Fire Alarm, Sprinkler and Security Systems recently commissioned by Landlord, prepared by Barnickel Engineering Corporation and dated September 12, 1996 ("Fire/Safety Report"), a copy of which has been provided to Tenant. Tenant hereby agrees to assume responsibility for completing all of the Mandatory Work (herein defined) listed in the Fire/Safety Report while conducting the Renovation Work. In consideration for Tenant's agreement contained in the immediately preceding sentence, Landlord does hereby agree to pay to Tenant, as a reimbursement for the cost of the Mandatory Work, the actual cost of all the Mandatory Work listed in the Fire/Safety Report promptly after Tenant completes such Mandatory Work. Tenant shall invoice Landlord for the cost of all such Mandatory Work and shall provide reasonable support and back-up as to the costs incurred in connection with completing such Mandatory Work. As used herein, the term "Mandatory Work" shall mean only those six (6) items discussed in the Fire/Safety Report in the Section entitled "Arts Center - Amphitheater - Building #600" and further identified on page 58 of such report in Subsection E entitled "Recommendations" which are required to be completed or implemented to satisfy governmental requirements or to obtain necessary governmental permits.

            (l) Assignment of Final Plans. Tenant does hereby assign, transfer and convey to Landlord all rights, title and interest in and to the Final Plan which Tenant may have therein. Landlord hereby grants to Tenant the right to utilize the Final Plan in connection with the Renovation Work and any subsequent repair, alteration or renovation work to be conducted at the Amphitheater during the term of this Lease, as permitted hereunder, such grant being subject to, and limited by, the extent of Landlord's rights in the Final Plan as assigned to it by Tenant.

            (m) Sewer Capacity. Acknowledging the current uncertainty as to whether the existing sewer capacity at the Amphitheater will be sufficient to handle the sewer requirements following completion of the Renovation Work, the parties agree that (i) Tenant will install meters at all relevant locations to monitor sewer flow during the second Lease Year and complete engineering work to determine whether the Renovation Work and resulting expanded seating capacity at the Amphitheater will result in sewer flow that exceeds the capacity of the existing sewer facilities at the Amphitheater and (ii) if the present sewer capacity is determined, as a result of the information obtained from such meters, to be insufficient to handle the maximum loads required following completion of the Renovation Work, then Tenant shall install, as a part of the Renovation Work, three standard 10,000 gallon holding tanks as a part of the sewage treatment system to meet excess flow requirements.

            (n) Parking Capacity. Reference is made to the fact that Landlord and Tenant, as a result of differing assumptions on the ratio of parked cars to number of Patrons attending events at the Amphitheater, disagree as to whether the number of parking spaces to be located in the Parking Facilities will be sufficient for heavily attended events following completion of the Renovation Work. As a result, Tenant shall hereafter prepare and submit to Landlord a contingency parking plan (which Tenant reserves the right to amend or modify from time to time by providing notice thereof to Landlord) to address potential shortages of onsite parking which will be available for implementation should there be actual shortages of onsite parking following completion of the Renovation Work. In no event shall such parking contingency plan place the location of any satellite lots in such a manner that will necessitate, by design, additional traffic in the Township of Holmdel, New Jersey or utilize or require parking in the Township of Holmdel without the prior consent of the Township of Holmdel.

      Section 5.2 Permits and Costs.

            (a) Required Permits. Tenant's obligation to commence and complete the Renovation Work pursuant to this Lease shall be conditioned upon Tenant having obtained all of the Required Permits. From and after the execution of this Lease, Tenant shall take all such reasonable actions as may be necessary to obtain all of the Required Permits. Landlord shall cooperate with Tenant as may be reasonably requested by Tenant in connection with the obtaining of all of the Required Permits.

            (b) Renovation Costs. For purposes of clarification and in order to avoid uncertainty or ambiguity, it is hereby expressly stipulated, understood and acknowledged that Tenant shall be required to perform this Lease including without limitation all of its Obligations and, in connection therewith, shall be solely responsible for causing the Renovation Work to be completed in accordance with the provisions hereof and shall bear, at its sole cost, expense and risk, all of the Renovation Costs incurred in connection with the completion of the Renovation

      Work, including any construction or other cost overruns of any kind which exceed budgeted amounts.

      Section 5.3 Access Improvements. Subject to the provisions of Section 15.4 of this Lease, Landlord shall substantially complete on or before May 31, 1998, at its sole cost and expense (subject to the right of reimbursement described in Section 4.4(b) hereof), the construction and installation of all of the Access Improvements.

      Section 5.4 Depreciation and Removables. Any and all depreciation, amortization and investment tax credits for state or federal income tax purposes generated or available in connection with the Renovation Work, shall belong to, and accrue to the benefit of Tenant during the Term. Upon the expiration or termination of this Lease, (i) all personal property and equipment located at, or affixed to the Amphitheater as of the effective date hereof or added as part of the Renovation Work (including, without limitation, all personal property and equipment contemplated by the Construction Budget or otherwise added as a part of the Renovation Work, other than the computer equipment, phone system and two-way radios included therein), and all replacements of any portion thereof during the term of this Lease, shall be the property of Landlord and may not be removed by Tenant and (ii) all other personal property and equipment of Tenant installed or located at the Amphitheater at the expense of Tenant (including the computer, phone system and two-way radios included in the Construction Budget) shall remain the property of Tenant and may be removed by Tenant prior to the expiration of the term of this Lease. Any personal property and equipment which Tenant has the right to remove pursuant to clause (ii) of the immediately preceding sentence which has not been removed prior to the expiration of the Term, shall be considered abandoned property and Landlord shall have the right, if it wishes, to claim such property. All improvements and fixtures (as opposed to personal property and equipment which shall be governed by the preceding provisions of this Section 5.4) placed in or on the Amphitheater Tract or the Landlord Land by Tenant during the term of this Lease as a part of the Renovation Work (or otherwise) shall be the property of Landlord upon the expiration of the Term and may not be removed by Tenant. Upon the expiration or termination of this Lease, Tenant shall use its best efforts, without any obligation to expend any funds, to enable Landlord or its designee, without interruption, to become the licensee under all licenses and permits for the purchase, storage and sale of alcoholic beverages at the Amphitheater, such efforts to include the execution of such documents and instruments by Tenant (and its food and beverage concessionaire, if necessary) as may be reasonably requested by Landlord which purport to assign all of such permits and licenses to Landlord.

      Section 5.5 Continuing Right of Tenant to Make Changes, Alterations and Additions. After the completion of the Renovation Work, Tenant shall have the right at any time and from time to time during the Term to make such changes, alterations, and additions thereto so often and as many times as Tenant may desire, subject only to receipt of Landlord's prior written approval and consent to any such changes, alterations or additions (such approval and consent not to be unreasonably withheld or delayed).

      Section 5.6 Tenant's Indemnity. Tenant has no right to, and shall not obligate, or endeavor to obligate, Landlord or Landlord's fee simple interest in and to the Entire Tract (or any portion thereof) for the claims of any contractor, subcontractor, laborer or person furnishing materials, supplies or services in connection with any construction, demolition or repair by Tenant on any portion of the Entire Tract. Tenant shall obtain the requisite waivers of liens and releases of liens from all such contractors, subcontractors, laborers and materialmen and shall file them in the appropriate recording offices and at the appropriate times to prevent any encumbrance or obligation in respect of Landlord's fee simple interest in and to the Amphitheater Tract. Tenant covenants and agrees to indemnify, defend, protect and save harmless Landlord from and against any and all liabilities, penalties, damages, claims, costs, charges and expenses including, without limitation, court costs and reasonable attorneys' fees, which may be imposed upon, incurred by or asserted against Landlord or Landlord's interest in the Amphitheater, the Amphitheater Tract or the Landlord Land in connection with any such claims made by any such party.

      Section 5.7 Use of Amphitheater. Subject only to Landlord's right to use the Amphitheater as specifically set out in Section 6.1 hereof, Tenant shall have the sole and exclusive right to use, occupy and enjoy the Amphitheater Tract during the Term for the following activities:

            (a) for producing and presenting entertainment events or shows, including, without limitation, commercial concerts of musical performers or comedians, artistic performances of symphonic music, ballet or opera, theatrical performances and cinemagraphic films, pre-recorded or simulcast video and audio productions;

            (b) for the holding or conducting of fairs and festivals;

            (c) as a center or location for educational conferences, seminars, corporate meetings, shareholder meetings, civic events, graduations or political fundraisers;

            (d) as a place for selling food, beverages (including alcoholic beverages as expressly provided for in Section 5.10(d) hereof) and other merchandise; and

            (e) for any and all other lawful purposes which are directly-related to the foregoing uses and purposes.

Without limiting the generality of the foregoing provisions, Landlord agrees and acknowledges that the Amphitheater may be used for performing with or without amplified sound, popular and contemporary music, rock and roll, pyrotechnic shows, and other substantially similar sound-intensive and light-intensive activities.

      Section 5.8 Compliance with Laws. Tenant shall obey and comply with all present and future laws, ordinances, rules and regulations of all Governmental Authorities which, in any way, affect, apply to or otherwise relate to the Amphitheater, the Amphitheater Tract, the Landlord Land and/or the operation of the business of Tenant at the Amphitheater and on the Parking Tracts pursuant to the provisions of this Lease. Tenant shall have the right, at its sole cost and expense, to contest the validity of any of the foregoing in good faith. If necessary, Landlord shall cooperate with Tenant in connection with any such good faith protest or contest; provided, however, that the cost thereof, including Landlord's reasonable attorney's fees shall be borne by Tenant. Tenant hereby agrees to indemnify, defend, protect and save harmless Landlord from all losses, damages, deficiencies, liabilities, costs, expenses, actions, demands, suits, claims, fines, judgments and assessments whatsoever, including Landlord's court costs and reasonable attorney's fees, which may be imposed upon, incurred by or asserted against Landlord from any cause or in any manner whatsoever relating to or arising out of Tenant's failure to abide by any such laws, ordinances, rules and regulations.

      Section 5.9 Triple Net Lease. Except for the costs of organizing, promoting, producing and presenting each of the Landlord Events (which shall be the obligation of Landlord as specified in Section 6.1(a) hereof), Tenant shall be responsible, at its sole cost and expense throughout the Term, to pay and discharge all costs and expenses incurred in, relating to or arising out of the use, ownership, operation, maintenance and repair of the Amphitheater and the Amphitheater Tract. In connection with the foregoing, but without limiting its generality, the parties agree as follows:

            (a) In addition to Tenant's obligations in respect of the Parking Facilities as specified in Section 8.2 hereof, Tenant shall, during the Term keep and maintain the Amphitheater and the Amphitheater Tract in good and sanitary order, condition and repair, ordinary wear and tear excepted.

            (b) In addition to Tenant's obligations to pay the costs of electrical lighting for the Parking Facilities to the extent provided for in Section 8.2 hereof, Tenant shall, during the Term, pay for all utilities (including, without limitation, gas, electricity, water, sewage and fuel) to the extent used in or on the Amphitheater Tract, and Landlord, in its capacity as Landlord under this Lease (not in its capacity as a third party), shall have no responsibility for any interruptions in the supply of such utilities. Tenant shall have the express right and authority, at its sole cost and expense, to provide separate metering for all utilities supplied to the Amphitheater Tract and the Parking Tracts as opposed to the utilities supplied to the Park Tract. In addition to the foregoing, Tenant shall be obligated to purchase and install its own telephone system on the Amphitheater Tract and to pay for the cost of installation, operation and maintenance of such phone system.

            (c) Tenant shall pay all fees, costs and similar charges in connection with the obtaining and subsequent renewing of any and all Required Permits and complying with all Legal Requirements.

            (d) As required pursuant to the provisions of Section 4.6 hereof, Tenant will pay as and when the same shall become due Impositions attributable to (i) the Amphitheater Tract and (ii) the use of the Parking Tracts by Tenant pursuant to the Parking License.

      Section 5.10 Operational Matters.

            (a) Operational Input. Tenant shall use recognized modern business practices to provide efficient and high quality services to the public in connection with the operation and maintenance of the Amphitheater. Tenant shall, in all respects, conduct its operation in a first class manner by offering services and productions comparable or superior to similar privately operated amphitheaters. Tenant understands and acknowledges that the Amphitheater is a significant community asset to be operated in a reputable manner. In furtherance of the foregoing, Tenant hereby agrees to submit to the Landlord (i) on a weekly basis a photocopy of Tenant's then effective scheduling calendar which indicates the names and dates of all artists which are then "on hold" and which are then "confirmed" and (ii) prior notice of the identity of all major concessionaires, sponsors and key management personnel before entering into contractual arrangements with any such persons. Landlord shall have the right to review and comment upon (A) the identity of performers and entertainers proposed to appear at the Amphitheater, (B) the identity of sponsors, (C) the identity and performance of concessionaires and key management personnel, (D) general ticketing and pricing policies and (E) promotional and advertising policies and procedures. Tenant's obligation in regard to the foregoing shall be to (1) reasonably and in good faith consider (i) comments received from Landlord pursuant to the rights created in the immediately preceding sentence and (ii) concerns raised by Landlord with respect to potential violence or use of controlled substances or other illegal actions at concerts that Landlord has reason to believe may occur at one or more of Tenant's proposed events and (2) address such comments and concerns in the manner that Tenant, in its best judgment, believes they should be addressed after taking into account the relevant facts and circumstances. Tenant will endeavor in good faith to address Landlord's comments and concerns in a manner satisfactory to Landlord if, in Tenant's best judgment, it is appropriate to do so; provided, however, Landlord acknowledges and agrees that the ultimate decision as to what action, if any, should be taken rests solely with Tenant. Regardless of whether Tenant decides to take any action in response to a comment or concern raised by Landlord. Tenant will advise Landlord within a reasonable period of time following receipt of such comment or concern as to what it plans to do. If Tenant determines that no action should be taken, it will advise Landlord as to the reason for its determination.

            (b) Amphitheater's Name. The name of the Amphitheater shall be "Garden State Arts Center" throughout the Term unless both Landlord and Tenant mutually agree otherwise. If Landlord and Tenant should at any time thereafter mutually approve the granting of a commercial right to name the Amphitheater to a sponsor, then the sponsorship fees attributable to that right to name shall be split between Landlord and Tenant in a manner mutually approved by Landlord and Tenant.

            (c) Existing Employees. When making decisions in connection with the staffing of the Amphitheater, Tenant shall interview for job openings at the Amphitheater any existing full-time and seasonal employees identified to Tenant by Landlord. Tenant agrees to use good faith efforts to employ such individuals, but Tenant shall be under no obligation to do so.

            (d) Alcoholic Beverages. Tenant agrees to implement an alcohol control program to insure the responsible consumption of alcoholic beverages by the Patrons of the Amphitheater. The alcohol control program
      (i) will be substantially similar to the program described in Exhibit "Q" attached hereto and (ii) may not be materially modified without the prior consent of Landlord. If a modification to the alcohol control program should ever be proposed, then Tenant shall provide a copy of such proposed modification to Landlord before the implementation thereof. A copy of the "TIPS" manual used in connection with the training contemplated by Exhibit "Q" has been provided by Tenant to Landlord prior to the execution of this Lease. Tenant also agrees that it will not permit, at any time during the Term, any alcoholic beverages other than beer and wine to be sold anywhere on the Amphitheater Tract other than in private hospitality and VIP areas.

            (e) Signs.

                  (1) Landlord and Tenant shall have the joint right throughout the Term to make use of the two electronic Arts Center billboard signs located on the Park Tract and being visible from the northbound and southbound lanes of the Garden State Parkway. Tenant's use of such Arts Center billboard signs shall be limited to identification of sponsors and advertising upcoming Tenant Events. Landlord reserves the right to utilize the Arts Center billboard signs for all other purposes of Landlord including, without limitation, public service messages, GSACF purposes, recognition of public donors and alerting the public to emergency situations or occurrences; provided, however, Landlord shall not display the name of any commercial enterprise on such Arts Center billboard signs which are directly competitive with or otherwise in conflict with any of the then five (5) largest sponsors of Tenant at the Amphitheater. The allocation of the usage of such Arts Center billboard signs between Landlord and Tenant shall be consistent with the past practices of such allocation of usage between the advertising of commercial concerts and the sponsors for such commercial concerts at the Amphitheater, on the one hand, and the other uses of Landlord, on the other hand.

                  (2) Due to legal restrictions imposed upon Landlord, Tenant shall not have the right to make use of variable message signs on the Garden State Parkway; provided, however, if, at any time during the Term, Landlord should make such variable message signs available for advertisement by commercial enterprises, then Tenant shall be granted a first right and option to place messages thereon advertising events to be presented at the Amphitheater at the most favorable rates available to any other commercial enterprises. Landlord and Tenant will each negotiate in good faith a mutually acceptable arrangement with respect to Tenant's use of the toll booth placards on the Garden State Parkway.

                  (3) Tenant acknowledges and understands that, because of the proximity of the Garden State Parkway to the Amphitheater, Landlord has a strong interest in preventing distractions to motorists and in maintaining the aesthetic values of the Entire Tract. Accordingly, Tenant shall not construct, build, erect or otherwise make use of any billboard, sign or similar display anywhere on the Amphitheater Tract or the Parking Tracts which will be visible to vehicles traveling on the Garden State Parkway without the prior consent of Landlord.

            (f) Civic/Charitable Event. In order to encourage the Tenant to pursue a more diversified line-up of attractions, Landlord agrees that it will consider, on a case by case basis, permitting the application of the following provisions with respect to Civic/Charitable Events to be presented at the Amphitheater by third party promoters notwithstanding the contrary provisions contained in the definition of the term "Gross Revenues":

                  (1) The proceeds from the sale of tickets for any such
            approved Civic/Charitable Event shall not be included in Gross Revenues for purposes of this Lease.

                  (2) Any sublease revenues received by Tenant from, or in
            respect of, any such approved Civic/Charitable Event shall be included in the Gross Revenues for purposes of this Lease.

      For each Civic/Charitable Event which Tenant desires to have the provisions described above apply, Tenant shall provide thirty (30) days prior written notice thereof to the Landlord advising of (i) the date and time of the proposed Civic/Charitable Event, (ii) the entertainers (if any) to appear at such proposed Civic/Charitable Event, (iii) the name of the promotor of such proposed Civic/Charitable Event, (iv) the amount of sublease rent (if any) to be received by Tenant in respect of such proposed Civic/Charitable Event and (v) a statement that the Tenant will have no interest in the ticket revenues attributable to such proposed Civic/Charitable Event. Landlord agrees that it will provide a response within five (5) working days from the date all required information has been received by Landlord for each request made by the Tenant pursuant to the foregoing provisions.

            (g) Limitation on Uses. Tenant shall use and occupy the Amphitheater, the Amphitheater Tract and the Parking Tracts pursuant to the provisions of this Lease solely for the purposes listed in Section 5.7 hereof. The Amphitheater and the Amphitheater Tract shall not be otherwise occupied without the prior written consent of Landlord.

            (h) Handicapped Accessibility. Tenant shall operate the Amphitheater and the Parking Facilities in such a manner as to assure that it complies fully with all state, federal and local standards for handicapped accessibility including, without limitation, the Americans With Disabilities Act.

            (i) Non-Discrimination. Tenant shall not discriminate in employment or contracting or subcontracting in connection with the Renovation Work or the operations of the Amphitheater on the basis of race, color, religion, sex or national origin. Tenant shall comply with all applicable statutes, ordinances, rules and regulations concerning affirmative action and shall require such compliance therewith by all contractors and subcontractors.

            (j) Balanced Programming. Tenant and Landlord shall use their reasonable best efforts to cause the programming at the Amphitheater to be balanced so as to assure a reasonably proportioned blend of cultural experiences, recognizing and accepting the fact that some (e.g. so-called "high arts") may not be as profitable as others (e.g. "rock-n-roll"). For purposes of this Lease, "balanced" shall mean a reasonable assortment of varied tastes of the general population including, without limitation, popular, rock-n-roll, blues, soul, jazz, folk, classical, and country and western music, and comedy and theater. The parties acknowledge that the examples contained in this subsection may not be indicative of general taste during the entire Term. It is the intent of the parties throughout the Term to appeal to the varied entertainment tastes of the general public as such tastes may change over time. Landlord shall have the right to provide notice to Tenant at any time following the end of any Lease Year of any specific suggestions that it may have with respect to future programming in order to comply with the intent and purposes of this subsection; provided, however, in no event shall the provisions of this
      Section 5.10(j) ever be made the basis for declaring Tenant to be in default under this Lease because of the inherently subjective nature of these provisions.

            (k) Crowd Control and Cleanup. Tenant at its expense, shall be responsible for cleanup of the Amphitheater, the Amphitheater Tract and the Parking Tracts, crowd control, security and traffic control on those days and nights on which a Tenant Event is held. In addition, upon the provision of 20 days advance request from Landlord, Tenant shall be similarly responsible for such services, at Landlord's expense, on those days and nights on which Landlord Events are held. Tenant agrees that all cleanup of the Parking Tracts shall be completed before 5:00 a.m. on the morning after the presentation of an event for which Tenant is responsible for cleanup in accordance with the foregoing provisions.

            (l) Trash Collection and Security. Tenant shall provide adequate trash collection and cleaning service to assure that the refuse of the Patrons of the Amphitheater do no litter any property adjoining the Amphitheater Tract or the Parking Tracts including, without limitation, the Park Tract. Tenant shall be responsible for providing such temporary barriers and sufficient security personnel as are reasonably necessary to prevent Patrons of the Amphitheater from parking on, walking on or otherwise trespassing upon such adjoining properties. Tenant shall be responsible for providing security in accordance with industry standards for first class outdoor entertainment facilities similar to the Amphitheater (i) at the Amphitheater and on the Amphitheater Tract on a year-round basis throughout the Term and (ii) on the Parking Tracts during Show Hours only. In connection with security services to be provided by Tenant, Tenant (with input from the New Jersey State Police) shall use its expertise to develop a detailed security plan to address the special circumstances that exist at the Amphitheater. Upon Landlord's prior request, Tenant shall meet with Landlord to review its security plan prior to the start of each Amphitheater Season and promptly following the conclusion of each Amphitheater Season. Landlord will cooperate with Tenant in coordinating support from the New Jersey State Police, the police agency responsible for protection of life and property within the confines of the New Jersey Highway Authority, to the extent that Tenant and the New Jersey State Police deem such support appropriate. Tenant agrees to provide Landlord not less than twenty (20) days prior written notice of a need for New Jersey State Police support at any Tenant Event. Tenant agrees to reimburse the Landlord for the cost of the use of the troopers assigned to details at the Amphitheater.

            (m) Coordination with Meyner Center. Tenant shall use good faith efforts to coordinate its operations at the Amphitheater with the operations of the private operator of the Meyner Reception Center and Celebrity House, consistent with past practices.

            (n) Curfew. The performance of each Tenant Event may not end later than 12:00 midnight and may not begin earlier than 9:00 a.m.

            (o) Use of Mall Area. Tenant Events may be presented on the Amphitheater Tract only. Tenant Events may not be presented anywhere on the Landlord Land including, without limitation, the mall area adjacent to the

      Amphitheater, without the prior written consent of the Landlord. However, in conjunction with the operation of Tenant Events at the Amphitheater and with prior written notice to Landlord, Tenant may set up booths in the aforementioned mall area for the purpose of generating additional revenues; provided, that (i) no amplified sound is generated from the mall area in connection with such activities and (ii) such use of the mall area does not give rise to reasonable complaints from citizens in surrounding communities.

            (p) Amphitheater's General Manager. Tenant shall not hire a new general manager of the Amphitheater at any time during the term of this Lease without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. To avoid uncertainty, ambiguity or doubt, it is hereby expressly agreed, stipulated and acknowledged that the general manager of the Amphitheater as of the date of the execution of this Lease has been previously approved by Landlord. Prior to hiring any new general manager of the Amphitheater, Tenant shall provide prior notice thereof to Landlord with such reasonable information concerning the individual proposed to be hired as may be requested by Landlord. As used in this Section 5.10(p), the term "general manager" shall mean the highest ranking employee of Tenant who physically offices at the Amphitheater and is responsible for overseeing and directing the day-to-day operation of the Amphitheater. The rights granted to the Landlord under this Section 5.10(p) are in addition to, and not to the exclusion of, the Landlord's right to comment on the identity and performance of "key management personnel" as provided in Section 5.10(a) hereof.

            (q) Turnstiles. Tenant shall, as a part of the Renovation Work, reinstall at the Amphitheater's point(s) of entry the turnstiles currently located at the Amphitheater. If, at some time during the term of this Lease, Tenant should wish to install a different type of entry system which would provide the same or better verification of the number of Patrons attending the Tenant Events at the Amphitheater, then Landlord shall not unreasonably withhold its consent to the installation of such entry devices in place of the originally installed turnstiles.

            (r) Furnishing of the Hospitality Room. Tenant shall provide furniture and similar furnishings for the concession area hospitality room located at the Amphitheater.

            (s) Third Party Agreements. Tenant hereby agrees that it will honor the existing license arrangement previously entered into by Landlord with local garages for purposes of providing "wrecker/repair" services for vehicles of Patrons in need of assistance, provided that Landlord causes such licensing arrangements to be amended in such a manner that results in Tenant being a direct beneficiary of all indemnity provisions and insurance provisions set forth therein. In addition, Tenant acknowledges that Landlord shall have the right to continue to allow its third party provider to have pay telephones located at the Amphitheater in a manner consistent with past practices at the Amphitheater with no additional consideration payable to Tenant, so long as (i) the third party provider services the pay telephones located thereon in the manner required by its agreement with the Landlord and (ii) Landlord reasonably cooperates with Tenant, and supports Tenant's efforts, in connection with any request made to such third party provider by Tenant to increase the number of pay telephones located at the Amphitheater.

      Section 5.11 Non-Compete Covenants. Notwithstanding any of the other provisions contained in this Lease, the parties hereto agree, and covenant with one another throughout the Term as follows:

            (a) Fully Restricted Facilities. Subject to the specific exceptions contained in this Section 5.11, neither Landlord nor Tenant (or its Affiliates) shall, directly or indirectly, become engaged or involved in any manner whatsoever with respect to the booking, production, presentation or promotion of any live musical or comedic concert (other than concerts presented at the Amphitheater) to be presented at a Fully Restricted Facility in the Restricted Area.

            (b) Limited Exception for Greenfields. Notwithstanding the provisions of clause (a) of this Section 5.11, the Tenant (and its Affiliates) shall have a limited right to book, present, promote and produce live concerts featuring musical or comedic entertainers at Greenfields in the Restricted Area if such concert satisfies any one or more of the following conditions:

                  (1) an identical live concert featuring the same musical or comedic entertainers will also be presented at the Amphitheater during the same Amphitheater Season; or

                  (2) such live concert cannot be booked for presentation at the
            Amphitheater, despite the best efforts of the Tenant to so book such live concert at the Amphitheater.

      If the Tenant (or any of its Affiliates) intends to book, present, promote or produce any live concert at a Greenfield pursuant to the provisions of this Section 5.11(b), then the Tenant shall be required, as a condition precedent to the rights created in this Section 5.11(b), to provide written notice thereof to the Landlord with a specific description of (i) the concert involved, (ii) the reasons that the provisions of Section 5.11(b) apply to such concert and (iii) the efforts made to book such concert at the Amphitheater.

            (c) Partially Restricted Facilities. Neither Landlord nor Tenant (or its Affiliates) shall, directly or indirectly, become engaged or involved in any manner whatsoever with respect to the booking, production, presentation or promotion of any live musical or comedic concert (other than Club Shows) to be presented during any Amphitheater Season in a Partially Restricted Facility in the Restricted Area unless and except such party has first complied with all of the following requirements:

                  (1) such party shall have exercised its best efforts to book such live concert for presentation at the Amphitheater; and

                  (2) such party shall have provided written notice to the other party hereto providing a specific description of (i) the concert involved and the identity of the Partially Restricted Facility in which such concert is proposed to be booked and (ii) the efforts made to book such concert at the Amphitheater.

            (d) Ownership or Management of Fully Restricted Facilities in the Restricted Area. Neither Landlord nor Tenant (or its Affiliates) shall, directly or indirectly, become engaged or involved in any manner whatsoever with respect to the ownership or management of any Fully Restricted Facility in the Restricted Area.

            (e) Access to Acts. If Tenant should, at any time during the Term, propose to present a live concert at a Greenfield pursuant to Section 5.11(b)(2) hereof or at a Partially Restricted Facility during any Amphitheater Season in the Restricted Area pursuant to Section 5.11(c) hereof, then Tenant shall, if requested by Landlord, exercise reasonable efforts to provide a representative of Landlord access to the agent of the headline act appearing at such live concert (or, if the act has no agent, such other appropriate representative) for the purpose of verifying that such act was unwilling to appear at the Amphitheater.

            (f) Modification of Affiliate Definition. For purposes of this
      Section 5.11 only, the following provisions shall supplement and amend the definition of the term "Affiliate":

                  (1) Irrespective of whether Ron Delsener owns any interest in
            Tenant, direct or indirect, Ron Delsener shall be deemed to be an Affiliate of Tenant until January 3, 2002 or, if later, the date on which Ron Delsener's employment with Ardee and all of its Affiliates is terminated.

                  (2) At all times during the Term of this Lease, Brian Becker shall be an Affiliate of Tenant. The provisions of this clause (2) shall apply irrespective of whether Brian Becker owns any interest in Tenant, direct or indirect.

                  (3) Irrespective of whether Mitch Slater owns any interest in
            Tenant, direct or indirect, Mitch Slater shall be deemed to be an Affiliate of Tenant until January 3, 2002 or, if later, the date on which Mitch Slater's employment with Ardee and all of its Affiliates is terminated.

                  (4) Irrespective of whether Louis Messina owns any interest in
            Tenant, direct or indirect, Louis Messina shall be deemed to be an Affiliate of Tenant until the date which is three (3) years after the date on which Louis Messina's employment with PACE Entertainment Corporation and all of its Affiliates is terminated.

            (g) Remedies and Enforceability. If the provisions of Section 5.11 should be held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area or all of them, and such provisions shall then be applicable in such modified form. Since a violation of the provisions of this Section 5.11 will result in irreparable harm, the non-defaulting party shall be entitled to an injunction restraining the commission or continuation of any violation of the provisions of this Section 5.11 or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy expressly provided for under the terms of this Lease or permitted at law or in equity.

      Section 5.12 Emission of Sound. In connection with its use and operation of the Amphitheater and its presentation of Tenant Events, Tenant shall comport with generally accepted industry standards and operate consistent with past practices at the Amphitheater in regard to the emission of sound.

      Section 5.13 Landlord Upgrades and Improvements. If (i) Landlord, at any time during the Term, wishes to make any improvements or upgrades at the Amphitheater and (ii) Tenant approves, in its sole and absolute discretion, of such proposed upgrades or improvements, then Tenant shall install, construct or otherwise put in place such upgrades and improvements at the sole cost and expense of Landlord. Landlord shall reimburse to Tenant any and all costs and expenses incurred or paid in connection with causing any such improvements or upgrades selected by Landlord to be installed, constructed or otherwise put in place.

                                    ARTICLE 6

                             OTHER LANDLORD BENEFITS

      Section 6.1 Landlord Events. As additional consideration for the agreements contained herein in favor of Tenant, Tenant does hereby grant to Landlord the right to use the Amphitheater (excluding Tenant's executive offices except as contemplated pursuant to Section 6.1(j) hereof), in a manner consistent with past practices, for the presentation and holding during each Lease Year of (i) up to ten ethnic heritage festivals of a similar nature, and at the same general times, as have been presented or held at the Amphitheater and/or in the mall and plaza area in years preceding the first Lease Year, (ii) up to twenty events, performances or shows for which the Patrons attending are not required to pay any fee or other charge for admission, and (in) a non-gated winter holiday celebration and display in the mall and plaza area during the months of November and December. If Landlord wishes, at any time during the Term, to increase the number of Landlord Events and Tenant has available dates for such events, the parties will discuss in good faith the scheduling of such additional events; provided, however, that Landlord acknowledges, understands and agrees that due to the nature of the types of events which will be presented by Tenant at the Amphitheater, the scheduling and booking of such events often has a very short lead time which will result in very short notice as to whether Tenant has available dates for additional Landlord Events. The Landlord's use of the Amphitheater pursuant to this Section 6.1 shall be governed by the following provisions:

            (a) Landlord Event Costs. Landlord shall be responsible for paying all costs of organizing, promoting, producing and presenting each of the Landlord Events and, in that connection, Landlord shall (i) reimburse to Tenant all of Tenant's direct out-of-pocket costs incurred in connection with the holding, presenting or performing of each of the Landlord Events at the Amphitheater upon invoice therefor (with the express understanding that Tenant shall, upon request of Landlord, provide to Landlord a non-binding good faith written expense estimate prior to each Landlord Event based upon information provided by Landlord as to the scope of such Landlord Event, such estimate to be provided to Landlord within three (3) business days after Tenant's receipt of the foregoing information concerning the scope of such Landlord Event), (ii) pay to Tenant the amount specified in Exhibit "S" attached hereto ("Indirect Cost Amount") for each Landlord Event as reimbursement to Tenant for its indirect costs and expenses (such as house staff costs, utility costs and insurance costs) and (iii) pay to Tenant $500.00 for each Landlord Event for which Landlord requires Tenant to provide the services of Tenant's production manager pursuant to the provisions of Section 6.1(b)(1) hereof. At the end of the fifth Lease Year, and at the end of each fifth Lease Year thereafter during the Term, the amounts reflected in Exhibit "S" attached hereto for the Indirect Cost Amount shall be increased by the same percentage amount that the CPI Index increased during the same five year period. "CPI Index" shall mean the Consumer Price Index for All Urban Consumers (U.S. City Average for all items), 1982 - 84 equals 100 Base, published monthly by the U.S. Department of Labor's Bureau of Labor of Statistics, or any successor agency or publication.

            (b) Tenant's Services. Tenant shall provide the following services in connection with the Landlord Events:

                  (1) In connection with the operation of the Amphitheater
            during Landlord Events, Tenant shall make available its production manager and general operational staff (which includes its security manager, house staff supervisor, marketing director, an accountant and, when necessary, its box office manager) at each of the Landlord Events in a manner consistent with the industry practices of building management at third party promoted events, at no additional charge to Landlord. In addition, Tenant shall provide the services of Tenant's production manager, at each Landlord Event for which Landlord has requested in writing the services of such production manager at least five (5) business days prior to such Landlord Event, to advance all production and operational matters at such Landlord Event (the services to be rendered by such production manager in connection with the production and operation of each such Landlord Event being herein called the "Production Manager Services").

                  (2) Tenant will assist Landlord with its mailing list
            maintenance, ticket processing and revenue tracking associated with Landlord Events. In this connection, Tenant will make available to Landlord computer terminals and on-line access to Tenant's ticketing service (consistent with the access Landlord has had historically with respect to its own computerized ticketing service), along with sufficient blank point of sale ticket stock. Landlord shall reimburse to Tenant, upon invoice received from Tenant, Tenant's cost for all blank point of sale ticket stock provided to Landlord pursuant to the provisions contained in the immediately preceding sentence. As of the date hereof, Tenant's cost is $.04 per ticket for blank point of sale ticket stock.

                  (3) Tenant shall provide or make available to Landlord, so long as Tenant continues to publish a program book for Tenant Events, the right to insert a reasonable amount of separately printed information into such program books in order to advertise upcoming Landlord Events and GSACF benefits events; provided, however, if Tenant does not publish a program book, Tenant agrees to arrange for the distribution of the Landlord's separately printed information at all Tenant Events. To the extent that Tenant incurs any out-of-pocket costs or expenses which would not otherwise be incurred by it in connection with either (i) inserting any of Landlord's separately printed information into Tenant's program books or (ii) arranging for the distribution of the Landlord's separately printed information if Tenant does not publish a program book, such out-of-pocket costs or expenses shall be reimbursed to Tenant by Landlord upon invoice provided to Landlord.

            (c) Prohibition on Touring Acts. It shall be specifically and expressly prohibited to feature or include any Touring Act at any Landlord Event unless Landlord first offered to Tenant the right, option and opportunity to book such Touring Act at the Amphitheater for a Tenant Event and Tenant declined the opportunity to book such Touring Act at the Amphitheater. For purposes of the provisions of the immediately sentence, the determination as to whether a performer, entertainer, musician, actor or any group of the foregoing shall be characterized as a "Touring Act" shall be made at the time that Landlord books such performer, entertainer, musician, comedian, actor or any group of the foregoing for performance in a Landlord Event at the Amphitheater.

            (d) Landlord's Insurance. Landlord shall secure and maintain in force during each Landlord Event a commercial general liability insurance policy with limits of not less than $10,000,000 with respect to bodily injury or death to any number of persons in one accident or occurrence and with respect to property damage in any one accident or occurrence; provided, however, that Landlord shall have the right to maintain (but shall be responsible for payment of) a "self-insured retention" of no more than $250,000 per occurrence and $850,000 in the aggregate. All insurance maintained in accordance with the provisions of this Section 6.1(d) shall be issued by companies reasonably satisfactory to Tenant. Such liability insurance policy shall name Tenant and its general partners as an additional insured and shall include contractual liability subject to no limitations other than those found in a standard commercial general liability form. Landlord shall furnish Tenant with duplicate originals or copies certified as being true and correct of the policy of insurance required pursuant to the provisions of this Section 6.1(d), and shall furnish to, and maintain with, Tenant at all times as a condition to the holding presenting or performance of any Landlord Events, a certificate of the insurance carrier certifying that such insurance shall not be canceled without at least 15 days advance written notice to Tenant. The insurance described in this Section 6.1(d) may be obtained by Landlord by endorsement or equivalent means under any blanket insurance policies maintained by Landlord, provided that the coverage and other terms of such insurance comply with the provisions of this Section 6.1(d). The limits of insurance coverage provided for herein shall be increased by Landlord from time to time at the request of Tenant, but no more frequently than once every five (5) years during the Term to such amounts as should be reasonably carried or provided for the insured perils being covered so long as such increased amount of coverage can be obtained at a commercially reasonable rate.

            (e) Landlord's Indemnity. Landlord covenants and agrees to indemnify, defend, protect and save harmless Tenant, its general partners and the Affiliates, partners, officers, directors and employees of its general partners from and against any and all liabilities, penalties, damages, claims, costs, charges and expenses including, without limitation, court costs and reasonable attorneys' fees, which may be imposed upon, incurred by or asserted against Tenant or Tenant's interest in the Amphitheater from any cause or in any manner whatsoever (including Covered Tenant Negligence) relating to or arising out of the operation, possession or use of the Amphitheater or the Parking Facilities in connection with any Landlord Event (except for those liabilities, penalties, damages, claims, costs, charges and expenses caused in whole or in part by Excluded Tenant Negligence). As used in this Section 6.1(e), the following terms shall have the meanings indicated below:

                  (1) "Covered Tenant Negligence" shall mean any negligent acts or omissions of Tenant which arise out of or relate to any Production Manager Services provided at a Landlord Event.

                  (2) "Excluded Tenant Negligence" shall mean any negligent act or omission or other act of willful misconduct by Tenant which is not Covered Tenant Negligence.

            (f) Ticket Revenues for Landlord Events. Landlord shall be entitled to receive and retain all ticket revenues associated with the sale of tickets to each Landlord Event and all such ticket revenues shall be excluded from "Gross Revenues" for purposes of this Lease. Except as contemplated by the provisions of Section 6.1(b)(2) hereof, Landlord shall be responsible for arranging the sale and distribution of tickets to each of the Landlord Events.

            (g) Concession Operations. Subject to the subsequent provisions hereof relating to Landlord's "festivals", Tenant shall maintain, during and in respect of all of the Landlord Events, the sole and exclusive right (but not the obligation) (i) to operate all concession facilities and operations at the Amphitheater including, without limitation, the sale of food, beverage, alcohol and merchandise at the Amphitheater and (ii) to receive and retain all revenues associated with the operation of such concession facilities and operations at the Amphitheater during the Landlord Events (which revenue shall constitute "Gross Revenues" for all purposes of this Lease). Tenant agrees to exercise reasonable efforts to convince its concessionaires to open for business and operate throughout all Landlord Events; provided, however, that Tenant shall not be liable or responsible to Landlord should any of such concessionaires elect not to open its concession business during or as a part of any of the Landlord Events. Upon request of Landlord, Tenant shall notify Landlord within ten (10) business days following receipt of such request as to which of Tenant's concessionaires intend to be open for business during Landlord Events designated in such request which are scheduled to occur within four (4) months following such request. If any of Tenant's concessionaires elect not to operate its ordinary concession facilities and operations at the Amphitheater during the presentation of any of the Landlord Events, then Landlord shall have the right and option to arrange for and provide for the sale of the type of concession ordinarily sold by each such concessionaire at the Amphitheater by or through concessionaires of its choice; provided, however, that Landlord shall have no right to use the existing concession facilities and improvements at the Amphitheater without the prior consent of Tenant's concessionaires. Notwithstanding the foregoing provisions, Tenant hereby agrees and acknowledges that, with respect to those Landlord Events which are "festivals," the service of food and beverages as a part of, and consistent with past practices at, any such festival shall be permitted and shall not violate the Tenant's exclusive right to operate food, beverage and merchandise concessions at the Amphitheater.

            (h) Rules and Regulations. Landlord's use of the Amphitheater for the presentation of Landlord Events shall be conducted on and subject to the rules and regulations generally imposed from time to time by Tenant on third party promoters in the ordinary course of business, but only to the extent that such rules and regulations do not expressly conflict with the terms and provisions of this Lease. If requested, Landlord shall execute a separate sublease agreement for each Landlord Event or for each series of Landlord Events during each Lease Year in substantially the same form as Tenant uses when subleasing the Amphitheater to third party promoters in the ordinary course of business; provided, however, any such sublease agreement shall contain an express provision providing that the provisions of this Lease shall govern and control over any conflicting provisions contained in such sublease agreement. Attached hereto as Exhibit "J" is a copy of a typical sublease agreement which will be used with third party promoters in the ordinary course of business and which contains within it the rules and regulations to be imposed by Tenant on third party promoters in the ordinary course of business. Subject to the terms of this Lease, Tenant reserves the right to make reasonable changes and modifications to its rules and regulations with prior notice to Landlord. Tenant acknowledges that the form of sublease agreement attached hereto as Exhibit "J" contains certain provisions which are inconsistent or in conflict with the terms and provisions of this Lease. Accordingly, Tenant hereby agrees that it will hereafter, upon the request of Landlord, reasonably work with Landlord to modify the terms of such form of sublease agreement as may be necessary to eliminate all such inconsistencies or conflicting provisions.

            (i) Scheduling of Landlord Events. Each of the Landlord Events must be held and presented at the Amphitheater during the same general period of time that each of such Landlord Events has been previously presented at the Amphitheater prior to the first Lease Year provided, however, (x) if the Renovation Work is commenced prior to September 30, 1997, then Tenant shall work reasonably with Landlord to reschedule those Landlord Events in the second Lease Year which have been historically held at the end of each Amphitheater Season to a mutually acceptable alternative date and (y) if the Renovation Work is not completed by May 1, 1998, then Tenant shall work reasonably with Landlord to reschedule those Landlord Events in the third Lease Year which have been historically held at the beginning of each Amphitheater Season to a mutually acceptable alternative date. Reservation of dates for Landlord Events shall be made with the Tenant's general manager (or executive director) and shall be subject to (i) prior reservations on the general manager's (or executive director's) scheduling calendar and (ii) reasonable rules and regulations which may be imposed from time to time by the general manager (or executive director). In connection with the provisions contained in the immediately preceding sentence, Tenant's general manager (or executive director) shall act reasonably and shall cooperate with Landlord in good faith to resolve any scheduling conflicts between proposed Tenant Events and proposed Landlord Events.

            (j) Office Space for Landlord. In order to allow Landlord to coordinate the presentation, production and promotion of the Landlord Events, Landlord shall have the right to use, at any time and from time to time during the Term, a specific office located within the confines of Tenant's executive offices at the Amphitheater to be hereafter designated by Tenant. The location of such office within the confines of Tenant's executive offices may be relocated from time to time by Tenant with prior notice to Landlord.

            (k) Use of Mall Area. Landlord has the right to use the "mall area" adjacent to the Amphitheater in connection with the Landlord Events and for all other purposes consistent with its agreements in this Lease; however, Landlord shall not use the mall area in a manner that will give rise to reasonable complaints from citizens in surrounding communities.

      Section 6.2 Landlord's Tickets to Tenant Events. As additional consideration for the agreements contained herein in favor of Tenant, Tenant does hereby agree with Landlord as follows:

            (a) Tenant shall provide to Landlord, at no cost to Landlord, forty
      (40) center section reserved seats and twenty (20) "prime" reserved parking spaces for each Tenant Event during the Term.

            (b) Landlord shall have the right to purchase, at face value, up to two hundred (200) additional center section reserved seats for each Tenant Event during the Term by providing notice of the number to be purchased at least one week before the tickets for such Tenant Event are placed on sale to the general public. If Landlord should return to Tenant any of such additional tickets so purchased at face value, then the following provisions shall apply:

                  (i) With respect to such tickets which are (i) returned or released no fewer than twenty-one (21) days prior to the scheduled date of the performance to which such tickets relate or (ii) placed on a "building hold" at Tenant's direction or request for more than forty-eight (48) hours after release to Tenant by Landlord, Landlord shall have no financial responsibility for such returned or released tickets; and

                  (ii) With respect to all other tickets so returned, Tenant shall (x) exercise reasonable efforts to resell such returned tickets and (y) resell such returned tickets before selling other tickets in the same cost category. To the extent Tenant should resell any such returned tickets, Tenant shall give a full credit to Landlord for all such resold tickets.

The location of the prime parking spaces and seats for which tickets are to be provided to Landlord pursuant to the provisions of this Section 6.2 shall be (i) during the first and second Lease Years, in the exact same location as those prime parking spaces and seats used by Landlord for the same purposes prior to the first Lease Year and (ii) for all subsequent Lease Years, equivalent in location and quality to those prime parking spaces and seats used by Landlord for the same purposes prior to the first Lease Year. From time to time during the Term, Landlord shall have the right to request of Tenant that the number of tickets which may be purchased by Landlord pursuant to the provisions of this
Section 6.2 for a specific Tenant Event shall be increased in excess of two hundred (200) center section reserved seats, and Tenant shall not unreasonably withhold its consent to such request taking into consideration the expected demand for such tickets by the general public, the number of tickets available for sale to the general public to satisfy such demand and contractual limitations which may be imposed by the artist Landlord specifically agrees and covenants with Tenant that none of the tickets provided or sold to Landlord pursuant to the provisions of this Section 6.2 shall ever be sold for an amount greater than the ticket's face value.

      Section 6.3 Garden State Arts Center Foundation. Landlord shall be permitted to raise funds for the GSACF as follows:

            (a) Tenant shall have the following rights of oversale:

                  (1) In addition to the complimentary and purchased tickets and reserved parking described in Section 6.2 hereof, Landlord shall have the right, for each Tenant Event during the Term, to purchase from Tenant and thereafter attempt to resell for amounts in excess of face value (i) approximately 316 seats (the "Foundation Seats") located in the Qualified Location (as defined in clause (4) below) and (ii) 200 reserved parking spaces in Tenant's "reserved" or "V.I.P." parking lot. All proceeds in excess of the face value from the resale of the Foundation Seats and such reserved parking spaces must be contributed by Landlord to the GSACF. If requested by Landlord, Tenant shall provide more than 200 reserved parking spaces in Tenant's "reserved" or "V.I.P." parking lot for any Tenant Event for resale pursuant to this Section 6.3(a) if Tenant determines, in its reasonable opinion, that such excess spaces shall not adversely impact its operations of its "reserved" or "V.I.P." parking lot.

                  (2) In addition to the foregoing, Tenant shall cooperate with
            Landlord and provide to Landlord the right to offer to persons who buy the Foundation Seats the right to purchase a limited number of additional seats, in a manner consistent with past practices, subject to availability on a first come-first serve basis, for each of the Tenant Events prior to the tickets to such Tenant Events being placed on sale to the general public; provided, however, in no event shall the total number of tickets which will be available for such preferential offer of sale to the owners of the Foundation Seats exceed 800 ("Maximum Number of Preferential Tickets") for any one of the Tenant Events. If requested by Landlord, Tenant shall permit more than the Maximum Number of Preferential Tickets to be sold to the owners of the Foundation Seats pursuant to the preferential offer of sale referenced in the immediately preceding sentence, if, but only if, Tenant determines, in its sole and absolute discretion, that such additional preferential tickets shall not adversely impact upon Tenant's operations, reputation with the ticket buying public, relations with artists or any other financial or business interest of Tenant.

                  (3) Landlord shall have the right, by providing notice thereof to Tenant no later than June 1, 1997, to require Tenant to cause the Foundation Seats to be installed during the Renovation Work in substantially the same location as the location of the seats within the "white rail" in the current configuration of the Amphitheater as "box seats" (identical to the box seats being installed at the Amphitheater by Tenant as a part of the Renovation Work) with the understanding that the cost associated with the installation of the Foundation Seats as box seats shall be solely paid and borne by Landlord and shall be reimbursed to Tenant upon invoice therefor. Tenant currently estimates that the cost of causing the Foundation Seats to be installed as box seats shall be approximately $35,000.00.

                  (4) For purposes hereof, seats located in the "Qualified
            Location" shall mean (A) during the first and second Lease Years, seats located within the "white rail" in the current configuration of the Amphitheater and (B) during all subsequent Lease Years (i) the box seats installed at Landlord's cost pursuant to clause (3) of this Section 6.3(a) if Landlord exercises the option to install the Foundation Seats as box seats or (ii) seats located in substantially the same location as the seats within the "white rail" in the current configuration of the Amphitheater if Landlord does not exercise the option to install the Foundation Seats as box seats.

            (b) Tenant shall designate, from time to time during the Term, certain Tenant Events which will include a "surcharge" on each ticket, the proceeds of such surcharge to be contributed to the GSACF. If the Average Contribution Amount (hereinafter defined) as of the end of any Lease Year is less than $105,000, then Tenant shall contribute to the GSACF within 60 days after such Lease Year ("Make-Up Contributions") the amount necessary to cause the Average Contribution Amount as of the end of such Lease Year to equal $105,000. As used in this Section 6.3(b), the following terms shall have the respective meanings indicated below:

                  (1) "Potential Surcharge Revenue" shall mean, with respect to any Tenant Event for which a "surcharge" on each ticket is added pursuant to the provisions of this Section 6.3(b), (A) the greater of (i) the reasonable projection by Tenant of the number of tickets (excluding complimentary tickets) to be sold to such Tenant Event using ordinary and reasonable methods of projecting ticket sales or
            (ii) the actual number of tickets (excluding complimentary tickets) sold to such Tenant Event multiplied by (B) the amount of the per ticket "surcharge" for such Tenant Event. With respect to each Tenant Event for which a "surcharge" on each ticket is to be added pursuant to the provisions of this Section 6.3(b), Tenant shall provide written notice to Landlord of Tenant's reasonable projection of the number of tickets (excluding complimentary tickets) to be sold to such Tenant Event using ordinary and reasonable methods of projecting ticket sales. If Tenant fails to provide prior notice to Landlord of such reasonable projection of the number of tickets to be sold for any such "surcharge" event, then the reasonable projection by Tenant of the number of tickets to be sold to such "surcharge" event shall be deemed to be equal to the number of tickets (excluding complimentary tickets) actually sold to such "surcharge" event. If Landlord believes that the projection of the number of tickets to be sold to any "surcharge" events has not been made reasonably, then Landlord shall provide notice thereof to Tenant at any time, but in no event later than thirty (30) days after the end of the Lease Year in which such "surcharge" event occurred. If Landlord and Tenant have been unable to mutually resolve any dispute concerning the amount of such projection within forty-five (45) days after the end of the Lease Year in which such "surcharge" event occurred, then either party may thereafter refer, but in no event later than ninety (90) days after the end of such Lease Year, the matter for resolution pursuant to a binding arbitration procedure to be conducted in accordance with the provisions of Section 15.13 hereof in the same manner as if such dispute were a financial dispute involving a monetary sum of $500,000 or less. If there is a dispute between Landlord and Tenant as to the amount of projections with respect to more than one "surcharge" event during any Lease Year, then all of such disputes shall be resolved in a single binding arbitration procedure to be conducted in accordance with the provisions of
            Section 15.13 hereof.

                  (2) "Average Contribution Amount" shall mean, as of the end of any Lease Year, (A) the sum of (i) the aggregate amount of Potential Surcharge Revenue for all Tenant Events since the Commencement Date for which a "surcharge" on each ticket is added pursuant to the provisions of this Section 6.3(b) and (ii) the amount of all Make-Up Contributions made to the GSACF by Tenant pursuant to provisions of
            Section 6.3(b) since the Commencement Date divided by (B) the number of Lease Years which have elapsed during the Term through and including such Lease Year.

      Tenant will use its reasonable efforts to (i) work with Landlord to select and book performers for GSACF "surcharge" events that are acceptable to Landlord and that will make benefit events a success and (H) generate $105,000 of surcharge revenue during each Lease Year; provided, however, that such requirement to use its reasonable efforts shall never be made the basis for declaring Tenant to be in default under this Lease. To assist in the application of the provisions of this Section 6.3(b), various examples are included for illustrative purposes in Exhibit "N" attached hereto.

      Section 6.4 Charitable Projects. If Tenant should, at any time during the Term, elect to implement any project involving the services of volunteers from any charitable organization which would result in the generation of revenue for such charitable organization (including without limitation, causing Tenant's program books for the Tenant Events to be distributed by charitable volunteers on a commission basis), then Tenant agrees that it will not delegate the responsibilities for such project to any charitable organization without having first offered to the Garden State Arts Center Foundation a right of first refusal with respect to such project on the most favorable basis offered by any other charitable organization.

      Section 6.5 Landlord's Special Rights to Use of Certain Personal Property. Tenant hereby agrees that Landlord shall have the right to use each of the tables, chairs, peg boards and barricades identified by an asterisk in the Master List or on the list of personal property items attached as Exhibits "H-2" and "H-4" attached hereto in connection with the presentation and production of each Landlord Event upon prior request given to Tenant with no set-up or breakdown costs or other rental charges.

      Section 6.6 Agreement to Barter. With respect to any monetary sums owed by Landlord to Tenant pursuant to the provisions of this Article VI, Tenant agrees that it will accept payment of any such sums from Landlord by the transfer to Tenant of any goods, services or other in kind benefits at values mutually agreed upon by the parties.

      Section 6.7 Space for Landlord on the Sponsor Towers and in Program Book. For each of the first five Lease Years, Tenant shall make available for Landlord's use, at no cost to Landlord, four pages in Tenant's program books for Tenant Events. Tenant shall make available for Landlord's use, at no cost to Landlord, one panel on each of the four (4) sponsor towers to be hereafter erected by Tenant for each of the first five (5) Lease Years following completion of the erection of such sponsor towers.

                                    ARTICLE 7

                              RESTRICTIVE COVENANTS

      Section 7.1 Restrictive Covenants. Landlord does hereby covenant and agree ("Restrictive Covenants") that during the Term of this Lease:

            (a) Neither Landlord nor any person deriving rights from Landlord shall engage in any activities on the Landlord Land, at any time during the Term, which are competitive with the types of activities in which Tenant will engage on the Amphitheater Tract, including (i) presentment, promotion and production of live entertainment events, (ii) operation, management and use of commercial concert, amphitheater and arena facilities, (iii) organization, presentment and operation of fairs and festivals and (iv) operation and use of an educational center or conference center.

            (b) Neither Landlord nor any person deriving rights from Landlord shall engage in any activities on the Landlord Land which materially interfere with Tenant's conduct of its business or Tenant's use of, enjoyment of, or operations on, the Amphitheater Tract.

            (c) Neither Landlord nor any person deriving rights from Landlord shall develop or utilize the Landlord Land in such a manner as would cause Tenant's activities on the Amphitheater Tract to be in violation of any law, ordinance, regulation or other land use restriction, including without limitation, any sound emission restriction or ordinance.

      Section 7.2 Restriction on Use of Parking Facilities. Subject to the provisions of Sections 7.5(a) and 8.1(a) hereof, neither Landlord nor any person deriving rights from Landlord shall use the Parking Facilities in any manner which will have a material, adverse effect on the number of parking spaces that are available to Patrons of the Amphitheater and Employees of the Amphitheater in the Parking Facilities during Show Hours for any Tenant Event.

      Section 7.3 Enforceability of Restrictive Covenants. The Restrictive Covenants set forth in this Article 7 shall, during the Term only, (a) be binding upon and enforceable against each purchaser, tenant, grantee and owner of the Landlord Land or any portion thereof, and the respective heirs, legal representatives, successors and assigns of each such purchaser, tenant, grantee and owner and (b) inure to the benefit of and be enforceable by Tenant and its permitted successors and assigns.

      Section 7.4 Concessions.

            (a) Reference is made to the fact that an important source of revenue from Tenant's intended use of the Amphitheater shall be the sale of licensed merchandise relating to the performers and artists which will appear at the Amphitheater. Tenant intends to license concessionaires to sell such licensed merchandise at the Amphitheater immediately before, during and after performances and shows at the Amphitheater. Landlord hereby grants to Tenant the right to enter into, and go upon, the Landlord Land for the limited purpose of implementing reasonable security procedures to prevent and discourage the sale of unlicensed merchandise on the Landlord Land.

            (b) Another important source of revenue from Tenant's intended use of the Amphitheater is the sale of food and beverages to the Patrons of the Amphitheater. In that connection, Landlord hereby covenants and agrees with Tenant that it will not license the right to a third party to, sell food or beverages on the Landlord Land in a manner which is generally calculated to be sold to Patrons of the Amphitheater during the Show Hours of any Tenant Event. By way of example, a violation of the foregoing provisions would be the building of a new food or beverage vending stand on the Landlord Land near the entrance of the Amphitheater.

      Section 7.5 Continuation of Existing Uses. Notwithstanding anything to the contrary herein, the following activities shall not constitute a violation of any of the provisions or restrictions contained in this Article VII:

            (a) presentment, promotion and production of Landlord Events at the Amphitheater in a manner consistent with past practices, including, placement of tents on the Parking Tracts in connection with the holding of certain festivals in a manner consistent with past practices;

            (b) activities at the Meyner Reception Center and Celebrity House in a manner consistent with past practices;

            (c) activities at the New Jersey Vietnam Veterans' Memorial and Education Center in a manner consistent with past practices;

            (d) commuter parking on the Parking Tracts in a manner consistent with past practices;

            (e) the existence of the communication towers on the Landlord Land as currently situated; and

            (f) activities at the Telegraph Hill Nature Area (not otherwise identified above) in a manner consistent with past practices.

                                    ARTICLE 8

                    PROVISIONS CONCERNING PARKING FACILITIES

      Section 8.1 Joint Use of Existing Parking Facilities. The Existing Parking Facilities shall be used jointly by Tenant and Landlord in accordance with the following provisions:

            (a) Tenant shall have the primary right to use and possess, at its sole cost and expense, the Existing Parking Facilities during the Show Hours of all Tenant Events, subject only to the following uses of the Existing Parking Facilities consistent with past practices:

                  (1) commuter parking:

                  (2) the placement of certain festival tents on a portion of the Existing Parking Facilities as a part of certain of the Landlord Events;

                  (3) parking of vehicles in association with the use of the
            Meyner Reception Center and Celebrity House;

                  (4) parking of vehicles associated with the use of the New
            Jersey Vietnam Veterans' Memorial and Education Center; and

                  (5) parking of vehicles associated with uses of the Telegraph
            Hill Nature Area not identified above.

      Other than revenues attributable to the resale of certain reserved parking spaces provided by Tenant to Landlord for each Tenant Event pursuant to the provisions of Section 6.3(a) hereof, all revenues attributable to the use of the Existing Parking Facilities by Tenant pursuant to the right created in this Section 8.1 shall be the sole and exclusive property of Tenant and shall be included in "Gross Revenues" for all purposes of this Lease.

            (b) Landlord shall have the sole and exclusive right to use and possess, at its sole cost and expense, the Existing Parking Facilities during the Show Hours of all Landlord Events. If Landlord chooses, in its sole discretion, to charge for parking at any of the Landlord Events, then all revenues attributable to the use of the Existing Parking Facilities pursuant to the right created in this Section 8.1(b) shall be the sole and exclusive property of Landlord and shall not be included in "Gross Revenues" for purposes of this Lease.

            (c) At all other times, the Existing Parking Facilities may be jointly used by Tenant and Landlord for the purpose of parking the cars of Employees of the Amphitheater and Employees and Patrons of the Park Operations.

      Section 8.2 Maintenance of Existing Parking Facilities. The responsibilities for cleanup, maintenance and striping of the Existing Parking Facilities shall be allocated between Landlord and Tenant in accordance with the following provisions:

            (a) During the months of May through October, inclusive, of each calendar year during the Term, Tenant shall be solely responsible for all maintenance activities with respect to the Existing Parking Facilities (inclusive of the grounds, plants and landscaping included as a part of the Parking Tracts on which the Existing Parking Facilities are located). In this connection, Tenant shall be obligated to deliver the Existing Parking Facilities to Landlord on October 31 of each calendar year in substantially the same condition as which it existed on May 1 of the same calendar year.

            (b) During the months of November through April, inclusive, of each calendar year during the Term, Landlord shall be solely responsible for all maintenance activities with respect to the Existing Parking Facilities (inclusive of the grounds, plants and landscaping included as a part of the Parking Tracts on which the Existing Parking Facilities are located). In this connection, Landlord shall be obligated to deliver the Existing Parking Facilities to Tenant on April 30 of each calendar year in substantially the same condition as which it existed on November 1 of the immediately preceding calendar year.

            (c) Tenant shall be responsible for striping and re-striping, as necessary, those portions of the Existing Parking Facilities which are located immediately adjacent to the Amphitheater Tract (main lots). Landlord shall be responsible for striping, and re-striping, as necessary, those Existing Parking Facilities which are not adjacent to the Amphitheater Tract (overflow lots).

      Section 8.3 Electrical Costs and Clean-Up of Parking Facilities.

            (a) Tenant shall bear the costs associated with providing electrical lighting to the Existing Parking Facilities during the months of May through October, inclusive. Landlord shall bear the costs associated with providing electrical lighting to the Existing Parking Facilities during the months of November to April, inclusive. Tenant shall bear the costs associated with providing electrical lighting to the New Parking Facilities throughout the Term.

            (b) As provided for in Section 5.10(k) hereof, (i) Tenant shall cause, at its sole cost and expenses, substantially all of the trash, litter and debris on the Parking Tracts and the grounds immediately adjacent thereto to be picked-up and disposed of following the completion of each Tenant Event and (ii) upon at least twenty (20) days advance request from Landlord, Tenant shall cause, at Landlord's sole cost and expense, substantially all of the trash, litter and debris on the Parking Tracts and the grounds immediately adjacent thereto to be picked up and disposed of following the completion of each Landlord Event. If the Landlord does not timely exercise its right to require Tenant to clean the Parking Tracts following any Landlord Event pursuant to the provisions of clause (ii) of the immediately preceding sentence, then Landlord shall cause, at its sole cost and expense, all of the trash, litter and debris on the Parking Tracts and the grounds immediately adjacent thereto to be picked-up and disposed of following the completion of each such Landlord Event.

            (c) The cleanup of the Parking Tracts at all times other than following the completion of a Landlord Event or a Tenant Event shall be governed by the following provisions:

                  (1) Landlord shall be responsible for daily cleanup of trash, litter and debris on the Parking Tracts (and the grounds immediately adjacent thereto) which are then being used by Landlord or any of Landlord's tenants, agents, concessionaires, assignees or other invitees (other than Tenant).

                  (2) Tenant shall be responsible for daily cleanup of trash, litter and debris on the Parking Tracts which are not covered by clause (1) of this Section 8.3(c), including the New Parking Facilities.

      Section 8.4 Use and Maintenance of the New Parking Facilities. The following provisions shall apply with respect to the New Parking Facilities:

            (a) Subject only to the provisions of clause (b) below, Tenant shall have the exclusive right to use and possess, at its sole cost and expense, the New Parking Facilities. All revenues attributable to the use of the New Parking Facilities by Tenant in connection with Tenant Events shall be the sole and exclusive property of Tenant and shall be included in "Gross Revenues" for all purposes of this Lease.

            (b) Landlord shall have the right to use and possess, at its sole cost and expense, the New Parking Facilities during the Show Hours of all Landlord Events. Any revenues attributable to the use of the New Parking Facilities pursuant to the right created in this Section 8.4(b) shall be the sole and exclusive property of Landlord and shall not be included in "Gross Revenues" for purposes of this Lease.

            (c) Tenant shall be solely responsible for all maintenance activities with respect to the New Parking Facilities (inclusive of the grounds, plants and landscaping included as a part of the Parking Tracts on which the New Parking Facilities are located).

            (d) Tenant shall be responsible for striping and restriping, as necessary, the New Parking Facilities.

                                    ARTICLE 9

                             INSURANCE AND INDEMNITY

      Section 9.1 Property Insurance. From and after the date upon which this Lease is executed and continuing thereafter throughout the Term, Tenant shall, at its sole cost and expense, keep and maintain in force policies of insurance on all improvements (whether currently located or hereafter placed as a result of the Renovation Work or otherwise) and personal property situated on the Amphitheater Tract against loss or damage by fire and against loss or damage by any other risk now and from time to time insured against by an "all risk" policy generally placed on improvements and personal property of similar type in New Jersey with limits not less than the full replacement cost of the improvements and personal property being insured. All such policies shall be issued by companies reasonably satisfactory to Landlord and shall be carried in the name of Tenant and Landlord, as their interests may appear. All such policies shall expressly provide that any loss to property (other than a loss exclusively involving Tenants personal property located at the Amphitheater) in excess of $25,000 shall be paid to, and adjusted with Landlord only. Losses to property up to $25,000 and losses exclusively involving Tenants personal property located at the Amphitheater shall be paid to, and adjusted with, Tenant and Landlord only, as their interests appear. All insurance described in this Section 9.1 may be obtained by Tenant by endorsement or equivalent means under any blanket insurance policies maintained by Tenant, provided that the coverage and other terms of such insurance comply with this
Section 9.1. No Mortgagee shall be named as an additional insured or loss payee under any policy of insurance maintained pursuant to this Section 9.1 or otherwise have any right to receive payment of insurance proceeds or participate in the adjustment of any loss covered thereby.

      Section 9.2 Builder's Risk Insurance. During any period of construction on the Amphitheater Tract, Tenant shall maintain, or cause to be maintained, Builder's Risk Insurance in an amount not less than the total amount of the insurable improvements being constructed, with responsible insurance companies legally authorized to transact business in New Jersey. All such policies shall expressly provide that any loss shall be paid to, and adjusted with, Landlord only. No Mortgagee shall be named as an additional insured or loss payee under any policy of insurance maintained pursuant to this Section 9.2 or otherwise have any right to receive payment of insurance proceeds or participate in the adjustment of any loss covered thereby.

      Section 9.3 Liability Insurance. From and after the Commencement Date and continuing thereafter throughout the Term, Tenant shall secure and maintain in force commercial general liability insurance with (i) per occurrence limits of not less than $5,000,000 with respect to bodily injury or death to any number of persons in any one accident or occurrence and with respect to property damage in any one accident or occurrence and (ii) no aggregate limit; provided, however, if a commercial general liability insurance policy with no aggregate limits should, at any time hereafter, no longer be available to Tenant at commercially reasonable rates, then Tenant may instead provide general liability insurance with minimum combined liability limits of $50,000,000 with a combination of an aggregate limit pursuant to the general liability insurance policy and an Excess or Umbrella Liability Policy so long as the Umbrella Policy contains a standard clause which advises that such policy will "drop down" and be considered primary in the event the aggregate primary limits become impaired or exhausted. All insurance maintained in accordance with the provisions of this Section 9.3 shall be issued by companies reasonably satisfactory to Landlord. All liability insurance policies shall name Landlord as an additional insured and shall include contractual liability endorsements. All insurance described in this
Section 9.3 may be obtained by Tenant by endorsement or equivalent means under any blanket insurance policies maintained by Tenant, provided that the coverage and other terms of such insurance comply with this Section 9.3. The limits of insurance coverage provided for herein shall be increased by Tenant from time to time at the request of Landlord, but no more frequently than once every five (5) years, to such amounts as should be reasonably carried or provided, for the insured perils being covered so long as such increased amount of coverage can be obtained at a commercially reasonable rate.

      Section 9.4 Auto Liability Insurance. Tenant shall, at its sole cost and expense throughout the Term, keep Business Automobile Liability insurance covering all owned, nonowned and hired vehicles in the protection of Tenant. Said policy or policies shall be written in comprehensive form and shall comply with N.J.S.A. 39:6b-1 et seq., and all local regulations and case law with regard to the scope and effect of the New Jersey Compulsory Motor Vehicle Insurance Statute. Said policy or policies shall provide coverage in the minimum combined bodily injury and property damage liability limits of $2,000,000 per occurrence. Such auto liability insurance may be maintained as part of or in conjunction with any other liability insurance coverage carried or required to be carried by Tenant.

      Section 9.5 Worker's Compensation and Employer's Liability. Tenant shall, at its own cost and expense throughout the Term, provide Worker's Compensation Insurance covering all of its own employees in accordance with applicable laws of the State of New Jersey, to be endorsed to include coverage for any Federal or other State laws that may be found to have legal jurisdiction.

      Section 9.6 General Provisions. All insurance provided for in this Lease shall be effected under valid and enforceable policies, in such forms and, from time to time after the Commencement Date, issued by financially sound and responsible insurance companies authorized to do business in the state of New Jersey which have been approved by the Landlord (which approval shall not be unreasonably withheld provided such companies have a Best Policyholder Rating of not less than A minus or better). Tenant shall furnish Landlord with duplicate originals or copies certified as being true and correct of all insurance policies required under this Article 9, and shall furnish and maintain with Landlord, at all times, a certificate certifying that such insurance shall not be canceled without at least thirty (30) days advance written notice to Landlord. If Tenant fails to maintain such insurance, Landlord, at its election but without obligation to do so, may procure such insurance as may be necessary to comply with these requirements, and Tenant agrees to repay the cost of same to Landlord on demand, with interest thereon at the Permitted Rate from the date of expenditure until paid.

      Section 9.7 Indemnity. Tenant covenants and agrees to indemnify, defend, protect and save harmless Landlord from and against any and all liabilities, penalties, damages, claims, costs, charges and expenses, including without limitation, court costs and reasonable attorney's fees, which may be imposed upon, incurred by or asserted against Landlord or Landlord's Interest in the Entire Tract from any cause or in any manner whatsoever relating to or arising out of Tenant's operation, possession or management of the Amphitheater, the Amphitheater Tract and the Parking Tracts (except for those liabilities, penalties, damages, claims, costs, charges or expenses (i) caused in whole or in part by the negligence or willful misconduct of Landlord or Landlord's agents or employees or by virtue of a breach by Landlord of its representations, warranties or covenants hereunder or (ii) relating to or arising out of the operation, possession or use of the Amphitheater or the Parking Facilities in connection with any Landlord Event except to the extent caused by the negligence or willful misconduct of Tenant or Tenant's agents or employees).

      Section 9.8 Commercially Unavailable Insurance. If any of the policies of insurance required to be obtained or maintained by Tenant pursuant to the provisions of this Article 9 (each, a "Required Policy") should be, at any time during the Term, commercially unavailable in the amounts or types specified herein, Tenant shall immediately notify Landlord in writing of that fact and advise Landlord as to the distinction between the terms of the Required Policy and those of the commercially available policy which most closely meets the specified amounts or types of insurance of the Required Policy (the "Available Policy"). If the terms of the Available Policy are identical or substantially similar in all material respects to those of the Required Policy, then Tenant's obligation hereunder shall be reformed and modified, with no further action required by any party hereto, to require the obtaining and maintaining of the Available Policy. However, if the terms of the Available Policy are different from those of the Required Policy in any material respect, then Tenant shall be obligated to (i) promptly obtain the Available Policy (if it has not already done so), and (ii) promptly meet with Landlord for the purpose of determining
(a) what additional steps, if any, need be taken by Tenant to protect against the risk intended to be covered by the Required Policy, and (b) any change or modification in the obligations of the parties hereunder that are necessary or appropriate as a result of the unavailability of the Required Policy.

                                   ARTICLE 10

                     ASSIGNMENT, SUBLETTING AND ENCUMBERING
               BY TENANT; MORTGAGEE MATTERS; GRANTING OF EASEMENTS

      Section 10.1 Assignment, Subletting and Encumbering by Tenant.

            (a) Tenant shall have the right, without the consent of Landlord, at any time and from time to time during the Term, to (i) sublease the Amphitheater to other promoters or operators in the ordinary course of business (i.e., on a daily or weekly basis only), (ii) grant concession rights to vendors or other concessionaires for the sale of food, candy, cigarettes, beverages, merchandise or similar items, or (iii) fix a mechanic's or materialman's lien upon its leasehold estate in the Amphitheater Tract; provided, however, any exercise of any such rights shall be subject to all of the provisions of this Lease and shall not discharge Tenant of any of its obligations hereunder.

            (b) (1) Tenant shall also have the right, without the consent of Landlord, at any time and from time to time during the Term, to (i) mortgage its leasehold estate created hereby pursuant to a Qualified Mortgage executed for the benefit of a Pre-Approved Mortgagee and/or (ii) assign this Lease and the its leasehold estate created hereby to a Pre-Approved Manager, provided, however, that any exercise of any such right shall be subject to all of the provisions of this Lease and shall not discharge Tenant from any of its obligations hereunder. Prior to executing a Qualified Mortgage, Tenant shall provide Landlord with a copy thereof.

                 (2) Any Qualified Mortgagee (or any wholly-owned subsidiary of such Qualified Mortgagee who acquires the leasehold estate created hereby pursuant to any of the provisions of this Section 10.1(b)(2)) shall have the right, without the consent of Landlord, at any time and from time to time during the Term, to assign or cause the assignment of this Lease and the leasehold estate created hereby to any Person acquiring the same either (i) at a foreclosure sale conducted pursuant to the Qualified Mortgage held by said Qualified Mortgagee or simultaneously with the assignment of this Lease in lieu of a foreclosure, or (ii) after such foreclosure sale or assignment in lieu of foreclosure (A) at any time, if such Person is an Affiliate of the Qualified Mortgagee or (B) within two
      (2) years after such foreclosure sale or such assignment in lieu of foreclosure if such Person is not an Affiliate of the Qualified Mortgagee.

      [The remainder of this page is intentionally blank]
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//

      [The initial portion of this page is intentionally blank.]
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//
//

            (c) Except as expressly permitted by the provisions of clauses (a) or (b) of this Section 10.1, Tenant may not sell, assign, sublet, rent, grant, mortgage or otherwise transfer or encumber all or any portion of the leasehold estate created hereby without first obtaining the consent of Landlord, which consent may not be unreasonably withheld, conditioned or delayed. Tenant hereby agrees with Landlord for all purposes hereof that any stock or asset sale, merger, consolidation or other contractual arrangement which results in (i) the operation, management and booking of the Amphitheater being controlled or held by any person other than a Pre-Approved Manager or (ii) the leasehold estate created hereby being owned or controlled by a person other than a Pre-Approved Manager shall, be deemed to be a sale and assignment of the leasehold estate created hereby in violation of the restriction contained in this Section 10.1(c); provided, however, if Landlord believes that Tenant has violated the provisions of this Section 10.1(c) by reason of any occurrence other than a direct assignment of the leasehold estate created hereby, then Landlord shall be required to give notice thereof to Tenant and provide a period of sixty (60) days to cure such matter before the same shall constitute a violation by Tenant of the restriction contained in this Section 10.1(c).

            (d) Without limiting the other provisions contained in this Section 10.1, any purported sale, assignment or other transfer (other than a mortgage, pledge or other encumbering pursuant to a Qualified Mortgage) of all or substantially all of Tenant's interest in this Lease and the leasehold estate created hereby shall not be effective unless and until:
      (i) all Rent then owing by Tenant has been paid in full, (ii) Tenant has delivered to Landlord a fully executed and acknowledged counterpart of the instrument of sale, assignment or transfer which contains an express assumption by the purchaser, assignee or transferee of this Lease and all of the obligations hereunder on the part of Tenant to be kept, observed or performed after the effective date of such sale, assignment or transfer and which sets forth the mailing address of such purchaser, assignee or transferee for purposes of this Lease and (iii) Landlord shall have given its prior written consent to such sale, assignment or other transfer (unless such consent is not required pursuant to the provisions of clauses
      (a) or (b) of this Section 10.1).

            (e) Upon an effective sale, assignment or transfer as defined above (other than a mortgage, pledge or other encumbering pursuant to a Qualified Mortgage) of all of Tenant's interest in this Lease and the leasehold estate in the Amphitheater Tract created hereby, other than pursuant to clause (b)(1) of this Section 10.1, Tenant, with respect to the payment or performance of any obligation hereunder (including the obligation to pay Rent) which accrues after the effective date of any such sale, assignment or transfer, shall be released of liability therefor, and the purchaser, assignee or transferee of this Lease shall at all times thereafter be deemed to be the "Tenant" for purposes of this Lease.

      Section 10.2 [Intentionally Deleted.)

      Section 10.3 Qualified Mortgagee's Right to Perform Tenant's Obligations. Each Qualified Mortgagee shall have the right to perform any obligation of Tenant hereunder, including without limitation, the obligation of Tenant to pay Rent, and Landlord shall accept performance of any such obligation by any Qualified Mortgagee.

Any performance by a Qualified Mortgagee of any obligation of Tenant hereunder shall have the same effect as and shall constitute performance of such obligation by Tenant.

      Section 10.4 Acquisition of Tenant's Interest in the Leasehold Estate. Upon the acquisition of any ownership interest in and to the leasehold estate created by this Lease by a Qualified Mortgagee or any other person or entity permitted by the terms hereof to acquire such an interest (any such Qualified Mortgagee or other person or entity who acquires such interest herein being called a "New Tenant," it being understood that a New Tenant is also a Tenant for all purposes hereunder), regardless of how such acquisition occurs, whether through foreclosure of liens created by a Mortgage or assignment of such interest in such leasehold estate in lieu of foreclosure, or otherwise, such New Tenant shall succeed to the rights and obligations of Tenant with respect to such interest in such leasehold estate acquired by it, with the same force and effect as if this Lease had, with respect to such interest in such leasehold estate, been originally entered into between Landlord, as landlord, and such Qualified Mortgagee or such person or entity, as tenant, and this Lease shall remain in full force and effect. Notwithstanding the foregoing, the acquisition of any such ownership interest in and to the leasehold estate created by this Lease by New Tenant shall not be effective unless and until: (i) all Rent then owing by Tenant has been paid and all uncured Events of Tenant Default and Non-Termination Events of Default which can be cured by the payment of money have been cured and (ii) Landlord has been delivered a fully executed and acknowledged counterpart of the instrument evidencing such acquisition which contains an express assumption by New Tenant of this Lease and of all the obligations hereunder on the part of Tenant to be kept, observed or performed after the effective date of such acquisition and which sets forth the mailing address of the New Tenant for purposes of this Lease. New Tenant shall reimburse Landlord for all out-of-pocket expenses incurred by Landlord (including reasonable attorneys' fees) in entering into a new lease with New Tenant pursuant to the provisions of this Section 10.4.

      Section 10.5 Further Assurances; Estoppel Certificate. Landlord shall execute any further documents which may be reasonably required by Tenant, any New Tenant or any Qualified Mortgagee at any time and from time to time to effectuate the intent and purposes of this Article 10. In that connection, Landlord shall execute and deliver to Tenant or any person or entity designated by Tenant, including without limitation a Qualified Mortgagee, from time to time and at such time or times as Tenant may request in writing, within thirty (30) days after receipt of such written request, an estoppel certificate stating:

            (a) whether or not this Lease is in full force and effect;

            (b) whether or not this Lease has been modified or amended in any respect, and submitting copies of such modifications or amendments, if any;

            (c) to the best knowledge and belief of Landlord, whether or not there are any existing defaults under this Lease and specifying the nature of such defaults, if any, provided, however, that in no event shall such statement be deemed to waive any of Landlord's rights or remedies arising from a then existing default of which Landlord was not aware;

            (d) to the best knowledge and belief of Landlord, whether or not any particular provision of this Lease has been complied with, provided, however, that in no event shall such statement be deemed to waive any of Landlord's rights or remedies arising from a then existing non-compliance of which Landlord was not aware;

            (e) Landlord's current address for the purpose of giving notice to Landlord; and

            (f) such other information that may be reasonably requested, as long as the furnishing of such information by Landlord will not prejudice any of Landlord's rights or remedies under this Lease or otherwise result in any adverse effect on Landlord under this Lease.

Tenant shall reimburse Landlord for all out-of-pocket expenses incurred by Landlord (including reasonable attorney's fees) in performing its obligations under this Section 10.5.

      Section 10.6 Granting of Easements. Landlord acknowledges that easements over, along and across the Amphitheater Tract will be required from time to time in connection with Tenant's use and occupancy of the Amphitheater. Subject to Landlord's right of prior approval, Landlord shall join with Tenant in the granting of any such easements for the purposes of furnishing utilities or providing for ingress and egress to the Amphitheater Tract and any improvements or parts thereof located thereon as Tenant may desire and are prudent and consistent with the reasonable ownership, development and operation of the Amphitheater Tract taking into account Landlord's reversionary interest in the Amphitheater Tract. Tenant shall reimburse Landlord for all out-of-pocket expenses incurred by Landlord (including reasonable attorney's fees) in performing its obligations under this Section 10.6.

      Section 10.7 [Intentionally Deleted.]

      Section 10.8 Qualified Mortgagee's Right to a New Lease. Upon termination of Tenant's right to possession of the Amphitheater or upon termination of this Lease pursuant to an exercise of Landlord's remedies following the occurrence of an Event of Tenant Default as a result of Tenant being insolvent or upon termination of this Lease for any other reason (other than a termination arising under Sections 3.2 or 4.5 or Article 14, or as a result of the expiration of the
Term), any Qualified Mortgagee
shall have the right to receive from Landlord a new lease of the Amphitheater for the unexpired balance of the Term (assuming for purposes of this Section
10.8 that this Lease has not been terminated and Tenant's right to possession has not been terminated) on the same terms and conditions set forth in this Lease by giving Landlord written notice ("New Lease Notice") thereof within thirty (30) days after the date of any such termination; provided, however, Landlord shall not have any obligation to execute such new lease with a Qualified Mortgagee unless such Qualified Mortgagee satisfies each of the following conditions within thirty (30) days after such Qualified Mortgagee gives Landlord the New Lease Notice:

            (a) Any uncured (i) Event of Tenant Default and (ii) Non-Termination Event of Default which can be cured by the payment of money is cured. In addition, the Qualified Mortgagee shall have expressly assumed the indemnification obligations of Tenant and Pavilion under this Lease and such assumption shall survive any termination of this Lease in connection with the execution of a New Lease. All income collected or received by or for the account of Landlord from the Amphitheater subsequent to the date of termination of this Lease or termination of Tenant's right to possession of the Amphitheater, less all expenses incurred by Landlord in managing and operating the Amphitheater, shall be applied against Rent which would at the time of the execution and delivery of such new lease be due under this Lease but for such termination of this Lease or termination of Tenant's right to possession of the Amphitheater. The balance, if any, owed in respect of Rent shall be paid.

            (b) Such Qualified Mortgagee delivers evidence reasonably satisfactory to Landlord that such person or entity claiming to be a Qualified Mortgagee is, in fact, a Qualified Mortgagee and is entitled to obtain a new lease of the Amphitheater from Landlord pursuant to the provisions of this Section 10.8.

            (c) Such Qualified Mortgagee (i) represents and warrants to Landlord that it is a Qualified Mortgagee and is entitled to obtain a new lease of the Amphitheater from Landlord pursuant to the provisions of this Section
      10.8 and (ii) agrees to indemnify and hold Landlord harmless from any claim, loss, cost, damage or expense (including court costs and reasonable attorney's fees) arising out of any failure of such person or entity actually being a Qualified Mortgagee hereunder or any failure of such Qualified Mortgagee actually being entitled to obtain a new lease of the Amphitheater from Landlord.

Landlord shall enter into such new lease of the Amphitheater with such Qualified Mortgagee within sixty (60) days after such Qualified Mortgagee gives Landlord the New Lease Notice and satisfies the above-listed conditions. If Landlord enters into such new lease with such Qualified Mortgagee as a result of Tenant's right to possession of the Amphitheater being terminated, then upon the execution and delivery of such new lease, this Lease shall terminate and be of no further force and effect. The Qualified

Mortgagee who obtains the new lease shall reimburse Landlord for all out-of-pocket expenses incurred by Landlord (including reasonable attorney's fees) in performing its obligations under this Section 10.8. Any new lease of the Amphitheater created pursuant to the rights contained in this Section 10.8 shall be of equal priority to this Lease and shall in all events be prior and superior to any lease, lien or other encumbrance created after the date hereof. The provisions of this Section 10.8 shall survive the termination of this Lease. Notwithstanding anything to the contrary contained herein, if Landlord may not permissibly terminate this Lease upon Tenant becoming insolvent without a court order due to applicable law, then Landlord shall not be obligated to enter into a new lease with any party pursuant to the provisions of this Section 10.8 following the occurrence of the Tenant becoming insolvent unless and until Tenant (or its successor) has validly rejected this Lease or the court with authority over the affairs of Tenant (or its successor) has entered a final judgment terminating this Lease.

      Section 10.9 Concurrent Exercise of Rights. Tenant, each Qualified Mortgagee and each permitted New Tenant hereunder may exercise any and all of its rights under this Article 10 concurrently at any time or times, and from time to time during the Term, so often and as many times as they may desire.

      Section 10.10 Limitation on Modification of Lease. Landlord and Tenant covenant and agree that this Lease will not be modified, altered or amended in any way that would prejudice the rights of a Qualified Mortgagee under this Lease, or have a material adverse effect on the value of the security under a Qualified Mortgage held by such Qualified Mortgagee without the prior written consent of such Qualified Mortgagee. Landlord will not accept a voluntary surrender of the leasehold estate created hereby from Tenant without the prior written consent of each Qualified Mortgagee.

                                   ARTICLE 11

              LANDLORD'S REPRESENTATIONS, WARRANTIES AND COVENANTS

      Section 11.1 Peaceful Possession. Landlord covenants and warrants that Tenant shall and may peaceably and quietly have, hold, occupy, use and enjoy, and shall have the use and enjoyment of, all of the Amphitheater, the Amphitheater Tract, the Parking License, the Access Easement and the Utility Easement during the Term on and subject to the terms hereof; and Landlord and its successors agree to WARRANT AND DEFEND during the Term the title to the Amphitheater, the Amphitheater Tract, the Parking License, the Access Easement and the Utility Easement, subject to the Permitted Encumbrances and subject to and upon the covenants, agreements, terms, provisions and limitations herein set forth, unto Tenant and its permitted successors and assigns against the claims of any and all persons.

      Section 11.2 Organization. Landlord hereby represents and warrants to Tenant that it is a body corporate and politic created and existing under and by virtue of the New Jersey Highway Authority Act, as amended. Landlord has all requisite power and authority to enter into this Lease and to engage in the transaction contemplated hereby, and the joinder, consent or approval of no other person or entity is required to properly consummate the transactions herein contemplated.

      Section 11.3 Binding Obligation. Landlord hereby represents and warrants that this Lease is a valid obligation of the Landlord and is binding upon the Landlord in accordance with the terms hereof. Without limiting the generality of the foregoing, Landlord represents and warrants to Tenant that it has complied in all material respects with all applicable laws, rules, statutes and ordinances relating to or governing Landlord's granting of lease rights similar to those granted herein.

      Section 11.4 Mortgage of Fee Estate. Landlord hereby represents and warrants to Tenant that there are no mortgages or liens affecting Landlord's fee simple estate in and to the Entire Tract other than the liens and mortgages specifically included within the Permitted Encumbrances. Landlord shall have the right to subsequently encumber its fee simple estate in and to the Landlord Land after the date hereof, so long as the liens and security interests created thereby remain in all respects subordinate to this Lease.

      Section 11.5 Impositions. Landlord hereby represents and warrants to Tenant that the Amphitheater and the Amphitheater Tract are not subject to any Impositions as of the date of this Agreement. Pursuant to the provisions of N.J.S.A. 27:12B-16, as interpreted pursuant to the decision in Broomfield v. Division of Tax Appeals, 84 N.J. Super. 19-24 (Superior Court of New Jersey, Appellate Division 1964), the creation of a leasehold estate in the Amphitheater and the Amphitheater Tract in favor of Tenant pursuant to the provisions of this Lease will not result in, under current law, the Amphitheater and the Amphitheater Tract becoming subject to any Impositions. Landlord covenants and agrees with Tenant that, in the event that (i) any attempt should ever be made to modify the laws of the State of New Jersey in any way which would cause the Amphitheater or the Amphitheater Tract to thereafter become subject to any Impositions or (ii) any taxing authority should challenge, by litigation or otherwise, the existing exemption applicable to the Amphitheater and the Amphitheater Tract, then Landlord shall, upon Tenant's written request, join with Tenant in attempting to prevent any such change of law to become effective and join in any challenge or litigation attempting to reinterpret the availability of the statutory exemption as it applies to the Amphitheater or the Amphitheater Tract.

      Section 11.6 Financial Information. Landlord hereby represents and warrants that the Statement of Revenues and Expenses attached hereto as Exhibit "O" (i) are complete, true, accurate and correct and do not omit a material fact necessary to make the information and data contained therein not misleading,
(ii) relate to and reflect
during the periods of time covered thereby only the revenues derived from and the expenses incurred in connection with the commercial use and operation of the Amphitheater and (iii) do not include for the periods of time covered thereby the revenues derived from or the expenses incurred in connection with any of the operations or rights reserved by or granted to Landlord pursuant to this Lease. In addition, Landlord is aware of no currently existing fact that has, or in the future may have, a material adverse effect on the Amphitheater or the results of operations of the Amphitheater.

      Section 11.7 Sale of Alcoholic Beverages. Landlord hereby represents and warrants that, to its knowledge, except for the need to comply in all respects with the licensing requirements of the State of New Jersey including, without limitation, the requirement of obtaining necessary liquor permits under New Jersey law to authorize the sale of alcohol at the Amphitheater, no legal condition or contractual restriction currently exists which could preclude the serving of alcohol at the Amphitheater.

      Section 11.8 Gift Certificates and Invite Backs. Landlord represents and warrants that attached hereto as Exhibit "K" is an accurate list of all currently outstanding "invite backs".

      Section 11.9 Indemnification. Landlord will reimburse, indemnify, defend and hold Tenant harmless from and against:

            (a) any all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any false or misleading representation contained in this Article 11 or the breach of any covenant or obligation of Landlord contained in this Article 11; and

            (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees) incident to any of the indemnified claims referred to in clause (a) above or to the enforcement of the provisions of this Section 11.9.

      Section 11.10 Environmental Indemnity. Landlord will reimburse, indemnify, defend and hold Tenant harmless from and against any and all damages, losses, deficiencies, liabilities, costs and expenses, including without limitation, court costs and reasonable attorneys' fees, which may be imposed upon, incurred by or asserted against Tenant or Tenant's interest in the Amphitheater Tract as a result of either of the following:

            (a) The presence of any Hazardous Substances which were disposed of, or otherwise released on, to or under the Entire Tract prior to the Commencement Date regardless as to who may have caused such Hazardous

      Substances to have been disposed of, or otherwise released on, to or under the Entire Tract.

            (b) Any Hazardous Substances being disposed of, or otherwise released on, to or under the Entire Tract on or after the Commencement Date by Landlord or any of its agents, representatives or employees or by any tenants of Landlord on other portions of the Entire Tract.

                                   ARTICLE 12

               TENANT'S REPRESENTATIONS, WARRANTIES AND COVENANTS

      Section 12.1 Tenant's Representations, Warranties and Covenants. Tenant hereby represents, warrants and covenants unto Landlord as follows:

            (a) Organization. Tenant is a general partnership duly organized under the laws of the State of Delaware, with full power and authority to enter into this Lease and to engage in the transactions contemplated hereby, and no joinder, consent or approval of any other person or entity (which has not yet been obtained) is required to properly consummate the transactions herein contemplated.

            (b) Binding Obligation. This Lease is a valid obligation of Tenant and is binding upon it in accordance with the terms hereof.

            (c) Hazardous Substances. Tenant shall not cause or permit, at any time during the term of this Lease, any Hazardous Substances to be disposed of or otherwise released on, to or under the Entire Tract. Tenant shall be responsible for insuring that the Renovation Work complies in all respects with all federal and state environmental laws (including, without limitation, the cost of complying with all such laws).

            (d) Ownership. The only partners of Tenant are Pavilion and Ardee. Tenant has delivered to Landlord a true, correct and complete copy of Tenant's Partnership Agreement which accurately reflects Pavilion's and Ardee's respective ownership interest in Tenant. Other than the partnership interests of Pavilion and Ardee, there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition of any partnership interests in Tenant.

            (e) Qualification. Tenant is duly qualified and authorized to do business in each jurisdiction in addition to its jurisdiction of organization in which the nature of its business or the character or amount of its property makes such qualification necessary under the laws thereof.

            (f) No Violations of or Conflict with Other Agreements. The terms and provisions of this Lease will not result in the breach of any of the terms, conditions or provisions of, or conflict with or constitute a default in, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Tenant pursuant to, any indenture, mortgage, deed of trust, agreement, license or other instrument to which Tenant is a party or by which it may be bound, or violate any of the provisions of its partnership agreement, any statute or any applicable order, writ, injunction, judgment or decree of any court, or any order or other rule or governmental regulation applicable to such entity, or require any consent, approval or authorization of, or any declaration or filing with, any governmental authority.

            (g) Judgments; Litigation. There are no judgments presently outstanding and unsatisfied against Tenant. Neither Tenant nor any of its property is currently involved in any litigation at law or in equity, or any proceeding before any court, or by or before any governmental or administrative agency, federal, state or local, which would have a material adverse effect on Tenant's ability to fulfill its obligations hereunder.

            (h) Tax Returns. Tenant has filed (and shall file throughout the Term) all tax returns required by law to be filed, and has paid or made adequate provision for the payment (and shall pay or make adequate provision for the payment throughout the Term) of all taxes which have become (or will become during the Term) due and payable pursuant to said returns and of all assessments or other governmental charges which have been (or will be during the Term) levied upon it or upon its properties, assets, income or franchises, and which are (or will be during the Term) due and payable.

            (i) Books and Records. Tenant will keep its books of account in accordance with generally accepted accounting principles, consistently applied.

            (j) Consolidation, Merger, Sale of Assets, Etc. Tenant will not, directly or indirectly, (a) consolidate with or merge into any other Person or permit another Person to consolidate with or merge into it, or
      (b) sell, lease, abandon or otherwise transfer or dispose of all or substantially all of its assets or property except for a transfer, sale or assignment of the leasehold estate created hereby which is permitted by the provisions of Section 10.1 hereof.

            (k) Existence. Tenant will at all times preserve and keep in full force and effect its existence as a partnership.

            (l) Legal Requirements. Tenant will comply with all laws, ordinances or governmental rules and regulations to which it is subject (including, without limitation, all environmental protection laws) and obtain and keep in full force and effect any licenses, permits, franchises, agreements or governmental authorizations or approvals necessary to the ownership, acquisition or disposition of its properties or to the conduct of its business or to comply with the operating and reporting requirements of any Governmental Authority or other Person, except where the failure to do any of the foregoing does not, and could not reasonably be expected to have, a material adverse effect on the business, operations, properties, financial condition or prospects of Tenant or on the ability of Tenant to perform its obligations under the Lease.

            (m) Notice of Default, Disputes and Other Matters. Tenant shall give written notice to Landlord of the following matters forthwith upon obtaining knowledge thereof:

                  (1) any citation, order to show cause, or other legal process or order, or protest or reconsideration affecting a material license, permit or other contractual right held by Tenant or directing Tenant to become a party to or to appear at any proceeding or hearing by or before any Governmental Authority, which, if adversely determined, would be either individually or in the aggregate with other matters, materially adverse to the business, properties, financial condition or prospects of Tenant;

                  (2) any dispute concerning, or any threatened non-renewal or modification of, any contract to which Tenant is a party, if an adverse result with respect to such dispute, threatened non-renewal or modification either individually or in the aggregate with other matters would have a materially adverse effect upon the business, operation, properties, financial condition or prospects of Tenant;

                  (3) the occurrence of an Event of Tenant Default;

                  (4) the occurrence of any event which constitutes, or with notice or lapse of time or both, would constitute, a default or an event of default under any contractual obligations of Tenant the ramifications of which would, either individually or in the aggregate with other defaults, have a material adverse effect on the business, operations, properties, financial condition or prospects of Tenant;

                  (5) any material adverse change in the business, operations, properties, financial condition or prospects of the Tenant which will impair Tenant's ability to perform its obligations under this Lease; and

                  (6) the occurrence of any assignment, sublease, grant,
            mortgage, transfer, stock or asset sale, merger, consolidation or other contractual arrangement which results in a violation of the restrictions contained in Section 10.1(c) hereof.

      In addition to the foregoing, Tenant shall provide notice to Landlord as to the identity of the Persons who own the equity interests in Tenant and all of the ultimate parent entities of such Persons within thirty (30) days of any express written request for such information provided to Tenant by Landlord.

            (n) Required Permits. Tenant will pursue each of the Required Permits diligently, in good faith, expeditiously, and will endeavor faithfully and use its reasonable efforts to resolve any issues or impediments to obtaining each such Required Permit.

            (o) Maintenance and Use of the Amphitheater and Personal Property.

                  (1) The Tenant, at its sole cost and expense, shall take good care of the Amphitheater and the Amphitheater Tract and all personal property located thereon (including, without limitation, equipment, inventory, furniture and fixtures) throughout the Term and shall keep the same in good order and condition, undertake all necessary maintenance and make all necessary repairs and replacements and alterations thereto (it being understood and agreed that all replacements must be of equal or better quality), interior or exterior, structural and non-structural (including regular structural inspection of the Amphitheater not less than every six years) ordinary and extraordinary, in conjunction with the operation of the Amphitheater, consistent with the operation of a first-class amphitheater or as ordered by any Governmental Authority exercising jurisdiction over the Amphitheater to comply with law, including but not limited to, repairs to and/or replacements of the roof, exterior walls, foundations, floors, stage rigging systems, mechanical systems including the heating, ventilation and air conditioning systems, electrical systems, sprinkler systems and plumbing facilities and all personal property (including, without limitation, equipment, inventory, furniture and fixtures). In the event any repairs, replacements and/or alterations are made, the Tenant shall be bound by the representations and warranties set forth this
            Section 12.1. In addition, Tenant shall notify Landlord when it proposes to discard any property as refuse and give Landlord the opportunity to retrieve such property and process it in accordance with its procedures or regulations regarding the discard of surplus property or otherwise, to the extent Landlord determines that such procedures or regulations are applicable. Upon expiration of this Lease or its early termination for any reason, Tenant shall deliver the Amphitheater to the Landlord in the same condition that the Amphitheater was in on the Commencement Date, excepting ordinary wear and tear.

                  (2) The Tenant shall, at its sole cost and expense: (i)
            maintain and repair the improvements upon the Amphitheater Tract (including the lawns, shrubbery, walkways and back stage area); (ii) maintain the signs located on the Amphitheater Tract; and (iii) keep the Amphitheater Tract in a clean and sanitary condition, free of rubbish, flammable or other objectionable materials.

                  (3) The Tenant agrees that the Landlord shall have the right
            (but not the obligation) to enter upon the Amphitheater Tract at all times during usual business hours, including Show Hours, for any lawful purpose, including to observe the operations and condition of the Amphitheater, provided, however, Landlord's access to (i) the Amphitheater during Show Hours shall require an admission "pass" for entry into the gate of the Amphitheater and shall be limited to proper business purposes and (ii) backstage and other restricted areas during the Show Hours shall be subject to artist imposed restrictions and limited to no more than four (4) individuals. In furtherance of the rights created in the immediately preceding sentence, Tenant agrees that up to four (4) free passes shall be made available to Landlord for each Tenant Event which may be used for proper business purposes in furtherance of the authorization granted in the immediately preceding sentence and which shall permit backstage access subject to the restrictions contained in the immediately preceding sentence. The Tenant further agrees that the Landlord shall have such rights of access to the Amphitheater Tract as may be reasonably necessary to inspect the Amphitheater and to cause the proper maintenance, preservation and keeping in good repair of the Amphitheater and to cause the proper maintenance, preservation and keeping in good repair of the Amphitheater in the event of a failure by the Tenant to perform its obligations hereunder, which rights of access shall in no way imply any obligation on the part of the Landlord.

            (p) Covenant Against Waste. The Tenant covenants not to do or suffer or to permit to exist any waste, damage, disfigurement or injury to the Amphitheater.

            (q) No Further Encumbrances. The Tenant shall not, directly or indirectly, create, incur, assume or suffer to exist any mortgage, pledge, lien, charge, encumbrance or claim on or with respect to the Amphitheater Tract other than as permitted by the provisions of Section 10.1 hereof.

            (r) National Anthem. Tenant shall cause the national anthem of the United States of America to be sung or played prior to all Tenant Events.

            (s) Resolution of Operational Issues. In connection with operational issues or conflicts that may arise from time to time between Tenant and Landlord with regard to their respective rights to, and use of, the Amphitheater, Tenant covenants and agrees that representatives of Pavilion and Ardee along with representatives of Landlord shall participate in the good faith resolution of such issues.

            (t) Recycling. Tenant shall comply with all recycling requirements of the County of Monmouth, New Jersey, the State of New Jersey and other applicable Governmental Authorities.

            (u) Gift Certificate; Invite Backs. Tenant shall honor all previously issued gift certificates and "invite backs" of Landlord and process them in the ordinary course of its operations. Landlord shall reimburse Tenant at face value for all such redemptions of gift certificates.

            (v) Indemnification. Tenant, Pavilion and Ardee will reimburse, indemnify, defend and hold Landlord harmless from and against:

                  (1) Any and all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any false or misleading representation made by Tenant in this Lease or the breach of any covenant or obligation of Tenant contained in this Lease; and

                  (2) Any and all actions, suits, claims, proceedings,
            investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees) incident to any of the indemnified claims referred to in clause (1) above or to the enforcement of the provisions of this Section 12.1(v).

      Section 12.2 Representations, Warranties and Covenants of Pavilion and Ardee. Pavilion and Ardee do each hereby individually make unto Landlord the following representations, warranties and covenants, to the extent each such representation, warranty and covenant expressly applies to itself:

            (a) Organization. Pavilion is a general partnership duly organized under the laws of the State of Delaware, with full power and authority to join in the execution of this Lease in its own capacity and to execute this Lease in its capacity as the managing partner of Tenant, and no joinder, consent or approval of any other person or entity (which has not already been obtained) is required to properly authorize Pavilion to execute and join this Lease. Ardee is a New Jersey corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, with full power and authority to join in the execution of this Lease and no joinder, consent or approval of any other person or entity (which has not already been obtained) is required to properly authorize Ardee to join in the execution of this Lease.

            (b) Ownership of Pavilion. Pavilion hereby represents and warrants unto Landlord as follows:

                  (1) The sole general partners of Pavilion are SM/PACE, Inc.
            ("SMP"), a Texas corporation, and Amphitheater Entertainment Partnership ("AEP"), a Delaware general partnership.

                  (2) SMP is an indirect wholly-owned subsidiary of PACE
            Entertainment Corporation, a Texas corporation whose corporate headquarters is located at 515 Post Oak Blvd., Suite 300, Houston, Texas 77027.

                  (3) The sole general partners of AEP are YM Corp. ("YMC"), a
            Delaware corporation, the Westside Amphitheater Corporation ("WAC"), an Arizona corporation, and Charlotte Amphitheater Corporation ("CAC"), a North Carolina corporation.

                  (4) YMC is a wholly-owned subsidiary of Sony Music
            Entertainment Inc., a Delaware corporation whose corporate headquarters are located at 550 Madison Avenue, New York, New York 10022-3211.

                  (5) Both WAC and CAC are indirect wholly-owned subsidiaries of
            Viacom Inc., a Delaware corporation whose corporate headquarters are located at 1515 Broadway, New York, New York 10036.

            (c) Ownership of Ardee. Ardee represents and warrants unto Landlord that (1) 100% of the issued and outstanding capital stock of Ardee is owned by Delsener/Slater Enterprises, Inc., a Delaware corporation, and 100% of the the issued and outstanding capital stock of Delsener/Slater Enterprises. Inc. is owned by SFX Broadcasting, Inc., a Delaware corporation; and (2) except for the capital stock owned by Delsener/Slater Enterprises, Inc., there are no outstanding rights, options, warrants, conversion rights or agreements for the purchase or acquisition of any capital stock of Ardee.

            (d) No Conflicts. The execution of this Lease by Tenant will not result in the breach of any of the terms, conditions or provisions of, or conflict with or constitute a default in, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of Pavilion or Ardee pursuant to any Indenture, mortgage, deed of trust, agreement, license or other instrument to which such entity is a party or by which it may be bound, or violate any of the provisions of its corporate charter, bylaws, partnership agreement, any statute or any applicable order, writ, injunction, judgment or decree of any court, or any order or other rule or governmental regulation applicable to such entity, or require any consent, approval or authorization of, or any declaration or filing with, any governmental authority.

            (e) Judgments; Litigation. There are no judgments presently outstanding and unsatisfied against Pavilion or Ardee. Neither Pavilion nor Ardee are currently involved in any litigation at law or in equity, or any proceeding before any court, or by or before any governmental administrative agency, federal, state or local board which, if adversely determined, would have a material adverse effect on Tenant's ability to fulfill its obligations hereunder.

            (f) Financial Information. All of the financial information, reports and data previously provided to Landlord by either Ardee or Pavilion concerning or relating to the financial performance or operations of Pavilion or Ardee are complete, true, accurate and correct and do not omit a material fact necessary to make the information and data contained therein not misleading.

            (g) Changes in Condition. Since October 31, 1995, there has been no material adverse change in the business, operations, assets or liabilities, or in the condition, financial or otherwise, of Pavilion or Ardee.

            (h) Taxes. Pavilion and Ardee have each filed (and shall file throughout the Term) all tax returns required by law to be filed by it, and have paid or made adequate provision for the payment (and shall pay or make adequate provision for the payment throughout the Term) of all taxes which have become (or will become during the Term) due and payable pursuant to said returns and of all assessments or other governmental charges which have been (or will be during the Term) levied upon it or upon its properties, assets, income or franchises, and which are (or will be during the Term) due and payable.

            (i) Financial Reporting. Upon the request of Landlord, Pavilion shall, within one hundred twenty days (120) days after the end of each fiscal year of Pavilion, cause a senior financial representative of Pavilion to come to the offices and headquarters of Landlord for the purposes of (i) showing to representatives of the Landlord the audited financial statements of Pavilion (including a balance sheet, statement of income, statement of cash flows and statement of partners' equity) as at the end of such fiscal year and (ii) discussing with Landlord the financial condition and prospects of Pavilion.

            (j) Existence. Pavilion and Ardee will at all times preserve and keep in full force and effect its existence as a partnership or corporation, as applicable.

            (k) Compliance with Law. Pavilion and Ardee will each comply with all laws, ordinances or governmental rules and regulations to which it is subject (including, without limitation all environmental protection laws) and obtain and keep in full force and effect any licenses, permits, franchises, agreements or governmental authorizations or approvals necessary to the ownership, acquisition or disposition of its properties or the conduct of its business or to comply with the operating and reporting requirements of any Governmental Authority, except where the failure to do any of the foregoing does not, and could not reasonably be expected to have, a material adverse effect on the business, operations, properties, financial condition or prospects of the appropriate entity.

            (l) [Intentionally Omitted].

            (m) Indemnification by Pavilion. Pavilion will reimburse, indemnify, defend and hold Landlord harmless from and against:

                  (1) any and all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any false or misleading representation made by Pavilion in this Lease or the breach of any covenant or obligation of Pavilion contained in this Lease.

                  (2) any and all actions, suits, claims, proceedings,
            investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees) incident to any of the indemnified claims referred to in clause (1) above or to the enforcement of the provisions of this Section 12.2(m).

            (n) Indemnification by Ardee. Ardee will reimburse, indemnify, defend and hold Landlord harmless from and against:

                  (1) any and all damages, losses, deficiencies, liabilities, costs and expenses resulting from, relating to or arising out of any false or misleading representation made by Ardee in this Lease or the breach of any covenant or obligation of Ardee contained in this Lease; and

                  (2) any and all actions, suits, claims, proceedings,
            investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable attorneys' fees) incident to any of the indemnified claims referred to in clause (1) above or to the enforcement of the provisions of this Section 12.2(n).

                                   ARTICLE 13

                              DEFAULT AND REMEDIES

      Section 13.1 Event of Tenant Default. An "Event of Tenant Default" for purposes of this Lease shall be deemed to have occurred hereunder if (i) any Rent payable to Landlord under this Lease remains unpaid on the date upon which the same is due to be paid and continues to be unpaid for ten (10) days after Tenant has been given a written notice specifying that such Rent remains unpaid,
(ii) Tenant becomes Insolvent, (iii) the restriction contained in Section 10.1(c) hereof is violated or (iv) Tenant fails to maintain any policy of insurance required pursuant to the provisions of Article 9 of this Lease and such failure continues for fifteen (15) days after Tenant has been given a written notice specifying the policy of insurance so required which is not being maintained.

      Section 13.2 Landlord Remedies. If an Event of Tenant Default occurs, then Landlord, at any time thereafter prior to the curing thereof shall have, as its sole and exclusive remedy, the right to do any one or more of the following:

            (a) Landlord may terminate this Lease by giving Tenant written notice thereof, in which event this Lease and the leasehold estate hereby created and all interest of Tenant and all parties claiming by, through, or under Tenant shall automatically terminate upon the effective date of such notice with the same force and effect and to the same extent as if the effective date of such notice were the day originally fixed in Article 3 hereof for the expiration of the Term;

            (b) Landlord and its agents or representatives shall have the right, promptly after giving Tenant fifteen (15) days prior written notice, to reenter and take possession of the Amphitheater, the Amphitheater Tract and the Parking Tracts and remove all persons and property therefrom;

            (c) Landlord may file such lawsuits against Tenant in any court of competent jurisdiction as may be necessary to obtain a judgment against Tenant for payment of any unpaid Rent through the date of termination hereof and for parent of all costs and expenses (including reasonable attorneys' fees) expended or incurred by Landlord in connection with exercising its remedies hereunder, and all such Rent, costs and expenses shall accrue interest at the Permitted Rate from the date such Rent was due or the date such costs and expenses were incurred until such amounts are paid in full; and

            (d) Landlord may file such lawsuits against Tenant as may be necessary to pursue Landlord's rights and remedies provided by law or in equity against Tenant for damages or mandamus, and claims for reliance damages, such as lost revenues and recovery for expenditures made by Landlord pursuant to this Lease

      (including capital expenses related to the Access Improvements) by reason of the existence of such Event of Tenant Default.

All of Landlord's rights and remedies listed above may be exercised concurrently or consecutively at Landlord's option. All costs and expenses incurred by Landlord in the exercise of its remedies set forth above (including attorneys' fees) shall accrue interest at the Permitted Rate from the date incurred until such amounts are paid in full. Tenant shall be required to reimburse all such expenses.

      Section 13.3 Failure to Perform other Obligations by Tenant. If any of the Obligations of Tenant (other than Obligations to pay Rent and to comply with the provisions of Section 10.1(c) and Article 9 hereof) are not performed and discharged as and when called for, and (a) the failure, refusal or neglect to perform and discharge such Obligation continues for a period of thirty (30) days after Tenant has been given notice thereof or (b) if by reason of the nature of such Obligation the same cannot be remedied within thirty (30) days, (i) performance and discharge of such Obligation is not commenced within such thirty
(30) day period, (ii) the performance and discharge of such Obligation is not diligently and continuously prosecuted or (iii) such Obligation is not fully performed and discharged within ninety (90) days after Tenant has been given notice thereof, then a "Non-Termination Event of Default" shall be deemed to have occurred for all purposes of this Lease. Upon the occurrence of a Non-Termination Event of Default, Landlord shall have, as its sole and exclusive remedy, the right to do any one or more of the following:

            (a) File such lawsuits against Tenant as may be necessary to pursue Landlord's rights and remedies provided by law or in equity against Tenant for damages or mandamus and claims for damages by reason of the existence of such Non-Termination Event of Default;

            (b) Perform the Obligations of Tenant which gave rise to the existence of such Non-Termination Event of Default, in which event Tenant shall be obligated to reimburse to Landlord all expenses incurred by Landlord as the result of Landlord's performance of the Obligations of Tenant together with interest thereon at the Permitted Rate from the date of expenditure; and

            (c) Attempt to enforce the Obligations of Tenant under this Lease by an action for specific performance;

provided, however, in no event shall Landlord have, and Landlord hereby specifically waives, the right to terminate or seek termination of this Lease and the right to terminate or seek termination of Tenant's right to possession of the Amphitheater upon the occurrence of a Non-Termination Event of Default. It being specifically agreed and acknowledged that Landlord may only terminate this Lease pursuant to the right created in Section 13.2(a) following the occurrence of an Event of Tenant Default. All of

Landlord's rights and remedies listed above may be exercised concurrently or consecutively at Landlord's option. All costs and expenses incurred by Landlord in the exercise of its remedies set forth above (including attorneys' fees) shall accrue interest at the Permitted Rate from the date incurred until such amounts are paid in full. Tenant shall be required to reimburse all such expenses to Landlord.

      Section 13.4 Event of Landlord Default. If any of the Obligations of Landlord is not performed and discharged as and when called for and (a) the failure, refusal or neglect to perform and discharge such Obligation continues for a period of thirty (30) days after Landlord has been given notice thereof or
(ii) if by reason of the nature of such Obligation the same cannot be remedied within thirty (30) days, (i) performance and discharge of such Obligation is not commenced within such thirty (30) day period, (ii) the performance and discharge of such Obligation is not diligently and continuously prosecuted or (iii) such Obligation is not fully performed and discharged within ninety (90) days after Landlord has been given notice thereof; then an "Event of Landlord Default" shall be deemed to have occurred for all purposes of this Lease.

      Section 13.5 Tenant's Remedies. If an Event of Landlord Default occurs, then Tenant, at any time thereafter prior to the curing thereof shall have, as its sole and exclusive remedy, the right to do any one or more of the following:

            (a) file such lawsuits against Landlord as may be necessary to pursue Tenant's rights and remedies provided by law or in equity against Landlord for damages or mandamus, and claims for reliance damages, such as lost revenues and recovery of expenditures made by Tenant pursuant to this Lease (including capital expenses related to the Renovation Work), by reason of the existence of such Event of Landlord Default;

            (b) perform the Obligations of Landlord which gave rise to the existence of such Event of Landlord Default, in which event Landlord shall be obligated to reimburse to Tenant all expenses (including reasonable attorneys' fees) incurred by Tenant as the result of Tenant's performance of the Obligations of Landlord together with interest thereon at the Permitted Rate from the date of expenditure; and

            (c) attempt to enforce the Obligations of Landlord under this Lease by an action for a specific performance;

provided, however, in no event shall Tenant have, and Tenant hereby specifically waives, the right to terminate or seek termination of this Lease upon the occurrence of an Event of Landlord Default. All of Tenant's rights and remedies listed above may be exercised concurrently or consecutively at Tenant's option. Tenant shall not have, and hereby expressly waives, the right to offset against future Rent due to Landlord for recovery of any amounts expended by Tenant pursuant to clause (b) above.

                                   ARTICLE 14

                            CASUALTY AND CONDEMNATION

      Section 14.1 Casualty and Reconstruction. If the Amphitheater should ever be wholly or partially destroyed or damaged by fire or any other casualty, then the following provisions shall apply:

            (a) If (i) the Tenant has in place at the time of such fire or other casualty a policy of insurance which satisfies the requirements of Section
      9.1 hereof (without regard to the application of the provisions of Section
      9.8 hereof) and (ii) there is no exclusion or exception to coverage under such policy with respect to such fire or other casualty, then Landlord shall promptly repair, replace, restore and reconstruct the Amphitheater in substantially the form in which it existed prior to such casualty, with at least as good workmanship and quality as the improvements and property being repaired or replaced.

            (b) If (i) the Tenant does not have in place at the time of such fire or other casualty a policy of insurance which satisfies the requirements of Section 9.1 hereof (without regard to the application of the provisions of Section 9.8 hereof) and (ii) the available insurance proceeds under the policy of insurance maintained by Tenant pursuant to
      Section 9.1 hereof (if any) are less than the full replacement cost of the improvements and property so destroyed or damaged, then (x) Landlord shall not be obligated to repair, replace, restore and reconstruct the Amphitheater in substantially the form in which it existed prior to such fire or other casualty and (y) this Lease shall terminate effective as of the date of such fire or other casualty and neither party shall have any further rights, benefits, interests, liabilities, obligations or responsibilities hereunder unless and except Tenant agrees to contribute towards the cost of such repair, replacement, restoration and reconstruction an amount equal to the difference between the available insurance proceeds and the cost of any such repair, replacement, restoration and reconstruction work.

            (c) If there is an exclusion or exception to coverage under the policy of insurance maintained by Tenant pursuant to the requirements of
      Section 9.1 hereof with respect to such fire or other casualty, then, unless Landlord or Tenant voluntarily elects by notice to the other within sixty (60) days after notice is received that such exclusion or exception to coverage applies, to repair, replace, restore and reconstruct the Amphitheater in substantially the form in which it existed prior to such fire or other casualty at its sole cost and expense, this Lease shall terminate effective as of the date of such fire or other casualty and neither party shall have any further rights, benefits, interests, liabilities, obligations or responsibilities hereunder.

            (d) In Furtherance of the foregoing provisions, Tenant does hereby assign, transfer and deliver unto Landlord all insurance proceeds which may otherwise be available to Tenant pursuant to any casualty or property insurance maintained from time to time by Tenant in respect of the Amphitheater.

            (e) If, as a result of any such destruction or damage to the Amphitheater by reason of fire or any other casualty, Tenant should lose the ability to use the Amphitheater for any period of time during its normal period of operation, then, unless this Lease is terminated pursuant to clause (b) or (c) of this Section 14.1, the Term of this Lease shall be extended for an additional number of Lease Years equal to the number of Lease Years which Tenant so lost the ability to use the Amphitheater as a result of such fire or other casualty.

      Section 14.2 Total and Partial Taking. If at any time during the Term, the whole or substantially all of the Entire Tract shall be taken for or under threat of public or quasi-public purposes by any lawful power or authority by the exercise or the threatened exercise of the right of condemnation or eminent domain, or if a portion of the Entire Tract shall be so taken so as to render the continued operation of the Amphitheater for the purposes for which it was used immediately prior to such taking impracticable, then this Lease and the Term shall terminate on the date of such taking and all Rent which Tenant shall have paid or become obligated to pay pursuant to the terms hereof shall be prorated and apportioned as of and paid to the date of such taking. In the event of such a taking of only a portion of the Entire Tract which does not render impracticable the continued operation of the Amphitheater for the purpose for which it was used immediately prior to such taking, then this Lease shall terminate on the date of such taking only as to the portion of the Entire Tract so taken, and shall continue as to the part of the Entire Tract not so taken; and the Rent provided for herein payable by Tenant to Landlord shall not be reduced as a result of such taking. Neither Landlord nor Tenant shall instigate or encourage any condemnation or similar proceeding affecting all or any portion of the Entire Tract.

      Section 14.3 Temporary Taking. If the whole or any portion of the Amphitheater Tract or Parking Tracts shall be taken for temporary use or occupancy, the Term shall not be reduced or affected and Tenant shall continue to pay the Rent in full. Except to the extent Tenant is prevented from so doing pursuant to the terms of the order of the condemning authority, Tenant shall continue to perform and observe all of the other covenants, agreements, terms, and provisions of this Lease. In the event of any temporary taking, Tenant shall be entitled to receive the entire amount of any award therefor unless the period of temporary use or occupancy shall extend beyond the expiration of the Term, in which case such award, after payment to Landlord therefrom for the estimated cost of restoration of the Amphitheater to the extent that any such award is intended to compensate for damage to the Amphitheater, shall be apportioned between Tenant and Landlord as of the day of expiration of the Term in the same ratio that the part of the entire period for such compensation is made falling before the day of expiration and that part falling after, bear to such entire period.

      Section 14.4 No Waiver. Nothing contained herein shall be construed as a waiver by Tenant or Landlord of any claim which either of them may have against the condemnor for taking all or any part of the Entire Tract, and Tenant and Landlord shall each have the right to appear and file its claim for damages in any such condemnation proceedings, to participate in any and all hearings, trials and appeals thereon, to be represented by counsel of its choice therein, and to receive the share of any such awards so adjudicated to be due it.

                                   ARTICLE 15

                                  MISCELLANEOUS

      Section 15.1 Notices. Any notice provided for or permitted to be given hereunder must be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, return receipt requested, or by facsimile, telex or cablegram (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such facsimile, telex or cablegram is sent), or by recognized overnight courier for next day delivery, addressed or sent to the parties at the following addresses and facsimile numbers or to such other or additional addresses or facsimile number as any party shall hereafter specify by written notice to the other parties:

          Landlord:   New Jersey Highway Authority
                      P.O. Box 5050
                      Woodbridge, New Jersey 07095-5050
                      ATTN: Lewis B. Thurston, III, Executive Director
                      FACSIMILE: (908) 293-1200

                                       and

                      DeCotiis, Fitzpatrick and Gluck
                      50 West State Street
                      One State Street Square
                      Trenton, New Jersey 08607
                      ATTN: Mr. Kimon C. Hatza
                      FACSIMILE: (609) 278-9200

          Tenant:     Pavilion Partners
                      c/o SM/PACE, Inc.
                      515 Post Oak Boulevard
                      Suite 300
                      Houston, Texas 77027
                      ATTN: Mr. Jeffry B. Lewis
                      FACSIMILE: (713) 963-0617

                                       AND

                      Exit 116 Revisited, Inc.
                      27 East 67th Street
                      New York, New York 10021
                      ATTN: Ron Delsener
                      FACSIMILE: (212) 879-1926

                                       AND

                      Sony Music Entertainment Inc.
                      550 Madison Avenue
                      New York, New York 10022-3211
                      ATTN: Mr. David H. Johnson
                      FACSIMILE: (212) 833-8083

                                       AND

                      Sony Music Entertainment Inc.
                      550 Madison Avenue
                      New York, New York 10022-3211
                      ATTN: Mr. Marvin Cohn
                      FACSIMILE: (212) 8334007

                                       AND

                      Sony Corporation
                      Nine West 57th Street
                      New York, New York 10019
                      ATTN: Mr. Marinus N. Henny
                      FACSIMILE: (212)418-9434

                                       AND

                      Blockbuster Entertainment Corporation
                      One Blockbuster Plaza
                      Ft. Lauderdale, Florida 33301
                      ATTN: Mr. Adam D. Phillips
                      FACSIMILE: (305) 832-3929

                                       AND

                      Viacom Inc.
                      1515 Broadway
                      New York, New York 10036-5794
                      ATTN: Treasurer

                                       AND

                      Gardere Wynne Sewell & Riggs, L.L.P.
                      333 Clay Avenue, Suite 800
                      Houston, Texas 77002
                      ATTN: Mr. Michael F. Rogers

                                       AND

                      Saretsky Katz & Dranoff, P.C.
                      950 Third Avenue
                      New York, N.Y. 10022
                      ATTN: Mr. Alan G. Katz

                                       AND

                      Michael A. Scheffler
                      Warshaw Burstein Cohen Schlesinger & Kuh, L.L.P. 555 Fifth Avenue
                      New York, New York 10017
                      FACSIMILE: (212) 972-9150

All notices shall be deemed effective when received or, if rejected, on the date of rejection thereof.

      Section 15.2 Modifications and Non-Waiver. No variations, modifications, or changes herein or hereof shall be binding upon any party hereto unless set forth in a writing executed by it or by a duly authorized officer or agent. No waiver by either party of any breach or default of any term, condition, or provision hereof, including without limitation the acceptance by Landlord of any Rent at any time or in any manner other than as herein provided, shall be deemed a waiver of any breaches or defaults of any kind, character, or description under any circumstance. No waiver of any breach or default of any term, condition, or provision hereof shall be implied from any action of any party, and any such waiver, to be effective, shall be set out in a written instrument signed by the waiving party.

      Section 15.3 New Jersey Law. This Lease shall be construed and enforced in accordance with the laws of the State of New Jersey. Any arbitration conducted hereunder and any arbitration award issued pursuant hereto shall only be enforced, vacated, amended or remanded in accordance with the provisions of the New Jersey Arbitration Act (N.J.S.A. 2A:24-1, et seq.).

      Section 15.4 Unavoidable Delay. If either party to this Lease shall be delayed or prevented from the performance of any act required by this Agreement by reason of acts of God, strikes, lockouts, labor troubles, unforeseeable restrictive governmental laws or regulations, acts of war or other similar causes, without fault and beyond the reasonable control of the party obligated, performance of such act shall be excused for the period of the delay; and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay; provided, however, nothing in this section shall excuse Tenant from the prompt payment of any Rent payable pursuant to the provisions of this Lease.

      Section 15.5 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall, at any time or to any extent, be invalid or unenforceable, and the basis of the bargain between the parties hereto is not destroyed or rendered ineffective thereby, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

      Section 15.6 Attorneys Fees. If litigation is ever instituted by either party hereto to enforce, or to seek damages for the breach of, any provision hereof, the prevailing party therein shall be promptly reimbursed by the other party for all attorneys' fees reasonably incurred by the prevailing party.

      Section 15.7 Surrender of Premises; Holding Over. Upon termination or the expiration of this Lease, Tenant shall peaceably quit, deliver up, and surrender the Amphitheater, the Amphitheater Tract and the Parking Tracts to Landlord free of all claims and encumbrances other than the Permitted Encumbrances. Upon such termination or expiration, Landlord may, except as otherwise provided herein, without further notice, enter upon, reenter, possess, and repossess itself of the Amphitheater by force, summary proceedings, ejectment, or otherwise, and may dispossess and remove Tenant from the Amphitheater, the Amphitheater Tract and the Parking Tracts and may have, hold, and enjoy the Amphitheater, the Amphitheater Tract and the Parking Tracts and all rental and other income therefrom, free of any claim by Tenant with respect thereto. If Tenant does not surrender possession of the Amphitheater, the Amphitheater

Tract or the Parking Tracts at the end of the Term, such action shall not extend the Term, Tenant shall be a tenant at sufferance, and during such time of occupancy Tenant shall pay to Landlord, as damages, an amount equal to one hundred fifty percent (150%) of the amount of Rent that was being paid immediately prior to the end of the Term. Landlord shall not be deemed to have accepted a surrender of the Amphitheater by Tenant, or to have extended the Term, other than by execution of a written agreement specifically so stating.

      Section 15.8 Relation of Parties. It is the intention of the parties to hereby create the relationship of landlord and tenant, and no other relationship whatsoever is hereby created. Nothing in this Lease shall be construed to make the parties hereto partners or joint venturers or to render either party hereto liable for any obligation of the other.

      Section 15.9 Non-Merger. Notwithstanding the fact that fee title in the tracts or parcels of land described in Article I hereof and the leasehold estate hereby created may, at any time, be held by the same party, there shall be no merger of the leasehold estate hereby created unless the owner thereof executes and files for record in the Office of the County Clerk of Monmouth County, New Jersey a document expressly providing for the merger of such estates.

      Section 15.10 Entireties. This Lease constitutes the entire agreement of the parties hereto with respect to its subject matter, and all prior agreements with respect thereto are merged herein.

      Section 15.11 Successors and Assigns. This Lease shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, and permitted successors and assigns. Whenever a reference is made herein to either party, such reference shall include the party's heirs, legal representatives, and permitted successors and assigns.

      Section 15.12 Memorandum of Lease Agreement. Concurrently with the execution of this Lease, at the election of Tenant or at such later time as Tenant may request. Landlord shall execute and deliver to Tenant, for recording in the Real Property Records of Monmouth County, New Jersey, a Memorandum of this Lease in the form attached hereto as Exhibit "L." If such Memorandum is recorded pursuant to the foregoing provisions, and if for any reason Tenant's rights and obligations under this Lease are terminated, then Tenant shall execute such documents (including recordable documents) as may be reasonably requested by Landlord for purposes of establishing that this Lease is no longer of any force or effect.

      Section 15.13 Arbitration for Small Financial Disputes.

            (a) Binding Arbitration Procedure. If (i) either Landlord or Tenant ("Claiming Party") should ever assert or claim that the other party hereto ("Defending Party") owes a monetary sum of $500,000 or less to the Claiming Party pursuant to any of the provisions of this Lease ("Small Monetary Claim") and (ii) the Claiming Party and the Defending Party are unable to resolve and dispose of such Small Monetary Claim by mutual agreement, then such Small Monetary Claim shall be subject to resolution pursuant to a binding arbitration procedure described as follows:

                  (1) An arbitrator shall be selected in accordance with the provisions of clause (b) of this Section 15.13 as soon as possible after the Claiming Party has given notice to the Defending Party that such Small Monetary Claim must be resolved pursuant to the provisions of this Section 15.13(a).

                  (2) Within thirty (30) days after the selection of the
            arbitrator referred to in clause (1) above, each of the parties hereto shall submit to the arbitrator (with copies to the other party) a written document ("Position Paper") which contains (i) the specific amount (if any) that such party believes is owed by one party to the other in connection with such Small Monetary Claim (after taking into account any counterclaims permitted pursuant to the next succeeding sentence) and (ii) such written information as may be necessary to support such party's determination of the amount (if any) owed by one party to the other in connection with such Small Monetary Claim. The Defending Party may only assert counterclaims for offsetting amounts with the arbitrator in the event that such counterclaims arise out of the same events and circumstances out of which such Small Monetary Claim arises. If the Defending Party asserts any counterclaims in its Position Paper, then the Claiming Party shall have an additional fifteen (15) days to file a supplemental Position Paper containing only information relevant to such counterclaims.

                  (3) Within sixty (60) days after the selection of the
            arbitrator referred to in clause (1) above, a meeting shall be convened in a conference room in the hotel located at the Newark, New Jersey Airport between and among the arbitrator and representatives of the parties at which meeting each party shall be given an opportunity to present arguments to the arbitrator in favor of such party's position in connection with such Small Monetary Claim and any counterclaims property raised in the Defending Party's Position Paper.

                  (4) Within thirty (30) days after the holding of such meeting, the arbitrator shall be required to determine which party's calculation of the amount owed in connection with such Small Monetary Claim is, in the unfettered discretion of the arbitrator, more correct. The arbitrator shall be required to select between the two proposed amounts presented in the Position Papers and shall not, without the prior consent of both parties, make any compromises between the two competing positions. The decision of the arbitrator shall be final and binding and each party agrees (subject to the rights and recourses expressly provided for in the New Jersey Arbitration Act) not to institute any litigation concerning the decision of the arbitrator (except that errors of law shall be subject to appeal).

                  (5) All costs paid or incurred in connection with the process of determining the amount owed in connection with such Small Monetary Claim pursuant to the provisions of this Section 15.13(a) (including the (i) the fees payable to the arbitrator and (ii) all attorneys' fees incurred by both parties in connection with the arbitration proceeding) shall be paid by the non-prevailing party.

      To avoid ambiguity or uncertainty, the provisions of this Section 15.13 shall only apply to monetary disputes in which the amount claimed is $500,000 or less. Monetary disputes involving larger sums shall be subject to resolution only pursuant to judicial proceedings.

            (b) Selection of Arbitrator. The selection of an arbitrator required pursuant to any provision of this Section 15.13 shall be made in accordance with the following provisions:

                  (1) Within fifteen (15) days after a notice is given by one party to the other that an arbitrator will need to be selected pursuant to this Section 15.13, the parties shall select a mutually acceptable individual to serve as the "Neutral Selector" hereunder. If (i) that individual is unwilling or unable to serve as the Neutral Selector hereunder for whatever reason or (ii) a mutually acceptable person cannot be agreed upon within such fifteen (15) day period, then the American Arbitration Association in Somerset, New Jersey will serve as the Neutral Selector.

                  (2) The Neutral Selector shall, as soon as is reasonably
            possible, provide to each of the parties an identical list of ten names, numbered 1 through 10, of individuals who would be willing to serve as an arbitrator hereunder and who meet the Applicable Criteria (herein defined). The list shall include each individual's address, phone number and employer. The parties may contact the individuals listed solely for the purpose of investigating their respective employment history and business experience.

                  (3) Within fifteen (15) days after receipt of the list of
            names referred in clause (b) above, each party shall be required to return to the

            Neutral Selector such list of names with no more than five of the names deleted. The highest name remaining on the two lists returned by the parties which was not deleted on either list shall be the arbitrator. If there is no name which was not deleted on both lists, then the Neutral Selector shall issue a new list of ten other names in the same manner as before and the procedure shall be repeated until an arbitrator is chosen.

                  (4) No arbitrator selected in accordance with the foregoing provisions shall be qualified to serve as an arbitrator hereunder if it is subsequently determined that such individual is, or was within the past five (5) years, (i) an officer, employee or director of either of the parties or any Affiliate of the parties or (ii) a party, directly or indirectly, as a principal, shareholder or senior executive officer of any entity, to any contract or arrangement with either party or any Affiliate of either party in which the aggregate annual compensation or other amounts payable thereunder exceeded $300,000.00.

                  (5) Any fees or costs payable to the Neutral Selector and the arbitrator selected in accordance with the foregoing provisions shall be paid by the non-prevailing party in the arbitration proceeding or as may otherwise be agreed between the parties.

                  (6) As used herein, the term "Applicable Criteria" shall mean the following:

                              (i) An individual who has been an active,
                  practicing certified public accountant with substantial experience in the entertainment industry over the past 15 years, at least 10 of which shall have been with a "big 6" accounting firm (or their predecessors); or

                              (ii) An individual who has been an active,
                  practicing attorney for no less than fifteen years with a private law firm consisting of fifteen lawyers or more in the state of New Jersey.

      Section 15.14. [Intentionally Deleted].

      Section 15.15. Brokerage Indemnity. Landlord hereby agrees to indemnify and hold harmless Tenant and Tenant hereby agrees to indemnify and hold harmless Landlord, against and in respect of any claims for brokerage, commission, finders or other fees relative to this Lease and the transactions set forth herein based in any way on agreements, arrangements or understandings made by the indemnifying party with any other party or parties.

      Section 15.16. Business Day. If the date on which any payment or other action hereunder is scheduled or required to occur as a weekend or holiday recognized by the State of New Jersey. such payment or other action may occur on the next business day; provided, however, that interest at the Permitted Rate payable in respect of any payment shall accrue from the due date through the date on which such payment is made.

      Section 15.17. Interim Management Agreement. Upon execution of this Lease,
(i) Landlord shall comply with the obligation imposed upon it pursuant to the provisions of Section 4(a)(A) of that certain Interim Management Agreement ("IMA") dated January 15, 1996 and entered into by and among Pavilion, Ardee Festivals, NJ, Inc. and Landlord, as the same may have been amended, modified or extended from time to time and (ii) Tenant shall fulfill, discharge and comply with the obligations imposed upon Pavilion and Ardee Festivals, N.J., Inc. pursuant to the provisions of Section 4(a)(B) and (C) of the IMA. Notwithstanding anything to the contrary contained in the IMA, Landlord and Tenant hereby agree that the total amount required to be reimbursed to Landlord by Tenant pursuant to Section 4(a)(C)(i) of the IMA for Landlord's overhead costs shall be $166,349.72, which amount has been previously paid by Tenant to Landlord.

      Section 15.18. Survival of Representations, Warranties and Covenants. The representations and warranties contained in this Lease shall survive the execution and performance of this Lease. In addition, all covenants contained in this Lease shall survive the execution and performance of this Lease in accordance with their respective terms.

              [The remainder of this page is intentionally blank.)

      EXECUTED this 10th day of January, 1997, but made effective May 1, 1996.

                                       NEW JERSEY HIGHWAY AUTHORITY


                                       By: /s/ Lewis B. Thurston III
                                           -------------------------------------
                                       Name:  Lewis B. Thurston III
                                       Title: Executive Director

                                                                      "LANDLORD"

                                       GSAC PARTNERS, a Delaware partnership

                                       By: PAVILION PARTNERS, its managing
                                           general partner

                                       By: SM/PACE, Inc., its general partner

                                           By: /s/ Robert S. Zlotnik
                                               ---------------------------------
                                               Name:  Robert S. Zlotnik
                                               Title: Treasurer


                                       By: EXIT 116 REVISITED, INC., its general
                                           partner

                                           By: /s/ Mitch Slater
                                               ---------------------------------
                                               Name:  Mitch Slater
                                               Title: President

                                                                        "TENANT"

For purposes of the representations, warranties and covenants undertaken in Sections 12.1 and 12.2 of this Lease, each of the undersigned hereby join in the execution of this Lease to indicate their agreement to be bound by the provisions thereof:

PAVILION PARTNERS                      EXIT 116 REVISITED, INC.

By: SM/PACE, Inc.
                                       By: /s/ Mitch Slater
By: /s/ Robert S. Zlotnik                  -------------------------------------
    --------------------------         Name: Mitch Slater
   Name:  Robert S. Zlotnik            Title: President
   Title: Treasurer

                                                                 Exhibit 10.5


                              PARTNERSHIP AGREEMENT

                                FOR GSAC PARTNERS

      This Partnership Agreement ("Agreement") is being executed this 18th day of November, 1996, but made effective as of the 31st day of May, 1996, by and between PAVILION PARTNERS, a Delaware general partnership, and EXIT 116 REVISITED, INC., a New Jersey corporation. For and in consideration of the mutual covenants herein contained, the parties to this Agreement hereby form and create a general partnership, under and pursuant to the Partnership Act for the purposes and upon the terms, provisions, and conditions as hereinafter set forth:

                                    ARTICLE I

                                   Definitions

      As used in this Agreement, the following terms shall have the respective meanings indicated:

      Affiliate: With respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and under "common control with") when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The provisions of Section 13.05 hereof supplement and amend this definition.

      Amphitheater: The existing outdoor entertainment facility located in Holmdel, New Jersey and commonly known as the Garden State Arts Center.

      Amphitheater Fiscal Year: The fiscal year of the Partnership for financial accounting purposes. The first Amphitheater Fiscal Year shall end on October 31, 1996. Subsequent Amphitheater Fiscal Years shall end on each subsequent October 31st thereafter.

      Amphitheater Season: The portion of each calendar year which is included between the period of time from May 1 to September 30 of such calendar year, being the contemplated portion of each calendar year during which the Amphitheater will be open for the presentation of events, performances and shows. The first Amphitheater Season for purposes of this Agreement shall commence May 1, 1996 and end on September 30, 1996.

      Ardee: Exit 116 Revisited, Inc., a New Jersey corporation.

      Artist Agreement: Any agreement or contract (written or oral) between the Partnership and an artist, entertainer or performer by which such artist, entertainer or performer agrees to appear and perform at a live concert or other performance at the Amphitheater.

      Available Cash: After payment of any and all outstanding Deficit Loans, the remaining cash (if any) held by the Partnership at the end of any Amphitheater Season which, in the reasonable judgment of the Managing Partner, is not required or reasonably expected to be required for the payment of Operating Expenses between the end of such Amphitheater Season and the commencement of the next succeeding Amphitheater Season.

      Capital Account: The tax capital account maintained by the Partnership for each Partner in accordance with and as required by the provisions of Section
8.05 of this Agreement.

      Club Show: Any live entertainment event presented in an enclosed venue with a maximum capacity for 3500 people or less.

      Code: The Internal Revenue Code of 1986, as amended.

      CPI Index: Consumer Price Index for All Urban Consumers (all U.S. cities), 1982-84 equals 100 Base, published monthly by the U.S. Department of Labor's Bureau of Labor Statistics, or any successor publication.

      Defensive NY Amphitheater: Any Fully Restricted Facility which is being proposed for development or construction in the Restricted NY Area which meets both of the following criteria:

            (a) the proposal to develop or construct such Fully Restricted Facility is made by a third party ("Developer"), including a governmental authority issuing a request for proposal, who is not affiliated with or related to either Partner or any Affiliate of either Partner; and

            (b) neither Partner (nor any of its Affiliates) at any time after the date hereof encouraged, supported, instigated or assisted in any manner the Developer's decision to announce the proposal to (i) construct or develop such Fully Restricted Facility or (ii) seek bids from third parties for the construction, development or management of such Fully Restricted Facility.

      Deficit Loan: A loan extended by the Partners to the Partnership pursuant to the provisions of Section 6.02 hereof.

      Development Costs: All costs and other expenses incurred by the Partnership, or by the Partners before formation of the Partnership, in connection with the design, planning, preparation, commencement, carrying out and completion of the Renovation Work, including each and all of the following:

            (a) All costs directly associated with or attributable to the actual construction work related to the Renovation Work including (i) all costs associated with obtaining materials and services related to the Renovation Work and (ii) all fees and other sums payable to any contractor or construction manager relating to or in connection with the Renovation Work.

            (b) All costs which are directly associated with or attributable to the research, development or design of the Renovation Work such as (i) predevelopment costs incurred in connection with the Renovation Work, (ii) all fees and payments made to architects, land planners, engineers and other consultants which are directly attributable to the design of the Renovation Work, (iii) all attorneys' fees and other consultants' fees incurred in connection with and directly attributable to the planning, developing and designing of the Renovation Work and (iv) all fees, costs and expenses paid or incurred in connection with the obtaining of all necessary development, construction and use permits.

            (c) The reasonable and necessary costs incurred in connection with responding to NJHA's Request for Proposal related to the privatization of the Amphitheater such as (i) travel and lodging expenses for personnel involved in the negotiation of the Lease Agreement and the Memorandum of Understanding and (ii) legal expenses incurred in connection with the negotiation of the Lease Agreement and Memorandum of Understanding.

            (d) The types and categories of costs included in the construction budget attached hereto as Exhibit "B".

Notwithstanding any provision of the Lease Agreement to the contrary, for purposes of this Agreement, the term "Development Costs" shall include, subject to the provisions of Section 12.11 hereof, costs related to the negotiation, documentation and finalization of the contractual and business arrangement between the Partnership and NJHA as finally culminated in the Lease Agreement (including, without limitation, legal fees and travel and lodging costs).

      Development Cost Amount: The total amount of Development Costs actually paid, incurred or expended.

      Development Cost Notice: Shall have the meaning assigned to such term pursuant to Section 5.02(a) hereof.

      Downing Stadium: The entertainment facility located on Randall's Island under the Triborough Bridge and commonly called Downing Stadium, in its current condition and configuration.

      Final Budgeted Amount for Construction: The final budgeted amount for the Development Cost Amount which the Managing Partner determines (and provides notice of to Ardee) pursuant to the provisions of Section 12.11 hereof, as such final budgeted amount may be revised as a result of an agreement with NJHA to revise or modify the design for the Renovation Work as contemplated in Section 12.11(b)(ii) hereof.

      Fully Restricted Facility: Any amphitheater, bowl, greenfield or other outdoor or open-air venue primarily designed for the presentation of live entertainment events other than sports stadiums with a capacity for 45,000 persons or more.

      Lease Agreement: That certain Lease Agreement to be hereafter executed as contemplated by the provisions of the Memorandum of Understanding and by which NJHA, as landlord, shall lease and demise to the Partnership, as tenant, the Amphitheater, as such Lease Agreement may be amended from time to time.

      Major Actions: Any acts taken, sums expended or obligations incurred on behalf of the Partnership for any of the following activities:

            (a) incurring any indebtedness or borrowing any sums of money on behalf of the Partnership other than (i) Deficit Loans and (ii) trade payables and other accounts payable incurred in the ordinary course of the business of the Partnership and consistent with the then effective Operating Budget;

            (b) acquiring, on behalf of the Partnership, any of the following:

                  (i) any interest in real property other than the leasehold estate created by the Lease Agreement; and

                  (ii) any personal property which is either (i) not related to the ownership, use, operation or maintenance of the Amphitheater or
            (ii) not capable of being purchased or leased in a manner consistent with expenditures contemplated in the then effective Operating Budget.

            (c) agreeing to modify, alter or otherwise amend any of the provisions of the Lease Agreement or any Major Operational Agreement, other than waivers or modifications made in the ordinary course of business;

            (d) executing or delivering a Mortgage;

            (e) expending any funds of the Partnership for Operating Expenses in amounts which exceed the amounts permitted to be expended in the Partnership's then effective Operating Budget; provided, however, Ardee's consent shall not be unreasonably withheld to any request made by the Managing Partner for the expending of funds of the Partnership for Operating Expenses in amounts which exceed the amounts permitted to be expended in the Partnership's then effective Operating Budget;

            (f) executing or otherwise entering into any Major Operational Agreement;

            (g) executing a construction contract for any part of the Renovation Work; provided, however, (i) if Ardee fails to provide comments to, or reasons for refusing its approval of, any proposed construction contract presented to it by the Managing Partner within five (5) business days, then Ardee shall be deemed to have approved such construction contract and
      (ii) Ardee shall not unreasonably withhold its consent to any proposed construction contract presented to it by the Managing Partner;

            (h) subject to the provisions of Section 12.04 hereof, adopting or modifying an Annual Operating Budget for any Amphitheater Fiscal Year;

            (i) selling, or agreeing to sell, the Amphitheater or any material portion thereof;

            (j) entering into any contractual or business arrangement with a Partner or the Affiliate of any Partner; and

            (k) engaging in any other business venture or entrepreneurial activity other than that directly related to the Partnership Purposes.

      Major Operational Action: Any Major Action which involves day-to-day decisions affecting the use, operation and maintenance of the Amphitheater including, without limitation, (i) executing, entering into or amending any Major Operational Agreement, (ii) expending funds of the Partnership for Operating Expenses in amounts which exceed amounts permitted to be expended in the Partnership's then effective Operating Budget, (iii) executing a construction contract for any part of the Renovation Work, and (iv) adopting or modifying any Annual Operating Budget for any Amphitheater Fiscal Year.

      Major Operational Agreement: Any material agreement relating to the operation, use or maintenance of the Amphitheater such as, by way of example,
(i) food and beverage concession agreements, (ii) merchandise concession agreements, (iii) sponsorship agreements, (iv) Artist Agreements, (v) employment agreements with any of the Amphitheater's personnel and (vi) material service contracts such as agreements for the provision of security services at the Amphitheater or operation of the parking lots.

      Managing Partner: Pavilion.

      Memorandum of Understanding: That certain Agreement Concerning Outdoor Entertainment Facility dated ___________________, 1995 and entered into by and among (i) Delsener Slater Enterprises, Ltd., an Affiliate of Ardee, (ii) Pavilion and (iii) NJHA.

      Mortgage: Any mortgage, deed of trust or other instrument creating a lien on the Partnership's interest in the Amphitheater as security for repayment of any liability or indebtedness.

      Most Favorable Offer: Shall have the meaning assigned to such term pursuant to the provisions of Section 12.02(c)(1) hereof.

      NJHA: New Jersey Highway Authority, a body corporate and politic created and existing under and by virtue of the New Jersey Highway Authority Act, as amended.

      Non-Artist Operating Agreements: All Major Operational Agreements other than Artist Agreements.

      Non-Expanded Amphitheater Season: Any Amphitheater Season which ends prior to substantial completion of the Renovation Work.

      Offensive NY Amphitheater: Any Fully Restricted Facility which is being proposed for construction or development in the Restricted NY Area other than Defensive NY Amphitheaters.

      Operating Budget: The budget of Operating Expenses of the Partnership to be prepared each year in accordance with and pursuant to the provisions of
Section 12.04 hereof.

      Operating Expenses: The overhead and operating expenses of the Partnership which relate to the day-to-day operation of the Amphitheater such as salaries for employees and staff for the Amphitheater, rent and other payments due to NJHA or others pursuant to the Lease Agreement, utility costs for the Amphitheater, insurance costs relating to the maintenance of casualty and liability insurance for the Amphitheater, interest and required principal amortization on the Partnership's indebtedness, costs relating to maintenance, repair and upkeep of the Amphitheater and the personal property and equipment used in connection with the operation of the Amphitheater and costs for the purchase of office supplies and equipment. Notwithstanding anything to the contrary implied by the immediately preceding sentence, none of the following types of expenditures or expenses shall be "Operating Expenses" for purposes of this Agreement:

            (a) the costs directly attributable to or associated with the booking, production, presentation or promotion of any performance or event at the Amphitheater such as artist costs, advertising costs and costs of staging; and

            (b) costs or expenses which must be incurred as the result of any emergency, casualty or other unforeseeable occurrence at the Amphitheater.

      Partially Restricted Facility: Any arena, auditorium, building, hall, stadium or other venue primarily designed for the presentation of live entertainment events other than Fully Restricted Facilities.

      Partners: Pavilion and Ardee. The term "Partners" shall not include any assignee of a Partner's Partnership Interest, unless (i) the other Partner agrees to admit such assignee to the Partnership or (ii) such assignee acquired such Partnership Interest in accordance with, pursuant to and in compliance with the provisions of Sections 18.04 or 18.05 hereof.

      Partnership: The Partnership created by this Agreement.

      Partnership Act: The Delaware Uniform Partnership Act, Title VI, Chapter 15 of the Delaware Code (1974 revision), as amended from time to time.

      Partnership Interest: All of the interest of any Partner in the Partnership, including its (i) right to a distributive share of the profits and losses of the Partnership, (ii) right to a distributive share of the assets of the Partnership, and (iii) right to participate in the management of the affairs of the Partnership.

      Partnership Purposes: The purposes for which the Partnership is formed as set forth in Section 3.01 of this Agreement.

      Pavilion: Pavilion Partners, a Delaware general partnership whose sole general partners are SM/PACE, Inc. and Amphitheater Entertainment Partnership.

      Percentage Interest: The respective Partnership Interest of each Partner in the Partnership expressed as a percentage of the Partnership Interests owned by all Partners. The Percentage Interest of Pavilion is sixty-six and two-thirds percent (66-2/3%) and the Percentage Interest of Ardee is thirty-three and one-third percent (33-1/3%).

      Permitted Rate: The lesser of (a) two percent (2%) per annum over the Prime Rate or (b) the maximum non-usurious interest rate permitted by applicable law from time to time in effect.

      Person: Any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other form of entity.

      Prime Rate: The prime rate of interest per annum announced, from time to time, by major U.S. money center banks as published daily in the "Money Rates" column of The Wall Street Journal; provided, however, that if The Wall Street Journal should ever cease, for any reason, to publish such rate on a daily basis, then the Prime Rate shall be the rate of interest designated, and in effect from time to time, by Citibank, N.A., in New York, New York as its prime rate or base rate charged on commercial loans.

      Qualified Liabilities: Shall have the meaning assigned to such term pursuant to Section 6.01(c) hereof.

      Qualified Operational Shortfall: Shall have the meaning assigned to such term pursuant to Section 6.01(b) hereof.

      Qualified Shortfall Notice: Shall have the meaning assigned to such term pursuant to Section 6.01(a) hereof.

      Renovation Work: Such renovation, rehabilitation, construction and upgrade activities at the Amphitheater necessary to increase the Amphitheater's covered seating capacity to approximately 7,000 and lawn seating capacity to approximately 10,500 and to otherwise upgrade the Amphitheater's concession plazas and the Parking Facilities as more fully described on Exhibit "C" attached hereto.

      Restricted Area: The geographical area encompassed by the Restricted NJ Area and the Restricted NY Area.

      Restricted NJ Area: The geographical area located in the State of New Jersey described on Exhibit "A-1" attached hereto.

      Restricted NY Area: The geographical area located in the State of New York described on Exhibit "A-2" attached hereto. The Partners hereby acknowledge that Jones Beach Amphitheater, is not located in the Restricted NY Area.

      Restricted Facility: Any Partially Restricted Facility or Fully Restricted Facility.

      Tax Year: The fiscal year of the Partnership for federal income tax purposes.

      Upfront Advances: All concessionaire grants or advances received or receivable by the Partnership prior to the first event, performance or presentation held at the Amphitheater after completion of the Renovation Work. Any amounts received from a concessionaire which are properly attributable to operations during any Non-Expanded Amphitheater Season shall not be included as a part of Upfront Advances but shall instead be included in the Partnership's income from operations during such Non-Expanded Amphitheater Season.

      Waterloo: The premises located in Stanhope, New Jersey at which live concerts and other entertainment events are presented from time to time and which is commonly referred to as "Waterloo Village".

                                   ARTICLE II

                            Name of Business; Offices

      2.01 Partnership Name. The name of the Partnership shall be GSAC Partners. In addition to the foregoing name, the activities and business of the Partnership may be conducted, in the Managing Partner's discretion, under such other names as may be designated from time to time by the Managing Partner; provided, however, the Managing Partner may not use, without the prior consent of Ardee, any assumed name for the Partnership which includes within it the name of Ardee, Pavilion, the partners of Pavilion or any of their respective Affiliates. The Partners shall execute and file such certificates, if any, as are required by the provisions of any assumed name law or statute in any jurisdiction in which the Partnership conducts business, as may be required to reflect the Partnership's operation under such names.

      2.02 Partnership Offices. The principal place of business of the Partnership shall be at 515 Post Oak Blvd., Suite 300, Houston, Texas 77027. The Partnership shall also maintain an office at the Amphitheater during the Amphitheater Season which will be staffed by the employees of the Partnership who will manage, operate and maintain the Amphitheater.

                                   ARTICLE III

                      Purpose and Power of the Partnership

      3.01 Purposes. The character and purposes of the specific business to be conducted by the Partnership are (i) to lease, operate, use and maintain the Amphitheater (including the booking, promotion, production and presentation of live entertainment events at the Amphitheater), (ii) to perform and fulfill all obligations and duties of the "Tenant" under the terms and provisions to be contained in the Lease Agreement and (iii) to take any and all other actions which may be incidental to or otherwise reasonably related to the foregoing business and purposes.

      3.02 Powers. The Partnership shall have the power, in fulfilling the purposes set forth in Section 3.01, to conduct any business or take any action which is lawful and which is not prohibited by the Partnership Act.

                                   ARTICLE IV

                               Term of Partnership

      The Partnership shall begin on the date first set forth above and shall continue for a term of twenty-two (22) years from such date unless sooner dissolved pursuant to Section 17.01 hereof or by operation of law. Notwithstanding the foregoing, if the term of the Lease Agreement should be extended, for any reason whatsoever, beyond the twenty-two (22) year term referred to in the immediately preceding sentence, then the term of the Partnership shall be automatically extended to expire upon such extended term of the Lease Agreement.

                                    ARTICLE V

          Initial Contributions and Contributions for Development Costs

      5.01 Initial Contribution.

            (a) Upon execution of this Agreement, Pavilion shall convey, and does hereby convey, to the Partnership all of its rights, titles and interests in, under or created by the Memorandum of Understanding.

            (b) Upon execution of this Agreement, Ardee shall convey, and does hereby convey, or shall cause Delsener Slater Enterprises, Ltd. to convey, to the Partnership, all of Delsener Slater Enterprises, Ltd.'s rights, titles and interests in, under or created by the Memorandum of Understanding.

            (c) It is hereby specifically agreed by and between the Partners that the fair market value of the assets being conveyed to the Partnership pursuant to Section 5.01 is equal to $0.00. As a result, the initial balance of the Capital Account of Pavilion and Ardee, following completion of the initial contribution required pursuant to the provisions of this
      Section 5.01 shall each be $0.00.

      5.02 Development Costs. Except as otherwise provided herein, Pavilion and Ardee shall be obligated from time to time to contribute to the capital of the Partnership, in proportion to their respective Percentage Interests, a sufficient amount of funds to provide to the Partnership enough cash to pay and discharge all Development Costs as and when payable. In furtherance of the foregoing, the following provisions shall apply:

            (a) If the Partnership does not have adequate funds available to it to pay any Development Costs when due, then the Managing Partner shall deliver a notice ("Development Cost Notice") to the Partners specifying the amount of funds needed to pay such Development Costs and stating that each Partner is obligated to contribute to the Partnership its Percentage Interest of the amount of funds needed to pay such Development Costs.

            (b) Following delivery of a Development Cost Notice to the Partners by the Managing Partner, each Partner shall be obligated to contribute to the capital of the Partnership, within fifteen (15) days following receipt of such Development Cost Notice, its respective Percentage Interest of the total amount of Development Costs identified in such Development Cost Notice.

Without the prior consent of both Partners, no construction contract for the Renovation Work may be executed on behalf of the Partnership which does not satisfy the criteria specified in clause (g) of the definition of "Major Action" in Article I hereof.

      5.03 Upfront Advances. The Partnership shall use any and all Upfront Advances exclusively for the payment of Development Costs. To the extent that any of the Upfront Advances have not been used to pay Development Costs after all Development Costs have been fully paid and discharged, then, notwithstanding the provisions of Article VII hereof, that remaining portion of the Upfront Advances shall be distributed to the Partners in proportion to their respective Percentage Interests.

      5.04 Prior Development Costs.

            (a) Pavilion hereby represents and warrants to Ardee that attached hereto as Exhibit "D-1" is a true, correct, complete and accurate schedule of all Development Costs paid by Pavilion through September 30, 1996. Ardee hereby represents and warrants to Pavilion that attached hereto as Exhibit "D-2" is a true, correct, complete and accurate schedule of all Development Costs which have been paid by Ardee through September 30, 1996.

            (b) All amounts paid for Development Costs prior to the execution hereof shall be deemed to have been contributed to the capital of the Partnership by the Partner that paid such amounts and shall be added to the balance of such Partner's Capital Account.

            (c) In order that the Partners' contributions for Development Costs paid prior to the execution of this Agreement will be in proportion to their respective Percentage Interests, the following provisions shall apply:

                  (1) Upon execution hereof, but subject to the provisions of clause (d) of this Section 5.04, Ardee shall contribute to the capital of the Partnership immediately available funds in the amount by which one-half of the Development Costs paid by Pavilion through September 30, 1996 (as reflected on Exhibit "D-1" attached hereto) exceeds all of the Development Costs paid by Ardee through September 30, 1996 (as reflected on Exhibit "D-2" attached hereto).

                  (2) Upon final determination by the Partners of the amount of
            Development Costs paid by each between September 30, 1996 and the execution of this Agreement ("Pending Costs"), Ardee shall contribute to the capital of the Partnership immediately available funds in the amount by which one-half of Pavilion's Pending Costs exceeds all of Ardee's Pending Costs.

      Amounts contributed to the capital of the Partnership by Ardee pursuant to this Section 5.04(c) shall be fully utilized by the Partnership to pay and discharge Development Costs before any Development Cost Notice is provided pursuant to Section 5.02(a) hereof.

            (d) Each Partner shall have the right to review the books, records, invoices and other supporting documentation relating to the Development Costs paid by the other Partner through September 30, 1996 for a period of ninety (90) days following the execution of this Agreement (such ninety
      (90) day period being herein called the "Review Period"). If, as a result of the review of such books, records, invoices and other documentation during the Review Period, one of the Partners disputes the other Partner's determination of the amount of Development Costs paid by the other Partner through September 30, 1996, then such Partner shall have the right to require that such dispute be settled in accordance with the provisions of
      Article XVI hereof so long as notice of such dispute is provided to the other Partner prior to the expiration of the Review Period. If the amount of Development Costs actually paid by either of the Partners through September 30, 1996 should be changed as a result of any such dispute, then upon final settlement of such dispute, the amount of the capital contribution required to be made by Ardee pursuant to Section 5.04(c)(1) hereof shall be appropriately increased or decreased with a distribution to, or contribution by, Ardee, as necessary. If neither Partner provides notice of a dispute pursuant to this Section 5.04(d) prior to the expiration of the Review Period, then such Partner shall be deemed to have accepted the amounts specified in Exhibits "D-1" and "D-2" attached hereto as the amount of Development Costs paid by each Partner through September 30, 1996.

      5.05 Development Cost Draw Requests. Copies of each draw request from the Partnership's contractor for the Renovation Work, together with all back-up information and written comments or approvals from the Partnership's architect, shall be provided to Ardee immediately upon receipt by the Managing Partner. Ardee shall have the right to review and comment upon each such draw request and require the Managing Partner to assert or reserve any claims, on behalf of the Partnership, which Ardee believes are available as a result of its review of any such draw request and other support documentation. However, none of the provisions contained in this Section 5.05 shall be read to negate, limit, lessen or otherwise affect either Partner's obligation to make all capital contributions otherwise required to be made pursuant to the provisions of this
Article V.

      5.06 Security for Ardee's Development Cost Contribution Obligation. As security for the performance of its obligations to make contributions to the Partnership required by the provisions of Section 5.02 of this Agreement, Ardee does hereby grant to the Partnership a security interest (the "Security Interest") in the Pledged Account (as hereinafter defined). As used herein, the term "Pledged Account" shall mean Merrill Lynch Pierce Fenner & Smith Incorporated Account No. 546-07B79 (formerly Account No. 546-07A11) maintained in the name of Ardee, as well as the Cash Securities Account and any other account of Ardee maintained with respect thereto. The following provisions shall apply with respect to the Security Interest:

            (a) Attached hereto as Exhibit "E" is (i) a true, correct and complete copy of the most recent Account Statement received by Ardee with respect to the Pledged Account and (ii) a letter issued by Merrill Lynch confirming the assets held in the Pledged Account as of November 12, 1996 (such Account Statement and letter being herein collectively called the "Merrill Lynch Statement"). The securities listed in the Merrill Lynch Statement continue to be held in the Pledged Account as of the date hereof and none of such securities have been removed from the Pledged Account since November 12, 1996 (except as required to fund the payment required to be made to the Partnership pursuant to the provisions of Section 5.04(c)(1) hereof). Ardee agrees that, for so long as this Agreement shall remain in effect, the Pledged Account will contain nothing but cash or obligations backed by the full faith and credit of the government of the United States of America. Notwithstanding anything to the contrary contained herein, Ardee may withdraw from the Pledged Account
      (i) interest received from time to time on account of the assets held in the Pledged Account and (ii) such funds as may be required to fund directly to the Partnership capital contributions to be made by Ardee pursuant to the provisions of Sections 5.02 or 5.04 hereof.

            (b) Upon execution of this Agreement, Ardee shall (i) execute and deliver to the Managing Partner one or more counterparts of a UCC-1 describing the Pledged Account in a form reasonably acceptable to the Managing Partner and (ii) execute and cause Merrill Lynch Pierce Fenner & Smith Incorporated to execute and deliver to the Managing Partner a Pledged Collateral Account Agreement pertaining to the Pledged Account in a form reasonably acceptable to the Managing Partner.

            (c) Upon full and final satisfaction and discharge of Ardee's obligations to make contributions to the Partnership required by the provisions of Section 5.02 of this Agreement, the Partnership shall release the Security Interest by executing a UCC-3 and simultaneously authorizing Merrill Lynch Pierce Fenner & Smith Incorporated to release to Ardee, the funds then remaining in the Pledged Account.

            (d) If Ardee discharges all or any portion of its obligations required by the provisions of Section 5.02 of this Agreement by applying thereto funds other than those included in the Pledged Account, then the Partnership shall release from the Security Interest a portion of the amount deposited in the Pledged Account in an amount not more than the amount so discharged by Ardee with funds not included in the Pledged Account.

            (e) Notwithstanding the provisions of Section 19.02 hereof or any other provision to the contrary herein, THE LAW OF THE STATE OF TEXAS SHALL GOVERN AND CONTROL THE CREATION, PERFECTION AND ENFORCEMENT OF THE SECURITY INTEREST AND THE OTHER PROVISIONS CONTAINED IN THIS SECTION 5.06.

                                   ARTICLE VI

                  Operational Cash Shortfalls and Deficit Loans

      6.01 Operational Shortfalls. Subject to the provisions of Section 6.02 hereof, the following provisions shall apply:

            (a) If a Qualified Operational Shortfall occurs at any time, then the Managing Partner shall deliver a notice ("Qualified Shortfall Notice") to the Partners specifying the amount of funds needed to cover such Qualified Operational Shortfall and stating that each Partner is obligated to contribute to the capital of the Partnership its Percentage Interest of the amount of funds needed to cover such Qualified Operational Shortfall. Following delivery of a Qualified Shortfall Notice to the Partners by the Managing Partner, each Partner shall be obligated to contribute to the capital of the Partnership, within fifteen (15) days following receipt of such Qualified Shortfall Notice, its respective Percentage Interest of the amount of funds needed to cover the Qualified Operational Shortfall as set forth in such Qualified Shortfall Notice.

            (b) As used herein, the term "Qualified Operational Shortfall" shall mean the occurrence or happening, at any time, in the Managing Partner's reasonable discretion, of the circumstance of the Partnership having an insufficient amount of cash to pay or cover the Qualified Liabilities (herein defined) of the Partnership as they become due.

            (c) As used herein, the term "Qualified Liabilities" shall mean any and all debts, liabilities, expenses, charges or other obligations of the Partnership other than Development Costs. The term "Qualified Liabilities" shall include, without limitation, costs associated with the engagement of performers at the Amphitheater, advertising costs, promotion costs, employee costs and rental obligations under the Lease.

      6.02 Deficit Loan for the Non-Expanded Amphitheater Seasons.

            (a) Obligation During the Non-Expanded Amphitheater Seasons Only. Notwithstanding the provisions of Section 6.01 hereof, if a Qualified Operational Shortfall occurs at any time during any Non-Expanded Amphitheater Season, then Pavilion and Ardee shall each extend a loan ("Deficit Loan") to the Partnership in an amount equal to fifty percent (50%) of such cash deficit within fifteen (15) days following receipt of written notice of the existence of such cash deficit from the Managing Partner.

            (b) Deficit Loan Terms. No distributions shall be made to the Partners pursuant to Article VII hereof at any time during which any Deficit Loan remains unpaid and outstanding. Each Deficit Loan shall bear interest at a variable rate of interest per annum equal to the Permitted Rate and shall be repayable as soon as the Partnership has funds available therefor. Each payment made by the Partnership on the Deficit Loans shall be applied and apportioned between the Deficit Loans in proportion to the principal balance of each Deficit Loan.

                                   ARTICLE VII

                               Cash Distributions

      7.01 Distribution of Available Cash. Except as provided in Section 7.02 or
Section 7.03 hereof, all Available Cash shall be distributed by the Partnership within 60 days after the end of each Amphitheater Season to the Partners in proportion to their respective Percentage Interests.

      7.02 Distribution for Non-Expanded Amphitheater Seasons Only. Notwithstanding the provisions of Section 7.01 hereof, with respect to each Non-Expanded Amphitheater Season only, cash in an amount equal to the net income from operations of the Partnership (as determined pursuant to generally accepted accounting principles) during the Amphitheater Fiscal Year in which such Non-Expanded Amphitheater Season occurs shall be distributed by the Partnership, within sixty (60) days after the end of such Non-Expanded Amphitheater Season, to the Partners, fifty percent (50%) to Pavilion and fifty percent (50%) to Ardee.

      7.03 Distributions Following Sale of Amphitheater: Following a sale or other disposition of all or substantially all of the Partnership's interest in the Amphitheater, no further distributions shall be made pursuant to Sections
7.01 or 7.02 hereof. Instead, all distributions thereafter shall be governed by the provisions of Section 17.03 hereof.

      7.04 Non-Cash Receipts. All non-cash goods, benefits or services received in kind by the Partnership as a result of the operation and exploitation of the Amphitheater shall be Partnership assets to be either (i) used by the Partnership for valid business purposes consistent with the then effective Annual Operating Budget or (ii) distributed to the Partners pursuant to the provisions of this Agreement in the same manner as if such non-cash goods, benefits or services were cash in an amount equal to their respective fair market values. The determination of the fair market value of any such non-cash item shall be made jointly by the Partners prior to the distribution of such item to the Partners.

                                  ARTICLE VIII

                                 Tax Allocations

      8.01 General Provisions. Except as provided to the contrary elsewhere in this Article VIII, all of the Partnership's income, gains, losses and deductions for each Tax Year shall be allocated between the Partners in accordance with the following provisions:

            (a) Until each Partner has been allocated an amount of the Partnership's income pursuant to this Section 8.01(a), net of any losses or deductions allocated pursuant to this Section 8.01(a), in an amount equal to the aggregate cash distributions made to such Partner pursuant to
      Section 7.02 hereof with respect to the Non-Expanded Amphitheater Seasons, the Partnership's income, gains, losses and deductions shall be allocated fifty percent (50%) to Pavilion and fifty percent (50%) to Ardee.

            (b) All income, gains, losses and deductions of the Partnership not allocated pursuant to Section 8.01(a) hereof, shall be allocated between the Partners in proportion to their respective Percentage Interests.

      8.02 Gain or Loss Upon Sale of the Amphitheater. Notwithstanding the provisions of Section 8.01 hereof, but subject to the provisions of Section 8.03 of this Agreement, the following provisions shall apply:

            (a) The gain, if any, recognized by the Partnership upon any disposition of all or substantially all of the Partnership's interest in the Amphitheater shall be allocated as follows:

                  (1) First, to the Partners whose Capital Accounts have a
            negative balance, in proportion to and to the extent of such negative balances;

                  (2) Second, to the Partners in the minimum amounts necessary to cause the balances of their respective Capital Accounts to be in the ratios of their respective Percentage Interests; and

                  (3) Any remaining gains shall be allocated between the
            Partners in proportion to their respective Percentage Interests.

            (b) The loss, if any, recognized by the Partnership, upon the disposition of all or substantially all of its interest in the Amphitheater shall be allocated as follows:

                  (1) First, to the Partners in the minimum amounts necessary to cause the balances in their respective Capital Accounts to be in the ratios of their respective Percentage Interests.

                  (2) Second, any remaining amount shall be allocated between the Partners in proportion to their respective Percentage Interests.

            (c) The allocation of any gain or loss from the disposition of all or substantially all of the Partnership's interest in the Amphitheater pursuant to this Section 8.02 shall be made after the allocations required to be made pursuant to Section 8.01 hereof for the Tax Year in which such disposition occurred.

      8.03 Section 704(c) Allocations. Income, gain, loss and deduction with respect to any item of property contributed to the Partnership shall, solely for federal income tax purposes, be allocated between the Partners so as to take into account any difference between the fair market value of such item of property and its adjusted basis for federal income tax purposes on the date of such contribution, in accordance with the requirements of Section 704(c) of the Code. All allocations under this Section 8.03 shall be made in such a manner as the Managing Partner shall determine reasonably reflects the requirements of
Section 704(c) of the Code. No allocations pursuant to this Section 8.03 shall be reflected as an adjustment to any Partner's Capital Account.

      8.04 Transferor/Transferee Allocations. If a Partnership Interest is transferred during any Tax Year, the income, gains, losses and deductions allocable in respect of that Partnership Interest shall be prorated between the Transferor and the Transferee on the basis of the number of days in the year that each was the holder of that Partnership Interest without regard to the results of the Partnership operations during the period before and after the transfer, unless either the transferor or the transferee elects to use an allocation based on the results as of the record date of transfer, to the extent permitted by the Code, and agrees to reimburse the Partnership for the cost of making and recording such allocation. A transferee of a Partnership Interest shall succeed to the Capital Account of the transferor.

      8.05 Capital Accounts. The Partnership shall maintain a capital account for each Partner, the initial balance of each of which shall be zero. Each Partner's capital account shall be increased (i) by any income and gains allocated to that Partner for federal income tax purposes pursuant to Article VIII hereof, and (ii) by the amount of cash and the fair market value of any property contributed to the Partnership by that Partner (net of liabilities secured by such contributed property that the Partnership is considered to assume or take subject to under Section 752 of the Code). Each Partner's capital account shall be decreased (i) by any deductions and losses allocated to that Partner for federal income tax purposes pursuant to Article VIII hereof, and
(ii) by the amount of cash and the fair market value of any property distributed by the Partnership to that Partner (net of liabilities secured by such distributed property that such Partner is considered to assume or take subject to under Section 752 of the Code). The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with the U.S. Treasury Regulations issued pursuant to Section 704(b) of the Code, and shall be interpreted and applied in a manner consistent with such regulations. If a Partner's Capital Account has a deficit balance following liquidation (as defined in Section 1.704-1(b)(2)(ii)(g) of the U.S. Treasury Regulations promulgated under Section 704 of the Code) of the Partner's interest in the Partnership (after taking into account all Capital Account adjustments for the Tax Year in which liquidation occurs), such Partner shall, by the end of such Tax Year (or, if later, within ninety (90) days after the date of such liquidation), contribute to the Partnership an amount necessary to increase the balance in its Capital Account to $0.00.

                                   ARTICLE IX

                        Ownership of Partnership Property

      All real or personal property acquired by the Partnership shall be owned by the Partnership, such ownership being subject to the other terms and provisions of this Agreement. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

                                    ARTICLE X

                              Voluntary Withdrawal

      No Partner shall have the right to, and each Partner agrees that it will not, withdraw voluntarily from the Partnership. In the event any Partner withdraws from the Partnership in contravention of this Agreement, such withdrawing Partner shall be liable to the other Partner for all damages attributable to its breach of this Agreement. The withdrawal of a Partner in contravention of this Article X shall not cause the Partnership to be dissolved, and such withdrawing Partner shall be deemed to be an assignee of a Partner's Partnership Interest and shall have only the rights provided a Partner's assignee under the provisions of the Partnership Act.

                                   ARTICLE XI

                                 Fiscal Matters

      11.01 Fiscal Year. The fiscal year of the Partnership for federal income tax purposes shall end on October 31 of each calendar year or such other fiscal year as may be required pursuant to the application of the provisions of the Code or the U.S. Treasury Regulations promulgated thereunder. The fiscal year of the Partnership for financial accounting purposes shall end on October 31 of each calendar year or such other fiscal year as may be selected by the Managing Partner from time to time.

      11.02 Books and Records. Proper books and records shall be kept by the Managing Partner with reference to all Partnership transactions, and each Partner shall at all reasonable times during business hours have access thereto. All items of income and deductions recognized during a Tax Year shall be allocated as of the end of each Tax Year, based on the facts and circumstances existing as of the end of that year. Interim reports may be based on the facts and circumstances existing at the time of these reports subject to year-end adjustments. Monthly reports of operating expenses and income shall be prepared, or cause to be prepared, by the Managing Partner as of the end of each calendar month and a copy thereof provided to the Partners within thirty (30) days after the end of each such calendar month. Year end financial statements shall be prepared, or caused to be prepared, by the Managing Partner as of the end of each financial fiscal year of the Partnership and a copy thereof provided to the Partners within 120 days after the end of each such financial fiscal year.

      11.03 Partnership Bank Accounts. All funds of the Partnership shall be deposited in its name in an account or accounts maintained at a national or state bank. Checks shall be drawn upon the Partnership and may be signed by such persons as may be designated from time to time by the Managing Partner; provided, however, any single check (other than amounts payable in connection with the settlement of a show) in an amount greater than $10,000 may not be signed or issued on behalf of the Partnership by the Managing Partner unless and until Ardee has provided written approval by facsimile, which approval may not be unreasonably withheld. In furtherance of the foregoing, the Managing Partner shall promulgate a one page "check request approval form" for purposes of describing any check which requires the approval of Ardee which will describe the payee and the purpose of the check and provide a signature line for an authorized representative of Ardee to provide approval.

      11.04 Tax Matters and Reports. Any provision hereof to the contrary notwithstanding, solely for federal income tax purposes, each of the Partners hereby recognizes that the Partnership will be subject to all provisions of Subchapter K of Chapter 1 of Subtitle A of the Code; provided, however, the filing of U.S. Partnership Returns of Income shall not be construed to extend the purposes of the Partnership or expand the obligations or liabilities of the Partners. The Managing Partner shall be the "tax matters partner" for all purposes related to federal, state and local income tax laws.

      11.05 Tax Returns. The Managing Partner shall cause to be prepared and filed all tax returns and statements, if any, which must be filed on behalf of the Partnership with any taxing authority, and shall submit copies of all such returns and statements to the Partners. All fees, charges and other expenses payable to third party professionals such as attorneys or accountants relating to the preparation and filing of tax returns and statements or otherwise reporting of financial results of the Partnership, shall be properly chargeable as expenses of the Partnership.

      11.06 Deduction of Expenses. The Partnership shall treat as an expense for federal income tax purposes all amounts which may be considered as ordinary and necessary business expenses deductible under applicable rules of the Code and the regulations promulgated thereunder. Notwithstanding the foregoing, the Managing Partner may, from time to time, elect on behalf of the Partnership to capitalize certain expenditures which might otherwise be considered ordinary and necessary business expenses for federal income tax purposes, and such elections shall be binding on all Partners.

      11.07 Section 754 Election. In the case of distribution of Partnership property within the provisions of Section 734 of the Code or in the case of a transfer of a Partnership interest permitted by this Agreement made within the provisions of Section 743 of the Code, the Partnership shall file an election under Section 754 of the Code in accordance with the procedures set forth in the applicable Treasury Regulation upon the request of any Partner if such requesting

Partner agrees to pay all costs incurred by the Partnership in connection with the making of such an election.

      11.08 Reimbursement of Expenses. Provided that any such costs and expenses are within the limits contained in the then effective Operating Budget, the Partnership shall be obligated to reimburse the Partners and their respective Affiliates and employees for any and all out-of-pocket costs and expenses for items such as delivery charges, travel costs, long distance telephone and fax charges and postage expenses to the extent that such costs and expenses relate to the business of the Partnership. Notwithstanding the foregoing, it is specifically understood and acknowledged that nothing contained in this Section
11.08 shall obligate the Partnership to reimburse any Partner or any of its Affiliates for any salaries or overhead expenses.

                                   ARTICLE XII

                        Management of Partnership Affairs

      12.01 Major Actions.

      (a) Except as provided in clause (b) of this Section 12.01, no Major Action may be taken by the Partnership or by any Partner on behalf of the Partnership without first obtaining prior written approval from both of the Partners. The terms and conditions to be contained in the Lease Agreement must also be mutually approved by the Partners.

      (b) Notwithstanding the provisions of clause (a) of this Section 12.01, capital expenditures paid or incurred to satisfy any legal requirements (including requirements imposed pursuant to the provisions of the Lease Agreement) or which may be necessary to cure or correct any health or safety danger to patrons or employees of the Amphitheater may be authorized by the Managing Partner without the consent and approval of Ardee.

      12.02 Management Vested in the Managing Partner.

      (a) All responsibility and authority relating to the operations, business and management of the Partnership, except for the taking of Major Actions, shall be exclusively vested in the Managing Partner. The Managing Partner is hereby exclusively authorized to take any and all actions reasonably necessary or required to carry out the Partnership Purposes, including, without limitation, the hiring and retaining of such employees and other personnel (subject to the provisions of clause (c) of this Section 12.02) as may be reasonably necessary, in the discretion of the Managing Partner, to efficiently and effectively use, operate and maintain the Amphitheater and otherwise fulfill the Partnership Purposes. Notwithstanding the foregoing, the Managing Partner agrees to generally consult with Ardee, and reasonably consider any comments provided by Ardee, in connection with the management of the business of the Partnership in a reasonable manner and at reasonable times upon the request of Ardee.

      (b) The following provisions shall apply with respect to Non-Artist Operating Agreements:

            (1) If there are two or more competing offers for any Non-Artist Operating Agreement and Pavilion and Ardee cannot mutually agree upon which of such offers shall be accepted, then the offer ("Most Favorable Offer") containing the most favorable economic and financial terms, considered as a whole, to the Partnership shall be selected by the Partnership.

            (2) If Pavilion proposes that the Partnership accept an offer for a specific Non-Artist Operating Agreement for which there is not a competing offer and Ardee has not, within thirty (30) days after formal written notice of the proposal to accept such offer on behalf of the Partnership, either (i) approved such offer for such Non-Artist Operating Agreement or
      (ii) procured a competing offer for such Non-Artist Operating Agreement, then Pavilion shall have the authority to execute and enter into the originally proposed Non-Artist Operating Agreement with no further action or approval from Ardee.

      (c) Notwithstanding the provisions of Section 12.02(a) hereof, it is understood and agreed that decisions related to the filling of the following positions shall require approval of both Partners: the general manager, the marketing director, the head of security (if any) and the controller; provided, however, Ardee agrees not to unreasonably withhold its consent to individuals proposed to be hired in those positions by the Managing Partner.

      (d) Pavilion shall not be entitled to (i) any fee for its services to be rendered pursuant to this Section 12.02 or (ii) allocate or otherwise charge to the Partnership any of its general and administrative expenses or other internal overhead costs.

      12.03 Booking and Promotional Responsibility.

            (a) Ardee shall be primarily responsible for the activities related to (i) booking (or otherwise engaging) talent for appearance at the Amphitheater and (ii) advertising, marketing and promoting concerts and performances at the Amphitheater.

            (b) Ardee hereby agrees to provide the necessary time and services as may be required to cause (i) the Amphitheater to be properly and adequately booked and engaged consistent with past practices at the Amphitheater and (ii) each event or performance at the Amphitheater to be appropriately advertised, promoted and marketed consistent with past practices at the Amphitheater.

            (c) For purposes of clause (b), it is hereby expressly acknowledged and agreed that the phrase "consistent with past practices" shall not refer to or mean that (i) the total number of performances booked at the Amphitheater will, in all years, be equal to or in excess of the number of performances booked in prior years, since the total number of performances booked is often subject to the total number of performers on tour during any particular Amphitheater Season or (ii) the quality of performers booked at the Amphitheater will, in all years, be comparable to the quality of performers booked in prior years, since the quality of performances booked is often subject to the quality of the performers on tour during any particular Amphitheater Season.

            (d) Ardee shall not be entitled to (i) any fees for its services to be rendered pursuant to this Section 12.03 or (ii) allocate or otherwise charge to the Partnership any of its general and administrative expenses or other internal overhead costs.

            (e) An advertising or marketing budget for each event to be presented at the Amphitheater shall be proposed by Ardee and subject to the approval of the Managing Partner. Upon adoption of such marketing or advertising budget for each such event, Ardee may thereafter implement all decisions in connection with the marketing and promotion of such event subject to the restrictions contained in the mutually approved budget.

            (f) So long as Ardee, or any Affiliate of Ardee, is involved in the booking or promotion of live entertainment events at Jones Beach Amphitheater, Ardee hereby covenants and agrees with Pavilion and the Partnership as follows:

                  (1) Ardee shall provide oral notice to Pavilion of each offer made to performers for appearance at the Jones Beach Amphitheater promptly following the making of each such offer.

                  (2) Pavilion shall have the right, upon the conclusion of each
            Amphitheater Season, to review and inspect at Ardee's offices all artist contracts and other related documentation for the performances presented at the Jones Beach Amphitheater during such Amphitheater Season.

      Pavilion covenants and agrees that it will not make use of any of the information provided to it by Ardee pursuant to the provisions of this
      Section 12.03(f) in connection with decisions related to the making of booking offers at facilities (other than the Amphitheater) which are under the control of Pavilion or any of its Affiliates.

      12.04 Annual Operating Budgets. On or before November 30 of each calendar year during the existence of the Partnership, commencing on November 30, 1996, the Managing Partner shall provide to Ardee (i) a proposed Operating Budget for the next Amphitheater Fiscal Year setting forth in reasonable detail the various categories of Operating Expenses and the budgeted amounts for each such category to be incurred by the Partnership during such Amphitheater Fiscal Year and (ii) such reasonable information and materials related to the proposed Operating Budget as may be reasonably requested by Ardee. If a final Operating Budget for any Amphitheater Fiscal Year is not adopted by mutual agreement between the Partners within thirty (30) days after submission by the Managing Partner of a proposed Operating Budget for such Amphitheater Fiscal Year, then, so long as no such final Operating

Budget has been mutually approved, the Operating Budget for such Amphitheater Fiscal Year shall be deemed to include all line items as to which unanimous agreement between the Partners has been reached and, with respect to each other line item, the Operating Budget for such Amphitheater Fiscal Year shall be deemed to be the greater of (i) the smallest amount for such line item approved by the Partners, (ii) the amount for the same line items specified in the Operating Budget for the immediately preceding Amphitheater Fiscal Year with such line item increased in the same proportion and amount by which the CPI Index most recently reported prior to the first day of such Amphitheater Fiscal Year exceeds the CPI Index most recently reported prior to the first day of the immediately preceding Amphitheater Fiscal Year or (iii) if such Operating Budget relates to the first Amphitheater Fiscal Year following the last Non-Expanded Amphitheater Season, the amount for the same line item specified in the Operating Budget for the immediately preceding Amphitheater Fiscal Year with such line item increased in such amount as is necessary to address increased operational or logistical requirements attributable to the expansion of the Amphitheater's capacity as a result of the Renovation Work. For purposes hereof, the Operating Budget for the first Amphitheater Fiscal Year shall be deemed to be a budget of Operating Expenses containing the actual amount of Operating Expenses paid and incurred by the Partnership during the first Amphitheater Fiscal Year.

      12.05 Responsibilities of the Partners. Subject to the other provisions of this Agreement, the following provisions shall govern the services to be rendered by each Partner pursuant to the terms of this Agreement:

            (a) The Managing Partner shall manage, or cause to be managed, the affairs of the Partnership in a prudent and businesslike manner. The Managing Partner shall act as a fiduciary hereunder and in good faith in the performance of its obligations hereunder, but shall have no liability or obligation to the Partners or the Partnership for any decision made or action taken in connection with the discharge of its duties hereunder if such decision or action is (i) not a direct violation of, or in excess of the authority granted by, the provisions of this Agreement and (ii) made or taken in good faith and in the best interests of the Partnership, irrespective of whether the same may be reasonably prudent or whether bad judgment or negligence (excluding gross negligence) was exercised or involved in connection therewith.

            (b) Ardee shall fulfill its obligations specified in Section 12.03 hereof in a prudent and businesslike manner. Ardee shall act as a fiduciary hereunder and in good faith in the performance of its obligations hereunder, but shall have no liability or obligation to the Partners or the Partnership for any decision made or action taken in connection with the discharge of its duties hereunder if such decision is
      (i) not a direct violation of, or in excess of the authority granted by, the provisions of this Agreement and (ii) made or taken in good faith and in the best interests of the Partnership, irrespective of whether the same may be reasonably prudent or whether bad judgment or negligence (excluding gross negligence) was exercised or involved in connection therewith.

      12.06 Indemnification. Each Partner and all of such Partner's partners, agents, employees, officers, directors, shareholders and other representatives shall be indemnified and held harmless by the Partnership, to the extent of the assets of the Partnership, from and against any and all claims, demands, liabilities, costs (including, without limitation, the cost of litigation and reasonable attorneys' fees), damages and causes of action of any nature whatsoever arising out of a claim asserted by any third party and relating to the management of the affairs of the Partnership, except where the claim at issue is based upon (i) the proven gross negligence or willful misconduct of the indemnified party or (ii) an action taken by the indemnified party in direct violation of, or in excess of the authority granted by, the provisions of this Agreement. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies and recourses to which the indemnified parties described herein shall be entitled, whether pursuant to some other provision of this Agreement, at law or in equity.

      12.07 Artist Agreements. Subject to the right of a Partner to require that competitive bids be made on behalf of the Partnership for the booking of certain live concerts at the Amphitheater in accordance with, and pursuant to, the provisions of Section 13.02(b)(2)(B)(ii)(y) hereof or Section 13.02(d)(3)(ii) hereof, the entering into of any Artist Agreement, as with other Major Actions, shall be subject to the unanimous approval of the Partners. If either Partner refuses to approve the engagement of a particular performer or show at the Amphitheater on behalf of the Partnership which the other Partner ("Promoting Partner") desires to engage for performance at the Amphitheater, then the Promoting Partner shall have the right, subject to availability of the Amphitheater, to rent the Amphitheater from the Partnership on a Cost Only Basis (herein defined) for purposes of presenting such performer or show for its own account. As used herein, the term "Cost Only Basis" shall mean, with respect to any concert or event, the right to rent the Amphitheater from the Partnership (subject to the Partnership's right to operate, through its concessionaires, all concession operations at the Amphitheater) in exchange for reimbursing to the Partnership (i) all of the Partnership's night of show expenses and (ii) the portion of the Partnership's annual overhead costs which are appropriately allocable to such concert or event (including rental obligations to NJHA, insurance costs, utility costs and house staff costs).

      12.08 Action Without Meeting. Any action required by the Partnership Act or by this Agreement to be taken at a meeting of the Partners, or any action which may be taken at a meeting of the Partners, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the Partners entitled to participate in the management of the Partnership pursuant to the terms of the Partnership Act and such consent shall have the same force and effect as a vote of the Partners.

      12.09 Transactions with Partners and Affiliates of Partners. Except as may be expressly contemplated or permitted by the provisions of this Agreement, the Partnership shall not enter into any contracts, agreements or other business relationships with either of the Partners or any of the Affiliates of either of the Partners unless and except (i) all of the terms, provisions and conditions of such contract, agreement or business arrangement have been fully described and revealed to the other Partner and (ii) the other Partner has expressly consented in writing to such contract, agreement or other business relationship. To the extent that either of the Partners or any of the Affiliates of either of the Partners should hereafter enter into any contract, agreement or other business arrangement with the Partnership which satisfies the provisions of the immediately preceding sentence, all rights accruing to such Partner or such Affiliate under such contract, agreement or other business arrangement shall be the sole and exclusive property of such contracting party and neither the Partnership nor the other Partner or its Affiliates shall have any participation rights therein or thereto.

      12.10 Loaned Employees. Notwithstanding the provisions of Section 12.09 hereof, but subject to the provisions hereof relating to the Partnership's Operating Budget, the Managing Partner shall have the express right and authority to fill the staffing needs of the Partnership by causing employees of
(i) the Managing Partner, (ii) the partners of the Managing Partner, (iii) Affiliates of the partners of the Managing Partner, (iv) Ardee or (v) Affiliates of Ardee to provide services to the Partnership on a full- or part-time basis. Each such employee who is so loaned to the Partnership shall have all or such appropriate portion of his or her salary and benefit costs reimbursed by the Partnership to the actual employer of such employee. The Managing Partner shall include in the proposed Operating Budget submitted pursuant to the provisions of
Section 12.04 hereof for each Amphitheater Fiscal Year a list identifying each employee that is then being loan to the Partnership pursuant to the provisions of this Section 12.10 and the details as to the portion of his or her salary and benefit costs being reimbursed by the Partnership to the actual employer of such employee.

      12.11 Employee/Travel Related Development Costs. To the extent that any Development Costs consist of (i) the wages, benefits or other related costs of an employee of either Partner (or the Affiliate of either Partner) performing duties related to the designing, planning or construction of the Renovation Work or (ii) the travel and lodging expenses of any such employee incurred in connection with the designing, planning or construction of the Renovation Work, it is expressly stipulated, agreed and acknowledged that only that portion of such wages, benefits, costs and expenses which are appropriately and properly allocable to the planning, designing and construction of the Renovation Work shall be included as Development Costs for purposes of this Agreement.

      12.12 Special Provisions for Termination of Lease for Excess Artist Share. Reference is made to the fact that it is currently anticipated that the Lease will contain provisions creating in favor of the Partnership a right ("Economic Termination Option") to terminate the Lease in the event that (i) artist costs at the Amphitheater exceed a specified percentage of gross ticket revenues at the Amphitheater and (ii) the Partnership and NJHA are unable to mutually agree to modifications to the rental obligations under the Lease. The following provisions shall apply with respect to the Economic Termination Option:

            (A) Within forty-five (45) days following the conclusion of each Applicable Time Period (herein defined), the Managing Partner shall provide to Ardee the Managing Partner's calculation of the Artist Share (as such term is defined in the Lease Agreement) for such Applicable Time Period. As used herein, the term "Applicable Time Period" shall mean any one or more relevant periods of time during which the Artist Share is to be measured pursuant to the provisions of the Lease for purposes of determining whether the Economic Termination Option is available for exercise by the Partnership.

            (B) If one of the Partners ("Terminating Partner") should desire to exercise the Economic Termination Option at a time when it is available for exercise, such Partner must provide written notice thereof at least thirty (30) days prior to the deadline for the exercise of the Economic Termination Option. If, at any time after delivery of a notice pursuant to the provisions of the immediately preceding sentence by a Terminating Partner, NJHA and the Partnership should mutually agree to modifications to the rental obligations under the Lease to the satisfaction of both Partners, then such notice shall automatically, and with no further action required by any party, be revoked and of no further force or effect.

            (C) If the other Partner ("Non-Terminating Partner") does not wish to terminate the Lease pursuant to the Economic Termination Option, then the Non-Terminating Partner must provide written notice thereof to the Terminating Partner and agree to purchase the Terminating Partner's interest in the Partnership for an amount equal to (i) the Terminating Partner's Percentage Interest multiplied by (ii) the Partnership's then unamortized Development Costs (with the express understanding that the Partnership's Development Costs shall be amortized for these purposes on a straight-line basis over 240 months commencing on the first public performance at the Facility following completion of the Renovation Work).

            (D) If the Non-Terminating Partner fails to provide notice of its decision to purchase the Terminating Partner's interest in the Partnership on or before the date which is ten (10) days before the deadline to exercise the Economic Termination Option, then the Managing Partner shall be obligated to exercise, on behalf of the Partnership, the Economic Termination Option in a timely manner.

                                  ARTICLE XIII

                                Other Activities

      13.01 Generally. Subject to the provisions of Section 13.02 hereof, this Agreement shall not preclude or limit in any respect the right of any Partner to engage or invest in any business activity of any nature or description, including those which may be similar to the business of the Partnership. Neither the Partnership nor any Partner shall have any right by virtue of this Agreement or any relationships created hereby in or to such other ventures or activities or to the income or proceeds derived therefrom.

      13.02 Restrictions on Competition. Notwithstanding any of the other provisions contained in this Agreement, the Partners hereby agree, stipulate and acknowledge as follows:

            (a) Fully Restricted Facilities in the Restricted NJ Area. Subject to the specific exceptions contained in this Section 13.02, the relationship created by this Agreement shall be an exclusive arrangement between the Partners (and their Affiliates) for the booking, production, presentation and promotion of live concerts featuring musical or comedic entertainers at Fully Restricted Facilities in the Restricted NJ Area. Accordingly, each Partner hereby covenants and agrees with the Partnership that neither it nor any of its Affiliates shall, directly or indirectly, become engaged or involved in any manner whatsoever with respect to the booking, production, presentation or promotion of any live musical or comedic concert (other than concerts presented at the Amphitheater) to be presented at a Fully Restricted Facility in the Restricted NJ Area.

            (b) Limited Exception for Waterloo. Notwithstanding the provisions of clause (a) of this Section 13.02, each Partner (and its respective Affiliates) shall have a limited right to book, present, promote and produce live concerts featuring musical or comedic entertainers at Waterloo which satisfy any one or more of the following conditions:

                  (1) an identical live concert featuring the same musical or comedic entertainers will also be presented at the Amphitheater during the same Amphitheater Season;

                  (2) such live concert (A) cannot be booked for presentation at the Amphitheater, despite the best efforts of such Partner to so book such live concert at the Amphitheater, because the featured musical or comedic entertainers are not willing to perform at the Amphitheater and (B) such Partner shall have (i) provided notice to the other Partner that, notwithstanding the exercise of its best efforts to the contrary, such Partner has been unable to book such live concert for appearance at the Amphitheater and that such Partner (or its Affiliate) intends to attempt to book such live concert at Waterloo and (ii) agreed to (x) notify the other Partner of the terms of any offer made for the booking of such live concert at Waterloo simultaneously with the making of such offer and (y) make competitive bids on behalf of the Partnership for the booking of such live concert at the Amphitheater as may be directed by the other Partner; or

                  (3) such live concert cannot be booked for presentation at the
            Amphitheater, despite the best efforts of such Partner to so book such live concert at the Amphitheater, because there is no available date on the Amphitheater's calendar which reasonably coincides with the touring schedule of the musical or comedic entertainers featured in such live concert.

      If either Partner (or any of its Affiliates) intends to book, present, promote or produce any live concert at Waterloo pursuant to the provisions of this Section 13.02(b), then such Partner shall be required, as a condition precedent to the rights created in this Section 13.02, to provide written notice thereof to the other Partner with a specific description of the concert involved and the reasons that the provisions of
      Section 13.02(b)
      apply to such concert. If Waterloo should, at any time during the term of this Partnership, be significantly, materially or substantially improved or upgraded in any manner which would cause Waterloo to be a facility more comparable to the Amphitheater, then either Partner may, by written notice to the other, terminate the provisions contained in this Section 13.02(b).

            (c) Limited Exception for Downing Stadium. Notwithstanding the provisions of clause (d) of this Section 13.02, each Partner (and its respective Affiliates) shall have a limited right to book, present, promote and produce live concerts featuring musical or comedic entertainers at Downing Stadium without being required to comply with the requirements set forth in clauses (1) through (3) of Section 13.02(d) hereof. If Downing Stadium should, at any time during the term of this Partnership, be significantly, substantially or materially improved or upgraded in any manner, then either partner may, by written notice to the other, terminate the provisions contained in this Section 13.02(c).

            (d) Partially Restricted Facilities in the Restricted NJ Area and Fully Restricted Facilities in the Restricted NY Area. Each Partner hereby covenants and agrees with the Partnership that neither it nor any of its Affiliates shall, directly or indirectly, become engaged or involved in any manner whatsoever with respect to the booking, production, presentation or promotion of any live musical or comedic concert (other than Club Shows) to be presented during any Amphitheater Season in a Partially Restricted Facility in the Restricted NJ Area or in a Fully Restricted Facility in the Restricted NY Area unless and except such Partner has first complied with all of the following requirements:

                  (1) such Partner shall have exercised its best efforts to book such live concert for presentation at the Amphitheater;

                  (2) such Partner shall have provided notice to the other
            Partner that, notwithstanding the exercise of its best efforts to the contrary, such Partner has been unable to book such live concert for appearance at the Amphitheater and that such Partner (or its Affiliate) intends to attempt to book such live concert at a Partially Restricted Facility in the Restricted NJ Area or at a Fully Restricted Facility in the Restricted NY Area; and

                  (3) such Partner shall have agreed to (i) notify the other
            Partner of the terms of any offer made for the booking of such live concert at any Partially Restricted Facility in the Restricted NJ Area or at any Fully Restricted Facility in the Restricted NY Area simultaneously with the making of such offer and (ii) make competitive bids on behalf of the Partnership for the booking of such live concert at the Amphitheater as may be directed by the other Partner.

            (e) Venue Ownership in New Jersey. The relationship created by this Agreement shall be an exclusive arrangement between the Partners (and their Affiliates) for the ownership and management of Restricted Facilities in the Restricted NJ Area.

      Accordingly, each of the Partners (and all of their respective Affiliates) shall be precluded from being involved and hereby covenants not to become involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Restricted Facility in the Restricted NJ Area.

            (f) Venue Ownership in New York. Each Partner hereby covenants and agrees with the Partnership as follows:

                  (1) Neither Partner (nor its Affiliates) shall become involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Defensive NY Amphitheater unless (i) such ownership or management interest is owned through a partnership with the other Partner on mutually agreeable terms or (ii) the other Partner has elected to refrain from participating in the ownership or management of such Defensive NY Amphitheater.

                  (2) Neither Partner (nor its Affiliates) shall become involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Offensive NY Amphitheater unless (A) such Partner (or its Affiliate) shall have complied with the provisions of Section 13.04 hereof with respect to such Partner's (or its Affiliate's) interest in such Offensive NY Amphitheater and (B) either (i) the other Partner voluntarily agrees that such Offensive NY Amphitheater will not have a negative impact on the profitability of the operation and ownership of the Amphitheater or (ii) an arbitration proceeding conducted in accordance with the provisions of Section 13.02(g) hereof results in a final decision that such Offensive NY Amphitheater will not have a negative impact on the profitability of the ownership and operation of the Amphitheater.

      If either Partner or any of its Affiliates shall acquire any ownership or management interest with respect to a Defensive NY Amphitheater or an Offensive NY Amphitheater pursuant to the foregoing provisions, then, so long as such Partner (or its Affiliate) continues to be involved in the ownership or management thereof, the restrictions contained in Section 13.02(a) hereof shall not apply with respect to such Defensive NY Amphitheater or Offensive NY Amphitheater, as applicable.

            (g) Arbitration Proceeding for an Offensive NY Amphitheater. If either Partner (or any of its Affiliates) proposes to become involved in the ownership or management of any Offensive NY Amphitheater, then such Partner shall have the right to commence an arbitration proceeding pursuant to the provisions of this Section 13.02(g) for the sole purpose of determining whether such Offensive NY Amphitheater will have a negative impact on the profitability of the ownership and operation of the Amphitheater. The following provisions shall govern the commencement and conduct of any such arbitration proceeding:

                  (1) The Partner ("Requesting Partner") initiating such
            arbitration proceeding shall provide written notice ("Notice Request") to the other Partner of the Requesting Partner's desire to commence such arbitration proceeding. The Notice Request shall include a description of the location, seating capacity (both fixed and lawn) and general design of the proposed Offensive NY Amphitheater which will be the subject of such arbitration proceeding.

                  (2) If the parties are unable to mutually select and designate a person to serve as the arbitrator in such arbitration proceeding within thirty (30) days after delivery of the Request Notice, then the American Arbitration Association will select the person who will serve as the arbitrator. If possible, the arbitrator will be a person involved in the live entertainment business, either as a promoter or facility operator.

                  (3) Once the arbitrator has been selected, each Partner shall have forty-five (45) days to prepare and present to the arbitrator and the other Partner a written statement ("Position Paper") supporting its position as to whether or not the Offensive NY Amphitheater in question will have a negative impact on the profitability of the ownership and operation of the Amphitheater. In addition, each Partner shall have fifteen (15) days following receipt of the other Partner's Position Paper to prepare and present to the arbitrator and the other Partner a written statement ("Response Paper") responding to the other Partner's Position Paper.

                  (4) As soon as reasonably practicable following the deadline for the provision of each Partner's Position Paper and Response Paper, the arbitrator will arrange for a meeting ("Final Hearing") with both Partners at which each Partner will be given the opportunity to present an oral presentation in the presence of the other Partner and the arbitrator in support of its position. The arbitrator will set the rules for the conducting of the Final Hearing.

                  (5) Within fifteen (15) days of the Final Hearing, the
            arbitrator will provide notice to each Partner of his determination as to whether the Offensive NY Amphitheater in question will have a negative impact on the profitability of the ownership and operation of the Amphitheater. The determination of the arbitrator will be final and binding on both parties for all purposes hereof.

                  (6) For all purposes of this Section 13.02, an Offensive NY
            Amphitheater will only be deemed to "have a negative impact on the profitability of the ownership and operation of the Amphitheater" if the construction, development and subsequent use and operation of such Offensive NY Amphitheater is more likely than not to result in, all else being equal, a seven and one-half percent (7-1/2%) or more reduction in the gross revenues derived by the Partnership from the use and operation of the Amphitheater.

                  (7) The Partners acknowledge that the mere designation and creation of the Restricted NY Area in this Agreement shall not constitute an admission by either Partner that the construction of a Fully Restricted Facility in the Restricted NY Area will automatically result in a negative impact on the profitability of the ownership and operation of the Amphitheater.

            (h) Effect of Affiliate Violation. If an Affiliate of either Partner should engage in any activity prohibited by, or otherwise violate the restrictions contained in, this Section 13.02, then, as between the Partners, such Partner shall be deemed to have violated the provisions of this Section 13.02.

            (i) Covenant as to Use of Certain Information. Each Partner covenants and agrees with the other that it will not make use of any of the Applicable Booking Information in connection with decisions related to the making of booking offers at facilities (other than the Amphitheater) in which such Partner or any of the Affiliates of such Partner have any financial or ownership interest. As used in the immediately preceding sentence, the term "Applicable Booking Information" shall mean information provided by one Partner to the other Partner concerning the terms of any offer made for the booking of a live concert at a facility other than the Amphitheater pursuant to the provisions contained in Section 13.02(b)(2)(B)(ii)(x) hereof or Section 13.02(d)(3)(i) hereof.

      13.03 Remedies and Enforceability. If the provisions of Section 13.02 should be held to be unenforceable because of the scope, duration or area of its applicability, the tribunal making such determination shall have the power to modify such scope, duration or area or all of them, and such provisions shall then be applicable in such modified form. Since a violation of the provisions of
Section 13.02 will result in irreparable harm, the non-defaulting party shall be entitled to an injunction restraining the commission or continuation of any violation of the provisions of Section 13.02 or any other appropriate decree of specific performance. Such remedies shall not be exclusive and shall be in addition to any other remedy expressly provided for under the terms of this Agreement or permitted at law or in equity.

      13.04 Terms of Offer. If either Partner (or any of its Affiliates) ("Developing Partner") desires to become involved in any manner whatsoever, directly or indirectly, in the ownership or management of any Offensive NY Amphitheater, then the Developing Partner shall extend an offer to the Other Partner ("Passive Partner") to acquire one-third (1/3rd) of the Developing Partner's interest in such Offensive NY Amphitheater in accordance with the following terms, provisions and requirements:

            (a) The Developing Partner shall provide prompt written notice to the Passive Partner upon the commencement of negotiation concerning the Developing Partner's involvement in any proposed Offensive NY Amphitheater.

            (b) Upon request of the Passive Partner at any time following the notice given pursuant to clause (a), the Developing Partner shall provide an oral report as to the current status of the proposed development of such Offensive NY Amphitheater.

            (c) The Developing Partner shall provide to the Passive Partner copies of all written drafts, letters, budgets or other documentation pertaining to the development of such proposed Offensive NY Amphitheater.

            (d) Within five (5) days following the execution of a binding agreement ("Development Agreement") pursuant to which the Developing Partner agrees to become involved in any manner whatsoever, directly or indirectly, in the ownership or management of such proposed Offensive NY Amphitheater, the Developing Partner shall provide a true, correct, complete and accurate copy thereof to the Passive Partner.

            (e) Following receipt of such Development Agreement, the Passive Partner shall have the right and option ("Qualified Option"), exercisable in its sole discretion, to acquire one-third of the Developing Partner's interest in and to such proposed Offensive NY Amphitheater under and pursuant to the terms of the Development Agreement in exchange for the payment by the Passive Partner to the Developing Partner of one-third of its costs incurred to date, and the assumption of one-third of the Developing Partner's ongoing financial obligations, in connection with such proposed Offensive NY Amphitheater.

            (f) The Qualified Option may be exercised by the Passive Partner at any time within thirty (30) days after receipt of such Development Agreement by providing written notice thereof to the Developing Partner.

            (g) If, at any time after delivery of such Development Agreement to the Passive Partner, whether before or after the deadline for the Passive Partner's decision to exercise the Qualified Option, (i) any of the terms or provisions contained in the Development Agreement should be modified or
      (ii) the design, size or scope of such proposed Offensive NY Amphitheater should be materially, significantly or substantially modified, then the Developing Partner shall provide prompt written notice of such modification to the Passive Partner, and the Qualified Option shall be extended until the date which is thirty (30) days after the provision of such notice.

      13.05 Modification of Affiliate Definition. For all purposes of this Agreement, the following provisions shall supplement and amend the definition of the term "Affiliate":

            (a) Irrespective of whether Ron Delsener owns any capital stock of Ardee, Ron Delsener shall be deemed to be an Affiliate of Ardee for all purposes hereof until the date which is five (5) years after completion of a transfer by sale of a controlling ownership interest in Ardee to a third party purchaser that is not related to or affiliated with Ron Delsener or Mitch Slater or, if later, the date on which Ron Delsener's employment with

      Ardee and all of its Affiliates is terminated. Notwithstanding the foregoing, for purposes of Section 12.03(f) only, Ron Delsener shall not be deemed to be an Affiliate of Ardee at any time after the completion of a transfer by sale of a controlling ownership interest in Ardee to a third party purchaser that is not related to or affiliated with Ron Delsener or Mitch Slater or, if later, the date on which Ron Delsener's employment with Ardee and all of its Affiliates is terminated.

            (b) At all times during the term of this Partnership, Brian Becker shall be an Affiliate of Pavilion. The provisions of this clause (b) shall apply irrespective of whether Brian Becker controls Pavilion.

            (c) Irrespective of whether Mitch Slater owns any capital stock of Ardee, Mitch Slater shall be deemed to be an Affiliate of Ardee for all purposes hereof until the date which is five (5) years after completion of a transfer by sale of a controlling ownership interest in Ardee to a third party purchaser that is not related to or affiliated with Ron Delsener or Mitch Slater or, if later, the date on which Mitch Slater's employment with Ardee and all of its Affiliates is terminated. Notwithstanding the foregoing, for purposes of Section 12.03(f) only, Mitch Slater shall not be deemed to be an Affiliate of Ardee at any time after the date on which Mitch Slater's employment with Ardee and all of its Affiliates is terminated.

            (d) Irrespective of whether Louis Messina owns any capital stock of PACE Entertainment Corporation ("PACE"), Louis Messina shall be deemed to be an Affiliate of Pavilion for all purposes hereof until the date which is three (3) years after the date on which Louis Messina's employment with PACE and all of its Affiliates is terminated.

                                   ARTICLE XIV

                           [Intentionally Left Blank]

                                   ARTICLE XV

                              Defaults and Remedies

      15.01 Default by Partner. If any Partner ("Defaulting Partner") fails to timely perform any of its obligations contained in this Agreement, or materially violates the terms of this Agreement, then the other Partner ("Non-Defaulting Partner") shall have the right to give the Defaulting Partner a notice ("Default Notice") specifically setting forth the nature of such failure or violation and stating that the Defaulting Partner shall have a period often (10) days to pay any sums of money specified therein as due and owing to the Partnership or to any Partner or, if the failure or violation is a non-monetary default and is capable of being cured, thirty (30) days to cure such default specified therein. If the monies specified in the Default Notice are not paid within such ten (10) day period, or if such non-monetary failures or violations are not capable of being cured or, if capable of being cured, such Defaulting Partner has not cured such non-monetary failures or violations within such thirty (30) day period (if such non-monetary default is not capable of being cured within thirty (30) days and if efforts to cure such non-monetary default have commenced and are continuing, then within a ninety (90) day period), then a "Partner Default" shall be deemed to have occurred with respect to such Defaulting Partner. If a Defaulting Partner cures in all material respects all of its failures or violations which are capable of being cured within the aforesaid notice and cure periods, then such defaults shall be deemed no longer to exist and such Partner shall be deemed no longer to constitute a Defaulting Partner.

      15.02 Rights and Remedies. Upon the occurrence of a Partner Default, the Non-Defaulting Partner and the Partnership shall each have the following rights, options and remedies which shall be cumulative and may be exercised concurrently or independently in the sole and absolute discretion of the Non-Defaulting
Partner:

            (a) The right to bring an action at law by or on behalf of the Partnership or the Non-Defaulting Partner in order to recover the amounts owed, if any, and any incidental or consequential damages arising from such default (including, without limitation, reasonable attorneys' fees and disbursements incurred by the Partnership or the Non-Defaulting Partner, as the case may be, in prosecuting any such action).

            (b) The right to bring any proceeding in the nature of injunction, specific performance or other equitable remedy, it being acknowledged by each of the Partners that damages at law may be an inadequate remedy for such default.

            (c) If a sum of money is owed to the Partnership, the Non-Defaulting Partner may advance the sum of money owed to the Partnership by the Defaulting Partner with the following results:

                  (i) The sum thus advanced shall be deemed to be a loan from the Non-Defaulting Partner to the Defaulting Partner;

                  (ii) The principal balance of such deemed loan shall be due and payable in whole upon written demand from the Non-Defaulting Partner to the Defaulting Partner;

                  (iii) The principal balance of such deemed loan shall bear interest at the Permitted Rate compounded monthly; and

                  (iv) All distributions from the Partnership that would
            otherwise be made to the Defaulting Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting Partner until such loan and all interest accrued thereon has been repaid in full.

            (d) If a sum of money is owed to the Non-Defaulting Partner, the Non-Defaulting Partner may require that all distributions that would otherwise be made to the Defaulting Partner (whether before or after dissolution of the Partnership) shall, instead, be paid to the Non-Defaulting Partner until all such amounts owed have been repaid in full.

            (e) If a Partner Default should occur with respect to Pavilion by reason of a failure to perform or fulfill any monetary obligation created pursuant to the terms of this Agreement, and if Ardee has advanced the sum of money necessary to cure such failure, then Ardee, as the Non-Defaulting Partner, shall have the express right and authority, by notice to Pavilion, to remove Pavilion as the Managing Partner and substitute Ardee as the Managing Partner for all purposes under this Agreement in consideration for a reasonable fee to be thereafter paid by the Partnership.

            (f) If a Partner Default should occur with respect to Ardee, then Pavilion shall have the right, as the Non-Defaulting Partner, by notice to Ardee, to (i) terminate Ardee as the party primarily responsible for booking or otherwise engaging talent for appearance at the Amphitheater as specified in Section 12.03 hereof and (ii) either (A) assume the responsibility for the activities related to booking or otherwise engaging talent for appearance at the Amphitheater in consideration for a reasonable fee to be thereafter paid by the Partnership or (B) engage a third party to perform and fulfill the responsibility related to booking or otherwise engaging talent for appearance at the Amphitheater upon terms reasonably acceptable to Pavilion.

                                   ARTICLE XVI

                     Dispute Resolution and Confidentiality

      16.01 Generally. Except for disagreements involving the taking of a proposed Major Operational Action, which shall be governed by the provisions of
Section 12.07 hereof, in the event of any dispute, difference or question ("Dispute") between any of the Partners or assignees of the Partners or the Partnership ("Disputing Parties"), which cannot be otherwise informally resolved by the Disputing Parties themselves, the Disputing Parties will utilize the procedures specified in this Article XVI (the "Procedure") to resolve the Dispute. The Disputing Party seeking to initiate the Procedure (the "Initiating Party") shall give written notice to the other Partners, assignees of the Partners and the Partnership, describing in general terms the nature of the Dispute, the Initiating Party's claim for relief and identifying one or more individuals with authority to settle the Dispute on such Party's behalf. The Disputing Parties receiving such notice (the "Responding Party", whether one or more) shall have ten (10) business days within which to designate by written notice to the Initiating Party, one or more individuals with authority to settle the Dispute on such Party's behalf. The individuals so designated shall be known as the "Authorized Individuals."

      16.02 Negotiations. The Authorized Individuals shall be entitled to make such investigation of the Dispute as they deem appropriate, but agree to promptly, and in no event later than thirty (30) days from the date of the Initiating Party's written notice, meet to discuss resolution of the Dispute. The Authorized Individuals shall meet at such times and places and with such frequency as they may agree. The Disputing Parties agree to participate in good faith in the direct negotiations to resolve the Dispute. If the Dispute has not been resolved within thirty (30) days from the date of their initial meeting, the Disputing Parties shall cease direct negotiations and shall submit the Dispute to arbitration in accordance with the following procedure.

      16.03 Arbitration. All Disputes will be settled by arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in (i) Houston, Texas (if Ardee is the Initiating Party) or
(ii) in New York, New York (if Pavilion is the Initiating Party), in accordance with the rules as then in effect of the American Arbitration Association. If the Disputing Parties hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The decision of such arbitrator shall be final (except that errors of law shall be subject to appeal), and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof. The costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Parties in the amounts and proportions specified by the arbitrator in his final decision.

      Section 16.04 Confidentiality. No Partner (or assignee) shall, directly or indirectly, disclose or provide to any other person (other than the partners, Affiliates, attorneys, employees, agents and representatives of such Partner) any nonpublic information of a confidential nature concerning the business or operations of the Partnership (including, without limitation, any and all Partnership business records, data, or other information regarding the business of the Partnership or the Partnership assets), except as is required by law or statute (including federal securities laws) or in governmental filings or judicial, administrative or arbitration proceedings or as authorized by the Managing Partner in furtherance of the Partnership Purposes. In the event that any Partner is required in connection with judicial, administrative or arbitration proceedings (by oral questions, interrogatories, requests for information or document subpoena, civil investigative demand or similar process) to disclose any such information, that Partner shall provide the other Partner with prompt prior notice of such request so that the other Partner may seek an appropriate protective order to take other appropriate action. Each Partner (and assignee) agrees that any unauthorized disclosure of such information would not be adequately compensable in damages and, thus, agrees that, in the event of any such disclosure, the Partnership shall, in addition to any claim for damages for breach of this Agreement, be entitled to seek and obtain equitable relief by way of injunction or otherwise in a court of competent jurisdiction. This confidentiality provision may be enforced by specific performance.

                                  ARTICLE XVII

                           Dissolution and Termination

      17.01 Dissolution. The Partnership shall be dissolved upon the occurrence of any of the following:

            (a) The unanimous agreement of the Partners;

            (b) The expiration of the Partnership's term as specified pursuant to Article IV hereof;

            (c) The sale, transfer, assignment or termination of all or substantially all of the Partnership's ownership interest in the Amphitheater including, without limitation, termination of the Lease Agreement upon expiration of its term or otherwise; or

            (d) If the Lease Agreement has not been executed and entered into by and between the Partnership and NJHA on or before January 31, 1997, then upon the election of either Partner at any time thereafter and before execution of the Lease Agreement, such election to be made by notice to the other Partner.

The dissolution shall be effective on the day on which the event occurs causing dissolution ("Effective Date of Dissolution"), but the Partnership shall not terminate until the assets have been distributed in accordance with the provisions of this Agreement.

      17.02 Nondissolution Events. None of the following events shall constitute or cause the dissolution of the Partnership, with the result that, upon the happening of any one or more of these events, no one shall have the right to compel the termination and liquidation of the Partnership:

            (i) the bankruptcy, dissolution or liquidation of a Partner; or

            (ii) the withdrawal of a Partner.

Each Partner waives its right and power either to dissolve the Partnership, or to seek a court decree of dissolution.

      17.03 Distributions Upon Dissolution. On dissolution of the Partnership, the Partners shall proceed diligently to wind up the affairs of the Partnership and distribute its assets. The Managing Partner shall decide which Partnership assets are to be sold for cash and which are to be distributed in kind. The Partnership's assets, or the proceeds of their sale, shall be applied or distributed in the following order of priority:

            (a) In payment of all liabilities of the Partnership to creditors other than Partners. If any liability is contingent or uncertain in amount, a reserve equal to the maximum amount for which the Partnership could be reasonably held liable shall be established. Upon the satisfaction or other discharge of that contingency, the amount of the reserve not required, if any, will be treated as income to the extent previously treated as a deduction.

            (b) In payment of any loans owed by the Partnership to any Partner.

            (c) After all adjustments required to be made to the Capital Accounts of the Partners pursuant to the provisions hereof as a result of the allocation of all of the Partnership's income, gains, losses and deductions through the Partnership's final Tax Year have been completed, to the Partners in proportion to and to the extent of the balances in their respective Capital Accounts.

                                  ARTICLE XVIII

                              Transfer Restrictions

      18.01 Partner Interest. Except for a transfer of a Partnership Interest as permitted in strict accordance with the provisions of Sections 18.04 or 18.05 hereof, neither Partner shall have the right to sell, assign, convey, transfer, pledge, mortgage or hypothecate, by operation of law or otherwise, all or any portion of its Partnership Interest without the prior consent of the other Partner, it being agreed and acknowledged that such consent may be withheld in such other Partner's sole discretion for any reason whatsoever. Any purported sale, assignment, mortgage, conveyance, transfer, pledge or hypothecation of any Partner's Partnership Interest in violation of the provisions of this Section
18.01 shall be voidable at the option of the other Partner.

      18.02 Ardee's Stock.

            (a) No capital stock of Ardee may, at any time, be issued to, sold, conveyed or otherwise transferred to any Person other than to Ron Delsener, Mitch Slater or any person taking under either such individual's Last Will and Testament upon his death except in accordance with the following provisions:

                  (1) Issued and outstanding shares of capital stock of Ardee may be sold to a third party purchaser provided that prior notice thereof ("Ardee Stock Sale Notice") is provided to Pavilion. To be validly provided, an Ardee Stock Sale Notice must include the identity of the purchaser, the number of shares being sold, the resulting ownership of the issued and outstanding capital stock upon completion of the sale and a copy of any employment contracts to be entered into upon completion of the sale between Ardee, as employer, and Ron Delsener or Mitch Slater, as employees. Copies of any employment contracts to be provided to Pavilion pursuant to the provisions of the immediately preceding sentence may, at the option of Ardee, be modified to eliminate references to the terms of compensation payable to the employees thereunder and shall, in any event, be subject to the confidentiality provisions set forth in Section 16.04 hereof.

                  (2) If, at any time following completion of a sale of capital stock of Ardee permitted by the provisions of clause (1) of this
            Section 18.02(a), one or both of Ron Delsener and Mitch Slater do not control the operation of Ardee, by contract, voting control or otherwise, then Pavilion shall have the right and option, by notice to Ardee, to terminate all management rights, powers and authorities granted to Ardee pursuant to the provisions of this Agreement, including (without limitation) (i) the right to approve Major Actions pursuant to Section 12.01 hereof, (ii) the right to act as the party primarily responsible for booking talent at the Amphitheater and for advertising concerts at the Amphitheater pursuant to Section 12.03 hereof and (iii) the right to approve the adoption of Annual Operating Budgets pursuant to Section 12.04 hereof. In order to avoid ambiguity, uncertainty or doubt, it is hereby expressly stipulated and acknowledged by the Partners that an exercise of Pavilion's right created pursuant to the provisions of the immediately preceding sentence to terminate all management rights, powers and authorities granted to Ardee pursuant to the provisions of this Agreement shall not have the effect of modifying the provisions contained herein relating to the financial rights or obligations of Ardee under this Agreement (such as, by way of example, capital contribution obligations and rights to receive distributions) or in any way alter the requirements of Section 19.04 that amendments to this Agreement shall require the approval of all of the Partners.

            (b) Simultaneously with the execution of this Agreement, Ardee shall cause (A) Ron Delsener to execute a certificate or other instrument in form reasonably acceptable to Pavilion in which he confirms that (i) he is the owner of all of the issued and outstanding capital stock of Ardee (subject to that certain Stock Purchase Agreement ("SFX Stock Agreement") dated October 11, 1996 and entered into with SFX Broadcasting, Inc., a copy of which has been previously provided to Pavilion), (ii) his stock ownership interest in Ardee will be burdened by and encumbered with the transfer restrictions contained in this Section 18.02 and (iii) all share certificates evidencing the capital stock in Ardee will include an appropriate legend which references the transfer restrictions contained in this Section 18.02 and (B) SFX Broadcasting, Inc. to execute a certificate or other instrument in form reasonably acceptable to Pavilion confirming that the execution of this Agreement is approved by SFX Broadcasting, Inc. and is not a violation of any term, provision or covenant contained in the SFX Stock Agreement.

      18.03 Ownership Interests in Pavilion. No ownership interest in Pavilion may, at any time, be issued to, sold, conveyed or otherwise transferred to any Person other than to PACE Entertainment Corporation, a Texas corporation, Sony Music Entertainment, Inc., a Delaware corporation, Viacom Inc., a Delaware corporation, or any Affiliate of any such party without the prior written consent of Ardee.

      18.04 Sale of Partnership Interest. If (i) one Partner ("Selling Partner") receives a written offer from a third party ("Proposed Purchaser") to purchase all or substantially all of the Partnership's interest in the Amphitheater which the Selling Partner desires to accept on behalf of the Partnership and (ii) the other Partner ("Non-Selling Partner") is unwilling to consent to the sale of the Amphitheater to the Proposed Purchaser upon the terms and conditions contained in such offer, then the Selling Partner shall have the right, subject to the provisions of Section 18.06 hereof, to sell all, but not less than all, of its Partnership Interest if, but only if, the Selling Partner complies with all of the following provisions:

            (a) The Selling Partner shall provide prompt written notice to the Non-Selling Partner upon the commencement of negotiation concerning any proposed sale of the Selling Partner's Partnership Interest to the Proposed Purchaser.

            (b) Upon request of the Non-Selling Partner at any time following the notice given pursuant to clause (a), the Selling Partner shall provide an oral report as to the status of the negotiations for the proposed sale of the Selling Partner's Partnership Interest to the Proposed Purchaser.

            (c) The Selling Partner shall provide to the Non-Selling Partner copies of all written drafts, letters or other documentation pertaining to such proposed sale of the Selling Partner's Partnership Interest to the Proposed Purchaser.

            (d) Within five (5) days following the execution of a definitive agreement ("Purchase Agreement") pursuant to which the Selling Partner agrees to sell its Partnership Interest to the Proposed Purchaser, the performance of each party thereto being conditioned expressly upon the provisions of this Section 18.04, the Selling Partner shall provide a true, correct, complete and accurate copy thereof to the Non-Selling Partner.

            (e) Following receipt of a Purchase Agreement, the Non-Selling Partner shall have the right and option ("Purchase Option"), exercisable in its sole discretion, to purchase the Selling Partner's Partnership Interest upon the same terms, provisions and conditions contained in such Purchase Agreement.

            (f) The Purchase Option may be exercised by the Non-Selling Partner at any time within thirty (30) days after receipt of a Purchase Agreement by providing written notice thereof to the Selling Partner. If the Non-Selling Partner should exercise the Purchase Option in a timely manner, then the Selling Partner shall be required, at the closing of the sale of the Selling Partner's Partnership Interest to the Non-Selling Partner, to execute such reasonable documentation as may be requested or required by the Non-Selling Partner to indicate the Selling Partner's agreement that it and its Affiliates will continue to be bound by the restrictions, limitations and covenants contained in the

      Article XIII of this Agreement for a period commencing on the date of the closing of such sale to the Non-Selling Partner and continuing through and until the third (3rd) anniversary date of the closing of such sale. The closing of the sale of a Selling Partner's Partnership Interest to a Non-Selling Partner pursuant to a timely exercise of the Purchase Option shall occur on or before the later of (i) sixty (60) days following the exercise of the Purchase Option or (ii) the outside date for closing the transaction contemplated by the Purchase Agreement which was the subject of the Purchase Option.

            (g) If, at any time after delivery of a Purchase Agreement to the Non-Selling Partner, whether before or after the deadline for the Non-Selling Partner's decision to exercise the Purchase Option, any of the terms or provisions contained in such Purchase Agreement should be amended by agreement between the Selling Partner and the Proposed Purchaser, then the Selling Partner shall provide prompt written notice of such modification to the Non-Selling Partner, and the Purchase Option shall be extended until the date which is thirty (30) days after the provision of such notice of such amendment.

            (h) If the Non-Selling Partner does not exercise the Purchase Option within thirty (30) days after receipt of a Purchase Agreement (or, if applicable, after receipt of notification pursuant to clause (g) of an amendment to a Purchase Agreement), then the Selling Partner may thereafter complete the proposed sale of its Partnership Interest to the Proposed Purchaser upon the same terms, conditions and provisions contained in the Purchase Agreement previously provided to the Non-Selling Partner in accordance with the provisions thereof, provided that the following provisions are complied with at the closing of the sale:

                  (1) The Proposed Purchaser must execute such reasonable
            documentation as may be requested or required by the Non-Selling Partner to indicate the Proposed Purchaser's agreement to be bound by all of the terms, provisions, agreements, covenants and restrictions contained herein to the same extent, and in the same manner as if, the Proposed Purchaser had been an original party hereto.

                  (2) The Selling Partner must execute such reasonable
            documentation as may be requested or required by the Non-Selling Partner to indicate the Selling Partner's agreement that it and its Affiliates will continue to be bound by the restrictions, limitations and covenants contained in Article XIII of this Agreement for a period commencing on the date of the closing of such sale to the Proposed Purchaser and continuing through and until the third (3rd) anniversary date of the closing of such sale.

      Upon completion of such sale of the Selling Partner's Partnership Interest to the Proposed Purchaser in accordance with the foregoing provisions, the Proposed Purchaser shall be admitted as a new Partner in the Partnership in place of the Selling Partner.

      18.05 Transfers/Pledges to Owners. The following limited exceptions shall apply to the restrictions created in Section 18.01 hereof:

            (a) Pavilion, with prior notice to Ardee, may transfer or pledge its Partnership Interest to any one or more of PACE Entertainment Corporation, Sony Music Entertainment Inc., Viacom Inc. or a Person wholly-owned by one or more of such corporations.

            (b) Ardee, with prior notice to Pavilion, may transfer or pledge its Partnership Interest to any one or more of Ron Delsener, Mitch Slater or a Person wholly-owned by one or both of such individuals.

Upon (i) completion of any transfer of a Partner's Partnership Interest (including a foreclosure of a pledge previously made pursuant to the provisions of this Section 18.05) permitted by the foregoing provisions of this Section
18.05 and (ii) the acquiring party executing such reasonable documentation as may be required by the other Partner to indicate the acquiring party's agreement to be bound by all of the terms, provisions, agreements, covenants and restrictions contained herein to the same extent, and in the same manner as if, such acquiring party had been an original party hereto, the acquiring party shall be admitted as a new Partner in the Partnership in place of the transferring Partner.

      18.06 No Violation of Lease Agreement. Notwithstanding anything to the contrary contained in this Article XVIII, neither Partner shall have the right to transfer its Partnership Interest to a third party, or permit a transfer of any ownership interest, direct or indirect, in such Partner in a manner which could result in a violation of any restriction, covenant or provision contained in the Lease Agreement or could otherwise cause the Tenant to be in default under any provision of the Lease Agreement. Any purported transfer of a Partnership Interest by either Partner or of any ownership interest, direct or indirect, in either Partner which violates the provisions contained in the immediately preceding sentence shall (i) be null and void, ab initio and (ii) be deemed to be the occurrence of a Partner Default with respect to such Partner.

                                   ARTICLE XIX

                            Miscellaneous Provisions

      19.01 Notices. All notices, offers, approvals, elections, consents, acceptances, waivers, reports, requests and other communications required or permitted to be given hereunder (all of the foregoing hereinafter collectively referred to as "Communications") shall be in writing and shall be deemed to have been duly given if delivered personally with receipt acknowledged or sent by registered or certified mail or equivalent, if available, return receipt requested, or by facsimile, telex or cablegram (which shall be confirmed by a writing sent by registered or certified mail or equivalent on the same day that such facsimile, telex or cablegram is sent), or by recognized overnight courier for next day delivery, addressed or sent to the parties at the following addresses and facsimile numbers or to such other additional address or facsimile number as any party shall hereafter specify by Communication to the other parties:

      Pavilion:               c/o SM/PACE, Inc.
                              515 Post Oak Blvd., Suite 300
                              Houston, Texas 77027
                              Facsimile No.: (713) 693-8617
                              ATTN: Mr. Jeffry B. Lewis

      with a copy to:         Michael F. Rogers
                              Gardere Wynne Sewell & Riggs, L.L.P.
                              333 Clay Avenue, Suite 800
                              Houston, Texas 77002
                              Facsimile No.: (713) 308-5555

                                    and

                              Sony Music Entertainment Inc.
                              550 Madison Avenue
                              New York, New York 10022-3211
                              ATTN: David H. Johnson
                              Facsimile No.: (212) 833-8083

                                    and

                              Sony Music Entertainment Inc.
                              550 Madison Avenue
                              New York, New York 10022-3211
                              ATTN: Marvin Cohn
                              Facsimile No.: (212) 833-4007

      Ardee:                  Exit 116 Revisited, Inc.
                              27 East 67th Street
                              New York, New York 10021
                              ATTN: Ron Delsener
                              Facsimile No.: (212) 879-1926

      with a copy to:         Saretsky Katz & Dranoff, P.C.
                              950 Third Avenue
                              New York, N.Y. 10022
                              ATTN: Mr. Alan G. Katz

      19.02 Delaware Law to Apply. This Agreement shall be construed under and in accordance with laws of the State of Delaware.

      19.03 Other Instruments. The parties hereto covenant and agree that they will execute such other and further instruments and documents as are or may become necessary or convenient to effectuate and carry out the Partnership created by this Agreement.

      19.04 Amendment. This Agreement may be amended or modified by the Partners from time to time but only upon approval by all of the Partners contained in a written instrument.

      19.05 Headings. The headings used in this Agreement are used for administrative purposes only and do not constitute substantive matter to be considered in construing the terms of this Agreement.

      19.06 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns where permitted by this Agreement.

      19.07 Legal Construction. In case any one or more of the provisions contained in this Partnership Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision thereof and this Partnership Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.

      19.08 Counterparts. This Partnership Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original.

      19.09 Gender. Wherever the context shall so require, all words herein in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

      19.10 Affiliate Liability. Notwithstanding anything to the contrary contained herein, or implied hereby, in no event shall any Person, except for the Partners and the general partners of Pavilion, be liable for the responsibilities, obligations or liabilities of either of the Partners hereunder. In that connection, it is specifically agreed and acknowledged that, except for the general partners of Pavilion, no officer, shareholder, director or other Affiliate of a Partner shall be liable for any of the responsibilities, liabilities or obligations of any Partner hereunder.

      19.11 Prior Agreements Superseded. This Agreement (i) is an amendment and restatement of the Partnership Agreement dated May 31, 1996 and entered into by and between the Partners and (ii) supersedes any prior understandings or written or oral agreements between the parties respecting the within subject matter.

      19.12 Failure to Execute Lease Agreement.

            (a) Except as expressly provided in clause (b) of this Section 19.12, neither Partner (nor any of its Affiliates) shall execute at any time a Lease Agreement with NJHA providing for the use, operation and possession of the Amphitheater during the 1997 Amphitheater Season unless such Lease Agreement is in favor of the Partnership and approved for execution by both of the Partners. The provisions of this Section 19.12 shall (i) survive dissolution and termination of the Partnership and (ii) not preclude Ardee and its Affiliates from booking the Amphitheater consistent with past practices after dissolution and termination of the Partnership.

            (b) If, upon final completion of negotiations with NJHA of the terms to be included in the Lease Agreement, one of the Partners refuses to approve the execution of the final negotiated form of the Lease Agreement ("Final Lease Form"), then the other Partner shall have the right, notwithstanding the provisions of clause (a) of this Section 19.12, to thereafter execute and enter into, on its own behalf or together with other partners, a Lease Agreement with NJHA upon the same terms and provisions contained in the Final Lease Form.

              [The remainder of this page is intentionally blank.]

EXECUTED as of the day and year first written above.


                              PAVILION PARTNERS, a
                              Delaware general partnership

                              By:   SM/PACE, Inc., a Texas corporation


                                   By: /s/ Brian E. Becker
                                       ----------------------------------

                                        Name:   BRIAN E. BECKER
                                              ---------------------------

                                        Title:  CHIEF EXECUTIVE OFFICER
                                               --------------------------

                              EXIT 116 REVISITED, INC.,
                              a New Jersey corporation


                              By: /s/ Mitchell Slater
                                  ----------------------------------

                                   Name: Mitchell Slater
                                         ---------------------------

                                   Title: President
                                          --------------------------

                                                                 Exhibit 10.6








                       ASSET PURCHASE AND SALE AGREEMENT


                                 BY AND AMONG


                          SUNSHINE CONCERTS, L.L.C.,


                            SFX BROADCASTING, INC.,


                           SUNSHINE PROMOTIONS, INC.


                                      AND


             ALL OF THE STOCKHOLDERS OF SUNSHINE PROMOTIONS, INC.







                                JUNE 23, 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
SECTION 1.  DEFINITIONS...........................................................................................1

SECTION 2.  SALE OF ASSETS........................................................................................9
         2.1      Purchased Assets................................................................................9
         2.2      Excluded Assets................................................................................10
         2.3      Liabilities....................................................................................10

SECTION 3.  PURCHASE.............................................................................................12
         3.1      Purchase Price.................................................................................12
         3.2      Calculation of Gain............................................................................13
         3.3      ...............................................................................................13
         3.4      Working Capital................................................................................13
         3.5      Allocation of Purchase Price...................................................................14

SECTION 4.  CLOSING..............................................................................................14

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER.............................................................15
         5.1.     Organization; Capitalization...................................................................15
         5.2      Subsidiaries...................................................................................15
         5.3      Authorization of Agreements, No Conflict, Etc..................................................15
         5.4      Title to Properties............................................................................16
         5.5      Leases.........................................................................................16
         5.6      Condition of Property..........................................................................16
         5.7      Compliance with Laws, Etc......................................................................17
         5.8      Intellectual Property..........................................................................18
         5.9      Books and Records..............................................................................18
         5.10     Receivables....................................................................................19
         5.11     Litigation.....................................................................................19
         5.12     Contracts; Bookings............................................................................19
         5.13     Labor Matters..................................................................................20
         5.14     Financial Statements...........................................................................20
         5.15     Absence of Certain Changes or Events...........................................................21
         5.16     Undisclosed Liabilities........................................................................22
         5.17     Real Property..................................................................................22
         5.18     Taxes..........................................................................................25
         5.19     Insurance......................................................................................26
         5.20     Employee Benefits..............................................................................26
         5.21     Employees......................................................................................29
         5.22     Environmental Matters..........................................................................29
         5.23     Affiliate Transactions.........................................................................31


                                     - i -


                                                                                                               PAGE
                                                                                                               ----
         5.24     Absence of Certain Business Practices..........................................................31
         5.25     Broker's or Finder's Fees......................................................................31
         5.26     Disclosure.....................................................................................31
         5.27     Sufficiency of Purchased Assets................................................................32
         5.28     Certain Payments...............................................................................32
         5.29     ...............................................................................................32
         5.30     Other Stockholders.............................................................................32

SECTION 6.        REPRESENTATIONS AND WARRANTIES OF EACH SIGNING
                  STOCKHOLDER....................................................................................32
         6.1      Authorization of Transaction...................................................................33
         6.2      Non-contravention..............................................................................33
         6.3      Broker's Fees..................................................................................33
         6.4      Ownership of Common Stock of Seller............................................................33
         6.5      Representations and Warranties of Seller.......................................................34
         6.6      Receipt of Information.........................................................................34
         6.7      Accredited Investor............................................................................34
         6.8      Investment Intention...........................................................................34
         6.9      Disclosure.....................................................................................34
         6.10     Informed Judgment..............................................................................34

SECTION 7.        REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX................................................34
         7.1      Organization of Buyer..........................................................................34
         7.2      Shares of Stock of SFX.........................................................................35
         7.3      Authorization of this Agreement, Etc...........................................................35
         7.4      Broker's or Finder's Fees......................................................................35

SECTION 8.  COVENANTS............................................................................................35
         8.1      Covenants of Seller............................................................................35
         8.2      Filings and Governmental Consents..............................................................39
         8.3      Confidentiality................................................................................39
         8.4      Access.........................................................................................40
         8.5      ...............................................................................................41
         8.6      Employment Matters.............................................................................41
         8.7      Legend.........................................................................................42
         8.8      Filing of Registration Statement...............................................................42
         8.9      Notification...................................................................................43
         8.10     Environmental Reports and Related Matters......................................................44
         8.11     Further Assurances.............................................................................45
         8.12     Releases.......................................................................................45
         8.13     Consent and Voting Agreement...................................................................46
         8.14     Prepayment of Debt.............................................................................48
         8.15     Litigation Matters.............................................................................48


                                    - ii -


                                                                                                               PAGE
                                                                                                               ----
SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER...................................................................49
         9.1      Representations, Warranties and Covenants of Seller and the Signing Stockholders...............50
         9.2      Absence of Proceedings.........................................................................50
         9.3      Opinion of Counsel to Seller...................................................................50
         9.4      Consents or Approvals..........................................................................52
         9.5      Title Insurance................................................................................52
         9.6      HSR Act........................................................................................52
         9.7      Closing of Other Agreements....................................................................52
         9.8      Bill of Sale...................................................................................52
         9.9      Conveyance; Assignment and Assumption Agreement................................................52
         9.10     Environmental Matters..........................................................................54
         9.11     ...............................................................................................54
         9.12     Employment Agreements..........................................................................54
         9.13     Working Capital................................................................................54

SECTION 10.  CONDITIONS TO OBLIGATIONS OF SELLER.................................................................54
         10.1     Representations, Warranties and Covenants of Buyer and SFX.....................................54
         10.2     Absence of Proceedings.........................................................................55
         10.3     Opinion of Buyer's Counsel.....................................................................55
         10.4     HSR Act........................................................................................55
         10.5     Control of SFX.................................................................................55
         10.6     Note...........................................................................................56
         10.7     ...............................................................................................56
         10.8     Assignment and Assumption Agreement............................................................56
         10.9     Closing of Other Acquisition Agreements........................................................56
         10.10    Employment Agreements..........................................................................56

SECTION 11.  TERMINATION.........................................................................................56
         11.1     Termination....................................................................................56
         11.2     Effect of Termination..........................................................................57

SECTION 12.  INDEMNIFICATION.....................................................................................57
         12.1     Indemnification of Buyer and SFX; Appointment of Representative................................57
         12.2     Indemnification of Seller and the Signing Stockholders.........................................58
         12.3     Claims for Indemnification.....................................................................58
         12.4     Materiality or Knowledge.......................................................................59
         12.5     Set-Off in Lieu of Separate Compensation.......................................................59
         12.6     Method of Payment of Indemnification...........................................................60
         12.7     Limitations on Indemnification.................................................................60

SECTION 12A. RIGHT OF FIRST REFUSAL..............................................................................60


                                    - iii -


                                                                                                               PAGE
                                                                                                               ----
         12A.1    Right of First Refusal.........................................................................60
         12A.2    Procedure......................................................................................61

SECTION 13.  MISCELLANEOUS.......................................................................................61
         13.1     Expenses.......................................................................................61
         13.2     Specific Performance...........................................................................61
         13.3     Survival.......................................................................................62
         13.4     Notices........................................................................................62
         13.5     Assignment; Successors and Assigns.............................................................63
         13.6     Entire Agreement...............................................................................63
         13.7     Governing Law; Construction....................................................................63
         13.8     Construction...................................................................................63
         13.9     Severability...................................................................................64
         13.10    Jurisdiction...................................................................................64
         13.11    Captions.......................................................................................64
         13.12    Counterparts...................................................................................64
         13.13    Bulk Sales Laws................................................................................64
         13.14    Publicity......................................................................................64
         13.15    Waiver.........................................................................................65
         13.16    No Third Party Beneficiaries...................................................................65

EXHIBITS

3.1(c)            Form of Note
5.30              Form of Stockholders' Agreement
8.6               Form of Employment Agreement
9.8               Form of General Bill of Sale


SCHEDULES

2.1(c)            Vehicles
2.1(d)            Real Property
2.1(g)            Contracts
2.2               Excluded Assets
2.3               Assumed Obligations
3.1(f)            Long-Term Debt
3.5               Allocation of Purchase Price
5.1               Organization, Qualifications and Capitalization
5.2               Subsidiaries
5.3               Seller's Consents
5.4               Title Reports (Permitted Liens)

                                                                         PAGE
                                                                         ----
5.6               Tangible Property
5.7               Legal Compliance; Governmental Authorizations
5.8               Intellectual Property Disputes
5.10              Accounts Receivable
5.11              Litigation
5.12(a)           Consents
5.12(b)           Bookings
5.12(c)           Palace Theater LP Matters
5.13              Labor Matters
5.15              Adverse Changes
5.16              Liabilities
5.18(a)           Tax Extensions
5.18(c)           Tax Returns
5.19              Insurance
5.20              Employee Benefit Plans
5.21              Employees
5.22              Environmental Matters
5.23              Affiliate Transactions
7.3               Buyer's Consents
8.14              Loans to Signing Stockholders

                       ASSET PURCHASE AND SALE AGREEMENT


                  Asset Purchase and Sale Agreement, dated as of June 23, 1997, by and among Sunshine Promotions, Inc., an Indiana corporation ("Seller"), Sunshine Concerts, L.L.C., a Delaware limited liability company ("Buyer"), SFX Broadcasting, Inc. ("SFX"), and P. David Lucas and Steven P. Sybesma, both of whom are stockholders of Seller (the "Signing Stockholders").

                  WHEREAS, Buyer is a wholly-owned subsidiary of SFX;

                  WHEREAS, Seller desires to sell to Buyer substantially all of its assets, and Buyer desires to purchase such assets, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, as a condition to its purchase of such assets, Buyer requires Seller and the Signing Stockholders to make certain representations, warranties and covenants and to agree to indemnify Buyer in certain respects, all as more fully set forth herein; and

                  WHEREAS, contemporaneously herewith, SFX and certain subsidiaries thereof are entering into asset purchase and sale agreements (the "Other Agreements") with the Other Sellers (as defined herein);

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                  SECTION 1.  DEFINITIONS.

                  As used in this Agreement, the following terms shall have the following meanings:

                  1.1 "Accounts Receivable" has the meaning set forth in
Section 5.10.

                  1.2 "Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first mentioned Person.

                  1.3 (reserved)

                  1.4 "Apportionment Date" means June 1, 1997.

                  1.5 (reserved)

                  1.6 "Assumed Obligations" has the meaning set forth in
Section 2.3.

                  1.7 "Balance Sheet" has the meaning set forth in Section
5.14.

                  1.8 "business day" means any day on which banks in the State of New York are not authorized or required to close.

                  1.9 "Buyer" has the meaning set forth on the first page of this Agreement.

                  1.10 (reserved)

                  1.11 "Center" has the meaning set forth in Section 12A.1.

                  1.12 "Closing" has the meaning set forth in Section 4.

                  1.13 "Closing Date" has the meaning set forth in Section 4.

                  1.14 "Closing Documents" means all agreements and documents to be executed or delivered in connection with the closing of the transactions contemplated by this Agreement, including, without limitation, the documents described in Section 9.9.

                  1.15 "COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

                  1.16 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.17 "Competing Transaction" means any of the following involving Seller: (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (b) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Seller, in a single transaction or series of transactions; (c) except as set forth on Schedule 5.1, any offer (whether in cash or in securities) for 25% or more of the outstanding shares of capital stock of Seller; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing.

                  1.18 "Contracts" has the meaning set forth in Section 2.1.

                  1.19 "Control" (including the terms "Controlled," "Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  1.20 "Damages" means any and all claims, demands, losses, costs, obligations, liabilities, Tax deficiencies, interest thereon and penalties and expenses, and includes, without limitation, reasonable attorney's fees and any Tax liability (including interest) resulting from any payment pursuant to Section 12; provided, however, that Damages, as used in
Section 12, shall be net of insurance proceeds received by the Indemnified Party and any tax benefits derived by the Indemnified Party from the deduction or payment of any Damages to a third Person.

                  1.21 "day" means a calendar day.

                  1.22 (reserved)

                  1.23 (reserved)

                  1.24 (reserved)

                  1.25 "Employee Benefit Plan" means any (a) bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay, termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement, practice or policy, or (b) plan, program, arrangement, practice or policy, which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, whether written or unwritten.

                  1.26 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  1.27 "Environmental, Health and Safety Liabilities" means any cost, damages, loss, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

For purposes of the foregoing definition, the terms "removal," "remedial" and "response action" include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended.

                  1.28 "Environmental Law" means any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the Threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  1.29 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.30 "ERISA Affiliate" means each person (as defined in section 3(9) of ERISA) that, together with the Seller or any of its Subsidiaries (or any person whose liabilities the Seller or any of its Subsidiaries has assumed or is otherwise subject to, whether directly or indirectly, including as a result of indemnification) would be or has been treated as a single employer under section 4001(b) of ERISA or Section 414 of the Code.

                  1.31 "ESA" has the meaning set forth in Section 8.10.

                  1.32 "Excluded Assets" has the meaning set forth in Section
2.2.

                  1.33 "Facilities" means any real property, leaseholds, or other interests owned or operated by Seller or its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by Seller.

                  1.34 (reserved)

                  1.35 "Gain" has the meaning set forth in Section 3.1.

                  1.36 (reserved)

                  1.37 "Governmental Authorization" means any approval, consent, license, variance, permit, conditional use permit waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  1.38 "Governmental Body" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature,
(ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

                  1.39 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from any current or former Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off any current or former Facilities, or that may affect the value of the Facilities or Seller.

                  1.40 "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum, petroleum by-products and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials polychlorinated biphenyls and lead paint.

                  1.41 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.42 "including" means including without limitation.

                  1.43 "Indemnified Party" means the party or parties claiming a right to indemnification pursuant to Section 12.

                  1.44 "Indemnifying Party" means the party or parties from whom indemnification is sought pursuant to Section 12.

                  1.45 "Intellectual Property" means trademarks, service marks, trade dress, logos, trade names, corporate names, assumed names, patents and copyrights together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

                  1.46 "Interim Balance Sheet" has the meaning set forth in
Section 5.14.

                  1.47 "Lease" or "Leases" has the meaning set forth in
Section 2.1.

                  1.48 "Leased Real Property" means all real property subject to the Leases.

                  1.49 "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, code, statute, or treaty.

                  1.50 "Lien" means any lien, claim, pledge, security interest, mortgage, charge, easement, right-of-way, encroachment, covenant and/or restriction restricting use or the manner of use, lease, right of use or other encumbrance or third party right of any kind, whether written or oral.

                  1.51 "Litigation" has the meaning set forth in Section 12.3.

                  1.52 (reserved)

                  1.53 (reserved)

                  1.54 "Note" has the meaning set forth in Section 3.1(c).

                  1.55 "Notice" has the meaning set forth in Section 12A.2.

                  1.56 (reserved)

                  1.57 "Occupational, Safety and Health Law" means any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  1.58 "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  1.59 "Other Agreements" has the meaning set forth on the first page of this Agreement.

                  1.60 "Other Sellers" means, collectively, Deer Creek Partners, L.P., Murat Centre L.P., Polaris Amphitheater Limited Partnership, Suntex, Inc. and TourDesign, Inc.

                  1.61 (reserved)

                  1.62 "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  1.63 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  1.64 "Purchased Assets" has the meaning set forth in Section 2.1.

                  1.65 "Real Property" means the Leased Real Property.

                  1.66 "Records" has the meaning set forth in Section 2.1.

                  1.67 "Registration Statement" has the meaning set forth in
Section 8.8.

                  1.68 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                  1.69 (reserved)

                  1.70 "Representative" is defined in Section 12.1.

                  1.71 "Scalpers" means any Persons engaged in the business or activity of selling tickets in excess of the face value thereof or in contravention of any applicable Legal Requirement as to the time, place or manner of sale.

                  1.72 "SEC" means the U.S. Securities and Exchange
Commission.

                  1.73 "Securities Act" means the Securities Act of 1933, as amended.

                  1.74 "Seller" has the meaning set forth on the first page of this Agreement and, unless the context requires otherwise, also includes that entity's predecessors.

                  1.75 "Seller Plans" has the meaning set forth in Section
5.20.

                  1.76 "Seller's Counsel" means Lowe Gray Steele & Darko.

                  1.77 "Seller's Offer" has the meaning set forth in Section 12A.2.

                  1.78 "SFX" has the meaning set forth on the first page of this Agreement.

                  1.79 "Signing Stockholder" has the meaning set forth on the first page of this Agreement.

                  1.80 "Stockholder" has the meaning set forth in Section 2.3.

                  1.81 "Structures" has the meaning set forth in Section 5.17.

                  1.82 "Subsidiary" means any entity in which Seller has an ownership interest.

                  1.83 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross income, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  1.84 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  1.85 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  1.86 "Threatened"--a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                  1.87 "Working Capital" means the difference between the short-term assets that are transferred to Buyer pursuant to this Agreement and sold to other subsidiaries of SFX pursuant to the Other Agreements and the short-term liabilities that are assumed by Buyer pursuant to this Agreement or by other subsidiaries of SFX pursuant to the Other Agreements; for purposes of this Agreement, "short-term assets" and "short-term liabilities" shall have the meanings given to such terms under generally accepted accounting principles.

                  SECTION 2.  SALE OF ASSETS.

                  2.1 Purchased Assets. Upon and subject to the terms and conditions provided in this Agreement, Seller shall, at the Closing, convey, sell, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to all of its assets and properties (real, personal and intangible), including, but not limited to, the items specifically listed and described below and on the schedules attached hereto (but excluding Excluded Assets) (collectively, the "Purchased Assets"):

                  (a) All merchandise, inventories, materials and supplies of Seller, including items in transit from vendors and also including guaranties and warranties running to the benefit of Seller with regard thereto;

                  (b) All cash on hand and at banks, other cash items of Seller at the close of business on the Closing Date, all receivables and other accrued payments or obligations which have inured or shall inure to the benefit of Seller;

                  (c) All machinery, equipment, office equipment, furniture, computers, leasehold improvements, fixtures, trade fixtures, supplies and other personal property owned by Seller and rights of Seller of every kind and description, tangible and intangible, and all warranties and guaranties thereto and rights of action of Seller therefor, including, without limitation, all automobiles, trucks, trailers, automotive equipment and other vehicles owned by Seller, all of which vehicles are described on Schedule 2.1(c);

                  (d) (reserved)

                  (e) All of the right, title and interest of Seller or its affiliates in and to all Intellectual Property of Seller, including, without limitation, any Web page or HTML site, and any and all variations or derivations thereof and in and to all logos, insignias and advertising materials bearing the names "Sunshine" or "Sunshine Promotions," to the name of Seller and all brand names and trademarks and all technology and technical information related to, necessary for or used in connection with the operation of Seller's business, and all secrecy agreements of Seller or its affiliates with others, including employees, relating to disclosure, assignment or patenting of any of the foregoing;

                  (f) All of the right, title and interest of Seller in, to and under all leases, subleases, licenses and/or other occupancy agreements affecting the real property described in Schedule 2.1(d) (individually a "Lease" and collectively, the "Leases"), the estates created thereunder and all improvements, fixtures, affixations and fittings located on the premises covered thereby owned by Seller;

                  (g) All of the right, title and interest of Seller in and to all agreements, contracts and contract rights, purchase and sales contracts and orders, license agreements, franchises, booking agreements, trade and barter agreements and all other agreements and contracts relating to or necessary for the operation of Seller's business ("Contracts"), including, without limitation, those listed or described on Schedule 2.1(g) and to all Governmental Authorizations listed or described on Schedule 5.7;

                  (h) All claims, deposits, credits and prepaid items, refunds, causes of action, choses in actions, pending litigation, judgments, settlements, rights of recovery, rights of set-off, rights of recoupment and demands on others of every kind and nature relating to the Purchased Assets or related to or arising from the operation of Seller's business, whether now existing or hereafter arising;

                  (i) All original files and records of Seller (including all financial records and computer runs and programs related thereto) pertaining to the Purchased Assets and all other books, records, files, documents, correspondence, reports and lists of suppliers and customers including, but not limited to, general ledger, all sales and credit records, accountants' working papers, advertising and sales material, literature and personnel and payroll records of Seller (provided, however, that Tax Returns may be copies) (the "Records"), to which Seller shall have access pursuant to Section 8.4(a);

                  (j) The Seller as a going concern and the goodwill thereof;
and

                  (k) All other assets, properties, rights and the entire business, of every kind and nature, owned or held by Seller or in which Seller has an interest (except for the Excluded Assets), known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, including, without limitation, all Governmental Authorizations, securities, automobiles, trucks and trailers.

                  2.2 Excluded Assets. Seller's partnership interest in Polaris Amphitheater LP, all assets of the Seller Plans and any other Employee Benefit Plans, seals, minute books, stock transfer books, blank stock certificates, rights to receive Tax refunds to the extent such refunds relate to any period prior to June 1, 1997, and other documents relating to the rights of Seller under this Agreement and any assets described in Schedule 2.2 (collectively, the "Excluded Assets") are excluded from the Purchased Assets to be sold by Seller to Buyer.

                  2.3      Liabilities.

                  (a) At the Closing, Buyer shall assume all liabilities and obligations of Seller under Contracts and Leases and all other liabilities and obligations of Seller, other than those set forth in Section 2.3(b), that are set forth on Schedule 2.3 (the "Assumed Obligations"). Buyer shall not assume or have any liabilities with respect to any other obligation or liability of Seller that is not included in the Assumed Obligations.

                  (b) Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, or in any way be liable or responsible for:

                  (i) Except as set forth in Section 3.1(e), (A) any liabilities or obligations of Seller, or any consolidated group of which Seller is a member, or of any stockholders (the "Stockholders") for any Taxes, accrued for, applicable to or arising from any period on or prior to May 31, 1997, or in connection with the consummation of the transactions contemplated herein, and (B) any liability of the Seller for the unpaid Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                  (ii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of any of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

                  (iii) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein;

                  (iv) any intercompany payables or any liabilities or obligations of Seller owing to any Affiliate of Seller or to any Other Seller or any Affiliate thereof, all of which shall be released on or prior to the Closing Date;

                  (v) any liability or obligation of the Seller under this Agreement;

                  (vi) any Environmental, Health and Safety Liability arising solely from occurrences or conditions on or prior to the Closing Date, or, for any such liability arising from occurrences or conditions both before and after the Closing, the portion of any such liability caused by occurrences prior to the Closing Date;

                  (vii) any liability or obligation relating to the Seller Plans or any other Employee Benefit Plans, including but not limited to any liability or obligation with respect to COBRA or any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA); and

                  (viii) any liability or obligation not expressly set forth in the Balance Sheet, except those which may arise with respect to the period after the Closing Date under the Contracts and Leases and as set forth in Schedule 2.3.

                  SECTION 3.  PURCHASE.

                  3.1 Purchase Price. In consideration of the aforesaid sale, conveyance, transfer, assignment and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, including, without limitation, Section 12.5, Buyer will pay to Seller, and SFX hereby guarantees the payment of:

                  (a) subject to adjustment pursuant to Sections 3.4 and 8.10, on the Closing Date, $1,425,815 in the form of a wire transfer to the bank account designated by Seller no later than three business days prior to the Closing Date;

                  (b) on the Closing Date, a stock certificate representing 62,792 shares of Class A Common Stock of SFX;

                  (c) on the Closing Date, a promissory note (the "Note") of SFX, in substantially the form of Exhibit 3.1(c), in the principal amount of $2,000,000;

                  (d) on each of the first and second anniversaries of the Closing Date, a stock certificate representing that number of shares of Class A Common Stock of SFX equal to the number obtained by dividing $1,000,000 by the average closing price for such shares during the twenty-trading day period immediately preceding the fifth business day prior to such anniversary date (rounding the result to the nearest whole number);

                  (e) no later than the fifth business day prior to April 15 in the year following the year in which the Closing occurs, in the form of a wire transfer to the bank account designated by Seller no later than eight business days prior to such April 15th date, an amount of money equal to X in the following equation:

                            TR   (Y) - TR  (Y)
         X        =           OI     -   CG
                       -------------------------------
                                 1 - TR
                                       CG1

         X        =        payment to be made by Buyer.


         Y        =        the amount of gain of Seller from the sale of the
                           Purchased Assets treated as ordinary income or net short-term capital gain for federal income tax purposes ("Gain"). Such amount shall be calculated in accordance with the provisions of Section 3.2.
                           In no event shall the amount of Gain exceed the difference between the total purchase price allocated under Section 3.5 to assets, the sale of which may give rise to ordinary income or loss or net short- term capital gain or loss and the basis of such assets. The amount of Gain attributable to Seller shall be calculated by including its pro rata share of the proceeds and basis attributable to Polaris under the principles set forth herein.

         TR       =        maximum federal tax rate applicable to
           OI              individuals for ordinary income for transactions
                           occurring on the Closing Date.

         TR       =        maximum federal tax rate applicable to
           CG              individuals for long-term capital gains for
                           transactions occurring on the Closing Date.

         TR       =        maximum federal tax rate applicable to
           CG1             individuals for long-term capital gains in
                           the year of the payment pursuant to this
                           Section 3.1(e).

Notwithstanding the foregoing, no payment pursuant to this Section 3.1(e) shall be required to the extent that (i) the difference between (A) the aggregate amounts payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements and (B) the aggregate amounts that would be payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements if, in each case, the definitions of TROI and TRCG replaced "for transactions occurring on the Closing Date" with "as of the date hereof, without regard to any increases or reductions enacted subsequent to the date hereof," exceeds
(ii) $50,000;

                  (f) (reserved)

                  (g) no later than the fifth business day prior to April 15 of the year following the year in which the Closing occurs, if such amount is specified in writing by the Seller, an additional amount of purchase price, allocable to goodwill, and equal to the sum of all Taxes assessed against and paid by Seller for the time period from June 1, 1997, through the Closing Date.

                  3.2 Calculation of Gain. The amount of Gain shall be calculated by Seller or its designee no later than December 15 of the year in which the Closing occurs and shall be reviewed and verified by Buyer or its designee, which shall be allowed full access to Seller's books and records for such purposes. In the event of a dispute as to the amount of Gain, Seller and Buyer shall use reasonable efforts to resolve such dispute and, if the dispute cannot be resolved after such reasonable efforts, the amount of Gain treated as ordinary income for federal income tax purposes shall be determined by an independent arbitrator as follows: the dispute shall be submitted to an independent arbitrator designated by the American Arbitration Association under the expedited procedures then in effect for the resolution of commercial disputes. Such arbitrator shall be a certified public accountant designated by the American Arbitration Association. Buyer and Seller shall share equally the costs and expenses of such arbitrator, but each party shall bear its own legal and other expenses, if any. No later than ten days after a final resolution of the amount of Gain, any unpaid amount due pursuant to Section 3.1(e) shall be paid by Buyer or SFX.

                  3.3 (reserved)

                  3.4 Working Capital.

                  (a) (reserved)

                  (b) (reserved)

                  (c) (reserved)

                  (d) (reserved)

                  (e) Seller represents and warrants to Buyer and SFX, and covenants to Buyer and SFX, that the deficit in Working Capital will be no greater than $4,500,000 on the Apportionment Date. If the deficit in Working Capital is greater than $4,500,000 on such date, Buyer shall be entitled to reduce the cash consideration to be paid at Closing by the amount by which such deficit exceeds $4,500,000 or otherwise to be compensated by Seller for such amount. At least five business days prior to the estimated Closing Date, Seller shall furnish to Buyer a proposed schedule setting forth all short-term assets as of the Apportionment Date that are to be transferred to Buyer pursuant to this Agreement and all short-term liabilities as of the Apportionment Date that are to be assumed by Buyer pursuant to this Agreement. Thereafter, Seller and Buyer shall negotiate in good faith in order to resolve any disputed amounts contained therein.

                  3.5 Allocation of Purchase Price. Schedule 3.5, as it may be amended by the parties subsequent to the date hereof, sets forth the parties' allocation of the purchase price, which Seller agrees to adhere to for all purposes, including financial accounting and for the payment of all federal and state Tax returns filed subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased Assets hereunder, and the determination by Buyer of its Tax basis with respect to the Purchased Assets. Seller and Signing Stockholders agree that they will execute and deliver such documents as Buyer shall request at any time or from time to time which relate to or confirm the determination of the allocation of the purchase price. Any additional purchase price not explicitly allocated pursuant to Schedule 3.5 shall be allocated to the purchase of Seller's goodwill. Buyer agrees to pay to Seller and the Selling Stockholders, as an additional purchase price, an amount equal to any additional federal income taxes assessed against such parties because of the re-allocation by the Internal Revenue Service of any of the purchase price hereunder to ordinary income assets of Seller, except to the extent that such re-allocation is due to any inaccuracies in Seller's financial statements or to the extent that such assessment gives effect to any change in the applicable tax rates between the date hereof and the date of such assessment.

                  SECTION 4. CLOSING.

                  Except as otherwise set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer in New York, New York, commencing at 10:00 a.m. local time on the later of (a) June 23, 1997, or (b) the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the "Closing Date").

                  SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER.

                  To induce Buyer to enter into this Agreement, and to consummate the transactions contemplated, Seller represents and warrants to Buyer as follows:

                  5.1. Organization; Capitalization.

                  (a) Schedule 5.1 contains a complete and accurate list of the name of Seller, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite corporate power and authority to own and lease its properties and carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of properties makes such qualification necessary.

                  (b) As of the date of this Agreement, the authorized capital stock of Seller is as set forth on Schedule 5.1. Except as set forth on
Schedule 5.1, there is outstanding no security, option to purchase, warrant, right, call, subscription, agreement, commitment, right of first refusal or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of Seller or any securities convertible into, or other rights to acquire, any of the capital stock of Seller; (ii) obligates Seller to grant, offer to grant or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights. Schedule
5.1 sets forth the name and address of each holder of capital stock of Seller and the number of shares of capital stock of Seller held by each such holder.

                  5.2 Subsidiaries.

                  (a) Seller does not own or have any right to acquire, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization, except its general partner and limited partner interests in Polaris Amphitheater Limited Partnership. Seller has never had any Subsidiaries, except its general partner and limited partner interests in Polaris Amphitheater Limited Partnership.

                  (b) (reserved)

                  5.3 Authorization of Agreements, No Conflict, Etc. Seller has the full legal right, power and authority to execute and deliver this Agreement and the Closing Documents and to fully perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and upon the execution and delivery of the Closing Documents, each of the Closing Documents will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the Closing Documents will not, with or without the giving of notice and/or the passage of time, (a) violate any provisions of law applicable to Seller or conflict with, result in the breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any corporate charter, By-Law, indenture, mortgage or deed of trust or conflict with, result in a breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any lease or other agreement or instrument, to which Seller is a party or by which Seller or any of its assets or properties is or may be bound, (b) conflict with or result in a breach of any statute or law or judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Seller is subject or by which any of the Purchased Assets is bound, or (c) cause Buyer to become subject to, or to become liable for the payment of, any Tax imposed upon Seller. Seller has not received notice (except for notices of matters corrected or disposed of to the notifying Person's satisfaction) that it is in violation of any statute, law, judgment, decree, order, regulation or rule relating to or affecting the operation, conduct or ownership of the properties or business of Seller. Except as set forth in Schedule 5.3, Seller is not, nor will it be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein. All requirements of Indiana Code ss. 23-1-41-2 with respect to the transactions contemplated hereby have been met.

                  5.4 Title to Properties. Seller owns and has good and marketable title to all Purchased Assets (whether real, personal, or mixed and whether tangible or intangible) free and clear of all Liens, except as set forth on Schedule 5.4. Upon transfer of the Purchased Assets to Buyer pursuant to this Agreement, good and marketable title to the Purchased Assets will pass to Buyer, free and clear of any Liens, except as set forth on Schedule 5.4.

                  5.5 Leases. Seller has delivered to Buyer a complete and true copy of each Lease to which Seller is a party or by which Seller is bound, all of which are listed in Schedule 2.1(d). All Leases are in full force and effect, valid and binding in accordance with their respective terms and, to the best of Seller's knowledge, there are no existing defaults or events that, with notice or lapse of time or both, would constitute a default under any Lease. To the best of Seller's knowledge, no party to any Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance agreements in effect as to any premises affected by any Lease. Seller has not assigned, transferred, conveyed, mortgaged, pledged, deeded in trust or encumbered any interest of Seller in any of the Leases or the estates covered therein. The execution of this Agreement and the sale of the Purchased Assets to Buyer will not constitute a default or breach of any Lease, except as specifically indicated in Schedule 2.1(d) as requiring the consent to the assignment of such Lease. Seller does not have any obligations as tenant, lessee, subtenant, sublessee or licensee under any Lease which have accrued and which have not been fully performed, nor has it received notice of any claimed default with respect to any such Lease.

                  5.6 Condition of Property. Schedule 5.6 sets forth a correct and complete list of all items of machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller with a value of $5,000 or more. To the best of Seller's knowledge (including, without limitation, matters of which Seller may not have actual knowledge but of which Seller reasonably should have known), all machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller are in a good state of repair and good working order, reasonable wear and tear excepted, and are in conformity with all applicable Legal Requirements. The operation and maintenance of said assets by Seller complies with all applicable Legal Requirements.

                  5.7 Compliance with Laws, Etc.

                  (a) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

                  (b) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (c) Except as set forth on Schedule 5.7, to the best of Seller's knowledge, Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or other Person regarding any actual, alleged, possible or potential (A) violation of, or failure to comply with, any Legal Requirement, or (B) obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (d) Schedule 5.7 contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller. Each Governmental Authorization listed or required to be listed in Schedule
5.7 is valid and in full force and effect. Except as set forth in Schedule
5.7:

                  (i) to the best of Seller's knowledge, Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.7;

                  (ii) to the best of Seller's knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
         Schedule 5.7, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.7;

                  (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.7 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  (e) To the best of Seller's knowledge, the Governmental Authorizations listed in Schedule 5.7 collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

                  (f) No consent of any Person is necessary for the assignment of any Governmental Authorizations to Buyer, except as indicated on Schedule 5.7.

                  5.8 Intellectual Property.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Seller as presently conducted. Each item of Intellectual Property owned or used by Seller is owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing Date. Seller has taken all necessary and commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Except as set forth on Schedule 5.8, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller, the Signing Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). Except as set forth on Schedule 5.8, to the best of the knowledge of Seller and the Signing Stockholders, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

                  5.9 Books and Records. The books of account and other records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Seller is subject to that Section), including the maintenance of an adequate system of internal controls. The books and records of Seller accurately reflect the bases for the financial condition and results of operations of Seller set forth in the financial statements referred to in Section 5.14.

                  5.10 Receivables. All accounts receivable of the Seller that are reflected on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Seller as of the Closing Date (collectively, the "Accounts Receivable") represent and will represent valid obligations arising in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable will be, as of the Closing Date, current and collectible, net of the respective reserves shown on the accounting records of the Seller as of the Closing Date (which reserves will be adequate and calculated consistent with past practice and will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. Except as set forth on Schedule 2.3, to the best of Seller's knowledge, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 5.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  5.11 Litigation. Except as set forth in Schedule 5.11, there are no civil or criminal claims, actions, suits, proceedings or, to the best of Seller's knowledge, investigations pending or, to the best of Seller's knowledge, Threatened to be brought before any Governmental Body involving Seller or any claims specifically relating to the properties or business of Seller or to the transactions contemplated by this Agreement. There is no order, decree or judgment of any kind in existence enjoining or restraining Seller or any officer or employee of Seller or requiring any of them to take any action of any kind with respect to the operations or business of Seller. All items listed on Schedule 5.11 (other than those proceedings set forth in Section 8.15) have been properly submitted to Seller's insurance carrier as insured claims and have not been rejected by such carrier.

                  5.12 Contracts; Bookings.

                  (a) Seller is not a party to or bound by any contracts, agreements or understandings (whether written or oral) other than the Contracts and the Leases. A true and complete list or description of all Contracts is contained on Schedule 2.1(g) (except that any Contract that has a value of less than $25,000 for the remaining term of such Contract need not be set forth on Schedule 2.1(g) unless such Contract is a booking, ticket distribution, performance or artist agreement). For Contracts required to be listed on Schedule 2.1(g) other than performance, artist or one-time venue contracts, Seller has delivered to Buyer a correct and complete copy of each written Contract and a correct and complete written summary of the terms and conditions of each oral Contract. No term or provision of any Contract has been waived, amended, repudiated or assigned. Seller has not received notice of any cancellation or Threatened cancellation of, or default, acceleration or outstanding dispute under, any Contract. No party is in breach or default of the terms of any Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any Contract. Each Contract has been duly executed, constitutes the valid and enforceable obligations of the Seller and, to the best of Seller's knowledge, the other parties thereto. Except as set forth on

Schedule 5.12(a), each Contract will continue to be so valid and enforceable following the consummation of the transactions contemplated by this Agreement.

                  (b) As of the date hereof, Schedule 5.12 (b) sets forth a true and complete list of all bookings by or for the account of the Seller, along with the dates thereof, the venues therefor and the performers.

                  (c) Schedule 5.12(c) sets forth (i) true and complete copies of all contracts, agreements and arrangements entered into by Seller in its capacity as general partner of Palace Theater LP, or entered into by Palace Theater LP at any time when Seller was general partner thereof, and (ii) a true and complete description of all claims asserted in bankruptcy proceedings or in other litigation relating to any time period during which Seller was general partner of Palace Theater LP. Seller acted as general partner of Palace Theater LP from January 18, 1994 to July 28, 1994, and at no other times. All actions, agreements and filings necessary and proper to remove Seller as general partner of Palace Theater LP were timely taken, entered into or made, and true and complete copies of all agreements, instruments and filings relating to such removal are set forth on Schedule 5.12 (c).

                  5.13 Labor Matters. Except as set forth in Schedule 5.13, Seller is not a party to or bound by any collective bargaining agreement and there are no formal complaints, charges, cases or controversies or any conciliation agreement, consent or decree pending or, to the best of the knowledge of Seller or the Signing Stockholders, Threatened between Seller and any of its employees (whether full-time, part-time, occasional or otherwise) acting individually or in concert and/or any Governmental Body; and, to the best of the knowledge of Seller or the Signing Stockholders, no organization is presently attempting to gain, petitioning for or asserting representational status with respect to any group or groups of employees (whether full-time, part-time, occasional or otherwise) of Seller, and Seller is in compliance with federal and state laws respecting employment practices, terms and conditions of employment, child labor, wages and hours, and is not presently engaged in any unfair labor practice. There is no labor strike or other labor dispute and there is no complaint, proceeding or other action instituted under the Equal Opportunity Act pending or, to the best of the knowledge of Seller, Threatened against Seller or the Signing Stockholders. Seller has complied in all respects with all state and federal laws relating to employment, equal employment opportunity, nondiscrimination, immigration, child labor, wages, hours, benefits, collective bargaining, the withholding or payment of social security and similar Taxes, occupational safety and health and plant closing. Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws.

                  5.14 Financial Statements. Seller has delivered to Buyer true, complete and correct copies of (a) its compiled balance sheet of Seller as at December 31, 1996 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in equity and cash flow for the fiscal year then ended, together with the compilation report thereon of Katz, Sapper & Miller, independent certified public accountants, and (b) an unaudited consolidated balance sheet of Seller as at March 31, 1997 (the "Interim Balance Sheet") and the related consolidated statements of income and changes in stockholders' equity for the three months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles, consistently applied, except as noted in the accountant's compilation report accompanying the compiled financial statements, and subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). No financial statements of any Person other than Seller are required by generally accepted accounting principles to be included in the financial statements of Seller.

                  5.15 Absence of Certain Changes or Events. Except as set forth in Schedule 5.15, since March 31, 1997, Seller has not suffered any adverse change or loss or termination of, or breach or default of any Contract, and there has been no adverse change Threatened or anticipated in the results of operations or business or assets of Seller or in any of its properties, and Seller knows of no event, in each case, which has had, or which might be expected to have, a material adverse effect on the results of operations, businesses or properties of Seller. Since March 31, 1997, Seller has conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.15, there has not, since March 31, 1997, been any:

                  (a) change in Seller's authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of Seller; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the certificate of incorporation or bylaws of Seller;

                  (c) entry by Seller into any employment, severance or similar contract with any director, officer or (except in the Ordinary Course of Business) employee or payment by Seller to or increase by Seller of any bonuses, salaries, or other compensation with respect to any stockholder, director, officer or (except in the Ordinary Course of Business) employee of Seller ;

                  (d) except as required by Section 8.6, adoption of, increase in the contributions or other payments to or benefits under (including, without limitation, accelerated payment or vesting of benefits), making of any new grants or awards under, or the establishment, amendment or termination of, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, Seller Plan or other Employee Benefit Plan;

                  (e) damage, destruction or loss (not covered by insurance) with respect to any assets of Seller involving cost or loss (not covered by insurance) in excess of $25,000 in the aggregate;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least $25,000;

                  (g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of the Intellectual Property of Seller;

                  (h) cancellation, waiver or compromise of any claims or rights with a value to Seller in excess of $25,000;

                  (i) change by Seller in its accounting methods, principles or practices; or

                  (j) agreement, whether oral or written, by Seller to do any of the foregoing.

                  5.16 Undisclosed Liabilities. Except as set forth in
Schedule 5.16, Seller has no indebtedness, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that would be required to be reflected on Seller's balance sheet or the footnotes thereto in accordance with generally accepted accounting principles including those owed to any Stockholder or any Affiliate of any Stockholder except indebtedness, liabilities and obligations: (a) reflected or reserved against on the Balance Sheet or the Interim Balance Sheet; or (b) incurred since the date of the Balance Sheet or the Interim Balance Sheet in the Ordinary Course of Business.

                  5.17 Real Property.

                  (a) Schedule 2.1(d) contains a complete and accurate list and brief description of all Leased Real Property and the improvements (including buildings and other structures) located on such Leased Real Property (including a brief description of the use to which such property is being employed and, in the case of any such property which is leased, the termination date or notice requirement with respect to termination, annual rental, additional rent and renewal or purchase options and rights of first refusal). Complete and correct copies of all such Leases, title insurance policies and guarantees have been delivered by Seller to Buyer as of the date hereof;

                  (b) Except as provided in Schedule 2.1(d), Seller has not received any notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property;

                  (c) The tenancies described on Schedule 2.1(d) constitute all of the written and oral agreements which grant rights of use or possession with respect to the Real Property; except as otherwise noted on Schedule 2.1(d), (i) the Leases described on Schedule 2.1(d) are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenants, licensees or occupants thereunder are in actual possession,
(ii) no landlord or sub-landlord has asserted any claim which would in any way affect the relevant tenant's (or subtenant's) right of use, possession or occupancy, (iii) there are no pending summary proceedings or other legal actions for eviction of any such tenant (or subtenant), (iv) no notice of default or breach on the part of the tenant (or subtenant) under any of the Leases has been received by Seller from the landlord or sub-landlords thereunder, (v) all decorating, repairs, alterations and other work required to be performed by the tenant (or subtenant) under each of the Leases has been performed, and
(vi) no consent is necessary from any of the landlords or sub-landlords with regard to the consummation of the transactions contemplated by this Agreement. No landlord or sub-landlord under any of the Leases has any right or option to terminate the Lease for any reason other than a default thereunder by the applicable tenant (or subtenant) of the Real Property and no landlord or sub-landlord has a "put" option with regard to any such Real Property. The copies of the Leases delivered to SFX constitute the sole agreements binding upon Seller with respect to the Real Property. The rents set forth in Schedule 2.1(d) are the actual rents, income and charges presently being paid by Seller under the Leases. No security deposits have been paid by any tenants (or subtenants) of the Real Property, except as set forth on Schedule 2.1(d);

                  (d) (reserved)

                  (e) (reserved)

                  (f) (reserved)

                  (g) (reserved)

                  (h) Except as set forth on Schedule 2.1(d), there are no commissions or other compensation now or hereafter payable to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any of the leases to which Seller is a party or any extension thereof. With respect to any and all such brokerage commissions, Seller covenants and agrees to pay any such brokerage commissions or compensation at or prior to the Closing Date;

                  (i) All certificates, permits and licenses from any Governmental Body having jurisdiction over the Real Property which are necessary to permit the lawful use and operation of the buildings and improvements on or constituting the Real Property as they presently exist have been obtained, and are now, and will continue to be at all times before the Closing Date, in full force and effect, and, to the best of the knowledge of Seller, there is no pending threat of modification, cancellation, termination or expiration of any such certificate, permit, approval or license;

                  (j) All utilities required for the operation of the Real Property either enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements; all of said public utilities are installed and operating; and all installation and connection charges have been or will be paid in full prior to the Closing Date;

                  (k) Seller has received no notices of default from any third party who shall be benefited by any covenant, restriction, condition or agreement contained in any instrument affecting the Real Property, and, to the best of Seller's knowledge, there is no violation of any such covenant, restriction, condition or agreement;

                  (l) (reserved)

                  (m) There are no charges, complaints, actions, proceedings or investigations pending or, to the best of the knowledge of Seller, Threatened against or involving the Real Property or Seller as owner of the Real Property; the Real Property complies with all applicable Legal Requirements, including, to the best of the Seller's knowledge, the Americans with Disabilities Act;

                  (n) Seller has not received any notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other repairs or alterations to the Real Property;

                  (o) To the best of Seller's knowledge, (i) the improvements constituting a part of the Real Property are structurally sound (including, without limitation, structural walls, foundation and roof), and the building systems servicing the same (i.e., heating, ventilation, air conditioning, electrical, plumbing, fire detection and sprinklering) are in good working order, and (ii) all parking areas drain efficiently and in compliance with applicable Legal Requirements;

                  (p) There are no mechanics', materialmen's or similar liens against Seller's estate in the Real Property or any portion thereof, except for work performed with the prior written consent of SFX;

                  (q) No current zoning, building or similar law, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on or constituting the Real Property (the "Structures") or by the continued maintenance, operation or use of the parking areas as long as said maintenance, operation or use does not materially change from the current maintenance, operation or use. Seller does not have any knowledge of any pending, Threatened or contemplated changes to any zoning, building or similar law, ordinance, order or regulation which may affect the maintenance, operation or use of the Real Property;

                  (r) (reserved)

                  (s) (reserved)

                  (t) Seller is not a foreign person within the meaning of
Section 1445 of the Code. At the Closing, Seller shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section 1.1445-2(b)(2);

                  (u) Except as set forth on Schedule 2.1(d) and except for ad valorem real estate taxes not yet due and payable, Seller has no knowledge of any assessment (for real estate taxes, sewer, water, or other municipal improvements, or not-for-profit associations) payable in annual installments, or any part thereof, which has or may become a Lien on the Real Property or any part thereof, nor of any pending special assessments affecting the Real Property, or any part thereof;

                  (v) (reserved)

                  (w) Except as set forth on Schedule 2.1(d), all of the Real Property abuts upon a physically open street which has been completed, dedicated and accepted by the Governmental Body having jurisdiction over such street for use as an open public street and the Seller has legal, unobstructed and vehicular and pedestrian access thereto; and

                  (x) (reserved)

                  5.18 Taxes.

                  (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller have been paid. Except as set forth on Schedule 5.18(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim (except for claims disposed of to such claimant's satisfaction or by a court of competent jurisdiction) has ever been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to, or received from or payable by, any employee, independent contractor, creditor, stockholder, customer or other third party.

                  (c) Neither Seller, any Signing Stockholder nor any director or officer (or employee responsible for Tax matters) of Seller expects any Governmental Body to assess any additional Taxes with respect to Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of Seller, the Signing Stockholders and the directors and officers (and employees responsible for Tax matters) of Seller or the Signing Stockholders have knowledge based upon personal contact with any agent of such Governmental Body. Schedule 5.18(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 1996.

                  (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Since December 31, 1996, Seller has not paid any dividends or made any distributions on any capital stock or other equity interest in Seller, except for such dividends and distributions that, in the aggregate, do not exceed the Seller's taxable income for 1996 for federal income tax purposes.

                  (f) Seller has not incurred any passive losses applicable to the 1996 tax year.

                  5.19 Insurance. Schedule 5.19 sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

                  (c) the type of coverage, the basis of coverage (i.e., "occurrence" or "claims made"), the policy number and the period of coverage.

With respect to each such insurance policy, Seller has not received notice of any default or termination (including with respect to the payment of premiums or the giving of notices) under the policy, nor has any suspension thereof been Threatened, and no party to the policy has repudiated any provision thereof. Seller has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  5.20 Employee Benefits.

                  (a) Except as set forth on Schedule 5.20, with respect to all employees and former employees of Seller and their dependents and beneficiaries, neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any Employee Benefit Plan. The Employee Benefit Plans set forth on Schedule 5.20 are referred to herein as the "Seller Plans." Except with respect to the Seller Plans, the Seller does not have nor may have any liability under any Employee Benefit Plan which an ERISA Affiliate presently maintains, contributes to or has or may have liability under.

                  (b) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by COBRA or state continuation coverage laws. Neither Seller nor any of its ERISA Affiliates maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

                  (c) Favorable determination letters have been received from the Internal Revenue Service with respect to each Seller Plan which is intended to comply with the provisions of Section 401(a) of the Code evidencing compliance with the relevant provisions of the Tax Equity and Fiscal

Responsibility Act of 1982, the Tax Reform Acts of 1984 and 1986, and the Retirement Equity Act of 1984 and other applicable laws and regulations for which amendment is required by the Closing Date and each such Seller Plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. No event has occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any Seller Plan.

                  (d) With respect to each Seller Plan which is subject to Title 1 of ERISA, neither Seller nor any of its ERISA Affiliates has failed to comply with any of the applicable reporting, disclosure or other requirements of ERISA and the Code, and there has been no "prohibited transaction" (as described in Section 4975 of the Code or Section 406 of ERISA).

                  (e) Neither Seller nor any of its ERISA Affiliates, nor any of their respective directors, officers, employees or any other "fiduciary" (as defined in Section 3(21) of ERISA), has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Seller Plans.

                  (f) With respect to any Seller Plan which is subject to
Section 412 of the Code or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code (whether or not waived). With respect to the Seller Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then-current plan year to the Closing Date) shall be made prior to the Closing Date in accordance with past practice and, with respect to each Seller Plan subject to Title IV of ERISA, the recommended contribution in the applicable actuarial report. No Seller Plan has any unfunded liability and all accruals with respect to the Seller Plans have been made.

                  (g) The actuarially determined present value of all accrued benefits under each Seller Plan subject to Title IV of ERISA (computed on a plan termination basis using PBGC methods, factors and assumptions) does not exceed, as of the Closing Date, the fair market value of the assets of each such Seller Plan. No event has occurred or circumstance exists that could result in a material increase in premium costs of the Seller Plans that are insured or a material increase in the benefit costs of such Seller Plans that are self-insured.

                  (h) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" (as defined in
Section 3(37) of ERISA).

                  (i) Neither Seller nor any of its ERISA Affiliates has maintained an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that has been the subject of a "reportable event" (as defined in
Section 4043 of ERISA) as to which notices would be required to be filed with the PBGC, or any event requiring disclosure under Section 4063(a) of ERISA. Neither Seller nor any of its ERISA Affiliates has incurred any outstanding liability under Section 4062 of ERISA to the PBGC or engaged in any transaction described in Section 4069 of ERISA. All premiums or other amounts due and payable to the PBGC have been paid. Neither Seller nor any of its ERISA

Affiliates has terminated any employee pension benefit plan subject to Title IV of ERISA. No proceeding by the PBGC to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or Threatened, no notice of any such termination has been received, and no condition exists which presents a material risk of termination of a Seller Plan.

                  (j) There is no pending, Threatened or anticipated legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim against or involving any Seller Plan (other than routine claims for benefits) or the assets of any such Seller Plan and, to the best of Seller's knowledge, there is no basis for or any facts which could give rise to any such legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, Department of Labor or the PBGC, nor are there any matters pending with respect to any Seller Plan with the Internal Revenue Service under its voluntary compliance resolution program, its closing agreement program or similar programs. Any bonding required with respect to the Seller Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                  (k) Except as set forth on Schedule 5.20:

                  (i) Neither Seller nor any of its ERISA Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of Seller;

                  (ii) Neither Seller nor any of its Affiliates has currently outstanding any loan or loans to any current or former employees of Seller, nor has Seller or any of its Affiliates guaranteed such loans; and

                  (iii) The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any individual nor result in the imposition of any federal excise tax with respect to any Seller Plan.

                  (l) No amount payable to any employee or former employee of Seller will be an "excess parachute payment" which is non-deductible under
Section 280G of the Code.

                  (m) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a Tax pursuant to Section 4980B, or any predecessor provision of the Code or any related regulations. No event has occurred with respect to which Seller or any of its ERISA Affiliates could be liable for a Tax imposed by any of Sections 4972, 4976, 4977, 4979, 4980 or 4980B or the Code, or for a civil penalty under Section 502(c) of ERISA.

                  (n) With respect to each of the Seller Plans, Seller has delivered to Buyer true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the most recent IRS Form 5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the PBGC with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description and any summaries of material modifications not reflected therein (or other summaries and descriptions furnished to participants and beneficiaries, if a summary plan description is not required). Each Seller Plan can be unilaterally amended, terminated, or otherwise discontinued, in whole or in part, by the Seller at any time without liability to the Seller. Neither Seller nor any of its ERISA Affiliates has any formal plan or commitment, or has communicated to any current or former employee any intention, whether legally binding or not, to increase any benefits or create new benefits under any Seller Plan or to create any additional Employee Benefit Plan.

                  5.21 Employees. Schedule 5.21 sets forth a true and complete list of all employees of Seller, their positions, locations, salaries or hourly wages and severance arrangements. Except as set forth on Schedule 5.21, there is no liability for unpaid salary or wages, bonuses, vacation time or other employee benefits, including, without limitation, retirement benefits, due or accrued, nor liability for withheld or deducted amounts from employees earnings for the period ending on the Closing Date.

                  5.22 Environmental Matters.

                  (a) To the best of the knowledge of Seller, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law or Occupational, Safety and Health Law. Seller has no basis to expect, nor has it or any other Person for whose conduct Seller may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private Person acting in the public interest, or (ii) the current or, to the best of the knowledge of Seller, prior, owner or operator of any Facilities currently or formerly owned or operated by Seller, of any actual or potential violation or failure to comply with any Environmental Law or Occupational, Safety and Health Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or Facility currently or formerly owned or operated by Seller at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the best of the knowledge of Seller, Threatened claims, Liens or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational, Health and Safety Law, with respect to or affecting any Facilities currently or formerly owned or operated by Seller or, to the best of the knowledge of Seller, any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

                  (c) Seller has no basis to expect, nor has it or any other Person for whose conduct Seller is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational, Health and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) Neither Seller nor any other Person for whose conduct Seller is or may be held responsible has any Environmental, Health, and Safety Liabilities (i) with respect to any Facilities currently or formerly owned or operated by Seller, (ii) with respect to any other properties and assets (whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest, or (iii) to the best of Seller's knowledge, at any property geologically or hydrologically adjoining such Facilities or any such other property or assets.

                  (e) Except for pesticides used in accordance with all applicable Legal Requirements, there are no Hazardous Materials present on, in, under or upon the Environment at any Facilities currently or formerly owned or operated by Seller or, to the best of Seller's knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any other Person for whose conduct Seller is or may be held responsible, or, to the best of Seller's knowledge, any other Person, has permitted or conducted any Hazardous Activity conducted with respect to such Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws and Occupational Safety and Health Laws.

                  (f) There has been no Release or, to the best of the knowledge of Seller or the Signing Stockholders, Threat of Release, of any Hazardous Materials at or from any Facilities currently or formerly owned or operated by Seller or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by such Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, or, to the best of the knowledge of Seller, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

                  (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous Activities in, on, or under any Facilities currently or formerly owned or operated by Seller, or concerning compliance by Seller, or any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws and Occupational Safety and Health Laws.

                  5.23 Affiliate Transactions. Except as set forth on Schedule 5.23, to the best of Seller's knowledge, none of the stockholders, Affiliates, officers, directors or employees of Seller or of any of the Other Sellers, any of their immediate family members, Persons with whom such stockholders, Affiliates, officers, directors or employees have or have had a personal or professional relationship, or any of the Other Sellers is currently a party (either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving Seller or any assets used in the operation of Seller including, without limitation, any arrangement (other than for services in the Ordinary Course of Business as officers, directors or employees of Seller) providing for (a) the furnishing of services by or to, (b) the rental of the sites on which the Real Property is located, (c) any loan or other indebtedness from or to, (d) the grant of any Lien from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such Person. All transactions listed on Schedule
5.23 have been entered into in the Ordinary Course of Business and have terms no less favorable to Seller than transactions entered into at arms'-length with non-affiliated Persons.

                  5.24 Absence of Certain Business Practices. Except where such practices would not be in contravention of applicable Legal Requirements and agreements, (i) all tickets sold in connection with Seller's operations are sold solely through nationally recognized ticket outlets or Seller's box office and not through ticket brokers or Scalpers, and (ii) Seller does not authorize, and is not aware of, the withholding of any tickets from public on-sale availability for the purpose of making such tickets available to ticket brokers or Scalpers. Seller has established, and is in compliance with, policies and procedures to ensure the foregoing.

                  5.25 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing Stockholders or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  5.26 Disclosure. No representation or warranty by Seller or the Signing Stockholders in this Agreement and no other written statement, document, certificate or other instrument or exhibit previously furnished to Buyer or which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  5.27 Sufficiency of Purchased Assets. The Purchased Assets include all right, title and interest of Seller in and to all assets, properties and rights of Seller or necessary for or used in the operation of Seller's business, other than the Excluded Assets.

                  5.28 Certain Payments. Neither Seller nor any director, officer, agent, partner or employee of Seller or any other Person associated with or acting for or on behalf of Seller has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment (whether in cash or otherwise) to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Legal Requirement (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate thereof or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

                  5.29 (reserved)

                  5.30 Other Stockholders.

                  (a) Seller has delivered to Buyer a true and complete copy of each agreement entered into since December 31, 1996, with respect to any acquisitions by Seller or any Stockholder of any equity interest in Seller. Prior to entering into each such agreement, the selling party in such agreement (i) received a true and complete disclosure of all of the material terms of this Agreement and the transactions contemplated by the parties hereto, (ii) had the opportunity to discuss such transactions with his or her independent attorneys, accountants, investment and financial advisors, (iii) was furnished or provided access to all relevant information regarding the financial condition and prospects of Seller and to such additional information as the selling party or his or her advisors requested, (iv) was provided the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management and (v) acknowledged in each such agreement the truth and accuracy of the statements set forth in subsections (i) through (iv). Each such agreement is in full force and effect and has not been modified, waived or amended.

                  (b) Each Stockholder (other than the Signing Stockholders) has executed an agreement containing all material provisions of Exhibit 5.30 and delivered the same to Buyer and SFX. Each such agreement (i) has been duly executed and delivered by such Stockholder and (ii) constitutes the valid and binding obligations of such Stockholder, enforceable in accordance with its terms.


                  SECTION 6. REPRESENTATIONS AND WARRANTIES OF EACH SIGNING
                             STOCKHOLDER.

                  Each Signing Stockholder represents and warrants jointly and severally to Buyer as follows:

                  6.1 Authorization of Transaction. Such Signing Stockholder has full power and authority to execute and deliver this Agreement and the other Closing Documents to which Signing Stockholder is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of such Signing Stockholder, enforceable in accordance with its terms and conditions. Such Signing Stockholder, if a natural person, is over 21 years of age and has not had a legal representative appointed by a court of law or otherwise to act in his or her behalf or with respect to any of his or her property. If such Signing Stockholder is not a natural person: such Signing Stockholder is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action; no other corporate or other proceeding on the part of such Signing Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and this Agreement has been duly delivered by such Signing Stockholder. Such Signing Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                  6.2 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which such Signing Stockholder is subject or the certificate of incorporation and bylaws or other organizational documents of such Signing Stockholder or (b) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Signing Stockholder is a party, by which it is bound or to which any of its assets is subject.

                  6.3 Broker's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing Stockholders or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  6.4 Ownership of Common Stock of Seller. Such Signing Stockholder holds of record and beneficially the number of shares of the Common Stock of Seller set forth on Schedule 5.1, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights and rights of first refusal, except as set forth on Schedule 5.1. Such Signing Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that could require such Signing Stockholder to sell, transfer, or otherwise dispose of any capital stock of Seller. Such Signing Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Seller.

                  6.5 Representations and Warranties of Seller. To the best of such Signing Stockholder's knowledge, all information set forth in Section 5, including all schedules thereto, is true, complete and correct.

                  6.6 Receipt of Information. Such Signing Stockholder has received a copy of the Annual Report on Form 10-K of SFX for the year ended December 31, 1996, and the Current Report on Form 8-K of SFX dated April 16, 1997, and the proxy statement of SFX dated April 18, 1997.

                  6.7 Accredited Investor. Such Signing Stockholder is an "accredited investor" as that term is defined in Regulation D of the Securities Act. Such Signing Stockholder is knowledgeable and experienced in financial and business matters, and is capable of evaluating the merits and risks of an investment and of making an informed business decision.

                  6.8 Investment Intention. Seller and the Signing Stockholders presently do not intend to dispose of the shares of Class A Common Stock of SFX to be issued pursuant to this Agreement.

                  6.9 Disclosure. No representation or warranty by the Signing Stockholders in this Agreement and no other written statement, document, certificate or other instrument or exhibit furnished or which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  6.10 Informed Judgment. Such Signing Stockholder has had the opportunity to discuss the transactions contemplated herein with his or her independent attorneys, accountants, investment and financial advisors. Such Signing Stockholder has been furnished or provided access to such additional information as the Signing Stockholder or his or her advisors have requested. Such Signing Stockholder has had the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management.

                  SECTION 7. REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX.

                  To induce Seller and the Signing Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and SFX, jointly and severally, represent and warrant to Seller and the Signing Stockholders as follows:

                  7.1 Organization of Buyer. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted, and to perform its obligations hereunder.

                  7.2 Shares of Stock of SFX. The shares of Class A Common Stock of SFX to be issued pursuant to the terms of this Agreement will, when issued pursuant hereto, be validly issued, fully paid and nonassessable.

                  7.3 Authorization of this Agreement, Etc. Buyer has full power to execute this Agreement and the Closing Documents to be delivered by it. Buyer's execution and delivery of this Agreement and the Closing Documents to be delivered by it, and the consummation by it of all obligations on its part contemplated hereby and thereby will have been duly authorized by all requisite authority. Such execution, delivery and performance by Buyer with respect to this Agreement and the Closing Documents and compliance with their terms and provisions will not, with or without giving of notice and/or the passage of time, conflict with or result in a breach of any provision of law applicable to Buyer, the terms, conditions or provisions of its Certificate of Formation or Limited Liability Company Agreement or any judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Buyer is subject, or, except as set forth on Schedule 7.3, any agreement, mortgage, indenture, contract or other obligation to which Buyer is subject, or any other, judgment, decree, statute, regulation or any other restriction of any kind or character to which Buyer is a party or by which any of its assets may be bound.

                  7.4 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Buyer or SFX or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer or SFX in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  SECTION 8. COVENANTS.

                  8.1 Covenants of Seller.

                  (a) Between the date of this Agreement and the Closing Date:

                  (i) Seller will continue to operate and conduct its business in the Ordinary Course of Business;

                  (ii) Seller shall use its commercially reasonable efforts to preserve, consistent with past custom and practice, its business and properties, including its present operations, physical facilities, permits, approvals, licenses, working conditions and relationships with Persons having significant business relations with it, including, without limitation, suppliers, customers, landlords, creditors, employees and agents;

                  (iii) Seller shall confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of the business, operations and finances of Seller;

                  (iv) Seller shall not issue any shares of capital stock, grant any rights to purchase shares of capital stock, split or reclassify any shares of its capital stock or declare, set aside or, except as permitted by Section 5.18(e), pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock;

                  (v) Except as otherwise expressly set forth in this Agreement or the Schedules, without the prior consent of Buyer, Seller shall not (A) acquire any assets or properties, or enter into any other transaction, other than in the Ordinary Course of Business,
         (B) sell, transfer or otherwise dispose of or encumber or mortgage any assets or properties, other than in the Ordinary Course of Business, (C) waive, terminate, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other document, other than in the Ordinary Course of Business, (D) enter into any performance production agreements, management agreements, ticketing agreements or other agreements relating to the operation of the Real Property as a performance venue, (E) enter into any agreement relating to the booking of more than one act or event,
         (F) enter into any other contract or agreement other than in the Ordinary Course of Business, (G) enter into any employment contract or collective bargaining agreement, or modify the terms of any existing such contract or agreement except as required by Section 8.6, (H) establish any new Employee Benefit Plan, or modify or terminate any existing Seller Plan or any other Employee Benefit Plan except as required by Section 8.6, (I) make any capital expenditures other than those which would be consistent with usual and customary industry practice, or make any capital expenditures in the aggregate in excess of $25,000, (J) take or agree to take, or fail to take, any action if such action or failure to act would or is likely to result in any of the representations and warranties of Seller or the Signing Stockholders set forth in this Agreement being untrue or in any of the conditions to the Closing not being satisfied, (K) amend the certificate of incorporation or bylaws of Seller, (L) incur or assume any indebtedness for money borrowed (other than short-term indebtedness incurred in the Ordinary Course of Business or incurred to finance a portion of dividends or distributions complying with
         Section 5.18(e)), (M) guarantee any indebtedness, (N) materially change the accounting methods used by Seller, (O) prepay any indebtedness for money borrowed (other than Assumed Liabilities) or any payables, liabilities or obligations described in Section 2.3(b)(iv) other than from amounts received at the Closing, or (P) enter into any contract, agreement, commitment or arrangement, whether oral or written, with respect to any of the foregoing;

                  (vi) Seller shall (A) keep in full force and effect insurance now carried, (B) perform all obligations under its contracts and agreements relating to or affecting its properties, assets and business, (C) maintain its books of account and records consistent with good business practices and (D) comply in all respects with all laws applicable to them and to the conduct of their business;

                  (vii) Without the consent of Buyer, Seller shall not (A) increase the compensation payable to, or to become payable to, any current or former employee, director, officer or consultant; (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into or amend any Employee Benefit Plan or arrangement except as may be required by applicable law; (D) make any new grants or awards or accelerate the payment or vesting of any benefits under any Seller Plan or other Employee Benefit Plan; or (E) hire any salaried employees (other than in the Ordinary Course of Business) or pay any bonuses;

                  (viii) Seller shall not initiate or solicit any Competing Transaction (as hereinafter defined) or enter into discussions or negotiate with any Person in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction and (other than with respect to any proposals or negotiations with respect to any Competing Transactions which commenced prior to the date hereof) Seller shall promptly notify Buyer of all relevant terms of any such inquiries and proposals received by Seller and if such inquiry or proposal is in writing, Seller shall deliver or cause to be delivered to Buyer a copy of such inquiry or proposal;

                  (ix) Seller shall pay in full, or cause to be released in full, all payables, liabilities and obligations listed or described on Schedule 5.23; and

                  (x) Seller and the Signing Stockholders shall use their best efforts to cause all conditions precedent to the obligations of Buyer and Seller to be satisfied on or prior to the Closing.

                  (b) Seller shall provide to Buyer such information with respect to the business, operations, financial condition, prospects and management of Seller as Buyer may request, including, but not limited to, in connection with obtaining insurance relating to the Purchased Assets and the business of Seller covering the period after the Closing Date.

                  (c) (reserved)

                  (d) Seller agrees that it will promptly transfer or deliver to Buyer any customer's inquiries or orders which Seller may receive after the Closing pertaining to products or services sold by Seller.

                  (e) If any consents of other Persons to assignment of any of the Contracts, Leases, Governmental Authorizations or other items to be assigned to Buyer hereunder are not obtained prior to Closing, Seller shall use its reasonable commercial efforts to obtain, or will assist Buyer in obtaining, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest therein. If such consent is not obtained or if an attempted assignment would be ineffective or would impair Buyer's rights thereunder, Seller will cooperate with Buyer in any arrangement designed to provide for Buyer the benefits under any such Contracts, Leases, Governmental Authorizations or other items.

                  (f) Seller and each Signing Stockholder agree that any payments or checks (other than any constituting Excluded Assets, any paychecks or expense reimbursements of Signing Stockholders and any amounts payable by Buyer or SFX pursuant to this Agreement) received by it or its Affiliates or agents after the Closing Date will promptly be remitted to Buyer.

                  (g) Seller shall deliver to SFX a true, correct and complete copy of all Tax Returns filed by Seller subsequent to the Closing Date that include any period prior to or including the Closing Date.

                  (h) Seller covenants and agrees that between the date of this Agreement and the Closing Date:

                  (i) No fixtures, equipment or personal property located on the Real Property shall be removed from the Real Property (other than in the Ordinary Course of Business) unless the same are replaced with similar items of at least equal quality prior to the Closing Date;

                  (ii) Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate Taxes assessed against the Real Property for any fiscal period in which the Closing Date is to occur or any subsequent fiscal period without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

                  (iii) Without first obtaining Buyer's consent, the Seller shall not enter into any contracts or other agreements with respect to the Real Property that could bind the Buyer, or any contracts or other agreements that could bind the Real Property, in each case, after the Closing Date;

                  (iv) Seller shall not, other than in the Ordinary Course of Business, enter into any management or operating agreement or booking agreements, or give possession of any portion of the Real Property to anyone, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed;

                  (v) Without the consent of Buyer, Seller shall not, other than in the Ordinary Course of Business, alter the Real Property or consent to such alteration except to complete any improvements or non-structural changes, installations or decorations which may be required by law or as required under the Leases; and

                  (vi) Seller shall (or shall cause others to) maintain, operate and repair all components of the Real Property including the building systems so as to keep same in good working order and a good state of repair.

                  (i) Seller will, and will cause each of its representatives and agents (including counsel and accountants) to, afford Buyer and its representatives and agents full access during normal business hours to Seller's properties (including, without limitation, subsurface testing) and contracts, books, records and other documents and data (including, without limitation, electronic and computer information and financial information), and Buyer and its representatives and agents shall be permitted to make copies of such contracts, books, records and other documents and data and extracts therefrom (including, without limitation, the preparation of financial audits) and to discuss the business of Seller with the officers, representatives and employees of Seller; provided, that no examination or investigation of the foregoing by Buyer or such representatives and agents pursuant to this subsection (i) shall affect any of the representations and warranties of Seller set forth in this Agreement, and provided further, that (A) any examination or investigation of the foregoing shall be conducted in such manner as not to interfere unreasonably with the operation or the conduct of the businesses of or any other activities carried on by Seller and (B) in the event of the termination of this Agreement for any reason whatsoever, Buyer will return to Seller upon written request all documents, work papers, copies, extracts and other material obtained from Seller in connection with the transactions contemplated hereby.

                  (j) Subsequent to the Closing Date, Seller shall not use, in trade or otherwise, any of the Intellectual Property or other information described in Section 2.1(e). Promptly following the Closing Date, Seller shall change its corporate name to a name that does not include the words "Sunshine" or "Sun" or any variations thereon or derivations thereof.

                  8.2 Filings and Governmental Consents. After the execution and delivery of this Agreement, Seller, the Signing Stockholders and Buyer shall each use its best efforts to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any Governmental Body required in connection with the execution, delivery or performance of this Agreement or in connection with the transactions contemplated hereby.

                  8.3 Confidentiality.

                  (a) Prior to the Closing Date, except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Buyer and SFX agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information (including, without limitation, electronic or computer information) obtained by them from Seller or the Signing Stockholders (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Seller, except that Buyer, SFX and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (b) Except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Seller and the Signing Stockholders agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information obtained by them from Buyer or SFX (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Buyer, except that Seller, the Signing Stockholders and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (c) In the event this Agreement is terminated, Seller and the Signing Stockholders, on the one hand, and Buyer, on the other, each agree if so requested by the other party, to return promptly or to destroy every document furnished to either of them by the other party or any division, associate or affiliate of such other party and any copies thereof which may have been made, and which is in its possession or under its control, in connection with the transactions contemplated hereby, and to cause its representatives, and any representative of financial institutions, partnerships and others to whom such documents were furnished, promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available and other than documents reasonably required by a party hereto in connection with or pertaining to any actual or Threatened litigation or other dispute resolution proceedings.

                  (d) Notwithstanding anything else herein contained, prior to and after the Closing Date, (i) Seller agrees that, if requested by SFX, it will consent to the use of its financial statements in any registration statement or other document filed by SFX (or any of its subsidiaries) under the Securities Act or the Securities Exchange Act of 1934, as amended, and
(ii) Seller and the Signing Stockholders agree that they will execute and deliver, and cause Seller's officers or other responsible Persons to execute and deliver, such management representation letters as are requested by SFX's independent accountants.

                  8.4 Access.

                  (a) The parties agree that so long as any books, records and files retained by Seller relating to the business, properties, assets or operations of Seller or the Purchased Assets, or the books, records and files or copies thereof relating to the period prior to the Closing Date delivered to Buyer hereunder, remain in existence and are available, each party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose. Nothing contained herein shall require that either party disclose or give the other party access to financial records relating to such party's ownership of the Purchased Assets or operation of the business being transferred hereunder, except as specifically required by this Agreement. Neither of the parties hereto will destroy any of such books, records and files for a period of six years plus any extensions of time necessary due to any Tax Return or inquiry, audit, investigation or dispute after the Closing Date, without first having offered to deliver such books and records to the other party. Each party agrees that it will cooperate with and make available to the other party during normal business hours any books, records and information relating to the period prior to the Closing Date and any employees necessary and useful in connection with
(i) any Tax

Return or inquiry, audit, investigation or dispute, (ii) any litigation against or investigation by a third party, or (iii) any other business purpose requiring access to such books, records, information or employees. The party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

                  (b) At all times prior to the Closing, Buyer, its agents and contractors shall have the right to enter upon the Real Property for the purpose of conducting inspections and investigations of any kind and nature. Any such entry shall not, however, in any manner whatsoever restrict or materially interfere with the operations of the Real Property or impose any liability on the Seller. Seller reserves the right to impose reasonable conditions on Buyer's access to the Real Property if such access will restrict or materially interfere with the operations of the Real Property or impose liability on Seller. Buyer shall deliver to Seller true, correct and complete copies of any and all reports generated by structural engineers engaged by Buyer to inspect any Real Property or Structures.

                  (c) If, prior to the Closing, Buyer or SFX obtains actual knowledge that any representation or warranty of Seller contained in this Agreement was or has become inaccurate or untrue, then Buyer or SFX shall promptly notify Seller of such inaccuracy or untruthfulness; provided, however, that Seller's sole remedy for any failure of SFX or Buyer to comply with its obligations pursuant to this Section 8.4(c) shall be that, if such inaccuracy or untruthfulness is curable by Seller, then, notwithstanding any provision in this Agreement to the contrary, Seller shall have ten days from the time that Buyer or SFX gives notice to Seller of such inaccuracy or untruthfulness to cure any breach of this Agreement resulting from such inaccuracy or untruthfulness. The giving of any notice by Buyer or SFX pursuant to this Section 8.4(c) shall constitute neither a waiver of any breach by Seller nor a waiver of any of Buyer's or SFX's rights or remedies pursuant to this Agreement. For the purposes of this Section 8.4(c), "actual knowledge" of a matter by Buyer or SFX means that an officer or director of that party has obtained an actual understanding of the matter, and shall not be deemed to have occurred merely because the matter, or facts or information relating to the matter, have been disclosed to that party.

                  8.5 (reserved)

                  8.6 Employment Matters.

                  (a) On the Closing Date, Buyer shall assume all duties and obligations of Seller pursuant to its employment agreements with its employees other than the Signing Stockholders, and Seller shall assign and transfer to Buyer all of Seller's rights pursuant to such agreements; provided, however, that prior to the Closing Date each such agreement shall be amended to remove all references to specific Employee Benefit Plans. Seller and the Signing Stockholders agree that any and all employment agreements between such parties shall be terminated as of the Closing Date, on which date the Signing Stockholders shall enter into separate employment agreements with an Affiliate of SFX.

                  (b) Buyer and its Affiliates shall have the right to access to, in order to actively engage in the solicitation for employment or other engagement of, any of Seller's employees, consultants, representatives or agents. For any such Person who is ultimately hired by SFX or any of its Affiliates, SFX or such Affiliate shall grant credit to such Person under any applicable Employee Benefit Plans of SFX or such Affiliate, as the case may be, for all service of such Person with Seller prior to the Closing Date for all purposes for which such service may be recognized under such Employee Benefit Plans.

                  (c) If this Agreement is terminated pursuant to Section 11.1, then, for a period commencing upon the date of such termination and ending upon the first anniversary thereof, (i) neither Buyer nor SFX shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Seller, and
(ii) neither Seller nor any Signing Stockholder shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Buyer or SFX.

                  (d) Prior to the Closing, Seller shall terminate its and its employees' participation in all 401(k) Employee Benefit Plans applicable to its employees.

                  8.7 Legend. In addition to any legends required by the certificate of incorporation of SFX or the rules, regulations and policies of the Federal Communications Commission, the shares of Class A Common Stock of SFX issued to the Signing Stockholders shall bear a legend reading substantially as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"). THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER THE ACT. THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS OF THAT CERTAIN ASSET PURCHASE AND SALE AGREEMENT, DATED AS OF JUNE __, 1997, BY AND AMONG SUNSHINE PROMOTIONS, INC., SUNSHINE CONCERTS, L.L.C., THE COMPANY AND ALL OF THE STOCKHOLDERS OF SUNSHINE PROMOTIONS, INC.

Upon effectiveness of an applicable Registration Statement, SFX, at the request of a tendering Signing Stockholder, shall cause such Signing Stockholder's shares to be reissued without the first two sentences of the above legend.

                  8.8 Filing of Registration Statement.

                  (a) SFX undertakes (i) to file with the SEC, prior to the Closing and promptly following the first and second anniversaries thereof, a total of three registration statements (each, a "Registration Statement") under the Securities Act registering the resale of the shares of Class A

Common Stock of SFX issued pursuant to this Agreement on such dates, and (ii) to use commercially reasonable efforts to have each Registration Statement declared effective under the Securities Act. The Registration Statements shall be on Form S-3 (or successor form), unless such form may not be used by SFX or SFX determines to use another form.

                  (b) SFX shall use its reasonable best efforts to have each Registration Statement remain effective under the Securities Act for at least 12 months; provided, however, that if SFX determines in good faith that one or more Registration Statements may contain a material misstatement or omission because SFX or one of its affiliates has under consideration a significant acquisition or disposition or other material transaction that has not been publicly disclosed or that SFX is in the process of preparing for filing with the SEC a report on Form 8-K or other form, then SFX may prohibit the Signing Stockholders from using any such Registration Statement for an aggregate period not to exceed 45 days per Registration Statement during such 12-month period. In addition, SFX may delay the filing of any Registration Statement for up to an additional 45 days for such reason.

                  (c) Notwithstanding anything herein to the contrary, at any time that a Signing Stockholder wishes to sell shares of Class A Common Stock pursuant to any Registration Statement, he shall give written notice to SFX no less than one business day prior to the intended transaction, and SFX shall use its best efforts to advise such Signing Stockholder as promptly as practicable, but in no event in more than one business day, whether the transaction may proceed or is prohibited as contemplated in Section 8.8(b), and such Signing Stockholder shall not consummate any transaction or deliver any prospectus in the event that SFX shall so notify such Signing Stockholder of such prohibition, which notice shall include the number of days that the Registration Statement may not be used.

                  (d) SFX shall pay all costs and expenses incurred in connection with the Registration Statement other than legal fees and expenses of the Signing Stockholders, any underwriting discounts or commissions incurred by the Signing Stockholders and any transfer taxes applicable to the sale of the shares.

                  8.9 Notification.

                  (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's or Signing Stockholders' representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 9 or 10
impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty, covenant or indemnity made by Seller under this Agreement, or constitute a waiver by Buyer, modification or alteration of any condition or obligation of Seller.

                  (b) Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's or SFX's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Seller a supplement to the Schedules specifying such change. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Buyer hereunder or the effect of any representation, warranty, covenant or indemnity made by Buyer under this Agreement, or constitute a waiver by Seller, modification or alteration of any condition or obligation of Buyer.

                  8.10 Environmental Reports and Related Matters.

                  (a) Buyer may elect to, at its sole expense, and Seller shall allow, an ASTM Practice E 1527-94, Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment ("ESA") to be conducted for each parcel of Real Property. Buyer shall provide, or cause to be provided, to Seller copies of all written reports of each ESA.

                  (b) If the ESA for any Real Property identifies any "recognized environmental condition of concern," as defined by the ESA Process, the environmental consultant shall make appropriate recommendations and conclusions as to further investigatory and remedial activities, which shall be conducted by the Seller at its sole expense. If Seller refuses to undertake the recommended investigatory and remedial activities, the Buyer, in its sole discretion, may exercise its options under subsection (d) below.

                  (c) In addition to the ESAs, Buyer shall have received all historic reports of environmental studies related to the Purchased Assets and any premises at which the Seller or its predecessors was or is located, undertaken by or on behalf of or for the use of Seller; provided, however, receipt by Buyer of any such reports shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty or indemnity made by Seller under this Agreement, or constitute acceptance of any condition or assumption of any liability by Buyer that may result from such condition, including, without limitation, the environmental condition of all or any part of any premises at which any part of the Purchased Assets was or is located.

                  (d) If, in Buyer's sole discretion, any of the environmental studies, including the ESAs, fails to provide a complete analysis of any environmental condition or identifies any Environmental, Health and Safety Liabilities which could potentially exceed $100,000 (singularly or in the aggregate) at or related to any Real Property, Buyer may (i) terminate this Agreement or (ii) exclude specified Leases from this transaction, which Leases will then remain in the possession of, and the sole responsibility of, the Seller. If Buyer elects item (ii) above, then the excluded parcels or Leases shall be deemed to be Excluded Assets and not Purchased Assets, and Buyer shall be entitled to a reduction of the Purchase Price corresponding to the fair market value of the excluded parcels or Leases. If Buyer and Seller cannot agree on such fair market value, Buyer may appoint a third-party appraiser reasonably satisfactory to Seller to determine such fair market value.

                  (e) Any representation of Buyer with respect to its satisfaction pursuant to this Section 8.10 shall not be interpreted to imply that Buyer has constructive knowledge regarding any aspect of Seller's business nor to limit the scope of any of Seller's representations under this Agreement. No due diligence examination or related activities of, or on behalf of, Buyer pursuant to this Section shall constitute a waiver or relinquishment by Buyer of its right to rely upon Seller's representations, warranties, covenants and agreements as made herein or pursuant hereto. No disclosure pursuant to this Section shall constitute an assumption by Buyer of any conditions or liabilities, and such disclosure shall not relieve Seller of its duties and obligations hereunder.

                  (f) The Indiana Responsible Party Transfer Law, Indiana Code 13-7-22.5-1 et seq., does not apply to the transfer under this Agreement of any Leases. Seller shall execute and deliver to Buyer, on the Closing Date, an affidavit attesting to the non-applicability of such law to the transfer under this Agreement of the Leases.

                  8.11 Further Assurances. Each party hereto shall execute and deliver, and cooperate with any other party in obtaining, such additional instruments, documents, conveyances and assurances as reasonably have been requested by any other party to confirm and assure the rights and obligations set forth herein.

                  8.12 Releases.

                  (a) Each Signing Stockholder acknowledges that the agreements set forth in this Section 8.12 are a condition to Buyer's obligation to purchase the Purchased Assets pursuant to this Agreement, and that Buyer is relying on this Section 8.12 in consummating such purchase.

                  (b) Each Signing Stockholder, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to induce Buyer to purchase the Purchased Assets pursuant to this Agreement, hereby agrees as follows:

                  (i) Each Signing Stockholder, on behalf of such Signing Stockholder and each of such Signing Stockholder's Affiliates, hereby releases and forever discharges the Buyer and SFX, and each of their respective individual, joint or mutual, past, present and future directors, officers, employees, agents, consultants, advisors, representatives, stockholders, controlling persons, subsidiaries, successors and assigns (collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, awards, decisions, injunctions, judgments, orders, rulings, subpoenas, verdicts, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Signing Stockholders or any of their respective Affiliates now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from SFX or Buyer, whether pursuant to contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer or SFX arising under this Agreement or any Closing Documents or proximately caused by Buyer's or SFX's willful, fraudulent or grossly negligent acts.

                  (ii) Each Signing Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                  (iii) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Signing Stockholder shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (A) the assertion by or on behalf of such Signing Stockholder or any of such Signing Stockholder's Affiliates of any claim or other matter purported to be released pursuant to this
         Section 8.12 and (B) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Signing Stockholders or any of their Affiliates against such third party of any claims or other matters purported to be released pursuant to this Section 8.12.

                  8.13 Consent and Voting Agreement.

                  (a) Each Signing Stockholder hereby irrevocably consents to the entering into of this Agreement and to the consummation of the transactions contemplated hereby. Pursuant to Section 23-1-29-4 of the Indiana Business Corporation Law, each Signing Stockholder hereby states that such Signing Stockholder is the holder of the number of outstanding shares of common stock of Seller set forth on Schedule 5.1 with respect to such Signing Stockholder, and hereby adopts the following resolutions by written consent:

                  (i) Resolved, that this Agreement, and each and every term and condition herein, as well as the transactions contemplated hereby, are hereby adopted and approved; and

                  (ii) Further resolved, that the officers of Seller are hereby severally authorized, empowered and directed, for and on behalf and in the name of Seller, to execute and deliver any and all documents, papers or instruments and to do or to cause to be done any and all such acts and things as such officers may deem necessary, appropriate or advisable to complete any and all transactions contemplated by this Agreement.

The written consent contained in this Section 8.13 may be executed in one or more counterparts and shall be filed with the minutes of the proceedings of the Stockholders.

                  (b) As long as this Agreement has not previously been terminated, each Signing Stockholder irrevocably agrees to vote all shares of common stock of Seller as to which such Signing Stockholder is entitled to vote (including all shares for which such Signing Stockholder holds a proxy) at a meeting of the Stockholders if any meeting is so held, or by written consent without a meeting as follows: (i) in favor of approval and adoption of this Agreement and the transactions contemplated hereby; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Seller under this Agreement; and (iii) against any action or agreement (other than this Agreement or the transactions contemplated by this Agreement or the termination of this Agreement in accordance with its terms), that would, directly or indirectly, impede, interfere with, delay, postpone or attempt to discourage the transactions contemplated hereby, including without limitation: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Seller; (B) a sale or transfer of a material amount of assets of Seller or a reorganization, recapitalization or liquidation of Seller; (C) any change in the management or board of directors of Seller or any Competing Transaction, except as otherwise agreed to in writing by Buyer; (D) any material change in the present capitalization of Seller; or (E) any other material change in Seller's corporate structure or business.

                  (c) The Signing Stockholders represent that they have received the irrevocable proxy of all other Stockholders to vote all equity interests in Seller held by such other Stockholders.

                  (d) Each Signing Stockholder agrees that, without the prior written consent of Buyer, during the period commencing on the date hereof and ending on the earlier of (i) the business day following the Closing Date or
(ii) the termination of this Agreement pursuant to the terms hereof, such Signing Stockholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of Seller or any securities convertible into or exercisable or exchangeable for such shares.

                  8.14 Prepayment of Debt. Each Signing Stockholder covenants to repay in full, prior to the Closing Date, all amounts owed by such Signing Stockholder to Seller pursuant to the agreements listed or described on
Schedule 8.14.

                  8.15 Litigation Matters.

                  (a) SFX and Buyer shall bear the costs of any and all legal fees incurred by SFX or Buyer in connection with those certain lawsuits entitled (i) Bank One Lexington, N.A. v. Palace Theatre, et al., brought in the Commonwealth of Kentucky, Jefferson Circuit Court, Cause # 96-CI- 003109;
(ii) Hoffman Concerts, Inc. v. Sunshine Promotion, Inc. and Palace Theatre, Inc., brought in the Hamilton County Superior Court, Cause # 29D01-9607-000318; (iii) Fireman's Fund Insurance Company v. Sunshine Promotions, Inc. d/b/a Sunshine Artists aka Sunshine Artists Agency; TourDesign, Inc. aka Tour Design, Inc.; and Palace Theatre, Inc., Cause # 29D03-9706- CP309 before the Hamilton County, Indiana Superior Court No. 3;
(iv) The Courier Journal v. Sunshine Promotions, Inc., United States District Court, Western District of Kentucky at Louisville, Cause # 96CV-383-S; and (v)
J. Douglas Shellington and Jonathan Shellington v. Sunshine Group, Inc., et al. before the United States District Court, Southern District of Indiana, Indianapolis Division Cause # IP97-0125-C. In connection with such litigation, SFX or Buyer shall additionally deposit in escrow with an escrow agent reasonably acceptable to SFX and Seller the sum of $40,000.00, which escrowed amount shall be disbursed to Seller and/or the Signing Stockholders in order to pay or reimburse reasonable legal fees, net of any insurance proceeds, incurred by Seller and/or the Signing Stockholders, as the case may be, relating to such litigation. SFX and Buyer shall have no further liability of any sort or kind relating to such litigation, including, without limitation, any liability to pay further legal fees of Seller or any Signing Stockholder or any judgment entered by a court, whether for monetary damages, equitable relief, attorneys' fees, costs of suit, interest on any award or punitive damages.

                  (b) Seller and the Signing Stockholders represent and warrant to SFX and Buyer that Seller and the Signing Stockholders did not take, or refrain from taking, any action in a manner that would cause any party to this Agreement (other than the Signing Stockholders) to be subject to, and that no party to this Agreement will be determined by a court of competent jurisdiction to be subject to, any liability relating to the litigation described in subsection (a) of this Section. Seller and the Signing Stockholders agree to defend and indemnify SFX and Buyer pursuant to the terms of Section 12 hereof for any and all Damages incurred by SFX or Buyer (including, without limitation, any legal fees paid by SFX and/or Buyer), directly or indirectly occasioned by, arising out of, related to, based on or resulting from such litigation in the event of (i) any breach of the foregoing representation and warranty or (ii) any final determination of any such litigation that is adverse to Seller, SFX or Buyer or settlement of any such litigation. Seller and the Signing Stockholders agree that they will not resolve any such litigation before final judgment thereon through settlement, arbitration or in any other manner, unless such manner of resolution forecloses and extinguishes the possibility of any adverse party's ability to proceed against SFX and Buyer as a holder in due course, successor, assignee or otherwise with respect to Seller, the Signing Stockholders or any other party to such litigation.

                  (c) Upon the Closing Date, SFX and Buyer shall assume the defense of Seller in that certain lawsuit entitled Sunrise Video Productions, Inc. v. Allisonville Road Partners, et al., brought in the Hamilton County Superior Court, Cause # 29D03-9704-CP-185, and subsequently removed to the United States District Court for the Southern District of Indiana, Indianapolis Division, Cause # IP 97-0565-C T/G. In conducting such defense, SFX and Buyer shall use counsel reasonably satisfactory to Seller. SFX and Buyer shall bear the costs of any and all reasonable legal fees, net of any insurance proceeds, incurred by them subsequent to the Closing Date in connection with such litigation, and shall have no further liability of any sort or kind relating to such litigation, including, without limitation, any judgment entered by a court, whether for monetary damages, equitable relief, attorneys' fees, costs of suit, interest on any award or punitive damages.

                  (d) Seller and the Signing Stockholders represent and warrant to SFX and Buyer that Seller is the sole owner of all tangible and intangible assets and rights it is seeking to enforce in the litigation described in subsection (c) of this Section. Seller and the Signing Stockholders agree to defend and indemnify SFX and Buyer pursuant to the terms of Section 12 hereof for any and all Damages incurred by SFX or Buyer (including, without limitation, the value of any Intellectual Property claimed by the Seller but determined not to be the property of Seller and any legal fees and litigation costs paid by SFX and/or Buyer) directly or indirectly occasioned by, arising out of, related to, based on or resulting from such litigation in the event of (i) any determination by a court of any fact(s) that vary any of the foregoing representations and warranties or (ii) any final determination of any such litigation that is adverse to Seller, SFX or Buyer or settlement of any such litigation. Seller and the Signing Stockholders agree that they will not resolve such litigation before final judgment thereon through settlement, arbitration or in any other manner, unless such manner of resolution forecloses and extinguishes the possibility of any adverse party's ability to proceed against SFX and Buyer as a holder in due course, successor, assignee or otherwise with respect to Seller, the Signing Stockholders or any other party to such litigation.

                  (e) SFX and Buyer shall not have or assume any liability of any sort or kind relating in any way to any litigation or proceeding against Seller or the Signing Stockholders, except as explicitly set forth in this
Section 8.15.

                  (f) SFX and Buyer voluntarily make no submission to the jurisdiction of any court described in this Section for purposes of the actions described herein, by virtue of the agreements contained in this Section or in this Agreement.


                  SECTION 9. CONDITIONS TO OBLIGATIONS OF BUYER.

                  The obligations of Buyer to consummate the acquisition of the Purchased Assets at the Closing are subject, at Buyer's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 9. Buyer may waive any condition specified in this Section 9 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Buyer waives any such unsatisfied condition, Buyer shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  9.1 Representations, Warranties and Covenants of Seller and the Signing Stockholders.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Seller and the Signing Stockholders herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Seller and the Signing Stockholders shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

                  (b) The President or the Vice President of Seller shall have executed and delivered to Buyer a certificate, dated the Closing Date, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Seller as of the Closing Date, shall have been delivered to Buyer and SFX.

                  9.2 Absence of Proceedings. No party to this Agreement or any Stockholder shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by any of the Closing Documents; and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body which would prohibit the continued operation or conduct of the business of Seller, or adversely affect Buyer's title or interest in the Purchased Assets.

                  9.3 Opinion of Counsel to Seller. Buyer and SFX shall have received from Seller's Counsel an opinion, dated the Closing Date, in form and substance satisfactory to Buyer and SFX, to the effect that:

                  (a) Seller has the right, power and authority to effect the transactions contemplated by this Agreement and has taken all corporate action and other action required by it to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereunder;

                  (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite corporate power and authority to own and lease its properties and carry on its business as conducted on the Closing Date and to effect the transactions contemplated by this Agreement; and Seller is fully qualified and in good standing to do business in all other jurisdictions where the nature of its business or the ownership of its properties requires such qualification;

                  (c) This Agreement and the Closing Documents delivered to Buyer on the Closing Date have each been duly authorized, executed and delivered by Seller and the Signing Stockholders and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Seller and the Signing Stockholders enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles limiting the enforcement of creditors' rights generally;

                  (d) To such counsel's knowledge, all Governmental Authorizations required in order to permit consummation by Seller of the transactions contemplated hereby and by the Closing Documents have been obtained;

                  (e) The execution and delivery by Seller and the Signing Stockholders of this Agreement and the Closing Documents and compliance with the terms and provisions hereof or thereof do not conflict or will not conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Seller or of any judgment, order, injunction, decree or ruling of any Governmental Body known to such counsel to which Seller or any Signing Stockholder or any of the Purchased Assets is subject, or, except where any required waiver or consent has not been obtained, of any agreement or contract listed on any Schedule delivered pursuant to this Agreement or, to the knowledge of such counsel, any other agreement or contract to which Seller or any Signing Stockholder is a party, or constitute a default thereunder or give to others any rights of termination of the transactions contemplated thereby, and do not conflict with any federal bankruptcy laws or any orders entered by the bankruptcy court in connection with the bankruptcy proceedings of Palace Theater LP, and approval of this Agreement or the transactions contemplated hereby by the bankruptcy court is neither necessary nor required;

                  (f) Except as set forth in Schedule 5.11, there is no pending or, to the knowledge of such counsel, Threatened, action, suit or proceeding before any Governmental Body, to which Seller is a party or to which any of the Purchased Assets are subject that is of a character required to be described in a Schedule delivered pursuant to this Agreement and which is not disclosed;

                  (g) Except as set forth in the Schedules to this Agreement, such counsel has no knowledge of any Lien on the Purchased Assets and to the best of such counsel's knowledge (i) Seller is not in default under any order of any Governmental Body; and (ii) Seller is not subject to any decree or judgment enjoining or restraining it from taking any action contemplated by this Agreement or requiring it to take any action inconsistent with the actions contemplated by this Agreement; and

                  (h) Such opinion as to the existence of all Governmental Authorizations required under Legal Requirements applicable to Seller and its properties and the transferability and effectiveness thereof as Buyer may reasonably request.

                  In rendering its opinion pursuant to this Section 9.3, such counsel may (i) rely, to the extent such counsel reasonably deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of officers of Seller and, with respect to the laws of jurisdictions other than the jurisdiction in which Seller's Counsel is based and the United States of America, on the opinion of counsel qualified with respect to such jurisdiction, provided the extent of such reliance is specified in the opinion and such counsel states that such reliance is reasonable, and (ii) assume that the laws of the State of New York are identical to those of the State of Indiana, provided that such assumption is specified in the opinion.

                  9.4 Consents or Approvals. All material consents, waivers, approvals, licenses or authorizations of lessors, third parties or Governmental Bodies (or any amendments or modifications to existing agreements with third parties), including, without limitation, those described in
Schedule 5.12(a), required to transfer the Purchased Assets and effect the transactions contemplated by this Agreement and the Closing Documents, and to allow the business of Seller to be operated by Buyer after the Closing in the manner and to the extent that such business was operated by Seller immediately prior to the Closing, have been obtained and delivered to Buyer.

                  9.5 Title Insurance. Buyer at Closing shall receive leasehold title policies for any Leased Real Property issued in its favor containing exceptions only for (a) real estate Taxes not yet due and payable and (b) those exceptions otherwise acceptable to Buyer. Each such policy shall contain a zoning endorsement reasonably acceptable to Buyer covering the current use or uses of the Real Property.

                  9.6 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  9.7 Closing of Other Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.

                  9.8 Bill of Sale. On or prior to the Closing Date, Seller shall have executed and delivered to Buyer a General Bill of Sale substantially in the form of Exhibit 9.8.

                  9.9 Conveyance; Assignment and Assumption Agreement. On or prior to the Closing Date:

                  (a) (reserved)

                  (b) Seller shall deliver to Buyer an assignment or assignments, in form and substance satisfactory to Buyer, of Seller's right, title and interest to be transferred hereby in and to all Intellectual Property of Seller;

                  (c) Seller shall deliver to Buyer an assignment or assignments of Seller's interest in all Contracts and Leases included in the Purchased Assets to be assumed by Buyer and Buyer shall assume same (at Buyer's option, this may be effectuated pursuant to separate assignments with assignments of each of the Leases in recordable form, accompanied by an instrument in recordable form pursuant to which the owner of the landlord/lessor's, sub-landlord/sublessee's or licensor's interest confirms the chain of assignments of the tenant, lessee's or licensee's interest from the initial tenant, lessee or licensee to each successor-in-interest and ultimately to Seller);

                  (d) With regard to each Lease (other than Leases of office space that do not include the lease of any venue, if such Leased Real Property is not being improved by Seller and if such lease is not at a below-market rate), Seller shall obtain and deliver a non-disturbance agreement in form reasonably satisfactory to Buyer's counsel pursuant to which all mortgagees, fee owners and superior ground lessees (where such Lease is a sublease) shall agree that, provided Buyer shall not be in default under such Lease (subject to applicable notice and/or grace period), Buyer's possession of the Leased Real Property under such Lease shall not be disturbed nor shall Buyer be named in a foreclosure proceeding or proceeding to terminate a superior lease;

                  (e) (reserved)

                  (f) Seller shall execute, endorse and deliver to Buyer separate instruments of sale, assignment or transfer, in form suitable, where required, for filing or recording with the appropriate office or agency, for various items of the Purchased Assets;

                  (g) At or after the Closing, Seller shall also execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Buyer shall request at any time or from time to time in order to vest, confirm or evidence in Buyer title to all or any part of the Purchased Assets intended to be conveyed, sold, transferred, assigned and delivered to Buyer under and in accordance with this Agreement;

                  (h) Seller shall deliver to Buyer all original Leases, Governmental Authorizations, Contracts, books and records and other Purchased Assets;

                  (i) Seller shall deliver the certificate referred to in
Section 5.17(t);

                  (j) Seller shall deliver to Buyer such affidavit of title or other certifications or indemnities executed by Seller and/or the Signing Stockholders as shall be reasonably required by the title insurance company insuring Buyer's title to any or all of the Real Property or a lender or lenders providing or that has (have) provided Buyer with financing;

                  (k) Seller shall deliver any and all transfer tax, real property transfer tax, disclosure of sales information, Indiana gross income tax, sales tax or other similar forms, affidavits or returns and checks on account of any and all Taxes due thereunder;

                  (l) To the extent required by applicable Legal Requirements, an approved disclosure statement or negative declaration with respect to Real Property;

                  (m) Seller shall deliver to Buyer any and all necessary partnership or corporate resolutions, authorizations or other instruments necessary or proper to evidence the authority of Seller and the Person(s) executing any Closing Documents on Seller's behalf to execute and/or deliver the same;

                  (n) (reserved)

                  (o) On or prior to the Closing Date, Seller shall have delivered to Buyer duly executed titles to all vehicles owned by Seller, except as set forth on Schedule 2.2, together with such instruments of transfer as Buyer may request; and

                  (p) Seller and the Signing Stockholders shall deliver any and all other documents, agreements, certifications, affidavits and/or instruments to be executed and/or delivered by them in accordance with the terms of this Agreement.

                  9.10 Environmental Matters. Buyer shall have received all ESAs and any further environmental studies required pursuant to Section 8.10 with respect to the Real Property.

                  9.11 (reserved)

                  9.12 Employment Agreements. On or prior to the Closing Date, Seller and the Signing Stockholders shall have entered into employment agreements in form and substance reasonably satisfactory to such parties.

                  9.13 Working Capital. The aggregate deficit in Working Capital as of the Closing Date shall be no greater than $4,500,000.


                  SECTION 10. CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to sell, transfer and convey the Purchased Assets at the Closing are subject, at Seller's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 10. Seller may waive any condition specified in this Section 10 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Seller waives any such unsatisfied condition, Seller shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  10.1 Representations, Warranties and Covenants of Buyer and
SFX.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Buyer and SFX herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Buyer and SFX shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer or SFX at or prior to the Closing Date.

                  (b) Buyer and SFX shall have delivered to Seller and the Signing Stockholders a certificate, dated the Closing Date and signed by their respective presidents or an executive vice president, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the boards of directors of Buyer and SFX authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of

Buyer or SFX, as the case may be, as of the Closing Date shall have been delivered to Seller and the Signing Stockholders.

                  10.2 Absence of Proceedings. No party to this Agreement or any Stockholder shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by the Closing Documents and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body that would prohibit such transactions.

                  10.3 Opinion of Buyer's Counsel. Seller and the Signing Stockholders shall have received from SFX's in-house counsel an opinion, dated the Closing Date, in form and substance satisfactory to Seller's Counsel, to the effect that:

                  (a) Each of Buyer and SFX is duly organized and validly existing in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own and operate its properties and to conduct the business it is conducting as of the Closing Date and to effect the transactions contemplated by this Agreement;

                  (b) This Agreement and the Closing Documents to which either Buyer or SFX is to be a party have each been duly executed and delivered by Buyer or SFX, as the case may be, and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Buyer or SFX, as the case may be, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles or limiting the enforcement of creditors' rights generally, and all corporate action by Buyer and SFX required to authorize the transactions contemplated hereby and thereby have been taken; and

                  (c) Neither the execution and delivery by Buyer of this Agreement or the Closing Documents nor compliance with any terms and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the respective Certificates of Incorporation or By-Laws of Buyer or SFX or of any judgment, order, injunction, decree or ruling of any Governmental Body to which Buyer or SFX is subject and of which Buyer's counsel has knowledge, or to the knowledge of such counsel, any other agreement or contract to which Buyer is a party or to which it is subject or constitute a default thereunder.

                  In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of any officer or officers of Buyer, provided the extent of such reliance is specified in the opinion.

                  10.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  10.5 Control of SFX. Robert F.X. Sillerman shall be in control (for purposes of this Section, "control" shall have the meaning assigned to such term in the rules and regulations of the Federal
Communications Commission) of SFX on the Closing Date.

                  10.6 Note. Seller shall have received the Note, substantially in the form of Exhibit 3.1(c), executed by Buyer.

                  10.7 (reserved)

                  10.8 Assignment and Assumption Agreement. On or prior to the Closing Date, Buyer shall have executed and delivered to Seller a General Bill of Sale as described in Section 9.8.

                  10.9 Closing of Other Acquisition Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.

                  10.10 Employment Agreements. On or prior to the Closing Date, Seller and the Signing Stockholders shall have entered into employment agreements in form and substance reasonably satisfactory to such parties.


                  SECTION 11. TERMINATION.

                  11.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and abandoned before the Closing Date:

                  (a) by mutual written agreement of Seller and Buyer;

                  (b) by Buyer, if (i) the conditions set forth in Section 9 have not all been fulfilled (or waived by Buyer) on or before December 31, 1997, and (ii) Buyer has complied with all of the obligations applicable to it as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Seller or any Signing Stockholder);

                  (c) by Seller, if (i) the conditions set forth in Section 10 have not all been fulfilled (or waived by Seller) on or before December 31, 1997, and (ii) Seller and the Signing Stockholders have complied with all of the obligations applicable to them as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Buyer or SFX);

                  (d) by Buyer, if Seller or any Signing Stockholder shall be in material breach of this Agreement and such breaching party shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (e) by Seller, if Buyer or SFX shall be in material breach of this Agreement and shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (f) by either Buyer or Seller if any waiting period under the HSR Act has not expired or terminated by December 31, 1997; or

                  (g) by either Buyer or Seller if any of the Other Agreements has been terminated pursuant to Section 8.5 of such agreement.

                  11.2 Effect of Termination. Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 8.3, 11.2 and 13.1 will survive.

                  SECTION 12. INDEMNIFICATION.

                  12.1 Indemnification of Buyer and SFX; Appointment of Representative.

                  (a) The Seller, on the one hand, and the Signing Stockholders, on the other hand (but individually on a basis equal to each Signing Stockholder's equity interest in Seller as a proportion of all equity interests in Seller held by Signing Stockholders), jointly and severally agree to indemnify, defend and hold harmless Buyer and SFX and their successors and assigns from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (i) any breach or default of any of the representations, warranties, covenants or agreements of Seller or the Signing Stockholders contained in this Agreement or in any Exhibit or Schedule hereto or any Closing Document, (ii) the Excluded Assets, the ownership of Purchased Assets or the operations of Seller prior to the Closing Date, (iii) the liabilities not assumed by Buyer pursuant to this Agreement (including, without limitation, product liabilities and Environmental, Health and Safety Liabilities), (iv) acts or failures to act of Seller or the Signing Stockholders prior to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates or (v) Palace Theater LP or any trustee or receiver thereof or any Persons acting in the right of, or in the capacity of a claimant of or against, Palace Theater LP.

                  (b) Each Signing Stockholder hereby authorizes and appoints
P. David Lucas (the "Representative") as representative and attorney-in-fact to act for and on behalf of such Signing Stockholder in connection with the matters described in this Section 12. Each Signing Stockholder agrees not to take any actions authorized by this Section 12 other than through the Representative.

                  (c) For the purposes of this Section 12, the Signing Stockholders may, by written notice signed by them and delivered to SFX, appoint any other individual to act as the Representative. In the event of the death, incapacity or resignation of the Representative, if no such replacement is appointed within thirty (30) days, SFX may designate an interim replacement to serve until such appointment.

                  (d) In connection with this Agreement and the transactions contemplated hereby, the Seller and the Signing Stockholders agree that the Representative shall not be liable for any error of judgment or for any act done or omitted by the Representative in good faith or for any mistake in fact or law, except for the Representative's own willful misconduct or gross negligence.

                  (e) The parties hereto agree to submit to binding arbitration, pursuant to the rules of the American Arbitration Association applicable to commercial disputes, any dispute among the parties hereto with respect to Damages relating to Environmental, Health and Safety Liabilities, to the extent that such dispute relates to (i) the amount of Damages subject to Section 12.1(a) and/or (ii) the time when such Environmental, Health and Safety Liabilities arose. Such arbitration will be conducted by a panel of three arbitrators (which need not be selected from a panel of the American Arbitration Association), of whom one will be appointed by Buyer, one by Seller and the third by the other two arbitrators. However, if Buyer or Seller fails to appoint its arbitrator within 30 days of a receipt of a written demand for arbitration, the arbitration shall be conducted by the single arbitrator appointed by the other party.

                  12.2 Indemnification of Seller and the Signing Stockholders. Buyer and SFX jointly and severally agree to indemnify, defend and hold harmless Seller and its successors and assigns and the Signing Stockholders from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (a) any breach or default of any of the representations, warranties, covenants or agreements of Buyer or SFX contained in this Agreement or in any Exhibit, Schedule or Closing Document, (b) the ownership of Purchased Assets subsequent to the Closing Date or the operations of Buyer, (c) the failure of Buyer to satisfy the Assumed Obligations and (d) acts or failures to act of Buyer or SFX subsequent to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  12.3 Claims for Indemnification.

                  (a) Promptly after the receipt by Buyer or SFX of notice of
(i) any claim or (ii) the commencement of any action, proceeding or litigation (collectively, "Litigation") which may entitle Buyer or SFX to indemnification, such party shall give the Representative written notice of such claim or the commencement of such Litigation. Promptly after the receipt by the Representative of notice of (i) any claim or (ii) the commencement of any Litigation which may entitle the Signing Stockholders to indemnification, the Representative shall give Buyer and SFX written notice of such claim or the commencement of such Litigation. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or Litigation if
(i) the Indemnifying Party gives written notice to the Indemnified Party acknowledging the Indemnified Party's right to indemnification for such claim or Litigation pursuant to this Section 12, (ii) counsel to the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (iii) the claim or Litigation seeks only money damages and does not seek injunctive or other equitable relief. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

                  (b) If the Indemnifying Party assumes the defense of any such claim or Litigation as set forth in subsection (a), the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, or enter into any settlement, except, in each case, with the written consent of the Indemnified Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

                  (c) If the Indemnifying Party does not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

                  12.4 Materiality or Knowledge. Solely for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement or any Exhibit or Schedule, or any Closing Document, the applicable provisions thereof shall be read and interpreted as if any qualification stated therein with respect to materiality or material adverse effect or knowledge was not contained therein.

                  12.5 Set-Off in Lieu of Separate Compensation. Buyer or SFX may, at any time, elect to set off any amounts payable by Seller or the Signing Stockholders pursuant to this Agreement or pursuant to the Other Agreements against any amount set forth in Section 3.1 or any other amounts payable by Buyer or SFX to the Signing Stockholders or to Seller. If Buyer or SFX elects such set-off with respect to any amount payable by the Signing Stockholders, Buyer or SFX shall deliver, along with or prior to such payment by Buyer or SFX, a written notice of such set-off and the amount and nature thereof. Such set-off shall be in lieu of Buyer's or SFX's right to receive indemnification or other compensation from Seller or the Signing Stockholders for any amounts set off, but shall not affect the parties' right to receive any other payments due under this Agreement. For purposes of this Section 12.5, shares of Class A Common Stock of SFX shall be valued as set forth in
Section 12.7(d).

                  12.6 Method of Payment of Indemnification. Except as set forth in Section 12.5, all amounts payable pursuant to this Section 12 shall be paid in cash to the Indemnified Party or to such Person as the Indemnified Party may direct.

                  12.7 Limitations on Indemnification.

                  (a) In no event shall any Signing Stockholder be required to indemnify the Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts aggregating more than the amount of (i) 150% of
(ii) the sum of (A) the aggregate amount payable pursuant to Section 3.1, multiplied by (B) the percentage of the equity of Seller that is owned by such Signing Stockholder or any Affiliate thereof; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety Liabilities.

                  (b) In no event shall Buyer and SFX or the Seller be required to indemnify an Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts (including amounts paid by such Indemnifying Party pursuant to Section 12 of the Other Agreements) aggregating more than the limit set forth in subsection (a) above for all Signing Stockholders; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety Liabilities.

                  (c) Each party will have no liability for indemnification pursuant to this Section 12 until the total of all Damages for which such party is the Indemnifying Party exceeds $100,000 (at which time such party shall indemnify the Indemnified Party for the entire amount of Damages). However, this Section 12.7(c) will not apply to Damages related to any breach of any representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Indemnifying Party of any covenant or obligation.

                  (d) For purposes of this Section, shares of Class A Common Stock of SFX stock deliverable by Buyer pursuant to Section 3.1 shall be valued at the average of the high and low sales prices thereof, as reported on the Nasdaq National Market, on the Closing Date.

                  (e) In no event shall any party be required to indemnify an Indemnified Party for any Damages arising subsequent to the date five years after the Closing Date.

                  SECTION 12A. RIGHT OF FIRST REFUSAL.

                  12A.1 Right of First Refusal. For three years subsequent to the Closing Date, Buyer or SFX may not sell its entire interest in either Deer Creek Music Center or the Polaris Amphitheater (the "Centers") to a third party that is not an Affiliate of Buyer or SFX unless it shall have first offered to sell such Center to Seller (or any entity wholly owned by the Signing Stockholders and designated by Seller in a notice delivered to Buyer pursuant to Section 13.4) on the terms and conditions set forth in Section 12A.2.

                  12A.2 Procedure.

                  (a) Prior to effecting any such sale of a Center, Buyer or SFX shall first deliver a written notice (the "Notice") to Seller or such other entity, as the case may be, specifying its intent to consummate such sale. Seller or such other entity shall have 15 days after receipt of the Notice to submit an offer to Buyer to purchase such Center, specifying the amount and type of consideration therefor (the "Seller's Offer").

                  (b) If Buyer accepts the Seller's Offer, then Buyer shall so notify the notifying entity within 15 days after receipt of the Seller's Offer, and the parties will promptly proceed to negotiate the terms of a definitive purchase agreement, which agreement Buyer shall not unreasonably refuse to sign. The definitive purchase agreement shall be executed no later than 45 days after the acceptance by Buyer of the Seller's Offer. Simultaneously with the execution of the definitive purchase agreement, Seller or such other entity, as the case may be, must deliver to Buyer or SFX a letter from a nationally-recognized investment bank, bank or other lending institution reasonably acceptable to Buyer or SFX stating that it is willing to provide the financing for Seller's or such entity's purchase of such Center. Buyer or SFX will not be required to execute the definitive purchase agreement unless it receives such a letter.

                  (c) If Buyer rejects the Seller's Offer, so long as Seller (or such other entity) does not submit Seller's Offer within the time period specified in subsection (a), or if Seller (or such other entity) and Buyer or SFX do not execute a definitive purchase agreement within the 45-day period specified in subsection (b), then Buyer or SFX, as the case may be, during the six-month period commencing on the date of delivery of the Notice, may only sell or otherwise transfer such Center to a third party on economic terms more favorable than those contained in the Seller's Offer, and shall not be required to further comply with the right-of-first-refusal procedures contained in this Section; provided, however, that, subsequent to such six-month period, any sale of such Center to a third party shall be subject to the notice and other provisions of this Section 12A.

                  SECTION 13. MISCELLANEOUS.

                  13.1 Expenses. Each of the parties hereto shall bear its own expenses, including fees of any attorneys and accountants engaged by such party, except that (a) any Taxes or filing, registration or recording fees applicable to the transfer of the Purchased Assets shall be borne by Seller;
(b) notwithstanding subsection (a), the HSR Act filing fees shall be borne one-half by Seller and one-half by Buyer; and (c) in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  13.2 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that any of the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such other party may be entitled at law or in equity.

                  13.3 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement shall survive the Closing and shall survive any investigation by the other party; provided, however, that the representations and warranties contained in Sections 5, 6 and 7 shall only survive until the later of (a) 18 months or (b) the expiration of all claims and other proceedings in respect of Damages that are the subject of indemnification pursuant to Section 12, except with respect to any representation or warranty relating to Taxes, which representation or warranty shall survive for the longer of (a) six years or (b) any statute of limitations (as amended from time to time or as extended by an agreement not entered into unreasonably) that applies to actions by any Governmental Authority against Buyer or SFX in connection with such Taxes.

                  13.4 Notices. All notices, demands or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by registered or certified mail, first class, return receipt requested, postage prepaid, addressed as follows:

                  (a)      if to Seller or the Signing Stockholders:

                           Sunshine Promotions, Inc.
                           10089 Allisonville Road, Suite 100
                           Fishers, Indiana  46038
                           Attn: P. David Lucas

                           with a copy to:

                           Lowe Gray Steele & Darko
                           Bank One Tower
                           111 Monument Circle, Suite 4600
                           Indianapolis, Indiana 46204
                           Attn: Craig Pinkus and Connie Gustafson

                  (b)      if to Buyer or SFX:

                           SFX Broadcasting, Inc.
                           150 East 58th Street, 19th Floor
                           New York, New York  10155
                           Attn: Howard J. Tytel, Executive Vice President with a copy to:

                           Baker & McKenzie
                           805 Third Avenue
                           New York, New York  10022
                           Attn: Howard M. Berkower

or such other address with respect to any party hereto as such party may from time to time notify the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed or, (ii) if personally delivered, on the date such delivery is made.

                  13.5 Assignment; Successors and Assigns. Neither this Agreement nor any interest herein may be assigned or transferred by any party hereto or by operation of law or otherwise without the consent in writing of the other parties, provided, however, that Buyer may assign this Agreement in whole or in part to a separate corporation, all of the capital stock of which is owned by SFX, formed for the purpose of consummating the transactions contemplated hereby. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

                  13.6 Entire Agreement. This Agreement, the Schedules and Exhibits referred to herein and the Closing Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral among such parties and constitute the whole and entire basis upon which the respective rights, duties, obligations, representations and warranties contained herein and therein are based. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge or termination is sought.

                  13.7 Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York in all respects, including all matters of construction, validity and performance, without regard to their conflict of law principles.

                  13.8 Construction. THE PARTIES HAVE PARTICIPATED JOINTLY IN THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IF AN AMBIGUITY OR QUESTION OF INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF DRAFTED JOINTLY BY THE PARTIES, AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF THE PROVISIONS OF THIS AGREEMENT. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All references to Schedules and Exhibits shall mean the Schedules and Exhibits attached hereto and made a part hereof.

                  13.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  13.10 Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 13.10 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OTHER THAN FOR SUCH PURPOSE.

                  13.11 Captions. The captions in this Agreement are for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  13.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed by such party.

                  13.13 Bulk Sales Laws. Seller and Buyer waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller and the Selling Stockholders agree to pay and discharge when due or to contest or litigate all claims of creditors which could be asserted against Buyer or SFX or the Purchased Assets by reason of such noncompliance, and to indemnify, defend and hold harmless Buyer and SFX from and against any and all such claims, and to take promptly all necessary action to remove any Lien which may be placed on the Purchased Assets by reason of such noncompliance.

                  13.14 Publicity. Each of the parties hereto agrees that, until the Closing it will consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and that, subject to the requirements of applicable law or Nasdaq, neither party will make any such press release or public statement without the prior consent of the other party.

                  13.15 Waiver. All of the original rights and powers of any party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof, and no party shall be deemed to have waived any of its rights, any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party. No such waiver by a party of any breach by another party of any provision of this Agreement shall be deemed a waiver of any continuing, future or recurring breach of such provision or any other provision of this Agreement. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants or agreements contained in this Agreement.

                  13.16 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  SUNSHINE PROMOTIONS, INC.


                                  By: /s/ P. David Lucas
                                     ---------------------------------
                                     Name:  P. David Lucas
                                     Title: President


                                  SUNSHINE CONCERTS, L.L.C.
                                  By:  SFX Broadcasting of the Midwest, Inc.,
                                       its sole member

                                       By: /s/ Howard J. Tytel
                                          ----------------------------
                                       Name:  Howard J. Tytel
                                       Title: Executive Vice President


                                  SFX BROADCASTING, INC.


                                  By: /s/ Howard J. Tytel
                                     ---------------------------------
                                     Name:  Howard J. Tytel
                                     Title: Executive Vice President


                                  SIGNING STOCKHOLDERS:

                                  /s/ P. David Lucas
                                  ------------------------------------
                                  P. David Lucas

                                  /s/ Steven P. Sybesma
                                  ------------------------------------
                                  Steven P. Sybesma

                                                       Exhibit 10.7









                       ASSET PURCHASE AND SALE AGREEMENT


                                 BY AND AMONG


                           SUNTEX ACQUISITION, L.P.,


                            SFX BROADCASTING, INC.,


                                 SUNTEX, INC.


                                      AND


                  CERTAIN OF THE STOCKHOLDERS OF SUNTEX, INC.







                                JUNE 23, 1997

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               ----
SECTION 1.  DEFINITIONS...........................................................................................1

SECTION 2.  SALE OF ASSETS........................................................................................9
         2.1      Purchased Assets................................................................................9
         2.2      Excluded Assets................................................................................10
         2.3      Liabilities....................................................................................10

SECTION 3.  PURCHASE.............................................................................................12
         3.1      Purchase Price.................................................................................12
         3.2      Calculation of Gain............................................................................13
         3.3      ...............................................................................................13
         3.4      Working Capital................................................................................13
         3.5      Allocation of Purchase Price...................................................................14

SECTION 4.  CLOSING..............................................................................................14

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER.............................................................14
         5.1.     Organization; Capitalization...................................................................14
         5.2      Subsidiaries...................................................................................15
         5.3      Authorization of Agreements, No Conflict, Etc..................................................15
         5.4      Title to Properties............................................................................16
         5.5      Leases.........................................................................................16
         5.6      Condition of Property..........................................................................16
         5.7      Compliance with Laws, Etc......................................................................16
         5.8      Intellectual Property..........................................................................18
         5.9      Books and Records..............................................................................18
         5.10     Receivables....................................................................................18
         5.11     Litigation.....................................................................................19
         5.12     Contracts; Bookings............................................................................19
         5.13     Labor Matters..................................................................................19
         5.14     Financial Statements...........................................................................20
         5.15     Absence of Certain Changes or Events...........................................................20
         5.16     Undisclosed Liabilities........................................................................21
         5.17     Real Property..................................................................................22
         5.18     Taxes..........................................................................................24
         5.19     Insurance......................................................................................25
         5.20     Employee Benefits..............................................................................26
         5.21     Employees......................................................................................28
         5.22     Environmental Matters..........................................................................29
         5.23     Affiliate Transactions.........................................................................30


                                     - i -



                                                                                                               PAGE
                                                                                                               ----

         5.24     Absence of Certain Business Practices..........................................................31
         5.25     Broker's or Finder's Fees......................................................................31
         5.26     Disclosure.....................................................................................31
         5.27     Sufficiency of Purchased Assets................................................................31
         5.28     Certain Payments...............................................................................31
         5.29     ...............................................................................................31
         5.30     Other Stockholders.............................................................................31

SECTION 6.        REPRESENTATIONS AND WARRANTIES OF EACH SIGNING
                  STOCKHOLDER....................................................................................32
         6.1      Authorization of Transaction...................................................................32
         6.2      Non-contravention..............................................................................32
         6.3      Broker's Fees..................................................................................33
         6.4      Ownership of Common Stock of Seller............................................................33
         6.5      Representations and Warranties of Seller.......................................................33
         6.6      ...............................................................................................33
         6.7      ...............................................................................................33
         6.8      ...............................................................................................33
         6.9      Disclosure.....................................................................................33
         6.10     Informed Judgment..............................................................................33

SECTION 7.        REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX................................................34
         7.1      Organization of Buyer..........................................................................34
         7.2      ...............................................................................................34
         7.3      Authorization of this Agreement, Etc...........................................................34
         7.4      Broker's or Finder's Fees......................................................................34

SECTION 8.  COVENANTS............................................................................................34
         8.1      Covenants of Seller............................................................................34
         8.2      Filings and Governmental Consents..............................................................38
         8.3      Confidentiality................................................................................38
         8.4      Access.........................................................................................39
         8.5      ...............................................................................................40
         8.6      Employment Matters.............................................................................41
         8.7      ...............................................................................................41
         8.8      ...............................................................................................41
         8.9      Notification...................................................................................41
         8.10     Environmental Reports and Related Matters......................................................42
         8.11     Further Assurances.............................................................................43
         8.12     Releases.......................................................................................43
         8.13     Consent and Voting Agreement...................................................................44
         8.14     Prepayment of Debt.............................................................................46
         8.15     ...............................................................................................46



                                    - ii -



                                                                                                               PAGE
                                                                                                               ----

SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER...................................................................46
         9.1      Representations, Warranties and Covenants of Seller and the Signing Stockholders...............46
         9.2      Absence of Proceedings.........................................................................46
         9.3      Opinion of Counsel to Seller...................................................................46
         9.4      Consents or Approvals..........................................................................48
         9.5      Title Insurance................................................................................48
         9.6      HSR Act........................................................................................48
         9.7      Closing of Other Agreements....................................................................48
         9.8      Bill of Sale...................................................................................48
         9.9      Conveyance; Assignment and Assumption Agreement................................................48
         9.10     Environmental Matters..........................................................................50
         9.11     ...............................................................................................50
         9.12     ...............................................................................................50
         9.13     Working Capital................................................................................50

SECTION 10.  CONDITIONS TO OBLIGATIONS OF SELLER.................................................................50
         10.1     Representations, Warranties and Covenants of Buyer and SFX.....................................50
         10.2     Absence of Proceedings.........................................................................51
         10.3     Opinion of Buyer's Counsel.....................................................................51
         10.4     HSR Act........................................................................................52
         10.5     Control of SFX.................................................................................52
         10.6     ...............................................................................................52
         10.7     ...............................................................................................52
         10.8     Assignment and Assumption Agreement............................................................52
         10.9     Closing of Other Acquisition Agreements........................................................52

SECTION 11.  TERMINATION.........................................................................................52
         11.1     Termination....................................................................................52
         11.2     Effect of Termination..........................................................................53

SECTION 12.  INDEMNIFICATION.....................................................................................53
         12.1     Indemnification of Buyer and SFX; Appointment of Representative................................53
         12.2     Indemnification of Seller and the Signing Stockholders.........................................54
         12.3     Claims for Indemnification.....................................................................54
         12.4     Materiality or Knowledge.......................................................................55
         12.5     Set-Off in Lieu of Separate Compensation.......................................................55
         12.6     Method of Payment of Indemnification...........................................................56
         12.7     Limitations on Indemnification.................................................................56

SECTION 13.  MISCELLANEOUS.......................................................................................56
         13.1     Expenses.......................................................................................56


                                    - iii -



                                                                                                               PAGE
                                                                                                               ----

         13.2     Specific Performance...........................................................................57
         13.3     Survival.......................................................................................57
         13.4     Notices........................................................................................57
         13.5     Assignment; Successors and Assigns.............................................................58
         13.6     Entire Agreement...............................................................................58
         13.7     Governing Law; Construction....................................................................59
         13.8     Construction...................................................................................59
         13.9     Severability...................................................................................59
         13.10    Jurisdiction...................................................................................59
         13.11    Captions.......................................................................................59
         13.12    Counterparts...................................................................................60
         13.13    Bulk Sales Laws................................................................................60
         13.14    Publicity......................................................................................60
         13.15    Waiver.........................................................................................60
         13.16    No Third Party Beneficiaries...................................................................60


EXHIBITS

5.30              Form of Stockholders' Agreement
9.8               Form of General Bill of Sale


SCHEDULES

2.1(c)            Vehicles
2.1(d)            Real Property
2.1(g)            Contracts
2.2               Excluded Assets
2.3               Assumed Obligations
3.1(f)            Long-Term Debt
3.5               Allocation of Purchase Price
5.1               Organization, Qualifications and Capitalization
5.2               Subsidiaries
5.3               Seller's Consents
5.4               Title Reports (Permitted Liens)
5.6               Tangible Property
5.7               Legal Compliance; Governmental Authorizations
5.8               Intellectual Property Disputes
5.10              Accounts Receivable
5.11              Litigation
5.12(a)           Consents
5.12(b)           Bookings


                                    - iv -



                                                                        PAGE
                                                                        ----
5.13              Labor Matters
5.15              Adverse Changes
5.16              Liabilities
5.18(a)           Tax Extensions
5.18(c)           Tax Returns
5.19              Insurance
5.20              Employee Benefit Plans
5.21              Employees
5.22              Environmental Matters
5.23              Affiliate Transactions
7.3               Buyer's Consents
8.14              Loans to Signing Stockholders




                                     - v -


                       ASSET PURCHASE AND SALE AGREEMENT


                  Asset Purchase and Sale Agreement, dated as of June 23,
1997, by and among Suntex, Inc., an Indiana corporation ("Seller"), Suntex
Acquisition, L.P., a Delawarelimited partnership ("Buyer"), SFX Broadcasting,
Inc. ("SFX"), and P. David Lucas, Steven P. Sybesma, Greg Buttrey and John
Valant, all of whom are stockholders of Seller (the "Signing Stockholders").

                  WHEREAS, Buyer is a wholly-owned subsidiary of SFX;

                  WHEREAS, Seller desires to sell to Buyer substantially all of its assets, and Buyer desires to purchase such assets, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, as a condition to its purchase of such assets, Buyer requires Seller and the Signing Stockholders to make certain representations, warranties and covenants and to agree to indemnify Buyer in certain respects, all as more fully set forth herein; and

                  WHEREAS, contemporaneously herewith, SFX and certain subsidiaries thereof are entering into asset purchase and sale agreements (the
"Other Agreements") with the Other Sellers (as defined herein);

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                  SECTION 1. DEFINITIONS.

                  As used in this Agreement, the following terms shall have the following meanings:

                  1.1 "Accounts Receivable" has the meaning set forth in
Section 5.10.

                  1.2 "Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first mentioned Person.

                  1.3 (reserved)

                  1.4 "Apportionment Date" means June 1, 1997.

                  1.5 (reserved)

                  1.6 "Assumed Obligations" has the meaning set forth in
Section 2.3.

                  1.7 "Balance Sheet" has the meaning set forth in Section
5.14.







                  1.8 "business day" means any day on which banks in the State of New York are not authorized or required to close.

                  1.9 "Buyer" has the meaning set forth on the first page of this Agreement.

                  1.10 (reserved)

                  1.11 (reserved)

                  1.12 "Closing" has the meaning set forth in Section 4.

                  1.13 "Closing Date" has the meaning set forth in Section 4.

                  1.14 "Closing Documents" means all agreements and documents to be executed or delivered in connection with the closing of the transactions contemplated by this Agreement, including, without limitation, the documents described in Section 9.9.

                  1.15 "COBRA" means the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

                  1.16 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.17 "Competing Transaction" means any of the following involving Seller: (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (b) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Seller, in a single transaction or series of transactions; (c) except as set forth on Schedule
5.1, any offer (whether in cash or in securities) for 25% or more of the outstanding shares of capital stock of Seller; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing.

                  1.18 "Contracts" has the meaning set forth in Section 2.1.

                  1.19 "Control" (including the terms "Controlled,"
"Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  1.20 "Damages" means any and all claims, demands, losses, costs, obligations, liabilities, Tax deficiencies, interest thereon and penalties and expenses, and includes, without limitation, reasonable attorney's fees and any Tax liability (including interest) resulting from any payment pursuant to Section 12; provided, however, that Damages, as used in
Section 12, shall be net of insurance proceeds received by the Indemnified
Party and any tax benefits derived by the Indemnified Party from the deduction or payment of any Damages to a third Person.

                  1.21 "day" means a calendar day.



                                     - 2 -




                  1.22 (reserved)

                  1.23 (reserved)

                  1.24 (reserved)

                  1.25 "Employee Benefit Plan" means any (a) bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay, termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement, practice or policy, or (b) plan, program, arrangement, practice or policy, which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, whether written or unwritten.

                  1.26 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  1.27 "Environmental, Health and Safety Liabilities" means any cost, damages, loss, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable
Environmental Law or Occupational Safety and Health Law (whether or not such
Cleanup has been required or requested by any Governmental Body or any other
Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.



                                     - 3 -



For purposes of the foregoing definition, the terms "removal," "remedial" and "response action" include the types of activities covered by the United States
Comprehensive Environmental Response, Compensation and Liability Act, 42
U.S.C. ss. 9601 et seq., as amended.

                  1.28 "Environmental Law" means any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the Threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  1.29 "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.30 "ERISA Affiliate" means each person (as defined in section 3(9) of ERISA) that, together with the Seller or any of its Subsidiaries (or any person whose liabilities the Seller or any of its Subsidiaries has assumed or is otherwise subject to, whether directly or indirectly, including as a result of indemnification) would be or has been treated as a single employer under section 4001(b) of ERISA or Section 414 of the Code.

                  1.31 "ESA" has the meaning set forth in Section 8.10.




                                     - 4 -


                  1.32 "Excluded Assets" has the meaning set forth in Section
2.2.

                  1.33 "Facilities" means any real property, leaseholds, or other interests owned or operated by Seller or its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by Seller.

                  1.34 (reserved)

                  1.35 "Gain" has the meaning set forth in Section 3.1.

                  1.36 (reserved)

                  1.37 "Governmental Authorization" means any approval, consent, license, variance, permit, conditional use permit waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  1.38 "Governmental Body" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature,
(ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

                  1.39 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous
Materials in, on, under, about, or from any current or former Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off any current or former Facilities, or that may affect the value of the Facilities or Seller.

                  1.40 "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum, petroleum by-products and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials polychlorinated biphenyls and lead paint.

                  1.41 "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.42 "including" means including without limitation.


                                     - 5 -




                  1.43 "Indemnified Party" means the party or parties claiming a right to indemnification pursuant to Section 12.

                  1.44 "Indemnifying Party" means the party or parties from whom indemnification is sought pursuant to Section 12.

                  1.45 "Intellectual Property" means trademarks, service marks, trade dress, logos, trade names, corporate names, assumed names, patents and copyrights together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

                  1.46 "Interim Balance Sheet" has the meaning set forth in
Section 5.14.

                  1.47 "Lease" or "Leases" has the meaning set forth in
Section 2.1.

                  1.48 "Leased Real Property" means all real property subject to the Leases.

                  1.49 "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, code, statute, or treaty.

                  1.50 "Lien" means any lien, claim, pledge, security interest, mortgage, charge, easement, right-of-way, encroachment, covenant and/or restriction restricting use or the manner of use, lease, right of use or other encumbrance or third party right of any kind, whether written or oral.

                  1.51 "Litigation" has the meaning set forth in Section 12.3.

                  1.52 (reserved)

                  1.53 (reserved)

                  1.54 (reserved)

                  1.55 (reserved)

                  1.56 (reserved)

                  1.57 "Occupational, Safety and Health Law" means any Legal
Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  1.58 "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with

                                     - 6 -



the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  1.59 "Other Agreements" has the meaning set forth on the first page of this Agreement.

                  1.60 "Other Sellers" means, collectively, Deer Creek
Partners, L.P., Murat Centre L.P., Polaris Amphitheater Limited Partnership,
TourDesign, Inc. and Sunshine Promotions, Inc.

                  1.61 (reserved)

                  1.62 "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  1.63 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  1.64 "Purchased Assets" has the meaning set forth in Section
2.1.

                  1.65 "Real Property" means the Leased Real Property.

                  1.66 "Records" has the meaning set forth in Section 2.1.

                  1.67 (reserved)

                  1.68 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                  1.69 (reserved)

                  1.70 "Representative" is defined in Section 12.1.

                  1.71 "Scalpers" means any Persons engaged in the business or activity of selling tickets in excess of the face value thereof or in contravention of any applicable Legal Requirement as to the time, place or manner of sale.

                  1.72 "SEC" means the U.S. Securities and Exchange
Commission.




                                     - 7 -


                  1.73 "Securities Act" means the Securities Act of 1933, as amended.

                  1.74 "Seller" has the meaning set forth on the first page of this Agreement and, unless the context requires otherwise, also includes that entity's predecessors.

                  1.75 "Seller Plans" has the meaning set forth in Section
5.20.

                  1.76 "Seller's Counsel" means Lowe Gray Steele & Darko.

                  1.77 (reserved)

                  1.78 "SFX" has the meaning set forth on the first page of this Agreement.

                  1.79 "Signing Stockholder" has the meaning set forth on the first page of this Agreement.

                  1.80 "Stockholder" has the meaning set forth in Section 2.3.

                  1.81 "Structures" has the meaning set forth in Section 5.17.

                  1.82 "Subsidiary" means any entity in which Seller has an ownership interest.

                  1.83 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross income, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  1.84 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  1.85 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  1.86 "Threatened"--a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given
(orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.



                                     - 8 -


                  1.87 "Working Capital" means the difference between the short-term assets that are transferred to Buyer pursuant to this Agreement and sold to other subsidiaries of SFX pursuant to the Other Agreements and the short-term liabilities that are assumed by Buyer pursuant to this Agreement or by other subsidiaries of SFX pursuant to the Other Agreements; for purposes of this Agreement, "short-term assets" and "short-term liabilities" shall have the meanings given to such terms under generally accepted accounting principles.


                  SECTION 2. SALE OF ASSETS.

                  2.1 Purchased Assets. Upon and subject to the terms and conditions provided in this Agreement, Seller shall, at the Closing, convey, sell, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to all of its assets and properties (real, personal and intangible), including, but not limited to, the items specifically listed and described below and on the schedules attached hereto (but excluding Excluded
Assets) (collectively, the "Purchased Assets"):

                  (a) All merchandise, inventories, materials and supplies of Seller, including items in transit from vendors and also including guaranties and warranties running to the benefit of Seller with regard thereto;

                  (b) All cash on hand and at banks, other cash items of Seller at the close of business on the Closing Date, all receivables and other accrued payments or obligations which have inured or shall inure to the benefit of Seller;

                  (c) All machinery, equipment, office equipment, furniture, computers, leasehold improvements, fixtures, trade fixtures, supplies and other personal property owned by Seller and rights of Seller of every kind and description, tangible and intangible, and all warranties and guaranties thereto and rights of action of Seller therefor, including, without limitation, all automobiles, trucks, trailers, automotive equipment and other vehicles owned by Seller, all of which vehicles are described on Schedule
2.1(c);

                  (d) (reserved)

                  (e) All of the right, title and interest of Seller or its affiliates in and to all Intellectual Property of Seller, including, without limitation, any Web page or HTML site, and any and all variations or derivations thereof and in and to all logos, insignias and advertising materials bearing the names "Suntex" and "FLYING START," to the name of Seller and all brand names and trademarks and all technology and technical information related to, necessary for or used in connection with the operation of Seller's business, and all secrecy agreements of Seller or its affiliates with others, including employees, relating to disclosure, assignment or patenting of any of the foregoing;

                  (f) All of the right, title and interest of Seller in, to and under all leases, subleases, licenses and/or other occupancy agreements affecting the real property described in Schedule 2.1(d) (individually a "Lease" and collectively, the "Leases"), the estates created thereunder and all

                                     - 9 -


improvements, fixtures, affixations and fittings located on the premises covered thereby owned by Seller;

                  (g) All of the right, title and interest of Seller in and to all agreements, contracts and contract rights, purchase and sales contracts and orders, license agreements, franchises, booking agreements, trade and barter agreements and all other agreements and contracts relating to or necessary for the operation of Seller's business ("Contracts"), including, without limitation, those listed or described on Schedule 2.1(g) and to all Governmental Authorizations listed or described on Schedule 5.7;

                  (h) All claims, deposits, credits and prepaid items, refunds, causes of action, choses in actions, pending litigation, judgments, settlements, rights of recovery, rights of set-off, rights of recoupment and demands on others of every kind and nature relating to the Purchased Assets or related to or arising from the operation of Seller's business, whether now existing or hereafter arising;

                  (i) All original files and records of Seller (including all financial records and computer runs and programs related thereto) pertaining to the Purchased Assets and all other books, records, files, documents, correspondence, reports and lists of suppliers and customers including, but not limited to, general ledger, all sales and credit records, accountants' working papers, advertising and sales material, literature and personnel and payroll records of Seller (provided, however, that Tax Returns may be copies)
(the "Records"), to which Seller shall have access pursuant to Section 8.4(a);

                  (j) The Seller as a going concern and the goodwill thereof;
and

                  (k) All other assets, properties, rights and the entire business, of every kind and nature, owned or held by Seller or in which Seller has an interest (except for the Excluded Assets), known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, including, without limitation, all Governmental Authorizations, securities, automobiles, trucks and trailers.

                  2.2 Excluded Assets. All assets of the Seller Plans and any other Employee Benefit Plans, seals, minute books, stock transfer books, blank stock certificates, rights to receive Tax refunds to the extent such refunds relate to any period prior to June 1, 1997, and other documents relating to the rights of Seller under this Agreement and any assets described in Schedule
2.2 (collectively, the "Excluded Assets") are excluded from the Purchased
Assets to be sold by Seller to Buyer.

                  2.3      Liabilities.

                  (a) At the Closing, Buyer shall assume all liabilities and obligations of Seller under Contracts and Leases and all other liabilities and obligations of Seller, other than those set forth in Section 2.3(b), that are set forth on Schedule 2.3 (the "Assumed Obligations"). Buyer shall

                                    - 10 -




not assume or have any liabilities with respect to any other obligation or liability of Seller that is not included in the Assumed Obligations.

                  (b) Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, or in any way be liable or responsible for:

                  (i) Except as set forth in Section 3.1(e), (A) any liabilities or obligations of Seller, or any consolidated group of which Seller is a member, or of any stockholders (the "Stockholders") for any Taxes, accrued for, applicable to or arising from any period on or prior to May 31, 1997, or in connection with the consummation of the transactions contemplated herein, and (B) any liability of the Seller for the unpaid Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                  (ii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of any of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

                  (iii) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein;

                  (iv) any intercompany payables or any liabilities or obligations of Seller owing to any Affiliate of Seller or to any Other Seller or any Affiliate thereof, all of which shall be released on or prior to the Closing Date;

                  (v) any liability or obligation of the Seller under this Agreement;

                  (vi) any Environmental, Health and Safety Liability arising solely from occurrences or conditions on or prior to the Closing
         Date, or, for any such liability arising from occurrences or conditions both before and after the Closing, the portion of any such liability caused by occurrences prior to the Closing Date;

                  (vii) any liability or obligation relating to the Seller
         Plans or any other Employee Benefit Plans, including but not limited to any liability or obligation with respect to COBRA or any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA); and

                  (viii) any liability or obligation not expressly set forth in the Balance Sheet, except those which may arise with respect to the period after the Closing Date under the Contracts and Leases and as set forth in Schedule 2.3.




                                    - 11 -



                  SECTION 3. PURCHASE.

                  3.1 Purchase Price. In consideration of the aforesaid sale, conveyance, transfer, assignment and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, including, without limitation, Section 12.5, Buyer will pay to Seller, and SFX hereby guarantees the payment of:

                  (a) subject to adjustment pursuant to Section 8.10, on the Closing Date, $950,000 in the form of a wire transfer to the bank account designated by Seller no later than three business days prior to the Closing
Date;

                  (b) (reserved)

                  (c) (reserved)

                  (d) (reserved)

                  (e) no later than the fifth business day prior to April 15 in the year following the year in which the Closing occurs, in the form of a wire transfer to the bank account designated by Seller no later than eight business days prior to such April 15th date, an amount of money equal to X in the following equation:

                                TR   (Y) - TR  (Y)
          X       =               OI         CG
                          -------------------------------
                                    1 - TR
                                          CG1

         X        =        payment to be made by Buyer.

         Y        =        the amount of gain of Seller from the sale of the
                           Purchased Assets treated as ordinary income or net
                           short-term capital gain for federal income tax
                           purposes ("Gain"). Such amount shall be calculated
                           in accordance with the provisions of Section 3.2.
                           In no event shall the amount of Gain exceed the
                           difference between the total purchase price
                           allocated under Section 3.5 to assets, the sale of
                           which may give rise to ordinary income or loss or
                           net short-term capital gain or loss and the basis
                           of such assets.

         TR       =        maximum federal tax rate applicable to
           OI              individuals for ordinary income for transactions
                           occurring on the Closing Date.

         TR       =        maximum federal tax rate applicable to
           CG              individuals for long-term capital gains for
                           transactions occurring on the Closing Date.

         TR       =        maximum federal tax rate applicable to
           CG1             individuals for long-term capital gains in
                           the year of the payment pursuant to this
                           Section 3.1(e).


                                    - 12 -





Notwithstanding the foregoing, no payment pursuant to this Section 3.1(e) shall be required to the extent that (i) the difference between (A) the aggregate amounts payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements and (B) the aggregate amounts that would be payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements if, in each case, the definitions of TROI and TRCG replaced "for transactions occurring on the Closing Date" with "as of the date hereof, without regard to any increases or reductions enacted subsequent to the date hereof," exceeds
(ii) $50,000;

                  (f) (reserved)

                  (g) no later than the fifth business day prior to April 15 of the year following the year in which the Closing occurs, if such amount is specified in writing by the Seller, an additional amount of purchase price, allocable to goodwill, and equal to the sum of all Taxes assessed against and paid by Seller for the time period from June 1, 1997, through the Closing
Date.

                  3.2 Calculation of Gain. The amount of Gain shall be calculated by Seller or its designee no later than December 15 of the year in which the Closing occurs and shall be reviewed and verified by Buyer or its designee, which shall be allowed full access to Seller's books and records for such purposes. In the event of a dispute as to the amount of Gain, Seller and Buyer shall use reasonable efforts to resolve such dispute and, if the dispute cannot be resolved after such reasonable efforts, the amount of Gain treated as ordinary income for federal income tax purposes shall be determined by an independent arbitrator as follows: the dispute shall be submitted to an independent arbitrator designated by the American Arbitration Association under the expedited procedures then in effect for the resolution of commercial disputes. Such arbitrator shall be a certified public accountant designated by the American Arbitration Association. Buyer and Seller shall share equally the costs and expenses of such arbitrator, but each party shall bear its own legal and other expenses, if any. No later than ten days after a final resolution of the amount of Gain, any unpaid amount due pursuant to Section 3.1(e) shall be paid by Buyer or SFX.

                  3.3 (reserved)

                  3.4 Working Capital.

                  (a) (reserved)

                  (b) (reserved)

                  (c) (reserved)

                  (d) (reserved)

                  (e) Seller represents and warrants to Buyer and SFX, and covenants to Buyer and SFX, that the deficit in Working Capital will be no greater than $4,500,000 on the Apportionment Date. If the deficit in Working
Capital is greater than $4,500,000 on such date, Buyer's sole remedy shall be as provided in the Other Agreement with respect to the sale of assets of Sunshine

                                    - 13 -




Promotions, Inc. At least five business days prior to the estimated
Closing Date, Seller shall furnish to Buyer a proposed schedule setting forth all short-term assets as of the Apportionment Date that are to be transferred to Buyer pursuant to this Agreement and all short-term liabilities as of the Apportionment Date that are to be assumed by Buyer pursuant to this Agreement.
Thereafter, Seller and Buyer shall negotiate in good faith in order to resolve any disputed amounts contained therein.

                  3.5 Allocation of Purchase Price. Schedule 3.5, as it may be amended by the parties subsequent to the date hereof, sets forth the parties' allocation of the purchase price, which Seller agrees to adhere to for all purposes, including financial accounting and for the payment of all federal and state Tax returns filed subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased
Assets hereunder, and the determination by Buyer of its Tax basis with respect to the Purchased Assets. Seller and Signing Stockholders agree that they will execute and deliver such documents as Buyer shall request at any time or from time to time which relate to or confirm the determination of the allocation of the purchase price. Any additional purchase price not explicitly allocated pursuant to Schedule 3.5 shall be allocated to the purchase of Seller's goodwill. Buyer agrees to pay to Seller and the Selling Stockholders, as an additional purchase price, an amount equal to any additional federal income taxes assessed against such parties because of the re-allocation by the Internal Revenue Service of any of the purchase price hereunder to ordinary income assets of Seller, except to the extent that such re-allocation is due to any inaccuracies in Seller's financial statements or to the extent that such assessment gives effect to any change in the applicable tax rates between the date hereof and the date of such assessment.

                  SECTION 4. CLOSING.

                  Except as otherwise set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer in New York, New York, commencing at 10:00 a.m.
local time on the later of (a) June 23, 1997, or (b) the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the
"Closing Date").

                  SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER.

                  To induce Buyer to enter into this Agreement, and to consummate the transactions contemplated, Seller represents and warrants to Buyer as follows:

                  5.1. Organization; Capitalization.

                  (a) Schedule 5.1 contains a complete and accurate list of the name of Seller, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite corporate power and authority to own and lease its properties and carry on its business as it is now being conducted and is duly qualified and in good


                                    - 14 -


standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of properties makes such qualification necessary.

                  (b) As of the date of this Agreement, the authorized capital stock of Seller is as set forth on Schedule 5.1. Except as set forth on
Schedule 5.1, there is outstanding no security, option to purchase, warrant, right, call, subscription, agreement, commitment, right of first refusal or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of Seller or any securities convertible into, or other rights to acquire, any of the capital stock of Seller; (ii) obligates Seller to grant, offer to grant or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights. Schedule
5.1 sets forth the name and address of each holder of capital stock of Seller and the number of shares of capital stock of Seller held by each such holder.


                  5.2 Subsidiaries.

                  (a) Seller does not own or have any right to acquire, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization.
Seller has never had any Subsidiaries.

                  (b) (reserved)

                  5.3 Authorization of Agreements, No Conflict, Etc. Seller has the full legal right, power and authority to execute and deliver this Agreement and the Closing Documents and to fully perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and upon the execution and delivery of the Closing Documents, each of the Closing Documents will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the Closing Documents will not, with or without the giving of notice and/or the passage of time, (a) violate any provisions of law applicable to Seller or conflict with, result in the breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased
Assets pursuant to, any corporate charter, By-Law, indenture, mortgage or deed of trust or conflict with, result in a breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any lease or other agreement or instrument, to which Seller is a party or by which Seller or any of its assets or properties is or may be bound, (b) conflict with or result in a breach of any statute or law or judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Seller is subject or by which any of the Purchased Assets is bound, or (c) cause Buyer to become subject to, or to become liable for the payment of, any Tax imposed upon Seller. Seller has not received notice (except for notices of matters corrected or disposed of to the notifying Person's satisfaction) that it is in violation of any statute, law, judgment, decree, order, regulation or rule relating to or affecting the operation, conduct or ownership of the properties

                                    - 15 -



or business of Seller. Except as set forth in Schedule 5.3, Seller is not, nor will it be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein. All requirements of Indiana Code ss. 23-1-41-2 with respect to the transactions contemplated hereby have been met.

                  5.4 Title to Properties. Seller owns and has good and marketable title to all Purchased Assets (whether real, personal, or mixed and whether tangible or intangible) free and clear of all Liens, except as set forth on Schedule 5.4. Upon transfer of the Purchased Assets to Buyer pursuant to this Agreement, good and marketable title to the Purchased Assets will pass to Buyer, free and clear of any Liens, except as set forth on Schedule 5.4.

                  5.5 Leases. Seller has delivered to Buyer a complete and true copy of each Lease to which Seller is a party or by which Seller is bound, all of which are listed in Schedule 2.1(d). All Leases are in full force and effect, valid and binding in accordance with their respective terms and, to the best of Seller's knowledge, there are no existing defaults or events that, with notice or lapse of time or both, would constitute a default under any Lease. To the best of Seller's knowledge, no party to any Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance agreements in effect as to any premises affected by any Lease.
Seller has not assigned, transferred, conveyed, mortgaged, pledged, deeded in trust or encumbered any interest of Seller in any of the Leases or the estates covered therein. The execution of this Agreement and the sale of the Purchased
Assets to Buyer will not constitute a default or breach of any Lease, except as specifically indicated in Schedule 2.1(d) as requiring the consent to the assignment of such Lease. Seller does not have any obligations as tenant, lessee, subtenant, sublessee or licensee under any Lease which have accrued and which have not been fully performed, nor has it received notice of any claimed default with respect to any such Lease.

                  5.6 Condition of Property. Schedule 5.6 sets forth a correct and complete list of all items of machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller with a value of $5,000 or more. To the best of Seller's knowledge (including, without limitation, matters of which Seller may not have actual knowledge but of which Seller reasonably should have known), all machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller are in a good state of repair and good working order, reasonable wear and tear excepted, and are in conformity with all applicable
Legal Requirements. The operation and maintenance of said assets by Seller complies with all applicable Legal Requirements.

                  5.7 Compliance with Laws, Etc.

                  (a) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

                  (b) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may


                                    - 16 -


constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (c) Except as set forth on Schedule 5.7, to the best of Seller's knowledge, Seller has not received any notice or other communication
(whether oral or written) from any Governmental Body or other Person regarding any actual, alleged, possible or potential (A) violation of, or failure to comply with, any Legal Requirement, or (B) obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (d) Schedule 5.7 contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller.
Each Governmental Authorization listed or required to be listed in Schedule
5.7 is valid and in full force and effect. Except as set forth in Schedule
5.7:

                  (i) to the best of Seller's knowledge, Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.7;

                  (ii) to the best of Seller's knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
         Schedule 5.7, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.7;

                  (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental
         Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.7 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate
         Governmental Bodies.

                  (e) To the best of Seller's knowledge, the Governmental
Authorizations listed in Schedule 5.7 collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates

                                    - 17 -




such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

                  (f) No consent of any Person is necessary for the assignment of any Governmental Authorizations to Buyer, except as indicated on Schedule
5.7.

                  5.8 Intellectual Property.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Seller as presently conducted. Except as set forth on Schedule 5.8, each item of Intellectual Property owned or used by Seller is owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing Date. Seller has taken all necessary and commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Except as set forth on Schedule 5.8, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller, the Signing Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation
(including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). Except as set forth on
Schedule 5.8, to the best of the knowledge of Seller and the Signing
Stockholders, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

                  5.9 Books and Records. The books of account and other records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities
Exchange Act of 1934, as amended (regardless of whether or not the Seller is subject to that Section), including the maintenance of an adequate system of internal controls. The books and records of Seller accurately reflect the bases for the financial condition and results of operations of Seller set forth in the financial statements referred to in Section 5.14.

                  5.10 Receivables. All accounts receivable of the Seller that are reflected on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Seller as of the Closing Date (collectively, the "Accounts Receivable") represent and will represent valid obligations arising in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable will be, as of the Closing Date, current and collectible, net of the respective reserves shown on the accounting records of the Seller as of the Closing Date (which reserves will be adequate and calculated consistent with past practice and will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. To the best of Seller's knowledge,


                                    - 18 -



there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts
Receivable. Schedule 5.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  5.11 Litigation. Except as set forth in Schedule 5.11, there are no civil or criminal claims, actions, suits, proceedings or, to the best of Seller's knowledge, investigations pending or, to the best of Seller's knowledge, Threatened to be brought before any Governmental Body involving
Seller or any claims specifically relating to the properties or business of Seller or to the transactions contemplated by this Agreement. There is no order, decree or judgment of any kind in existence enjoining or restraining
Seller or any officer or employee of Seller or requiring any of them to take any action of any kind with respect to the operations or business of Seller.
All items listed on Schedule 5.11 have been properly submitted to Seller's insurance carrier as insured claims and have not been rejected by such carrier.

                  5.12     Contracts; Bookings.

                  (a) Seller is not a party to or bound by any contracts, agreements or understandings (whether written or oral) other than the Contracts and the Leases. A true and complete list or description of all Contracts is contained on Schedule 2.1(g) (except that any Contract that has a value of less than $25,000 for the remaining term of such Contract need not be set forth on Schedule 2.1(g) unless such Contract is a booking, ticket distribution, performance or artist agreement). For Contracts required to be listed on Schedule 2.1(g) other than performance, artist or one-time venue contracts, Seller has delivered to Buyer a correct and complete copy of each written Contract and a correct and complete written summary of the terms and conditions of each oral Contract. No term or provision of any Contract has been waived, amended, repudiated or assigned. Seller has not received notice of any cancellation or Threatened cancellation of, or default, acceleration or outstanding dispute under, any Contract. No party is in breach or default of the terms of any Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any Contract. Each Contract has been duly executed, constitutes the valid and enforceable obligations of the Seller and, to the best of Seller's knowledge, the other parties thereto.
Except as set forth on Schedule 5.12(a), each Contract will continue to be so valid and enforceable following the consummation of the transactions contemplated by this Agreement.

                  (b) As of the date hereof, Schedule 5.12 (b) sets forth a true and complete list of all bookings by or for the account of the Seller, along with the dates thereof, the venues therefor and the performers.

                  (c)      (reserved)

                  5.13 Labor Matters. Except as set forth in Schedule 5.13,
Seller is not a party to or bound by any collective bargaining agreement and there are no formal complaints, charges, cases or controversies or any conciliation agreement, consent or decree pending or, to the best of the



                                    - 19 -


knowledge of Seller or the Signing Stockholders, Threatened between Seller and any of its employees (whether full-time, part-time, occasional or otherwise) acting individually or in concert and/or any Governmental Body; and, to the best of the knowledge of Seller or the Signing Stockholders, no organization is presently attempting to gain, petitioning for or asserting representational status with respect to any group or groups of employees (whether full-time, part-time, occasional or otherwise) of Seller, and Seller is in compliance with federal and state laws respecting employment practices, terms and conditions of employment, child labor, wages and hours, and is not presently engaged in any unfair labor practice. There is no labor strike or other labor dispute and there is no complaint, proceeding or other action instituted under the Equal Opportunity Act pending or, to the best of the knowledge of Seller, Threatened against Seller or the Signing Stockholders. Seller has complied in all respects with all state and federal laws relating to employment, equal employment opportunity, nondiscrimination, immigration, child labor, wages, hours, benefits, collective bargaining, the withholding or payment of social security and similar Taxes, occupational safety and health and plant closing.
Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws.

                  5.14 Financial Statements. Seller has delivered to Buyer true, complete and correct copies of (a) its compiled balance sheet of Seller as at December 31, 1996 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in equity and cash flow for the fiscal year then ended, together with the compilation report thereon of Katz, Sapper & Miller, independent certified public accountants, and (b) an unaudited consolidated balance sheet of Seller as at March 31, 1997 (the
"Interim Balance Sheet") and the related consolidated statements of income and changes in stockholders' equity for the three months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles, consistently applied, except as noted in the accountant's compilation report accompanying the compiled financial statements, and subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). No financial statements of any Person other than Seller are required by generally accepted accounting principles to be included in the financial statements of Seller.

                  5.15 Absence of Certain Changes or Events. Except as set forth in Schedule 5.15, since March 31, 1997, Seller has not suffered any adverse change or loss or termination of, or breach or default of any Contract, and there has been no adverse change Threatened or anticipated in the results of operations or business or assets of Seller or in any of its properties, and Seller knows of no event, in each case, which has had, or which might be expected to have, a material adverse effect on the results of operations, businesses or properties of Seller. Since March 31, 1997, Seller has conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.15 or in the Buttrey Stockholder's Agreement delivered pursuant to Section 5.30, there has not, since March 31, 1997, been any:


                                    - 20 -



                  (a) change in Seller's authorized or issued capital stock;
grant of any stock option or right to purchase shares of capital stock of Seller; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the certificate of incorporation or bylaws of Seller;

                  (c) entry by Seller into any employment, severance or similar contract with any director, officer or (except in the Ordinary Course of Business) employee or payment by Seller to or increase by Seller of any bonuses, salaries, or other compensation with respect to any stockholder, director, officer or (except in the Ordinary Course of Business) employee of Seller ;

                  (d) except as required by Section 8.6, adoption of, increase in the contributions or other payments to or benefits under (including, without limitation, accelerated payment or vesting of benefits), making of any new grants or awards under, or the establishment, amendment or termination of, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, Seller Plan or other Employee Benefit Plan;

                  (e) damage, destruction or loss (not covered by insurance) with respect to any assets of Seller involving cost or loss (not covered by insurance) in excess of $25,000 in the aggregate;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least
$25,000;

                  (g) sale (other than sales of inventory in the Ordinary
Course of Business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of the Intellectual Property of Seller;

                  (h) cancellation, waiver or compromise of any claims or rights with a value to Seller in excess of $25,000;

                  (i) change by Seller in its accounting methods, principles or practices; or

                  (j) agreement, whether oral or written, by Seller to do any of the foregoing.

                  5.16 Undisclosed Liabilities. Except as set forth in
Schedule 5.16, Seller has no indebtedness, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that would be required to be reflected on Seller's balance sheet or the footnotes thereto in accordance with generally accepted accounting principles including those owed to any Stockholder or any Affiliate of any Stockholder except indebtedness, liabilities and obligations: (a)

                                    - 21 -



reflected or reserved against on the Balance Sheet or the Interim Balance
Sheet; or (b) incurred since the date of the Balance Sheet or the Interim
Balance Sheet in the Ordinary Course of Business.

                  5.17 Real Property.

                  (a) Schedule 2.1(d) contains a complete and accurate list and brief description of all Leased Real Property and the improvements
(including buildings and other structures) located on such Leased Real
Property (including a brief description of the use to which such property is being employed and, in the case of any such property which is leased, the termination date or notice requirement with respect to termination, annual rental, additional rent and renewal or purchase options and rights of first refusal). Complete and correct copies of all such Leases, title insurance policies and guarantees have been delivered by Seller to Buyer as of the date hereof;

                  (b) Except as provided in Schedule 2.1(d), Seller has not received any notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property;

                  (c) The tenancies described on Schedule 2.1(d) constitute all of the written and oral agreements which grant rights of use or possession with respect to the Real Property; except as otherwise noted on Schedule
2.1(d), (i) the Leases described on Schedule 2.1(d) are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenants, licensees or occupants thereunder are in actual possession,
(ii) no landlord or sub-landlord has asserted any claim which would in any way affect the relevant tenant's (or subtenant's) right of use, possession or occupancy, (iii) there are no pending summary proceedings or other legal actions for eviction of any such tenant (or subtenant), (iv) no notice of default or breach on the part of the tenant (or subtenant) under any of the Leases has been received by Seller from the landlord or sub-landlords thereunder, (v) all decorating, repairs, alterations and other work required to be performed by the tenant (or subtenant) under each of the Leases has been performed, and (vi) no consent is necessary from any of the landlords or sub-landlords with regard to the consummation of the transactions contemplated by this Agreement. No landlord or sub-landlord under any of the Leases has any right or option to terminate the Lease for any reason other than a default thereunder by the applicable tenant (or subtenant) of the Real Property and no landlord or sub-landlord has a "put" option with regard to any such Real
Property. The copies of the Leases delivered to SFX constitute the sole agreements binding upon Seller with respect to the Real Property. The rents set forth in Schedule 2.1(d) are the actual rents, income and charges presently being paid by Seller under the Leases. No security deposits have been paid by any tenants (or subtenants) of the Real Property, except as set forth on Schedule 2.1(d);

                  (d) (reserved)

                  (e) (reserved)

                  (f) (reserved)

                  (g) (reserved)



                                    - 22 -



                  (h) Except as set forth on Schedule 2.1(d), there are no commissions or other compensation now or hereafter payable to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any of the leases to which Seller is a party or any extension thereof. With respect to any and all such brokerage commissions, Seller covenants and agrees to pay any such brokerage commissions or compensation at or prior to the Closing Date;

                  (i) All certificates, permits and licenses from any Governmental Body having jurisdiction over the Real Property which are necessary to permit the lawful use and operation of the buildings and improvements on or constituting the Real Property as they presently exist have been obtained, and are now, and will continue to be at all times before the Closing Date, in full force and effect, and, to the best of the knowledge of Seller, there is no pending threat of modification, cancellation, termination or expiration of any such certificate, permit, approval or license;

                  (j) All utilities required for the operation of the Real
Property either enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements; all of said public utilities are installed and operating; and all installation and connection charges have been or will be paid in full prior to the Closing Date;

                  (k) Seller has received no notices of default from any third party who shall be benefited by any covenant, restriction, condition or agreement contained in any instrument affecting the Real Property, and, to the best of Seller's knowledge, there is no violation of any such covenant, restriction, condition or agreement;

                  (l) (reserved)

                  (m) There are no charges, complaints, actions, proceedings or investigations pending or, to the best of the knowledge of Seller, Threatened against or involving the Real Property or Seller as owner of the Real Property; the Real Property complies with all applicable Legal
Requirements, including, to the best of the Seller's knowledge, the Americans with Disabilities Act;

                  (n) Seller has not received any notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other repairs or alterations to the Real Property;

                  (o) To the best of Seller's knowledge, (i) the improvements constituting a part of the Real Property are structurally sound (including, without limitation, structural walls, foundation and roof), and the building systems servicing the same (i.e., heating, ventilation, air conditioning, electrical, plumbing, fire detection and sprinklering) are in good working order, and (ii) all parking areas drain efficiently and in compliance with applicable Legal Requirements;

                  (p) There are no mechanics', materialmen's or similar liens against Seller's estate in the Real Property or any portion thereof, except for work performed with the prior written consent of SFX;



                                    - 23 -




                  (q) No current zoning, building or similar law, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on or constituting the Real Property (the "Structures") or by the continued maintenance, operation or use of the parking areas as long as said maintenance, operation or use does not materially change from the current maintenance, operation or use. Seller does not have any knowledge of any pending, Threatened or contemplated changes to any zoning, building or similar law, ordinance, order or regulation which may affect the maintenance, operation or use of the Real Property;

                  (r) (reserved)

                  (s) (reserved)

                  (t) Seller is not a foreign person within the meaning of
Section 1445 of the Code. At the Closing, Seller shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section
1.1445-2(b)(2);

                  (u) Except as set forth on Schedule 2.1(d) and except for ad valorem real estate taxes not yet due and payable, Seller has no knowledge of any assessment (for real estate taxes, sewer, water, or other municipal improvements, or not-for-profit associations) payable in annual installments, or any part thereof, which has or may become a Lien on the Real Property or any part thereof, nor of any pending special assessments affecting the Real
Property, or any part thereof;

                  (v) (reserved)

                  (w) Except as set forth on Schedule 2.1(d), all of the Real
Property abuts upon a physically open street which has been completed, dedicated and accepted by the Governmental Body having jurisdiction over such street for use as an open public street and the Seller has legal, unobstructed and vehicular and pedestrian access thereto; and

                  (x) (reserved)

                  5.18 Taxes.

                  (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All
Taxes owed by Seller have been paid. Except as set forth on Schedule 5.18(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim (except for claims disposed of to such claimant's satisfaction or by a court of competent jurisdiction) has ever been made by a Governmental Body in a jurisdiction where Seller does not file Tax
Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.


                                    - 24 -




                  (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to, or received from or payable by, any employee, independent contractor, creditor, stockholder, customer or other third party.

                  (c) Neither Seller, any Signing Stockholder nor any director or officer (or employee responsible for Tax matters) of Seller expects any Governmental Body to assess any additional Taxes with respect to Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of Seller, the Signing
Stockholders and the directors and officers (and employees responsible for Tax matters) of Seller or the Signing Stockholders have knowledge based upon personal contact with any agent of such Governmental Body. Schedule 5.18(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 1996, indicates those Tax Returns that have been audited, and indicates those Tax
Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 1996.

                  (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Since December 31, 1996, Seller has not paid any dividends or made any distributions on any capital stock or other equity interest in Seller, except for such dividends and distributions that, in the aggregate, do not exceed the Seller's taxable income for 1996 for federal income tax purposes.

                  (f) Seller has not incurred any passive losses applicable to the 1996 tax year.

                  5.19 Insurance. Schedule 5.19 sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

                  (c) the type of coverage, the basis of coverage (i.e., "occurrence" or "claims made"), the policy number and the period of coverage.

With respect to each such insurance policy, Seller has not received notice of any default or termination (including with respect to the payment of premiums or the giving of notices) under the policy, nor has any suspension thereof been Threatened, and no party to the policy has repudiated any provision thereof. Seller has been covered during the past three years by insurance in scope and

                                    - 25 -




amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  5.20 Employee Benefits.

                  (a) Except as set forth on Schedule 5.20, with respect to all employees and former employees of Seller and their dependents and beneficiaries, neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any Employee Benefit
Plan. The Employee Benefit Plans set forth on Schedule 5.20 are referred to herein as the "Seller Plans." Except with respect to the Seller Plans, the Seller does not have nor may have any liability under any Employee Benefit
Plan which an ERISA Affiliate presently maintains, contributes to or has or may have liability under.

                  (b) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by COBRA or state continuation coverage laws. Neither Seller nor any of its ERISA
Affiliates maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

                  (c) Favorable determination letters have been received from the Internal Revenue Service with respect to each Seller Plan which is intended to comply with the provisions of Section 401(a) of the Code evidencing compliance with the relevant provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Acts of 1984 and 1986, and the Retirement Equity Act of 1984 and other applicable laws and regulations for which amendment is required by the Closing Date and each such Seller Plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. No event has occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any Seller Plan.

                  (d) With respect to each Seller Plan which is subject to Title 1 of ERISA, neither Seller nor any of its ERISA Affiliates has failed to comply with any of the applicable reporting, disclosure or other requirements of ERISA and the Code, and there has been no "prohibited transaction" (as described in Section 4975 of the Code or Section 406 of ERISA).

                  (e) Neither Seller nor any of its ERISA Affiliates, nor any of their respective directors, officers, employees or any other "fiduciary"
(as defined in Section 3(21) of ERISA), has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Seller Plans.

                  (f) With respect to any Seller Plan which is subject to
Section 412 of the Code or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code (whether or not waived). With respect to the Seller
Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then-current plan year to the Closing Date)

                                    - 26 -




shall be made prior to the Closing Date in accordance with past practice and, with respect to each Seller Plan subject to Title IV of ERISA, the recommended contribution in the applicable actuarial report. No Seller Plan has any unfunded liability and all accruals with respect to the Seller Plans have been made.

                  (g) The actuarially determined present value of all accrued benefits under each Seller Plan subject to Title IV of ERISA (computed on a plan termination basis using PBGC methods, factors and assumptions) does not exceed, as of the Closing Date, the fair market value of the assets of each such Seller Plan. No event has occurred or circumstance exists that could result in a material increase in premium costs of the Seller Plans that are insured or a material increase in the benefit costs of such Seller Plans that are self-insured.

                  (h) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" (as defined in
Section 3(37) of ERISA).

                  (i) Neither Seller nor any of its ERISA Affiliates has maintained an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that has been the subject of a "reportable event" (as defined in
Section 4043 of ERISA) as to which notices would be required to be filed with the PBGC, or any event requiring disclosure under Section 4063(a) of ERISA.
Neither Seller nor any of its ERISA Affiliates has incurred any outstanding liability under Section 4062 of ERISA to the PBGC or engaged in any transaction described in Section 4069 of ERISA. All premiums or other amounts due and payable to the PBGC have been paid. Neither Seller nor any of its ERISA Affiliates has terminated any employee pension benefit plan subject to Title IV of ERISA. No proceeding by the PBGC to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or Threatened, no notice of any such termination has been received, and no condition exists which presents a material risk of termination of a Seller
Plan.

                  (j) There is no pending, Threatened or anticipated legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim against or involving any Seller Plan
(other than routine claims for benefits) or the assets of any such Seller Plan and, to the best of Seller's knowledge, there is no basis for or any facts which could give rise to any such legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, Department of Labor or the PBGC, nor are there any matters pending with respect to any Seller Plan with the Internal Revenue Service under its voluntary compliance resolution program, its closing agreement program or similar programs. Any bonding required with respect to the Seller Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                  (k)      Except as set forth on Schedule 5.20:

                  (i) Neither Seller nor any of its ERISA Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control

                                    - 27 -




         or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of Seller;

                  (ii) Neither Seller nor any of its Affiliates has currently outstanding any loan or loans to any current or former employees of Seller, nor has Seller or any of its Affiliates guaranteed such loans; and

                  (iii) The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any individual nor result in the imposition of any federal excise tax with respect to any Seller Plan.

                  (l) No amount payable to any employee or former employee of Seller will be an "excess parachute payment" which is non-deductible under
Section 280G of the Code.

                  (m) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a Tax pursuant to Section
4980B, or any predecessor provision of the Code or any related regulations. No event has occurred with respect to which Seller or any of its ERISA Affiliates could be liable for a Tax imposed by any of Sections 4972, 4976, 4977, 4979, 4980 or 4980B or the Code, or for a civil penalty under Section 502(c) of ERISA.

                  (n) With respect to each of the Seller Plans, Seller has delivered to Buyer true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the most recent IRS Form
5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the PBGC with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description and any summaries of material modifications not reflected therein (or other summaries and descriptions furnished to participants and beneficiaries, if a summary plan description is not required). Each Seller Plan can be unilaterally amended, terminated, or otherwise discontinued, in whole or in part, by the Seller at any time without liability to the Seller. Neither Seller nor any of its ERISA Affiliates has any formal plan or commitment, or has communicated to any current or former employee any intention, whether legally binding or not, to increase any benefits or create new benefits under any Seller Plan or to create any additional Employee Benefit Plan.

                  5.21 Employees. Schedule 5.21 sets forth a true and complete list of all employees of Seller, their positions, locations, salaries or hourly wages and severance arrangements. Except as set forth on Schedule 5.21, there is no liability for unpaid salary or wages, bonuses, vacation time or other employee benefits, including, without limitation, retirement benefits, due or accrued, nor liability for withheld or deducted amounts from employees earnings for the period ending on the Closing Date.


                                    - 28 -




                  5.22 Environmental Matters.

                  (a) To the best of the knowledge of Seller, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law or Occupational, Safety and Health Law. Seller has no basis to expect, nor has it or any other Person for whose conduct Seller may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental
Body or private Person acting in the public interest, or (ii) the current or, to the best of the knowledge of Seller, prior, owner or operator of any Facilities currently or formerly owned or operated by Seller, of any actual or potential violation or failure to comply with any Environmental Law or Occupational, Safety and Health Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety
Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or Facility currently or formerly owned or operated by Seller at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct
Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the best of the knowledge of Seller, Threatened claims, Liens or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational, Health and Safety
Law, with respect to or affecting any Facilities currently or formerly owned or operated by Seller or, to the best of the knowledge of Seller, any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

                  (c) Seller has no basis to expect, nor has it or any other
Person for whose conduct Seller is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational, Health and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) Neither Seller nor any other Person for whose conduct
Seller is or may be held responsible has any Environmental, Health, and Safety
Liabilities (i) with respect to any Facilities currently or formerly owned or operated by Seller, (ii) with respect to any other properties and assets
(whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest, or (iii) to the best of Seller's knowledge, at any property geologically or hydrologically adjoining such Facilities or any such other property or assets.



                                    - 29 -



                  (e) Except as set forth on Schedule 5.22, and except for pesticides used in accordance with all applicable Legal Requirements, there are no Hazardous Materials present on, in, under or upon the Environment at any Facilities currently or formerly owned or operated by Seller or, to the best of Seller's knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any other Person for whose conduct
Seller is or may be held responsible, or, to the best of Seller's knowledge, any other Person, has permitted or conducted any Hazardous Activity conducted with respect to such Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws and Occupational Safety and Health Laws.

                  (f) There has been no Release or, to the best of the knowledge of Seller or the Signing Stockholders, Threat of Release, of any Hazardous Materials at or from any Facilities currently or formerly owned or operated by Seller or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by such Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, or, to the best of the knowledge of Seller, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

                  (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous
Activities in, on, or under any Facilities currently or formerly owned or operated by Seller, or concerning compliance by Seller, or any other Person for whose conduct Seller is or may be held responsible, with Environmental
Laws and Occupational Safety and Health Laws.

                  5.23 Affiliate Transactions. Except as set forth on Schedule
5.23, to the best of Seller's knowledge, none of the stockholders, Affiliates, officers, directors or employees of Seller or of any of the Other Sellers, any of their immediate family members, Persons with whom such stockholders, Affiliates, officers, directors or employees have or have had a personal or professional relationship, or any of the Other Sellers is currently a party
(either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving Seller or any assets used in the operation of Seller including, without limitation, any arrangement (other than for services in the Ordinary Course of Business as officers, directors or employees of Seller) providing for (a) the furnishing of services by or to, (b) the rental of the sites on which the Real Property is located, (c) any loan or other indebtedness from or to, (d) the grant of any Lien from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such Person. All transactions listed on Schedule
5.23 have been entered into in the Ordinary Course of Business and have terms no less favorable to Seller than transactions entered into at arms'-length with non-affiliated Persons.


                                    - 30 -




                  5.24 Absence of Certain Business Practices. Except where such practices would not be in contravention of applicable Legal Requirements and agreements, (i) all tickets sold in connection with Seller's operations are sold solely through nationally recognized ticket outlets or Seller's box office and not through ticket brokers or Scalpers, and (ii) Seller does not authorize, and is not aware of, the withholding of any tickets from public on-sale availability for the purpose of making such tickets available to ticket brokers or Scalpers. Seller has established, and is in compliance with, policies and procedures to ensure the foregoing.

                  5.25 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing
Stockholders or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  5.26 Disclosure. No representation or warranty by Seller or the Signing Stockholders in this Agreement and no other written statement, document, certificate or other instrument or exhibit previously furnished to Buyer or which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  5.27 Sufficiency of Purchased Assets. The Purchased Assets include all right, title and interest of Seller in and to all assets, properties and rights of Seller or necessary for or used in the operation of Seller's business, other than the Excluded Assets.

                  5.28 Certain Payments. Neither Seller nor any director, officer, agent, partner or employee of Seller or any other Person associated with or acting for or on behalf of Seller has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment (whether in cash or otherwise) to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Legal Requirement (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate thereof or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

                  5.29 (reserved)

                  5.30 Other Stockholders.

                  (a) Seller has delivered to Buyer a true and complete copy of each agreement entered into since December 31, 1996, with respect to any acquisitions by Seller or any Stockholder of any equity interest in Seller.
Prior to entering into each such agreement, the selling party in such agreement (i) received a true and complete disclosure of all of the material terms of this Agreement and the transactions contemplated by the parties hereto, (ii) had the opportunity to discuss such

                                    - 31 -




transactions with his or her independent attorneys, accountants, investment and financial advisors, (iii) was furnished or provided access to all relevant information regarding the financial condition and prospects of Seller and to such additional information as the selling party or his or her advisors requested, (iv) was provided the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management and (v) acknowledged in each such agreement the truth and accuracy of the statements set forth in subsections
(i) through (iv). Each such agreement is in full force and effect and has not been modified, waived or amended.

                  (b) Each Stockholder (other than P. David Lucas and Steven
P. Sybesma) has executed an agreement containing all material provisions of
Exhibit 5.30 and delivered the same to Buyer and SFX. Each such agreement (i) has been duly executed and delivered by such Stockholder and (ii) constitutes the valid and binding obligations of such Stockholder, enforceable in accordance with its terms.


                  SECTION 6. REPRESENTATIONS AND WARRANTIES OF EACH SIGNING
                             STOCKHOLDER.

                  Each Signing Stockholder represents and warrants jointly and severally to Buyer as follows:

                  6.1 Authorization of Transaction. Such Signing Stockholder has full power and authority to execute and deliver this Agreement and the other Closing Documents to which Signing Stockholder is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of such Signing Stockholder, enforceable in accordance with its terms and conditions. Such Signing Stockholder, if a natural person, is over 21 years of age and has not had a legal representative appointed by a court of law or otherwise to act in his or her behalf or with respect to any of his or her property. If such Signing Stockholder is not a natural person: such Signing Stockholder is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action; no other corporate or other proceeding on the part of such Signing Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and this Agreement has been duly delivered by such Signing Stockholder. Such Signing Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                  6.2 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which such Signing Stockholder is subject or the certificate of incorporation and bylaws or other organizational documents of such Signing Stockholder or (b) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party the

                                    - 32 -



right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Signing Stockholder is a party, by which it is bound or to which any of its assets is subject.

                  6.3 Broker's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing Stockholders or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  6.4 Ownership of Common Stock of Seller. Such Signing
Stockholder holds of record and beneficially the number of shares of the Common Stock of Seller set forth on Schedule 5.1, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights and rights of first refusal, except as set forth on Schedule 5.1. Such Signing
Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that could require such Signing Stockholder to sell, transfer, or otherwise dispose of any capital stock of Seller. Such Signing
Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Seller.

                  6.5 Representations and Warranties of Seller. To the best of such Signing Stockholder's knowledge, all information set forth in Section 5, including all schedules thereto, is true, complete and correct.

                  6.6 (reserved)

                  6.7 (reserved)

                  6.8 (reserved)

                  6.9 Disclosure. No representation or warranty by the Signing
Stockholders in this Agreement and no other written statement, document, certificate or other instrument or exhibit furnished or which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  6.10 Informed Judgment. Such Signing Stockholder has had the opportunity to discuss the transactions contemplated herein with his or her independent attorneys, accountants, investment and financial advisors. Such
Signing Stockholder has been furnished or provided access to such additional information as the Signing Stockholder or his or her advisors have requested.
Such Signing Stockholder has had the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management.


                                    - 33 -


                  SECTION 7. REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX.

                  To induce Seller and the Signing Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and SFX, jointly and severally, represent and warrant to Seller and the Signing Stockholders as follows:

                  7.1 Organization of Buyer. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted, and to perform its obligations hereunder.

                  7.2 (reserved)

                  7.3 Authorization of this Agreement, Etc. Buyer has full power to execute this Agreement and the Closing Documents to be delivered by it. Buyer's execution and delivery of this Agreement and the Closing Documents to be delivered by it, and the consummation by it of all obligations on its part contemplated hereby and thereby will have been duly authorized by all requisite authority. Such execution, delivery and performance by Buyer with respect to this Agreement and the Closing Documents and compliance with their terms and provisions will not, with or without giving of notice and/or the passage of time, conflict with or result in a breach of any provision of law applicable to Buyer, the terms, conditions or provisions of its Certificate of Limited Partnership or partnership agreement or any judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Buyer is subject, or, except as set forth on Schedule 7.3, any agreement, mortgage, indenture, contract or other obligation to which Buyer is subject, or any other, judgment, decree, statute, regulation or any other restriction of any kind or character to which Buyer is a party or by which any of its assets may be bound.

                  7.4 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Buyer or SFX or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer or SFX in connection with the transactions contemplated by this Agreement or any of the Closing Documents.


                  SECTION 8. COVENANTS.

                  8.1 Covenants of Seller.

                  (a) Between the date of this Agreement and the Closing Date:

                  (i) Seller will continue to operate and conduct its business in the Ordinary Course of Business;

                  (ii) Seller shall use its commercially reasonable efforts to preserve, consistent with past custom and practice, its business and properties, including its present operations, physical facilities, permits, approvals, licenses, working

                                    - 34 -



         conditions and relationships with Persons having significant business relations with it, including, without limitation, suppliers, customers, landlords, creditors, employees and agents;

                  (iii) Seller shall confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of the business, operations and finances of Seller;

                  (iv) Seller shall not issue any shares of capital stock, grant any rights to purchase shares of capital stock, split or reclassify any shares of its capital stock or declare, set aside or, except as permitted by Section 5.18(e), pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock;

                  (v) Except as otherwise expressly set forth in this Agreement or the Schedules, without the prior consent of Buyer, Seller shall not (A) acquire any assets or properties, or enter into any other transaction, other than in the Ordinary Course of Business,
         (B) sell, transfer or otherwise dispose of or encumber or mortgage any assets or properties, other than in the Ordinary Course of Business, (C) waive, terminate, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other document, other than in the Ordinary Course of Business, (D) enter into any performance production agreements, management agreements, ticketing agreements or other agreements relating to the operation of the Real Property as a performance venue, (E) enter into any agreement relating to the booking of more than one act or event,
         (F) enter into any other contract or agreement other than in the Ordinary Course of Business, (G) enter into any employment contract or collective bargaining agreement, or modify the terms of any existing such contract or agreement except as required by Section
         8.6, (H) establish any new Employee Benefit Plan, or modify or terminate any existing Seller Plan or any other Employee Benefit Plan except as required by Section 8.6, (I) make any capital expenditures other than those which would be consistent with usual and customary industry practice, or make any capital expenditures in the aggregate in excess of $25,000, (J) take or agree to take, or fail to take, any action if such action or failure to act would or is likely to result in any of the representations and warranties of Seller or the Signing
         Stockholders set forth in this Agreement being untrue or in any of the conditions to the Closing not being satisfied, (K) amend the certificate of incorporation or bylaws of Seller, (L) incur or assume any indebtedness for money borrowed (other than short-term indebtedness incurred in the Ordinary Course of Business or incurred to finance a portion of dividends or distributions complying with
         Section 5.18(e)), (M) guarantee any indebtedness, (N) materially change the accounting methods used by Seller, (O) prepay any indebtedness for money borrowed (other than Assumed Liabilities) or any payables, liabilities or obligations described in Section
         2.3(b)(iv) other than from amounts received at the Closing, or (P) enter into any contract, agreement, commitment or arrangement, whether oral or written, with respect to any of the foregoing;



                                    - 35 -


                  (vi) Seller shall (A) keep in full force and effect insurance now carried, (B) perform all obligations under its contracts and agreements relating to or affecting its properties, assets and business, (C) maintain its books of account and records consistent with good business practices and (D) comply in all respects with all laws applicable to them and to the conduct of their business;

                  (vii) Without the consent of Buyer, Seller shall not (A) increase the compensation payable to, or to become payable to, any current or former employee, director, officer or consultant; (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into or amend any Employee Benefit Plan or arrangement except as may be required by applicable law; (D) make any new grants or awards or accelerate the payment or vesting of any benefits under any Seller Plan or other
         Employee Benefit Plan; or (E) hire any salaried employees (other than in the Ordinary Course of Business) or pay any bonuses;

                  (viii) Seller shall not initiate or solicit any Competing
         Transaction (as hereinafter defined) or enter into discussions or negotiate with any Person in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction and (other than with respect to any proposals or negotiations with respect to any Competing Transactions which commenced prior to the date hereof) Seller shall promptly notify Buyer of all relevant terms of any such inquiries and proposals received by Seller and if such inquiry or proposal is in writing, Seller shall deliver or cause to be delivered to Buyer a copy of such inquiry or proposal;

                  (ix) Seller shall pay in full, or cause to be released in full, all payables, liabilities and obligations listed or described on Schedule 5.23; and

                  (x) Seller and the Signing Stockholders shall use their best efforts to cause all conditions precedent to the obligations of Buyer and Seller to be satisfied on or prior to the Closing.

                  (b) Seller shall provide to Buyer such information with respect to the business, operations, financial condition, prospects and management of Seller as Buyer may request, including, but not limited to, in connection with obtaining insurance relating to the Purchased Assets and the business of Seller covering the period after the Closing Date.

                  (c) (reserved)

                  (d) Seller agrees that it will promptly transfer or deliver to Buyer any customer's inquiries or orders which Seller may receive after the Closing pertaining to products or services sold by Seller.



                                    - 36 -




                  (e) If any consents of other Persons to assignment of any of the Contracts, Leases, Governmental Authorizations or other items to be assigned to Buyer hereunder are not obtained prior to Closing, Seller shall use its reasonable commercial efforts to obtain, or will assist Buyer in obtaining, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest therein. If such consent is not obtained or if an attempted assignment would be ineffective or would impair
Buyer's rights thereunder, Seller will cooperate with Buyer in any arrangement designed to provide for Buyer the benefits under any such Contracts, Leases, Governmental Authorizations or other items.

                  (f) Seller and each Signing Stockholder agree that any payments or checks (other than any constituting Excluded Assets, any paychecks or expense reimbursements of Signing Stockholders and any amounts payable by Buyer or SFX pursuant to this Agreement) received by it or its Affiliates or agents after the Closing Date will promptly be remitted to Buyer.

                  (g) Seller shall deliver to SFX a true, correct and complete copy of all Tax Returns filed by Seller subsequent to the Closing Date that include any period prior to or including the Closing Date.

                  (h) Seller covenants and agrees that between the date of this Agreement and the Closing Date:

                  (i) No fixtures, equipment or personal property located on the Real Property shall be removed from the Real Property (other than in the Ordinary Course of Business) unless the same are replaced with similar items of at least equal quality prior to the Closing Date;

                  (ii) Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate
         Taxes assessed against the Real Property for any fiscal period in which the Closing Date is to occur or any subsequent fiscal period without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

                  (iii) Without first obtaining Buyer's consent, the Seller shall not enter into any contracts or other agreements with respect to the Real Property that could bind the Buyer, or any contracts or other agreements that could bind the Real Property, in each case, after the Closing Date;

                  (iv) Seller shall not, other than in the Ordinary Course of Business, enter into any management or operating agreement or booking agreements, or give possession of any portion of the Real Property to anyone, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed;

                  (v) Without the consent of Buyer, Seller shall not, other than in the Ordinary Course of Business, alter the Real Property or consent to such alteration


                                    - 37 -



         except to complete any improvements or non-structural changes, installations or decorations which may be required by law or as required under the Leases; and

                  (vi) Seller shall (or shall cause others to) maintain, operate and repair all components of the Real Property including the building systems so as to keep same in good working order and a good state of repair.

                  (i) Seller will, and will cause each of its representatives and agents (including counsel and accountants) to, afford Buyer and its representatives and agents full access during normal business hours to Seller's properties (including, without limitation, subsurface testing) and contracts, books, records and other documents and data (including, without limitation, electronic and computer information and financial information), and Buyer and its representatives and agents shall be permitted to make copies of such contracts, books, records and other documents and data and extracts therefrom (including, without limitation, the preparation of financial audits) and to discuss the business of Seller with the officers, representatives and employees of Seller; provided, that no examination or investigation of the foregoing by Buyer or such representatives and agents pursuant to this subsection (i) shall affect any of the representations and warranties of Seller set forth in this Agreement, and provided further, that (A) any examination or investigation of the foregoing shall be conducted in such manner as not to interfere unreasonably with the operation or the conduct of the businesses of or any other activities carried on by Seller and (B) in the event of the termination of this Agreement for any reason whatsoever, Buyer will return to Seller upon written request all documents, work papers, copies, extracts and other material obtained from Seller in connection with the transactions contemplated hereby.

                  (j) Subsequent to the Closing Date, Seller shall not use, in trade or otherwise, any of the Intellectual Property or other information described in Section 2.1(e). Promptly following the Closing Date, Seller shall change its corporate name to a name that does not include the words "Suntex" or "Sun" or any variations thereon or derivations thereof.

                  8.2 Filings and Governmental Consents. After the execution and delivery of this Agreement, Seller, the Signing Stockholders and Buyer shall each use its best efforts to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any Governmental Body required in connection with the execution, delivery or performance of this Agreement or in connection with the transactions contemplated hereby.

                  8.3 Confidentiality.

                  (a) Prior to the Closing Date, except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Buyer and SFX agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information (including, without limitation, electronic or computer information) obtained by them from Seller or the Signing
Stockholders (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives


                                    - 38 -


do not disclose such information to others without the prior written consent of Seller, except that Buyer, SFX and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (b) Except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Seller and the Signing
Stockholders agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information obtained by them from Buyer or SFX (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Buyer, except that Seller, the Signing Stockholders and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (c) In the event this Agreement is terminated, Seller and the Signing Stockholders, on the one hand, and Buyer, on the other, each agree if so requested by the other party, to return promptly or to destroy every document furnished to either of them by the other party or any division, associate or affiliate of such other party and any copies thereof which may have been made, and which is in its possession or under its control, in connection with the transactions contemplated hereby, and to cause its representatives, and any representative of financial institutions, partnerships and others to whom such documents were furnished, promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available and other than documents reasonably required by a party hereto in connection with or pertaining to any actual or Threatened litigation or other dispute resolution proceedings.

                  (d) Notwithstanding anything else herein contained, prior to and after the Closing Date, (i) Seller agrees that, if requested by SFX, it will consent to the use of its financial statements in any registration statement or other document filed by SFX (or any of its subsidiaries) under the Securities Act or the Securities Exchange Act of 1934, as amended, and
(ii) Seller and the Signing Stockholders agree that they will execute and deliver, and cause Seller's officers or other responsible Persons to execute and deliver, such management representation letters as are requested by SFX's independent accountants.

                  8.4      Access.

                  (a) The parties agree that so long as any books, records and files retained by Seller relating to the business, properties, assets or operations of Seller or the Purchased Assets, or the books, records and files or copies thereof relating to the period prior to the Closing Date delivered to Buyer hereunder, remain in existence and are available, each party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose. Nothing contained herein shall require that either party disclose or give the other party access to financial records relating to such party's ownership of the Purchased Assets or

                                    - 39 -




operation of the business being transferred hereunder, except as specifically required by this Agreement. Neither of the parties hereto will destroy any of such books, records and files for a period of six years plus any extensions of time necessary due to any Tax Return or inquiry, audit, investigation or dispute after the Closing Date, without first having offered to deliver such books and records to the other party. Each party agrees that it will cooperate with and make available to the other party during normal business hours any books, records and information relating to the period prior to the Closing Date and any employees necessary and useful in connection with
(i) any Tax Return or inquiry, audit, investigation or dispute, (ii) any litigation against or investigation by a third party, or (iii) any other business purpose requiring access to such books, records, information or employees. The party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

                  (b) At all times prior to the Closing, Buyer, its agents and contractors shall have the right to enter upon the Real Property for the purpose of conducting inspections and investigations of any kind and nature.
Any such entry shall not, however, in any manner whatsoever restrict or materially interfere with the operations of the Real Property or impose any liability on the Seller. Seller reserves the right to impose reasonable conditions on Buyer's access to the Real Property if such access will restrict or materially interfere with the operations of the Real Property or impose liability on Seller. Buyer shall deliver to Seller true, correct and complete copies of any and all reports generated by structural engineers engaged by Buyer to inspect any Real Property or Structures.

                  (c) If, prior to the Closing, Buyer or SFX obtains actual knowledge that any representation or warranty of Seller contained in this Agreement was or has become inaccurate or untrue, then Buyer or SFX shall promptly notify Seller of such inaccuracy or untruthfulness; provided, however, that Seller's sole remedy for any failure of SFX or Buyer to comply with its obligations pursuant to this Section 8.4(c) shall be that, if such inaccuracy or untruthfulness is curable by Seller, then, notwithstanding any provision in this Agreement to the contrary, Seller shall have ten days from the time that Buyer or SFX gives notice to Seller of such inaccuracy or untruthfulness to cure any breach of this Agreement resulting from such inaccuracy or untruthfulness. The giving of any notice by Buyer or SFX pursuant to this Section 8.4(c) shall constitute neither a waiver of any breach by Seller nor a waiver of any of Buyer's or SFX's rights or remedies pursuant to this Agreement. For the purposes of this Section 8.4(c), "actual knowledge" of a matter by Buyer or SFX means that an officer or director of that party has obtained an actual understanding of the matter, and shall not be deemed to have occurred merely because the matter, or facts or information relating to the matter, have been disclosed to that party.

                  8.5 (reserved)



                                    - 40 -



                  8.6 Employment Matters.

                  (a) On the Closing Date, Buyer shall assume all duties and obligations of Seller pursuant to its employment agreements with its employees
(including, without limitation, its agreement with Buttrey in the form attached as Exhibit D to the Stockholder's Agreement provided by Seller to Buyer and SFX), and Seller shall assign and transfer to Buyer all of Seller's rights pursuant to such agreements; provided, however, that prior to the Closing Date each such agreement shall be amended to remove all references to specific Employee Benefit Plans.

                  (b) Buyer and its Affiliates shall have the right to access to, in order to actively engage in the solicitation for employment or other engagement of, any of Seller's employees, consultants, representatives or agents. For any such Person who is ultimately hired by SFX or any of its Affiliates, SFX or such Affiliate shall grant credit to such Person under any applicable Employee Benefit Plans of SFX or such Affiliate, as the case may be, for all service of such Person with Seller prior to the Closing Date for all purposes for which such service may be recognized under such Employee
Benefit Plans.

                  (c) If this Agreement is terminated pursuant to Section
11.1, then, for a period commencing upon the date of such termination and ending upon the first anniversary thereof, (i) neither Buyer nor SFX shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Seller, and
(ii) neither Seller nor any Signing Stockholder shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Buyer or SFX.

                  (d) Prior to the Closing, Seller shall terminate its and its employees' participation in all 401(k) Employee Benefit Plans applicable to its employees.

                  8.7 (reserved)

                  8.8 (reserved)

                  8.9 Notification.

                  (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's or Signing Stockholders' representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 9 or 10

                                    - 41 -




impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty, covenant or indemnity made by Seller under this Agreement, or constitute a waiver by Buyer, modification or alteration of any condition or obligation of Seller.

                  (b) Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's or SFX's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Seller a supplement to the Schedules specifying such change. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Buyer hereunder or the effect of any representation, warranty, covenant or indemnity made by Buyer under this Agreement, or constitute a waiver by Seller, modification or alteration of any condition or obligation of Buyer.

                  8.10 Environmental Reports and Related Matters.

                  (a) Buyer may elect to, at its sole expense, and Seller shall allow, an ASTM Practice E 1527-94, Standard Practice for Environmental
Site Assessments: Phase I Environmental Site Assessment ("ESA") to be conducted for each parcel of Real Property. Buyer shall provide, or cause to be provided, to Seller copies of all written reports of each ESA.

                  (b) If the ESA for any Real Property identifies any "recognized environmental condition of concern," as defined by the ESA
Process, the environmental consultant shall make appropriate recommendations and conclusions as to further investigatory and remedial activities, which shall be conducted by the Seller at its sole expense. If Seller refuses to undertake the recommended investigatory and remedial activities, the Buyer, in its sole discretion, may exercise its options under subsection (d) below.

                  (c) In addition to the ESAs, Buyer shall have received all historic reports of environmental studies related to the Purchased Assets and any premises at which the Seller or its predecessors was or is located, undertaken by or on behalf of or for the use of Seller; provided, however, receipt by Buyer of any such reports shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty or indemnity made by Seller under this Agreement, or constitute acceptance of any condition or assumption of any liability by Buyer that may result from such condition, including, without limitation, the environmental condition of all or any part of any premises at which any part of the Purchased Assets was or is located.



                                    - 42 -




                  (d) If, in Buyer's sole discretion, any of the environmental studies, including the ESAs, fails to provide a complete analysis of any environmental condition or identifies any Environmental, Health and Safety
Liabilities which could potentially exceed $100,000 (singularly or in the aggregate) at or related to any Real Property, Buyer may (i) terminate this Agreement or (ii) exclude specified Leases from this transaction, which Leases will then remain in the possession of, and the sole responsibility of, the Seller. If Buyer elects item (ii) above, then the excluded parcels or Leases shall be deemed to be Excluded Assets and not Purchased Assets, and Buyer shall be entitled to a reduction of the Purchase Price corresponding to the fair market value of the excluded parcels or Leases. If Buyer and Seller cannot agree on such fair market value, Buyer may appoint a third-party appraiser reasonably satisfactory to Seller to determine such fair market value.

                  (e) Any representation of Buyer with respect to its satisfaction pursuant to this Section 8.10 shall not be interpreted to imply that Buyer has constructive knowledge regarding any aspect of Seller's business nor to limit the scope of any of Seller's representations under this Agreement. No due diligence examination or related activities of, or on behalf of, Buyer pursuant to this Section shall constitute a waiver or relinquishment by Buyer of its right to rely upon Seller's representations, warranties, covenants and agreements as made herein or pursuant hereto. No disclosure pursuant to this Section shall constitute an assumption by Buyer of any conditions or liabilities, and such disclosure shall not relieve Seller of its duties and obligations hereunder.

                  (f) The Indiana Responsible Party Transfer Law, Indiana Code
13-7-22.5-1 et seq., does not apply to the transfer under this Agreement of any Leases. Seller shall execute and deliver to Buyer, on the Closing Date, an affidavit attesting to the non-applicability of such law to the transfer under this Agreement of the Leases.

                  8.11 Further Assurances. Each party hereto shall execute and deliver, and cooperate with any other party in obtaining, such additional instruments, documents, conveyances and assurances as reasonably have been requested by any other party to confirm and assure the rights and obligations set forth herein.

                  8.12 Releases.

                  (a) Each Signing Stockholder acknowledges that the agreements set forth in this Section 8.12 are a condition to Buyer's obligation to purchase the Purchased Assets pursuant to this Agreement, and that Buyer is relying on this Section 8.12 in consummating such purchase.

                  (b) Each Signing Stockholder, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to induce Buyer to purchase the Purchased Assets pursuant to this Agreement, hereby agrees as follows:

                  (i) Each Signing Stockholder, on behalf of such Signing
         Stockholder and each of such Signing Stockholder's Affiliates, hereby releases and forever discharges the Buyer and SFX, and each of their respective individual, joint or mutual, past, present and future directors, officers, employees, agents, consultants, advisors,



                                    - 43 -



         representatives, stockholders, controlling persons, subsidiaries, successors and assigns (collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, awards, decisions, injunctions, judgments, orders, rulings, subpoenas, verdicts, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Signing Stockholders or any of their respective Affiliates now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from SFX or Buyer, whether pursuant to contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer or SFX arising under this Agreement or any Closing Documents or proximately caused by Buyer's or SFX's willful, fraudulent or grossly negligent acts.

                  (ii) Each Signing Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                  (iii) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Signing
         Stockholder shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (A) the assertion by or on behalf of such Signing
         Stockholder or any of such Signing Stockholder's Affiliates of any claim or other matter purported to be released pursuant to this
         Section 8.12 and (B) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Signing Stockholders or any of their Affiliates against such third party of any claims or other matters purported to be released pursuant to this Section 8.12.

                  8.13     Consent and Voting Agreement.

                  (a) Each Signing Stockholder hereby irrevocably consents to the entering into of this Agreement and to the consummation of the transactions contemplated hereby. Pursuant to Section 23-1-29-4 of the Indiana
Business Corporation Law, each Signing Stockholder hereby states that such Signing Stockholder is the holder of the number of outstanding shares of common stock of Seller set forth on Schedule 5.1 with respect to such Signing
Stockholder, and hereby adopts the following resolutions by written consent:



                                    - 44 -


                  (i) Resolved, that this Agreement, and each and every term and condition herein, as well as the transactions contemplated hereby, are hereby adopted and approved; and

                  (ii) Further resolved, that the officers of Seller are hereby severally authorized, empowered and directed, for and on behalf and in the name of Seller, to execute and deliver any and all documents, papers or instruments and to do or to cause to be done any and all such acts and things as such officers may deem necessary, appropriate or advisable to complete any and all transactions contemplated by this Agreement.

The written consent contained in this Section 8.13 may be executed in one or more counterparts and shall be filed with the minutes of the proceedings of the Stockholders.

                  (b) As long as this Agreement has not previously been terminated, each Signing Stockholder irrevocably agrees to vote all shares of common stock of Seller as to which such Signing Stockholder is entitled to vote (including all shares for which such Signing Stockholder holds a proxy) at a meeting of the Stockholders if any meeting is so held, or by written consent without a meeting as follows: (i) in favor of approval and adoption of this Agreement and the transactions contemplated hereby; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Seller under this Agreement; and (iii) against any action or agreement
(other than this Agreement or the transactions contemplated by this Agreement or the termination of this Agreement in accordance with its terms), that would, directly or indirectly, impede, interfere with, delay, postpone or attempt to discourage the transactions contemplated hereby, including without limitation: (A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Seller; (B) a sale or transfer of a material amount of assets of Seller or a reorganization, recapitalization or liquidation of Seller; (C) any change in the management or board of directors of Seller or any Competing Transaction, except as otherwise agreed to in writing by Buyer; (D) any material change in the present capitalization of Seller; or (E) any other material change in Seller's corporate structure or business.

                  (c) The Signing Stockholders represent that they have received the irrevocable proxy of all other Stockholders to vote all equity interests in Seller held by such other Stockholders.

                  (d) Each Signing Stockholder agrees that, without the prior written consent of Buyer, during the period commencing on the date hereof and ending on the earlier of (i) the business day following the Closing Date or
(ii) the termination of this Agreement pursuant to the terms hereof, such Signing Stockholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of Seller or any securities convertible into or exercisable or exchangeable for such shares.


                                    - 45 -


                  8.14 Prepayment of Debt. Each Signing Stockholder covenants to repay in full, prior to the Closing Date, all amounts owed by such Signing
Stockholder to Seller pursuant to the agreements listed or described on
Schedule 8.14.

                  8.15 (reserved)


                  SECTION 9. CONDITIONS TO OBLIGATIONS OF BUYER.

                  The obligations of Buyer to consummate the acquisition of the Purchased Assets at the Closing are subject, at Buyer's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 9. Buyer may waive any condition specified in this Section 9 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Buyer waives any such unsatisfied condition, Buyer shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  9.1 Representations, Warranties and Covenants of Seller and the Signing Stockholders.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Seller and the Signing Stockholders herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Seller and the Signing
Stockholders shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

                  (b) The Chairman or Vice President of Seller shall have executed and delivered to Buyer a certificate, dated the Closing Date, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Seller as of the Closing Date, shall have been delivered to Buyer and SFX.

                  9.2 Absence of Proceedings. No party to this Agreement or any Stockholder shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by any of the Closing Documents; and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body which would prohibit the continued operation or conduct of the business of Seller, or adversely affect Buyer's title or interest in the Purchased Assets.

                  9.3 Opinion of Counsel to Seller. Buyer and SFX shall have received from Seller's Counsel an opinion, dated the Closing Date, in form and substance satisfactory to Buyer and SFX, to the effect that:




                                    - 46 -


                  (a) Seller has the right, power and authority to effect the transactions contemplated by this Agreement and has taken all corporate action and other action required by it to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereunder;

                  (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite corporate power and authority to own and lease its properties and carry on its business as conducted on the Closing Date and to effect the transactions contemplated by this Agreement; and Seller is fully qualified and in good standing to do business in all other jurisdictions where the nature of its business or the ownership of its properties requires such qualification;

                  (c) This Agreement and the Closing Documents delivered to
Buyer on the Closing Date have each been duly authorized, executed and delivered by Seller and the Signing Stockholders and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Seller and the Signing Stockholders enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles limiting the enforcement of creditors' rights generally;

                  (d) To such counsel's knowledge, all Governmental
Authorizations required in order to permit consummation by Seller of the transactions contemplated hereby and by the Closing Documents have been obtained;

                  (e) The execution and delivery by Seller and the Signing
Stockholders of this Agreement and the Closing Documents and compliance with the terms and provisions hereof or thereof do not conflict or will not conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Seller or of any judgment, order, injunction, decree or ruling of any Governmental Body known to such counsel to which Seller or any Signing Stockholder or any of the Purchased Assets is subject, or, except where any required waiver or consent has not been obtained, of any agreement or contract listed on any Schedule delivered pursuant to this Agreement or, to the knowledge of such counsel, any other agreement or contract to which Seller or any Signing Stockholder is a party, or constitute a default thereunder or give to others any rights of termination of the transactions contemplated thereby;

                  (f) Except as set forth in Schedule 5.11, there is no pending or, to the knowledge of such counsel, Threatened, action, suit or proceeding before any Governmental Body, to which Seller is a party or to which any of the Purchased Assets are subject that is of a character required to be described in a Schedule delivered pursuant to this Agreement and which is not disclosed;

                  (g) Except as set forth in the Schedules to this Agreement, such counsel has no knowledge of any Lien on the Purchased Assets and to the best of such counsel's knowledge (i) Seller is not in default under any order of any Governmental Body; and (ii) Seller is not subject to any decree or judgment enjoining or restraining it from taking any action contemplated by this

                                     -47-


Agreement or requiring it to take any action inconsistent with the actions contemplated by this Agreement; and

                  (h) Such opinion as to the existence of all Governmental
Authorizations required under Legal Requirements applicable to Seller and its properties and the transferability and effectiveness thereof as Buyer may reasonably request.


                  In rendering its opinion pursuant to this Section 9.3, such counsel may (i) rely, to the extent such counsel reasonably deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of officers of Seller and, with respect to the laws of jurisdictions other than the jurisdiction in which Seller's Counsel is based and the United States of America, on the opinion of counsel qualified with respect to such jurisdiction, provided the extent of such reliance is specified in the opinion and such counsel states that such reliance is reasonable, and (ii) assume that the laws of the State of New York are identical to those of the State of Indiana, provided that such assumption is specified in the opinion.

                  9.4 Consents or Approvals. All material consents, waivers, approvals, licenses or authorizations of lessors, third parties or Governmental Bodies (or any amendments or modifications to existing agreements with third parties), including, without limitation, those described in
Schedule 5.12(a), required to transfer the Purchased Assets and effect the transactions contemplated by this Agreement and the Closing Documents, and to allow the business of Seller to be operated by Buyer after the Closing in the manner and to the extent that such business was operated by Seller immediately prior to the Closing, have been obtained and delivered to Buyer.

                  9.5 Title Insurance. Buyer at Closing shall receive leasehold title policies for any Leased Real Property issued in its favor containing exceptions only for (a) real estate Taxes not yet due and payable and (b) those exceptions otherwise acceptable to Buyer. Each such policy shall contain a zoning endorsement reasonably acceptable to Buyer covering the current use or uses of the Real Property.

                  9.6 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  9.7 Closing of Other Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.

                  9.8 Bill of Sale. On or prior to the Closing Date, Seller shall have executed and delivered to Buyer a General Bill of Sale substantially in the form of Exhibit 9.8.

                  9.9 Conveyance; Assignment and Assumption Agreement. On or prior to the Closing Date:

                  (a)      (reserved)



                                    - 48 -


                  (b) Seller shall deliver to Buyer an assignment or assignments, in form and substance satisfactory to Buyer, of Seller's right, title and interest to be transferred hereby in and to all Intellectual
Property of Seller;

                  (c) Seller shall deliver to Buyer an assignment or assignments of Seller's interest in all Contracts and Leases included in the Purchased Assets to be assumed by Buyer and Buyer shall assume same (at
Buyer's option, this may be effectuated pursuant to separate assignments with assignments of each of the Leases in recordable form, accompanied by an instrument in recordable form pursuant to which the owner of the landlord/lessor's, sub-landlord/sublessee's or licensor's interest confirms the chain of assignments of the tenant, lessee's or licensee's interest from the initial tenant, lessee or licensee to each successor-in-interest and ultimately to Seller);

                  (d) With regard to each Lease (other than Leases of office space that do not include the lease of any venue, if such Leased Real Property is not being improved by Seller and if such lease is not at a below-market rate), Seller shall obtain and deliver a non-disturbance agreement in form reasonably satisfactory to Buyer's counsel pursuant to which all mortgagees, fee owners and superior ground lessees (where such Lease is a sublease) shall agree that, provided Buyer shall not be in default under such Lease (subject to applicable notice and/or grace period), Buyer's possession of the Leased
Real Property under such Lease shall not be disturbed nor shall Buyer be named in a foreclosure proceeding or proceeding to terminate a superior lease;

                  (e) (reserved)

                  (f) Seller shall execute, endorse and deliver to Buyer separate instruments of sale, assignment or transfer, in form suitable, where required, for filing or recording with the appropriate office or agency, for various items of the Purchased Assets;

                  (g) At or after the Closing, Seller shall also execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Buyer shall request at any time or from time to time in order to vest, confirm or evidence in Buyer title to all or any part of the Purchased Assets intended to be conveyed, sold, transferred, assigned and delivered to Buyer under and in accordance with this Agreement;

                  (h) Seller shall deliver to Buyer all original Leases, Governmental Authorizations, Contracts, books and records and other Purchased
Assets;

                  (i) Seller shall deliver the certificate referred to in
Section 5.17(t);

                  (j) Seller shall deliver to Buyer such affidavit of title or other certifications or indemnities executed by Seller and/or the Signing
Stockholders as shall be reasonably required by the title insurance company insuring Buyer's title to any or all of the Real Property or a lender or lenders providing or that has (have) provided Buyer with financing;


                                    - 49 -


                  (k) Seller shall deliver any and all transfer tax, real property transfer tax, disclosure of sales information, Indiana gross income tax, sales tax or other similar forms, affidavits or returns and checks on account of any and all Taxes due thereunder;

                  (l) To the extent required by applicable Legal Requirements, an approved disclosure statement or negative declaration with respect to Real
Property;

                  (m) Seller shall deliver to Buyer any and all necessary partnership or corporate resolutions, authorizations or other instruments necessary or proper to evidence the authority of Seller and the Person(s) executing any Closing Documents on Seller's behalf to execute and/or deliver the same;

                  (n) (reserved)

                  (o) On or prior to the Closing Date, Seller shall have delivered to Buyer duly executed titles to all vehicles owned by Seller, except as set forth on Schedule 2.2, together with such instruments of transfer as Buyer may request; and

                  (p) Seller and the Signing Stockholders shall deliver any and all other documents, agreements, certifications, affidavits and/or instruments to be executed and/or delivered by them in accordance with the terms of this Agreement.

                  9.10 Environmental Matters. Buyer shall have received all ESAs and any further environmental studies required pursuant to Section 8.10 with respect to the Real Property.

                  9.11 (reserved)

                  9.12 (reserved)

                  9.13 Working Capital. The aggregate deficit in Working
Capital as of the Closing Date shall be no greater than $4,500,000.

                  SECTION 10. CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to sell, transfer and convey the Purchased Assets at the Closing are subject, at Seller's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 10. Seller may waive any condition specified in this Section
10 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Seller waives any such unsatisfied condition, Seller shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  10.1 Representations, Warranties and Covenants of Buyer and
SFX.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Buyer and SFX herein contained


                                    - 50 -

shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Buyer and SFX shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer or SFX at or prior to the Closing Date.

                  (b) Buyer and SFX shall have delivered to Seller and the Signing Stockholders a certificate, dated the Closing Date and signed by their respective presidents or an executive vice president, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the boards of directors of Buyer and SFX authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Buyer or SFX, as the case may be, as of the Closing Date shall have been delivered to Seller and the Signing
Stockholders.

                  10.2 Absence of Proceedings. No party to this Agreement or any Stockholder shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by the Closing Documents and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body that would prohibit such transactions.

                  10.3 Opinion of Buyer's Counsel. Seller and the Signing
Stockholders shall have received from SFX's in-house counsel an opinion, dated the Closing Date, in form and substance satisfactory to Seller's Counsel, to the effect that:

                  (a) Each of Buyer and SFX is duly organized and validly existing in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own and operate its properties and to conduct the business it is conducting as of the Closing Date and to effect the transactions contemplated by this Agreement;

                  (b) This Agreement and the Closing Documents to which either
Buyer or SFX is to be a party have each been duly executed and delivered by Buyer or SFX, as the case may be, and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Buyer or SFX, as the case may be, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles or limiting the enforcement of creditors' rights generally, and all corporate action by Buyer and SFX required to authorize the transactions contemplated hereby and thereby have been taken; and

                  (c) Neither the execution and delivery by Buyer of this Agreement or the Closing Documents nor compliance with any terms and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the respective Certificates of Incorporation or By-Laws of Buyer or SFX or of any judgment, order, injunction, decree or ruling of any Governmental Body to which Buyer or SFX is subject and of which Buyer's counsel has knowledge,


                                    - 51 -


or to the knowledge of such counsel, any other agreement or contract to which Buyer is a party or to which it is subject or constitute a default thereunder.

                  In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of any officer or officers of Buyer, provided the extent of such reliance is specified in the opinion.

                  10.4 HSR Act. The applicable waiting period under the HSR
Act shall have expired or been terminated.

                  10.5 Control of SFX. Robert F.X. Sillerman shall be in control (for purposes of this Section, "control" shall have the meaning assigned to such term in the rules and regulations of the Federal
Communications Commission) of SFX on the Closing Date.

                  10.6 (reserved)

                  10.7 (reserved)

                  10.8 Assignment and Assumption Agreement. On or prior to the Closing Date, Buyer shall have executed and delivered to Seller a General Bill of Sale as described in Section 9.8.

                  10.9 Closing of Other Acquisition Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.


                  SECTION 11. TERMINATION.

                  11.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and abandoned before the Closing Date:

                  (a) by mutual written agreement of Seller and Buyer;

                  (b) by Buyer, if (i) the conditions set forth in Section 9 have not all been fulfilled (or waived by Buyer) on or before December 31, 1997, and (ii) Buyer has complied with all of the obligations applicable to it as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Seller or any Signing
Stockholder);

                  (c) by Seller, if (i) the conditions set forth in Section 10 have not all been fulfilled (or waived by Seller) on or before December 31, 1997, and (ii) Seller and the Signing Stockholders have complied with all of the obligations applicable to them as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Buyer or SFX);

                  (d) by Buyer, if Seller or any Signing Stockholder shall be in material breach of this Agreement and such breaching party shall fail to remedy such breach within thirty business days


                                    - 52 -


after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (e) by Seller, if Buyer or SFX shall be in material breach of this Agreement and shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (f) by either Buyer or Seller if any waiting period under the HSR Act has not expired or terminated by December 31, 1997; or

                  (g) by either Buyer or Seller if any of the Other Agreements has been terminated pursuant to Section 8.5 of such agreement.

                  11.2 Effect of Termination. Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 8.3, 11.2 and 13.1 will survive.

                  SECTION 12. INDEMNIFICATION.

                  12.1 Indemnification of Buyer and SFX; Appointment of
Representative.

                  (a) The Seller, on the one hand, and the Signing
Stockholders, on the other hand (but individually on a basis equal to 49% for Mr. Buttrey, 29.18% for Mr. Lucas and 21.82% for Mr. Sybesma), jointly and severally agree to indemnify, defend and hold harmless Buyer and SFX and their successors and assigns from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (i) any breach or default of any of the representations, warranties, covenants or agreements of Seller or the Signing Stockholders contained in this Agreement or in any Exhibit or Schedule hereto or any Closing Document,
(ii) the Excluded Assets, the ownership of Purchased Assets or the operations of Seller prior to the Closing Date, (iii) the liabilities not assumed by Buyer pursuant to this Agreement (including, without limitation, product liabilities and Environmental, Health and Safety Liabilities), or (iv) acts or failures to act of Seller or the Signing Stockholders prior to the Closing
Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  (b) Each Signing Stockholder hereby authorizes and appoints
P. David Lucas (the "Representative") as representative and attorney-in-fact to act for and on behalf of such Signing Stockholder in connection with the matters described in this Section 12. Each Signing Stockholder agrees not to take any actions authorized by this Section 12 other than through the Representative.

                  (c) For the purposes of this Section 12, the Signing
Stockholders may, by written notice signed by all of them and delivered to SFX, appoint any other individual to act as the Representative. In the event of the death, incapacity or resignation of the Representative, if no such


                                    - 53 -

replacement is appointed within thirty (30) days, SFX may designate an interim replacement to serve until such appointment.

                  (d) In connection with this Agreement and the transactions contemplated hereby, the Seller and the Signing Stockholders agree that the Representative shall not be liable for any error of judgment or for any act done or omitted by the Representative in good faith or for any mistake in fact or law, except for the Representative's own willful misconduct or gross negligence.

                  (e) The parties hereto agree to submit to binding arbitration, pursuant to the rules of the American Arbitration Association applicable to commercial disputes, any dispute among the parties hereto with respect to Damages relating to Environmental, Health and Safety Liabilities, to the extent that such dispute relates to (i) the amount of Damages subject to Section 12.1(a) and/or (ii) the time when such Environmental, Health and Safety Liabilities arose. Such arbitration will be conducted by a panel of three arbitrators (which need not be selected from a panel of the American
Arbitration Association), of whom one will be appointed by Buyer, one by Seller and the third by the other two arbitrators. However, if Buyer or Seller fails to appoint its arbitrator within 30 days of a receipt of a written demand for arbitration, the arbitration shall be conducted by the single arbitrator appointed by the other party.

                  (f) Each of the Signing Stockholders shall indemnify and hold the other Signing Stockholders harmless to the extent any of them shall be required to pay any amount hereunder that shall be in excess of his proportional liability herein.

                  12.2 Indemnification of Seller and the Signing Stockholders.
Buyer and SFX jointly and severally agree to indemnify, defend and hold harmless Seller and its successors and assigns and the Signing Stockholders from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (a) any breach or default of any of the representations, warranties, covenants or agreements of Buyer or SFX contained in this Agreement or in any Exhibit, Schedule or Closing Document, (b) the ownership of Purchased Assets subsequent to the Closing Date or the operations of Buyer, (c) the failure of Buyer to satisfy the Assumed Obligations and (d) acts or failures to act of Buyer or SFX subsequent to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  12.3 Claims for Indemnification.

                  (a) Promptly after the receipt by Buyer or SFX of notice of
(i) any claim or (ii) the commencement of any action, proceeding or litigation
(collectively, "Litigation") which may entitle Buyer or SFX to indemnification, such party shall give the Representative written notice of such claim or the commencement of such Litigation. Promptly after the receipt by the Representative of notice of (i) any claim or (ii) the commencement of any Litigation which may entitle the Signing Stockholders to indemnification, the Representative shall give Buyer and SFX written notice of such claim or the commencement of such Litigation. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or Litigation if
(i) the Indemnifying Party gives written notice to the Indemnified Party acknowledging the Indemnified Party's right to indemnification for such claim or Litigation pursuant to this Section 12, (ii) counsel

                                    - 54 -



to the Indemnifying Party is reasonably satisfactory to the Indemnified Party and (iii) the claim or Litigation seeks only money damages and does not seek injunctive or other equitable relief. The failure to give the Indemnifying
Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

                  (b) If the Indemnifying Party assumes the defense of any such claim or Litigation as set forth in subsection (a), the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense.
The Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, or enter into any settlement, except, in each case, with the written consent of the Indemnified Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

                  (c) If the Indemnifying Party does not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

                  12.4 Materiality or Knowledge. Solely for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement or any Exhibit or Schedule, or any Closing Document, the applicable provisions thereof shall be read and interpreted as if any qualification stated therein with respect to materiality or material adverse effect or knowledge was not contained therein.

                  12.5 Set-Off in Lieu of Separate Compensation. Buyer or SFX may, at any time, elect to set off any amounts payable by Seller or the Signing Stockholders pursuant to this Agreement against any amount set forth in Section 3.1 or any other amounts payable by Buyer or SFX to the Signing
Stockholders or to Seller. If Buyer or SFX elects such set-off with respect to any amount payable by the Signing Stockholders, Buyer or SFX shall deliver, along with or prior to such payment by Buyer or SFX, a written notice of such set-off and the amount and nature thereof. Such set-off shall be in lieu of Buyer's or SFX's right to receive indemnification or other compensation


                                    - 55 -

from Seller or the Signing Stockholders for any amounts set off, but shall not affect the parties' right to receive any other payments due under this Agreement.

                  12.6 Method of Payment of Indemnification. Except as set forth in Section 12.5, all amounts payable pursuant to this Section 12 shall be paid in cash to the Indemnified Party or to such Person as the Indemnified
Party may direct.

                  12.7 Limitations on Indemnification.

                  (a) In no event shall any Signing Stockholder be required to indemnify the Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts aggregating more than the amount of (i) 150% of
(ii) the sum of (A) the aggregate amount payable pursuant to Section 3.1, multiplied by (B) the percentage of the equity of Seller that is owned by such Signing Stockholder or any Affiliate thereof; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety Liabilities; and further provided, that in the case of Greg Buttrey, the amount set forth in subsection (i) above shall be 100%.

                  (b) In no event shall Buyer and SFX or the Seller be required to indemnify an Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts (including amounts paid by such Indemnifying Party pursuant to Section 12 of the Other Agreements) aggregating more than the limit set forth in subsection (a) above for all Signing
Stockholders; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety Liabilities.

                  (c) Each party will have no liability for indemnification pursuant to this Section 12 until the total of all Damages for which such party is the Indemnifying Party exceeds $50,000 (at which time such party shall indemnify the Indemnified Party for the entire amount of Damages).
However, this Section 12.7(c) will not apply to Damages related to any breach of any representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Indemnifying Party of any covenant or obligation.

                  (d) (reserved)

                  (e) In no event shall any party be required to indemnify an Indemnified Party for any Damages arising subsequent to the date five years after the Closing Date.

                  SECTION 13. MISCELLANEOUS.

                  13.1 Expenses. Each of the parties hereto shall bear its own expenses, including fees of any attorneys and accountants engaged by such party, except that (a) any Taxes or filing, registration or recording fees applicable to the transfer of the Purchased Assets shall be borne by Seller;
(b) notwithstanding subsection (a), the HSR Act filing fees shall be borne one-half by Seller and one-half by Buyer; and (c) in the event of termination of this Agreement, the obligation of each

                                    - 56 -

party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  13.2 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that any of the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such other party may be entitled at law or in equity.

                  13.3 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement shall survive the Closing and shall survive any investigation by the other party; provided, however, that the representations and warranties contained in Sections 5, 6 and 7 shall only survive until the later of (a) 18 months or (b) the expiration of all claims and other proceedings in respect of Damages that are the subject of indemnification pursuant to Section 12, except with respect to any representation or warranty relating to Taxes, which representation or warranty shall survive for the longer of (a) six years or (b) any statute of limitations (as amended from time to time or as extended by an agreement not entered into unreasonably) that applies to actions by any Governmental
Authority against Buyer or SFX in connection with such Taxes.

                  13.4 Notices. All notices, demands or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by registered or certified mail, first class, return receipt requested, postage prepaid, addressed as follows:

                  (a) if to Seller or the Signing Stockholders:

                      Sunshine Promotions, Inc.
                      10089 Allisonville Road, Suite 100
                      Fishers, Indiana  46038
                      Attn: P. David Lucas

                      with copies to:

                      Greg Buttrey
                      11516 Crescent Court
                      Indianapolis, Indiana 46236

                      Lowe Gray Steele & Darko
                      Bank One Tower
                      111 Monument Circle, Suite 4600
                      Indianapolis, Indiana 46204
                      Attn: Craig Pinkus and Connie Gustafson


                                    - 57 -



                      Donald W. Buttrey, Esq.
                      McHale Cook & Welch, P.C.
                      320 N. Meridian Street
                      Indianapolis, Indiana 46204

                  (b) if to Buyer or SFX:

                      SFX Broadcasting, Inc.
                      150 East 58th Street, 19th Floor
                      New York, New York  10155
                      Attn: Howard J. Tytel, Executive Vice President

                      with a copy to:

                      Baker & McKenzie
                      805 Third Avenue
                      New York, New York  10022
                      Attn: Howard M. Berkower

or such other address with respect to any party hereto as such party may from time to time notify the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed or, (ii) if personally delivered, on the date such delivery is made.

                  13.5 Assignment; Successors and Assigns. Neither this
Agreement nor any interest herein may be assigned or transferred by any party hereto or by operation of law or otherwise without the consent in writing of the other parties, provided, however, that Buyer may assign this Agreement in whole or in part to a separate corporation, all of the capital stock of which is owned by SFX, formed for the purpose of consummating the transactions contemplated hereby. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

                  13.6 Entire Agreement. This Agreement, the Schedules and
Exhibits referred to herein and the Closing Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral among such parties and constitute the whole and entire basis upon which the respective rights, duties, obligations, representations and warranties contained herein and therein are based. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge or termination is sought.


                                    - 58 -





                  13.7 Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York in all respects, including all matters of construction, validity and performance, without regard to their conflict of law principles.

                  13.8 Construction. THE PARTIES HAVE PARTICIPATED JOINTLY IN
THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IF AN AMBIGUITY OR QUESTION OF
INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF
DRAFTED JOINTLY BY THE PARTIES, AND NO PRESUMPTION OR BURDEN OF PROOF SHALL
ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF
THE PROVISIONS OF THIS AGREEMENT. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All references to Schedules and Exhibits shall mean the Schedules and Exhibits attached hereto and made a part hereof.

                  13.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  13.10 Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO
THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE
SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN
CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR
PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED
ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED,
HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED
TO IN THIS SECTION 13.10 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO
THE JURISDICTION OF SAID COURTS OTHER THAN FOR SUCH PURPOSE.

                  13.11 Captions. The captions in this Agreement are for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.


                                    - 59 -


                  13.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed by such party.

                  13.13 Bulk Sales Laws. Seller and Buyer waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller and the Selling Stockholders agree to pay and discharge when due or to contest or litigate all claims of creditors which could be asserted against Buyer or SFX or the Purchased Assets by reason of such noncompliance, and to indemnify, defend and hold harmless Buyer and SFX from and against any and all such claims, and to take promptly all necessary action to remove any Lien which may be placed on the Purchased Assets by reason of such noncompliance.

                  13.14 Publicity. Each of the parties hereto agrees that, until the Closing it will consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and that, subject to the requirements of applicable law or Nasdaq, neither party will make any such press release or public statement without the prior consent of the other party.

                  13.15 Waiver. All of the original rights and powers of any party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof, and no party shall be deemed to have waived any of its rights, any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party. No such waiver by a party of any breach by another party of any provision of this Agreement shall be deemed a waiver of any continuing, future or recurring breach of such provision or any other provision of this Agreement. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants or agreements contained in this Agreement.

                  13.16 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

                                    - 60 -




                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                   SUNTEX, INC.

                                   By: /s/ Steven P. Sybesma
                                      --------------------------------------
                                        Name:  Steven P. Sybesma
                                        Title: Vice President

                                   SUNTEX ACQUISITION, L.P.

                                   By:  Suntex Acquisition, Inc., its general
                                        partner

                                        By: /s/ Howard J. Tytel
                                          ----------------------------------
                                        Name:  Howard J. Tytel
                                        Title: Executive Vice President

                                   SFX BROADCASTING, INC.

                                   By: /s/ Howard J. Tytel
                                      --------------------------------------
                                        Name:  Howard J. Tytel
                                        Title: Executive Vice President

                                   SIGNING STOCKHOLDERS:

                                   /s/ P. David Lucas
                                   ------------------------------------
                                   P. David Lucas

                                   /s/ Steven P. Sybesma
                                   ------------------------------------
                                   Steven P. Sybesma

                                   /s/ Greg Buttrey
                                   ------------------------------------
                                   Greg Buttrey




                                    - 61 -



                                                            Exhibit 10.8









                       ASSET PURCHASE AND SALE AGREEMENT


                                 BY AND AMONG


                    DEER CREEK AMPHITHEATER CONCERTS, L.P.,


                            SFX BROADCASTING, INC.,


                           DEER CREEK PARTNERS, L.P.


                                      AND


             CERTAIN OF THE PARTNERS OF DEER CREEK PARTNERS, L.P.







                                JUNE 23, 1997





                               TABLE OF CONTENTS

                                                                       PAGE


SECTION 1.  DEFINITIONS...................................................1

SECTION 2.  SALE OF ASSETS................................................9
         2.1      Purchased Assets........................................9
         2.2      Excluded Assets........................................10
         2.3      Liabilities............................................10

SECTION 3.  PURCHASE.....................................................12
         3.1      Purchase Price.........................................12
         3.2      Calculation of Gain....................................13
         3.3      .......................................................13
         3.4      Working Capital........................................13
         3.5      Allocation of Purchase Price...........................14

SECTION 4.  CLOSING......................................................14

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER.....................15
         5.1.     Organization; Capitalization...........................15
         5.2      Subsidiaries; General Partner..........................15
         5.3      Authorization of Agreements, No Conflict, Etc..........15
         5.4      Title to Properties....................................16
         5.5      Leases.................................................16
         5.6      Condition of Property..................................17
         5.7      Compliance with Laws, Etc..............................17
         5.8      Intellectual Property..................................18
         5.9      Books and Records......................................19
         5.10     Receivables............................................19
         5.11     Litigation.............................................19
         5.12     Contracts; Bookings....................................20
         5.13     Labor Matters..........................................20
         5.14     Financial Statements...................................21
         5.15     Absence of Certain Changes or Events...................21
         5.16     Undisclosed Liabilities................................22
         5.17     Real Property..........................................22
         5.18     Taxes..................................................26
         5.19     Insurance..............................................27
         5.20     Employee Benefits......................................27
         5.21     Employees..............................................30
         5.22     Environmental Matters..................................30
         5.23     Affiliate Transactions.................................32



                                     - i -



                                                                           PAGE

         5.24     Absence of Certain Business Practices......................32
         5.25     Broker's or Finder's Fees..................................32
         5.26     Disclosure.................................................32
         5.27     Sufficiency of Purchased Assets............................32
         5.28     Certain Payments...........................................32
         5.29     ...........................................................33
         5.30     Other Partners.............................................33

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF EACH SIGNING PARTNER
                                                                             33
         6.1      Authorization of Transaction...............................33
         6.2      Non-contravention..........................................34
         6.3      Broker's Fees..............................................34
         6.4      Ownership of Partnership Interest in Seller................34
         6.5      Representations and Warranties of Seller...................34
         6.6      ...........................................................34
         6.7      ...........................................................34
         6.8      ...........................................................34
         6.9      Disclosure.................................................34
         6.10     Informed Judgment..........................................35

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX..................35
         7.1      Organization of Buyer......................................35
         7.2      ...........................................................35
         7.3      Authorization of this Agreement, Etc.......................35
         7.4      Broker's or Finder's Fees..................................35

SECTION 8.  COVENANTS........................................................36
         8.1      Covenants of Seller........................................36
         8.2      Filings and Governmental Consents..........................39
         8.3      Confidentiality............................................40
         8.4      Access.....................................................41
         8.5      Casualty and Condemnation..................................42
         8.6      Employment Matters.........................................43
         8.7      ...........................................................43
         8.8      ...........................................................43
         8.9      Notification...............................................43
         8.10     Environmental Reports and Related Matters..................44
         8.11     Further Assurances.........................................45
         8.12     Releases...................................................45
         8.13     Consent and Voting Agreement...............................46
         8.14     Prepayment of Debt.........................................48
         8.15     Litigation Matters.........................................48


                                    - ii -



                                                                           PAGE

         8.16     Conseco, Inc...............................................49

SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER...............................49
         9.1      Representations, Warranties and Covenants of Seller and
                  the Signing Partners ......................................49
         9.2      Absence of Proceedings.....................................49
         9.3      Opinion of Counsel to Seller...............................49
         9.4      Consents or Approvals......................................51
         9.5      Title Insurance............................................51
         9.6      HSR Act....................................................51
         9.7      Closing of Other Agreements................................51
         9.8      Bill of Sale...............................................51
         9.9      Conveyance; Assignment and Assumption Agreement............51
         9.10     Environmental Matters......................................53
         9.11     ...........................................................53
         9.12     ...........................................................53
         9.13     Working Capital............................................53

SECTION 10. CONDITIONS TO OBLIGATIONS OF SELLER..............................53
         10.1     Representations, Warranties and Covenants of Buyer
                    and SFX..................................................54
         10.2     Absence of Proceedings.....................................54
         10.3     Opinion of Buyer's Counsel.................................54
         10.4     HSR Act....................................................55
         10.5     Control of SFX.............................................55
         10.6     ...........................................................55
         10.7     Repayment of Long-Term Debt................................55
         10.8     Assignment and Assumption Agreement........................55
         10.9     Closing of Other Acquisition Agreements....................55

SECTION 11.  TERMINATION.....................................................55
         11.1     Termination................................................55
         11.2     Effect of Termination......................................56

SECTION 12.  INDEMNIFICATION.................................................56
         12.1     Indemnification of Buyer and SFX; Appointment of
                    Representative...........................................56
         12.2     Indemnification of Seller and the Signing Partners.........57
         12.3     Claims for Indemnification.................................57
         12.4     Materiality or Knowledge...................................58
         12.5     Set-Off in Lieu of Separate Compensation...................58
         12.6     Method of Payment of Indemnification.......................59
         12.7     Limitations on Indemnification.............................59

SECTION 13.  MISCELLANEOUS...................................................59



                                   - iii -



                                                                           PAGE

         13.1     Expenses...................................................59
         13.2     Specific Performance.......................................59
         13.3     Survival...................................................60
         13.4     Notices....................................................60
         13.5     Assignment; Successors and Assigns.........................61
         13.6     Entire Agreement...........................................61
         13.7     Governing Law; Construction................................61
         13.8     Construction...............................................61
         13.9     Severability...............................................62
         13.10    Jurisdiction...............................................62
         13.11    Captions...................................................62
         13.12    Counterparts...............................................62
         13.13    Bulk Sales Laws............................................62
         13.14    Publicity..................................................62
         13.15    Waiver.....................................................63
         13.16    Third Party Beneficiaries..................................63


EXHIBITS

5.30              Form of Partners' Agreement
9.8               Form of General Bill of Sale
9.9               Form of Deed


SCHEDULES

2.1(c)            Vehicles
2.1(d)            Real Property
2.1(g)            Contracts
2.2               Excluded Assets
2.3               Assumed Obligations
3.1(f)            Long-Term Debt
3.5               Allocation of Purchase Price
5.1               Organization, Qualifications and Capitalization
5.2               Subsidiaries; General Partner
5.3               Seller's Consents
5.4               Title Reports (Permitted Liens)
5.6               Tangible Property
5.7               Legal Compliance; Governmental Authorizations
5.8               Intellectual Property Disputes
5.10              Accounts Receivable
5.11              Litigation

                                    - iv -



                                                                          PAGE
5.12(a)           Consents
5.12(b)           Bookings
5.13              Labor Matters
5.15              Adverse Changes
5.16              Liabilities
5.18(a)           Tax Extensions
5.18(c)           Tax Returns
5.19              Insurance
5.20              Employee Benefit Plans
5.21              Employees
5.22              Environmental Matters
5.23              Affiliate Transactions
7.3               Buyer's Consents
8.14              Loans to Signing Partners



                                     - v -



                       ASSET PURCHASE AND SALE AGREEMENT


                  Asset Purchase and Sale Agreement, dated as of June 23,
1997, by and among Deer Creek Partners, L.P., an Indiana limited partnership
("Seller"); Deer Creek Amphitheater Concerts, L.P., a Delaware limited partnership ("Buyer"); SFX Broadcasting, Inc. ("SFX"); Sand Creek Partners,
L.P., the general partner of Seller; Sand Creek, Inc., the general partner of Sand Creek Partners, L.P.; P. David Lucas; and Steven P. Sybesma (such four
Persons, collectively, the "Signing Partners").

                  WHEREAS, Buyer is a wholly-owned subsidiary of SFX;

                  WHEREAS, Seller desires to sell to Buyer substantially all of its assets, and Buyer desires to purchase such assets, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, as a condition to its purchase of such assets, Buyer requires Seller and the Signing Partners to make certain representations, warranties and covenants and to agree to indemnify Buyer in certain respects, all as more fully set forth herein; and

                  WHEREAS, contemporaneously herewith, SFX and certain subsidiaries thereof are entering into asset purchase and sale agreements (the
"Other Agreements") with the Other Sellers (as defined herein);

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                  SECTION 1.  DEFINITIONS.

                  As used in this Agreement, the following terms shall have the following meanings:

                  1.1      "Accounts Receivable" has the meaning set forth in
Section 5.10.

                  1.2 "Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first mentioned Person.

                  1.3      (reserved)

                  1.4      "Apportionment Date" means June 1, 1997.

                  1.5      (reserved)

                  1.6      "Assumed Obligations" has the meaning set forth in
Section 2.3.




                  1.7      "Balance Sheet" has the meaning set forth in
Section 5.14.

                  1.8 "business day" means any day on which banks in the State of New York are not authorized or required to close.

                  1.9 "Buyer" has the meaning set forth on the first page of this Agreement.

                  1.10     (reserved)

                  1.11     (reserved)

                  1.12     "Closing" has the meaning set forth in Section 4.

                  1.13     "Closing Date" has the meaning set forth in
Section 4.

                  1.14 "Closing Documents" means all agreements and documents to be executed or delivered in connection with the closing of the transactions contemplated by this Agreement, including, without limitation, the documents described in Section 9.9.

                  1.15 "COBRA" means the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

                  1.16 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.17 "Competing Transaction" means any of the following involving Seller: (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (b) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Seller, in a single transaction or series of transactions; (c) except as set forth on Schedule
5.1, any offer (whether in cash or in securities) for 25% or more of the outstanding partnership interests in Seller; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing.

                  1.18 "Contracts" has the meaning set forth in Section 2.1.

                  1.19 "Control" (including the terms "Controlled,"
"Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  1.20 "Damages" means any and all claims, demands, losses, costs, obligations, liabilities, Tax deficiencies, interest thereon and penalties and expenses, and includes, without limitation, reasonable attorney's fees and any Tax liability (including interest) resulting from any payment pursuant to Section 12; provided, however, that Damages, as used in
Section 12, shall be net of insurance proceeds received by the Indemnified
Party and any tax benefits derived by the Indemnified Party from the deduction or payment of any Damages to a third Person.


                                     - 2 -




                  1.21     "day" means a calendar day.

                  1.22     "Deed" has the meaning set forth in Section 9.9.

                  1.23     (reserved)

                  1.24     (reserved)

                  1.25 "Employee Benefit Plan" means any (a) bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay, termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement, practice or policy, or (b) plan, program, arrangement, practice or policy, which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, whether written or unwritten.

                  1.26 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  1.27 "Environmental, Health and Safety Liabilities" means any cost, damages, loss, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable
Environmental Law or Occupational Safety and Health Law (whether or not such
Cleanup has been required or requested by any Governmental Body or any other
Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.


                                     - 3 -




For purposes of the foregoing definition, the terms "removal," "remedial" and "response action" include the types of activities covered by the United States
Comprehensive Environmental Response, Compensation and Liability Act, 42
U.S.C. ss. 9601 et seq., as amended.

                  1.28 "Environmental Law" means any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the Threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  1.29 "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.30 "ERISA Affiliate" means each person (as defined in section 3(9) of ERISA) that, together with the Seller or any of its Subsidiaries (or any person whose liabilities the Seller or any of its Subsidiaries has assumed or is otherwise subject to, whether directly or indirectly, including as a result of indemnification) would be or has been treated as a single employer under section 4001(b) of ERISA or Section 414 of the Code.

                  1.31 "ESA" has the meaning set forth in Section 8.10.




                                     - 4 -




                  1.32 "Excluded Assets" has the meaning set forth in Section
2.2.

                  1.33 "Facilities" means any real property, leaseholds, or other interests owned or operated by Seller or its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by Seller.

                  1.34     (reserved)

                  1.35     "Gain" has the meaning set forth in Section 3.1.

                  1.36 "General Partner" shall mean Sand Creek Partners, L.P., an Indiana limited partnership.

                  1.37 "Governmental Authorization" means any approval, consent, license, variance, permit, conditional use permit waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  1.38 "Governmental Body" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature,
(ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

                  1.39 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous
Materials in, on, under, about, or from any current or former Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off any current or former Facilities, or that may affect the value of the Facilities or Seller.

                  1.40 "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum, petroleum by-products and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials polychlorinated biphenyls and lead paint.

                  1.41 "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.42 "including" means including without limitation.


                                     - 5 -




                  1.43 "Indemnified Party" means the party or parties claiming a right to indemnification pursuant to Section 12.

                  1.44 "Indemnifying Party" means the party or parties from whom indemnification is sought pursuant to Section 12.

                  1.45 "Intellectual Property" means trademarks, service marks, trade dress, logos, trade names, corporate names, assumed names, patents and copyrights together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

                  1.46 "Interim Balance Sheet" has the meaning set forth in
Section 5.14.

                  1.47 "Lease" or "Leases" has the meaning set forth in
Section 2.1.

                  1.48 "Leased Real Property" means all real property subject to the Leases.

                  1.49 "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, code, statute, or treaty.

                  1.50 "Lien" means any lien, claim, pledge, security interest, mortgage, charge, easement, right-of-way, encroachment, covenant and/or restriction restricting use or the manner of use, lease, right of use or other encumbrance or third party right of any kind, whether written or oral.

                  1.51     "Litigation" has the meaning set forth in Section
12.3.

                  1.52     (reserved)

                  1.53     (reserved)

                  1.54     (reserved)

                  1.55     (reserved)

                  1.56     (reserved)

                  1.57 "Occupational, Safety and Health Law" means any Legal
Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  1.58 "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with



                                     - 6 -




the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  1.59 "Other Agreements" has the meaning set forth on the first page of this Agreement.

                  1.60 "Other Sellers" means, collectively, Murat Centre L.P.,
Polaris Amphitheater Limited Partnership, Suntex, Inc., TourDesign, Inc. and
Sunshine Promotions, Inc.

                  1.61 "Owned Real Property" has the meaning set forth in
Section 2.1.

                  1.62 "Partner" has the meaning set forth in Section 2.3.

                  1.63 "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  1.64 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  1.65 "Purchased Assets" has the meaning set forth in Section
2.1.

                  1.66 "Real Property" means the Owned Real Property and the
Leased Real Property.

                  1.67 "Records" has the meaning set forth in Section 2.1.

                  1.68 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                  1.69 "Release Certificate" has the meaning set forth in
Section 3.1.

                  1.70 "Representative" is defined in Section 12.1.

                  1.71 "Scalpers" means any Persons engaged in the business or activity of selling tickets in excess of the face value thereof or in contravention of any applicable Legal Requirement as to the time, place or manner of sale.

                  1.72 "SEC" means the U.S. Securities and Exchange
Commission.


                                     - 7 -




                  1.73 "Securities Act" means the Securities Act of 1933, as amended.

                  1.74 "Seller" has the meaning set forth on the first page of this Agreement and, unless the context requires otherwise, also includes that entity's predecessors.

                  1.75 "Seller Plans" has the meaning set forth in Section
5.20.

                  1.76 "Seller's Counsel" means Lowe Gray Steele & Darko.

                  1.77 (reserved)

                  1.78 "SFX" has the meaning set forth on the first page of this Agreement.

                  1.79 "Signing Partner" has the meaning set forth on the first page of this Agreement.

                  1.80 "Structures" has the meaning set forth in Section 5.17.

                  1.81 "Subsidiary" means any entity in which Seller has an ownership interest.

                  1.82 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross income, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  1.83 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  1.84 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  1.85 "Threatened"--a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given
(orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                  1.86 "Working Capital" means the difference between the short-term assets that are transferred to Buyer pursuant to this Agreement and sold to other subsidiaries of SFX pursuant



                                     - 8 -




to the Other Agreements and the short-term liabilities that are assumed by Buyer pursuant to this Agreement or by other subsidiaries of SFX pursuant to the Other Agreements; for purposes of this Agreement, "short-term assets" and "short-term liabilities" shall have the meanings given to such terms under generally accepted accounting principles.

                  SECTION 2.  SALE OF ASSETS.

                  2.1 Purchased Assets. Upon and subject to the terms and conditions provided in this Agreement, Seller shall, at the Closing, convey, sell, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to all of its assets and properties (real, personal and intangible), including, but not limited to, the items specifically listed and described below and on the schedules attached hereto (but excluding Excluded
Assets) (collectively, the "Purchased Assets"):

                  (a) All merchandise, inventories, materials and supplies of Seller, including items in transit from vendors and also including guaranties and warranties running to the benefit of Seller with regard thereto;

                  (b) All cash on hand and at banks, other cash items of Seller at the close of business on the Closing Date, all receivables and other accrued payments or obligations which have inured or shall inure to the benefit of Seller;

                  (c) All machinery, equipment, office equipment, furniture, computers, leasehold improvements, fixtures, trade fixtures, supplies and other personal property owned by Seller and rights of Seller of every kind and description, tangible and intangible, and all warranties and guaranties thereto and rights of action of Seller therefor, including, without limitation, all automobiles, trucks, trailers, automotive equipment and other vehicles owned by Seller, all of which vehicles are described on Schedule
2.1(c);

                  (d) Fee title absolute to all real property in which Seller has an ownership interest, as listed or described on Schedule 2.1(d), together with (i) the buildings, improvements, fixtures, affixations and fittings located thereon, owned by Seller, (ii) all rights of ingress and egress and easements, rights-of-way and/or other appurtenances benefitting the land upon which such improvements are erected, (iii) any unpaid proceeds for any damage to such real property by reason of fire or other casualty or condemnation, or any proceeds paid to Seller and not used or applied by Seller to the restoration of such real property, and (iv) development rights with respect to the land upon which such improvements are erected (collectively, the "Owned
Real Property");

                  (e) All of the right, title and interest of Seller or its affiliates in and to all Intellectual Property of Seller, including, without limitation, any Web page or HTML site, and any and all variations or derivations thereof and in and to all logos, insignias and advertising materials bearing the names "Deer" or "Creek," to the name of Seller and all brand names and trademarks and all technology and technical information related to, necessary for or used in connection with the operation of Seller's business, and all secrecy agreements of Seller or its affiliates with others, including employees, relating to disclosure, assignment or patenting of any of the foregoing;


                                     - 9 -




                  (f) All of the right, title and interest of Seller in, to and under all leases, subleases, licenses and/or other occupancy agreements affecting the real property described in Schedule 2.1(d) (individually a "Lease" and collectively, the "Leases"), the estates created thereunder and all improvements, fixtures, affixations and fittings located on the premises covered thereby owned by Seller;

                  (g) All of the right, title and interest of Seller in and to all agreements, contracts and contract rights, purchase and sales contracts and orders, license agreements, franchises, booking agreements, trade and barter agreements and all other agreements and contracts relating to or necessary for the operation of Seller's business ("Contracts"), including, without limitation, those listed or described on Schedule 2.1(g) and to all Governmental Authorizations listed or described on Schedule 5.7;

                  (h) All claims, deposits, credits and prepaid items, refunds, causes of action, choses in actions, pending litigation, judgments, settlements, rights of recovery, rights of set-off, rights of recoupment and demands on others of every kind and nature relating to the Purchased Assets or related to or arising from the operation of Seller's business, whether now existing or hereafter arising;

                  (i) All original files and records of Seller (including all financial records and computer runs and programs related thereto) pertaining to the Purchased Assets and all other books, records, files, documents, correspondence, reports and lists of suppliers and customers including, but not limited to, general ledger, all sales and credit records, accountants' working papers, advertising and sales material, literature and personnel and payroll records of Seller (provided, however, that Tax Returns may be copies)
(the "Records"), to which Seller shall have access pursuant to Section 8.4(a);

                  (j) The Seller as a going concern and the goodwill thereof;
and

                  (k) All other assets, properties, rights and the entire business, of every kind and nature, owned or held by Seller or in which Seller has an interest (except for the Excluded Assets), known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, including, without limitation, all Governmental Authorizations, securities, automobiles, trucks and trailers.

                  2.2 Excluded Assets. All assets of the Seller Plans and any other Employee Benefit Plans, seals, minute books, rights to receive Tax refunds to the extent such refunds relate to any period prior to June 1, 1997, and other documents relating to the rights of Seller under this Agreement and any assets described in Schedule 2.2 (collectively, the "Excluded Assets") are excluded from the Purchased Assets to be sold by Seller to Buyer.

                  2.3      Liabilities.

                  (a) At the Closing, Buyer shall assume all liabilities and obligations of Seller under Contracts and Leases and all other liabilities and obligations of Seller, other than those set


                                    - 10 -




forth in Section 2.3(b), that are set forth on Schedule 2.3 (the "Assumed
Obligations"). Buyer shall not assume or have any liabilities with respect to any other obligation or liability of Seller that is not included in the Assumed Obligations.

                  (b) Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, or in any way be liable or responsible for:

                  (i) (A) any liabilities or obligations of Seller, or any consolidated group of which Seller is a member, or of any general or limited partners (the "Partners") for any Taxes, accrued for, applicable to or arising from any period on or prior to May 31, 1997, or in connection with the consummation of the transactions contemplated herein, and (B) any liability of the Seller for the unpaid Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                  (ii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of any of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

                  (iii) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein;

                  (iv) any intercompany payables or any liabilities or obligations of Seller owing to any Affiliate of Seller or to any Other Seller or any Affiliate thereof, all of which shall be released on or prior to the Closing Date;

                  (v) any liability or obligation of the Seller under this Agreement;

                  (vi) any Environmental, Health and Safety Liability arising solely from occurrences or conditions on or prior to the Closing
         Date, or, for any such liability arising from occurrences or conditions both before and after the Closing, the portion of any such liability caused by occurrences prior to the Closing Date;

                  (vii) any liability or obligation relating to the Seller
         Plans or any other Employee Benefit Plans, including but not limited to any liability or obligation with respect to COBRA or any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA); and

                  (viii) any liability or obligation not expressly set forth in the Balance Sheet, except those which may arise with respect to the period after the Closing Date under the Contracts and Leases and as set forth in Schedule 2.3.



                                    - 11 -





                  SECTION 3.  PURCHASE.

                  3.1 Purchase Price. In consideration of the aforesaid sale, conveyance, transfer, assignment and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, including, without limitation, Section 12.5, Buyer will pay to Seller, and SFX hereby guarantees the payment of:

                  (a) subject to adjustment pursuant to Sections 3.1(f) and 8.10, on the Closing Date, $13,592,681 in the form of a wire transfer to the bank account designated by Seller no later than three business days prior to the Closing Date;

                  (b)      (reserved)

                  (c)      (reserved)

                  (d)      (reserved)

                  (e) no later than the fifth business day prior to April 15 in the year following the year in which the Closing occurs, in the form of a wire transfer to the bank account designated by Seller no later than eight business days prior to such April 15th date, an amount of money equal to X in the following equation:


X        =        TROI (Y) - TRCG(Y)
            -------------------------------
                       1 - TRCG1

         X        =        payment to be made by Buyer.

         Y        =        the amount of gain that would have been treated as
                           ordinary income or net short-term capital gain for
                           federal income tax purposes if the partners of
                           Seller had sold their partnership interest in
                           Seller for an aggregate amount equal to the
                           purchase price hereunder (without considering
                           amounts payable pursuant to this Section 3.1(e))
                           ("Gain"). Such amount shall be calculated in
                           accordance with the provisions of Section 3.2. In
                           no event shall the amount of Gain exceed the
                           difference between the total purchase price
                           allocated under Section 3.5 to assets, the sale of
                           which may give rise to ordinary income or loss or
                           net short-term capital gain or loss and the basis
                           of such assets.

         TROI     =        maximum federal tax rate applicable to
                           individuals for ordinary income for transactions
                           occurring on the Closing Date.

         TRCG     =        maximum federal tax rate applicable to
                           individuals for long-term capital gains for
                           transactions occurring on the Closing Date.


                                    - 12 -




         TRCG1    =        maximum federal tax rate applicable to
                           individuals for long-term capital gains in
                           the year of the payment pursuant to this
                           Section 3.1(e).

Notwithstanding the foregoing, no payment pursuant to this Section 3.1(e) shall be required to the extent that (i) the difference between (A) the aggregate amounts payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements and (B) the aggregate amounts that would be payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements if, in each case, the definitions of TROI and TRCG replaced "for transactions occurring on the Closing Date" with "as of the date hereof, without regard to any increases or reductions enacted subsequent to the date hereof," exceeds
(ii) $50,000;

                  (f) on the Closing Date, the repayment by Buyer of the long-term debt of Seller described on Schedule 3.1(f) or, at Buyer's option, the delivery to Seller of a certificate (the "Release Certificate") from the holder of such debt stating that Seller and any Signing Partners are released from all of their obligations with respect to payment of such debt.
Notwithstanding the foregoing, if and to the extent a prepayment penalty, premium, late fee and/or participation (i.e., "kicker") is due and payable, the purchase price to be paid pursuant to Section 3.1(a) shall be reduced by the amount of such payment; and

                  (g) no later than the fifth business day prior to April 15 of the year following the year in which the Closing occurs, if such amount is specified in writing by the Seller, an additional amount of purchase price, allocable to goodwill, and equal to the sum of all Taxes assessed against and paid by Seller for the time period from June 1, 1997, through the Closing
Date.

                  3.2 Calculation of Gain. The amount of Gain shall be calculated by Seller or its designee no later than December 15 of the year in which the Closing occurs and shall be reviewed and verified by Buyer or its designee, which shall be allowed full access to Seller's books and records for such purposes. In the event of a dispute as to the amount of Gain, Seller and Buyer shall use reasonable efforts to resolve such dispute and, if the dispute cannot be resolved after such reasonable efforts, the amount of Gain treated as ordinary income for federal income tax purposes shall be determined by an independent arbitrator as follows: the dispute shall be submitted to an independent arbitrator designated by the American Arbitration Association under the expedited procedures then in effect for the resolution of commercial disputes. Such arbitrator shall be a certified public accountant designated by the American Arbitration Association. Buyer and Seller shall share equally the costs and expenses of such arbitrator, but each party shall bear its own legal and other expenses, if any. No later than ten days after a final resolution of the amount of Gain, any unpaid amount due pursuant to Section 3.1(e) shall be paid by Buyer or SFX.

                  3.3      (reserved)

                  3.4      Working Capital.

                  (a)      (reserved)

                  (b)      (reserved)


                                    - 13 -




                  (c)      (reserved)

                  (d)      (reserved)

                  (e) Seller represents and warrants to Buyer and SFX, and covenants to Buyer and SFX, that the deficit in Working Capital will be no greater than $4,500,000 on the Apportionment Date. If the deficit in Working
Capital is greater than $4,500,000 on such date, Buyer's sole remedy shall be as provided in the Other Agreement with respect to the sale of assets of Sunshine Promotions, Inc. At least five business days prior to the estimated
Closing Date, Seller shall furnish to Buyer a proposed schedule setting forth all short-term assets as of the Apportionment Date that are to be transferred to Buyer pursuant to this Agreement and all short-term liabilities as of the Apportionment Date that are to be assumed by Buyer pursuant to this Agreement.
Thereafter, Seller and Buyer shall negotiate in good faith in order to resolve any disputed amounts contained therein.

                  3.5 Allocation of Purchase Price. Schedule 3.5, as it may be amended by the parties subsequent to the date hereof, sets forth the parties' allocation of the purchase price, which Seller agrees to adhere to for all purposes, including financial accounting and for the payment of all federal and state Tax returns filed subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased
Assets hereunder, and the determination by Buyer of its Tax basis with respect to the Purchased Assets. Seller and Signing Stockholders agree that they will execute and deliver such documents as Buyer shall request at any time or from time to time which relate to or confirm the determination of the allocation of the purchase price. Any additional purchase price not explicitly allocated pursuant to Schedule 3.5 shall be allocated to the purchase of Seller's goodwill. Buyer agrees to pay to Seller and the Selling Stockholders, as an additional purchase price, an amount equal to any additional federal income taxes assessed against such parties because of the re-allocation by the Internal Revenue Service of any of the purchase price hereunder to ordinary income assets of Seller, except to the extent that such re-allocation is due to any inaccuracies in Seller's financial statements or to the extent that such assessment gives effect to any change in the applicable tax rates between the date hereof and the date of such assessment.

                  SECTION 4.  CLOSING.

                  Except as otherwise set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer in New York, New York, commencing at 10:00 a.m.
local time on the later of (a) June 23, 1997, or (b) the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the
"Closing Date").


                                    - 14 -




                  SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER.

                  To induce Buyer to enter into this Agreement, and to consummate the transactions contemplated, Seller represents and warrants to Buyer as follows:

                  5.1.     Organization; Capitalization.

                  (a) Schedule 5.1 contains a complete and accurate list of the name of Seller, its jurisdiction of organization and other jurisdictions in which it is authorized to do business. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own and lease its properties and carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of properties makes such qualification necessary.

                  (b) As of the date of this Agreement, the general and limited partnership interests of Seller are as set forth on Schedule 5.1.
Except as set forth on Schedule 5.1, there is outstanding no security, option to purchase, right, call, subscription, agreement, commitment, right of first refusal or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any general or limited partnership interest of Seller or any security convertible into, or other right to acquire, any general or limited partnership interest of Seller; (ii) obligates Seller to grant, offer to grant or enter into any of the foregoing; or (iii) relates to the voting or control of such partnership interests, securities or rights. Schedule 5.1 sets forth the name and address of each holder of a general and limited partnership interest of Seller and the equity interest in Seller represented thereby.

                  5.2      Subsidiaries; General Partner.

                  (a) Seller does not own or have any right to acquire, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization.
Seller has never had any Subsidiaries.

                  (b) The General Partner: (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has full power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted in the manner of and in the places in which such business is now being conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

                  5.3 Authorization of Agreements, No Conflict, Etc. Seller has the full legal right, power and authority to execute and deliver this Agreement and the Closing Documents and to fully perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly

                                    - 15 -




authorized by all necessary partnership action on the part of Seller. This
Agreement has been duly executed and delivered by Seller and constitutes, and upon the execution and delivery of the Closing Documents, each of the Closing
Documents will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the Closing
Documents will not, with or without the giving of notice and/or the passage of time, (a) violate any provisions of law applicable to Seller or conflict with, result in the breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any articles of limited partnership, partnership agreement, indenture, mortgage or deed of trust or conflict with, result in a breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any lease or other agreement or instrument, to which Seller is a party or by which Seller or any of its assets or properties is or may be bound, (b) conflict with or result in a breach of any statute or law or judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Seller is subject or by which any of the Purchased Assets is bound, or (c) cause Buyer to become subject to, or to become liable for the payment of, any Tax imposed upon Seller. Seller has not received notice (except for notices of matters corrected or disposed of to the notifying Person's satisfaction) that it is in violation of any statute, law, judgment, decree, order, regulation or rule relating to or affecting the operation, conduct or ownership of the properties or business of Seller. Except as set forth in Schedule 5.3, Seller is not, nor will it be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

                  5.4 Title to Properties. Seller has delivered to Buyer copies of all title insurance policies, opinions, abstracts, plans, subdivision maps, approved site plans and surveys relating to the Real
Property and the Seller's interest therein, to the extent in Seller's possession. Seller owns and has good and marketable title to all Purchased
Assets (whether real, personal, or mixed and whether tangible or intangible) free and clear of all Liens, except as set forth on Schedule 5.4 or on the marked title commitment for the Owned Real Property obtained by Buyer from Chicago Title Insurance Company, dated June ___, 1997, bearing commitment number 255-42CO. The Owned Real Property is not subject to any easements, covenants and/or restrictions, rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, except as set forth on Schedule 5.4. Upon transfer of the Purchased Assets to Buyer pursuant to this Agreement, good and marketable title to the Purchased Assets will pass to Buyer, free and clear of any Liens, except as set forth on
Schedule 5.4.

                  5.5 Leases. Seller has delivered to Buyer a complete and true copy of each Lease to which Seller is a party or by which Seller is bound, all of which are listed in Schedule 2.1(d). All Leases are in full force and effect, valid and binding in accordance with their respective terms and, to the best of Seller's knowledge, there are no existing defaults or events that, with notice or lapse of time or both, would constitute a default under any Lease. To the best of Seller's knowledge, no party to any Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance agreements in effect as to any premises affected by any Lease.
Seller has not assigned, transferred, conveyed, mortgaged, pledged, deeded in trust or encumbered any interest of Seller in



                                    - 16 -




any of the Leases or the estates covered therein. The execution of this Agreement and the sale of the Purchased Assets to Buyer will not constitute a default or breach of any Lease, except as specifically indicated in Schedule
2.1(d) as requiring the consent to the assignment of such Lease. Seller does not have any obligations as tenant, lessee, subtenant, sublessee or licensee under any Lease which have accrued and which have not been fully performed, nor has it received notice of any claimed default with respect to any such Lease.

                  5.6 Condition of Property. Schedule 5.6 sets forth a correct and complete list of all items of machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller with a value of $5,000 or more. To the best of Seller's knowledge (including, without limitation, matters of which Seller may not have actual knowledge but of which Seller reasonably should have known), all machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller are in a good state of repair and good working order, reasonable wear and tear excepted, and are in conformity with all applicable
Legal Requirements. The operation and maintenance of said assets by Seller complies with all applicable Legal Requirements.

                  5.7      Compliance with Laws, Etc.

                  (a) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

                  (b) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (c) Except as set forth on Schedule 5.7, to the best of Seller's knowledge, Seller has not received any notice or other communication
(whether oral or written) from any Governmental Body or other Person regarding any actual, alleged, possible or potential (A) violation of, or failure to comply with, any Legal Requirement, or (B) obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (d) Schedule 5.7 contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller.
Each Governmental Authorization listed or required to be listed in Schedule
5.7 is valid and in full force and effect. Except as set forth in Schedule
5.7:

                  (i) to the best of Seller's knowledge, Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.7;


                                    - 17 -




                  (ii) to the best of Seller's knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in
         Schedule 5.7, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.7;

                  (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental
         Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.7 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate
         Governmental Bodies.

                  (e) To the best of Seller's knowledge, the Governmental
Authorizations listed in Schedule 5.7 collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

                  (f) No consent of any Person is necessary for the assignment of any Governmental Authorizations to Buyer, except as indicated on Schedule
5.7.

                  (g) To the best of Seller's knowledge, all concessionaires of Seller have received all Governmental Authorizations required to operate their concessions, including, without limitation, health permits and liquor licenses.

                  5.8      Intellectual Property.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Seller as presently conducted. Each item of Intellectual Property owned or used by Seller is owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing
Date. Seller has taken all necessary and commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.


                                    - 18 -




                  (b) Except as set forth on Schedule 5.8, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller, the Signing Partners and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). Except as set forth on Schedule 5.8, to the best of the knowledge of Seller and the Signing Partners, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

                  5.9 Books and Records. The books of account and other records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities
Exchange Act of 1934, as amended (regardless of whether or not the Seller is subject to that Section), including the maintenance of an adequate system of internal controls. The books and records of Seller accurately reflect the bases for the financial condition and results of operations of Seller set forth in the financial statements referred to in Section 5.14.

                  5.10 Receivables. All accounts receivable of the Seller that are reflected on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Seller as of the Closing Date (collectively, the "Accounts Receivable") represent and will represent valid obligations arising in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable will be, as of the Closing Date, current and collectible, net of the respective reserves shown on the accounting records of the Seller as of the Closing Date (which reserves will be adequate and calculated consistent with past practice and will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. To the best of Seller's knowledge, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 5.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts
Receivable.

                  5.11 Litigation. Except as set forth in Schedule 5.11, there are no civil or criminal claims, actions, suits, proceedings or, to the best of Seller's knowledge, investigations pending or, to the best of Seller's knowledge, Threatened to be brought before any Governmental Body involving
Seller or any claims specifically relating to the properties or business of Seller or to the transactions contemplated by this Agreement. There is no order, decree or judgment of any kind in existence enjoining or restraining
Seller or any officer or employee of Seller or requiring any of them to take any action of any kind with respect to the operations or business of Seller.
All items listed on Schedule 5.11 (other than those proceedings set forth in Section 8.15) have been properly submitted to Seller's insurance carrier as insured claims and have not been rejected by such carrier.

                                    - 19 -




                  5.12     Contracts; Bookings.

                  (a) Seller is not a party to or bound by any contracts, agreements or understandings (whether written or oral) other than the Contracts and the Leases. A true and complete list or description of all Contracts is contained on Schedule 2.1(g) (except that any Contract that has a value of less than $25,000 for the remaining term of such Contract need not be set forth on Schedule 2.1(g) unless such Contract is a booking, ticket distribution, performance or artist agreement). For Contracts required to be listed on Schedule 2.1(g) other than performance, artist or one-time venue contracts, Seller has delivered to Buyer a correct and complete copy of each written Contract and a correct and complete written summary of the terms and conditions of each oral Contract. No term or provision of any Contract has been waived, amended, repudiated or assigned. Seller has not received notice of any cancellation or Threatened cancellation of, or default, acceleration or outstanding dispute under, any Contract. No party is in breach or default of the terms of any Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any Contract. Each Contract has been duly executed, constitutes the valid and enforceable obligations of the Seller and, to the best of Seller's knowledge, the other parties thereto.
Except as set forth on Schedule 5.12(a), each Contract will continue to be so valid and enforceable following the consummation of the transactions contemplated by this Agreement.

                  (b) As of the date hereof, Schedule 5.12 (b) sets forth a true and complete list of all bookings by or for the account of the Seller, along with the dates thereof, the venues therefor and the performers.

                  (c)   (reserved)

                  5.13 Labor Matters. Except as set forth in Schedule 5.13,
Seller is not a party to or bound by any collective bargaining agreement and there are no formal complaints, charges, cases or controversies or any conciliation agreement, consent or decree pending or, to the best of the knowledge of Seller or the Signing Partners, Threatened between Seller and any of its employees (whether full-time, part-time, occasional or otherwise) acting individually or in concert and/or any Governmental Body; and, to the best of the knowledge of Seller or the Signing Partners, no organization is presently attempting to gain, petitioning for or asserting representational status with respect to any group or groups of employees (whether full-time, part-time, occasional or otherwise) of Seller, and Seller is in compliance with federal and state laws respecting employment practices, terms and conditions of employment, child labor, wages and hours, and is not presently engaged in any unfair labor practice. There is no labor strike or other labor dispute and there is no complaint, proceeding or other action instituted under the Equal Opportunity Act pending or, to the best of the knowledge of Seller, Threatened against Seller or the Signing Partners. Seller has complied in all respects with all state and federal laws relating to employment, equal employment opportunity, nondiscrimination, immigration, child labor, wages, hours, benefits, collective bargaining, the withholding or payment of social security and similar Taxes, occupational safety and health and plant closing.
Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws.

                                    - 20 -




                  5.14 Financial Statements. Seller has delivered to Buyer true, complete and correct copies of (a) its audited balance sheet of Seller as at December 31, 1996 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in equity and cash flow for the fiscal year then ended, together with the audit report thereon of Arthur
Andersen & Co., independent certified public accountants, and (b) an unaudited consolidated balance sheet of Seller as at March 31, 1997 (the "Interim
Balance Sheet") and the related consolidated statements of income and changes in equity for the three months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in equity and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles, consistently applied, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). No financial statements of any Person other than Seller are required by generally accepted accounting principles to be included in the financial statements of Seller.

                  5.15 Absence of Certain Changes or Events. Except as set forth in Schedule 5.15, since March 31, 1997, Seller has not suffered any adverse change or loss or termination of, or breach or default of any Contract, and there has been no adverse change Threatened or anticipated in the results of operations or business or assets of Seller or in any of its properties, and Seller knows of no event, in each case, which has had, or which might be expected to have, a material adverse effect on the results of operations, businesses or properties of Seller. Since March 31, 1997, Seller has conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule
5.15, there has not, since March 31, 1997, been any:

                  (a) change in Seller's authorized or granted partnership interests; grant of any option or right to purchase any partnership interest in Seller; issuance of any security convertible into any such interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any such interest; or declaration or payment of any dividend or other distribution or payment in respect of such interest;

                  (b) amendment to the articles of limited partnership or partnership agreement of Seller;

                  (c) entry by Seller into any employment, severance or similar contract with any director, officer or (except in the Ordinary Course of Business) employee or payment by Seller to or increase by Seller of any bonuses, salaries, or other compensation with respect to any partner, director, officer or (except in the Ordinary Course of Business) employee of Seller ;

                  (d) except as required by Section 8.6, adoption of, increase in the contributions or other payments to or benefits under (including, without limitation, accelerated payment or vesting of benefits), making of any new grants or awards under, or the establishment, amendment or termination of, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, Seller Plan or other Employee Benefit Plan;



                                    - 21 -




                  (e) damage, destruction or loss (not covered by insurance) with respect to any assets of Seller involving cost or loss (not covered by insurance) in excess of $25,000 in the aggregate;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least
$25,000;

                  (g) sale (other than sales of inventory in the Ordinary
Course of Business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of the Intellectual Property of Seller;

                  (h) cancellation, waiver or compromise of any claims or rights with a value to Seller in excess of $25,000;

                  (i) change by Seller in its accounting methods, principles or practices; or

                  (j) agreement, whether oral or written, by Seller to do any of the foregoing.

                  5.16 Undisclosed Liabilities. Except as set forth in
Schedule 5.16, Seller has no indebtedness, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that would be required to be reflected on Seller's balance sheet or the footnotes thereto in accordance with generally accepted accounting principles including those owed to any Partner or any Affiliate of any Partner except indebtedness, liabilities and obligations: (a) reflected or reserved against on the Balance
Sheet or the Interim Balance Sheet; or (b) incurred since the date of the Balance Sheet or the Interim Balance Sheet in the Ordinary Course of Business.

                  5.17     Real Property.

                  (a) Schedule 2.1(d) contains a complete and accurate list and brief description of all Owned Real Property and all Leased Real Property and the improvements (including buildings and other structures) located on such Owned Real Property or Leased Real Property (including a brief description of the use to which such property is being employed and, in the case of any such property which is leased, the termination date or notice requirement with respect to termination, annual rental, additional rent and renewal or purchase options and rights of first refusal). Schedule 2.1(d) lists all title insurance policies with respect to the Real Property owned by Seller and all guarantees of such Leases, given by Seller or any other Person.
Complete and correct copies of all such Leases, title insurance policies and guarantees have been delivered by Seller to Buyer as of the date hereof;

                  (b) Except as provided in Schedule 2.1(d), Seller has not received any notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property;


                                    - 22 -




                  (c) The tenancies described on Schedule 2.1(d) constitute all of the written and oral agreements which grant rights of use or possession with respect to the Real Property; except as otherwise noted on Schedule
2.1(d), (i) the Leases described on Schedule 2.1(d) are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenants, licensees or occupants thereunder are in actual possession,
(ii) no landlord or sub-landlord has asserted any claim which would in any way affect the relevant tenant's (or subtenant's) right of use, possession or occupancy, (iii) there are no pending summary proceedings or other legal actions for eviction of any such tenant (or subtenant), (iv) no notice of default or breach on the part of the tenant (or subtenant) under any of the Leases has been received by Seller from the landlord or sublandlords thereunder, (v) all decorating, repairs, alterations and other work required to be performed by the tenant (or subtenant) under each of the Leases has been performed, and (vi) no consent is necessary from any of the landlords or sub-landlords with regard to the consummation of the transactions contemplated by this Agreement. No landlord or sub-landlord under any of the Leases has any right or option to terminate the Lease for any reason other than a default thereunder by the applicable tenant (or subtenant) of the Real Property and no landlord or sub-landlord has a "put" option with regard to any such Real
Property. The copies of the Leases delivered to SFX constitute the sole agreements binding upon Seller with respect to the Real Property. The rents set forth in Schedule 2.1(d) are the actual rents, income and charges presently being paid by Seller under the Leases. No security deposits have been paid by any tenants (or subtenants) of the Real Property, except as set forth on Schedule 2.1(d);

                  (d) Those management agreements and operating agreements listed on Schedule 2.1(d) constitute all of the written and oral agreements for the provision of management and/or operating services to the Real Property typically performed by real estate management companies (as opposed to agreements pertaining to the operation of Seller's business located on the Real Property, such as booking or promotion agreements) and all such agreements are terminable upon 30 days notice by the party to whom services are being provided thereunder;

                  (e) Except as set forth on Schedule 2.1(d), all Real
Property constitutes separate tax lots which are not owned in common with any other party, and ad valorem real estate taxes have been assessed against each such lot as a separate tax lot without regard to property owned by any other party;

                  (f)      (reserved)

                  (g) The existing parking areas and the existing number of parking spaces located at the Real Property, as set forth on Schedule 2.1(d), comply, to the best of Seller's knowledge, with all applicable laws, rules, regulations, codes and ordinances and approved site plans and, except as set forth on Schedule 2.1(d), all such parking areas are located within the boundaries of the Real Property and there exist no concessions or reciprocal easement agreements relating to parking areas located outside the Real
Property which are necessary to afford Seller with sufficient parking to comply with Legal Requirements; and all such parking areas not located within the boundaries of the Real Property are subject to definitive written agreements between Seller and the owner of such parking areas, true, correct and complete copies of which have been delivered to Buyer;


                                    - 23 -




                  (h) Except as set forth on Schedule 2.1(d), there are no commissions or other compensation now or hereafter payable to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any of the leases to which Seller is a party or any extension thereof. With respect to any and all such brokerage commissions, Seller covenants and agrees to pay any such brokerage commissions or compensation at or prior to the Closing Date;

                  (i) All certificates, permits and licenses from any Governmental Body having jurisdiction over the Real Property which are necessary to permit the lawful use and operation of the buildings and improvements on or constituting the Real Property as they presently exist have been obtained, and are now, and will continue to be at all times before the Closing Date, in full force and effect, and, to the best of the knowledge of Seller, there is no pending threat of modification, cancellation, termination or expiration of any such certificate, permit, approval or license; no buildings or improvements located on or constituting the Real Property depend on any dedication, variance, subdivision, special exception or other special governmental approval for their continuing legality under all current applicable governmental laws, regulations and ordinances;

                  (j) All utilities required for the operation of the Real
Property either enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements; all of said public utilities are installed and operating; and all installation and connection charges have been or will be paid in full prior to the Closing Date;

                  (k) Seller has received no notices of default from any third party who shall be benefited by any covenant, restriction, condition or agreement contained in any instrument affecting the Real Property, and, to the best of Seller's knowledge, there is no violation of any such covenant, restriction, condition or agreement;

                  (l) Except as set forth on Schedule 2.1(d), no existing improvements on the land constituting any part of the Real Property violate any building setback lines shown on a plot of subdivision recorded or filed in the public records;

                  (m) There are no charges, complaints, actions, proceedings or investigations pending or, to the best of the knowledge of Seller, Threatened against or involving the Real Property or Seller as owner of the Real Property; the Real Property complies with all applicable Legal
Requirements, including, to the best of the Seller's knowledge, the Americans with Disabilities Act;

                  (n) Seller has not received any notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other repairs or alterations to the Real Property;

                  (o) To the best of Seller's knowledge, (i) the improvements constituting a part of the Real Property are structurally sound (including, without limitation, structural walls, foundation and roof), and the building systems servicing the same (i.e., heating, ventilation, air conditioning,



                                    - 24 -




electrical, plumbing, fire detection and sprinklering) are in good working order, and (ii) all parking areas drain efficiently and in compliance with applicable Legal Requirements;

                  (p) There are no mechanics', materialmen's or similar liens against the Real Property or any portion thereof, except for work performed with the prior written consent of SFX;

                  (q) No current zoning, building or similar law, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on or constituting the Real Property (the "Structures") or by the continued maintenance, operation or use of the parking areas as long as said maintenance, operation or use does not materially change from the current maintenance, operation or use. Seller does not have any knowledge of any pending, Threatened or contemplated changes to any zoning, building or similar law, ordinance, order or regulation which may affect the maintenance, operation or use of the Real Property; and all of the Real Property is used in compliance with applicable zoning classifications;

                  (r) There are no violations of any federal, state or municipal laws, ordinances with regard to any portion of the Real Property and no written notice of any such violation has been issued by any Governmental
Body; and no heating equipment, garbage disposal, compactor, incinerator or other burning equipment at the Real Property violates any applicable federal, state or municipal law, ordinance, order, regulation or requirement;

                  (s) No assessments or impact fees for public improvements have been made or charged or, to the best of the knowledge of Seller, are proposed against the Real Property, including, but not limited to, those for street widenings, intersection restructurings, construction of traffic signals, sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs;

                  (t) Seller is not a foreign person within the meaning of
Section 1445 of the Code. At the Closing, Seller shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section
1.1445-2(b)(2);

                  (u) Except as set forth on Schedule 2.1(d) and except for ad valorem real estate taxes not yet due and payable, Seller has no knowledge of any assessment (for real estate taxes, sewer, water, or other municipal improvements, or not-for-profit associations) payable in annual installments, or any part thereof, which has or may become a Lien on the Real Property or any part thereof, nor of any pending special assessments affecting the Real
Property, or any part thereof;

                  (v) Except as set forth on Schedule 5.4, no covenants or restrictions, easements or other agreements, if any, to which Buyer will take title of the Real Property provide for (i) forfeiture or reverter, or (ii) the payment of liquidated damages in the event of violation thereof, nor do they impose any restriction on alteration or demolition of any of the improvements on the Real Property; nor do same provide for a private charge or assessment or an option to purchase, right of first refusal or the prior approval of any Person having an interest therein;

                  (w) Except as set forth on Schedule 2.1(d), all of the Real
Property abuts upon a physically open street which has been completed, dedicated and accepted by the Governmental Body


                                    - 25 -




having jurisdiction over such street for use as an open public street and the Seller has legal, unobstructed and vehicular and pedestrian access thereto;
and

                  (x) None of the Real Properties is delineated as or, to the best of Seller's knowledge, constitutes (i) "wetlands" as defined under any Legal Requirement or (ii) a buffer area relating thereto.

                  5.18     Taxes.

                  (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All
Taxes owed by Seller have been paid. Except as set forth on Schedule 5.18(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim (except for claims disposed of to such claimant's satisfaction or by a court of competent jurisdiction) has ever been made by a Governmental Body in a jurisdiction where Seller does not file Tax
Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to, or received from or payable by, any employee, independent contractor, creditor, partner, customer or other third party.

                  (c) Neither Seller, any Signing Partner nor any director or officer (or employee responsible for Tax matters) of Seller expects any Governmental Body to assess any additional Taxes with respect to Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of Seller, the Signing
Partners and the directors and officers (and employees responsible for Tax matters) of Seller or the Signing Partners have knowledge based upon personal contact with any agent of such Governmental Body. Schedule 5.18(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since
January 1, 1996.

                  (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Since December 31, 1996, Seller has not paid any dividends or made any distributions on any partnership interest in Seller, except for such dividends and distributions that, in the aggregate, do not exceed the Seller's taxable income for 1996 for federal income tax purposes.

                  (f) Seller has not incurred any passive losses applicable to the 1996 tax year.


                                    - 26 -




                  5.19 Insurance. Schedule 5.19 sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

                  (c) the type of coverage, the basis of coverage (i.e., "occurrence" or "claims made"), the policy number and the period of coverage.

With respect to each such insurance policy, Seller has not received notice of any default or termination (including with respect to the payment of premiums or the giving of notices) under the policy, nor has any suspension thereof been Threatened, and no party to the policy has repudiated any provision thereof. Seller has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  5.20     Employee Benefits.

                  (a) Except as set forth on Schedule 5.20, with respect to all employees and former employees of Seller and their dependents and beneficiaries, neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any Employee Benefit
Plan. The Employee Benefit Plans set forth on Schedule 5.20 are referred to herein as the "Seller Plans." Except with respect to the Seller Plans, the Seller does not have nor may have any liability under any Employee Benefit
Plan which an ERISA Affiliate presently maintains, contributes to or has or may have liability under.

                  (b) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by COBRA or state continuation coverage laws. Neither Seller nor any of its ERISA
Affiliates maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

                  (c) Favorable determination letters have been received from the Internal Revenue Service with respect to each Seller Plan which is intended to comply with the provisions of Section 401(a) of the Code evidencing compliance with the relevant provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Acts of 1984 and 1986, and the Retirement Equity Act of 1984 and other applicable laws and regulations for which amendment is required by the Closing Date and each such Seller Plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. No event has

                                    - 27 -




occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any Seller Plan.

                  (d) With respect to each Seller Plan which is subject to Title 1 of ERISA, neither Seller nor any of its ERISA Affiliates has failed to comply with any of the applicable reporting, disclosure or other requirements of ERISA and the Code, and there has been no "prohibited transaction" (as described in Section 4975 of the Code or Section 406 of ERISA).

                  (e) Neither Seller nor any of its ERISA Affiliates, nor any of their respective directors, officers, employees or any other "fiduciary"
(as defined in Section 3(21) of ERISA), has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Seller Plans.

                  (f) With respect to any Seller Plan which is subject to
Section 412 of the Code or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or
Section 412 of the Code (whether or not waived). With respect to the Seller
Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then-current plan year to the Closing Date) shall be made prior to the Closing
Date in accordance with past practice and, with respect to each Seller Plan subject to Title IV of ERISA, the recommended contribution in the applicable actuarial report. No Seller Plan has any unfunded liability and all accruals with respect to the Seller Plans have been made.

                  (g) The actuarially determined present value of all accrued benefits under each Seller Plan subject to Title IV of ERISA (computed on a plan termination basis using PBGC methods, factors and assumptions) does not exceed, as of the Closing Date, the fair market value of the assets of each such Seller Plan. No event has occurred or circumstance exists that could result in a material increase in premium costs of the Seller Plans that are insured or a material increase in the benefit costs of such Seller Plans that are self-insured.

                  (h) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" (as defined in
Section 3(37) of ERISA).

                  (i) Neither Seller nor any of its ERISA Affiliates has maintained an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that has been the subject of a "reportable event" (as defined in
Section 4043 of ERISA) as to which notices would be required to be filed with the PBGC, or any event requiring disclosure under Section 4063(a) of ERISA.
Neither Seller nor any of its ERISA Affiliates has incurred any outstanding liability under Section 4062 of ERISA to the PBGC or engaged in any transaction described in Section 4069 of ERISA. All premiums or other amounts due and payable to the PBGC have been paid. Neither Seller nor any of its ERISA Affiliates has terminated any employee pension benefit plan subject to Title IV of ERISA. No proceeding by the PBGC to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or Threatened, no notice of any such termination has been received, and no condition exists which presents a material risk of termination of a Seller
Plan.

                                    - 28 -




                  (j) There is no pending, Threatened or anticipated legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim against or involving any Seller Plan
(other than routine claims for benefits) or the assets of any such Seller Plan and, to the best of Seller's knowledge, there is no basis for or any facts which could give rise to any such legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, Department of Labor or the PBGC, nor are there any matters pending with respect to any Seller Plan with the Internal Revenue Service under its voluntary compliance resolution program, its closing agreement program or similar programs. Any bonding required with respect to the Seller Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                  (k)      Except as set forth on Schedule 5.20:

                  (i) Neither Seller nor any of its ERISA Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of Seller;

                  (ii) Neither Seller nor any of its Affiliates has currently outstanding any loan or loans to any current or former employees of Seller, nor has Seller or any of its Affiliates guaranteed such loans; and

                  (iii) The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any individual nor result in the imposition of any federal excise tax with respect to any Seller Plan.

                  (l) No amount payable to any employee or former employee of Seller will be an "excess parachute payment" which is non-deductible under
Section 280G of the Code.

                  (m) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a Tax pursuant to Section
4980B, or any predecessor provision of the Code or any related regulations. No event has occurred with respect to which Seller or any of its ERISA Affiliates could be liable for a Tax imposed by any of Sections 4972, 4976, 4977, 4979, 4980 or 4980B or the Code, or for a civil penalty under Section 502(c) of ERISA.

                  (n) With respect to each of the Seller Plans, Seller has delivered to Buyer true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the most recent IRS Form
5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the PBGC with respect to the past three plan years other than


                                    - 29 -




IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description and any summaries of material modifications not reflected therein (or other summaries and descriptions furnished to participants and beneficiaries, if a summary plan description is not required). Each Seller Plan can be unilaterally amended, terminated, or otherwise discontinued, in whole or in part, by the Seller at any time without liability to the Seller. Neither Seller nor any of its ERISA Affiliates has any formal plan or commitment, or has communicated to any current or former employee any intention, whether legally binding or not, to increase any benefits or create new benefits under any Seller Plan or to create any additional Employee Benefit Plan.

                  5.21 Employees. Schedule 5.21 sets forth a true and complete list of all employees of Seller, their positions, locations, salaries or hourly wages and severance arrangements. Except as set forth on Schedule 5.21, there is no liability for unpaid salary or wages, bonuses, vacation time or other employee benefits, including, without limitation, retirement benefits, due or accrued, nor liability for withheld or deducted amounts from employees earnings for the period ending on the Closing Date.

                  5.22     Environmental Matters.

                  (a) To the best of the knowledge of Seller, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law or Occupational, Safety and Health Law. Seller has no basis to expect, nor has it or any other Person for whose conduct Seller may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental
Body or private Person acting in the public interest, or (ii) the current or, to the best of the knowledge of Seller, prior, owner or operator of any Facilities currently or formerly owned or operated by Seller, of any actual or potential violation or failure to comply with any Environmental Law or Occupational, Safety and Health Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety
Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or Facility currently or formerly owned or operated by Seller at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct
Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the best of the knowledge of Seller, Threatened claims, Liens or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational, Health and Safety
Law, with respect to or affecting any Facilities currently or formerly owned or operated by Seller or, to the best of the knowledge of Seller, any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

                  (c) Seller has no basis to expect, nor has it or any other
Person for whose conduct Seller is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials,

                                    - 30 -




or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational, Health and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) Neither Seller nor any other Person for whose conduct
Seller is or may be held responsible has any Environmental, Health, and Safety
Liabilities (i) with respect to any Facilities currently or formerly owned or operated by Seller, (ii) with respect to any other properties and assets
(whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest, or (iii) to the best of Seller's knowledge, at any property geologically or hydrologically adjoining such Facilities or any such other property or assets.

                  (e) Except for pesticides used in accordance with all applicable Legal Requirements and the above-ground storage tanks identified on
Schedule 5.22, there are no Hazardous Materials present on, in, under or upon the Environment at any Facilities currently or formerly owned or operated by Seller or, to the best of Seller's knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any other Person for whose conduct Seller is or may be held responsible, or, to the best of Seller's knowledge, any other Person, has permitted or conducted any Hazardous
Activity conducted with respect to such Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws and Occupational Safety and Health Laws.

                  (f) There has been no Release or, to the best of the knowledge of Seller or the Signing Partners, Threat of Release, of any Hazardous Materials at or from any Facilities currently or formerly owned or operated by Seller or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by such Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, or, to the best of the knowledge of Seller, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

                  (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous
Activities in, on, or under any Facilities currently or formerly owned or operated by Seller, or concerning compliance by Seller, or any other Person for whose conduct Seller is or may be held responsible, with Environmental
Laws and Occupational Safety and Health Laws.


                                    - 31 -




                  5.23 Affiliate Transactions. Except as set forth on Schedule
5.23, to the best of Seller's knowledge, none of the Partners, Affiliates, officers, directors or employees of Seller or of any of the Other Sellers, any of their immediate family members, Persons with whom such Partners, Affiliates, officers, directors or employees have or have had a personal or professional relationship, or any of the Other Sellers is currently a party
(either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving Seller or any assets used in the operation of Seller including, without limitation, any arrangement (other than for services in the Ordinary Course of Business as officers, directors or employees of Seller) providing for (a) the furnishing of services by or to, (b) the rental of the sites on which the Real Property is located, (c) any loan or other indebtedness from or to, (d) the grant of any Lien from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such Person. All transactions listed on Schedule
5.23 have been entered into in the Ordinary Course of Business and have terms no less favorable to Seller than transactions entered into at arms'-length with non-affiliated Persons.

                  5.24 Absence of Certain Business Practices. Except where such practices would not be in contravention of applicable Legal Requirements and agreements, (i) all tickets sold in connection with Seller's operations are sold solely through nationally recognized ticket outlets or Seller's box office and not through ticket brokers or Scalpers, and (ii) Seller does not authorize, and is not aware of, the withholding of any tickets from public on-sale availability for the purpose of making such tickets available to ticket brokers or Scalpers. Seller has established, and is in compliance with, policies and procedures to ensure the foregoing.

                  5.25 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing
Partners or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  5.26 Disclosure. No representation or warranty by Seller or the Signing Partners in this Agreement and no other written statement, document, certificate or other instrument or exhibit previously furnished to Buyer or which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  5.27 Sufficiency of Purchased Assets. The Purchased Assets include all right, title and interest of Seller in and to all assets, properties and rights of Seller or necessary for or used in the operation of Seller's business, other than the Excluded Assets.

                  5.28 Certain Payments. Neither Seller nor any director, officer, agent, partner or employee of Seller or any other Person associated with or acting for or on behalf of Seller has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment (whether in cash or otherwise) to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Legal


                                    - 32 -




Requirement (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate thereof or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

                  5.29     (reserved)

                  5.30     Other Partners.

                  (a) Seller has delivered to Buyer a true and complete copy of each agreement entered into since December 31, 1996, with respect to any acquisitions by Seller or any Partner of any equity interest in Seller. Prior to entering into each such agreement, the selling party in such agreement (i) received a true and complete disclosure of all of the material terms of this Agreement and the transactions contemplated by the parties hereto, (ii) had the opportunity to discuss such transactions with his or her independent attorneys, accountants, investment and financial advisors, (iii) was furnished or provided access to all relevant information regarding the financial condition and prospects of Seller and to such additional information as the selling party or his or her advisors requested, (iv) was provided the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management and (v) acknowledged in each such agreement the truth and accuracy of the statements set forth in subsections (i) through (iv). Each such agreement is in full force and effect and has not been modified, waived or amended.

                  (b) Each Partner (other than the Signing Partners) has executed an agreement containing all material provisions of Exhibit 5.30 and delivered the same to Buyer and SFX. Each such agreement (i) has been duly executed and delivered by such Partner and (ii) constitutes the valid and binding obligations of such Partner, enforceable in accordance with its terms.


                  SECTION 6.  REPRESENTATIONS AND WARRANTIES OF EACH
                              SIGNING PARTNER.

                  Each Signing Partner represents and warrants jointly and severally to Buyer as follows:

                  6.1 Authorization of Transaction. Such Signing Partner has full power and authority to execute and deliver this Agreement and the other
Closing Documents to which Signing Partner is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of such Signing Partner, enforceable in accordance with its terms and conditions. Such Signing Partner, if a natural person, is over 21 years of age and has not had a legal representative appointed by a court of law or otherwise to act in his or her behalf or with respect to any of his or her property. If such Signing Partner is not a natural person: such Signing Partner is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; the execution



                                    - 33 -




and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action; no other corporate or other proceeding on the part of such Signing Partner is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and this Agreement has been duly delivered by such Signing Partner. Such Signing Partner need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                  6.2 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which such Signing Partner is subject or the certificate of incorporation and bylaws or other organizational documents of such Signing Partner or (b) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Signing Partner is a party, by which it is bound or to which any of its assets is subject.

                  6.3 Broker's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing Partners or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  6.4 Ownership of Partnership Interest in Seller. Such
Signing Partner holds of record and beneficially the partnership interest in Seller set forth on Schedule 5.1, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights and rights of first refusal, except as set forth on Schedule 5.1. Such Signing Partner is not a party to any option, warrant, purchase right or other contract or commitment that could require such Signing Partner to sell, transfer, or otherwise dispose of any interest in Seller. Such Signing Partner is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any interest in Seller.

                  6.5 Representations and Warranties of Seller. To the best of such Signing Partner's knowledge, all information set forth in Section 5, including all schedules thereto, is true, complete and correct.

                  6.6        (reserved)

                  6.7        (reserved)

                  6.8        (reserved)

                  6.9 Disclosure. No representation or warranty by the Signing
Partners in this Agreement and no other written statement, document, certificate or other instrument or exhibit furnished or which are being furnished to Buyer pursuant hereto (including but not limited to all



                                    - 34 -




Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  6.10 Informed Judgment. Such Signing Partner has had the opportunity to discuss the transactions contemplated herein with his or her independent attorneys, accountants, investment and financial advisors. Such
Signing Partner has been furnished or provided access to such additional information as the Signing Partner or his or her advisors have requested. Such
Signing Partner has had the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management.

                  SECTION 7. REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX.

                  To induce Seller and the Signing Partners to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and SFX, jointly and severally, represent and warrant to Seller and the Signing
Partners as follows:

                  7.1 Organization of Buyer. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted, and to perform its obligations hereunder.

                  7.2       (reserved)

                  7.3 Authorization of this Agreement, Etc. Buyer has full power to execute this Agreement and the Closing Documents to be delivered by it. Buyer's execution and delivery of this Agreement and the Closing Documents to be delivered by it, and the consummation by it of all obligations on its part contemplated hereby and thereby will have been duly authorized by all requisite authority. Such execution, delivery and performance by Buyer with respect to this Agreement and the Closing Documents and compliance with their terms and provisions will not, with or without giving of notice and/or the passage of time, conflict with or result in a breach of any provision of law applicable to Buyer, the terms, conditions or provisions of its Certificate of Limited Partnership or partnership agreement or any judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Buyer is subject, or, except as set forth on Schedule 7.3, any agreement, mortgage, indenture, contract or other obligation to which Buyer is subject, or any other, judgment, decree, statute, regulation or any other restriction of any kind or character to which Buyer is a party or by which any of its assets may be bound.

                  7.4 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Buyer or SFX or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer or SFX in connection with the transactions contemplated by this Agreement or any of the Closing Documents.


                                    - 35 -




                  SECTION 8.  COVENANTS.

                  8.1      Covenants of Seller.

                  (a) Between the date of this Agreement and the Closing Date:

                  (i) Seller will continue to operate and conduct its business in the Ordinary Course of Business;

                  (ii) Seller shall use its commercially reasonable efforts to preserve, consistent with past custom and practice, its business and properties, including its present operations, physical facilities, permits, approvals, licenses, working conditions and relationships with Persons having significant business relations with it, including, without limitation, suppliers, customers, landlords, creditors, employees and agents;

                  (iii) Seller shall confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of the business, operations and finances of Seller;

                  (iv) Seller shall not grant any partnership interest, grant any rights to purchase any such interest, split or reclassify any such interest or declare, set aside or, except as permitted by
         Section 5.18(e), pay any dividend or other distribution or payment in cash, securities or property in respect of any such interest;

                  (v) Except as otherwise expressly set forth in this Agreement or the Schedules, without the prior consent of Buyer, Seller shall not (A) acquire any assets or properties, or enter into any other transaction, other than in the Ordinary Course of Business,
         (B) sell, transfer or otherwise dispose of or encumber or mortgage any assets or properties, other than in the Ordinary Course of Business, (C) waive, terminate, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other document, other than in the Ordinary Course of Business, (D) enter into any performance production agreements, management agreements, ticketing agreements or other agreements relating to the operation of the Real Property as a performance venue, (E) enter into any agreement relating to the booking of more than one act or event,
         (F) enter into any other contract or agreement other than in the Ordinary Course of Business, (G) enter into any employment contract or collective bargaining agreement, or modify the terms of any existing such contract or agreement except as required by Section
         8.6, (H) establish any new Employee Benefit Plan, or modify or terminate any existing Seller Plan or any other Employee Benefit Plan except as required by Section 8.6, (I) make any capital expenditures other than those which would be consistent with usual and customary industry practice, or make any capital expenditures in the aggregate in excess of $25,000, (J) take or agree to take, or fail to take, any action if such action or failure to act would or is likely to result in any of the representations and warranties of Seller



                                    - 36 -




         or the Signing Partners set forth in this Agreement being untrue or in any of the conditions to the Closing not being satisfied, (K) amend the articles of limited partnership or partnership agreement of Seller, (L) incur or assume any indebtedness for money borrowed
         (other than short-term indebtedness incurred in the Ordinary Course of Business or incurred to finance a portion of dividends or distributions complying with Section 5.18(e)), (M) guarantee any indebtedness, (N) materially change the accounting methods used by Seller, (O) prepay any indebtedness for money borrowed (other than Assumed Liabilities) or any payables, liabilities or obligations described in Section 2.3(b)(iv) other than from amounts received at the Closing, or (P) enter into any contract, agreement, commitment or arrangement, whether oral or written, with respect to any of the foregoing;

                  (vi) Seller shall (A) keep in full force and effect insurance now carried, (B) perform all obligations under its contracts and agreements relating to or affecting its properties, assets and business, (C) maintain its books of account and records consistent with good business practices and (D) comply in all respects with all laws applicable to them and to the conduct of their business;

                  (vii) Without the consent of Buyer, Seller shall not (A) increase the compensation payable to, or to become payable to, any current or former employee, director, officer or consultant; (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into or amend any Employee Benefit Plan or arrangement except as may be required by applicable law; (D) make any new grants or awards or accelerate the payment or vesting of any benefits under any Seller Plan or other
         Employee Benefit Plan; or (E) hire any salaried employees (other than in the Ordinary Course of Business) or pay any bonuses;

                  (viii) Seller shall not initiate or solicit any Competing
         Transaction (as hereinafter defined) or enter into discussions or negotiate with any Person in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction and (other than with respect to any proposals or negotiations with respect to any Competing Transactions which commenced prior to the date hereof) Seller shall promptly notify Buyer of all relevant terms of any such inquiries and proposals received by Seller and if such inquiry or proposal is in writing, Seller shall deliver or cause to be delivered to Buyer a copy of such inquiry or proposal;

                  (ix) Seller shall pay in full, or cause to be released in full, all payables, liabilities and obligations listed or described on Schedule 5.23; and

                  (x) Seller and the Signing Partners shall use their best efforts to cause all conditions precedent to the obligations of Buyer and Seller to be satisfied on or prior to the Closing.


                                    - 37 -




                  (b) Seller shall provide to Buyer such information with respect to the business, operations, financial condition, prospects and management of Seller as Buyer may request, including, but not limited to, in connection with obtaining insurance relating to the Purchased Assets and the business of Seller covering the period after the Closing Date.

                  (c)      (reserved)

                  (d) Seller agrees that it will promptly transfer or deliver to Buyer any customer's inquiries or orders which Seller may receive after the Closing pertaining to products or services sold by Seller.

                  (e) If any consents of other Persons to assignment of any of the Contracts, Leases, Governmental Authorizations or other items to be assigned to Buyer hereunder are not obtained prior to Closing, Seller shall use its reasonable commercial efforts to obtain, or will assist Buyer in obtaining, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest therein. If such consent is not obtained or if an attempted assignment would be ineffective or would impair
Buyer's rights thereunder, Seller will cooperate with Buyer in any arrangement designed to provide for Buyer the benefits under any such Contracts, Leases, Governmental Authorizations or other items.

                  (f) Seller and each Signing Partner agree that any payments or checks (other than any constituting Excluded Assets, any paychecks or expense reimbursements of Signing Partners and any amounts payable by Buyer or SFX pursuant to this Agreement) received by it or its Affiliates or agents after the Closing Date will promptly be remitted to Buyer.

                  (g) Seller shall deliver to SFX a true, correct and complete copy of all Tax Returns filed by Seller subsequent to the Closing Date that include any period prior to or including the Closing Date.

                  (h) Seller covenants and agrees that between the date of this Agreement and the Closing Date:

                  (i) No fixtures, equipment or personal property located on the Real Property shall be removed from the Real Property (other than in the Ordinary Course of Business) unless the same are replaced with similar items of at least equal quality prior to the Closing Date;

                  (ii) Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate
         Taxes assessed against the Real Property for any fiscal period in which the Closing Date is to occur or any subsequent fiscal period without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

                  (iii) Without first obtaining Buyer's consent, the Seller shall not enter into any contracts or other agreements with respect to the Real Property that could bind

                                    - 38 -




         the Buyer, or any contracts or other agreements that could bind the Real Property, in each case, after the Closing Date;

                  (iv) Seller shall not, other than in the Ordinary Course of Business, enter into any management or operating agreement or booking agreements, or give possession of any portion of the Real Property to anyone, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed;

                  (v) Without the consent of Buyer, Seller shall not, other than in the Ordinary Course of Business, alter the Real Property or consent to such alteration except to complete any improvements or non-structural changes, installations or decorations which may be required by law or as required under the Leases; and

                  (vi) Seller shall (or shall cause others to) maintain, operate and repair all components of the Real Property including the building systems so as to keep same in good working order and a good state of repair.

                  (i) Seller will, and will cause each of its representatives and agents (including counsel and accountants) to, afford Buyer and its representatives and agents full access during normal business hours to Seller's properties (including, without limitation, subsurface testing) and contracts, books, records and other documents and data (including, without limitation, electronic and computer information and financial information), and Buyer and its representatives and agents shall be permitted to make copies of such contracts, books, records and other documents and data and extracts therefrom (including, without limitation, the preparation of financial audits) and to discuss the business of Seller with the officers, representatives and employees of Seller; provided, that no examination or investigation of the foregoing by Buyer or such representatives and agents pursuant to this subsection (i) shall affect any of the representations and warranties of Seller set forth in this Agreement, and provided further, that (A) any examination or investigation of the foregoing shall be conducted in such manner as not to interfere unreasonably with the operation or the conduct of the businesses of or any other activities carried on by Seller and (B) in the event of the termination of this Agreement for any reason whatsoever, Buyer will return to Seller upon written request all documents, work papers, copies, extracts and other material obtained from Seller in connection with the transactions contemplated hereby.

                  (j) Subsequent to the Closing Date, Seller shall not use, in trade or otherwise, any of the Intellectual Property or other information described in Section 2.1(e). Promptly following the Closing Date, Seller shall change its partnership name to a name that does not include the words "Deer" or "Creek" or any variations thereon or derivations thereof.

                  8.2 Filings and Governmental Consents. After the execution and delivery of this Agreement, Seller, the Signing Partners and Buyer shall each use its best efforts to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any Governmental Body required in connection with the execution, delivery or performance of this Agreement or in connection with the transactions contemplated hereby.



                                    - 39 -




                  8.3      Confidentiality.

                  (a) Prior to the Closing Date, except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Buyer and SFX agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information (including, without limitation, electronic or computer information) obtained by them from Seller or the Signing Partners
(unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Seller, except that Buyer, SFX and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (b) Except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Seller and the Signing
Partners agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information obtained by them from Buyer or SFX (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Buyer, except that Seller, the Signing Partners and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (c) In the event this Agreement is terminated, Seller and the Signing Partners, on the one hand, and Buyer, on the other, each agree if so requested by the other party, to return promptly or to destroy every document furnished to either of them by the other party or any division, associate or affiliate of such other party and any copies thereof which may have been made, and which is in its possession or under its control, in connection with the transactions contemplated hereby, and to cause its representatives, and any representative of financial institutions, partnerships and others to whom such documents were furnished, promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available and other than documents reasonably required by a party hereto in connection with or pertaining to any actual or Threatened litigation or other dispute resolution proceedings.

                  (d) Notwithstanding anything else herein contained, prior to and after the Closing Date, (i) Seller agrees that, if requested by SFX, it will consent to the use of its financial statements in any registration statement or other document filed by SFX (or any of its subsidiaries) under the Securities Act or the Securities Exchange Act of 1934, as amended, and
(ii) Seller and the Signing Partners agree that they will execute and deliver, and cause Seller's partners or other responsible Persons to execute and deliver, such management representation letters as are requested by SFX's independent accountants.


                                    - 40 -




                  8.4      Access.

                  (a) The parties agree that so long as any books, records and files retained by Seller relating to the business, properties, assets or operations of Seller or the Purchased Assets, or the books, records and files or copies thereof relating to the period prior to the Closing Date delivered to Buyer hereunder, remain in existence and are available, each party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose. Nothing contained herein shall require that either party disclose or give the other party access to financial records relating to such party's ownership of the Purchased Assets or operation of the business being transferred hereunder, except as specifically required by this Agreement. Neither of the parties hereto will destroy any of such books, records and files for a period of six years plus any extensions of time necessary due to any Tax Return or inquiry, audit, investigation or dispute after the Closing Date, without first having offered to deliver such books and records to the other party. Each party agrees that it will cooperate with and make available to the other party during normal business hours any books, records and information relating to the period prior to the Closing Date and any employees necessary and useful in connection with
(i) any Tax Return or inquiry, audit, investigation or dispute, (ii) any litigation against or investigation by a third party, or (iii) any other business purpose requiring access to such books, records, information or employees. The party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

                  (b) At all times prior to the Closing, Buyer, its agents and contractors shall have the right to enter upon the Real Property for the purpose of conducting inspections and investigations of any kind and nature.
Any such entry shall not, however, in any manner whatsoever restrict or materially interfere with the operations of the Real Property or impose any liability on the Seller. Seller reserves the right to impose reasonable conditions on Buyer's access to the Real Property if such access will restrict or materially interfere with the operations of the Real Property or impose liability on Seller. Buyer shall deliver to Seller true, correct and complete copies of any and all reports generated by structural engineers engaged by Buyer to inspect any Real Property or Structures.

                  (c) If, prior to the Closing, Buyer or SFX obtains actual knowledge that any representation or warranty of Seller contained in this Agreement was or has become inaccurate or untrue, then Buyer or SFX shall promptly notify Seller of such inaccuracy or untruthfulness; provided, however, that Seller's sole remedy for any failure of SFX or Buyer to comply with its obligations pursuant to this Section 8.4(c) shall be that, if such inaccuracy or untruthfulness is curable by Seller, then, notwithstanding any provision in this Agreement to the contrary, Seller shall have ten days from the time that Buyer or SFX gives notice to Seller of such inaccuracy or untruthfulness to cure any breach of this Agreement resulting from such inaccuracy or untruthfulness. The giving of any notice by Buyer or SFX pursuant to this Section 8.4(c) shall constitute neither a waiver of any breach by Seller nor a waiver of any of Buyer's or SFX's rights or remedies pursuant to this Agreement. For the purposes of this Section 8.4(c), "actual knowledge" of a matter by Buyer or SFX means that an officer or director of that party has obtained an actual

                                    - 41 -




understanding of the matter, and shall not be deemed to have occurred merely because the matter, or facts or information relating to the matter, have been disclosed to that party.

                  8.5      Casualty and Condemnation.

                  (a) If, prior to the Closing Date, all or a substantial portion of the Real Property shall be condemned, taken by eminent domain, destroyed or damaged, then, at the sole option of Buyer, this Agreement shall be null and void and of no further effect. As used in this Section 8.5, "a substantial portion of the Real Property" shall mean (i) in the event of a condemnation or taking, (A) a condemnation or taking of five (5%) percent or more of the improvements at any one site of the Real Property, or such portion of the parking or the means of ingress and egress which would cause a default by the landlord under any of the Leases or provide any tenant thereunder with the right to terminate any such Lease otherwise adversely interfere with the use of such real property or (B) any other condemnation or taking of the Real
Property that would inhibit the use, enjoyment or operation of any of the Real
Property as it currently exists or disrupt the 1997 concert season, or (ii) in the event of a casualty, the cost of repair and/or replacement resulting from such casualty exceeds $100,000 (unless the Signing Partners shall elect to bear any costs or repair of such casualty in excess of $100,000). In the event of such a cancellation by Buyer, the Seller shall be entitled to collect all proceeds from the condemnation or eminent domain and all insurance proceeds payable by reason of such destruction or damage. If Buyer does not elect to exercise its right to terminate this Agreement, there shall be no diminution of the consideration for the Purchased Assets, but Buyer shall be entitled to receive all condemnation proceeds and all insurance proceeds covering such taking or loss or damage (plus payment from the Signing Partners to Buyer in the amount of the deductible under the applicable insurance policy) and Seller shall assign irrevocably all such rights to Buyer at the Closing Date. The election of Buyer hereunder must be exercised within thirty days after notice to Buyer of the occurrence of the taking or loss or damage, and if such taking or loss or damage occurs less than thirty days prior to the Closing Date, the Closing Date shall be extended for such additional period of time as may be necessary to afford Buyer a full thirty days to make its election. Seller and the Signing Partners covenant and agree to notify Buyer in writing immediately upon Seller or the Signing Partners having knowledge of any taking or the occurrence of any damage or casualty.

                  (b) If, prior to the Closing Date, less than a substantial portion of the Real Property shall be (i) condemned or taken by eminent domain or (ii) destroyed or damaged, Seller shall cure, promptly restore, or cause to be restored, the Real Property to substantially and materially the same condition as existed immediately prior to such taking or casualty, and the Closing Date shall be extended to the extent reasonably necessary to allow
Seller to substantially complete, or cause the completion of, such restoration. To the extent that such condemnation, taking, destruction or damage could reasonably be expected to be cured for an amount less than $100,000, then Seller shall assign to Buyer all insurance and/or condemnation proceeds and the Closing Date shall not change.

                  (c) Notwithstanding anything herein to the contrary, Seller acknowledges that its failure to acquire and maintain insurance in such amounts and types of coverage as are necessary to


                                    - 42 -




fully and completely restore any and all of the Real Property upon the occurrence of a casualty shall be deemed to be a material breach of this Agreement.

                  8.6      Employment Matters.

                  (a) On the Closing Date, Buyer shall assume all duties and obligations of Seller pursuant to its employment agreements with its employees, and Seller shall assign and transfer to Buyer all of Seller's rights pursuant to such agreements; provided, however, that prior to the Closing Date each such agreement shall be amended to remove all references to specific Employee Benefit Plans.

                  (b) Buyer and its Affiliates shall have the right to access to, in order to actively engage in the solicitation for employment or other engagement of, any of Seller's employees, consultants, representatives or agents. For any such Person who is ultimately hired by SFX or any of its Affiliates, SFX or such Affiliate shall grant credit to such Person under any applicable Employee Benefit Plans of SFX or such Affiliate, as the case may be, for all service of such Person with Seller prior to the Closing Date for all purposes for which such service may be recognized under such Employee
Benefit Plans.

                  (c) If this Agreement is terminated pursuant to Section
11.1, then, for a period commencing upon the date of such termination and ending upon the first anniversary thereof, (i) neither Buyer nor SFX shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Seller, and
(ii) neither Seller nor any Signing Partner shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Buyer or SFX.

                  (d) Prior to the Closing, Seller shall terminate its and its employees' participation in all 401(k) Employee Benefit Plans applicable to its employees.

                  8.7        (reserved)

                  8.8        (reserved)

                  8.9      Notification.

                  (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's or Signing Partners' representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, Seller will promptly notify Buyer of the

                                    - 43 -




occurrence of any breach of any covenant of Seller in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty, covenant or indemnity made by Seller under this Agreement, or constitute a waiver by Buyer, modification or alteration of any condition or obligation of Seller.

                  (b) Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's or SFX's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Seller a supplement to the Schedules specifying such change. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Buyer hereunder or the effect of any representation, warranty, covenant or indemnity made by Buyer under this Agreement, or constitute a waiver by Seller, modification or alteration of any condition or obligation of Buyer.

                  8.10     Environmental Reports and Related Matters.

                  (a) Buyer may elect to, at its sole expense, and Seller shall allow, an ASTM Practice E 1527-94, Standard Practice for Environmental
Site Assessments: Phase I Environmental Site Assessment ("ESA") to be conducted for each parcel of Owned Real Property and Leased Real Property.
Buyer shall provide, or cause to be provided, to Seller copies of all written reports of each ESA.

                  (b) If the ESA for any Owned Real Property or Leased Real
Property identifies any "recognized environmental condition of concern," as defined by the ESA Process, the environmental consultant shall make appropriate recommendations and conclusions as to further investigatory and remedial activities, which shall be conducted by the Seller at its sole expense. If Seller refuses to undertake the recommended investigatory and remedial activities, the Buyer, in its sole discretion, may exercise its options under subsection (d) below.

                  (c) In addition to the ESAs, Buyer shall have received all historic reports of environmental studies related to the Purchased Assets and any premises at which the Seller or its predecessors was or is located, undertaken by or on behalf of or for the use of Seller; provided, however, receipt by Buyer of any such reports shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty or indemnity made by Seller under this Agreement, or constitute acceptance of any condition or assumption of any liability by Buyer


                                    - 44 -




that may result from such condition, including, without limitation, the environmental condition of all or any part of any premises at which any part of the Purchased Assets was or is located.

                  (d) If, in Buyer's sole discretion, any of the environmental studies, including the ESAs, fails to provide a complete analysis of any environmental condition or identifies any Environmental, Health and Safety
Liabilities which could potentially exceed $100,000 (singularly or in the aggregate) at or related to any Real Property, Buyer may (i) terminate this Agreement or (ii) exclude specified parcels of Owned Real Property or Leases from this transaction, which parcels or Leases will then remain in the possession of, and the sole responsibility of, the Seller. If Buyer elects item (ii) above, then the excluded parcels or Leases shall be deemed to be Excluded Assets and not Purchased Assets, and Buyer shall be entitled to a reduction of the Purchase Price corresponding to the fair market value of the excluded parcels or Leases. If Buyer and Seller cannot agree on such fair market value, Buyer may appoint a third-party appraiser reasonably satisfactory to Seller to determine such fair market value.

                  (e) Any representation of Buyer with respect to its satisfaction pursuant to this Section 8.10 shall not be interpreted to imply that Buyer has constructive knowledge regarding any aspect of Seller's business nor to limit the scope of any of Seller's representations under this Agreement. No due diligence examination or related activities of, or on behalf of, Buyer pursuant to this Section shall constitute a waiver or relinquishment by Buyer of its right to rely upon Seller's representations, warranties, covenants and agreements as made herein or pursuant hereto. No disclosure pursuant to this Section shall constitute an assumption by Buyer of any conditions or liabilities, and such disclosure shall not relieve Seller of its duties and obligations hereunder.

                  (f) The Indiana Responsible Party Transfer Law, Indiana Code
13-7-22.5-1 et seq., does not apply to the transfer under this Agreement of any Owned Real Property or Leases. Seller shall execute and deliver to Buyer, on the Closing Date, an affidavit attesting to the nonapplicability of such law to the transfer under this Agreement of the Owned Real Property and the Leases.

                  8.11 Further Assurances. Each party hereto shall execute and deliver, and cooperate with any other party in obtaining, such additional instruments, documents, conveyances and assurances as reasonably have been requested by any other party to confirm and assure the rights and obligations set forth herein.

                  8.12     Releases.

                  (a) Each Signing Partner acknowledges that the agreements set forth in this Section 8.12 are a condition to Buyer's obligation to purchase the Purchased Assets pursuant to this Agreement, and that Buyer is relying on this Section 8.12 in consummating such purchase.

                  (b) Each Signing Partner, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to induce Buyer to purchase the Purchased Assets pursuant to this Agreement, hereby agrees as follows:


                                    - 45 -




                  (i) Each Signing Partner, on behalf of such Signing Partner and each of such Signing Partner's Affiliates, hereby releases and forever discharges the Buyer and SFX, and each of their respective individual, joint or mutual, past, present and future directors, officers, employees, agents, consultants, advisors, representatives, stockholders, controlling persons, subsidiaries, successors and assigns (collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, awards, decisions, injunctions, judgments, orders, rulings, subpoenas, verdicts, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Signing Partners or any of their respective
         Affiliates now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from SFX or Buyer, whether pursuant to contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer or SFX arising under this Agreement or any Closing Documents or proximately caused by Buyer's or SFX's willful, fraudulent or grossly negligent acts.

                  (ii) Each Signing Partner hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                  (iii) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Signing Partner shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (A) the assertion by or on behalf of such Signing
         Partner or any of such Signing Partner's Affiliates of any claim or other matter purported to be released pursuant to this Section 8.12 and (B) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Signing Partners or any of their Affiliates against such third party of any claims or other matters purported to be released pursuant to this Section 8.12.

                  8.13     Consent and Voting Agreement.

                  (a) Each Signing Partner hereby irrevocably consents to the entering into of this Agreement and to the consummation of the transactions contemplated hereby. Each Signing Partner hereby states that such Signing
Partner is the holder of the partnership interest in Seller set forth on
Schedule 5.1 with respect to such Signing Partner, and hereby adopts the following resolutions by written consent:

                                    - 46 -




                  (i) Resolved, that this Agreement, and each and every term and condition herein, as well as the transactions contemplated hereby, are hereby adopted and approved; and

                  (ii) Further resolved, that the officers of Seller are hereby severally authorized, empowered and directed, for and on behalf and in the name of Seller, to execute and deliver any and all documents, papers or instruments and to do or to cause to be done any and all such acts and things as such officers may deem necessary
         (and, provided Conseco, Inc. is paid pursuant to the terms of a Partnership Interest Purchase Agreement dated June ___, 1997, appropriate or advisable) to complete any and all transactions contemplated by this Agreement.

The written consent contained in this Section 8.13 may be executed in one or more counterparts and shall be filed with the minutes of the proceedings of the Partners.

                  (b) As long as this Agreement has not previously been terminated, each Signing Partner irrevocably agrees to vote all interests in Seller as to which such Signing Partner is entitled to vote (including all interests for which such Signing Partner holds a proxy) at a meeting of the Partners if any meeting is so held, or by written consent without a meeting as follows: (i) in favor of approval and adoption of this Agreement and the transactions contemplated hereby; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Seller under this Agreement; and (iii) against any action or agreement (other than this Agreement or the transactions contemplated by this Agreement or the termination of this Agreement in accordance with its terms), that would, directly or indirectly, impede, interfere with, delay, postpone or attempt to discourage the transactions contemplated hereby, including without limitation:
(A) any extraordinary transaction, such as a merger, consolidation or other business combination involving Seller; (B) a sale or transfer of a material amount of assets of Seller or a reorganization, recapitalization or liquidation of Seller; (C) any change in the management or board of directors of Seller or any Competing Transaction, except as otherwise agreed to in writing by Buyer; (D) any material change in the present capitalization of Seller; or (E) any other material change in Seller's partnership structure or business.

                  (c) The Signing Partners represent that they have received the irrevocable proxy of all other Partners (other than Conseco, Inc.) to vote all equity interests in Seller held by such other Partners.

                  (d) Each Signing Partner agrees that, except as set forth on
Schedule 5.1, without the prior written consent of Buyer, during the period commencing on the date hereof and ending on the earlier of (i) the business day following the Closing Date or (ii) the termination of this Agreement pursuant to the terms hereof, such Signing Partner will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any partnership interest in Seller or any securities convertible into or exercisable or exchangeable for any such interest.


                                    - 47 -




                  8.14 Prepayment of Debt. Each Signing Partner covenants to repay in full, prior to the Closing Date, all amounts owed by such Signing
Partner to Seller pursuant to the agreements listed or described on Schedule
8.14.

                  8.15     Litigation Matters.

                  (a)      (reserved)

                  (b)      (reserved)

                  (c) Upon the Closing Date, SFX and Buyer shall assume the defense of Seller in that certain lawsuit entitled Sunrise Video Productions, Inc. v. Allisonville Road Partners, et al., brought in the Hamilton County
Superior Court, Cause # 29D03-9704-CP-185, and subsequently removed to the United States District Court for the Southern District of Indiana,
Indianapolis Division, Cause # IP 97-0565-C T/G. In conducting such defense,
SFX and Buyer shall use counsel reasonably satisfactory to Seller. SFX and Buyer shall bear the costs of any and all reasonable legal fees, net of any insurance proceeds, incurred by them subsequent to the Closing Date in connection with such litigation, and shall have no further liability of any sort or kind relating to such litigation, including, without limitation, any judgment entered by a court, whether for monetary damages, equitable relief, attorneys' fees, costs of suit, interest on any award or punitive damages.

                  (d) Seller and the Signing Partners represent and warrant to SFX and Buyer that Seller is the sole owner of all tangible and intangible assets and rights it is seeking to enforce in the litigation described in subsection (c) of this Section. Seller and the Signing Partners agree to defend and indemnify SFX and Buyer pursuant to the terms of Section 12 hereof for any and all Damages incurred by SFX or Buyer (including, without limitation, the value of any Intellectual Property claimed by Seller but determined not to be the property of Seller and any legal fees and litigation costs paid by SFX and/or Buyer) directly or indirectly occasioned by, arising out of, related to, based on or resulting from such litigation in the event of
(i) any determination by a court of any fact(s) that vary any of the foregoing representations and warranties or (ii) any final determination of any such litigation that is adverse to Seller, SFX or Buyer or settlement of any such litigation. Seller and the Signing Partners agree that they will not resolve such litigation before final judgment thereon through settlement, arbitration or in any other manner, unless such manner of resolution forecloses and extinguishes the possibility of any adverse party's ability to proceed against SFX and Buyer as a holder in due course, successor, assignee or otherwise with respect to Seller, the Signing Partners or any other party to such litigation.

                  (e) SFX and Buyer shall not have or assume any liability of any sort or kind relating in any way to any litigation or proceeding against Seller or the Signing Partners, except as explicitly set forth in this Section
8.15.

                  (f) SFX and Buyer voluntarily make no submission to the jurisdiction of any court described in this Section for purposes of the actions described herein, by virtue of the agreements contained in this Section or in this Agreement.


                                    - 48 -




                  8.16 Conseco, Inc. The parties hereto acknowledge that (a) the General Partner has agreed to purchase all outstanding interests of Conseco, Inc., in the Seller and (b) Conseco, Inc. is not a party to this Agreement and is not responsible for any breach of representations, warranties or covenants contained herein.

                  SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER.

                  The obligations of Buyer to consummate the acquisition of the Purchased Assets at the Closing are subject, at Buyer's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 9. Buyer may waive any condition specified in this Section 9 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Buyer waives any such unsatisfied condition, Buyer shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  9.1 Representations, Warranties and Covenants of Seller and the Signing Partners.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Seller and the Signing Partners herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Seller and the Signing Partners shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

                  (b) The President or Vice President of the general partner of the General Partner shall have executed and delivered to Buyer a certificate, dated the Closing Date, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the General Partner authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of the General Partner as of the Closing Date, shall have been delivered to Buyer and SFX.

                  9.2 Absence of Proceedings. No party to this Agreement or any Partner shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by any of the Closing Documents; and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body which would prohibit the continued operation or conduct of the business of Seller, or adversely affect Buyer's title or interest in the Purchased Assets.

                  9.3 Opinion of Counsel to Seller. Buyer and SFX shall have received from Seller's Counsel an opinion, dated the Closing Date, in form and substance satisfactory to Buyer and SFX, to the effect that:

                  (a) Seller has the right, power and authority to effect the transactions contemplated by this Agreement and has taken all action required by it to authorize the execution,

                                    - 49 -




delivery and performance of this Agreement and to consummate the transactions contemplated hereunder;

                  (b) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite power and authority to own and lease its properties and carry on its business as conducted on the Closing Date and to effect the transactions contemplated by this Agreement; and Seller is fully qualified and in good standing to do business in all other jurisdictions where the nature of its business or the ownership of its properties requires such qualification;

                  (c) This Agreement and the Closing Documents delivered to
Buyer on the Closing Date have each been duly authorized, executed and delivered by Seller and the Signing Partners and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Seller and the Signing Partners enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles limiting the enforcement of creditors' rights generally;

                  (d) To such counsel's knowledge, all Governmental
Authorizations required in order to permit consummation by Seller of the transactions contemplated hereby and by the Closing Documents have been obtained;

                  (e) The execution and delivery by Seller and the Signing
Partners of this Agreement and the Closing Documents and compliance with the terms and provisions hereof or thereof do not conflict or will not conflict with or result in a breach of any of the terms, conditions or provisions of the articles of limited partnership or partnership agreement of Seller or the Certificate of Incorporation and By-Laws or articles of limited partnership and partnership agreement, as the case may be, of any Signing Partner or of any judgment, order, injunction, decree or ruling of any Governmental Body known to such counsel to which Seller or any Signing Partner or any of the Purchased Assets is subject, or, except where any required waiver or consent has not been obtained, of any agreement or contract listed on any Schedule delivered pursuant to this Agreement or, to the knowledge of such counsel, any other agreement or contract to which Seller or any Signing Partner is a party, or constitute a default thereunder or give to others any rights of termination of the transactions contemplated thereby;

                  (f) Except as set forth in Schedule 5.11, there is no pending or, to the knowledge of such counsel, Threatened, action, suit or proceeding before any Governmental Body, to which Seller is a party or to which any of the Purchased Assets are subject that is of a character required to be described in a Schedule delivered pursuant to this Agreement and which is not disclosed;

                  (g) Except as set forth in the Schedules to this Agreement, such counsel has no knowledge of any Lien on the Purchased Assets and to the best of such counsel's knowledge (i) Seller is not in default under any order of any Governmental Body; and (ii) Seller is not subject to any decree or judgment enjoining or restraining it from taking any action contemplated by this

                                    - 50 -




Agreement or requiring it to take any action inconsistent with the actions contemplated by this Agreement; and

                  (h) Such opinion as to the existence of all Governmental
Authorizations required under Legal Requirements applicable to Seller and its properties and the transferability and effectiveness thereof as Buyer may reasonably request.

                  In rendering its opinion pursuant to this Section 9.3, such counsel may (i) rely, to the extent such counsel reasonably deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of officers of Seller and, with respect to the laws of jurisdictions other than the jurisdiction in which Seller's Counsel is based and the United States of America, on the opinion of counsel qualified with respect to such jurisdiction, provided the extent of such reliance is specified in the opinion and such counsel states that such reliance is reasonable, and (ii) assume that the laws of the State of New York are identical to those of the State of Indiana, provided that such assumption is specified in the opinion.

                  9.4 Consents or Approvals. All material consents, waivers, approvals, licenses or authorizations of lessors, third parties or Governmental Bodies (or any amendments or modifications to existing agreements with third parties), including, without limitation, those described in
Schedule 5.12(a), required to transfer the Purchased Assets and effect the transactions contemplated by this Agreement and the Closing Documents, and to allow the business of Seller to be operated by Buyer after the Closing in the manner and to the extent that such business was operated by Seller immediately prior to the Closing, have been obtained and delivered to Buyer.

                  9.5 Title Insurance. Buyer at Closing shall receive a title insurance policy for all Owned Real Property and leasehold title policies for any Leased Real Property issued in its favor containing exceptions only for
(a) real estate Taxes not yet due and payable and (b) those exceptions otherwise acceptable to Buyer. Each such policy shall contain a zoning endorsement reasonably acceptable to Buyer covering the current use or uses of the Real Property.

                  9.6 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  9.7 Closing of Other Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.

                  9.8 Bill of Sale. On or prior to the Closing Date, Seller shall have executed and delivered to Buyer a General Bill of Sale substantially in the form of Exhibit 9.8.

                  9.9 Conveyance; Assignment and Assumption Agreement. On or prior to the Closing Date:

                  (a) Seller shall execute and deliver one or more warranty deeds (collectively, the "Deed") conveying fully marketable fee title absolute to the Owned Real Property to Buyer in the


                                    - 51 -




form attached as Exhibit 9.9 with title insured on behalf of Buyer by a reputable title insurer subject only to the Liens set forth in Schedule 5.4;

                  (b) Seller shall deliver to Buyer an assignment or assignments, in form and substance satisfactory to Buyer, of Seller's right, title and interest to be transferred hereby in and to all Intellectual
Property of Seller;

                  (c) Seller shall deliver to Buyer an assignment or assignments of Seller's interest in all Contracts and Leases included in the Purchased Assets to be assumed by Buyer and Buyer shall assume same (at
Buyer's option, this may be effectuated pursuant to separate assignments with assignments of each of the Leases in recordable form, accompanied by an instrument in recordable form pursuant to which the owner of the landlord/lessor's, sub-landlord/sublessee's or licensor's interest confirms the chain of assignments of the tenant, lessee's or licensee's interest from the initial tenant, lessee or licensee to each successor-in-interest and ultimately to Seller);

                  (d) With regard to each Lease (other than Leases of office space that do not include the lease of any venue, if such Leased Real Property is not being improved by Seller and if such lease is not at a below-market rate), Seller shall obtain and deliver a non-disturbance agreement in form reasonably satisfactory to Buyer's counsel pursuant to which all mortgagees, fee owners and superior ground lessees (where such Lease is a sublease) shall agree that, provided Buyer shall not be in default under such Lease (subject to applicable notice and/or grace period), Buyer's possession of the Leased
Real Property under such Lease shall not be disturbed nor shall Buyer be named in a foreclosure proceeding or proceeding to terminate a superior lease;

                  (e) (reserved)

                  (f) Seller shall execute, endorse and deliver to Buyer separate instruments of sale, assignment or transfer, in form suitable, where required, for filing or recording with the appropriate office or agency, for various items of the Purchased Assets;

                  (g) At or after the Closing, Seller shall also execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Buyer shall request at any time or from time to time in order to vest, confirm or evidence in Buyer title to all or any part of the Purchased Assets intended to be conveyed, sold, transferred, assigned and delivered to Buyer under and in accordance with this Agreement;

                  (h) Seller shall deliver to Buyer all original Leases, Governmental Authorizations, Contracts, books and records and other Purchased
Assets;

                  (i) Seller shall deliver the certificate referred to in
Section 5.17(t);

                  (j) Seller shall deliver to Buyer such affidavit of title or other certifications or indemnities executed by Seller and/or the Signing
Partners as shall be reasonably required by the



                                    - 52 -




title insurance company insuring Buyer's title to any or all of the Real
Property or a lender or lenders providing or that has (have) provided Buyer with financing;

                  (k) Seller shall deliver any and all transfer tax, real property transfer tax, disclosure of sales information, Indiana gross income tax, sales tax or other similar forms, affidavits or returns and checks on account of any and all Taxes due thereunder;

                  (l) To the extent required by applicable Legal Requirements, an approved disclosure statement or negative declaration with respect to Real
Property;

                  (m) Seller shall deliver to Buyer any and all necessary partnership or corporate resolutions, authorizations or other instruments necessary or proper to evidence the authority of Seller and the Person(s) executing any Closing Documents on Seller's behalf to execute and/or deliver the same;

                  (n) (reserved)

                  (o) On or prior to the Closing Date, Seller shall have delivered to Buyer duly executed titles and registrations to all vehicles owned by Seller, except as set forth on Schedule 2.2, together with such instruments of transfer as Buyer may request; and

                  (p) Seller and the Signing Partners shall deliver any and all other documents, agreements, certifications, affidavits and/or instruments to be executed and/or delivered by them in accordance with the terms of this Agreement.

                  9.10 Environmental Matters. Buyer shall have received all ESAs and any further environmental studies required pursuant to Section 8.10 with respect to the Owned Real Property and the Leases.

                  9.11     (reserved)

                  9.12     (reserved)

                  9.13 Working Capital. The aggregate deficit in Working
Capital as of the Closing Date shall be no greater than $4,500,000.

                  SECTION 10.  CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to sell, transfer and convey the Purchased Assets at the Closing are subject, at Seller's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 10. Seller may waive any condition specified in this Section
10 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Seller waives any such unsatisfied condition, Seller shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.


                                    - 53 -




                  10.1 Representations, Warranties and Covenants of Buyer and
SFX.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Buyer and SFX herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Buyer and SFX shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer or SFX at or prior to the Closing Date.

                  (b) Buyer and SFX shall have delivered to Seller and the Signing Partners a certificate, dated the Closing Date and signed by their respective presidents or an executive vice president, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the boards of directors of Buyer and SFX authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Buyer or SFX, as the case may be, as of the Closing Date shall have been delivered to Seller and the Signing Partners.

                  10.2 Absence of Proceedings. No party to this Agreement or any Partner shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by the Closing Documents and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body that would prohibit such transactions.

                  10.3 Opinion of Buyer's Counsel. Seller and the Signing
Partners shall have received from SFX's in-house counsel an opinion, dated the Closing Date, in form and substance satisfactory to Seller's Counsel, to the effect that:

                  (a) Each of Buyer and SFX is duly organized and validly existing in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own and operate its properties and to conduct the business it is conducting as of the Closing Date and to effect the transactions contemplated by this Agreement;

                  (b) This Agreement and the Closing Documents to which either
Buyer or SFX is to be a party have each been duly executed and delivered by Buyer or SFX, as the case may be, and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Buyer or SFX, as the case may be, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles or limiting the enforcement of creditors' rights generally, and all corporate action by Buyer and SFX required to authorize the transactions contemplated hereby and thereby have been taken; and

                  (c) Neither the execution and delivery by Buyer of this Agreement or the Closing Documents nor compliance with any terms and provisions thereof will conflict with or result in a


                                    - 54 -




breach of any of the terms, conditions or provisions of the respective
Certificates of Incorporation or By-Laws of Buyer or SFX or of any judgment, order, injunction, decree or ruling of any Governmental Body to which Buyer or SFX is subject and of which Buyer's counsel has knowledge, or to the knowledge of such counsel, any other agreement or contract to which Buyer is a party or to which it is subject or constitute a default thereunder.

                  In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of any officer or officers of Buyer, provided the extent of such reliance is specified in the opinion.

                  10.4 HSR Act. The applicable waiting period under the HSR
Act shall have expired or been terminated.

                  10.5 Control of SFX. Robert F.X. Sillerman shall be in control (for purposes of this Section, "control" shall have the meaning assigned to such term in the rules and regulations of the Federal
Communications Commission) of SFX on the Closing Date.

                  10.6       (reserved)

                  10.7 Repayment of Long-Term Debt. Seller shall have received evidence of the repayment by Buyer of the long-term debt of Seller described on Schedule 3.1(f) or, at Buyer's option, a copy of a Release Certificate executed by the holder of such debt.

                  10.8 Assignment and Assumption Agreement. On or prior to the Closing Date, Buyer shall have executed and delivered to Seller a General Bill of Sale as described in Section 9.8.

                  10.9 Closing of Other Acquisition Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.


                  SECTION 11.  TERMINATION.

                  11.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and abandoned before the Closing Date:

                  (a) by mutual written agreement of Seller and Buyer;

                  (b) by Buyer, if (i) the conditions set forth in Section 9 have not all been fulfilled (or waived by Buyer) on or before December 31, 1997, and (ii) Buyer has complied with all of the obligations applicable to it as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Seller or any Signing
Partner);

                  (c) by Seller, if (i) the conditions set forth in Section 10 have not all been fulfilled (or waived by Seller) on or before December 31, 1997, and (ii) Seller and the Signing Partners have




                                    - 55 -




complied with all of the obligations applicable to them as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Buyer or SFX);

                  (d) by Buyer, if Seller or any Signing Partner shall be in material breach of this Agreement and such breaching party shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (e) by Seller, if Buyer or SFX shall be in material breach of this Agreement and shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (f) by either Buyer or Seller if any waiting period under the HSR Act has not expired or terminated by December 31, 1997; or

                  (g) by either Buyer or Seller if any of the Other Agreements has been terminated pursuant to Section 8.5 of such agreement.

                  11.2 Effect of Termination. Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 8.3, 11.2 and 13.1 will survive.

                  SECTION 12.  INDEMNIFICATION.

                  12.1 Indemnification of Buyer and SFX; Appointment of
Representative.

                  (a) The Seller, on the one hand, and the Signing Partners, on the other hand (but individually on a basis equal to each Signing Partner's equity interest in Seller as a proportion of all equity interests in Seller held by Signing Partners), jointly and severally agree to indemnify, defend and hold harmless Buyer and SFX and their successors and assigns from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (i) any breach or default of any of the representations, warranties, covenants or agreements of Seller or the Signing Partners contained in this Agreement or in any Exhibit or Schedule hereto or any Closing Document, (ii) the Excluded Assets, the ownership of Purchased Assets or the operations of Seller prior to the Closing Date, (iii) the liabilities not assumed by Buyer pursuant to this Agreement (including, without limitation, product liabilities and Environmental, Health and Safety
Liabilities), or (iv) acts or failures to act of Seller or the Signing
Partners prior to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  (b) Each Signing Partner hereby authorizes and appoints P.
David Lucas (the "Representative") as representative and attorney-in-fact to act for and on behalf of such Signing Partner in connection with the matters described in this Section 12. Each Signing Partner agrees not to take any actions authorized by this Section 12 other than through the Representative.



                                    - 56 -




                  (c) For the purposes of this Section 12, the Signing
Partners may, by written notice signed by them and delivered to SFX, appoint any other individual to act as the Representative. In the event of the death, incapacity or resignation of the Representative, if no such replacement is appointed within thirty (30) days, SFX may designate an interim replacement to serve until such appointment.

                  (d) In connection with this Agreement and the transactions contemplated hereby, the Seller and the Signing Partners agree that the Representative shall not be liable for any error of judgment or for any act done or omitted by the Representative in good faith or for any mistake in fact or law, except for the Representative's own willful misconduct or gross negligence.

                  (e) The parties hereto agree to submit to binding arbitration, pursuant to the rules of the American Arbitration Association applicable to commercial disputes, any dispute among the parties hereto with respect to Damages relating to Environmental, Health and Safety Liabilities, to the extent that such dispute relates to (i) the amount of Damages subject to Section 12.1(a) and/or (ii) the time when such Environmental, Health and Safety Liabilities arose. Such arbitration will be conducted by a panel of three arbitrators (which need not be selected from a panel of the American
Arbitration Association), of whom one will be appointed by Buyer, one by Seller and the third by the other two arbitrators. However, if Buyer or Seller fails to appoint its arbitrator within 30 days of a receipt of a written demand for arbitration, the arbitration shall be conducted by the single arbitrator appointed by the other party.

                  12.2 Indemnification of Seller and the Signing Partners.
Buyer and SFX jointly and severally agree to indemnify, defend and hold harmless Seller and its successors and assigns and the Signing Partners from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (a) any breach or default of any of the representations, warranties, covenants or agreements of Buyer or SFX contained in this Agreement or in any Exhibit, Schedule or Closing
Document, (b) the ownership of Purchased Assets subsequent to the Closing Date or the operations of Buyer, (c) the failure of Buyer to satisfy the Assumed
Obligations and (d) acts or failures to act of Buyer or SFX subsequent to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  12.3     Claims for Indemnification.

                  (a) Promptly after the receipt by Buyer or SFX of notice of
(i) any claim or (ii) the commencement of any action, proceeding or litigation
(collectively, "Litigation") which may entitle Buyer or SFX to indemnification, such party shall give the Representative written notice of such claim or the commencement of such Litigation. Promptly after the receipt by the Representative of notice of (i) any claim or (ii) the commencement of any Litigation which may entitle the Signing Partners to indemnification, the Representative shall give Buyer and SFX written notice of such claim or the commencement of such Litigation. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or Litigation if
(i) the Indemnifying Party gives written notice to the Indemnified Party acknowledging the Indemnified Party's right to indemnification for such claim or Litigation pursuant to this Section 12, (ii) counsel to the Indemnifying
Party is reasonably satisfactory to the Indemnified Party and (iii) the claim or


                                    - 57 -




Litigation seeks only money damages and does not seek injunctive or other equitable relief. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

                  (b) If the Indemnifying Party assumes the defense of any such claim or Litigation as set forth in subsection (a), the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense.
The Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, or enter into any settlement, except, in each case, with the written consent of the Indemnified Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

                  (c) If the Indemnifying Party does not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

                  12.4 Materiality or Knowledge. Solely for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement or any Exhibit or Schedule, or any Closing Document, the applicable provisions thereof shall be read and interpreted as if any qualification stated therein with respect to materiality or material adverse effect or knowledge was not contained therein.

                  12.5 Set-Off in Lieu of Separate Compensation. Buyer or SFX may, at any time, elect to set off any amounts payable by Seller or the Signing Partners pursuant to this Agreement against any amount set forth in
Section 3.1 or any other amounts payable by Buyer or SFX to the Signing
Partners or to Seller. If Buyer or SFX elects such set-off with respect to any amount payable by the Signing Partners, Buyer or SFX shall deliver, along with or prior to such payment by Buyer or SFX, a written notice of such set-off and the amount and nature thereof. Such set-off shall be in lieu of Buyer's or SFX's right to receive indemnification or other compensation from Seller or the Signing Partners for any amounts set off, but shall not affect the parties' right to receive any other payments due under this Agreement.



                                    - 58 -




                  12.6 Method of Payment of Indemnification. Except as set forth in Section 12.5, all amounts payable pursuant to this Section 12 shall be paid in cash to the Indemnified Party or to such Person as the Indemnified
Party may direct.

                  12.7     Limitations on Indemnification.

                  (a) In no event shall any Signing Partner be required to indemnify the Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts aggregating more than the amount of (i) 150% of
(ii) the sum of (A) the aggregate amount payable pursuant to Section 3.1, multiplied by (B) the percentage of the equity of Seller that is owned by such Signing Partner or any Affiliate thereof; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety Liabilities.

                  (b) In no event shall Buyer and SFX or the Seller be required to indemnify an Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts (including amounts paid by such Indemnifying Party pursuant to Section 12 of the Other Agreements) aggregating more than the limit set forth in subsection (a) above for all Signing
Partners; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety
Liabilities.

                  (c) Each party will have no liability for indemnification pursuant to this Section 12 until the total of all Damages for which such party is the Indemnifying Party exceeds $100,000 (at which time such party shall indemnify the Indemnified Party for the entire amount of Damages).
However, this Section 12.7(c) will not apply to Damages related to any breach of any representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Indemnifying Party of any covenant or obligation.

                  (d)      (reserved)

                  (e) In no event shall any party be required to indemnify an Indemnified Party for any Damages arising subsequent to the date five years after the Closing Date.

                  SECTION 13.  MISCELLANEOUS.

                  13.1 Expenses. Each of the parties hereto shall bear its own expenses, including fees of any attorneys and accountants engaged by such party, except that (a) any Taxes or filing, registration or recording fees applicable to the transfer of the Purchased Assets shall be borne by Seller;
(b) notwithstanding subsection (a), the HSR Act filing fees shall be borne one-half by Seller and one-half by Buyer; and (c) in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  13.2 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not


                                    - 59 -




performed in accordance with their specific terms or otherwise are breached.
Accordingly, each party agrees that any of the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such other party may be entitled at law or in equity.

                  13.3 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement shall survive the Closing and shall survive any investigation by the other party; provided, however, that the representations and warranties contained in Sections 5, 6 and 7 shall only survive until the later of (a) 18 months or (b) the expiration of all claims and other proceedings in respect of Damages that are the subject of indemnification pursuant to Section 12, except with respect to any representation or warranty relating to Taxes, which representation or warranty shall survive for the longer of (a) six years or (b) any statute of limitations (as amended from time to time or as extended by an agreement not entered into unreasonably) that applies to actions by any Governmental
Authority against Buyer or SFX in connection with such Taxes.

                  13.4 Notices. All notices, demands or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by registered or certified mail, first class, return receipt requested, postage prepaid, addressed as follows:

                           (a)      if to Seller or the Signing Partners:

                                    Sunshine Promotions, Inc.
                                    10089 Allisonville Road, Suite 100
                                    Fishers, Indiana  46038
                                    Attn: P. David Lucas

                                    with a copy to:

                                    Lowe Gray Steele & Darko
                                    Bank One Tower
                                    111 Monument Circle, Suite 4600
                                    Indianapolis, Indiana 46204
                                    Attn: Craig Pinkus and Connie Gustafson

                           (b)      if to Buyer or SFX:

                                    SFX Broadcasting, Inc.
                                    150 East 58th Street, 19th Floor
                                    New York, New York  10155
                                    Attn: Howard J. Tytel, Executive Vice
                                    President


                                    - 60 -




                                    with a copy to:

                                    Baker & McKenzie
                                    805 Third Avenue
                                    New York, New York  10022
                                    Attn: Howard M. Berkower

or such other address with respect to any party hereto as such party may from time to time notify the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed or, (ii) if personally delivered, on the date such delivery is made.

                  13.5 Assignment; Successors and Assigns. Neither this
Agreement nor any interest herein may be assigned or transferred by any party hereto or by operation of law or otherwise without the consent in writing of the other parties, provided, however, that Buyer may assign this Agreement in whole or in part to a separate corporation, all of the capital stock of which is owned by SFX, formed for the purpose of consummating the transactions contemplated hereby. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

                  13.6 Entire Agreement. This Agreement, the Schedules and
Exhibits referred to herein and the Closing Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral among such parties and constitute the whole and entire basis upon which the respective rights, duties, obligations, representations and warranties contained herein and therein are based. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge or termination is sought.

                  13.7 Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New
York in all respects, including all matters of construction, validity and performance, without regard to their conflict of law principles.

                  13.8 Construction.  THE PARTIES HAVE PARTICIPATED JOINTLY
IN THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT.  IF AN AMBIGUITY OR
QUESTION OF INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL
BE CONSTRUED AS IF DRAFTED JOINTLY BY THE PARTIES, AND NO
PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR
DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF THE
PROVISIONS OF THIS AGREEMENT. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a



                                    - 61 -




document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All references to Schedules and Exhibits shall mean the Schedules and Exhibits attached hereto and made a part hereof.

                  13.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  13.10 Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO
THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE
SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN
CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR
PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED
ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED,
HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED
TO IN THIS SECTION 13.10 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO
THE JURISDICTION OF SAID COURTS OTHER THAN FOR SUCH PURPOSE.

                  13.11 Captions. The captions in this Agreement are for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  13.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed by such party.

                  13.13 Bulk Sales Laws. Seller and Buyer waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller and the Selling Stockholders agree to pay and discharge when due or to contest or litigate all claims of creditors which could be asserted against Buyer or SFX or the Purchased Assets by reason of such noncompliance, and to indemnify, defend and hold harmless Buyer and SFX from and against any and all such claims, and to take promptly all necessary action to remove any Lien which may be placed on the Purchased Assets by reason of such noncompliance.

                  13.14 Publicity. Each of the parties hereto agrees that, until the Closing it will consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and that, subject


                                    - 62 -




to the requirements of applicable law or Nasdaq, neither party will make any such press release or public statement without the prior consent of the other party.

                  13.15 Waiver. All of the original rights and powers of any party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof, and no party shall be deemed to have waived any of its rights, any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party. No such waiver by a party of any breach by another party of any provision of this Agreement shall be deemed a waiver of any continuing, future or recurring breach of such provision or any other provision of this Agreement. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants or agreements contained in this Agreement.

                  13.16 Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns, except that Conseco, Inc. shall be a third-party beneficiary to Section 8.16.


                                    - 63 -




                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                           DEER CREEK PARTNERS, L.P.

                           By:     Sand Creek, L.P., its general partner

                                 By:      Sand Creek, Inc., its general partner

                                          By: /s/ P. David Lucas
                                             ---------------------------------
                                          Name:  P. David Lucas
                                          Title: President

                           DEER CREEK AMPHITHEATER CONCERTS, L.P.

                           By:     Deer Creek Amphitheater Concerts, Inc., its
                                   general partner

                                   By: /s/ Howard J. Tytel
                                      ---------------------------------
                                   Name:  Howard J. Tytel
                                   Title: Executive Vice President

                           SFX BROADCASTING, INC.

                                   By: /s/ Howard J. Tytel
                                      ---------------------------------
                                   Name:  Howard J. Tytel
                                   Title: Executive Vice President

                           SIGNING PARTNERS:

                                   /s/ P. David Lucas
                                   ------------------------------------
                                   P. David Lucas

                                   /s/ Steven Sybesma
                                   ------------------------------------
                                   Steven Sybesma

                                   Sand Creek Partners, L.P.

                                   By:    Sand Creek, Inc., its general partner

                                          By: /s/ Steven Sybesma
                                             --------------------------------
                                          Name:  Steven Sybesma
                                          Title: Partner

                           Sand Creek Partners, Inc.

                                   By: /s/ Steven Sybesma
                                      --------------------------------
                                      Name:  Steven Sybesma
                                      Title: Vice Presdent



                                    - 64 -



                                                                 Exhibit 10.9


                       ASSET PURCHASE AND SALE AGREEMENT


                                  BY AND AMONG


                          MURAT CENTER CONCERTS, L.P.,


                            SFX BROADCASTING, INC.,


                               MURAT CENTRE L.P.


                                      AND


                  CERTAIN OF THE PARTNERS OF MURAT CENTRE L.P.







                                 JUNE 23, 1997



                               TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
SECTION 1.  DEFINITIONS..................................................  1

SECTION 2.  SALE OF ASSETS...............................................  9
         2.1      Purchased Assets.......................................  9
         2.2      Excluded Assets........................................ 10
         2.3      Liabilities............................................ 10

SECTION 3.  PURCHASE..................................................... 11
         3.1      Purchase Price......................................... 11
         3.2      Calculation of Gain.................................... 13
         3.3      ....................................................... 13
         3.4      Working Capital........................................ 13
         3.5      Allocation of Purchase Price........................... 14

SECTION 4.  CLOSING...................................................... 14

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER..................... 14
         5.1.     Organization; Capitalization........................... 14
         5.2      Subsidiaries; General Partner.......................... 15
         5.3      Authorization of Agreements, No Conflict, Etc.......... 15
         5.4      Title to Properties.................................... 16
         5.5      Leases................................................. 16
         5.6      Condition of Property.................................. 16
         5.7      Compliance with Laws, Etc.............................. 17
         5.8      Intellectual Property.................................. 18
         5.9      Books and Records...................................... 18
         5.10     Receivables............................................ 19
         5.11     Litigation............................................. 19
         5.12     Contracts; Bookings.................................... 19
         5.13     Labor Matters.......................................... 20
         5.14     Financial Statements................................... 20
         5.15     Absence of Certain Changes or Events................... 21
         5.16     Undisclosed Liabilities................................ 22
         5.17     Real Property.......................................... 22
         5.18     Taxes.................................................. 25
         5.19     Insurance.............................................. 26
         5.20     Employee Benefits...................................... 27
         5.21     Employees.............................................. 29
         5.22     Environmental Matters.................................. 30
         5.23     Affiliate Transactions................................. 31
         5.24     Absence of Certain Business Practices.................. 32

                                     - i -



                                                                        PAGE
                                                                        ----
         5.25     Broker's or Finder's Fees.............................. 32
         5.26     Disclosure............................................. 32
         5.27     Sufficiency of Purchased Assets........................ 32
         5.28     Certain Payments....................................... 32
         5.29     Balance of Murat Note.................................. 32
         5.30     Other Partners......................................... 33

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF EACH SIGNING PARTNER
                                                                          33
         6.1      Authorization of Transaction........................... 33
         6.2      Non-contravention...................................... 34
         6.3      Broker's Fees.......................................... 34
         6.4      Ownership of Partnership Interest in Seller............ 34
         6.5      Representations and Warranties of Seller............... 34
         6.6      ....................................................... 34
         6.7      ....................................................... 34
         6.8      ....................................................... 34
         6.9      Disclosure............................................. 34
         6.10     Informed Judgment...................................... 34

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX.............. 35
         7.1      Organization of Buyer.................................. 35
         7.2      ....................................................... 35
         7.3      Authorization of this Agreement, Etc................... 35
         7.4      Broker's or Finder's Fees.............................. 35

SECTION 8.  COVENANTS.................................................... 35
         8.1      Covenants of Seller.................................... 35
         8.2      Filings and Governmental Consents...................... 39
         8.3      Confidentiality........................................ 39
         8.4      Access................................................. 40
         8.5      Casualty and Condemnation.............................. 41
         8.6      Employment Matters..................................... 42
         8.7      ....................................................... 43
         8.8      ....................................................... 43
         8.9      Notification........................................... 43
         8.10     Environmental Reports and Related Matters.............. 44
         8.11     Further Assurances..................................... 45
         8.12     Releases............................................... 45
         8.13     Consent and Voting Agreement........................... 46
         8.14     Prepayment of Debt..................................... 47
         8.15     ....................................................... 47
SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER............................48


                                     - ii -



                                                                        PAGE
                                                                        ----
         9.1      Representations, Warranties and
                  Covenants of Seller and the Signing Partners........... 48
         9.2      Absence of Proceedings................................. 48
         9.3      Opinion of Counsel to Seller........................... 48
         9.4      Consents or Approvals.................................. 50
         9.5      Title Insurance........................................ 50
         9.6      HSR Act................................................ 50
         9.7      Closing of Other Agreements............................ 50
         9.8      Bill of Sale........................................... 50
         9.9      Conveyance; Assignment and Assumption Agreement........ 50
         9.10     Environmental Matters.................................. 52
         9.11     ....................................................... 52
         9.12     ....................................................... 52
         9.13     Working Capital........................................ 52

SECTION 10.  CONDITIONS TO OBLIGATIONS OF SELLER......................... 52
         10.1     Representations, Warranties and Covenants
                  of Buyer and SFX....................................... 52
         10.2     Absence of Proceedings................................. 53
         10.3     Opinion of Buyer's Counsel............................. 53
         10.4     HSR Act................................................ 54
         10.5     Control of SFX......................................... 54
         10.6     ....................................................... 54
         10.7     Repayment of Long-Term Debt............................ 54
         10.8     Assignment and Assumption Agreement.................... 54
         10.9     Closing of Other Acquisition Agreements................ 54

SECTION 11.  TERMINATION................................................. 54
         11.1     Termination............................................ 54
         11.2     Effect of Termination.................................. 55

SECTION 12.  INDEMNIFICATION............................................. 55
         12.1     Indemnification of Buyer and SFX; Appointment of
                  Representative......................................... 55
         12.2     Indemnification of Seller and the Signing Partners..... 56
         12.3     Claims for Indemnification............................. 56
         12.4     Materiality or Knowledge............................... 57
         12.5     Set-Off in Lieu of Separate Compensation............... 57
         12.6     Method of Payment of Indemnification................... 58
         12.7     Limitations on Indemnification......................... 58

SECTION 13.  MISCELLANEOUS............................................... 58
         13.1     Expenses............................................... 58
         13.2     Specific Performance................................... 58
         13.3     Survival............................................... 59
         13.4     Notices................................................ 59

                                    - iii -



                                                                        PAGE
                                                                        ----
         13.5     Assignment; Successors and Assigns..................... 60
         13.6     Entire Agreement....................................... 60
         13.7     Governing Law; Construction............................ 60
         13.8     Construction........................................... 60
         13.9     Severability........................................... 61
         13.10    Jurisdiction........................................... 61
         13.11    Captions............................................... 61
         13.12    Counterparts........................................... 61
         13.13    Bulk Sales Laws........................................ 61
         13.14    Publicity.............................................. 61
         13.15    Waiver................................................. 62
         13.16    No Third Party Beneficiaries........................... 62


EXHIBITS

5.30              Form of Partners' Agreement
9.8               Form of General Bill of Sale
9.9               Form of Deed


SCHEDULES

2.1(c)            Vehicles
2.1(d)            Real Property
2.1(g)            Contracts
2.2               Excluded Assets
2.3               Assumed Obligations
3.1(f)            Long-Term Debt
3.5               Allocation of Purchase Price
5.1               Organization, Qualifications and Capitalization
5.2               Subsidiaries; General Partner
5.3               Seller's Consents
5.4               Title Reports (Permitted Liens)
5.6               Tangible Property
5.7               Legal Compliance; Governmental Authorizations
5.8               Intellectual Property Disputes
5.10              Accounts Receivable
5.11              Litigation
5.12(a)           Consents
5.12(b)           Bookings
5.13              Labor Matters
5.15              Adverse Changes
5.16              Liabilities


                                     - iv -



                                                                        PAGE
                                                                        ----
5.18(a)           Tax Extensions
5.18(c)           Tax Returns
5.19              Insurance
5.20              Employee Benefit Plans
5.21              Employees
5.22              Environmental Matters
5.23              Affiliate Transactions
7.3               Buyer's Consents
8.14              Loans to Signing Partners




                                     - v -



                       ASSET PURCHASE AND SALE AGREEMENT


                  Asset Purchase and Sale Agreement, dated as of June 23,
1997, by and among Murat Centre L.P., an Indiana limited partnership
("Seller"), Murat Center Concerts, L.P., a Delaware limited partnership
("Buyer"), SFX Broadcasting, Inc. ("SFX"), and P. David Lucas and Steven P.
Sybesma, both of whom are limited partners of Seller, and Murat Centre, Inc., the general partner of Seller (such three Persons, collectively, the "Signing
Partners").

                  WHEREAS, Buyer is a wholly-owned subsidiary of SFX;

                  WHEREAS, Seller desires to sell to Buyer substantially all of its assets, and Buyer desires to purchase such assets, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, as a condition to its purchase of such assets, Buyer requires Seller and the Signing Partners to make certain representations, warranties and covenants and to agree to indemnify Buyer in certain respects, all as more fully set forth herein; and

                  WHEREAS, contemporaneously herewith, SFX and certain subsidiaries thereof are entering into asset purchase and sale agreements (the
"Other Agreements") with the Other Sellers (as defined herein);

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                  SECTION 1.  DEFINITIONS.

                  As used in this Agreement, the following terms shall have the following meanings:

                  1.1 "Accounts Receivable" has the meaning set forth in
Section 5.10.

                  1.2 "Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first mentioned Person.

                  1.3 (reserved)

                  1.4 "Apportionment Date" means June 1, 1997.

                  1.5 (reserved)

                  1.6 "Assumed Obligations" has the meaning set forth in
Section 2.3.

                  1.7 "Balance Sheet" has the meaning set forth in Section
5.14.


                                     - 1 -




                  1.8 "business day" means any day on which banks in the State of New York are not authorized or required to close.

                  1.9 "Buyer" has the meaning set forth on the first page of this Agreement.

                  1.10 (reserved)

                  1.11 (reserved)

                  1.12 "Closing" has the meaning set forth in Section 4.

                  1.13 "Closing Date" has the meaning set forth in Section 4.

                  1.14 "Closing Documents" means all agreements and documents to be executed or delivered in connection with the closing of the transactions contemplated by this Agreement, including, without limitation, the documents described in Section 9.9.

                  1.15 "COBRA" means the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

                  1.16 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.17 "Competing Transaction" means any of the following involving Seller: (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (b) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Seller, in a single transaction or series of transactions; (c) except as set forth on Schedule 5.1, any offer (whether in cash or in securities) for 25% or more of the outstanding partnership interests in Seller; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing.

                  1.18 "Contracts" has the meaning set forth in Section 2.1.

                  1.19 "Control" (including the terms "Controlled," "Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  1.20 "Damages" means any and all claims, demands, losses, costs, obligations, liabilities, Tax deficiencies, interest thereon and penalties and expenses, and includes, without limitation, reasonable attorney's fees and any Tax liability (including interest) resulting from any payment pursuant to Section 12; provided, however, that Damages, as used in Section 12, shall be net of insurance proceeds received by the Indemnified Party and any tax benefits derived by the Indemnified Party from the deduction or payment of any Damages to a third Person.

                  1.21 "day" means a calendar day.


                                     - 2 -




                  1.22 (reserved)

                  1.23 (reserved)

                  1.24 (reserved)

                  1.25 "Employee Benefit Plan" means any (a) bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay, termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement, practice or policy, or (b) plan, program, arrangement, practice or policy, which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, whether written or unwritten.

                  1.26 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  1.27 "Environmental, Health and Safety Liabilities" means any cost, damages, loss, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable
Environmental Law or Occupational Safety and Health Law (whether or not such
Cleanup has been required or requested by any Governmental Body or any other
Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.

For purposes of the foregoing definition, the terms "removal," "remedial" and "response action" include the types of activities covered by the United States
Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
ss. 9601 et seq., as amended.


                                     - 3 -





                  1.28 "Environmental Law" means any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the Threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  1.29 "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.30 "ERISA Affiliate" means each person (as defined in section 3(9) of ERISA) that, together with the Seller or any of its Subsidiaries (or any person whose liabilities the Seller or any of its Subsidiaries has assumed or is otherwise subject to, whether directly or indirectly, including as a result of indemnification) would be or has been treated as a single employer under section 4001(b) of ERISA or Section 414 of the Code.

                  1.31 "ESA" has the meaning set forth in Section 8.10.

                  1.32 "Excluded Assets" has the meaning set forth in Section
2.2.

                                     - 4 -





                  1.33 "Facilities" means any real property, leaseholds, or other interests owned or operated by Seller or its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by Seller.

                  1.34 (reserved)

                  1.35 "Gain" has the meaning set forth in Section 3.1.

                  1.36 "General Partner" shall mean Murat Centre, Inc., an
Indiana corporation.

                  1.37 "Governmental Authorization" means any approval, consent, license, variance, permit, conditional use permit waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  1.38 "Governmental Body" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

                  1.39 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use
(including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from any current or former Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off any current or former Facilities, or that may affect the value of the Facilities or Seller.

                  1.40 "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum, petroleum by-products and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials polychlorinated biphenyls and lead paint.

                  1.41 "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.42 "including" means including without limitation.

                  1.43 "Indemnified Party" means the party or parties claiming a right to indemnification pursuant to Section 12.


                                     - 5 -





                  1.44 "Indemnifying Party" means the party or parties from whom indemnification is sought pursuant to Section 12.

                  1.45 "Intellectual Property" means trademarks, service marks, trade dress, logos, trade names, corporate names, assumed names, patents and copyrights together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

                  1.46 "Interim Balance Sheet" has the meaning set forth in
Section 5.14.

                  1.47 "Lease" or "Leases" has the meaning set forth in Section
2.1.

                  1.48 "Leased Real Property" means all real property subject to the Leases.

                  1.49 "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, code, statute, or treaty.

                  1.50 "Lien" means any lien, claim, pledge, security interest, mortgage, charge, easement, right-of-way, encroachment, covenant and/or restriction restricting use or the manner of use, lease, right of use or other encumbrance or third party right of any kind, whether written or oral.

                  1.51 "Litigation" has the meaning set forth in Section 12.3.

                  1.52 "Murat Note" has the meaning set forth in Section 9.9.

                  1.53 "Murat Estoppel" has the meaning set forth in Section
9.9.

                  1.54 (reserved)

                  1.55 (reserved)

                  1.56 (reserved)

                  1.57 "Occupational, Safety and Health Law" means any Legal
Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  1.58 "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by


                                     - 6 -




the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  1.59 "Other Agreements" has the meaning set forth on the first page of this Agreement.

                  1.60 "Other Sellers" means, collectively, Deer Creek
Partners, L.P., Polaris Amphitheater Limited Partnership, Suntex, Inc.,
TourDesign, Inc. and Sunshine Promotions, Inc.

                  1.61 "Owned Real Property" has the meaning set forth in
Section 2.1.

                  1.62 "Partner" has the meaning set forth in Section 2.3.

                  1.63 "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  1.64 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  1.65 "Purchased Assets" has the meaning set forth in Section
2.1.

                  1.66 "Real Property" means the Leased Real Property.

                  1.67 "Records" has the meaning set forth in Section 2.1.

                  1.68 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                  1.69 "Release Certificate" has the meaning set forth in
Section 3.1.

                  1.70 "Representative" is defined in Section 12.1.

                  1.71 "Scalpers" means any Persons engaged in the business or activity of selling tickets in excess of the face value thereof or in contravention of any applicable Legal Requirement as to the time, place or manner of sale.

                  1.72 "SEC" means the U.S. Securities and Exchange Commission.

                  1.73 "Securities Act" means the Securities Act of 1933, as amended.

                  1.74 "Seller" has the meaning set forth on the first page of this Agreement and, unless the context requires otherwise, also includes that entity's predecessors.


                                     - 7 -





                  1.75 "Seller Plans" has the meaning set forth in Section
5.20.

                  1.76 "Seller's Counsel" means Lowe Gray Steele & Darko.

                  1.77 (reserved)

                  1.78 "SFX" has the meaning set forth on the first page of this Agreement.

                  1.79 "Signing Partner" has the meaning set forth on the first page of this Agreement.

                  1.80 "Structures" has the meaning set forth in Section 5.17.

                  1.81 "Subsidiary" means any entity in which Seller has an ownership interest.

                  1.82 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross income, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  1.83 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  1.84 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  1.85 "Threatened"--a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given
(orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                  1.86 "Working Capital" means the difference between the short-term assets that are transferred to Buyer pursuant to this Agreement and sold to other subsidiaries of SFX pursuant to the Other Agreements and the short-term liabilities that are assumed by Buyer pursuant to this Agreement or by other subsidiaries of SFX pursuant to the Other Agreements; for purposes of this Agreement, "short-term assets" and "short-term liabilities" shall have the meanings given to such terms under generally accepted accounting principles.


                                     - 8 -





                  SECTION 2.  SALE OF ASSETS.

                  2.1 Purchased Assets. Upon and subject to the terms and conditions provided in this Agreement, Seller shall, at the Closing, convey, sell, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to all of its assets and properties (real, personal and intangible), including, but not limited to, the items specifically listed and described below and on the schedules attached hereto (but excluding Excluded
Assets) (collectively, the "Purchased Assets"):

                  (a) All merchandise, inventories, materials and supplies of Seller, including items in transit from vendors and also including guaranties and warranties running to the benefit of Seller with regard thereto;

                  (b) All cash on hand and at banks, other cash items of Seller at the close of business on the Closing Date, all receivables and other accrued payments or obligations which have inured or shall inure to the benefit of Seller;

                  (c) All machinery, equipment, office equipment, furniture, computers, leasehold improvements, fixtures, trade fixtures, supplies and other personal property owned by Seller and rights of Seller of every kind and description, tangible and intangible, and all warranties and guaranties thereto and rights of action of Seller therefor, including, without limitation, all automobiles, trucks, trailers, automotive equipment and other vehicles owned by Seller, all of which vehicles are described on Schedule 2.1(c);

                  (d) (reserved)

                  (e) All of the right, title and interest of Seller or its affiliates in and to all Intellectual Property of Seller, including, without limitation, any Web page or HTML site, and any and all variations or derivations thereof and in and to all logos, insignias and advertising materials bearing the names "Murat" or "Murat Centre," to the name of Seller and all brand names and trademarks and all technology and technical information related to, necessary for or used in connection with the operation of Seller's business, and all secrecy agreements of Seller or its affiliates with others, including employees, relating to disclosure, assignment or patenting of any of the foregoing;

                  (f) All of the right, title and interest of Seller in, to and under all leases, subleases, licenses and/or other occupancy agreements affecting the real property described in Schedule 2.1(d) (individually a "Lease" and collectively, the "Leases"), the estates created thereunder and all improvements, fixtures, affixations and fittings located on the premises covered thereby owned by Seller;

                  (g) All of the right, title and interest of Seller in and to all agreements, contracts and contract rights, purchase and sales contracts and orders, license agreements, franchises, booking agreements, trade and barter agreements and all other agreements and contracts relating to or necessary for the operation of Seller's business ("Contracts"), including, without limitation, those listed or described on Schedule 2.1(g) and to all Governmental Authorizations listed or described on Schedule 5.7;


                                     - 9 -





                  (h) All claims, deposits, credits and prepaid items, refunds, causes of action, choses in actions, pending litigation, judgments, settlements, rights of recovery, rights of set-off, rights of recoupment and demands on others of every kind and nature relating to the Purchased Assets or related to or arising from the operation of Seller's business, whether now existing or hereafter arising;

                  (i) All original files and records of Seller (including all financial records and computer runs and programs related thereto) pertaining to the Purchased Assets and all other books, records, files, documents, correspondence, reports and lists of suppliers and customers including, but not limited to, general ledger, all sales and credit records, accountants' working papers, advertising and sales material, literature and personnel and payroll records of Seller (provided, however, that Tax Returns may be copies) (the
"Records"), to which Seller shall have access pursuant to Section 8.4(a);

                  (j) The Seller as a going concern and the goodwill thereof;
and

                  (k) All other assets, properties, rights and the entire business, of every kind and nature, owned or held by Seller or in which Seller has an interest (except for the Excluded Assets), known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, including, without limitation, all Governmental Authorizations, securities, automobiles, trucks and trailers.

                  2.2 Excluded Assets. All assets of the Seller Plans and any other Employee Benefit Plans, seals, minute books, rights to receive Tax refunds to the extent such refunds relate to any period prior to June 1, 1997, and other documents relating to the rights of Seller under this Agreement and any assets described in Schedule 2.2 (collectively, the "Excluded Assets") are excluded from the Purchased Assets to be sold by Seller to Buyer.

                  2.3 Liabilities.

                  (a) At the Closing, Buyer shall assume all liabilities and obligations of Seller under Contracts and Leases and all other liabilities and obligations of Seller, other than those set forth in Section 2.3(b), that are set forth on Schedule 2.3 (the "Assumed Obligations"). Buyer shall not assume or have any liabilities with respect to any other obligation or liability of Seller that is not included in the Assumed Obligations.

                  (b) Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, or in any way be liable or responsible for:

                  (i) (A) any liabilities or obligations of Seller, or any consolidated group of which Seller is a member, or of any general or limited partners (the "Partners") for any Taxes, accrued for, applicable to or arising from any period on or prior to May 31, 1997, or in connection with the consummation of the transactions contemplated herein, and (B) any liability of the Seller for the unpaid Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                                     - 10 -





                  (ii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of any of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

                  (iii) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein;

                  (iv) any intercompany payables or any liabilities or obligations of Seller owing to any Affiliate of Seller or to any Other
         Seller or any Affiliate thereof, all of which shall be released on or prior to the Closing Date;

                  (v) any liability or obligation of the Seller under this Agreement;

                  (vi) any Environmental, Health and Safety Liability arising solely from occurrences or conditions on or prior to the Closing Date, or, for any such liability arising from occurrences or conditions both before and after the Closing, the portion of any such liability caused by occurrences prior to the Closing Date;

                  (vii) any liability or obligation relating to the Seller
         Plans or any other Employee Benefit Plans, including but not limited to any liability or obligation with respect to COBRA or any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA); and

                  (viii) any liability or obligation not expressly set forth in the Balance Sheet, except those which may arise with respect to the period after the Closing Date under the Contracts and Leases and as set forth in Schedule 2.3.


                  SECTION 3.  PURCHASE.

                  3.1 Purchase Price. In consideration of the aforesaid sale, conveyance, transfer, assignment and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, including, without limitation, Section 12.5, Buyer will pay to Seller, and SFX hereby guarantees the payment of:

                  (a) subject to adjustment pursuant to Section 8.10, on the Closing Date, $2,250,000 in the form of a wire transfer to the bank account designated by Seller no later than three business days prior to the Closing
Date.

                  (b) (reserved)

                  (c) (reserved)


                                     - 11 -





                  (d) (reserved)

                  (e) no later than the fifth business day prior to April 15 in the year following the year in which the Closing occurs, in the form of a wire transfer to the bank account designated by Seller no later than eight business days prior to such April 15th date, an amount of money equal to X in the following equation:


         X     =  TROI (Y) - TRCG(Y)
                  ------------------
                      1 - TRCG1

         X     =  payment to be made by Buyer.

         Y     =  the amount of gain that would have been treated as
                  ordinary income or net short-term capital gain for federal income tax purposes if the partners of Seller had sold their partnership interest in Seller for an aggregate amount equal to the purchase price hereunder (without considering amounts payable pursuant to this Section 3.1(e)) ("Gain"). Such
                  amount shall be calculated in accordance with the provisions of Section 3.2. In no event shall the amount of Gain exceed the difference between the total purchase price allocated
                  under Section 3.5 to assets, the sale of which may give rise to ordinary income or loss or net short-term capital gain or loss and the basis of such assets.

         TROI = maximum federal tax rate applicable to individuals for ordinary income for transactions occurring on the Closing
                  Date.

         TRCG = maximum federal tax rate applicable to individuals for long-term capital gains for transactions occurring on the Closing Date.

         TRCG1 = maximum federal tax rate applicable to individuals for long-term capital gains in the year of the payment pursuant to this Section 3.1(e).

Notwithstanding the foregoing, no payment pursuant to this Section 3.1(e) shall be required to the extent that (i) the difference between (A) the aggregate amounts payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements and (B) the aggregate amounts that would be payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements if, in each case, the definitions of TROI and TRCG replaced "for transactions occurring on the Closing Date" with "as of the date hereof, without regard to any increases or reductions enacted subsequent to the date hereof," exceeds (ii) $50,000;

                  (f) on the Closing Date, the repayment by Buyer of the long-term debt of Seller described on Schedule 3.1(f) or, at Buyer's option, the delivery to Seller of a certificate (the "Release Certificate") from the holder of such debt stating that Seller and any Signing Partners are released from all of their obligations with respect to payment of such debt.
Notwithstanding the foregoing, if and to the extent a prepayment penalty, premium, late fee and/or participation (i.e., "kicker") is

                                     - 12 -




due and payable, the purchase price to be paid pursuant to Section 3.1(a) shall be reduced by the amount of such payment; and

                  (g) no later than the fifth business day prior to April 15 of the year following the year in which the Closing occurs, if such amount is specified in writing by the Seller, an additional amount of purchase price, allocable to goodwill, and equal to the sum of all Taxes assessed against and paid by Seller for the time period from June 1, 1997, through the Closing Date.

                  3.2 Calculation of Gain. The amount of Gain shall be calculated by Seller or its designee no later than December 15 of the year in which the Closing occurs and shall be reviewed and verified by Buyer or its designee, which shall be allowed full access to Seller's books and records for such purposes. In the event of a dispute as to the amount of Gain, Seller and Buyer shall use reasonable efforts to resolve such dispute and, if the dispute cannot be resolved after such reasonable efforts, the amount of Gain treated as ordinary income for federal income tax purposes shall be determined by an independent arbitrator as follows: the dispute shall be submitted to an independent arbitrator designated by the American Arbitration Association under the expedited procedures then in effect for the resolution of commercial disputes. Such arbitrator shall be a certified public accountant designated by the American Arbitration Association. Buyer and Seller shall share equally the costs and expenses of such arbitrator, but each party shall bear its own legal and other expenses, if any. No later than ten days after a final resolution of the amount of Gain, any unpaid amount due pursuant to Section 3.1(e) shall be paid by Buyer or SFX.

                  3.3 (reserved)

                  3.4 Working Capital.

                  (a) (reserved)

                  (b) (reserved)

                  (c) (reserved)

                  (d) (reserved)

                  (e) Seller represents and warrants to Buyer and SFX, and covenants to Buyer and SFX, that the deficit in Working Capital will be no greater than $4,500,000 on the Apportionment Date. If the deficit in Working
Capital is greater than $4,500,000 on such date, Buyer's sole remedy shall be as provided in the Other Agreement with respect to the sale of assets of Sunshine Promotions, Inc. At least five business days prior to the estimated
Closing Date, Seller shall furnish to Buyer a proposed schedule setting forth all short-term assets as of the Apportionment Date that are to be transferred to Buyer pursuant to this Agreement and all short-term liabilities as of the Apportionment Date that are to be assumed by Buyer pursuant to this Agreement.
Thereafter, Seller and Buyer shall negotiate in good faith in order to resolve any disputed amounts contained therein.

                  3.5 Allocation of Purchase Price. Schedule 3.5, as it may be amended by the parties subsequent to the date hereof, sets forth the parties' allocation of the purchase price, which

                                     - 13 -




Seller agrees to adhere to for all purposes, including financial accounting and for the payment of all federal and state Tax returns filed subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased Assets hereunder, and the determination by Buyer of its Tax basis with respect to the Purchased Assets. Seller and Signing
Stockholders agree that they will execute and deliver such documents as Buyer shall request at any time or from time to time which relate to or confirm the determination of the allocation of the purchase price. Any additional purchase price not explicitly allocated pursuant to Schedule 3.5 shall be allocated to the purchase of Seller's goodwill. Buyer agrees to pay to Seller and the Selling Stockholders, as an additional purchase price, an amount equal to any additional federal income taxes assessed against such parties because of the re-allocation by the Internal Revenue Service of any of the purchase price hereunder to ordinary income assets of Seller, except to the extent that such re-allocation is due to any inaccuracies in Seller's financial statements or to the extent that such assessment gives effect to any change in the applicable tax rates between the date hereof and the date of such assessment.

                  SECTION 4.  CLOSING.

                  Except as otherwise set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer in New York, New York, commencing at 10:00 a.m. local time on the later of (a) June 23, 1997, or (b) the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the
"Closing Date").

                  SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER.

                  To induce Buyer to enter into this Agreement, and to consummate the transactions contemplated, Seller represents and warrants to Buyer as follows:

                  5.1. Organization; Capitalization.

                  (a) Schedule 5.1 contains a complete and accurate list of the name of Seller, its jurisdiction of organization and other jurisdictions in which it is authorized to do business. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own and lease its properties and carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of properties makes such qualification necessary.

                  (b) As of the date of this Agreement, the general and limited partnership interests of Seller are as set forth on Schedule 5.1. Except as set forth on Schedule 5.1, there is outstanding no security, option to purchase, right, call, subscription, agreement, commitment, right of first refusal or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any general or limited partnership interest of Seller or any security convertible into, or other right to acquire, any general or limited partnership interest of Seller; (ii) obligates Seller to grant, offer to grant or enter into any of the foregoing; or (iii)

                                     - 14 -




relates to the voting or control of such partnership interests, securities or rights. Schedule 5.1 sets forth the name and address of each holder of a general and limited partnership interest of Seller and the equity interest in Seller represented thereby.

                  5.2 Subsidiaries; General Partner.

                  (a) Seller does not own or have any right to acquire, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization. Seller has never had any Subsidiaries.

                  (b) The General Partner: (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has full power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted in the manner of and in the places in which such business is now being conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

                  5.3 Authorization of Agreements, No Conflict, Etc. Seller has the full legal right, power and authority to execute and deliver this Agreement and the Closing Documents and to fully perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes, and upon the execution and delivery of the Closing Documents, each of the Closing Documents will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the Closing Documents will not, with or without the giving of notice and/or the passage of time, (a) violate any provisions of law applicable to Seller or conflict with, result in the breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any articles of limited partnership, partnership agreement, indenture, mortgage or deed of trust or conflict with, result in a breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any lease or other agreement or instrument, to which Seller is a party or by which Seller or any of its assets or properties is or may be bound, (b) conflict with or result in a breach of any statute or law or judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Seller is subject or by which any of the Purchased Assets is bound, or (c) cause Buyer to become subject to, or to become liable for the payment of, any Tax imposed upon Seller. Seller has not received notice (except for notices of matters corrected or disposed of to the notifying Person's satisfaction) that it is in violation of any statute, law, judgment, decree, order, regulation or rule relating to or affecting the operation, conduct or ownership of the properties or business of Seller. Except as set forth in Schedule 5.3, Seller is not, nor will it be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.


                                     - 15 -





                  5.4 Title to Properties. Seller has delivered to Buyer copies of all title insurance policies, opinions, abstracts, plans, subdivision maps, approved site plans and surveys in the possession of Seller and relating to the Leased Real Property. Seller owns and has good and marketable title to all Purchased Assets (whether real, personal, or mixed and whether tangible or intangible) free and clear of all Liens, except as set forth on Schedule 5.4 or on the marked title commitment for the Real Property obtained by Buyer from Chicago Title Insurance Company, dated June __, 1997, bearing commitment number
255-423CE. Upon transfer of the Purchased Assets to Buyer pursuant to this Agreement, good and marketable title to the Purchased Assets will pass to Buyer, free and clear of any Liens, except as set forth on Schedule 5.4.

                  5.5 Leases. Seller has delivered to Buyer a complete and true copy of each Lease to which Seller is a party or by which Seller is bound, all of which are listed in Schedule 2.1(d). All Leases are in full force and effect, valid and binding in accordance with their respective terms and, to the best of Seller's knowledge, there are no existing defaults or events that, with notice or lapse of time or both, would constitute a default under any Lease. To the best of Seller's knowledge, no party to any Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance agreements in effect as to any premises affected by any Lease. Seller has not assigned, transferred, conveyed, mortgaged, pledged, deeded in trust or encumbered any interest of Seller in any of the Leases or the estates covered therein. The execution of this Agreement and the sale of the Purchased Assets to Buyer will not constitute a default or breach of any Lease, except as specifically indicated in Schedule 2.1(d) as requiring the consent to the assignment of such Lease. Seller does not have any obligations as tenant, lessee, subtenant, sublessee or licensee under any Lease which have accrued and which have not been fully performed (other than taxes accrued in full on Seller's financial statements), nor has it received notice of any claimed default with respect to any such Lease.

                  5.6 Condition of Property. Schedule 5.6 sets forth a correct and complete list of all items of machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller with a value of $5,000 or more. To the best of Seller's knowledge (including, without limitation, matters of which Seller may not have actual knowledge but of which Seller reasonably should have known), all machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller are in a good state of repair and good working order, reasonable wear and tear excepted, and are in conformity with all applicable
Legal Requirements. The operation and maintenance of said assets by Seller complies with all applicable Legal Requirements.

                  5.7      Compliance with Laws, Etc.

                  (a) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

                  (b) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any

                                     - 16 -




Legal Requirement, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (c) Except as set forth on Schedule 5.7, to the best of Seller's knowledge, Seller has not received any notice or other communication
(whether oral or written) from any Governmental Body or other Person regarding any actual, alleged, possible or potential (A) violation of, or failure to comply with, any Legal Requirement, or (B) obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (d) Schedule 5.7 contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller.
Each Governmental Authorization listed or required to be listed in Schedule 5.7 is valid and in full force and effect. Except as set forth in Schedule 5.7:

                  (i) to the best of Seller's knowledge, Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.7;

                  (ii) to the best of Seller's knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule
         5.7, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.7;

                  (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental
         Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.7 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental
         Bodies.

                  (e) To the best of Seller's knowledge, the Governmental
Authorizations listed in Schedule 5.7 collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.


                                     - 17 -





                  (f) No consent of any Person is necessary for the assignment of any Governmental Authorizations to Buyer, except as indicated on Schedule
5.7.

                  (g) To the best of Seller's knowledge, all concessionaires of Seller have received all Governmental Authorizations required to operate their concessions, including, without limitation, health permits and liquor licenses.

                  5.8 Intellectual Property.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Seller as presently conducted. Each item of Intellectual Property owned or used by Seller is owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing
Date. Seller has taken all necessary and commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Except as set forth on Schedule 5.8, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller, the Signing Partners and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). Except as set forth on Schedule 5.8, to the best of the knowledge of Seller and the Signing Partners, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

                  5.9 Books and Records. The books of account and other records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Seller is subject to that Section), including the maintenance of an adequate system of internal controls.
The books and records of Seller accurately reflect the bases for the financial condition and results of operations of Seller set forth in the financial statements referred to in Section 5.14.

                  5.10 Receivables. All accounts receivable of the Seller that are reflected on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Seller as of the Closing Date (collectively, the "Accounts Receivable") represent and will represent valid obligations arising in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable will be, as of the Closing Date, current and collectible, net of the respective reserves shown on the accounting records of the Seller as of the Closing Date (which reserves will be adequate and calculated consistent with past practice and will not represent a greater percentage of the Accounts
Receivable as of the Closing Date than the reserve reflected in the Balance
Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts
Receivable in terms of aging). Subject to such reserves, each of the Accounts
Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. To the best of Seller's knowledge,

                                     - 18 -




there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts
Receivable. Schedule 5.10 contains a complete and accurate list of all Accounts
Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  5.11 Litigation. Except as set forth in Schedule 5.11, there are no civil or criminal claims, actions, suits, proceedings or, to the best of Seller's knowledge, investigations pending or, to the best of Seller's knowledge, Threatened to be brought before any Governmental Body involving
Seller or any claims specifically relating to the properties or business of Seller or to the transactions contemplated by this Agreement. There is no order, decree or judgment of any kind in existence enjoining or restraining
Seller or any officer or employee of Seller or requiring any of them to take any action of any kind with respect to the operations or business of Seller.
All items listed on Schedule 5.11 have been properly submitted to Seller's insurance carrier as insured claims and have not been rejected by such carrier.

                  5.12     Contracts; Bookings.

                  (a) Seller is not a party to or bound by any contracts, agreements or understandings (whether written or oral) other than the Contracts and the Leases. A true and complete list or description of all Contracts is contained on Schedule 2.1(g) (except that any Contract that has a value of less than $25,000 for the remaining term of such Contract need not be set forth on
Schedule 2.1(g) unless such Contract is a booking, ticket distribution, performance or artist agreement). For Contracts required to be listed on
Schedule 2.1(g) other than performance, artist or one-time venue contracts, Seller has delivered to Buyer a correct and complete copy of each written
Contract and a correct and complete written summary of the terms and conditions of each oral Contract. No term or provision of any Contract has been waived, amended, repudiated or assigned. Seller has not received notice of any cancellation or Threatened cancellation of, or default, acceleration or outstanding dispute under, any Contract. No party is in breach or default of the terms of any Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any Contract. Each Contract has been duly executed, constitutes the valid and enforceable obligations of the Seller and, to the best of Seller's knowledge, the other parties thereto. Except as set forth on Schedule 5.12(a), each Contract will continue to be so valid and enforceable following the consummation of the transactions contemplated by this Agreement.

                  (b) As of the date hereof, Schedule 5.12 (b) sets forth a true and complete list of all bookings by or for the account of the Seller, along with the dates thereof, the venues therefor and the performers.

                  (c) (reserved)

                  5.13 Labor Matters. Except as set forth in Schedule 5.13,
Seller is not a party to or bound by any collective bargaining agreement and there are no formal complaints, charges, cases or controversies or any conciliation agreement, consent or decree pending or, to the best of the knowledge of Seller or the Signing Partners, Threatened between Seller and any of its employees

                                     - 19 -




(whether full-time, part-time, occasional or otherwise) acting individually or in concert and/or any Governmental Body; and, to the best of the knowledge of Seller or the Signing Partners, no organization is presently attempting to gain, petitioning for or asserting representational status with respect to any group or groups of employees (whether full-time, part-time, occasional or otherwise) of Seller, and Seller is in compliance with federal and state laws respecting employment practices, terms and conditions of employment, child labor, wages and hours, and is not presently engaged in any unfair labor practice. There is no labor strike or other labor dispute and there is no complaint, proceeding or other action instituted under the Equal Opportunity
Act pending or, to the best of the knowledge of Seller, Threatened against Seller or the Signing Partners. Seller has complied in all respects with all state and federal laws relating to employment, equal employment opportunity, nondiscrimination, immigration, child labor, wages, hours, benefits, collective bargaining, the withholding or payment of social security and similar Taxes, occupational safety and health and plant closing. Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws.

                  5.14 Financial Statements. Seller has delivered to Buyer true, complete and correct copies of (a) its audited balance sheet of Seller as at December 31, 1996 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in equity and cash flow for the fiscal year then ended, together with the audit report thereon of Arthur
Andersen & Co., independent certified public accountants, and (b) an unaudited consolidated balance sheet of Seller as at March 31, 1997 (the "Interim Balance
Sheet") and the related consolidated statements of income and changes in equity for the three months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in equity and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles, consistently applied, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). No financial statements of any Person other than Seller are required by generally accepted accounting principles to be included in the financial statements of Seller.

                  5.15 Absence of Certain Changes or Events. Except as set forth in Schedule 5.15, since March 31, 1997, Seller has not suffered any adverse change or loss or termination of, or breach or default of any Contract, and there has been no adverse change Threatened or anticipated in the results of operations or business or assets of Seller or in any of its properties, and Seller knows of no event, in each case, which has had, or which might be expected to have, a material adverse effect on the results of operations, businesses or properties of Seller. Since March 31, 1997, Seller has conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.15, there has not, since March 31, 1997, been any:

                  (a) change in Seller's authorized or granted partnership interests; grant of any option or right to purchase any partnership interest in Seller; issuance of any security convertible into any such interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any such interest; or declaration or payment of any dividend or other distribution or payment in respect of such interest;


                                     - 20 -





                  (b) amendment to the articles of limited partnership or partnership agreement of Seller;

                  (c) entry by Seller into any employment, severance or similar contract with any director, officer or (except in the Ordinary Course of Business) employee or payment by Seller to or increase by Seller of any bonuses, salaries, or other compensation with respect to any partner, director, officer or (except in the Ordinary Course of Business) employee of Seller ;

                  (d) except as required by Section 8.6, adoption of, increase in the contributions or other payments to or benefits under (including, without limitation, accelerated payment or vesting of benefits), making of any new grants or awards under, or the establishment, amendment or termination of, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, Seller Plan or other Employee Benefit Plan;

                  (e) damage, destruction or loss (not covered by insurance) with respect to any assets of Seller involving cost or loss (not covered by insurance) in excess of $25,000 in the aggregate;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least $25,000;

                  (g) sale (other than sales of inventory in the Ordinary
Course of Business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of the Intellectual Property of Seller;

                  (h) cancellation, waiver or compromise of any claims or rights with a value to Seller in excess of $25,000;

                  (i) change by Seller in its accounting methods, principles or practices; or

                  (j) agreement, whether oral or written, by Seller to do any of the foregoing.

                  5.16 Undisclosed Liabilities. Except as set forth in Schedule
5.16, Seller has no indebtedness, liabilities or obligations of any nature
(whether absolute, accrued, contingent or otherwise) that would be required to be reflected on Seller's balance sheet or the footnotes thereto in accordance with generally accepted accounting principles including those owed to any Partner or any Affiliate of any Partner except indebtedness, liabilities and obligations: (a) reflected or reserved against on the Balance Sheet or the Interim Balance Sheet; or (b) incurred since the date of the Balance Sheet or the Interim Balance Sheet in the Ordinary Course of Business.


                                     - 21 -





                  5.17 Real Property.

                  (a) Schedule 2.1(d) contains a complete and accurate list and brief description of all Leased Real Property and the improvements (including buildings and other structures) located on such Leased Real Property (including a brief description of the use to which such property is being employed and, in the case of any such property which is leased, the termination date or notice requirement with respect to termination, annual rental, additional rent and renewal or purchase options and rights of first refusal). Schedule 2.1(d) lists all guarantees of such Leases, given by Seller or any other Person. Complete and correct copies of all such Leases, title insurance policies and guarantees have been delivered by Seller to Buyer as of the date hereof;

                  (b) Except as provided in Schedule 2.1(d), Seller has not received any notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property;

                  (c) The tenancies described on Schedule 2.1(d) constitute all of the written and oral agreements which grant rights of use or possession with respect to the Real Property; except as otherwise noted on Schedule 2.1(d), (i) the Leases described on Schedule 2.1(d) are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenants, licensees or occupants thereunder are in actual possession, (ii) no landlord or sub-landlord has asserted any claim which would in any way affect the relevant tenant's (or subtenant's) right of use, possession or occupancy,
(iii) there are no pending summary proceedings or other legal actions for eviction of any such tenant (or subtenant), (iv) no notice of default or breach on the part of the tenant (or subtenant) under any of the Leases has been received by Seller from the landlord or sub-landlords thereunder, (v) all decorating, repairs, alterations and other work required to be performed by the tenant (or subtenant) under each of the Leases has been performed, and (vi) no consent is necessary from any of the landlords or sub-landlords with regard to the consummation of the transactions contemplated by this Agreement. No landlord or sub-landlord under any of the Leases has any right or option to terminate the Lease for any reason other than a default thereunder by the applicable tenant (or subtenant) of the Real Property and no landlord or sub-landlord has a "put" option with regard to any such Real Property. The copies of the Leases delivered to SFX constitute the sole agreements binding upon Seller with respect to the Real Property. The rents set forth in Schedule
2.1(d) are the actual rents, income and charges presently being paid by Seller under the Leases. No security deposits have been paid by any tenants (or subtenants) of the Real Property, except as set forth on Schedule 2.1(d);

                  (d) Those management agreements and operating agreements listed on Schedule 2.1(d) constitute all of the written and oral agreements for the provision of management and/or operating services to the Real Property typically performed by real estate management companies (as opposed to agreements pertaining to the operation of Seller's business located on the Real
Property, such as booking or promotion agreements) and all such agreements are terminable upon 30 days notice by the party to whom services are being provided thereunder;

                  (e) Except as set forth on Schedule 2.1(d), all Real Property constitutes separate tax lots which are not owned in common with any other party, and ad valorem real estate taxes have

                                     - 22 -




been assessed against each such lot as a separate tax lot without regard to property owned by any other party;

         (f) Except as set forth on Schedule 2.1(d), all Real Property is serviced by a public sanitary sewer, not a septic system;

                  (g) The existing parking areas and the existing number of parking spaces located at the Real Property, as set forth on Schedule 2.1(d), comply, to the best of Seller's knowledge, with all applicable laws, rules, regulations, codes and ordinances and approved site plans and, except as set forth on Schedule 2.1(d), all such parking areas are located within the boundaries of the Real Property and there exist no concessions or reciprocal easement agreements relating to parking areas located outside the Real Property which are necessary to afford Seller with sufficient parking to comply with Legal Requirements; and all such parking areas not located within the boundaries of the Real Property are subject to definitive written agreements between Seller and the owner of such parking areas, true, correct and complete copies of which have been delivered to Buyer;

                  (h) Except as set forth on Schedule 2.1(d), there are no commissions or other compensation now or hereafter payable to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any of the leases to which Seller is a party or any extension thereof. With respect to any and all such brokerage commissions, Seller covenants and agrees to pay any such brokerage commissions or compensation at or prior to the Closing Date;

                  (i) All certificates, permits and licenses from any Governmental Body having jurisdiction over the Real Property which are necessary to permit the lawful use and operation of the buildings and improvements on or constituting the Real Property as they presently exist have been obtained, and are now, and will continue to be at all times before the Closing Date, in full force and effect, and, to the best of the knowledge of Seller, there is no pending threat of modification, cancellation, termination or expiration of any such certificate, permit, approval or license; no buildings or improvements located on or constituting the Real Property depend on any dedication, variance, subdivision, special exception or other special governmental approval for their continuing legality under all current applicable governmental laws, regulations and ordinances;

                  (j) All utilities required for the operation of the Real
Property either enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements; all of said public utilities are installed and operating; and all installation and connection charges have been or will be paid in full prior to the Closing Date;

                  (k) Seller has received no notices of default from any third party who shall be benefited by any covenant, restriction, condition or agreement contained in any instrument affecting the Real Property, and, to the best of Seller's knowledge, there is no violation of any such covenant, restriction, condition or agreement;


                                     - 23 -





                  (l) Except as set forth on Schedule 2.1(d), no existing improvements on the land constituting any part of the Real Property violate any building setback lines shown on a plot of subdivision recorded or filed in the public records;

                  (m) There are no charges, complaints, actions, proceedings or investigations pending or, to the best of the knowledge of Seller, Threatened against or involving the Real Property or Seller as owner of the Real Property;
the Real Property complies with all applicable Legal Requirements, including, to the best of the Seller's knowledge, the Americans with Disabilities Act;

                  (n) Seller has not received any notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other repairs or alterations to the Real Property;

                  (o) To the best of Seller's knowledge, (i) the improvements constituting a part of the Real Property are structurally sound (including, without limitation, structural walls, foundation and roof), and the building systems servicing the same (i.e., heating, ventilation, air conditioning, electrical, plumbing, fire detection and sprinklering) are in good working order, and (ii) all parking areas drain efficiently and in compliance with applicable Legal Requirements;

                  (p) There are no mechanics', materialmen's or similar liens against the Real Property or any portion thereof, except for work performed with the prior written consent of SFX;

                  (q) No current zoning, building or similar law, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on or constituting the Real Property (the "Structures") or by the continued maintenance, operation or use of the parking areas as long as said maintenance, operation or use does not materially change from the current maintenance, operation or use. Seller does not have any knowledge of any pending, Threatened or contemplated changes to any zoning, building or similar law, ordinance, order or regulation which may affect the maintenance, operation or use of the Real Property; and all of the Real Property is used in compliance with applicable zoning classifications;

                  (r) There are no violations of any federal, state or municipal laws, ordinances with regard to any portion of the Real Property and no written notice of any such violation has been issued by any Governmental
Body; and no heating equipment, garbage disposal, compactor, incinerator or other burning equipment at the Real Property violates any applicable federal, state or municipal law, ordinance, order, regulation or requirement;

                  (s) No assessments or impact fees for public improvements have been made or charged or, to the best of the knowledge of Seller, are proposed against the Real Property, including, but not limited to, those for street widenings, intersection restructurings, construction of traffic signals, sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs;

                  (t) Seller is not a foreign person within the meaning of
Section 1445 of the Code. At the Closing, Seller shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section
1.1445-2(b)(2);


                                     - 24 -





                  (u) Except as set forth on Schedule 2.1(d) and except for ad valorem real estate taxes not yet due and payable, Seller has no knowledge of any assessment (for real estate taxes, sewer, water, or other municipal improvements, or not-for-profit associations) payable in annual installments, or any part thereof, which has or may become a Lien on the Real Property or any part thereof, nor of any pending special assessments affecting the Real
Property, or any part thereof;

                  (v) Except as set forth on Schedule 5.4, no covenants or restrictions, easements or other agreements, if any, to which Buyer will take title of the Real Property provide for (i) forfeiture or reverter, or (ii) the payment of liquidated damages in the event of violation thereof, nor do they impose any restriction on alteration or demolition of any of the improvements on the Real Property; nor do same provide for a private charge or assessment or an option to purchase, right of first refusal or the prior approval of any Person having an interest therein;

                  (w) Except as set forth on Schedule 2.1(d), all of the Real
Property abuts upon a physically open street which has been completed, dedicated and accepted by the Governmental Body having jurisdiction over such street for use as an open public street and the Seller has legal, unobstructed and vehicular and pedestrian access thereto; and

                  (x) None of the Real Properties is delineated as or, to the best of Seller's knowledge, constitutes (i) "wetlands" as defined under any Legal Requirement or (ii) a buffer area relating thereto.

                  5.18 Taxes.

                  (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller have been paid. Except as set forth on Schedule 5.18(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim (except for claims disposed of to such claimant's satisfaction or by a court of competent jurisdiction) has ever been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to, or received from or payable by, any employee, independent contractor, creditor, partner, customer or other third party.

                  (c) Neither Seller, any Signing Partner nor any director or officer (or employee responsible for Tax matters) of Seller expects any Governmental Body to assess any additional Taxes with respect to Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of Seller, the Signing
Partners and the directors and officers (and employees responsible for Tax matters) of Seller or the Signing Partners have knowledge based upon personal contact with any agent of such Governmental Body. Schedule 5.18(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 1996, indicates those Tax

                                     - 25 -




Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 1996.

                  (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Since December 31, 1996, Seller has not paid any dividends or made any distributions on any partnership interest in Seller, except for such dividends and distributions that, in the aggregate, do not exceed the Seller's taxable income for 1996 for federal income tax purposes.

                  (f) Seller has not incurred any passive losses applicable to the 1996 tax year.

                  5.19 Insurance. Schedule 5.19 sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

                  (c) the type of coverage, the basis of coverage (i.e., "occurrence" or "claims made"), the policy number and the period of coverage.
With respect to each such insurance policy, Seller has not received notice of any default or termination (including with respect to the payment of premiums or the giving of notices) under the policy, nor has any suspension thereof been Threatened, and no party to the policy has repudiated any provision thereof.
Seller has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  5.20 Employee Benefits.

                  (a) Except as set forth on Schedule 5.20, with respect to all employees and former employees of Seller and their dependents and beneficiaries, neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any Employee Benefit Plan.
The Employee Benefit Plans set forth on Schedule 5.20 are referred to herein as the "Seller Plans." Except with respect to the Seller Plans, the Seller does not have nor may have any liability under any Employee Benefit Plan which an ERISA Affiliate presently maintains, contributes to or has or may have liability under.

                  (b) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as


                                     - 26 -




required by COBRA or state continuation coverage laws. Neither Seller nor any of its ERISA Affiliates maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

                  (c) Favorable determination letters have been received from the Internal Revenue Service with respect to each Seller Plan which is intended to comply with the provisions of Section 401(a) of the Code evidencing compliance with the relevant provisions of the Tax Equity and Fiscal
Responsibility Act of 1982, the Tax Reform Acts of 1984 and 1986, and the
Retirement Equity Act of 1984 and other applicable laws and regulations for which amendment is required by the Closing Date and each such Seller Plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. No event has occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any Seller Plan.

                  (d) With respect to each Seller Plan which is subject to Title 1 of ERISA, neither Seller nor any of its ERISA Affiliates has failed to comply with any of the applicable reporting, disclosure or other requirements of ERISA and the Code, and there has been no "prohibited transaction" (as described in Section 4975 of the Code or Section 406 of ERISA).

                  (e) Neither Seller nor any of its ERISA Affiliates, nor any of their respective directors, officers, employees or any other "fiduciary" (as defined in Section 3(21) of ERISA), has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Seller Plans.

                  (f) With respect to any Seller Plan which is subject to
Section 412 of the Code or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived). With respect to the Seller Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then-current plan year to the Closing Date) shall be made prior to the Closing Date in accordance with past practice and, with respect to each Seller Plan subject to Title IV of ERISA, the recommended contribution in the applicable actuarial report. No
Seller Plan has any unfunded liability and all accruals with respect to the Seller Plans have been made.

                  (g) The actuarially determined present value of all accrued benefits under each Seller Plan subject to Title IV of ERISA (computed on a plan termination basis using PBGC methods, factors and assumptions) does not exceed, as of the Closing Date, the fair market value of the assets of each such Seller Plan. No event has occurred or circumstance exists that could result in a material increase in premium costs of the Seller Plans that are insured or a material increase in the benefit costs of such Seller Plans that are self-insured.

                  (h) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" (as defined in
Section 3(37) of ERISA).



                                     - 27 -





                  (i) Neither Seller nor any of its ERISA Affiliates has maintained an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that has been the subject of a "reportable event" (as defined in Section
4043 of ERISA) as to which notices would be required to be filed with the PBGC, or any event requiring disclosure under Section 4063(a) of ERISA. Neither
Seller nor any of its ERISA Affiliates has incurred any outstanding liability under Section 4062 of ERISA to the PBGC or engaged in any transaction described in Section 4069 of ERISA. All premiums or other amounts due and payable to the PBGC have been paid. Neither Seller nor any of its ERISA Affiliates has terminated any employee pension benefit plan subject to Title IV of ERISA. No proceeding by the PBGC to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or Threatened, no notice of any such termination has been received, and no condition exists which presents a material risk of termination of a Seller Plan.

                  (j) There is no pending, Threatened or anticipated legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim against or involving any Seller Plan
(other than routine claims for benefits) or the assets of any such Seller Plan and, to the best of Seller's knowledge, there is no basis for or any facts which could give rise to any such legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, Department of Labor or the PBGC, nor are there any matters pending with respect to any Seller Plan with the Internal Revenue Service under its voluntary compliance resolution program, its closing agreement program or similar programs. Any bonding required with respect to the Seller Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                  (k) Except as set forth on Schedule 5.20:

                  (i) Neither Seller nor any of its ERISA Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of Seller;

                  (ii) Neither Seller nor any of its Affiliates has currently outstanding any loan or loans to any current or former employees of Seller, nor has Seller or any of its Affiliates guaranteed such loans;
         and

                  (iii) The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any individual nor result in the imposition of any federal excise tax with respect to any Seller Plan.

                  (l) No amount payable to any employee or former employee of Seller will be an "excess parachute payment" which is non-deductible under
Section 280G of the Code.

                  (m) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a Tax pursuant to Section
4980B, or any predecessor provision of the


                                     - 28 -




Code or any related regulations. No event has occurred with respect to which Seller or any of its ERISA Affiliates could be liable for a Tax imposed by any of Sections 4972, 4976, 4977, 4979, 4980 or 4980B or the Code, or for a civil penalty under Section 502(c) of ERISA.

                  (n) With respect to each of the Seller Plans, Seller has delivered to Buyer true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the most recent IRS Form
5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the PBGC with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description and any summaries of material modifications not reflected therein (or other summaries and descriptions furnished to participants and beneficiaries, if a summary plan description is not required).
Each Seller Plan can be unilaterally amended, terminated, or otherwise discontinued, in whole or in part, by the Seller at any time without liability to the Seller. Neither Seller nor any of its ERISA Affiliates has any formal plan or commitment, or has communicated to any current or former employee any intention, whether legally binding or not, to increase any benefits or create new benefits under any Seller Plan or to create any additional Employee Benefit
Plan.

                  5.21 Employees. Schedule 5.21 sets forth a true and complete list of all employees of Seller, their positions, locations, salaries or hourly wages and severance arrangements. Except as set forth on Schedule 5.21, there is no liability for unpaid salary or wages, bonuses, vacation time or other employee benefits, including, without limitation, retirement benefits, due or accrued, nor liability for withheld or deducted amounts from employees earnings for the period ending on the Closing Date.

                  5.22 Environmental Matters.

                  (a) To the best of the knowledge of Seller, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law or Occupational, Safety and Health Law. Seller has no basis to expect, nor has it or any other Person for whose conduct Seller may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private Person acting in the public interest, or (ii) the current or, to the best of the knowledge of Seller, prior, owner or operator of any Facilities currently or formerly owned or operated by Seller, of any actual or potential violation or failure to comply with any Environmental Law or Occupational, Safety and Health Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or Facility currently or formerly owned or operated by Seller at or to which Hazardous
Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.


                                     - 29 -





                  (b) There are no pending or, to the best of the knowledge of Seller, Threatened claims, Liens or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational, Health and Safety Law, with respect to or affecting any Facilities currently or formerly owned or operated by Seller or, to the best of the knowledge of Seller, any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

                  (c) Seller has no basis to expect, nor has it or any other
Person for whose conduct Seller is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational, Health and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) Neither Seller nor any other Person for whose conduct
Seller is or may be held responsible has any Environmental, Health, and Safety
Liabilities (i) with respect to any Facilities currently or formerly owned or operated by Seller, (ii) with respect to any other properties and assets
(whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest, or (iii) to the best of Seller's knowledge, at any property geologically or hydrologically adjoining such Facilities or any such other property or assets.

                  (e) Except for pesticides used in accordance with all applicable Legal Requirements, there are no Hazardous Materials present on, in, under or upon the Environment at any Facilities currently or formerly owned or operated by Seller or, to the best of Seller's knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any other Person for whose conduct Seller is or may be held responsible, or, to the best of Seller's knowledge, any other Person, has permitted or conducted any Hazardous Activity conducted with respect to such Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental
Laws and Occupational Safety and Health Laws.

                  (f) There has been no Release or, to the best of the knowledge of Seller or the Signing Partners, Threat of Release, of any Hazardous Materials at or from any Facilities currently or formerly owned or operated by Seller or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by such Facilities, or from or by any other properties and assets (whether real, personal, or mixed)

                                     - 30 -




in which Seller has or had an interest, or, to the best of the knowledge of Seller, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

                  (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous
Activities in, on, or under any Facilities currently or formerly owned or operated by Seller, or concerning compliance by Seller, or any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws and Occupational Safety and Health Laws.

                  5.23 Affiliate Transactions. Except as set forth on Schedule
5.23, to the best of Seller's knowledge, none of the Partners, Affiliates, officers, directors or employees of Seller or of any of the Other Sellers, any of their immediate family members, Persons with whom such Partners, Affiliates, officers, directors or employees have or have had a personal or professional relationship, or any of the Other Sellers is currently a party (either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving Seller or any assets used in the operation of Seller including, without limitation, any arrangement (other than for services in the Ordinary
Course of Business as officers, directors or employees of Seller) providing for
(a) the furnishing of services by or to, (b) the rental of the sites on which the Real Property is located, (c) any loan or other indebtedness from or to,
(d) the grant of any Lien from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such Person. All transactions listed on Schedule 5.23 have been entered into in the Ordinary Course of Business and have terms no less favorable to Seller than transactions entered into at arms'-length with non-affiliated Persons.

                  5.24 Absence of Certain Business Practices. Except where such practices would not be in contravention of applicable Legal Requirements and agreements, (i) all tickets sold in connection with Seller's operations are sold solely through nationally recognized ticket outlets or Seller's box office and not through ticket brokers or Scalpers, and (ii) Seller does not authorize, and is not aware of, the withholding of any tickets from public on-sale availability for the purpose of making such tickets available to ticket brokers or Scalpers. Seller has established, and is in compliance with, policies and procedures to ensure the foregoing.

                  5.25 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing
Partners or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  5.26 Disclosure. No representation or warranty by Seller or the Signing Partners in this Agreement and no other written statement, document, certificate or other instrument or exhibit previously furnished to Buyer or which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.


                                     - 31 -





                  5.27 Sufficiency of Purchased Assets. The Purchased Assets include all right, title and interest of Seller in and to all assets, properties and rights of Seller or necessary for or used in the operation of Seller's business, other than the Excluded Assets.

                  5.28 Certain Payments. Neither Seller nor any director, officer, agent, partner or employee of Seller or any other Person associated with or acting for or on behalf of Seller has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment (whether in cash or otherwise) to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Legal Requirement (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate thereof or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

                  5.29 Balance of Murat Note. The outstanding principal balance of the secured loan held by Downtown Area Community Development Corporation, as evidenced by the Murat Note, does not exceed $1,800,000, and there exist no defaults (or events which with the passage of time or notice, or both would constitute a default) that have not been waived under the Murat Note or any other agreement evidencing or securing such indebtedness.

                  5.30 Other Partners.

                  (a) Seller has delivered to Buyer a true and complete copy of each agreement entered into since December 31, 1996, with respect to any acquisitions by Seller or any Partner of any equity interest in Seller. Prior to entering into each such agreement, the selling party in such agreement (i) received a true and complete disclosure of all of the material terms of this Agreement and the transactions contemplated by the parties hereto, (ii) had the opportunity to discuss such transactions with his or her independent attorneys, accountants, investment and financial advisors, (iii) was furnished or provided access to all relevant information regarding the financial condition and prospects of Seller and to such additional information as the selling party or his or her advisors requested, (iv) was provided the opportunity to discuss
Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management and (v) acknowledged in each such agreement the truth and accuracy of the statements set forth in subsections (i) through (iv). Each such agreement is in full force and effect and has not been modified, waived or amended.

                  (b) Each Partner (other than the Signing Partners) has executed an agreement containing all material provisions of Exhibit 5.30 and delivered the same to Buyer and SFX. Each such agreement (i) has been duly executed and delivered by such Partner and (ii) constitutes the valid and binding obligations of such Partner, enforceable in accordance with its terms.



                                     - 32 -






                  SECTION 6. REPRESENTATIONS AND WARRANTIES OF EACH
                             SIGNING PARTNER.

                  Each Signing Partner represents and warrants jointly and severally to Buyer as follows:

                  6.1 Authorization of Transaction. Such Signing Partner has full power and authority to execute and deliver this Agreement and the other
Closing Documents to which Signing Partner is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of such Signing Partner, enforceable in accordance with its terms and conditions. Such Signing Partner, if a natural person, is over 21 years of age and has not had a legal representative appointed by a court of law or otherwise to act in his or her behalf or with respect to any of his or her property. If such Signing Partner is not a natural person: such Signing Partner is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action; no other corporate or other proceeding on the part of such Signing Partner is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and this Agreement has been duly delivered by such Signing Partner. Such Signing Partner need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                  6.2 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which such Signing Partner is subject or the certificate of incorporation and bylaws or other organizational documents of such Signing
Partner or (b) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Signing
Partner is a party, by which it is bound or to which any of its assets is subject.

                  6.3 Broker's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing Partners or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  6.4 Ownership of Partnership Interest in Seller. Such Signing
Partner holds of record and beneficially the partnership interest in Seller set forth on Schedule 5.1, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights and rights of first refusal, except as set forth on Schedule 5.1. Such Signing Partner is not a party to any option, warrant, purchase right or other contract or commitment that could require such Signing Partner to sell, transfer, or otherwise dispose of any interest in Seller. Such Signing Partner is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any interest in Seller.



                                     - 33 -





                  6.5 Representations and Warranties of Seller. To the best of such Signing Partner's knowledge, all information set forth in Section 5, including all schedules thereto, is true, complete and correct.

                  6.6 (reserved)

                  6.7 (reserved)

                  6.8 (reserved)

                  6.9 Disclosure. No representation or warranty by the Signing
Partners in this Agreement and no other written statement, document, certificate or other instrument or exhibit furnished or which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  6.10 Informed Judgment. Such Signing Partner has had the opportunity to discuss the transactions contemplated herein with his or her independent attorneys, accountants, investment and financial advisors. Such
Signing Partner has been furnished or provided access to such additional information as the Signing Partner or his or her advisors have requested. Such
Signing Partner has had the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management.

                  SECTION 7. REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX.

                  To induce Seller and the Signing Partners to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and SFX, jointly and severally, represent and warrant to Seller and the Signing
Partners as follows:

                  7.1 Organization of Buyer. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted, and to perform its obligations hereunder.

                  7.2 (reserved)

                  7.3 Authorization of this Agreement, Etc. Buyer has full power to execute this Agreement and the Closing Documents to be delivered by it. Buyer's execution and delivery of this Agreement and the Closing Documents to be delivered by it, and the consummation by it of all obligations on its part contemplated hereby and thereby will have been duly authorized by all requisite authority. Such execution, delivery and performance by Buyer with respect to this Agreement and the Closing Documents and compliance with their terms and provisions will not, with or without giving of notice and/or the passage of time, conflict with or result in a breach of any provision of law applicable to Buyer, the terms, conditions or provisions of its Certificate of Limited Partnership or partnership agreement or any judgment, order, injunction, decree, regulation or ruling

                                     - 34 -




of any Governmental Body to which Buyer is subject, or, except as set forth on
Schedule 7.3, any agreement, mortgage, indenture, contract or other obligation to which Buyer is subject, or any other, judgment, decree, statute, regulation or any other restriction of any kind or character to which Buyer is a party or by which any of its assets may be bound.

                  7.4 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Buyer or SFX or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer or SFX in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  SECTION 8.  COVENANTS.

                  8.1 Covenants of Seller.

                  (a) Between the date of this Agreement and the Closing Date:

                  (i) Seller will continue to operate and conduct its business in the Ordinary Course of Business;

                  (ii) Seller shall use its commercially reasonable efforts to preserve, consistent with past custom and practice, its business and properties, including its present operations, physical facilities, permits, approvals, licenses, working conditions and relationships with Persons having significant business relations with it, including, without limitation, suppliers, customers, landlords, creditors, employees and agents;

                  (iii) Seller shall confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of the business, operations and finances of Seller;

                  (iv) Seller shall not grant any partnership interest, grant any rights to purchase any such interest, split or reclassify any such interest or declare, set aside or, except as permitted by Section
         5.18(e), pay any dividend or other distribution or payment in cash, securities or property in respect of any such interest;

                  (v) Except as otherwise expressly set forth in this Agreement or the Schedules, without the prior consent of Buyer, Seller shall not
         (A) acquire any assets or properties, or enter into any other transaction, other than in the Ordinary Course of Business, (B) sell, transfer or otherwise dispose of or encumber or mortgage any assets or properties, other than in the Ordinary Course of Business, (C) waive, terminate, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other document, other than in the Ordinary Course of Business, (D) enter into any performance production agreements, management agreements, ticketing agreements or other agreements relating to the operation of the Real
         Property as a performance venue, (E) enter into any agreement relating to the


                                     - 35 -




         booking of more than one act or event, (F) enter into any other contract or agreement other than in the Ordinary Course of Business,
         (G) enter into any employment contract or collective bargaining agreement, or modify the terms of any existing such contract or agreement except as required by Section 8.6, (H) establish any new
         Employee Benefit Plan, or modify or terminate any existing Seller Plan or any other Employee Benefit Plan except as required by Section 8.6,
         (I) make any capital expenditures other than those which would be consistent with usual and customary industry practice, or make any capital expenditures in the aggregate in excess of $25,000, (J) take or agree to take, or fail to take, any action if such action or failure to act would or is likely to result in any of the representations and warranties of Seller or the Signing Partners set forth in this Agreement being untrue or in any of the conditions to the Closing not being satisfied, (K) amend the articles of limited partnership or partnership agreement of Seller, (L) incur or assume any indebtedness for money borrowed (other than short-term indebtedness incurred in the Ordinary Course of Business or incurred to finance a portion of dividends or distributions complying with
         Section 5.18(e)), (M) guarantee any indebtedness, (N) materially change the accounting methods used by Seller, (O) prepay any indebtedness for money borrowed (other than Assumed Liabilities) or any payables, liabilities or obligations described in Section
         2.3(b)(iv) other than from amounts received at the Closing, or (P) enter into any contract, agreement, commitment or arrangement, whether oral or written, with respect to any of the foregoing;

                  (vi) Seller shall (A) keep in full force and effect insurance now carried, (B) perform all obligations under its contracts and agreements relating to or affecting its properties, assets and business, (C) maintain its books of account and records consistent with good business practices and (D) comply in all respects with all laws applicable to them and to the conduct of their business;

                  (vii) Without the consent of Buyer, Seller shall not (A) increase the compensation payable to, or to become payable to, any current or former employee, director, officer or consultant; (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into or amend any Employee
         Benefit Plan or arrangement except as may be required by applicable law; (D) make any new grants or awards or accelerate the payment or vesting of any benefits under any Seller Plan or other Employee
         Benefit Plan; or (E) hire any salaried employees (other than in the Ordinary Course of Business) or pay any bonuses;

                  (viii) Seller shall not initiate or solicit any Competing
         Transaction (as hereinafter defined) or enter into discussions or negotiate with any Person in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction and (other than with respect to any proposals or negotiations with respect to any Competing Transactions which commenced prior to the date hereof) Seller shall promptly notify Buyer of all relevant terms of any such inquiries and proposals received by Seller and if such inquiry or


                                     - 36 -




         proposal is in writing, Seller shall deliver or cause to be delivered to Buyer a copy of such inquiry or proposal;

                  (ix) Seller shall pay in full, or cause to be released in full, all payables, liabilities and obligations listed or described on
         Schedule 5.23; and

                  (x) Seller and the Signing Partners shall use their best efforts to cause all conditions precedent to the obligations of Buyer and Seller to be satisfied on or prior to the Closing.

                  (b) Seller shall provide to Buyer such information with respect to the business, operations, financial condition, prospects and management of Seller as Buyer may request, including, but not limited to, in connection with obtaining insurance relating to the Purchased Assets and the business of Seller covering the period after the Closing Date.

                  (c) (reserved)

                  (d) Seller agrees that it will promptly transfer or deliver to Buyer any customer's inquiries or orders which Seller may receive after the Closing pertaining to products or services sold by Seller.

                  (e) If any consents of other Persons to assignment of any of the Contracts, Leases, Governmental Authorizations or other items to be assigned to Buyer hereunder are not obtained prior to Closing, Seller shall use its reasonable commercial efforts to obtain, or will assist Buyer in obtaining, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest therein. If such consent is not obtained or if an attempted assignment would be ineffective or would impair Buyer's rights thereunder, Seller will cooperate with Buyer in any arrangement designed to provide for Buyer the benefits under any such Contracts, Leases, Governmental
Authorizations or other items.

                  (f) Seller and each Signing Partner agree that any payments or checks (other than any constituting Excluded Assets, any paychecks or expense reimbursements of Signing Partners and any amounts payable by Buyer or SFX pursuant to this Agreement) received by it or its Affiliates or agents after the Closing Date will promptly be remitted to Buyer.

                  (g) Seller shall deliver to SFX a true, correct and complete copy of all Tax Returns filed by Seller subsequent to the Closing Date that include any period prior to or including the Closing Date.

                  (h) Seller covenants and agrees that between the date of this Agreement and the Closing Date:

                  (i) No fixtures, equipment or personal property located on the Real Property shall be removed from the Real Property (other than in the Ordinary Course of Business) unless the same are replaced with similar items of at least equal quality prior to the Closing Date;


                                     - 37 -





                  (ii) Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate
         Taxes assessed against the Real Property for any fiscal period in which the Closing Date is to occur or any subsequent fiscal period without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

                  (iii) Without first obtaining Buyer's consent, the Seller shall not enter into any contracts or other agreements with respect to the Real Property that could bind the Buyer, or any contracts or other agreements that could bind the Real Property, in each case, after the Closing Date;

                  (iv) Seller shall not, other than in the Ordinary Course of Business, enter into any management or operating agreement or booking agreements, or give possession of any portion of the Real Property to anyone, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed;

                  (v) Without the consent of Buyer, Seller shall not, other than in the Ordinary Course of Business, alter the Real Property or consent to such alteration except to complete any improvements or non-structural changes, installations or decorations which may be required by law or as required under the Leases; and

                  (vi) Seller shall (or shall cause others to) maintain, operate and repair all components of the Real Property including the building systems so as to keep same in good working order and a good state of repair.

                  (i) Seller will, and will cause each of its representatives and agents (including counsel and accountants) to, afford Buyer and its representatives and agents full access during normal business hours to Seller's properties (including, without limitation, subsurface testing) and contracts, books, records and other documents and data (including, without limitation, electronic and computer information and financial information), and Buyer and its representatives and agents shall be permitted to make copies of such contracts, books, records and other documents and data and extracts therefrom
(including, without limitation, the preparation of financial audits) and to discuss the business of Seller with the officers, representatives and employees of Seller; provided, that no examination or investigation of the foregoing by Buyer or such representatives and agents pursuant to this subsection (i) shall affect any of the representations and warranties of Seller set forth in this Agreement, and provided further, that (A) any examination or investigation of the foregoing shall be conducted in such manner as not to interfere unreasonably with the operation or the conduct of the businesses of or any other activities carried on by Seller and (B) in the event of the termination of this Agreement for any reason whatsoever, Buyer will return to Seller upon written request all documents, work papers, copies, extracts and other material obtained from Seller in connection with the transactions contemplated hereby.

                  (j) Subsequent to the Closing Date, Seller shall not use, in trade or otherwise, any of the Intellectual Property or other information described in Section 2.1(e). Promptly following the Closing Date, Seller shall change its partnership name to a name that does not include the word "Murat" or any variations thereon or derivations thereof.


                                     - 38 -





                  8.2 Filings and Governmental Consents. After the execution and delivery of this Agreement, Seller, the Signing Partners and Buyer shall each use its best efforts to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any Governmental Body required in connection with the execution, delivery or performance of this Agreement or in connection with the transactions contemplated hereby.

                  8.3 Confidentiality.

                  (a) Prior to the Closing Date, except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Buyer and SFX agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information (including, without limitation, electronic or computer information) obtained by them from Seller or the Signing Partners
(unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Seller, except that Buyer, SFX and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (b) Except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Seller and the Signing
Partners agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information obtained by them from Buyer or SFX (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Buyer, except that Seller, the Signing Partners and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (c) In the event this Agreement is terminated, Seller and the Signing Partners, on the one hand, and Buyer, on the other, each agree if so requested by the other party, to return promptly or to destroy every document furnished to either of them by the other party or any division, associate or affiliate of such other party and any copies thereof which may have been made, and which is in its possession or under its control, in connection with the transactions contemplated hereby, and to cause its representatives, and any representative of financial institutions, partnerships and others to whom such documents were furnished, promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available and other than documents reasonably required by a party hereto in connection with or pertaining to any actual or Threatened litigation or other dispute resolution proceedings.

                  (d) Notwithstanding anything else herein contained, prior to and after the Closing Date, (i) Seller agrees that, if requested by SFX, it will consent to the use of its financial statements

                                     - 39 -




in any registration statement or other document filed by SFX (or any of its subsidiaries) under the Securities Act or the Securities Exchange Act of 1934, as amended, and (ii) Seller and the Signing Partners agree that they will execute and deliver, and cause Seller's partners or other responsible Persons to execute and deliver, such management representation letters as are requested by SFX's independent accountants.

                  8.4 Access.

                  (a) The parties agree that so long as any books, records and files retained by Seller relating to the business, properties, assets or operations of Seller or the Purchased Assets, or the books, records and files or copies thereof relating to the period prior to the Closing Date delivered to Buyer hereunder, remain in existence and are available, each party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose. Nothing contained herein shall require that either party disclose or give the other party access to financial records relating to such party's ownership of the Purchased Assets or operation of the business being transferred hereunder, except as specifically required by this Agreement. Neither of the parties hereto will destroy any of such books, records and files for a period of six years plus any extensions of time necessary due to any Tax Return or inquiry, audit, investigation or dispute after the Closing Date, without first having offered to deliver such books and records to the other party. Each party agrees that it will cooperate with and make available to the other party during normal business hours any books, records and information relating to the period prior to the Closing Date and any employees necessary and useful in connection with (i) any Tax Return or inquiry, audit, investigation or dispute, (ii) any litigation against or investigation by a third party, or (iii) any other business purpose requiring access to such books, records, information or employees. The party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

                  (b) At all times prior to the Closing, Buyer, its agents and contractors shall have the right to enter upon the Real Property for the purpose of conducting inspections and investigations of any kind and nature.
Any such entry shall not, however, in any manner whatsoever restrict or materially interfere with the operations of the Real Property or impose any liability on the Seller. Seller reserves the right to impose reasonable conditions on Buyer's access to the Real Property if such access will restrict or materially interfere with the operations of the Real Property or impose liability on Seller. Buyer shall deliver to Seller true, correct and complete copies of any and all reports generated by structural engineers engaged by Buyer to inspect any Real Property or Structures.

                  (c) If, prior to the Closing, Buyer or SFX obtains actual knowledge that any representation or warranty of Seller contained in this Agreement was or has become inaccurate or untrue, then Buyer or SFX shall promptly notify Seller of such inaccuracy or untruthfulness; provided, however, that Seller's sole remedy for any failure of SFX or Buyer to comply with its obligations pursuant to this Section 8.4(c) shall be that, if such inaccuracy or untruthfulness is curable by Seller, then, notwithstanding any provision in this Agreement to the contrary, Seller shall have ten days from the time that Buyer or SFX gives notice to Seller of such inaccuracy or

                                     - 40 -




untruthfulness to cure any breach of this Agreement resulting from such inaccuracy or untruthfulness. The giving of any notice by Buyer or SFX pursuant to this Section 8.4(c) shall constitute neither a waiver of any breach by Seller nor a waiver of any of Buyer's or SFX's rights or remedies pursuant to this Agreement. For the purposes of this Section 8.4(c), "actual knowledge" of a matter by Buyer or SFX means that an officer or director of that party has obtained an actual understanding of the matter, and shall not be deemed to have occurred merely because the matter, or facts or information relating to the matter, have been disclosed to that party.

                  8.5 Casualty and Condemnation.

                  (a) If, prior to the Closing Date, all or a substantial portion of the Real Property shall be condemned, taken by eminent domain, destroyed or damaged, then, at the sole option of Buyer, this Agreement shall be null and void and of no further effect. As used in this Section 8.5, "a substantial portion of the Real Property" shall mean (i) in the event of a condemnation or taking, (A) a condemnation or taking of five (5%) percent or more of the improvements at any one site of the Real Property, or such portion of the parking or the means of ingress and egress which would cause a default by the landlord under any of the Leases or provide any tenant thereunder with the right to terminate any such Lease otherwise adversely interfere with the use of such real property or (B) any other condemnation or taking of the Real
Property that would inhibit the use, enjoyment or operation of any of the Real
Property as it currently exists or disrupt the 1997 concert season, or (ii) in the event of a casualty, the cost of repair and/or replacement resulting from such casualty exceeds $100,000 (unless the Signing Partners shall elect to bear any costs or repair of such casualty in excess of $100,000). In the event of such a cancellation by Buyer, the Seller shall be entitled to collect all proceeds from the condemnation or eminent domain and all insurance proceeds payable by reason of such destruction or damage. If Buyer does not elect to exercise its right to terminate this Agreement, there shall be no diminution of the consideration for the Purchased Assets, but Buyer shall be entitled to receive all condemnation proceeds and all insurance proceeds covering such taking or loss or damage (plus payment from the Signing Partners to Buyer in the amount of the deductible under the applicable insurance policy) and Seller shall assign irrevocably all such rights to Buyer at the Closing Date. The election of Buyer hereunder must be exercised within thirty days after notice to Buyer of the occurrence of the taking or loss or damage, and if such taking or loss or damage occurs less than thirty days prior to the Closing Date, the Closing Date shall be extended for such additional period of time as may be necessary to afford Buyer a full thirty days to make its election. Seller and the Signing Partners covenant and agree to notify Buyer in writing immediately upon Seller or the Signing Partners having knowledge of any taking or the occurrence of any damage or casualty.

                  (b) If, prior to the Closing Date, less than a substantial portion of the Real Property shall be (i) condemned or taken by eminent domain or (ii) destroyed or damaged, Seller shall cure, promptly restore, or cause to be restored, the Real Property to substantially and materially the same condition as existed immediately prior to such taking or casualty, and the Closing Date shall be extended to the extent reasonably necessary to allow
Seller to substantially complete, or cause the completion of, such restoration.
To the extent that such condemnation, taking, destruction or damage could reasonably be expected to be cured for an amount less than $100,000, then
Seller shall assign to Buyer all insurance and/or condemnation proceeds and the Closing Date shall not change.


                                     - 41 -





                  (c) Notwithstanding anything herein to the contrary, Seller acknowledges that its failure to acquire and maintain insurance in such amounts and types of coverage as are necessary to fully and completely restore any and all of the Real Property upon the occurrence of a casualty shall be deemed to be a material breach of this Agreement.

                  8.6 Employment Matters.

                  (a) On the Closing Date, Buyer shall assume all duties and obligations of Seller pursuant to its employment agreements with its employees, and Seller shall assign and transfer to Buyer all of Seller's rights pursuant to such agreements; provided, however, that prior to the Closing Date each such agreement shall be amended to remove all references to specific Employee
Benefit Plans.

                  (b) Buyer and its Affiliates shall have the right to access to, in order to actively engage in the solicitation for employment or other engagement of, any of Seller's employees, consultants, representatives or agents. For any such Person who is ultimately hired by SFX or any of its Affiliates, SFX or such Affiliate shall grant credit to such Person under any applicable Employee Benefit Plans of SFX or such Affiliate, as the case may be, for all service of such Person with Seller prior to the Closing Date for all purposes for which such service may be recognized under such Employee Benefit
Plans.

                  (c) If this Agreement is terminated pursuant to Section 11.1, then, for a period commencing upon the date of such termination and ending upon the first anniversary thereof, (i) neither Buyer nor SFX shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Seller, and (ii) neither Seller nor any Signing Partner shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Buyer or SFX.

                  (d) Prior to the Closing, Seller shall terminate its and its employees' participation in all 401(k) Employee Benefit Plans applicable to its employees.

                  8.7 (reserved)

                  8.8 (reserved)

                  8.9 Notification.

                  (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's or Signing Partners' representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the

                                     - 42 -




Schedules specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this
Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty, covenant or indemnity made by Seller under this Agreement, or constitute a waiver by Buyer, modification or alteration of any condition or obligation of Seller.

                  (b) Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's or SFX's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Seller a supplement to the Schedules specifying such change. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Buyer hereunder or the effect of any representation, warranty, covenant or indemnity made by Buyer under this Agreement, or constitute a waiver by Seller, modification or alteration of any condition or obligation of Buyer.

                  8.10 Environmental Reports and Related Matters.

                  (a) Buyer may elect to, at its sole expense, and Seller shall allow, an ASTM Practice E 1527-94, Standard Practice for Environmental Site
Assessments: Phase I Environmental Site Assessment ("ESA") to be conducted for each parcel of Owned Real Property and Leased Real Property. Buyer shall provide, or cause to be provided, to Seller copies of all written reports of each ESA.

                  (b) If the ESA for any Owned Real Property or Leased Real
Property identifies any "recognized environmental condition of concern," as defined by the ESA Process, the environmental consultant shall make appropriate recommendations and conclusions as to further investigatory and remedial activities, which shall be conducted by the Seller at its sole expense. If
Seller refuses to undertake the recommended investigatory and remedial activities, the Buyer, in its sole discretion, may exercise its options under subsection (d) below.

                  (c) In addition to the ESAs, Buyer shall have received all historic reports of environmental studies related to the Purchased Assets and any premises at which the Seller or its predecessors was or is located, undertaken by or on behalf of or for the use of Seller; provided, however, receipt by Buyer of any such reports shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty or indemnity made by Seller under this Agreement, or constitute acceptance of any condition or assumption of any liability by Buyer that


                                     - 43 -



may result from such condition, including, without limitation, the environmental condition of all or any part of any premises at which any part of the Purchased Assets was or is located.

                  (d) If, in Buyer's sole discretion, any of the environmental studies, including the ESAs, fails to provide a complete analysis of any environmental condition or identifies any Environmental, Health and Safety
Liabilities which could potentially exceed $100,000 (singularly or in the aggregate) at or related to any Real Property, Buyer may (i) terminate this Agreement or (ii) exclude specified parcels of Owned Real Property or Leases from this transaction, which parcels or Leases will then remain in the possession of, and the sole responsibility of, the Seller. If Buyer elects item
(ii) above, then the excluded parcels or Leases shall be deemed to be Excluded
Assets and not Purchased Assets, and Buyer shall be entitled to a reduction of the Purchase Price corresponding to the fair market value of the excluded parcels or Leases. If Buyer and Seller cannot agree on such fair market value, Buyer may appoint a third-party appraiser reasonably satisfactory to Seller to determine such fair market value.

                  (e) Any representation of Buyer with respect to its satisfaction pursuant to this Section 8.10 shall not be interpreted to imply that Buyer has constructive knowledge regarding any aspect of Seller's business nor to limit the scope of any of Seller's representations under this Agreement.
No due diligence examination or related activities of, or on behalf of, Buyer pursuant to this Section shall constitute a waiver or relinquishment by Buyer of its right to rely upon Seller's representations, warranties, covenants and agreements as made herein or pursuant hereto. No disclosure pursuant to this Section shall constitute an assumption by Buyer of any conditions or liabilities, and such disclosure shall not relieve Seller of its duties and obligations hereunder.

                  (f) The Indiana Responsible Party Transfer Law, Indiana Code
13-7-22.5-1 et seq., does not apply to the transfer under this Agreement of any Owned Real Property or Leases. Seller shall execute and deliver to Buyer, on the Closing Date, an affidavit attesting to the non-applicability of such law to the transfer under this Agreement of the Owned Real Property and the Leases.

                  8.11 Further Assurances. Each party hereto shall execute and deliver, and cooperate with any other party in obtaining, such additional instruments, documents, conveyances and assurances as reasonably have been requested by any other party to confirm and assure the rights and obligations set forth herein.

                  8.12 Releases.

                  (a) Each Signing Partner acknowledges that the agreements set forth in this Section 8.12 are a condition to Buyer's obligation to purchase the Purchased Assets pursuant to this Agreement, and that Buyer is relying on this Section 8.12 in consummating such purchase.

                  (b) Each Signing Partner, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to induce Buyer to purchase the Purchased Assets pursuant to this Agreement, hereby agrees as follows:


                                     - 44 -





                  (i) Each Signing Partner, on behalf of such Signing Partner and each of such Signing Partner's Affiliates, hereby releases and forever discharges the Buyer and SFX, and each of their respective individual, joint or mutual, past, present and future directors, officers, employees, agents, consultants, advisors, representatives, stockholders, controlling persons, subsidiaries, successors and assigns (collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, awards, decisions, injunctions, judgments, orders, rulings, subpoenas, verdicts, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Signing Partners or any of their respective Affiliates now has, have ever had or may hereafter have against the respective
         Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from SFX or Buyer, whether pursuant to contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer or SFX arising under this Agreement or any Closing Documents or proximately caused by Buyer's or SFX's willful, fraudulent or grossly negligent acts.

                  (ii) Each Signing Partner hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                  (iii) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Signing Partner shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (A) the assertion by or on behalf of such Signing Partner or any of such Signing Partner's Affiliates of any claim or other matter purported to be released pursuant to this Section 8.12 and (B) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Signing Partners or any of their Affiliates against such third party of any claims or other matters purported to be released pursuant to this Section 8.12.

                  8.13 Consent and Voting Agreement.

                  (a) Each Signing Partner hereby irrevocably consents to the entering into of this Agreement and to the consummation of the transactions contemplated hereby. Each Signing Partner hereby states that such Signing
Partner is the holder of the partnership interest in Seller set forth on
Schedule 5.1 with respect to such Signing Partner, and hereby adopts the following resolutions by written consent:


                                     - 45 -





                  (i) Resolved, that this Agreement, and each and every term and condition herein, as well as the transactions contemplated hereby, are hereby adopted and approved; and

                  (ii) Further resolved, that the officers of Seller are hereby severally authorized, empowered and directed, for and on behalf and in the name of Seller, to execute and deliver any and all documents, papers or instruments and to do or to cause to be done any and all such acts and things as such officers may deem necessary, appropriate or advisable to complete any and all transactions contemplated by this Agreement.

The written consent contained in this Section 8.13 may be executed in one or more counterparts and shall be filed with the minutes of the proceedings of the Partners.

                  (b) As long as this Agreement has not previously been terminated, each Signing Partner irrevocably agrees to vote all interests in Seller as to which such Signing Partner is entitled to vote (including all interests for which such Signing Partner holds a proxy) at a meeting of the Partners if any meeting is so held, or by written consent without a meeting as follows: (i) in favor of approval and adoption of this Agreement and the transactions contemplated hereby; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Seller under this Agreement; and (iii) against any action or agreement (other than this Agreement or the transactions contemplated by this Agreement or the termination of this Agreement in accordance with its terms), that would, directly or indirectly, impede, interfere with, delay, postpone or attempt to discourage the transactions contemplated hereby, including without limitation: (A) any extraordinary transaction, such as a merger, consolidation or other business combination involving Seller; (B) a sale or transfer of a material amount of assets of Seller or a reorganization, recapitalization or liquidation of Seller; (C) any change in the management or board of directors of Seller or any Competing Transaction, except as otherwise agreed to in writing by Buyer; (D) any material change in the present capitalization of Seller; or (E) any other material change in Seller's partnership structure or business.

                  (c) The Signing Partners represent that they have received the irrevocable proxy of all other Partners to vote all equity interests in Seller held by such other Partners.

                  (d) Each Signing Partner agrees that, without the prior written consent of Buyer, during the period commencing on the date hereof and ending on the earlier of (i) the business day following the Closing Date or
(ii) the termination of this Agreement pursuant to the terms hereof, such Signing Partner will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any partnership interest in Seller or any securities convertible into or exercisable or exchangeable for any such interest.

                  8.14 Prepayment of Debt. Each Signing Partner covenants to repay in full, prior to the Closing Date, all amounts owed by such Signing
Partner to Seller pursuant to the agreements listed or described on Schedule
8.14.


                                     - 46 -





                  8.15 (reserved)

                  SECTION 9. CONDITIONS TO OBLIGATIONS OF BUYER.

                  The obligations of Buyer to consummate the acquisition of the Purchased Assets at the Closing are subject, at Buyer's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 9. Buyer may waive any condition specified in this Section 9 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Buyer waives any such unsatisfied condition, Buyer shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  9.1 Representations, Warranties and Covenants of Seller and the Signing Partners.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Seller and the Signing Partners herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Seller and the Signing Partners shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing
Date.

                  (b) The President or Vice President of the General Partner shall have executed and delivered to Buyer a certificate, dated the Closing
Date, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the board of directors of the General Partner authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of the General
Partner as of the Closing Date, shall have been delivered to Buyer and SFX.

                  9.2 Absence of Proceedings. No party to this Agreement or any Partner shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by any of the Closing Documents; and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body which would prohibit the continued operation or conduct of the business of Seller, or adversely affect Buyer's title or interest in the Purchased Assets.

                  9.3 Opinion of Counsel to Seller. Buyer and SFX shall have received from Seller's Counsel an opinion, dated the Closing Date, in form and substance satisfactory to Buyer and SFX, to the effect that:

                  (a) Seller has the right, power and authority to effect the transactions contemplated by this Agreement and has taken all action required by it to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereunder;



                                    - 47 -

                  (b) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite power and authority to own and lease its properties and carry on its business as conducted on the Closing Date and to effect the transactions contemplated by this Agreement; and Seller is fully qualified and in good standing to do business in all other jurisdictions where the nature of its business or the ownership of its properties requires such qualification;

                  (c) This Agreement and the Closing Documents delivered to
Buyer on the Closing Date have each been duly authorized, executed and delivered by Seller and the Signing Partners and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Seller and the Signing Partners enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles limiting the enforcement of creditors' rights generally;

                  (d) To such counsel's knowledge, all Governmental
Authorizations required in order to permit consummation by Seller of the transactions contemplated hereby and by the Closing Documents have been obtained;

                  (e) The execution and delivery by Seller and the Signing
Partners of this Agreement and the Closing Documents and compliance with the terms and provisions hereof or thereof do not conflict or will not conflict with or result in a breach of any of the terms, conditions or provisions of the articles of limited partnership or partnership agreement of Seller or the Certificate of Incorporation and By-Laws of any Signing Partner or of any judgment, order, injunction, decree or ruling of any Governmental Body known to such counsel to which Seller or any Signing Partner or any of the Purchased
Assets is subject, or, except where any required waiver or consent has not been obtained, of any agreement or contract listed on any Schedule delivered pursuant to this Agreement or, to the knowledge of such counsel, any other agreement or contract to which Seller or any Signing Partner is a party, or constitute a default thereunder or give to others any rights of termination of the transactions contemplated thereby;

                  (f) Except as set forth in Schedule 5.11, there is no pending or, to the knowledge of such counsel, Threatened, action, suit or proceeding before any Governmental Body, to which Seller is a party or to which any of the Purchased Assets are subject that is of a character required to be described in a Schedule delivered pursuant to this Agreement and which is not disclosed;

                  (g) Except as set forth in the Schedules to this Agreement, such counsel has no knowledge of any Lien on the Purchased Assets and to the best of such counsel's knowledge (i) Seller is not in default under any order of any Governmental Body; and (ii) Seller is not subject to any decree or judgment enjoining or restraining it from taking any action contemplated by this Agreement or requiring it to take any action inconsistent with the actions contemplated by this Agreement; and

                  (h) Such opinion as to the existence of all Governmental
Authorizations required under Legal Requirements applicable to Seller and its properties and the transferability and effectiveness thereof as Buyer may reasonably request.



                                    - 48 -



                  In rendering its opinion pursuant to this Section 9.3, such counsel may (i) rely, to the extent such counsel reasonably deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of officers of Seller and, with respect to the laws of jurisdictions other than the jurisdiction in which Seller's Counsel is based and the United States of America, on the opinion of counsel qualified with respect to such jurisdiction, provided the extent of such reliance is specified in the opinion and such counsel states that such reliance is reasonable, and
(ii) assume that the laws of the State of New York are identical to those of the State of Indiana, provided that such assumption is specified in the opinion.

                  9.4 Consents or Approvals. All material consents, waivers, approvals, licenses or authorizations of lessors, third parties or Governmental
Bodies (or any amendments or modifications to existing agreements with third parties), including, without limitation, those described in Schedule 5.12(a), required to transfer the Purchased Assets and effect the transactions contemplated by this Agreement and the Closing Documents, and to allow the business of Seller to be operated by Buyer after the Closing in the manner and to the extent that such business was operated by Seller immediately prior to the Closing, have been obtained and delivered to Buyer.

                  9.5 Title Insurance. Buyer at Closing shall receive a title insurance policy for all Owned Real Property and leasehold title policies for any Leased Real Property issued in its favor containing exceptions only for (a) real estate Taxes not yet due and payable and (b) those exceptions otherwise acceptable to Buyer. Each such policy shall contain a zoning endorsement reasonably acceptable to Buyer covering the current use or uses of the Real
Property.

                  9.6 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  9.7 Closing of Other Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.

                  9.8 Bill of Sale. On or prior to the Closing Date, Seller shall have executed and delivered to Buyer a General Bill of Sale substantially in the form of Exhibit 9.8.

                  9.9 Conveyance; Assignment and Assumption Agreement. On or prior to the Closing Date:

                  (a) (reserved)

                  (b) Seller shall deliver to Buyer an assignment or assignments, in form and substance satisfactory to Buyer, of Seller's right, title and interest to be transferred hereby in and to all Intellectual Property of Seller;

                  (c) Seller shall deliver to Buyer an assignment or assignments of Seller's interest in all Contracts and Leases included in the Purchased Assets to be assumed by Buyer and Buyer shall assume same (at Buyer's option, this may be effectuated pursuant to separate assignments with assignments of each of the Leases in recordable form, accompanied by an instrument in recordable form pursuant to which the owner of the landlord/lessor's, sub-landlord/sublessee's or licensor's


                                    - 49 -

interest confirms the chain of assignments of the tenant, lessee's or licensee's interest from the initial tenant, lessee or licensee to each successor-in-interest and ultimately to Seller);

                  (d) With regard to each Lease (other than Leases of office space that do not include the lease of any venue, if such Leased Real Property is not being improved by Seller and if such lease is not at a below-market rate), Seller shall obtain and deliver a non-disturbance agreement in form reasonably satisfactory to Buyer's counsel pursuant to which all mortgagees, fee owners and superior ground lessees (where such Lease is a sublease) shall agree that, provided Buyer shall not be in default under such Lease (subject to applicable notice and/or grace period), Buyer's possession of the Leased Real
Property under such Lease shall not be disturbed nor shall Buyer be named in a foreclosure proceeding or proceeding to terminate a superior lease;

                  (e) Seller shall deliver to Buyer a certificate of reduction certifying the outstanding principal balance of the Murat Note and the amount of all accrued and outstanding interest, late fees and charges thereunder acknowledged by an authorized representative of the holder of the Murat Note and an estoppel (certifying that there exist no events of default or events which with the passage of time or service of notice or both would constitute an event of default under the Murat Note, except any defaults that have been waived) (collectively, the "Murat Estoppel") related to the secured loan presently held by Downtown Area Community Development Corporation as evidenced by the promissory note (the "Murat Note") made by Seller to Downtown Area
Community Development Corporation dated June __, 1997, in the original principal amount of $1,800,000;

                  (f) Seller shall execute, endorse and deliver to Buyer separate instruments of sale, assignment or transfer, in form suitable, where required, for filing or recording with the appropriate office or agency, for various items of the Purchased Assets;

                  (g) At or after the Closing, Seller shall also execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Buyer shall request at any time or from time to time in order to vest, confirm or evidence in Buyer title to all or any part of the Purchased Assets intended to be conveyed, sold, transferred, assigned and delivered to Buyer under and in accordance with this Agreement;

                  (h) Seller shall deliver to Buyer all original Leases, Governmental Authorizations, Contracts, books and records and other Purchased
Assets;

                  (i) Seller shall deliver the certificate referred to in
Section 5.17(t);

                  (j) Seller shall deliver to Buyer such affidavit of title or other certifications or indemnities executed by Seller and/or the Signing
Partners as shall be reasonably required by the title insurance company insuring Buyer's title to any or all of the Real Property or a lender or lenders providing or that has (have) provided Buyer with financing;

                  (k) Seller shall deliver any and all transfer tax, real property transfer tax, disclosure of sales information, Indiana gross income tax, sales tax or other similar forms, affidavits or returns and checks on account of any and all Taxes due thereunder;

                                    - 50 -

                  (l) To the extent required by applicable Legal Requirements, an approved disclosure statement or negative declaration with respect to Real
Property;

                  (m) Seller shall deliver to Buyer any and all necessary partnership or corporate resolutions, authorizations or other instruments necessary or proper to evidence the authority of Seller and the Person(s) executing any Closing Documents on Seller's behalf to execute and/or deliver the same;

                  (n) (reserved)

                  (o) On or prior to the Closing Date, Seller shall have delivered to Buyer duly executed titles to all vehicles owned by Seller, except as set forth on Schedule 2.2, together with such instruments of transfer as Buyer may request; and

                  (p) Seller and the Signing Partners shall deliver any and all other documents, agreements, certifications, affidavits and/or instruments to be executed and/or delivered by them in accordance with the terms of this Agreement.

                  9.10 Environmental Matters. Buyer shall have received all ESAs and any further environmental studies required pursuant to Section 8.10 with respect to the Owned Real Property and the Leases.

                  9.11 (reserved)

                  9.12 (reserved)

                  9.13 Working Capital. The aggregate deficit in Working
Capital as of the Closing Date shall be no greater than $4,500,000.

                  SECTION 10. CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to sell, transfer and convey the Purchased Assets at the Closing are subject, at Seller's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 10. Seller may waive any condition specified in this Section 10 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Seller waives any such unsatisfied condition, Seller shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  10.1 Representations, Warranties and Covenants of Buyer and
SFX.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Buyer and SFX herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Buyer and SFX shall each have performed and complied with all covenants and conditions


                                    - 51 -

required by this Agreement to be performed or complied with by Buyer or SFX at or prior to the Closing Date.

                  (b) Buyer and SFX shall have delivered to Seller and the Signing Partners a certificate, dated the Closing Date and signed by their respective presidents or an executive vice president, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the boards of directors of Buyer and SFX authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Buyer or SFX, as the case may be, as of the Closing Date shall have been delivered to Seller and the Signing Partners.

                  10.2 Absence of Proceedings. No party to this Agreement or any Partner shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by the Closing Documents and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body that would prohibit such transactions.

                  10.3 Opinion of Buyer's Counsel. Seller and the Signing
Partners shall have received from SFX's in-house counsel an opinion, dated the Closing Date, in form and substance satisfactory to Seller's Counsel, to the effect that:

                  (a) Each of Buyer and SFX is duly organized and validly existing in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own and operate its properties and to conduct the business it is conducting as of the Closing Date and to effect the transactions contemplated by this Agreement;

                  (b) This Agreement and the Closing Documents to which either
Buyer or SFX is to be a party have each been duly executed and delivered by Buyer or SFX, as the case may be, and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Buyer or SFX, as the case may be, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles or limiting the enforcement of creditors' rights generally, and all corporate action by Buyer and SFX required to authorize the transactions contemplated hereby and thereby have been taken; and

                  (c) Neither the execution and delivery by Buyer of this Agreement or the Closing Documents nor compliance with any terms and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the respective Certificates of Incorporation or By-Laws of Buyer or SFX or of any judgment, order, injunction, decree or ruling of any Governmental Body to which Buyer or SFX is subject and of which Buyer's counsel has knowledge, or to the knowledge of such counsel, any other agreement or contract to which Buyer is a party or to which it is subject or constitute a default thereunder.

                                    - 52 -

                  In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of any officer or officers of Buyer, provided the extent of such reliance is specified in the opinion.

                  10.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  10.5 Control of SFX. Robert F.X. Sillerman shall be in control (for purposes of this Section, "control" shall have the meaning assigned to such term in the rules and regulations of the Federal
Communications Commission) of SFX on the Closing Date.

                  10.6 (reserved)

                  10.7 Repayment of Long-Term Debt. Seller shall have received evidence of the repayment by Buyer of the long-term debt of Seller described on
Schedule 3.1(f) or, at Buyer's option, a copy of a Release Certificate executed by the holder of such debt.

                  10.8 Assignment and Assumption Agreement. On or prior to the Closing Date, Buyer shall have executed and delivered to Seller a General Bill of Sale as described in Section 9.8.

                  10.9 Closing of Other Acquisition Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.

                  SECTION 11. TERMINATION.

                  11.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and abandoned before the Closing
Date:

                  (a) by mutual written agreement of Seller and Buyer;

                  (b) by Buyer, if (i) the conditions set forth in Section 9 have not all been fulfilled (or waived by Buyer) on or before December 31, 1997, and (ii) Buyer has complied with all of the obligations applicable to it as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Seller or any Signing
Partner);

                  (c) by Seller, if (i) the conditions set forth in Section 10 have not all been fulfilled (or waived by Seller) on or before December 31, 1997, and (ii) Seller and the Signing Partners have complied with all of the obligations applicable to them as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Buyer or SFX);

                  (d) by Buyer, if Seller or any Signing Partner shall be in material breach of this Agreement and such breaching party shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                                    - 53 -

                  (e) by Seller, if Buyer or SFX shall be in material breach of this Agreement and shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (f) by either Buyer or Seller if any waiting period under the HSR Act has not expired or terminated by December 31, 1997; or

                  (g) by either Buyer or Seller if any of the Other Agreements has been terminated pursuant to Section 8.5 of such agreement.

                  11.2 Effect of Termination. Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section
11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 8.3, 11.2 and 13.1 will survive.

                  SECTION 12. INDEMNIFICATION.

                  12.1 Indemnification of Buyer and SFX; Appointment of
Representative.

                  (a) The Seller, on the one hand, and the Signing Partners, on the other hand (but individually on a basis equal to each Signing Partner's equity interest in Seller as a proportion of all equity interests in Seller held by Signing Partners), jointly and severally agree to indemnify, defend and hold harmless Buyer and SFX and their successors and assigns from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (i) any breach or default of any of the representations, warranties, covenants or agreements of Seller or the Signing
Partners contained in this Agreement or in any Exhibit or Schedule hereto or any Closing Document, (ii) the Excluded Assets, the ownership of Purchased
Assets or the operations of Seller prior to the Closing Date, (iii) the liabilities not assumed by Buyer pursuant to this Agreement (including, without limitation, product liabilities and Environmental, Health and Safety
Liabilities), or (iv) acts or failures to act of Seller or the Signing Partners prior to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  (b) Each Signing Partner hereby authorizes and appoints P.
David Lucas (the "Representative") as representative and attorney-in-fact to act for and on behalf of such Signing Partner in connection with the matters described in this Section 12. Each Signing Partner agrees not to take any actions authorized by this Section 12 other than through the Representative.

                  (c) For the purposes of this Section 12, the Signing Partners may, by written notice signed by them and delivered to SFX, appoint any other individual to act as the Representative. In the event of the death, incapacity or resignation of the Representative, if no such replacement is appointed within thirty (30) days, SFX may designate an interim replacement to serve until such appointment.

                  (d) In connection with this Agreement and the transactions contemplated hereby, the Seller and the Signing Partners agree that the Representative shall not be liable for any error of


                                    - 54 -

judgment or for any act done or omitted by the Representative in good faith or for any mistake in fact or law, except for the Representative's own willful misconduct or gross negligence.

                  (e) The parties hereto agree to submit to binding arbitration, pursuant to the rules of the American Arbitration Association applicable to commercial disputes, any dispute among the parties hereto with respect to Damages relating to Environmental, Health and Safety Liabilities, to the extent that such dispute relates to (i) the amount of Damages subject to
Section 12.1(a) and/or (ii) the time when such Environmental, Health and Safety
Liabilities arose. Such arbitration will be conducted by a panel of three arbitrators (which need not be selected from a panel of the American
Arbitration Association), of whom one will be appointed by Buyer, one by Seller and the third by the other two arbitrators. However, if Buyer or Seller fails to appoint its arbitrator within 30 days of a receipt of a written demand for arbitration, the arbitration shall be conducted by the single arbitrator appointed by the other party.

                  12.2 Indemnification of Seller and the Signing Partners.
Buyer and SFX jointly and severally agree to indemnify, defend and hold harmless Seller and its successors and assigns and the Signing Partners from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (a) any breach or default of any of the representations, warranties, covenants or agreements of Buyer or SFX contained in this Agreement or in any Exhibit, Schedule or Closing Document,
(b) the ownership of Purchased Assets subsequent to the Closing Date or the operations of Buyer, (c) the failure of Buyer to satisfy the Assumed
Obligations and (d) acts or failures to act of Buyer or SFX subsequent to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  12.3     Claims for Indemnification.

                  (a) Promptly after the receipt by Buyer or SFX of notice of
(i) any claim or (ii) the commencement of any action, proceeding or litigation
(collectively, "Litigation") which may entitle Buyer or SFX to indemnification, such party shall give the Representative written notice of such claim or the commencement of such Litigation. Promptly after the receipt by the Representative of notice of (i) any claim or (ii) the commencement of any Litigation which may entitle the Signing Partners to indemnification, the Representative shall give Buyer and SFX written notice of such claim or the commencement of such Litigation. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or Litigation if (i) the Indemnifying Party gives written notice to the Indemnified Party acknowledging the Indemnified Party's right to indemnification for such claim or Litigation pursuant to this Section 12, (ii) counsel to the Indemnifying
Party is reasonably satisfactory to the Indemnified Party and (iii) the claim or Litigation seeks only money damages and does not seek injunctive or other equitable relief. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

                  (b) If the Indemnifying Party assumes the defense of any such claim or Litigation as set forth in subsection (a), the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from and against any losses, damages and liabilities


                                    - 55 -

caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, or enter into any settlement, except, in each case, with the written consent of the Indemnified Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

                  (c) If the Indemnifying Party does not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

                  12.4 Materiality or Knowledge. Solely for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement or any Exhibit or Schedule, or any Closing Document, the applicable provisions thereof shall be read and interpreted as if any qualification stated therein with respect to materiality or material adverse effect or knowledge was not contained therein.

                  12.5 Set-Off in Lieu of Separate Compensation. Buyer or SFX may, at any time, elect to set off any amounts payable by Seller or the Signing
Partners pursuant to this Agreement against any amount set forth in Section 3.1 or any other amounts payable by Buyer or SFX to the Signing Partners or to Seller. If Buyer or SFX elects such set-off with respect to any amount payable by the Signing Partners, Buyer or SFX shall deliver, along with or prior to such payment by Buyer or SFX, a written notice of such set-off and the amount and nature thereof. Such set-off shall be in lieu of Buyer's or SFX's right to receive indemnification or other compensation from Seller or the Signing
Partners for any amounts set off, but shall not affect the parties' right to receive any other payments due under this Agreement.

                  12.6 Method of Payment of Indemnification. Except as set forth in Section 12.5, all amounts payable pursuant to this Section 12 shall be paid in cash to the Indemnified Party or to such Person as the Indemnified
Party may direct.

                  12.7 Limitations on Indemnification.

                  (a) In no event shall any Signing Partner be required to indemnify the Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts aggregating more than the amount of (i) 150% of
(ii) the sum of (A) the aggregate amount payable pursuant to Section


                                    - 56 -

3.1, multiplied by (B) the percentage of the equity of Seller that is owned by such Signing Partner or any Affiliate thereof; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety Liabilities.

                  (b) In no event shall Buyer and SFX or the Seller be required to indemnify an Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts (including amounts paid by such Indemnifying Party pursuant to Section 12 of the Other Agreements) aggregating more than the limit set forth in subsection (a) above for all Signing Partners;
provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety Liabilities.

                  (c) Each party will have no liability for indemnification pursuant to this Section 12 until the total of all Damages for which such party is the Indemnifying Party exceeds $100,000 (at which time such party shall indemnify the Indemnified Party for the entire amount of Damages). However, this Section 12.7(c) will not apply to Damages related to any breach of any representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Indemnifying Party of any covenant or obligation.

                  (d) (reserved)

                  (e) In no event shall any party be required to indemnify an Indemnified Party for any Damages arising subsequent to the date five years after the Closing Date.

                  SECTION 13. MISCELLANEOUS.

                  13.1 Expenses. Each of the parties hereto shall bear its own expenses, including fees of any attorneys and accountants engaged by such party, except that (a) any Taxes or filing, registration or recording fees applicable to the transfer of the Purchased Assets shall be borne by Seller;
(b) notwithstanding subsection (a), the HSR Act filing fees shall be borne one-half by Seller and one-half by Buyer; and (c) in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  13.2 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that any of the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such other party may be entitled at law or in equity.

                  13.3 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement shall survive the Closing and shall survive any investigation by the other party; provided, however, that the representations and warranties contained


                                    - 57 -

in Sections 5, 6 and 7 shall only survive until the later of (a) 18 months or
(b) the expiration of all claims and other proceedings in respect of Damages that are the subject of indemnification pursuant to Section 12, except with respect to any representation or warranty relating to Taxes, which representation or warranty shall survive for the longer of (a) six years or (b) any statute of limitations (as amended from time to time or as extended by an agreement not entered into unreasonably) that applies to actions by any Governmental Authority against Buyer or SFX in connection with such Taxes.

                  13.4 Notices. All notices, demands or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by registered or certified mail, first class, return receipt requested, postage prepaid, addressed as follows:

                       (a)   if to Seller or the Signing Partners:

                             Sunshine Promotions, Inc.
                             10089 Allisonville Road, Suite 100
                             Fishers, Indiana  46038
                             Attn: P. David Lucas

                             with a copy to:

                             Lowe Gray Steele & Darko
                             Bank One Tower
                             111 Monument Circle, Suite 4600
                             Indianapolis, Indiana 46204
                             Attn: Craig Pinkus and Connie Gustafson

                       (b)   if to Buyer or SFX:

                             SFX Broadcasting, Inc.
                             150 East 58th Street, 19th Floor
                             New York, New York  10155
                             Attn: Howard J. Tytel, Executive Vice President

                             with a copy to:

                             Baker & McKenzie
                             805 Third Avenue
                             New York, New York  10022
                             Attn: Howard M. Berkower

or such other address with respect to any party hereto as such party may from time to time notify the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed or, (ii) if personally delivered, on the date such delivery is made.

                                    - 58 -

                  13.5 Assignment; Successors and Assigns. Neither this
Agreement nor any interest herein may be assigned or transferred by any party hereto or by operation of law or otherwise without the consent in writing of the other parties, provided, however, that Buyer may assign this Agreement in whole or in part to a separate corporation, all of the capital stock of which is owned by SFX, formed for the purpose of consummating the transactions contemplated hereby. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

                  13.6 Entire Agreement. This Agreement, the Schedules and
Exhibits referred to herein and the Closing Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral among such parties and constitute the whole and entire basis upon which the respective rights, duties, obligations, representations and warranties contained herein and therein are based. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge or termination is sought.

                  13.7 Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York in all respects, including all matters of construction, validity and performance, without regard to their conflict of law principles.

                  13.8 Construction. THE PARTIES HAVE PARTICIPATED JOINTLY IN
THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IF AN AMBIGUITY OR QUESTION OF
INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF
DRAFTED JOINTLY BY THE PARTIES, AND NO PRESUMPTION OR BURDEN OF PROOF SHALL
ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF
THE PROVISIONS OF THIS AGREEMENT. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All references to Schedules and Exhibits shall mean the Schedules and Exhibits attached hereto and made a part hereof.

                  13.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                                    - 59 -

                  13.10 Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO
THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN
DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION
WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL
BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON
CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT
SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS
SECTION 13.10 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE
JURISDICTION OF SAID COURTS OTHER THAN FOR SUCH PURPOSE.

                  13.11 Captions. The captions in this Agreement are for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  13.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed by such party.

                  13.13 Bulk Sales Laws. Seller and Buyer waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller and the Selling Stockholders agree to pay and discharge when due or to contest or litigate all claims of creditors which could be asserted against Buyer or SFX or the Purchased Assets by reason of such noncompliance, and to indemnify, defend and hold harmless Buyer and SFX from and against any and all such claims, and to take promptly all necessary action to remove any Lien which may be placed on the Purchased Assets by reason of such noncompliance.

                  13.14 Publicity. Each of the parties hereto agrees that, until the Closing it will consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and that, subject to the requirements of applicable law or Nasdaq, neither party will make any such press release or public statement without the prior consent of the other party.

                  13.15 Waiver. All of the original rights and powers of any party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof, and no party shall be deemed to have waived any of its rights, any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party. No such waiver by a party of any breach by another party of any provision of this Agreement shall be deemed a waiver of any continuing, future or recurring breach of such provision or any other provision of this Agreement.
No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants or agreements contained in this Agreement.



                                    - 60 -

                  13.16 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.


                                    - 61 -



                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  MURAT CENTRE L.P.

                                  By:  Murat Centre, Inc., its general partner

                                       By: /s/ P. David Lucas
                                          -------------------------------
                                       Name:  P. David Lucas
                                       Title: President

                                  MURAT CENTER CONCERTS, L.P.

                                  By:  Murat Center Concerts, Inc., its general
                                       partner

                                       By: /s/ Howard J. Tytel
                                          -------------------------------
                                       Name:  Howard J. Tytel
                                       Title: Executive Vice President

                                  SFX BROADCASTING, INC.

                                  By: /s/ Howard J. Tytel
                                     ------------------------------------
                                  Name:  Howard J. Tytel
                                  Title: Executive Vice President


                                  SIGNING PARTNERS:

                                  /s/ P. David Lucas
                                  ----------------------------------------
                                  P. David Lucas

                                  /s/ Steven Sybesma
                                  ----------------------------------------
                                  Steven Sybesma

                                  Murat Centre, Inc.

                                       By: /s/ P. David Lucas
                                          --------------------------------
                                       Name:  P. David Lucas
                                       Title: President



                                     - 62 -


                                                               Exhibit 10.10









                       ASSET PURCHASE AND SALE AGREEMENT


                                 BY AND AMONG


                     POLARIS AMPHITHEATER CONCERTS, INC.,


                            SFX BROADCASTING, INC.,


                   POLARIS AMPHITHEATER LIMITED PARTNERSHIP


                                      AND


                          CERTAIN OF THE PARTNERS OF
                   POLARIS AMPHITHEATER LIMITED PARTNERSHIP







                                JUNE 23, 1997





                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
SECTION 1.  DEFINITIONS.................................................. 1

SECTION 2.  SALE OF ASSETS............................................... 9
         2.1      Purchased Assets....................................... 9
         2.2      Excluded Assets........................................10
         2.3      Liabilities............................................11

SECTION 3.  PURCHASE.....................................................12
         3.1      Purchase Price.........................................12
         3.2      Calculation of Gain....................................13
         3.3      .......................................................14
         3.4      Working Capital........................................14
         3.5      Allocation of Purchase Price...........................14

SECTION 4.  CLOSING......................................................14

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER.....................15
         5.1.     Organization; Capitalization...........................15
         5.2      Subsidiaries; General Partner..........................15
         5.3      Authorization of Agreements, No Conflict, Etc..........16
         5.4      Title to Properties....................................16
         5.5      Leases.................................................17
         5.6      Condition of Property..................................17
         5.7      Compliance with Laws, Etc..............................17
         5.8      Intellectual Property..................................19
         5.9      Books and Records......................................19
         5.10     Receivables............................................19
         5.11     Litigation.............................................20
         5.12     Contracts; Bookings....................................20
         5.13     Labor Matters..........................................20
         5.14     Financial Statements...................................21
         5.15     Absence of Certain Changes or Events...................21
         5.16     Undisclosed Liabilities................................22
         5.17     Real Property..........................................23
         5.18     Taxes..................................................26
         5.19     Insurance..............................................27
         5.20     Employee Benefits......................................27
         5.21     Employees..............................................30
         5.22     Environmental Matters..................................30
         5.23     Affiliate Transactions.................................32
         5.24     Absence of Certain Business Practices..................32


                                     - i -



                                                                       PAGE
                                                                       ----
         5.25     Broker's or Finder's Fees..............................32
         5.26     Disclosure.............................................33
         5.27     Sufficiency of Purchased Assets........................33
         5.28     Certain Payments.......................................33
         5.29     .......................................................33
         5.30     Other Partners.........................................33

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF EACH SIGNING PARTNER
                                                                         34
         6.1      Authorization of Transaction...........................34
         6.2      Non-contravention......................................34
         6.3      Broker's Fees..........................................34
         6.4      Ownership of Partnership Interest in Seller............34
         6.5      Representations and Warranties of Seller...............35
         6.6      .......................................................35
         6.7      .......................................................35
         6.8      .......................................................35
         6.9      Disclosure.............................................35
         6.10     Informed Judgment......................................35

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX..............35
         7.1      Organization of Buyer..................................35
         7.2      .......................................................35
         7.3      Authorization of this Agreement, Etc...................35
         7.4      Broker's or Finder's Fees..............................36

SECTION 8.  COVENANTS....................................................36
         8.1      Covenants of Seller....................................36
         8.2      Filings and Governmental Consents......................40
         8.3      Confidentiality........................................40
         8.4      Access.................................................41
         8.5      Casualty and Condemnation..............................42
         8.6      Employment Matters.....................................43
         8.7      .......................................................44
         8.8      .......................................................44
         8.9      Notification...........................................44
         8.10     Environmental Reports and Related Matters..............44
         8.11     Further Assurances.....................................46
         8.12     Releases...............................................46
         8.13     Consent and Voting Agreement...........................47
         8.14     Prepayment of Debt.....................................48
         8.15     .......................................................48
SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER...........................48


                                    - ii -



                                                                       PAGE
                                                                       ----
         9.1      Representations, Warranties and Covenants of
                  Seller and the Signing Partners........................48
         9.2      Absence of Proceedings.................................49
         9.3      Opinion of Counsel to Seller...........................49
         9.4      Consents or Approvals..................................50
         9.5      Title Insurance........................................50
         9.6      HSR Act................................................51
         9.7      Closing of Other Agreements............................51
         9.8      Bill of Sale...........................................51
         9.9      Conveyance; Assignment and Assumption Agreement........51
         9.10     Environmental Matters..................................52
         9.11     .......................................................52
         9.12     Booking Agreement......................................53
         9.13     Working Capital........................................53

SECTION 10.  CONDITIONS TO OBLIGATIONS OF SELLER.........................53
         10.1     Representations, Warranties and Covenants
                  of Buyer and SFX.......................................53
         10.2     Absence of Proceedings.................................53
         10.3     Opinion of Buyer's Counsel.............................53
         10.4     HSR Act................................................54
         10.5     Control of SFX.........................................54
         10.6     .......................................................54
         10.7     Repayment of Long-Term Debt............................54
         10.8     Assignment and Assumption Agreement....................54
         10.9     Closing of Other Acquisition Agreements................54
         10.10    Booking Agreement......................................55

SECTION 11.  TERMINATION.................................................55
         11.1     Termination............................................55
         11.2     Effect of Termination..................................55

SECTION 12.  INDEMNIFICATION.............................................56
         12.1     Indemnification of Buyer and SFX; Appointment
                  of Representative......................................56
         12.2     Indemnification of Seller and the Signing Partners.....57
         12.3     Claims for Indemnification.............................57
         12.4     Materiality or Knowledge...............................58
         12.5     Set-Off in Lieu of Separate Compensation...............58
         12.6     Method of Payment of Indemnification...................58
         12.7     Limitations on Indemnification.........................58

SECTION 13.  MISCELLANEOUS...............................................59
         13.1     Expenses...............................................59
         13.2     Specific Performance...................................59
         13.3     Survival...............................................59


                                    - iii -



                                                                       PAGE
                                                                       ----
         13.4     Notices................................................60
         13.5     Assignment; Successors and Assigns.....................61
         13.6     Entire Agreement.......................................61
         13.7     Governing Law; Construction............................61
         13.8     Construction...........................................61
         13.9     Severability...........................................62
         13.10    Jurisdiction...........................................62
         13.11    Captions...............................................62
         13.12    Counterparts...........................................62
         13.13    Bulk Sales Laws........................................62
         13.14    Publicity..............................................62
         13.15    Waiver.................................................62
         13.16    No Third Party Beneficiaries...........................63


EXHIBITS

5.30              Form of Partners' Agreement
9.8               Form of General Bill of Sale
9.9               Form of Deed


SCHEDULES

2.1(c)            Vehicles
2.1(d)            Real Property
2.1(g)            Contracts
2.2               Excluded Assets
2.3               Assumed Obligations
3.1(f)            Long-Term Debt
3.5               Allocation of Purchase Price
5.1               Organization, Qualifications and Capitalization
5.2               Subsidiaries; General Partner
5.3               Seller's Consents
5.4               Title Reports (Permitted Liens)
5.6               Tangible Property
5.7               Legal Compliance; Governmental Authorizations
5.8               Intellectual Property Disputes
5.10              Accounts Receivable
5.11              Litigation
5.12(a)           Consents
5.12(b)           Bookings
5.13              Labor Matters
5.15              Adverse Changes


                                    - iv -



                                                                       PAGE
                                                                       ----
5.16              Liabilities
5.18(a)           Tax Extensions
5.18(c)           Tax Returns
5.19              Insurance
5.20              Employee Benefit Plans
5.21              Employees
5.22              Environmental Matters
5.23              Affiliate Transactions
7.3               Buyer's Consents
8.14              Loans to Signing Partners




                                     - v -



                       ASSET PURCHASE AND SALE AGREEMENT


                  Asset Purchase and Sale Agreement, dated as of June 23,
1997, by and among Polaris Amphitheater Limited Partnership, an Ohio limited partnership ("Seller"), Polaris Amphitheater Concerts, Inc., a Delaware corporation ("Buyer"), SFX Broadcasting, Inc. ("SFX"), and Sunshine
Promotions, Inc., an Indiana corporation, as limited partner and general partner of Seller, Belkin Productions, Inc., an Ohio corporation, a general partner of Seller ("Belkin"), and P. David Lucas and Steven P. Sybesma (such four Persons, collectively, the "Signing Partners").

                  WHEREAS, Buyer is a wholly-owned subsidiary of SFX;

                  WHEREAS, Seller desires to sell to Buyer substantially all of its assets, and Buyer desires to purchase such assets, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, as a condition to its purchase of such assets, Buyer requires Seller and the Signing Partners to make certain representations, warranties and covenants and to agree to indemnify Buyer in certain respects, all as more fully set forth herein; and

                  WHEREAS, contemporaneously herewith, SFX and certain subsidiaries thereof are entering into asset purchase and sale agreements (the
"Other Agreements") with the Other Sellers (as defined herein);

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                  SECTION 1.  DEFINITIONS.

                  As used in this Agreement, the following terms shall have the following meanings:

                  1.1 "Accounts Receivable" has the meaning set forth in
Section 5.10.

                  1.2 "Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first mentioned Person.

                  1.3 (reserved)

                  1.4 "Apportionment Date" means June 1, 1997.

                  1.5 (reserved)

                  1.6 "Assumed Obligations" has the meaning set forth in
Section 2.3.








                  1.7 "Balance Sheet" has the meaning set forth in Section
5.14.

                  1.8 "business day" means any day on which banks in the State of New York are not authorized or required to close.

                  1.9 "Buyer" has the meaning set forth on the first page of this Agreement.

                  1.10 (reserved)

                  1.11 (reserved)

                  1.12 "Closing" has the meaning set forth in Section 4.

                  1.13 "Closing Date" has the meaning set forth in Section 4.

                  1.14 "Closing Documents" means all agreements and documents to be executed or delivered in connection with the closing of the transactions contemplated by this Agreement, including, without limitation, the documents described in Section 9.9.

                  1.15 "COBRA" means the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

                  1.16 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.17 "Competing Transaction" means any of the following involving Seller: (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (b) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Seller, in a single transaction or series of transactions; (c) except as set forth on Schedule
5.1, any offer (whether in cash or in securities) for 25% or more of the outstanding partnership interests in Seller; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing.

                  1.18 "Contracts" has the meaning set forth in Section 2.1.

                  1.19 "Control" (including the terms "Controlled,"
"Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  1.20 "Damages" means any and all claims, demands, losses, costs, obligations, liabilities, Tax deficiencies, interest thereon and penalties and expenses, and includes, without limitation, reasonable attorney's fees and any Tax liability (including interest) resulting from any payment pursuant to Section 12; provided, however, that Damages, as used in
Section 12, shall be net of insurance proceeds received by the Indemnified
Party and any tax benefits derived by the Indemnified Party from the deduction or payment of any Damages to a third Person.


                                     - 2 -




                  1.21 "day" means a calendar day.

                  1.22 "Deed" has the meaning set forth in Section 9.9.

                  1.23 (reserved)

                  1.24 (reserved)

                  1.25 "Employee Benefit Plan" means any (a) bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay, termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement, practice or policy, or (b) plan, program, arrangement, practice or policy, which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, whether written or unwritten.

                  1.26 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  1.27 "Environmental, Health and Safety Liabilities" means any cost, damages, loss, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable
Environmental Law or Occupational Safety and Health Law (whether or not such
Cleanup has been required or requested by any Governmental Body or any other
Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.



                                     - 3 -




For purposes of the foregoing definition, the terms "removal," "remedial" and "response action" include the types of activities covered by the United States
Comprehensive Environmental Response, Compensation and Liability Act, 42
U.S.C. ss. 9601 et seq., as amended.

                  1.28 "Environmental Law" means any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the Threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  1.29 "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.30 "ERISA Affiliate" means each person (as defined in section 3(9) of ERISA) that, together with the Seller or any of its Subsidiaries (or any person whose liabilities the Seller or any of its Subsidiaries has assumed or is otherwise subject to, whether directly or indirectly, including as a result of indemnification) would be or has been treated as a single employer under section 4001(b) of ERISA or Section 414 of the Code.

                  1.31 "ESA" has the meaning set forth in Section 8.10.


                                     - 4 -





                  1.32 "Excluded Assets" has the meaning set forth in Section
2.2.

                  1.33 "Facilities" means any real property, leaseholds, or other interests owned or operated by Seller or its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by Seller.

                  1.34 (reserved)

                  1.35 "Gain" has the meaning set forth in Section 3.1.

                  1.36 "General Partners" shall mean, collectively, Sunshine
Promotions, Inc., an Illinois corporation, and Belkin Productions, Inc., a
___________ corporation.

                  1.37 "Governmental Authorization" means any approval, consent, license, variance, permit, conditional use permit waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  1.38 "Governmental Body" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature,
(ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

                  1.39 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous
Materials in, on, under, about, or from any current or former Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off any current or former Facilities, or that may affect the value of the Facilities or Seller.

                  1.40 "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum, petroleum by-products and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials polychlorinated biphenyls and lead paint.

                  1.41 "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.42 "including" means including without limitation.



                                     - 5 -




                  1.43 "Indemnified Party" means the party or parties claiming a right to indemnification pursuant to Section 12.

                  1.44 "Indemnifying Party" means the party or parties from whom indemnification is sought pursuant to Section 12.

                  1.45 "Intellectual Property" means trademarks, service marks, trade dress, logos, trade names, corporate names, assumed names, patents and copyrights together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

                  1.46 "Interim Balance Sheet" has the meaning set forth in
Section 5.14.

                  1.47 "Lease" or "Leases" has the meaning set forth in Section
2.1.

                  1.48 "Leased Real Property" means all real property subject to the Leases.

                  1.49 "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, code, statute, or treaty.

                  1.50 "Lien" means any lien, claim, pledge, security interest, mortgage, charge, easement, right-of-way, encroachment, covenant and/or restriction restricting use or the manner of use, lease, right of use or other encumbrance or third party right of any kind, whether written or oral.

                  1.51 "Litigation" has the meaning set forth in Section 12.3.

                  1.52 (reserved)

                  1.53 (reserved)

                  1.54 (reserved)

                  1.55 (reserved)

                  1.56 (reserved)

                  1.57 "Occupational, Safety and Health Law" means any Legal
Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  1.58 "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day


                                     - 6 -




operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  1.59 "Other Agreements" has the meaning set forth on the first page of this Agreement.

                  1.60 "Other Sellers" means, collectively, Deer Creek
Partners, L.P., Murat Centre L.P., Suntex, Inc., TourDesign, Inc. and Sunshine
Promotions, Inc.

                  1.61 "Owned Real Property" has the meaning set forth in
Section 2.1.

                  1.62 "Partner" has the meaning set forth in Section 2.3.

                  1.63 "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  1.64 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  1.65 "Purchased Assets" has the meaning set forth in Section
2.1.

                  1.66 "Real Property" means the Owned Real Property and the
Leased Real Property.

                  1.67 "Records" has the meaning set forth in Section 2.1.

                  1.68 (reserved)

                  1.69 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                  1.70 "Release Certificate" has the meaning set forth in
Section 3.1.

                  1.71 "Representative" is defined in Section 12.1.

                  1.72 "Scalpers" means any Persons engaged in the business or activity of selling tickets in excess of the face value thereof or in contravention of any applicable Legal Requirement as to the time, place or manner of sale.

                  1.73 "SEC" means the U.S. Securities and Exchange Commission.




                                     - 7 -



                  1.74 "Securities Act" means the Securities Act of 1933, as amended.

                  1.75 "Seller" has the meaning set forth on the first page of this Agreement and, unless the context requires otherwise, also includes that entity's predecessors.

                  1.76 "Seller Plans" has the meaning set forth in Section
5.20.

                  1.77 (reserved)

                  1.78 "Seller's Offer" has the meaning set forth in Section
12A.2.

                  1.79 "SFX" has the meaning set forth on the first page of this Agreement.

                  1.80 "Signing Partners" has the meaning set forth on the first page of this Agreement.

                  1.81 "Structures" has the meaning set forth in Section 5.17.

                  1.82 "Subsidiary" means any entity in which Seller has an ownership interest.

                  1.83 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross income, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  1.84 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  1.85 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  1.86 "Threatened"--a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given
(orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

                  1.87 "Working Capital" means the difference between the short-term assets that are transferred to Buyer pursuant to this Agreement and sold to other subsidiaries of SFX pursuant to the Other Agreements and the short-term liabilities that are assumed by Buyer pursuant to this



                                     - 8 -




Agreement or by other subsidiaries of SFX pursuant to the Other Agreements;
for purposes of this Agreement, "short-term assets" and "short-term liabilities" shall have the meanings given to such terms under generally accepted accounting principles.

                  SECTION 2. SALE OF ASSETS.

                  2.1 Purchased Assets. Upon and subject to the terms and conditions provided in this Agreement, Seller shall, at the Closing, convey, sell, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to all of its assets and properties (real, personal and intangible), including, but not limited to, the items specifically listed and described below and on the schedules attached hereto (but excluding Excluded
Assets) (collectively, the "Purchased Assets"):

                  (a) All merchandise, inventories, materials and supplies of Seller, including items in transit from vendors and also including guaranties and warranties running to the benefit of Seller with regard thereto;

                  (b) All cash on hand and at banks, other cash items of Seller at the close of business on the Closing Date, all receivables and other accrued payments or obligations which have inured or shall inure to the benefit of Seller;

                  (c) All machinery, equipment, office equipment, furniture, computers, leasehold improvements, fixtures, trade fixtures, supplies and other personal property owned by Seller and rights of Seller of every kind and description, tangible and intangible, and all warranties and guaranties thereto and rights of action of Seller therefor, including, without limitation, all automobiles, trucks, trailers, automotive equipment and other vehicles owned by Seller, all of which vehicles are described on Schedule
2.1(c);

                  (d) Fee title absolute to all real property in which Seller has an ownership interest, as listed or described on Schedule 2.1(d), together with (i) the buildings, improvements, fixtures, affixations and fittings located thereon, owned by Seller, (ii) all rights of ingress and egress and easements, rights-of-way and/or other appurtenances benefitting the land upon which such improvements are erected, (iii) any unpaid proceeds for any damage to such real property by reason of fire or other casualty or condemnation, or any proceeds paid to Seller and not used or applied by Seller to the restoration of such real property, and (iv) development rights with respect to the land upon which such improvements are erected (collectively, the "Owned
Real Property");

                  (e) All of the right, title and interest of Seller or its affiliates in and to all Intellectual Property of Seller, including, without limitation, any Web page or HTML site, and any and all variations or derivations thereof and in and to all logos, insignias and advertising materials bearing the name "Polaris," to the name of Seller and all brand names and trademarks and all technology and technical information related to, necessary for or used in connection with the operation of Seller's business, and all secrecy agreements of Seller or its affiliates with others, including employees, relating to disclosure, assignment or patenting of any of the foregoing;

                  (f) All of the right, title and interest of Seller in, to and under all leases, subleases, licenses and/or other occupancy agreements affecting the real property described in Schedule 2.1(d)




                                     - 9 -




(individually a "Lease" and collectively, the "Leases"), the estates created thereunder and all improvements, fixtures, affixations and fittings located on the premises covered thereby owned by Seller;

                  (g) All of the right, title and interest of Seller in and to all agreements, contracts and contract rights, purchase and sales contracts and orders, license agreements, franchises, booking agreements, trade and barter agreements and all other agreements and contracts relating to or necessary for the operation of Seller's business ("Contracts"), including, without limitation, those listed or described on Schedule 2.1(g) and to all Governmental Authorizations listed or described on Schedule 5.7;

                  (h) All claims, deposits, credits and prepaid items, refunds, causes of action, choses in actions, pending litigation, judgments, settlements, rights of recovery, rights of set-off, rights of recoupment and demands on others of every kind and nature relating to the Purchased Assets or related to or arising from the operation of Seller's business, whether now existing or hereafter arising;

                  (i) All original files and records of Seller (including all financial records and computer runs and programs related thereto) pertaining to the Purchased Assets and all other books, records, files, documents, correspondence, reports and lists of suppliers and customers including, but not limited to, general ledger, all sales and credit records, accountants' working papers, advertising and sales material, literature and personnel and payroll records of Seller (provided, however, that Tax Returns may be copies)
(the "Records"), to which Seller shall have access pursuant to Section 8.4(a);

                  (j) The Seller as a going concern and the goodwill thereof;
and

                  (k) All other assets, properties, rights and the entire business, of every kind and nature, owned or held by Seller or in which Seller has an interest (except for the Excluded Assets), known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, including, without limitation, all Governmental Authorizations, securities, automobiles, trucks and trailers.

                  2.2 Excluded Assets. All assets of the Seller Plans and any other Employee Benefit Plans, seals, minute books, rights to receive Tax refunds to the extent such refunds relate to any period prior to June 1, 1997, and other documents relating to the rights of Seller under this Agreement and any assets described in Schedule 2.2 (collectively, the "Excluded Assets") are excluded from the Purchased Assets to be sold by Seller to Buyer.

                  2.3 Liabilities.

                  (a) At the Closing, Buyer shall assume all liabilities and obligations of Seller under Contracts and Leases and all other liabilities and obligations of Seller, other than those set forth in Section 2.3(b), that are set forth on Schedule 2.3 (the "Assumed Obligations"). Buyer shall not assume or have any liabilities with respect to any other obligation or liability of Seller that is not included in the Assumed Obligations.



                                     - 10 -





                  (b) Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, or in any way be liable or responsible for:

                  (i) (A) any liabilities or obligations of Seller, or any consolidated group of which Seller is a member, or of any general or limited partners (the "Partners") for any Taxes, accrued for, applicable to or arising from any period on or prior to May 31, 1997, or in connection with the consummation of the transactions contemplated herein, and (B) any liability of the Seller for the unpaid Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                  (ii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of any of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

                  (iii) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein;

                  (iv) any intercompany payables or any liabilities or obligations of Seller owing to any Affiliate of Seller or to any Other Seller or any Affiliate thereof, all of which shall be released on or prior to the Closing Date;

                  (v) any liability or obligation of the Seller under this Agreement;

                  (vi) any Environmental, Health and Safety Liability arising solely from occurrences or conditions on or prior to the Closing
         Date, or, for any such liability arising from occurrences or conditions both before and after the Closing, the portion of any such liability caused by occurrences prior to the Closing Date;

                  (vii) any liability or obligation relating to the Seller
         Plans or any other Employee Benefit Plans, including but not limited to any liability or obligation with respect to COBRA or any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA); and

                  (viii) any liability or obligation not expressly set forth in the Balance Sheet, except those which may arise with respect to the period after the Closing Date under the Contracts and Leases and as set forth in Schedule 2.3.


                                     - 11 -






                  SECTION 3. PURCHASE.

                  3.1 Purchase Price. In consideration of the aforesaid sale, conveyance, transfer, assignment and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, including, without limitation, Section 12.5, Buyer will pay to Seller, and SFX hereby guarantees the payment of:

                  (a) subject to adjustment pursuant to Sections 3.1(f) and 8.10, on the Closing Date, $4,466,164 in the form of a wire transfer to the bank account designated by Seller no later than three business days prior to the Closing Date;

                  (b) (reserved)

                  (c) (reserved)

                  (d) (reserved)

                  (e) no later than the fifth business day prior to April 15 in the year following the year in which the Closing occurs, in the form of a wire transfer to the bank account designated by Seller no later than eight business days prior to such April 15th date, an amount of money equal to X in the following equation:


         X     =  TROI (Y) - TRCG(Y)
                  ------------------
                      1 - TRCG1

         X     =  payment to be made by Buyer.

         Y     =  the amount of gain that would have been treated as
                  ordinary income or net short-term capital gain for federal income tax purposes if the partners of Seller had sold their partnership interest in Seller for an aggregate amount equal to the purchase price hereunder (without considering amounts payable pursuant to this Section 3.1(e)) ("Gain"). Such
                  amount shall be calculated in accordance with the provisions of Section 3.2. In no event shall the amount of Gain exceed the difference between the total purchase price allocated
                  under Section 3.5 to assets, the sale of which may give rise to ordinary income or loss or net short-term capital gain or loss and the basis of such assets.

         TROI = maximum combined federal and applicable city of Columbus, Ohio, tax rate applicable to individuals for ordinary income for transactions occurring on the Closing Date.

         TRCG = maximum federal tax rate applicable to individuals for long-term capital gains for transactions occurring on the Closing Date.


                                     - 12 -





         TRCG1 =  maximum combined federal and applicable
                  city of Columbus, Ohio, tax rate applicable to individuals for long-term capital gains in the year of the payment pursuant to this Section 3.1(e).

For purposes of the above calculations, the applicable city of Columbus, Ohio, tax rate applicable to individuals shall be 2% multiplied by (one minus the maximum federal tax rate attributable to ordinary income). Notwithstanding the foregoing, no payment pursuant to this Section 3.1(e) shall be required to the extent that (i) the difference between (A) the aggregate amounts payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements and (B) the aggregate amounts that would be payable pursuant to this Section
3.1(e) and Sections 3.1(e) of the Other Agreements if, in each case, the definitions of TROI and TRCG replaced "for transactions occurring on the Closing Date" with "as of the date hereof, without regard to any increases or reductions enacted subsequent to the date hereof," exceeds (ii) $50,000;

                  (f) on the Closing Date, the repayment by Buyer of the long-term debt of Seller described on Schedule 3.1(f) or, at Buyer's option, the delivery to Seller of a certificate (the "Release Certificate") from the holder of such debt stating that Seller and any Signing Partners are released from all of their obligations with respect to payment of such debt.
Notwithstanding the foregoing, if and to the extent a prepayment penalty, premium, late fee and/or participation (i.e., "kicker") is due and payable, the purchase price to be paid pursuant to Section 3.1(a) shall be reduced by the amount of such payment; and

                  (g) no later than the fifth business day prior to April 15 of the year following the year in which the Closing occurs, if such amount is specified in writing by the Seller, an additional amount of purchase price, allocable to goodwill, and equal to the sum of all Taxes assessed against and paid by Seller for the time period from June 1, 1997, through the Closing
Date.

                  3.2 Calculation of Gain. The amount of Gain shall be calculated by Seller or its designee no later than December 15 of the year in which the Closing occurs and shall be reviewed and verified by Buyer or its designee, which shall be allowed full access to Seller's books and records for such purposes. In the event of a dispute as to the amount of Gain, Seller and Buyer shall use reasonable efforts to resolve such dispute and, if the dispute cannot be resolved after such reasonable efforts, the amount of Gain treated as ordinary income for federal income tax purposes shall be determined by an independent arbitrator as follows: the dispute shall be submitted to an independent arbitrator designated by the American Arbitration Association under the expedited procedures then in effect for the resolution of commercial disputes. Such arbitrator shall be a certified public accountant designated by the American Arbitration Association. Buyer and Seller shall share equally the costs and expenses of such arbitrator, but each party shall bear its own legal and other expenses, if any. No later than ten days after a final resolution of the amount of Gain, any unpaid amount due pursuant to Section 3.1(e) shall be paid by Buyer or SFX.

                  3.3 (reserved)


                                     - 13 -





                  3.4 Working Capital.

                  (a) (reserved)

                  (b) (reserved)

                  (c) (reserved)

                  (d) (reserved)

                  (e) Seller represents and warrants to Buyer and SFX, and covenants to Buyer and SFX, that the deficit in Working Capital will be no greater than $4,500,000 on the Apportionment Date. If the deficit in Working
Capital is greater than $4,500,000 on such date, Buyer's sole remedy shall be as provided in the Other Agreement with respect to the sale of assets of Sunshine Promotions, Inc. At least five business days prior to the estimated
Closing Date, Seller shall furnish to Buyer a proposed schedule setting forth all short-term assets as of the Apportionment Date that are to be transferred to Buyer pursuant to this Agreement and all short-term liabilities as of the Apportionment Date that are to be assumed by Buyer pursuant to this Agreement.
Thereafter, Seller and Buyer shall negotiate in good faith in order to resolve any disputed amounts contained therein.

                  3.5 Allocation of Purchase Price. Schedule 3.5, as it may be amended by the parties subsequent to the date hereof, sets forth the parties' allocation of the purchase price, which Seller agrees to adhere to for all purposes, including financial accounting and for the payment of all federal and state Tax returns filed subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased
Assets hereunder, and the determination by Buyer of its Tax basis with respect to the Purchased Assets. Seller and Signing Stockholders agree that they will execute and deliver such documents as Buyer shall request at any time or from time to time which relate to or confirm the determination of the allocation of the purchase price. Any additional purchase price not explicitly allocated pursuant to Schedule 3.5 shall be allocated to the purchase of Seller's goodwill. Buyer agrees to pay to Seller and the Selling Stockholders, as an additional purchase price, an amount equal to any additional federal income taxes assessed against such parties because of the re-allocation by the Internal Revenue Service of any of the purchase price hereunder to ordinary income assets of Seller, except to the extent that such re-allocation is due to any inaccuracies in Seller's financial statements or to the extent that such assessment gives effect to any change in the applicable tax rates between the date hereof and the date of such assessment.

                  SECTION 4. CLOSING.

                  Except as otherwise set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer in New York, New York, commencing at 10:00 a.m.
local time on the later of (a) June 23, 1997, or (b) the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the
"Closing Date").


                                     - 14 -





                  SECTION 5. REPRESENTATIONS AND WARRANTIES OF SELLER.

                  To induce Buyer to enter into this Agreement, and to consummate the transactions contemplated, Seller represents and warrants to Buyer as follows:

                  5.1. Organization; Capitalization.

                  (a) Schedule 5.1 contains a complete and accurate list of the name of Seller, its jurisdiction of organization and other jurisdictions in which it is authorized to do business. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite power and authority to own and lease its properties and carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of properties makes such qualification necessary.

                  (b) As of the date of this Agreement, the general and limited partnership interests of Seller are as set forth on Schedule 5.1.
Except as set forth on Schedule 5.1, there is outstanding no security, option to purchase, right, call, subscription, agreement, commitment, right of first refusal or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any general or limited partnership interest of Seller or any security convertible into, or other right to acquire, any general or limited partnership interest of Seller; (ii) obligates Seller to grant, offer to grant or enter into any of the foregoing; or (iii) relates to the voting or control of such partnership interests, securities or rights. Schedule 5.1 sets forth the name and address of each holder of a general and limited partnership interest of Seller and the equity interest in Seller represented thereby.

                  5.2 Subsidiaries; General Partner.

                  (a) Seller does not own or have any right to acquire, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization. Seller has never had any Subsidiaries.

                  (b) Each General Partner: (i) is a corporation or partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has full power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted in the manner of and in the places in which such business is now being conducted; and (iii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary.

                  5.3 Authorization of Agreements, No Conflict, Etc. Seller has the full legal right, power and authority to execute and deliver this Agreement and the Closing Documents and to fully perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary partnership action on the part of Seller. This Agreement has been duly


                                     - 15 -




executed and delivered by Seller and constitutes, and upon the execution and delivery of the Closing Documents, each of the Closing Documents will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the Closing Documents will not, with or without the giving of notice and/or the passage of time, (a) violate any provisions of law applicable to Seller or conflict with, result in the breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any articles of limited partnership, partnership agreement, indenture, mortgage or deed of trust or conflict with, result in a breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any lease or other agreement or instrument, to which Seller is a party or by which Seller or any of its assets or properties is or may be bound, (b) conflict with or result in a breach of any statute or law or judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Seller is subject or by which any of the Purchased Assets is bound, or (c) cause Buyer to become subject to, or to become liable for the payment of, any Tax imposed upon Seller. Seller has not received notice (except for notices of matters corrected or disposed of to the notifying Person's satisfaction) that it is in violation of any statute, law, judgment, decree, order, regulation or rule relating to or affecting the operation, conduct or ownership of the properties or business of Seller. Except as set forth in Schedule 5.3, Seller is not, nor will it be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein.

                  5.4 Title to Properties. Seller has delivered to Buyer copies of all title insurance policies, opinions, abstracts, plans, subdivision maps, approved site plans and surveys relating to the Real
Property and the Seller's interest therein, to the extent in Seller's possession. Seller owns and has good and marketable title to all Purchased
Assets (whether real, personal, or mixed and whether tangible or intangible) free and clear of all Liens, except as set forth on Schedule 5.4 or on the marked title commitment for the Owned Real Property obtained by Buyer from Chicago Title Insurance Company, dated June __, 1997, bearing commitment number 36015510600000367. The Owned Real Property is not subject to any easements, covenants and/or restrictions, rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature, except as set forth on Schedule 5.4. Upon transfer of the Purchased
Assets to Buyer pursuant to this Agreement, good and marketable title to the Purchased Assets will pass to Buyer, free and clear of any Liens, except as set forth on Schedule 5.4.

                  5.5 Leases. Seller has delivered to Buyer a complete and true copy of each Lease to which Seller is a party or by which Seller is bound, all of which are listed in Schedule 2.1(d). All Leases are in full force and effect, valid and binding in accordance with their respective terms and, to the best of Seller's knowledge, there are no existing defaults or events that, with notice or lapse of time or both, would constitute a default under any Lease. To the best of Seller's knowledge, no party to any Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance agreements in effect as to any premises affected by any Lease.
Seller has not assigned, transferred, conveyed, mortgaged, pledged, deeded in trust or encumbered any interest of Seller in any of the Leases or the estates covered therein. The execution of this Agreement and the sale of the Purchased
Assets to Buyer will not constitute a default or breach of any Lease, except as specifically


                                     - 16 -




indicated in Schedule 2.1(d) as requiring the consent to the assignment of such Lease. Seller does not have any obligations as tenant, lessee, subtenant, sublessee or licensee under any Lease which have accrued and which have not been fully performed, nor has it received notice of any claimed default with respect to any such Lease.

                  5.6 Condition of Property. Schedule 5.6 sets forth a correct and complete list of all items of machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller with a value of $5,000 or more. To the best of Seller's knowledge (including, without limitation, matters of which Seller may not have actual knowledge but of which Seller reasonably should have known), all machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller are in a good state of repair and good working order, reasonable wear and tear excepted, and are in conformity with all applicable
Legal Requirements. The operation and maintenance of said assets by Seller complies with all applicable Legal Requirements.

                  5.7 Compliance with Laws, Etc.

                  (a) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

                  (b) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (c) Except as set forth on Schedule 5.7, to the best of Seller's knowledge, Seller has not received any notice or other communication
(whether oral or written) from any Governmental Body or other Person regarding any actual, alleged, possible or potential (A) violation of, or failure to comply with, any Legal Requirement, or (B) obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (d) Schedule 5.7 contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller.
Each Governmental Authorization listed or required to be listed in Schedule
5.7 is valid and in full force and effect. Except as set forth in Schedule
5.7:

                  (i) to the best of Seller's knowledge, Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.7;

                  (ii) to the best of Seller's knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in


                                     - 17 -




         Schedule 5.7, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.7;

                  (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental
         Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.7 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate
         Governmental Bodies.

                  (e) To the best of Seller's knowledge, the Governmental
Authorizations listed in Schedule 5.7 collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

                  (f) No consent of any Person is necessary for the assignment of any Governmental Authorizations to Buyer, except as indicated on Schedule
5.7.

                  (g) To the best of Seller's knowledge, all concessionaires of Seller have received all Governmental Authorizations required to operate their concessions, including, without limitation, health permits and liquor licenses.

                  5.8 Intellectual Property.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Seller as presently conducted. Each item of Intellectual Property owned or used by Seller is owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing
Date. Seller has taken all necessary and commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Except as set forth on Schedule 5.8, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller, the Signing Partners and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights



                                     - 18 -




of any third party). Except as set forth on Schedule 5.8, to the best of the knowledge of Seller and the Signing Partners, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

                  5.9 Books and Records. The books of account and other records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities
Exchange Act of 1934, as amended (regardless of whether or not the Seller is subject to that Section), including the maintenance of an adequate system of internal controls. The books and records of Seller accurately reflect the bases for the financial condition and results of operations of Seller set forth in the financial statements referred to in Section 5.14.

                  5.10 Receivables. All accounts receivable of the Seller that are reflected on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Seller as of the Closing Date (collectively, the "Accounts Receivable") represent and will represent valid obligations arising in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable will be, as of the Closing Date, current and collectible, net of the respective reserves shown on the accounting records of the Seller as of the Closing Date (which reserves will be adequate and calculated consistent with past practice and will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off, within ninety days after the day on which it first becomes due and payable. To the best of Seller's knowledge, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any agreement with any obligor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable. Schedule 5.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts
Receivable.

                  5.11 Litigation. Except as set forth in Schedule 5.11, there are no civil or criminal claims, actions, suits, proceedings or, to the best of Seller's knowledge, investigations pending or, to the best of Seller's knowledge, Threatened to be brought before any Governmental Body involving
Seller or any claims specifically relating to the properties or business of Seller or to the transactions contemplated by this Agreement. There is no order, decree or judgment of any kind in existence enjoining or restraining
Seller or any officer or employee of Seller or requiring any of them to take any action of any kind with respect to the operations or business of Seller.
All items listed on Schedule 5.11 have been properly submitted to Seller's insurance carrier as insured claims and have not been rejected by such carrier.

                  5.12 Contracts; Bookings.

                  (a) Seller is not a party to or bound by any contracts, agreements or understandings (whether written or oral) other than the Contracts and the Leases. A true and complete list or description of all Contracts is contained on Schedule 2.1(g) (except that any Contract that has a value of less than $25,000 for the remaining term of such Contract need not be set forth



                                     - 19 -




on Schedule 2.1(g) unless such Contract is a booking, ticket distribution, performance or artist agreement). For Contracts required to be listed on
Schedule 2.1(g) other than performance, artist or one-time venue contracts, Seller has delivered to Buyer a correct and complete copy of each written
Contract and a correct and complete written summary of the terms and conditions of each oral Contract. No term or provision of any Contract has been waived, amended, repudiated or assigned. Seller has not received notice of any cancellation or Threatened cancellation of, or default, acceleration or outstanding dispute under, any Contract. No party is in breach or default of the terms of any Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any Contract. Each Contract has been duly executed, constitutes the valid and enforceable obligations of the Seller and, to the best of Seller's knowledge, the other parties thereto.
Except as set forth on Schedule 5.12(a), each Contract will continue to be so valid and enforceable following the consummation of the transactions contemplated by this Agreement.

                  (b) As of the date hereof, Schedule 5.12 (b) sets forth a true and complete list of all bookings by or for the account of the Seller, along with the dates thereof, the venues therefor and the performers.

                  (c) (reserved)

                  5.13 Labor Matters. Except as set forth in Schedule 5.13,
Seller is not a party to or bound by any collective bargaining agreement and there are no formal complaints, charges, cases or controversies or any conciliation agreement, consent or decree pending or, to the best of the knowledge of Seller or the Signing Partners, Threatened between Seller and any of its employees (whether full-time, part-time, occasional or otherwise) acting individually or in concert and/or any Governmental Body; and, to the best of the knowledge of Seller or the Signing Partners, no organization is presently attempting to gain, petitioning for or asserting representational status with respect to any group or groups of employees (whether full-time, part-time, occasional or otherwise) of Seller, and Seller is in compliance with federal and state laws respecting employment practices, terms and conditions of employment, child labor, wages and hours, and is not presently engaged in any unfair labor practice. There is no labor strike or other labor dispute and there is no complaint, proceeding or other action instituted under the Equal Opportunity Act pending or, to the best of the knowledge of Seller, Threatened against Seller or the Signing Partners. Seller has complied in all respects with all state and federal laws relating to employment, equal employment opportunity, nondiscrimination, immigration, child labor, wages, hours, benefits, collective bargaining, the withholding or payment of social security and similar Taxes, occupational safety and health and plant closing.
Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws.

                  5.14 Financial Statements. Seller has delivered to Buyer true, complete and correct copies of (a) its audited balance sheet of Seller as at December 31, 1996 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in equity and cash flow for the fiscal year then ended, together with the audit report thereon of Deloitte &
Touche, independent certified public accountants, and (b) an unaudited consolidated balance sheet of Seller as at March 31, 1997 (the "Interim Balance
Sheet") and the related consolidated statements of income and changes in equity for the three months then ended, including in each case the notes thereto. Such


                                     - 20 -




financial statements and notes fairly present the financial condition and the results of operations, changes in equity and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles, consistently applied, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet). No financial statements of any Person other than Seller are required by generally accepted accounting principles to be included in the financial statements of Seller.

                  5.15 Absence of Certain Changes or Events. Except as set forth in Schedule 5.15, since March 31, 1997, Seller has not suffered any adverse change or loss or termination of, or breach or default of any Contract, and there has been no adverse change Threatened or anticipated in the results of operations or business or assets of Seller or in any of its properties, and Seller knows of no event, in each case, which has had, or which might be expected to have, a material adverse effect on the results of operations, businesses or properties of Seller. Since March 31, 1997, Seller has conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.15, there has not, since March 31, 1997, been any:

                  (a) change in Seller's authorized or granted partnership interests; grant of any option or right to purchase any partnership interest in Seller; issuance of any security convertible into any such interest; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any such interest; or declaration or payment of any dividend or other distribution or payment in respect of such interest;

                  (b) amendment to the articles of limited partnership or partnership agreement of Seller;

                  (c) entry by Seller into any employment, severance or similar contract with any director, officer or (except in the Ordinary Course of Business) employee or payment by Seller to or increase by Seller of any bonuses, salaries, or other compensation with respect to any partner, director, officer or (except in the Ordinary Course of Business) employee of Seller;

                  (d) except as required by Section 8.6, adoption of, increase in the contributions or other payments to or benefits under (including, without limitation, accelerated payment or vesting of benefits), making of any new grants or awards under, or the establishment, amendment or termination of, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, Seller Plan or other Employee Benefit Plan;

                  (e) damage, destruction or loss (not covered by insurance) with respect to any assets of Seller involving cost or loss (not covered by insurance) in excess of $25,000 in the aggregate;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least
$25,000;



                                     - 21 -




                  (g) sale (other than sales of inventory in the Ordinary
Course of Business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of the Intellectual Property of Seller;

                  (h) cancellation, waiver or compromise of any claims or rights with a value to Seller in excess of $25,000;

                  (i) change by Seller in its accounting methods, principles or practices; or

                  (j) agreement, whether oral or written, by Seller to do any of the foregoing.

                  5.16 Undisclosed Liabilities. Except as set forth in
Schedule 5.16, Seller has no indebtedness, liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise) that would be required to be reflected on Seller's balance sheet or the footnotes thereto in accordance with generally accepted accounting principles including those owed to any Partner or any Affiliate of any Partner except indebtedness, liabilities and obligations: (a) reflected or reserved against on the Balance
Sheet or the Interim Balance Sheet; or (b) incurred since the date of the Balance Sheet or the Interim Balance Sheet in the Ordinary Course of Business.

                  5.17 Real Property.

                  (a) Schedule 2.1(d) contains a complete and accurate list and brief description of all Owned Real Property and all Leased Real Property and the improvements (including buildings and other structures) located on such Owned Real Property or Leased Real Property (including a brief description of the use to which such property is being employed and, in the case of any such property which is leased, the termination date or notice requirement with respect to termination, annual rental, additional rent and renewal or purchase options and rights of first refusal). Schedule 2.1(d) lists all title insurance policies with respect to the Real Property owned by Seller and all guarantees of such Leases, given by Seller or any other Person.
Complete and correct copies of all such Leases, title insurance policies and guarantees have been delivered by Seller to Buyer as of the date hereof;

                  (b) Except as provided in Schedule 2.1(d), Seller has not received any notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property;

                  (c) The tenancies described on Schedule 2.1(d) constitute all of the written and oral agreements which grant rights of use or possession with respect to the Real Property; except as otherwise noted on Schedule
2.1(d), (i) the Leases described on Schedule 2.1(d) are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenants, licensees or occupants thereunder are in actual possession,
(ii) no landlord or sub-landlord has asserted any claim which would in any way affect the relevant tenant's (or subtenant's) right of use, possession or occupancy, (iii) there are no pending summary proceedings or other legal actions for eviction of any such tenant (or subtenant), (iv) no notice of default or breach on the part of the tenant (or subtenant) under any of the Leases has been received by Seller from the landlord or sub-



                                     - 22 -




landlords thereunder, (v) all decorating, repairs, alterations and other work required to be performed by the tenant (or subtenant) under each of the Leases has been performed, and (vi) no consent is necessary from any of the landlords or sub-landlords with regard to the consummation of the transactions contemplated by this Agreement. No landlord or sub-landlord under any of the Leases has any right or option to terminate the Lease for any reason other than a default thereunder by the applicable tenant (or subtenant) of the Real
Property and no landlord or sub-landlord has a "put" option with regard to any such Real Property. The copies of the Leases delivered to SFX constitute the sole agreements binding upon Seller with respect to the Real Property. The rents set forth in Schedule 2.1(d) are the actual rents, income and charges presently being paid by Seller under the Leases. No security deposits have been paid by any tenants (or subtenants) of the Real Property, except as set forth on Schedule 2.1(d);

                  (d) Those management agreements and operating agreements listed on Schedule 2.1(d) constitute all of the written and oral agreements for the provision of management and/or operating services to the Real Property typically performed by real estate management companies (as opposed to agreements pertaining to the operation of Seller's business located on the Real Property, such as booking or promotion agreements) and all such agreements are terminable upon 30 days notice by the party to whom services are being provided thereunder;

                  (e) Except as set forth on Schedule 2.1(d), all Real
Property constitutes separate tax lots which are not owned in common with any other party, and ad valorem real estate taxes have been assessed against each such lot as a separate tax lot without regard to property owned by any other party;

                  (f) Except as set forth on Schedule 2.1(d), all Real Property is serviced by a public sanitary sewer, not a septic system;

                  (g) The existing parking areas and the existing number of parking spaces located at the Real Property, as set forth on Schedule 2.1(d), comply, to the best of Seller's knowledge, with all applicable laws, rules, regulations, codes and ordinances and approved site plans and, except as set forth on Schedule 2.1(d), all such parking areas are located within the boundaries of the Real Property and there exist no concessions or reciprocal easement agreements relating to parking areas located outside the Real
Property which are necessary to afford Seller with sufficient parking to comply with Legal Requirements; and all such parking areas not located within the boundaries of the Real Property are subject to definitive written agreements between Seller and the owner of such parking areas, true, correct and complete copies of which have been delivered to Buyer;

                  (h) Except as set forth on Schedule 2.1(d), there are no commissions or other compensation now or hereafter payable to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any of the leases to which Seller is a party or any extension thereof. With respect to any and all such brokerage commissions, Seller covenants and agrees to pay any such brokerage commissions or compensation at or prior to the Closing Date;

                  (i) All certificates, permits and licenses from any Governmental Body having jurisdiction over the Real Property which are necessary to permit the lawful use and operation of the



                                     - 23 -




buildings and improvements on or constituting the Real Property as they presently exist have been obtained, and are now, and will continue to be at all times before the Closing Date, in full force and effect, and, to the best of the knowledge of Seller, there is no pending threat of modification, cancellation, termination or expiration of any such certificate, permit, approval or license; no buildings or improvements located on or constituting the Real Property depend on any dedication, variance, subdivision, special exception or other special governmental approval for their continuing legality under all current applicable governmental laws, regulations and ordinances;

                  (j) All utilities required for the operation of the Real
Property either enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements; all of said public utilities are installed and operating; and all installation and connection charges have been or will be paid in full prior to the Closing Date;

                  (k) Seller has received no notices of default from any third party who shall be benefited by any covenant, restriction, condition or agreement contained in any instrument affecting the Real Property, and, to the best of Seller's knowledge, there is no violation of any such covenant, restriction, condition or agreement;

                  (l) Except as set forth on Schedule 2.1(d), no existing improvements on the land constituting any part of the Real Property violate any building setback lines shown on a plot of subdivision recorded or filed in the public records;

                  (m) There are no charges, complaints, actions, proceedings or investigations pending or, to the best of the knowledge of Seller, Threatened against or involving the Real Property or Seller as owner of the Real Property;
the Real Property complies with all applicable Legal Requirements, including, to the best of the Seller's knowledge, the Americans with Disabilities Act;

                  (n) Seller has not received any notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other repairs or alterations to the Real Property;

                  (o) To the best of Seller's knowledge, (i) the improvements constituting a part of the Real Property are structurally sound (including, without limitation, structural walls, foundation and roof), and the building systems servicing the same (i.e., heating, ventilation, air conditioning, electrical, plumbing, fire detection and sprinklering) are in good working order, and (ii) all parking areas drain efficiently and in compliance with applicable Legal Requirements;

                  (p) There are no mechanics', materialmen's or similar liens against the Real Property or any portion thereof, except for work performed with the prior written consent of SFX;

                  (q) No current zoning, building or similar law, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on or constituting the Real Property (the "Structures") or by the continued maintenance, operation or use of the parking areas as long as said maintenance, operation or use does not materially change from the current maintenance, operation or use. Seller does not have any


                                     - 24 -




knowledge of any pending, Threatened or contemplated changes to any zoning, building or similar law, ordinance, order or regulation which may affect the maintenance, operation or use of the Real Property; and all of the Real
Property is used in compliance with applicable zoning classifications;

                  (r) There are no violations of any federal, state or municipal laws, ordinances with regard to any portion of the Real Property and no written notice of any such violation has been issued by any Governmental
Body; and no heating equipment, garbage disposal, compactor, incinerator or other burning equipment at the Real Property violates any applicable federal, state or municipal law, ordinance, order, regulation or requirement;

                  (s) No assessments or impact fees for public improvements have been made or charged or, to the best of the knowledge of Seller, are proposed against the Real Property, including, but not limited to, those for street widenings, intersection restructurings, construction of traffic signals, sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs;

                  (t) Seller is not a foreign person within the meaning of
Section 1445 of the Code. At the Closing, Seller shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section
1.1445-2(b)(2);

                  (u) Except as set forth on Schedule 2.1(d) and except for ad valorem real estate taxes not yet due and payable, Seller has no knowledge of any assessment (for real estate taxes, sewer, water, or other municipal improvements, or not-for-profit associations) payable in annual installments, or any part thereof, which has or may become a Lien on the Real Property or any part thereof, nor of any pending special assessments affecting the Real
Property, or any part thereof;

                  (v) Except as set forth on Schedule 5.4, no covenants or restrictions, easements or other agreements, if any, to which Buyer will take title of the Real Property provide for (i) forfeiture or reverter, or (ii) the payment of liquidated damages in the event of violation thereof, nor do they impose any restriction on alteration or demolition of any of the improvements on the Real Property; nor do same provide for a private charge or assessment or an option to purchase, right of first refusal or the prior approval of any Person having an interest therein;

                  (w) Except as set forth on Schedule 2.1(d), all of the Real
Property abuts upon a physically open street which has been completed, dedicated and accepted by the Governmental Body having jurisdiction over such street for use as an open public street and the Seller has legal, unobstructed and vehicular and pedestrian access thereto; and

                  (x) None of the Real Properties is delineated as or, to the best of Seller's knowledge, constitutes (i) "wetlands" as defined under any Legal Requirement or (ii) a buffer area relating thereto.

                  5.18 Taxes.

                  (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller have been paid. Except as set forth on Schedule 5.18(a), Seller is not currently the beneficiary of any extension of time


                                     - 25 -




within which to file any Tax Return. No claim (except for claims disposed of to such claimant's satisfaction or by a court of competent jurisdiction) has ever been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.

                  (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to, or received from or payable by, any employee, independent contractor, creditor, partner, customer or other third party.

                  (c) Neither Seller, any Signing Partner nor any director or officer (or employee responsible for Tax matters) of Seller expects any Governmental Body to assess any additional Taxes with respect to Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of Seller, the Signing
Partners and the directors and officers (and employees responsible for Tax matters) of Seller or the Signing Partners have knowledge based upon personal contact with any agent of such Governmental Body. Schedule 5.18(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 1996, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since
January 1, 1996.

                  (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Since December 31, 1996, Seller has not paid any dividends or made any distributions on any partnership interest in Seller, except for such dividends and distributions that, in the aggregate, do not exceed the Seller's taxable income for 1996 for federal income tax purposes.

                  (f) Seller has not incurred any passive losses applicable to the 1996 tax year.

                  5.19 Insurance. Schedule 5.19 sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

                  (c) the type of coverage, the basis of coverage (i.e., "occurrence" or "claims made"), the policy number and the period of coverage.


                                     - 26 -





With respect to each such insurance policy, Seller has not received notice of any default or termination (including with respect to the payment of premiums or the giving of notices) under the policy, nor has any suspension thereof been Threatened, and no party to the policy has repudiated any provision thereof. Seller has been covered during the past three years by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  5.20 Employee Benefits.

                  (a) Except as set forth on Schedule 5.20, with respect to all employees and former employees of Seller and their dependents and beneficiaries, neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any Employee Benefit
Plan. The Employee Benefit Plans set forth on Schedule 5.20 are referred to herein as the "Seller Plans." Except with respect to the Seller Plans, the Seller does not have nor may have any liability under any Employee Benefit
Plan which an ERISA Affiliate presently maintains, contributes to or has or may have liability under.

                  (b) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by COBRA or state continuation coverage laws. Neither Seller nor any of its ERISA
Affiliates maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

                  (c) Favorable determination letters have been received from the Internal Revenue Service with respect to each Seller Plan which is intended to comply with the provisions of Section 401(a) of the Code evidencing compliance with the relevant provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Acts of 1984 and 1986, and the Retirement Equity Act of 1984 and other applicable laws and regulations for which amendment is required by the Closing Date and each such Seller Plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. No event has occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any Seller Plan.

                  (d) With respect to each Seller Plan which is subject to Title 1 of ERISA, neither Seller nor any of its ERISA Affiliates has failed to comply with any of the applicable reporting, disclosure or other requirements of ERISA and the Code, and there has been no "prohibited transaction" (as described in Section 4975 of the Code or Section 406 of ERISA).

                  (e) Neither Seller nor any of its ERISA Affiliates, nor any of their respective directors, officers, employees or any other "fiduciary"
(as defined in Section 3(21) of ERISA), has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Seller Plans.

                  (f) With respect to any Seller Plan which is subject to
Section 412 of the Code or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning



                                     - 27 -




of Section 302 of ERISA or Section 412 of the Code (whether or not waived).
With respect to the Seller Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then-current plan year to the Closing Date) shall be made prior to the Closing Date in accordance with past practice and, with respect to each Seller Plan subject to Title IV of ERISA, the recommended contribution in the applicable actuarial report. No Seller Plan has any unfunded liability and all accruals with respect to the Seller Plans have been made.

                  (g) The actuarially determined present value of all accrued benefits under each Seller Plan subject to Title IV of ERISA (computed on a plan termination basis using PBGC methods, factors and assumptions) does not exceed, as of the Closing Date, the fair market value of the assets of each such Seller Plan. No event has occurred or circumstance exists that could result in a material increase in premium costs of the Seller Plans that are insured or a material increase in the benefit costs of such Seller Plans that are self-insured.

                  (h) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" (as defined in
Section 3(37) of ERISA).

                  (i) Neither Seller nor any of its ERISA Affiliates has maintained an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that has been the subject of a "reportable event" (as defined in
Section 4043 of ERISA) as to which notices would be required to be filed with the PBGC, or any event requiring disclosure under Section 4063(a) of ERISA.
Neither Seller nor any of its ERISA Affiliates has incurred any outstanding liability under Section 4062 of ERISA to the PBGC or engaged in any transaction described in Section 4069 of ERISA. All premiums or other amounts due and payable to the PBGC have been paid. Neither Seller nor any of its ERISA Affiliates has terminated any employee pension benefit plan subject to Title IV of ERISA. No proceeding by the PBGC to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or Threatened, no notice of any such termination has been received, and no condition exists which presents a material risk of termination of a Seller
Plan.

                  (j) There is no pending, Threatened or anticipated legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim against or involving any Seller Plan
(other than routine claims for benefits) or the assets of any such Seller Plan and, to the best of Seller's knowledge, there is no basis for or any facts which could give rise to any such legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, Department of Labor or the PBGC, nor are there any matters pending with respect to any Seller Plan with the Internal Revenue Service under its voluntary compliance resolution program, its closing agreement program or similar programs. Any bonding required with respect to the Seller Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.



                                     - 28 -




                  (k) Except as set forth on Schedule 5.20:

                  (i) Neither Seller nor any of its ERISA Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of Seller;

                  (ii) Neither Seller nor any of its Affiliates has currently outstanding any loan or loans to any current or former employees of Seller, nor has Seller or any of its Affiliates guaranteed such loans; and

                  (iii) The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any individual nor result in the imposition of any federal excise tax with respect to any Seller Plan.

                  (l) No amount payable to any employee or former employee of Seller will be an "excess parachute payment" which is non-deductible under
Section 280G of the Code.

                  (m) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a Tax pursuant to Section
4980B, or any predecessor provision of the Code or any related regulations. No event has occurred with respect to which Seller or any of its ERISA Affiliates could be liable for a Tax imposed by any of Sections 4972, 4976, 4977, 4979, 4980 or 4980B or the Code, or for a civil penalty under Section 502(c) of ERISA.

                  (n) With respect to each of the Seller Plans, Seller has delivered to Buyer true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the most recent IRS Form
5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the PBGC with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description and any summaries of material modifications not reflected therein (or other summaries and descriptions furnished to participants and beneficiaries, if a summary plan description is not required). Each Seller Plan can be unilaterally amended, terminated, or otherwise discontinued, in whole or in part, by the Seller at any time without liability to the Seller. Neither Seller nor any of its ERISA Affiliates has any formal plan or commitment, or has communicated to any current or former employee any intention, whether legally binding or not, to increase any benefits or create new benefits under any Seller Plan or to create any additional Employee Benefit Plan.

                  5.21 Employees. Schedule 5.21 sets forth a true and complete list of all employees of Seller, their positions, locations, salaries or hourly wages and severance arrangements. Except as set forth on Schedule 5.21, there is no liability for unpaid salary or wages, bonuses, vacation time or other employee benefits, including, without limitation, retirement benefits, due or accrued, nor



                                     - 29 -




liability for withheld or deducted amounts from employees earnings for the period ending on the Closing Date.

                  5.22 Environmental Matters.

                  (a) To the best of the knowledge of Seller, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law or Occupational, Safety and Health Law. Seller has no basis to expect, nor has it or any other Person for whose conduct Seller may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental
Body or private Person acting in the public interest, or (ii) the current or, to the best of the knowledge of Seller, prior, owner or operator of any Facilities currently or formerly owned or operated by Seller, of any actual or potential violation or failure to comply with any Environmental Law or Occupational, Safety and Health Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety
Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or Facility currently or formerly owned or operated by Seller at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct
Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the best of the knowledge of Seller, Threatened claims, Liens or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational, Health and Safety
Law, with respect to or affecting any Facilities currently or formerly owned or operated by Seller or, to the best of the knowledge of Seller, any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

                  (c) Seller has no basis to expect, nor has it or any other
Person for whose conduct Seller is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational, Health and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) Neither Seller nor any other Person for whose conduct
Seller is or may be held responsible has any Environmental, Health, and Safety
Liabilities (i) with respect to any Facilities currently or formerly owned or operated by Seller, (ii) with respect to any other properties and assets
(whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest, or (iii)


                                     - 30 -




to the best of Seller's knowledge, at any property geologically or hydrologically adjoining such Facilities or any such other property or assets.

                  (e) Except for pesticides used in accordance with all applicable Legal Requirements and the above-ground storage tanks identified on
Schedule 5.22, there are no Hazardous Materials present on, in, under or upon the Environment at any Facilities currently or formerly owned or operated by Seller or, to the best of Seller's knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any other Person for whose conduct Seller is or may be held responsible, or, to the best of Seller's knowledge, any other Person, has permitted or conducted any Hazardous
Activity conducted with respect to such Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental Laws and Occupational Safety and Health Laws.

                  (f) There has been no Release or, to the best of the knowledge of Seller or the Signing Partners, Threat of Release, of any Hazardous Materials at or from any Facilities currently or formerly owned or operated by Seller or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by such Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, or, to the best of the knowledge of Seller, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

                  (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous
Activities in, on, or under any Facilities currently or formerly owned or operated by Seller, or concerning compliance by Seller, or any other Person for whose conduct Seller is or may be held responsible, with Environmental
Laws and Occupational Safety and Health Laws.

                  5.23 Affiliate Transactions. Except as set forth on Schedule
5.23, to the best of Seller's knowledge, none of the Partners, Affiliates, officers, directors or employees of Seller or of any of the Other Sellers, any of their immediate family members, Persons with whom such Partners, Affiliates, officers, directors or employees have or have had a personal or professional relationship, or any of the Other Sellers is currently a party
(either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving Seller or any assets used in the operation of Seller including, without limitation, any arrangement (other than for services in the Ordinary Course of Business as officers, directors or employees of Seller) providing for (a) the furnishing of services by or to, (b) the rental of the sites on which the Real Property is located, (c) any loan or other indebtedness from or to, (d) the grant of any Lien from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such Person. All transactions listed on Schedule
5.23 have been entered into in the Ordinary Course of Business and have terms no less favorable to Seller than transactions entered into at arms'-length with non-affiliated Persons.


                                     - 31 -





                  5.24 Absence of Certain Business Practices. Except where such practices would not be in contravention of applicable Legal Requirements and agreements, (i) all tickets sold in connection with Seller's operations are sold solely through nationally recognized ticket outlets or Seller's box office and not through ticket brokers or Scalpers, and (ii) Seller does not authorize, and is not aware of, the withholding of any tickets from public on-sale availability for the purpose of making such tickets available to ticket brokers or Scalpers. Seller has established, and is in compliance with, policies and procedures to ensure the foregoing.

                  5.25 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing
Partners or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  5.26 Disclosure. No representation or warranty by Seller or the Signing Partners in this Agreement and no other written statement, document, certificate or other instrument or exhibit previously furnished to Buyer or which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  5.27 Sufficiency of Purchased Assets. The Purchased Assets include all right, title and interest of Seller in and to all assets, properties and rights of Seller or necessary for or used in the operation of Seller's business, other than the Excluded Assets.

                  5.28 Certain Payments. Neither Seller nor any director, officer, agent, partner or employee of Seller or any other Person associated with or acting for or on behalf of Seller has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment (whether in cash or otherwise) to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Legal Requirement (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate thereof or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

                  5.29 (reserved)

                  5.30 Other Partners.

                  (a) Seller has delivered to Buyer a true and complete copy of each agreement entered into since December 31, 1996, with respect to any acquisitions by Seller or any Partner of any equity interest in Seller. Prior to entering into each such agreement, the selling party in such agreement (i) received a true and complete disclosure of all of the material terms of this Agreement and the transactions contemplated by the parties hereto, (ii) had the opportunity to discuss such transactions with his or her independent attorneys, accountants, investment and financial advisors,



                                     - 32 -




(iii) was furnished or provided access to all relevant information regarding the financial condition and prospects of Seller and to such additional information as the selling party or his or her advisors requested, (iv) was provided the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management and (v) acknowledged in each such agreement the truth and accuracy of the statements set forth in subsections (i) through (iv). Each such agreement is in full force and effect and has not been modified, waived or amended.

                  (b) Each Partner (other than P. David Lucas and Steven P.
Sybesma) has executed an agreement containing all material provisions of
Exhibit 5.30 and delivered the same to Buyer and SFX. Each such agreement (i) has been duly executed and delivered by such Partner and (ii) constitutes the valid and binding obligations of such Partner, enforceable in accordance with its terms.

                  SECTION 6. REPRESENTATIONS AND WARRANTIES OF EACH SIGNING
                             PARTNER.

                  Each Signing Partner represents and warrants jointly to Buyer as follows, except that Belkin represents and warrants such matters solely as of the Closing Date:

                  6.1 Authorization of Transaction. Such Signing Partner has full power and authority to execute and deliver this Agreement and the other
Closing Documents to which Signing Partner is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of such Signing Partner, enforceable in accordance with its terms and conditions. Such Signing Partner, if a natural person, is over 21 years of age and has not had a legal representative appointed by a court of law or otherwise to act in his or her behalf or with respect to any of his or her property. If such Signing Partner is not a natural person: such Signing Partner is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action; no other corporate or other proceeding on the part of such Signing Partner is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and this Agreement has been duly delivered by such Signing Partner. Such Signing
Partner need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                  6.2 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which such Signing Partner is subject or the certificate of incorporation and bylaws or other organizational documents of such Signing Partner or (b) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease,


                                     - 33 -





license, instrument or other arrangement to which such Signing Partner is a party, by which it is bound or to which any of its assets is subject.

                  6.3 Broker's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing Partners or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  6.4 Ownership of Partnership Interest in Seller. Such
Signing Partner holds of record and beneficially the partnership interest in Seller set forth on Schedule 5.1, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights and rights of first refusal, except as set forth on Schedule 5.1. Such Signing Partner is not a party to any option, warrant, purchase right or other contract or commitment that could require such Signing Partner to sell, transfer, or otherwise dispose of any interest in Seller. Such Signing Partner is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any interest in Seller.

                  6.5 Representations and Warranties of Seller. To the best of such Signing Partner's knowledge, all information set forth in Section 5, including all schedules thereto, is true, complete and correct.

                  6.6 (reserved)

                  6.7 (reserved)

                  6.8 (reserved)

                  6.9 Disclosure. No representation or warranty by the Signing
Partners in this Agreement and no other written statement, document, certificate or other instrument or exhibit which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  6.10 Informed Judgment. Such Signing Partner has had the opportunity to discuss the transactions contemplated herein with his or her independent attorneys, accountants, investment and financial advisors. Such
Signing Partner has been furnished or provided access to such additional information as the Signing Partner or his or her advisors have requested. Such
Signing Partner has had the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management.



                                                      - 34 -




                  SECTION 7. REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX.

                  To induce Seller and the Signing Partners to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and SFX, jointly and severally, represent and warrant to Seller and the Signing
Partners as follows:

                  7.1 Organization of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted, and to perform its obligations hereunder.

                  7.2 (reserved)

                  7.3 Authorization of this Agreement, Etc. Buyer has full corporate power to execute this Agreement and the Closing Documents to be delivered by it. Buyer's execution and delivery of this Agreement and the Closing Documents to be delivered by it, and the consummation by it of all obligations on its part contemplated hereby and thereby will have been duly authorized by all requisite corporate authority. Such execution, delivery and performance by Buyer with respect to this Agreement and the Closing Documents and compliance with their terms and provisions will not, with or without giving of notice and/or the passage of time, conflict with or result in a breach of any provision of law applicable to Buyer, the terms, conditions or provisions of its Certificate of Incorporation or By-Laws or any judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Buyer is subject, or, except as set forth on Schedule 7.3, any agreement, mortgage, indenture, contract or other obligation to which Buyer is subject, or any other, judgment, decree, statute, regulation or any other restriction of any kind or character to which Buyer is a party or by which any of its assets may be bound.

                  7.4 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Buyer or SFX or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer or SFX in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  SECTION 8. COVENANTS.

                  8.1 Covenants of Seller.

                  (a) Between the date of this Agreement and the Closing Date:

                  (i) Seller will continue to operate and conduct its business in the Ordinary Course of Business;

                  (ii) Seller shall use its commercially reasonable efforts to preserve, consistent with past custom and practice, its business and properties, including its present operations, physical facilities, permits, approvals, licenses, working conditions and relationships with Persons having significant business relations with


                                     - 35 -




         it, including, without limitation, suppliers, customers, landlords, creditors, employees and agents;

                  (iii) Seller shall confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of the business, operations and finances of Seller;

                  (iv) Seller shall not grant any partnership interest, grant any rights to purchase any such interest, split or reclassify any such interest or declare, set aside or, except as permitted by
         Section 5.18(e), pay any dividend or other distribution or payment in cash, securities or property in respect of any such interest;

                  (v) Except as otherwise expressly set forth in this Agreement or the Schedules, without the prior consent of Buyer, Seller shall not (A) acquire any assets or properties, or enter into any other transaction, other than in the Ordinary Course of Business,
         (B) sell, transfer or otherwise dispose of or encumber or mortgage any assets or properties, other than in the Ordinary Course of Business, (C) waive, terminate, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other document, other than in the Ordinary Course of Business, (D) enter into any performance production agreements, management agreements, ticketing agreements or other agreements relating to the operation of the Real Property as a performance venue, (E) enter into any agreement relating to the booking of more than one act or event,
         (F) enter into any other contract or agreement other than in the Ordinary Course of Business, (G) enter into any employment contract or collective bargaining agreement, or modify the terms of any existing such contract or agreement except as required by Section
         8.6, (H) establish any new Employee Benefit Plan, or modify or terminate any existing Seller Plan or any other Employee Benefit Plan except as required by Section 8.6, (I) make any capital expenditures other than those which would be consistent with usual and customary industry practice, or make any capital expenditures in the aggregate in excess of $25,000, (J) take or agree to take, or fail to take, any action if such action or failure to act would or is likely to result in any of the representations and warranties of Seller or the Signing
         Partners set forth in this Agreement being untrue or in any of the conditions to the Closing not being satisfied, (K) amend the articles of limited partnership or partnership agreement of Seller, (L) incur or assume any indebtedness for money borrowed (other than short-term indebtedness incurred in the Ordinary Course of Business or incurred to finance a portion of dividends or distributions complying with
         Section 5.18(e)), (M) guarantee any indebtedness, (N) materially change the accounting methods used by Seller, (O) prepay any indebtedness for money borrowed (other than Assumed Liabilities) or any payables, liabilities or obligations described in Section
         2.3(b)(iv) other than from amounts received at the Closing, or (P) enter into any contract, agreement, commitment or arrangement, whether oral or written, with respect to any of the foregoing;

                  (vi) Seller shall (A) keep in full force and effect insurance now carried, (B) perform all obligations under its contracts and agreements relating to or affecting its


                                     - 36 -




         properties, assets and business, (C) maintain its books of account and records consistent with good business practices and (D) comply in all respects with all laws applicable to them and to the conduct of their business;

                  (vii) Without the consent of Buyer, Seller shall not (A) increase the compensation payable to, or to become payable to, any current or former employee, director, officer or consultant; (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into or amend any Employee Benefit Plan or arrangement except as may be required by applicable law; (D) make any new grants or awards or accelerate the payment or vesting of any benefits under any Seller Plan or other
         Employee Benefit Plan; or (E) hire any salaried employees (other than in the Ordinary Course of Business) or pay any bonuses;

                  (viii) Seller shall not initiate or solicit any Competing
         Transaction (as hereinafter defined) or enter into discussions or negotiate with any Person in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction and (other than with respect to any proposals or negotiations with respect to any Competing Transactions which commenced prior to the date hereof) Seller shall promptly notify Buyer of all relevant terms of any such inquiries and proposals received by Seller and if such inquiry or proposal is in writing, Seller shall deliver or cause to be delivered to Buyer a copy of such inquiry or proposal;

                  (ix) Seller shall pay in full, or cause to be released in full, all payables, liabilities and obligations listed or described on
         Schedule 5.23; and

                  (x) Seller and the Signing Partners shall use their best efforts to cause all conditions precedent to the obligations of Buyer and Seller to be satisfied on or prior to the Closing.

                  (b) Seller shall provide to Buyer such information with respect to the business, operations, financial condition, prospects and management of Seller as Buyer may request, including, but not limited to, in connection with obtaining insurance relating to the Purchased Assets and the business of Seller covering the period after the Closing Date.

                  (c) (reserved)

                  (d) Seller agrees that it will promptly transfer or deliver to Buyer any customer's inquiries or orders which Seller may receive after the Closing pertaining to products or services sold by Seller.

                  (e) If any consents of other Persons to assignment of any of the Contracts, Leases, Governmental Authorizations or other items to be assigned to Buyer hereunder are not obtained prior to Closing, Seller shall use its reasonable commercial efforts to obtain, or will assist Buyer in obtaining, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title


                                     - 37 -




and interest therein. If such consent is not obtained or if an attempted assignment would be ineffective or would impair Buyer's rights thereunder, Seller will cooperate with Buyer in any arrangement designed to provide for Buyer the benefits under any such Contracts, Leases, Governmental
Authorizations or other items.

                  (f) Seller and each Signing Partner agree that any payments or checks (other than any constituting Excluded Assets, any paychecks or expense reimbursements of Signing Partners and any amounts payable by Buyer or SFX pursuant to this Agreement) received by it or its Affiliates or agents after the Closing Date will promptly be remitted to Buyer.

                  (g) Seller shall deliver to SFX a true, correct and complete copy of all Tax Returns filed by Seller subsequent to the Closing Date that include any period prior to or including the Closing Date.

                  (h) Seller covenants and agrees that between the date of this Agreement and the Closing Date:

                  (i) No fixtures, equipment or personal property located on the Real Property shall be removed from the Real Property (other than in the Ordinary Course of Business) unless the same are replaced with similar items of at least equal quality prior to the Closing Date;

                  (ii) Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate
         Taxes assessed against the Real Property for any fiscal period in which the Closing Date is to occur or any subsequent fiscal period without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

                  (iii) Without first obtaining Buyer's consent, the Seller shall not enter into any contracts or other agreements with respect to the Real Property that could bind the Buyer, or any contracts or other agreements that could bind the Real Property, in each case, after the Closing Date;

                  (iv) Seller shall not, other than in the Ordinary Course of Business, enter into any management or operating agreement or booking agreements, or give possession of any portion of the Real Property to anyone, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed;

                  (v) Without the consent of Buyer, Seller shall not, other than in the Ordinary Course of Business, alter the Real Property or consent to such alteration except to complete any improvements or non-structural changes, installations or decorations which may be required by law or as required under the Leases; and

                  (vi) Seller shall (or shall cause others to) maintain, operate and repair all components of the Real Property including the building systems so as to keep same in good working order and a good state of repair.



                                     - 38 -





                  (i) Seller will, and will cause each of its representatives and agents (including counsel and accountants) to, afford Buyer and its representatives and agents full access during normal business hours to Seller's properties (including, without limitation, subsurface testing) and contracts, books, records and other documents and data (including, without limitation, electronic and computer information and financial information), and Buyer and its representatives and agents shall be permitted to make copies of such contracts, books, records and other documents and data and extracts therefrom (including, without limitation, the preparation of financial audits) and to discuss the business of Seller with the officers, representatives and employees of Seller; provided, that no examination or investigation of the foregoing by Buyer or such representatives and agents pursuant to this subsection (i) shall affect any of the representations and warranties of Seller set forth in this Agreement, and provided further, that (A) any examination or investigation of the foregoing shall be conducted in such manner as not to interfere unreasonably with the operation or the conduct of the businesses of or any other activities carried on by Seller and (B) in the event of the termination of this Agreement for any reason whatsoever, Buyer will return to Seller upon written request all documents, work papers, copies, extracts and other material obtained from Seller in connection with the transactions contemplated hereby.

                  (j) Subsequent to the Closing Date, Seller shall not use, in trade or otherwise, any of the Intellectual Property or other information described in Section 2.1(e). Promptly following the Closing Date, Seller shall change its partnership name to a name that does not include the word "Polaris" or any variations thereon or derivations thereof.

                  8.2 Filings and Governmental Consents. After the execution and delivery of this Agreement, Seller, the Signing Partners and Buyer shall each use its best efforts to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any Governmental Body required in connection with the execution, delivery or performance of this Agreement or in connection with the transactions contemplated hereby.

                  8.3 Confidentiality.

                  (a) Prior to the Closing Date, except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Buyer and SFX agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information (including, without limitation, electronic or computer information) obtained by them from Seller or the Signing Partners
(unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Seller, except that Buyer, SFX and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (b) Except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Seller and the Signing
Partners agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence


                                     - 39 -




all data and information obtained by them from Buyer or SFX (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Buyer, except that Seller, the Signing Partners and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (c) In the event this Agreement is terminated, Seller and the Signing Partners, on the one hand, and Buyer, on the other, each agree if so requested by the other party, to return promptly or to destroy every document furnished to either of them by the other party or any division, associate or affiliate of such other party and any copies thereof which may have been made, and which is in its possession or under its control, in connection with the transactions contemplated hereby, and to cause its representatives, and any representative of financial institutions, partnerships and others to whom such documents were furnished, promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available and other than documents reasonably required by a party hereto in connection with or pertaining to any actual or Threatened litigation or other dispute resolution proceedings.

                  (d) Notwithstanding anything else herein contained, prior to and after the Closing Date, (i) Seller agrees that, if requested by SFX, it will consent to the use of its financial statements in any registration statement or other document filed by SFX (or any of its subsidiaries) under the Securities Act or the Securities Exchange Act of 1934, as amended, and
(ii) Seller and the Signing Partners agree that they will execute and deliver, and cause Seller's partners or other responsible Persons to execute and deliver, such management representation letters as are requested by SFX's independent accountants.

                  8.4 Access.

                  (a) The parties agree that so long as any books, records and files retained by Seller relating to the business, properties, assets or operations of Seller or the Purchased Assets, or the books, records and files or copies thereof relating to the period prior to the Closing Date delivered to Buyer hereunder, remain in existence and are available, each party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose. Nothing contained herein shall require that either party disclose or give the other party access to financial records relating to such party's ownership of the Purchased Assets or operation of the business being transferred hereunder, except as specifically required by this Agreement. Neither of the parties hereto will destroy any of such books, records and files for a period of six years plus any extensions of time necessary due to any Tax Return or inquiry, audit, investigation or dispute after the Closing Date, without first having offered to deliver such books and records to the other party. Each party agrees that it will cooperate with and make available to the other party during normal business hours any books, records and information relating to the period prior to the Closing Date and any employees necessary and useful in connection with
(i) any Tax Return or inquiry, audit, investigation or dispute, (ii) any litigation against or investigation by a third party, or (iii) any other business purpose requiring access to such books, records, information or employees. The party


                                     - 40 -




requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

                  (b) At all times prior to the Closing, Buyer, its agents and contractors shall have the right to enter upon the Real Property for the purpose of conducting inspections and investigations of any kind and nature.
Any such entry shall not, however, in any manner whatsoever restrict or materially interfere with the operations of the Real Property or impose any liability on the Seller. Seller reserves the right to impose reasonable conditions on Buyer's access to the Real Property if such access will restrict or materially interfere with the operations of the Real Property or impose liability on Seller. Buyer shall deliver to Seller true, correct and complete copies of any and all reports generated by structural engineers engaged by Buyer to inspect any Real Property or Structures.

                  (c) If, prior to the Closing, Buyer or SFX obtains actual knowledge that any representation or warranty of Seller contained in this Agreement was or has become inaccurate or untrue, then Buyer or SFX shall promptly notify Seller of such inaccuracy or untruthfulness; provided, however, that Seller's sole remedy for any failure of SFX or Buyer to comply with its obligations pursuant to this Section 8.4(c) shall be that, if such inaccuracy or untruthfulness is curable by Seller, then, notwithstanding any provision in this Agreement to the contrary, Seller shall have ten days from the time that Buyer or SFX gives notice to Seller of such inaccuracy or untruthfulness to cure any breach of this Agreement resulting from such inaccuracy or untruthfulness. The giving of any notice by Buyer or SFX pursuant to this Section 8.4(c) shall constitute neither a waiver of any breach by Seller nor a waiver of any of Buyer's or SFX's rights or remedies pursuant to this Agreement. For the purposes of this Section 8.4(c), "actual knowledge" of a matter by Buyer or SFX means that an officer or director of that party has obtained an actual understanding of the matter, and shall not be deemed to have occurred merely because the matter, or facts or information relating to the matter, have been disclosed to that party.

                  8.5 Casualty and Condemnation.

                  (a) If, prior to the Closing Date, all or a substantial portion of the Real Property shall be condemned, taken by eminent domain, destroyed or damaged, then, at the sole option of Buyer, this Agreement shall be null and void and of no further effect. As used in this Section 8.5, "a substantial portion of the Real Property" shall mean (i) in the event of a condemnation or taking, (A) a condemnation or taking of five (5%) percent or more of the improvements at any one site of the Real Property, or such portion of the parking or the means of ingress and egress which would cause a default by the landlord under any of the Leases or provide any tenant thereunder with the right to terminate any such Lease otherwise adversely interfere with the use of such real property or (B) any other condemnation or taking of the Real
Property that would inhibit the use, enjoyment or operation of any of the Real
Property as it currently exists or disrupt the 1997 concert season, or (ii) in the event of a casualty, the cost of repair and/or replacement resulting from such casualty exceeds $100,000 (unless the Signing Partners shall elect to bear any costs or repair of such casualty in excess of $100,000). In the event of such a cancellation by Buyer, the Seller shall be entitled to collect all proceeds from the condemnation or eminent domain and all insurance proceeds payable


                                     - 41 -




by reason of such destruction or damage. If Buyer does not elect to exercise its right to terminate this Agreement, there shall be no diminution of the consideration for the Purchased Assets, but Buyer shall be entitled to receive all condemnation proceeds and all insurance proceeds covering such taking or loss or damage (plus payment from the Signing Partners to Buyer in the amount of the deductible under the applicable insurance policy) and Seller shall assign irrevocably all such rights to Buyer at the Closing Date. The election of Buyer hereunder must be exercised within thirty days after notice to Buyer of the occurrence of the taking or loss or damage, and if such taking or loss or damage occurs less than thirty days prior to the Closing Date, the Closing
Date shall be extended for such additional period of time as may be necessary to afford Buyer a full thirty days to make its election. Seller and the Signing Partners covenant and agree to notify Buyer in writing immediately upon Seller or the Signing Partners having knowledge of any taking or the occurrence of any damage or casualty.

                  (b) If, prior to the Closing Date, less than a substantial portion of the Real Property shall be (i) condemned or taken by eminent domain or (ii) destroyed or damaged, Seller shall cure, promptly restore, or cause to be restored, the Real Property to substantially and materially the same condition as existed immediately prior to such taking or casualty, and the Closing Date shall be extended to the extent reasonably necessary to allow
Seller to substantially complete, or cause the completion of, such restoration. To the extent that such condemnation, taking, destruction or damage could reasonably be expected to be cured for an amount less than $100,000, then Seller shall assign to Buyer all insurance and/or condemnation proceeds and the Closing Date shall not change.

                  (c) Notwithstanding anything herein to the contrary, Seller acknowledges that its failure to acquire and maintain insurance in such amounts and types of coverage as are necessary to fully and completely restore any and all of the Real Property upon the occurrence of a casualty shall be deemed to be a material breach of this Agreement.

                  8.6 Employment Matters.

                  (a) On the Closing Date, Buyer shall assume all duties and obligations of Seller pursuant to its employment agreements with its employees, and Seller shall assign and transfer to Buyer all of Seller's rights pursuant to such agreements; provided, however, that prior to the Closing Date each such agreement shall be amended to remove all references to specific Employee Benefit Plans.

                  (b) Buyer and its Affiliates shall have the right to access to, in order to actively engage in the solicitation for employment or other engagement of, any of Seller's employees, consultants, representatives or agents. For any such Person who is ultimately hired by SFX or any of its Affiliates, SFX or such Affiliate shall grant credit to such Person under any applicable Employee Benefit Plans of SFX or such Affiliate, as the case may be, for all service of such Person with Seller prior to the Closing Date for all purposes for which such service may be recognized under such Employee
Benefit Plans.

                  (c) If this Agreement is terminated pursuant to Section
11.1, then, for a period commencing upon the date of such termination and ending upon the first anniversary thereof, (i)


                                     - 42 -




neither Buyer nor SFX shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Seller, and (ii) neither Seller nor any Signing Partner shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Buyer or SFX.

                  (d) Prior to the Closing, Seller shall terminate its and its employees' participation in all 401(k) Employee Benefit Plans applicable to its employees.

                  8.7 (reserved)

                  8.8 (reserved)

                  8.9 Notification.

                  (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's or Signing Partners' representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedules specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty, covenant or indemnity made by Seller under this Agreement, or constitute a waiver by Buyer, modification or alteration of any condition or obligation of Seller.

                  (b) Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's or SFX's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Seller a supplement to the Schedules specifying such change. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Buyer hereunder or the effect of any representation, warranty, covenant or



                                     - 43 -



indemnity made by Buyer under this Agreement, or constitute a waiver by Seller, modification or alteration of any condition or obligation of Buyer.

                  8.10 Environmental Reports and Related Matters.

                  (a) Buyer may elect to, at its sole expense, and Seller shall allow, an ASTM Practice E 1527-94, Standard Practice for Environmental
Site Assessments: Phase I Environmental Site Assessment ("ESA") to be conducted for each parcel of Owned Real Property and Leased Real Property.
Buyer shall provide, or cause to be provided, to Seller copies of all written reports of each ESA.

                  (b) If the ESA for any Owned Real Property or Leased Real
Property identifies any "recognized environmental condition of concern," as defined by the ESA Process, the environmental consultant shall make appropriate recommendations and conclusions as to further investigatory and remedial activities, which shall be conducted by the Seller at its sole expense. If Seller refuses to undertake the recommended investigatory and remedial activities, the Buyer, in its sole discretion, may exercise its options under subsection (d) below.

                  (c) In addition to the ESAs, Buyer shall have received all historic reports of environmental studies related to the Purchased Assets and any premises at which the Seller or its predecessors was or is located, undertaken by or on behalf of or for the use of Seller; provided, however, receipt by Buyer of any such reports shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty or indemnity made by Seller under this Agreement, or constitute acceptance of any condition or assumption of any liability by Buyer that may result from such condition, including, without limitation, the environmental condition of all or any part of any premises at which any part of the Purchased Assets was or is located.

                  (d) If, in Buyer's sole discretion, any of the environmental studies, including the ESAs, fails to provide a complete analysis of any environmental condition or identifies any Environmental, Health and Safety
Liabilities which could potentially exceed $100,000 (singularly or in the aggregate) at or related to any Real Property, Buyer may (i) terminate this Agreement or (ii) exclude specified parcels of Owned Real Property or Leases from this transaction, which parcels or Leases will then remain in the possession of, and the sole responsibility of, the Seller. If Buyer elects item (ii) above, then the excluded parcels or Leases shall be deemed to be Excluded Assets and not Purchased Assets, and Buyer shall be entitled to a reduction of the Purchase Price corresponding to the fair market value of the excluded parcels or Leases. If Buyer and Seller cannot agree on such fair market value, Buyer may appoint a third-party appraiser reasonably satisfactory to Seller to determine such fair market value.

                  (e) Any representation of Buyer with respect to its satisfaction pursuant to this Section 8.10 shall not be interpreted to imply that Buyer has constructive knowledge regarding any aspect of Seller's business nor to limit the scope of any of Seller's representations under this Agreement. No due diligence examination or related activities of, or on behalf of, Buyer pursuant to this Section shall constitute a waiver or relinquishment by Buyer of its right to rely upon Seller's representations, warranties, covenants and agreements as made herein or pursuant hereto. No


                                     - 44 -




disclosure pursuant to this Section shall constitute an assumption by Buyer of any conditions or liabilities, and such disclosure shall not relieve Seller of its duties and obligations hereunder.

                  (f) The Indiana Responsible Party Transfer Law, Indiana Code
13-7-22.5-1 et seq., does not apply to the transfer under this Agreement of any Owned Real Property or Leases. Seller shall execute and deliver to Buyer, on the Closing Date, an affidavit attesting to the non-applicability of such law to the transfer under this Agreement of the Owned Real Property and the Leases.

                  8.11 Further Assurances. Each party hereto shall execute and deliver, and cooperate with any other party in obtaining, such additional instruments, documents, conveyances and assurances as reasonably have been requested by any other party to confirm and assure the rights and obligations set forth herein.

                  8.12 Releases.

                  (a) Each Signing Partner acknowledges that the agreements set forth in this Section 8.12 are a condition to Buyer's obligation to purchase the Purchased Assets pursuant to this Agreement, and that Buyer is relying on this Section 8.12 in consummating such purchase.

                  (b) Each Signing Partner, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to induce Buyer to purchase the Purchased Assets pursuant to this Agreement, hereby agrees as follows:

                  (i) Each Signing Partner, on behalf of such Signing Partner and each of such Signing Partner's Affiliates, hereby releases and forever discharges the Buyer and SFX, and each of their respective individual, joint or mutual, past, present and future directors, officers, employees, agents, consultants, advisors, representatives, stockholders, controlling persons, subsidiaries, successors and assigns (collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, awards, decisions, injunctions, judgments, orders, rulings, subpoenas, verdicts, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Signing Partners or any of their respective
         Affiliates now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from SFX or Buyer, whether pursuant to contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer or SFX arising under this Agreement or any Closing Documents or proximately caused by Buyer's or SFX's willful, fraudulent or grossly negligent acts.

                  (ii) Each Signing Partner hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or

                                     - 45 -




         causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                  (iii) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Signing Partner shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (A) the assertion by or on behalf of such Signing
         Partner or any of such Signing Partner's Affiliates of any claim or other matter purported to be released pursuant to this Section 8.12 and (B) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Signing Partner or any of such Signing Partner's Affiliates against such third party of any claims or other matters purported to be released pursuant to this Section 8.12.

                  8.13 Consent and Voting Agreement.

                  (a) Each Signing Partner hereby irrevocably consents to the entering into of this Agreement and to the consummation of the transactions contemplated hereby. Each Signing Partner hereby states that such Signing
Partner is the holder of the partnership interest in Seller set forth on
Schedule 5.1 with respect to such Signing Partner, and hereby adopts the following resolutions by written consent:

                  (i) Resolved, that this Agreement, and each and every term and condition herein, as well as the transactions contemplated hereby, are hereby adopted and approved; and

                  (ii) Further resolved, that the officers of Seller are hereby severally authorized, empowered and directed, for and on behalf and in the name of Seller, to execute and deliver any and all documents, papers or instruments and to do or to cause to be done any and all such acts and things as such officers may deem necessary, appropriate or advisable to complete any and all transactions contemplated by this Agreement.

The written consent contained in this Section 8.13 may be executed in one or more counterparts and shall be filed with the minutes of the proceedings of the Partners.

                  (b) As long as this Agreement has not previously been terminated, each Signing Partner irrevocably agrees to vote all interests in Seller as to which such Signing Partner is entitled to vote (including all interests for which such Signing Partner holds a proxy) at a meeting of the Partners if any meeting is so held, or by written consent without a meeting as follows: (i) in favor of approval and adoption of this Agreement and the transactions contemplated hereby; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Seller under this Agreement; and


                                     - 46 -




(iii) against any action or agreement (other than this Agreement or the transactions contemplated by this Agreement or the termination of this Agreement in accordance with its terms), that would, directly or indirectly, impede, interfere with, delay, postpone or attempt to discourage the transactions contemplated hereby, including without limitation: (A) any extraordinary transaction, such as a merger, consolidation or other business combination involving Seller; (B) a sale or transfer of a material amount of assets of Seller or a reorganization, recapitalization or liquidation of Seller; (C) any change in the management or board of directors of Seller or any Competing Transaction, except as otherwise agreed to in writing by Buyer;
(D) any material change in the present capitalization of Seller; or (E) any other material change in Seller's partnership structure or business.

                  (c) The Signing Partners represent that they have received the irrevocable proxy of all other Partners to vote all equity interests in Seller held by such other Partners.

                  (d) Each Signing Partner agrees that, without the prior written consent of Buyer, during the period commencing on the date hereof and ending on the earlier of (i) the business day following the Closing Date or
(ii) the termination of this Agreement pursuant to the terms hereof, such Signing Partner will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any partnership interest in Seller or any securities convertible into or exercisable or exchangeable for any such interest.

                  8.14 Prepayment of Debt. Each Signing Partner covenants to repay in full, prior to the Closing Date, all amounts owed by such Signing
Partner to Seller pursuant to the agreements listed or described on Schedule
8.14.

                  8.15 (reserved)


                  SECTION 9. CONDITIONS TO OBLIGATIONS OF BUYER.

                  The obligations of Buyer to consummate the acquisition of the Purchased Assets at the Closing are subject, at Buyer's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 9. Buyer may waive any condition specified in this Section 9 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Buyer waives any such unsatisfied condition, Buyer shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  9.1 Representations, Warranties and Covenants of Seller and the Signing Partners.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Seller and the Signing Partners herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Seller and the Signing Partners shall each have performed and complied with


                                     - 47 -




all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

                  (b) The President or Vice President of a General Partner shall have executed and delivered to Buyer a certificate, dated the Closing
Date, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the board of directors of the General Partners authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of such General Partner as of the Closing Date, shall have been delivered to Buyer and SFX.

                  9.2 Absence of Proceedings. No party to this Agreement or any Partner shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by any of the Closing Documents; and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body which would prohibit the continued operation or conduct of the business of Seller, or adversely affect Buyer's title or interest in the Purchased Assets.

                  9.3 Opinion of Counsel to Seller. Buyer and SFX shall have received from Seller's Counsel an opinion, dated the Closing Date, in form and substance satisfactory to Buyer and SFX, to the effect that:

                  (a) Seller has the right, power and authority to effect the transactions contemplated by this Agreement and has taken all action required by it to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereunder;

                  (b) Seller is a limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite power and authority to own and lease its properties and carry on its business as conducted on the Closing Date and to effect the transactions contemplated by this Agreement; and Seller is fully qualified and in good standing to do business in all other jurisdictions where the nature of its business or the ownership of its properties requires such qualification;

                  (c) This Agreement and the Closing Documents delivered to
Buyer on the Closing Date have each been duly authorized, executed and delivered by Seller and the Signing Partners and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Seller and the Signing Partners enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles limiting the enforcement of creditors' rights generally;

                  (d) To such counsel's knowledge, all Governmental
Authorizations required in order to permit consummation by Seller of the transactions contemplated hereby and by the Closing Documents have been obtained;


                                     - 48 -





                  (e) The execution and delivery by Seller and the Signing
Partners of this Agreement and the Closing Documents and compliance with the terms and provisions hereof or thereof do not conflict or will not conflict with or result in a breach of any of the terms, conditions or provisions of the articles of limited partnership or partnership agreement of Seller or the Certificate of Incorporation and By-Laws of any Signing Partner or of any judgment, order, injunction, decree or ruling of any Governmental Body known to such counsel to which Seller or any Signing Partner or any of the Purchased
Assets is subject, or, except where any required waiver or consent has not been obtained, of any agreement or contract listed on any Schedule delivered pursuant to this Agreement or, to the knowledge of such counsel, any other agreement or contract to which Seller or any Signing Partner is a party, or constitute a default thereunder or give to others any rights of termination of the transactions contemplated thereby;

                  (f) Except as set forth in Schedule 5.11, there is no pending or, to the knowledge of such counsel, Threatened, action, suit or proceeding before any Governmental Body, to which Seller is a party or to which any of the Purchased Assets are subject that is of a character required to be described in a Schedule delivered pursuant to this Agreement and which is not disclosed;

                  (g) Except as set forth in the Schedules to this Agreement, such counsel has no knowledge of any Lien on the Purchased Assets and to the best of such counsel's knowledge (i) Seller is not in default under any order of any Governmental Body; and (ii) Seller is not subject to any decree or judgment enjoining or restraining it from taking any action contemplated by this Agreement or requiring it to take any action inconsistent with the actions contemplated by this Agreement; and

                  (h) Such opinion as to the existence of all Governmental
Authorizations required under Legal Requirements applicable to Seller and its properties and the transferability and effectiveness thereof as Buyer may reasonably request.

                  In rendering its opinion pursuant to this Section 9.3, such counsel may (i) rely, to the extent such counsel reasonably deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of officers of Seller and, with respect to the laws of jurisdictions other than the jurisdiction in which Seller's Counsel is based and the United States of America, on the opinion of counsel qualified with respect to such jurisdiction, provided the extent of such reliance is specified in the opinion and such counsel states that such reliance is reasonable, and (ii) assume that the laws of the State of New York are identical to those of the State of Ohio, provided that such assumption is specified in the opinion.

                  9.4 Consents or Approvals. All material consents, waivers, approvals, licenses or authorizations of lessors, third parties or Governmental Bodies (or any amendments or modifications to existing agreements with third parties), including, without limitation, those described in
Schedule 5.12(a), required to transfer the Purchased Assets and effect the transactions contemplated by this Agreement and the Closing Documents, and to allow the business of Seller to be operated by Buyer after the Closing in the manner and to the extent that such business was operated by Seller immediately prior to the Closing, have been obtained and delivered to Buyer.


                                     - 49 -





                  9.5 Title Insurance. Buyer at Closing shall receive a title insurance policy for all Owned Real Property and leasehold title policies for any Leased Real Property issued in its favor containing exceptions only for
(a) real estate Taxes not yet due and payable and (b) those exceptions otherwise acceptable to Buyer. Each such policy shall contain a zoning endorsement reasonably acceptable to Buyer covering the current use or uses of the Real Property.

                  9.6 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  9.7 Closing of Other Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.

                  9.8 Bill of Sale. On or prior to the Closing Date, Seller shall have executed and delivered to Buyer a General Bill of Sale substantially in the form of Exhibit 9.8.

                  9.9 Conveyance; Assignment and Assumption Agreement. On or prior to the Closing Date:

                  (a) Seller shall execute and deliver one or more warranty deeds (collectively, the "Deed") conveying fully marketable fee title absolute to the Owned Real Property to Buyer in the form attached as Exhibit 9.9 with title insured on behalf of Buyer by a reputable title insurer subject only to the Liens set forth in Schedule 5.4;

                  (b) Seller shall deliver to Buyer an assignment or assignments, in form and substance satisfactory to Buyer, of Seller's right, title and interest to be transferred hereby in and to all Intellectual Property of Seller;

                  (c) Seller shall deliver to Buyer an assignment or assignments of Seller's interest in all Contracts and Leases included in the Purchased Assets to be assumed by Buyer and Buyer shall assume same (at
Buyer's option, this may be effectuated pursuant to separate assignments with assignments of each of the Leases in recordable form, accompanied by an instrument in recordable form pursuant to which the owner of the landlord/lessor's, sub-landlord/sublessee's or licensor's interest confirms the chain of assignments of the tenant, lessee's or licensee's interest from the initial tenant, lessee or licensee to each successor-in-interest and ultimately to Seller);

                  (d) With regard to each Lease (other than Leases of office space that do not include the lease of any venue, if such Leased Real Property is not being improved by Seller and if such lease is not at a below-market rate), Seller shall obtain and deliver a non-disturbance agreement in form reasonably satisfactory to Buyer's counsel pursuant to which all mortgagees, fee owners and superior ground lessees (where such Lease is a sublease) shall agree that, provided Buyer shall not be in default under such Lease (subject to applicable notice and/or grace period), Buyer's possession of the Leased
Real Property under such Lease shall not be disturbed nor shall Buyer be named in a foreclosure proceeding or proceeding to terminate a superior lease;

                  (e) (reserved)



                                     - 50 -




                  (f) Seller shall execute, endorse and deliver to Buyer separate instruments of sale, assignment or transfer, in form suitable, where required, for filing or recording with the appropriate office or agency, for various items of the Purchased Assets;

                  (g) At or after the Closing, Seller shall also execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Buyer shall request at any time or from time to time in order to vest, confirm or evidence in Buyer title to all or any part of the Purchased Assets intended to be conveyed, sold, transferred, assigned and delivered to Buyer under and in accordance with this Agreement;

                  (h) Seller shall deliver to Buyer all original Leases, Governmental Authorizations, Contracts, books and records and other Purchased
Assets;

                  (i) Seller shall deliver the certificate referred to in
Section 5.17(t);

                  (j) Seller shall deliver to Buyer such affidavit of title or other certifications or indemnities executed by Seller and/or the Signing
Partners as shall be reasonably required by the title insurance company insuring Buyer's title to any or all of the Real Property or a lender or lenders providing or that has (have) provided Buyer with financing;

                  (k) Seller shall deliver any and all transfer tax, real property transfer tax, disclosure of sales information, sales tax or other similar forms, affidavits or returns and checks on account of any and all Taxes due thereunder;

                  (l) To the extent required by applicable Legal Requirements, an approved disclosure statement or negative declaration with respect to Real
Property;

                  (m) Seller shall deliver to Buyer any and all necessary partnership or corporate resolutions, authorizations or other instruments necessary or proper to evidence the authority of Seller and the Person(s) executing any Closing Documents on Seller's behalf to execute and/or deliver the same;

                  (n) (reserved)

                  (o) On or prior to the Closing Date, Seller shall have delivered to Buyer duly executed titles to all vehicles owned by Seller, except as set forth on Schedule 2.2, together with such instruments of transfer as Buyer may request; and

                  (p) Seller and the Signing Partners shall deliver any and all other documents, agreements, certifications, affidavits and/or instruments to be executed and/or delivered by them in accordance with the terms of this Agreement.

                  9.10 Environmental Matters. Buyer shall have received all ESAs and any further environmental studies required pursuant to Section 8.10 with respect to the Owned Real Property and the Leases.



                                     - 51 -




                  9.11 (reserved)

                  9.12 Booking Agreement. On or prior to the Closing Date,
Belkin shall have executed and delivered to Buyer an agreement with respect to bookings of the Polaris Amphitheater in form and substance reasonably satisfactory to Buyer.

                  9.13 Working Capital. The aggregate deficit in Working
Capital as of the Closing Date shall be no greater than $4,500,000.

                  SECTION 10. CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to sell, transfer and convey the Purchased Assets at the Closing are subject, at Seller's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 10. Seller may waive any condition specified in this Section 10 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Seller waives any such unsatisfied condition, Seller shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  10.1 Representations, Warranties and Covenants of Buyer and
SFX.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Buyer and SFX herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Buyer and SFX shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer or SFX at or prior to the Closing Date.

                  (b) Buyer and SFX shall have delivered to Seller and the Signing Partners a certificate, dated the Closing Date and signed by their respective presidents or an executive vice president, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the boards of directors of Buyer and SFX authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Buyer or SFX, as the case may be, as of the Closing Date shall have been delivered to Seller and the Signing Partners.

                  10.2 Absence of Proceedings. No party to this Agreement or any Partner shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by the Closing Documents and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body that would prohibit such transactions.

                  10.3 Opinion of Buyer's Counsel. Seller and the Signing
Partners shall have received from SFX's in-house counsel an opinion, dated the Closing Date, in form and substance satisfactory to Seller's Counsel, to the effect that:



                                     - 52 -






                  (a) Each of Buyer and SFX is duly organized and validly existing in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own and operate its properties and to conduct the business it is conducting as of the Closing Date and to effect the transactions contemplated by this Agreement;

                  (b) This Agreement and the Closing Documents to which either
Buyer or SFX is to be a party have each been duly executed and delivered by Buyer or SFX, as the case may be, and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Buyer or SFX, as the case may be, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles or limiting the enforcement of creditors' rights generally, and all corporate action by Buyer and SFX required to authorize the transactions contemplated hereby and thereby have been taken; and

                  (c) Neither the execution and delivery by Buyer of this Agreement or the Closing Documents nor compliance with any terms and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the respective Certificates of Incorporation or By-Laws of Buyer or SFX or of any judgment, order, injunction, decree or ruling of any Governmental Body to which Buyer or SFX is subject and of which Buyer's counsel has knowledge, or to the knowledge of such counsel, any other agreement or contract to which Buyer is a party or to which it is subject or constitute a default thereunder.

                  In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of any officer or officers of Buyer, provided the extent of such reliance is specified in the opinion.

                  10.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  10.5 Control of SFX. Robert F.X. Sillerman shall be in control (for purposes of this Section, "control" shall have the meaning assigned to such term in the rules and regulations of the Federal
Communications Commission) of SFX on the Closing Date.

                  10.6 (reserved)

                  10.7 Repayment of Long-Term Debt. Seller shall have received evidence of the repayment by Buyer of the long-term debt of Seller described on
Schedule 3.1(f) or, at Buyer's option, a copy of a Release Certificate executed by the holder of such debt.

                  10.8 Assignment and Assumption Agreement. On or prior to the Closing Date, Buyer shall have executed and delivered to Seller a General Bill of Sale as described in Section 9.8.

                  10.9 Closing of Other Acquisition Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.


                                     - 53 -




                  10.10 Booking Agreement. On or prior to the Closing Date,
Belkin shall have executed and delivered to Buyer an agreement with respect to bookings of the Polaris Amphitheater in form and substance reasonably satisfactory to Belkin, and the payments under such agreement to Belkin shall be guaranteed by SFX.


                  SECTION 11. TERMINATION.

                  11.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and abandoned before the Closing
Date:

                  (a) by mutual written agreement of Seller and Buyer;

                  (b) by Buyer, if (i) the conditions set forth in Section 9 have not all been fulfilled (or waived by Buyer) on or before December 31, 1997, and (ii) Buyer has complied with all of the obligations applicable to it as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Seller or any Signing
Partner);

                  (c) by Seller, if (i) the conditions set forth in Section 10 have not all been fulfilled (or waived by Seller) on or before December 31, 1997, and (ii) Seller and the Signing Partners have complied with all of the obligations applicable to them as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Buyer or SFX);

                  (d) by Buyer, if Seller or any Signing Partner shall be in material breach of this Agreement and such breaching party shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (e) by Seller, if Buyer or SFX shall be in material breach of this Agreement and shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (f) by either Buyer or Seller if any waiting period under the HSR Act has not expired or terminated by December 31, 1997; or

                  (g) by either Buyer or Seller if any of the Other Agreements has been terminated pursuant to Section 8.5 of such agreement.

                  11.2 Effect of Termination. Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 8.3, 11.2 and 13.1 will survive.



                                     - 54 -




                  SECTION 12. INDEMNIFICATION.

                  12.1 Indemnification of Buyer and SFX; Appointment of
Representative.

                  (a) The Seller, on the one hand, and the Signing Partners, on the other hand (but individually on a basis equal to each Signing Partner's equity interest in Seller as a proportion of all equity interests in Seller held by Signing Partners), jointly and severally agree to indemnify, defend and hold harmless Buyer and SFX and their successors and assigns from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (i) any breach or default of any of the representations, warranties, covenants or agreements of Seller or the Signing Partners contained in this Agreement or in any Exhibit or Schedule hereto or any Closing Document, (ii) the Excluded Assets, the ownership of Purchased Assets or the operations of Seller prior to the Closing Date, (iii) the liabilities not assumed by Buyer pursuant to this Agreement (including, without limitation, product liabilities and Environmental, Health and Safety
Liabilities), or (iv) acts or failures to act of Seller or the Signing
Partners prior to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates; provided, however, that no Signing Stockholder shall be required to indemnify, defend and hold harmless
Buyer or SFX based solely upon a breach or default by any other Signing
Stockholder of any of the representations or warranties contained in Section 6 hereof.

                  (b) Each Signing Partner hereby authorizes and appoints P.
David Lucas (the "Representative") as representative and attorney-in-fact to act for and on behalf of such Signing Partner in connection with the matters described in this Section 12. Each Signing Partner agrees not to take any actions authorized by this Section 12 other than through the Representative.

                  (c) For the purposes of this Section 12, the Signing
Partners may, by written notice signed by them and delivered to SFX, appoint any other individual to act as the Representative. In the event of the death, incapacity or resignation of the Representative, if no such replacement is appointed within thirty (30) days, SFX may designate an interim replacement to serve until such appointment.

                  (d) In connection with this Agreement and the transactions contemplated hereby, the Seller and the Signing Partners agree that the Representative shall not be liable for any error of judgment or for any act done or omitted by the Representative in good faith or for any mistake in fact or law, except for the Representative's own willful misconduct or gross negligence.

                  (e) The parties hereto agree to submit to binding arbitration, pursuant to the rules of the American Arbitration Association applicable to commercial disputes, any dispute among the parties hereto with respect to Damages relating to Environmental, Health and Safety Liabilities, to the extent that such dispute relates to (i) the amount of Damages subject to Section 12.1(a) and/or (ii) the time when such Environmental, Health and Safety Liabilities arose. Such arbitration will be conducted by a panel of three arbitrators (which need not be selected from a panel of the American
Arbitration Association), of whom one will be appointed by Buyer, one by Seller and the third by the other two arbitrators. However, if Buyer or Seller fails to appoint its arbitrator within 30 days of a receipt of a written demand for arbitration, the arbitration shall be conducted by the single arbitrator appointed by the other party.


                                     - 55 -





                  12.2 Indemnification of Seller and the Signing Partners.
Buyer and SFX jointly and severally agree to indemnify, defend and hold harmless Seller and its successors and assigns and the Signing Partners from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (a) any breach or default of any of the representations, warranties, covenants or agreements of Buyer or SFX contained in this Agreement or in any Exhibit, Schedule or Closing
Document, (b) the ownership of Purchased Assets subsequent to the Closing Date or the operations of Buyer, (c) the failure of Buyer to satisfy the Assumed
Obligations and (d) acts or failures to act of Buyer or SFX subsequent to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  12.3 Claims for Indemnification.

                  (a) Promptly after the receipt by Buyer or SFX of notice of
(i) any claim or (ii) the commencement of any action, proceeding or litigation
(collectively, "Litigation") which may entitle Buyer or SFX to indemnification, such party shall give the Representative written notice of such claim or the commencement of such Litigation. Promptly after the receipt by the Representative of notice of (i) any claim or (ii) the commencement of any Litigation which may entitle the Signing Partners to indemnification, the Representative shall give Buyer and SFX written notice of such claim or the commencement of such Litigation. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or Litigation if
(i) the Indemnifying Party gives written notice to the Indemnified Party acknowledging the Indemnified Party's right to indemnification for such claim or Litigation pursuant to this Section 12, (ii) counsel to the Indemnifying
Party is reasonably satisfactory to the Indemnified Party and (iii) the claim or Litigation seeks only money damages and does not seek injunctive or other equitable relief. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

                  (b) If the Indemnifying Party assumes the defense of any such claim or Litigation as set forth in subsection (a), the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense.
The Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, or enter into any settlement, except, in each case, with the written consent of the Indemnified Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

                  (c) If the Indemnifying Party does not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly

                                     - 56 -




reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

                  12.4 Materiality or Knowledge. Solely for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement or any Exhibit or Schedule, or any Closing Document, the applicable provisions thereof shall be read and interpreted as if any qualification stated therein with respect to materiality or material adverse effect or knowledge was not contained therein.

                  12.5 Set-Off in Lieu of Separate Compensation. Buyer or SFX may, at any time, elect to set off any amounts payable by Seller or the Signing Partners pursuant to this Agreement against any amount set forth in
Section 3.1 or any other amounts payable by Buyer or SFX to the Signing
Partners or to Seller. If Buyer or SFX elects such set-off with respect to any amount payable by the Signing Partners, Buyer or SFX shall deliver, along with or prior to such payment by Buyer or SFX, a written notice of such set-off and the amount and nature thereof. Such set-off shall be in lieu of Buyer's or SFX's right to receive indemnification or other compensation from Seller or the Signing Partners for any amounts set off, but shall not affect the parties' right to receive any other payments due under this Agreement.

                  12.6 Method of Payment of Indemnification. Except as set forth in Section 12.5, all amounts payable pursuant to this Section 12 shall be paid in cash to the Indemnified Party or to such Person as the Indemnified
Party may direct.

                  12.7 Limitations on Indemnification.

                  (a) In no event shall any Signing Partner be required to indemnify the Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts aggregating more than the amount of (i) 150% of
(ii) the sum of (A) the aggregate amount payable pursuant to Section 3.1, multiplied by (B) the percentage of the equity of Seller that is owned by such Signing Partner or any Affiliate thereof; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety Liabilities; and further provided, that in the case of Belkin, the amount set forth in subsection (i) above shall be 125%.

                  (b) In no event shall Buyer and SFX or the Seller be required to indemnify an Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts (including amounts paid by such Indemnifying Party pursuant to Section 12 of the Other Agreements) aggregating more than the limit set forth in subsection (a) above for all Signing
Partners; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety
Liabilities.

                  (c) Each party will have no liability for indemnification pursuant to this Section 12 until the total of all Damages for which such party is the Indemnifying Party exceeds $100,000


                                     - 57 -




(at which time such party shall indemnify the Indemnified Party for the entire amount of Damages). However, this Section 12.7(c) will not apply to Damages related to any breach of any representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Indemnifying Party of any covenant or obligation.

                  (d) (reserved)

                  (e) In no event shall any party be required to indemnify an Indemnified Party for any Damages arising subsequent to the date five years after the Closing Date.

                  SECTION 13. MISCELLANEOUS.

                  13.1 Expenses. Each of the parties hereto shall bear its own expenses, including fees of any attorneys and accountants engaged by such party, except that (a) any Taxes or filing, registration or recording fees applicable to the transfer of the Purchased Assets shall be borne by Seller;
(b) notwithstanding subsection (a), the HSR Act filing fees shall be borne one-half by Seller and one-half by Buyer; and (c) in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  13.2 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that any of the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such other party may be entitled at law or in equity.

                  13.3 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement shall survive the Closing and shall survive any investigation by the other party; provided, however, that the representations and warranties contained in Sections 5, 6 and 7 shall only survive until the later of (a) 18 months or (b) the expiration of all claims and other proceedings in respect of Damages that are the subject of indemnification pursuant to Section 12, except with respect to any representation or warranty relating to Taxes, which representation or warranty shall survive for the longer of (a) six years or (b) any statute of limitations (as amended from time to time or as extended by an agreement not entered into unreasonably) that applies to actions by any Governmental
Authority against Buyer or SFX in connection with such Taxes.

                  13.4 Notices. All notices, demands or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by registered or certified mail, first class, return receipt requested, postage prepaid, addressed as follows:

                                     - 58 -





                   (a)      if to Seller or the Signing Partners:

                            Sunshine Promotions, Inc.
                            10089 Allisonville Road, Suite 100
                            Fishers, Indiana  46038
                            Attn: P. David Lucas

                            with a copy to:

                            Lowe Gray Steele & Darko
                            Bank One Tower
                            111 Monument Circle, Suite 4600
                            Indianapolis, Indiana 46204
                            Attn: Craig Pinkus and Connie Gustafson

                            Belkin Productions, Inc.
                            44 North Main Street
                            Chagrin Falls, Ohio 44022-3023
                            Attn: Jules Belkin, President

                            Benesch, Friedlander, Coplan & Aronoff
                            2300 BP America Building
                            200 Public Square
                            Cleveland, Ohio 44114-2378
                            Attn: Lawrence M. Bell, Esq.

                   (b)      if to Buyer or SFX:

                            SFX Broadcasting, Inc.
                            150 East 58th Street, 19th Floor
                            New York, New York  10155
                            Attn: Howard J. Tytel, Executive Vice President

                            with a copy to:

                            Baker & McKenzie
                            805 Third Avenue
                            New York, New York  10022
                            Attn: Howard M. Berkower

or such other address with respect to any party hereto as such party may from time to time notify the other parties hereto. Any such notice, demand or communication shall be deemed to have been given (i) if so mailed, as of the close of the third business day following the date so mailed or, (ii) if personally delivered, on the date such delivery is made.

                                     - 59 -





                  13.5 Assignment; Successors and Assigns. Neither this
Agreement nor any interest herein may be assigned or transferred by any party hereto or by operation of law or otherwise without the consent in writing of the other parties, provided, however, that Buyer may assign this Agreement in whole or in part to a separate corporation, all of the capital stock of which is owned by SFX, formed for the purpose of consummating the transactions contemplated hereby. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

                  13.6 Entire Agreement. This Agreement, the Schedules and
Exhibits referred to herein and the Closing Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral among such parties and constitute the whole and entire basis upon which the respective rights, duties, obligations, representations and warranties contained herein and therein are based. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge or termination is sought.

                  13.7 Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York in all respects, including all matters of construction, validity and performance, without regard to their conflict of law principles.

                  13.8 Construction. THE PARTIES HAVE PARTICIPATED JOINTLY IN
THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IF AN AMBIGUITY OR QUESTION OF
INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF
DRAFTED JOINTLY BY THE PARTIES, AND NO PRESUMPTION OR BURDEN OF PROOF SHALL
ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF
THE PROVISIONS OF THIS AGREEMENT. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All references to Schedules and Exhibits shall mean the Schedules and Exhibits attached hereto and made a part hereof.

                  13.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.


                                     - 60 -





                  13.10 Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO
THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE
SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN
CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR
PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED
ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED,
HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED
TO IN THIS SECTION 13.10 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO
THE JURISDICTION OF SAID COURTS OTHER THAN FOR SUCH PURPOSE.

                  13.11 Captions. The captions in this Agreement are for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  13.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed by such party.

                  13.13 Bulk Sales Laws. Seller and Buyer waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller and the Selling Stockholders agree to pay and discharge when due or to contest or litigate all claims of creditors which could be asserted against Buyer or SFX or the Purchased Assets by reason of such noncompliance, and to indemnify, defend and hold harmless Buyer and SFX from and against any and all such claims, and to take promptly all necessary action to remove any Lien which may be placed on the Purchased Assets by reason of such noncompliance.

                  13.14 Publicity. Each of the parties hereto agrees that, until the Closing it will consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and that, subject to the requirements of applicable law or Nasdaq, neither party will make any such press release or public statement without the prior consent of the other party.

                  13.15 Waiver. All of the original rights and powers of any party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof, and no party shall be deemed to have waived any of its rights, any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party. No such waiver by a party of any breach by another party of any provision of this Agreement shall be deemed a waiver of any continuing, future or recurring breach of such provision or any other provision of this Agreement. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants or agreements contained in this Agreement.


                                     - 61 -





                  13.16 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.




                                     - 62 -




                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                            POLARIS AMPHITHEATER LIMITED PARTNERSHIP

                            By: Sunshine Promotions, Inc., its general partner

                                By: /s/ P. David Lucas
                                   ---------------------------------
                                    Name:  P. David Lucas
                                    Title: President

                            By: Belkin Productions, Inc., its general partner

                                By: /s/ Jules Belkin
                                   --------------------------------
                                    Name:  Jules Belkin
                                    Title: President

                            POLARIS AMPHITHEATER CONCERTS, INC.

                                By: /s/ Howard J. Tytel
                                   --------------------------------
                                    Name:  Howard J. Tytel
                                    Title: Executive Vice President

                            SFX BROADCASTING, INC.

                                By: /s/ Howard J. Tytel
                                   --------------------------------
                                    Name:  Howard J. Tytel
                                    Title: Executive Vice President

                            SIGNING PARTNERS:

                            /s/ P. David Lucas
                            ------------------------------------
                            P. David Lucas

                            /s/ Steven P. Sybesma
                            ------------------------------------
                            Steven P. Sybesma


                            Sunshine Promotions, Inc.

                                By: /s/ P. David Lucas
                                   --------------------------------
                                    Name:  P. David Lucas
                                    Title: President

                            Belkin Productions, Inc.

                                 By: /s/ Jules Belkin
                                    --------------------------------
                                     Name:  Jules Belkin
                                     Title: President


                                     - 63 -




                                                              Exhibit 10.11






                       ASSET PURCHASE AND SALE AGREEMENT


                                  BY AND AMONG


                             SUNSHINE DESIGN, L.P.,


                            SFX BROADCASTING, INC.,


                                TOURDESIGN, INC.


                                      AND


                CERTAIN OF THE STOCKHOLDERS OF TOURDESIGN, INC.







                                 JUNE 23, 1997













                                                                    PAGE

                               TABLE OF CONTENTS

                                                                    PAGE


SECTION 1.  DEFINITIONS................................................1

SECTION 2.  SALE OF ASSETS.............................................9
         2.1      Purchased Assets.....................................9
         2.2      Excluded Assets.....................................10
         2.3      Liabilities.........................................10

SECTION 3.  PURCHASE..................................................12
         3.1      Purchase Price......................................12
         3.2      Calculation of Gain.................................13
         3.3      ....................................................13
         3.4      Working Capital.....................................13
         3.5      Allocation of Purchase Price........................14

SECTION 4.  CLOSING...................................................14

SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER..................14
         5.1.     Organization; Capitalization........................14
         5.2      Subsidiaries........................................15
         5.3      Authorization of Agreements, No Conflict, Etc.......15
         5.4      Title to Properties.................................16
         5.5      Leases..............................................16
         5.6      Condition of Property...............................16
         5.7      Compliance with Laws, Etc...........................16
         5.8      Intellectual Property...............................18
         5.9      Books and Records...................................18
         5.10     Receivables.........................................18
         5.11     Litigation..........................................19
         5.12     Contracts; Bookings.................................19
         5.13     Labor Matters.......................................19
         5.14     Financial Statements................................20
         5.15     Absence of Certain Changes or Events................20
         5.16     Undisclosed Liabilities.............................21
         5.17     Real Property.......................................22
         5.18     Taxes...............................................24
         5.19     Insurance...........................................25
         5.20     Employee Benefits...................................26
         5.21     Employees...........................................28
         5.22     Environmental Matters...............................29
         5.23     Affiliate Transactions..............................30


                                     - i -



                                                                    PAGE

         5.24     Absence of Certain Business Practices...............31
         5.25     Broker's or Finder's Fees...........................31
         5.26     Disclosure..........................................31
         5.27     Sufficiency of Purchased Assets.....................31
         5.28     Certain Payments....................................31
         5.29     ....................................................31
         5.30     Other Stockholders..................................31

SECTION 6.  REPRESENTATIONS AND WARRANTIES OF EACH SIGNING
            STOCKHOLDER...............................................32
         6.1      Authorization of Transaction........................32
         6.2      Non-contravention...................................32
         6.3      Broker's Fees.......................................33
         6.4      Ownership of Common Stock of Seller.................33
         6.5      Representations and Warranties of Seller............33
         6.6      ....................................................33
         6.7      ....................................................33
         6.8      ....................................................33
         6.9      Disclosure..........................................33
         6.10     Informed Judgment...................................33

SECTION 7.  REPRESENTATIONS AND WARRANTIES OF BUYER AND SFX...........34
         7.1      Organization of Buyer...............................34
         7.2      ....................................................34
         7.3      Authorization of this Agreement, Etc................34
         7.4      Broker's or Finder's Fees...........................34

SECTION 8.  COVENANTS.................................................34
         8.1      Covenants of Seller.................................34
         8.2      Filings and Governmental Consents...................38
         8.3      Confidentiality.....................................38
         8.4      Access..............................................39
         8.5      ....................................................40
         8.6      Employment Matters..................................41
         8.7      ....................................................41
         8.8      ....................................................41
         8.9      Notification........................................41
         8.10     Environmental Reports and Related Matters...........42
         8.11     Further Assurances..................................43
         8.12     Releases............................................43
         8.13     Consent and Voting Agreement........................44
         8.14     Prepayment of Debt..................................46
         8.15     Litigation Matters..................................46


                                     - ii -



                                                                    PAGE


SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER........................47
         9.1      Representations, Warranties and Covenants of Seller
                    and the Signing Stockholders .................... 47
         9.2      Absence of Proceedings..............................47
         9.3      Opinion of Counsel to Seller........................47
         9.4      Consents or Approvals...............................49
         9.5      Title Insurance.....................................49
         9.6      HSR Act.............................................49
         9.7      Closing of Other Agreements.........................49
         9.8      Bill of Sale........................................49
         9.9      Conveyance; Assignment and Assumption Agreement.....49
         9.10     Environmental Matters...............................51
         9.11     ....................................................51
         9.12     ....................................................51
         9.13     Working Capital.....................................51

SECTION 10.  CONDITIONS TO OBLIGATIONS OF SELLER......................51
         10.1     Representations, Warranties and Covenants
                   of Buyer and SFX...................................51
         10.2     Absence of Proceedings..............................52
         10.3     Opinion of Buyer's Counsel..........................52
         10.4     HSR Act.............................................52
         10.5     Control of SFX......................................53
         10.6     ....................................................53
         10.7     ....................................................53
         10.8     Assignment and Assumption Agreement.................53
         10.9     Closing of Other Acquisition Agreements.............53

SECTION 11.  TERMINATION..............................................53
         11.1     Termination.........................................53
         11.2     Effect of Termination...............................54

SECTION 12.  INDEMNIFICATION..........................................54
         12.1     Indemnification of Buyer and SFX;
                    Appointment of Representative.....................54
         12.2     Indemnification of Seller and the
                    Signing Stockholders..............................55
         12.3     Claims for Indemnification..........................55
         12.4     Materiality or Knowledge............................56
         12.5     Set-Off in Lieu of Separate Compensation............56
         12.6     Method of Payment of Indemnification................56
         12.7     Limitations on Indemnification......................56

SECTION 13.  MISCELLANEOUS............................................57
         13.1     Expenses............................................57


                                    - iii -



                                                                    PAGE

         13.2     Specific Performance................................57
         13.3     Survival............................................57
         13.4     Notices.............................................58
         13.5     Assignment; Successors and Assigns..................59
         13.6     Entire Agreement....................................59
         13.7     Governing Law; Construction.........................59
         13.8     Construction........................................59
         13.9     Severability........................................59
         13.10    Jurisdiction........................................60
         13.11    Captions............................................60
         13.12    Counterparts........................................60
         13.13    Bulk Sales Laws.....................................60
         13.14    Publicity...........................................60
         13.15    Waiver..............................................60
         13.16    No Third Party Beneficiaries........................61


EXHIBITS

5.30              Form of Stockholders' Agreement
9.8               Form of General Bill of Sale


SCHEDULES

2.1(c)            Vehicles
2.1(d)            Real Property
2.1(g)            Contracts
2.2               Excluded Assets
2.3               Assumed Obligations
3.1(f)            Long-Term Debt
3.5               Allocation of Purchase Price
5.1               Organization, Qualifications and Capitalization
5.2               Subsidiaries
5.3               Seller's Consents
5.4               Title Reports (Permitted Liens)
5.6               Tangible Property
5.7               Legal Compliance; Governmental Authorizations
5.8               Intellectual Property Disputes
5.10              Accounts Receivable
5.11              Litigation
5.12(a)           Consents
5.12(b)           Bookings


                                     - iv -



                                                                    PAGE
5.13              Labor Matters
5.15              Adverse Changes
5.16              Liabilities
5.18(a)           Tax Extensions
5.18(c)           Tax Returns
5.19              Insurance
5.20              Employee Benefit Plans
5.21              Employees
5.22              Environmental Matters
5.23              Affiliate Transactions
7.3               Buyer's Consents
8.14              Loans to Signing Stockholders

                                     - v -




                       ASSET PURCHASE AND SALE AGREEMENT


                  Asset Purchase and Sale Agreement, dated as of June 23,
1997, by and among TourDesign, Inc., an Indiana corporation ("Seller"), Sunshine Design, L.P., a Delaware limited partnership ("Buyer"), SFX
Broadcasting, Inc. ("SFX"), and John Valant, P. David Lucas and Steven P.
Sybesma, each of whom is a stockholder of Seller (the "Signing Stockholders").

                  WHEREAS, Buyer is a wholly-owned subsidiary of SFX;

                  WHEREAS, Seller desires to sell to Buyer substantially all of its assets, and Buyer desires to purchase such assets, upon the terms and subject to the conditions set forth in this Agreement;

                  WHEREAS, as a condition to its purchase of such assets, Buyer requires Seller and the Signing Stockholders to make certain representations, warranties and covenants and to agree to indemnify Buyer in certain respects, all as more fully set forth herein; and

                  WHEREAS, contemporaneously herewith, SFX and certain subsidiaries thereof are entering into asset purchase and sale agreements (the
"Other Agreements") with the Other Sellers (as defined herein);

                  NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereto agree as follows:

                  SECTION 1.  DEFINITIONS.

                  As used in this Agreement, the following terms shall have the following meanings:

                  1.1 "Accounts Receivable" has the meaning set forth in
Section 5.10.

                  1.2 "Affiliate" means a Person that, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with, the first mentioned Person.

                  1.3  (reserved)

                  1.4  "Apportionment Date" means June 1, 1997.

                  1.5  (reserved)

                  1.6  "Assumed Obligations" has the meaning set forth in
Section 2.3.

                  1.7  "Balance Sheet" has the meaning set forth in
Section 5.14.








                  1.8 "business day" means any day on which banks in the State of New York are not authorized or required to close.

                  1.9 "Buyer" has the meaning set forth on the first page of this Agreement.

                  1.10     (reserved)

                  1.11     (reserved)

                  1.12     "Closing" has the meaning set forth in Section 4.

                  1.13     "Closing Date" has the meaning set forth in
Section 4.

                  1.14 "Closing Documents" means all agreements and documents to be executed or delivered in connection with the closing of the transactions contemplated by this Agreement, including, without limitation, the documents described in Section 9.9.

                  1.15     "COBRA" means the Consolidated Omnibus Budget
Reconciliation Act of 1985, as amended.

                  1.16 "Code" means the Internal Revenue Code of 1986, as amended.

                  1.17 "Competing Transaction" means any of the following involving Seller: (a) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (b) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Seller, in a single transaction or series of transactions; (c) except as set forth on Schedule 5.1, any offer (whether in cash or in securities) for 25% or more of the outstanding shares of capital stock of Seller; or (d) any public announcement of a proposal, plan or intention to do any of the foregoing.

                  1.18     "Contracts" has the meaning set forth in Section 2.1.

                  1.19 "Control" (including the terms "Controlled," "Controlled by" and "under common Control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise.

                  1.20 "Damages" means any and all claims, demands, losses, costs, obligations, liabilities, Tax deficiencies, interest thereon and penalties and expenses, and includes, without limitation, reasonable attorney's fees and any Tax liability (including interest) resulting from any payment pursuant to Section 12; provided, however, that Damages, as used in Section 12, shall be net of insurance proceeds received by the Indemnified Party and any tax benefits derived by the Indemnified Party from the deduction or payment of any Damages to a third Person.

                  1.21     "day" means a calendar day.


                                     - 2 -




                  1.22     (reserved)

                  1.23     (reserved)

                  1.24     (reserved)

                  1.25 "Employee Benefit Plan" means any (a) bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay, termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement, practice or policy, or (b) plan, program, arrangement, practice or policy, which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA, whether written or unwritten.

                  1.26 "Environment" means soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  1.27 "Environmental, Health and Safety Liabilities" means any cost, damages, loss, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable
Environmental Law or Occupational Safety and Health Law (whether or not such
Cleanup has been required or requested by any Governmental Body or any other
Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law.



                                     - 3 -




For purposes of the foregoing definition, the terms "removal," "remedial" and "response action" include the types of activities covered by the United States
Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
ss. 9601 et seq., as amended.

                  1.28 "Environmental Law" means any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the Threat of release, or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  1.29 "ERISA" means the Employee Retirement Income Security
Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.30 "ERISA Affiliate" means each person (as defined in section 3(9) of ERISA) that, together with the Seller or any of its Subsidiaries (or any person whose liabilities the Seller or any of its Subsidiaries has assumed or is otherwise subject to, whether directly or indirectly, including as a result of indemnification) would be or has been treated as a single employer under section 4001(b) of ERISA or Section 414 of the Code.

                  1.31     "ESA" has the meaning set forth in Section 8.10.


                                     - 4 -




                  1.32 "Excluded Assets" has the meaning set forth in
Section 2.2.

                  1.33 "Facilities" means any real property, leaseholds, or other interests owned or operated by Seller or its Subsidiaries and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) owned or operated by Seller.

                  1.34     (reserved)

                  1.35     "Gain" has the meaning set forth in Section 3.1.

                  1.36     (reserved)

                  1.37 "Governmental Authorization" means any approval, consent, license, variance, permit, conditional use permit waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  1.38 "Governmental Body" means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, local, municipal, foreign, or other government, (iii) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), (iv) multi-national organization or body, or (v) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power.

                  1.39 "Hazardous Activity" means the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use
(including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from any current or former Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off any current or former Facilities, or that may affect the value of the Facilities or Seller.

                  1.40 "Hazardous Materials" means any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum, petroleum by-products and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials polychlorinated biphenyls and lead paint.

                  1.41 "HSR Act" means the Hart-Scott-Rodino Antitrust
Improvements Act of 1976 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  1.42     "including" means including without limitation.



                                     - 5 -




                  1.43 "Indemnified Party" means the party or parties claiming a right to indemnification pursuant to Section 12.

                  1.44 "Indemnifying Party" means the party or parties from whom indemnification is sought pursuant to Section 12.

                  1.45 "Intellectual Property" means trademarks, service marks, trade dress, logos, trade names, corporate names, assumed names, patents and copyrights together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith.

                  1.46 "Interim Balance Sheet" has the meaning set forth in
Section 5.14.

                  1.47 "Lease" or "Leases" has the meaning set forth in Section
2.1.

                  1.48 "Leased Real Property" means all real property subject to the Leases.

                  1.49 "Legal Requirement" means any applicable federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, code, statute, or treaty.

                  1.50 "Lien" means any lien, claim, pledge, security interest, mortgage, charge, easement, right-of-way, encroachment, covenant and/or restriction restricting use or the manner of use, lease, right of use or other encumbrance or third party right of any kind, whether written or oral.

                  1.51 "Litigation" has the meaning set forth in Section 12.3.

                  1.52 (reserved)

                  1.53 (reserved)

                  1.54 (reserved)

                  1.55 (reserved)

                  1.56 (reserved)

                  1.57 "Occupational, Safety and Health Law" means any Legal
Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  1.58 "Ordinary Course of Business"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if (a) such action is consistent with


                                     - 6 -




the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person, (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority) and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  1.59 "Other Agreements" has the meaning set forth on the first page of this Agreement.

                  1.60 "Other Sellers" means, collectively, Deer Creek
Partners, L.P., Murat Centre L.P., Polaris Amphitheater Limited Partnership,
Suntex, Inc. and Sunshine Promotions, Inc.

                  1.61 (reserved)

                  1.62 "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  1.63 "Person" means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  1.64 "Purchased Assets" has the meaning set forth in Section
2.1.

                  1.65 "Real Property" means the Leased Real Property.

                  1.66     "Records" has the meaning set forth in Section 2.1.

                  1.67     (reserved)

                  1.68 "Release" means any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                  1.69     (reserved)

                  1.70     "Representative" is defined in Section 12.1.

                  1.71 "Scalpers" means any Persons engaged in the business or activity of selling tickets in excess of the face value thereof or in contravention of any applicable Legal Requirement as to the time, place or manner of sale.

                  1.72 "SEC" means the U.S. Securities and Exchange Commission.



                                     - 7 -




                  1.73 "Securities Act" means the Securities Act of 1933, as amended.

                  1.74 "Seller" has the meaning set forth on the first page of this Agreement and, unless the context requires otherwise, also includes that entity's predecessors.

                  1.75 "Seller Plans" has the meaning set forth in Section
5.20.

                  1.76 "Seller's Counsel" means Lowe Gray Steele & Darko.

                  1.77 (reserved)

                  1.78 "SFX" has the meaning set forth on the first page of this Agreement.

                  1.79 "Signing Stockholder" has the meaning set forth on the first page of this Agreement.

                  1.80 "Stockholder" has the meaning set forth in Section 2.3.

                  1.81 "Structures" has the meaning set forth in Section 5.17.

                  1.82 "Subsidiary" means any entity in which Seller has an ownership interest.

                  1.83 "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross income, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  1.84 "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  1.85 "Threat of Release" means a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  1.86 "Threatened"--a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given
(orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.



                                     - 8 -




                  1.87 "Working Capital" means the difference between the short-term assets that are transferred to Buyer pursuant to this Agreement and sold to other subsidiaries of SFX pursuant to the Other Agreements and the short-term liabilities that are assumed by Buyer pursuant to this Agreement or by other subsidiaries of SFX pursuant to the Other Agreements; for purposes of this Agreement, "short-term assets" and "short-term liabilities" shall have the meanings given to such terms under generally accepted accounting principles.

                  SECTION 2.  SALE OF ASSETS.

                  2.1 Purchased Assets. Upon and subject to the terms and conditions provided in this Agreement, Seller shall, at the Closing, convey, sell, transfer, assign and deliver to Buyer all of Seller's right, title and interest in and to all of its assets and properties (real, personal and intangible), including, but not limited to, the items specifically listed and described below and on the schedules attached hereto (but excluding Excluded
Assets) (collectively, the "Purchased Assets"):

                  (a) All merchandise, inventories, materials and supplies of Seller, including items in transit from vendors and also including guaranties and warranties running to the benefit of Seller with regard thereto;

                  (b) All cash on hand and at banks, other cash items of Seller at the close of business on the Closing Date, all receivables and other accrued payments or obligations which have inured or shall inure to the benefit of Seller;

                  (c) All machinery, equipment, office equipment, furniture, computers, leasehold improvements, fixtures, trade fixtures, supplies and other personal property owned by Seller and rights of Seller of every kind and description, tangible and intangible, and all warranties and guaranties thereto and rights of action of Seller therefor, including, without limitation, all automobiles, trucks, trailers, automotive equipment and other vehicles owned by Seller, all of which vehicles are described on Schedule 2.1(c);

                  (d)      (reserved)

                  (e) All of the right, title and interest of Seller or its affiliates in and to all Intellectual Property of Seller, including, without limitation, any Web page or HTML site, and any and all variations or derivations thereof and in and to all logos, insignias and advertising materials bearing the names "Tour Design," "TourDesign" or "Overdrive," to the name of Seller and all brand names and trademarks and all technology and technical information related to, necessary for or used in connection with the operation of Seller's business, and all secrecy agreements of Seller or its affiliates with others, including employees, relating to disclosure, assignment or patenting of any of the foregoing;

                  (f) All of the right, title and interest of Seller in, to and under all leases, subleases, licenses and/or other occupancy agreements affecting the real property described in Schedule 2.1(d) (individually a "Lease" and collectively, the "Leases"), the estates created thereunder and all


                                     - 9 -




improvements, fixtures, affixations and fittings located on the premises covered thereby owned by Seller;

                  (g) All of the right, title and interest of Seller in and to all agreements, contracts and contract rights, purchase and sales contracts and orders, license agreements, franchises, booking agreements, trade and barter agreements and all other agreements and contracts relating to or necessary for the operation of Seller's business ("Contracts"), including, without limitation, those listed or described on Schedule 2.1(g) and to all Governmental Authorizations listed or described on Schedule 5.7;

                  (h) All claims, deposits, credits and prepaid items, refunds, causes of action, choses in actions, pending litigation, judgments, settlements, rights of recovery, rights of set-off, rights of recoupment and demands on others of every kind and nature relating to the Purchased Assets or related to or arising from the operation of Seller's business, whether now existing or hereafter arising;

                  (i) All original files and records of Seller (including all financial records and computer runs and programs related thereto) pertaining to the Purchased Assets and all other books, records, files, documents, correspondence, reports and lists of suppliers and customers including, but not limited to, general ledger, all sales and credit records, accountants' working papers, advertising and sales material, literature and personnel and payroll records of Seller (provided, however, that Tax Returns may be copies) (the
"Records"), to which Seller shall have access pursuant to Section 8.4(a);

                  (j) The Seller as a going concern and the goodwill thereof;
and

                  (k) All other assets, properties, rights and the entire business, of every kind and nature, owned or held by Seller or in which Seller has an interest (except for the Excluded Assets), known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, including, without limitation, all Governmental Authorizations, securities, automobiles, trucks and trailers.

                  2.2 Excluded Assets. All assets of the Seller Plans and any other Employee Benefit Plans, seals, minute books, stock transfer books, blank stock certificates, rights to receive Tax refunds to the extent such refunds relate to any period prior to June 1, 1997, and other documents relating to the rights of Seller under this Agreement and any assets described in Schedule 2.2
(collectively, the "Excluded Assets") are excluded from the Purchased Assets to be sold by Seller to Buyer.

                  2.3 Liabilities.

                  (a) At the Closing, Buyer shall assume all liabilities and obligations of Seller under Contracts and Leases and all other liabilities and obligations of Seller, other than those set forth in Section 2.3(b), that are set forth on Schedule 2.3 (the "Assumed Obligations"). Buyer shall


                                     - 10 -




not assume or have any liabilities with respect to any other obligation or liability of Seller that is not included in the Assumed Obligations.

                  (b) Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, or in any way be liable or responsible for:

               (i) Except as set forth in Section 3.1(e), (A) any liabilities or obligations of Seller, or any consolidated group of which Seller is a member, or of any stockholders (the "Stockholders") for any Taxes, accrued for, applicable to or arising from any period on or prior to May 31, 1997, or in connection with the consummation of the transactions contemplated herein, and (B) any liability of the Seller for the unpaid Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

               (ii) any obligation of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of any of the Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise);

               (iii) any liability of the Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein;

               (iv) any intercompany payables or any liabilities or obligations of Seller owing to any Affiliate of Seller or to any Other Seller or any Affiliate thereof, all of which shall be released on or prior to the Closing Date;

               (v) any liability or obligation of the Seller under this Agreement;

               (vi) any Environmental, Health and Safety Liability arising solely from occurrences or conditions on or prior to the Closing
          Date, or, for any such liability arising from occurrences or conditions both before and after the Closing, the portion of any such liability caused by occurrences prior to the Closing Date;

               (vii) any liability or obligation relating to the Seller
         Plans or any other Employee Benefit Plans, including but not limited to any liability or obligation with respect to COBRA or any multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA); and

               (viii) any liability or obligation not expressly set forth in the Balance Sheet, except those which may arise with respect to the period after the Closing Date under the Contracts and Leases and as set forth in Schedule 2.3.


                                     - 11 -





                  SECTION 3.  PURCHASE.

                  3.1 Purchase Price. In consideration of the aforesaid sale, conveyance, transfer, assignment and delivery of the Purchased Assets, and subject to the terms and conditions of this Agreement, including, without limitation, Section 12.5, Buyer will pay to Seller, and SFX hereby guarantees the payment of:

                  (a) subject to adjustment pursuant to Section 8.10, on the Closing Date, $3,117,735 in the form of a wire transfer to the bank account designated by Seller no later than three business days prior to the Closing
Date;

                  (b) (reserved)

                  (c) (reserved)

                  (d) (reserved)

                  (e) no later than the fifth business day prior to April 15 in the year following the year in which the Closing occurs, in the form of a wire transfer to the bank account designated by Seller no later than eight business days prior to such April 15th date, an amount of money equal to X in the following equation:


X        =        TROI (Y) - TRCG(Y)
            -------------------------------
                       1 - TRCG1

         X        =        payment to be made by Buyer.

         Y        =        the amount of gain of Seller from the sale of the
                           Purchased Assets treated as ordinary income or net
                           short-term capital gain for federal income tax
                           purposes ("Gain"). Such amount shall be calculated
                           in accordance with the provisions of Section 3.2. In
                           no event shall the amount of Gain exceed the
                           difference between the total purchase price
                           allocated under Section 3.5 to assets, the sale of
                           which may give rise to ordinary income or loss or
                           net short-term capital gain or loss and the basis of
                           such assets.

         TROI     =        maximum federal tax rate applicable to individuals
                           for ordinary income for transactions occurring on
                           the Closing Date.

         TRCG     =        maximum federal tax rate applicable to individuals
                           for long-term capital gains for transactions
                           occurring on the Closing Date.

         TRCG1    =        maximum federal tax rate applicable to individuals
                           for long-term capital gains in the year of the
                           payment pursuant to this Section 3.1(e).



                                     - 12 -




Notwithstanding the foregoing, no payment pursuant to this Section 3.1(e) shall be required to the extent that (i) the difference between (A) the aggregate amounts payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements and (B) the aggregate amounts that would be payable pursuant to this Section 3.1(e) and Sections 3.1(e) of the Other Agreements if, in each case, the definitions of TROI and TRCG replaced "for transactions occurring on the Closing Date" with "as of the date hereof, without regard to any increases or reductions enacted subsequent to the date hereof," exceeds (ii) $50,000;

                  (f)      (reserved)

                  (g) no later than the fifth business day prior to April 15 of the year following the year in which the Closing occurs, if such amount is specified in writing by the Seller, an additional amount of purchase price, allocable to goodwill, and equal to the sum of all Taxes assessed against and paid by Seller for the time period from June 1, 1997, through the Closing Date.

                  3.2 Calculation of Gain. The amount of Gain shall be calculated by Seller or its designee no later than December 15 of the year in which the Closing occurs and shall be reviewed and verified by Buyer or its designee, which shall be allowed full access to Seller's books and records for such purposes. In the event of a dispute as to the amount of Gain, Seller and Buyer shall use reasonable efforts to resolve such dispute and, if the dispute cannot be resolved after such reasonable efforts, the amount of Gain treated as ordinary income for federal income tax purposes shall be determined by an independent arbitrator as follows: the dispute shall be submitted to an independent arbitrator designated by the American Arbitration Association under the expedited procedures then in effect for the resolution of commercial disputes. Such arbitrator shall be a certified public accountant designated by the American Arbitration Association. Buyer and Seller shall share equally the costs and expenses of such arbitrator, but each party shall bear its own legal and other expenses, if any. No later than ten days after a final resolution of the amount of Gain, any unpaid amount due pursuant to Section 3.1(e) shall be paid by Buyer or SFX.

                  3.3 (reserved)

                  3.4 Working Capital.

                  (a) (reserved)

                  (b) (reserved)

                  (c) (reserved)

                  (d) (reserved)

                  (e) Seller represents and warrants to Buyer and SFX, and covenants to Buyer and SFX, that the deficit in Working Capital will be no greater than $4,500,000 on the Apportionment Date. If the deficit in Working
Capital is greater than $4,500,000 on such date, Buyer's sole remedy shall be as provided in the Other Agreement with respect to the sale of assets of Sunshine


                                     - 13 -




Promotions, Inc. At least five business days prior to the estimated Closing
Date, Seller shall furnish to Buyer a proposed schedule setting forth all short-term assets as of the Apportionment Date that are to be transferred to Buyer pursuant to this Agreement and all short-term liabilities as of the Apportionment Date that are to be assumed by Buyer pursuant to this Agreement.
Thereafter, Seller and Buyer shall negotiate in good faith in order to resolve any disputed amounts contained therein.

                  3.5 Allocation of Purchase Price. Schedule 3.5, as it may be amended by the parties subsequent to the date hereof, sets forth the parties' allocation of the purchase price, which Seller agrees to adhere to for all purposes, including financial accounting and for the payment of all federal and state Tax returns filed subsequent to the Closing Date, including the determination by Seller of taxable gain or loss on the sale of the Purchased
Assets hereunder, and the determination by Buyer of its Tax basis with respect to the Purchased Assets. Seller and Signing Stockholders agree that they will execute and deliver such documents as Buyer shall request at any time or from time to time which relate to or confirm the determination of the allocation of the purchase price. Any additional purchase price not explicitly allocated pursuant to Schedule 3.5 shall be allocated to the purchase of Seller's goodwill. Buyer agrees to pay to Seller and the Selling Stockholders, as an additional purchase price, an amount equal to any additional federal income taxes assessed against such parties because of the re-allocation by the Internal Revenue Service of any of the purchase price hereunder to ordinary income assets of Seller, except to the extent that such re-allocation is due to any inaccuracies in Seller's financial statements or to the extent that such assessment gives effect to any change in the applicable tax rates between the date hereof and the date of such assessment.

                  SECTION 4.  CLOSING.

                  Except as otherwise set forth herein, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of the Buyer in New York, New York, commencing at 10:00 a.m. local time on the later of (a) June 23, 1997, or (b) the second business day following the satisfaction or waiver of all conditions to the obligations of the parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective parties will take at the Closing itself) or such other date as the parties may mutually determine (the
"Closing Date").

                  SECTION 5.  REPRESENTATIONS AND WARRANTIES OF SELLER.

                  To induce Buyer to enter into this Agreement, and to consummate the transactions contemplated, Seller represents and warrants to Buyer as follows:

                  5.1. Organization; Capitalization.

                  (a) Schedule 5.1 contains a complete and accurate list of the name of Seller, its jurisdiction of incorporation and other jurisdictions in which it is authorized to do business. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, has all requisite corporate power and authority to own and lease its properties and carry on its business as it is now being conducted and is duly qualified and in good


                                     - 14 -




standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of properties makes such qualification necessary.

                  (b) As of the date of this Agreement, the authorized capital stock of Seller is as set forth on Schedule 5.1. Except as set forth on
Schedule 5.1, there is outstanding no security, option to purchase, warrant, right, call, subscription, agreement, commitment, right of first refusal or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of Seller or any securities convertible into, or other rights to acquire, any of the capital stock of Seller; (ii) obligates Seller to grant, offer to grant or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights. Schedule 5.1 sets forth the name and address of each holder of capital stock of Seller and the number of shares of capital stock of Seller held by each such holder.

                  5.2 Subsidiaries.

                  (a) Seller does not own or have any right to acquire, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization. Seller has never had any Subsidiaries.

                  (b) (reserved)

                  5.3 Authorization of Agreements, No Conflict, Etc. Seller has the full legal right, power and authority to execute and deliver this Agreement and the Closing Documents and to fully perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of Seller. This
Agreement has been duly executed and delivered by Seller and constitutes, and upon the execution and delivery of the Closing Documents, each of the Closing
Documents will constitute, the valid and binding obligation of Seller, enforceable in accordance with its terms. Except as set forth in Schedule 5.3, the execution, delivery and performance of this Agreement and the Closing
Documents will not, with or without the giving of notice and/or the passage of time, (a) violate any provisions of law applicable to Seller or conflict with, result in the breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any corporate charter, By-Law, indenture, mortgage or deed of trust or conflict with, result in a breach or termination of any provision of, constitute a default under, cause the acceleration of the maturity of, or result in the creation of any Lien upon any of the Purchased Assets pursuant to, any lease or other agreement or instrument, to which Seller is a party or by which Seller or any of its assets or properties is or may be bound, (b) conflict with or result in a breach of any statute or law or judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Seller is subject or by which any of the Purchased Assets is bound, or (c) cause Buyer to become subject to, or to become liable for the payment of, any Tax imposed upon Seller. Seller has not received notice (except for notices of matters corrected or disposed of to the notifying Person's satisfaction) that it is in violation of any statute, law, judgment, decree, order, regulation or rule relating to or affecting the operation, conduct or ownership of the properties


                                     - 15 -




or business of Seller. Except as set forth in Schedule 5.3, Seller is not, nor will it be required to give any notice to or obtain any consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated herein. All requirements of Indiana Code ss. 23-1-41-2 with respect to the transactions contemplated hereby have been met.

                  5.4 Title to Properties. Seller owns and has good and marketable title to all Purchased Assets (whether real, personal, or mixed and whether tangible or intangible) free and clear of all Liens, except as set forth on Schedule 5.4. Upon transfer of the Purchased Assets to Buyer pursuant to this Agreement, good and marketable title to the Purchased Assets will pass to Buyer, free and clear of any Liens, except as set forth on Schedule 5.4.

                  5.5 Leases. Seller has delivered to Buyer a complete and true copy of each Lease to which Seller is a party or by which Seller is bound, all of which are listed in Schedule 2.1(d). All Leases are in full force and effect, valid and binding in accordance with their respective terms and, to the best of Seller's knowledge, there are no existing defaults or events that, with notice or lapse of time or both, would constitute a default under any Lease. To the best of Seller's knowledge, no party to any Lease has repudiated any provision thereof. There are no disputes, oral agreements or forbearance agreements in effect as to any premises affected by any Lease. Seller has not assigned, transferred, conveyed, mortgaged, pledged, deeded in trust or encumbered any interest of Seller in any of the Leases or the estates covered therein. The execution of this Agreement and the sale of the Purchased Assets to Buyer will not constitute a default or breach of any Lease, except as specifically indicated in Schedule 2.1(d) as requiring the consent to the assignment of such Lease. Seller does not have any obligations as tenant, lessee, subtenant, sublessee or licensee under any Lease which have accrued and which have not been fully performed, nor has it received notice of any claimed default with respect to any such Lease.

                  5.6 Condition of Property. Schedule 5.6 sets forth a correct and complete list of all items of machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller with a value of $5,000 or more. To the best of Seller's knowledge (including, without limitation, matters of which Seller may not have actual knowledge but of which Seller reasonably should have known), all machinery, equipment, computers, furniture, trade fixtures and fixtures of Seller are in a good state of repair and good working order, reasonable wear and tear excepted, and are in conformity with all applicable
Legal Requirements. The operation and maintenance of said assets by Seller complies with all applicable Legal Requirements.

                  5.7      Compliance with Laws, Etc.

                  (a) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, Seller is, and at all times has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets.

                  (b) To the best of Seller's knowledge, and except as set forth on Schedule 5.7, no event has occurred or circumstance exists that (with or without notice or lapse of time) (i) may


                                     - 16 -




constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (ii) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (c) Except as set forth on Schedule 5.7, to the best of Seller's knowledge, Seller has not received any notice or other communication
(whether oral or written) from any Governmental Body or other Person regarding any actual, alleged, possible or potential (A) violation of, or failure to comply with, any Legal Requirement, or (B) obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  (d) Schedule 5.7 contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to the business of, or to any of the assets owned or used by, Seller.
Each Governmental Authorization listed or required to be listed in Schedule 5.7 is valid and in full force and effect. Except as set forth in Schedule 5.7:

                  (i) to the best of Seller's knowledge, Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 5.7;

                  (ii) to the best of Seller's knowledge, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule
         5.7, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 5.7;

                  (iii) Seller has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental
         Authorization; and

                  (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 5.7 have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental
         Bodies.

                  (e) To the best of Seller's knowledge, the Governmental
Authorizations listed in Schedule 5.7 collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner it currently conducts and operates


                                     - 17 -




such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

                  (f) No consent of any Person is necessary for the assignment of any Governmental Authorizations to Buyer, except as indicated on Schedule
5.7.

                  5.8 Intellectual Property.

                  (a) Seller owns or has the right to use pursuant to license, sublicense, agreement or permission all Intellectual Property necessary for the operation of the businesses of Seller as presently conducted. Each item of Intellectual Property owned or used by Seller is owned or available for use by Buyer on identical terms and conditions immediately subsequent to the Closing
Date. Seller has taken all necessary and commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses.

                  (b) Except as set forth on Schedule 5.8, Seller has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties, and none of Seller, the Signing Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of Seller has ever received any charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). Except as set forth on Schedule 5.8, to the best of the knowledge of Seller and the Signing Stockholders, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Seller.

                  5.9 Books and Records. The books of account and other records of Seller, all of which have been made available to Buyer, are complete and correct and have been maintained in accordance with sound business practices and the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not the Seller is subject to that Section), including the maintenance of an adequate system of internal controls.
The books and records of Seller accurately reflect the bases for the financial condition and results of operations of Seller set forth in the financial statements referred to in Section 5.14.

                  5.10 Receivables. All accounts receivable of the Seller that are reflected on the Balance Sheet, the Interim Balance Sheet and the accounting records of the Seller as of the Closing Date (collectively, the "Accounts Receivable") represent and will represent valid obligations arising in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable will be, as of the Closing Date, current and collectible, net of the respective reserves shown on the accounting records of the Seller as of the Closing Date (which reserves will be adequate and calculated consistent with past practice and will not represent a greater percentage of the Accounts
Receivable as of the Closing Date than the reserve reflected in the Balance
Sheet represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts
Receivable in terms of aging). Subject to such reserves, each of the Accounts
Receivable either has been or will be collected in full, without any set-off, within 120 days after the day on which it first becomes due and payable. To the best of Seller's knowledge, there is


                                     - 18 -




no contest, claim, or right of set-off, other than returns in the Ordinary
Course of Business, under any agreement with any obligor of any Accounts
Receivable relating to the amount or validity of such Accounts Receivable.
Schedule 5.10 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the aging of such Accounts Receivable.

                  5.11 Litigation. Except as set forth in Schedule 5.11, there are no civil or criminal claims, actions, suits, proceedings or, to the best of Seller's knowledge, investigations pending or, to the best of Seller's knowledge, Threatened to be brought before any Governmental Body involving
Seller or any claims specifically relating to the properties or business of Seller or to the transactions contemplated by this Agreement. There is no order, decree or judgment of any kind in existence enjoining or restraining
Seller or any officer or employee of Seller or requiring any of them to take any action of any kind with respect to the operations or business of Seller.
All items listed on Schedule 5.11 (other than those proceedings set forth in Section 8.15) have been properly submitted to Seller's insurance carrier as insured claims and have not been rejected by such carrier.

                  5.12     Contracts; Bookings.

                  (a) Seller is not a party to or bound by any contracts, agreements or understandings (whether written or oral) other than the Contracts and the Leases. A true and complete list or description of all Contracts is contained on Schedule 2.1(g) (except that any Contract that has a value of less than $25,000 for the remaining term of such Contract need not be set forth on
Schedule 2.1(g) unless such Contract is a booking, ticket distribution, performance or artist agreement). For Contracts required to be listed on
Schedule 2.1(g) other than performance, artist or one-time venue contracts, Seller has delivered to Buyer a correct and complete copy of each written
Contract and a correct and complete written summary of the terms and conditions of each oral Contract. No term or provision of any Contract has been waived, amended, repudiated or assigned. Seller has not received notice of any cancellation or Threatened cancellation of, or default, acceleration or outstanding dispute under, any Contract. No party is in breach or default of the terms of any Contract, and no event has occurred that, with notice or lapse of time or both, would constitute a breach or default, or permit termination, modification or acceleration, under any Contract. Each Contract has been duly executed, constitutes the valid and enforceable obligations of the Seller and, to the best of Seller's knowledge, the other parties thereto. Except as set forth on Schedule 5.12(a), each Contract will continue to be so valid and enforceable following the consummation of the transactions contemplated by this Agreement.

                  (b) As of the date hereof, Schedule 5.12 (b) sets forth a true and complete list of all bookings by or for the account of the Seller, along with the dates thereof, the venues therefor and the performers.

                  (c) (reserved)

                  5.13 Labor Matters. Except as set forth in Schedule 5.13,
Seller is not a party to or bound by any collective bargaining agreement and there are no formal complaints, charges, cases or controversies or any conciliation agreement, consent or decree pending or, to the best of the


                                     - 19 -




knowledge of Seller or the Signing Stockholders, Threatened between Seller and any of its employees (whether full-time, part-time, occasional or otherwise) acting individually or in concert and/or any Governmental Body; and, to the best of the knowledge of Seller or the Signing Stockholders, no organization is presently attempting to gain, petitioning for or asserting representational status with respect to any group or groups of employees (whether full-time, part-time, occasional or otherwise) of Seller, and Seller is in compliance with federal and state laws respecting employment practices, terms and conditions of employment, child labor, wages and hours, and is not presently engaged in any unfair labor practice. There is no labor strike or other labor dispute and there is no complaint, proceeding or other action instituted under the Equal
Opportunity Act pending or, to the best of the knowledge of Seller, Threatened against Seller or the Signing Stockholders. Seller has complied in all respects with all state and federal laws relating to employment, equal employment opportunity, nondiscrimination, immigration, child labor, wages, hours, benefits, collective bargaining, the withholding or payment of social security and similar Taxes, occupational safety and health and plant closing. Seller is not liable for the payment of any compensation, damages, Taxes, fines, penalties or other amounts, however designated, for failure to comply with any of the foregoing laws.

                  5.14 Financial Statements. Seller has delivered to Buyer true, complete and correct copies of (a) its compiled balance sheet of Seller as at December 31, 1996 (including the notes thereto, the "Balance Sheet"), and the related statements of income, changes in equity and cash flow for the fiscal year then ended, together with the compilation report thereon of Katz, Sapper & Miller, independent certified public accountants, and (b) an unaudited consolidated balance sheet of Seller as at March 31, 1997 (the "Interim Balance
Sheet") and the related consolidated statements of income and changes in stockholders' equity for the three months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity and cash flow of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles, consistently applied, except as noted in the accountant's compilation report accompanying the compiled financial statements, and subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance
Sheet). No financial statements of any Person other than Seller are required by generally accepted accounting principles to be included in the financial statements of Seller.

                  5.15 Absence of Certain Changes or Events. Except as set forth in Schedule 5.15, since March 31, 1997, Seller has not suffered any adverse change or loss or termination of, or breach or default of any Contract, and there has been no adverse change Threatened or anticipated in the results of operations or business or assets of Seller or in any of its properties, and Seller knows of no event, in each case, which has had, or which might be expected to have, a material adverse effect on the results of operations, businesses or properties of Seller. Since March 31, 1997, Seller has conducted its business only in the Ordinary Course of Business. Without limiting the generality of the foregoing, except as set forth on Schedule 5.15, there has not, since March 31, 1997, been any:



                                     - 20 -




                  (a) change in Seller's authorized or issued capital stock;
grant of any stock option or right to purchase shares of capital stock of Seller; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

                  (b) amendment to the certificate of incorporation or bylaws of Seller;

                  (c) entry by Seller into any employment, severance or similar contract with any director, officer or (except in the Ordinary Course of Business) employee or payment by Seller to or increase by Seller of any bonuses, salaries, or other compensation with respect to any stockholder, director, officer or (except in the Ordinary Course of Business) employee of Seller ;

                  (d) except as required by Section 8.6, adoption of, increase in the contributions or other payments to or benefits under (including, without limitation, accelerated payment or vesting of benefits), making of any new grants or awards under, or the establishment, amendment or termination of, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, Seller Plan or other Employee Benefit Plan;

                  (e) damage, destruction or loss (not covered by insurance) with respect to any assets of Seller involving cost or loss (not covered by insurance) in excess of $25,000 in the aggregate;

                  (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to Seller of at least $25,000;

                  (g) sale (other than sales of inventory in the Ordinary
Course of Business), lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of the Intellectual Property of Seller;

                  (h) cancellation, waiver or compromise of any claims or rights with a value to Seller in excess of $25,000;

                  (i) change by Seller in its accounting methods, principles or practices; or

                  (j) agreement, whether oral or written, by Seller to do any of the foregoing.

                  5.16 Undisclosed Liabilities. Except as set forth in Schedule
5.16, Seller has no indebtedness, liabilities or obligations of any nature
(whether absolute, accrued, contingent or otherwise) that would be required to be reflected on Seller's balance sheet or the footnotes thereto in accordance with generally accepted accounting principles including those owed to any Stockholder or any Affiliate of any Stockholder except indebtedness, liabilities and obligations: (a)


                                     - 21 -




reflected or reserved against on the Balance Sheet or the Interim Balance
Sheet; or (b) incurred since the date of the Balance Sheet or the Interim
Balance Sheet in the Ordinary Course of Business.

                  5.17     Real Property.

                  (a) Schedule 2.1(d) contains a complete and accurate list and brief description of all Leased Real Property and the improvements (including buildings and other structures) located on such Leased Real Property (including a brief description of the use to which such property is being employed and, in the case of any such property which is leased, the termination date or notice requirement with respect to termination, annual rental, additional rent and renewal or purchase options and rights of first refusal). Complete and correct copies of all such Leases, title insurance policies and guarantees have been delivered by Seller to Buyer as of the date hereof;

                  (b) Except as provided in Schedule 2.1(d), Seller has not received any notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property;

                  (c) The tenancies described on Schedule 2.1(d) constitute all of the written and oral agreements which grant rights of use or possession with respect to the Real Property; except as otherwise noted on Schedule 2.1(d), (i) the Leases described on Schedule 2.1(d) are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenants, licensees or occupants thereunder are in actual possession, (ii) no landlord or sub-landlord has asserted any claim which would in any way affect the relevant tenant's (or subtenant's) right of use, possession or occupancy,
(iii) there are no pending summary proceedings or other legal actions for eviction of any such tenant (or subtenant), (iv) no notice of default or breach on the part of the tenant (or subtenant) under any of the Leases has been received by Seller from the landlord or sub- landlords thereunder, (v) all decorating, repairs, alterations and other work required to be performed by the tenant (or subtenant) under each of the Leases has been performed, and (vi) no consent is necessary from any of the landlords or sub-landlords with regard to the consummation of the transactions contemplated by this Agreement. No landlord or sub-landlord under any of the Leases has any right or option to terminate the Lease for any reason other than a default thereunder by the applicable tenant (or subtenant) of the Real Property and no landlord or sub-landlord has a "put" option with regard to any such Real Property. The copies of the Leases delivered to SFX constitute the sole agreements binding upon Seller with respect to the Real Property. The rents set forth in Schedule
2.1(d) are the actual rents, income and charges presently being paid by Seller under the Leases. No security deposits have been paid by any tenants (or subtenants) of the Real Property, except as set forth on Schedule 2.1(d);

                  (d) (reserved)

                  (e) (reserved)

                  (f) (reserved)

                  (g) (reserved)


                                     - 22 -




                  (h) Except as set forth on Schedule 2.1(d), there are no commissions or other compensation now or hereafter payable to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any of the leases to which Seller is a party or any extension thereof. With respect to any and all such brokerage commissions, Seller covenants and agrees to pay any such brokerage commissions or compensation at or prior to the Closing Date;

                  (i) All certificates, permits and licenses from any Governmental Body having jurisdiction over the Real Property which are necessary to permit the lawful use and operation of the buildings and improvements on or constituting the Real Property as they presently exist have been obtained, and are now, and will continue to be at all times before the Closing Date, in full force and effect, and, to the best of the knowledge of Seller, there is no pending threat of modification, cancellation, termination or expiration of any such certificate, permit, approval or license;

                  (j) All utilities required for the operation of the Real
Property either enter the Real Property through adjoining public streets or, if they pass through adjoining private land, do so in accordance with valid public easements or private easements; all of said public utilities are installed and operating; and all installation and connection charges have been or will be paid in full prior to the Closing Date;

                  (k) Seller has received no notices of default from any third party who shall be benefited by any covenant, restriction, condition or agreement contained in any instrument affecting the Real Property, and, to the best of Seller's knowledge, there is no violation of any such covenant, restriction, condition or agreement;

                  (l) (reserved)

                  (m) There are no charges, complaints, actions, proceedings or investigations pending or, to the best of the knowledge of Seller, Threatened against or involving the Real Property or Seller as owner of the Real Property;
the Real Property complies with all applicable Legal Requirements, including, to the best of the Seller's knowledge, the Americans with Disabilities Act;

                  (n) Seller has not received any notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other repairs or alterations to the Real Property;

                  (o) To the best of Seller's knowledge, (i) the improvements constituting a part of the Real Property are structurally sound (including, without limitation, structural walls, foundation and roof), and the building systems servicing the same (i.e., heating, ventilation, air conditioning, electrical, plumbing, fire detection and sprinklering) are in good working order, and (ii) all parking areas drain efficiently and in compliance with applicable Legal Requirements;

                  (p) There are no mechanics', materialmen's or similar liens against Seller's estate in the Real Property or any portion thereof, except for work performed with the prior written consent of SFX;


                                     - 23 -




                  (q) No current zoning, building or similar law, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on or constituting the Real Property (the "Structures") or by the continued maintenance, operation or use of the parking areas as long as said maintenance, operation or use does not materially change from the current maintenance, operation or use. Seller does not have any knowledge of any pending, Threatened or contemplated changes to any zoning, building or similar law, ordinance, order or regulation which may affect the maintenance, operation or use of the Real Property;

                  (r)      (reserved)

                  (s)      (reserved)

                  (t) Seller is not a foreign person within the meaning of
Section 1445 of the Code. At the Closing, Seller shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section
1.1445-2(b)(2);

                  (u) Except as set forth on Schedule 2.1(d) and except for ad valorem real estate taxes not yet due and payable, Seller has no knowledge of any assessment (for real estate taxes, sewer, water, or other municipal improvements, or not-for-profit associations) payable in annual installments, or any part thereof, which has or may become a Lien on the Real Property or any part thereof, nor of any pending special assessments affecting the Real
Property, or any part thereof;

                  (v)      (reserved)

                  (w) Except as set forth on Schedule 2.1(d), all of the Real
Property abuts upon a physically open street which has been completed, dedicated and accepted by the Governmental Body having jurisdiction over such street for use as an open public street and the Seller has legal, unobstructed and vehicular and pedestrian access thereto; and

                  (x)      (reserved)

                  5.18     Taxes.

                  (a) Seller has filed all Tax Returns that it was required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by Seller have been paid. Except as set forth on Schedule 5.18(a), Seller is not currently the beneficiary of any extension of time within which to file any Tax Return. No claim (except for claims disposed of to such claimant's satisfaction or by a court of competent jurisdiction) has ever been made by a Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Tax.



                                     - 24 -




                  (b) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to, or received from or payable by, any employee, independent contractor, creditor, stockholder, customer or other third party.

                  (c) Neither Seller, any Signing Stockholder nor any director or officer (or employee responsible for Tax matters) of Seller expects any Governmental Body to assess any additional Taxes with respect to Seller for any period for which Tax Returns have been filed. There is no dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which any of Seller, the Signing
Stockholders and the directors and officers (and employees responsible for Tax matters) of Seller or the Signing Stockholders have knowledge based upon personal contact with any agent of such Governmental Body. Schedule 5.18(c) lists all federal, state, local, and foreign income Tax Returns filed with respect to Seller for taxable periods ended on or after January 1, 1996, indicates those Tax Returns that have been audited, and indicates those Tax
Returns that currently are the subject of audit. Seller has delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by Seller since January 1, 1996.

                  (d) Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) Since December 31, 1996, Seller has not paid any dividends or made any distributions on any capital stock or other equity interest in Seller, except for such dividends and distributions that, in the aggregate, do not exceed the Seller's taxable income for 1996 for federal income tax purposes.

                  (f) Seller has not incurred any passive losses applicable to the 1996 tax year.

                  5.19 Insurance. Schedule 5.19 sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured or otherwise the beneficiary of coverage:

                  (a) the name, address, and telephone number of the agent;

                  (b) the name of the insurer, the name of the policyholder, and the name of each covered insured; and

                  (c) the type of coverage, the basis of coverage (i.e., "occurrence" or "claims made"), the policy number and the period of coverage.

With respect to each such insurance policy, Seller has not received notice of any default or termination (including with respect to the payment of premiums or the giving of notices) under the policy, nor has any suspension thereof been Threatened, and no party to the policy has repudiated any provision thereof.
Seller has been covered during the past three years by insurance in scope and


                                     - 25 -




amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

                  5.20     Employee Benefits.

                  (a) Except as set forth on Schedule 5.20, with respect to all employees and former employees of Seller and their dependents and beneficiaries, neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any Employee Benefit Plan.
The Employee Benefit Plans set forth on Schedule 5.20 are referred to herein as the "Seller Plans." Except with respect to the Seller Plans, the Seller does not have nor may have any liability under any Employee Benefit Plan which an ERISA Affiliate presently maintains, contributes to or has or may have liability under.

                  (b) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability under any funded or unfunded medical, health or life insurance plan or arrangement for present or future retirees or present or future terminated employees except as required by COBRA or state continuation coverage laws. Neither Seller nor any of its ERISA
Affiliates maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the Code.

                  (c) Favorable determination letters have been received from the Internal Revenue Service with respect to each Seller Plan which is intended to comply with the provisions of Section 401(a) of the Code evidencing compliance with the relevant provisions of the Tax Equity and Fiscal
Responsibility Act of 1982, the Tax Reform Acts of 1984 and 1986, and the
Retirement Equity Act of 1984 and other applicable laws and regulations for which amendment is required by the Closing Date and each such Seller Plan complies in form and in operation with the requirements of the Code and meets the requirements of a "qualified plan" under Section 401(a) of the Code. No event has occurred or circumstances exist that will or could give rise to disqualification or loss of tax-exempt status of any Seller Plan.

                  (d) With respect to each Seller Plan which is subject to Title 1 of ERISA, neither Seller nor any of its ERISA Affiliates has failed to comply with any of the applicable reporting, disclosure or other requirements of ERISA and the Code, and there has been no "prohibited transaction" (as described in Section 4975 of the Code or Section 406 of ERISA).

                  (e) Neither Seller nor any of its ERISA Affiliates, nor any of their respective directors, officers, employees or any other "fiduciary" (as defined in Section 3(21) of ERISA), has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of the Seller Plans.

                  (f) With respect to any Seller Plan which is subject to
Section 412 of the Code or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the Code (whether or not waived). With respect to the Seller Plans, all applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then-current plan year to the Closing Date)


                                     - 26 -




shall be made prior to the Closing Date in accordance with past practice and, with respect to each Seller Plan subject to Title IV of ERISA, the recommended contribution in the applicable actuarial report. No Seller Plan has any unfunded liability and all accruals with respect to the Seller Plans have been made.

                  (g) The actuarially determined present value of all accrued benefits under each Seller Plan subject to Title IV of ERISA (computed on a plan termination basis using PBGC methods, factors and assumptions) does not exceed, as of the Closing Date, the fair market value of the assets of each such Seller Plan. No event has occurred or circumstance exists that could result in a material increase in premium costs of the Seller Plans that are insured or a material increase in the benefit costs of such Seller Plans that are self-insured.

                  (h) Neither Seller nor any of its ERISA Affiliates presently maintains, contributes to or has any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" (as defined in
Section 3(37) of ERISA).

                  (i) Neither Seller nor any of its ERISA Affiliates has maintained an "employee pension benefit plan" (as defined in Section 3(2) of ERISA) that has been the subject of a "reportable event" (as defined in Section
4043 of ERISA) as to which notices would be required to be filed with the PBGC, or any event requiring disclosure under Section 4063(a) of ERISA. Neither
Seller nor any of its ERISA Affiliates has incurred any outstanding liability under Section 4062 of ERISA to the PBGC or engaged in any transaction described in Section 4069 of ERISA. All premiums or other amounts due and payable to the PBGC have been paid. Neither Seller nor any of its ERISA Affiliates has terminated any employee pension benefit plan subject to Title IV of ERISA. No proceeding by the PBGC to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or Threatened, no notice of any such termination has been received, and no condition exists which presents a material risk of termination of a Seller Plan.

                  (j) There is no pending, Threatened or anticipated legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim against or involving any Seller Plan
(other than routine claims for benefits) or the assets of any such Seller Plan and, to the best of Seller's knowledge, there is no basis for or any facts which could give rise to any such legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim. No Seller Plan is presently under audit or examination (nor has notice been received of a potential audit) by the Internal Revenue Service, Department of Labor or the PBGC, nor are there any matters pending with respect to any Seller Plan with the Internal Revenue Service under its voluntary compliance resolution program, its closing agreement program or similar programs. Any bonding required with respect to the Seller Plans in accordance with applicable provisions of ERISA has been obtained and is in full force and effect.

                  (k)      Except as set forth on Schedule 5.20:

                  (i) Neither Seller nor any of its ERISA Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control


                                     - 27 -




         or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of Seller;

                  (ii) Neither Seller nor any of its Affiliates has currently outstanding any loan or loans to any current or former employees of Seller, nor has Seller or any of its Affiliates guaranteed such loans;
         and

                  (iii) The execution, delivery or performance of this Agreement or the consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any individual nor result in the imposition of any federal excise tax with respect to any Seller Plan.

                  (l) No amount payable to any employee or former employee of Seller will be an "excess parachute payment" which is non-deductible under
Section 280G of the Code.

                  (m) There has been no act or acts which would result in a disallowance of a deduction or the imposition of a Tax pursuant to Section
4980B, or any predecessor provision of the Code or any related regulations. No event has occurred with respect to which Seller or any of its ERISA Affiliates could be liable for a Tax imposed by any of Sections 4972, 4976, 4977, 4979, 4980 or 4980B or the Code, or for a civil penalty under Section 502(c) of ERISA.

                  (n) With respect to each of the Seller Plans, Seller has delivered to Buyer true and complete copies of: (i) the plan documents, including any related trust agreements, insurance contracts or other funding arrangements, or a written summary of the terms and conditions of the plan if there is no written plan document; (ii) the most recent determination letter received from the Internal Revenue Service; (iii) the most recent IRS Form
5500; (iv) the most recent actuarial valuation; (v) the most recent financial statement; (vi) all correspondence with the Internal Revenue Service, the Department of Labor and the PBGC with respect to the past three plan years other than IRS Form 5500 filings and PBGC premium payments; and (vii) the most recent summary plan description and any summaries of material modifications not reflected therein (or other summaries and descriptions furnished to participants and beneficiaries, if a summary plan description is not required).
Each Seller Plan can be unilaterally amended, terminated, or otherwise discontinued, in whole or in part, by the Seller at any time without liability to the Seller. Neither Seller nor any of its ERISA Affiliates has any formal plan or commitment, or has communicated to any current or former employee any intention, whether legally binding or not, to increase any benefits or create new benefits under any Seller Plan or to create any additional Employee Benefit
Plan.

                  5.21 Employees. Schedule 5.21 sets forth a true and complete list of all employees of Seller, their positions, locations, salaries or hourly wages and severance arrangements. Except as set forth on Schedule 5.21, there is no liability for unpaid salary or wages, bonuses, vacation time or other employee benefits, including, without limitation, retirement benefits, due or accrued, nor liability for withheld or deducted amounts from employees earnings for the period ending on the Closing Date.



                                     - 28 -




                  5.22 Environmental Matters.

                  (a) To the best of the knowledge of Seller, Seller is, and at all times has been, in full compliance with, and has not been and is not in violation of or liable under, any Environmental Law or Occupational, Safety and Health Law. Seller has no basis to expect, nor has it or any other Person for whose conduct Seller may be held to be responsible received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private Person acting in the public interest, or (ii) the current or, to the best of the knowledge of Seller, prior, owner or operator of any Facilities currently or formerly owned or operated by Seller, of any actual or potential violation or failure to comply with any Environmental Law or Occupational, Safety and Health Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or Facility currently or formerly owned or operated by Seller at or to which Hazardous
Materials were generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (b) There are no pending or, to the best of the knowledge of Seller, Threatened claims, Liens or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law or Occupational, Health and Safety Law, with respect to or affecting any Facilities currently or formerly owned or operated by Seller or, to the best of the knowledge of Seller, any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

                  (c) Seller has no basis to expect, nor has it or any other
Person for whose conduct Seller is or may be held responsible received, any citation, directive, inquiry, notice, order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law or Occupational, Health and Safety Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any Facilities currently or formerly owned or operated by Seller or any other properties or assets (whether real, personal, or mixed) in which Seller had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by Seller or any other Person for whose conduct Seller is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                  (d) Neither Seller nor any other Person for whose conduct
Seller is or may be held responsible has any Environmental, Health, and Safety
Liabilities (i) with respect to any Facilities currently or formerly owned or operated by Seller, (ii) with respect to any other properties and assets
(whether real, personal, or mixed) in which Seller (or any predecessor) has or had an interest, or (iii) to the best of Seller's knowledge, at any property geologically or hydrologically adjoining such Facilities or any such other property or assets.



                                     - 29 -




                  (e) Except for pesticides used in accordance with all applicable Legal Requirements, there are no Hazardous Materials present on, in, under or upon the Environment at any Facilities currently or formerly owned or operated by Seller or, to the best of Seller's knowledge, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such Facilities or such adjoining property, or incorporated into any structure therein or thereon. Neither Seller nor any other Person for whose conduct Seller is or may be held responsible, or, to the best of Seller's knowledge, any other Person, has permitted or conducted any Hazardous Activity conducted with respect to such Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has or had an interest except in full compliance with all applicable Environmental
Laws and Occupational Safety and Health Laws.

                  (f) There has been no Release or, to the best of the knowledge of Seller or the Signing Stockholders, Threat of Release, of any Hazardous Materials at or from any Facilities currently or formerly owned or operated by Seller or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by such Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest, or, to the best of the knowledge of Seller, any geologically or hydrologically adjoining property, whether by Seller or any other Person.

                  (g) Seller has delivered to Buyer true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Seller pertaining to Hazardous Materials or Hazardous
Activities in, on, or under any Facilities currently or formerly owned or operated by Seller, or concerning compliance by Seller, or any other Person for whose conduct Seller is or may be held responsible, with Environmental Laws and Occupational Safety and Health Laws.

                  5.23 Affiliate Transactions. Except as set forth on Schedule
5.23, to the best of Seller's knowledge, none of the stockholders, Affiliates, officers, directors or employees of Seller or of any of the Other Sellers, any of their immediate family members, Persons with whom such stockholders, Affiliates, officers, directors or employees have or have had a personal or professional relationship, or any of the Other Sellers is currently a party
(either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving Seller or any assets used in the operation of Seller including, without limitation, any arrangement (other than for services in the Ordinary Course of Business as officers, directors or employees of Seller) providing for (a) the furnishing of services by or to, (b) the rental of the sites on which the Real Property is located, (c) any loan or other indebtedness from or to, (d) the grant of any Lien from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such Person. All transactions listed on Schedule 5.23 have been entered into in the Ordinary Course of Business and have terms no less favorable to Seller than transactions entered into at arms'-length with non-affiliated
Persons.



                                     - 30 -




                  5.24 Absence of Certain Business Practices. Except where such practices would not be in contravention of applicable Legal Requirements and agreements, (i) all tickets sold in connection with Seller's operations are sold solely through nationally recognized ticket outlets or Seller's box office and not through ticket brokers or Scalpers, and (ii) Seller does not authorize, and is not aware of, the withholding of any tickets from public on-sale availability for the purpose of making such tickets available to ticket brokers or Scalpers. Seller has established, and is in compliance with, policies and procedures to ensure the foregoing.

                  5.25 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing
Stockholders or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  5.26 Disclosure. No representation or warranty by Seller or the Signing Stockholders in this Agreement and no other written statement, document, certificate or other instrument or exhibit previously furnished to Buyer or which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  5.27 Sufficiency of Purchased Assets. The Purchased Assets include all right, title and interest of Seller in and to all assets, properties and rights of Seller or necessary for or used in the operation of Seller's business, other than the Excluded Assets.

                  5.28 Certain Payments. Neither Seller nor any director, officer, agent, partner or employee of Seller or any other Person associated with or acting for or on behalf of Seller has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment (whether in cash or otherwise) to any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Legal Requirement (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of Seller or any Affiliate thereof or (iv) to pay for any lobbying or similar services or (b) established or maintained any fund or asset that has not been recorded in the books and records of Seller.

                  5.29 (reserved)

                  5.30 Other Stockholders.

                  (a) Seller has delivered to Buyer a true and complete copy of each agreement entered into since December 31, 1996, with respect to any acquisitions by Seller or any Stockholder of any equity interest in Seller.
Prior to entering into each such agreement, the selling party in such agreement
(i) received a true and complete disclosure of all of the material terms of this Agreement and the transactions contemplated by the parties hereto, (ii) had the opportunity to discuss such


                                     - 31 -




transactions with his or her independent attorneys, accountants, investment and financial advisors, (iii) was furnished or provided access to all relevant information regarding the financial condition and prospects of Seller and to such additional information as the selling party or his or her advisors requested, (iv) was provided the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management and (v) acknowledged in each such agreement the truth and accuracy of the statements set forth in subsections (i) through (iv). Each such agreement is in full force and effect and has not been modified, waived or amended.

                  (b) Each Stockholder (other than the Signing Stockholders) has executed an agreement containing all material provisions of Exhibit 5.30 and delivered the same to Buyer and SFX. Each such agreement (i) has been duly executed and delivered by such Stockholder and (ii) constitutes the valid and binding obligations of such Stockholder, enforceable in accordance with its terms.


                  SECTION 6.   REPRESENTATIONS AND WARRANTIES OF EACH
                               SIGNING STOCKHOLDER.

                  Each Signing Stockholder represents and warrants jointly and severally to Buyer as follows:

                  6.1 Authorization of Transaction. Such Signing Stockholder has full power and authority to execute and deliver this Agreement and the other Closing Documents to which Signing Stockholder is a party and to perform its obligations hereunder and thereunder. This Agreement constitutes the valid and legally binding obligation of such Signing Stockholder, enforceable in accordance with its terms and conditions. Such Signing Stockholder, if a natural person, is over 21 years of age and has not had a legal representative appointed by a court of law or otherwise to act in his or her behalf or with respect to any of his or her property. If such Signing Stockholder is not a natural person: such Signing Stockholder is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action; no other corporate or other proceeding on the part of such Signing Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and this Agreement has been duly delivered by such Signing
Stockholder. Such Signing Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement.

                  6.2 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any Governmental Body to which such Signing Stockholder is subject or the certificate of incorporation and bylaws or other organizational documents of such Signing Stockholder or (b) conflict with, result in breach of, constitute a default under, result in the acceleration of, create in any party the


                                     - 32 -




right to accelerate, terminate, modify or cancel or require any notice under any agreement, contract, lease, license, instrument or other arrangement to which such Signing Stockholder is a party, by which it is bound or to which any of its assets is subject.

                  6.3 Broker's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Seller or the Signing Stockholders or under its or their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  6.4 Ownership of Common Stock of Seller. Such Signing
Stockholder holds of record and beneficially the number of shares of the Common
Stock of Seller set forth on Schedule 5.1, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Liens, options, warrants, purchase rights and rights of first refusal, except as set forth on Schedule 5.1. Such Signing Stockholder is not a party to any option, warrant, purchase right or other contract or commitment that could require such Signing Stockholder to sell, transfer, or otherwise dispose of any capital stock of Seller. Such Signing Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of Seller.

                  6.5 Representations and Warranties of Seller. To the best of such Signing Stockholder's knowledge, all information set forth in Section 5, including all schedules thereto, is true, complete and correct.

                  6.6 (reserved)

                  6.7 (reserved)

                  6.8 (reserved)

                  6.9 Disclosure. No representation or warranty by the Signing
Stockholders in this Agreement and no other written statement, document, certificate or other instrument or exhibit which are being furnished to Buyer pursuant hereto (including but not limited to all Schedules or Exhibits hereto) contains any untrue statement of a material fact or omits any material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which they were made.

                  6.10 Informed Judgment. Such Signing Stockholder has had the opportunity to discuss the transactions contemplated herein with his or her independent attorneys, accountants, investment and financial advisors. Such
Signing Stockholder has been furnished or provided access to such additional information as the Signing Stockholder or his or her advisors have requested.
Such Signing Stockholder has had the opportunity to discuss Seller's business, management and financial affairs, and all documents affecting Seller generally, with Seller's management.



                                     - 33 -




                  SECTION 7. REPRESENTATIONS AND WARRANTIES OF BUYER AND
                             SFX.

                  To induce Seller and the Signing Stockholders to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer and SFX, jointly and severally, represent and warrant to Seller and the Signing
Stockholders as follows:

                  7.1 Organization of Buyer. Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to carry on its business as now being conducted, and to perform its obligations hereunder.

                  7.2 (reserved)

                  7.3 Authorization of this Agreement, Etc. Buyer has full power to execute this Agreement and the Closing Documents to be delivered by it. Buyer's execution and delivery of this Agreement and the Closing Documents to be delivered by it, and the consummation by it of all obligations on its part contemplated hereby and thereby will have been duly authorized by all requisite authority. Such execution, delivery and performance by Buyer with respect to this Agreement and the Closing Documents and compliance with their terms and provisions will not, with or without giving of notice and/or the passage of time, conflict with or result in a breach of any provision of law applicable to Buyer, the terms, conditions or provisions of its Certificate of Limited Partnership or partnership agreement or any judgment, order, injunction, decree, regulation or ruling of any Governmental Body to which Buyer is subject, or, except as set forth on Schedule 7.3, any agreement, mortgage, indenture, contract or other obligation to which Buyer is subject, or any other, judgment, decree, statute, regulation or any other restriction of any kind or character to which Buyer is a party or by which any of its assets may be bound.

                  7.4 Broker's or Finder's Fees. No agent, broker, investment banker or other Person or firm acting on behalf of Buyer or SFX or under their authority is or will be entitled to any broker's or finder's fee or any other commission or similar fee, directly or indirectly, from Buyer or SFX in connection with the transactions contemplated by this Agreement or any of the Closing Documents.

                  SECTION 8. COVENANTS.

                  8.1 Covenants of Seller.

                  (a) Between the date of this Agreement and the Closing Date:

                  (i) Seller will continue to operate and conduct its business in the Ordinary Course of Business;

                  (ii) Seller shall use its commercially reasonable efforts to preserve, consistent with past custom and practice, its business and properties, including its present operations, physical facilities, permits, approvals, licenses, working


                                     - 34 -




         conditions and relationships with Persons having significant business relations with it, including, without limitation, suppliers, customers, landlords, creditors, employees and agents;

                  (iii) Seller shall confer with Buyer concerning operational matters of a material nature and otherwise report periodically to Buyer concerning the status of the business, operations and finances of Seller;

                  (iv) Seller shall not issue any shares of capital stock, grant any rights to purchase shares of capital stock, split or reclassify any shares of its capital stock or declare, set aside or, except as permitted by Section 5.18(e), pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock;

                  (v) Except as otherwise expressly set forth in this Agreement or the Schedules, without the prior consent of Buyer, Seller shall not
         (A) acquire any assets or properties, or enter into any other transaction, other than in the Ordinary Course of Business, (B) sell, transfer or otherwise dispose of or encumber or mortgage any assets or properties, other than in the Ordinary Course of Business, (C) waive, terminate, release, grant or transfer any rights of value or modify or change any existing license, lease, contract or other document, other than in the Ordinary Course of Business, (D) enter into any performance production agreements, management agreements, ticketing agreements or other agreements relating to the operation of the Real
         Property as a performance venue, (E) enter into any agreement relating to the booking of more than one act or event, (F) enter into any other contract or agreement other than in the Ordinary Course of Business,
         (G) enter into any employment contract or collective bargaining agreement, or modify the terms of any existing such contract or agreement except as required by Section 8.6, (H) establish any new
         Employee Benefit Plan, or modify or terminate any existing Seller Plan or any other Employee Benefit Plan except as required by Section 8.6,
         (I) make any capital expenditures other than those which would be consistent with usual and customary industry practice, or make any capital expenditures in the aggregate in excess of $25,000, (J) take or agree to take, or fail to take, any action if such action or failure to act would or is likely to result in any of the representations and warranties of Seller or the Signing Stockholders set forth in this Agreement being untrue or in any of the conditions to the Closing not being satisfied, (K) amend the certificate of incorporation or bylaws of Seller, (L) incur or assume any indebtedness for money borrowed (other than short-term indebtedness incurred in the Ordinary Course of Business or incurred to finance a portion of dividends or distributions complying with Section 5.18(e)),
         (M) guarantee any indebtedness, (N) materially change the accounting methods used by Seller, (O) prepay any indebtedness for money borrowed
         (other than Assumed Liabilities) or any payables, liabilities or obligations described in Section 2.3(b)(iv) other than from amounts received at the Closing, or (P) enter into any contract, agreement, commitment or arrangement, whether oral or written, with respect to any of the foregoing;


                                     - 35 -




                  (vi) Seller shall (A) keep in full force and effect insurance now carried, (B) perform all obligations under its contracts and agreements relating to or affecting its properties, assets and business, (C) maintain its books of account and records consistent with good business practices and (D) comply in all respects with all laws applicable to them and to the conduct of their business;

                  (vii) Without the consent of Buyer, Seller shall not (A) increase the compensation payable to, or to become payable to, any current or former employee, director, officer or consultant; (B) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer, employee or consultant; (C) establish, adopt, enter into or amend any Employee
         Benefit Plan or arrangement except as may be required by applicable law; (D) make any new grants or awards or accelerate the payment or vesting of any benefits under any Seller Plan or other Employee
         Benefit Plan; or (E) hire any salaried employees (other than in the Ordinary Course of Business) or pay any bonuses;

                  (viii) Seller shall not initiate or solicit any Competing
         Transaction (as hereinafter defined) or enter into discussions or negotiate with any Person in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction and (other than with respect to any proposals or negotiations with respect to any Competing Transactions which commenced prior to the date hereof) Seller shall promptly notify Buyer of all relevant terms of any such inquiries and proposals received by Seller and if such inquiry or proposal is in writing, Seller shall deliver or cause to be delivered to Buyer a copy of such inquiry or proposal;

               (ix) Seller shall pay in full, or cause to be released in full, all payables, liabilities and obligations listed or described on
          Schedule 5.23; and

                  (x) Seller and the Signing Stockholders shall use their best efforts to cause all conditions precedent to the obligations of Buyer and Seller to be satisfied on or prior to the Closing.

                  (b) Seller shall provide to Buyer such information with respect to the business, operations, financial condition, prospects and management of Seller as Buyer may request, including, but not limited to, in connection with obtaining insurance relating to the Purchased Assets and the business of Seller covering the period after the Closing Date.

                  (c) (reserved)

                  (d) Seller agrees that it will promptly transfer or deliver to Buyer any customer's inquiries or orders which Seller may receive after the Closing pertaining to products or services sold by Seller.



                                     - 36 -




                  (e) If any consents of other Persons to assignment of any of the Contracts, Leases, Governmental Authorizations or other items to be assigned to Buyer hereunder are not obtained prior to Closing, Seller shall use its reasonable commercial efforts to obtain, or will assist Buyer in obtaining, such consents as may be necessary or appropriate to vest in Buyer all of Seller's right, title and interest therein. If such consent is not obtained or if an attempted assignment would be ineffective or would impair Buyer's rights thereunder, Seller will cooperate with Buyer in any arrangement designed to provide for Buyer the benefits under any such Contracts, Leases, Governmental
Authorizations or other items.

                  (f) Seller and each Signing Stockholder agree that any payments or checks (other than any constituting Excluded Assets, any paychecks or expense reimbursements of Signing Stockholders and any amounts payable by Buyer or SFX pursuant to this Agreement) received by it or its Affiliates or agents after the Closing Date will promptly be remitted to Buyer.

                  (g) Seller shall deliver to SFX a true, correct and complete copy of all Tax Returns filed by Seller subsequent to the Closing Date that include any period prior to or including the Closing Date.

                  (h) Seller covenants and agrees that between the date of this Agreement and the Closing Date:

                  (i) No fixtures, equipment or personal property located on the Real Property shall be removed from the Real Property (other than in the Ordinary Course of Business) unless the same are replaced with similar items of at least equal quality prior to the Closing Date;

                  (ii) Seller shall not withdraw, settle or otherwise compromise any protest or reduction proceeding affecting real estate
         Taxes assessed against the Real Property for any fiscal period in which the Closing Date is to occur or any subsequent fiscal period without the prior written consent of Buyer, which consent shall not be unreasonably withheld;

                  (iii) Without first obtaining Buyer's consent, the Seller shall not enter into any contracts or other agreements with respect to the Real Property that could bind the Buyer, or any contracts or other agreements that could bind the Real Property, in each case, after the Closing Date;

                  (iv) Seller shall not, other than in the Ordinary Course of Business, enter into any management or operating agreement or booking agreements, or give possession of any portion of the Real Property to anyone, without the prior written approval of Buyer, which approval will not be unreasonably withheld or delayed;

                  (v) Without the consent of Buyer, Seller shall not, other than in the Ordinary Course of Business, alter the Real Property or consent to such alteration


                                     - 37 -




         except to complete any improvements or non-structural changes, installations or decorations which may be required by law or as required under the Leases; and

                  (vi) Seller shall (or shall cause others to) maintain, operate and repair all components of the Real Property including the building systems so as to keep same in good working order and a good state of repair.

                  (i) Seller will, and will cause each of its representatives and agents (including counsel and accountants) to, afford Buyer and its representatives and agents full access during normal business hours to Seller's properties (including, without limitation, subsurface testing) and contracts, books, records and other documents and data (including, without limitation, electronic and computer information and financial information), and Buyer and its representatives and agents shall be permitted to make copies of such contracts, books, records and other documents and data and extracts therefrom
(including, without limitation, the preparation of financial audits) and to discuss the business of Seller with the officers, representatives and employees of Seller; provided, that no examination or investigation of the foregoing by Buyer or such representatives and agents pursuant to this subsection (i) shall affect any of the representations and warranties of Seller set forth in this Agreement, and provided further, that (A) any examination or investigation of the foregoing shall be conducted in such manner as not to interfere unreasonably with the operation or the conduct of the businesses of or any other activities carried on by Seller and (B) in the event of the termination of this Agreement for any reason whatsoever, Buyer will return to Seller upon written request all documents, work papers, copies, extracts and other material obtained from Seller in connection with the transactions contemplated hereby.

                  (j) Subsequent to the Closing Date, Seller shall not use, in trade or otherwise, any of the Intellectual Property or other information described in Section 2.1(e). Promptly following the Closing Date, Seller shall change its corporate name to a name that does not include the words "Tour" or "Sunshine" or any variations thereon or derivations thereof.

                  8.2 Filings and Governmental Consents. After the execution and delivery of this Agreement, Seller, the Signing Stockholders and Buyer shall each use its best efforts to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any Governmental Body required in connection with the execution, delivery or performance of this Agreement or in connection with the transactions contemplated hereby.

                  8.3      Confidentiality.

                  (a) Prior to the Closing Date, except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Buyer and SFX agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information (including, without limitation, electronic or computer information) obtained by them from Seller or the Signing
Stockholders (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives


                                     - 38 -




do not disclose such information to others without the prior written consent of Seller, except that Buyer, SFX and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (b) Except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, Seller and the Signing
Stockholders agree that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information obtained by them from Buyer or SFX (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not disclose such information to others without the prior written consent of Buyer, except that Seller, the Signing Stockholders and such other persons may provide such confidential information in response to legal process or applicable laws, governmental regulations or rules and regulations of any applicable exchange or quotation system.

                  (c) In the event this Agreement is terminated, Seller and the Signing Stockholders, on the one hand, and Buyer, on the other, each agree if so requested by the other party, to return promptly or to destroy every document furnished to either of them by the other party or any division, associate or affiliate of such other party and any copies thereof which may have been made, and which is in its possession or under its control, in connection with the transactions contemplated hereby, and to cause its representatives, and any representative of financial institutions, partnerships and others to whom such documents were furnished, promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise publicly available and other than documents reasonably required by a party hereto in connection with or pertaining to any actual or Threatened litigation or other dispute resolution proceedings.

                  (d) Notwithstanding anything else herein contained, prior to and after the Closing Date, (i) Seller agrees that, if requested by SFX, it will consent to the use of its financial statements in any registration statement or other document filed by SFX (or any of its subsidiaries) under the Securities Act or the Securities Exchange Act of 1934, as amended, and (ii)
Seller and the Signing Stockholders agree that they will execute and deliver, and cause Seller's officers or other responsible Persons to execute and deliver, such management representation letters as are requested by SFX's independent accountants.

                  8.4      Access.

                  (a) The parties agree that so long as any books, records and files retained by Seller relating to the business, properties, assets or operations of Seller or the Purchased Assets, or the books, records and files or copies thereof relating to the period prior to the Closing Date delivered to Buyer hereunder, remain in existence and are available, each party (at its expense) shall have the right to inspect and to make copies of the same at any time during business hours for any proper purpose. Nothing contained herein shall require that either party disclose or give the other party access to financial records relating to such party's ownership of the Purchased Assets or


                                     - 39 -




operation of the business being transferred hereunder, except as specifically required by this Agreement. Neither of the parties hereto will destroy any of such books, records and files for a period of six years plus any extensions of time necessary due to any Tax Return or inquiry, audit, investigation or dispute after the Closing Date, without first having offered to deliver such books and records to the other party. Each party agrees that it will cooperate with and make available to the other party during normal business hours any books, records and information relating to the period prior to the Closing Date and any employees necessary and useful in connection with (i) any Tax Return or inquiry, audit, investigation or dispute, (ii) any litigation against or investigation by a third party, or (iii) any other business purpose requiring access to such books, records, information or employees. The party requesting any such books, records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation attorney's fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such books, records, information or employees.

                  (b) At all times prior to the Closing, Buyer, its agents and contractors shall have the right to enter upon the Real Property for the purpose of conducting inspections and investigations of any kind and nature.
Any such entry shall not, however, in any manner whatsoever restrict or materially interfere with the operations of the Real Property or impose any liability on the Seller. Seller reserves the right to impose reasonable conditions on Buyer's access to the Real Property if such access will restrict or materially interfere with the operations of the Real Property or impose liability on Seller. Buyer shall deliver to Seller true, correct and complete copies of any and all reports generated by structural engineers engaged by Buyer to inspect any Real Property or Structures.

                  (c) If, prior to the Closing, Buyer or SFX obtains actual knowledge that any representation or warranty of Seller contained in this Agreement was or has become inaccurate or untrue, then Buyer or SFX shall promptly notify Seller of such inaccuracy or untruthfulness; provided, however, that Seller's sole remedy for any failure of SFX or Buyer to comply with its obligations pursuant to this Section 8.4(c) shall be that, if such inaccuracy or untruthfulness is curable by Seller, then, notwithstanding any provision in this Agreement to the contrary, Seller shall have ten days from the time that Buyer or SFX gives notice to Seller of such inaccuracy or untruthfulness to cure any breach of this Agreement resulting from such inaccuracy or untruthfulness. The giving of any notice by Buyer or SFX pursuant to this
Section 8.4(c) shall constitute neither a waiver of any breach by Seller nor a waiver of any of Buyer's or SFX's rights or remedies pursuant to this Agreement. For the purposes of this Section 8.4(c), "actual knowledge" of a matter by Buyer or SFX means that an officer or director of that party has obtained an actual understanding of the matter, and shall not be deemed to have occurred merely because the matter, or facts or information relating to the matter, have been disclosed to that party.

                  8.5 (reserved)



                                     - 40 -




                  8.6 Employment Matters.

                  (a) On the Closing Date, Buyer shall assume all duties and obligations of Seller pursuant to its employment agreements with its employees, and Seller shall assign and transfer to Buyer all of Seller's rights pursuant to such agreements; provided, however, that prior to the Closing Date each such agreement shall be amended to remove all references to specific Employee
Benefit Plans.

                  (b) Buyer and its Affiliates shall have the right to access to, in order to actively engage in the solicitation for employment or other engagement of, any of Seller's employees, consultants, representatives or agents. For any such Person who is ultimately hired by SFX or any of its Affiliates, SFX or such Affiliate shall grant credit to such Person under any applicable Employee Benefit Plans of SFX or such Affiliate, as the case may be, for all service of such Person with Seller prior to the Closing Date for all purposes for which such service may be recognized under such Employee Benefit
Plans.

                  (c) If this Agreement is terminated pursuant to Section 11.1, then, for a period commencing upon the date of such termination and ending upon the first anniversary thereof, (i) neither Buyer nor SFX shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Seller, and (ii) neither Seller nor any Signing Stockholder shall, either directly or indirectly, recruit or hire or attempt to recruit or hire, directly or by assisting others, any employee or consultant of Buyer or SFX.

                  (d) Prior to the Closing, Seller shall terminate its and its employees' participation in all 401(k) Employee Benefit Plans applicable to its employees.

                  8.7 (reserved)

                  8.8 (reserved)

                  8.9 Notification.

                  (a) Between the date of this Agreement and the Closing Date, Seller will promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a breach of any of Seller's or Signing Stockholders' representations and warranties as of the date of this Agreement, or if Seller becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Schedules specifying such change.
During the same period, Seller will promptly notify Buyer of the occurrence of any breach of any covenant of Seller in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall


                                     - 41 -




not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty, covenant or indemnity made by Seller under this Agreement, or constitute a waiver by Buyer, modification or alteration of any condition or obligation of Seller.

                  (b) Between the date of this Agreement and the Closing Date, Buyer will promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a breach of any of Buyer's or SFX's representations and warranties as of the date of this Agreement, or if Buyer becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Schedules if the Schedules were dated the date of the occurrence or discovery of any such fact or condition, Buyer will promptly deliver to Seller a supplement to the Schedules specifying such change. During the same period, Buyer will promptly notify Seller of the occurrence of any breach of any covenant of Buyer in this Section 8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 9 or 10 impossible or unlikely. Notwithstanding the foregoing, any such supplement or notification shall not modify or alter the duties and obligations of Buyer hereunder or the effect of any representation, warranty, covenant or indemnity made by Buyer under this Agreement, or constitute a waiver by Seller, modification or alteration of any condition or obligation of Buyer.

                  8.10 Environmental Reports and Related Matters.

                  (a) Buyer may elect to, at its sole expense, and Seller shall allow, an ASTM Practice E 1527-94, Standard Practice for Environmental Site
Assessments: Phase I Environmental Site Assessment ("ESA") to be conducted for each parcel of Real Property. Buyer shall provide, or cause to be provided, to Seller copies of all written reports of each ESA.

                  (b) If the ESA for any Real Property identifies any "recognized environmental condition of concern," as defined by the ESA Process, the environmental consultant shall make appropriate recommendations and conclusions as to further investigatory and remedial activities, which shall be conducted by the Seller at its sole expense. If Seller refuses to undertake the recommended investigatory and remedial activities, the Buyer, in its sole discretion, may exercise its options under subsection (d) below.

                  (c) In addition to the ESAs, Buyer shall have received all historic reports of environmental studies related to the Purchased Assets and any premises at which the Seller or its predecessors was or is located, undertaken by or on behalf of or for the use of Seller; provided, however, receipt by Buyer of any such reports shall not modify or alter the duties and obligations of Seller hereunder or the effect of any representation, warranty or indemnity made by Seller under this Agreement, or constitute acceptance of any condition or assumption of any liability by Buyer that may result from such condition, including, without limitation, the environmental condition of all or any part of any premises at which any part of the Purchased Assets was or is located.



                                     - 42 -




                  (d) If, in Buyer's sole discretion, any of the environmental studies, including the ESAs, fails to provide a complete analysis of any environmental condition or identifies any Environmental, Health and Safety
Liabilities which could potentially exceed $100,000 (singularly or in the aggregate) at or related to any Real Property, Buyer may (i) terminate this Agreement or (ii) exclude specified Leases from this transaction, which Leases will then remain in the possession of, and the sole responsibility of, the Seller. If Buyer elects item (ii) above, then the excluded parcels or Leases shall be deemed to be Excluded Assets and not Purchased Assets, and Buyer shall be entitled to a reduction of the Purchase Price corresponding to the fair market value of the excluded parcels or Leases. If Buyer and Seller cannot agree on such fair market value, Buyer may appoint a third-party appraiser reasonably satisfactory to Seller to determine such fair market value.

                  (e) Any representation of Buyer with respect to its satisfaction pursuant to this Section 8.10 shall not be interpreted to imply that Buyer has constructive knowledge regarding any aspect of Seller's business nor to limit the scope of any of Seller's representations under this Agreement.
No due diligence examination or related activities of, or on behalf of, Buyer pursuant to this Section shall constitute a waiver or relinquishment by Buyer of its right to rely upon Seller's representations, warranties, covenants and agreements as made herein or pursuant hereto. No disclosure pursuant to this Section shall constitute an assumption by Buyer of any conditions or liabilities, and such disclosure shall not relieve Seller of its duties and obligations hereunder.

                  (f) The Indiana Responsible Party Transfer Law, Indiana Code
13-7-22.5-1 et seq., does not apply to the transfer under this Agreement of any Leases. Seller shall execute and deliver to Buyer, on the Closing Date, an affidavit attesting to the non-applicability of such law to the transfer under this Agreement of the Leases.

                  8.11 Further Assurances. Each party hereto shall execute and deliver, and cooperate with any other party in obtaining, such additional instruments, documents, conveyances and assurances as reasonably have been requested by any other party to confirm and assure the rights and obligations set forth herein.

                  8.12     Releases.

                  (a) Each Signing Stockholder acknowledges that the agreements set forth in this Section 8.12 are a condition to Buyer's obligation to purchase the Purchased Assets pursuant to this Agreement, and that Buyer is relying on this Section 8.12 in consummating such purchase.

                  (b) Each Signing Stockholder, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, in order to induce Buyer to purchase the Purchased Assets pursuant to this Agreement, hereby agrees as follows:

                  (i) Each Signing Stockholder, on behalf of such Signing
         Stockholder and each of such Signing Stockholder's Affiliates, hereby releases and forever discharges the Buyer and SFX, and each of their respective individual, joint or mutual, past, present and future directors, officers, employees, agents, consultants, advisors,


                                     - 43 -




         representatives, stockholders, controlling persons, subsidiaries, successors and assigns (collectively, "Releasees") from any and all claims, demands, proceedings, causes of action, awards, decisions, injunctions, judgments, orders, rulings, subpoenas, verdicts, obligations, contracts, agreements, debts and liabilities whatsoever, whether known or unknown, suspected or unsuspected, both at law and in equity, which each of the Signing Stockholders or any of their respective Affiliates now has, have ever had or may hereafter have against the respective Releasees arising contemporaneously with or prior to the Closing Date or on account of or arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing Date, including, but not limited to, any rights to indemnification or reimbursement from SFX or Buyer, whether pursuant to contract or otherwise and whether or not relating to claims pending on, or asserted after, the Closing Date; provided, however, that nothing contained herein shall operate to release any obligations of Buyer or SFX arising under this Agreement or any Closing Documents or proximately caused by Buyer's or SFX's willful, fraudulent or grossly negligent acts.

                  (ii) Each Signing Stockholder hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Releasee, based upon any matter purported to be released hereby.

                  (iii) Without in any way limiting any of the rights and remedies otherwise available to any Releasee, each Signing Stockholder shall indemnify and hold harmless each Releasee from and against all loss, liability, claim, damage (including incidental and consequential damages) or expense (including costs of investigation and defense and reasonable attorney's fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (A) the assertion by or on behalf of such Signing Stockholder or any of such Signing Stockholder's Affiliates of any claim or other matter purported to be released pursuant to this Section 8.12 and (B) the assertion by any third party of any claim or demand against any Releasee which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of the Signing
         Stockholders or any of their Affiliates against such third party of any claims or other matters purported to be released pursuant to this
         Section 8.12.

                  8.13     Consent and Voting Agreement.

                  (a) Each Signing Stockholder hereby irrevocably consents to the entering into of this Agreement and to the consummation of the transactions contemplated hereby. Pursuant to Section 23-1-29-4 of the Indiana Business
Corporation Law, each Signing Stockholder hereby states that such Signing
Stockholder is the holder of the number of outstanding shares of common stock of Seller set forth on Schedule 5.1 with respect to such Signing Stockholder, and hereby adopts the following resolutions by written consent:



                                     - 44 -




                  (i) Resolved, that this Agreement, and each and every term and condition herein, as well as the transactions contemplated hereby, are hereby adopted and approved; and

                  (ii) Further resolved, that the officers of Seller are hereby severally authorized, empowered and directed, for and on behalf and in the name of Seller, to execute and deliver any and all documents, papers or instruments and to do or to cause to be done any and all such acts and things as such officers may deem necessary, appropriate or advisable to complete any and all transactions contemplated by this Agreement.

The written consent contained in this Section 8.13 may be executed in one or more counterparts and shall be filed with the minutes of the proceedings of the Stockholders.

                  (b) As long as this Agreement has not previously been terminated, each Signing Stockholder irrevocably agrees to vote all shares of common stock of Seller as to which such Signing Stockholder is entitled to vote
(including all shares for which such Signing Stockholder holds a proxy) at a meeting of the Stockholders if any meeting is so held, or by written consent without a meeting as follows: (i) in favor of approval and adoption of this Agreement and the transactions contemplated hereby; (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Seller under this Agreement; and (iii) against any action or agreement (other than this Agreement or the transactions contemplated by this Agreement or the termination of this Agreement in accordance with its terms), that would, directly or indirectly, impede, interfere with, delay, postpone or attempt to discourage the transactions contemplated hereby, including without limitation:
(A) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Seller; (B) a sale or transfer of a material amount of assets of Seller or a reorganization, recapitalization or liquidation of Seller; (C) any change in the management or board of directors of Seller or any Competing Transaction, except as otherwise agreed to in writing by Buyer; (D) any material change in the present capitalization of Seller; or (E) any other material change in Seller's corporate structure or business.

                  (c) The Signing Stockholders represent that they have received the irrevocable proxy of all other Stockholders to vote all equity interests in Seller held by such other Stockholders.

                  (d) Each Signing Stockholder agrees that, except as set forth on Schedule 5.1, without the prior written consent of Buyer, during the period commencing on the date hereof and ending on the earlier of (i) the business day following the Closing Date or (ii) the termination of this Agreement pursuant to the terms hereof, such Signing Stockholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of common stock of Seller or any securities convertible into or exercisable or exchangeable for such shares.



                                     - 45 -




                  8.14 Prepayment of Debt. Each Signing Stockholder covenants to repay in full, prior to the Closing Date, all amounts owed by such Signing
Stockholder to Seller pursuant to the agreements listed or described on
Schedule 8.14.

                  8.15     Litigation Matters.

                  (a)      (reserved)

                  (b)      (reserved)

                  (c) Upon the Closing Date, SFX and Buyer shall assume the defense of Seller in that certain lawsuit entitled Sunrise Video Productions, Inc. v. Allisonville Road Partners, et al., brought in the Hamilton County
Superior Court, Cause # 29D03-9704-CP-185, and subsequently removed to the United States District Court for the Southern District of Indiana, Indianapolis
Division, Cause # IP 97-0565-C T/G. In conducting such defense, SFX and Buyer shall use counsel reasonably satisfactory to Seller. SFX and Buyer shall bear the costs of any and all reasonable legal fees, net of any insurance proceeds, incurred by them subsequent to the Closing Date in connection with such litigation, and shall have no further liability of any sort or kind relating to such litigation, including, without limitation, any judgment entered by a court, whether for monetary damages, equitable relief, attorneys' fees, costs of suit, interest on any award or punitive damages.

                  (d) Seller and the Signing Stockholders represent and warrant to SFX and Buyer that Seller is the sole owner of all tangible and intangible assets and rights it is seeking to enforce in the litigation described in subsection (c) of this Section. Seller and the Signing Stockholders agree to defend and indemnify SFX and Buyer pursuant to the terms of Section 12 hereof for any and all Damages incurred by SFX or Buyer (including, without limitation, the value of any Intellectual Property claimed by Seller but determined not to be the property of Seller and any legal fees and litigation costs paid by SFX and/or Buyer) directly or indirectly occasioned by, arising out of, related to, based on or resulting from such litigation in the event of
(i) any determination by a court of any fact(s) that vary any of the foregoing representations and warranties or (ii) any final determination of any such litigation that is adverse to Seller, SFX or Buyer or settlement of any such litigation. Seller and the Signing Stockholders agree that they will not resolve such litigation before final judgment thereon through settlement, arbitration or in any other manner, unless such manner of resolution forecloses and extinguishes the possibility of any adverse party's ability to proceed against SFX and Buyer as a holder in due course, successor, assignee or otherwise with respect to Seller, the Signing Stockholders or any other party to such litigation.

                  (e) SFX and Buyer shall not have or assume any liability of any sort or kind relating in any way to any litigation or proceeding against Seller or the Signing Stockholders, except as explicitly set forth in this
Section 8.15.

                  (f) SFX and Buyer voluntarily make no submission to the jurisdiction of any court described in this Section for purposes of the actions described herein, by virtue of the agreements contained in this Section or in this Agreement.



                                     - 46 -




                  SECTION 9.  CONDITIONS TO OBLIGATIONS OF BUYER.

                  The obligations of Buyer to consummate the acquisition of the Purchased Assets at the Closing are subject, at Buyer's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 9. Buyer may waive any condition specified in this Section 9 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Buyer waives any such unsatisfied condition, Buyer shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  9.1 Representations, Warranties and Covenants of Seller and the Signing Stockholders.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Seller and the Signing Stockholders herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Seller and the Signing Stockholders shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date.

                  (b) The Chairman or a Vice President of Seller shall have executed and delivered to Buyer a certificate, dated the Closing Date, as to the accuracy of the matters set forth in subsection (a) above; and true and complete copies of all resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Seller as of the Closing Date, shall have been delivered to Buyer and SFX.

                  9.2 Absence of Proceedings. No party to this Agreement or any Stockholder shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by any of the Closing Documents; and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body which would prohibit the continued operation or conduct of the business of Seller, or adversely affect Buyer's title or interest in the Purchased Assets.

                  9.3 Opinion of Counsel to Seller. Buyer and SFX shall have received from Seller's Counsel an opinion, dated the Closing Date, in form and substance satisfactory to Buyer and SFX, to the effect that:

                  (a) Seller has the right, power and authority to effect the transactions contemplated by this Agreement and has taken all corporate action and other action required by it to authorize the execution, delivery and performance of this Agreement and to consummate the transactions contemplated hereunder;

                  (b) Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, with all requisite corporate power and authority to


                                     - 47 -




own and lease its properties and carry on its business as conducted on the Closing Date and to effect the transactions contemplated by this Agreement; and Seller is fully qualified and in good standing to do business in all other jurisdictions where the nature of its business or the ownership of its properties requires such qualification;

                  (c) This Agreement and the Closing Documents delivered to
Buyer on the Closing Date have each been duly authorized, executed and delivered by Seller and the Signing Stockholders and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Seller and the Signing Stockholders enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles limiting the enforcement of creditors' rights generally;

                  (d) To such counsel's knowledge, all Governmental
Authorizations required in order to permit consummation by Seller of the transactions contemplated hereby and by the Closing Documents have been obtained;

                  (e) The execution and delivery by Seller and the Signing
Stockholders of this Agreement and the Closing Documents and compliance with the terms and provisions hereof or thereof do not conflict or will not conflict with or result in a breach of any of the terms, conditions or provisions of the Certificate of Incorporation or By-Laws of Seller or of any judgment, order, injunction, decree or ruling of any Governmental Body known to such counsel to which Seller or any Signing Stockholder or any of the Purchased Assets is subject, or, except where any required waiver or consent has not been obtained, of any agreement or contract listed on any Schedule delivered pursuant to this Agreement or, to the knowledge of such counsel, any other agreement or contract to which Seller or any Signing Stockholder is a party, or constitute a default thereunder or give to others any rights of termination of the transactions contemplated thereby;

                  (f) Except as set forth in Schedule 5.11, there is no pending or, to the knowledge of such counsel, Threatened, action, suit or proceeding before any Governmental Body, to which Seller is a party or to which any of the Purchased Assets are subject that is of a character required to be described in a Schedule delivered pursuant to this Agreement and which is not disclosed;

                  (g) Except as set forth in the Schedules to this Agreement, such counsel has no knowledge of any Lien on the Purchased Assets and to the best of such counsel's knowledge (i) Seller is not in default under any order of any Governmental Body; and (ii) Seller is not subject to any decree or judgment enjoining or restraining it from taking any action contemplated by this Agreement or requiring it to take any action inconsistent with the actions contemplated by this Agreement; and

                  (h) Such opinion as to the existence of all Governmental
Authorizations required under Legal Requirements applicable to Seller and its properties and the transferability and effectiveness thereof as Buyer may reasonably request.



                                     - 48 -




                  In rendering its opinion pursuant to this Section 9.3, such counsel may (i) rely, to the extent such counsel reasonably deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of officers of Seller and, with respect to the laws of jurisdictions other than the jurisdiction in which Seller's Counsel is based and the United States of America, on the opinion of counsel qualified with respect to such jurisdiction, provided the extent of such reliance is specified in the opinion and such counsel states that such reliance is reasonable, and
(ii) assume that the laws of the State of New York are identical to those of the State of Indiana, provided that such assumption is specified in the opinion.

                  9.4 Consents or Approvals. All material consents, waivers, approvals, licenses or authorizations of lessors, third parties or Governmental
Bodies (or any amendments or modifications to existing agreements with third parties), including, without limitation, those described in Schedule 5.12(a), required to transfer the Purchased Assets and effect the transactions contemplated by this Agreement and the Closing Documents, and to allow the business of Seller to be operated by Buyer after the Closing in the manner and to the extent that such business was operated by Seller immediately prior to the Closing, have been obtained and delivered to Buyer.

                  9.5 Title Insurance. Buyer at Closing shall receive leasehold title policies for any Leased Real Property issued in its favor containing exceptions only for (a) real estate Taxes not yet due and payable and (b) those exceptions otherwise acceptable to Buyer. Each such policy shall contain a zoning endorsement reasonably acceptable to Buyer covering the current use or uses of the Real Property.

                  9.6 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.

                  9.7 Closing of Other Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.

                  9.8 Bill of Sale. On or prior to the Closing Date, Seller shall have executed and delivered to Buyer a General Bill of Sale substantially in the form of Exhibit 9.8.

                  9.9 Conveyance; Assignment and Assumption Agreement. On or prior to the Closing Date:

                  (a) (reserved)

                  (b) Seller shall deliver to Buyer an assignment or assignments, in form and substance satisfactory to Buyer, of Seller's right, title and interest to be transferred hereby in and to all Intellectual Property of Seller;

                  (c) Seller shall deliver to Buyer an assignment or assignments of Seller's interest in all Contracts and Leases included in the Purchased Assets to be assumed by Buyer and Buyer shall assume same (at Buyer's option, this may be effectuated pursuant to separate assignments with assignments of each of the Leases in recordable form, accompanied by an instrument in recordable


                                     - 49 -




form pursuant to which the owner of the landlord/lessor's, sub-landlord/sublessee's or licensor's interest confirms the chain of assignments of the tenant, lessee's or licensee's interest from the initial tenant, lessee or licensee to each successor-in-interest and ultimately to Seller);

                  (d) With regard to each Lease (other than Leases of office space that do not include the lease of any venue, if such Leased Real Property is not being improved by Seller and if such lease is not at a below-market rate), Seller shall obtain and deliver a non-disturbance agreement in form reasonably satisfactory to Buyer's counsel pursuant to which all mortgagees, fee owners and superior ground lessees (where such Lease is a sublease) shall agree that, provided Buyer shall not be in default under such Lease (subject to applicable notice and/or grace period), Buyer's possession of the Leased Real
Property under such Lease shall not be disturbed nor shall Buyer be named in a foreclosure proceeding or proceeding to terminate a superior lease;

                  (e) (reserved)

                  (f) Seller shall execute, endorse and deliver to Buyer separate instruments of sale, assignment or transfer, in form suitable, where required, for filing or recording with the appropriate office or agency, for various items of the Purchased Assets;

                  (g) At or after the Closing, Seller shall also execute and deliver, at Seller's expense, such further instruments of conveyance, sale, assignment or transfer, and shall take or cause to be taken such other or further action, as Buyer shall request at any time or from time to time in order to vest, confirm or evidence in Buyer title to all or any part of the Purchased Assets intended to be conveyed, sold, transferred, assigned and delivered to Buyer under and in accordance with this Agreement;

                  (h) Seller shall deliver to Buyer all original Leases, Governmental Authorizations, Contracts, books and records and other Purchased
Assets;

                  (i) Seller shall deliver the certificate referred to in
Section 5.17(t);

                  (j) Seller shall deliver to Buyer such affidavit of title or other certifications or indemnities executed by Seller and/or the Signing
Stockholders as shall be reasonably required by the title insurance company insuring Buyer's title to any or all of the Real Property or a lender or lenders providing or that has (have) provided Buyer with financing;

                  (k) Seller shall deliver any and all transfer tax, real property transfer tax, disclosure of sales information, Indiana gross income tax, sales tax or other similar forms, affidavits or returns and checks on account of any and all Taxes due thereunder;

                  (l) To the extent required by applicable Legal Requirements, an approved disclosure statement or negative declaration with respect to Real
Property;

                  (m) Seller shall deliver to Buyer any and all necessary partnership or corporate resolutions, authorizations or other instruments necessary or proper to evidence the authority of


                                     - 50 -




Seller and the Person(s) executing any Closing Documents on Seller's behalf to execute and/or deliver the same;

                  (n) (reserved)

                  (o) On or prior to the Closing Date, Seller shall have delivered to Buyer duly executed titles to all vehicles owned by Seller, except as set forth on Schedule 2.2, together with such instruments of transfer as Buyer may request; and

                  (p) Seller and the Signing Stockholders shall deliver any and all other documents, agreements, certifications, affidavits and/or instruments to be executed and/or delivered by them in accordance with the terms of this Agreement.

                  9.10 Environmental Matters. Buyer shall have received all ESAs and any further environmental studies required pursuant to Section 8.10 with respect to the Real Property.

                  9.11     (reserved)

                  9.12     (reserved)

                  9.13 Working Capital. The aggregate deficit in Working
Capital as of the Closing Date shall be no greater than $4,500,000.

                  SECTION 10.  CONDITIONS TO OBLIGATIONS OF SELLER.

                  The obligations of Seller to sell, transfer and convey the Purchased Assets at the Closing are subject, at Seller's option, to the fulfillment, prior to or at the Closing, of each of the conditions set forth in this Section 10. Seller may waive any condition specified in this Section 10 by executing a writing so stating at or prior to the Closing or by electing to proceed with the Closing with such condition unsatisfied. If Seller waives any such unsatisfied condition, Seller shall not be deemed to have waived any other rights or remedies it may have with respect to such condition.

                  10.1 Representations, Warranties and Covenants of Buyer and
SFX.

                  (a) Except where the failure to satisfy such conditions would not have a material adverse effect, (i) each and every representation and warranty of Buyer and SFX herein contained shall be true and complete at the Closing Date, with the same effect as though made at such time except to the extent that a different time is specifically stated in any such representation or warranty, and (ii) Buyer and SFX shall each have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by Buyer or SFX at or prior to the Closing Date.

                  (b) Buyer and SFX shall have delivered to Seller and the Signing Stockholders a certificate, dated the Closing Date and signed by their respective presidents or an executive vice president, as to the accuracy of the matters set forth in subsection (a) above; and true and complete


                                     - 51 -




copies of all resolutions of the boards of directors of Buyer and SFX authorizing the execution, delivery and performance of this Agreement, certified by the Secretary or an Assistant Secretary of Buyer or SFX, as the case may be, as of the Closing Date shall have been delivered to Seller and the Signing Stockholders.

                  10.2 Absence of Proceedings. No party to this Agreement or any Stockholder shall be subject to any restraining order or injunction restraining or prohibiting the consummation of the transactions contemplated hereby or by the Closing Documents and no suit, action or proceeding shall have been instituted and remain pending before a Governmental Body that would prohibit such transactions.

                  10.3 Opinion of Buyer's Counsel. Seller and the Signing
Stockholders shall have received from SFX's in-house counsel an opinion, dated the Closing Date, in form and substance satisfactory to Seller's Counsel, to the effect that:

                  (a) Each of Buyer and SFX is duly organized and validly existing in good standing under the laws of its state of incorporation with all requisite corporate power and authority to own and operate its properties and to conduct the business it is conducting as of the Closing Date and to effect the transactions contemplated by this Agreement;

                  (b) This Agreement and the Closing Documents to which either
Buyer or SFX is to be a party have each been duly executed and delivered by Buyer or SFX, as the case may be, and (assuming due and valid authorization, execution and delivery thereof by the other parties) constitute the valid and binding obligations of Buyer or SFX, as the case may be, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforceability of creditors' rights, or by equitable principles or limiting the enforcement of creditors' rights generally, and all corporate action by Buyer and SFX required to authorize the transactions contemplated hereby and thereby have been taken; and

                  (c) Neither the execution and delivery by Buyer of this Agreement or the Closing Documents nor compliance with any terms and provisions thereof will conflict with or result in a breach of any of the terms, conditions or provisions of the respective Certificates of Incorporation or By-Laws of Buyer or SFX or of any judgment, order, injunction, decree or ruling of any Governmental Body to which Buyer or SFX is subject and of which Buyer's counsel has knowledge, or to the knowledge of such counsel, any other agreement or contract to which Buyer is a party or to which it is subject or constitute a default thereunder.

                  In rendering such opinion such counsel may rely, to the extent such counsel deems such reliance necessary or appropriate as to matters of fact, upon certificates of state officials and of any officer or officers of Buyer, provided the extent of such reliance is specified in the opinion.

                  10.4 HSR Act. The applicable waiting period under the HSR Act shall have expired or been terminated.



                                     - 52 -




                  10.5 Control of SFX. Robert F.X. Sillerman shall be in control (for purposes of this Section, "control" shall have the meaning assigned to such term in the rules and regulations of the Federal
Communications Commission) of SFX on the Closing Date.

                  10.6     (reserved)

                  10.7       (reserved)

                  10.8 Assignment and Assumption Agreement. On or prior to the Closing Date, Buyer shall have executed and delivered to Seller a General Bill of Sale as described in Section 9.8.

                  10.9 Closing of Other Acquisition Agreements. The transactions contemplated by the Other Agreements shall be consummated on or about the Closing Date.


                  SECTION 11.  TERMINATION.

                  11.1 Termination. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and abandoned before the Closing
Date:

                  (a) by mutual written agreement of Seller and Buyer;

                  (b) by Buyer, if (i) the conditions set forth in Section 9 have not all been fulfilled (or waived by Buyer) on or before December 31, 1997, and (ii) Buyer has complied with all of the obligations applicable to it as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Seller or any Signing
Stockholder);

                  (c) by Seller, if (i) the conditions set forth in Section 10 have not all been fulfilled (or waived by Seller) on or before December 31, 1997, and (ii) Seller and the Signing Stockholders have complied with all of the obligations applicable to them as set forth in this Agreement (excluding, however, any obligations not complied with solely as a result of non-performance by Buyer or SFX);

                  (d) by Buyer, if Seller or any Signing Stockholder shall be in material breach of this Agreement and such breaching party shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (e) by Seller, if Buyer or SFX shall be in material breach of this Agreement and shall fail to remedy such breach within thirty business days after written notice specifying such breach in reasonable detail and demanding that the same be remedied;

                  (f) by either Buyer or Seller if any waiting period under the HSR Act has not expired or terminated by December 31, 1997; or



                                     - 53 -




                  (g) by either Buyer or Seller if any of the Other Agreements has been terminated pursuant to Section 8.5 of such agreement.

                  11.2 Effect of Termination. Each party's right of termination under Section 11.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section
11.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 8.3, 11.2 and 13.1 will survive.

                  SECTION 12. INDEMNIFICATION.

                  12.1 Indemnification of Buyer and SFX; Appointment of
Representative.

                  (a) The Seller, on the one hand, and the Signing
Stockholders, on the other hand (but individually on a basis equal to each Signing Stockholder's equity interest in Seller as a proportion of all equity interests in Seller held by Signing Stockholders), jointly and severally agree to indemnify, defend and hold harmless Buyer and SFX and their successors and assigns from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (i) any breach or default of any of the representations, warranties, covenants or agreements of Seller or the Signing Stockholders contained in this Agreement or in any Exhibit or Schedule hereto or any Closing Document, (ii) the Excluded Assets, the ownership of Purchased Assets or the operations of Seller prior to the Closing Date, (iii) the liabilities not assumed by Buyer pursuant to this Agreement (including, without limitation, product liabilities and Environmental, Health and Safety Liabilities), or (iv) acts or failures to act of Seller or the Signing Stockholders prior to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  (b) Each Signing Stockholder hereby authorizes and appoints
P. David Lucas (the "Representative") as representative and attorney-in-fact to act for and on behalf of such Signing Stockholder in connection with the matters described in this Section 12. Each Signing Stockholder agrees not to take any actions authorized by this Section 12 other than through the Representative.

                  (c) For the purposes of this Section 12, the Signing
Stockholders may, by written notice signed by them and delivered to SFX, appoint any other individual to act as the Representative. In the event of the death, incapacity or resignation of the Representative, if no such replacement is appointed within thirty (30) days, SFX may designate an interim replacement to serve until such appointment.

                  (d) In connection with this Agreement and the transactions contemplated hereby, the Seller and the Signing Stockholders agree that the Representative shall not be liable for any error of judgment or for any act done or omitted by the Representative in good faith or for any mistake in fact or law, except for the Representative's own willful misconduct or gross negligence.

                  (e) The parties hereto agree to submit to binding arbitration, pursuant to the rules of the American Arbitration Association applicable to commercial disputes, any dispute among the


                                     - 54 -




parties hereto with respect to Damages relating to Environmental, Health and Safety Liabilities, to the extent that such dispute relates to (i) the amount of Damages subject to Section 12.1(a) and/or (ii) the time when such Environmental, Health and Safety Liabilities arose. Such arbitration will be conducted by a panel of three arbitrators (which need not be selected from a panel of the American Arbitration Association), of whom one will be appointed by Buyer, one by Seller and the third by the other two arbitrators. However, if Buyer or Seller fails to appoint its arbitrator within 30 days of a receipt of a written demand for arbitration, the arbitration shall be conducted by the single arbitrator appointed by the other party.

                  12.2 Indemnification of Seller and the Signing Stockholders.
Buyer and SFX jointly and severally agree to indemnify, defend and hold harmless Seller and its successors and assigns and the Signing Stockholders from and against any and all Damages, directly or indirectly occasioned by, arising out of, related to, based on or resulting from (a) any breach or default of any of the representations, warranties, covenants or agreements of Buyer or SFX contained in this Agreement or in any Exhibit, Schedule or Closing
Document, (b) the ownership of Purchased Assets subsequent to the Closing Date or the operations of Buyer, (c) the failure of Buyer to satisfy the Assumed
Obligations and (d) acts or failures to act of Buyer or SFX subsequent to the Closing Date, including their officers, directors, attorneys, agents, representatives or Affiliates.

                  12.3 Claims for Indemnification.

                  (a) Promptly after the receipt by Buyer or SFX of notice of
(i) any claim or (ii) the commencement of any action, proceeding or litigation
(collectively, "Litigation") which may entitle Buyer or SFX to indemnification, such party shall give the Representative written notice of such claim or the commencement of such Litigation. Promptly after the receipt by the Representative of notice of (i) any claim or (ii) the commencement of any Litigation which may entitle the Signing Stockholders to indemnification, the Representative shall give Buyer and SFX written notice of such claim or the commencement of such Litigation. The Indemnified Party shall permit the Indemnifying Party to assume the defense of any such claim or Litigation if (i) the Indemnifying Party gives written notice to the Indemnified Party acknowledging the Indemnified Party's right to indemnification for such claim or Litigation pursuant to this Section 12, (ii) counsel to the Indemnifying
Party is reasonably satisfactory to the Indemnified Party and (iii) the claim or Litigation seeks only money damages and does not seek injunctive or other equitable relief. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

                  (b) If the Indemnifying Party assumes the defense of any such claim or Litigation as set forth in subsection (a), the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation. The Indemnified Party shall cooperate and


                                     - 55 -




make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, or enter into any settlement, except, in each case, with the written consent of the Indemnified Party, that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

                  (c) If the Indemnifying Party does not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

                  12.4 Materiality or Knowledge. Solely for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement or any Exhibit or Schedule, or any Closing Document, the applicable provisions thereof shall be read and interpreted as if any qualification stated therein with respect to materiality or material adverse effect or knowledge was not contained therein.

                  12.5 Set-Off in Lieu of Separate Compensation. Buyer or SFX may, at any time, elect to set off any amounts payable by Seller or the Signing
Stockholders pursuant to this Agreement against any amount set forth in Section
3.1 or any other amounts payable by Buyer or SFX to the Signing Stockholders or to Seller. If Buyer or SFX elects such set-off with respect to any amount payable by the Signing Stockholders, Buyer or SFX shall deliver, along with or prior to such payment by Buyer or SFX, a written notice of such set-off and the amount and nature thereof. Such set-off shall be in lieu of Buyer's or SFX's right to receive indemnification or other compensation from Seller or the Signing Stockholders for any amounts set off, but shall not affect the parties' right to receive any other payments due under this Agreement.

                  12.6 Method of Payment of Indemnification. Except as set forth in Section 12.5, all amounts payable pursuant to this Section 12 shall be paid in cash to the Indemnified Party or to such Person as the Indemnified
Party may direct.

                  12.7 Limitations on Indemnification.

                  (a) In no event shall any Signing Stockholder be required to indemnify the Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts aggregating more than the amount of (i) 150% of
(ii) the sum of (A) the aggregate amount payable pursuant to Section 3.1, multiplied by (B) the percentage of the equity of Seller that is owned by such Signing Stockholder or any Affiliate thereof; provided, however, that such indemnification


                                     - 56 -




and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety Liabilities.

                  (b) In no event shall Buyer and SFX or the Seller be required to indemnify an Indemnified Party (or to allow set-offs in lieu thereof pursuant to Section 12.5) for amounts (including amounts paid by such Indemnifying Party pursuant to Section 12 of the Other Agreements) aggregating more than the limit set forth in subsection (a) above for all Signing
Stockholders; provided, however, that such indemnification and/or set-offs shall not be so limited in respect of Taxes or Environmental, Health and Safety
Liabilities.

                  (c) Each party will have no liability for indemnification pursuant to this Section 12 until the total of all Damages for which such party is the Indemnifying Party exceeds $50,000 (at which time such party shall indemnify the Indemnified Party for the entire amount of Damages). However, this Section 12.7(c) will not apply to Damages related to any breach of any representations and warranties of which the Indemnifying Party had knowledge at any time prior to the date on which such representation and warranty is made or any intentional breach by the Indemnifying Party of any covenant or obligation.

                  (d) (reserved)

                  (e) In no event shall any party be required to indemnify an Indemnified Party for any Damages arising subsequent to the date five years after the Closing Date.

                  SECTION 13. MISCELLANEOUS.

                  13.1 Expenses. Each of the parties hereto shall bear its own expenses, including fees of any attorneys and accountants engaged by such party, except that (a) any Taxes or filing, registration or recording fees applicable to the transfer of the Purchased Assets shall be borne by Seller;
(b) notwithstanding subsection (a), the HSR Act filing fees shall be borne one-half by Seller and one-half by Buyer; and (c) in the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  13.2 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably if any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each party agrees that any of the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which such other party may be entitled at law or in equity.

                  13.3 Survival. The representations, warranties, covenants, indemnities and agreements of the parties to this Agreement shall survive the Closing and shall survive any investigation by the other party; provided, however, that the representations and warranties contained


                                     - 57 -




in Sections 5, 6 and 7 shall only survive until the later of (a) 18 months or
(b) the expiration of all claims and other proceedings in respect of Damages that are the subject of indemnification pursuant to Section 12, except with respect to any representation or warranty relating to Taxes, which representation or warranty shall survive for the longer of (a) six years or (b) any statute of limitations (as amended from time to time or as extended by an agreement not entered into unreasonably) that applies to actions by any Governmental Authority against Buyer or SFX in connection with such Taxes.

                  13.4 Notices. All notices, demands or other communications required or permitted hereunder shall be in writing and shall be sufficiently given if personally delivered or sent by registered or certified mail, first class, return receipt requested, postage prepaid, addressed as follows:

            (a)      if to Seller or the Signing Stockholders:

                     Sunshine Promotions, Inc.
                     10089 Allisonville Road, Suite 100
                     Fishers, Indiana  46038
                     Attn: P. David Lucas

                     with a copy to:

                     Lowe Gray Steele & Darko
                     Bank One Tower
                     111 Monument Circle, Suite 4600
                     Indianapolis, Indiana 46204
                     Attn: Craig Pinkus and Connie Gustafson

            (b)      if to Buyer or SFX:

                     SFX Broadcasting, Inc.
                     150 East 58th Street, 19th Floor
                     New York, New York  10155
                     Attn: Howard J. Tytel, Executive Vice President

                     with a copy to:

                     Baker & McKenzie
                     805 Third Avenue
                     New York, New York  10022
                     Attn: Howard M. Berkower

or such other address with respect to any party hereto as such party may from time to time notify the other parties hereto. Any such notice, demand or communication shall be deemed to have been


                                     - 58 -




given (i) if so mailed, as of the close of the third business day following the date so mailed or, (ii) if personally delivered, on the date such delivery is made.

                  13.5 Assignment; Successors and Assigns. Neither this
Agreement nor any interest herein may be assigned or transferred by any party hereto or by operation of law or otherwise without the consent in writing of the other parties, provided, however, that Buyer may assign this Agreement in whole or in part to a separate corporation, all of the capital stock of which is owned by SFX, formed for the purpose of consummating the transactions contemplated hereby. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, heirs and legal representatives.

                  13.6 Entire Agreement. This Agreement, the Schedules and
Exhibits referred to herein and the Closing Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral among such parties and constitute the whole and entire basis upon which the respective rights, duties, obligations, representations and warranties contained herein and therein are based. No term or provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge or termination is sought.

                  13.7 Governing Law; Construction. This Agreement shall be governed by and construed in accordance with the laws of the State of New York in all respects, including all matters of construction, validity and performance, without regard to their conflict of law principles.

                  13.8 Construction. THE PARTIES HAVE PARTICIPATED JOINTLY IN
THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IF AN AMBIGUITY OR QUESTION OF
INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF
DRAFTED JOINTLY BY THE PARTIES, AND NO PRESUMPTION OR BURDEN OF PROOF SHALL
ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF
THE PROVISIONS OF THIS AGREEMENT. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.
Nothing in the Schedules hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance. All references to Schedules and Exhibits shall mean the Schedules and Exhibits attached hereto and made a part hereof.

                  13.9 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the


                                     - 59 -




economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

                  13.10 Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO
THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN
DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION
WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL
BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON
CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT
SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS
SECTION 13.10 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE
JURISDICTION OF SAID COURTS OTHER THAN FOR SUCH PURPOSE.

                  13.11 Captions. The captions in this Agreement are for convenience of reference only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

                  13.12 Counterparts. This Agreement may be executed in any number of counterparts, and by any party on separate counterparts, each of which as so executed and delivered shall be an original, and it shall not be necessary in making proof of this Agreement as to any party hereto to produce or account for more than one such counterpart executed by such party.

                  13.13 Bulk Sales Laws. Seller and Buyer waive compliance with the provisions of any applicable bulk sales law; provided, however, that Seller and the Selling Stockholders agree to pay and discharge when due or to contest or litigate all claims of creditors which could be asserted against Buyer or SFX or the Purchased Assets by reason of such noncompliance, and to indemnify, defend and hold harmless Buyer and SFX from and against any and all such claims, and to take promptly all necessary action to remove any Lien which may be placed on the Purchased Assets by reason of such noncompliance.

                  13.14 Publicity. Each of the parties hereto agrees that, until the Closing it will consult with the other party before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and that, subject to the requirements of applicable law or Nasdaq, neither party will make any such press release or public statement without the prior consent of the other party.

                  13.15 Waiver. All of the original rights and powers of any party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof, and no party shall be deemed to have waived any of its rights, any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party. No such waiver by a party of any breach by another party of any provision of this Agreement shall be deemed a waiver of any continuing, future or recurring breach of such provision or any other provision of this Agreement.
No action taken pursuant to this Agreement, including, without


                                     - 60 -




limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants or agreements contained in this Agreement.

                  13.16 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.




                                     - 61 -




                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                     TOURDESIGN, INC.


                     By: /s/ Steven Sybesma
                         _________________________________
                          Name:  Steven Sybesma
                          Title: Vice President


                     SUNSHINE DESIGN, L.P.

                     By:  Sunshine Design, Inc., its general partner

                          By: /s/ Howard J. Tytel
                             _______________________________
                          Name:  Howard J. Tytel
                          Title: Executive Vice President


                     SFX BROADCASTING, INC.


                     By: /s/ Howard J. Tytel
                        _________________________________
                          Name:  Howard J. Tytel
                          Title: Executive Vice Preident

                     SIGNING STOCKHOLDERS:

                     /s/ P. David Lucas
                     ------------------------------------
                     P. David Lucas

                     /s/ Steven Sybesma
                     ------------------------------------
                     Steven Sybesma

                     /s/ John Valant
                     ------------------------------------
                     John Valant





                                     - 62 -

                                                              Exhibit 10.13

                                                                     MEADOWS SJA

                                     FILING #0001705193 PG 04 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03370
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                                                                   Exhibit 10.13


                               AGREEMENT OF MERGER

                                  BY AND AMONG

                 SFX BROADCASTING, INC., NOC-ACQUISITION CORP.,
                 CADCO ACQUISITION CORP., QN-ACQUISITION CORP.,
                        NEDERLANDER OF CONNECTICUT, INC.,
                CONNECTICUT AMPHITHEATER DEVELOPMENT CORPORATION,

                QN CORP., CONNECTICUT PERFORMING ARTS, INC., AND
                      CONNECTICUT PERFORMING ARTS PARTNERS

                                     AND THE

                STOCKHOLDERS OF NEDERLANDER OF CONNECTICUT, INC.,
                CONNECTICUT AMPHITHEATER DEVELOPMENT CORPORATION
                                       AND
                                    QN CORP.

                       LISTED ON THE SIGNATURE PAGE HERETO


                                February 12,1997


                                     FILING #0001705193 PG 05 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03371
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----
SECTION 1.     THE MERGERS .................................................   1
     1.1       The Mergers .................................................   1
     1.2       Effective Date of the Mergers ...............................   2
     1.3       Substitute Letter of Credit .................................   3
     1.4       Certificates of Incorporation ...............................   3
     1.5       By-Laws .....................................................   3
     1.6       Directors and Officers ......................................   3
     1.7       Conversion of Shares ........................................   4
     1.8       Payment for Shares of Stock .................................   5
     1.9       Taking of Necessary Action; Further Action ..................   5
     1.10      Closing of the Company's Transfer Books .....................   6
     1.11      Appointments ................................................   6

SECTION 2.     REPRESENTATIONS AND WARRANTIES OF THE COMPANIES .............  12
     2.1       Corporate Organization ......................................  12
     2.2       Capitalization ..............................................  12
     2.3       Subsidiaries of the Company .................................  13
     2.4       Authorization ...............................................  14
     2.5       No Violation ................................................  14
     2.6       Permits; Compliance .........................................  15
     2.7       Reports and Financial Statements ............................  15
     2.8       Absence of Certain Changes or Events ........................  16
     2.9       Undisclosed Liabilities .....................................  17
     2.10      Title to Properties .........................................  17
     2.11      Real Property ...............................................  17
     2.12      Personal Property ...........................................  23
     2.13      Reserved ....................................................  23
     2.14      Insurance ...................................................  23
     2.15      Employee Benefits ...........................................  23
     2.16      Employees ...................................................  24
     2.17      Environment, Health and Safety ..............................  24
     2.18      Intellectual Property .......................................  26
     2.19      Contracts ...................................................  27
     2.20      Taxes .......................................................  28
     2.21      Litigation ..................................................  32
     2.22      Consents ....................................................  32
     2.23      Affiliate Transaction .......................................  32


                                        i

                                     FILING #0001705193 PG 06 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03372
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

     2.24      Broker's and Finder's Fees ..................................  33
     2.25      Absence of Certain Business Practices .......................  33

SECTION 3.     REPRESENTATIONS AND WARRANTIES OF SFX .......................  33
     3.1       Corporate Organization ......................................  33
     3.2       Authorization ...............................................  33
     3.3       No Violation ................................................  34
     3.4       Litigation ..................................................  34
     3.5       Consents ....................................................  34

SECTION 4.     REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER ..........  35
     4.1       Authorization of Transaction ................................  35
     4.2       Noncontravention ............................................  35
     4.3       Brokers' Fees ...............................................  36
     4.4       Company Shares ..............................................  36
     4.5       Accredited Investor .........................................  36
     4.6       Investment Intention ........................................  37
     4.7       Receipt of Information ......................................  37

SECTION 5.     REPRESENTATIONS AND WARRANTIES REGARDING SFX SUBS ...........  37
     5.1       Organization ................................................  37
     5.2       Authority Relative to This Agreement ........................  37

SECTION 6.     COVENANTS AND AGREEMENTS ....................................  38
     6.1       Conduct of Business .........................................  38
     6.2       Access ......................................................  41
     6.3       Filings and Governmental Consents ...........................  41
     6.4       Stockholders' Approval ......................................  41
     6.5       Confidentiality .............................................  42
     6.6       Restrictions on Transfer ....................................  43
     6.7       Registration Statement for Registering of Stock .............  43
     6.8       Use of Financial Statements .................................  44
     6.9       "As Is, Where Is" Acquisition ...............................  44
     6.10      Stock Legend ................................................  45
     6.11      Further Actions .............................................  46
     6.12      Casualty and Condemnation ...................................  46
     6.13      Environmental and Structural Unwind Provision ...............  47

SECTION 7.     CONDITIONS ..................................................  51
     7.1       Conditions to Each Party's Obligation to
                 Effect the Merger .........................................  51
     7.2       Conditions to Obligation of the Companies to
                 Effect the Mergers ........................................  52
     7.3       Conditions to Obligations of SFX and SFX Subs to
                 Effect the Mergers ........................................  52


                                       ii

                                     FILING #0001705193 PG 07 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03373
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

SECTION 8.     TERMINATION PRIOR TO EFFECTIVE DATE .........................  54
     8.1       Termination Prior to Effective Date .........................  54
     8.2       Effect of Termination .......................................  54

SECTION 9.     DUE DILIGENCE REVIEW; PURCHASER'S TERMINATION OPTION ........  55

SECTION 10.    PUT AND CALL PROVISIONS AFTER MERGER ........................  57
     10.1      Put Option ..................................................  57
     10.2      Put Closing .................................................  57
     10.3      Call Option .................................................  58
     10.4      Call Closing ................................................  58
     10.5      Acceleration of Put .........................................  58

SECTION 11.    RIGHT OF FIRST REFUSAL ......................................  59

SECTION 12.    INDEMNIFICATION .............................................  59
     12.1      The Stockholders' Indemnitees ...............................  59
     12.2      SFX's Indemnitees ...........................................  60
     12.3      Procedures ..................................................  61

SECTION 13.    MISCELLANEOUS PROVISIONS ....................................  62
     13.1      Specific Performance ........................................  62
     13.2      Amendment and Modification ..................................  62
     13.3      Waiver ......................................................  63
     13.4      Survival of Representations and Warranties ..................  63
     13.5      Expenses ....................................................  64
     13.6      Materiality .................................................  64
     13.7      Notices .....................................................  64
     13.8      Assignment ..................................................  65
     13.9      Publicity ...................................................  66
     13.10     Books and Records; Tax Closing Package ......................  66
     13.11     Closing .....................................................  66
     13.12     Counterparts ................................................  66
     13.13     Headings ....................................................  66
     13.14     Entire Agreement ............................................  67
     13.15     Obligations of SFX Subs .....................................  67
     13.16     Governing Law ...............................................  67
     13.17     Jurisdiction ................................................  67
     13.18     Several Obligations .........................................  68


                                      -iii-

                                     FILING #0001705193 PG 08 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03374
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                                      -iv-

                                     FILING #0001705193 PG 09 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03375
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

                               AGREEMENT OF MERGER

      AGREEMENT OF MERGER dated February 12, 1997, among SFX BROADCASTING, INC.
("SFX") a Delaware corporation, NOC-Acquisition Corp., a Connecticut corporation and a wholly-owned subsidiary of SFX ("NOC-Acquisition"), CADCO-Acquisition
Corp., a Connecticut corporation and a wholly-owned subsidiary of SFX ("CADCO-
Acquisition"), QN-Acquisition Corp.. a Connecticut corporation and a wholly-owned subsidiary of SFX ("QN-Acquisition", and together with NOC-Acquisition and CADCO-Acquisition, the "SFX Subs"), Nederlander of Connecticut, Inc., a
Connecticut corporation ("NOC"), Connecticut Amphitheater Development
Corporation, a Connecticut corporation ("CADCO"), QN Corp., a Connecticut corporation, ("QN Corp.") Connecticut Performing Arts, Inc. ("CPA"), a
Connecticut corporation, Connecticut Performing Arts Partners ("CPAP"), a joint venture by and between NOC and CADCO ("QN", and together with NOC and CADCO, the "Companies") (collectively, the SFX Subs and the Companies are hereinafter referred to collectively as the "Constituent Corporations") and all of the Stockholders of the Companies listed on the signature page hereto (individually, a "Stockholder" and collectively, the "Stockholders").

      WHEREAS, the Boards of Directors of (i) SFX, (ii) each of the SFX Subs, and (iii) each of the Companies, deeming it advisable for their respective benefits and the benefits of their respective shareholders, have approved the merger of each of NOC-Acquisition, CADCO-Acquisition and QN-Acquisition with and into NOC, CADCO, and QN respectively (collectively the "Mergers"), upon the terms and subject to the conditions set forth herein;

      NOW, THEREFORE, the parties hereto agree as follows:

      SECTION 1 THE MERGERS

      1.1 The Mergers. On the Effective Date (as defined in Section 1.2), NOC-
Acquisition shall be merged with and into NOC, CADCO-Acquisition shall be merged with


                                      -1-

                                     FILING #0001705193 PG 10 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03376
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

and into CADCO and QN-Acquisition shall be merged with and into QN, all in accordance with the applicable provisions of the law of the State of Connecticut. Upon the Mergers, the separate existences of each of NOC-
Acquisition, CADCO-Acquisition and QN-Acquisition shall thereupon cease, and NOC, CADCO and QN, as the surviving corporations in each of the Mergers (each a "Surviving Corporation" and collectively, the "Surviving Corporations"), shall continue their corporate existences under the law of the State of Connecticut except that the name of NOC shall be changed so as to exclude the name
"Nederlander" and any changes to the names of the entities shall otherwise comply with applicable law. In addition, upon the effectiveness of all of the Mergers, NOC, CADCO and QN each shall possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, of (i) NOC-
Acquisition and NOC, (ii) CADCO-Acquisition and CADCO, and (iii) QN-Acquisition and QN, respectively; and shall be subject to all the restrictions, disabilities and duties of(i) NOC-Acquisition and NOC, (ii) CADCO-Acquisition and CADCO, and
(iii) QN-Acquisition and QN, respectively; and all the rights, privileges, powers and franchises of (i) NOC-Acquisition and NOC, (ii) CADCO-Acquisition and CADCO, and (iii) QN-Acquisition and QN, respectively; and all property, real, personal and mixed, and all debts due to them on whatever account, for stock subscriptions as well as all other things in action or belonging to each of them shall be vested in NOC, CADCO and QN respectively; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporations as they were of the applicable Constituent Corporations, and the title to any real estate vested by deed or otherwise in the Constituent Corporations shall not revert or be in any way impaired by reason of the Mergers; but all rights of creditors and all liens upon any property of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent Corporations shall thenceforth attach to the applicable Surviving
Corporations, and may be enforced against them to the same extent as if said debts, liabilities and duties had been incurred or contracted by said Surviving
Corporations.

      1.2 Effective Date of the Mergers. Subject to the terms and conditions hereof, including, without limitation, the satisfaction or waiver of the conditions set forth in Section 7 hereof, the parties hereto will cause each of the Mergers to be consummated on or about February


                                      -2-

                                     FILING #0001705193 PG 11 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03377
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

21,1997 by the filing with the Secretary of State of Connecticut, in accordance with the Stock Corporation Act of the State of Connecticut ("CN Stock Act"), of a Certificate of Merger (the "Certificate of Merger")in such form as required by and executed in accordance with the relevant provisions of applicable law. Each of the Mergers shall become effective on the date and time when the applicable
Certificate of Merger is so filed (the "Effective Date").

      1.3 Substitute Letter of Credit and Bond. Upon the consummation of the Mergers, SFX shall cause the Surviving Corporations to replace: (i) that certain letter of credit (as amended) No. 42148, in the face amount of $785,000 drawn under Nations Bank which is currently being held by Fleet National Bank of Connecticut ("Fleet") as security for that certain General Obligation Indenture of Trust dated as of November 1, 1993, by and between Connecticut Development
Authority and Fleet (as amended); and (ii) the bond (the "Bond") to the extent required to be posted pursuant to that certain preliminary report issued by the State of Connecticut State Traffic Commission (No. 063-9702-1) in an amount not to exceed $90,000, to the extent that the Bond is posted prior to the Effective
Date. SFX acknowledges that the Stockholders shall not be required to post the Bond after the Effective Date.

      1.4 Certificates of Incorporation. The Certificates of Incorporation of each of NOC-Acquisition, CADCO-Acquisition, and QN-Acquisition, as in effect immediately prior to the Effective Date shall be the Certificates of Incorporation of the relevant Surviving Corporation, until thereafter amended as provided by law provided that Article First of the Certificate of Incorporation of NOC shall be amended in its entirety to provide that the name of NOC is "NOC
Corp".

      1.5 By-Laws. The By-Laws of each of NOC-Acquisition, CADCO-Acquisition and
QN-Acquisition as in effect immediately prior to the Effective Date shall be the By-Laws of the respective surviving corporations, until amended as therein provided.

      1.6 Directors and Officers. The directors of each of NOC, CADCO and QN in office immediately prior to the Effective Date will resign effective as of the Effective Date. The


                                      -3-

                                     FILING #0001705193 PG 12 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03378
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

directors of the Surviving Corporations on the Effective Date shall be the directors of NOC-Acquisition, CADCO-Acquisition and QN-Acquisition in office immediately prior to the Effective Date, to serve in accordance with the By-Laws of the Surviving Corporations. The officers of each of the Surviving
Corporations on the Effective Date shall be the officers of NOC-Acquisition, CADCO-Acquisition, and QN-Acquisition immediately prior to the Effective Date, to serve in accordance with the By-Laws of the relevant Surviving Corporation.

      1.7 Conversion of Shares. As of the Effective Date, by virtue of the Mergers and without any action on the part of the holders thereof:

            (a) Each share of stock of each of NOC, CADCO, and QN outstanding immediately prior to the Effective Date (the "Stock") shall be canceled and extinguished and converted into the right to receive, in the aggregate, (i)
$1,000,000 in cash, without any interest, and (ii) shares of the Class A Common
Stock of SFX (the "SFX Shares"), with a market value as of the close of business on the date prior to the Effective Date of $9 million, such market value to be determined by the average official closing price per share of said stock for the twenty (20) consecutive trading days ending on the fifth day prior to the Effective Date in the market on which it is publicly traded (the "Closing
Value") which Closing Value shall be reduced by 10% (the "Adjusted Closing
Value") for the purposes of computing the number of shares to be delivered on the Effective Date (the "Merger Consideration"); provided, however, if the market value of the SFX shares is less than $9 million based upon the closing price of such shares on the day immediately preceding the Effective Date, SFX shall deliver an additional amount of shares so that the aggregate value of the SFX shares so delivered is not less than $9 million, based on the closing price of such shares on the day immediately preceding the Effective Date. For example, assuming that the Closing Value as of the Effective Date is equal to $30 per share, then the number of SFX Shares to be delivered to the shareholders of NOC and CADCO would be 333,333 shares ($30 per share reduced by 10% = $27 per share and $9,000,000/$27 per share = 333,333 shares). The Merger Consideration shall be allocated and distributed among the shareholders of NOC, CADCO and QN in accordance with Section 1.8 below;


                                      -4-

                                     FILING #0001705193 PG 13 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03379
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (b) Each share of Stock of NOC-Acquisition, CADCO-Acquisition and
QN-Acquisition outstanding immediately prior to the Effective Date shall be converted without any action on the part of the holders thereof into one validly issued, fully paid and nonassessable share of Stock of NOC, CADCO, and QN, respectively;

            (c) Each share of Stock of NOC, CADCO, and QN held in the treasury of said Companies or the treasury of any subsidiary of said Companies, and each such share owned by SFX, NOC-Acquisition, CADCO Acquisition or QN Acquisition or any other subsidiary of SFX shall be canceled and cease to exist, and no payment or other consideration shall be made in respect thereof: and

            (d) All notes and other debt instruments of each of the Companies outstanding on the Effective Date shall continue to be outstanding subsequent to the Effective Date as notes and other debt instruments of the applicable
Surviving Corporation subject to the terms and covenants thereof, and shall not be affected by the Merger; provided, however, that any liabilities of any nature whatsoever to any Stockholder shall, except to the extent disclosed herein or in the Schedules attached hereto, be extinguished.

      1.8 Payment for Shares of Stock. By no later than 9 a.m. on the Effective
Date, SFX and the SFX Subs shall cause the Merger Consideration to be deposited with Robert E. Nederlander (the "Paying Agent") to be held pending the consummation of Mergers. Upon the consummation of Mergers, the Paying Agent shall distribute such Merger Consideration in accordance with a joint written direction from the Stockholders to be provided to the Paying Agent on the Effective Date.

      1.9 Taking of Necessary Action; Further Action. SFX, each of the SFX Subs, the Companies and the Stockholders, respectively, shall take all such action as may be necessary or appropriate in order to effectuate the Mergers as promptly as possible. If, at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this


                                      -5-

                                     FILING #0001705193 PG 14 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03380
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Agreement and to vest the Surviving Corporations with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the applicable Constituent Corporations, the officers and directors of such corporations are fully authorized in the name of their corporation or otherwise to take, and shall use reasonable efforts to take, all such action.

      1.10 Closing of the Company's Transfer Books. On the date hereof, the stock transfer books of the Companies and the Companies Subsidiaries (as defined below) shall be closed and no transfer of shares (other than shares into which the capital stock of NOC Acquisition, CADCO Acquisition and QN Acquisition may be converted pursuant to the Mergers), shall thereafter be made.

      1.11 Apportionments. SFX and the Stockholders shall apportion the following items of revenue and expense (which items of revenue and expense are more particularly set forth by example in the Combined Balance Sheet of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners, dated as of November 30, l996),as of midnight of the date immediately preceding the Effective Date in accordance with the following terms and conditions:

            A. (i) SFX shall, except as otherwise expressly set forth herein, receive a credit in an amount equal to the sum of (a) all accounts payable and accrued expenses of the Companies to the extent the same are attributable to periods preceding the Effective Date; (b) to the extent not satisfied prior to the Effective Date, any amounts of principal and accrued and unpaid interest outstanding under the Nations Bank Loan (as defined on the Balance Sheet (as defined below); and (c) $250,000.

                  (ii) Stockholders shall receive a credit in an amount equal to the sum of(w) $110,000 on deposit with the City of Hartford together with any interest accrued thereon, (x) an amount equal to any other deposits made on behalf of the Companies and as set forth on Schedule 1.11(A)(ii), together with any accrued interest thereon, (y) all cash on deposit in accounts of the Companies as of the date immediately preceding the Effective Date less an amount equal to any


                                      -6-

                                     FILING #0001705193 PG 15 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03381
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

outstanding checks as of such date, and (z) all prepaid expenses and subscriptions, if any, to the extent the same are attributable to periods preceding the Effective Date;

                  (iii) the accounts receivable set forth below shall be apportioned in the following manner:

            (a) Anheuser Busch: To the extent not paid prior to the Effective
Date, the Stockholders shall be entitled to an amount equal to any sponsorship fees due on account of shows or events occurring prior to the Effective Date;
the Companies shall remit such amount to the Stockholders within five (5) days following receipt thereof.

            (b) To the extent not paid prior to the Effective Date, ATI The Car
Phone Store ("ATI"): the Stockholders shall be entitled to receive the sum of $2,000 representing sponsorship fees due from ATI and attributable to periods preceding the Effective Date; the Companies shall remit such amount to the Stockholders within five (5) days following receipt thereof.

            (c) WMRQ, WHCN and WKSS: Stockholders shall receive a credit on the Effective Date in the following amounts to the extent not previously received by the Companies: (i) such portion of the $5,833.31 with respect to sponsorship fees due from WMRQ which are attributable to periods prior the Effective Date,
(ii) such portion of the $8,333.31 with respect to sponsorship fees due from WHCN which are attributable to periods prior to the Effective Date, and (iii)
$18,750 with respect to sponsorship fees due from WKSS which are attributable to periods prior to the Effective Date.

            (d) WTIC: In the event that the $5,000 receivable on account of sponsorship fees due from WTIC for the period January 1,1997 through March 31, 1997 is received prior to the Effective Date, then SFX shall, on the Effective
Date, receive a credit of the allocable amount thereof (prorated on a per diem basis) for the period from the Effective Date through March


                                      -7-

                                     FILING #0001705193 PG 16 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03382
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

31, 1997 and the balance shall be retained by the Stockholders. In the event that such amount is received subsequent to the Effective Date, the Companies shall remit the allocable amount due to the Stockholders within five (5) days following receipt thereof.

            (e) Tweeter: In the event that the $6,250 receivable on account of sponsorship fees due from Tweeter for the period from February 15,1997 through May 15, 1997 is received prior to the Effective Date, SFX shall, on the Effective Date, receive a credit for the allocable amount (prorated on a per diem basis) for the period from the Effective Date through May 15, 1997 and the balance shall be retained by the Stockholders. In the event that such amount is received subsequent to the Effective Date, the Companies shall remit the allocable amount due to the Stockholders within five (5) days following receipt thereof.

            (f) St. Francis: In the event that the $40,000 receivable on account of sponsorship fees due from St. Francis for the period from October 1, 1996 through September 30, 1997 is received prior to the Effective Date, SFX shall, on, the Effective Date, receive a credit for the allocable amount (prorated on a per diem basis) for the period from the Effective Date through September 30, 1997 and the balance shall be retained by the Stockholders. In the event that such amount is received subsequent to the Effective Date, the Companies shall remit the allocable amount due to the Stockholders within five (5) days following receipt thereof.

            (g) EMI, Inc.: Stockholders shall be entitled to receive (i) the sum of $4,276.48 representing amounts due with respect to periods prior to the Effective Date to the extent not received prior to the Effective Date, and (ii) any additional amounts due with respect to events held subsequent to November
30, 1996 and prior to the Effective Date to the extent not received prior to the Effective Date. In the event that such amounts are received subsequent to the Effective Date, SFX shall remit the amount due to the Stockholders within five
(5) days following receipt thereof.

            (h) Protix: There shall be no adjustment with regard to Protix.


                                      -8-

                                     FILING #0001705193 PG 17 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03383
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (i) Ogden: There shall be no adjustment with regard to Ogden.

                  (iv) deferred income (excluding the amounts to be apportioned in respect of items set forth in Section 1.11(A)(iii) above) shall be apportioned between SFX and the Stockholders based upon the Companies prior amortization schedule, which is attached hereto as Schedule 1.11(A)(iv) therefor based upon the period to which such deferred income relates such that SFX shall receive a credit for all such deferred income allocable to periods from and after the Effective Date and the Stockholders shall receive a credit for all such deferred income through the date immediately preceding the Effective Date;

                  (v) if the Effective Date is other than the first day of a calendar month, all fixed rent payable under leases (other than the Lease and Sublease Agreement between CPA and CPAP) shall be apportioned for the month in the which the Effective Date occurs provided that SFX shall receive a credit for any unpaid amounts for any other periods prior to the Effective Date;

                  (vi) if the Effective Date is other than the first day of a calendar month, interest payable under all loan agreements, mortgages and financing agreements with the Connecticut Development Authority (expressly excluding, however, interest payments payable to Protix and Ogden), shall be apportioned for the month in which the Effective Date occurs provided that SFX shall receive a credit for any unpaid amounts for any other periods prior to the Effective Date; and

      Anything contained herein to the contrary notwithstanding, no apportionment shall be made with respect to: (i) all related party loans or payables which shall be canceled or satisfied by the Stockholders as of the Effective Date, and (ii) any long term debt or other obligations of the Companies to Ogden, Protix, Shawmut Bank or the Connecticut Development
Authority.

            B. To the extent that the following items are not subject to adjustment pursuant to the provisions of 1.11(A) hereof, SFX and the Stockholders shall also apportion the following items


                                      -9-

                                     FILING #0001705193 PG 18 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03384
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

of revenue and expense as of midnight on the date immediately preceding the Effective Date:

                  (i) all wages and salaries of employees for current periods, including accruals up to the Effective Date, for bonuses, commissions, vacations and sick pay and related payroll taxes;

                  (ii) utility expenses, including without limitation, telephone, electricity and gas, on the basis of the most recently issued bills therefor, with a subsequent reapportionment of such utilities promptly after issuance of bills for the same for the period which includes in the Effective
Date; and

                  (iii) payments in lieu of taxes and additional rents payable under leases (other than the Lease and Sublease Agreement between CPA and CPAP) and any prepaid charges or advance payments under service contracts.

            C. The apportionments contemplated by this Section, to the extent practicable, shall be made on the Effective Date. At least five (5) business days prior to the estimated Effective Date, the Stockholders shall furnish to SFX a proposed apportionment schedule with respect to the items set forth in Sections 1.1 1(A) and (B). Thereafter, the Stockholders and SFX shall negotiate in good faith in order to resolve any disputed amounts contained therein. In the event that the Stockholders and SFX are unable to resolve any such disputed items (the "Disputed Apportionments"), such dispute shall be resolved as provided in Section 1.11(D) below. On the Effective Date, to the extent that the aggregate apportionments which are not the subject of dispute shall result (x) in an amount due to the Stockholders, SFX shall increase the amount of the cash
Merger Consideration in an amount equal to the amount due, or (y) in an amount due to SFX, SFX shall be entitled to reduce the amount of the cash Merger
Consideration to the extent of such amount due SFX (but in no event to exceed
$100,000 exclusive of amounts required to repay the Nations Bank Loan which shall be credited entirely in cash) and the balance of such amount due to SFX shall be satisfied by reducing


                                      -10-

                                     FILING #0001705193 PG 19 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03385
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


the amount of SFX Shares to be delivered to the Stockholders by the dividing the balance of the amount due by the Closing Value.

            D. Within thirty (30) days following the Effective Date, the Stockholders shall deliver to SFX a schedule of all final apportionments which were not made on the Effective Date together with a schedule of all Disputed
Apportionments including the Stockholder's position with respect thereto (the
"Final Schedule"). Within ten (10) days following receipt of such Final
Schedule, SFX shall either give the Stockholders written notice of acceptance of such Final Schedule or the give the Stockholders written notice of any remaining disputed amounts (a "Notice of Dispute"). If SFX fails to either accept such Final Schedule or deliver a Notice of Dispute within said ten day period, SFX shall be deemed to have accepted the Final Schedule. The Notice of Dispute shall state the amount that SFX believes it is entitled to receive or obligated to pay in respect of the final apportionments and any Disputed Apportionments (the "SFX
Amount") and the Stockholders shall have a period of ten (10) days following receipt of the Notice of Dispute to either accept the SFX Amount or to reject the SFX Amount. If the Stockholders reject the SFX Amount and the amount in dispute is $10,000 or less in the aggregate, then the disputed amount shall be shared equally between SFX and the Stockholders. If the Stockholders reject the SFX Amount and the SFX Amount exceeds $10,000, and the Stockholders and SFX unable to resolve any remaining differences within ten (10) days following the rejection of the SFX Amount by the Stockholders, then the such dispute shall be submitted to an independent arbitrator (the "Apportionment Arbitrator") designated by the American Arbitration Association under the expedited procedures then in effect for the resolution of commercial disputes for resolution. The Arbitrator shall be a certified public accountant designated by the American Arbitration Association. SFX and the Stockholders shall share equally the costs and expenses of the Apportionment Arbitrator, but each party shall bear its own legal and other expenses, if any. Upon final resolution of the amount due in respect of the Final Schedule including any Disputed
Apportionments, the amounts due to either SFX or the Stockholders, as the case may be, shall be paid in accordance with Section 1.11(C) hereof.


                                      -11-

                                     FILING #0001705193 PG 20 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03386
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      SECTION 2 REPRESENTATIONS AND WARRANTIES OF THE COMPANIES

      Each of the Companies (in each case, the "Company") hereby represents and warrants (with respect to itself and its own subsidiaries only) to SFX as follows:

      2.1 Corporate Organization

            (a) Schedule 2.1 of the Disclosure Schedule sets forth the name and jurisdiction of the Company and its direct and indirect Subsidiaries, (the
"Subsidiaries"). Each of the Company and its Subsidiaries other than CPAP, is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary except where the failure to so qualify would not have a material affect on the Company or its Subsidiaries (a "Material Adverse
Affect").

            (b) The copies of the Certificate of Incorporation and By-Laws of the Company and of each of its subsidiaries heretofore delivered to SFX are complete and correct copies of such instruments as presently in effect.

      2.2 Capitalization. As of the date of this Agreement, the authorized capital stock of the Company and the capital accounts of CPAP are as set forth on Schedule 2.2. All issued and outstanding shares of Stock are duly authorized, validly issued and outstanding, fully paid and nonassessable and not subject to any unwaived, preemptive or appraisal rights. There is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of the Company or its Subsidiaries or any securities convertible into, or other rights to acquire, any of the capital stock of the Company or its


                                      -12-

                                     FILING #0001705193 PG 21 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03387
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Subsidiaries; or (ii) obligates the Company or its Subsidiaries to grant, offer or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights. No person has any right to require the Company or its Subsidiaries to register any of its securities under the Securities Act of 1933, as amended (the "Securities Act"). Schedule 2.2 sets forth the name and address of each holder of Company Stock and the number of such securities held by such holder. Each holder of Company Stock is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act.

      2.3 Subsidiaries of the Company.

            (a) Schedule 2.3 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each Subsidiary. Except as set forth in Schedule 2.3 of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock of any corporation or have any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization.

            (b) Except as set forth in Schedule 2.3 of the Disclosure Schedule, all of the issued and outstanding capital stock of each Subsidiary of the Company is owned, directly or indirectly, by the Company free and clear of any liens, claims, charges, options, rights of first refusal, pledges, security interests, mortgages, indentures, or other encumbrances or third party rights of any kind, written or oral (collectively, "Liens") and is validly issued, fully paid and nonassessable.

            (c) Except as set forth in Schedule 2.3 of the Disclosure Schedule, each Subsidiary of the Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; and (ii) has full power and authority to own, operate and lease its properties and assets and to carry on its business as it is now being conducted in the manner of and in the places in which such business is now being conducted.


                                      -13-

                                     FILING #0001705193 PG 22 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03388
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      2.4 Authorization. The Company has full power and authority to enter into this Agreement and (subject to obtaining the consents set forth in Schedule 2.22 hereof and the approval of transactions contemplated hereby by the stockholders of the Company in accordance with applicable law) to carry out the transactions contemplated hereby. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby, has authorized the execution and delivery of this Agreement and has directed that the transactions contemplated hereby be submitted to its stockholders for approval within seven
(7) days of the date hereof; and (except for the approval of the transactions contemplated hereby by the stockholders of the Company) no other corporate proceedings on the part of the Company are necessary to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming this Agreement is a legal, valid and binding obligation of SFX and its applicable subsidiary) constitutes a legal, valid and binding obligation of the Company enforceable in accordance with its terms.

      2.5 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (with or without notice or the passage of time, or both): (a) violate any provision of the Certificate of Incorporation or By-Laws of the Company or of any Subsidiary or the partnership agreement of CPAP; (b) except as set forth in Schedule 2.5 of the Disclosure Schedule, violate, conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of, or result in the creation or imposition of any lien upon the properties or assets of the Company or any of its Subsidiaries pursuant to the provisions of, any agreement, lease, document, instrument, debt or obligation to which the Company or any of its Subsidiaries is bound; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body by which the Company or any of its Subsidiaries is bound or to which the Company or any of its Subsidiaries is subject. Neither the Company nor any of its Subsidiaries has received notice that it is in material violation of any statute, law, judgment, decree, order, regulation or rule relating to, or affecting the operation, conduct or ownership of the properties or business of the Company or any of its Subsidiaries.


                                      -14-

                                     FILING #0001705193 PG 23 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03398
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      2.6 Permits; Compliance. Except as set forth on Schedule 2.6 hereto, to the actual knowledge of each Company, (i) each Company and its Subsidiaries is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and
(ii) there is no material action, proceeding or investigation pending or threatened regarding suspension or cancellation of any of the Company Permits.
Schedule 2.6 sets forth a list of all of the Company Permits. Neither the Company nor any of its Subsidiaries is in material violation, which violation would have a Material Adverse Effect, of (a) any law applicable to the Company or any of its Subsidiaries or which any of their respective properties is bound by or subject to or (b) any of the Company Permits and neither the Companies nor any of their Subsidiaries has received notice with respect to any such violation. The Company has provided SFX with copies of any written notifications which any of its Subsidiaries has received from any governmental entity with respect to material violations of applicable laws.

      2.7 Reports and Financial Statements. Schedule 2.7 of the Disclosure
Schedule contains true and complete copies of the Company's (i) Unaudited
Balance Sheet and Income Statement for the years ended December 31, 1994 and
December 31, 1995, (ii) interim balance sheets and income statements for 1996
(other than for CPA and CPAP), (iii) certified audited combined financial statements for CPAP and CPA for each of the years ended December 31, 1994 and December 31, 1995 and (iv) internally prepared unaudited quarterly combined financial statements for CPA and CPAP for 1996 (collectively, the "Financial
Statements"). The Financial Statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated therein or in the notes thereto) and fairly present the financial position of the Company and/or its Subsidiaries, as the case may be, as at the dates thereof and the results of their operations and changes in financial position for the periods then ended subject, in the case of the unaudited interim financial statements, to normal year-end audit adjustments and any other adjustments described therein which would not have a Material Adverse
Effect.


                                      -15-

                                     FILING #0001705193 PG 24 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03390
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      2.8 Absence of Certain Changes or Events. Except as disclosed in Schedule
2.8 of the Disclosure Schedule, since November 1996, the Company and its Subsidiaries have conducted their respective businesses only in a manner consistent with usual and customary industry practice and there has not been:
(i) any material change in the business, operations or financial conditions of the Company or any of its Subsidiaries; (ii) any entry into any commitment or transaction material to the business and financial condition of the Company or its Subsidiaries (including, without limitation, any borrowing or capital expenditures other than the transactions contemplated by that certain loan commitment, dated December 20, 1996 from the Connecticut Development Authority to CPA (the "CDA Loan"); (iii) any material damage, destruction or loss (not covered by insurance) with respect to any assets of the Company or any of its Subsidiaries involving cost or loss (not covered by insurance) in excess of $50,000 the aggregate; (iv) any change by the Company or its Subsidiaries in their accounting methods, principles or practices; (v) any declaration, setting aside or payment of any dividends or distributions in respect of shares of Stock or the shares of Stock of, or other equity interests in, any subsidiary of the Company or any redemption, purchase or other acquisition of any of the Company's securities or any of the securities of any Subsidiary; (vi) any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any increase in the compensation payable or to become payable to directors, officers or employees of the Company or its Subsidiaries; (vii) any disposition of any material property of the Company or its Subsidiary; (viii) any waiver or compromise by the Company or any of its Subsidiaries of a valuable right or a material debt owed to it or (ix) any agreement or commitment by the Company or any of its Subsidiaries to do all of the foregoing.

      2.9 Undisclosed Liabilities. Except as set forth in Schedule 2.9 of the Disclosure Schedule, the Company and its Subsidiaries have no indebtedness, liabilities or obligations which would be required to be reflected on a balance sheet or the footnotes thereto in accordance with


                                      -16-

                                     FILING #0001705193 PG 25 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03391
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

generally accepted accounting principles including those to any Stockholder or any affiliate of any Stockholder (as such term is defined in Rule 144 under the Securities Act) except indebtedness, liabilities and obligations: (a) reflected or reserved against on the balance sheet of the Company and its Subsidiaries for the period ended November 30,1996 (the "Balance Sheet"), including the notes thereto; or (b) incurred since the date of the Balance Sheet consistent with usual and customary industry practice.

      2.10 Title to Properties. Except as set forth in Schedule 2.10 of the Disclosure Schedule, the Company or one or more of its Subsidiaries has good and marketable title to, or a valid leasehold interest in, all of their properties and assets (real, personal or mixed), including without limitation, all of their properties and assets, reflected on the Balance Sheet or acquired since the date of the Balance Sheet, except for properties and assets sold or disposed of since the date of the Balance Sheet consistent with usual and customary industry past practice. There are no outstanding rights or options relating to the Real
Property leased by the Company and its Subsidiaries. To the actual knowledge of the Company, there are no unrecorded or undisclosed documents or other matters which affect title to the Real Property leased by the Company and its Subsidiaries. The properties and assets to be held by the Companies and their respective Subsidiaries are all such properties and assets used and necessary to conduct in all material respects the business and operations of the Companies as now conducted.

      2.11 Real Property.

            (i) Schedule 2.11(i) of the Disclosure Schedule contains a list and brief description of all real property owned or leased by the Company and its Subsidiaries and the improvements (including buildings and other structures) located on such real property (including a brief description of the use to which such property is being employed and, in the case of any such property which is leased, the termination date or notice requirement with respect to termination, annual rental and renewal or purchase options) (the "Real Property"). Schedule
2.11(i) of the Disclosure Schedule also lists all title insurance policies with respect to the Real Property owned by the Company and its Subsidiaries and all guarantees of such leases, given by the Company and its


                                      -17-

                                     FILING #0001705193 PG 26 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03392
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Subsidiaries or any other person or entity. Complete and correct copies of all such leases, title insurance policies and guarantees have been delivered by the Company to SFX as of the date hereof;

            (ii) Except as provided in Schedule 2.11(ii) of the Disclosure
Schedule, neither the Company nor any Subsidiary has received any notice of a pending or contemplated annexation or condemnation or similar proceedings affecting, or which may affect, all or any portion of the Real Property;

            (iii) The tenancies described on Schedule 2.11(iii) of the Disclosure Schedule constitute all of the written and oral agreements which grant rights of use or possession with respect to the Real Property; except as otherwise noted on Schedule 2.11(iii), (a) the leases described on Schedule
2.11(iii) are valid and subsisting and in full force and effect, have not been amended, modified or supplemented and the tenants, licensees or occupants thereunder are in actual possession, (b) no landlord has asserted any claim which would in any way affect the relevant tenant's right of use, possession or occupancy, (c) there sue no pending summary proceedings or other legal actions for eviction of any such tenant, (d) no notice of default or breach on the part of the tenant under any of the leases has been received by the Company or its Subsidiaries or their respective agents from the landlord thereunder, (e) all decorating, repairs, alterations and other work required to be performed by the tenant under each of the leases has been performed in all material respects, and
(f) except as set forth in Schedule 2.22 of the Disclosure Schedule, no consent is necessary from any of the landlords with regard to the Mergers. No landlord under any of the leases has any right or option to terminate the lease for any reason other than a default thereunder by the applicable tenant of the Real
Property and no landlord has a "put" option with regard to any such Real
Property. The copies of the leases delivered to SFX together with all other agreements disclosed herein or in the Disclosure Schedule attached hereto constitute the sole agreements binding upon the Company with respect to the Real
Property. The rents set forth in Schedule 2.11(iii) of the Disclosure Schedule are the actual rents, income and charges presently being paid by the Company and its Subsidiaries under the leases. No security deposits have been paid by any tenants of the Real Property, except as set forth on Schedule 2.11(iii) hereto;


                                      -18-

                                     FILING #0001705193 PG 27 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03393
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (iv) Those management agreements and operating agreements listed on
Schedule 2.11(iv) of the Disclosure Schedule, constitute all of the written and oral agreements for the provision of management and/or operating services to the Real Property and all such agreements unless otherwise disclosed on such schedule are terminable upon thirty (30) days notice by the party to whom services are being provided thereunder;

            (v) The Real Property constitutes separate tax lots which are not owned in common with any other party, and payments in lieu of taxes ("PILOT'S") have been assessed against each such lot as a separate tax lot without regard to property owned by any other party;

            (vi) The Real Property is serviced by a public sanitary sewer, not a septic system;

            (vii) To the actual knowledge of the Companies, the existing parking areas and the existing number of parking spaces located at the Real Property together with the parking agreements described on Schedule 2.11 are all of the parking spaces required by law and the site fully complies with all applicable laws, rules, regulations, codes and ordinances and approved site plans;

            (viii) Except as set forth on Schedule 2.11(viii) of the Disclosure
Schedule, there are no commissions or other compensation now or hereafter payable to any broker or other agent under any written or oral agreement or understanding with such broker or agent in relation to any of the leases to which either the Company or its Subsidiaries are a party or any extension thereof. With respect to any and all such brokerage commissions, the Company covenants and agrees to pay any such brokerage commissions or compensation at or prior to the Effective Date and shall hold SFX and the SFX Subs harmless and defend each of SFX and the SFX Subs in regard to any and all claims for brokerage commissions or other compensation relating to any leasing activity prior to the Effective Date, including without limitation, reasonable attorney's fees and expenses


                                      -19-

                                     FILING #0001705193 PG 28 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03394
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

(notwithstanding anything to the contrary contained in this Agreement, such indemnity obligation shall survive the Effective Date);

            (ix) There is no condemnation proceeding pending with regard to all or part of the Real Property and, the Company has received no notice that any such proceeding is contemplated by any governmental authority;

            (x) Except as otherwise disclosed on Schedule 2.11(x) hereto, to the actual knowledge of the Companies, all certificates, permits and licenses from any governmental authority having jurisdiction over the Real Property which are necessary to permit the lawful use and operation of the buildings and improvements on or constituting the Real Property as they presently exist, have been obtained, and are now, and will continue to be at all times before the Effective Date, in full force and effect, and, the Companies have received no notice of any pending threat of modification, cancellation, termination or expiration of any such certificate, permit, approval or license; no buildings or improvements located on or constituting the Real Property depend on any dedication, variance, subdivision, special exception or other special governmental approval for their continuing legality under all current applicable governmental laws, regulations and ordinances;

            (xi) To the actual knowledge of the Companies, all utilities required for the operation of the Real Property either enter the Real Property through adjoining public streets or if they pass through adjoining private land, do so in accordance with valid public easements or private easements; all of said public utilities are installed and operating and all installation and connection charges have been or will be paid in full prior to the Effective
Date;

            (xii) The Companies have received no notice of any violation of any covenant, restriction, condition or agreement contained in any instrument affecting the Real Property and the Companies have received no notices of default from any third party who shall be benefited by any such restriction, condition or agreements;


                                      -20-

                                     FILING #0001705193 PG 29 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03395
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (xiii) Except as set forth on Schedule 2.11(xiii) of the Disclosure
Schedule, there are no charges, complaints, actions, proceedings or investigations pending or (to the actual knowledge of the Companies) threatened against or involving the Company or any of its Subsidiaries or the Real
Property;

            (xiv) The Companies and their respective Subsidiaries have not received any notice from any insurance company which has issued a policy with respect to the Real Property or from any landlord of the Real Property requesting performance of any structural or other repairs or alterations to the Real Property;

            (xv) There are no, and on the Effective Date there will be no, mechanics', materialmen's or similar liens against the Real Property or any portion thereof, except for work performed with the prior written consent of SFX;

            (xvi) To the actual knowledge of the Companies, no current zoning, building or similar law, ordinance, order or regulation is or will be violated by the continued maintenance, operation or use of any buildings or other improvements on or constituting the Real Property or by the continued maintenance, operation or use of the parking areas as long as said maintenance, operation or use does not materially change from the current maintenance, operation or use and the Company and its Subsidiaries. The Companies have no actual knowledge of any pending, threatened or contemplated changes to any zoning, building or similar law, ordinance, order or regulation which may affect the maintenance, operation or use of the Real Property;

            (xvii) The Companies have received no notice of any violations of any federal, state or municipal laws, ordinances with regard to any portion of the Real Property;

            (xviii) No assessments or impact fees for public improvements have been made or charged or to the actual knowledge of the Companies and its Subsidiaries are proposed against the Real Property, including without limitation, those for street widenings, intersection


                                      -21-

                                     FILING #0001705193 PG 30 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03396
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

restructurings, construction of traffic signals, sewer, water, gas and electric lines and mains, streets, roads, sidewalks and curbs;

            (xix) Each of the Companies and their respective Subsidiaries is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. At the Closing, each of the Company and its Subsidiaries shall deliver an executed certificate in the applicable form set forth in Treasury Regulation Section 1.1445-2(b)(2);

            (xx) Each of the Company and its Subsidiaries has no actual knowledge of any assessment (for real estate taxes, sewer, water, or other municipal improvements, or not-for-profit associations) payable in annual installments, or any part thereof; which has, or may become a lien on the Real
Property or any part thereof, nor of any pending special assessments affecting the Real Property, or any part thereof; and

            (xxi) All buildings and improvements located on the Real Property are structurally sound and all material systems used therein are in good working order.

            (xxii) To the actual knowledge of the Companies, there are no old highways, abandoned roads, lanes, cemetery or family burial grounds, springs, streams, rivers, ponds, or lakes bordering or running through the Real Property;
the Companies have permitted no easements, rights of way, continuous driveway usage, drain, sewer, water, gas or oil pipeline or other rights of passage to others over the Real Property except as disclosed on the Schedules attached hereto and the Companies have no knowledge of such adverse rights; no encroachments upon the Real Property by others have been permitted by the Companies nor have the Companies encroached upon any property of adjoining land owners; and the Companies have conveyed no portion of the Real Property nor committed any act or permitted any act to be committed which has changed or could change the boundaries of the Real Property.

      2.12 Personal Property. All of the personal property located at the Real
Property and available for inspection by SFX on January 16,1997 and available for inspection by SFX or its representatives on January 16, 1997, constitutes all of the material tangible personal property and


                                      -22-

                                     FILING #0001705193 PG 31 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03397
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

assets owned or held by the Company and its Subsidiaries (the "Personal
Property"). Except as disclosed in Schedule 2.12 the Disclosure Schedule, and except as may be subject to lease agreements or purchase money liens of the Company and the Subsidiaries, the Companies own and have, and will have on the Effective Date, good and marketable title to all such property (and to all other tangible and intangible personal property and assets to be acquired by SFX hereunder), and none of such property is, or at the Effective Date will be, subject to any encumbrance other than as set forth in the Disclosure Schedule or the Financial Statements. The Personal Property include all such properties used and necessary to conduct in all material respects the business and operations of the Company and its Subsidiaries as it is presently conducted.

      2.13 [RESERVED]

      2.14 Insurance. Schedule 2.14 of the Disclosure Schedule sets forth the following information with respect to each current insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company or its Subsidiaries is a party, a named insured, or otherwise the beneficiary of coverage:

            (a) the name, address, and telephone number of the agent;

            (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

            (c) the policy number and the period of coverage;

With respect to each such insurance policy, the Companies have not received notice of any default (including with respect to the payment of premiums or the giving of notices), under the policy, and no party to the policy has repudiated any provision thereof. To the actual knowledge of the Company and its Subsidiaries have been covered during the past three (3) years by insurance in


                                      -23-

                                     FILING #0001705193 PG 32 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03398
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period.

      2.15 Employee Benefits. The Company and its Subsidiaries have all complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, the Company and its Subsidiaries have substantially complied with and are not knowingly in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and have withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and are not liable (other than for the current payroll period) for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. There are no claims or complaints pending or, to the knowledge of the Company or its Subsidiaries, threatened against the Company or its Subsidiaries before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above except as set forth on Schedule 2.11(viii). The Company and its Subsidiaries have not consented to any decree involving any claim of unfair labor practice and have not been held in any judicial proceeding to have committed any unfair labor practice and there are no material controversies pending or threatened between the Company or its Subsidiaries and any of its employees.

      2.16 Employees. Schedule 2.16 of the Disclosure Schedule sets forth a true and complete list of all employees of the Company and its Subsidiaries, their positions, locations, salaries or hourly wages and severance arrangements.
Except as set forth on the Balance Sheet or on Schedule 2.16 of the Disclosure
Schedule, there is no liability for unpaid salary or wages, bonuses,


                                      -24-

                                     FILING #0001705193 PG 33 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03399
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

vacation time or other employee benefits, including, without limitation, Retirement Benefits, due or accrued, nor liability for withheld or deducted amounts from Employees earnings for the period ending on the Effective Date.
Neither the Company or its Subsidiaries is a party to or not bound by any collective bargaining agreement, nor, except as otherwise set forth on Schedule
2.11 (xiii) has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. Neither the Company or its Subsidiaries has committed any unfair labor practice. There is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company or its Subsidiaries.

      2.17 Environment, Health and Safety. Except as otherwise disclosed in the reports and other documentation described in Schedule 2.17 hereof: (i) no Hazardous Substances (as hereinafter defined) have been released, treated, stored or disposed of; or otherwise deposited in, on, or under, or migrated to, the Real Property, including without limitation of the generality of the foregoing, the surface waters and subsurface waters of the Real Property which have not been remediated in accordance with all applicable Environmental Laws
(as hereinafter defined); (ii) there are no substances or conditions (including, without limitation, asbestos or asbestos-containing materials or lead based paints) in or on the Real Property which may support a claim or cause of action under any existing federal, state or local environmental statute, regulation, ordinance or other environmental regulatory requirement, whether relating to air, water, land or otherwise (hereinafter collectively referred to as "Applicable Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), as amended 42 U.S.C. Section 6901 et seq. and the Resource Conservation and Recovery Act ("RCRA"), as amended, 42 U.S.C. Section 6901 et seq., which terms shall also include, whether or not included in the definitions contained in Applicable Environmental Laws, petroleum, petroleum by-products, solvents, or polychlorinated biphenyls ("PCBs"); (iii) there are no underground tanks at the Real Property and no part of the Real Property constitutes "wetlands" under any federal, state or local statute, rule or regulation; (iv) there are no liens under Applicable Environmental Laws affecting the Real Property and no government actions have been taken or, are in process, which could subject any portion of the Real Property to such liens; (v) there have been delivered to SFX true copies of the


                                      -25-

                                     FILING #0001705193 PG 34 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03400
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

results of any tests, investigations or reports made by on behalf of or in the possession or control of the Company or any of its Subsidiaries with respect to the environmental or other condition of the Real Property and the Company is not aware of any material inaccuracies in such tests, investigations or reports;
(vi) the Company and its Subsidiaries and the Real Property are in full compliance with all Applicable Environmental Laws and with all permits and the Company shall and shall cause its Subsidiaries to comply with all Applicable
Environmental Laws up to the Effective Date; (vii) the Companies have received no notice of the occurrence of any event which, with the passage of time or the giving of notice or both, would constitute non-compliance with such Applicable
Environmental Laws and the Company and its Subsidiaries has not received any notices of non-compliance with, or otherwise relating to, such Applicable
Environmental Laws; and (viii) there are no actions, suits, claims, or proceedings relating to a violation or non-compliance with any Applicable
Environmental Laws pending which may affect the Real Property, or with respect to the disposal, discharge or release of Hazardous Substances, hazardous wastes or contaminants at or from or onto the Real Property. As used herein, "Hazardous
Substances" shall mean any hazardous materials, hazardous waste, hazardous and toxic substances, pollutants and contaminants, as those terms are defined by any Applicable Environmental Laws.

      2.18 Intellectual Property.

            (a) To the actual knowledge of the Companies, the Company or its Subsidiaries own or have the right to use pursuant to license, sublicense, agreement, or permission all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, ("Intellectual Property"), necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted. Each item of Intellectual Property owned or used by the Company and its Subsidiaries is owned or available for use by the Company and its Subsidiaries on identical terms and conditions immediately subsequent to the Effective Date. The Company and its


                                      -26-

                                     FILING #0001705193 PG 35 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03401
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Subsidiaries have taken all reasonably necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

            (b) To the actual knowledge of the Companies, the Company and its Subsidiaries have not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and none of the Stockholders and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Company has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that the Company or the Subsidiaries must license or refrain from using any Intellectual Property rights of any third party). To the best of the Company's knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of the Company or the Subsidiaries or its Subsidiaries.

      2.19 Contracts. Schedule 2.19 of the Disclosure Schedule, together with all other Schedules annexed hereto, lists the following contracts and other agreements to which either the Company or its Subsidiaries are a party as of the date hereof:

            (a) any agreement (or group of related agreements) for the lease of personal property to or from any person providing for lease payments in excess of $50,000 per annum or a term of more than one (1) year;

            (b) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which has a term more than 12 months left on its term, or involves unpaid consideration in excess of $50,000;

            (c) any partnership or joint venture agreement;


                                      -27-

                                     FILING #0001705193 PG 36 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03402
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (d) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $25,000, or under which it has imposed a security interest on any of its assets, tangible or intangible;

            (e) any agreement concerning confidentiality or noncompetition;

            (f) any agreement with any of the Stockholders or their affiliates
(as such terms defined in Rule 144 under the Securities Act);

            (g) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other material plan or arrangement for the benefit of its current or former directors, officers, and employees;

            (h) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis (other than agreements which are terminable without causing a Material Adverse Effect);

            (i) any agreement under which the consequences of a default or termination would have a Material Adverse Effect; or

            (j) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $100,000.

The Company has delivered to SFX a correct and complete copy of each written agreement listed in Schedule 2.19 of the Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement referred to in Schedule 2.19. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on


                                      -28-

                                     FILING #0001705193 PG 37 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03403
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

identical terms following the consummation of the transactions contemplated hereby (subject to obtaining the consents required by Section 2.22); (C) to the actual knowledge of the Company, no party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination modification, or acceleration, under the agreement; and (D) no party has repudiated any provision of the agreement.

      2.20 Taxes.

            (a) To the actual knowledge of the Companies and except as otherwise disclosed in Schedule 2.20(a) and it the attached Disclosure Schedules: (i) The
Company has filed and has furnished to SFX (or received an appropriate extension of time to file) all federal, state, local, and foreign Tax Returns required to be filed by them prior to the Effective Date; (ii) From October 12, 1993 through the Effective Date, the Company and the Subsidiaries filed consolidated U.S.
federal income tax returns as members of an affiliated group, the common parent of which is the Company, other than CADCO, QN Corp. which has not filed any returns and which is not a member of a consolidated group and CPAP which has filed partnership returns; (iii) All such Tax Returns were true and correct in all material respects. The Company and each of the Subsidiaries has paid all Taxes shown to be due on such Tax Returns, and has made appropriate provisions in the Balance Sheet for any Taxes not yet due, or which are being contested in good faith; (iv) The Company and each of the Subsidiaries has withheld and paid over to the appropriate Governmental Authority all Taxes required by law to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party; (v) All tax deficiencies asserted or assessed against the Company and each of the Subsidiaries have been paid or finally settled; (vi) Neither the Company nor any of the Subsidiaries expects any federal, state, local or foreign taxing authority to assess any additional Taxes for any period for which Tax Returns have been filed; (vii) No claims have ever been made by any tax authority in a jurisdiction where the Company and each of the Subsidiaries do not file Tax
Returns that it is or may be subject to taxation by that jurisdiction; (viii)
Neither the Company nor any of the Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a tax


                                      -29-

                                     FILING #0001705193 PG 38 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03404
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

assessment or deficiency; (ix) There is no pending or, to the knowledge of the Company, threatened action, audit, proceeding or investigation for the assessment or collection of any Taxes; (x) There are no requests for rulings, subpoenas or requests for information pending with respect to any taxing authority; (xi) Any adjustments of Taxes made by any federal taxing authority in any examination which is required to be reported to a state, local, or foreign taxing authority has been reported, and any additional Taxes due with respect thereto have been paid; (xii) No power of attorney has been granted by the Company or any of the Subsidiaries, and is currently in force, with respect to any matter relating to Taxes; (xiii) There are no liens (other than liens for Taxes that are not yet due or which are being contested in good faith) on any assets of the Company or any of the Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, except for liens which would not, individually or in the aggregate, have a material adverse effect; and (xiv)
CADCO is and has been a valid Subchapter S Corporation (as defined in the Code) since its incorporation.

            (b) To the actual knowledge of the Companies and except as otherwise disclosed in any of the attached Disclosure Schedules: (i) Neither the Company nor any of the Subsidiaries has made an election under Section 341(f)of the Code; (ii) Neither the Company nor any of the Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code; (iii) Neither the Company nor any of the Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii); (iv) No excess loss account (within the meaning of Treas. Reg. Section 1.1502-19) exists with respect to any of the Subsidiaries; (v) Neither the Company nor any of the Subsidiaries has, or will have, as of the Effective Date, any deferred gain or loss arising from deferred intercompany transactions within the meaning of Treas. Reg. Section 1.1502-13;
(vi) Neither the Company nor any of the Subsidiaries was acquired in a "qualified stock purchase" under Section 338(d)(3) of the Code and no election under Section 338(g) of the Code, protective carryover basis election, or offset prohibition election is applicable to the Company or any of the Subsidiaries;
(vii) Neither the Company nor any of the Subsidiaries has participated in or cooperated with any international boycott within the meaning of


                                      -30-

                                     FILING #0001705193 PG 39 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03405
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Section 999 of the Code; (viii) Neither the Company nor any of the Subsidiaries is required to include in income any adjustment pursuant to Section 481(a) of the Code (or any similar provision of law or regulations) by reason of a change in accounting method, nor is any taxing authority considering such change in accounting method; (ix) Neither the Company nor any of the Subsidiaries has disposed of any property which has been accounted for tax purposes under the installment method. Neither the Company nor any of the Subsidiaries is a party to any interest rate swap, currency swap or similar transaction; (x)
[INTENTIONALLY OMITTED]; (xi) As of the Effective Date but prior to the Merger, the ability of the Company and each of the Subsidiaries to use their net operating losses and carryovers will not have been affected by Sections 382,383 or 384 of the Code or by the SRLY or CRCO limitations of Treas. Reg. Sections
1.1502-21 or 1.1502-22; (xii) Neither the Company nor any of the Subsidiaries owns any interest in an entity which is characterized as a partnership for U.S.
federal income tax purposes; (xiii) Neither the Company nor any of the Subsidiaries would be liable for any increase in Tax under Section 47 of the Code, were such entity to dispose of all of its assets on the Effective Date;
(xiv) As of the Effective Date, neither the Company nor any of the Subsidiaries will have sustained an "overall foreign loss" within the meaning of Section
904(f) of the Code; (xv) As of the Effective Time, neither the Company nor any of the Subsidiaries will have any "non-recapture net section 1231 losses" within the meaning of Section 1231(c) of the Code; and (xvi) No election under Section
1504(d) of the Code has been made with respect to the Company or any of the Subsidiaries.

            (c) Regarding the Merger: Neither the Company nor any of the Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code. Except as set forth on Schedule 2.20(c) of the Disclosure
Schedule, neither Company nor any of the Subsidiaries is under the jurisdiction of a court in Title 11 or similar case within the meaning of Section
368(a)(3)(A) of the Code. Neither the Company or any of the Subsidiaries holds stock of SFX and will not hold stock of SFX prior to the Merger.

            (d) For purposes of this Section 2.20, the following terms will have the following meanings:


                                      -31-

                                     FILING #0001705193 PG 40 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03406
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

                  (i) "Tax" or "Taxes" shall mean any and all federal, state, local, foreign, and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any income, franchise, profits, or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer, and gains taxes and interest, penalties or additions thereto imposed by any tax authority payable by the Company or any of the Subsidiaries, or chargeable or relating to the assets, income or revenue of the Company or any of its Subsidiaries.

                  (ii) "Tax Return" shall mean returns, reports, information statements, or other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained in connection with the calculation, determination, assessment or collection of any Tax.

      2.21 Litigation. Except as set forth in Schedule 2.21 of the Disclosure
Schedule, there are no lawsuits, claims, actions, administrative, arbitration or other proceedings or governmental investigations or inquiries (a) pending or, to the actual knowledge of the Company threatened, against or involving the Company or any or its Subsidiaries or any property or rights of the Company or any of its Subsidiaries, nor is there any order, judgment, injunction or decree of any court, governmental agency or arbitrator outstanding against the Company or any of its Subsidiaries, or (b) pending or, to the actual knowledge of the Company threatened, against the Company or any of its Subsidiaries which challenge the validity or propriety of this Agreement or the transactions contemplated hereby, and the Companies have received no notice of any complaints with respect to the Company or its Subsidiaries which have been filed with any consumer protection agency.

      2.22 Consents. Except as set for in Schedule 2.22 of the Disclosure
Schedule, and except for the approval of the transactions contemplated hereby by the stockholders of the Company, no consent or approval under any agreement entered into by the Company is required in connection with the execution, delivery or performance by the Company of this Agreement or in connection with


                                      -32-

                                     FILING #0001705193 PG 41 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03407
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

the transactions contemplated hereby, which the failure to obtain or make, either individually or in the aggregate with all other such failures, could reasonably be expected to (a) have a Material Adverse Effect, or (b) prevent the Company from consummating the transactions contemplated hereby.

      2.23 Affiliate Transactions. Except as set forth on Schedule 2.23 hereof, none of the Stockholders, officers or directors, or any of their immediate family members, or to the actual knowledge of the Company or its Subsidiaries, none of its other employees, is currently a party (either directly or through any ownership, beneficial, contingent or other interest in an entity, business or enterprise of any kind) to any transaction with or involving the Company or its Subsidiaries or any assets used in the operation of the Company or its Subsidiaries including, without limitation, any arrangement (other than for services in the ordinary course of business as officers, directors or employees of the Companies) providing for (a) the furnishing of services by or to, (b) the rental of the sites on which the Real Property is located, (c) any loan or other indebtedness from or to, (d) the grant of any mortgage, security interest, pledge or other encumbrance from or to, or (e) otherwise requiring payments or other consideration (including a promise of forbearance) from or to, any such person.

      2.24 Broker's and Finder's Fees. The Company has not retained any broker or finder or other person in connection with transactions contemplated hereby.

      2.25 Absence of Certain Business Practices. To the best of the Company's knowledge, tickets sold in connection with the Companies and its Subsidiaries operations are sold in compliance with all local laws and solely through nationally recognized ticket outlets (including Protix) and not through ticket brokers.

      2.26, 2.27 and 2.28 added by 3/19 2d Amendment.

      SECTION 3 REPRESENTATIONS AND WARRANTIES OF SFX


                                      -33-

                                     FILING #0001705193 PG 42 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03408
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      SFX hereby represent and warrants to each of NOC, CADCO, QN and the Stockholders as follows:

      3.1 Corporate Organization.

            (a) SFX is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the full power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted in the manner of and in the places in which such business is now being conducted.

            (b) The copies of the Certificate of Incorporation and By-Laws of SFX heretofore delivered to the Company are complete and correct copies of such instruments as presently in effect.

      3.2 Authorization. SFX has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of SFX has approved this Agreement and the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by SFX and (assuming this Agreement is a legal, valid and binding obligation of the Company) constitutes a legal, valid and binding obligation of SFX enforceable in accordance with its terms.

      3.3 No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will: (a) violate any provisions of the Certificate of Incorporation or By-Laws of SFX; (b) violate, or constitute a default under, any agreement to which SFX is a party, or by which SFX is bound, which violation or default could reasonably be expected to
(i) have a material adverse effect on the business, financial condition or results of operations of the SFX and its subsidiaries taken as a whole or (ii) prevent SFX from consummating the transactions contemplated hereby; or (c) violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental agency or body which SFX is bound, which could reasonably be expected to (i) have a material adverse effect on the business,


                                      -34-

                                     FILING #0001705193 PG 43 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03409
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

financial condition or results of operations of SFX and its subsidiaries taken as a whole or (ii) prevent SFX from consummating the transactions contemplated hereby.

      3.4 Litigation. There are no lawsuits, actions, administrative, arbitration or other proceedings, or governmental investigations pending against SFX or any of its subsidiaries challenging the validity or propriety of this Agreement or the transactions contemplated hereby.

      3.5 Consents. Except for (a) applicable requirements of (i) the Securities
Act, and the rules and regulations of the SEC thereunder, (ii) the Securities
Exchange Act of 1934 as amended and the rules and regulations of the SEC thereunder (the "Exchange Act"), (iii) state securities laws ("Blue Sky Laws") and (iv) NASDAQ; and (b) the filing and recordation of appropriate merger or other documents as required by CN Stock Act; no consent, approval, authorization or order of (or registration or filing with) any court or governmental agency or body or other third party is required to be made or obtained by SFX in connection with the execution, delivery or performance by SFX of this Agreement or in connection with the transactions contemplated hereby, which the failure to obtain or make could reasonably be expected to prevent SFX from consummating the transactions contemplated hereby.

      SECTION 4 REPRESENTATIONS AND WARRANTIES OP EACH STOCKHOLDER

      Each Stockholder represents and warrants for itself and not with respect to any other Stockholder severally, but not jointly, to SFX as follows:

      4.1 Authorization of Transaction. Such Stockholder has full power and authority to execute and deliver this Agreement and to perform his, her or its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Stockholder, enforceable in accordance with its terms and conditions. Such Stockholder, if a natural person, is over 21 years of age and has not had a legal representative appointed by a court of law or otherwise act in his or her


                                      -35-

                                     FILING #0001705193 PG 44 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03410
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

behalf or with respect to any of his or her property. If such Stockholder is not a natural person: such Stockholder is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action; no other corporate or other proceeding on the part of such Stockholder is necessary to authorize this Agreement or to consummate the transactions contemplated hereby;
and this Agreement has been duly delivered by such Stockholder. Such Stockholder need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any governmental entity in order to consummate the transactions contemplated by this Agreement.

      4.2 Noncontravention. Neither the execution and the delivery of this Agreement and the Consent, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which such Stockholder is subject or the certificate of incorporation and bylaws or other organizational documents of such Stockholder or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which such Stockholder is a party, by which it is bound or to which any of its assets is subject.

      4.3 Brokers' Fees. Except as set forth on Schedule 4.3 of the Disclosure
Schedule, no Stockholder has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement. The fees set forth in Schedule 4.3 of the Disclosure Schedule shall be borne by the Stockholders.

      4.4 Company Shares. Such Stockholder holds of record and owns beneficially the number of shares of Company Stock set forth next to its name on the signature page hereto, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state


                                      -36-

                                     FILING #0001705193 PG 45 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03411
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

securities laws), security interests, options, warrants, purchase rights, contracts, commitments and equities. Such Stockholder is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Stockholder to sell, transfer, or otherwise dispose of any capital stock of the Company or any of its Subsidiaries (other than this Agreement).
Such Stockholder is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company
(other than this Agreement).

      4.5 Accredited Investor. Such Stockholder is (i) a natural person whose individual net worth, or whose joint net worth with that person's spouse, exceeds $l,000,000; (ii) a corporation or partnership not formed for the specific purpose of acquiring SFX Shares, with total assets in excess of $5,000,000; or (iii) an entity in which all of the equity owners are "accredited investors" as that term is defined in Regulation D of the Securities Act. Such
Stockholder is a sophisticated investor by virtue of his education, training and/or numerous prior investments made on his or her behalf or through entities which he or she, alone or with others, controls. Such Stockholder is knowledgeable and experienced in financial and business matters, and is capable of evaluating the merits and risks of an investment and of making an informed business decision.

      4.6 Investment Intention. Such Stockholder is acquiring its SFX shares for investment and not with a view to dispose of its SFX Shares to be issued in the Merger in violation of the Security Act.

      4.7 Receipt of Information. Such Stockholder has received a copy of each of the following documents relating to SFX: (i) Annual Report on Form 10-K for the year ended December 31, 1995; (ii) Quarterly Reports on Form l0-Q for the quarters ended, March 31, 1996, June 30, 1996 and September 30, 1996; (iii)
Current Report on Form 8-K dated January 21, 1997 and January 28, 1997; (iv)
Proxy Statement relating to the 1996 Annual Meeting of Shareholders; and (v) the
1995 Annual Report to Shareholders.


                                      -37-

                                     FILING #0001705193 PG 46 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03412
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      SECTION 5 REPRESENTATIONS AND WARRANTIES REGARDING SFX SUBS

      SFX and each of the SFX Subs jointly and severally represent and warrant to the Stockholders as follows (each SFX Sub represents and warrants only with respect to itself).

      5.1 Organization. Each of the SFX Subs is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and is an indirect subsidiary of SFX.

      5.2 Authority Relative to This Agreement. Each of the SFX Subs has the requisite corporate power to enter into this Agreement and to carry out its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by each of the SFX Subs' Board of Directors and approved by its sole stockholder, and no other corporate proceedings on the part of the SFX Subs are necessary to authorize this Agreement and the transactions contemplated hereby.
This Agreement constitutes a legal, valid and binding obligation of each Sub.

      SECTION 6 COVENANTS AND AGREEMENTS

      6.1 Conduct of Business. Each of the Companies agrees that from the date hereof until the Effective Date without the prior written consent of SFX and the SFX Subs:

            (a) the Companies shall operate their businesses and cause the businesses of their Subsidiaries to be operated only in the ordinary course consistent with past practice;

            (b) the Companies shall use their commercially reasonable efforts to preserve, in all material respects and consistent with past custom and practice, its business and properties, including its present operations, physical facilities, permits, approvals, licenses, working


                                      -38-

                                     FILING #0001705193 PG 47 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03413
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

conditions and relationships with persons having significant business relations with it, including without limitation, suppliers and customers;

            (c) the Companies shall not (i) amend their Certificates of Incorporation or By-Laws or the charter documents or by-laws of any of its Subsidiaries or CPAP's joint-venture agreement, (ii) change the number of authorized shares of its capital stock, as set forth on Schedule 2.2 hereof, and
(iii) split or reclassify any shares of its capital stock or declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock;

            (d) except otherwise expressly as set forth in this Agreement or the Disclosure Schedules attached hereto, neither the Companies nor any of their Subsidiaries shall (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, the capital stock of the Company or any of its Subsidiaries, (ii) redeem, purchase or otherwise acquire or offer to redeem, purchase or otherwise acquire, any shares of capital stock or other securities, (iii) acquire any assets or properties, or enter into any other transaction, other than consistent with usual and customary industry practices, (iv) sell, transfer or otherwise dispose of or encumber or mortgage any assets or properties which are material to the Company and its Subsidiaries, other than consistent with usual and customary industry practices, (v) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing license, lease, contract or other document, other than consistent with usual and customary industry practices, (vi) enter into any Contract other than those which would be consistent with usual and customary industry practice, (vii) enter into any performance production agreements, management agreements, ticketing agreements or other agreements relating to the operation of the Real
Property as a performance venue (viii) enter into any "booking agreements" without the prior approval of SFX, which consent shall not be unreasonably withheld or delayed and which consent shall be deemed granted if not denied within 36 hours of delivery to SFX of notice of such booking, (ix) enter into any employment contract or collective bargaining agreement, or modify the terms of any existing such contract or agreement, (x) establish any new Employee
Benefit Plan, or modify or terminate any existing Employee Benefit Plan, (xi) except to the extent contemplated by the CDA


                                      -39-

                                     FILING #0001705193 PG 48 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03414
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

Loan, make any capital expenditures other than those which would be consistent with usual and customary industry practice, or make any capital expenditures in the aggregate in excess of $50,000, (xii) take or agree to take any action that would or is reasonably likely to result in any of Company's representations and warranties set forth in this Agreement being untrue or in any of the conditions to the Merger not being satisfied, or (xiii) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

            (e) except as set forth in the Disclosure Schedules, neither the Companies nor any of their Subsidiaries will (i) incur or assume any indebtedness for money borrowed (including any indebtedness under the CDA Loan with respect to capital improvements but excluding any other amounts under the CDA Loan up to $1 million) or (ii) guarantee any indebtedness;

            (f) the Companies and their Subsidiaries shall (i) exercise commercially reasonable efforts to keep in full force and effect insurance now carried, (ii) exercise commercially reasonable efforts to perform in all material respects all obligations under their Contracts relating to or affecting their properties, assets and business, (iii) maintain their books of account and records consistent with good business practices and (iv) exercise commercially reasonable efforts to comply in all respects with all laws applicable to them and to the conduct of their business;

            (g) the Companies shall not (i) increase the compensation payable to, or to become payable to, any employee, director or executive officer; (ii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt, enter into or amend any employee benefit plan or arrangement except as may be required by applicable law; or (iv) hire any salaried employees or pay any bonuses;

            (h) the Companies shall not acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in, all or a portion of the assets of, or by any other manner, any corporation, partnership, association or other business, organization or division (other than a wholly owned subsidiary) thereof, or otherwise acquire or agree to acquire any assets


                                      -40-

                                     FILING #0001705193 PG 49 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03415
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

of any other person (other than the purchase of assets from suppliers or vendors in consistent with past practice) which are material, individually or in the aggregate, to either of the Companies and their Subsidiaries; and

            (i) from and after the date hereof until the Effective Date, the Companies shall not initiate or solicit any Competing Transaction or enter into discussions or negotiate with any person or entity in furtherance of such inquiries to obtain a Competing Transaction, or enter into an agreement with respect to any Competing Transaction and (other than with respect to any proposals or negotiations with respect to any Competing Transactions which commenced prior to the date hereof) the Companies shall promptly notify SFX of all relevant terms of any such inquiries and proposals received by any of the Companies and if such inquiry or proposal is in writing, the Companies shall deliver or cause to be delivered to SFX a copy of such inquiry or proposal. For purposes of this Agreement, "Competing Transaction" shall mean any of the following involving the Companies, any of their Subsidiaries or any affiliate of the Companies: (i) any merger, consolidation, share exchange, business combination, or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of any of the Companies and their Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any offer (whether cash or securities) for 25% or more of the outstanding shares of capital stock of any of the Companies; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing.

      6.2 Access. From the date hereof until the Effective Date, the Companies shall (a) afford to SFX and to their respective representatives, during regular business hours and upon reasonable notice, such access to the plants, offices, warehouses, properties, books and records of the Companies and their Subsidiaries as any of them may reasonably request in connection with the transactions contemplated hereby; and (b) cause its officers and accountants promptly to furnish to SFX and to its representative, such financial and operating data and other information as any of them may from time to time reasonably request in connection with the transactions contemplated hereby.
Notwithstanding the foregoing, any investigation made by SFX or its officers, attorneys, accountants,


                                      -41-

                                     FILING #0001705193 PG 50 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03416
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

or other representatives shall not in any manner affect the representations and warranties of the Companies and the Stockholders contained herein. In addition, the Companies and the Stockholders shall have the right to update and amend any of the Schedules attached hereto at any time prior to the Closing; provided, however, if the Schedules are updated by the Companies in a manner which would have a Material Adverse Effect, SFX and the SFX Subs shall have twenty (20) days from delivery of the last of the updated Schedules to complete its due diligence review of the Companies and the Stockholders as set forth in section 9.4.

      6.3 Filings and Governmental Consents. After the execution and delivery hereof, the Companies, the Subsidiaries, SFX and the SFX Subs: each shall use its best efforts to cooperate in obtaining any consent, approval, authorization or order of, or in making any registration or filing with, any governmental agency or body required in connection with the execution, delivery or performance of this Agreement or in connection with the transactions contemplated hereby.

      6.4 RESERVED

      6.5 Confidentiality.

            (a) Except for disclosure to accountants, attorneys, financial advisors and other consultants or advisors, each of SFX and the SFX Subs agrees that they shall, and shall use their best efforts to cause their officers, employees and authorized representatives to, hold in strict confidence all data and information obtained by them from the Companies (unless such information is a matter of public knowledge or has heretofore been or is hereafter published or filed as public information or becomes readily ascertainable from public or published information or trade sources) and shall use their best efforts to ensure that such officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of each of the Companies, except that SFX and such other persons may provide such confidential information in response to legal process or applicable laws or governmental regulations.


                                      -42-

                                     FILING #0001705193 PG 51 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03417
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (b) The Companies each agree that it shall, and shall use its best efforts to cause its officers, employees and authorized representatives to, hold in strict confidence all data and information obtained by them from SFX and the SFX Subs (unless such information is or becomes readily ascertainable from public or published information) and shall not, and shall use its best efforts to ensure that such officers, employees and authorized representatives do not, disclose such information to others without the prior written consent of SFX and each of the SFX Subs.

            (c) In the event this Agreement is terminated, the Companies, on the one hand, and SFX and the SFX Subs, on the other, each agree if so requested by the other party, to return promptly or to destroy every document furnished to either of them by the other party or any division, associate or affiliate of such other party and any copies thereof which may have been made, and which is in its possession or under its control, in connection with the transactions contemplated hereby, and to cause its representatives, and any representative of financial institutions, partnerships and others to whom such documents were furnished, promptly to return such documents and any copies thereof any of them may have made, other than documents filed with the SEC or otherwise public available.

      6.6 Restrictions on Transfer. Each of the Stockholders agrees that such Stockholder on a Several Basis (as defined below) will not, during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer, except for transfers to immediate family members of such Stockholder or transfers to trusts for the benefit of immediate family members of the Stockholders as well as Stockholder's estates, or dispose of, directly or indirectly, any SFX Shares; or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the SFX Shares owned by the Stockholder, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of SFX Shares, in cash or otherwise.


                                      -43-

                                     FILING #0001705193 PG 52 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03418
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      6.7 Registration Statement for Registering of Stock. At the request of any of the holders of any of the SFX Shares, SFX hereby undertakes to file a Registration Statement under the Securities Act with the U.S. Securities and
Exchange Commission (the "SEC") at any time following the second anniversary of the Effective Date, to register the resale of the SFX Shares pursuant to brokerage transactions as defined in Rule 144 of the Securities Act and shall use its best efforts to effect registration under the Securities Act of such Shares, provided that, SFX shall be required to effect no more than one such registration pursuant to this Section 6.7. Any such registration statement shall provide each of the holders with the opportunity to have its shares included therein and shall remain in effect for not less than 12 months. SFX shall notify the Stockholders of the disposition of said SFX Registration Statement and, to the extent that the Registration Statement shall become effective, shall, at such time, issue replacement certificates for the Shares eliminating the portion of the legend which provides: "THE SECURITIES REPRESENTED BY THIS CERTIFICATE
HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE
SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD,
TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION
STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF
COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SAID
ACT. FURTHERMORE,"

      6.8 Use of Financial Statements. Prior to the Effective Date, the
Companies and the Subsidiaries agree that they will (i) consent to the use of their audited financial statements in any registration statement or other document filed by SFX (or any of its Subsidiaries) under the Securities Act or the Securities Exchange Act of 1934, as amended, and (ii) execute and deliver, and cause its partners and officers to execute and deliver, such "representation" letters as are customarily delivered in connection with audits and as SFX's independent accountants may reasonably request.

      6.9 "As Is, Where Is" Acquisition. Notwithstanding anything in this
Agreement to the contrary, it is expressly understood by and among the parties, that there are no representations,


                                      -44-

                                     FILING #0001705193 PG 53 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03419
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

warranties or covenants, express or implied, made with respect to the condition of any of the assets which become property of the Surviving Corporations by virtue of the Mergers, except as expressly set forth herein. Furthermore, there are no representations, warranties or covenants, express or implied, being made with respect to any obligations, liabilities or potential liabilities associated with any of the assets except as expressly set forth herein. Finally, there are no representations, warranties or covenants made, express or implied, with respect to any information, projections, budgets or other financial information provided to SFX and the SFX Subs except as expressly set forth herein.

      6.10 Stock Legend.

      In addition to any legend imposed by applicable state securities laws, the certificate of incorporation of SFX or the rules, regulations and polices of the Federal Communications Commission, all stock issued by SFX pursuant to this Agreement, shall bear a restrictive legend stating substantially as follows:

      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED
      UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES HAVE BEEN
      ACQUIRED FOR INVESTMENT AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED
      OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR
      THE SECURITIES UNDER THE SECURITIES ACT OF 1933 OR AN OPINION OF COUNSEL
      SATISFACTORY TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID
      ACT. FURTHERMORE, THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE
      SUBJECT TO CERTAIN "CALL," "PUT", RIGHTS OF FIRST REFUSAL AND OFFSET
      PROVISIONS SET FORTH IN THAT CERTAIN AGREEMENT OF MERGER BY AND AMONG SFX
      BROADCASTING, INC., ("SFX") NOC-ACQUISITION CORP., CADCO


                                      -45-

                                     FILING #0001705193 PG 54 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03420
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      ACQUISITION CORP., QN-ACQUISITION CORP., NEDERLANDER OF CONNECTICUT, INC.
      AND CONNECTICUT AMPHITHEATER DEVELOPMENT CORPORATION AND QN CORP. AND
      CERTAIN OF THE STOCKHOLDERS THEREOF DATED FEBRUARY ___, 1997 (THE
      "AGREEMENT"). AS A RESULT OF THE OFFSET PROVISIONS IN THE AGREEMENT,
      SHARES NOT VOLUNTARILY SURRENDERED TO SFX MAY BE CANCELED ON THE TRANSFER
      BOOKS OF SFX WITHOUT NOTICE TO THE HOLDER HEREOF. TRANSFEREE'S OF THESE
      SHARES TAKE THESE SHARES SUBJECT TO SUCH CANCELLATION RIGHT.

      6.11 Further Actions. Each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its best efforts: (i) to obtain all necessary waivers, consents and approvals, to give all notices and to effect all necessary registrations and filings, and (ii) to defend any lawsuits or other legal proceedings, whether judicial or administrative and whether brought derivatively or on behalf of third parties
(including governmental agencies or officials), challenging this Agreement or the consummation of the transactions contemplated hereby.

      6.12 Casualty and Condemnation

            (a) If, prior to the Effective Date all or a substantial portion of the Real Property shall be (i) condemned or taken by eminent domain, or (ii) destroyed or damaged, at the option of SFX (subject, however, to the rights of the Stockholders set forth in the next succeeding sentence), this Agreement shall be null and void and of no further effect, and all monies paid hereunder shall be returned promptly to SFX, with interest thereon. As used in this
Section 6.12, "a substantial portion of the Real Property" shall mean (A) in the event of a condemnation or taking, a condemnation or taking of five (5%) percent or more of the improvements at the Real Property, or such portion of the parking or the means of ingress and egress which would cause a default by the


                                      -46-

                                     FILING #0001705193 PG 55 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03421
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

landlord under any of the leases or provide any tenant thereunder with the right to terminate any such lease or any other condemnation or taking of the Real
Property that would inhibit the use, enjoyment or operation of the Real Property as it currently exists, or (B) in the event of a casualty, the cost of repair and/or replacement resulting from such casualty exceeds $250,000 (unless the Stockholders shall elect to bear any costs or repair of such casualty in excess of $250,000). In the event of such a cancellation by SF, the Companies shall be entitled to collect all proceeds from the condemnation or eminent domain and all insurance proceeds payable by reason of such destruction or damage. If SFX does not elect to exercise its right to terminate this Agreement, there shall be no diminution of the Merger Consideration, but SFX shall be entitled to receive all condemnation proceeds and all insurance proceeds covering such loss or damage
(plus payment from the Stockholders to SFX in the amount of the deductible under the applicable insurance policy) and the Company and its Subsidiaries shall assign irrevocably all such rights to SFX at the Effective Date. The election of SFX hereunder must be exercised within thirty (30) days after notice to SFX of the occurrence of the taking or loss or damage, and if such taking or loss or damage occurs less than thirty (30) days prior to the Effective Date, the Effective Date, shall be extended for such additional period of time as may be necessary to afford SFX a full thirty (30) days to make its election. The
Companies covenant and agree to notify SFX in writing immediately upon the Companies' or any of their Subsidiaries having knowledge of any taking or the occurrence of any damage or casualty.

            (b) If, prior to the Effective Date, less than a substantial portion of the Real Property shall be (a) condemned or taken by eminent domain or (ii) destroyed or damaged, the Companies shall, cure, promptly restore, or cause to be restored, the Real Property to substantially and materially the same condition as existed immediately prior to such taking or casualty, and the Effective Date shall be extended to the extent reasonably necessary to allow the Companies to substantially complete, or cause the completion of, such restoration. To the extent that such condemnation, taking, destruction or damage could reasonably be expected to be cured for an amount less than $250,000, then the Companies and their respective Subsidiaries shall assign to SFX and the SFX
Subsidiaries all insurance and/or condemnation proceeds and the Effective Date should not change.


                                      -47-

                                     FILING #0001705193 PG 56 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03422
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

      6.13 Environmental, Structural, Title and Zoning Unwind Provisions

            6.13.1 (i) SFX and the SFX Subs shall have the right, for a period of ninety (90) days from the date hereof, to assert a claim against the Stockholders on a Several Basis (as hereinafter defined), for a breach of the representations and warranties set forth in Sections 2.11(xxi) (the "Structural
Warranty") and 2.17 (the "Environmental Warranty"; the Structural Warranty and the Environmental Warranty are collectively referred to as the "Unwind
Warranties"). Anything contained in this Agreement to the contrary notwithstanding, SFX and the SFX Subs agree that the provisions of this Section
6.13.1 shall be the sole and exclusive remedy of SFX and the SFX Subs with respect to any breach or misrepresentation relating to the Unwind Warranties and/or the Additional Unwind Warranties (as defined below) or otherwise relating to the structural or physical condition of the Real Property, compliance with any Applicable Environmental Laws or otherwise relating to presence of hazardous substances, the environmental condition of the Real Property or any other environmental matters (whether based upon a breach of the Unwind Warranties or any other representations or warranties contained in this Agreement which relate to such matters). In addition, SFX and the SFX Subs shall have the right, for a period of forty-five (45) days from the date of delivery to SFX or the SFX Subs, or the completion by SFX of an "As Built Survey" of the Real Property, to assert a claim against the Stockholders, on a Several Basis, for a breach of the representations and warranties set forth in Sections 2.11 (x); (xi); (xvi) or
(xxii) (the "Additional Unwind Warranties") regardless of the actual knowledge of the Companies. During the period from the Effective Date through and including the last date on which the Unwind Procedure (as hereinafter defined) may be consummated (the "Outside Date"), SFX and the SFX Subs shall, for benefit of the Stockholders, comply with each of the covenants and conditions of Sections 6.1,6.2 and 6.3 hereof, other than those contained in Section
6.l(c)(viii), which were binding on the Companies and Stockholders for the benefit of SFX and the SFX Subs between the date of this Agreement and the Effective Date. In addition, SFX shall not cause the preferred stock of CPA to be canceled unless the Outside Date shall have occurred without the Unwind
Procedure having been exercised.


                                      -48-

                                     FILING #0001705193 PG 57 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03423
                                                SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE

            (ii) In the event that SFX or the SFX Subs shall elect to assert a claim with respect to a breach of the Unwind Warranties or Additional Unwind
Warranties, SFX and/or the SFX Subs shall, within ninety (90) days from the date hereof in the case of the Unwind Warranties or within thirty (30) days following receipt of the "As Built Survey" in the ease of the Additional Unwind
Warranties, to submit a written notice to the Stockholders (a "Demand Notice") which shall contain a detailed description of the basis for such claim and the estimated cost of curing such breach or the projected loss to the Companies or the Subsidiaries from the inability to rebuild or use the Real Property as currently used or constructed (the "Claim Amount").

            (iii) The Stockholders shall have a period of thirty (30) days following receipt of a Demand Notice to elect by written notice to SFX and/or the SFX Subs to either (a) accept the Demand Notice and the Claim Amount set forth therein, (b) contest the Demand Notice, or (c) in the event that the Claim
Amount sought in such Demand Notice shall exceed $1,250,000 (inclusive of any Claim Amount previously submitted in connection with the Additional Unwind
Warranties), elect to unwind the transactions contemplated by this Agreement in accordance with Section 6.13(vii) hereof (the "Unwind Procedure").

            (iv) In the event that the Stockholders shall elect to accept the Demand Notice, the Stockholders shall, within ten (10) days following such acceptance, deliver to SFX or the SFX Subs, as the case may be, on a Several
Basis, the number of SFX Shares equal the Claim Amount which number of shares shall be determined on the basis of the Adjusted Closing Value.

            (v) In the event that the Stockholders shall elect to contest the Demand Notice, then the Stockholders shall and SFX or the SFX Subs, as the case may be, shall attempt to mutually agree upon the Claim Amount. If the parties are unable, within (10) days following the giving of notice of such contest, to mutually agree upon the Claim Amount, then each of the parties shall submit their determination of the appropriate Claim Amount (the Claim Amount submitted by SFX or the SFX Subs is referred to as the "SFX Determination" and the Claim
Amount Submitted by the Stockholders is referred to as the "Stockholder
Determination") and the parties shall jointly appoint


                                      -49-


                                     FILING #0001705193 PG 58 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03424
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


an independent structural engineer and/or environmental engineer (the
"Arbitrator") whose fee shall be borne equally by SFX and the Stockholders. In the event that SFX and the Stockholders are unable to jointly agree upon the Arbitrator within five (5) days after they are requested to do so, then the parties agree to allow the American Arbitration Association to designate the Arbitrator in accordance with the rules, regulations and/or procedures then outstanding of the American Arbitration Association. The Arbitrator shall conduct such hearings and investigations as the Arbitrator shall deem appropriate and shall, within thirty (30) days after the designation of the Arbitrator, choose either the SFX Determination or the Stockholder Determination
(the "Final Claim Amount"), and such choice by the Arbitrator shall be conclusive and binding upon the parties. The Arbitrator shall not have the power to add to, modify or change any of the provisions of this Agreement.

            (vi) Within ten (10) days following the determination of the Final
Claim Amount, the Stockholders shall elect either to (x) accept the Final Claim
Amount, or (y) if the Final Claim Amount shall exceed $1,250,000, to effectuate the Unwind Procedure. If the Stockholders elect to accept the Final Claim
Amount, then the Stockholders shall, within ten (10) days following such acceptance, deliver to SFX or the SFX Subs, as the case may be, on a Several
Basis, the number of SFX Shares equal to the Final Claim Amount which number of shares shall be based upon the Adjusted Closing Value. If the Stockholders shall elect the Unwind Procedure, then the transactions contemplated hereunder shall be subject to the unwind provisions set forth in Section 6.13(vii) hereof.

            (vii) In the event that the Stockholders shall elect the Unwind
Procedure, then SFX or the SFX Subs, as the case may be, shall have the right, within thirty (30) days following notice of such election, to elect either to
(x) accept the Unwind Procedure, or (y) reject the Unwind Procedure. In the event that SFX or the SFX Subs, as the case may be, shall elect to reject the Unwind Procedure, then the transactions contemplated by this Agreement shall remain in full force and effect, the Final Claim Amount shall be deemed to be the $1,250,000 and the Stockholders shall,


                                      -50-

                                     FILING #0001705193 PG 59 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03425
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


after payment to SFX of $1,250,000, have no further liability or obligations to SFX or the SFX Subs with respect to the Unwind Warranties or the Additional
Unwind Warranties.

            In the event that SFX or the SFX Subs, as the case may be, shall accept the Unwind Procedure, then, within thirty (30) days following such acceptance (the "Unwind Date"), the Stockholders, SFX and the SFX Subs shall cause the following transactions to occur: (i) the Stockholders shall form and designate newly formed corporations for the purpose of effectuating a merger with CPA, NOC and CADCO and the Subsidiaries by filing Certificates of Merger in the manner contemplated by Section 1.2 hereof, (ii) the Stockholders shall cause substitute letters of credit to be delivered and replace the $110,000 on deposit with the City of Hartford and the $785,000 on deposit with Fleet all as contemplated by Section 1.3 hereof, (iii) the directors and officers of the Companies and the Subsidiaries shall resign effective as of the Unwind Date,
(iv) the Stockholders shall return the Merger Consideration to SFX on the Unwind
Date, (v) all books, records and accounts of the Companies and the Subsidiaries shall be delivered by SFX to the Stockholders on the Unwind Date, (vi) SFX and the Stockholders shall make an adjustment of the assets and liabilities of the Companies effective as of the Unwind Date in accordance with the procedures set forth in Section 1.12 hereof, (vii) the parties shall take such other actions and make such other deliveries in order to effectuate an unwind of the transactions contemplated hereby; and (viii) the Stockholders shall replace the Bond contemplated by Section 1.3 hereof, to the extent that it has been posted.

            SECTION 7 CONDITIONS

            7.1 Conditions to Each Party's Obligation to Effect the Mergers. The respective obligations of each party to effect the Mergers shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                  (a) No preliminary or permanent injunction or other order by any Federal or state court or by any governmental or regulatory body in the United States which prevents the


                                      -51-

                                     FILING #0001705193 PG 60 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03426
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


consummation of the Mergers or the transactions contemplated hereby shall have been issued and remain in effect (each party agreeing to use its best efforts to have any such injunction lifted and to seek to avoid any such injunction).

                  (b) No statute, rule or regulation shall have been enacted by the government (or any governmental body or agency) of the United States or any state thereof that prevents the consummation of the Mergers or the transactions contemplated hereby.

                  (c) No action or proceeding before any court or any governmental or regulatory authority and no investigation by any governmental or regulatory authority shall have been commenced (and be pending), against the Companies, SFX, the SFX Subs or any of their respective affiliates, associates, officers or directors seeking to prevent or materially delay the transactions contemplated hereby or challenging any of the terms or provisions of this Agreement or seeking material damages in connection therewith; provided, however, that in the case of an action or proceeding brought by a person other than a governmental or regulatory authority, the condition set forth in this paragraph (d) shall be deemed to have been satisfied with respect to such action or proceeding of SFX, the SFX Subs and the Companies shall have been provided with an opinion of counsel satisfactory to them to the effect that it is reasonably probable that the relief sought in such action or proceeding will not be granted.

            7.2 Conditions to Obligation of the Companies to Effect the Mergers.
The obligation of each Company to effect the relevant Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions (unless waived):

                  (a) The representations and warranties of SFX and the SFX
Subs contained in this Agreement shall be true in all material respects when made and on and as of the Effective Date with the same force and effect as though made on and as of such times, except as affected by the transactions contemplated hereby and except that any such representation and warranty made as or a specified date shall have been true on and as of such date.


                                      -52-

                                     FILING #0001705193 PG 61 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03427
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                  (b) SFX and the SFX Subs shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed or complied with by it hereunder on or before the Effective Date.

                  (c) SFX shall have delivered to the Companies a written opinion of its counsel, dated as of the Effective Date, substantially in the form attached hereto as Exhibit A.

                  (d) Except with respect to any obligations or liabilities arising under this Agreement, the Stockholders, the Companies and their Subsidiaries shall each execute and deliver mutual general releases of all liabilities and obligations.

                  (e) The CDA Loan shall have closed.

            7.3 Conditions to Obligations of SFX and SFX Subs to Effect the
Mergers. The obligations of SFX and SFX Subs to effect the Mergers shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions (unless waived):

                  (a) The representations and warranties of the Companies and the Stockholders contained in this Agreement shall be true and correct in all material respects when made and on and as of the Effective Date with the same force and effect as though made on and as of such time, except as affected by the transactions contemplated hereby and except that any such representation or warranty made as of a specified date shall have been true in all material respects on and as of such date.

                  (b) The Companies shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed or complied with by it hereunder on or before the Effective Date.


                                      -53-

                                     FILING #0001705193 PG 62 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03428
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                  (c) The consents referred to in Section 2.22 shall have been obtained without any adverse effect on SFX or the SFX Subs or the continued operations of the Companies and their Subsidiaries consistent with prior past practice.

                  (d) The Companies shall have furnished such certificates of its officers to evidence its compliance with Sections 2 and 6 as may be reasonably requested by SFX or the SFX Subs.

                  (e) On the Effective Date, Robert Nederlander and James
Koplik shall execute a non-competition agreement in the form attached hereto as Exhibit B.

                  (f) The Companies shall have delivered to SFX and the SFX
Subs written opinions of their counsel, dated as of the Effective Date, substantially in the form attached hereto as Exhibit C.

            SECTION 8 TERMINATION PRIOR TO EFFECTIVE DATE

            8.1 Termination Prior to Effective Date. Agreement may be terminated and abandoned at any time prior to the Effective Date:

                  (a) by SFX prior to February 14, 1997;

                  (b) by the mutual consent of the respective Boards of Directors of the Companies and SFX

                  (c) by the Companies or SFX, by action of its Board of Directors, in the event the transactions contemplated by this Agreement are not consummated on or before June 1, 1997;


                                      -54-

                                     FILING #0001705193 PG 63 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03429
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                  (d) as provided in any section of this Agreement which specifically provides for termination; or

                  (e) by either SFX or the Companies, if any court or competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable.

            8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 hereof:

                  (a) neither the Companies nor SFX shall make or issue, or cause to be made or issued, any announcement or written statement concerning termination of this Agreement or the transactions contemplated hereby for dissemination to the general public without the prior consent of the other party which consent shall not be unreasonably withheld; provided, however, that such consent shall not be required where such announcement or written statement is required by applicable law; and

                  (b) this Agreement shall become wholly void and of no force or effect, without any liability or further obligation on the part of the Companies or SFX or the SFX Subs.

            SECTION 9 DUE DILIGENCE REVIEW; PURCHASER'S
                      TERMINATION OPTION

            9.1 Notwithstanding anything to the contrary herein contained, the Company hereby acknowledges that SFX has had the opportunity prior to the execution of this Agreement to examine all of the relevant legal and business information and documents relating to the structural and environmental aspects
Real Property and to conduct an inspection of the Real Property. SFX


                                      -55-

                                     FILING #0001705193 PG 64 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03430
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


hereby acknowledges that the Companies have heretofore provided such information relating to the foregoing as has been requested by SFX. Notwithstanding the foregoing, the Companies shall, at the Companies' sole expense, within five (5) days from the date hereof, if requested by SFX, provide to SFX copies of such other records, agreements, plans and specifications, title reports and all other material information and documents in the possession or control of the Companies or their Subsidiaries.

            9.2 At all times prior to the Effective Date, SFX, its agents and contractors shall have the right upon reasonable prior notice to enter upon the Real Property for the purpose of conducting inspections and investigations of any kind and nature. Notwithstanding the foregoing, SFX shall not conduct intrusive physical inspections of the Real Property without the prior written consent of the Companies which consent shall not be unreasonably withheld or delayed, with the understanding that time is at the essence with respect to this Section. Any such entry shall not, however, in any manner whatsoever restrict or materially interfere with the operations of the Real Property or impose any liability upon the Companies. The Companies reserve the right to impose reasonable conditions upon SFX's access to the Real Property if such access will restrict or materially interfere with the operations of the Real Property or impose liability upon Real Property. SFX hereby agrees to indemnify, defend and hold the Companies harmless from and against any and all loss, cost, damage and expense (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the Companies in connection with SFX's access to the Real Property or the activities of Purchaser, its agents, representatives, employees or contractors thereon and to restore any damage resulting from its inspections thereof.

            9.3 If, at any time on or before February 14, 1997 or any extensions thereof pursuant to section 6.2 above, (the "Due Diligence Period"), SFX shall determine in its sole discretion to rescind this Agreement as a result of SFX's determination that any aspect of the financing, use, operation, maintenance or occupancy of all or any portion of the Real Property (including, without limitation, matters relating to title to the Real Property, engineering conditions at the Real Property, the presence or potential presence or release or Hazardous Substances,


                                      -56-

                                     FILING #0001705193 PG 65 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03431
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


applicable zoning and/or building codes, rules, regulations, laws and/or ordinances, real estate taxes, assessments or impact fees, the existence of violations of applicable laws, rules, regulations, codes and/or ordinances or conditions which constitute such a violation, and the contract of any leases affecting this Real Property or any portion thereof) is not satisfactory to SFX.
SFX shall have the right to terminate this Agreement by providing written notice
(the "Due Diligence Termination Notice") of such termination to the Companies.
Upon receipt of such notice by the Companies, SFX's termination shall become effective. In the event that SFX exercises its right to terminate this Agreement pursuant to the terms of this Section 9.4, except as otherwise provided herein to the contrary, the terms and conditions of this Agreement shall immediately be deemed null and void and shall have no further force or effect. Time shall be of the essence in regard to SFX timely providing the Companies with the Due
Diligence Termination Notice, and if SFX shall fail to timely give the Due
Diligence Termination Notice, the contingency otherwise provided for in this
Section 9.4 shall be conclusively deemed waived; provided, if and to the extent
SFX shall not be provided access to any portion of the Real Property or documentation to be delivered by the Companies in accordance with this Agreement, the Due Diligence Period shall toll.

            SECTION 10 PUT AND CALL PROVISIONS AFTER MERGER

            10.1 Put Option. Each of the holders of SFX shares as of a given date (individually, a "Seller") may, at its option, by written notice given to SFX any time after the second anniversary of the Effective Date and before the seventh anniversary of the Effective Date (the "Put Period"), elect to transfer to SFX any or all of the SFX Shares held by it, free and clear of any and all encumbrances for an amount equal to the product of the Closing Value reduced by 10% multiplied by the number of SFX Shares being transferred pursuant to this provision.

            10.2 Put Closing. The closing of any purchase under section 10.1 shall be held at a place and date specified by the Seller(s) by written notice given to SFX not more than 10 days after the Seller(s) shall have exercised the option pursuant hereto; the date of the closing shall not be more than 30 days after the Seller(s) shall have exercised the option pursuant to Section 10.1. At the


                                      -57-

                                     FILING #0001705193 PG 66 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03432
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


closing, (i) the Seller(s) of the SFX Shares which are the subject of the "put" shall deliver to SFX a certificate or certificates for all the Shares being transferred, duly endorsed in blank [ILLEGIBLE] required stock transfer stamps attached, if any, and (ii) SFX shall pay such Seller(s) [ILLEGIBLE] price for the SFX Shares. The purchase price shall be payable by wire transfer of [ILLEGIBLE] available funds to an account specified by the holder(s) by written notice given to SFX [ILLEGIBLE] business days before the closing. Each holder of SFX Shares shall have the option hereun[ILLEGIBLE] regard to whether any other holder of SFX Shares has exercised the put option hereund[ILLEGIBLE].

            10.3 Call Option. SFX (or its assignee) may, at its option, by written notice given to all of the holders of the SFX Shares as of a given date, and at any time after the Effective Date and before the seventh anniversary of the Effective Date (the "Call Period"), elect to purchase from all said holders all of the SFX Shares held by them, free and clear of any and all encumbrances for an amount equal to the product of the Closing Value increased by 10% multiplied by the number of SFX Shares being transferred pursuant to this provision. The holders of the SFX Shares shall be prohibited from conveying their SFX Shares after delivery of a notice by SFX pursuant to this Section.

            10.4 Call Closing. The closing or any purchase under section 10.3 shall be held at a place and date specified by SFX in a written notice given to each of the holders not more than 10 days after SFX shall have exercised the option pursuant hereto; the date of the closing shall not be more than 30 days after SFX shall have exercised the option pursuant to Section 10.3. At the closing, (i) the holders of the SFX Shares which are the subject of the "call" shall deliver to SFX a certificate or certificates for all the Shares being transferred, duly endorsed in blank and with all required stock transfer stamps attached, and (ii) SFX shall pay such holders the purchase price for the SFX
Shares in accordance with the amount set forth herein. The purchase price shall be payable by wire transfer of immediately available funds to accounts specified by each of the holders by written notice given to SFX at least two business days before the closing.


                                      -58-

                                     FILING #0001705193 PG 67 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03433
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            10.5 Acceleration of Put. In the event of a material breach of this agreement by SFX or an SFX Sub at any time after the Effective Date, each of the holders shall immediately have the rights set forth in Sections 10.1 and 10.2 hereof notwithstanding the fact that such rights would otherwise not accrue until after the second anniversary of the Effective Date. For purposes of this agreement, SFX shall be deemed to have materially breached this agreement, if, among other things there shall be a "Change of Control" of SFX, or SFX shall have failed to comply with the provisions of Section 6.7 hereof. A "Change of Control" shall have be deemed to have occurred with respect to a change in ownership of the outstanding voting stock of SFX held by Robert F.X. Sillerman or his affiliates which such change in ownership shall be deemed a change of control pursuant to the rules and regulations of the Federal Communications
Commission.

            SECTION 11 RIGHT OF FIRST REFUSAL.

            11.1 If any Stockholder (a "Selling Stockholder") elects to sell
(the "Third Party Sale") all or a portion of such Stockholder's SFX Shares (the
"Sale Shares") at any time up to the seventh anniversary of the Effective Date and such Third Party Sale is not then prohibited by Section 6.6 hereof or any applicable laws, including without limitation any securities laws, then prior to the date of the proposed Third Party Sale, the Selling Stockholder shall (i) deliver written notice (an "Offering Notice") of his intent to consummate the sale, which notice shall set forth the number of SFX Shares to be sold and the price per Share at which such Shares are to be sold (the "Sale Price") and shall irrevocably offer to sell to SFX such shares at the Sale Price. The date of delivery of such Offering Notice shall hereby be defined as (the "Determination
Date"). SFX may, within forty-eight (48) hours after the Determination Date, elect, by written notice to the Selling Stockholder (a "Purchase Notice"), to purchase all of the Sale Shares for the Sale Price. Within three (3) days after the receipt of the Purchase Notice, the Selling Stockholder shall sell to SFX and SFX shall purchase from the Selling Stockholder all of the Sale Shares for the Sale Price. If SFX shall fail to deliver a Purchase Notice within said forty-eight hour period, then the selling Stockholder may sell the Sale Shares;
provided, however, if neither the Third Party Sale nor the sale to SFX is consummated within thirty (30) days of the Determination Date for "market" Third
Party Sale


                                      -59-

                                     FILING #0001705193 PG 68 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03434
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


transactions or sixty (60) days of the Determination Date for "private" Third
Party Sale transactions, then neither sale shall be consummated. Any subsequent sales of SFX shares (other than the Sale Shares) by the Selling Stockholder, shall continue to be subject to the provisions of this Section 11.1.

            SECTION 12 INDEMNIFICATION.

            12.1 The Stockholders' Indemnitees. The Stockholders shall, on a
Several Basis, but not jointly, indemnify, defend by counsel reasonably acceptable to SFX, and hold harmless SFX, its officers, directors, affiliates, employees, agents, successors and permitted assigns (the "SFX Indemnitees") from and against all demands, claims, actions, and causes of action ("Claims") and assessments, losses, costs, damages, liabilities, interest, penalties, court costs, and reasonable accounting, consulting, engineering and attorneys' fees
("Losses") asserted against, imposed upon or incurred by any of the SFX
Indemnitees, directly or indirectly caused by a material breach by the Companies, the Subsidiaries or the Stockholders of any of their representations, warranties and/or covenants contained herein; provided that the Stockholders shall only be required to indemnify SFX where the aggregate Losses is in an amount in excess of $100,000 (the "Threshold Amount"), in which event the Stockholders shall be liable for all such claims including the Threshold Amount.
Notwithstanding anything contained in this Agreement to the contrary, no Stockholder shall be liable for any claim made under this Agreement for any default, breach or misrepresentation, including provisions of this Section 12.1 and Section 6.13, for any amounts in excess of thirty-three and one-third (33
1/3%) (the "Maximum Amount") of the Adjusted Closing Value; provided, however, in no event shall the Maximum Amount be reduced by greater than 10% for any amounts required to be paid by the Stockholders pursuant to Section 6.13 hereof.
No claim for indemnification pursuant to this Section 12.1 may be made subsequent to the date one (1) year after the Effective Date unless such claim is based upon a fraudulent misrepresentation made herein. Solely for the purposes of this Section 12.1, in calculating the amount of losses arising from any misrepresentation, breach of warranty, or covenant made by the Companies, their Subsidiaries or the Stockholders in this Agreement, the applicable provisions of this Agreement shall be read and interpreted as if the


                                      -60-

                                     FILING #0001705193 PG 69 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03435
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


qualification stated therein with respect to Materiality or Material Adverse
Effect was not contained therein.

            12.2 SFX's Indemnitees. SFX shall indemnify, defend by counsel reasonable acceptable to the Companies, and hold harmless the Companies, their shareholders employees, agents, successors and permitted assigns and the Stockholders (the "Companies Indemnitees") from and against all Claims and Losses asserted against, imposed upon or incurred by any of the Companies
Indemnitees, directly or indirectly, resulting from or arising out of (i) the ownership or operation of the Companies or their Subsidiaries by SFX from and after the Effective Date, (ii) the failure of SFX to pay, perform or discharge any of SFX's obligations, including any obligations expressly assumed by SFX pursuant to this Agreement, or (iii) the breach by SFX of any of its representations and warranties contained herein.

            12.3 Procedures.

                  12.3.1 Promptly after the receipt by any party (the
"Indemnified Party") of notice of (A) any claim or (B) the commencement of any action, proceeding or litigation (collectively, "Litigation") which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such claim or Litigation and shall permit the Indemnifying Party to assume the defense of any such Litigation. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend such claim or Litigation.

                  12.3.2 If the Indemnifying Party assumes the defense of any such claim or Litigation with counsel reasonably acceptable to the Indemnified
Party, the obligations of the Indemnifying Party as to such claim or Litigation shall be limited to taking all steps necessary in the defense or settlement of such claim or Litigation and to holding the Indemnified Party harmless from


                                      -61-

                                     FILING #0001705193 PG 70 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03436
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or Litigation; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or Litigation provided that the Indemnifying Party shall direct and control the defense of such claim or Litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The
Indemnifying Party shall not, in the defense of such claim or Litigation, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or Litigation.

                  12.3.3 If the Indemnifying Party shall not assume the defense of any such claim or Litigation, the Indemnified Party may, but shall have no obligation to, defend against such claim or Litigation in such manner as it may deem appropriate. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or Litigation. If no settlement of the claim or Litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such Litigation and of all reasonable expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or Litigation.

                   12.3.4 Regardless of whether the Indemnifying Party shall have assumed the defense of any such claim or Litigation, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such claim or Litigation without the Indemnifying Party's prior written consent (which consent shall not be unreasonably withheld).


                                      -62-

                                     FILING #0001705193 PG 71 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03437
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            SECTION 13 MISCELLANEOUS PROVISIONS

            13.1 Specific Performance. The Companies recognize that, in the event they refuse to perform the provisions of this Agreement, monetary damages alone will not be adequate. SFX shall, therefore, be entitled in such event, in addition to bringing suit at law or equity for money or other damages, to obtain specific performance of the terms of this Agreement. In any action to enforce the provisions of this Agreement, the Companies and the Stockholders shall waive the defense that there is an adequate remedy at law or equity and agree that SFX shall have the right to obtain specific performance of the terms of this Agreement without being required to prove actual damages, post bond or furnish other security.

            13.2 Amendment and Modification. This Agreement may be amended by the parties hereto, by action taken by their respective Boards of Directors or duly authorized committees thereof, at any time before or after approval hereof by the stockholders of the Company, but, after any such approval, no amendment shall be made which reduces the amount to be received by holders of shares of Stock of the Companies or changes the medium of payment therefor or which in any way materially adversely affects the rights of such stockholders without the further approval of the stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            13.3 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.


                                      -63-

                                     FILING #0001705193 PG 72 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03438
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            13.4 Survival of Representations and Warranties. The respective representations and warranties of the Companies and SFX and the SFX Subs contained herein or in any certificates or other documents delivered prior to or at the Effective Date shall expire at, and be terminated and extinguished on the first anniversary of the Effective Date except for (i) the representations and warranties contained in Section 2.1l(vi) and 2.12 (other than the representation and warranty that the Personal Property includes all such properties used and necessary to conduct in all material respects the business and operations of the Companies and their Subsidiaries as presently conducted) which shall not survive the Effective Date and the representations and warranties contained in Sections 2.11 (x), (xi), (xvi), (xxi) and 2.17 and or
(xxii) which shall survive the Effective Date only to the extent provided in
Section 6.13, and thereafter neither the Companies nor SFX or the SFX Subs, nor any officer, director or principal thereof, shall be under any liability whatsoever with respect to any such representation or warranty. This Section
13.4 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Effective Date. To the extent that a claim is made alleging a breach of a representation and/or warranty by the Companies and/or its Subsidiaries after the Effective Date but prior to the first anniversary of the Effective Date which relates to an alleged failure of the Companies and/or its Subsidiaries to disclose a material obligation, then, the liability of the Companies and/or Subsidiaries on account of such failure shall be limited (subject to the limitations as to the Maximum Amount) to a recoupment of the shares of SFX distributed hereunder on a Several Basis to the extent of the Adjusted Closing Value, provided, however, that there shall only be such a recovery where the aggregate of all claims for all such omissions is in an amount in excess of the Threshold Amount in which event the Companies and the Subsidiaries shall then be liable for all such claims including the Threshold Amount.

            13.5 Expenses. Each party agrees that all fees and expenses
(including all fees of counsel) incurred by it in connection with this Agreement shall be borne by it, except that any and all applicable real estate transfer tax or entity transfer tax relating to the Mergers shall be paid by the Companies at or prior to the Effective Date.


                                      -64-

                                     FILING #0001705193 PG 73 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03439
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            13.6 Materiality/Disclosure Schedule. Inclusion of information on the Disclosure Schedule or any other writing delivered pursuant to this agreement does not constitute an admission or acknowledgment of the materiality of such information. Information disclosed in any particular Disclosure Schedule annexed hereto shall, for the purposes of all representations and warranties made herein, be deemed included in all other Disclosure Schedules attached hereto.

            13.7 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or five days after mailed by prepaid registered or certified first class mail (return receipt requested), addressed as follows:

                  (a)   If to the Companies, to:

                        Robert Nederlander
                        810 Seventh Avenue
                        New York, NY 10019

                        with copies to:

                        Proskauer Rose Goetz & Mendelssohn LLP
                        1585 Park Avenue
                        New York, New York 10036
                        Attn: Kenneth S. Hilton, Esq.

                                       and

                        James P. Sandler
                        Sandler & Daniells, PC
                        1 Hardford Square West
                        Hardford, CT 06106

or to such other person or address as the Company shall furnish to SFX in writing.


                                      -65-

                                     FILING #0001705193 PG 74 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03440
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


                  (b)   If to SFX or an SFX Sub, to:

                        SFX Broadcasting, Inc.
                        150 East 58th Street, 19th Floor
                        New York, New York 10155
                        Attention: Legal Department
                        Facsimile: (212) 753-3188

                        with a copy to:

                        Baker & McKenzie
                        805 Third Avenue
                        New York, New York 10022
                        Attention: Howard Berkower
                        Facsimile: (212) 759-9133

or to such other person or address as SFX shall furnish to the Company in writing.

            13.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and is not intended to confer upon any other person any rights or remedies hereunder. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto without the prior written consent of the other party except that SFX and the SFX Subs may assign all or any part of their rights hereunder to any subsidiary of SFX.

            13.9 Publicity. So long as this Agreement is in effect, neither the Company nor SFX shall, or shall permit any of its subsidiaries to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement other than a press release in the form of Exhibit D attached hereto, without consulting with, and the consent of, the other party;
provided, however, that such consent shall not be required where such release or announcement is required by applicable law.

            13.10 Books and Records; Tax Closing Package. Unless otherwise consented to in writing by the Company, SFX shall not permit the Companies or the Subsidiaries to destroy or


                                      -66-

                                     FILING #0001705193 PG 75 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03441
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


otherwise dispose of any of the existing books and records of the Companies, all of which shall have been turned over to SFX as of the closing, which books and records are less than six (6) years old at the time of such proposed destruction, and SFX shall grant the Companies and its Subsidiaries, and their representatives, reasonable access thereto during normal business hours, provided that they will pay the costs incurred by SFX to furnish any materials requested by them.

            13.11 Closing. The closing of the transactions contemplated by this agreement shall take place at the offices of Proskauer Rose Goetz & Mendelsohn
LLP, 1585 Broadway, New York, New York, or such other place as the parties may agree, as promptly as practicable after the satisfaction or waiver or the conditions set forth in Section 7.

            13.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            13.13 Headings. The headings of the Sections of this Agreement are inserted for convenience only and shall not constitute a part hereof or affect in any way the meaning or interpretation of this Agreement.

            13.14 Entire Agreement. This Agreement, including the Disclosure
Schedule and the other documents, exhibits and certificates delivered pursuant to the terms hereof, sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any director, officer, employee, agent or representative of any party hereto.


                                      -67-

                                     FILING #0001705193 PG 76 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03442
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


            13.15 Obligations of SFX Subs. Whenever this Agreement requires an
SFX Sub to take any action, such requirement shall be deemed to include an undertaking on the part of SFX to cause the SFX Sub to take such action.

            13.16 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of New York, without regard to its conflicts of law doctrines.

            13.17 Jurisdiction. EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE
EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN
DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION
WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL
BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON
CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT
SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS
SECTION 13.18 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE
JURISDICTION OF SAID COURTS OTHER THAN FOR SUCH PURPOSE.

            13.18. Several Obligations. Anything contained in this Agreement to the contrary notwithstanding, the obligations and liability of the Stockholders hereunder with respect to any misrepresentation, indemnification or breach of any of the obligations of the Companies or the


                                      -68-

                                     FILING #0001705193 PG 77 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03443
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


Subsidiaries hereunder shall be on a several and not on a joint basis. In furtherance of the foregoing, SFX and the SFX Subs hereby agree that all such liability shall be allocated (such allocation being sometimes referred to herein as on a "Several Basis") as follows: (x) 60% to the Stockholders of NOC, and (y)
40% to the Stockholders of CADCO.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


SFX BROADCASTING, INC.                    NEDERLANDER OF CONNECTICUT, INC.



By: /s/ Robert F.X. Sillerman             By: /s/ Robert E. Nederlander
    --------------------------------          ----------------------------------
    Name:  Robert F.X. Sillerman              Name:  Robert E. Nederlander
    Title: Executive Chairman                 Title: President


NOC-ACQUISITION CORP.                     CONNECTICUT AMPHITHEATER
                                              DEVELOPMENT CORPORATION

By: /s/ Robert F.X. Sillerman             By: /s/ James H. Koplik
    --------------------------------          ----------------------------------
    Name:  Robert F.X. Sillerman              Name:  James H. Koplik
    Title: Executive Chairman                 Title: President


CADCO ACQUISITION CORP.
                                          QN CORP.

By: /s/ Robert F.X. Sillerman             By: /s/ Robert E. Nederlander
    --------------------------------          ----------------------------------
    Name:  Robert F.X. Sillerman              Name:  Robert E. Nederlander
    Title: Executive Chairman                 Title: President


QN-ACQUISITION CORP.
                                          CONNECTICUT PERFORMING ARTS, INC.


By: /s/ Robert F.X. Sillerman             By: /s/ Robert E. Nederlander
    --------------------------------          ----------------------------------
    Name:  Robert F.X. Sillerman              Name:  Robert E. Nederlander
    Title: Executive Chairman                 Title: President

                                     FILING #0001705193 PG 79 OF 193 VOL B-00116
                                        FILED 03/20/1997 03:00 PM PAGE 03445
                                               SECRETARY OF THE STATE
                                         CONNECTICUT SECRETARY OF THE STATE


CONNECTICUT PERFORMING
  ARTS PARTNERS
By: Nederlander of Connecticut, Inc.      CONNECTICUT PERFORMING ARTS
                                            PARTNERS
                                          BY: Connecticut Amphitheater
By: /s/ Robert E. Nederlander                 Development Corporation
    --------------------------------
    Name: Robert E. Nederlander           By: James H. Koplik
    Title: President                          ----------------------------------
                                              Name:  James H. Koplik
                                              Title: President

STOCKHOLDERS OF NOC:


By /s/ Robert E. Nederlander
   --------------------------------
   Robert E. Nederlander


By /s/ Robert E. Nederlander
   --------------------------------
   Robert E. Nederlander, Jr.



By /s/ Eric A. Nederlander
   --------------------------------
   Eric A. Nederlander


By /s/ Louis F. Raizin
   --------------------------------
   Louis F. Raizin


STOCKHOLDERS OF CADCO:


By /s/ James K. Koplik
   --------------------------------
   James K. Koplik


By /s/ Shelly Finkel
   --------------------------------
   Shelly Finkel


STOCKHOLDERS OF QN CORP:


By: RER Corp.



By: /s/ Robert E. Nederlander
   --------------------------------
   Name:  Robert E. Nederlander
   Title: President



                                                              Exhibit 10.14

                        AMENDMENT OF AGREEMENT OF MERGER

            AMENDMENT OF AGREEMENT OF MERGER, dated February 14, 1997, by and among SFX Broadcasting, Inc., NOC Acquisition Corp., CADCO Acquisition Corp.,
QN Acquisition Corp., Nederlander of Connecticut, Inc., Connecticut Amphitheater
Development Corporation, QN Corp., Connecticut Performing Arts, Inc.,
Connecticut Performing Arts Partners and the Stockholders of Nederlander of
Connecticut, Inc., Connecticut Amphitheater Development Corporation and QN Corp.
listed on the signature pages annexed hereto.

                                  WITNESSETH:

            WHEREAS, the parties hereto have entered into that certain Agreement of Merger, dated February 12, 1997 by and among the parties signature hereto
(the "Merger Agreement"); and

            WHEREAS, the parties have agreed to amend the Merger Agreement on the terms and conditions set forth herein.

            NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto for themselves and their respective successors and assigns, agree that the Merger Agreement shall be amended as follows:

            1. The date "February 14, 1997" set forth in Section 8.1(a) of the
Merger Agreement shall be deemed deleted and the date "March 4, 1997" shall be substituted therefor.

            2. The date "February 14, 1997" set forth in the first sentence of
Section 9.3 shall be deemed deleted and the date "March 4, 1997" shall be substituted therefor.

            3. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and shall supersede any and all other agreements between the parties with respect to the subject matter hereof. This
Agreement may not be changed or modified orally but only by written instrument signed by the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.

            4. This Agreement shall be binding on the parties hereto, their respective successors and assigns.

            5. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            6. Except as expressly modified by this Agreement, the Merger
Agreement is and shall remain in full force and effect.


                                       2

            IN WITNESS WHEREOF, the parties have executed and delivered this Amendment of Merger Agreement on the day and year first above written.


SFX BROADCASTING, INC.                    NEDERLANDER OF CONNECTICUT, INC.



By: /s/ Howard J. Tytel                   By: /s/ Robert E. Nederlander
    --------------------------------          ----------------------------------
    Name:  Howard J. Tytel                    Name:  Robert E. Nederlander
    Title: Executive Vice President           Title: President


NOC-ACQUISITION CORP.                     CONNECTICUT AMPHITHEATER
                                              DEVELOPMENT CORPORATION

By: /s/ Howard J. Tytel                   By: /s/ James Koplik
    --------------------------------          ----------------------------------
    Name:  Howard J. Tytel                    Name:  James Koplik
    Title: Executive Vice President           Title: President


CADCO ACQUISITION CORP.
                                          QN CORP.

By: /s/ Howard J. Tytel                   By: /s/ Robert E. Nederlander
    --------------------------------          ----------------------------------
    Name:  Howard J. Tytel                    Name:  Robert E. Nederlander
    Title: Executive Vice President           Title: President


QN-ACQUISITION CORP.
                                          CONNECTICUT PERFORMING ARTS, INC.


By: /s/ Howard J. Tytel                   By: /s/ Robert E. Nederlander
    --------------------------------          ----------------------------------
    Name:  Howard J. Tytel                    Name:  Robert E. Nederlander
    Title: Executive Vice President           Title: President


                                       3

CONNECTICUT PERFORMING ARTS PARTNERS

By:  Nederlander of Connecticut, Inc.


By: /s/ Robert E. Nederlander
    ----------------------------------
    Name:  Robert E. Nederlander
    Title: President


By: Connecticut Amphitheater
    Development Corporation


By: /s/ James H. Koplik
    ----------------------------------
    Name:  James Koplik
    Title: President


STOCKHOLDERS OF NOC:                      STOCKHOLDERS OF CADCO:


/s/ Robert E. Nederlander                 /s/ James H. Koplik
--------------------------------------    --------------------------------------
Robert E. Nederlander                     James H. Koplik



/s/ Robert E. Nederlander                 /s/ Shelly Finkel
--------------------------------------    --------------------------------------
Robert E. Nederlander, Jr.                Shelly Finkel


/s/ Eric Nederlander                      STOCKHOLDERS OF QN CORP.:
--------------------------------------
Eric A. Nederlander                       RER Corp.


/s/ Louis F. Raizin                       By: /s/ Robert E. Nederlander
--------------------------------------        ----------------------------------
Louis F. Raizin                               Name:  Robert E. Nederlander
                                              Title: President


                                       4



                                                              Exhibit 10.15

                     SECOND AMENDMENT OF AGREEMENT OF MERGER

            SECOND AMENDMENT OF AGREEMENT OF MERGER, dated March 19, 1997, by and among SFX Broadcasting, Inc. ("SFX"), NOC Acquisition Corp., CADCO
Acquisition Corp., QN Acquisition Corp., NOC, Inc. (formerly Nederlander of
Connecticut, Inc.) ("NOC"), Connecticut Amphitheater Development Corporation
("CADCO"), QN Corp. ("QN"), Connecticut Performing Arts, Inc. ("CPA"),
Connecticut Performing Arts Partners ("CPAP") and the Stockholders of NOC, CADCO and QN listed on the signature pages annexed hereto (collectively, the "Stockholders").

                                  WITNESSETH:

            WHEREAS, the parties hereto have entered into that certain Agreement of Merger, dated February 12, 1997 by and among the parties signature hereto as amended by Amendment of Merger Agreement, dated February 14, 1997 and by letter dated March 4, 1997 (the "Merger Agreement"); and

            WHEREAS SFX and the SFX Subs and the Stockholders hereby acknowledge
(i) that the pending litigation entitled Triangle Associates v. Connecticut
Performing Arts Partners and the Hartford Redevelopment Agency, filed in
Superior Court, the Judicial District of Hartford/New Britain at Hartford,
Docket Number CV-96-0562583S (the "Triangle Litigation") remains outstanding and has not been settled by CPAP, (ii) certain investigations have been commenced by the State Ethics Commission of the State of Connecticut (the "Ethics Commission") with respect to compliance with reporting requirements applicable to the distribution of complimentary tickets
(the "Ethics Investigation"), (iii) the Companies have entered into a stipulation of settlement with the Ethics Commission relating to the Ethic
Investigation (the "Settlement Stipulation") and (iv) in consideration of the granting by the Connecticut Development Authority ("CDA") of the consent required pursuant to Section 2.22 of the Merger Agreement, the Stockholders have agreed to certain compensation to be paid to the CDA as more particularly set forth in the letter agreement annexed as Exhibit A hereto (the "CDA Consent
Agreement");

            WHEREAS, the parties have agreed to amend the Merger Agreement with respect to the Triangle Litigation, the Ethics Investigation and certain other matters as more particularly described below on the terms and conditions set forth herein.

            NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto for themselves and their respective successors and assigns, agree that the Merger Agreement shall be amended as follows:

            1. All capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed thereto in the Merger Agreement.


                                        2

            2. The Stockholders hereby agree that the indemnification of the SFX
Indemnities set forth in Section 12.1 of the Merger Agreement shall be deemed to include any Losses incurred by or asserted against the SFX Indemnitees in respect of (i) the Triangle Litigation, (ii) any claims asserted against the Companies relating to an asserted violation of the State Ethics Code which were not settled or resolved by the Settlement Stipulation, (iii) the failure of the Companies to pay or cause to be paid any personal property taxes assessed against the assets of the Companies and attributable to the period prior to the Effective Date, including, without limitation, any fines, penalties or additional amounts due in respect of personal property taxes for the calendar year 1995 which are presently subject to appeal by the Companies, and (iv) any breach of the representation contained in Section 2.27 hereof. Notwithstanding anything contained in the Merger Agreement to the contrary, the indemnification set forth in subparagraphs (i), (ii), (iii) and (iv) above shall not be subject to the Threshold Amount set forth in Section 12.1 of the Merger Agreement, the indemnification set forth in subparagraph (i) and (ii) above shall not be limited to claims made within one (1) year following the Effective Date and the indemnification set forth in (ii) and (iv) above shall not be subject to the Maximum Amount set forth in Section 12.1 of the Merger Agreement.

            3. SFX and the SFX Subs hereby consent to the provisions of the CDA
Consent Agreement and agree that, on the


                                        3

Effective Date, SFX shall cause such number of SFX Shares as shall equal the Consent Consideration (as defined in the CDA Consent Agreement) to be delivered to the CDA in accordance with the terms and conditions of the CDA Consent
Agreement. SFX, the SFX Subs and the Stockholders each hereby agree to deliver copies of any notices given or received by any such party in connection with the exercise of the registration rights by the Stockholders pursuant to Section 6.7 of the Merger Agreement or the exercise of the "put" or "call" option pursuant to Section 10 of the Merger Agreement. Copies of any such notices shall be delivered to the CDA by (i) hand delivery, or (ii) prepaid certified mail
(return receipt requested) to the following address: Connecticut Development
Authority, 845 Brook Street, Rocky Hill, Connecticut 06067, Attention: Chairman.

            4. Notwithstanding anything to the contrary contained in the Merger
Agreement, (i) all apportionments under the Merger Agreement to be made as of the Effective Date shall be made as of February 28, 1997, and (ii) Nederlander of Connecticut, Inc. may amend its Articles of Incorporation prior to the Effective Date in order to change its name to "NOC, Inc." or any variation thereof without obtaining the prior consent of SFX or the SFX Subs.

            5. The following representations and warranties shall be deemed added to Section 2 of the Merger Agreement:


                                       4

            2.26. Treasury Stock. As of the date hereof there are no treasury shares of either CADCO or NOC. Except for the preferred stock of CPA held by QN, there are no treasury shares of QN.

            2.27. No Prior Bankruptcy. CPA has not filed any petition seeking relief from creditors under the United States Bankruptcy Code or similar any state statute. CPA is not and has never been affiliated with the American
Shakespeare Theater a/k/a Connecticut Center for the Performing Arts, Inc. (now known as Connecticut Performing Arts, Inc.).

            2.28 Lobbyist Registration. As of the date hereof, neither CPAP nor CPA are registered lobbyists under Connecticut law and neither CPAP nor CPA have engaged or paid for a lobbyist since January 1, 1997.

            6. Effective as of the Effective Date, (i) the certificate of incorporation of CADCO shall be as set forth in Exhibit B, (ii) the certificate of incorporation of NOC shall be as set forth in Exhibit C, and (iii) the certificate of incorporation of QN shall be as set forth in Exhibit D.

            7. SFX and the Stockholders acknowledge that the Nations Bank Loan has not been satisfied in full on or before the Effective Date. In connection with the foregoing, (x) SFX and the Stockholders will, on the Effective Date, apportion the


                                        5

outstanding balance of the Nations Bank Loan in accordance with Section 1.11 of the Merger Agreement by reducing the number of SFX Shares to be delivered on the Effective Date, (y) the Merger Consideration shall be reduced by $140,000 by reducing the number of SFX Shares to be delivered on the Effective Date, and (z)
SFX shall, on the Effective Date, cause the Nations Bank Loan in the outstanding amount of $586,520.57 as of March 17, 1997 (as more particularly described in the payoff letter issued by Nations Bank, dated March 17, 1997, a copy of which is annexed hereto as Exhibit E) to be paid in full and to provide evidence of such payment to the Stockholders. SFX hereby indemnifies and agrees to hold harmless each of the Stockholders from and any and all claims, actions, liabilities, losses, damages and expenses, including, reasonable attorney's fees, which may be asserted against or incurred by any Stockholder arising from the failure the Companies and/or SFX to cause the Nations Bank Loan to be satisfied in full as provided herein.

            8. On the Effective Date, SFX shall: (x) cause the Companies to deliver the substitute letter of credit referred to in Section 1.3(i) of the Merger Agreement to the CDA in accordance with the terms and conditions of the CDA Consent and the Loan Documents (as defined in the CDA Consent), and (y) request the CDA to return the letter of credit delivered to the CDA by the Stockholders to the Paying Agent.


                                        6

            9. Anything contained in the Merger Agreement to the contrary notwithstanding, any claim asserted by SFX or the SFX Subs in connection with the Additional Unwind Warranties must be made on or before April 14, 1997.

            10. SFX, the SFX Subs and the Stockholders hereby acknowledge and agree that, for the purposes of computing the Merger Consideration to be delivered on the Effective Date, the Closing Value shall be $33.65 and the Adjusted Closing Value shall be $30.00.

            11. Schedules 2.2 and 2.3 of the Merger Agreement shall be deemed deleted and Schedules 2.2 and 2.3 annexed hereto as Exhibit F shall be substituted therefor. The undated consent letter received from the City of Hartford and delivered on the Effective Date was delivered to the Companies on March 5, 1997.

            12. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and shall supersede any and all other agreements between the parties with respect to the subject matter hereof. This
Agreement may not be changed or modified orally but only by written instrument signed by the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall constitute one and the same instrument.


                                       7

            13. This Agreement shall be binding on the parties hereto, their respective successors and assigns.

            14. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

            15. Except as expressly modified by this Agreement, the Merger
Agreement is and shall remain in full force and effect.



                       [Signature pages follow this page]


                                       8

            IN WITNESS WHEREOF, the parties have executed and delivered this Second Amendment of Merger Agreement on the day and year first above written.


SFX BROADCASTING, INC.                  NOC, INC.


By: /s/ Howard J. Tytel                 By: /s/ Robert E. Nederlander
    --------------------------------        ------------------------------------
    Name: Howard J. Tytel                   Name:  Robert E. Nederlander
    Title: Executive Vice President         Title: President

NOC-ACQUISITION CORP.                   CONNECTICUT AMPHITHEATER
                                        DEVELOPMENT CORPORATION

By: /s/ Howard J. Tytel                 By: /s/ James Koplik
    --------------------------------        ------------------------------------
    Name: Howard J. Tytel                   Name:  James Koplik
    Title: Executive Vice President         Title: President

CADCO ACQUISITION CORP.                 QN CORP.


By: /s/ Howard J. Tytel                 By: /s/ Robert E. Nederlander
    --------------------------------        ------------------------------------
    Name: Howard J. Tytel                   Name:  Robert E. Nederlander
    Title: Executive Vice President         Title: President

QN-ACQUISITION CORP.                      CONNECTICUT PERFORMING ARTS,
                                          INC.


By: /s/ Howard J. Tytel                 By: /s/ Robert E. Nederlander
    --------------------------------        ------------------------------------
    Name: Howard J. Tytel                   Name:  Robert E. Nederlander
    Title: Executive Vice President         Title: President


                                       8

CONNECTICUT PERFORMING ARTS PARTNERS

By:  NOC, Inc.


By: /s/ Robert E. Nederlander
    ----------------------------------
    Name:  Robert E. Nederlander
    Title: President


By: Connecticut Amphitheater
    Development Corporation


By: /s/ James Koplik
    ----------------------------------
    Name:  James Koplik
    Title: President


STOCKHOLDERS OF NOC:                      STOCKHOLDERS OF CADCO:


/s/ Robert E. Nederlander                 /s/ James H. Koplik
--------------------------------------    --------------------------------------
Robert E. Nederlander                     James H. Koplik



/s/ Robert E. Nederlander                 /s/ Shelly Finkel
--------------------------------------    --------------------------------------
Robert E. Nederlander, Jr.                Shelly Finkel


/s/ Eric Nederlander                      STOCKHOLDERS OF QN CORP.:
--------------------------------------
Eric A. Nederlander                       RER Corp.


/s/ Louis F. Raizin                       By: /s/ Robert E. Nederlander
--------------------------------------        ----------------------------------
Louis F. Raizin                               Name:  Robert E. Nederlander
                                              Title: President


                                       9





                                                              Exhibit 10.16
                                 LEASE AGREEMENT


                         DATED AS OF SEPTEMBER 14, 1994


                                     BETWEEN


                         THE CITY OF HARTFORD (LANDLORD)


                                       AND


                  CONNECTICUT PERFORMING ARTS PARTNERS (TENANT)

                               TABLE OF CONTENTS

ARTICLE

I.        DEFINITIONS ......................................................   4
II.       DEMISE AND TERM ..................................................   8
III.      USE OF DEMISED PREMISES ..........................................   9
IV.       RENT AND OTHER OBLIGATIONS .......................................  11
V.        PILOT AND OTHER PUBLIC CHARGES ...................................  12
VI.       COMPLIANCE WITH LAWS ETC. ........................................  20
VII.      MAINTENANCE AND REPAIR ...........................................  21
VIII.     UTILITIES AND CHARGES ............................................  23
IX.       MECHANICS AND OTHER LIENS ........................................  23
X.        TITLE ............................................................  24
XI.       DEFAULTS .........................................................  26
XII.      ALTERATIONS ......................................................  36
XIII.     LEASEHOLD MORTGAGES ..............................................  36
XIV.      INDEMNIFICATION AND INSURANCE ....................................  42
XV.       CONDEMNATION AND CASUALTY ........................................  51
XVI.      QUIET ENJOYMENT ..................................................  58
XVII.     LIMITATION OF LIABILITY ..........................................  59
XVIII.    ASSIGNMENT AND SUBLETTING ........................................  60
XIX.      BROKERAGE ........................................................  62
XX.       ESTOPPEL CERTIFICATES ............................................  62
XXI.      SEVERABILITY .....................................................  63
XXII.     NON-MERGER .......................................................  63
XXIII.    SURRENDER ........................................................  64
XXIV.     UNAVOIDABLE DELAYS ...............................................  64
XXV.      APPROVALS, NOTICES, ETC. .........................................  64
XXVI.     APPROVALS NOT UNREASONABLY WITHHELD ..............................  66
XXVII.    ACCESS TO PREMISES ...............................................  66
XXVIII.   NOTICE OR SHORT FORM OF LEASE ....................................  67
XXIX.     APPLICABLE LAW ...................................................  67
XXX.      HEADINGS .........................................................  67
XXXI.     ENTIRE AGREEMENT .................................................  68
XXXII.    COVENANTS BINDING ON RESPECTIVE PARTIES ..........................  68
XXXIII.   REMEDIES CUMULATIVE ..............................................  68
XXXIV.    NO ORAL CHANGE ...................................................  69
XXXV.     RECOGNITION AND NON-DISTURBANCE ..................................  69
XXXVI.    WORK FOR TOMORROW PROGRAM ........................................  70
XXXVII.   AFFIRMATIVE ACTION REQUIREMENT ...................................  70


                            TABLE OF CONTENTS - con't

EXHIBIT A      LEGAL DESCRIPTION - HRA PARCEL
EXHIBIT B      LEGAL DESCRIPTION - CONRAIL PARCEL
EXHIBIT C      LEGAL DESCRIPTION - DEMISED PREMISES
EXHIBIT D      REDISTRIBUTION OF CASUALTY AND CONDEMNATION PROCEEDS
EXHIBIT E      INDEMNITY AGREEMENT
EXHIBIT F      FIRST SOURCE EMPLOYMENT AND PURVEYOR AGREEMENT


                                       i

                                 LEASE AGREEMENT
                                  BY AND AMONG
                        THE CITY OF HARTFORD, CONNECTICUT
                                       AND
                      CONNECTICUT PERFORMING ARTS PARTNERS

      This Lease Agreement is made this 14th day of September, 1994 by and between the City of Hartford. a municipal corporation with an office and place of business at 550 Main Street, Hartford, CT 06103 (the "Landlord") and
Connecticut Performing Arts Partners ("CPAP" or "Tenant"), a Connecticut general partnership, the general partners of which are Nederlander of Connecticut, Inc.
and Connecticut Amphitheater Development Corporation, Inc., all of which have an office and place of business at One Hartford Square West, Suite 302, Hartford,
Connecticut 06106.

                                   WITNESSETH:

WHEREAS Connecticut Performing Arts Partners desires to lease from the City of Hartford and the City of Hartford desires to Lease to CPAP a
            19.370 acre site, more or less, located generally at the southwest corner of Reverend R.A. Moody Overpass and Savitt Way in Hartford,
            Connecticut and as more particularly described in Exhibit A, attached hereto and made a part hereof, (the "HRA Parcel" or "Parcel
            A") for the purpose of constructing and operating an indoor-outdoor amphitheater/performing arts center and accessory parking and other related facilities thereon and on Parcel B referred to below (the
            "Project"); and

WHEREAS CPAP has been designated Developer of the Project by the City of Hartford acting by and through the Hartford Redevelopment Agency in its capacity as the City's Development Agency; and


                                       2

WHEREAS CPAP has, by purchase contract dated June 10, 1994, the right to acquire an additional 7.746 acres of land, more or less (hereinafter sometimes referred to as "Parcel B" or the "Conrail Parcel") as more particularly bounded and described on Exhibit B attached hereto and made a part hereof, from Consolidated Rail Corporation, which parcel is adjacent and contiguous to Parcel A, and which parcel is also a part of and under the Final Program Plan for North Meadows
            Industrial and Business Project, as administered by the City of Hartford, acting by and through the Hartford Redevelopment Agency in its capacity as the City's Development Agency; and

WHEREAS CPAP proposes to convey Parcel B, or cause the same to be conveyed, to the City of Hartford, for the sum of One Dollar ($1.00), and thereupon to lease from the City of Hartford the entirety of the HRA
            Parcel and the Conrail Parcel, containing in all 27.476 acres, more or less, all as more particularly bounded and described as set forth on Exhibit "C" attached hereto and made a part hereof, as one separate and distinct lot or parcel, for the purposes and upon the terms and conditions set forth herein.

WHEREAS CPAP desires to lease the above-described property and to effect the above-described construction, in part, with leasehold mortgage financing provided by the Connecticut Development Authority, Rocky
            Hill, Connecticut.

      NOW THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:


                                       3

                                    ARTICLE I
                                   DEFINITIONS

Section 101: For the purposes of this Lease Agreement, unless the context otherwise requires, the following words shall have the meaning ascribed to them below:

      (a) "CDA" shall mean the Connecticut Development Authority, Rocky Hill,
Connecticut, its successors and assigns;

      (b) "CDA Loan" shall mean the loan given or to be given by CDA to Tenant in the amount of up to $8,600,000 to finance a portion of the Project and the Development Improvements, to be evidenced by Tenant's note in like amount.

      (c) "CDA Mortgage" shall mean the Open End Construction Leasehold
Mortgage, Assignment of Lease and Security Agreement given or to be given by Tenant to CDA to secure Tenant's obligations under the CDA Loan and the note delivered thereunder.

      (d) "City" shall mean the City of Hartford, Connecticut, a municipal corporation.

      (e) "Commencement Date" shall mean the date this agreement is executed by and delivered to the parties hereto.

      (f) "Demised Premises" shall mean the Development Land together with all rights, privileges and easements pertaining thereto, excluding the Development
Improvements, subject to any and all easements, access rights, drainage rights variances, zoning and other laws and regulations and any other restrictions of any kind whatsoever presently existing or hereafter imposed.

      (g) "Depository" shall mean the Trustee as assignee of CDA's right, title and interest as mortgagee in and to the CDA Mortgage or the then holder of a first Leasehold Mortgage, with respect to any portion of the Demised Premises affected


                                       4

by (1) a taking by the exercise of the right of condemnation or eminent domain, or (2) a fire or other casualty. If there shall be no such mortgagee or Trustee or if such mortgagee or Trustee shall fail or refuse to act as Depository, then the Depository shall be a commercial bank or trust company having deposits in excess of Fifty Million Dollars ($50,000,000.00) which is designated by Landlord and reasonably acceptable to Tenant.

      (h) "Development Improvements" shall mean the buildings and other structures and facilities to be situated upon the Development Land and any owned or leased personal property or trade fixtures and equipment situated thereon, but excluding the Development Land.

      (i) "Development Land" shall mean all that certain plot, piece or parcel of real property situate, lying and being in Hartford, Connecticut as more particularly bounded and described in Exhibits A and B attached hereto and made a part hereof, but excluding the Development Improvements.

      (j) "HRA" shall mean the City of Hartford, Connecticut acting by and through the Hartford Redevelopment Agency, in its capacity as the City's
Development Agency, and its successors and assigns.

      (k) "Landlord" shall mean the City of Hartford, Connecticut, and its successors and assigns, by operation of law or otherwise;

      (l) "Leasehold Mortgage" shall mean any mortgage or deed of trust including the CDA Mortgage or any subsequent leasehold mortgage and any security interest in the Tenant's interest in the Demised Premises and Development
Improvements which is now or hereafter placed as a lien on all or any part of the leasehold estate created under this Lease Agreement as the same may be replaced, renewed, modified or extended from time-to-time and, in any event, which is subordinate to and subject to this Lease, provided that the fee title to the Development Land is not and shall not be subordinated to the lien of any such


                                       5

mortgage. Any such mortgage or deed of trust shall be made in accordance with and comply with the provisions and conditions of Article XIII, provided that the CDA Mortgage shall be and hereby is deemed to comply with such provisions.

      (m) "Leasehold Mortgagee" shall mean CDA, its Trustee or any Lending
Institution which is a holder of any Leasehold Mortgage;

      (n) "Legal Requirements" shall mean all laws, statutes and ordinances
(including, but not limited to, building codes and zoning regulations and ordinances), and the orders, rules, regulations of all federal, state and municipal governments, and the appropriate agencies, officers, departments, boards and commissions thereof, which may be applicable to the Demised Premises and/or the Development Improvements, or any part thereof, or the use or manner of all or any part of the Demised Premises and/or the Development Improvements, or the sidewalks and curbs adjacent thereto, which are now or hereafter in effect.

      (o) "Lending Institution" shall mean any of the following provided its main offices is located within the continental United States: CDA (and including, by assignment, the Trustee), commercial or savings bank, trust company, insurance company, real estate investment trust, savings and loan association, a pension fund, a governmental agency or any other lender approved by a governmental agency which governmental agency insures (in full or in part) or subsidizes in any way the mortgage loan of such lender to the Tenant.

      (p) "Loan Agreement" shall mean the agreement entered into, or to be entered into, by and between the Tenant and CDA pertaining to the respective rights and obligations of Tenant and CDA with respect to the CDA Loan and CDA
Mortgage.

      (q) "Mortgage Default" shall mean a default by the Tenant under the terms of any Leasehold Mortgage after the giving of any required notice and the expiration of any applicable cure period without such cure having been effected.


                                       6

      (r) Intentionally omitted.

      (s) "Person" shall mean a natural person or persons, a partnership, a corporation, or any other form of legal association or entity.

      (t) "PILOT" shall mean payments in lieu of real estate taxes made by Tenant to Landlord as calculated in Article V.

      (u) "Project" shall mean the construction of an indoor-outdoor amphitheater/performing arts center with total seating capacity for approximately 30,000 patrons, together with parking and other facilities, all as set forth in the site plan approved by the City and the project plans approved by the HRA by resolution dated July 21, 1994.

      (v) "Real Estate Taxes" shall mean ad valorem Real Property taxes assessed and collected by the Landlord on all non-exempt real property within the City of Hartford.

      (w) "Regulatory Agreement" shall mean either or both the regulatory agreements the Tenant has or will be entering into with CDA with respect to the Project and governing the (i) CDA Mortgage and CDA Loan and/or (ii) the
Assistance Agreement with respect to the tax incremental financing grant to be provided to Tenant by the CDA in connection therewith.

      (x) "Rent" shall mean all amounts due and/or which hereafter come due to the Landlord from the Tenant under the term of this Lease Agreement,

      (z) "Sublease" shall mean all subleases and lettings, written or oral, easements, or any other agreement for use or hire of any portion of the Demised
Premises or buildings or improvements thereon, including the Development
Improvements, made by the Tenant with third parties other than CDA, the Leasehold Mortgagee, or the Landlord.

      (aa) "Tenant" shall mean Connecticut Performing Arts Partners, and its respective partners, and its and their successors and assigns. The term "Tenant"


                                       7

shall also mean any successor in interest to Connecticut Performing Arts
Partners which assumes the Tenant's rights and obligations under and pursuant to this Lease Agreement.

      (bb) "Unavoidable Delays" shall mean any delays resulting from any acts of God, acts of public enemy, riot, civil commotion, storms, fire or other casualty, strikes, lockouts, unavailability of labor or materials, delay in collecting or inability to collect insurance proceeds or proceeds of a taking, governmental action and any other like matter which shall be beyond the reasonable control of Tenant.

                                   ARTICLE II
                                 DEMISE AND TERM

      Section 201: For and in consideration of the covenants and conditions on the part of each party herein reserved and contained, Landlord does hereby demise and lease to Tenant, and Tenant does hereby take and hire from Landlord, upon and subject to the terms, covenants and conditions herein set forth, the Demised Premises (but without hereby waiving or surrendering the rights of Landlord as a municipality to enforce its laws, regulations and ordinances in the same manner as the same are enforced with respect to other property within the City of Hartford, which are hereinafter referred to as its "Municipal
Powers") TO HAVE AND HOLD (as a leasehold interest and not as a grant of a fee ownership) for a term commencing on the date hereof and ending at midnight on the day preceding the fortieth (40th) anniversary of the Commencement Date (the
"Original Term").

      Tenant shall have two (2) successive options to extend the term of this Lease for a period of ten years (each of such periods being hereinafter called and "Extension Period") commencing upon the day after the expiration date of the then existing Term; so long as and only if Tenant is not in default of any of its


                                       8

obligations under this Lease upon such expiration date. If Tenant elects to exercise either of said options, it shall do so by giving notice of such election to Landlord during the Original Term, or first Extension Period, as applicable, no later than the date which is three hundred sixty-five (365) days prior to the commencement of the Extension Period for which such election is exercised. If Tenant exercises said extension option the term hereof shall be automatically extended for the Extension Period covered thereby without the necessity for execution of any further lease, instrument or agreement. Such
Extension Period shall be upon the same terms and conditions including Rent and PILOT as are in effect hereunder immediately preceding the commencement of such Extension Period except as otherwise provided in this Lease Agreement.

                                   ARTICLE III
                             USE OF DEMISED PREMISES

      Section 301: Tenant shall construct the Development Improvements as provided in Part I of the Land Disposition Agreement between the City and the Hartford Redevelopment Agency such that the same are substantially completed and ready for occupancy by no later than September 1, 1995. Thereafter, Tenant shall use the Demised Premises and the Development Improvements principally as and for an indoor-outdoor amphitheater/performing arts center, and any uses ancillary or related thereto, including, without limitation concerts, theatrical and musical performances, comedic and comedian performances, dance and ballet performances and any and all other entertainment and/or like cultural uses, with parking and ancillary and related facilities not contrary to the principal entertainment character of the Demised Premises and the Development Improvements and otherwise as provided in and subject to the Land Disposition Agreement between the City and


                                       9

the Hartford Redevelopment Agency. Performances may be limited or confined to the indoor portion of the Development Improvements as the business judgment of the Tenant dictates. Other uses of the Demised Premises or the Development
Improvements shall require the consent of Landlord, and CDA so long as CDA provides the CDA Mortgage, which consent of Landlord, and CDA so long as CDA provides the CDA Mortgage, shall not be unreasonably withheld, conditioned or delayed; provided, however, that for so long as the Tax Incremental Financing
Bonds (the "TIF Bonds") remain outstanding, CDA's refusal to consent to such other use or uses of the Demised Premises shall not be deemed unreasonable; and, provided, further, that, for so long as the Tenant does not pay full taxes to the City on the Development Improvements and the Demised Premises, Landlord's refusal to consent to such other use or uses of the Demised Premises shall not be deemed unreasonable.

      Section 302: Landlord, as the owner of the Demised Premises (but not in its governmental capacity and without affecting its Municipal powers) agrees, within ten (10) days after receipt of Tenant's request, to deliver to Tenant duly executed and acknowledged instruments prepared by Tenant, at no expense to Landlord in order to effectuate the following with respect to the Demised
Premises and the Development Improvements or any portion thereof:

      (a) Applications for municipal or governmental permits relating to the improvement and/or occupancy of the Development Improvements of any portion or portions thereof which are consistent with the other terms of this Lease, PROVIDED Landlord shall incur no liability or expense thereby; and

      (b) Consents to the filing of easements for installation by utility companies, including without limitation, gas, water, sewer, oil, electric and telephone lines, poles, pipes and conduits, which serve only the Demised
Premises and the Development Improvements, or any portions thereof, which are consistent


                                       10

with the other terms of this Lease, PROVIDED Landlord shall incur no liability or expense thereby;

                                   ARTICLE IV
                           RENT AND OTHER OBLIGATIONS

      Section 401.

                  (a) Subject to the last sentence of Section 502(b) below, on July 1, 1995, and on each July 1 thereafter during the term hereof, Tenant agrees to pay to the Landlord base rent, in advance, in an amount equal to $50,000 per annum payable in equal monthly installments in advance on the first day of each and every month during the term hereof for each year of the term of this Lease Agreement, at the address of Landlord as set forth in Article XXV of this Lease Agreement, or as such address may be changed in accordance with the terms hereof.

                  (b) From and after the date when the first event is held on the Demised Premises, Tenant also shall pay additional rent in the form of payments in lieu of taxes (PILOTs) as specified in Article V below.

                  (c) Any payment due but remaining unpaid by Tenant to Landlord after the expiration of ten (10) days commencing upon the due date therefor shall bear interest at the Default Rate until finally paid, said Default Rate being herein defined as the lower of (i) two percent (2%) above the prime rate then in effect at Shawmut Bank, N.A. or (ii) the highest rate of interest then permitted under applicable law. Any amounts received by Landlord in respect of any late payment shall be applied first to repayment of Landlord's costs including reasonable attorneys fees to collect the same, then all outstanding interest due thereon, and then the balance of the payment due.


                                       11

                  (d) All and any portion of base rent, additional rent and other amounts due and/or which hereafter come due hereunder shall be deemed to constitute rent hereunder.

                                    ARTICLE V
                         PILOT AND OTHER PUBLIC CHARGES

      Whenever any PILOT is due to the Landlord from the Tenant under the provisions of Article IV of this Lease Agreement such PILOT shall be calculated and paid in accordance with the provisions of this Article.

      Section 501. (a) For the purposes of this lease, the following terms shall have the meanings ascribed thereto below:

            (i) "Admission Receipts" shall mean and include the total of any and all cash (net of parking receipts as hereinafter defined) and other consideration received by Tenant and/or any affiliated or related person or any of their officers, partners, employees, agents, or contractors (including, but not limited to, sublesses, licensees and concessionaires), or any person related to or affiliated with any of the foregoing as the price of admission to, or otherwise for the privilege of attending, any event which is held in or on the Demised Premises and/or Development Improvement, whether or not such privilege is exercised.

            (ii) "Parking Receipts" shall mean and include the total of any and all cash and other consideration received by Tenant and/or any affiliated or related person or any of their officers, partners, employees, agents, or contractors (including, but not limited to, sublesses, licensees and concessionaires), or any persons related to or affiliated with any of the foregoing for granting the privilege of parking any and all vehicles at or in any space(s) (but not including any such cash or other consideration stolen or otherwise unlawfully converted or appropriated) while any of the owners or occupants of such vehicles attend all or any portion of


                                       12

an event held in or on the Demised Premises and/or the Development Improvements, whether or not such amounts are included as part of the admission price to such event, and to the extent that such amounts do not exceed ten percent (10%) of the total of all admission receipts.

            (iii) "Food and Beverage Revenue" shall mean and include the total of any and all cash and other consideration received by Tenant and/or any affiliated or related person or any of their officers, partners, employees, agents, or contractors (including, but not limited to, sublesses, licensees and concessionaires), or any persons related to or affiliated with any of the foregoing for any and all food and/or beverages which are sold and/or consumed in or on the Demised Premises and/ or Development Improvements (but not including any such cash or other consideration stolen or otherwise unlawfully converted or appropriated).

            (iv) "Merchandise Revenue" shall mean and include the total of any and all cash and other consideration received by Tenant and/or any affiliated or related person or any of their officers, partners, employees, agents, or contractors (including, but not limited to, sublesses, licensees and concessionaires), or any persons related to or affiliated with any of the foregoing for any and all merchandise sold on the Demised Premises and/or in connection with any events held (or to be held) on the Demised Premises (but not including any such cash or other consideration stolen or otherwise unlawfully converted or appropriated).

                  (b) Notwithstanding anything to the contrary which is set forth in this Section 501, any Sales Taxes or Ticket Distributor Charges collected in the sale of admission tickets, food, beverages or general merchandise shall not be included or considered to be a part of Admission
Receipts, Parking Receipts, Food and Beverage Revenue or Merchandise Revenue.
For purposes of this section, the terms Sales Taxes and Ticket Distributor charges shall have the meanings ascribed thereto below:


                                       13

      1. "Sales Taxes" shall mean any taxes which are imposed by any governmental authority on the price of admission tickets, or any food, beverages or other merchandise, which are sold to the general public or on the price of parking services provided to the general public and are required to be collected from the public at the time and point of purchase
      (e.g. sales taxes, but not income or gross receipts taxes or any surcharges referred to in Section 502(b) below).

      2. "Ticket Distributor Charges" shall mean any bona fide surcharges for outlet or phone charges, service or convenience charges, handling charges, user fees, mail or processing charges, and like expenses imposed by Ticketmaster, Ticketron or any other unrelated or unaffiliated party who is under contract to sell tickets to events at the Project as and then only to the extent neither Tenant nor any related or affiliated party is paid or otherwise receives any of such surcharges.

      Section 502.

            (a) This lease has been entered into upon the assumption that the Demised Premises and the Development Improvements are and will remain tax-exempt by reason of ownership or claim of ownership by the City of Hartford.

            (b) In recognition of the foregoing, Tenant shall make payments in lieu of taxes ("PILOT") in an amount equal to two percent (2%) of all Admission
Receipts, Food and Beverage Revenue, Merchandise Revenue, and Parking Receipts that exceed ten percent (10%) of the total of all Admission Receipts net of any surcharges which are levied on the price of said items in a total amount not to exceed twelve percent (12%) as an Admissions tax in connection with the tax incremental financing used to help finance the project and in order to pay
PILOT, and net of any sales or like taxes which are imposed or levied by any governmental


                                       14

authority on the price of (but not income derived from) any such items. PILOTs shall be payable in respect of any event (or any revenues generated prior thereto) within thirty (30) calendar days of the end of the month in which such event occurs and otherwise at the end of each calendar month throughout the term of the Lease. Any amounts paid to Landlord under Section 401(a) hereof, and the face value of the letter of credit established pursuant to the Employment
Agreement referred to in Article XXXVI hereof, shall be deducted from PILOTs as they otherwise have been paid or come due hereunder.

      (c) In addition to any other rights and remedies Landlord has or may have in respect of any failure of Tenant to pay PILOTs as and when they are due hereunder (except, and then only to the extent, the Landlord fails to provide notice to Tenant of any failure to pay any PILOTs within a reasonable period of time after Landlord knows that they are delinquent), any and all PILOTs due hereunder (including, but not limited to any and all interest which accrues thereon and costs which may be incurred in the collection thereof) shall be secured by, and this Lease and the estate hereby created is and shall be subject to, the lien provided by Connecticut General Statutes ss. 12-171 et. seq. to secure the same.

      Section 503. Tenant shall pay personal property taxes, sales and use taxes, water and sewage charges, and any and all other taxes and governmental charges general or special, ordinary or extraordinary, foreseen or unforeseen, of any kind or nature whatsoever (other than Real Estate Taxes or any tax or levy imposed in substitution therefor or in lieu thereof) levied against the Demised Premises and/or the Development Improvements or any income or revenue generated therein or as a result thereof (hereinafter, individually and collectively, an "Imposition"). Tenant shall submit to Landlord within twenty
(20) days after request therefor by Landlord after the last day upon which any Imposition may be paid without penalty


                                       15

or interest, official receipts, or other proof reasonably satisfactory to Landlord, showing the payment thereof.

      Section 504. If by law any assessment which Tenant is required to pay is or may be payable, at the option of the taxpayer, in installments, Tenant may pay such assessment in installments (with any accrued interest due and payable on the unpaid balance of the assessment as they respectively become due on or before the last day on which each such installment may be paid without penalty or interest). However, if the payment of any assessment in installments would constitute or give rise to a default under the provisions of any Leasehold
Mortgage, Tenant shall pay the entire assessment on or before the last day on which the same may be paid without penalty or interest, unless Tenant shall have obtained the written consent or the payment of the assessment in installments from the holder or holders of any such Leasehold Mortgage in form reasonably satisfactory to Landlord.

      Section 505. Tenant, at its own cost and expense, may contest the amount or validity of any Imposition in any manner permitted by law, in Tenant's name, and whenever necessary in Landlord's name (except when City has imposed such Imposition) provided that Tenant does so with due diligence and that same is without cost or expense to Landlord. Landlord will cooperate with Tenant and execute any documents or pleadings reasonably required for such purposes, provided that the same shall be without cost or expense to Landlord and does not in any event constitute a waiver of its Municipal Powers. Such contest may include appeals from any judgment, decree or order until a final determination is made by a court or governmental department or authority having final jurisdiction in the matter. To the extent allowed by any Leasehold Mortgage and applicable law, Tenant may postpone payment of any contested Imposition pending the final determination thereof as and to the extent permitted by law. However,


                                       16

notwithstanding such contest, Tenant may pay the contested Imposition in the manner and on the dates provided for in this Article. Any refund with respect to Imposition paid by Tenant shall be the revenue of Tenant.

      Section 506. Prior to collecting any revenue upon which any PILOTs are to be calculated, and thereafter throughout the term of the lease, Tenant shall ensure that all revenues generated from the sale of tickets, food, beverages and merchandise are collected and accounted for in accordance with a cash control and accounting system approved by Landlord. A detailed description of that system shall be provided to Landlord no later than October 31, 1994. If the parties are unable to agree on all or any portion of that system by January 31, 1995, the matter shall be submitted to arbitration in accordance with the rules of the American Arbitration Association then pertaining. The panel chosen to decide this matter shall consist of three arbitrators: one chosen by the Tenant, one by the Landlord, and the third by the American Arbitration Association. All arbitrators shall have at least ten years demonstrated experience in cash control and accounting as determined by the American Arbitration Association.
The Tenant shall implement any cash control and accounting system adjudged to be appropriate by said panel (or as otherwise agreed by the parties) prior to the first event which is held on the Demised Premises.

      Section 507. Tenant shall keep (either at its principal office or any branch office, as Tenant may elect) accurate books and records showing the amount of Tenant's Admission Receipts, Parking Receipts, Food and Beverage
Revenue, Merchandise Revenue and the amounts of all other revenues and expenses in and from the Demised Premises and Development Improvements for each event and each calendar month. Subject to the confidentiality provisions of this Lease
Agreement as set forth below, such records shall be produced and made available for inspection and audit by Landlord and/or its representatives from time-to-time


                                       17

(but, except in the case of suspected fraud or other abuse, no more than once each quarter) during regular business hours provided, however, that Landlord shall have no right to inspect or audit such records or to contest Tenant's statement of Admission Receipts, Parking Receipts, Food and Beverage Revenue and
Merchandise Revenue after the expiration of five (5) years from the date of the submission of Tenant's statement for any such event or period to which such records pertain. If such audit shall reveal an error unfavorable to Landlord in excess of three (3%) percent in the payment of PILOT for any audit period, then
Tenant shall pay to Landlord, promptly upon its receipt of the Landlord's bill therefor, the reasonable cost of such audit. If such audit shall reveal an error in the payment of PILOT for the period in question, said error shall be corrected by payment by or to Tenant, as the case may be, of the amount of under or over payment, provided Tenant shall, in the case of any amounts due Landlord, make any such payments together with interest at the Default Rate from the time such amounts should have been paid to the date of payment, and provided Landlord shall, in the case of any amounts due Tenant, either, at Landlord's election, pay Tenant such amounts or allow Tenant to take the amount thereof as a credit against future PILOTs which come due hereunder.

      Section 508. Tenant shall furnish to Landlord at the address as to which rent payments are made, within thirty (30) days after the completion of each month during the Original Term of this Lease, and any Extension Period thereof, a statement of all Admission Receipts, Parking Receipts, Food and Beverage
Revenue and Merchandise Revenue for such period. All such statements shall be in writing.

      If Tenant is a corporation, the statements shall be certified as accurate and complete by an authorized officer of Tenant. If Tenant is a partnership, the statements shall be certified as accurate and complete by an individual partner or the principal financial officer of a managing corporate partner. On or before June 30 of


                                       18

each year (or at such sooner intervals as similar information to be provided to the CDA) Tenant shall provide an opinion of a nationally recognized certified public accounting firm addressed to the Landlord to the effect that the accounting firm has reviewed the Tenant's financial statements for the Project required to be maintained by Tenant under this Article and that (i) the calculations, as reported on such statements, have been compared to the general ledger and financial statements for the Project and that the accounting firm is not aware of any discrepancy between the financial statements and such ledger, and (ii) that the accounting firm is not aware of any material modifications that need to be made to the financial statements in order for such statements to conform with generally accepted accounting principles.

      Section 509. Tenant shall pay to Landlord the amount payable for PILOT for the period covered by such statement computed in accordance with the provisions of this Lease herein above and herein set forth. Any statements provided pursuant to Section 508 above shall be held in confidence under this Lease except that Landlord may disclose such figures to a court of competent jurisdiction in any suit to recover PILOT or in connection with any litigation or tax abatement proceeding or pursuant to a validly issued subpoena or an order of any court or governmental agency.

      Section 510. The fact that a part of Tenant's Admission Receipts, Food and
Beverage Revenue and Merchandise Revenue may be payable as rent hereunder shall not, create, nor shall any other provision of this Lease be construed as creating, any partnership or joint venture or any other association between Landlord and Tenant, or make Landlord in any way responsible for the debts and/or losses of Tenant or the conduct of Tenant's business, it being expressly understood and agreed that the relationship between the parties is, and shall at all times remain, that of landlord and tenant.


                                       19

      Section 511. In the event the method of taxation of Real Estate or the definition of Real Estate Taxes prevailing in the City as of the date hereof is replaced, amended, altered, expanded, or substituted, or some other form of assessment, levy or tax is instituted in lieu thereof, Tenant's sole liability with respect to any such replacement, amendment, alteration, expansion, substitution or assessment, levy or tax is and shall be, for the term of this Lease Agreement and any extensions thereof, the payment of PILOT in the manner and form set forth above, without exception.

                                   ARTICLE VI
                            COMPLIANCE WITH LAWS ETC.

      Section 601. Tenant's leasehold estate hereby granted is and shall at all times be subject to all legal requirements and Tenant shall promptly observe, comply with or cause compliance with the provisions of any and all present and future Legal Requirements which pertain or apply to the Demised Premises and the Development Improvements with respect to Parcels A and B. Tenant also shall observe, comply with or cause compliance with all of the covenants contained in the Land Disposition Agreement from the Hartford Redevelopment Agency to the
Landlord, and hereby agrees to indemnify and hold harmless Landlord from and against any loss or damage sustained by the Hartford Redevelopment Agency and/or the Landlord resulting from Tenant's failure to so observe, comply or cause compliance therewith. In addition, with respect to the Conrail Parcel as shown on Exhibit B, Tenant shall observe, comply with or cause compliance with all of the covenants contained in the deed from Conrail to the Landlord, and hereby agrees to indemnify and hold harmless Landlord from and against any loss or damage sustained by Landlord resulting from Tenant's failure to so observe, comply or cause


                                       20

compliance therewith. Notwithstanding and in addition to the foregoing Tenant specifically agrees to indemnify Landlord in accordance with the terms and conditions of that certain Indemnity Agreement of even date herewith between Landlord and Tenant a copy of which is attached hereto as Exhibit E. Tenant shall make any and all improvements, alterations or repairs to the Demised
Premises and the Development Improvements, or any portion thereof, that may be required at any time hereafter by any such present or future Legal Requirements.
Nothing herein shall restrict or prohibit Tenant from contesting any Legal
Requirements alleged to be applicable to the Demised Premises or the Development
Improvements, or from contesting the interpretation or application of the same, and compliance may be delayed (so long as Landlord's interest in the Demised
Premises is not subjected to lien or placed in jeopardy) until any such contest is finally concluded.

                                   ARTICLE VII
                             MAINTENANCE AND REPAIR

      Section 701. Except as specifically otherwise provided herein, and subject to damage by casualty or taking, and ordinary wear and tear, Tenant shall, throughout the term of this Lease, at its sole expense, maintain and keep the Demised Premises and the Development Improvements in a first class condition and state of repair.

      Section 702. All signs, counters, shelving, sinks, stages, sound systems, lighting and electrical controls and systems and to the extent such are incorporated into Tenant's trade fixtures and equipment, trade fixtures, contents, and other fixtures and equipment, which may at anytime be installed or placed in or upon the Demised Premises, by or at the expense of Tenant, (notwithstanding that all or some of the same may be considered as and fall within the definition of


                                       21

      "Development Improvements") are and shall remain the property of Tenant, and Tenant shall have the right, but not the obligation, to remove the same at any time prior to, during, or within the term of this Lease, provided that at and upon the expiration or earlier termination of this Lease, Tenant shall remove all of the foregoing, and surrender the Demised Premises free and clear of the same, in "broom clean" condition and any of the same not removed within thirty (30) days after the expiration date of the term of this Lease, or any sooner termination thereof, shall be deemed abandoned and the property of the Landlord, and may be removed or discarded by Landlord. Any fixtures and equipment subject to the rights of any equipment lessor shall be removed by Tenant. Landlord, as Landlord hereunder, but without waiving any of its Municipal Powers, shall have no lien on, or right of distraint against, any fixtures or equipment installed by Tenant and Landlord expressly waives any such right provided by law. If Tenant leases or gives Landlord notice of its intention to lease, equipment or fixtures for use in the Demised Premises, Landlord agrees that it will, without undue delay but at the Tenant's expense, including Landlord's reasonable attorney's fees, execute a written instrument for the benefit of any equipment lessor on such form as shall be furnished by such equipment lessor or by Tenant wherein the Landlord shall recognize that its rights to such leased equipment of fixtures as Landlord hereunder, if any, shall be subordinate to the rights of the equipment lessor. Further, if the Tenant removes the items it is allowed or obligated to remove pursuant to this Article, it agrees to repair any damage caused by the removal of said items.

                                  ARTICLE VIII
                              UTILITIES AND CHARGES


                                       22

      Section 801. Tenant shall pay or cause to be paid all charges for water, gas, light, heat, electricity, power and other utility services furnished to the Demised Premises, the Development Improvements, and any subtenants, including the tenants of the Development Improvements, during the term hereof. Tenants may contest any utility charge and payment may be delayed until such contest is finally concluded, provided Landlord's interest in the Demised Premises is not thereby subject to lien or placed in jeopardy.

      Section 802. Landlord shall not be required to furnish or supply to the Demised Premises any of the services described in Section 801. However, if required by any utility company which will or does furnish or supply any such service to the Demised Premises or the Development Improvements, Landlord shall, at Tenant's request (provided Landlord does not thereby incur any cost, expense or liability) execute, acknowledge and deliver any application or other documents necessary to obtain such service, subject to Section 302 above.

                                   ARTICLE IX
                            MECHANICS AND OTHER LIENS

      Section 901. Tenant shall not suffer or permit any mechanic's liens or other liens to be filed against the Demised Premises or the Development
Improvements, or any part thereof, or against Tenant's leasehold estate therein, or against the Development Improvements by reason of any work, labor, services or materials done for, or supplied to, Tenant or anyone holding the Demised
Premises or Development Improvements (except work or services provided to the Landlord) or any part thereof through or under Tenant or any other reason. If any such lien shall be filed at any time, Tenant shall cause the same to be discharged of record within ninety (90) days after the date of filing the same, by either payment, deposit


                                       23

or bond. If Tenant shall fail to discharge any such lien within such period and has failed to commence any legal action to discharge any such lien, then, in addition, to any other right or remedy of Landlord, Landlord may, but shall not be obligated to, procure the discharge of the same either by deposit in court or by bond and/or Landlord shall be entitled, at Landlord's option, to compel the prosecution of an action for the foreclosure of such mechanic's lien by the lienor and to pay the amount of the judgment, if any, in favor of the lienor with interest, costs and allowance. Any amount paid by Landlord for any of said purposes, and all reasonable counsel fees, in defending any such action or in procuring the discharge of any such lien shall become due and payable forthwith by Tenant to Landlord, and failure to pay same within thirty (30) days of Tenant's receipt of billing therefor and notice of demand for payment thereof shall be a default of this Lease Agreement subject to Article XI hereof.

                                    ARTICLE X
                                      TITLE

      Section 1001. At all times during the term of this Lease, title to the Development Land shall remain in Landlord, in fee simple absolute, providing that, subject to the provisions of Article XIII, title to the Development
Improvements shall remain in Tenant unless and until this Lease Agreement expires, is earlier terminated, abandoned or surrendered, in which case title to all such improvements (subject, however, to the provisions of Section 702, above) shall revert to Landlord.

      Section 1002. Landlord agrees not to sell, mortgage, lease or otherwise encumber the Demised Premises, in whole or in part, during the term of this Lease and any extensions thereof without Tenant's approval, which approval shall not be unreasonably withheld or delayed. In no case will Landlord subject the Demised


                                       24

Premises or any portion thereof to a mortgage or encumbrance which is prior in right or title to this Lease.


                                       25

                                   ARTICLE XI
                                    DEFAULTS

      Section 1101. Event of Default

      (a) Tenant shall be in default of its obligations under this Lease upon occurrence of any one of the following at any time:

            (i) Whenever the Tenant shall fail to pay any installment of Rent, or of any other sum payable by Tenant to Landlord, on any day upon which the same ought to be paid, or Tenant shall fail to maintain any of the insurance required to be maintained hereunder, and, in any such case, such failure shall continue for ten (10) calendar days after the Tenant shall have received from Landlord a written notice specifying such default; or

            (ii) Whenever the Tenant shall do, or permit anything to be done, whether by action or inaction, contrary to any covenant or agreement on the part of Tenant herein contained, or shall fail in the keeping or performance of any of the covenants, agreements, terms or provisions contained in this Lease which on the part or behalf of Tenant are to be kept or performed (other than those referred to in subsection (a)(i) above), and Tenant shall fail to commence to take steps to remedy the same within forty-five (45) days after Tenant shall have received a written notice specifying the same, or Tenant having so commenced shall thereafter fail (except for Unavoidable Delays) to proceed diligently to remedy the same; or

            (iii) Whenever an involuntary petition shall be filed against Tenant under any bankruptcy, reorganization or insolvency law, or under the provisions of any law of like import, or a receiver of Tenant or of or for the property of Tenant shall be appointed without the acquiescence of Tenant, and such circumstance under this subsection (c) shall continue and shall remain undischarged or unstayed for an


                                       26

aggregate period of ninety (90) days (whether or not consecutive) or shall not be remedied by Tenant within ninety (90) days; or

            (iv) Whenever Tenant shall make an assignment of the property of Tenant for the benefit of creditors or shall file a voluntary petition under any bankruptcy or insolvency law or any other law of like import, or whenever any court of competent jurisdiction shall approve a petition filed by Tenant under the reorganization provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever a petition shall be filed by Tenant under the arrangement provisions of the United States Bankruptcy Code or under the provisions of any law of like import, or whenever Tenant shall abandon the Demised Premises.

      (b) This Lease and the Term and estate hereby granted are subject to the limitation that, if Tenant shall be in default of any of its obligations under this Lease, then regardless of, and notwithstanding that, Landlord has or may have some other remedy under this Lease or by virtue hereof, or in law or in equity, all of which are expressly reserved unto Landlord, Landlord (in addition to all of such rights and remedies) also shall have the right to terminate this Lease by giving Tenant a notice (herein called the "second notice") of Landlord's intention to end the Term of this Lease effective as of a day not less than thirty (30) days thereafter in the case of non-payment of Rent or failure to maintain insurance, and otherwise not less than ninety (90) days thereafter, (the "Termination Date") and, unless Tenant shall have fully cured all of the default(s) with respect to which it has received such second notice by the Termination Date, this Lease and the Term and estate hereby granted shall expire and terminate upon the Termination Date as fully and completely and with the same force and effect as if the day so specified in the second notice were the date hereinbefore fixed for the expiration of the Term of this


                                       27

Lease and all rights of Tenant under this Lease shall expire and terminate as of that date.

      (c) Notwithstanding anything to the contrary set forth in this agreement, in the event Tenant initiates any legal or equitable action in which Tenant avers that it is not in breach of any of its obligations under this Lease as alleged by Landlord in any notice given pursuant to Section 1101(a) (ii) hereof
(a "contested default"), the period of time in which Tenant has a right to commence curing any contested default before which Landlord can issue a second notice terminating this Lease agreement shall be extended by that period of time commencing upon Tenant's initiation of such action until the judge or other official responsible for ruling on the same has rendered his or her decision as to whether Tenant is in fact in breach of its obligation hereunder. However, nothing herein shall preclude the Landlord from exercising any other rights or remedies it has or may have in law or in equity prior to its being able to issue any such second notice, including, without limitation, obtaining a court order compelling Tenant to specifically perform any of its obligations hereunder; it being the intent of the parties that, except to the extent Landlord otherwise would have the right to issue a second notice terminating this Lease agreement, Tenant shall be deemed to be in default of this Lease agreement as and when provided in Section 1101(a) notwithstanding its initiation of any action referred to in the first sentence of this subsection 1101(c).

      (d) Upon any such termination or expiration of this Lease under this Article, Tenant shall peaceably quit and surrender the Demised Premises and the Development Improvements to the Landlord, and Landlord may without further notice enter upon, re-enter, possess and repossess itself thereof, by force, summary proceedings, ejectment or otherwise, and may dispossess and remove
Tenant and hold and enjoy the Demised Premises and the Development Improvements and the right to receive all rental and other income of and from the same.


                                       28

      Section 1102. If this Lease Agreement shall be terminated as provided in
Section 1101, Landlord, or Landlord's representatives, agents or servants may immediately or at any time thereafter, re-enter the Demised Premises and Development Improvements and remove therefrom Tenant, its agents, employees, servants, licensees, and any persons holding or claiming by, through or under Tenant, and all or any of its or their property therefrom either by summary process proceeding or by any suitable action or proceeding at law or in equity without being liable to indictment, prosecution, or damages therefor, and possess and repossess and enjoy the Demised Premises and the Development
Improvements, subject to the Leasehold Mortgagee's and/or CDA's rights under
Section 1303 hereof.

      Section 1103. In case of any such termination, re-entry or dispossession by summary process or otherwise, payments due to the Landlord from the Tenant under this Lease Agreement up to the date of termination, shall thereupon become due and payable to the time of such termination, re-entry or dispossession, and Tenant shall also pay to Landlord all expenses which Landlord may then or thereafter reasonably incur for legal expenses, attorney's fees, brokerage commissions, and all other reasonable costs paid or incurred by Landlord for restoring the Demised Premises and the Development Improvements to good order and condition and for altering and otherwise preparing the same for reletting.

      Section 1104. Anything contained in this Article XI to the contrary notwithstanding, in the event of a default by the Tenant under this Lease
Agreement, CDA or any other holder or holders of a Leasehold Mortgage or their respective successors-in-interest shall have the right to cure any default of the Tenant under this Lease Agreement within the time periods and subject to the terms set forth in Article XIII below.

      Section 1105. Notwithstanding any other provision of this Lease, in the event that prior to completion of the Development Improvements as


                                       29

responsible party or parties (as determined by the Landlord) who will assume the obligation of making or completing the Development Improvements or such other improvements in their stead as shall be satisfactory to the Landlord and in accordance with the uses specified for such Demised Premises or part thereof in the Plan or any approvals given for the Project by the City or the HRA. Upon such resale or new lease of the Demised Premises, the proceeds thereof shall be applied:

            (a) First, to reimburse the Landlord for all costs and operating expenses and operating deficiencies and for needed capital improvements incurred by the Landlord, including, but not limited to, salaries of personnel, in connection with the recapture, management, and resale or new lease of the Demised Premises or part thereof (but less any income derived by the Landlord from the Demised Premises or part thereof in connection with such management);
all taxes, assessments, and water and sewer charges with respect to the Demised
Premises or part thereof (or, in the event the Demised Premises is exempt from taxation of assessment or such charges during the period of ownership thereof by the Landlord, an amount, if paid, equal to such taxes, assessments, or charges
(as determined by the City assessing official) as would have been payable if the Demised Premises were not so exempt any payments made or necessary to discharge any encumbrances or liens existing on the Demised Premises or part thereof at the time of revesting of title thereto in the Landlord or to discharge or prevent from attaching or being made any subsequent encumbrances or liens due to obligations, defaults, or acts of the Landlord, its successors or transferees;
any expenditures made or obligations incurred with respect to the making or completion of the Development Improvements or any part thereof on the Demised
Premises or part thereof; and any amounts otherwise owing the Landlord by the Tenant and its successor or transferee; and


                                       30

      (b) Second, to reimburse the Tenant, its successor or transferee, up to the amount of (1) the cash actually invested by it in making any of the Development Improvements on the Demised Premises or part thereof, less (2) any gains or income withdrawn or made by it from the Demised Premises. Any balance remaining after such reimbursement shall be retained by the Landlord as its property.

      Section 1107. Upon the termination of the Tenant's interest in the Demised
Premises or any part thereof as provided in Section 1105, and subject to the provisions of Section 1303(h) below, the Landlord shall have the right to institute such actions of proceedings as it may deem desirable for effectuating the purposes of this Article XI, including also the right to execute and record or file among the public land records of the City a written declaration of the termination of all the right, title and interest of the Tenant, and its successors in interest and assigns, in the Lease of the Demised Premises, and the revesting of title thereto in the Landlord: PROVIDED, that any delay by the Landlord in instituting or prosecuting any such actions or proceedings or otherwise asserting its rights under this Article XI shall not operate as a waiver of such rights or to deprive it of or limit such rights in any way (it being the intent of this provision that the Landlord should not be constrained
(so as to avoid the risk of being deprived of or limited in the exercise of the remedy provided herein because of concepts of waiver, laches, or otherwise) to exercise such remedy at a time when it may still hope otherwise to resolve the problems created by the default involved); nor shall any waiver in fact made by the Landlord with respect to any specific default by the Tenant under this Section be considered or treated as a waiver of the rights of the Landlord with respect to any other defaults by the Tenant under this Section or with respect to the particular default except to the extent specifically waived in writing.

      Section 1108. For the purposes of any of the provisions of the Lease, neither the Landlord nor the Tenant, as the case may be, nor any successor in


                                       31

interest, shall be considered in breach of, or default in, its obligations with respect to the preparation of the Demised Premises for redevelopment, or the beginning and completion of construction of the Improvements, or progress in respect thereto, in the event of delay in the performance of such obligations due to unforeseeable causes beyond its control and without its fault or negligence, including, but not restricted to, acts of God, acts of the public enemy, acts of the Federal Government, the State of Connecticut, acts of the other party, fires, floods, epidemics, quarantine restrictions, strikes, freight, embargoes, and unusually severe weather or delays of subcontractors due to such causes; it being the purpose and intent of this provision that in the event of the occurrence of any such delay, the time or times for performance of the obligations of the Landlord with respect to the preparation of the Demised
Premises for redevelopment or of the Tenant with respect to construction of the Improvements, as the case may be, shall be extended for the period of such delay; PROVIDED, that the party seeking the benefit of the provisions of this Section shall, within twenty (20) days after the beginning of any such delay, have first notified the other party thereof in writing, and of the cause or causes thereof, and requested an extension for the period of the enforced delay.

      Section 1109.

      (a) If Tenant shall fail to pay any Imposition or make any other payment required to be made under this Lease or shall default in the performance of any other covenant, agreement, term, provision or condition herein contained, Landlord, without being under any obligation to do so, and without thereby waiving such default, may make such payment and/or remedy such other default for the account and at the expense of Tenant, immediately and without notice in the case of emergency, or in any other case when Tenant shall fail to make such payment or remedy such default within five (5) days after Landlord shall have notified Tenant that it has failed to maintain insurance and otherwise within forty-five (45) days


                                       32

after Landlord shall have notified Tenant in writing of any default. Bills for any expense incurred by Landlord in connection therewith, and bills for all costs, expenses and disbursements of every kind and nature whatsoever, including reasonable counsel fees, involved in collection or endeavoring to collect the Rent or any part thereof, or enforcing or endeavoring to enforce any right against Tenant, under or in connection with this Lease, or pursuant to law, including (without being limited to) any such cost, expense and disbursement involved in instituting and prosecuting summary proceedings, as well as bills for any property, material, labor or services provided, furnished or rendered, or caused to be furnished or rendered, by Landlord to Tenant, with respect to the Demised Premises and/or Development Improvements and/or other equipment, construction work done for the account of Tenant (together with interest at the Default Rate from the respective dates of Landlord's making of each such payment or incurring of each such cost or expense), may be sent by Landlord to Tenant monthly, or immediately, at Landlord's option, and shall be due and payable in accordance with the terms of said bills and if not paid when due, the amount thereof shall immediately become due and payable as additional rent under this Lease together with interest at the Default Rate until fully paid.

      (b) Landlord may restrain any breach or threatened breach of any covenant, agreement, term, provision or condition herein contained, but the mention in this Lease of any particular remedy shall not preclude Landlord from any other remedy it might have, either in law or in equity, whether or not otherwise specified in this Lease. The failure of Landlord to insist upon the strict performance of any one of the covenants, agreements, terms, provisions or conditions of this Lease or to exercise any right, remedy or election herein contained or permitted by law, shall not constitute or be construed as a waiver or relinquishment for the future of such covenant, agreement, term, provision, condition, right, remedy or election, but the


                                       33

same shall continue and remain in full force and effect. Any right or remedy that Landlord may have at law, in equity or otherwise upon breach of any covenant, agreement, term, provision or condition in this Lease contained upon the part of Tenant to be performed, shall be distinct and separate from and cumulative with any other rights or remedies, and no one of them whether exercised by Landlord or not, shall be deemed to be in exclusion of any other.
No covenant, agreement, term, provision or condition of this Lease shall be deemed to have been waived by Landlord unless such waiver be in writing and signed by the parties. Consent of Landlord to any act or matter must be in writing and shall apply only with respect to the particular act or matter to which such consent is given and shall not relieve Tenant from the obligation wherever required under this Lease to obtain the consent of Landlord to any other act or mater. Receipt or acceptance of Rent by Landlord shall not be deemed to be a waiver of any default under the covenants, agreements, terms, provisions and conditions of this Lease, or of any right which Landlord may be entitled to exercise under this Lease. In the event that Tenant is in arrears in the payment of Rent, Tenant waives Tenant's right, if any, to designate the items against which any payments made by Tenant are to be credited and Tenant agrees that Landlord may apply any payments made by Tenant to any items Landlord sees fit, irrespective of an notwithstanding any designation or request by Tenant as to the items against which any such payments shall be credited. This
Lease may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.


                                       34

                                   ARTICLE XII
                                   ALTERATIONS

      Section 1201. Tenant shall have the right to make any and all additions, alterations and improvements to the Demised Premises and the Development
Improvements as Tenant deems necessary or advisable, provided (a) the same comply with all applicable Legal Requirements and the provisions of each Leasehold Mortgage, (b) the same would not materially and adversely affect the value of the Demise Premises and/or the Development Improvements, and (c) Tenant shall not be relieved of its responsibilities to construct the Development
Improvements in accordance with its designation as developer of the Development
Improvements by the Hartford Redevelopment Agency.

                                  ARTICLE XIII
                               LEASEHOLD MORTGAGES

      Section 1301. Tenant shall have the right, at any time and from time-to-time, during the terms of this Lease Agreement, to mortgage the leasehold estate created by this Lease Agreement, without Landlord's consent, provided and upon condition that:

      (a) a duplicate original or certified copy or photostatic copy of such Leasehold Mortgage, and the note or other obligation secured thereby, is delivered to Landlord within thirty (30) days after the execution thereof; and

      (b) such Leasehold Mortgage is held by a Leasehold Mortgagee and otherwise fully complies with the provisions and conditions of this Section 1301 hereof; and


                                       35

      (c) such Leasehold Mortgage shall contain a covenant to the effect that the net proceeds of all insurance policies and any condemnation award shall be held, used or applied in the manner provided in this Lease Agreement; and

      (d) such Leasehold Mortgage matures prior to the termination date of the term of this Lease as the same may have been extended pursuant to the terms hereof; and

      (e) such Leasehold Mortgage is in all cases subordinate to Landlord's fee interests in the Demised Premises and subject to this Lease Agreement; and

      (f) nothing contained in such Leasehold Mortgage shall impose any liability or obligation on Landlord except as otherwise expressly provided below in the case of a default by Tenant under this Lease Agreement.

      Section 1302. Notwithstanding anything contained to the contrary in this Lease Agreement, Tenant shall have the right to assign this Lease Agreement and any subleases to any Leasehold Mortgagee (including any Trustee), or CDA, or to the designee or nominee of such Leasehold Mortgagee or CDA, as the case may be, without the consent of Landlord, and in the event the Leasehold Mortgagee, or CDA, as the case may be, or their designees or nominees shall acquire ownership of the Leasehold estate, either following foreclosure of such Leasehold Mortgage or in liquidation of the indebtedness and in lieu of foreclosure thereof, the Leasehold Mortgagee, or CDA or their designees or nominees shall have the further right to further assign this Lease Agreement and any subleases and the holder of any purchase money mortgage accepted in connection therewith shall enjoy all rights, powers and privileges granted herein to Leasehold Mortgagees.

      Section 1303. If Tenant shall execute and deliver a Leasehold Mortgage, and if the provisions and conditions of Section 1301, above shall have been fully complied with and observed with respect to such Leasehold Mortgage, and Tenant or the Leasehold Mortgagee shall have notified Landlord in writing of


                                       36

the making thereof and of the name and address of such Leasehold Mortgagee or Leasehold Mortgagees, then Landlord and Tenant agree that:

      (a) this Leasehold Agreement may not be modified, amended, called or surrendered by agreement between Landlord and Tenant, without prior written consent of such Leasehold Mortgagee or CDA;

      (b) there shall be no merger of this Lease Agreement or of the Leasehold estate hereby with the fee title to the Demised Premises notwithstanding that this Lease Agreement or said Leasehold estate and said fee title shall be owned by the same person or persons, without the prior written consent of such Leasehold Mortgagee, or CDA;

      (c) Landlord shall serve upon each such Leasehold Mortgagee, or CDA, in the manner provided in such Leasehold Mortgage and the Mortgage Insurance for the giving of notices (except that if there is no such provision and if Landlord is notified in the manner provided under this Lease Agreement of the address or change of address of any such leasehold Mortgagee and CDA then Landlord shall serve notice to the Leasehold Mortgagee and CDA, in the manner provided for notices hereunder, at the address of such mortgagee or CDA set forth in such notice to the Leasehold Mortgagee and CDA, in the manner provided for notices thereunder, to the address or change of address), a copy of each notice of default and each notice of termination given to Tenant under this Lease
Agreement, at the same time as such notice is served upon Tenant. No such notice to Tenant shall be effective unless a copy thereof is thus served upon each Leasehold Mortgagee, and CDA;

      (d) each Leasehold Mortgagee, or CDA, shall have the same period of time, after and beginning as of the date of service of such notice upon it, within which Tenant may remedy or cause to be remedied the default which is the basis of the notice plus twenty (20) days, PROVIDED, as to CDA, the time to cure any


                                       37

default which does not require the payment of money to Landlord or to any third party (e.g. for insurance or to remove a mechanics lien) shall in any event be not less than three (3) months. Landlord shall accept performance by such Leasehold Mortgagee, or CDA, as the case may be, as timely performance by Tenant and any notice terminating this Lease which is sent prior to the expiration of the time periods set forth herein shall be invalid if a Leasehold Mortgagee or CDA, shall remedy such default before the expiration of such period;

      (e) Provided that any Leasehold Mortgagee or CDA, as the case may be, (i) shall cure or cause to be cured any and all defaults which involve the payment of money within the periods provided in subparagraph (d) above, and (ii) shall deliver to Landlord within thirty (30) days after the expiration of any grace period applicable to any particular defaults, an instrument guaranteeing the remedying of all other defaults, Landlord shall not terminate this Lease
Agreement by service of a notice of termination or otherwise, without first giving to such Leasehold Mortgagee, and CDA, a reasonable time within which either: (i) to obtain possession of the Demised Premises and Development
Improvements and to remedy such defaults in the case of defaults which are susceptible of being cured when such Leasehold Mortgagee or CDA, as the case may be, has obtained possession of the Demised Premises and Development
Improvements, or (ii) to institute and with reasonable diligence to complete foreclosure proceedings or otherwise acquire Tenant's leasehold estate under this Lease Agreement in the case of defaults which are not so susceptible of being remedied by such Leasehold Mortgagee or CDA, as the case may be.

      (f) such Leasehold Mortgagee or CDA shall not be required to continue possession or continue foreclosure proceedings under subsection (e) of this
Section if all defaults for which either has received notice from Landlord have been cured


                                       38

prior to cessation of either such possession or continuation of foreclosure proceedings;

      (g) Landlord may exercise any of its rights or remedies with respect to any other default by Tenant occurring during the period of such forbearance provided for under said subsection (e), subject to the rights of the Leasehold
Mortgagee, and CDA under this Article as to such other defaults;

      (h) If this Lease Agreement shall terminate or be rejected prior to the expiration of the demised term, Landlord shall enter into a new lease for the Demised Premises with any such Leasehold Mortgagee, or CDA or their designees, for the remainder of the then term but including the option extensions herein provided for, effective as of the date of such termination, at the same rent and upon the same terms, covenants and conditions contained herein, and Landlord, simultaneously with the execution and delivery of such new lease, shall turn over to the new tenant all monies (net of sums due and available hereunder to Landlord by Tenant), if any, then held by Landlord under this Lease on behalf of Tenant, on condition that:

            (1) such Leasehold Mortgagee, or CDA, shall make written request for such new lease within two hundred (200) days after the date it received notification of a default under this Lease Agreement; and

            (2) on the commencement date of the term of the new lease, such Leasehold Mortgagee, or CDA, shall have cured all defaults of Tenant under this Lease Agreement (susceptible of being cured by such Leasehold Mortgagee, or CDA as the case may be) which remain uncured on the date, and shall pay or cause to be paid all unpaid sums which at such time would have been payable under this Lease Agreement, but for such termination, and shall pay or cause to be paid to Landlord on that date all reasonable Termination Expenses as and to the extent
Landlord has been unsuccessful in collecting the same from Tenant despite


                                       39

Landlord's good faith efforts to that end. For the purposes of this subparagraph, the term "Termination Expenses" shall mean all expenses, including reasonable counsel fees, court costs and disbursements, incurred by Landlord in connection with any such default and termination as well as in connection with the execution and delivery of any new lease.

            (3) If more than one Leasehold Mortgagee shall request such new lease, such new lease shall be made with and delivered to the Leasehold Mortgage
(or its nominee or designee) whose mortgage appears of record to be prior in lien to those of any others, provided however, that notwithstanding the foregoing, such new lease shall be entered into with CDA so long as the CDA
Mortgage has not been released or expressly subordinated by written instrument executed by CDA. The opinion of a reputable title insurance company, licensed to insure title to real property in the State of Connecticut, setting forth the order of priority of such mortgage liens, may be relied on by Landlord as conclusive evidence of such priority. The cost of such opinion shall be paid by the tenant under such new lease.

      Section 1304. Tenant agrees to give, or cause Landlord to be given, notice of each notice of default under each Leasehold Mortgage, together with a true copy of the notice of default, if in writing;

      Section 1305. Intentionally omitted.

      Section 1306. The Landlord and Tenant agree to make reasonable modifications of the provisions of this Article XIII or related provisions of this Lease Agreement, if requested by a Leasehold Mortgagee or potential
Leasehold Mortgagee, PROVIDED that the Landlord will not be required to make an modifications to this Lease Agreement which will materially and adversely affect the Landlord's rights and interest under this Lease Agreement, PROVIDED FURTHER that no such modification to the terms of this Lease agreement shall be made without CDA's prior written approval.


                                       40

                                   ARTICLE XIV
                          INDEMNIFICATION AND INSURANCE

      Section 1401. Tenant shall indemnify, defend and hold harmless the Landlord, its agents, officials, employees and assigns form and against any and all loss and liability (statutory or otherwise), claims, actions, suits, demands, judgments, costs, interest and expense whatsoever, including, but not limited to, reasonable attorneys' fees and disbursements, (hereinafter, individually and collectively, "Claims"), for or arising from the Demised
Premises or the Development Improvements or Tenant's use or occupancy thereof or the conduct of business therein or thereon during the Term hereof, including, but not limited to, Claims based upon Tenant's failure to pay for or provide goods, services or events, or for any act or omission on the part of Tenant or any of its agents, officials or employees in the provision thereof, as well as Claims for or arising from injury to, or death of, any person or persons, or damage to real or personal property (including the loss of use thereof) which occurs in or on the Demised Premises, Development Improvements or surrounding sidewalks during the Term hereof or otherwise relates to or arises from or in connection with any one or more of the following: (i) Tenant's use or occupancy of the Demised Premises or the Development Improvements or conduct of business therein or thereon, (ii) any condition existing on the Commencement Date including, but not limited to, any environmental defects or hazards of any kind which exist as of the Commencement Date, whether known or unknown (an
"Environmental Problem") and whether or not any such condition resulted from any work or thing whatsoever done prior to the Commencement Date or is hereafter created in or about the Demised Premises or the Development Improvements (except when, and then only to the extent, Landlord is covered for any Claim relating to any condition (other than an Environmental


                                       41

Problem) existing as of the Commencement Date by insurance which it maintained prior to the Commencement Date), (iii) any condition of the Demised Premises or Development Improvements due to or resulting from any default by Tenant in the Tenant's performance of Tenant's obligations under this Lease, or (iv) any act, omission or negligence of Tenant, its subtenants or its or their agents, contractors, subcontractors, servants, employees, licensees or invitees
(including, but not limited to, injury or death sustained by reason of or in connection with any events held on or in the Demised Premises or the Development
Improvements, including, but not limited to, fire and theft, to the equipment, clothing, valuables and other personal property of visiting acts and subtenants stored in the Demised Premises or Development Improvements, during the Term of this Lease); providing, however, that nothing herein shall obligate Tenant to indemnify or hold Landlord harmless for or against any Claim arising by reason of any negligent act or omission of Landlord or any claim as, but only to the extent, it involves any personal injuries or personal property damage which occurred prior to the Commencement Date. In case any action or proceeding is brought against the Landlord by reasons of any matter which is the subject of the foregoing indemnity, Tenant shall pay all costs, reasonable attorneys' fees, expenses and liabilities resulting therefrom, and shall resist such action or proceeding, at Tenant's sole cost and expense by attorneys chosen by Tenant and reasonably satisfactory to Landlord.

      Section 1402. Subject to the obligations of Tenant under (a) above, Landlord shall indemnify, defend and hold harmless the Tenant, its agents, officials, employees and assigns from and against any and all loss and liability
(statutory or otherwise), claims, actions, suits, demands, judgments, costs, interest and expense whatsoever (including, but not limited to, reasonable attorneys' fees and disbursements) for or arising from injury to, or death of, any person or persons or damage to personal property including the loss of use thereof) which injury, death


                                       42

or damage occurs (i) on the Demised Premises prior to the Term hereof, or (ii) is for or relates to any one or more of the following: (a) Landlord's use of all or any portion of the Demised Premises subsequent to the Commencement Date or
(b) any work or things whatsoever done or any condition created (other than by or on behalf of Tenant) by or on behalf of the Landlord in its capacity as "landlord" hereunder, on or about all or any portion of the Demised Premises subsequent to the Commencement Date. In case any action or proceeding is brought against the Tenant by reason of any matter which is the subject of the foregoing indemnity, Landlord shall pay costs, reasonable attorneys' fees, expenses and liabilities resulting therefrom, and shall resist such action or proceeding at Landlord's sole cost and expense by attorneys chosen by landlord and reasonably satisfactory to Tenant.

      Section 1403.

      (a) During the Term hereof, tenant shall carry and keep in force the following types and amounts of liability insurance:

            (i) General Liability Insurance. Tenant shall carry and keep in force, at its own expense, a policy or policies of comprehensive general liability insurance (including garage keepers liability and contractual liability coverage), insuring against damages to persons and/or property
(including, but not limited to, loss of life) occurring upon, in or about the Demised Premises and/or Development Improvements in an amount not less than a combined single limit of at least One Million Dollars ($1,000,000.00) for each occurrence with a deductible not exceeding Fifty Thousand Dollars ($50,000.00), which deductible is understood to be the responsibility of Tenant.

            (ii) Other Insurance. Tenant also shall carry:

                  (1) Automobile Liability Insurance for all automobiles
(including non-owned and hired vehicles) which are used by Tenant and/or any of


                                       43

its officials, agents and/or employees in connection with Tenant's use and/or occupancy of the Demised Premises and/or Development Improvement with a combined single limit of one million dollars ($1,000,000.00) for each accident with a deductible not exceeding Fifty Thousand Dollars ($50,000.00), which deductible is understood to be the responsibility of Tenant; and

                  (2) Workers' Compensation Insurance covering Tenant's and its agent's employees at the Demised Premises and Development Improvements at the Connecticut Statutory limit including Employers' Liability with limits of $100,000.00 for each accident, $500,000.00 for each disease/policy limit, and $100,000.00 for disease for each employee, with a deductible not exceeding Fifty
Thousand Dollars ($50,000.00), which deductible is understood to be the responsibility of Tenant; and

                  (3) Umbrella Liability following form over the insurance provided under subsections (a)(i) and (a)(iii)(1) and Employer's Liability insurance with a limit of liability which, when combined with the primary insurance over which such excess coverage is being provided, equals Fourteen
Million Dollars ($14,000,000.00).

      (b) To the extent not otherwise covered by Tenant's liability insurance pursuant to this Section 1403, the Tenant shall cause each subtenant and/or other persons conducting any events or other business on or in the Demised
Premises and/or Development Improvements to carry, or the Tenant shall carry on the behalf of such subtenant and/or other persons, liability insurance as is appropriate for such events or other business.

      (c) Notwithstanding anything to the contrary set forth herein, Tenant may self insure against the risks addressed in (a)(ii)(1) and (2) of this Section providing such self insurance is effected pursuant to a statutorily qualified self insurance program which provides protection against such risks at least equal to that which


                                       44

otherwise would be provided pursuant to the insurance otherwise required under said subsections (a)(ii)(1) and (2).

      (d) The coverage and deductibles provided in this subsection shall be reviewed at least once every five (5) years and shall be increased in accordance with the standard coverage and deductibles carried by Landlord and tenants of comparable properties in the City of Hartford. In the event of any dispute, the Landlord shall submit an opinion from its insurance broker or risk manager as to appropriate coverage or deductibles under the circumstances and the Tenant shall submit an opinion from its insurance broker as to appropriate coverage or deductibles under the circumstances. The two (2) representatives shall then consult a third broker and the opinion of the majority shall govern as to the coverage or deductibles to be thereafter carried by Tenant and Landlord. Each such policy described in this Section shall name Landlord and Tenant as an additional insured.

      (e) The insurance's required in this Section may be carried on either an "occurrence" or a "claims made" basis, providing, however, that, should any insurance be carried on a "claims made" basis, Tenant also shall be obligated to procure an extended reporting period thereto or a subsequent "claims made" policy with the same retroactive date as the prior "claims made" policy, as necessary to protect Landlord from any claims, actions or causes of action which first accrue during the Term.

      Section 1404.

      (a) All Risk and Extended Coverage Property Insurance. During the Term hereof, Tenant shall carry and keep in force an all risk and extended coverage property insurance policy or polices insuring the Demised Premises and the Development Improvements against all risks of loss or damage thereto, together with endorsements insuring against damage and other loss, costs and expenses due to earthquake, flood, demolition, increased costs of construction, and contingent


                                       45

liability associated with compliance with building laws and regulations, together with a business interruption endorsement providing business interruption insurance for not less than Ten Million Dollars ($10,000,000.00).
The coverage limits of the policies shall be in an amount not less than one hundred percent (100%) of the then Full Replacement Cost of the Development
Improvements from to time and, with respect to any endorsements, such percentage of such Full Replacement Cost as is customarily carried form time to time for commercial office buildings or public assembly facilities in the City of Hartford, with a deductible not exceeding Fifty Thousand Dollars ($50,000.00), which deductible is understood to be the responsibility of Tenant.

      (b) Comprehensive Boiler and Machinery Insurance. During the Term hereof,
Tenant also shall carry and keep in force a policy or policies providing comprehensive boiler and machinery insurance covering all boilers and machinery, if any (including heating and cooling systems, elevators, escalators and electrical and mechanical systems and generators) in the Demised Premises and Development Improvements for direct damage on a repair and replacement basis together with a business interruption endorsement providing business interruption insurance for not less than Ten Million Dollars ($10,000,000.00).
The coverage limits of the policies shall be in an amount not less than one hundred percent (100%) of the then Full Replacement Cost of such equipment, and, with respect to any endorsements, such percentage of Full Replacement Cost as is customarily carried from time to time for commercial office buildings in the City of Hartford, with a deductible not exceeding Fifty Thousand Dollars
($50,000.00), which deductible is understood to be the responsibility of Tenant.

      (c) The term "Full Replacement Cost" shall mean the actual cost to replace the item in question, without depreciation, and, in the case of the Development
Improvements, excluding the costs of excavation, foundations and footings.


                                       46

      (d) Said Full Replacement Cost shall be determined, during the term of each policy referred to in this subsection and any renewal thereof, by the provisions of an Automatic Increase in Insurance Endorsement, except that, subject to the following sentence, once every five (5) years the parties shall, at Tenant's expense, (and, at any other time, either party may, at its own expense) cause said Full Replacement Cost to be determined by an appraiser, engineer, architect or contractor approved in writing by the Landlord and Tenant
(which approval shall not be unreasonably withheld). Any dispute concerning the determination of the Full Replacement Cost of any item(s) by any such third party shall be resolved by arbitration in accordance with the rules of the American Arbitration Association, provided, first, that neither party shall be able to dispute any such determination unless it gives notice of its intent so to do within thirty (30) days of its receipt of notice of such third party's determination thereof under an din accordance with this Lease, and provided, further, that in the event of any such dispute, the Full Replacement Cost of the item(s) n question shall be and remain the higher of the amounts which would prevail pursuant to the Automatic Increase in Insurance Endorsement or said third party's determination until the matter is resolved pursuant to arbitration at which time the Full Replacement Cost of such item(s) shall be as established by the arbitrators, subject to future adjustment pursuant to this paragraph.

      (e) No omission on the part of the Landlord or Tenant to request any such determination of the Full Replacement Cost shall relieve the Tenant of any of its obligations under this Article.

      Section 1405.

      (a) All insurance which is carried pursuant to the Lease or otherwise in respect of the Demised Premises and the Development Improvements (including, but not limited to the sale of food and liquors and conduct of entertainment and


                                       47

other events), whether or not such insurance is required hereunder, shall include to the extent reasonably available without additional premium, provisions which deny to the insurer acquisition by subrogation of rights of recovery against the other party as and to the extent such rights have been waived by the insurance party prior to occurrence of loss or injury pursuant to this paragraph insofar as and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from reputable companies qualified to do business in the State of Connecticut even though extra premium. Each party shall be entitled to have duplicates of certificates of any policies containing such provision. Provided and to the extent such waivers of subrogation provisions or endorsements can be obtained, each party hereby waives their rights of recovery against the other for loss or injury against which the waiving party is protected by insurance containing said provisions, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance.

      (b) The City of Hartford, Connecticut and the Hartford Redevelopment
Agency shall be named as loss payees on all property insurance policies, and as additional insureds for all other insurance policies, required hereunder.
Consolidated Rail Corporation shall be an additional insured on all general, automobile and umbrella liability insurance policies. Tenant shall file certificates of all such insurance with the Landlord. All insurance will be effected under standard form policies by insurers of recognized responsibility which are licensed to do business in the State of Connecticut and which are rated as A-(VIII) or better by the latest edition of Best's Rating Guide or other recognized replacement therefor (or as otherwise approved by Landlord in writing on a case by case basis upon issuance of any policy and/or any renewal thereof, which approval may be withheld in its sole and absolute discretion), and will provide for thirty (30) days prior notice of any cancellation of or changes in coverage provided in the certificates of insurance.


                                       48

Copies of such insurance policies, or certificates or insurance, will be provided to the Landlord at the Commencement Date and not later than thirty (30) days prior to each renewal date thereof.

      (c) All insurance policies referred to in this Section shall provide that any losses thereunder shall be adjusted with Tenant, Landlord and the CDA and that loss thereunder shall be payable to Landlord, Tenant and the CDA, as their interests may appear. Neither Landlord nor Tenant shall unreasonably withhold or delay its endorsement to any insurance check payable hereunder.

      (d) Except as otherwise provided to the contrary in this Article, Tenant may provide and maintain any insurance required by this Lease by means of any combination of primary and umbrella coverages and by endorsement and/or rider to a separate or blanket policy and/or under a blanket policy in lieu of a separate policy or policies, provided that Tenant shall deliver a certificate of insurance of any said separate or blanket policies and/or endorsements and/or riders evidencing to Landlord that the same complies in all respects with the provisions of this Lease, and that the coverages thereunder and the protection afforded Landlord thereunder are at least equal to the coverages and protection which would be provided under a separate policy or polices procured solely for the Demised Premises and Development Improvements. The certificates of such policy or policies evidencing such coverages shall be delivered to the Landlord on the Commencement Date and annually thereafter within thirty (30) days of each anniversary date.

      (e) Copies of all safety and accident prevention inspection reports received from polices carried by Tenant which are required under this Article shall be forwarded by the Tenant to Landlord upon receipt from the insurers. It shall be the responsibility of the Tenant to meet all safety and accident prevention requirements and reasonable recommendations described in each such inspection report. Any such requirements or reasonable recommendations requiring structural changes


                                       49

and/or changes in machinery or equipment shall be effected in accordance without the provisions of Article XII entitled "Alterations".

      (f) All insurance required to be maintained by the Tenant pursuant to this Article shall be at the sole expense of the Tenant. All references in this Article to a "deductible" shall be deemed to mean a deductible and/or a self-insured retention.

      Section 1406.

      It is agreed between the parties hereunto that the amounts of insurance in this Agreement do not, in any way, limit the liability of the Tenant to the Landlord by virtue of its promise to indemnify and hold harmless the Landlord so that in the event that any claim results in a settlement or judgment in an amount in excess of the amount of insurance coverage carried by the Tenant, the Tenant shall be liable to the Landlord for the difference, plus all fees and expenses incurred in collecting the same, subject to all of the terms and conditions of Sections 1401 and 1402 hereof.

      Section 1407. Anything contained in this Article XIV to the contrary notwithstanding, the Landlord shall not take out separate insurance concurrent in form or contributing in the event of loss with that specifically required to be furnished by the Tenant to the Leasehold Mortgagee. The Landlord may at its own cost and expense take out separate insurance which is not concurrent in form or not contributing in the event of loss with that specifically required by CDA or the Leasehold Mortgage to be furnished by the Tenant.

                                   ARTICLE XV
                            CONDEMNATION AND CASUALTY

      Section 1501. (a) If at any time during the term of this Lease Agreement title and possession of the Development Land and/or the Development


                                       50

Improvements, or a substantial portion of the Development Land and/or
Development Improvements, are acquired under the power of eminent domain by a public authority, other than the Landlord, the Tenant and the Landlord shall place with the Depository their respective shares of the condemnation award or condemnation awards which shall be distributed in the following manner, and in the following order of priority:

      (i) First, to the CDA for principal and interest due under the CDA Loan in such amounts as are then, or otherwise would be, payable thereunder as and to the extent all payments due thereunder have, or had, been paid to the date of taking;

      (ii) second, to other Leasehold Mortgagees, if any, for principal and interest due under any notes secured thereby to the date of such taking as and to the extent that (x) the original principal balance of any such note did not exceed eighty percent (80%) of the fair market value of Tenants' unencumbered interests in the Demised Premises and Development Improvements upon execution of said note or any amendments thereto (or upon the increase of principal due thereunder), and (y) any principal and interest due under said note was fully amortized in equal monthly installments over the life of the same;

      (iii) Third, to the Landlord for any payments due to the Landlord from the Tenant under the provisions of this Lease Agreement to the date of such taking;
and

      (iv) The balance, if any, to the Tenant and the Landlord in the same ratio as the then "fair market value" of Tenant's interests in the Development
Improvements and the Demised Premises so taken bears to the then "fair market value" of the Landlord's interest in such property, recognizing that the Tenant has borne the entire cost of the Development Improvements and the acquisition of the Conrail Parcel but also that the Landlord bore the entire cost of the acquisition of the HRA Parcel and that Tenant had the use of the Demised
Premises free of rent and real estate taxes other than for the Rent due hereunder.


                                       51

            (b) For the purposes of Subsection (a) and Section 1502 the term
"substantial portion" shall mean that immediately after the taking the remaining
Development Land and/or the Development Improvements are not reasonably usable by the Tenant in Tenant's reasonable judgment for the same purposes that the Tenant was using (or intending to use) the same immediately prior to such taking and the Tenant elects to terminate this Lease agreement on notice given the Landlord not more than ninety (90) days after the taking. A taking of any portion of any building constructed upon the Demised Premises or a taking which reduces the seating capacity of the Project to less than 27,000 shall be deemed a substantial portion for purposes of this Article.

            (c) For purposes of Subsection (a) the term "fair market value" shall mean either (i) the fair market value ascribed to the Development Land and the Development Improvements by the acquiring agency, or (ii) if the condemnation award is appealed, the judicially determined fair market value of the parties' interests in the Development Land and Development Improvements so taken.

      Section 1502. If at any time during the term of this Lease Agreement, title and possession to less than the whole or less than a substantial portion of the Development Land and/or Development Improvements shall be taken as aforesaid or if the Tenant does not elect to terminate the Lease Agreement after the taking described in Section 1501, subject to the right of any Leasehold
Mortgagees, the entire award shall be paid directly to Depository to be made available to Tenant for the reasonable expenses incurred by Tenant in the restoration of the Development Land and Development Improvements as set forth in Exhibit D hereto, and, if Tenant so chooses, in the restoration or replacement of the Development Improvements in accordance with Article XII, upon certification by a qualified and independent architect or engineer in charge of such restoration, that the expenses incurred either have been paid in connection with the part of such restoration


                                       52

theretofore, completed, or shall be due to contractors, subcontractors, maintenance men, architects or other persons who have rendered services or have furnished materials for such restoration. Any funds held by the Depository for disbursement as aforesaid shall be applied only for the purpose of restoration of the Development Land and the Development Improvements. Any compensation required to be paid to the Depository for its services shall be paid or caused to be paid by Tenant. If the cost of such restoration shall exceed the net amount received by Depository, Tenant shall pay the deficiency. Any balance remaining in the hands of the Depository after payment of such costs of restoration, as aforesaid, shall be paid in the order or priority recited in Subsection 1501(a).

      Section 1503. Intentionally omitted.

      Section 1504. Tenant further agrees that if at any time after the date hereof, the whole or any part of the Development Land or Development
Improvements or Tenant's interest under this Lease Agreement be taken or condemned by any competent authority other than the Landlord, for its or their temporary use or occupancy, this Lease shall not terminate by reason thereof and Tenant shall continue to pay, in the manner and at the time herein specified, the full amount of any payments and other charges payable by Tenant hereunder
(to the extent it receives funds from the condemning authority), and, except only to the extent that Tenant may be prevented from so doing pursuant to the terms of the order of the condemning authority, to perform and observe all of the other terms, covenants, conditions and obligations hereof upon the part of Tenant to be performed and observed, as though such taking had not occurred. In the event of any such taking as in this ,Section 1504 referred to, Tenant shall be entitled to receive the entire amount of any award made for such taking as and then only to the extent such taking occurs during the term hereof, whether paid by way of damages,


                                       53

rent or otherwise, subject to the rights of the holder or holders of any Leasehold Mortgages and the rights of CDA.

      Section 1505. Nothing contained in Section 1501, 1502, or 1503 shall be construed as prohibiting or limiting the Tenant's right to challenge, judicially, legislatively or administratively, attempts by any public authority, including the Landlord, to acquire the Development Land or the Development
Improvements, or any portion or portions thereof; under the power of threat of eminent domain or to appeal any condemnation award.

      Section 1506.

      (a) Except as provided in Section 1509 below, if, at any time during the Term of this Lease the Development Improvements or any part thereof shall be damaged or destroyed by fire or other casualty (including any casualty for which insurance coverage was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant, at Tenant's sole cost and expense, and whether or not the insurance proceeds, if any, shall be sufficient for the purpose, shall proceed with reasonable diligence (subject to a reasonable time allowance for the purpose of adjusting such loss) to repair, alter, restore, replace or rebuild the same as nearly as possible to its value, condition and character immediately prior to such damage or destruction, subject to such changes or alterations as Tenant may elect to make in conformity with the provisions of Article XII hereof. Such repairs, alterations, restoration, replacement or rebuilding, including such changes and alterations as aforementioned and including temporary repairs or the protection of other property pending the completion of any thereof, are sometimes referred to in this Article as the "Work."

      (b) Tenant shall commence the Work within a reasonable time after settlement of any insurance claim in connection with any such damage or


                                       54

destruction and thereafter diligently pursue the same (Unavoidable Delays excepted).

      (c) Except as otherwise provided in subparagraph (b) above, the conditions under which any repairs, alterations, restoration, replacement or rebuilding
Work are to be performed and the method of proceeding with and performing the same shall be governed by all of the provisions of this Lease.

      Section 1507.

      (a) All insurance money payable to Tenant on account of such damage or destruction under the policies of insurance provided for in Article XIV hereof, less the cost, if any, incurred in connection with the adjustment of the loss and the collection thereof (herein sometimes referred to as the "insurance proceeds"), shall be applied to the payment of the cost of the Work to the extent such insurance proceeds shall be sufficient for the purpose, and shall be paid out to or for the account of Tenant from time to time as and to the extent such Work progresses. All insurance proceeds shall be paid over to the Depository and held in trust for the purposes of paying the cost of the Work.
Landlord agrees that if its named in a draft or check representing payment of a portion of the insurance proceeds, Landlord will promptly endorse and deliver such check or draft to the Depository.

      (b) Upon receipt by the Depository of evidence reasonably satisfactory to Landlord that the Work has been completed and paid for in full and that there are no liens on the Demised Premises as a result thereof, the Depository shall pay to Tenant any remaining balance of said insurance proceeds. If the insurance proceeds shall be insufficient to pay the entire cost of the Work, Tenant shall supply the amount of any such deficiency.

      Section 1508. In no event shall Tenant be entitled to any abatement, allowance, reduction or suspension of Rent because part of all of the Demised
Premises and/or Development Improvements shall be untenantable owing to the


                                       55

partial or total destruction thereof; and anything herein to the contrary notwithstanding, no such damage or destruction shall affect in any way the obligation of Tenant to pay the Rent and other charges herein reserved or required to be paid, nor release Tenant of or from any obligation imposed upon Tenant under this Lease.

      Section 1509.

      (a) If the Development Improvements shall be damaged or destroyed by fire or other casualty to the extent of more than fifty (50%) percent of their Full
Replacement Cost, Tenant shall have the option (to be exercised within one hundred eighty (180) days after the date of such damage or destruction) to notify Landlord that Tenant elects to cancel and terminate this Lease and Tenant shall be under no obligation in said event to repair or restore the Development
Improvements, providing, however, that any actions and causes of action and other rights and remedies accruing prior to such termination shall survive the same.

      (b) In the event of a termination of the Lease, following such damage or destruction, Tenant shall cooperate with Landlord in obtaining any and all insurance proceeds which may be due in respect thereof; all of which insurance proceeds shall be paid to the Depository and then disbursed, first to cover costs which would have to be incurred to clear the site (whether or not the site is so cleared) and then in the same manner as otherwise set forth in Section
1501 above.

      Section 1510. Anything contained in this Article to the contrary notwithstanding, provided that Tenant shall not be in default of the obligations of Tenant to pay the Rent and other charges herein reserved or required to be paid and any other obligation imposed upon Tenant under this Lease, Tenant shall not be deemed to be in default of this Lease for failing or delaying to repair, alter, restore, replace or rebuild all or any portion of the Development
Improvements if Tenant's


                                       56

failure or delay primarily either results from or is occasioned by the acts or omissions of Landlord as "landlord" hereunder.

      Section 1511.

      Except as otherwise provided in Sections 1501 and 1509 above, Landlord and Tenant acknowledge that to the extent any taking or casualty covered by this Article reduces or eliminates Admission Receipts, Food and Beverage Revenue or
Merchandise Revenue, PILOT shall and will be appropriately reduced as, but then only to the extent, any amounts received by Tenant for such taking and by way of business interruption insurance do not fairly compensate Tenant for the loss thereof.

                                   ARTICLE XVI
                                 QUIET ENJOYMENT

      Section 1601. Landlord covenants and agrees that Tenant, upon paying the Rent, and performing and observing the covenants, conditions and agreements hereof upon the part of Tenant to be performed and observed, shall and may peaceably hold and enjoy the said Demised Premises and the Development
Improvements during the term and any extensions hereof; subject, however, to the terms of this Lease Agreement This covenant shall be construed as running with the Development Land to and against subsequent owners and successors in interest. This covenant shall in no way limit or restrict the Landlord's actions in furtherance of its duties, rights and responsibilities as the municipality within which the Demised Premises are located.


                                       57

                             LIMITATION OF LIABILITY

      Section 1701. Notwithstanding anything contained to the contrary in this Lease Agreement, it is agreed with respect to Tenant and its successors that, except in the case of bad faith, fraud or gross negligence tantamount to bad faith or fraud, Landlord will look only to Tenant's interest in and to the Demised Premises and the Development Improvements and any subleases with respect thereto for the collection of any judgment (or other judicial process) requiring the payment of money by Tenant in the event of a breach or default under this Lease Agreement by Tenant, and no other property or assets of Tenant, its partners, stockholders, officers, directors or beneficiaries, any partners or any partner of Tenant or any stockholders of any partner of Tenant shall be subject to levy, execution or other enforcement procedures for the satisfaction of any such judgment (or other judicial process).

      Section 1702. Notwithstanding anything contained to the contrary in this Lease Agreement, it is agreed with respect to Landlord and its successors that Tenant will look only to Landlord's interest in and to the Demised Premises for the collection of any judgment (or other judicial process) requiring the payment of money by Landlord in the event of a breach or default under this Lease
Agreement by Landlord, and no other property or assets of Landlord its beneficiaries shall be subject to levy, execution or other enforcement procedures for the satisfaction of any such judgment (or other judicial process).


                                       58

                                  ARTICLE XVIII
                           ASSIGNMENT AND SUBLETTING

      Section 1801. Tenant shall not sell, assign, convey or otherwise transfer
(hereinafter "assign") all or any portion of its interests in this Lease
Agreement or the estate created hereby except as otherwise provided in this Article. Tenant may assign such interests under any one or more of the following circumstances, subject to any prior approval required by CDA or any Leasehold
Mortgage:

            (i) when such assignment is made to any parent company or wholly owned subsidiary of any such company or any company of which either of said entities hold at least fifty-one percent of any and all common stock outstanding;

            (ii) in order to secure Tenant's obligations under the CDA Loan or otherwise in the context of a Leasehold Mortgage given to a Leasehold Mortgagee as collateral for a debt secured thereby;

            (iii) where the assign(ees) are persons (or business entities which are owned and controlled by persons) of good reputation and character who themselves (or whose contractors or employees who shall be responsible for managing the Project) have at least ten (10) years experience in the promotion of commercial live entertainment events; or

            (iv) when otherwise approved by the Landlord, which approval shall not be unreasonably withheld or delayed.

            (v) The respective interests of Nederlander of Connecticut and Connecticut Amphitheater Development Corporation in Tenant may be transferred between Nederlander of Connecticut and Connecticut Amphitheater Development
Corporation, and Nederlander of Connecticut and Connecticut Amphitheater
Development Corporation may transfer their interests in the Tenant to any affiliated


                                       59

entities or to other stockholders of Nederlander of Connecticut and Connecticut
Amphitheater Development Corporation. Nothing herein, however, shall prevent the stockholders of Nederlander of Connecticut and Connecticut Amphitheater
Development Corporation from transferring their respective interests in Nederlander of Connecticut and Connecticut Amphitheater Development Corporation to immediate members of their respective families, which shall include spouses, children and spouses of children, grandchildren and/or siblings or to any trusts for the benefit of any of the foregoing individuals.

      For the purposes of this Article, the term assignment shall include any sale, pledge or other transfer of any interest in Tenant or any entity having an interest therein, directly or indirectly, which could result in the de jure or de facto transfer of control and/or ownership of any such entity. Tenant shall remain fully obligated to perform any and all of the obligations of Tenant herein to be performed in the event of any assignment or purported assignment of any of Tenant's interest in or created by this Lease Agreement, unless, and then only to the extent, any assignment is effected pursuant to any one of (i) through (iv) above and Tenant's assignee(s) assume all of the obligations of Tenant hereunder, in which case, Tenant shall thereupon be relived of such obligations as arise after the date such assignment is effected.

      Section 1802. Tenant shall have the right to sublease all or any part of the Development Land and the Development Improvements or grant licenses and/or concession agreements subject to any approval required under any Leasehold
Mortgage, if applicable; provided that the term of any such sublease(s), licenses and/or concessions shall not extend beyond the term hereof, including
Extension Periods, if, as and when exercised, and shall be only for the use as set forth in Article III hereof; and, provided, further, that any such sublease, License or


                                       60

concession agreement does not constitute or have the effect of constituting an assignment of any of Tenant's interests in this Lease or the estate created hereby.

                                   ARTICLE XIX
                                    BROKERAGE

      Section 1901. The parties each represent and warrant to the other that neither has dealt with any broker in the negotiation of this Lease Agreement and that there is no broker who is or may be entitled to be paid a commission in connection with this Lease Agreement.

                                   ARTICLE XX
                              ESTOPPEL CERTIFICATES

      Section 2201. Landlord and Tenant each agree at any time and from time to time, upon not less than twenty (20) days prior request by the other party or by any Leasehold Mortgagee, or CDA, to execute, acknowledge and deliver to the other party or such Leasehold Mortgagee, or CDA, as the case may be, a statement in writing certifying that this Lease Agreement is unmodified and in full force and effect (or if there have been modifications), and the date to which the PILOT, Rent, and other charges have been paid in advance, if any, and stating whether or not to the knowledge of the signer of such certificate there is any existing default under this Lease Agreement on the part of the other party thereto and, if so, specifying each such default, it being intended that any such statement delivered pursuant to this Section may be relied upon by any prospective purchase, assignee, Leasehold Mortgagee or CDA, as well as the assignee or prospective assignee or any Leasehold Mortgagee or CDA, as the case may be.


                                       61

                                   ARTICLE XXI
                                  SEVERABILITY

      Section 2101. If any term or provision of this Lease Agreement or the application thereof to any Person or circumstance, shall to any extent be invalid or unenforceable, the remainder of this Lease Agreement or the application of such term or provision to Persons or circumstances other than those to which it is invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease Agreement shall be valid and be enforced to the fullest extent permitted by law.

                                  ARTICLE XXII
                                   NON-MERGER

      Section 2201. There shall be no merger of this Lease Agreement, or of the leasehold estate created by this Lease Agreement with the fee estate in the Demised Premises by reason of the fact that this Lease Agreement or the leasehold estate created by this Lease Agreement or any interest in this Lease
Agreement or any such leasehold estate may be held, directly or indirectly, by or for the account of any Person or Persons who shall own the fee estate, and no such merger shall occur unless and until all Persons (including Leasehold
Mortgagees) having an interest in this Lease Agreement or in the leasehold estate created by this Lease Agreement shall join in a written instrument effecting such merger and shall duly record the same.


                                       62

                                  ARTICLE XXIII
                                    SURRENDER

      Section 2301. Tenant shall, upon the expiration or sooner termination of this Lease Agreement for any reason whatsoever, surrender to Landlord the Demised Premises, and Development Improvements in such condition and repair as Tenant is required to maintain same therein by the terms of this Lease
Agreement, and title to the Development Improvements shall pass automatically to the Landlord, and Tenant shall have no claim for compensation against the Landlord for the Development Improvements.

                                  ARTICLE XXIV
                               UNAVOIDABLE DELAYS

      Section 2401. The time within which Tenant is required to perform any of the terms and conditions of this Lease Agreement on its part to be performed shall at all times be subject to a reasonable extension in the event of occurrence of Unavoidable Delays.

                                   ARTICLE XXV
                            APPROVALS, NOTICES, ETC.

      Section 2501.

      (a) Except as otherwise specifically provided in this Lease Agreement, whenever under this Lease Agreement approvals, authorizations, determinations, satisfactions, waivers or notices shall be effective and valid only when given in writing signed by a duly authorized officer of the Landlord or the Tenant, and sent


                                       63

by U.S. Mail, registered or certified postage prepaid, or overnight courier, to the principal office of the party to whom it is directed, which are as follows:

            Tenant     Connecticut Performing Arts Partners
                       c/o Nederlander Organization
                       22 West Monroe Suite 704
                       Chicago, IL 60603
                       Attn: Louis Raizin

                       with a copy to:

                       Nederlander Organization
                       810 Seventh Avenue
                       New York, NY 10019
                       Attn: Robert E. Nederlander

                       with a copy to:

                       Connecticut Performing Arts Partners
                       c/o Sandler & Daniells, P.C.
                       One Hartford Square West - Suite 302
                       Hartford, CT 06106
                       Attn: James Koplik

            Landlord   City Manager
                       City of Hartford
                       550 Main Street
                       Hartford, CT 06103

                       with a copy to:

                       Corporation Counsel
                       City of Hartford
                       550 Main Street
                       Hartford, CT 06103

      (b) The Parties shall promptly notify each other of any change in their respective addresses set forth above.


                                       64

      (c) Notices which are served upon Landlord or Tenant in the manner aforesaid, shall be deemed to have been dated, given or served for all purposes hereunder on the earlier of the date of actual delivery or the second business day next following the date of mailing.

                                  ARTICLE XXVI
                       APPROVALS NOT UNREASONABLY WITHHELD

      Section 2601. Any approval, consent or permission of Landlord or Tenant required under this Lease Agreement shall not be unreasonably withheld, conditioned or delayed.

      Section 2602. All powers granted to or retained by the Landlord hereby shall be exercised by the City Manager or her successor as chief executive officer of the City of Hartford.

                                  ARTICLE XXVII
                               ACCESS TO PREMISES

      Section 2701. Tenant shall permit Landlord and the authorized representatives of Landlord to enter the Demised Premises and Development
Improvements at all reasonable times to inspect the same, to exhibit the same to prospective purchasers and prospective tenants of the Demised Premises and Development Improvements.


                                       65

                                 ARTICLE XXVIII
                          NOTICE OR SHORT FORM OF LEASE

      Section 2801. Upon request of either party, Landlord and Tenant agree to execute, acknowledge, and deliver to each other recordable originals or recordable notices of this Lease Agreement, and upon request of either party a notice, short form or duplicate original of any modification of this Lease
Agreement, all in recordable form and containing the information required by law or practice for recording same so as to give notice of the provisions of this Lease Agreement and/or said modification.

                                  ARTICLE XXIX
                                 APPLICABLE LAW

      Section 2901. This Lease Agreement shall be governed by and construed in accordance with the Laws of Connecticut, without aid of any presumption or canon requiring construction against the party causing the same to be prepared.

                                   ARTICLE XXX
                                    HEADINGS

      Section 3001. The index and headings of this Lease Agreement are for convenience and reference only, and in no way define, limit or describe the scope or intent of this Lease Agreement no in any way affect this Lease
Agreement.


                                       66

                                  ARTICLE XXXI
                                ENTIRE AGREEMENT

      Section 3101. This instrument except as otherwise provided herein, constitutes the entire agreement between the parties with respect to the subject matter hereof, and there are no verbal or collateral understandings, agreements, representations or warranties not expressly set forth herein.

                                  ARTICLE XXXII
                     COVENANTS BINDING ON RESPECTIVE PARTIES

      Section 3201. The covenants, conditions and agreements contained in this Lease Agreement shall bind and inure to the benefit of Landlord and Tenants, and their respective beneficiaries, heirs, distributes, executors, administrators, and successors and assigns.

                                 ARTICLE XXXIII
                               REMEDIES CUMULATIVE

      Section 3301. The specified remedies to which the parties hereto may resort under the terms of this Lease Agreement are cumulative and are not intended to be exclusive of any other remedies or means of redress to which the parties hereto may be lawfully entitled in case of any breach or threatened breach by the other party hereto of any provision of this Lease.


                                       67

                                  ARTICLE XXXIV
                                 NO ORAL CHANGE

      Section 3401. This Lease Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of the change, modification or discharge is sought

                                  ARTICLE XXXV
                         RECOGNITION AND NON-DISTURBANCE

      Section 3501. From time to time, at the request of Tenant or any subtenant, and after review and approval of any lease, oral or written, by Landlord's Corporation Counsel, Landlord shall execute and deliver to any subtenant an agreement (in form and substance satisfactory to Landlord's
Corporation Counsel) whereby Landlord agrees that the use and occupancy of any such subtenant shall not be disturbed or interfered with by Landlord notwithstanding the termination of this Lease Agreement by reason of default of Tenant. The foregoing agreement shall not apply in the event the CDA shall become the tenant under this Agreement for a new lease. Subtenants will attorn to the Landlord or CDA with respect to such subtenant's sublease, but without thereby assuming liability for any defaults of Tenant with respect hereto, provided however that any default by Tenant under the First Source Agreement
(together with the "Work for Tomorrow" Program) shall give Landlord only the remedies provided for therein, and in no event shall any default under such Agreement or this Article be deemed to be a default under this Lease or give rise to any right in Landlord to terminate this Lease.


                                       68

                                  ARTICLE XXXVI
                            WORK FOR TOMORROW PROGRAM

      Section 3601. As a condition of this Lease, Tenant agrees that, during the term hereof; it shall implement an employment opportunity program for the benefit of high school students in the Hartford area, designated the "Work for Tomorrow" Program, and shall otherwise hire city residents and utilize MBE/WBE enterprises in the operation of the Project in the manner set forth in the First
Source Employment and Purveyor Agreement set forth in Exhibit F attached hereto and hereby made a part hereof

                                 ARTICLE XXXVII
                         AFFIRMATIVE ACTION REQUIREMENT

      Section 3701. During the term of this Lease Agreement, the Tenant agrees to abide by all applicable federal, state and municipal laws, statutes, ordinances, resolutions, regulations, or rules concerning affirmative action and nondiscrimination and will not permit discrimination against any person or group of persons on the grounds of race, color, religion, creed, age beyond 14 years, national origin, physical or mental handicap (except in the case of a bona fide occupational qualification and in accordance with all applicable laws and regulations), sexual preference, ancestry or sect. The Tenant shall insure that no less than fifteen percent (15%) of the total number of construction employees by trade be minority tradeworkers and that no less than fifteen percent (15%) of the total project construction dollars be contracted to bona fide minority and/or female-owned contractors.


                                       69

      IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement to be executed in multiple copies (each of said copies being deemed to be an original) on the day and year first above written.

WITNESS                                CONNECTICUT PERFORMING ARTS PARTNERS
                                       By Nederlander of Connecticut, Inc.


/s/ Robert W. Sullivan
----------------------------
Robert W. Sullivan

/s/ Gay A. Hale                        By /s/ Robert E. Nederlander
-----------------------------             --------------------------------------
Gay A. Hale                            Its President


                                       By Connecticut Amphitheater Development
                                       Corp., Inc.

/s/ Robert W. Sullivan
-----------------------------
Robert W. Sullivan


/s/ Gay A. Hale                        By /s/ James Koplik
-----------------------------             --------------------------------------
Gay A. Hale                            Its President


                                       CITY OF HARTFORD


/s/ Pedro E. Segarra
-----------------------------
Pedro E. Segarra


/s/ Ivan A. Ramos                      By /s/ Saundra Kee Borges
-----------------------------             --------------------------------------
Ivan A. Ramos


                                                Approved as to form and legality


                                                /s/ Michael C. Collins
                                                --------------------------------
                                                Acting Corporation Counsel


                                       70

STATE OF CONNECTICUT
                     )  ss.
COUNTY OF HARTFORD

      On this 19th day of October, 1994, before me appeared Saundra Kee Borges, known to me to be the person whose name is subscribed to the within instrument;
that she is the City Manager of the City of Hartford, and acknowledged that she executed the same for the purposes therein contained as the free act and deed of the City of Hartford, and of herself as the City Manager thereof.


                                       /s/ Ivan A. Ramos
                                       -----------------------------------------
                                       Commissioner of the Superior Court


STATE OF CONNECTICUT
                     )  ss.
COUNTY OF

      On this 19th day of October, 1994, before me appeared __________________, known to me to be the person whose name is subscribed to the within instrument;
that he/she is the ______________ of _____________________, and acknowledged that he executed the same for the purposes therein contained as the free act and deed of Connecticut Performing Arts Partners, and of himself as a duly authorized ______________thereof.


                                       /s/ Spencer Wong
                                       -----------------------------------------
                                       Commissioner of the Superior Court
                                       Notary Public
                                       My Commission Expires:

                                                SPENCER WONG
                                         NOTARY PUBLIC State of New York
                                                 No. 41-4628425
                                           Qualified in Queens County
                                        Commission Expires July 31, 1996.

STATE OF CONNECTICUT
                     )  ss.
COUNTY OF

      On this ______ day of ___________, 1994, before me appeared
___________________, known to me to be the person whose name is subscribed to the within instrument; that he/she is the of


                                       71

___________________, and acknowledged that he executed the same for the purposes therein contained as the free act and deed of Connecticut Performing Arts
Partners, and of himself as a duly authorized ___________ thereof.



                                       -----------------------------------------
                                       Commissioner of the Superior Court
                                       Notary Public
                                       My Commission Expires:










                                                              Exhibit 10.17

                                                                 EXECUTION COPY










================================================================================

                          AGREEMENT AND PLAN OF MERGER
                          AND ASSET PURCHASE AGREEMENT

                                  by and among

                            SFX ENTERTAINMENT, INC.,

                     CONTEMPORARY INVESTMENTS CORPORATION,

                   CONTEMPORARY INVESTMENTS OF KANSAS, INC.,

                  CONTINENTAL ENTERTAINMENT ASSOCIATES, INC.,
`
                              CAPITAL TICKETS, LP,

                                 DIALTIX, INC.,

              CONTEMPORARY INTERNATIONAL PRODUCTIONS CORPORATION,

               STEVEN F. SCHANKMAN LIVING TRUST, DATED 10/22/82,

               IRVING P. ZUCKERMAN LIVING TRUST, DATED 11/24/81,

                              STEVEN F. SCHANKMAN

                                      and

                              IRVING P. ZUCKERMAN


                         Dated as of December 10, 1997

================================================================================








                               TABLE OF CONTENTS


                                                                                                               Page
                                                                                                               ----
ARTICLE I
DEFINITIONS.....................................................................................................  2
         Section 1.01.  Defined Terms...........................................................................  2
         Section 1.02.              Interpretation..............................................................  2

ARTICLE II
THE CLOSING; ESCROW DEPOSIT.....................................................................................  2
         Section 2.01.  Closing.................................................................................  2
         Section 2.02.  Effective Date of Closing...............................................................  2
         Section 2.03.              Escrow Deposit..............................................................  3
         Section 2.04.              Closing Adjustment..........................................................  3

ARTICLE III
THE MERGER......................................................................................................  3
         Section 3.01.  The Merger..............................................................................  3
         Section 3.02.  Effective Time..........................................................................  3
         Section 3.03.  Corporate Organization..................................................................  4
         Section 3.04.  Conversion of Shares....................................................................  4
         Section 3.05.  Stock Certificates; Surrender...........................................................  5
         Section 3.06.  No Further Transfers....................................................................  6
         Section 3.07.  Certain Effects of the Merger...........................................................  6
         Section 3.08.  Transfer of Assets......................................................................  6
         Section 3.09.  Tax Consequences........................................................................  6

ARTICLE IV
THE ASSET ACQUISITION...........................................................................................  6
         Section 4.01.  Transfer of Assets......................................................................  6
         Section 4.02.  Excluded Assets.........................................................................  9
         Section 4.03.  Assumption of Liabilities............................................................... 10
         Section 4.04.  Exclusion of Liabilities................................................................ 11
         Section 4.05.  Transfer of Assets...................................................................... 12
         Section 4.06.  Conveyance and Transfer; Assumption..................................................... 13
         Section 4.07.  Purchase Price.......................................................................... 13
         Section 4.08.  Allocation of Purchase Price............................................................ 13
         Section 4.09.  Adjustment of Asset Purchase Price...................................................... 13

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES........................................................... 14

                                                   (i)


         Section 5.01.  Organization, Good Standing and
                                    Qualification............................................................... 14
         Section 5.02.  Authority............................................................................... 14
         Section 5.03.  Capitalization.......................................................................... 15
         Section 5.04.  Subsidiaries of the Sellers............................................................. 16
         Section 5.05.  No Default; Non-Contravention........................................................... 16
         Section 5.06.  Consents and Approvals.................................................................. 17
         Section 5.07.  Personal Property....................................................................... 17
         Section 5.08.  Real Property........................................................................... 18
         Section 5.09.  Litigation.............................................................................. 20
         Section 5.10.  Intellectual Property................................................................... 21
         Section 5.11.  Contracts............................................................................... 22
         Section 5.12.  Financial Statements.................................................................... 24
         Section 5.13.  Absence of Liabilities.................................................................. 24
         Section 5.14.  Absence of Certain Changes.............................................................. 25
         Section 5.15.  Taxes................................................................................... 27
         Section 5.16.  Compliance with Laws.................................................................... 29
         Section 5.17.  Employee Matters........................................................................ 29
         Section 5.18.  Employees and Related Agreements; ERISA................................................. 30
         Section 5.19.  Environmental Compliance................................................................ 34
         Section 5.20.  Insurance............................................................................... 36
         Section 5.21.  Accounts Receivable..................................................................... 36
         Section 5.22.  Transactions with Affiliates............................................................ 36
         Section 5.23.  Finder's Fees........................................................................... 36
         Section 5.24.  Absence of Certain Business Practices................................................... 36
         Section 5.25.  Certain Payments........................................................................ 37
         Section 5.26.  [RESERVED].............................................................................. 37
         Section 5.27.  Disclosure.............................................................................. 37
         Section 5.28.              Affiliated Party Transactions............................................... 37
         Section 5.29.              Accredited Investors........................................................ 38

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF SFX........................................................................... 39
         Section 6.01.  Organization, Good Standing and
                                    Qualification............................................................... 39
         Section 6.02.  Authority............................................................................... 39
         Section 6.03.  No Default; Non-Contravention........................................................... 39
         Section 6.04.  Consents and Approvals.................................................................. 40
         Section 6.05.  Capitalization.......................................................................... 40
         Section 6.06.  Litigation.............................................................................. 41
         Section 6.07.  Compliance with Laws.................................................................... 41
         Section 6.08.  Reports; Examinations................................................................... 41
         Section 6.09.  Financial Statements.................................................................... 41

                                                  (ii)





         Section 6.10.  No Material Adverse Change.............................................................. 42
         Section 6.11.              Acquisition Corp............................................................ 42

ARTICLE VII
PRE-CLOSING COVENANTS OF THE SELLER ENTITIES.................................................................... 43
         Section 7.01.  Conduct of Business..................................................................... 43
         Section 7.02.  Extraordinary Acts...................................................................... 44
         Section 7.03.  No Breach of Representations and
                                    Warranties.................................................................. 46
         Section 7.04.  Access by SFX........................................................................... 46
         Section 7.05.  No Solicitation......................................................................... 47
         Section 7.06.  HSR Act................................................................................. 48
         Section 7.07.  Consents; Notices; Termination.......................................................... 48
         Section 7.08.              Certain Payments;Assumption of Certain
                                    Liabilities................................................................. 48
         Section 7.09.  Best Efforts............................................................................ 49
         Section 7.10.              WARN Act.................................................................... 49
         Section 7.11.              S-Election.................................................................. 49
         Section 7.12.              ERISA....................................................................... 49

ARTICLE VIII
PRE-CLOSING COVENANTS OF SFX.................................................................................... 49
         Section 8.01.  No Breach of Representations and
                                    Warranties.................................................................. 49
         Section 8.02.  HSR Act................................................................................. 50
         Section 8.03.  Consents and Approvals; Notices......................................................... 50
         Section 8.04.  Governing Documents..................................................................... 50
         Section 8.05.  Best Efforts............................................................................ 50

ARTICLE IX
CONDITIONS TO THE OBLIGATIONS OF SFX............................................................................ 50
         Section 9.01.  Representations and Warranties.......................................................... 50
         Section 9.02.  Covenants............................................................................... 51
         Section 9.03.  Officer's Certificate................................................................... 51
         Section 9.04.  Opinion of Counsel...................................................................... 51
         Section 9.05.  Governmental Consents................................................................... 51
         Section 9.06.  HSR Act................................................................................. 51
         Section 9.07.  Legality................................................................................ 51
         Section 9.08.  Injunctions............................................................................. 51
         Section 9.09.  Contract Consents....................................................................... 52
         Section 9.10.  Institution of Proceedings.............................................................. 52
         Section 9.11.  Title Insurance......................................................................... 52
         Section 9.12.  Employment Agreements................................................................... 52

                                                  (iii)


         Section 9.13.  FIRPTA Certificates..................................................................... 52
         Section 9.14.  Merger.................................................................................. 52
         Section 9.15.  Leases.................................................................................. 53

ARTICLE X
CONDITIONS TO THE OBLIGATIONS
OF THE SELLER ENTITIES.......................................................................................... 53
         Section 10.01.  Representations and Warranties......................................................... 53
         Section 10.02.  Covenants.............................................................................. 53
         Section 10.03.  Officer's Certificate.................................................................. 53
         Section 10.04.  Opinion of Counsel..................................................................... 53
         Section 10.05.  Governmental Consents.................................................................. 53
         Section 10.06.  HSR Act................................................................................ 54
         Section 10.07.  Legality............................................................................... 54
         Section 10.08.  Injunctions............................................................................ 54
         Section 10.09.  Merger................................................................................. 54
         Section 10.10.  Contract Consents...................................................................... 54
         Section 10.11.  Institution of Proceedings............................................................. 54
         Section 10.12.  Delivery of Consideration.............................................................. 54
         Section 10.13.  Delivery of Guarantee.................................................................. 55

ARTICLE XI
ADDITIONAL AGREEMENTS OF THE PARTIES............................................................................ 55
         Section 11.01.  Tax Matters............................................................................ 55
         Section 11.02.  Audits................................................................................. 57
         Section 11.03.  Employee Matters....................................................................... 57
         Section 11.04.  Merger Consideration................................................................... 58
         Section 11.05.  Adjustment of Class A Shares........................................................... 59
         Section 11.06.  Use of Name............................................................................ 60
         Section 11.07.  Access by Either Party................................................................. 60
         Section 11.08.  Registration of Class A Stock.......................................................... 60
         Section 11.09.  Restrictive Legend..................................................................... 63

ARTICLE XII
TERMINATION..................................................................................................... 64
         Section 12.01.  Termination............................................................................ 64
         Section 12.02.  Effect of Termination.................................................................. 66

ARTICLE XIII
INDEMNIFICATION................................................................................................. 68
         Section 13.01.  Survival of Representations and
                                     Warranties................................................................. 68
         Section 13.02.  By the Seller Entities................................................................. 69

                                      (iv)



         Section 13.03.  By the Purchaser Entities.............................................................. 69
         Section 13.04.  Limitations on Indemnification......................................................... 70
         Section 13.05.  Indemnification Procedure for Third
                                     Party Claims............................................................... 71

ARTICLE XIV
MISCELLANEOUS................................................................................................... 72
         Section 14.01.  Further Assurances..................................................................... 72
         Section 14.02.  Entire Agreement....................................................................... 73
         Section 14.03.  Notices................................................................................ 73
         Section 14.04.  Binding Effect; Successors and Assigns................................................. 74
         Section 14.05.  Governing Law.......................................................................... 74
         Section 14.06.  Captions............................................................................... 75
         Section 14.07.  Confidentiality of Disclosures......................................................... 75
         Section 14.08.  Publicity.............................................................................. 75
         Section 14.09.  Consent to Jurisdiction................................................................ 75
         Section 14.10.  Fees and Expenses...................................................................... 76
         Section 14.11.  Costs of Enforcement................................................................... 76
         Section 14.12.  Third Parties.......................................................................... 76
         Section 14.13.  Counterparts........................................................................... 76
         Section 14.14.  Amendment.............................................................................. 76
         Section 14.15.              Waiver..................................................................... 76
         Section 14.16.  Severability........................................................................... 77

SCHEDULES

Schedule    1.01   Defined Terms
Schedule    2.02   Seller's Liabilities
Schedule    3.08   Permitted Transfers
Schedule    4.01   Assets
Schedule    4.02   Excluded Assets
Schedule    4.03   Assumed Liabilities
Schedule    5.01   Qualifications
Schedule    5.03   Capitalization
Schedule    5.04   Subsidiaries
Schedule    5.05   Defaults; Breaches
Schedule    5.06   Required Consents and Approvals
Schedule    5.07   Personal Property; Adequacy of Assets
Schedule    5.08   Real Property
Schedule    5.09   Litigations of Seller Entities
Schedule    5.10   Intellectual Property
Schedule    5.11   Contracts
Schedule    5.13   Liabilities of the Businesses

                                   (v)



Schedule    5.14   Certain Changes
Schedule    5.15   Taxes
Schedule    5.16   Compliance with Laws; Permits
Schedule    5.17   Employee Matters
Schedule    5.18   ERISA
Schedule    5.19   Environmental Compliance
Schedule    5.20   Insurance
Schedule    5.22   Transactions with Affiliates
Schedule    5.28   Affiliated Party Transactions
Schedule    6.03   No Default; Non Contravention
Schedule    6.04   Required Consents and Approvals
Schedule    6.06   Litigations of Purchaser Entities
Schedule    6.07   Compliance with Laws
Schedule    6.10   No Material Adverse Change
Schedule    7.02   Certain Acts
Schedule    7.08   Affiliates
Schedule    11.01  Certain Tax Matters


EXHIBITS

Exhibit A      Form of Escrow Agreement
Exhibit B      Form of Employment Agreement
Exhibit C      Continuity of Interest Agreement
Exhibit D      Form of Purchase Price Escrow Agreement






                                      (vi)




         AGREEMENT AND PLAN OF MERGER AND ASSET PURCHASE AGREEMENT, dated as of
December 10, 1997, by and among SFX ENTERTAINMENT, INC., a Delaware corporation
("SFX"), CONTEMPORARY INVESTMENT CORPORATION, a Missouri corporation ("CIC"),
CONTEMPORARY INVESTMENTS OF KANSAS, INC., a Kansas corporation ("CI-Kansas"),
CONTINENTAL ENTERTAINMENT ASSOCIATES, INC., a Missouri corporation
("Continental"), CAPITAL TICKETS, LP, a Missouri limited partnership
("Capital"), DIALTIX, INC., a Missouri corporation ("Dialtix" and, together with CIC, CI-Kansas, Continental and Capital, the "Sellers"), CONTEMPORARY
INTERNATIONAL PRODUCTIONS CORPORATION, a Missouri corporation ("CIPC"), STEVEN
F. SCHANKMAN LIVING TRUST, dated 10/22/82 (the "Schankman Trust"), IRVING P.
ZUCKERMAN LIVING TRUST, dated 11/24/81 (the "Zuckerman Trust" and, together with the Schankman Trust, the "Trusts"), STEVEN F. SCHANKMAN ("Schankman") and
IRVING P. ZUCKERMAN ("Zuckerman" and, together with Schankman and the Trusts, the "Principals").


                               W I T N E S E T H:


         WHEREAS, CIPC, its subsidiaries and the Sellers operate certain concert, live entertainment, event marketing, telemarketing and related businesses (collectively, the "Businesses") and the Principals, directly or indirectly, own or control all of the outstanding securities of, or other ownership interests in, such entities;

         WHEREAS, SFX desires to acquire the Businesses from the Principals through the merger (the "Merger") of CIPC into SFX, and the acquisition by Acquisition Corp., a wholly-owned subsidiary of SFX ("Acquisition Corp."), of substantially all of the assets of the Sellers (the "Asset Acquisition"), on the terms, and subject to the conditions set forth herein;





         WHEREAS, the Principals, CIPC and the Sellers desire to consummate the Merger and the Asset Acquisition on the terms, and subject to the conditions set forth herein; and

         WHEREAS, the Merger is intended to qualify as a tax-free reorganization pursuant to the provisions of Section 368 of the Code (as hereinafter defined);

         NOW, THEREFORE, the parties hereto hereby agree as follows:



                                   ARTICLE I
                                  DEFINITIONS

         Section 1.01. Defined Terms. For purposes of this Agreement, the terms set forth on Schedule 1.01 shall have the respective meanings set forth therein.

         Section 1.02. Interpretation. In this Agreement, (a) words used herein regardless of the gender specifically used shall be deemed and construed to include any other gender, masculine, feminine or neuter, as the context shall require, (b) all terms defined in the singular shall have the same meanings when used in the plural and vice versa, and (c) words denoting natural person shall include corporations, partnerships and other entities and vice versa, unless the context otherwise requires.



                                   ARTICLE II
                          THE CLOSING; ESCROW DEPOSIT

         Section 2.01. Closing. The closing of the Merger and the Asset
Acquisition (the "Closing") shall take place simultaneously at 10:00 a.m., on the fifth business day after the fulfillment or waiver of the last of the conditions specified in Articles IX and X hereof, at the offices of Rosenman &
Colin LLP, 575 Madison Avenue, New York, New York, or at such other time, date and place as may be agreed upon in writing by the parties hereto. The date on which the Closing shall take place is referred to herein as the "Closing Date."
Notwithstanding the foregoing, in no event shall the Closing occur before January 1, 1998 or, except as otherwise provided in Section 12.01 hereof, after February 15, 1998.



                                       2



         Section 2.02. Effective Date of Closing. Solely for accounting purposes, the parties intend that SFX will receive the benefits of and assume the liabilities and obligations with respect to the operation of the Businesses effective as of January 1, 1998, regardless of the actual date of the Closing.
Notwithstanding the foregoing, (a) neither Purchaser Entity shall assume responsibility for the actual operation of the Business prior to the Closing
Date and (b) the obligations of the Seller Entities under Article VII hereof and with respect to all other matters hereunder shall continue to be in effect through the actual date of the Closing, and neither Acquisition Corp. nor SFX shall assume any liability for any acts or omissions with respect to the Businesses or the Seller Entities prior to the Closing Date, except (i) for liabilities incurred prior to the Closing Date by the Sellers, CIPC or any of its subsidiaries in the ordinary course of business and consistent with past practice and (ii) liabilities incurred prior to the Closing Date by the Sellers, CIPC or any of its subsidiaries directly in connection with the matters set forth on Schedule 2.02.

         Section 2.03. Escrow Deposit. Simultaneously with the execution and delivery hereof, SFX, on its own behalf and on behalf of Acquisition Corp., has delivered to the Escrow Agent, the sum of $2,000,000 (the "Escrow Deposit") to be held and disposed of by the Escrow Agent in accordance with the terms of the Escrow Agreement.

         Section 2.04. Closing Adjustment. To the extent not otherwise covered by this Agreement, there shall be a closing adjustment among the parties such that the Seller Entities (other than CIPC), in addition to any other consideration set forth under this Agreement, will receive credit for all expenses associated with events to be performed in 1998, including, but not limited to, expenses paid by the Seller Entities during 1997 related to events to be performed after December 31, 1997 and SFX or Acquisition Corp. will receive credit for any and all cash received by the Seller Entities (other than to the extent earned prior to January 1, 1998) for events to be performed after December 31, 1997. By way of example, the Seller Entities (other than CIPC) shall receive credit in an amount corresponding to all talent deposits, venue deposits, advertising and promotion costs and the like made by any Seller
Entity for events to be performed after December 31, 1997 and SFX or Acquisition Corp shall receive credit in an amount equal to all ticket deposits
(net of service



                                       3



charges) for events to be performed in 1998. Any difference in the credits will accrue to the benefit of the party with the larger aggregate sum of credits as a cash reduction, or an increase in the cash portion, of the purchase price, as the case may be.


                                  ARTICLE III
                                   THE MERGER

         Section 3.01. The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the General Corporation
Law of the State of Delaware, on the Closing Date, CIPC shall be merged into SFX, SFX shall continue its existence as the surviving corporation in the Merger (and is hereinafter sometimes referred to as the "Surviving
Corporation") and the separate corporate existence of CIPC shall terminate at the Effective Time.

         Section 3.02. Effective Time. The Merger shall become effective upon the later to occur of the filing of appropriate certificates of merger (the
"Certificates of Merger"), in form and substance reasonably satisfactory to SFX, by each of the Secretary of State of the State of Delaware, in accordance with Section 251 of the General Corporation Law of the State of Delaware, and the Secretary of State of the State of Missouri, in accordance with Chapter 351 of the General and Business Corporation Law of Missouri or at such later time as is specified in the Certificates of Merger (the "Effective Time").

         Section 3.03.  Corporate Organization.

         (a) Immediately subsequent to the Effective Time, the Surviving
Corporation (i) shall continue its separate corporate existence with all its purposes, objects, rights, privileges, powers, certificates and franchises unimpaired by the Merger under the laws of the State of Delaware and (ii) shall succeed to all rights, assets, liabilities and obligations of CIPC in accordance with the General Corporation Law of the State of Delaware and the General and Business Corporation Law of Missouri. The separate corporate existence of CIPC shall terminate at the Effective Time.



                                       4


         (b) The Certificate of Incorporation and By-laws of SFX immediately preceding the Effective Time shall be the Certificate of Incorporation and By-laws, respectively, of the Surviving Corporation after the Effective Time, and, thereafter, may be amended in accordance with their respective terms and as provided by applicable law.
         (c) At the Effective Time, the Board of Directors of SFX immediately preceding the Effective Time shall be the Board of Directors of the Surviving
Corporation immediately after the Effective Time.

         (d) At the Effective Time, the officers of SFX immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each of them to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

         Section 3.04.  Conversion of Shares.  At the Effective Time:

         (a) Each share of capital stock of SFX outstanding immediately prior to the Effective Time shall remain outstanding and constitute one validly issued, fully paid and nonassessable share of capital stock of the Surviving
Corporation.

         (b) Each share of CIPC Stock outstanding immediately prior to the Effective Time, by reason of the Merger and without any action by the holder thereof, shall be converted into the right to receive (i) $1,200,000 at the Closing and (ii) 140,285.07 shares of Class A Stock (subject to adjustment as provided in Section 11.05(c)). No certificate or scrip representing fractional shares of Class A Stock shall be issued upon the surrender for exchange of shares of CIPC Stock and such fractional share interests shall not entitle the owner thereof to vote or to any rights of a holder of Class A Stock. In lieu of any such fractional share, each holder of CIPC Stock who otherwise would be entitled to receive a fractional share of Class A Stock shall receive an amount of cash determined by multiplying (i) the fraction of a share of Class A Stock to which such holder would otherwise be entitled by (ii) $13.33 (subject to adjustment as provided in Section 11.05(c)). Notwithstanding the foregoing, if the Spin-off shall not have been effected on or prior to the Closing Date, each share of CIPC Stock outstanding immediately prior to the Effective Time, by reason of the Merger and without any action by the holder thereof, shall be converted





                                       5



into the right to receive (i) $1,200,000 at the Closing and (ii) the number of shares of Preferred Stock that would be convertible into an aggregate of 140,285.07 shares of Class A Stock (subject to adjustment as provided in Section 11.05(c)) upon the completion of the Spin-off.

         (c) The Principals acknowledge and agree that the consideration to be received for the shares of CIPC Stock pursuant to Section 3.04(b) hereof includes the one-third interest of Contemporary Sports, Inc., a wholly-owned subsidiary of CIPC ("Contemporary Sports"), in United Sports of America, a
Missouri general partnership ("USA Sports"). Therefore, notwithstanding anything in this Agreement to the contrary (including, without limitation, the provisions of Section 3.08 hereof), if Contemporary Sports' interest in USA
Sports is sold on or prior to the Closing Date in accordance with Section 7.05 hereof, the after tax proceeds of such sale (i.e., the purchase price less any Taxes paid or payable by CIPC, the Principals and/or Contemporary Sports with respect to any income or gain) shall be included as cash of CIPC to be acquired by Acquisition Corp. as a result of the Merger.

         (d) The parties hereto acknowledge that the consideration to be received in the Merger by the Principals pursuant to Section 3.04(b) is subject to adjustment pursuant to and in accordance with that certain side letter, dated of even date herewith, by and between the parties hereto, relating to the representations and warranties set forth in Sections 5.15, 5.17 and 5.18 hereof.

         Section 3.05.  Stock Certificates; Surrender.

         (a) At the Effective Time, each certificate representing capital stock of SFX (the "Certificates"), shall thereupon represent the same number of shares of capital stock of the Surviving Corporation and SFX shall not be required to surrender any such Certificates for cancellation and exchange.

         (b) At the Closing, the Trusts shall surrender to SFX, for cancellation by the Surviving Corporation, certificates for all of the outstanding shares of CIPC Stock accompanied by duly executed instruments of transfer or assignment in blank. The Trusts shall have no rights after the Effective Time with respect


                                       6


to the CIPC Stock, except the right to receive the consideration provided for in Section 3.04(b) hereof in exchange therefor.

         Section 3.06. No Further Transfers. At the Effective Time, the stock transfer books of CIPC shall be closed, and no further transfer of CIPC Stock shall thereafter be made.

         Section 3.07. Certain Effects of the Merger. At the Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all restrictions, disabilities and duties, of each of SFX and CIPC (sometimes hereinafter referred to as the "Constituent
Corporations"); all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well as for stock subscriptions and all other things, in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all and every other interest of the Constituent Corporations shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate, vested by deed or otherwise, under the laws of the State of Delaware or elsewhere, in either of the Constituent Corporations shall not revert or in any way be impaired by reason of the Merger; but all rights of creditors and liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent
Corporations shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

         Section 3.08. Transfer of Assets. SFX acknowledges and agrees that it is not acquiring and, prior to the Effective Time, CIPC may transfer or distribute to the Trusts or, at the Trusts' direction, to Schankman and Zuckerman, the assets of CIPC listed on Schedule 3.08 hereto.

         Section 3.09. Tax Consequences. It is intended that the Merger constitute a tax-free reorganization within the meaning of Section 368(a) of the Code, and that this Agreement constitute a "plan of reorganization" for purposes of Section 368 of the Code. The foregoing shall not be deemed or construed to be a



                                       7

representation of any party hereto to another that the Merger qualifies as a tax-free reorganization and the parties acknowledge that they have relied on their own respective counsel and accountants with respect to the tax effect of the Merger.

                                   ARTICLE IV
                             THE ASSET ACQUISITION

         Section 4.01. Transfer of Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, assign, transfer, convey and deliver to Acquisition Corp. and Acquisition Corp. shall purchase, acquire and accept from the Sellers, all of the Sellers' respective right, title and interest in and to all property, assets, interest and claims, real and personal, tangible and intangible, of every type and description, wherever located, owned, used or held for use in connection with the Businesses or otherwise, other than the Excluded Assets, free and clear of all Liens except as hereinafter provided (but as to property leased by or to a Seller, subject to the respective lease and the Lien thereon attributable to such lease) with such changes, deletions or additions thereto (other than with respect to the Real Property) as may occur from the date hereof to the Closing Date in the ordinary course of business and consistent with the terms and conditions of this Agreement (the "Assets"), including, without limitation, the following:

         (a) all right, title and interest in the Real Property and interests in Real Property identified on part (c) of Schedule 5.08, together with all easements, rights of way, privileges, appurtenances and other rights and interests benefiting such Real Property, subject to the Liens set forth in part
(a) of Schedule 5.08;

         (b) all leasehold interests in the properties identified on part (d) of Schedule 5.08;

         (c) all machinery and equipment, tools, replacement and spare parts, furniture, fixtures, office supplies and other similar property, including, without limitation, each item of machinery and equipment with a value in excess of $10,000, each of which is identified in part (c) of Schedule 4.01;



                                       8



         (d) subject to Section 4.02(b) hereof, all accounts receivable and other receivables arising with respect to services provided and goods delivered or otherwise in connection with the operation of the Businesses on or after January 1, 1998, including, without limitation, notes receivable arising out of the Businesses;

         (e) all rights in, to and under all Intellectual Property, including all the goodwill represented thereby, all of which are identified in part (e) of Schedule 4.01;

         (f) all trade secrets, know-how (including, without limitation, proprietary know-how and use and application know-how), manufacturing, engineering and other drawings, screens, technology, technical information, engineering data, design and engineering specifications, sales and promotional literature, customer and supplier lists and similar knowledge, in whatever form stored, including, without limitation, in the form of electronic data or data in writing;

         (g) subject to Section 4.02(e) hereof, all contracts, agreements, leases (whether for real or personal property), arrangements and/or commitments of any kind pertaining to the Assets or Businesses, whether written or oral, executory or otherwise (the "Contracts"), including, without limitation, (i) all leases and subleases of real property to which any Seller is a party, (ii) all leases for personal property (capitalized or otherwise) requiring payments in excess of $25,000 per annum, (iii) all indemnification agreements, (iv) all non-competition, confidentiality and non-disclosure agreements, (v) all employment and consulting agreements, (vi) all insurance policies, (vii) all sponsorship agreements; (viii) all talent agreements; and (ix) all other material contracts, agreements and arrangements; provided, however, that Acquisition Corp. is not acquiring any contract, agreement, lease (whether for real or personal



                                       9


property), arrangement and/or commitment which requires payment by the Sellers, severally or jointly, in excess of $25,000 per annum (except for talent agreements entered into in the ordinary course of business and in accordance with past practice) or any contract, agreement, lease (whether for real or personal property), arrangement and/or commitment between or among the Seller
Entities and or any of their affiliates unless such contract, agreement, lease
(whether for real or personal property), arrangement and/or commitment is identified in part (g) of Schedule 4.01;

         (h) all Permits, to the extent assignable;

         (i) all right, title and interest in and to any and all vehicles identified in part (i) of Schedule 4.01;

         (j) except to the extent an Excluded Asset, all general, financial and personnel records, and all correspondence and other files and records, and any other files and records pertaining solely to the Business, wherever located;

         (k) all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind pertaining to, and arising out of, the Businesses or the Real Property, wherever located, other than in respect of Excluded Liabilities;

         (l) all goodwill, if any, in the Businesses, together with the right of Acquisition Corp. to represent itself to third parties as the successor in interest to the Business;

         (m) all prepaid charges, sums and fees;

         (n) all assets of the Sellers reflected on the audited balance sheet of the Businesses as of September 30, 1997 included in the Financial
Statements, except for the Excluded Assets and assets which have thereafter been disposed of in the ordinary course of business;

         (o) all of CIC's right, title and interest in and to the Riverport
Amphitheatre Joint Venture (other than CIC's interest in the cash and cash equivalents on hand prior to January 1, 1998, and in the accounts receivable for services performed and goods delivered and otherwise in connection with the operation of the Riverport Amphitheatre Joint Venture before January 1, 1998);
and

         (p) all cash attributable to services to be performed, goods to be delivered or other obligations to be performed in connection with the operation of the Businesses after December 31, 1997 (including, without limitation, cash received with respect to the advance sale of tickets and the after-tax proceeds from a sale or other disposition, if any, of Contemporary Sports'


                                      10

interest in USA Sports) and all increases in the cash, cash equivalents, securities and other investments held by the Sellers (including, without limitation, increases in the cash and cash equivalents held by the Riverport
Amphitheatre Joint Venture) after December 31, 1997, except to the extent attributable to the collection of accounts receivable which belong to the Sellers pursuant to this Agreement.

         Notwithstanding anything herein to the contrary, nothing herein shall be construed to obligate any of the Sellers to purchase and transfer title to any property in which it only has a leasehold interest and such Seller shall only be obligated to assign and transfer to Acquisition Corp. such Seller's leasehold in such property.

         Section 4.02. Excluded Assets. The parties to this Agreement expressly understand and agree that no Seller is selling, assigning, transferring or conveying to Acquisition Corp. the following assets, rights and properties, which shall be specifically excluded from the transactions contemplated by this Agreement (the "Excluded Assets"):

         (a) except as otherwise provided in Section 4.01(p) hereof, any cash, cash equivalents, securities or other investments held by such Seller prior to January 1, 1998;

         (b) all accounts receivable and other receivables of such Seller for services provided and goods delivered or otherwise in connection with the operation of the Businesses prior to January 1, 1998;

         (c) the minute books, stock record books, stock ledgers, Tax Returns, tax books and records and similar financial and other records of such Seller which (i) relate to income taxes; provided, however, that Acquisition Corp. and its affiliates shall have access during regular business hours to such records, including for purposes of making summaries and copies thereof (at their own expense), as they pertain to any of the Businesses and the Assets upon reasonable notice to such Seller or a Principal; and provided further, however, that in the event that within seven years after the Closing Date such Seller desires to destroy or dispose of any such records, such Seller shall first offer to deliver, at Acquisition Corp.'s (or its affiliate's) expense, any or all of such Tax Returns, tax books and records and similar




                                      11


financial or other records relating to income taxes payable with respect to any of the Businesses as Acquisition Corp. (or its affiliate) may request; and (ii) in the case of all other Tax Returns and tax books and records, do not pertain primarily to any of the Businesses; provided, however, that Acquisition Corp.
and its affiliates shall have access during regular business hours to such records, including for purposes of making summaries and copies thereof (at their own expense), as they pertain to any of the Businesses and Assets upon reasonable notice to such Seller;

         (d) such Seller's claim, right or interest in any refunds of Taxes paid by such Seller; or

         (e) any assets, properties or contracts listed in part (e) of Schedule 4.02 hereto.

         Section 4.03. Assumption of Liabilities. If the Closing occurs, then effective as of January 1, 1998, Acquisition Corp. will assume and agree to pay, perform and discharge all of the following liabilities and obligations of the Sellers (hereinafter collectively referred to as the "Assumed
Liabilities"):

         (a) all unperformed and unfulfilled obligations which are required to be performed and fulfilled on or after January 1, 1998 under the Contracts;
provided, however, that if an obligation is to an affiliate of a Seller, such obligation shall be assumed only if (i) such obligation is incurred by such Seller in the ordinary course of business, consistent with past practice and on terms no less favorable to such Seller than such Seller could obtain from an unaffiliated third party or (ii) Acquisition Corp., in its sole and absolute discretion, shall agree in writing to assume it;

         (b) any liabilities or obligations to an affiliate of such Seller (i) incurred by such Seller on or after January 1, 1998 in the ordinary course of business, consistent with past practice and on terms no less favorable to such Seller than such Seller could obtain from an unaffiliated third party or (ii) which Acquisition Corp., in its sole and absolute discretion, shall agree in writing to assume;

         (c) all accounts payable of the Sellers arising out of the Businesses in the ordinary course of business and consistent with



                                      12

past practice with respect to services provided or goods delivered or otherwise in connection with the operation of the Businesses on or after January 1, 1998;
provided, however, that if an account payable is owed to an affiliate of a Seller, such account payable shall be assumed only if (i) such account payable is incurred by such Seller in the ordinary course of business, consistent with past practice and on terms no less favorable to such Seller than such Seller could obtain from an unaffiliated third party or (ii) Acquisition Corp., in its sole and absolute discretion, shall agree in writing to assume it;

         (d) except as otherwise provided in Section 4.03(b) hereof, all obligations and liabilities incurred by such Seller on or after January 1, 1998 in the ordinary course of business and consistent with past practice; and

         (e) the liabilities listed in part (e) of Schedule 4.03.

         Section 4.04. Exclusion of Liabilities. Neither Acquisition Corp. nor any of its affiliates (including, without limitation, SFX) shall assume, nor shall any of them be liable for, any liabilities of any Seller other than as expressly provided in Section 4.03 hereof (the "Excluded Liabilities"). Without limiting the generality of the foregoing and notwithstanding anything in
Section 4.03 to the contrary, neither Acquisition Corp. nor any of its affiliates shall assume nor shall any of them be liable for any of the following liabilities or obligations of the Sellers (or any of them):

         (a) any and all Taxes levied by any foreign, federal, state or local taxing authority for periods prior to January 1, 1998;

         (b) any liabilities or obligations for severance or similar payments arising as a result of consummation of the transactions contemplated hereby or any other liabilities or obligations of the Sellers (or any of them) which arise out of or are incurred with respect to this Agreement and the transactions contemplated hereby (including the Sellers' legal and accounting fees);

         (c) any liabilities or obligations which are not directly incident to or arising out of or incurred with respect to the Businesses or the Assets;



                                      13


         (d) any liability arising under Environmental Laws, the Code, ERISA or any Multiemployer Pension Plan with respect to the conduct of the Businesses or conditions in connection with the Businesses prior to January 1, 1998 (or on or prior to the Closing Date if such liability was not incurred in the ordinary course of business and consistent with past practice or was incurred as a result of a violation of a Governmental Rule);

         (e) any indebtedness for borrowed money, any indebtedness of a Seller with respect to its purchase of any of the Real Property or any other interest bearing obligations;

         (f) any amounts payable to any affiliate of any Seller except for such amounts described in Section 4.03(b) or in part

         (e) of Schedule 4.03;

         (g) any liability or obligation of any Seller or any affiliates of any Seller to the extent related to the Excluded Assets;

         (h) any workers' compensation claims relating to occurrences prior to January 1, 1998, and any damages or liabilities arising out of or in connection with any litigation or other claims pending against any Seller and/or any of its affiliates prior to January 1, 1998 (or on or prior to the Closing Date if such claim, damage or liability did not arise in the ordinary course of business and consistent with past practice or was incurred as a result of a violation of a Governmental Rule);

         (i) any liability arising out of or in connection with a violation of any law relating to occupational safety and health or discrimination on the basis of age, race, creed, color or disability which arose as the result of an act occurring prior to the Closing Date;

         (j) any account payable arising prior to January 1, 1998 except to the extent attributable to services to be provided or goods to be delivered on or after January 1, 1998 (or on or prior to the Closing Date if such liability was not incurred in the ordinary course of business and consistent with past practice or was incurred as a result of a violation of a Governmental Rule);
and



                                      14


         (k) any income Tax on or in any manner attributable to the Asset
Acquisition.

         Section 4.05. Transfer of Assets. The Sellers and Acquisition Corp.
shall comply with Sections 7.07, 7.09, 8.03 and 8.05 hereof, as applicable, in obtaining all required approvals, consents or waivers in respect of the purchase and sale of the Assets, including, without limitation, the Contracts and the Permits. To the extent that any such required approval, consent or waiver with respect to any Asset is not obtained prior to the Closing, this Agreement shall not constitute a transfer of such Asset, or an attempted transfer of such Asset, and Acquisition Corp. and the Sellers, to the extent commercially reasonable, at or prior to the Closing, shall enter into other arrangements (which shall not, however, obligate any Seller or Acquisition
Corp. (or any of its affiliates) to make any payment to effectuate any such arrangement) with respect to any such Asset so that Acquisition Corp. and the Sellers shall be in substantially the same economic position, including as to the assumption of corresponding liabilities and obligations, as if such approval, consent or waiver had been obtained and the transfer thereof effected at the Closing. Notwithstanding the foregoing, nothing contained herein shall limit the conditions set forth in Sections 9.05, 9.09, 10.05 and 10.10 hereof.

         Section 4.06. Conveyance and Transfer; Assumption. The parties hereto agree that the purchase and sale of the Assets shall be effected by bills of sale, endorsements, deeds, assignments and other instruments of transfer, all in such form as may be reasonably requested to vest in Acquisition Corp.
ownership of the Assets and to evidence Acquisition Corp.'s assumption of the Assumed Liabilities.

         Section 4.07. Purchase Price. The aggregate purchase price for the Assets shall be $59,300,000, which shall be payable at the Closing by delivery of the Escrow Deposit and the balance by wire transfer of immediately available funds to one or more accounts designated by the Sellers at least two business days before the Closing or by certified or official bank check, shall be allocated among the Assets in accordance with Section 4.08 hereof and shall be subject to adjustment as provided in Section 4.09 hereof (the "Asset Purchase
Price").


                                      15



         Section 4.08. Allocation of Purchase Price. Within 30 days after the
Closing, Acquisition Corp. shall provide to the Sellers copies of Internal
Revenue Service Form 8594 and any required exhibits thereto with Acquisition
Corp.'s proposed allocation of the Asset Purchase Price among the Assets. Such allocation shall be based on the fair market value of each Asset at Closing and otherwise in a manner consistent with Section 1060 of the Code and the regulations thereunder. Within 30 days after the receipt of such Form 8594, the Sellers shall propose to Acquisition Corp. any changes to such Form 8594 or shall indicate its concurrence therewith. The failure by the Sellers to propose any changes within such 30 days shall be deemed to be an indication of the Sellers' concurrence with such form as proposed by Acquisition Corp.
Acquisition Corp. and the Sellers shall endeavor in good faith to resolve promptly any differences with respect to the items on Form 8594.
Notwithstanding the foregoing, if Acquisition Corp. and the Sellers are unable to resolve such differences, Acquisition Corp. and the Sellers shall, subject to the requirements of any applicable Tax law or election, file all Tax Returns in a manner consistent with such Form 8594, except with respect to any items that are the subject of such differences.

         Section 4.09. Adjustment of Asset Purchase Price. The Sellers acknowledge and agree that the Asset Purchase Price reflects the intent of the parties that the third party interests in the Riverport Amphitheatre Joint
Venture be acquired at or before the Closing (although such acquisition is not a condition to Closing). The Asset Purchase Price will be adjusted pursuant to that certain side letter agreement, dated as of even date herewith, by and between the parties hereto, depending on the timing of the acquisition, if any, of such interests and the purchase price, if any, therefor.

                                   ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF THE SELLER ENTITIES

         CIPC, the Sellers and the Principals, jointly and severally, represent and warrant to the Purchaser Entities that:



                                      16


         Section 5.01.  Organization, Good Standing and Qualification.

         (a) Each of the Sellers (other than Capital and the Trusts), CIPC and each subsidiary of CIPC and each Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified to do business as a foreign corporation and, where available, is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the property owned or leased by it makes such licensing or qualification by it necessary, other than in such jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material
Adverse Effect on it.

         (b) Capital is duly organized, validly existing and in good standing as a limited partnership under the laws of the State of Missouri and is duly licensed or qualified to do business as a foreign limited partnership and, where available, is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the property owned or leased by it makes such licensing or qualification by it necessary, other than in such jurisdictions where the failure to be so licensed or qualified would not, individually or in the aggregate, have a Material Adverse Effect on it.

         (c) Each Trust is duly organized and validly existing as a revocable trust under the laws of the State of Missouri.

         (d) Part (d) of Schedule 5.01 sets forth a correct and complete list of all jurisdictions in which each Seller, CIPC and each subsidiary of CIPC and each Seller is organized or incorporated and in which it is licensed or qualified to do business.

         Section 5.02. Authority. Each of the Sellers (other than Capital and the Trusts), CIPC and each subsidiary of CIPC and each Seller has all requisite corporate power and authority, and Capital has the requisite limited partnership power and authority to own and operate its properties and to carry on its business as it is now being conducted. Each Trust has the requisite power and authority to own the stock or other equity interests in the Sellers and CIPC owned by them. Each of the Sellers and CIPC has



                                      17

all requisite corporate power and authority (or, in the case of Capital, the limited partnership power and authority, or, in the case of the Trusts, the Trusts and the Trustees thereof have the requisite power and authority) to execute and deliver this Agreement and each of the other documents, instruments and agreements to be executed pursuant hereto (collectively, the "Documents") to which it is or will be a party, and to perform its obligations hereunder and thereunder. The execution and delivery by each of the Sellers and CIPC of this Agreement and each of the Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action (or, in the case of Capital, all necessary limited partnership action, or, in the case of the Trusts, all necessary trust action). Assuming the due authorization, execution, delivery and performance hereof and of any Documents to be executed by SFX and/or
Acquisition Corp., this Agreement constitutes, and each of the Documents to be executed by a Seller, CIPC or a Principal upon execution and delivery thereof by such party, will constitute, a legal, valid and binding obligations of such party, in each case enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors and secured parties generally and general principles of equity.

         Section 5.03.  Capitalization.

         (a) CIPC is authorized to issue 30,000 shares of CIPC Stock, of which 10 are outstanding as of the date hereof. There are no other series or classes of capital stock of CIPC authorized or issued and outstanding nor are any shares of CIPC stock held in treasury.

         (b) Except as specified in part (b) of Schedule 5.03, there are no issued or outstanding bonds, debentures, notes or other indebtedness of CIPC or any of its subsidiaries or of any subsidiary of any Seller which has the right to vote (or which is convertible into other securities having the right to vote) on any matters on which stockholders of CIPC may vote ("Voting Debt").
Except as specified in part (b) of Schedule 5.03, there are no outstanding or authorized subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or demands of any character relating to any authorized and issued or unissued shares of capital stock of



                                      18

CIPC, including, without limitation, the CIPC Stock or outstanding securities, obligations, rights, Voting Debt or other instruments convertible into or exchangeable for such stock, or which obligate CIPC to seek authorization to issue additional shares of any class of stock or Voting Debt, nor will any be created by virtue of this Agreement or the transactions hereby contemplated.

         (c) All of the outstanding shares of CIPC Stock have been duly authorized and validly issued, are fully paid and nonassessable and are owned beneficially by Schankman and Zuckerman and of record by the Trusts, as set forth in part (c) of Schedule 5.03 hereto.

         (d) Except as set forth in part (d) of Schedule 5.03, CIPC does not own any shares of stock or any other securities of any corporation or have any interest in any firm, partnership, association or other entity. All of the outstanding shares of capital stock of each subsidiary of CIPC (i) have been duly authorized and validly issued, (ii) are fully paid and nonassessable,
(iii) are owned beneficially and of record by CIPC, free and clear of all Liens and (iv) are not subject to, nor have they been issued in violation of, any preemptive rights. Except as set forth in part (d) of Schedule 5.03, there are no outstanding or authorized subscriptions, warrants, options, contracts, rights (preemptive or otherwise), calls, commitments or demands of any character that, directly or indirectly, (i) call for or relate to the sale, pledge, transfer or other disposition by CIPC or any subsidiary of CIPC of any shares of capital stock, any partnership or other equity interests, or any Voting Debt of CIPC or any subsidiary thereof or (ii) relate to the voting or control of such capital stock, partnership or other equity interests or Voting
Debt.

         Section 5.04. Subsidiaries of the Sellers. Except as set forth in
Schedule 5.04, neither CIPC nor any Seller owns, beneficially or of record, or controls, directly or indirectly, any capital stock, securities convertible into or exchangeable for capital stock or any other ownership or participation interest in any corporation, association, partnership, joint venture, limited liability company or other entity.

         Section 5.05. No Default; Non-Contravention. Neither the execution and delivery by any of the Sellers, CIPC or any


                                      19


Principal of this Agreement and all of the Documents to which each is a party nor the consummation by each of the transactions hereby and thereby contemplated shall (a) constitute any violation or breach of any Seller's or CIPC's Certificate of Incorporation or By-laws (or, in the case of Capital, its Certificate of Limited Partnership or Agreement of Limited Partnership or, in the case of the Trusts, their respective trust agreements), or (b) except as disclosed in Schedule 5.05, (i) constitute a default under or a breach of, or result in acceleration of any obligation under, any provision of any contract, lease, mortgage or other instrument to which any Seller, any Principal or CIPC or any of its subsidiaries is a party or by which any of the Businesses, any of the CIPC Stock or any of the Assets may be affected or secured, directly or indirectly, which default, breach or acceleration has not been waived; (ii) violate any Governmental Rule directly or indirectly affecting any Seller, any Principal, CIPC, any of the Businesses, any of the CIPC Stock or any of the Assets; (iii) result in the creation of any Lien on any of the Assets or any of the CIPC Stock; or (iv) result in the termination of any license, franchise, lease or Permit to which any Seller, any Principal or CIPC is a party or by which it is bound, except in the case of those items specified in this clause
(b) which would not, individually or in the aggregate, limit the ability of any Seller, any Principal or CIPC to consummate the transactions hereby contemplated or have a Material Adverse Effect on such party.

         Section 5.06. Consents and Approvals. Except for the filing of the Certificate of Merger, all filings and the termination of the waiting period under the HSR Act and as set forth on Schedule 5.06, no authorization, approval, order, license, permit, franchise or consent and no registration, declaration, notice or filing by or with any Governmental Body and no consent by or from any third party is required for the execution and delivery by any Seller, any Principal or CIPC of this Agreement or any Document or the consummation by any such party of the transactions contemplated hereby and thereby, including, without limitation, consents from landlords of each lease to which a Seller Entity is a party, where such consent is required.

         Section 5.07.  Personal Property.



                                      20



         (a) Except as set forth in part (a) of Schedule 5.07 hereto, each Seller has good and marketable title to all of its personal property included in the Assets, tangible and intangible, free and clear of all Liens of every nature, other than Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been accounted for in accordance with GAAP. Except as set forth in part (a) of Schedule 5.07, the Assets are adequate and suitable for the conduct of the Businesses of the Sellers as presently conducted and comprise the capacity and right to perform the same services in the same manner as presently being performed by the Sellers.

         (b) Except as set forth in part (b) of Schedule 5.07, each of CIPC and its subsidiaries has good and marketable title, free and clear of all Liens to all of its personal properties and assets, tangible or intangible, except for
(i) Liens for taxes not yet due and payable or being contested in good faith and for which adequate reserves have been accounted for in accordance with GAAP, or (ii) such imperfections of title, easements and encumbrances, if any, as are not material in character, amount or extent. Except as set forth in part
(b) of Schedule 5.07, the assets of CIPC and its subsidiaries are adequate and suitable for the conduct of their Businesses.

         (c) Except as set forth in part (c) of Schedule 5.07, by acquiring the stock of CIPC and the Assets, Acquisition Corp. and SFX are acquiring all of the assets used by the Seller Entities in the Businesses (other than the Excluded Assets) and no other assets are needed to conduct the Businesses as the same are presently conducted by the Seller Entities.

         Section 5.08.  Real Property.

         (a) Each Seller and each of its subsidiaries has good and marketable title, free and clear of all Liens, to all of the Real Property included in the Assets, except (i) for Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been accounted for in accordance with GAAP, (ii) for the portion of the Real Property included in the Assets which has been leased and is disclosed as such in part (c) of
Schedule 5.08 or (iii) except as set forth in part (a) of Schedule 5.08. No
Lien with respect to the Real Property included in the Assets has had a Material Adverse Effect on any


                                      21

of the Seller Entities or the Businesses through the date of this Agreement.

         (b) CIPC and each of its subsidiaries has good and marketable title, free and clear of all Liens, to all of the Real Property (other than the Real
Property included in the Assets), except (i) for Liens for Taxes not yet due and payable or being contested in good faith and for which adequate reserves have been accounted for in accordance with GAAP, (ii) for the portion of the Real Property (other than the Real Property included in the Assets) which has been leased and is disclosed as such in part (c) of Schedule 5.08 or (iii) except as set forth in part (b) of Schedule 5.08. No Lien with respect to the Real Property (other than the Real Property included in the Assets) has had a Material Adverse Effect on any of the Seller Entities or the Businesses through the date of this Agreement.

         (c) Set forth in part (c) of Schedule 5.08 is a list of all of the real property owned, directly or indirectly, in whole or in part, by the Sellers, CIPC and its subsidiaries or leased, licensed or used by the Sellers, CIPC and its subsidiaries in connection with the operation of the Businesses
(collectively, the "Real Property").

         (d) Except as set forth in part (d) of Schedule 5.08 or as disclosed in part (c) of Schedule 5.08, neither CIPC, nor any of its subsidiaries nor any Seller is a party to any license, lease, sublease or other arrangement or agreement with respect to any Real Property. Except as set forth in part (d) of
Schedule 5.08, all of the licenses, leases, subleases and other rights to use any of the Real Property set forth in part (d) of Schedule 5.08 are in full force and effect, free of subtenancies and other occupancy rights.

         (e) Part (e) of Schedule 5.08 sets forth a correct and complete list of all Permits currently held by the Sellers, CIPC and its subsidiaries with respect to the Real Property, the absence of which would have a Material
Adverse Effect on such party's ability to operate the Real Property as currently operated. Neither CIPC, nor any of its subsidiaries, nor any Seller nor either Principal has received any notice of any violation or revocation of any of such Permits, nor to any such parties' knowledge, has any such revocation been threatened.



                                      22

         (f) There are no special or other assessments for public improvements or otherwise now affecting the Real Property owned, in whole or in part, directly or indirectly, by any Seller Entity, or to the knowledge of the Seller
Entities, the Real Property leased by the Seller Entities, nor do any of the Seller Entities know of (i) any pending or threatened special assessments affecting the Real Property or (ii) any contemplated improvements affecting the Real Property that may result in special assessments affecting the Real
Property.

         (g) The Real Property owned, in whole or in part, directly or indirectly by any Seller Entity, or to the knowledge of the Seller Entities, the Real Property leased by the Seller Entities and the current use, occupation and condition thereof do not violate any Permits, Contracts or Permitted Liens or any site plan approvals, zoning or subdivision regulations, urban development plans or, to the knowledge of any Seller Entity, other Governmental
Rules applicable to the Real Property.

         (h) Except as set forth in part (h) of Schedule 5.08, all roads bounding the Real Property are public roads and the deeds to be executed to effect the transfer to Acquisition Corp. of the Real Property owned, in whole or in part, directly or indirectly, by any Seller Entity are the only instruments necessary to convey such Real Property to Acquisition Corp.

         (i) Except as set forth in part (i) of Schedule 5.08, no subdivision or other approvals of any Governmental Body are necessary in connection with the conveyance of the Real Property.

         (j) There has been no condemnation or taking of any part of the Real
Property owned, in whole or in part, directly or indirectly, by any Seller
Entity and no condemnation or taking is pending or, to the knowledge of the Seller Entities, threatened.

         (k) No Seller Entity has received any notices (i) from any Governmental Body alleging any fire, health, safety, building, pollution, environmental, zoning or other violation of Governmental Rule with respect to the Real Property which has not been corrected as of the date hereof, except as set forth in part (k) of Schedule 5.08, or (ii) from any insurance company concerning the discontinuation or potential discontinuation of any insurance coverage on the Real Property or any recommended work, and no Seller Entity has any knowledge of any condition



                                      23


which violates any such Governmental Rules, except as set forth in part (k) of
Schedule 5.08.

         (l) All 1997 real property Taxes due on or with respect to the Real
Property (and, if payable by any Seller Entity as a tenant on leased properties, real property Taxes due on or with respect to such leased properties) and all pending Tax certiorari proceedings with respect to the Real
Property owned by any Seller Entity, are set forth in part (l) of Schedule
5.08.

         (m) Except as set forth in part (m) of Schedule 5.08, other than the Seller Entities there are no parties in possession of the Real Property and there are no parties with any use or other possessory rights covering all or any portion of the Real Property or the leased properties.

         (n) There are no security deposits under any leases, except as set forth in part (n) of Schedule 5.08.

         (o) To the knowledge of any Seller Entity, no tax lot of any other party encroaches on the Real Property.

         (p) Except as set forth in part (p) of Schedule 5.08, sufficient parking facilities for current use and satisfaction of applicable Governmental
Rules exist with respect to the Real Property, such facilities are in adequate condition to be used as such and the Seller Entities possess and are transferring to Acquisition Corp. hereunder, all of their right, title and interest therein, including, without limitation, the leases and Permits with respect thereto.

         (q) Except as set forth in part (q) of Schedule 5.08, to the knowledge of the Seller Entities, (i) there is no building system with respect to the American Theatre, Westport Playhouse, Riverport Amphitheatre or Sandstone
Amphitheatre (collectively, the "Theatres") which is not in working order; (ii) there is no physical damage to any Theatre which would prevent the use of any Theatre in the manner in which it has been represented to SFX by the Seller
Entities that such Theatre has been used by the Seller Entities with respect to the Businesses; (iii) there are no structural defects relating to any of the Theatres which would prevent the use of any Theatre in the manner in which it has been represented to SFX by the Seller Entities that such Theatre has been used by the Seller Entities with respect to the Businesses;


                                      24

and (iv) there is no current renovation or restoration or tenant improvements to any Theatre which would prevent the use of any Theatre in the manner in which it has been represented to SFX by the Seller Entities that such Theatre has been used by the Seller Entities with respect to the Businesses.

         Section 5.09. Litigation. Set forth on Schedule 5.09 is a complete and accurate list of all litigations in which the Seller Entities are currently involved, regardless of size, its merits or whether covered by insurance.
Schedule 5.09 also contains an accurate and fair summary of each such litigation which is not covered by insurance, including the description of the claims, the perceived merit thereof, the name of counsel to the Seller
Entities, the court in which the action is pending and the amount of any damage claim, and further contains an insurance run listing all claims covered by insurance, the relevant deductible with respect to each such claim and whether the premiums have been paid to date on the applicable policy. Except as specifically noted on Schedule 5.09, (i) there are no legal actions, suits, proceedings, arbitrations, controversies or investigations (whether or not purportedly on behalf of or against any Seller Entity) pending (except for pending proceedings with respect to which process has not been served on any Seller Entity) or, to the knowledge of each Seller Entity, threatened or contemplated, by any Governmental Body or other party against any Seller Entity in any way relating to or affecting the CIPC Stock, the Assets or the Businesses or the transactions contemplated by this Agreement and (ii) none of the Seller Entities is a party to or subject to any judgment, order, writ, injunction or decree in any way relating to or affecting the CIPC Stock, the Assets or the Businesses or the transactions contemplated by this Agreement.

         Section 5.10. Intellectual Property. Schedule 5.10 sets forth a correct and materially complete list and brief identification of the assets of the Sellers, CIPC and its subsidiaries utilized in or relating to the marketing, advertising and commercial exploitation of the products of the Businesses, patents, patent rights, unpatented inventions, trademarks, trade names, service marks, copyrights or applications therefor which are presently or were ever used in any of the Businesses (the "Intellectual Property"). No interest in any Intellectual Property or any manufacturing process or trade secrets used in the Businesses has been assigned,



                                      25

transferred or licensed to any third party. Each Seller, CIPC and each of its subsidiaries owns or possesses licenses or other rights to use all Intellectual
Property, manufacturing processes, know-how and trade secrets necessary to conduct its Business as now operated. The use of the Intellectual Property in connection with the Businesses does not, to the knowledge of any Seller Entity, infringe upon the rights of any third party. There are no suits, claims or assessments pending (except for pending proceedings with respect to which process has not been served on any Seller Entity) or, to the knowledge of any Seller Entity, threatened relating to the use of the Intellectual Property in the Businesses. No Seller Entity is aware of any pending or threatened cancellation or revocation of any agreement granting to CIPC, any of its subsidiaries or any Seller rights to any of the Intellectual Property, manufacturing processes or know-how of others used in the Businesses. Except as set forth in Schedule 5.10, no person is entitled to any payment in connection with any Intellectual Property, manufacturing process or trade secret used in the Businesses.

         Section 5.11.  Contracts.

         (a) Except as set forth on Schedule 5.11, Schedule 4.01 or in parts
(c) and (d) of Schedule 5.08 hereto, with respect to the Businesses and the Real Property:

                  (i) there are no contracts, commitments or agreements for the purchase of any equipment, materials or supplies that involve an expenditure by any Seller, CIPC or any of its subsidiaries of more than $25,000 for any one contract other than those which are terminable upon 30 days' notice by such party without penalty;

                  (ii) there are no leases or other rental agreements for real or personal property under which any Seller, CIPC or any of its subsidiaries is either lessor or lessee that require annual payments or provide for any receipts of $25,000 or more other than those which are terminable upon 30 days' notice by such party without penalty;

                  (iii) there are no agreements, contracts or commitments that involve a payment to any Seller, CIPC or any of its subsidiaries of more than $25,000;

                                      26

                  (iv) there are no written contracts for the employment or compensation of any employee individually in excess of $25,000 in salary and/or bonus per year;

                  (v) there are no management or distributor contracts involving annual payments by any Seller, CIPC or any of its subsidiaries in excess of $25,000;

                  (vi) there are no contracts or agreements for the furnishing of services or products to any Seller, CIPC or any of its subsidiaries involving an annual expenditure in excess of $25,000, other than those which are terminable upon 30 days' notice by such party without penalty (other than talent agreements or venue agreements entered into in the ordinary course of business and consistent with past practice and agreements for the rental of venues entered into in the ordinary course of business and consistent with past and industry practice);

                  (vii) there are no partnership or joint venture contracts or arrangements or any other agreements involving a sharing of profits material to the CIPC Stock, the Assets or the Businesses;

                  (viii) there are no (A) licenses to which any Seller, CIPC or any of its subsidiaries is a party or by which any of them are bound relating to the use of Intellectual Property, except for those identified on Schedule 5.10, (B) licenses granted to others to use any Intellectual Property owned by any Seller, CIPC or any of its subsidiaries, except as identified on Schedule 5.10, and (C) royalty contracts to which any Seller, CIPC or any of its subsidiaries is a party or by which any of them are bound involving annual payments in excess of $100,000;

                  (ix) there are no fire, liability or other insurance policies carried by any Seller, CIPC or any of its subsidiaries with respect to their respective assets or the Businesses, except as set forth on
         Schedule 5.20 hereto;

                  (x) there are no contracts or agreements for the sale of any of the Assets (other than sales in the ordinary course of business) or any of the CIPC Stock (or any assets of CIPC or its subsidiaries, other than in the ordinary


                                      27

         course of business) or the grant of any rights to purchase any of the Assets or any of the CIPC Stock (or any assets of CIPC or its subsidiaries, other than in the ordinary course of business), except as contemplated under this Agreement;

                  (xi) there are no contracts or agreements with agents, consultants, advisors, salesmen, sales representatives, distributors, dealers or independent contractors involving the payment of more than $25,000 in any year;

                  (xii) there are no contracts or agreements to which any Seller, CIPC, any of its subsidiaries or any Principal is a party by which any of them is bound restricting the Seller Entities from carrying on the Businesses anywhere in the United States or, to the knowledge of the Seller Entities (without investigation), anywhere else in the world; and

                  (xiii) there are no other orders, leases, commitments, agreements and instruments (including but not limited to mortgages, pledges, deeds of trust, financing statements, indentures and other agreements and instruments relating to indebtedness for borrowed money or guarantees or undertakings to answer for the debts or defaults of another) to which any Seller Entity is a party or by which any of them, their respective properties or the Assets are bound that, in any such case, require payment of more than $100,000, other than those which are terminable upon 30 days' notice by such party without penalty.

         (b) True and complete copies of the contracts, agreements, commitments, leases and other instruments listed on Schedules 4.01, 5.10 and
5.11 (the "Material Contracts") have been delivered or made available to the Purchaser Entities.

         (c) Except as set forth in part (c) of Schedule 5.11, no Seller Entity has received written notice of any event of default by it under any of the Material Contracts which has not been cured and, to its knowledge, no event has occurred which, with the giving of notice or lapse of time or both would constitute an event of default by it thereunder, nor does any Seller Entity have any knowledge of a default under any Material Contract by any other party.
The Material Contracts are valid and binding obligations of the applicable
Seller Entity and are enforceable



                                      28

by and against each Seller Entity in accordance with their respective terms.
Except as set forth on Schedule 5.11, there are no other contracts (other than talent agreements or venue agreements entered into in the ordinary course of business and consistent with past practice and agreements for the rental of venues entered into in the ordinary course of business and consistent with past and industry practice) which were material to any of the Businesses which have lapsed in the last 12 months and which have not been replaced by a comparable contract. Except as set forth in part (c) of Schedule 5.11, the Seller Entities have performed all obligations required to be performed by them, have paid all amounts required to be paid by them and are not in default in any material respect, under any Material Contract and, to the knowledge of the Seller
Entities, no other party to any Material Contract is in default in any material respect thereunder.

         Section 5.12. Financial Statements. True and complete copies of the audited consolidated balance sheets of the Businesses as of December 31, 1996 and September 30, 1997, and the related audited statements of operations, cash flows and stockholders' equity for each of the years and the nine-month period then ended, respectively, all of which have been certified by Ernst & Young
LLP, independent certified public accountants (together with the notes and schedules relating thereto, the "Financial Statements") have heretofore been delivered to SFX. The Financial Statements have been, and any other financial statements (whether audited or unaudited) required to be delivered pursuant to the terms hereof are or will be, prepared from the books and records of the Seller Entities in accordance with GAAP and fairly present the financial condition of the Businesses at such dates and the results of their operations as of the dates or throughout the periods indicated.

         Section 5.13. Absence of Liabilities. Except as set forth in the audited balance sheet of the Businesses as of September 30, 1997 or disclosed on Schedule 5.13, the Businesses did not have any direct or indirect indebtedness, liability, claim, loss, damage, deficiency or obligation, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise (collectively, the "Liabilities") relating to the Businesses. Except as otherwise set forth in
Schedule 5.13, there are no other Liabilities with respect to the Businesses relating to or arising out of any act,



                                      29

transaction, circumstance or state of facts which occurred or existed on or after September 30, 1997, other than those Liabilities arising in the ordinary course of business consistent with past practice and the terms and conditions of this Agreement and of the same character, type and magnitude as incurred in the past and, since September 30, 1997, except as set forth on Schedule 2.02, no Seller Entity has assumed, incurred or guaranteed any indebtedness for borrowed money or any other interest bearing obligation or agreed to or entered into an agreement to do the same. Section 5.14. Absence of Certain Changes.
Since September 30, 1997, except as set forth on Schedule 5.14, no Seller
Entity has:

         (a) failed to maintain its status as a corporation, limited partnership or trust subsisting under the laws of its jurisdiction of incorporation or organization, if applicable;

         (b) directly or indirectly, declared or paid any dividend or any similar distribution of cash or properties to its stockholders or partners nor has it made any payments or transferred any of its assets to any of its affiliates other than in the ordinary course of business and consistent with past practice;

         (c) made any capital expenditures or commitments for capital expenditures, including any capitalized lease obligations (for purchase of equipment or otherwise), in excess of $50,000 or entered into or committed to enter into any operating lease in connection with the Assets or the Businesses for any property or equipment calling for net increased rentals in excess of five percent annually per lease (over present rentals), or acquired any assets or properties in connection with the Assets or the Businesses or contracted to do so except in the ordinary course of business;

         (d) made any advance or investment either by purchase of stock or other securities or by contributions to capital of any individual, firm, corporation or other entity;

         (e) incurred any obligation or Liability relating to any of the Businesses, other than those Liabilities arising in the ordinary course of business consistent with past practice and the


                                      30


terms and conditions of this Agreement and of the same character, type and magnitude as incurred in the past, or accelerated the payment of any Liability;

         (f) purchased, sold, assigned or transferred or entered into any contract or agreement for the purchase, sale, assignment or transfer of any of the assets relating to the Businesses which are valued in excess of $50,000, or cancelled any debts or claims, other than in the ordinary course of business;

         (g) subjected to a Lien, (i) any assets relating to the Businesses, tangible or intangible, other than Permitted Liens or (ii) the CIPC Stock or the stock of any subsidiary or the ownership interest in any other affiliated entity;

         (h) waived any rights of substantial value relating to any of its assets (other than the Excluded Assets and assets of the Principals not being acquired hereunder) or the Businesses, whether or not in the ordinary course of business;

         (i) made or suffered, or agreed to make or suffer, any new material contract or agreement relating to the Assets, the CIPC Stock or the Businesses or any amendment, modification or termination of any existing material contract, lease or other agreement relating to the Businesses, whether or not in the ordinary course of business;

         (j) except as set forth in part (j) of Schedule 5.14, made or entered into any bonus payment (except for bonus payments to employees in an amount not exceeding 5% of such employees' respective salaries for the year immediately preceding the payment of such payment, such bonuses not to exceed $50,000 in the aggregate) or arrangement with any of its employees, officers or agents or granted any increase in the compensation or fringe benefits (whether or not provided under or pursuant to a Plan) of any employee or officer, except for ordinary and regular course changes due to changes in responsibilities of any such officer or employee or taken any action that results in a material increase in the cost of any Plan;

         (k) changed any of its business policies, including, without limitation, advertising, marketing policy, payment, collection, budget or other material policies, or terminated any of its operations;



                                      31


         (l) altered or revised the accounting principles, procedures, methods or practices relating to the Businesses or any of the assets or liabilities with respect thereto, including, without limitation, the creation or modification of any reserves other than as required by GAAP;

         (m) disposed of or permitted to lapse any Intellectual Property which comprises a part of its assets or which is used by or in the Businesses;

         (n) entered into any agreements or arrangements or engaged in any transactions with or made any cash payments to any of the Seller Entities or their affiliates, except for such agreements, arrangements or transactions entered into on an arm's length basis in the ordinary course of business and consistent with past practice;

         (o) created, suffered or incurred any damage, destruction or loss
(whether or not covered by insurance) or any other event or condition of any character which would have a Material Adverse Effect on CIPC, any of its subsidiaries, the Assets or any of the Businesses;

         (p) failed to maintain in full force and effect each Plan (whether or not listed in Schedule 5.18) in which any employees of CIPC, any of its subsidiaries or any of the Sellers participate and timely make all required contributions thereto and administer each such Plan in accordance with its terms and all applicable laws;

         (q) authorized for issuance, issued, or sold any shares of its capital stock or other securities or ownership interests, acquired directly or indirectly, by redemption or otherwise, any such capital stock or other securities or ownership interests, reclassified or split-up any such capital stock, or granted or entered into any options, warrants, calls, or commitments of any kind with respect thereto;

         (r) made any Tax election or entered into any agreement or settlement with any Tax Authority that affects or could affect the basis for Tax purposes of the Assets or the timing for Tax purposes of income or deduction;

                                      32

         (s) effected or caused to occur any "plant closing" or "mass layoff" as those terms are defined in WARN or taken any action which caused or is reasonably likely to cause any liability under any other Governmental Rule affecting any site of employment, facility, operating unit or employee of any Business; or

         (t) agreed, whether in writing or otherwise, to take any action described in this Section 5.14.

         Section 5.15.  Taxes.  Except as set forth on Schedule 5.15:

         (a) Each of the Seller Entities has filed, within the time and manner prescribed by law, all Tax Returns that it was required to file. All such Tax
Returns were correct and complete in all respects. All Taxes owed by any of the Seller Entities (whether or not shown on any Tax Return) have been paid or contested in good faith. None of the Seller Entities currently is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by any Tax Authority in a jurisdiction where any of the Seller Entities does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Liens on any of the assets of any of the Seller Entities that arose in connection with any failure (or alleged failure) to pay any Tax. All written assessments of Taxes due and payable by, on behalf of or with respect to each of the Sellers, CIPC or any of its subsidiaries have been paid by such party, or are being contested in good faith by appropriate proceedings and have been reserved against in accordance with GAAP.

         (b) Each of the Seller Entities has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

         (c) No Seller Entity or director or officer (or employee responsible for Tax matters) of any of the Seller Entities has any reason to believe that any Tax Authority will assess any additional Taxes for any period for which Tax
Returns have been filed. There is no dispute or claim concerning any Tax
Liability of any of the Seller Entities either (i) claimed or raised by any Tax
Authority in writing or (ii) as to which any of the Principals and the directors and officers (and employees



                                      33

responsible for Tax matters) of the Seller Entities has knowledge based upon personal contact with any agent of any Tax Authority. Part (c) of Schedule 5.15 lists income Tax Returns filed with respect to any of the Seller Entities for taxable periods ended on or after December 31, 1991, indicates those Tax
Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Seller Entities have delivered to SFX correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by any of the Seller
Entities since December 31, 1993.

         (d) None of the Seller Entities has waived or extended any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

         (e) None of the Seller Entities has filed a consent under Code Section
341(f) concerning collapsible corporations. None of the Seller Entities has made any payments, is obligated to make any payments, or is a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Section 280G. None of the Seller Entities has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Each of the Seller Entities has disclosed on its federal Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. None of the Seller Entities is a party to any Tax allocation or sharing agreement. None of the Seller Entities (i) has ever been a member of an affiliated group filing a consolidated federal income Tax Return
(other than a group that consisted of only the members of the Seller Entities) or (ii) has any Liability for the Taxes of any Person (other than any of the Seller Entities) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

         (f) Part (f) of Schedule 5.15 sets forth the following information with respect to each of the Seller Entities (or, in the case of clause (ii) below, with respect to each subsidiary of a Seller Entity) as of the most recent practicable date: (i) the basis of each of the Seller Entities in its assets; (ii) the


                                      34

basis of any of the Seller Entities in any of their subsidiaries in its stock
(or the amount of any excess loss account); (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to any of the Seller
Entities; and (iv) the amount of any deferred gain or loss allocable to the Seller Entities arising out of any deferred intercompany transaction.

         (g) The unpaid Taxes of the Seller Entities (excluding the Principals)
(i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liabilities (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing
Date in accordance with the past custom and practice of the Seller Entities
(excluding the Principals) in filing their Tax Returns.

         Section 5.16. Compliance with Laws. Schedule 5.16 sets forth a correct and complete list of all Permits of any Governmental Body presently held by the Seller Entities in connection with the Businesses. To the knowledge of the Seller Entities, the Permits listed in Schedule 5.16 constitute all Permits which are required in order to allow the Seller Entities to continue to carry on the Businesses and use their assets and properties with respect thereto as now conducted. Except as set forth on Schedule 5.16, each Seller Entity, to the extent applicable, is in compliance in all material respects with such Permits and all applicable Governmental Rules required to be complied with in order to allow it to continue to carry on its Businesses and use the Assets as now being conducted and used by it. No Seller Entity has received any written notification of, or is aware of, any asserted failure to comply with any such Permits or Governmental Rules.

         Section 5.17.  Employee Matters.

         (a) Set forth in part (a) of Schedule 5.17 is a true and complete list of the name and position of each current employee of the Businesses who earned more than $50,000 in salary, bonus and overtime in the year ended December 31, 1996 or who is

                                      35


expected to earn at least such amount in the year ending December 31, 1997.

         (b) Except as set forth in part (b) of Schedule 5.17, the Sellers, CIPC and its subsidiaries are each in material compliance with all applicable Governmental Rules respecting employment and employment practices, terms and conditions of employment, wages and hours and non-discrimination in employment and is not engaged in any unfair labor practice. Except as set forth in part (b) of Schedule 5.17, there are no pending (except for pending proceedings with respect to which process has not been served on any Seller
Entity) or threatened disputes, grievances, charges, complaints, petitions or proceedings involving the employees of any of the Businesses or any collective bargaining representatives, and none of the Businesses has suffered, nor is there pending or threatened, any strike, lockouts or general work stoppages which have caused or would cause a cessation of operations of such Business or any facility of such Business, nor is any such strike, lockout or work stoppage pending or threatened. None of the Businesses has been the subject of any orders to show cause, notices of debarment or administrative proceedings relating to its employment practices.

         (c) Except as set forth in part (c) of Schedule 5.17, none of the employees of the Businesses, CIPC or its subsidiaries is covered by a collective bargaining agreement.

         Section 5.18.  Employees and Related Agreements; ERISA.

         (a) Except as set forth in part (a) of Schedule 5.18, no Seller Entity nor any ERISA Affiliate maintains or contributes to, or has any obligation to contribute to or, during the last six years, has maintained, contributed to or been obligated to contribute to, and no Seller Entity nor any ERISA Affiliate has any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) with respect to, any Plan. Except as set forth in part (a) of Schedule 5.18, no severance pay policy or procedure is maintained by any Seller Entity which does or could apply to employees of any of the Businesses in any form, whether written or unwritten, and whether or not disclosed to one or more employees. All Plans are in compliance in all material respects with the applicable provisions of ERISA, the Code and the Plan documents.



                                      36

         (b) No Seller Entity nor any ERISA Affiliate maintains, contributes to or is obligated to contribute to, or, during the last six years, has maintained, contributed to or been obligated to contribute to, any Single
Employer Defined Benefit Plan and no Seller Entity nor any ERISA Affiliate maintains, contributes to or is obligated to contribute to or, during the last six years, has maintained, contributed to or been obligated to contribute to, any Multiemployer Plan or any Multiple Employer Plan or multiple employer welfare arrangement as defined in Section 3(40) of ERISA, except as set forth in part (b) of Schedule 5.18.

         (c) [Except as set forth in part (c) of Schedule 5.18, to the knowledge of the Seller Entities, no event has occurred in connection with which any Seller Entity or any Plan identified in Schedule 5.18 or any "plan administrator" (as defined in Section 3(16) of ERISA) thereof, directly or indirectly, is or could be subject to liability, other than for routine claims for benefits, contingent or otherwise, or any lien, whether or not perfected, under the terms of any Plan or under ERISA, the Code or any other law, regulation or governmental order applicable to any Plan at any time maintained or contributed to by any Seller Entity or any ERISA Affiliate, including, without limitation, Sections 302(f), 404, 406, 409, 502(c)(1), 502(c)(3),
502(g), 502(i), 502(1), 601, 602, 603, 604, 605, 606, 607, 608, 4062, 4063,
4064, 4068, 4069, 4071 or 4201 of ERISA, or Sections 412(n), 4971, 4975, 4976,
4980B or 5000 of the Code, or under any agreement, instrument, statute, rule of law or regulation pursuant to or under which such Seller Entity has agreed to indemnify or is required to indemnify any person against liability incurred under, or for a violation or failure to satisfy the requirements of, any such statute, regulation or order. Except as set forth in part (c) of Schedule 5.18, no Plan listed in Schedule 5.18 is subject to Section 302 of ERISA or Section
412 of the Code.

         (d) Except as set forth in part (d) of Schedule 5.18, all payments and contributions due from the Seller Entities under each Plan identified in
Schedule 5.18 have been made and all amounts properly accrued to date as liabilities of the Seller Entities which have not been paid have been or will, prior to the Closing Date, have been properly recorded on the books of the Seller Entities and, to the extent not theretofore paid, will be reflected as a liability on Schedule 5.18 hereto.

                                      37

         (e) No Welfare Benefit Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured) with respect to any current or former employee of any of the Businesses beyond his or her retirement or other termination of service other than (i) coverage mandated by applicable law or (ii) disability benefits that have been fully provided for by insurance or otherwise.

         (f) Except as set forth in part (f) of Schedule 5.18, the transactions contemplated by this Agreement will not result in any payment or series of payments by Acquisition Corp. or any Seller Entity to any person of a parachute payment within the meaning of Section 280G of the Code.

         (g) Except as set forth in part (g) of Schedule 5.18, the consummation of the transactions contemplated by this Agreement will not (i) entitle any employee or former employee of any of the Businesses to severance pay, unemployment compensation or any other payment except as expressly provided in this Agreement or (ii) result in any prohibited transaction described in
Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

         (h) There has been delivered or made available to the Purchaser
Entities with respect to each Plan (other than a Multiemployer Plan) identified in Schedule 5.18:

                  (i) A copy of the annual report (with accompanying schedules and exhibits), if required under ERISA, which has been filed with respect to such Plan for the two most recently completed plan years.
         The information contained in such report (including such schedules and exhibits) is true and complete and there has been no material adverse change in the condition of such Plan, financial or otherwise, since the date thereof;

                  (ii) A copy of the actuarial report, if any, with respect to each such Plan for the last two years. The information contained therein, and the information furnished by the administrator of such Plan or by any Seller Entity or any ERISA Affiliate in connection with the preparation thereof, is true and complete and there has been no material adverse change therein since the date thereof;



                                      38

                  (iii) A copy of the most recent summary plan description, together with each Summary of Material Modifications with respect thereto, required under ERISA with respect to such Plan, all material employee communications relating to such Plan, distributed within the last 12 months and a true and complete copy of such Plan together with any current filings with the Internal Revenue Service;

                  (iv) If such Plan is funded through a trust or any third party funding vehicle, a copy of the trust or other funding vehicle and the latest financial statements thereof; and

                  (v) The most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to qualify under Section 401 of the Code.

         (i) Neither any Seller Entity nor any ERISA Affiliate has made any agreement, understanding or promise, whether written or oral, to create, establish, sponsor, maintain or contribute, directly or indirectly, to or under any additional Plan for the benefit of current or former employees of the Businesses nor, except as set forth in Schedule 5.18, to amend or modify any existing Plan identified in Schedule 5.18 in any manner not reflected in the plan documents of such Plan delivered or made available to the Purchaser
Entities on or before the date hereof.

         (j) Except as set forth in part (j) of Schedule 5.18, each Plan to which any Seller Entity or any ERISA Affiliate contributes or has any obligation to contribute which is intended to be qualified under Section 401 of the Code, has received a favorable determination letter from the Internal
Revenue Service with respect to such qualification and with respect to the exemption from tax of the trusts created thereunder under Section 501(a) of the Code, and nothing has occurred that has affected or, to any Seller Entities' knowledge, is likely adversely to affect such qualification or exemption since the date of such letter with respect to each Plan.

         (k) Except as set forth in part (k) to Schedule 5.18, all reports and other information required under ERISA or any other applicable law or regulation to be filed in respect of any Plan by the administrator thereof or by any Seller Entity or any ERISA

                                      39



Affiliate on or prior to the date hereof with the relevant governmental authority and/or distributed or made available to any Plan participant and beneficiary (including "alternate payees", as such term is defined in Section
206(d)(3)(K) of ERISA), as the case may be, have been filed, distributed or made available in accordance with ERISA or such other applicable law or regulation, as the case may be, except where such failure to so file, distribute or make available such reports or other information, individually or in the aggregate, would not have a Material Adverse Effect on any Seller
Entity, and all such reports and other information are true and complete in all material respects as of the date given.

         (l) No Seller Entity has entered into any agreement, written or otherwise, relating to any Plan providing medical benefits obligating such Seller Entity or its successor in interest to make any supplemental or retrospective premium payments for the current or any prior contract period in the event of adverse experience, termination of the minimum premium arrangement or termination of an insurance contract relating to such Plan.

         (m) Except as disclosed in part (m) of Schedule 5.18, there are no claims, lawsuits, arbitrations or other actions pending (except for pending proceedings with respect to which process has not been served on any Seller
Entity) or, to the knowledge of any Seller Entity, threatened against any Seller Entity or any ERISA Affiliate or any administrator, trustee or other fiduciary of any Plan listed in Schedule 5.18 with respect to any Plan listed in Schedule 5.18. No prohibited transaction has occurred under any Plan.

         (n) No Plan (other than a Multiemployer Plan) listed in Schedule 5.18 is under audit or to the knowledge of the Seller Entities, under investigation by the Internal Revenue Service or the U.S. Department of Labor or any other governmental body, and no completed audit or investigation of any such Plan, if any, has resulted in the imposition of any tax or penalty. To the knowledge of the Seller Entities, no Multiemployer Plan listed in Schedule 5.18 is under audit or under investigation by the Internal Revenue Service or the U.S.
Department of Labor or any other governmental body, and no completed audit or investigation of any such Plan, if any, has resulted in the imposition of any tax or penalty.

                                      40

         Section 5.19. Environmental Compliance. Except as set forth in Schedule 5.19:

         (a) (i) Hazardous Substances have not been generated, used, treated, handled, stored, released or disposed of, on, at, from, under or about any property or facility now or previously owned, operated or occupied by any Seller Entity or any of its affiliates and used in connection with such Seller
Entity's or its affiliate's business (or any of their predecessors) (the
"Premises"), or transported, by any Seller Entity, or, to the knowledge of the Seller Entities, by any other party, to or from such Premises, (ii) the activities, operations and business carried out at or on the Premises by the Seller Entities, their affiliates and, to the knowledge of the Seller Entities, their predecessors, including, but not limited to, the businesses conducted at the Premises or any past or ongoing alterations or improvements at the Premises is, and has been at all times in compliance with all Environmental Laws, and with all agreements with governmental agencies, court orders, and administrative orders regarding Environmental Laws and Environmental Conditions at or relating to the Premises, and (iii) no further action is required to remedy any Environmental Condition or the violation of any Environmental Law.

         (b) There are no pending (except for pending proceedings with respect to which process has not been served on any Seller Entity), and no Seller
Entity is aware of any threatened, litigations or proceedings before any Governmental Body in which any person or entity alleges the violation of any Environmental Law, or any Environmental Condition at, from or caused by operations now or previously conducted at the Premises or by the Businesses, and no Seller Entity has (i) received any notice of and has no actual or constructive knowledge that any third party, Governmental Body or any employee or agent thereof, has determined or has alleged, threatens to determine or requires an investigation to determine that there exists any Environmental
Condition or any violation of any Environmental Law or the presence, release, threat of release, or placement on, at, under or about the Premises, or the use, handling, manufacturing, generation, production, storage, treatment, processing, transportation or disposal of any Hazardous Substances on, at, under, from or about the Premises; (ii) received any notice under the citizen suit provision of any Environmental Law in connection therewith; or (iii) received any request for inspection or


                                      41

request for information, notice, demand, administrative inquiry or any formal or informal complaint or claim with respect to or in connection with any Environmental Condition or any Environmental Law, including, without limitation, any Environmental Law referring or relating to Hazardous Substances relating to the Premises or any facilities, operations or activities conducted thereon or any business conducted by any Seller Entity or any of its affiliates or any of their predecessors.

         (c) No Lien has been imposed or asserted on any assets of any Seller
Entity by any Governmental Body or other person in connection with any Environmental Law or Environmental Condition.

         (d) Each Seller, CIPC and its subsidiaries (i) has all Permits required pursuant to any Environmental Laws necessary for its activities and operations of its Business and for any past or ongoing alterations or improvements at any Premises, (ii) is not in violation of any such Permits and has applied for renewals where necessary and (iii) such Permits are assignable to Acquisition Corp.

         (e) No storage tanks have been installed or otherwise placed by any Seller Entity on, at, under or about any Premises or on any adjoining property.
To the knowledge of the Seller Entities, no storage tanks presently exist on, at, under or about any Premises, or previously existed on, at, under or about any Premises or on any adjoining property.

         (f) The Seller Entities have heretofore delivered or made available to the Purchaser Entities copies of all documents, records, and information in the possession or control or, to knowledge of the Seller Entities (without any duty to make inquiries of third parties or undertake environmental studies), available to the Seller Entities concerning Environmental Conditions relevant to its business, the Premises, any predecessors and/or any facilities or operations of its business, whether generated by a Seller Entity or others, including, without limitation, environmental audits, environmental risk assessments, or site assessments of the Premises and/or any adjacent property or other property in the vicinity of any Premises owned or operated by any Seller Entity or others, documentation regarding offsite disposal of Hazardous
Substances, reports and correspondence (the "Environmental Documents").



                                      42

         (g) To the knowledge of each of the Seller Entities, the Businesses have been operated in compliance with all Governmental Rules regarding so-called noise pollution. Each of the Sellers, CIPC and its subsidiaries has all Permits required pursuant to any applicable Governmental Rules necessary for its activities and operations of its Business, is not in violation of any such Permits and has applied for renewals where necessary and such Permits are assignable to Acquisition Corp. There are no pending (except for pending proceedings with respect to which process has not been served on any Seller
Entity), and no Seller Entity is aware of any threatened, litigations or proceedings before any Governmental Body in which any person or entity alleges the violation of any Governmental Rule regarding noise or seeks, directly or indirectly, to revoke or limit the relevant Permits or the activities of the Businesses with respect to such matter.

         Section 5.20. Insurance. Each Seller, CIPC and each of CIPC's subsidiaries reasonably believes that it has adequate insurance coverage for the Assets and operations of its Business. Set forth on Schedule 5.20 is a complete and correct list of all policies of insurance carried by each Seller, CIPC and each of its subsidiaries or pursuant to which such party is named beneficiary or pursuant to which the Assets or the Businesses are insured for the past five years and a brief description of each such policy, including, without limitation, the identification of the insured, the amount and purpose of the insurance and the amount of the deductible. True and complete copies of all such policies have been delivered or made available to the Purchaser
Entities. All of such policies are in full force and effect; all premiums due and payable in respect of such policies have been paid in full; and there exists no default or other circumstance which, to the knowledge of any Seller
Entity, would create the substantial likelihood of the cancellation or non-renewal of any such policy. The Seller Entities have notified such insurers of any claim known to them which they believe is covered by any such insurance policy and has delivered or made available to the Purchaser Entities a copy of any such claim.

         Section 5.21. Accounts Receivable. All accounts receivable of the
Businesses arose from bona fide transactions in the ordinary course of business, represent credit extended in a manner consistent with the historic trade and credit practices of the Businesses and are reserved against in accordance with GAAP.

                                      43

         Section 5.22. Transactions with Affiliates. Except as set forth in
Schedule 5.22, neither CIPC, nor any of its subsidiaries nor any Seller is, and for the past year has not been, a party to, bound by, benefited from, or obligated under, any agreements, understandings, indebtedness, obligation or any other transaction with any Seller Entity, its subsidiaries or affiliates, except for such agreements, understandings, indebtedness, obligation or transaction entered into or incurred on an arm's length basis in the ordinary course of business and consistent with past practice.

         Section 5.23. Finder's Fees. No Seller Entity has incurred any liability for finder's or brokerage fees or agent's commissions in connection with this Agreement or the transactions hereby contemplated.

         Section 5.24. Absence of Certain Business Practices. Except where such practices would not be in contravention of applicable laws, regulations and agreements, (a) all tickets sold in connection with the operation of the Businesses are sold solely through recognized ticket outlets or the Businesses themselves, and not through ticket brokers or scalpers, and (b) no Seller
Entity authorizes, or, after due inquiry upon the appropriate key employees of the Businesses, is aware of, the withholding of any tickets from public on-sale availability for the purpose of making such tickets available to ticket brokers or scalpers.

         Section 5.25. Certain Payments. Except as set forth on Schedule 5.25, neither any Seller, nor CIPC nor any of its subsidiaries, nor any of the Principals, nor, to the knowledge of any Seller Entity, any director, officer, agent, partner or employee thereof or any other person associated with or acting for or on behalf of such Seller Entity (other than any of the Principals) has directly or indirectly (a) made or agreed to make any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment (whether in cash or otherwise) to any person, private or public, regardless of form, whether in money, property, or services, in violation of any applicable law, rule or regulation (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of any Seller Entity or (iv) to pay for any lobbying or similar services or


                                      44

(b) established or maintained any fund or asset that has not been recorded in the books and records of such Seller Entity.

         Section 5.26.  [RESERVED].

         Section 5.27. Disclosure. No representations or warranties made by the Seller Entities in this Agreement and no statement contained in any Document
(including, without limitation, the Schedules hereto), certificate, or other writing to be executed and delivered by any of the Seller Entities pursuant to the provisions hereof or the transactions contemplated hereby, contains or will contain any untrue statement of material fact, or omits to state any material fact necessary in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.

         Section 5.28.  Affiliated Party Transactions.  Except as set forth on
Schedule 5.28, neither the Principals nor any director or officer of the Sellers or CIPC, nor any of their respective affiliates (i) has any ownership interest, directly or indirectly, in any competitor, supplier or customer of any of the Sellers or CIPC or any of their subsidiaries; (ii) has any outstanding loan or other extension of credit to or from any of the Sellers or CIPC or any of their subsidiaries; (iii) is a party to, or has any interest in, any contract or agreement with any of the Sellers or CIPC or any of their subsidiaries; or (iv) has engaged in any transaction with any of the Sellers or CIPC or any of their subsidiaries during the periods covered by the Financial
Statements, other than on an arm's length basis in the ordinary course of business and consistent with past practice.

         Section 5.29.  Accredited Investors.

         (a) Each Principal acquiring shares of the Preferred Stock, or, if the Spin-off occurs, acquiring shares of the Class A Stock, is acquiring such stock for its own account, for investment only and not as nominee or agent and not with a view to, or for sale in connection with, a distribution of the Preferred
Stock or the Class A Stock, as the case may be, and with no present intention of selling, transferring, granting a participation in or otherwise distributing, the Preferred Stock or the Class A Stock, all within the meaning of the Securities Act and any applicable state, securities or blue-sky laws, except (i) pursuant to an effective registration statement under the



                                      45

Securities Act or (ii) in compliance with Rule 144 under the Securities Act.

         (b) None of the Principals is a party or subject to or bound by any contract, undertaking, agreement or arrangement with any person to sell, transfer or pledge the Preferred Stock or the Class A Stock to any person, and has no present intention to enter into such a contract, undertaking, agreement or arrangement.

         (c) Each of the Principals is an "accredited investor" as defined in Regulation D under the Securities Act.

         (d) Respecting SFX, its business, plans and financial condition, and any other matters relating to the shares of Preferred Stock or Class A Stock:
the Principals have received all materials which have been requested by the Principals; have had a reasonable opportunity to ask questions of SFX and its representatives; and SFX has answered all inquiries that the Principals or the Principals' representatives have put to it. The Principals have had access to all additional information necessary to verify the accuracy of the information set forth in this Agreement and any other materials furnished herewith, and have taken all the steps necessary to evaluate the merits and risks of ownership of the Preferred Stock and/or Class A Stock.

         (e) Each Principal or its representatives has such knowledge and experience in finance, securities, investments and other business matters so as to be able to protect the interests of such Principal in connection with this transaction, and each Principal's investment in the Preferred Stock and/or the Class A Stock hereunder is not material when compared to such Principal's total financial capacity.

         (f) Each Principal understands the various risks of an investment in the Preferred Stock and/or the Class A Stock as proposed herein and can afford to bear such risks, including, but not limited to, the risks of losing the entire investment.


                                      46



                                   ARTICLE VI
                     REPRESENTATIONS AND WARRANTIES OF SFX

         SFX represents and warrants to the Seller Entities that:

         Section 6.01. Organization, Good Standing and Qualification. SFX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the property owned or leased by it makes such licensing or qualification by it necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on SFX and its subsidiaries, taken as a whole.

         Section 6.02. Authority. SFX has all requisite corporate power and authority to own and operate its properties and to carry on its business as it is now being conducted and to execute and deliver this Agreement and each of the Documents to which it is or will be a party, and to perform its obligations hereunder and thereunder. The execution and delivery by SFX of this Agreement and each of the Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action of SFX. This Agreement constitutes, and each of the Documents upon execution and delivery thereof will constitute, the legal, valid and binding obligations of SFX, in each case enforceable in accordance with their respective terms, subject to bankruptcy, insolvency and similar laws affecting the rights and remedies of creditors and secured parties generally and general principles of equity.

         Section 6.03. No Default; Non-Contravention. SFX is not in violation of any term of its Certificate of Incorporation or its By-laws. Neither the execution and delivery of this Agreement and all of the Documents nor the consummation of the transactions hereby and thereby contemplated shall (a) constitute any violation or breach of the Certificate of Incorporation or By-laws of SFX, (b) except as listed in Schedule 6.03 hereto, (i) constitute a default under or a breach of, or result in acceleration of any obligation under, any provision of any contract, lease, mortgage or other instrument to which it is a


                                      47

party or by which any of its assets may be affected or secured, which default, breach or acceleration has not been waived; (ii) violate any Governmental Rule affecting SFX or any of its assets; (iii) result in the creation of any Lien on any of the assets or properties of SFX; or (iv) result in the termination of any license, franchise, lease or permit to which SFX is a party or by which it is bound, except in the case of those items specified in clause (b) above which would not, individually or in the aggregate, limit the ability of SFX to consummate the transactions hereby contemplated or have a Material Adverse
Effect on SFX and its subsidiaries taken as a whole.

         Section 6.04. Consents and Approvals. Except for the filing of the Certificate of Merger and the filing and the termination of the waiting period under the HSR Act, and except as set forth on Schedule 6.04, no authorization, approval, order, license, permit, franchise or consent, and no registration, declaration, notice or filing by or with any Governmental Body and no consent by or from any third party is required in connection with the execution and delivery by SFX of this Agreement and the other Documents to which it is a party and the consummation by it of the transactions contemplated hereby and thereby, except such consents as shall have been obtained on or prior to the Closing Date.

         Section 6.05. Capitalization. (a) All of the issued and outstanding shares of SFX Class A Stock, SFX Class B Stock and SFX Preferred Stock, when issued, will be duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

         (b) SFX owns, directly or indirectly, all of the issued and outstanding shares of capital stock of each of its significant subsidiaries, free and clear of all Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no significant subsidiary of SFX has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character with any party that is not a direct or indirect subsidiary of SFX calling for the purchase or issuance of any shares of capital stock or any other equity security of such significant subsidiary or any securities



                                      48

representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such significant subsidiary.

         (c) The shares of Class A Stock or Preferred Stock to be issued to the Principals in accordance with Section 3.04 hereof, when so issued, will be validly issued, fully paid and nonassessable, free of preemptive rights and with no personal liability attaching to the ownership thereof.

         (d) The Purchaser Entities have no reason to believe that the materials provided to the Seller Entities entitled "Presentation to SFX
Broadcasting, Inc. regarding SFX Entertainment, Inc.," dated November 14, 1997, which materials were prepared by Goldman, Sachs & Co., are not true and correct in all material respects.

         Section 6.06. Litigation. Except as set forth on Schedule 6.06, (i) there are no legal actions, suits, proceedings, arbitrations, controversies or investigations (whether or not purportedly on behalf of or against any Purchaser Entity) pending or, to the knowledge of SFX, threatened or contemplated, by any Governmental Body or other party against any Purchaser
Entity in any way relating to or affecting the transactions contemplated by this Agreement and (ii) none of the Purchaser Entities is a party to or subject to any judgment, order, writ, injunction or decree in any way relating to or affecting the transactions contemplated by this Agreement.

         Section 6.07. Compliance with Laws. Except as set forth on Schedule
6.07, each Purchaser Entity is in compliance in all material respects with all applicable Governmental Rules required to be complied with in order to allow it to continue to carry on its businesses and use its assets as now being conducted and used by it and to consummate transactions hereby contemplated. No
Purchaser Entity has received any written notification of, or is aware of, any asserted failure to comply with any such Governmental Rules.

         Section 6.08. Reports; Examinations. Except where the failure of any of the following to be true and correct would not, individually or in the aggregate, have a Material Adverse Effect on SFX: (i) each of SFX and its affiliates has timely filed all material reports, registrations and statements, together with any



                                      49

amendments required to be made with respect thereto, that it was required to file since December 31, 1991 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith; (ii) except for normal examinations conducted by a Governmental Authority in the regular course of the business of SFX and its subsidiaries, no Governmental Authority has initiated any proceeding or, to the knowledge of SFX, investigation into the business or operations of SFX or any of its affiliates since December 31, 1991;
and (iii) there is no unresolved material violation, criticism, or exception by any Governmental Authority with respect to any report or statement relating to any examinations of SFX or any of its affiliates.

         Section 6.09. Financial Statements. SFX has previously delivered to the Seller Entities copies of (a) the consolidated balance sheets of the Parent and its subsidiaries as of December 31, 1995 and 1996 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the fiscal years 1994 through 1996, inclusive, as reported in the Parent's Annual Report on Form 10-K for the fiscal year ended December 31,
1996, filed with the Commission under the Exchange Act, in each case accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to the Parent, and (b) the unaudited consolidated balance sheets of the Parent and its subsidiaries as of September 30, 1996 and September 30, 1997 and the related unaudited consolidated statements of income, changes in shareholders' equity and cash flows for the nine-month periods then ended as reported in the Parent's Quarterly Report on Form 10-Q for the period ended September 30, 1997, filed with the Commission under the Exchange Act. The
December 31, 1996 consolidated balance sheet of the Parent (including the related notes, where applicable) fairly presents the consolidated financial position of the Parent and its subsidiaries as of the date thereof, and the other financial statements referred to in this Section 6.09 (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in stockholders' equity and consolidated financial position of the Parent and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements
(including the


                                      50

related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the Commission with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP, except in the case of unaudited statements, as permitted by Form 10-Q. The books and records of the Parent and its subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

         Section 6.10. No Material Adverse Change. As of the date hereof, except as disclosed on Schedule 6.10 or as otherwise permitted hereunder, since
September 30, 1997, there has not been (a) any material adverse change in the business, assets, prospects, financial condition or results of operations of the Parent or its subsidiaries, (b) any damage, destruction or loss, whether or not covered by insurance, which has materially adversely affected the business or assets of the Parent or its subsidiaries or (c) any event or condition of any character whatsoever, the occurrence of which affects or threatens to affect, the business, assets, prospects, financial condition or results of operations of the Parent or its subsidiaries.

         Section 6.11. Acquisition Corp. On the Closing Date, (i) Acquisition
Corp. will be a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware; (ii) will be duly licensed or qualified to do business as a foreign corporation and in good standing in each jurisdiction in which the nature of the business transacted by it or the character of the property owned or leased by it makes such licensing or qualification by it necessary, other than in such jurisdictions where the failure so to qualify would not, individually or in the aggregate, have a Material Adverse Effect on Acquisition Corp.; (iii) Acquisition Corp. will have the corporate power and authority to execute and deliver the Employment
Agreements and perform its obligations thereunder, and to take all other actions required to be taken by it pursuant to the provisions thereof; (iv) the execution, delivery and performance of the Employment Agreements will have been duly authorized by any and all necessary corporate action of Acquisition Corp.;
(v) the Employment Agreements will constitute legal, valid and binding obligations of Acquisition Corp. enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy and other laws affecting the enforceability of creditors' rights generally or laws governing the availability of specific performance or other


                                      51

equitable remedies; (vi) the execution and delivery of the Employment
Agreements and the performance of Acquisition Corp.'s obligations thereunder shall not constitute any violation or breach of the Certificate of Incorporation or By-laws of Acquisition Corp.; (vii) Acquisition Corp. will not conduct any business nor will have any operating assets except as contemplated hereby; and (viii) SFX will have good and valid title to all of the issued and outstanding shares of Acquisition Corp.

                                  ARTICLE VII
                  PRE-CLOSING COVENANTS OF THE SELLER ENTITIES

         Each of the Seller Entities, jointly and severally, agrees that, subsequent to the date hereof and until the Closing:

         Section 7.01. Conduct of Business. Except as otherwise consented to or approved by SFX in writing and except as otherwise agreed to or disclosed on the Schedules attached to this Agreement, each of the Seller Entities shall:

         (a) operate the Assets and the Businesses in the ordinary course and consistent with prior practice and use all reasonable efforts to (i) preserve the present business organization of each Seller, CIPC and its subsidiaries intact, (ii) keep available the services of the present officers of each Seller, CIPC and its subsidiaries, (iii) preserve the present relationships of each Seller, CIPC and its subsidiaries with employees and independent contractors (except to the extent of voluntary terminations of employment and fluctuations of business in the ordinary course of business), customers, patrons and suppliers of its Business, (iv) maintain in force, and renew upon expiration, all insurance policies with respect to its assets and its Business, as the same have been previously represented to SFX and (v) maintain in effect all Permits;

         (b) maintain its books, accounts and records with respect to its Business, in the usual and ordinary manner, and reflect income, expenses, assets and liabilities with respect to its Business in a manner consistent with its past practices; and


                                      52

         (c) maintain its assets in good repair, order and condition and consistent with prior practice, reasonable wear and tear excepted.

         Section 7.02. Extraordinary Acts. Without limiting the general applicability of Section 7.01 hereof, except as otherwise consented to or approved by SFX in writing or disclosed on the Schedules attached to this Agreement, no Seller Entity shall take any action which shall cause any Seller, CIPC or any of its subsidiaries to,

         (a) fail to maintain its status as a corporation, limited partnership or Trust subsisting under the laws of its state of incorporation or organization;

         (b) except as otherwise expressly permitted hereunder, declare or make any dividend or any distribution or transfer of any of its assets or properties;

         (c) make any capital expenditures or commitments for capital expenditures, including any capitalized lease obligations (for purchase of equipment or otherwise), in excess of $50,000, or enter into or commit to enter into any operating lease in connection with its Business for any property or equipment calling for net increased rentals in excess of five percent annually per lease (over present rentals), or acquire any assets or properties in connection with its Business or contract to do so except in the ordinary course of business and consistent with past practice;

         (d) make any advance or investment either by purchase of stock or other securities or contributions to capital of any individual, firm, corporation or other entity;

         (e) incur any obligation or Liability relating to its Business, other than those obligations and Liabilities arising in the ordinary course of business and consistent with past practice (and, in the case of obligations and Liabilities of an affiliate, which are also on terms no less favorable to such Seller Entity than would be available from an unaffiliated third party) and the terms and conditions of this Agreement and of the same character, type and magnitude as incurred in the past, or accelerate the payment of any Liability;
provided, however, that nothing herein shall be deemed to prevent any Seller
Entity from performing its


                                      53

obligations under that certain Agreement, dated as of January 1, 1996, by and between Contemporary Marketing, Inc. (a wholly-owned subsidiary of CIPC) and Paula Balzer (the "Balzer Agreement"), as the same may be amended substantially on the terms set forth in part (e) of Schedule 7.02.

         (f) purchase, sell, assign or transfer or enter into any contract or agreement for the purchase, sale, assignment or transfer of any of the assets or properties relating to its Business which are valued in excess of $50,000, or cancel any debts or claims, other than in the ordinary course of business and consistent with past practice, other than a sale of Contemporary Sports' interest in USA Sports in accordance with Sections 3.04(c) and 7.05 hereof;

         (g) subject to a Lien any assets relating to its Business, other than Permitted Liens;

         (h) waive any rights of substantial value relating to its assets, properties or Business, whether or not in the ordinary course of business;

         (i) make or suffer, or agree to make or suffer, any new material contract or agreement relating to its assets, properties or Business or any amendment, modification or termination of any existing material contract, lease or other agreement relating to its assets, properties or Business, except in the ordinary course of business and consistent with past practice and in any event not requiring a payment in excess of $50,000, other than talent contracts
(which shall not be limited by such $50,000 payment limitation);

         (j) make or enter into any salary adjustments or bonus payment or arrangement with any of its employees, officers or agents or grant any increase in the compensation or fringe benefits (whether or not provided under or pursuant to a Plan) of any employee or officer, except for ordinary and regular course changes (not exceeding an increase in excess of five percent annually over such employee's or officer's aggregate cash compensation paid with respect to the prior year) due to changes in responsibilities of any such officer or employee, or take any action that results in a material increase in the cost of any Plan;

                                      54

         (k) change any of its business policies, including, without limitation, advertising, marketing policy, purchasing, payment, collection, budget or other material policies, or terminate any of its operations;

         (l) alter or revise the accounting principles, procedures, methods or practices relating to the Business or any of the assets or liabilities with respect thereto, including, without limitation, the creation or modification of any reserves other than as required by GAAP;

         (m) dispose of or permit to lapse any Intellectual Property which comprises a part of its assets or which is used by or in its Business;

         (n) enter into any agreements or arrangements or engage in any transaction with any other Seller Entity or its affiliates, except for such agreements, arrangements or transactions entered into on an arm's length basis in the ordinary course of business and consistent with past practice;

         (o) create, suffer or incur any damage, destruction or loss (whether or not covered by insurance) or any other event or condition of any character which would have a Material Adverse Effect on its assets, properties or Business;

         (p) fail to maintain in full force and effect each Plan in which any of its employees participate and timely make all required contributions thereto and administer each such Plan in accordance with its terms and all applicable laws;

         (q) authorize for issuance, issue, or sell any shares of its capital stock or other securities, acquire directly or indirectly, by redemption or otherwise, any such capital stock, reclassify or split-up any such capital stock, or grant or enter into any options, warrants, calls or commitments of any kind with respect thereto;

         (r) make any Tax election or enter into any agreement or settlement with any Tax Authority that affects or could affect the basis for Tax purposes of its assets or the timing for Tax purposes of income or deduction;


                                      55

         (s) except with respect to the items described on Schedule 2.02, assume, incur or guarantee any indebtedness for borrowed money or any other interest bearing obligation or lend or advance any amount to any person or entity, other than advance payments in connection with goods or services to be provided to a Business and in the ordinary course of business, consistent with past practice; or

         (t) agree, whether in writing or otherwise, to take any action described in this Section 7.02.

         Section 7.03. No Breach of Representations and Warranties. None of the
Seller Entities shall intentionally take any action or intentionally refuse to take any action which would cause or constitute a material breach of any of the representations and warranties set forth in Article V hereof. Each of the Seller Entities shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence of or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in Article V hereof at any time after the date hereof and through the Closing Date, give detailed notice thereof to SFX and shall use its best efforts to prevent or promptly to remedy such breach.

         Section 7.04. Access by SFX. The officers, employees and representatives of SFX (collectively, the "Purchaser Representatives") shall be permitted access, during usual business hours and as often as may be reasonably requested (provided that such access does not unreasonably interfere with the operation of the Businesses), to, and will be permitted to make copies of and extracts from, the accounts, minute books, other records, books of account, other books, deeds, leases, title documents, insurance policies, contracts, commitments, sale orders, purchase orders, Tax Returns, records, files and such other information relating to the Sellers, CIPC and its subsidiaries, the Assets and the Businesses as SFX shall reasonably request. The Purchaser
Representatives shall be permitted access, during usual business hours, and as often as may be reasonably requested, to the Premises and physical properties used in connection, in whole or in part, with or by the Seller Entities in connection with the operation of the Businesses. The Purchaser Representatives shall be permitted to discuss the affairs, finances and accounts of the Sellers, CIPC


                                      56

and its subsidiaries with officers and key employees and, with the consent of the Seller Entities (which consent shall not be unreasonably withheld or delayed), with distributors, sales representatives, licensees, licensors, suppliers and customers of the Businesses.

         Section 7.05. No Solicitation. No Seller Entity shall, nor shall any
Seller Entity permit any of its affiliates, officers, directors, representatives or agents to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) any person, entity or group concerning any merger, business combination, sale of a significant amount of assets outside of the ordinary course of business, sale of shares of capital stock outside of the ordinary course of business or similar transaction involving any Seller Entity, its assets or business or any of its subsidiaries or divisions or involving any of the Sellers, CIPC or its subsidiaries (an
"Acquisition Transaction"), other than the transactions contemplated by this Agreement; provided, however, that any of the Seller Entities may participate in negotiations with or furnish information to a third party which has initiated contact with such Seller Entity with respect to an Acquisition
Transaction if and to the extent such action is required in satisfaction of the fiduciary obligations of its Board of Directors under applicable law, as set forth in a written opinion of legal counsel to such Board. Each of the Seller
Entities shall promptly advise SFX of any such proposals or inquiries regarding an Acquisition Transaction presented to such Seller Entity, including the terms thereof; and provided further, however, that the foregoing shall not in any way limit or restrict the ability of CIPC or the efforts of its officers, employees and agents from seeking a buyer for USA Sports or Contemporary Sports' interest therein, except that the Seller Entities shall be obligated to keep SFX currently apprised of, and consult with SFX with respect to, all developments in connection with any discussions and negotiations regarding the sale of USA
Sports (or Contemporary Sports' interest therein) and CIPC shall not, and the Principals shall not permit CIPC to, sell USA Sports or Contemporary Sports' interest therein in a transaction other than an acquisition thereof for cash, without the prior written consent of SFX, which consent shall not be unreasonably withheld or delayed.

         Section 7.06. HSR Act. The Seller Entities shall file promptly (if such filing has not been made prior to the date


                                      57

hereof), and in no event later than December 22, 1997, with the United States
Department of Justice and the United States Federal Trade Commission its pre-merger notification report forms and any other information and documents required under the HSR Act in connection with the transactions contemplated hereby and shall promptly notify SFX of any communications in respect of either filing from the Department of Justice or the Federal Trade Commission. The
Seller Entities shall promptly furnish to SFX (a) copies of all pleadings, notices or other communications received by them that relate to the transactions contemplated by this Agreement and (b) all other information in their possession as may be necessary for completion of the reports or notifications to be filed by SFX under the HSR Act with respect to the transactions contemplated hereby.

         Section 7.07. Consents; Notices; Termination. The Seller Entities shall use their best efforts (which shall not require payments of money to third parties) to obtain and deliver to SFX written consents, in form and substance reasonably satisfactory to SFX required in connection with this Agreement or the transactions hereby contemplated. The Seller Entities shall also deliver all notices to third parties required to be delivered in connection with the execution of this Agreement and the transactions hereby contemplated.

         Section 7.08. Certain Payments;Assumption of Certain Liabilities. At or prior to the Closing, the Seller Entities shall satisfy out of the cash proceeds of the Asset Acquisition and the Merger or out of the cash to which they are entitled in accordance with provisions of Sections 3.08 and 4.02(a) hereof and/or, in the case of the matters set forth in clause (c) of this
Section 7.08, the Sellers and/or the Principals shall assume:

         (a) their expenses incurred in connection with the transactions contemplated hereby (including, without limitation, attorneys' fees and expenses);

         (b) all monetary Liens on the assets of the Sellers and CIPC and their respective subsidiaries being acquired hereunder by the Purchaser Entities, other than Permitted Liens which are incurred or arise out of the conduct of any Business after December 31, 1997 in the ordinary course of business and

                                      58

consistent with past practice and other than Liens related to leased personal property, leased cars and leased equipment; and

         (c) all other liabilities and obligations of CIPC and its subsidiaries of the type defined as Excluded Liabilities under
Section 4.04 hereof.

         Section 7.09. Best Efforts. Each of the Seller Entities shall use their best efforts to effectuate the transactions hereby contemplated and to fulfill the conditions to the obligations of the Purchaser Entities under
Article IX of this Agreement.

         Section 7.10. WARN Act. None of the Seller Entities shall effectuate a
"plant closing" or "mass layoff," as those terms are defined in WARN or take any action that causes, or could reasonably be expected to cause, liability under any other Governmental Rule affecting any site of employment facility, operating unit or employee of any Business.

         Section 7.11. S-Election. Prior to the Closing, but in no event later than March 16, 1998, the Trusts (or Schankman or Zuckerman, if they then own the CIPC Stock), as the sole shareholders of CIPC, will file with the Internal
Revenue Service and all other appropriate state and local Tax Authorities a notice revoking the Election made by CIPC to be treated as subchapter "S" corporation under the Code; provided, however, that if the Closing shall not have occurred on or prior to March 16, 1998, then the Trusts (or Schankman or Zuckerman, if they then own the CIPC Stock) may, in their sole discretion, determine whether or not to make such filings.

         Section 7.12. ERISA. The Seller Entities shall, at their sole cost and expense, (i) file, or shall cause to be filed, with the Internal Revenue
Service, requests for a favorable determination letter from the Internal
Revenue Service with respect to the 401(k) Plan and (ii) shall cure any qualification defects relating to the 401(k) Plan.


                                      59

                                  ARTICLE VIII
                          PRE-CLOSING COVENANTS OF SFX

         SFX agrees that, subsequent to the date hereof and until the Closing:

         Section 8.01. No Breach of Representations and Warranties. SFX shall not intentionally take any action or intentionally refuse to take any action which would cause or constitute a material breach of any of the representations and warranties set forth in Article VI hereof. SFX shall, in the event of, or promptly after the occurrence of, or promptly after obtaining knowledge of the occurrence or the impending or threatened occurrence of, any fact or event which would cause or constitute a breach of any of the representations and warranties set forth in Article VI hereof at any time after the date hereof and through the Closing Date, give detailed notice thereof to the Seller Entities and SFX shall use its best efforts to prevent or promptly to remedy such breach.

         Section 8.02. HSR Act. SFX shall promptly file (if such filing has not been made prior to the date hereof), and in no event later than December 22, 1997, with the United States Department of Justice and the United States
Federal Trade Commission its pre-merger notification report forms and any other information and documents required under the HSR Act in connection with the transactions contemplated hereby and shall promptly notify the Seller Entities of any communications with respect to the Merger or the Asset Acquisition in respect of either filing from the Department of Justice or the Federal Trade
Commission. SFX shall promptly furnish to the Seller Entities (a) copies of all pleadings, notices or other communications received by it that relate to the transactions contemplated by this Agreement and (b) all other information in their possession as may be necessary for the completion of the reports or notifications to be filed by the Seller Entities under the HSR Act with respect to the transactions contemplated hereby.

         Section 8.03. Consents and Approvals; Notices. SFX shall use its best efforts to obtain and deliver to the Seller Entities written consents, in form and substance reasonably satisfactory to the Seller Entities, required in connection with this Agreement or the transactions hereby contemplated. SFX shall also deliver all notices to third parties required to be



                                      60

delivered in connection with the execution of this Agreement and the transactions hereby contemplated.

         Section 8.04. Governing Documents. SFX shall not amend its Certificate of Incorporation or By-laws or other governing instrument in a manner that would adversely affect the ability of SFX to consummate the transactions contemplated hereby.

         Section 8.05. Best Efforts. SFX shall use its best efforts to effectuate the Spin-off, the transactions hereby contemplated and to fulfill the conditions to the Seller Entities' obligations under Article X of this Agreement.


                                   ARTICLE IX
                      CONDITIONS TO THE OBLIGATIONS OF SFX

         All obligations of SFX under this Agreement are subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any or all of which may be waived in whole or in part by SFX in their sole discretion:

         Section 9.01. Representations and Warranties. The representations and warranties of each of the Seller Entities contained in Article V hereof and elsewhere herein, if specifically qualified by materiality, shall be true and correct and, if not so qualified, shall be true and correct in all material respects in each case as of the Closing Date, as though such representations and warranties were made on and as of such date, except for those representations and warranties which are expressly made as of a specified earlier date.

         Section 9.02. Covenants. The Seller Entities shall have performed and complied in all material respects with all agreements, covenants and conditions on their part required by this Agreement to be performed or complied with on or prior to the Closing Date.

         Section 9.03. Officer's Certificate. SFX shall have received a certificate of the Co-Presidents of each of the Sellers and CIPC and a certificate of each Principal, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 9.01 and 9.02 hereof.



                                      61

         Section 9.04. Opinion of Counsel. SFX shall have received an opinion of counsel for the Seller Entities, dated the Closing Date, in form and substance reasonably acceptable to SFX and its counsel.

         Section 9.05. Governmental Consents. SFX shall have received (in form and substance reasonably satisfactory to them) all approvals set forth in
Schedule 6.04 from all Governmental Bodies in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated.

         Section 9.06. HSR Act. The Seller Entities shall have made all pre-merger notification filings required to be made by it under the HSR Act, all applicable waiting periods thereunder shall have expired or been terminated without any request from any appropriate governmental agency for additional information or, if additional information has been requested, all applicable extended waiting periods shall have expired.

         Section 9.07. Legality. No change shall have occurred in any law, rule or regulation which would prohibit the performance of the obligations of the Purchaser Entities under Articles II, III and IV hereof.

         Section 9.08. Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of the obligations of the Purchaser Entities under
Article II or Article III hereof. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Body of competent jurisdiction which prohibits the consummation of the Merger or the Asset Acquisition.

         Section 9.09. Contract Consents. The Seller Entities shall have obtained all necessary consents and approvals to the transactions contemplated hereby under the agreements listed on Schedule 5.06, which consents shall be in form and substance reasonably acceptable to SFX, except where the failure to obtain such consent or approval would not so materially and adversely affect the economic or business benefits to the Purchaser Entities of the transactions contemplated by this Agreement so as



                                      62

to render inadvisable, in the good faith judgment of SFX, the consummation of such transactions.

         Section 9.10. Institution of Proceedings. There shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this Agreement or the transactions hereby contemplated or seeking damages from or to impose obligations upon any of the Purchaser Entities by reason of this Agreement or the transactions hereby contemplated which, in the good faith judgment of SFX, would involve expenses or lapse of time that would be materially adverse to the interests of the Purchaser Entities.

         Section 9.11. Title Insurance. A reputable title insurer and such co-insurers and/or reinsurers as SFX shall reasonably require shall, at the Closing, deliver an owner's policy of title insurance for each Real Property owned, in whole or in part, directly or indirectly, by any Seller Entity in the aggregate amount equal to the greater of the appraised value or assessed value of such Real Property, at its standard rates, with nonimputation endorsement and survey coverage insuring Acquisition Corp. as fee owner of such Real
Property, subject only to, and free and clear of, all Liens other than Permitted Liens and those encumbrances disclosed on Schedule 5.08. The Sellers shall take such actions, and deliver such affidavits and instruments, as may be required to cause the title company to issue such insurance.

         Section 9.12.  Employment Agreements.  Acquisition Corp.
shall have entered into employment agreements with each of Schankman and Zuckerman, substantially in the form thereof attached hereto as Exhibit B and neither Schankman nor Zuckerman shall have indicated any intent to leave Acquisition Corp.'s employ.

         Section 9.13. FIRPTA Certificates. Each Seller Entity shall have delivered to Acquisition Corp. a certificate which states, under penalty of perjury, the taxpayer identification number and office address of each transferor of Real Property as well as a statement that such transferor is not a "foreign person" within the meaning of Section 1445(f)(3) of the Code.

         Section 9.14. Merger. The Certificates of Merger shall have been filed by the Secretary of State of the State of



                                      63

Delaware and the Secretary of State of the State of Missouri and the Merger shall have been consummated.

         Section 9.15. Leases. The Sellers shall use their best efforts to deliver estoppel certificates in form and substance reasonably acceptable to the Purchaser Entities from each landlord under a lease, and shall use their best efforts to deliver estoppel certificates and non-disturbance and/or recognition agreements from each mortgagee or superior lessor of a leased property relating to the Sandstone Amphitheatre, the Westport Playhouse and the American Theatre.


                                   ARTICLE X
                         CONDITIONS TO THE OBLIGATIONS
                             OF THE SELLER ENTITIES

         The obligations of the Seller Entities to consummate the Merger and the Asset Acquisition are subject to the fulfillment as of the Closing Date of each of the following conditions, any or all of which may be waived, in whole or in part, by the Seller Entities in their sole discretion:

         Section 10.01. Representations and Warranties. The representations and warranties of SFX contained in Article VI hereof and elsewhere herein shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects in each case on and as of the Closing Date as though such representations and warranties were made on and as of such date, except for those representations and warranties which are expressly made as of a specified earlier date.

         Section 10.02. Covenants. Each of the Purchaser Entities shall have performed and complied in all material respects with all agreements, covenants and conditions on its part required by this Agreement to be performed or complied with on or prior to the Closing Date.

         Section 10.03. Officer's Certificate. The Seller Entities shall have received a certificate of the President of each of the Purchaser Entities, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 10.01 and 10.02 hereof.


                                      64

         Section 10.04. Opinion of Counsel. The Seller Entities shall have received an opinion of counsel for the Purchaser Entities, dated the Closing
Date, in form and substance reasonably acceptable to the Seller Entities and their counsel.

         Section 10.05. Governmental Consents. The Seller Entities shall have received (in form and substance reasonably satisfactory to them) all approvals set forth in Schedule 5.06 hereto from all Governmental Bodies in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions hereby contemplated.

         Section 10.06. HSR Act. The Purchaser Entities shall have made all pre-merger notification filings required to be made by them under the HSR Act, all applicable waiting periods thereunder shall have expired or been terminated without any request from any appropriate governmental agency for additional information or, if additional information has been requested, all applicable extended waiting periods shall have expired.

         Section 10.07. Legality. No change shall have occurred in any law, rule or regulation which would prohibit the performance of any of the Seller
Entities' obligations under Articles II, III and IV hereof.

         Section 10.08. Injunctions. No court, agency or other authority shall have issued any order, decree or judgment to set aside, restrain, enjoin or prevent the performance of any of the Seller Entities' obligations under
Article III hereof. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any Governmental Body of competent jurisdiction which prohibits the consummation of the Merger or the Asset Acquisition.

         Section 10.09. Merger. The Certificates of Merger shall have been filed by the Secretary of State of the State of Delaware and the Secretary of State of the State of Missouri and the Merger shall have been consummated.

         Section 10.10. Contract Consents. The Purchaser Entities shall have obtained all necessary consents and approvals to the transactions contemplated hereby under the agreements listed on Schedule 6.04, which consents shall be in form and substance reasonably acceptable to the Seller Entities, except where the



                                      65

failure to obtain such consent or approval would not so materially and adversely affect the economic or business benefits to the Purchaser Entities of the transactions contemplated by this Agreement so as to render inadvisable, in the good faith judgment of the Seller Entities, the consummation of such transactions.

         Section 10.11. Institution of Proceedings. There shall not have been instituted by any third party any suit or proceeding to restrain or invalidate this Agreement or the transactions hereby contemplated or seeking damages from or to impose obligations upon any of the Seller Entities by reason of this Agreement or the transactions hereby contemplated which, in their good faith judgment, would involve expenses or lapse of time that would be materially adverse to their interests.

         Section 10.12. Delivery of Consideration. There shall have been delivered to each of the Trusts or, if the Trusts so instruct, to Schankman and Zuckerman a certificate or certificates registered in its (his) name representing the shares of Preferred Stock or Class A Stock to be issued to it (or him) pursuant to Section 3.04(b) hereof and there shall have been delivered to the Principals and the Seller Entities, as the case may be, all consideration required to be paid hereunder. The deposit of any amounts into escrow pursuant to Section 12.02(c) or 12.02(d) shall be deemed delivery of consideration for purposes of this Section 10.12 to the extent placed in escrow.

         Section 10.13. Delivery of Guarantee. If the Spin-off has not occurred, there shall have been delivered to the Trusts, in form and substance reasonably acceptable to the Trusts and their counsel, a guarantee of the Parent, guaranteeing payment of the redemption price, together with evidence of the proper authorization thereof.


                                   ARTICLE XI
                      ADDITIONAL AGREEMENTS OF THE PARTIES

         Section 11.01.  Tax Matters.

         (a) From and after the Closing, each of the Sellers and Principals, on the one hand, and the Purchaser Entities, on the other hand, shall cooperate fully with each other and make




                                      66

available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, tax data, Tax Returns and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required (i) for the preparation by any of them of any Tax
Returns, elections, consents or certificates required to be prepared and filed by such parties or any of their subsidiaries or (ii) in connection with any audit or proceeding relating to Taxes relating to the Assets or the Business for which any of them is responsible.

         (b) None of the parties hereto shall cause an election to be made, an accounting method for Tax purposes to be adopted, or a position to be taken on any Tax Return, or in any Tax Proceeding, that is inconsistent with the provisions of this Agreement. In addition to the foregoing and not in limitation thereof, except as set forth in part (b) of Schedule 11.01, the Principals and the Sellers shall not, without the written consent of Acquisition Corp., cause any election to be made, or any accounting method to be adopted or any position to be taken with respect to the Assets in any Tax
Return that has not yet been filed or in any Tax Proceeding if such election, method or position is inconsistent with any election, accounting method or position previously adopted, taken or elected by any Seller Entity or is inconsistent with any representation herein or covenant hereunder.

         (c) Except as otherwise provided in the side letter dated as of even date herewith, by and between the parties hereto, relating to the representations and warranties set forth in Sections 5.15, 5.17 and 5.18, from and after the Closing, the Principals and the Sellers shall pay, and shall jointly and severally indemnify and hold harmless the Purchaser Entities from and against, any and all Taxes levied by any foreign, federal, state or local
Taxing Authority with respect to the ownership or use of the Assets or the conduct of the Businesses on or prior to January 1, 1998, including, without limitation, any and all of any such Seller Entity's Tax liabilities, whether a direct liability or a joint and several liability imposed pursuant to Treasury
Regulation Section 1.1502-6 or any comparable provision under foreign, state or local laws by reason of any Seller Entity having been a member of any consolidated, combined, unitary or similar group at any time, and the Purchaser
Entities shall pay,



                                      67

and shall indemnify and hold harmless the Principals and Sellers from and against, any and all such Taxes with respect to the ownership or use of the Assets or the conduct of the Businesses after January 1, 1998. The indemnification agreements of the Sellers on the one hand, and the Purchaser
Entities on the other hand, pursuant to this Section 11.01(c) shall not be subject to Section 13.04 of this Agreement.

         (d) The parties hereto agree that, subject to the consummation of the Closing hereunder, pursuant to the "Alternative Procedure" provided in Section
5 of Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing Internal Revenue Service Forms W-2, W-3 and 941, (i) the Sellers and
Acquisition Corp. shall report on a "predecessor-successor" basis as set forth therein with respect to all employees of any Seller Entity who becomes an employee of any Purchaser Entity or an affiliate thereof upon the Closing
(collectively, "Continuing Employees") (including, for purposes of this Section
11, all employees covered under any collective bargaining agreement covering the employees of the Businesses); (ii) the Sellers and their respective subsidiaries shall be relieved from furnishing Forms W-2 to such Continuing
Employees; and (iii) Acquisition Corp. shall assume the Sellers' obligation to furnish such Forms to such Continuing Employees for the full 1997 calendar year.

         (e) Except as set forth in Section 11.01(g), each of the Sellers and the Principals shall be responsible, jointly and severally, for the payment of any and all sales, recordation, gains, transfer or similar taxes or fees with respect to the transfer of the Assets hereunder (including any interest or penalties with respect thereto) and shall deliver copies of all Tax Returns and other documentation filed with respect thereto to Acquisition Corp. promptly after filing.

         (f) The parties hereto intend to treat the Merger as effecting a reorganization pursuant to Section 368(a) of the Code. In connection therewith, the Seller Entities and the Purchaser Entities shall execute and deliver at the Closing a continuity of interest agreement, in substantially the form of Exhibit C hereto. No party hereto shall take any position on a Tax Return or in a Tax Proceeding that is inconsistent with any of the foregoing.


                                      68

         (g) Notwithstanding anything to the contrary contained herein, from and after the closing, the Purchaser Entities shall hold harmless and indemnify the appropriate Principals from any Losses resulting to them by reason of all taxes which CIPC or its successors may pay or become subject to pay, directly as a result of the imposition of corporate income taxes on CIPC by reason of the Merger failing to qualify as a tax-free reorganization under Section 368(a) of the Code solely due to the issuance in the Merger of the Preferred Stock or as provided in the Continuity of Interest Agreement to be entered into between the parties, substantially in the form of Exhibit C hereto.

         Section 11.02. Audits. The Sellers and Principals agree to cooperate with SFX and Acquisition Corp. with respect to a consolidated audit of the Businesses for the two-year period ended December 31, 1997 to be conducted on behalf of SFX and Acquisition Corp. by Ernst & Young LLP.

         Section 11.03. Employee Matters. Notwithstanding anything to the contrary contained herein, from and after the Closing, the Principals and the Sellers shall pay, and shall jointly and severally indemnify and hold harmless the Purchaser Parties from and against, any and all Losses (other than legal, consulting and accounting fees, except as hereinafter provided in this Section
11.03) which each may suffer, incur or pay after the Closing, by reason of (i) the failure of any of the Seller Entities to have obtained a favorable determination letter from the Internal Revenue Service with respect to the Contemporary Group 401(k) Plan (the "401(k) Plan"), (ii) the process of or delay in obtaining a favorable determination letter with respect to the 401(k)
Plan and (iii) any qualification defects relating to the 401(k) Plan, it being understood that for purposes of this Section 11.03, Losses shall include, without limitation, Taxes, fees, penalties and all other charges imposed by the Internal Revenue Service upon any Seller Entity, any Purchaser Entity, the
401(k) Plan or any participant in the 401(k) Plan. If, after the Closing, the Seller Entities shall fail to diligently and satisfactorily pursue resolution of the matters heretofore described in this Section 11.03, then the Purchaser
Entities may assume responsibility for the resolution thereof and the Seller
Entities shall, in addition to indemnifying the Purchaser Entities as heretofore described in this Section 11.03, pay all of the legal, consulting and accounting fees incurred by the


                                      69

Purchaser Entities in connection with the pursuit of such resolution.

         Section 11.04.  Merger Consideration.

         (a) If the Trusts (or Schankman and Zuckerman) are to receive shares of Preferred Stock pursuant to Section 3.04(b) hereof, the Trusts (or Schankman and Zuckerman) and SFX shall cooperate and take such actions as are necessary to cause SFX to authorize and issue such shares. The terms of the Preferred
Stock shall include a provision that such stock will be automatically redeemed as of July 1, 1998 unless the outstanding shares thereof shall have been previously converted into shares of Class A Stock. The aggregate redemption price for the shares of Preferred Stock to be issued to the Trusts (or
Schankman and Zuckerman) would be their fair market value, but in no event less than $18,700,000. The payment, if any, of the redemption price in accordance with the preceding sentence shall be guaranteed by the Parent. No certificate or script representing fractional shares of Class A Stock shall be issued upon the surrender for exchange of shares of CIPC Stock, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a holder of Preferred Stock. In lieu of any such fractional share, each holder of CIPC Stock who otherwise would be entitled to receive a fractional share of Class A Stock will receive an amount of cash determined by multiplying (i) the fraction of a share of Class A Stock to which such holder would otherwise be entitled by (ii) $13.33, as adjusted pursuant to Section 11.05(c) hereof.

         (b) If, pursuant to Section 3.04(b) hereof, the Trusts (or Schankman and Zuckerman) are to receive shares of Class A Stock, such shares to be issued to the Trusts (or Schankman and Zuckerman) shall be, at the time of issuance to the Trusts (or Schankman or Zuckerman), (i) of a class of stock registered under the Exchange Act, (ii) of the same class of stock distributed to the holders of the Parent's publicly-traded Class A common stock in the Spin-off, and (iii) subject to compliance by the Principals with the provisions of Rule
144 under the Securities Act, to the extent applicable, freely tradeable. From and after the Closing, the Purchaser Entities shall pay, and shall indemnify and hold harmless the Trusts (or Schankman and Zuckerman) from and against, any and all Losses which the Trusts (or Schankman and Zuckerman) may suffer, incur or pay, directly



                                      70

as a result of the Trusts' (or Schankman's and Zuckerman's) inability to sell any of such shares then held by them which the Trusts (or Schankman and Zuckerman) could otherwise have sold pursuant to and in compliance with Rule
144 under the Securities Act if such inability is solely the result of any Purchaser Entity's violation of, or failure to comply with, the Exchange Act.
If any of the Trusts (or Schankman and Zuckerman) owns any shares of Class A
Stock received in the Merger on the second anniversary of the Closing Date and the average trading price of the Class A Stock over the 20-day period ending on such anniversary date is less than $13.33 (subject to adjustment as provided in Section 11.05(c)) per share, then SFX shall make a one-time cash payment to each Trust (or each of Schankman and Zuckerman) holding any such shares that is equal to the product of (i) the quotient of the difference between (A) the actual average trading price per share over such 20-day period and (B) $13.33
(subject to adjustment as provided in Section 11.05(c)) divided by 2, times
(ii) the number of shares of Class A Stock received by such Trust (or Schankman or Zuckerman) in the Merger and owned as of such anniversary date.

         (c) SFX hereby covenants to use its best efforts to file in a timely manner all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the Commission thereunder
(or, if at any time SFX is not required to file such reports, it will, upon the request of either Trust (or Schankman or Zuckerman) make publicly available other information so long as necessary to permit sales under Rule 144 under the Securities Act), and it will take such further action as either Trust (or
Schankman or Zuckerman) may reasonably request, all to the extent required from time to time to enable either Trust (or Schankman or Zuckerman) to sell shares of Class A Stock without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the Commission.

         Section 11.05.  Adjustment of Class A Shares.

         (a) If SFX shall, at any time prior to the conversion of shares of the Preferred Stock issued to the Trusts (or Schankman and Zuckerman) into shares of Class A Stock, declare or pay to the holders of Class A Stock, a dividend payable in any kind of



                                      71

shares of stock or other securities of SFX (other than Class A Stock), or in property (other than cash), the Trusts (or Schankman and Zuckerman) shall be entitled to receive, upon conversion of the Preferred Stock, in addition to the shares of Class A Stock to which these Trusts (or Schankman and Zuckerman) are otherwise entitled (the "Class A Stock Amount"), such additional share or shares of stock or scrip representing fractions of a share or other securities or property as such party would have received in the form of such dividend if it had been the holder of record of the Class A Stock Amount on the record date for the determination of common stockholders entitled to receive such dividend.

         (b) If SFX shall, at any time prior to the conversion of shares of the Preferred Stock issued to the Trusts (or Schankman and Zuckerman) into shares of Class A Stock, effect a recapitalization of such character that the shares of Class A Stock covered hereby shall be changed into or become exchangeable for a larger or smaller number of shares (including any stock dividend, stock split or other issuance of Class A Stock without consideration), then thereafter, the number of shares of Class A Stock of SFX which the Trusts (or
Schankman or Zuckerman) shall be entitled to receive hereunder, shall be increased or decreased, as the case may be, in direct proportion to the increase or decrease in the number of shares of Class A Stock of SFX, by reason of such recapitalization.

         (c) Whenever the number of shares of Class A Stock to be received by the Trusts (or Schankman and Zuckerman) is adjusted as provided in Sections
11.05(a) and (b) or a similar transaction occurs after such Principals receive
Class A Stock but prior to the second anniversary of the Closing Date, the $13.33 per share price referenced in Sections 3.04(b), 11.04(a), 11.04(b), 12.02(c), 12.02(d) and 13.04(b) shall be adjusted by multiplying $13.33 by a fraction, the numerator of which shall be the number of shares of Class A Stock to be received by the Trusts (or Schankman and Zuckerman) immediately prior to such adjustment and the denominator of which shall be the number of shares of Class A Stock to be received by the Trusts (or Schankman and Zuckerman) immediately thereafter.

         Section 11.06. Use of Name. From and after the Closing Date, none of the Sellers or Principals shall have any interest in or right to use the names
"Contemporary," "Continental" or



                                      72

"Dialtix" or any derivation or abbreviation thereof or any logo, trademark or trade name included in the Intellectual Property or any name which is likely to be confused with any of the foregoing and, on the Closing Date, each Seller and each affiliate of the Principals which is to remain under their Control after the Closing Date shall change its name to comply with the foregoing.

         Section 11.07.  Access by Either Party. From and after the
Closing, each of the Sellers and Principals, on the one hand, and the Purchaser Entities, on the other hand, shall cooperate fully with each other and make available or cause to be made available to each other for consultation, inspection and copying (at such other party's expense) in a timely fashion such personnel, data, and filings, files, books, records, documents, financial, technical and operating data, computer records and other information as may be reasonably required in connection with any litigation, threatened litigation or similar proceeding or threatened proceeding against such other party.

         Section 11.08.  Registration of Class A Stock.

         (a) Within 60 days of the effectiveness of the completion of the Spin-off, SFX agrees to file with the Commission a registration statement on Form S-1 under the Securities Act (the "Registration Statement") for purposes of registering for resale (in non-underwritten offering) the shares of Class A
Stock issued to the Principals upon conversion of the Preferred Stock and still owned by them (the "Registration Shares"). SFX shall use its best efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable after its filing with the Commission, and to remain effective and current (either by means of post-effective amendment(s) to the Registration Statement or conversion of the Registration Statement to Form S-3) until the earlier of (x) such time as all of the Registration Shares are sold pursuant to the Registration Statement or (y) the conclusion of the period of two years immediately following the consummation of the Merger (or such shorter period of time after the lapse of which the Principals may sell the Registration Shares without the restrictions currently set forth in paragraph
(e) of Rule 144 under the Securities Act) (the "Effective Period").
Notwithstanding the foregoing, (i) each Principal shall provide written notice to SFX 10 days prior to any sale of Registration Shares and (ii) SFX shall have no obligation to cause the Registration Statement to



                                      73

remain effective for the benefit of a particular Principal if such Principal is able without undue effort to sell all remaining Registration Shares owned by such Principal in compliance with Rule 144 in a single transaction to which the volume limitations of Rule 144(e) do not apply or, if such volume limitations are applicable, without exceeding such limitation. In addition to the foregoing and not in limitation thereof, but subject to the last sentence of this Section
11.08(a), SFX shall have the right to suspend use of the Registration Statement and the related prospectus if its Board of Directors determines in good faith that there is a valid purpose for such suspension. For purposes of this Agreement, a valid purpose shall include, but is not limited to, (i) a good faith determination that the Registration Statement may contain a material misstatement or omission (including as a result of SFX having under consideration a significant acquisition or disposition or other material transaction that has not been publicly disclosed) in which case SFX may cause the Registration Statement not to be used by the Principals until such time as the Commission has declared effective a post-effective amendment to the Registration Statement filed by SFX or if the misstatement or omission can be corrected by incorporation by reference in the Registration Statement of another Commission filing of SFX, SFX has made another filing on Form 8-K or other appropriate form ("Incorporated Filing") to correct such misstatement or omission, and (ii) an underwritten public offering of its securities. SFX shall have the right to suspend use of the Registration Statement and related prospectus for up to 30 days in any 12-month period for public offerings and up to 45 days in any 12-month period for any other valid purpose.

                  (b) SFX shall use its best efforts to cause the shares of Class A Stock to be approved for quotation on the New York Stock Exchange, the American Stock Exchange, the NASDAQ-NMS, or other national securities exchange in which the securities of SFX are principally traded, as soon as practicable after filing the Registration Statement. SFX shall also use its best efforts to register or qualify the Registration Shares under such other securities or blue sky laws of the United States and keep such registration or qualification in effect for the Effective Period, and do any and all other acts and things which may be reasonably necessary or advisable to enable Principals to have the right to sell or otherwise dispose of the Registration Shares in such jurisdictions.




                                      74

                  (c) In connection with any registration of the Registration
Shares pursuant to this Agreement, each Principal shall furnish SFX with such written information concerning such Principal as SFX may reasonably request for use in the preparation of the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto ("Prospectus"), or any other public or private financing undertaken by the Purchaser Entities, and shall cooperate fully in the preparation and filing of any Registration Statement or any other documents filed with the Commission in connection therewith. Each Principal hereby agrees to indemnify SFX, its officers and directors, and each person, if any, who controls SFX within the meaning of Section 15 of the Securities Act, against any Losses, joint or several, to which SFX or any such officer or director or controlling person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue (or alleged untrue) statement of any material fact contained in, or any material fact omitted from (or allegedly omitted from) the Registration Statement or Prospectus covering the Registration Shares, or from any other document made, prepared or filed with any Governmental Body in connection with any public or private financing undertaken by SFX (a "Financing
Document"), if such statement or omission was made in reliance upon and in conformity with written information furnished to SFX by such Principal for use in such Registration Statement, Prospectus or Financing Document.

                  (d) SFX shall, prior to filing the Registration Statement, furnish to a representative selected by the Principals a copy of the draft of such document which is proposed to be filed. SFX shall promptly notify such representative of any stop order issued or threatened by the Commission with respect to the Registration Statement and shall take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.
SFX shall notify such representative and each holder of Registration Shares, during the effectiveness of the Registration Statement, of the occurrence of an event that would require the preparation of a supplement or amendment to the Prospectus in order for such Prospectus to not (i) contain an untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary to make


                                      75

the statements therein not misleading. SFX shall provide such representative with a copy of any such supplement or amendment.

                  (e) SFX hereby indemnifies and holds harmless each Principal and each person deemed to be an "underwriter" under the Securities Act, if any, and each person controlling any Principal within the meaning of Section 15 of the Securities Act, if any, against any Losses severally, but not jointly, to which such Principal or any of the foregoing persons may become subject under the Securities Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue (or alleged untrue) statement of any material fact contained in the Registration Statement or any Prospectus covering the Registration Shares, or any Financing Document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such untrue (or alleged untrue) statement or omission (or alleged omission) was made in reliance upon and in conformity with written information furnished to SFX by such Principal for use in such Registration Statement, Prospectus or Financing Document.

                  (f) In circumstances in which any indemnity provided by the preceding paragraphs of this Section 11.08 is unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any Losses (or actions or proceedings in respect thereof), then each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect (A) the relative fault of the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand in connection with the statements or omissions or alleged statements or omissions that resulted in such Losses (or actions or proceedings in respect thereof) and (B) any other relevant equitable considerations.

                  (g) The registration rights set forth in this Section 11.08 with respect to the Registration Shares are not assignable without the express written consent of SFX.


                                      76

         Section 11.09. Restrictive Legend. Each of the Principals acknowledges and agrees that any certificates representing the Class A Stock will bear a restrictive legend in substantially the following form and a stop-transfer order may be placed against their transfer:

                  The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Securities
                  Act of 1933, as amended, or an opinion of counsel that registration is not required under said Act or unless sold pursuant to Rule 144.

         The legend set forth above shall be removed and SFX shall issue a certificate without such legend to the holder of Class A Stock upon which it is stamped, if, unless otherwise required by applicable state securities laws, (i) such Securities are included in an effective registration statement under the Securities Act covering the resale thereof, or (ii) such holder provides SFX with an opinion of legal counsel, in form, substance and scope reasonably acceptable to SFX to the effect that a public sale or transfer of such Class A
Stock may be made without registration under the Securities Act and such Class
A Stock is being sold or transferred in accordance with the method described therein, or (iii) such holder provides SFX with reasonable assurances that such Class A Stock can be sold pursuant to Rule 144 under the Securities Act (or a successor rule thereto) without any restriction as to the number of shares of Class A Stock acquired as of a particular date that can then be immediately sold (such holder shall thereafter be entitled to receive unlegended certificates evidencing the shares not subject to Rule 144). The Principals agree not to sell or in any way transfer any shares of Class A Stock unless and until one of the conditions set forth in clause (i), (ii) or (iii) of the preceding sentence is satisfied. Each of the Principals agrees to sell all of the Class A Stock including those represented by a certificate(s) from which the legend has been removed, in compliance with the prospectus delivery requirements, if any, under applicable securities laws.


                                      77

                                  ARTICLE XII
                                  TERMINATION

         Section 12.01.  Termination.  This Agreement may be
terminated at any time prior to the Closing Date:

         (a) by mutual consent of the parties hereto;

         (b) subject to the last paragraph of this Section 12.01, by any of the Purchaser Entities, on February 15, 1998, if there has been a material violation or breach by any of the Seller Entities of any representation, warranty, covenant or agreement contained in this Agreement or any failed condition to the obligations of SFX under Article IX hereof, and (i) such breach, violation or failed condition is not cured within a reasonable period, not to exceed the later of March 17, 1998 or 30 days after written notice thereof is given, or (ii) the Seller Entities are not otherwise able to provide protection for the interests of the Purchaser Entities in a manner reasonably satisfactory to the Purchaser Entities;

         (c) subject to the last paragraph of this Section 12.01, by any of the Seller Entities, on February 15, 1998, if there has been a material violation or breach by any Purchaser Entity of any representation, warranty, covenant or agreement contained in this Agreement or any failed condition to the obligations of the Seller Entities under Article X hereof and (i) such breach, violation or failed condition is not cured within a reasonable period, not to exceed the later of March 17, 1998 or 30 days after written notice thereof is given or (ii) the Purchaser Entities are not otherwise able to provide protection for the interests of the Seller Entities in a manner reasonably satisfactory to the Seller Entities; or

         (d) by any party, if (i) the conditions to obligations of such party or any other party shall have become impossible to satisfy, other than as a result of its own acts or omissions in violation of its obligations hereunder or (ii) any permanent injunction or other order of a court or other competent authority preventing the consummation of the Merger of the Asset Acquisition shall have become final and nonappealable.

         (e) by the Purchaser Entities, prior to January 9, 1998, if any of the Liens on the Real Property would, as determined by the


                                      78

Purchaser Entities acting reasonably, have a Material Adverse Effect on the ability to conduct the Businesses as conducted in the past.

         Notwithstanding anything to the contrary in Sections 12.01(b) and (c) hereof, neither party may terminate this Agreement pursuant to Section 12.01(b) or (c), as the case may be, if the Merger and the Asset Acquisition shall not have been consummated on February 15, 1998 solely as a result of the applicable waiting periods under the HSR Act not having expired or been terminated on or prior to such date, in which event either party may terminate this Agreement only if the Merger and the Asset Acquisition shall not have been consummated on or before April 30, 1998. If the Closing is delayed beyond February 15, 1998 in accordance with the terms of this paragraph then, notwithstanding the occurrence of an event that has a Material Adverse Effect on any Business, the Purchaser Entities shall be required to close the transactions contemplated hereby upon the termination of the waiting period under the HSR Act (unless such termination has not occurred by April 30, 1998, in which case Section
12.01(d) shall be applicable) unless such Material Adverse Effect was the result of the intentional (as such term has meaning in a tort context) acts or intentional (as such term has meaning in a tort context) omissions of a Seller
Entity or its affiliates or an act or omission of a Seller Entity or one of its affiliates that constitutes gross negligence in which case the Purchaser
Entities shall have the right, without any liability, to refuse to close or may proceed to close in accordance with the provisions of Section 12.02(c) hereof.

         Section 12.02. Effect of Termination. (a) If this Agreement shall be terminated pursuant to Section 12.01 hereof, this Agreement shall forthwith become void and have no effect, other than the provisions of Sections 14.07 and
14.08 hereof without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 14.07 and 14.08 hereof; except as otherwise provided in Sections
12.02(b), 12.02(c) and 12.02(d) hereof.

         (b) If this Agreement is terminated by a Seller Entity pursuant to
Section 12.01(c) hereof by reason of (i) a material violation or breach of any representation, warranty, covenant or agreement of the Purchaser Entities contained herein or (ii) the



                                      79

failure of a condition set forth in Section 10.01 or 10.02, then the Escrow
Deposit, plus all interest or other proceeds from the investment thereof pursuant to the Escrow Agreement, shall be paid to the Seller Entities as liquidated damages, it being agreed that the Escrow Deposit and such other amounts (if any), shall constitute full payment for any and all damages suffered by the Seller Entities due to the termination of this Agreement, it being further agreed that actual damages would be difficult to ascertain.
Except as provided in this Section 12.02(b), the Seller Entities shall have no other remedies if this Agreement is terminated by any of them pursuant to
Section 12.01(c) hereof.

         (c) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is subject to termination by a Purchaser Entity pursuant to Section 12.01(b) hereof by reason of (i) a material violation or breach of any representation, warranty, covenant or agreement of the Seller
Entities contained herein or (ii) the failure of a condition set forth in
Section 9.01 or 9.02 hereof, and such failed condition is the result of an intentional (as such word has a meaning in a tort context) act or intentional
(as such word has meaning in a tort context) omission by a Seller Entity or the gross negligence of a Seller Entity, then the Purchaser Entities' sole remedies are (x) to terminate, without further remedy or (y) to effect the Closing without waiving in any manner any remedies or rights to damages with respect to any such violation, breach or failed condition, subject to the limitations on its damages and on the amount to be placed in escrow set forth in this Section
12.02(c). If the Purchaser Entities elect to effect the Closing, then, not less than one business day prior to the Closing, the Purchaser Entities shall deliver a written notice to the Seller Entities setting forth the Purchaser
Entities' good faith estimate of the Losses incurred or reasonably expected to be incurred as a result of such violation, breach or failed condition and, at the Closing, the Purchaser Entities shall place in escrow their good faith estimate of the Losses incurred or reasonably expected to be incurred as a result of such violation, breach or failed condition; provided, however, that in no event shall the Seller Entities' (not including CIPC, which shall have no liability) liability for such violation, breach or failed condition exceed, nor shall the Purchaser Entities so place into escrow (i) $3,100,000 in cash and
(ii) one-half of the shares of Class A Stock received by the Principals in the Merger. Seventy-five percent of the amount, if any, so placed into escrow by the





                                      80

Purchaser Entities pursuant hereto, shall, unless otherwise agreed to by the parties hereto, be accomplished through the placement into escrow by the Purchaser Entities of shares of Class A Stock and the remainder of such amount so placed into escrow shall be satisfied through the placement into escrow of cash. The parties hereto agree that, solely for purposes of this Section
12.02(c), the value of each share of Class A Stock shall be $13.33 (subject to adjustment as provided in Section 11.05(c) hereof). Any cash or shares of Class
A Stock so placed in escrow shall be deposited, held and distributed in accordance with the terms of the Purchase Price Escrow Agreement. The parties hereto acknowledge and agree that the Purchaser Entities would not have an adequate remedy at law for money damages in the event that the Purchaser
Entities elect to effect the Closing and pursue the remedies and rights set forth in this Section 12.02(c) and the Seller Entities do not effect the Closing in accordance with the terms of this Agreement and, therefore, the Seller Entities agree that, in addition to its rights to damages under this
Section 12.02(c), the Purchaser Entities shall be entitled to such equitable relief, including preliminary and injunctive relief and specific performance, in order to cause the Seller Entities to close the Merger and Asset Acquisition in accordance with the terms of this Section 12.02(c) and the other terms hereof.

         (d) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is subject to termination by a Purchaser Entity pursuant to Section 12.01(b) hereof by reason of the failure of a condition set forth in Section 9.01 or 9.02 hereof, and such failed condition is or was capable of cure through the payment of monies (it being expressly agreed that any failed condition resulting from any easement with respect to the Real
Property is not capable of cure through the payment of monies), and is not the result of an intentional (as such word has a meaning in a tort context) act or intentional omission by a Seller Entity or the gross negligence of a Seller
Entity, then the Purchaser Entities' sole remedies are (i) to terminate, without further remedy or (ii) to effect the Closing without waiving in any manner any remedies or rights to damages with respect to any such failed condition, subject to the limitations on its damages and the amount to be placed in escrow set forth in this Section 12.02(d). If the Purchaser Entities elect to effect the Closing then, not less than one business day prior to the Closing, the Purchaser Entities shall deliver a written notice to the Seller
Entities setting forth the Purchaser Entities' good


                                      81

faith estimate of the Losses incurred or reasonably expected to be incurred as a result of such violation, breach or failed condition and, at the Closing, the Purchaser Entities shall place in escrow their good faith estimate of the Losses incurred or reasonably expected to be incurred as a result of such failed condition; provided, however, that in no event shall the Seller
Entities' (not including CIPC, which shall have no liability) liability for such failed condition exceed, nor shall the Purchaser Entities so place into escrow an amount in excess of, $3,000,000. Seventy-five percent of the amount, if any, so placed into escrow by the Purchaser Entities pursuant hereto, shall, unless otherwise agreed to by the parties hereto be accomplished through the placement into escrow by the Purchaser Entities of shares of Class A Stock and the remainder of such amount so placed into escrow shall be satisfied through the placement into escrow of cash. The parties hereto agree that, solely for purposes of this Section 12.02 (d), the value of each share of Class A Stock shall be $13.33 (subject to adjustment as provided in Section 11.05(c) hereof).
Any amount so placed in escrow shall be deposited, held and distributed in accordance with the terms of the Purchase Price Escrow Agreement. The parties hereto acknowledge and agree that the Purchaser Entities would not have an adequate remedy at law for money damages in the event that the Purchaser
Entities elect to effect the Closing and pursue the remedies and rights set forth in this Section 12.02(d) and the Seller Entities do not effect the Closing in accordance with the terms of this Agreement and, therefore, the Seller Entities agree that, in addition to its rights to damages under this
Section 12.02(d), the Purchaser Entities shall be entitled to such equitable relief, including preliminary and injunctive relief and specific performance, in order to cause the Seller Entities to close the Merger and Asset Acquisition in accordance with the terms of this Section 12.02(d) and the other terms hereof.

         (e) Notwithstanding any of the foregoing provisions, the maximum that may be escrowed under Sections 12.02(c) and 12.02(d) shall not in the aggregate exceed the amounts set forth in Section 12.02(c).

         (f) Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated by the Purchaser Entities pursuant to Section 12.01(e) hereof, this Agreement shall forthwith become void and have no effect, other than the


                                      82

provisions of Sections 14.07 and 14.08 hereof without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of Sections 14.07 and 14.08 hereof.

                                  ARTICLE XIII
                                INDEMNIFICATION

         Section 13.01. Survival of Representations and Warranties. All representations and warranties made hereby by the parties to this Agreement, unless waived in writing and notwithstanding any examination by or on behalf of any party hereto and the consummation of the transactions hereby contemplated, shall survive the Closing until completion of the audit referred to in Section 11.02 hereof; provided, however, that the representations and warranties made in Sections 5.15 and 11.01 hereto shall survive for the statute of limitations applicable thereto. Notwithstanding the foregoing, any representation or warranty hereof shall survive the time at which it would otherwise terminate pursuant to the preceding sentence, if notice of the inaccuracy or breach thereof or the claim thereunder shall have been given to the party from whom indemnity may be sought in respect thereof prior to the expiration of the applicable survival period therefor. All covenants and agreements made hereby by the parties to this Agreement shall, unless waived in writing, survive the Closing.

         Section 13.02. By the Seller Entities. Each of the Seller Entities, jointly and severally, agrees to indemnify and hold harmless each of the Purchaser Entities and their respective directors, officers, employees and agents (the "Purchaser Parties") against, and to reimburse the Purchaser
Parties on demand with respect to, any and all losses, liabilities, obligations, suits, proceedings, demands, judgments, damages, claims, expenses and costs (including, without limitation, reasonable fees, expenses and disbursements of counsel) (collectively, "Losses") which each may suffer, incur or pay, by reason of (i) the breach by any Seller Entity of any representation or warranty contained in this Agreement or in any agreement, certificate or other document executed by a Seller Entity and delivered to a Purchaser Entity pursuant to the provisions of this Agreement, (ii) the failure of any Seller
Entity to perform any agreement or covenant required hereby or

                                      83

any agreement executed pursuant to the provisions hereof, or (iii) any liability or debt of any of the Seller Entities (including, without limitation, the Excluded Liabilities, any Losses with respect to any litigation involving the Seller Entities to the extent attributable to matters, claims or events which occurred or arose prior to January 1, 1998, and any liabilities arising pursuant to Section 5.19 hereof which may first exist or be incurred as a result of events first occurring or actions or omissions prior to the Closing
Date) other than the Assumed Liabilities. Notwithstanding anything to the contrary contained herein, the indemnification obligations of CIPC set forth herein, including, without limitation, in Article XIII hereof, shall terminate on the Closing Date.

         Section 13.03. By the Purchaser Entities. Each of the Purchaser
Entities agrees to indemnify and hold harmless the Seller Entities against, and to reimburse them on demand with respect to, any and all Losses which each may suffer, incur or pay by reason of (i) the breach by any Purchaser Entity of any representation or warranty contained in this Agreement or in any agreement, certificate or other document executed by any Purchaser Entity and delivered to the Seller Entities pursuant to the provisions of this Agreement, (ii) the failure of any Purchaser Entity to perform any agreement required hereby or any agreement executed pursuant to the provisions hereof, or (iii) the Assumed
Liabilities.

         Section 13.04.  Limitations on Indemnification.

         (a) Neither the Purchaser Parties, on the one hand, nor the Seller
Entities, on the other hand, shall be entitled to be indemnified pursuant to
Section 13.02, Section 13.03 or any other provision hereof unless and until the aggregate of all Losses incurred by the Purchaser Parties or the Seller
Entities, as the case may be, exceeds $500,000, at which time the indemnifying party shall be obligated to indemnify the indemnified party (i) if the indemnifying party is a Purchaser Party, for all Losses (and not only the Losses in excess of $500,000) and (ii) if the indemnifying party is a Seller
Entity, for all Losses in excess of $100,000 (and not only the Losses in excess of $500,000); provided, however, that this threshold limitation does not apply in any respect to (i) the failure of the Purchaser Entities to pay in full the merger consideration or the Asset Purchase Price, (ii) the indemnification obligations of the Principals and the


                                      84

Sellers set forth in Section 11.03, (iii) the indemnification obligations of the Purchaser Entities set forth in Section 11.01(g), (iv) the rights of the Purchaser Entities pursuant to Section 12.02(c) hereof and (v) the indemnification obligations of the Seller Entities with respect to their representations and warranties set forth in Section 5.15 hereof; provided, however, that any amount paid under the indemnification obligation referenced in this subpart (v) shall be ignored in calculating the $500,000 threshold described above. Notwithstanding anything herein to the contrary, to the extent any party may seek indemnification under more than one provision of this Agreement for the same reason or event, the indemnified party shall only be subject to such $500,000 threshold once and may only recover its Losses once.

         (b) Absent fraud and except (i) with respect to the representations and warranties set forth in Section 5.15 hereof (and any other representations and warranties of any Seller Entity with respect to any Tax) and the matters addressed in that certain side letter, dated as of even date herewith, by and between the parties hereto, relating to the representations and warranties set forth in Sections 5.15, 5.17 and 5.18 hereof, and (ii) as otherwise expressly provided in the proviso to Section 13.04(a) hereof (other than part (iv) thereof), the liability of the Principals and the Sellers arising under this Agreement for the breach of any and all representations or warranties shall not exceed an aggregate amount equal to the sum of $3,100,000 and one-half of the shares of Class A Stock received by the Trusts (or Schankman or Zuckerman) in the Merger. The liability of the Principals and the Sellers with respect to the matters set forth in clauses (i) and (ii) of the prior sentence shall be unlimited, except as otherwise provided in that certain side letter, dated as of even date herewith, by and between the parties hereto, relating to the representations and warranties set forth in Sections 5.15, 5.17 and 5.18 hereof. The parties hereto agree that, solely for purposes of this Section
13.04(b), the value of each share of Class A Stock shall be $13.33 (subject to adjustment as provided in Section 11.05(c)). Notwithstanding the foregoing, such shares of Class A Stock shall only be available to satisfy a claim for indemnification if such notice is given with respect thereto within the six-month period immediately following the Closing and, thereafter, except as otherwise provided in the first sentence of this Section 13.04(b), the liability of the Principals and the Sellers for a breach of a


                                      85

representation or warranty shall not exceed $3,100,000 for the remainder of the applicable survival period under Section 13.01 hereof. After the expiration of such survival period, the indemnification obligations of the parties with respect to the non-surviving representations and warranties shall terminate completely.

         Section 13.05. Indemnification Procedure for Third Party Claims.
Promptly, and in any event within 30 days after the receipt by any party hereto of notice of any claim or the commencement of any action or proceeding by a third party, such party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification hereunder (the
"Indemnifying Party"), give such Indemnifying Party written notice of such claim or the commencement of such action or proceeding, but any failure to notify timely the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except to the extent the Indemnifying Party was actually prejudiced by the failure to be notified timely and except as provided in Section 13.04(b). Upon unconditional and unqualified written acknowledgment of the Indemnified Party's entitlement to indemnification therefor and if the Indemnifying Party has sufficient resources to pay any final judgment, such Indemnifying Party shall have the right, at its option, to settle, compromise or defend, at its own expense and with its own counsel, any such claim, action or proceeding involving the asserted liability of the party seeking such indemnification (the "Indemnified Party"), provided that the Indemnifying Party shall not settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding except with the consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). If the Indemnifying Party fails to assume the defense of such claim, action or proceeding within 30 days of receipt of notice of such claim, action or proceeding, or if at any time the Indemnifying Party shall fail to defend in good faith any such claim, action or proceeding, the Indemnified Party may assume the defense thereof and may employ counsel with respect thereto and all fees and expenses of such counsel shall be paid by the Indemnifying Party, and the Indemnified Party may conduct and defend such claim, action or proceeding in such manner as it may deem appropriate, subject, however, to the last sentence of this Section 13.05. If any Indemnifying Party undertakes to compromise, settle or defend any such asserted liability, it shall promptly notify the Indemnified


                                      86

Party of its intention to do so, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against, any such asserted liability. The Indemnified Party may appoint, at its own expense, associate counsel to participate in the joint defense of any such matter with respect to which the Indemnifying Party has undertaken the defense, and the Indemnifying Party may appoint, at its own expense, associate counsel to participate in the joint defense of any such matter which the Indemnified Party is defending. No Indemnified Party shall settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding except (i) with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed), or (ii) where the Indemnifying Party is relieved of any and all liabilities and obligations in connection with any settlement, compromise or consent to the entry of any judgment.

                                  ARTICLE XIV
                                 MISCELLANEOUS

         Section 14.01. Further Assurances. Each of the parties shall cooperate fully with the other parties and each of the parties agrees and covenants promptly to execute and deliver, or cause to be executed and delivered, to each of the other parties such documents or instruments, in addition to those expressly required by the Agreement to be executed and delivered, as any of the other parties may reasonably deem necessary or desirable to carry out or implement any provision of the Agreement and the transactions contemplated hereby. In addition to the foregoing and not in limitation thereof, effective as of the Closing Date and provided the Closing occurs, each of the Seller
Entities hereby constitutes and appoints SFX and Acquisition Corp, severally and jointly, as its true and lawful attorney, with full power of substitution, in the name of the Seller Entities and each of them, but for the benefit of the Purchaser Entities, (a) to collect, assert or enforce any claim, right or title of any kind in or to the assets and properties to be conveyed, transferred, assigned and delivered to Acquisition Corp. pursuant to the terms hereof, to institute and prosecute claims, actions, suits and proceedings which the Purchaser Entities may deem proper in order to collect, assert or enforce any such claim, right or title, to defend and compromise all claims, actions,


                                      87

suits and proceedings in respect of any such asset or property and to do all acts and things in relation thereto as the Purchaser Entities shall deem advisable and (b) to take all such action which the Purchaser Entities may deem proper in order to provide for them the benefits under any such asset or property, including, without limitation, where any required consent of a third party to the assignment thereof to Acquisition Corp. shall not have been obtained (which shall not require the payment of money). Each of the Seller
Entities acknowledges that such powers are coupled with an interest and may not be revoked by it in any manner or for any reason.

         Section 14.02. Entire Agreement. This Agreement, together with all agreements, Schedules, Exhibits, Documents and other instruments attached hereto or to be delivered hereunder, or contemporaneously herewith, sets forth the entire understanding between the parties, there are no terms, conditions, representations, warranties or covenants other than those contained herein and in such agreements, Schedules, Exhibits, Documents and other instruments attached hereto or to be delivered hereunder or contemporaneously herewith, and all prior agreements, contracts, promises, representations and statements, if any, among the parties hereto as to the subject matter hereof, are merged into this Agreement.

         Section 14.03. Notices. (a) All notices, consents, demands or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given on (i) the day on which delivered personally or by telecopy (with prompt confirmation by mail) during a business day to the appropriate location listed as the address below,
(ii) three business days after the posting thereof by United States registered or certified first class mail, return receipt requested with postage and fees prepaid, or (iii) one business day after deposit thereof for overnight delivery with a nationally recognized overnight delivery service which receives


                                      88

written acknowledgement of receipt. Such notices, consents, demands or other communications shall be addressed respectively:

         As to the Purchaser Entities:

         c/o SFX Entertainment, Inc.
         150 East 58th Street
         New York, New York 10155
         Attention:  Howard Tytel, Esq.
         Telecopy No.: (212) 486-4830

         with a copy to:

         Rosenman & Colin LLP
         575 Madison Avenue
         New York, New York  10022-2585
         Attention:  Howard Schneider, Esq.
         Telecopy No.: (212) 940-8563

         As to any of the Seller Entities:

         c/o The Contemporary Group
         One Magna Place
         1401 South Brentwood Boulevard
         St. Louis, Missouri  63144
         Attention:  Steven F. Schankman and
                             Irving P. Zuckerman, Co-Presidents
         Telecopy No.: (314) 962-0684

         with copy to:

         Riezman & Blitz, P.C.
         7700 Bonhomme Avenue
         Seventh Floor
         Bonhomme Place
         St. Louis (Clayton), Missouri  63105
         Attention:  Mark Temkin, Esq.
         Telecopier No.: (314) 727-6458

or to any other address or telecopy number which such party may have subsequently communicated to the other parties in writing in accordance with the terms of this Section 14.03, except such notice shall only be effective upon actual receipt by the intended recipient.

                                      89

         (b) Except as otherwise provided in this Agreement, any notice, consent, demand or other communication given hereunder may be signed on behalf of a party by any duly authorized representative of that party.

         Section 14.04. Binding Effect; Successors and Assigns. Each and every representation, warranty, covenant, agreement, indemnification, and provision of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.
This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto, except that (i) SFX may assign this Agreement to any financially capable publicly-held company that acquires
SFX's concert business or the assets thereof and (ii) subsequent to the Closing, SFX and/or Acquisition Corp. may transfer its rights and obligations hereunder, and may transfer the assets acquired by it from the Seller Entities hereunder, to a wholly-owned subsidiary of SFX. Any purported assignment in violation of this Agreement shall be null and void.

         Section 14.05. Governing Law. This Agreement and any other agreement entered into in connection herewith shall be governed by, and construed under and in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof, except that the General Corporation
Law of the State of Delaware and the General and Business Corporation Law of the State of Missouri shall apply to the Merger.

         Section 14.06. Captions. The captions and the table of contents appearing in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or any of the provisions hereof.

         Section 14.07. Confidentiality of Disclosures. Any corporate information, records, documents, descriptions or other disclosures of whatsoever nature or kind made or disclosed by any of the parties to any of the other parties, or to the authorized representative thereof, or learned or discovered by such other party or by any representative thereof in the course of the investigations pursuant to the consummation of the transactions contemplated by this Agreement (whether prior to or after the date of the execution of this Agreement) and not known by or


                                      90

available to the public at large, shall be received in confidence and none of the parties nor any such authorized representative shall disclose or make use of such information or authorize anyone else to disclose or make use thereof without the written consent of the other relevant parties hereto, except (a) as necessary to consummate the transactions contemplated hereby or (b) as compelled by judicial or administrative process or by other requirements of applicable law including any disclosure under federal securities laws;
provided, however, that in the case of any disclosure contemplated pursuant to this clause (b), the party seeking to disclose such information shall give the other party or parties reasonable prior written notice thereof in order to afford such other party or parties reasonable opportunity to seek a protective order or other limitation under such disclosure. The obligations of SFX with respect to the matters referred to in this Section 14.07 shall be further governed by that certain confidentiality agreement dated as of September 12, 1997, by and between SFX and the Contemporary Group.

         Section 14.08. Publicity. Any communications and notices to third parties and all other publicity concerning the transactions contemplated by this Agreement (other than governmental or regulatory filings) shall be planned and coordinated by and among each of the parties. Unless required by applicable law, none of the parties shall disseminate or make public or cause to be disseminated or made public any information regarding the transactions contemplated hereunder without the prior written approval of the other parties, which approval shall not be unreasonably withheld or delayed, except (and only to the extent) as necessary to consummate the transactions contemplated thereby.

         Section 14.09. Consent to Jurisdiction. With respect to any claim arising out of this Agreement, each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the courts of (i) the State of New York and the United States District Court located in the Borough of Manhattan, the City of New York and (ii) the State of Missouri and the United States District
Court located in the City of St. Louis (and of the appropriate appellate courts thereof, respectively). In addition, each of the parties hereto irrevocably waives any objection which it may now or hereafter have to the laying of venue of any action, suit or proceeding arising out of or


                                      91

relating to this Agreement brought in such courts, irrevocably waives any claim that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum and further irrevocably waives the right to object with respect to such claim, action, suit or proceeding brought in any such court, that such court does not have jurisdiction over him or it, as the case may be, or any other party hereto. The parties hereto hereby agree that process in any such action or proceeding may be served on any party anywhere in the world, whether within or without the State of New York or the State of Missouri, provided that notice thereof is provided pursuant to the provisions of Section 14.03 hereof.

         Section 14.10. Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

         Section 14.11. Costs of Enforcement. Except as otherwise set forth herein, the prevailing party in any proceeding brought to enforce any provision of this Agreement shall be entitled to recover the reasonable fees and costs of its counsel, plus all other costs of such proceeding.

         Section 14.12. Third Parties. Other than the parties hereto and Acquisition Corp., and as otherwise provided in Section 14.04 hereof, no person shall have any rights under or to enforce any provision of this Agreement.

         Section 14.13.  Counterparts.  This Agreement may be
executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same agreement.

         Section 14.14. Amendment. This Agreement shall not be changed, modified or amended except by a writing signed by the party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by the party to which performance is to be rendered and only to the extent set forth therein.

         Section 14.15. Waiver. No waiver shall be deemed to be made by any of the parties to any of its rights hereunder unless that waiver shall be in a writing signed by the waiving party and


                                      92

then only to the extent therein set forth. No failure of any of the parties to exercise any power given such party hereunder or to insist upon strict compliance by any other party with its obligations hereunder, and no custom or practice of the parties at variance with the terms hereof shall constitute a waiver of the right of any party to demand precise compliance with the terms of the Agreement.

         Section 14.16. Severability. If any provision of this Agreement or the application of any provision hereof to any person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]




                                      93

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

                                SFX ENTERTAINMENT, INC.

                                By: /s/ Robert F.X. Sillerman
                                    ------------------------------------
                                    Name:  Robert F.X. Sillerman
                                    Title: Executive Chairman

                                CONTEMPORARY INVESTMENTS
                                CORPORATION

                                By: /s/ Steven F. Schankman
                                    ------------------------------------
                                    Name:  Steven F. Schankman
                                    Title: Co-President

                                CONTEMPORARY INVESTMENTS OF KANSAS, INC.

                                By: /s/ Irving Zuckerman
                                    ------------------------------------
                                    Name:  Irving Zuckerman
                                    Title: Co-President

                                CONTINENTAL ENTERTAINMENT
                                ASSOCIATES, INC.

                                By: /s/  Carol Burton
                                    ------------------------------------
                                    Name:  Carol Burton
                                    Title: President




                                CAPITAL TICKETS, LP
                                By: GP CAPITAL TICKETS, INC., its
                                    General Partner

                                By : /s/ Irving Zuckerman
                                     ------------------------------------
                                     Name:  Irving Zuckerman
                                     Title: Co-President

                                DIALTIX, INC.

                                By: /s/ Steven F. Schankman
                                    ------------------------------------
                                    Name:  Steven F. Schankman
                                    Title: Co-President

                                CONTEMPORARY INTERNATIONAL
                                PRODUCTIONS CORPORATION

                                By: /s/ Steven F. Schankman
                                    ------------------------------------
                                    Name:  Steven F. Schankman
                                    Title: Co-Steven F. Schankman

                                STEVEN F. SCHANKMAN LIVING TRUST,
                                DATED 10/22/92

                                By:  /s/ Steven F. Schankman
                                     -----------------------------------
                                     Steven F. Schankman, Trustee


                                IRVING P. ZUCKERMAN LIVING TRUST,
                                DATED 11/24/81

                                By:
                                     /s/ Irving P. Zuckerman
                                     ------------------------------------
                                         Irving P. Zuckerman, Trustee


                                     /s/ Steven F. Schankman
                                     ------------------------------------
                                         Steven F. Schankman


                                     /s/ Irving P. Zuckerman
                                     ------------------------------------
                                         Irving P. Zuckerman


                                      96



                                                                        EX-10.18

                                 LEASE AGREEMENT

                                 by and between

                            WYANDOTTE COUNTY, KANSAS

                                       and

                          WYANDOTTE COUNTY PARKS BOARD

                                   as Landlord

                                       and

                      SANDSTONE AMPHITHEATER JOINT VENTURE

                                    as Tenant

                                DECEMBER 13, 1992

                                TABLE OF CONTENTS
                                -----------------

ARTICLE 1 - DEFINITIONS.......................................................1

         1.1 Defined Terms....................................................1

ARTICLE 2 - PREMISES AND TERM OF LEASE........................................4

         2.1 Lease............................................................4
         2.2 Term of Agreement................................................4

ARTICLE 3 - RENT..............................................................4

         3.1.a. Base Rent.....................................................5
         3.1.b. Abatement of Base Rent........................................5
         3.1.c. Method for Payment of Base Rent...............................6

         3.2.a. Additional Rent...............................................6
         3.2.b. Procedure for Payment of Additional Rent......................6
         3.2.c. Landlord's Authority to Audit Ticket Revenue..................7

         3.3 Interest on Unpaid Base Rent.....................................8
         3.4 Interest on Percentage Rent......................................9
         3.5 Tenant's Agreement to Maximize Ticket............................9

ARTICLE 4 - INDEMNIFICATION AND INSURANCE.....................................10

         4.1 Indemnification..................................................10
         4.2 Insurance........................................................12
         4.3 Permissible Deductible...........................................14
         4.4 Application of Insurance Proceeds................................14
         4.5 Lien Upon Insurance Proceeds.....................................15

ARTICLE 5 - CONDEMNATION......................................................15

         5.1.a. Termination of Lease..........................................15
         5.1.b. Application of Condemnation Proceeds..........................16
         5.1.c. Covenant to Execute Documents.................................16
         5.1.d. Definition of Significant Portion.............................16

         5.2 Effect of Election Not to Terminate..............................17
         5.3 Effect of Partial Taking.........................................17
         5.4 Landlord's Covenant..............................................17

ARTICLE 6 - Taxes.............................................................17

         6.1 Payment of Taxes.................................................17

ARTICLE 7 - ASSIGNMENT, SUBLETTING, TRANSFER..................................18

         7.1.a. Prohibition Against Changes in Ownership, Management
                and Control of Tenant.........................................18
         7.1.b. Assignment....................................................19
         7.1.c. Indemnification for Violations of Article.....................20
         7.2  Restrictions Regarding Transfer or Sublease.....................20
         7.3  Landlord's Right to Collect Subrent.............................22
         7.4  Tenant Assignment of Subleases..................................23
         7.5  Attornment......................................................24
         7.6  Sublessee Compliance............................................24
         7.7  Tenant Obligation for Sublessee Acts or Omission................24
         7.8  Freedom from Lien...............................................25
         7.9  Leasehold Mortgages.............................................25
         7.10 Restriction on Transfer to Prior Operator.......................25

ARTICLE 8 - CONSTRUCTION OF IMPROVEMENTS......................................26

         8.1.a. Required Capital Improvements.................................26
         8.1.b. Tenant's Use of Premises and/or Facilities....................26
         8.1.c. Verification of Capital Improvements..........................27
         8.2 Covenant to Keep Premises Free of Liens..........................27

ARTICLE 9 - CHANGES, ALTERATIONS AND ADDITIONS................................27

         9.1 Approval of Changes, Alterations and Additions...................27
         9.2 Signage..........................................................28

ARTICLE 10 - DISCHARGE OF LIENS; BONDS........................................29

         10.1 Tenant's Covenant Not to Lien Interest of Landlord..............29
         10.2 Discharge of Mechanic's Liens...................................30
         10.3 Landlord's Duty to Discharge Liens..............................30

ARTICLE 11 - HOLDING OVER.....................................................31

         11.1 Effect of Holding Over..........................................31

ARTICLE 12 - QUIET POSSESSION.................................................31

         12.1 Covenant Granting Quiet Possession..............................31

ARTICLE 13 - REPRESENTATIONS BY LANDLORD......................................32

         13.1 Landlord's Representations......................................32
         13.2 Delivery of Possession of Premises..............................33

ARTICLE 14 - LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS...................34

         14.1 Landlord's Authority to Perform Tenant Covenants................34

         14.2  Payment as Additional Rent.....................................34

ARTICLE 15 - SEPARATE AND INDEPENDENT COVENANTS...............................35

         15.1  Separate and Independent Covenants.............................35

ARTICLE 16 - EVENTS OF DEFAULT................................................35

         16.1  Event of Default...............................................35
         16.2  Notice of Monetary Default.....................................35
         16.3  Landlord's Recourse Upon Default...............................36
         16.4  Tenant's Obligation to Discharge Liens and Encumbrances........37

ARTICLE 17 - NAME OF FACILITY.................................................37

         17.1  Authority to Change Names......................................37

ARTICLE 18 - NOTICES..........................................................37

         18.1  Notices........................................................37

ARTICLE 19 - CERTIFICATES BY LANDLORD AND TENANT..............................39

         19.1  Tenant Certificate.............................................39
         19.2  Landlord Certificate...........................................39

ARTICLE 20 - SURRENDER OF POSSESSION..........................................40

         20.1  Surrender of Premises..........................................40

ARTICLE 21 - SEASON TICKET HOLDERS FROM PAST SEASON...........................40

         21.1  Tenant's Commitment to Prior Season Ticket Holders.............40

ARTICLE 22 -- MISCELLANEOUS...................................................40

         22.1  Entire Agreement...............................................40
         22.2  Headings and Captions..........................................41
         22.3  Context of Terms...............................................41
         22.4  Lease Controlled by Kansas Law.................................41
         22.5  Prohibition Against Commissions and Finders Fee................41
         22.6  Attornment.....................................................41
         22.7  Time is of the Essence.........................................42
         22.8  Landlord's Assignment of Interest..............................42
         22.9  Recording of Memorandum of Lease...............................42
         22.10 Tenant's Authority to Execute Lease............................42
         22.11 Agreement Shall Not Constitute Creation of Partnership or
               Joint Venture..................................................42
         22.12 Effect of Invalidity of Provisions.............................43
         22.13 Obligation to Refrain from Discrimination......................43

         22.14 Conflict of Interest...........................................44
         22.15 Tenant's Financial Statements..................................45

ARTICLE 23 - CANCELLATION RIGHTS..............................................45

         23.1  Tenant Cancellation Rights.....................................45

ARTICLE 24 - RENEWAL OPTIONS..................................................46

         24.1  Term and Adjustments in Rent During Option Period..............46
         24.2  Exercise of Renewal Option.....................................46

ARTICLE 25 - LANDLORD'S OBLIGATIONS...........................................47

         25.1  Initial Repair of Parking Lots.................................47
         25.2  Improvement of Roads...........................................48
         25.3  Payment of Real Estate Taxes...................................48
         25.4  Landlord's Covenants to Perform Under Bond Obligation..........48

         25.5  Indemnification for Warranties.................................48
         25.6  Possession of Premises and Facility............................49
         25.7  Landlord's Maintenance Obligation for Parking..................50

ARTICLE 26 - CONDITIONS PRECEDENT.............................................50

         26.1  Conditions Precedent...........................................50
         26.2  Right to Termination...........................................52

ARTICLE 27 - EXCLUSIVE RIGHTS.................................................53

         27.1  Tenant's Exclusive Rights......................................53

ARTICLE 28 - COMMUNITY EVENTS.................................................53

         28.1.a. Provision for Community Events...............................53
         28.1.b. Approval of Community Events by Park Board...................54
         28.1.c. Scheduling of Community Events...............................54
         28.1.d. Rescheduling of Community Events.............................54
         28.1.e. Parking for Renaissance Festival.............................55
         28.1.f. Admission Fees for Community Events..........................55

         28.2  Conditions for Usage for Community Events......................56
         28.3  Parking end Concessions........................................57
         28.4  Indemnity for Tenant...........................................57
         28.5  Exclusion of Renaissance Festival From Definition
               of Community Event.............................................57

ARTICLE 29 - TENANT'S OBLIGATIONS.............................................58

         29.1  Maintenance of Premises and Facilities.........................58
         29.2  Utilities......................................................58

ARTICLE 30 - PROHIBITED ACTS BY LANDLORD......................................58

         30.1 Legislative, Administrative or Judicial Actions.................58
         30.2 Validity of Lease...............................................59
         30.3 Enforcement of Prohibition......................................59

ARTICLE 31 - TENANT'S REMOVAL RIGHTS..........................................60

         31.1 Tenant's Removal Rights.........................................60

                                      LEASE

      THIS LEASE (the "Lease") is made and entered into this 13th day of December, 1992, by and between the COUNTY OF WYANDOTTE, KANSAS, a political subdivision of the State of Kansas and the WYANDOTTE COUNTY PARKS BOARD, a statutorily created entity (collectively and independently, the "Landlord) and SANDSTONE AMPHITHEATER JOINT VENTURE (the "Tenant"), a Missouri General
Partnership, exclusively consisting of Ogden Entertainment Services, Inc., a
Delaware corporation, authorized to do business in the State of Kansas and Contemporary Investments of Kansas, Inc., a Kansas corporation.

                                   WITNESSETH:

      It is mutually covenanted and agreed by and between the parties that this Lease is made upon the terms, covenants and conditions hereinafter set forth.

                             ARTICLE 1 - DEFINITIONS

      1.1 Defined Terms. The terms defined in this Article 1 shall, for all purposes of this Lease, have the following meanings:

            a. Default shall mean any condition or event, action or failure to act which constitutes or, after notice or lapse of time, or both, would constitute an Event of Default.

            b. Event of Default shall mean those events set forth in Section
16.1 of this Lease.

            c. Facility shall mean the amphitheater located on the Premises and all other improvements now or hereafter located on the Premises and all fixtures and personal property now or hereafter located on the Premises.

            d. Fee Mortgage or Fee Mortgagee shell mean any mortgage, or, the mortgagee thereof, or trust indenture which now or hereafter is a lien on the fee title to the Premises, or any part thereof, as the same may be renewed, modified, extended and/or consolidated from time to time.

            e. Governmental Authority shall mean the United States of America, the State of Kansas, the City of Bonner Springs, Kansas, the Wyandotte County
Parks Board, the County of Wyandotte, Kansas, and any agency, department, commission, board, bureau, instrumentality or political subdivision of any of the foregoing, now existing or hereafter created, having jurisdiction over the Premises, the Facility and/or any portion of either the Premises or the Facility.

            f. Hazardous Materials shall mean and include those elements, wastes, materials, substances or compounds which are now or at any time hereunder contained in the list of hazardous substances adopted by the United
States Environmental Protection Agency (the "EPA") or the list of toxic pollutants designated by Congress or the EPA or defined by any statute, law, ordinance, code, rule, regulation, order or decree of any Governmental Authority regulating, relating to, or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, including, without


                                       2

limitation, asbestos, PCB's, radioactive substances, methane, volatile hydrocarbons and industrial solvents.

            g. Landlord shall collectively and independently mean the County of Wyandotte, Kansas and the Wyandotte County Parks Board. Except where certain rights, obligations or duties are specifically identified to the County of Wyandotte, Kansas or the Wyandotte County Parks Board, each reference to
Landlord contained in this Agreement shall apply to both entities and any and all rights, duties or obligations owing to or to be performed by Landlord shall be delegated to the appropriate department or political subdivision or unit constituting a portion thereof.

            h. Permitted Exceptions shall mean the matters set forth in Exhibit
B annexed hereto and made a part hereof.

            i. Premises shall mean the land described in Exhibit A annexed hereto and made a part hereof.

            j. Project shall mean the improvements set forth in Section 8.1 of this Lease.

            k. Ticket Agent shall mean any person or entity charged with the obligation for receiving payment for tickets sold for all events held by Tenant at the Facility.

            l. Ticket Revenue shall mean the gross revenue collected from the sale of tickets to events held at the Facility during the term of this Lease less all sales tax and excise tax payable with respect to said tickets sold. The term ticket revenue shall not include any portion of said revenue which is refundable by Tenant and/or Ticket Agent to ticket purchasers.


                                       3

Ticket Revenue means only revenue generated from the sale of tickets for admission to events and does not include revenue generated from any other source, including but not limited to parking, concession or novelties. The term ticket revenue shall only include ticket revenues that are the property of the Tenant and shall not include ticket revenues that are property of the Landlord or other persons or entities that may use the Facility as hereinafter provided.

            1. Unavoidable Delays shall mean delays incurred by Tenant due to strikes, lockouts, acts of God, enemy action, civil commotion, governmental restrictions or preemption, fire or other casualty or other causes beyond the reasonable control of Tenant (not including Tenant's insolvency or financial condition or any action by Tenant or any affiliate of Tenant).

                     ARTICLE 2 - PREMISES AND TERM OF LEASE

      2.1 Lease. Landlord, for and in consideration of the rents, covenants and agreements hereinafter mentioned and hereby agreed to be paid, kept and performed by Tenant, does lease to Tenant and Tenant does lease from Landlord the Premises and the Facility, subject to the Permitted Exceptions to have and to hold unto Tenant, its successors and assigns as provided for herein.

      2.2 Term of Agreement. The Term of this Agreement shall commence on the date first above written (hereinafter referred to as "Commencement Date") and continue thereafter for a term of approximately ten (10) years (herein referred to as the "Term") which shall expire on December 31, 2002 or on such


                                       4

earlier date upon which this Lease may be terminated as hereinafter provided
(hereinafter referred to as "Expiration Date" )

                                ARTICLE 3 - RENT

      3.1.a. Base Rent. Tenant shall pay to Landlord, without offset or deduction, except as provided below, and without notice or demand, the annual sum of Two Hundred Thousand Dollars ($200,000.00) in five (5) equal monthly installments of Forty Thousand Dollars ($40,000.00) each (herein referred to as "Base Rent") in advance on or before the fifteenth (15th) day of every March, April, May, June and July during the Term commencing on March 15, 1993 and continuing thereafter through the Term of this Agreement.

      3.1.b. Abatement of Base Rent. Notwithstanding any other provision herein, if Tenant is not able to obtain an occupancy permit by May 28, 1993 due to unavoidable delay, then the first year's base rent only shall be pro-rated as follows: Total amount of base rent payable for the first year of the Lease shall be equal to Two Hundred Thousand Dollars ($200,000.00) multiplied by a fraction, the numerator of which is the days between the date on which the Facility obtains an occupancy permit and September 30, 1993 and the denominator is the number of days between May 28, 1993 and September 30, 1993. To the extent that Tenant is entitled to abatement of rent as hereinabove calculated, such abatement shall be paid Out of Landlord's percentage rent as herein provided. If the Landlord's


                                       5

percentage rent is not sufficient to rebate to Tenant the amount to which it is entitled, then Tenant shall be entitled to abate the following year's base rent until it has received the full benefit of the abatement.

      3.1.c. Method for Payment of Base Rent. Base Rent shall be payable by federal wire transfer of immediately available funds to a bank account or accounts designated from time to time by Landlord, or by good checks drawn, payable at the office of Landlord set forth in Article 18 or at such other place as Landlord shall direct by notice to Tenant. All Rent (whether Base Rent and/or
Percentage Rent) shall be paid in currency which at the time of payment is legal tender for public or private debts in the United States of America.

      3.2.a. Additional Rent. In addition to the Base Rent, Tenant agrees to pay
Landlord percentage rent or additional rent (hereinafter referred to as "Percentage Rent" or "Additional Rent") calculated in the manner described in this paragraph. Percentage Rent shall be equal to three percent (31) of Ticket
Revenue on the first Four Million Dollars ($4,000,000.00) of Ticket Revenue for a calendar year and shall be equal to five percent (5%) of all Ticket Revenue for a calendar year that is in excess of Four Million Dollars ($4,000,000.00).

      3.2.b. Procedure for Payment of Additional Rent. Tenant shall provide
Landlord with a calculation of Ticket Revenue for each event held by Tenant at the Facility within seven (7) business days of settlement of each event. Said calculation


                                       6

shall be accompanied by a check payable to Landlord for the Percentage Rent payable with respect to said Ticket Revenue. Tenant shall use its best efforts to include as a term of any existing ticket agent agreement or future agreement, escrow instructions directing Ticket Agent to pay over to Landlord directly
Landlord's Percentage Rent. The provisions contained in the Ticket Agent
Agreement and/or escrow instruction letter shall be in a form acceptable to Landlord acting reasonably.

      3.2.c. Landlord's Authority to Audit Ticket Revenue. Landlord shall have the right at Landlord's expense to audit Tenant's Ticket Revenue records on an annual basis after November 15th of each year. Tenant's Ticket Revenue calculations for a year shall be final and not subject to review if Landlord has not commenced an audit by December 31st of that year. If an audit is commenced before year end, Tenant's calculations of Ticket Revenue for any year shall be conclusive unless Landlord files a claim with Tenant relating to such calculations within sixty (60) days after year end. Tenant agrees to request the Ticket Agent to permit Landlord to audit Ticket Agent's books regarding Tenant's
Ticket Revenues and will provide whatever authorization and waiver to permit such audit. Tenant shall use reasonable business efforts to include as a term of any existing Ticket Agent Agreement or future Agreement a provision authorizing
Landlord's audit of Ticket Agent's books regarding Tenant's Ticket Revenues.


                                       7

      In the event of any disagreement between Landlord and Tenant over the amount of Percentage Rent due, the parties shall meet and attempt in good faith to resolve their disagreements provided that, in the event (i) the Ticket Agent is not affiliated with Tenant, the Ticket Revenues as shown to have been collected by the Ticket Agent as revealed by any audit as provided for herein shall be conclusively deemed to be Ticket Revenues, or (ii) the Ticket Agent is affiliated with the Tenant, then the Ticket Revenues as shown to have been collected by the Ticket Agent shall be conclusively deemed Ticket Revenue if either such amounts are calculated in the same manner as such amounts would have been calculated by an unaffiliated Ticket Agent or Tenant can demonstrate that such method is not fraudulent or improper in its accounting for gross revenues from the sale of tickets. Any audit of Tenant's Ticket Revenue records or Ticket
Agent's records shall be conducted in a manner so as not to unduly disrupt the business of Tenant or Ticket Agent. All of Tenant's records are extremely confidential and Landlord and its auditors shall preserve the confidentiality of all Tenant records and Ticket Agent records. The provisions requiring confidentiality contained herein shall not prevent diclosure of the total amount of percentage rent or its method of calculation which shall become public record or Landlords disclosure of pursuant to court order or subpoena.

      3.3 Interest on Unpaid Base Rent. Interest at one and one-half percent (1
1/2%) per month will be charged retroactively


                                       8

to the fifteenth (15th) day of the month for Base Rant not paid by the twenty-fifth (25th) day of the month. No failure by Landlord to insist upon the strict performance by Tenant of its obligations to pay late charges shall constitute a waiver by Landlord of its right to enforce the provisions of this
Section 3.3 in any instance thereafter occurring. The provisions of this Section
3.3 shall not be construed in any way to extend the grace periods or notice periods provided for in Article 16.

      3.4 Interest on Percentage Rent. All Percentage Rent shall be paid when due and prior to delinquency. If paid subsequent to delinquency, interest at one and one-half percent (1 1/2%) per month will be charged retroactively to the date due.

      3.5 Tenant's Agreement to Maximize Ticket Revenue. Tenant agrees to use its best efforts to maximize ticket revenue and shall not in any manner engage in the conduct of its business and operation of Facility in such a manner to decrease or defeat the maximization of Percentage Rent payable as provided for herein. Tenant shall only provide complimentary tickets or reduce the price of tickets only in reliance upon prudent business judgment and in furtherance of Tenant's obligation to maximize ticket revenue. Notwithstanding the foregoing, Landlord acknowledges and understands that for good business reason, including, but not limited to, building the image of the facility, assuring sufficient attendance at any given event to prevent its cancellation, protecting the image of the artist, satisfaction of artist requirements, developing community


                                       9

awareness of the Facility, and developing goodwill for the Facility and the community, Tenant may, from time to time, provide complimentary tickets or reduced tickets shall be considered in the furtherance of Tenants obligation to maximize Ticket Revenue.

                    ARTICLE 4 - INDEMNIFICATION AND INSURANCE

      4.1 Indemnification.

            (a) The Tenant shall indemnify and save the Landlord harmless from and against any and all liabilities, suits, obligations, fines, damages, penalties, claims, costs, charges and expenses, including property damage, personal injury and wrongful death and further including, without limitation, architects' and attorneys' fees and disbursements, which may be imposed upon or incurred by or asserted against the Landlord or the Premises by reason of any of the following occurring during the Term unless caused by the active negligence or misconduct of the Landlord, its agents or employees or a failure to act by the Landlord, its agents or employees when a duty to act is present:

            (i) construction of the Facilities or any other work or thing done in, on or about the Premises or any part thereof by the Tenant or its agents;

            (ii) any use, non-use, possession, occupation, alteration, repair, condition, operation, maintenance or management of the Premises or any nuisance made or suffered thereon which is the Tenant's responsibility hereunder or any failure by the Tenant to keep the Premises in a safe condition or any part thereof;


                                       10

            (iii) any acts of the Tenant or any Sublessee or any of its or their respective agents, contractors, servants, employees, licensees or invitees;

            (iv) any fire, accident, injury (including death) or damage to any person or property occurring in, or about the Premises or any part thereof;

            (v) any encumbrance, lien or claim which may be alleged to have arisen against or on the Premises or any part thereof or any of the assets of, or funds appropriated to, the Landlord or any liability which may be asserted against the Landlord with respect thereto to the extent arising, in each such case, out of the acts of the Tenant, its contractors, agents, sublessees;

            (vi) any failure on the part of the Tenant to keep, observe, comply with and perform any of the terms, covenants, agreements, provisions, conditions or limitations contained in the Subleases or other contracts and agreements affecting the Premises or any part thereof, on the Tenant's part to be kept, observed or performed;

            (vii) any tax, including any tax attributable to the execution, delivery or recording of this Agreement, with respect to events occurring during the term of this Agreement, except as otherwise described in this Agreement.

      The provisions hereof shall survive the expiration or earlier termination of this Agreement.

            (b) The Tenant will hold all goods, materials, furniture, fixtures, equipment, machinery and other property whatsoever on the Premises at the sole risk of the Tenant and save the Landlord harmless from any loss or damage thereto by any cause unless caused by the active negligence of the Landlord, its agents or employees or a failure to act by the Landlord, its agents or employees when a duty to act is present.


                                       11

            (c) The obligations of the Tenant under this Section shall not in any way be affected by the absence in any case of covering insurance or by the failure or refusal of any insurance carrier to perform any obligation on its part to be performed under insurance policies affecting the Premises.

            (d) If any claim, action or proceeding is made or brought against the Landlord by reason of any event for which the Tenant is responsible under this Section, then, upon demand by the Landlord, the Tenant, at its sole cost and expense, shall resist or defend such claim, action or proceeding in the Landlord's name, if necessary, by the attorneys for the Tenant's insurance carrier (if such claim, action or proceeding is covered by insurance), otherwise by such attorneys as the Landlord shall approve, which approval shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Landlord may engage its own attorneys to defend it or to assist in its defense at the Landlord's expense.

            (e) Notwithstanding any other provision herein, section 4.1 (a) shall not apply to any situation which are covered by any other provision in this lease which requires the Landlord to indemnify the Tenant or which provides the Tenant is not responsible for specific matters.

      4.2 Insurance. Tenant shall, as reasonably requested by Landlord throughout the Term, and at no cost to Landlord, keep or cause to be kept the Premises and the Facility insured against the following in the following amounts:


                                       12

                  (a) Casualty Insurance. Loss or damage by fire and those other perils included from time to time in the so-called extended coverage insurance endorsement ("All Risk") generally issued in the State of Kansas, in an amount equal to the full replacement cost of that portion of the Facility that is insurable from time to time existing on the Premises. During construction, such insurance shall be completed value non-reporting builder's risk insurance coverage; and

                  (b) Liability Insurance. Comprehensive public liability and property damage insurance in a minimum amount equivalent to Five Million Dollars
($5,000,000.00) combined single limit coverage.

            All insurance shall be with reputable insurance companies reasonably satisfactory to Landlord and qualified to do business in Kansas. Such insurance shall name Landlord as an additional insured for the full amount of the insurance herein required and may name the holder of any leasehold interest on the Premises granted by Tenant, by means of a standard mortgagee endorsement.

            At all times during the Term, Tenant shall keep all required insurance current and deliver or cause to be delivered to Landlord a certificate(s) of insurance evidencing such coverages, naming the insured parties and stating that such coverages may not be canceled, modified or altered without at least thirty (30) days advance written notice to all insured. Should
Tenant fail to procure and maintain any such insurance


                                       13

coverages, Landlord may (without any obligation so to do), after giving Tenant ten (10) days notice and Tenant failing to procure same, cause such insurance to be procured and maintained at the cost of Tenant. Any cost incurred by Landlord in so doing shall bear interest at the rate set forth in Section 3.4 hereof until paid in full. The insurance required of Tenant hereunder shall be subject to modification as reasonably requested by a lender of Tenant for the construction of improvements on the Premises.

      4.3 Permissible Deductible. All insurance provided for under this Article may contain loss deductible clauses in such maximum amounts as Tenant shall reasonably approve.

      4.4 Application of Insurance Proceeds. If all or any part of the Project shall be destroyed or damaged in whole or in part by fire or other casualty
(including any casualty for which insurance was not obtained or obtainable) of any kind or nature, ordinary or extraordinary, foreseen or unforeseen, Tenant shall give to Landlord prompt notice thereof, and (i) Tenant may cancel this Lease (in which case all obligations to pay for the period of time after cancellation of this Lease shall immediately cease), and Tenant shall receive a portion of the insurance sufficient to repay the unamortized cost, calculated using the straight line method, of all capital improvements that were not separately scheduled for insurance coverage purposes it has made to the Premises, and Landlord shall receive the balance of any such insurance proceeds, which shall not include insurance proceeds paid with respect to scheduled property. If such event


                                       14

occurs in the last year of the initial term or the last year of any renewal term and provided Tenant does not elect to excercise it's option to renew as provided herein, Landlord may elect to cancel this Lease: or (ii) Tenant may use the insurance proceeds to repair, alter, restore, replace and rebuild (collectively, "Restore"), the Facility, as nearly as practicable to the character of the Facility existing immediately prior to such occurrence, and Landlord agrees to release its interest and any claims of Landlord in any insurance proceeds to permit Tenant to use said proceeds for Restoration. Each Restoration shall be done in accordance with the provisions of this Lease.

      4.5 Lien Upon Insurance Proceeds. Landlord warrants that no person now holding a lien on the Premises has a right to or control over the insurance proceeds from the Premises, and in the event that any such lienholder prevents use of insurance proceeds in accordance with Section 4.4, Landlord shall pay to Tenant a sum of money equal to the amount of insurance proceeds Tenant was entitled to receive under Section 4.4.

                              ARTICLE 5 - CONDITION

      5.1.a. Termination of Lease. If at any time during the Term, the whole or any significant portion (hereinafter defined) of the Premises and/or the Facility shall be taken (excluding a taking of the fee interest in the Premises if after such taking Tenant's rights under this Lease are not affected) for any public or quasi-public purpose by any lawful power or authority by the exercise of the right of condemnation or eminent


                                       15

domain or by agreement among Landlord, Tenant, and those authorized to exercise such right, this Lease and the Term shall terminate and expire on the date of such taking at Tenant's option and the Rent payable by Tenant hereunder shall be apportioned as of the date of such taking.

      5.1.b. Application of Condemnation Proceeds. If the whole or any portion of the Premises and Facility shall be taken or condemned there shall first be paid to Tenant from condemnation proceeds an amount equal to the sum of: (a) the unamortized cost of all non-removable improvements Tenant has made to the Premises, (b) plus the value of Tenant's remaining leasehold estate including renewal periods, and the balance of the award shall be paid to Landlord.

      5.1.c. Covenant to Execute Documents. Each of the parties shall execute and deliver any and all documents that may be reasonably required in order to facilitate collection by them of such awards in accordance with the provisions of this Article 5.

      5.1.d. Definition of Significant Portion. For purposes of this Article 5, a "significant portion" of the Premises and/or the Facility shall be deemed to mean such portion of the Premises and/or Facility as, when so taken or condemned, would leave remaining a balance of the Premises and/or Facility which, due either to the area so taken or condemned, or the location of the part so taken or condemned in relation to the


                                       16

part not so taken or condemned, significantly impairs the activities of the Facility.

      5.2 Effect of Election Not to Terminate. If Tenant elects not to exercise the option to cancel this Lease pursuant to Section 5.1(a) hereof, this Lease and the Term shall continue with an equitable abatement of the Rent and Tenant's obligations hereunder and Tenant shall restore the improvements and Premises as is reasonably practicable.

      5.3 Effect of Partial Taking. If less than a significant portion of the Premises and/or Facility are taken, this Lease and the Term shall continue with no abatement of Rent.

      5.4 Landlord's Covenant. Landlord agrees not to use the power of condemnation to cancel this Lease.

                                ARTICLE 6 - TAXES

      6.1 Payment of Taxes. Tenant shall pay or cause to be paid when due, all personal property taxes to the extent applicable to the Facility, and Landlord shall pay from the funds received for rent as provided for herein or such other funds as are necessary, when due, all real property taxes and assessments applicable to the Premises and/or the Facility. No provision contained in
Article 6.1 shall alter or amend Tenant's rent obligations as provided elsewhere herein.


                                       17

                  ARTICLE 7 - ASSIGNMENT, SUBLETTING, TRANSFER

      Section 7.1.a. Prohibition Against Changes in Ownership, Management and
Control of Tenant.

            The Tenant represents and agrees that its use of the Facilities and its undertakings pursuant to this Agreement are, and will be, used for the purpose of operation of the Premises and/or Facility. The Tenant further recognizes that, in view of:

            (i) the importance of the development of the Premises and/or
      Facility to the general welfare of the community;

            (ii) the substantial financing and other public aids that have been made available by law and by the government for the purpose of making such development possible;

            (iii) the fact that a change in ownership or of the Tenant or of a substantial part thereof, or any other act or transaction involving or resulting in a significant change in ownership or with respect to the identity of the parties in control of the Tenant or the degrees thereof, is for practical purposes a transfer or disposition of the Premises; and

            (iv) the property is not to be used for speculation, but only for operation by the Tenant in accordance with this Agreement;


                                       18

the qualifications and identity of the Tenant, and its partners and principals, are of particular concern to the Landlord.

            7.1.b. Assignment. This Agreement may not be assigned by the Tenant, and none of the partners of the Tenant shall make a transfer of a significant interest in the Tenant, other than the following permitted transfers which shall remain subject to the restrictions contained in
      Article 7.10:

                  (i) a direct or indirect transfer by one or more of the
            partners of all or a portion of their respective interests in the Tenant or an assignment by Tenant of this Lease to Irving Zuckerman and/or Steven Schankman, or an entity controlled by Irving Zuckerman and/or Steve Schankman, or to an existing partner of the Tenant provided that Irving Zuckerman and/or Steve Schankman, or an entity controlled by Irving Zuckerman and/or Steve Schankman retains majority voting control of the Transferee;

                  (ii) a direct or indirect transfer of Ogden Entertainment
            Services, Inc.'s interest in the Tenant to any entity that is controlled by or is affiliated with Ogden Entertainment Services, Inc. either as a brother-sister entity or a parent or subsidiary arrangement or other business arrangement in which a member of Ogden
            Corporation's family of entities retains majority voting control;


                                       19

                  (iii) a transfer of a partner's interest in the Tenant (or of any outstanding stock or other equity interest in such partner) occasioned by the death, incapacity, or adjudication of bankruptcy of such partner (or of a shareholder or other owner of an equity interest in such partner);

                  (iv) a transfer permitted pursuant to Section 7.2.

7.2.

      7.1.c. Indemnification for Violations of Article 7 The Tenant agrees to and shall indemnify and hold the Landlord harmless from or against all claims, demands and obligations asserted by or from any party claiming a right, interest or ownership to this Agreement, through or with the Tenant and its partners arising out of or in connection with relationships the Tenant or its partners have entered into with such other party in violation of this Agreement.

      7.2 Restrictions Regarding Transfer or Sublease. The Tenant shall not, except as permitted by this Article 7, assign or attempt to assign this Agreement, or any right herein, nor make any total or partial conveyance, assignment, sublease or transfer in any other mode or form of the whole or any part of the Premises, or of its parking rights under this Agreement, without prior written approval of the Landlord which consent shall not be unreasonably withheld. Such approval shall be given by the Landlord if the proposed conveyee, assignee, sublessee or transferee has, in the reasonable opinion of the Landlord, the financial capability and overall competence to operate the


                                       20

conveyed, assigned, subleased or transferred obligations and Premises and/or
Facility. Approval by the Landlord of any conveyance, assignment, sublease or transfer shall be conditioned upon such conveyee, assignee, sublessee or transferee agreeing in writing to assume the rights and obligations thereby conveyed, assigned, subleased or transferred and to keep and perform all covenants, conditions and provisions of this Agreement which are applicable to the rights acquired.

      In the event of a conveyance, assignment or transfer of the Agreement by the Tenant approved by the Landlord, the Tenant shall, effective on such assignment or transfer, be released of any and all further liability with respect to obligations arising or to be performed after the assignment or transfer.

      The Tenant shall only convey, assign, sublease or transfer the Premises and/or Facility and the Tenant's rights as a whole and, except as described herein, is not permitted to subdivide the Premises and/or Facility and its rights for the duration of the Agreement without the prior approval of the Landlord.

      The limitations on transfer contained hereinabove shall not be deemed to prevent the granting of easements or permits to facilitate the development of the Premises, nor shall it prohibit granting any security interests expressly described or permitted in this Agreement for financing the operation of the Premises and/or the Facility, nor shall it prohibit subleasing space for occupancy consistent with the uses and practices of facilities of


                                       21

the types permitted by this Agreement, subject to the terms, covenants and conditions of this Agreement and the rights of the Landlord as grantor.

      Notwithstanding anything contained herein to the contrary, the Tenant shall have the right to freely grant concessions rights, novelty rights, use rights, leases, subleases, and permits for the use of portions of the Premises and/or the Facility related uses, activities, and operations, specifically including (without limitation) the sale of food and/or beverages, the organization and control of parking, tickets and the sale of novelties, merchandise, souvenirs, and programs. The term "Subleases" as used herein includes grantees of such rights.

      7.3. Landlord's Right to Collect Subrent. The Landlord, after default by the Tenant and expiration of any applicable cure period with Tenant failing to cure such default, may collect subrent and all other sums due under all contracts, concession agreements, leases or subleases concerning the Premises and/or the Facility (the "Subleases"), and apply the net amount collected to the Base Rent and/or Percentage Rent or such other additional payments payable by the Tenant hereunder, but no such collection shall be, or be deemed to be, a waiver of any agreement, term, covenant or condition of this Agreement or the acceptance by the Landlord of any Sublessees as the Tenant hereunder, or a release of the Tenant from performance by the Tenant of its obligations under this Agreement.


                                       22

      7.4. Tenant Assignment of Subleases. To secure the prompt and full payment by the Tenant of the Base Rent and the Percentage Rent and the faithful performance by the Tenant of all the other terms and conditions herein contained on its part to be kept and performed, the Tenant hereby assigns, transfers and sets over unto the Landlord, subject to any secured financing and the conditions hereinafter set forth, all of the Tenant's right, title and interest in and to all Subleases and hereby confers upon the Landlord, its agents and representatives, a right of entry in, and sufficient possession of, the Premises and the Facility to permit and insure the collection by the Landlord of the rental and other sums payable under the Subleases, and further agrees that the exercise of said right of entry and qualified possession by the Landlord shall not constitute an eviction of the Tenant from the Premises and/or the Facility and/or any portion of either and that should said right of entry and possession be denied the Landlord, its agent or representative, the Landlord, in the exercise of said right, may use all requisite force to gain and enjoy the same without responsibility or liability to the Tenant, its servants, employees, guests or invitees, or any person whomsoever; provided, however, that such assignment shall become operative and effective only if (a) a default shall occur and Tenant fails to timely cure: (b) this Agreement and the Term shall be canceled or terminated pursuant to the terms, covenants and conditions hereof;
or (c) there occurs repossession under a dispossess


                                       23

warrant or other re-entry or repossession by the Landlord under the provisions hereof. From time to time upon the Landlord's demand, the Tenant shall promptly deliver to the Landlord a schedule of all Subleases, setting forth the names of all Sublessees.

      7.5. Attornment. The Tenant covenants and agrees that all Subleases affecting the Premises and/or the Facility shall provide that (a) they are subject to This Agreement, (b) Tenant will use its best efforts to include a provision that on the termination of this Agreement as a result of Tenants
Default, the Sublessees will attorn to, or enter into a direct lease on identical terms with the Landlord, subject to the terms of Section 7.8 hereof, and shall furnish at the Landlord's request confirmation from any Sublessee of the existence of such provisions.

      7.6. Sublessee Compliance. The Tenant shall cause the Sublessees to comply with their obligations under their Subleases and shall diligently enforce all of the rights of the Landlord in accordance with the terms thereof.

      7.7. Tenant Obligation for Sublessee Acts or Omission. The fact that a violation or breach of any of the terms, provisions or conditions of this Agreement results from or is caused by an act or omission by any of the Sublessees shall not relieve the Tenant of the Tenant's obligation to cure the same. The Tenant shall take all necessary steps to prevent any such violation or breach.


                                       24

      7.8. Freedom from Lien. The Landlord agrees that personal property and trade fixtures of Sublessees shall remain the property of Sublessees, free from any lien rights of the Landlord for debts or obligations under this Agreement.
Tenant will use its best efforts to inform the Landlord in writing of the specific items to be brought upon the Premises which are to remain the property of the Sublessee in question. The Landlord agrees to waive any lien or similar rights to such property and to confirm such waiver in writing to any sublessee upon request.

      7.9 Leasehold Mortgages. Anything contained in this Lease to the contrary notwithstanding, Tenant, without the consent of Landlord, shall have the right at any time to (i) assign this Lease and any and all subleases of the Premises to any mortgagee as collateral security for the obligation of Tenant under a mortgage made in accordance with this Article 7, and (ii) enter into subleases or licenses of portions of the Premises for actual use.

      7.10 Restriction on Transfer to Prior Operator. Tenant and the respective partners of Tenant covenant and agree that they shall at no time transfer, assign, sell, lease, sublease or convey any interest in Tenant, the Premises and/or Facility or its operation to any partner or principal of World
Entertainment Services, Kansas L.P. or any other prior operator or tenant of the Premises and/or Facility.


                                       25

                    ARTICLE 8 - CONSTRUCTION OF IMPROVEMENTS

      8.1.a. Required Capital Improvements. Tenant has agreed prior to the commencement and/or during the first season and provided Tenant is able to obtain all necessary building permits on or before January 1, 1993 or such later date to which Tenant consents to provide capital improvements (the "Project") to the Premises and/or Facility that cost at least Two Million Dollars
($2,000,000.00). Up to $500,000.00 of the required capital improvements may consist of the cost of furniture, fixtures and equipment for the Premises and/or
Facilities. No provision contained in this section shall in any manner restrict
Tenant from undertaking expenditures for capital improvements to the Premises and/or Facility in excess of the cost of the required improvements. The actual improvements to be made are subject to finalization of all architectural and engineering plans with respect to the Facility.

      8.1.b. Tenant's Use of Premises and/or Facility. Tenant will not make or permit to be made any use of the Premises and/or the Facility which is forbidden by law, ordinance or governmental regulation or which may be dangerous or which may invalidate the insurance policies covering the Premises and/or the Facility required to be maintained by Tenant hereunder. Tenant, without cost to Landlord, shall cause the Premises and/or the Facility to comply at all times with laws, regulations and ordinances applicable to the Premises, the improvements or Tenant's use thereof from time to time; provided,


                                       26

however, any violations of laws, regulations and ordinances applicable to the Premises which occurred prior to the Commencement Date, shall be cured at Landlord's cost and expense.

      8.1.c. Verification of Capital Improvements. Tenant shall provide all such documentation reasonably requested by Landlord in order to verify the cost and nature of all improvements required or allowed pursuant to the provisions of
Article 8.1.a. All such documents and records shall be provided not later than thirty (30) days after the commencement of the first season or thirty (30) days after the completion of all capital improvements contemplated by Article 8.1.
a., whichever date is later.

      8.2 Covenant to Keep Premises Free of Liens. The Premises and the assets of Landlord shall be free and clear of all liens arising out of, or connected with, the construction of the Project and the development of the Premises, other than those incurred by Landlord, or prior owners and/or prior tenants, except that the foregoing shall not modify Tenant's right to make a Mortgage in accordance with the provisions of Article 7 hereof.

                 ARTICLE 9 - CHANGES, ALTERATIONS AND ADDITIONS

      9.1 Approval of Changes, Alterations and Additions. Tenant has the right to make those changes, additions and alterations to the Project, Facility and Premises detailed on Exhibit "C", provided Tenant first submits to Landlord final plans and specifications and such plans and specifications are substantially consistent with Tenant's proposal attached hereto


                                       27

as Exhibit "C and incorporated by this reference. Tenant shall also have the right to make future changes, additions, improvements and alterations to the Facility or Premises provided such changes, additions, improvements and/or alterations shall be submitted to Landlord for reasonable review and approval, and Landlord first approves such changes, additions, improvements and/or alterations, such approval shall not be unreasonably withheld. Approval shall be deemed to be granted thirty (30) days after the submission in writing of the proposed changes, additions, improvements and alterations to the Facility and/or the Premises if written objections and responses are not served upon Tenant with said thirty (30) days. Further, no objections or responses shall be permitted if the proposed changes, additions, improvements and/or alterations (i) increase the value of the Facility and/or the Premises; and (ii) are consistent with the Facility and its image as then in existence and are being made to maintain and/or improve the Facility and/or Premises. Tenant shall at all times keep the premises and assets of Landlord free of liens for labor and materials supplied or claimed to have been supplied for capital improvements to the Premises and Landlord's fee interest in the Premises shall in no way be encumbered.

      9.2 Signange. Tenant shall have the right to use and make future changes, additions, improvements and alterations to all existing signage for the Facility
(whether situated upon the Premises or otherwise situated) and shall further have the right


                                       28

to erect new or additional signage. All changes, additions, improvements and alterations to existing signage or proposals for erecting new or additional signage will be submitted to Landlord for reasonable review and approval, and such approval shall not be unreasonably withheld. Approval shall be deemed to be granted thirty (30) days after the submission in writing of the proposed changes, additions, improvements and alterations, to the existing signage or proposed new or additional signage, if written objections and responses are not served upon Tenant within thirty (30) days. Further, no objections or responses shall be permitted if the proposed changes or additions, improvements and alterations of existing signage (i) increase the value of the Facility and/or
Premises; and (ii) are consistent with the Facility and its image as then in existence and are being made to maintain and/or improve Facility and/or
Premises. Tenant shall at all times keep the Premises and assets of Landlord free of liens for labor and material supplied or claimed to have been supplied for capital improvements to the Premises and Landlord's fee interest in the Premises shall in no way be encumbered.

                     ARTICLE 10 - DISCHARGE OF LIENS; BONDS

      10.1 Tenant's Covenant Not to Lien Interest of Landlord. Tenant shall not create or cause to be created, any lien, encumbrance or charge upon any assets of Landlord or upon the estate, rights or interest of Landlord in the Premises or any part thereof. Tenant shall have no power to do any act or make any contract which may create or be the foundation for any lien,


                                       29

mortgage or other encumbrance upon the estate or assets of Landlord, or of any interest of Landlord in the Premises.

      l0.2 Discharge of Mechanic's Liens. If any mechanic's, laborer's or materialmen's lien at any time shall be filed against the Premises or any part thereof, or against any assets of Landlord, arising from work performed for the Premises, Project, Tenant or any other user of the Project by or on behalf of Tenant, then Tenant, within thirty (30) days after actual notice of the filing thereof, or such shorter period as may be required by any Mortgagee or Fee
Mortgagee, shall cause the same to be discharged by payment, deposit, bond, order of court of competent jurisdiction or title insurance by a title insurer chosen by Landlord at Landlord's sole discretion. If Tenant shall fail to cause such lien to be discharged within the period aforesaid, and if such lien shall continue for an additional ten (10) days after notice by Landlord to Tenant, then, in addition to any other right or remedy, Landlord may, but shall not be obligated to, discharge the same and charge Tenant for the same as Additional
Rent. Notwithstanding the foregoing provisions of this Section 10.2, Tenant shall not be required to discharge any such lien if Tenant is in good faith contesting the same and has furnished a cash deposit, an irrevocable letter of credit, a surety bond, or title insurance as stated aforesaid in an amount sufficient to pay such lien with interest and penalties.

      10.3 Landlord's Duty to Discharge Liens. Landlord shall be responsible for discharging any and all liens,


                                       30

encumbrances or charges upon the Premises and/or the Facility created either by Landlord or as the result of any work performed on or at the Premises or the Facility prior to the date of this Lease.

                            ARTICLE 11 - HOLDING OVER

      11.1 Effect of Holding Over. If Tenant retains possession of the Premises, the Facility and/or any portion thereof after the termination or expiration of the Term, as it may be extended, Tenant shall pay Landlord Base Rent in an amount equal to the Base Rent payable hereunder multiplied by (one (1) plus two
(2) times the percentage of increase in the Consumer Price Index from the Commencement Date to the commencement of such holding over) and this Lease shall become a month-to-month tenancy, terminable in accordance with law. The Consumer
Price Index shall mean the Consumer Price Index published by the Bureau of Labor
Statistics, U.S. Department of Labor, all Urban Consumers, Kansas City Average,
1982-84 - 1000 Should publication of much index be discontinued, the parties shall select a comparable index published by a recognized authority measuring the value of the consumer dollar. In no event shall the Base Rent be reduced.

                          ARTICLE 12 - QUIET POSSESSION

      12.1 Covenant Granting Quiet Possession. Landlord covenants and agrees with Tenant that upon Tenant's observing and performing all of the terms, covenants and conditions on Tenant's part to be observed and performed under this Lease, Tenant shall


                                       31

peaceably and quietly enjoy the Premises and the Facility throughout the Term, as it may be extended, and without hindrance or molestation by anyone claiming through or under Landlord. Tenant shall subordinate and attorn to all Fee
Mortgagees provided that said Fee Mortgagee enter into a non-disturbance agreement with Tenant which shall state that if Tenant is not in Default under this Lease and if such Fee Mortgagee shall become the fee simple owner of the Premises, such Lender shall not disturb Tenant's use and quiet enjoyment of the Premises and shall recognize Tenant's rights under this Lease on the condition that Tenant shall recognize and attorn to such Fee Mortgagee or subsequent purchaser as the owner of the Premises.

                    ARTICLE 13 - REPRESENTATIONS BY LANDLORD

      13.1 Landlord's Representations. Landlord represents to Tenant that:

            a. Water, sanitary and electric utilities are available for use at the Facility and have sufficient capacity to serve a capacity crowd at the Facility;

            b. Landlord shall deliver to Tenant good and marketable leasehold title to the Premises and/or Facility, subject to the Permitted Exceptions set forth in Exhibit B attached hereto and incorporated herein by reference.

            c. To the best of Landlord's actual knowledge, neither the Premises or the Facility are currently and have never been subject to Hazardous
Materials, and there are no claims, litigation, administrative or other proceeding, whether actual or


                                       32

threatened regarding Hazardous Materials relating in any way to the Premises and/or the Facility.

            d. Landlord is not in default, and shall not be in default, under any mortgage on the Premises and/or the Facility.

            e. Landlord's governing body has approved his Lease and this Lease is binding on Landlord and is enforceable in accordance with its terms

            f. Tenant has good marketable leasehold title to the Premises.

            g. The zoning for the Premises permits Tenant's contemplated use as an amphitheater.

            h. There are no conditions existing on or near the Premises that would impair Tenant's contemplated use of the Premises as an amphitheater.

            i. Landlord will have marketable title to all personal property located on the Premises no later than May 15, 1993.

            j. Landlord will perform all obligations necessary to keep the Bonds, as more fully described hereinafter, in good standing and not in default and to discharge all obligations created by such Bonds.

      13.2 Delivery of Possession of Premises. Subject to Section 25.6, Landlord will deliver possession of the Premises to Tenant on the Commencement Date.
Tenant may take physical possession of the Premises and Facility on the Commencement Date


                                       33

notwithstanding that Landlord has to obtain further orders from the prior tenant's bankruptcy court as provided for in Section 25.6. Landlord agrees to indemnify and hold harmless Tenant from any claim arising as the result of Tenant taking physical possession of the Premises and Facility prior to Landlord obtaining full rights to the Premises and the Facility.

           ARTICLE 14 - LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS

      14.1 Landlord's Authority to Perform Tenant Covenants. If Tenant at any time shall fail to perform any covenant or condition or requirement of this Lease, then thirty (30) days after notice to Tenant of any Event of Default, if Tenant is not then diligently working to cure said default, Landlord, without waiving or releasing Tenant from any obligation of Tenant contained in this Lease, may, but shall not be obligated to, cure said Event of Default and may enter upon the Premises for such purpose and take all such action thereon as may be necessary therefor.

      14.2 Payment as Additional Rent. All sums paid by Landlord and all costs and expenses incurred by Landlord in connection with the Landlord's performance of any such obligation of Tenant, together with the interest thereon at the rate set forth in Section 304 hereof, shall be paid by Tenant to Landlord on demand as Additional Rent.


                                       34

                 ARTICLE 15 - SEPARATE AND INDEPENDENT COVENANTS

      15.1 Separate and Independent Covenants. The parties intend that the obligations of Tenant hereunder shall be separate and independent covenants and agreements and shall continue unaffected unless such obligations shall have been modified or terminated pursuant to an express provision of this Lease.

                         ARTICLE 16 - EVENTS OF DEFAULT

      16.1 Events of Default. Subject to the provision of Section 16.2 hereunder, the following shall severally be considered Events of Default under this Lease:

            a. If Tenant shall default in the payment of Base Rent and/or
Percentage Rent within ten (10) days of when due.

            b. If any material warranty, representation or statement made or furnished to Landlord by or on behalf of Tenant, or any guarantor of or surety of Tenant, proves to have been false or untrue in any material respect when made or furnished.

            c. If there is a breach of any other term, covenant, or condition of this Lease.

      16.2 Notice of Monetary Default. Notwithstanding any other provision hereof to the contrary, failure by Tenant to make any payment of any monetary obligations under this Lease on the date such payment is due shall constitute an Event of Default hereunder only upon the continuation of such failure for a period of ten (10) days following the Landlord giving written notice to


                                       35

Tenant that the payment was not received. Failure by Tenant to perform or observe any other non-monetary covenant, term or provision of this Lease shall constitute an Event of Default hereunder only upon the continuation of such failure for a period of thirty (30) days following notice to Tenant by Landlord of such failure to perform or observe, or, if such default is of a nature that it is not susceptible to cure same within such thirty (30) day period, then
Tenant may have such longer period to effect a cure as is reasonable in the circumstances, so long as Tenant is diligently attempting to effect such cure.

      16.3 Landlord's Recourse Upon Default.

            a. If an Event of Default shall occur, Landlord may elect to proceed by judicial proceedings, either at law or in equity, to enforce performance or observance by the Tenant of the applicable provisions of this Lease and/or to recover damages for breach thereof.

            b. In addition to Landlord's rights under Section 16.3(a), Landlord may terminate this Lease and be entitled to recover, as damages, the amount
Landlord would receive if Tenant exercised its option to terminate this Lease.
No waiver of any Default by Tenant shall be implied from any omission by Landlord to take any action on account of said Default, and no express waiver shall affect any Default other than the Default specified in the express waiver and then only for the time and to the extent therein stated. No failure of Landlord to exercise any power given Landlord hereunder or to


                                       36

insist upon strict compliance with any obligation hereunder and no customer practice of the parties at variance with the terms hereof shall constitute a waiver of Landlord's right to demand exact compliance with the terms hereof. The provision of this Section 16.3 shall survive any termination of this Lease.

      16.4 Tenant's Obligation to Discharge Liens and Encumbrances. Upon any termination of this Lease, Tenant agrees to pay in full all liens and encumbrances on the Premises incurred by Tenant.

                          ARTICLE 17 - NAME OF FACILITY

      17.1 Authority to Change Names. Tenant shall have the right to select the name for the Facility and to change said name from time to time, provided such name is not offensive, and is in accordance with community standards. Tenant agrees to advise Landlord in advance of any public notification of the change in the name.

                              ARTICLE 18 - NOTICES

      18.1 Notices. All notices or other communications required or permitted to be given under this Lease shall be in writing and shall be given by personal delivery against signed receipt or by registered or certified mail, return receipt requested, postage prepaid:


                                       37

                a. If to Tenant:

                            Sandstone Amphitheater Joint Venture
                            c/o Contemporary Investments of Kansas, Inc.
                            One Landmark Place
                            1401 South Brentwood
                            St. Louis, Missouri 63144
                            Attn: Steven Schankman

                                   with a copy to:

                            Mark J. Temkin, Esq.
                            Riezman & Blitz, P.C.
                            120 South Central Avenue
                            St. Louis, Missouri 63105

                b. If to Landlord:

                            County of Wyandotte, Kansas
                            Wyandotte County Courthouse
                            710 North 7th Street
                            Kansas City, Kansas 66101
                            Attn: Wayne Lampson

                                        and

                            Wyandotte County Parks Board
                            3488 West Drive
                            Kansas City, Kansas 66109
                            Attn: Michael J. Connor, Executive Manager

                                   with a copy to:

                            Thomas M. Mullinix
                            EVANS & MULLINIX, P.A.
                            Midland Bank of Lenexa - Ste. 220
                            15301 W. 87th Street
                            Lenexa, Kansas 66219

            Notices delivered by mail shall be deemed given on the third business day following deposit in the United States mail, postage prepaid.
Either party may change its address for notice purposes by notice to the other party given in accordance with the provisions of this paragraph.


                                       38

                ARTICLE 19 - CERTIFICATES BY LANDLORD AND TENANT

      19.1 Tenant Certificate. At any time and from time-to-time upon not less than twenty (20) days prior notice by Landlord, Tenant shall execute, acknowledge and deliver to Landlord or any other party specified by Landlord, a statement in writing certifying that this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is modified, is in full force and effect and stating the modifications) and the date to which each obligation constituting the Rent has been paid and stating whether or not to the best knowledge of Tenant (a) there is a continuing Default by Landlord in the performance or observance of any covenant, agreement or condition contained in this Lease to be performed or observed by Landlord, or (b) there shall have occurred any event which, with the giving of notice or passage of time or both, would become such a Default, and, if so, specifying each such Default or occurrence of which Tenant may have knowledge. This statement may be relied upon by any Fee Mortgagee or prospective successor to Landlord's interest in this Lease.

      19.2 Landlord Certificate. Upon not less than twenty (20) days prior notice by Tenant to Landlord, Landlord shall state the same as set forth in
Section 19.1 hereof. Such statement may be relied upon by any then existing or prospective Mortgagee, assignee or purchaser of all or a portion of Tenant's interest in this Lease.


                                       39

                      ARTICLE 20 - SURRENDER OF POSSESSION

      20.1 Surrender of Premises. Upon the expiration of the Term, as it may be extended, Tenant shall surrender the Premises and all improvements thereon to Landlord in good order, repair and condition, ordinary wear and tear and casualty (if not required to Restore hereunder) excepted, and after paying all encumbrances caused by Tenant on the Premises and/or the Facility, shall remove from the improvements on the Premises all items of personal property located in such improvements or on the Premises. Any such property remaining on the Premises following expiration or termination of the Term, as it may be extended, shall conclusively be deemed to have been abandoned and Landlord may dispose of same without liability to Tenant or any other party.

              ARTICLE 21 - SEASON TICKET HOLDERS FROM PAST SEASONS

      21.1 Tenant's Commitment to Prior Season Ticket Holders. Tenant agrees to provide those season ticket holders for the 1992 season with some form of credit or accomodation in recognition of the loss occasioned by the prior season ticket holders by the acts of the prior operators of the Premises and/or Facility and Tenant agrees to advise Landlord of Tenant's provisions prior to announcement to such season ticket holders.

                           ARTICLE 22 - MISCELLANEOUS

      22.1 Entire Agreement. This Lease constitutes the entire agreement between the parties with respect to the subject


                                       40

matter hereof and may not be amended or modified except in writing signed by all parties hereto.

      22.2 Headings and Captions. Headings and captions are for convenience and reference only.

      22.3 Context of Terms. All terms used in this Lease shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the context may require.

      22.4 Lease Controlled by Kansas Law. This Lease shall be governed by and enforced in accordance with the laws of the State of Kansas. The prevailing party in any litigation to enforce this Lease shall in such litigation be entitled to an award of the costs and expenses of such litigation, including reasonable attorney's fees.

      22.5 Prohibition Against Commissions and Finders Fee. Each of the parties hereto warrants to the other that it has not obligated the other party for any finder's, broker's or other agent's fees in connection with this Lease, and each party shall indemnify and hold the other party harmless from and against any claim or claims for a real estate brokerage commission or fee alleged to have been incurred by the party giving such indemnity.

      22.6 Attornment. If any purchaser at a foreclosure sale (including any Fee
Mortgagee by purchase or by deed in lieu of foreclosure) becomes the fee owner of the Premises, Tenant will attorn to (provided it receives a non-disturbance agreement) and recognize such entities becoming such owner for all purposes in place of the Landlord named in this Lease and the new


                                       41

purchaser shall have fee title subject to the terms of this Lease.

      22.7 Time is of the Essence. Time is of the essence with respect to the performance and observance of all the terms, covenants and conditions hereof by Tenant and Landlord. 22.8 Landlord's Assignment of Interest. Landlord has the right to transfer its interest in the Premises, and upon such transfer shall be released from all obligations hereunder accruing after such transfer, and Tenant shall attorn to the new owner of the Premises, provided the transferee assumes in writing the obligations of Landlord.

      22.9 Recording of Memorandum of Lease. This Lease shall not be recorded.
The parties shall execute and record a memorandum of this Lease in the form attached hereto as Exhibit D.

      22.10 Tenant's Authority to Execute Lease. Tenant represents to Landlord that Tenant has the power and authority to execute and deliver this Lease and that the execution of this Lease will not violate or constitute a default on the part of Tenant under any agreement to which Tenant is a party or by which it is bound.

      22.11 Agreement Shall Not Constitute Creation of Partnership or Joint
Venture. This Lease shall not be construed to create a partnership or joint venture between the parties, it being the intention of the parties only to create a Landlord-Tenant relationship.


                                       42

      22.12 Effect of Invalidity of Provisions. If any term or provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

      22.13 Obligation to Refrain from Discrimination. There shall be no discrimination against or segregation of any person, or group of persons, on account of sex, marital status, race, color, creed, religion, national origin or ancestry in the sale, lease, sublease, transfer, use, occupancy, tenure or enjoyment of the Premises and the Tenant itself or any person claiming under or through it shall not establish or permit any such practice or practices of discrimination, or segregation with reference to the selection, location, number, use or occupancy of tenants, lessees, sublicensees, sublessees, or vender of the Premises or any portion thereof, and the Landlord shall be the beneficiary of this provision and entitled to enforce it. The Tenant for itself and its successors and assigns, agrees that in the construction and operation of the improvements provided for in this Agreement, the following clause will be required in all contracts, leases or subleases concerning the Premises: "Any supplier, contractor or lessee in performing under this contract, shall not discriminate


                                       43

against any worker, employee or applicant, or any member of the public because of race, creed, ancestry, color, religion, sex, marital status, or national origin, nor otherwise commit an unfair employment practice. The supplier, contractor or lessee will take affirmative action to ensure that applicants are employed, and that employees are dealt with during employment without regard to their race, creed, color, ancestry, religion, sex, marital status or national origin. Such action shall include, but not be limited to the following:
employment, upgrading, demotion or transfer; recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation;
and selection for training, including apprenticeship. The supplier, contractor or lessee further agrees that this clause will be incorporated in all subcontracts entered into with suppliers of materials or service, and all labor organizations furnishing skilled, unskilled and union labor, or who may perform any such labor or services in connection with this contract."

      22.14 Conflict of Interest. No member, official or employee of the Landlord shall have any personal interest, direct or indirect, in this Agreement, nor shall any member, official or employee participate in any decision relating to this Agreement which affects his or her personal interest or the interest of any corporation, partnership or association in which he or she is directly or indirectly interested. No member, official or employee of the Landlord shall be entitled to receive or eligible


                                       44

to receive any complimentary goods, services or accommodations from Tenant, including but not limited to complimentary parking, complimentary tickets to events conducted by Tenant, concessions, novelties or any such other or additional accommodations.

      22.15 Tenant's Financial Statements. Tenant shall provide within a reasonable time after the close of its tax year, audited financial statements for Ogden Entertainment Services, Inc. or any entity affiliated with Ogden
Entertainment Services, Inc., to which its interest may hereafter directly or indirectly be transferred. Should the interest currently owned by Ogden
Entertainment Services, Inc. be transferred to, or assigned, pursuant to Article
7.1 b (i), then the remaining partners of Tenant shall thereafter provide reviewed financial statements within a reasonable time after the close of their taxable year.

                        ARTICLE 23 - CANCELLATION RIGHTS

      23.1 Tenant Cancellation Rights. Tenant shall have the right to cancel this Lease after the end of a season in any year by giving Landlord written notice prior to June 1 of that year of its intention to cancel this Lease as of December 31 of such year (the "Termination Date"). In consideration for Tenant's early cancellation of this Lease: (a) Landlord shall receive all sums owing by Tenant under the Lease through the Termination Date (including Percentage Rent for that year), and (b) all tenant improvements to the Premises owned by Tenant shall become the property of the Landlord as of the Termination Date, excluding those items described on Exhibit E hereto.


                                       45

                          ARTICLE 24 - RENEWAL OPTIONS

      24.1 Term and Adjustments in Rent During Option Period. At the end of the initial term of this Lease, Tenant shall have the option to renew this Lease for an additional five (5) year term on the same terms and conditions as apply during the initial term, except that the Base Rent for each renewal period shall be re-calculated and payable in an amount equal to the Base Rent payable hereunder multiplied by (one (1) plus the percentage of increase in the Consumer
Price Index from the Commencement Date to the commencement of the renewal period, provided that the percentage increase in the CPI for any single year shall in no event be considered to be greater than 3%). The Consumer Price Index shall mean the Consumer Price Index published by the Bureau of Labor Statistics, U.S. Department of Labor, all urban consumers, Kansas City Average, 1982 through
1984 = 100. Should publication of said Index be discontinued, the parties shall select a comparable Index published by a recognized authority measuring the value of the consumer dollar. In no event shall Base Rent be reduced.

      The percentages used for calculating Percentage Rent during the initial renewal period as set forth in Section 3.2.a. shall be changed to four percent
(4%) of the First Four Million Dollars ($4,000,000.00) of Ticket Revenue and six percent (6%) of all Ticket Revenue in excess of Four Million Dollars ($4,000,
000.00). If Tenant exercises its initial five (5) year renewal option Tenant shall have a second five (5) year renewal


                                       46

option at the end of the first five (5) year renewal period on the same terms and conditions as apply during the initial term, except for the recalculation of Base Rent as provided above and that the percentages used for calculating
Percentage Rent during said renewal period as set forth in Section 3.2.a. shall be changed to four percent (4%) of the first Four Million Dollars
($4,000,000.00) of Ticket Revenue and seven percent (7%) of all Ticket Revenue in excess of Four Million Dollars ($4,000,000.00).

      24.2 Exercise of Renewal Option. Tenant may exercise any renewal option by sending Landlord written notice at least six (6) months prior to the commencement of a renewal period that it elects to renew the Lease. If Landlord has given Tenant written notice that Tenant needs to elect whether or not to renew the Lease, at least six (6) but not more than nine (9) months before the renewal period commences, then all renewal rights shall terminate as of six (6) months prior to the commencement of the next renewal period if Tenant has not sent written notice to Landlord by that date electing to renew the Lease.

                       ARTICLE 25- LANDLORD'S OBLIGATIONS

      25.1 Initial Repair of Parking Lots. Landlord shall on a one time basis at Landlord's expense repair and restore the parking lots on the Premises so that they are in such a condition as would be achieved by performing the customary level of annual parking lot maintenance upon the Premises. Barring the occurrence of unforeseen acts of man or nature, it is contemplated that no further repairs and maintenance shall be


                                       47

necessary until the normal annual maintenance prior to the commencement of the 1994 season. Said work shall be completed prior to the commencement of the 1993 season at the Facility end Landlord's obligation shall be limited to a maximum expense of $25,000.00.

      25.2 Improvement of Roads. Prior to commencement of the 1993 season at the Facility the Landlord will, on a one time basis, at its expense, complete the road repair work more fully described on Exhibit F.

      25.3 Payment of Real Estate Taxes. Landlord agrees to pay when due all real estate taxes and assessments that are assessed against the Premises from time to time.

      25.4 Landlord's Covenants to Perform Under Bond Obligation. Landlord is the obligor on certain bonds (the "Bonds") that are secured by a mortgage on the Premises. Landlord represents and warrants to Tenant that said Bond issue is not currently in default. Landlord agrees to perform all obligations under the Bond documents and to make all payments when due with respect to the Bonds so that no default occurs with respect to the Bonds during the term of this Lease. At
Tenant's request, Landlord shall supply Tenant with a copy of the Bond documents and such information concerning the Bonds as Tenant may request.

      25.5 Indemnification for Warranties. Landlord shall indemnify and hold
Tenant harmless with respect to any damage


                                       48

suffered by Tenant if any representations or warranties made by Landlord in this Lease are not correct or are breached.

      25.6 Possession of Premises and Facility. Landlord is obligated to deliver full, possession of the Premises and Facility to Tenant on or before January 1, 1993 and to obtain all orders from the bankruptcy court or otherwise as may be needed to terminate the rights of all persons in the Premises and/or Facility including, but not limited to, prior tenants and prior concession providers.
Tenant acknowledges that allegations have been made that prior operators and prior concession provider of the Facility, namely, World Entertainment Services
Kansas, L.P., and Service America Corporation, have filed for bankruptcy and may allege an interest of some kind or nature in the Premises and Facility. Landlord shall forthwith instigate and prosecute to resolution any and all actions necessary in order to remove any alleged interest of these entities in an expeditious manner. If such full possession is not delivered by said deadline, Tenant may at its option extend this deadline or cancel the Lease. In the event
Tenant cancels the Lease pursuant to this paragraph, Landlord shall reimburse
Tenant for the cost of all improvements made to the Facility and/or Premises.
Landlord warrants that except for the rights granted to Tenant under this Lease and those disclosed herein, no person has any possession rights with respect to the Facility or Premises or any parking, concession or license rights of any kind or any right to any revenues from any activities on the Premises and Facility. Landlord agrees to


                                       49

indemnify and hold Tenant harmless with respect to any claim by any person that they have any such rights.

      25.7 Landlord's Maintenance Obligation for Parking Lots. Landlord's use of the parking lots for community events will contribute to the wear and tear on the parking lots, therefore, Landlord agrees to pay thirty percent (30%) of the annual maintenance cost of the parking lots, provided that its share of parking lot maintenance will not exceed $5,000.00 on a noncumulative annual basis. In lieu of paying cash for said maintenance obligation Landlord may provide "In
Kind" services to the Premises and Facility as agreed to by Tenant to be valued at their cost to Landlord.

                        ARTICLE 26 - CONDITIONS PRECEDENT

      26.1 Conditions Precedent. If the following conditions precedent are not satisfied on or before January 1, 1993, Tenant shall have the right to cancel this Lease and upon Tenant sending written notice of such cancellation, this Lease shall be deemed canceled and Tenant shall have no liability hereunder. The conditions shall not be deemed satisfied or waived unless Tenant sends written notice of such satisfaction or waiver. In the event the conditions are not satisfied by January 1, 1993, Tenant may extend the deadline for satisfying said conditions by notifying Landlord of such extension provided Tenant is working diligently on satisfying said conditions. The conditions precedent to this Lease being effective are:


                                       50

            a. This Lease must be fully signed by both parties.

            b. Tenant's partners must approve the terms of this Lease.

            c. Tenant shall receive a legal opinion from Landlord's attorney in form and substance satisfactory to tenant that the Lease is binding on Landlord, is enforceable in accordance with its terms and is not subject to any statute limiting governmental leases to a one (1) year term.

            d. Tenant shall receive a leasehold title insurance policy in form and substance satisfactory to Tenant insuring that it has a valid ten (10) year leasehold estate.

            e. Tenant at Tenant's expense may conduct such engineering and other studies of the Facility as Tenant deems appropriate and must be satisfied that Tenant can renovate the Facility so that it is in a condition satisfactory to Tenant at a cost not in excess of Three Million Dollars ($3,000,000.00).

            f. Tenant must receive all construction permits needed to construct all desired improvements.

            g. There shall be no pending or threatened litigation except as provided herein involving the Facility or this Lease that would affect Tenant's ability to operate the Facility on the terms set forth in this Lease.

            h. Tenant shall receive a certified copy of all resolutions adopted by Landlord's governing body authorizing execution of this Lease.


                                       51

            i. If requested by Tenant it shall receive a non-disturbance agreement from the person holding a mortgage on the Premises.

      26.2 Right to Termination. If the following conditions precedent are no:
satisfied on or before May 15, 1993, Tenant shall have the right to cancel this Lease and upon Tenant sending written notice of such cancellation, this Lease shall be deemed canceled and Tenant shall have (i) no liability hereunder; and
(ii) Landlord shall return to Tenant all Base Rent paid by Tenant together with an amount equal to the cost of Tenants improvements to the Facility. The conditions shall not be deemed satisfied or waived unless Tenant sends written notice of such satisfaction or waiver. In the event the conditions are not satisfied by May 15, 1993, Tenant may extend the deadline for satisfying said conditions by notifying Landlord of such extension provided Tenant is working diligently on satisfying said conditions. The conditions precedent to this Lease being effective are:

            a. Tenant must receive all permits and licenses needed to operate the Facility in a manner satisfactory to Tenant.

            b. Tenant shall have been able to complete such renovation work on the Facility as desired by Tenant prior to opening for business.

            c. The conditions precedent described in Section 26.1 shall remain satisfied and there shall have been no change in said conditions since when they were previously approved.


                                       52

                          ARTICLE 27 - EXCLUSIVE RIGHTS

      27.1 Tenant's Exclusive Rights. Tenant shall have the exclusive right to all revenues from parking, the sale of merchandise, the sale of food and beverages and from all other sources generated by the Premises and the Facility during the term of this Lease, except that Landlord may retain ticket revenues from a community event as described in Article 28 provided Landlord pays all sales and excise taxes due on such Ticket Revenues. Tenant shall have sole control over the Premises during the term of the Lease, and no person may charge for parking or sell anything on the Premises at any time without the authorization of Tenant.

                          ARTICLE 28 - COMMUNITY EVENTS

      28.1.a. Provision for Community Events. Tenant in appreciation of community support for the Facility has agreed to make the Facility available for community events on the terms stated herein. Tenant agrees to make a minimum of at least ten (10) days available per season for community events, provided that as the months of June, July and August are the prime concert months and the parties wish to maximize the concert opportunities in order for the Landlord to maximize its opportunity for additional revenue, not more than two of such days may fall within any single month during the months June, July or August. The foregoing shall not prevent the parties from mutually agreeing to additional days based on availability but is intended


                                       53

to best enable the Wyandotte County Park Board ("the Park Board") to plan dates for community events.

      28.1.b. Approval of Community Events by Park Board. The Park Board shall adopt rules and regulations for public use of the Facility consistent with this
Article 28. All applications for use of the Facility for community events shall be screened by the Park Board before the Park Board forwards such applications to Tenant for Tenant's approval. Such applications shall include a description of the event, estimated attendance and the date desired.

      28.1.c. Scheduling of Community Events. All events that receive preliminary approval of the Parks Board after March 1 of any season shall be immediately presented to Tenant for scheduling approval subject to the availability of the Premises and/or Facility and the other restrictions provided for herein. The Park Board will use its best efforts to request all community event dates for a season by March 1st of that season.

      28.1.d. Rescheduling of Community Events. Subject to the other provisions herein, Tenant will advise Landlord in writing of the community events and dates that have been approved by Tenant (the "Approved Date" ). In the event that Tenant subsequently needs an Approved Date for a concert, Tenant may substitute a new date for that community event (the "New Approved Date") ,provided that Landlord receives notice of such change at least forty-five (45) days prior to the Approved Date and at least forty-five (45) days prior to the New Approved
Date.


                                       54

      28.1.e. Parking for Renaissance Festival. Tenant further agrees to make its parking lots available at no charge at any time after September 1st or the Saturday of Labor Day Weekend, whichever date is earlier, and for six consecutive weeks thereafter, for the use by the Renaissance Festival, provided that all parkers shall be required to vacate the parking lots by 6:00 p.m. and the parking lot shall be vacated not later than 7:15 p.m. The clearing of the parking lots utilized by the Renaissance Festival will be achieved in such a manner as not to unreasonably interfere with the rights of Tenant to provide for the orderly ingress of all licensees, customers, and patrons of Tenant. Tenant agrees to cooperate with Landlord and representatives of the Renaissance
Festival and Landlord agrees to cooperate with Tenant to cause and to be put into effect and implemented on all days with overlapping presentations, a traffic control plan with respect to the use of the Facility, if it is determined that such a plan is necessary.

      28.1.f. Admission Fees for Community Events. The Landlord may charge an admission fee for an event only if the event is non-commercial in nature, involving a non-profit organization, and non-commercial admission charges are charged. Landlord shall pay all taxes applicable to ticket revenues collected with respect to community events.


                                       55

      28.2 Conditions for Usage for Community Events. Landlord's use of the
Facility for community events is subject to the following terms and conditions:

            a. Tenant may disapprove any application that is not for a non-commercial community event, or that is not appropriate for the amphitheater, or that would be competitive to Tenant's business, or that would otherwise adversely affect the Facility or Tenant's business, or that would adversely affect the casualty or liability insurance carried by Tenant with respect to the Facility.

            b. Landlord shall reimburse Tenant for any actual expenses incurred by Tenant in connection with such event.

            c. Landlord agrees to indemnify and hold Tenant harmless against any claims for labor or materials supplied by any person with respect to the community event.

            d. Landlord agrees to reimburse Tenant for the cost of repairing the Facility and replacing anything that has been stolen in the event that the Facility is damaged during a community event or in the event property is stolen from the Facility during a community event.

            e. Landlord shall provide Tenant with satisfactory evidence that Landlord has made adequate arrangements to staff the community event with security and other necessary personnel.


                                       56

      28.3 Parking and Concessions. Tenant reserves the right but has no obligation to provide and charge for parking and concessions services for community events in which an admission charge is collected in a manner other than that provided below. In the event that Tenant provides such services it shall be entitled to retain all revenue generated by said services. Tenant shall not be obligated to provide nor shall Tenant be entitled to charge for parking at Community Events in which there is no charge for admission or the amount charged for admission is primarily viewed as a charitable contribution (as an illustration and in no manner a limitation, these events would include graduation ceremonies for which no admission is charged and charitable fund raising events for which the tickets necessary for admission are purchased for $100 per couple).

      28.4 Indemnity for Tenant. Landlord agrees to indemnify and hold Tenant harmless against all liability claims for personal injury and property damage occurring in connection with a community event at the Facility that was requested by Landlord.

      28.5 Exclusion of Renaissance Festival From Definition of Community Event.
The Renaissance Festival currently utilizes the parking lots located on the Premises and no further usage of the Premises and/or Facility are contemplated at this time. Provided that the contemplated usage is not substantially changed or increased to more fully utilize the Premises and/or Facility,


                                       57

the Renaissance Festival should not constitute a community event and shall not be included as a community event days.

                        ARTICLE 29 - TENANT'S OBLIGATIONS

      29.1 Maintenance of Premises and Facilities. Except as otherwise provided herein, Tenant shall at its expense maintain in good repair all portions of the Premises and/or Facility including but not limited to, all structural and mechanical systems, including equipment and fixtures contained therein
(including replacement of all parts and components of said systems).

      29.2 Utilities. Tenant shall pay for all utility services used on the Premises.

                    ARTICLE 30 - PROHIBITED ACTS BY LANDLORD

      30.1 Legislative, Administrative or Judicial Actions. Landlord agrees not to take any legislative, administrative or judicial actions specifically directed at Tenant or the Facility which would adversely affect: (a) Tenant's operation of the Facility, (b) the cost and profitability of Tenant's operation of the Facility, or (c) any of Tenant's rights under this Lease. Without limiting the foregoing restrictions, Landlord agrees not to enact any legislation or take any action that would cause this Lease to be terminated
(unless Tenant has not cured defaults under the Lease within applicable cure periods), or which would create any new taxes on Tenant's revenues or operations or which would increase any existing taxes applicable to Tenant, or which


                                       58

would place any restrictions on Tenant's business operations which do not currently exist.

      30.2 Validity of Lease. Landlord agrees that this is a valid lease notwithstanding that the term exceeds one (1) year. Landlord agrees that in the event any court issues a final non-appealable order holding this Lease not to be a valid and enforceable lease at the time of its execution, it will reimburse to the Tenant the unamortized cost of all improvements Tenant has made to the Premises and in addition pay Tenant liquidated damages in the amount of One
Million Dollars ($1,000,00.00).

      30.3 Enforcement of Prohibition. If Landlord violates the restrictions in this Lease including but not limited to the restrictions in Section 30.1, Tenant may enforce those provisions by specific performance or may seek damages. In addition, if Tenant is not able to enforce the restrictions, Tenant may force
Landlord to buy out Tenant's interest in this Lease by paying Tenant the unamortized cost of the improvements Tenant has made to the Premises. If the Lease is bought out, the Facility may not be used as an amphitheater during the remaining term of the lease or renewal term if such periods shall have commenced at the time of the buy out. If such buy out occurs during the final year of the initial term or final year of the first renewal term and the time for the exercise of the successive renewal term has not expired this prohibition shall extend for such additional period if timely exercise of the option is tendered.
Nothing herein shall be construed as giving Landlord any right to buy out


                                       59

Tenant's interest or as giving Landlord any right to violate the restrictions this Lease.

                      ARTICLE 31 - TENANT'S REMOVAL RIGHTS

      31.1 Tenant's Removal Rights. Subject to the next sentence, upon any termination of this Lease for any reason, the Tenant shall have the right to remove those items of property described on Exhibit E hereto. If this Lease terminates before December 31, 2002, and if the cost to Tenant of all permanent, non-removable improvements made by Tenant to the Premises and/or Facility is less than Two Million Dollars ($2,000,000.00), then Tenant will on the termination of this Lease deliver title to Landlord of sufficient sound, lighting and video equipment located on the Premises so that Landlord is retaining permanent improvements and personal property added to the Premises and/or Facility by Tenant having an original cost to Tenant of Two Million
Dollars ($2,000,000.00)

      IN WITNESS WHEREOF, the undersigned have caused this Lease to be signed, sealed and delivered on their behalf as of the day and year first above written.

                                    LANDLORD:

                                    COUNTY OF WYANDOTTE, KANSAS


                                    By /s/
                                      --------------------------------
                                      Title:
                                      Date:


                                       60

                                    WYANDOTTE COUNTY PARKS BOARD


                                    By /s/
                                      --------------------------------
                                      Title: President
                                      Date: December 17, 1992

                                    and

                                    TENANT:

                                    SANDSTONE AMPHITHEATER JOINT VENTURE,
                                    A Kansas Joint Venture

                                    By CONTEMPORARY INVESTMENTS OF
                                       KANSAS, INC., its Partner


                                       By /s/
                                         -----------------------------
                                         Title:
                                         Date:

                                    By OGDEN ENTERTAINMENT SERVICES,
                                       INC., its Partner


                                       By /s/
                                         -----------------------------
                                         Title: Vice President
                                         Date:


                                       61



                                                              Exhibit 10.19

                            STOCK PURCHASE AGREEMENT


                         Dated as of December 11, 1997


                                     among


               Each of the Selling Shareholders Signatory Hereto


                                      and


                              BGP Acquisition, LLC


                                as the Purchaser



                      Sale of All of the Capital Stock of
                               BG Presents, Inc.
                          by the Selling Shareholders
                            to BGP Acquisition, LLC







                            STOCK PURCHASE AGREEMENT

                  THIS STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of
December 11, 1997, is entered into by and among each of the shareholders of BG
Presents, Inc., a California corporation (the "COMPANY"), listed on the Selling
Shareholder Schedule attached hereto (each, a "SELLING SHAREHOLDER" and, collectively, the "SELLING SHAREHOLDERS"), and BGP Acquisition, LLC, a Delaware limited liability company (the "PURCHASER").

                                    RECITALS

                  WHEREAS, the Selling Shareholders own, beneficially and of record, all of the Company's issued and outstanding capital stock, of which there are, as of the date of this Agreement, Nine Hundred Fifty-Seven Thousand
Eight Hundred Ninety-Four (957,894) shares of common stock (the "COMMON
STOCK") issued and outstanding;

                  WHEREAS, (i) the Purchaser=s sole member (and the holder of all of its equity interests) is SFX Entertainment, Inc., a Delaware corporation
("SFX"), and a wholly owned subsidiary of SFX Broadcasting, Inc., a Delaware corporation ("SFX BROADCASTING"), (ii) SFX Broadcasting intends to contribute its operations relating to concert promotion and operation of venues to SFX and
(iii) it is contemplated that pursuant to a registration statement to be filed with the Securities and Exchange Commission (the "REGISTRATION STATEMENT"), all of the outstanding shares of common stock of SFX will be distributed to certain holders of interests in SFX Broadcasting, upon the terms and conditions set forth in the Registration Statement (the "SPINOFF EVENT"); and

                  WHEREAS, the Selling Shareholders desire to sell to the Purchaser, and the Purchaser desires to purchase from the Selling Shareholders, all of the issued and outstanding Common Stock of the Company, upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the purchase and sale contemplated hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound, hereby agree as follows:

                               TERMS OF AGREEMENT

                             ARTICLE I. DEFINITIONS

                  Section 1.1 Defined Terms. The following words and phrases shall have the meanings specified in this ARTICLE I and shall apply to the singular and plural forms:

                  Adjustment Statement: Has the meaning set forth in SECTION
2.3(D) hereof.

                                       1


                  Affiliate: With respect to any Person means any other Person that: (i) directly, or indirectly, controls, is controlled by or is under common control with, such Person; (ii) directly, or indirectly, beneficially owns or holds five percent (5%) or more of the voting stock or partnership interests of such Person; (iii) five percent (5%) or more of the voting stock or partnership interests of which is directly or indirectly beneficially owned or held by such Person; or (iv) if an individual, is a member of the household or family (including siblings, parents, grandparents, children, grandchildren, aunts, uncles and first or second cousins) of, or is currently or was formerly married to or shared a household with, a member of the household or family of, such Person; provided, that, Richard L. Greene, Esq., shall not be deemed to be an "AFFILIATE" of Fillmore Theatrical Services or the Liquor License Trust.

                  Affiliate Agreements: Has the meaning set forth in SECTION
3.15(A)(XIV) hereof.

                  Agreement: Has the meaning set forth in the preamble hereto.

                  Alternative Transaction: Has the meaning set forth in SECTION
5.6 hereof.

                  Alternative Transaction Proposal: Has the meaning set forth in SECTION 5.6 hereof.

                  Archives: All posters, handbills, tickets, photographs, slides, videos, audio tapes and other archival material subject to the Archives
Agreement, together with all posters, handbills, tickets, photographs, slides, videos, audio tapes and other archival materials that have been produced or obtained by the Company or its Affiliates subsequent to October 24, 1991.

                  Archives Agreement: Has the meaning set forth in SECTION 8.13 hereof.

                  Audited Balance Sheet: Has the meaning set forth in SECTION
2.3(D) hereof.

                  Base Price: Has the meaning set forth in SECTION 2.3(C)(I) hereof.

                  Bona Fide Offer: Has the meaning set forth in SECTION 11.2 hereof.

                  Business Day: Any day other than (i) a Saturday or Sunday, or
(ii) a day on which banking institutions in the States of New York or California are authorized or obligated by law or executive order to be closed.
If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

                  Cash Consideration: Has the meaning set forth in SECTION
2.3(B) hereof.

                  Client: Any Person party to or bound by a Contract with the Company or any of its Affiliates.

                                       2


                  Closing: The closing of the purchase and sale of the Common
Stock hereunder.

                  Closing Date: Has the meaning set forth in SECTION 2.2 hereof.

                  Code: The Internal Revenue Code of 1986, as amended, and the
Treasury Regulations promulgated thereunder.

                  Common Stock: Has the meaning set forth in the recitals hereto.

                  Company: Has the meaning set forth in the preamble hereto.

                  Company Assets: Has the meaning set forth in SECTION 11.1 hereof.

                  Company Business: The concert, live entertainment and related businesses of the Company, including, without limitation, the public assemblage, shoreline amphitheater and talent management business and the film, video, audio, poster, photograph, still, negative and similar archives.

                  Company Subsidiaries: Has the meaning set forth in SECTION
3.2 hereof.

                  Consents: Has the meaning set forth in SECTION 3.4 hereof.

                  Contingent Obligations of any Person: Any Liabilities of such
Person directly or indirectly guaranteeing any Indebtedness, leases, dividends or other Liabilities (each a "PRIMARY OBLIGATION") of any other Person (a
"PRIMARY OBLIGOR") in any manner, including, without limitation, any Liability of the first Person (i) to pay or purchase, or advance or supply funds for the payment or purchase of, any such primary obligation or any Property constituting direct or indirect security or collateral therefor, (ii) to advance or supply funds to keep-well, make-whole or maintain or increase the net worth, working capital, earnings, solvency or other financial condition or results of operations of any primary obligor, (iii) to purchase, sell or lease
(as lessor or lessee) Property, securities or services primarily for the purpose of enabling the primary obligor to pay or perform any such primary obligation, or of assuring the owner, creditor or obligee of any such primary obligation of the ability of the primary obligor to pay or perform as and when due such primary obligation or (iv) otherwise to assure or hold harmless the owner, creditor or obligee of any such primary obligation against loss in respect thereof, excluding the endorsement of negotiable instruments in the ordinary course of business for deposit or collection.

                  Contracts: All written or oral contracts, agreements, undertakings, indentures, notes, debentures, bonds, loans, instruments, leases, mortgages, commitments or other binding arrangements.

                                       3

                  control: The possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

                  Disputed Amount: Has the meaning set forth in SECTION 2.3(D) hereof.

                  Effective Date: Means January 1, 1998.

                  Employment Agreements: Has the meaning set forth in SECTION
5.12 hereof.

                  Environmental Law: The federal Comprehensive Environmental
Response, Compensation and Liability Act, the federal Water Pollution Control
Act, the Safe Drinking Water Act, the federal Clean Water Act, the federal
Clean Air Act, the federal Resource Conservation and Recovery Act, the
Hazardous Materials Transportation Act, the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, federal Insecticide and the Fungicide and Rodenticide Act, and the Occupational Safety and Health Act, each as amended, and all other environmental statutes enacted by any Governmental
Entity, and any executive orders, ordinances, rules or regulations promulgated under any of the foregoing.

                  Equity Consideration: Has the meaning set forth in SECTION
2.3(C) hereof.

                  Excess Working Capital: Has the meaning set forth in SECTION
2.3(D) hereof.

                  Fillmore Theatrical Services: Fillmore Theatrical Services, a
California corporation.

                  ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

                  Financial Statements: Collectively, (i) the audited consolidated balance sheets of the Company as of January 31, 1996 and 1997, and the related statements of income, retained earnings, shareholders' equity and cash flows of the Company for the periods then ended, including the related notes and auditor's report thereon and (ii) the unaudited consolidated balance sheet of the Company as of the end of the most recent fiscal quarter preceding the date of this Agreement and the statements of income of the Company for the period from February 1, 1997 through the end of such fiscal quarter.

                  GAAP: United States generally accepted accounting principles.

                  Governmental Entity: Any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental, quasi-governmental or regulatory authority, body or instrumentality, including, without limitation, any industry or other non-governmental self-regulatory organizations.

                                       4


                  Hazardous Material: Any material or substance which is deemed a "hazardous waste", "hazardous material", "hazardous substance", "solid waste", "industrial waste", "contaminant", "pollutant", "toxic waste" or "toxic substance" under any Environmental Law.

               Hold-Back:  Has the meaning set forth in SECTION 2.3(D) hereof.

                  Indebtedness of any Person: All (i) Liabilities of such
Person for borrowed money, (ii) Liabilities of such Person evidenced by any bonds, debentures, notes, acceptances or other similar instruments, (iii)
Liabilities of such Person for the deferred purchase price of any Properties or services (other than trade accounts payable arising in the ordinary course of business consistent with industry custom and past practice which are not overdue more than 45 days), (iv) Liabilities of such Person under letters of credit, acceptances or other similar facilities and, without duplication, all drafts drawn thereunder, (v) Liabilities of a third party secured by any Lien or Encumbrance on any assets or Property owned by such Person, whether or not assumed by such Person, (vi) Liabilities of such Person under any lease of any Property which is, or is required in conformity with GAAP, to be accounted for as a capital lease, (vii) Liabilities of such Person to pay for goods or services whether or not delivered or accepted (including, without limitation, conditional sale, title retention, take-or-pay and similar obligations), (viii)
Liabilities of such Person in respect of interest rate or currency rate swap, cap, collar, hedging, exchange or similar Contracts designed to protect against fluctuations in interest or currency rates and (ix) Contingent Obligations of such Person.

                  Indemnified Party: Has the meaning set forth in SECTION
9.2(D) hereof.

       Indemnifying Party:  Has the meaning set forth in SECTION 9.2(D) hereof.

                  Indemnified Tax Party: Has the meaning set forth in SECTION
10.9 hereof.

                  Indemnifying Tax Party: Has the meaning set forth in SECTION
10.9 hereof.

                  Indemnity Period: The period of survival of the respective representations and warranties provided for in SECTION 9.1 hereof.

                  intangible assets: All write-ups, goodwill, Intellectual
Property, unamortized Liabilities, deferred assets and other intangible assets and Properties of any kind whatsoever.

                  Intellectual Property: Has the meaning set forth in SECTION
3.18 hereof.

                  Interim Financial Statements: Has the meaning set forth in
SECTION 5.7 hereof.

                  IRS: The United States Internal Revenue Service.

                  Key Personnel: Means each of the Selling Shareholders.

                                       5

                  Knowledge: (i) With respect to any natural Person, the actual knowledge of such Person after due inquiry or (ii) with respect to any corporation, (a) the actual knowledge of the officers of such corporation after due inquiry, which in the case of the Company shall also include the Selling
Shareholders, and (b) information contained in all written notices addressed to such corporation or any of the Persons referred to in CLAUSE (II) of this definition.

                  Liability: Has the meaning set forth in SECTION 3.9 hereof.

                  Lien or Encumbrance: Any lien, pledge, mortgage, security interest, claim, lease, charge, option, right, easement, servitude, transfer limit, restriction or other encumbrance.

                  Liquor License Trust: The Liquor License Trust described in
SCHEDULE 3.13 attached hereto.

                  Long Term Debt: The items listed in CLAUSE (V) of SCHEDULE
3.15 attached hereto and reflected on the October 31, 1997 financial statements of the Company (as updated through the December 31, 1997).

                  Loss: Has the meaning set forth in SECTION 9.2(D) hereof.

                  Material Adverse Effect: Any material adverse effect on (i) the business, operations, assets, Properties, Liabilities, condition (financial or otherwise), results of operations, prospective business opportunities, to the actual Knowledge of the Selling Shareholders or Permits of the Company and the Company Subsidiaries taken as a whole or (ii) the ability of the Selling
Shareholders to execute and deliver this Agreement, perform their obligations hereunder, or consummate the transactions contemplated hereby.

                  Material Adverse Effect on the Purchaser: Any material adverse effect on (i) the business, operations, assets, Properties, Liabilities, condition (financial or otherwise), results of operations, prospective business opportunities, to the actual Knowledge of the Selling
Shareholders or Permits of the Purchaser and its Subsidiaries, taken as a whole or (ii) the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder, or consummate the transactions contemplated hereby.

                  Material Client: Has the meaning set forth in SECTION 3.26(A) hereof.

                  Net Working Capital: As of a certain date, the Company's cash, short term investments, accounts receivable (including third party costs in connection with amphitheater developments in Seattle and Sacramento), inventory, pre-paid expenses (including advances in connection with the Lord of the Dance production) and other current assets less accounts payable, accrued liabilities, advance ticket sales and other current liabilities.

                  Notice of Audit: Has the meaning set forth in SECTION 10.8 hereof.

                                       6


                  Option Agreement. Has the meaning set forth in SECTION
2.3(C)(II) hereof.

                  Permits: All licenses, certificates of authority, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings under any federal, state, local or foreign laws or with any Governmental Entities.

                  Person: Any individual, corporation, partnership, limited liability company, limited liability partnership, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity or other entity or organization.

                  Plan: "Any employee benefit plan" (as that term is defined in Section 3(3) of ERISA), as well as any other formal or informal plan, arrangement or contract involving direct or indirect compensation, in which any current or former officers, employees or independent contractors of the Company has an interest, or to which the Company has any liability or under which the Company has any present or future obligations or liability on behalf of their respective current or former officers, employees or independent contractors or their dependents or beneficiaries, including, but not limited to, each retirement, pension, profit-sharing, thrift, savings, target benefit, employee stock ownership, cash or deferred, multiple employer, multiemployer or other similar plan or program, each other deferred or incentive compensation, bonus, stock option, employee stock purchase, "phantom stock" or stock appreciation right plan, each other program providing payment or reimbursement for or of medical, dental or visual care, psychiatric counseling, or vacation, sick, disability or severance pay and each other "fringe benefit" plan or arrangement.

                  Pre-Closing Taxable Periods: All Taxable Periods ending on or before the Pre-Effective Date and the portion ending on the Pre-Effective Date of any Taxable Period that includes but does not end on the Pre-Effective Date.

                  Pre-Effective Date: Means the day before the Effective Date.

                  Preliminary Balance Sheet: Has the meaning set forth in
SECTION 2.3(D) hereof.

                  Prior Bidders: Has the meaning set forth in SECTION 5.6 hereof.

                  Properties: Real, personal, Intellectual or mixed property, tangible or intangible, of any Person.

                  Purchase Price: Has the meaning set forth in SECTION 2.3(A) hereof.

                  Purchaser: Has the meaning set forth in the preamble hereto.

                  Purchaser Representatives: Has the meaning set forth in
SECTION 5.2 hereof.

                  Registration Statement: Has the meaning set forth in the recitals hereto.

                                       7


                  Reoffer: Has the meaning set forth in SECTION 11.2 hereof.

                  Restricted Period: Has the meaning set forth in SECTION 5.14 hereof.

                  Securities Act: The Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

                  Selling Shareholder: Has the meaning set forth in the preamble hereto.

                  SFX: Has the meaning set forth in the recitals hereto.

                  SFX Broadcasting: Has the meaning set forth in the recitals hereto.

                  SFX Option: Has the meaning set forth in SECTION 2.3(C)(II) hereof.

                  SFX Stock: Has the meaning set forth in SECTION 2.3(C)(I) hereof.

                  Shareholder Representative: Has the meaning set forth in
SECTION 2.4 hereof.

                  Spinoff Event: Has the meaning set forth in the recitals hereto.

                  Subscription Agreement: Has the meaning set forth in SECTION
2.3 (C)(I) hereof.

                  Subsidiary: With respect to any Person, any entity controlled by such Person.

                  Tax and Taxes: All taxes (including, without limitation, all income, profits, gains, gross receipts, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, withholding, payroll, employment, occupation, workers' compensation, disability, severance, unemployment insurance, social security and property taxes), and all duties, assessments, fees, levies, or similar charges of any kind whatsoever, together with any interest, penalties, additional amounts and additions thereto, required under any federal, state, local or foreign law or imposed by any Governmental Entity, including all amounts imposed as a result of (i) being a member of an affiliated or combined group, (ii) any tax sharing or allocation agreement or arrangement, whether or not written, or (iii) being a transferee of assets or a successor to any corporation, association, partnership, joint venture or other entity.

                  Tax Return or Return: All returns, reports, elections, estimates, declarations, information statements and other forms and documents
(including all schedules, exhibits, and other attachments thereto) relating to any Taxes and required to be filed in respect of the Company or any of its Affiliates under any federal, state, local or foreign law or with any Governmental Entity.

                  Taxable Period: Any taxable year or any other period that is treated as a taxable year (including any taxable period ending on the Closing
Date or beginning on the day immediately



                                       8

following the Closing Date) with respect to which any Tax may be imposed under any applicable statute, rule, or regulation.

                  Tax Reserve: Has the meaning set forth in SECTION 10.1(B) hereof.

                  Third Party Claim: Has the meaning set forth in SECTION
9.2(D) hereof

                  Transaction Documents: This Agreement, the Employment
Agreements, the Subscription Agreement, the Option Agreement and each other agreement or instrument entered into pursuant to any of the same.

                  WARN: The Worker Adjustment and Retraining Notification Act of 1988, as amended.


                 ARTICLE II. PURCHASE AND SALE OF COMMON STOCK

                  Section 2.1 Purchase and Sale of Common Stock. Subject to the terms, provisions and conditions of this Agreement, each Selling Shareholder hereby agrees to grant, sell, assign and convey, to have and to hold forever, to the Purchaser, or to such Person or Persons controlled by the Purchaser as the Purchaser shall designate on the Closing Date, and the Purchaser agrees to purchase and accept from each Selling Shareholder on the Closing Date, all right, title and interest in and to the shares of Common Stock set forth opposite the name of such Selling Shareholder on the Selling Shareholder
Schedule attached hereto.

                  Section 2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in ARTICLES VII AND VIII hereof, the Closing shall take place at the offices of Paul, Hastings, Janofsky & Walker LLP, at 399 Park
Avenue, 31st Floor, New York, New York 10022, at 10:00 a.m. New York time on
January 29, 1998 (the "CLOSING DATE") or at such other time or place as may be mutually agreed upon by a Shareholder Representative and the Purchaser. In the event that the conditions set forth in ARTICLES VII AND VIII hereof have not been satisfied or waived by January 29, 1998, (i) the Closing Date shall be automatically extended for a period of two (2) weeks in order to satisfy such condition and (ii) the parties hereto may otherwise agree in writing to reschedule the Closing; provided, that, if a failure by the Purchaser to submit an H-S-R filing by January 5, 1998, is the sole cause of a delay in the Closing past January 29, 1998, the Purchaser shall pay interest on the Purchase Price for each day after January 29, 1998 that the Closing is delayed, solely as a result of such late filing, at a rate per annum equal to eight percent (8%).

                  Section 2.3 The Purchaser's Payment.

                  (a) The Purchase Price. On the Closing Date, the Purchaser shall pay to the Selling Shareholders an aggregate amount equal to Sixty Eight
Million Two Hundred Fifty Thousand Dollars ($68,250,000) (as adjusted pursuant to CLAUSE (D) below, the "PURCHASE PRICE"),



                                       9

in the manner set forth below in CLAUSES (B) AND (C), as consideration for the purchase of all outstanding shares of Common Stock. On the Closing Date, each Selling Shareholder shall deliver to the Purchaser (or to the Company pursuant to SECTION 8.9 hereof), against payment of the Purchase Price, a certificate or certificates representing all outstanding shares of Common Stock owned by such Selling Shareholder, duly endorsed for transfer or accompanied by stock powers duly executed, in each case in accordance with SECTION 8.9 hereof, together with all necessary stock transfer stamps affixed thereto, which shall be valid and effective to convey all right, title and interest in and to such shares of Common Stock to the Purchaser, free and clear of any and all Liens or Encumbrances.

                  (b) Cash Consideration Payable on Closing. On the Closing
Date, the Purchaser shall pay to the Selling Shareholders an aggregate amount equal to (i) the Purchase Price, less (ii) the aggregate value of the Equity
Consideration paid pursuant to CLAUSE (C) below (the difference obtained from subtracting the amounts determined pursuant to CLAUSES (II) from CLAUSE (I) being referred to as the "CASH CONSIDERATION"), in immediately available funds.

                  (c) Equity Consideration Payable on Closing. On the Closing
Date, the Purchaser, in its sole and absolute discretion, may elect to distribute to the Selling Stockholders, in lieu of the Cash Consideration:

                           (i) If the Spinoff Event has occurred as of the
Closing Date, up to an aggregate of Five Hundred Sixty-Two Thousand Six Hundred
Forty (562,640) shares of class A common stock of SFX (the "SFX STOCK") at a valuation of Thirteen Dollars and Thirty-Three Cents ($13.33) per share of SFX
Stock (the "BASE PRICE") pursuant to a Subscription Agreement, substantially in the form attached hereto as EXHIBIT A (the "SUBSCRIPTION AGREEMENT"). The parties hereto agree that the Purchaser may not issue SFX Stock, in lieu of the Cash Consideration, for an aggregate value in excess of Seven Million Five
Hundred Thousand Dollars ($7,500,000).

                           (ii) If the Spinoff Event has not occurred as of the
Closing Date, options to purchase up to an aggregate of Five Hundred Sixty-Two
Thousand Six Hundred Forty (562,640) shares of SFX Stock, pursuant to an Option
Agreement, substantially in the form attached hereto as EXHIBIT B (the "OPTION
AGREEMENT"). The parties hereto agree that, (i) for purposes of determining the Cash Consideration portion of the Purchase Price, the aggregate value attributable to the SFX Option shall be equivalent to the value attributable to the shares of SFX Stock underlying such SFX Option based upon the Base Price and (ii) the Purchaser may not grant SFX Options, in lieu of the Cash
Consideration, for an aggregate value, determined in accordance with CLAUSE (I) above, in excess of Seven Million Five Hundred Thousand Dollars ($7,500,000).

                           (iii) As used herein, the issuance of the SFX Stock
or the grant of the SFX Option, as the case may be, shall be referred to as the "EQUITY CONSIDERATION". In the event that the Purchaser elects to distribute
Equity Consideration to the Selling Shareholders, in lieu of the Cash
Consideration, the Selling Shareholder Schedule shall be amended prior to Closing to reflect (i) the adjustment to the Cash Consideration required by such distribution of Equity Consideration pursuant



                                      10

to SECTION 2.3(B) hereof and (ii) the allocation of the Cash Consideration and the Equity Consideration to each Selling Shareholder; provided, that, in the case of CLAUSE (II) hereof, the Shareholder Representatives shall determine such allocation, in their sole and absolute discretion.

                  (d) Adjustments to the Purchase Price. On or before January
25, 1998 or any other mutually agreed upon date, the Selling Shareholders shall prepare and deliver to the Purchaser (or such other Person as the Purchaser shall direct in writing) a consolidated balance sheet of the Company (the
"PRELIMINARY BALANCE SHEET") as of the close of business on December 31, 1997, which Preliminary Balance Sheet shall include, without limitation, determination of (i) the Company's Long Term Debt and (ii) the Company's Net
Working Capital, in each case, together with analysis at a sufficient level of detail for the Purchaser to review such determination based upon the format used in the October 31, 1997 Financial Statements (and the line items set forth therein). The Purchaser shall have until three (3) Business Days after the delivery of the Preliminary Balance Sheet to review such statement and propose any adjustments thereto, including, without limitation, with respect to the amount of Long Term Debt and Net Working Capital. All adjustments proposed by the Purchaser shall be set out in detail in a written statement delivered to the Shareholder Representatives (an "ADJUSTMENT STATEMENT") and any adjustment which affects the Purchase Price adjustment set forth in CLAUSE (I) OR (II) below (the "DISPUTED AMOUNT"), shall be reflected as a reduction in the Purchase Price in the form of a working capital hold-back (the "HOLD-BACK");
provided, that, notwithstanding any provision herein to the contrary, the Hold-Back will not exceed One Million Dollars ($1,000,000). The Purchaser shall retain Ernst & Young or another nationally recognized independent accounting firm to audit the Preliminary Balance Sheet with respect to Long Term Debt and Net Working Capital (the "AUDITED BALANCE SHEET") in accordance with GAAP consistently applied and in accordance with the books and records of the Company, which determination shall be (i) completed by February 15, 1998 and
(ii) final and binding on, and non-appealable by the Selling Shareholders and the Purchaser; provided, that in the event that the Audited Balance Sheet is not completed by February 15, 1998, the Preliminary Balance Sheet shall be final and binding on, and non-appealable by the Selling Shareholders and the Purchaser. If a portion or all of the Hold-Back is to be paid to the Selling
Shareholders, the Purchaser shall pay to the Selling Shareholders in cash such amount, plus interest thereon from but not including the Closing Date to and including the date on which payment is made at a rate per annum equal to eight percent (8%).

                           (i) If the Company's Long Term Debt, as determined
based upon the amount shown on the Preliminary Balance Sheet or the Audited
Balance Sheet, as the case may be, is equal to or less than the Company's Net
Working Capital, as determined based upon the amount shown on the Preliminary
Balance Sheet or the Audited Balance Sheet, as the case may be, then the Purchase Price shall be the amount stated in SECTION 2.3(A) hereof without adjustment; provided, that, any such excess working capital reflected in the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be (the
"EXCESS WORKING CAPITAL"), shall be applied as set forth in SECTION 10.4 hereof.

                                      11

                           (ii) If the Company's Long Term Debt, as determined
based upon the amount shown on the Preliminary Balance Sheet or the Audited
Balance Sheet, as the case may be, exceeds the Company's Net Working Capital, as determined based upon the amount shown on the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be, then the Cash Consideration portion of the Purchase Price shall be reduced by an amount equal to the aggregate amount by which such Long Term Debt exceeds such Net Working Capital.

                  (e) Distributions. Any payments or distributions required to be made by the Purchaser pursuant to this SECTION 2.3 shall be made to the Shareholder Representatives, as agent for the Selling Shareholders, and the Shareholder Representatives shall be required to apportion the money to each Selling Shareholder in the manner set forth on the Selling Shareholder
Schedule; provided, that, (i) the Purchaser shall give the Shareholder
Representatives notice of its election to distribute Equity Consideration in lieu of Cash Consideration pursuant to SECTION 2.3(C) hereof not less than fifteen (15) days prior to the Closing Date, (ii) other than as set forth on the Selling Shareholder Schedule, as the same may be amended pursuant to
SECTION 2.3(C) hereof, the allocation of the Cash Consideration and the Equity
Consideration among the Selling Shareholders shall be made in proportion to their holdings, unless otherwise determined by the Selling Representatives, in their sole and absolute discretion, not less than ten (10) days prior to the Closing and (iii) upon delivery by the Purchaser to the Shareholder
Representative of the Purchase Price, the Purchaser shall have no further obligation to the Selling Shareholders with respect to the Purchase Price. Any such payments of the Cash Consideration shall be paid by check to the order of the Shareholder Representatives, as agent of the Selling Shareholders, unless, at least five (5) Business Days prior to the date of any such payment, the Shareholder Representatives shall have delivered to the Purchaser written notice directing that such payment be made to a bank account designated in such notice by the Shareholder Representatives, in which event any such payment shall be made by wire transfer of immediately available funds to such bank account. In the event that the Purchaser has not received proper payment instructions from the Shareholder Representatives, or in the event that the address or account information for the Shareholder Representatives is inaccurate or incomplete and will not permit proper and timely disbursement of funds by the Purchaser, the Purchaser shall be entitled, in lieu of making direct payment to the Shareholder Representatives (and in full satisfaction of its obligation to otherwise do so), to pay the amount due to each Selling
Shareholder directly to the Selling Shareholders, by wire transfer of immediately available funds.

                  (f) Guarantee. If the Spinoff Event has not occurred as of the Closing Date, subject to the terms and conditions set forth herein, including, without limitation, ARTICLE VIII and SECTION 12.4 hereof, the payment of the Purchase Price by the Purchaser shall be guaranteed by SFX.

                  Section 2.4 Shareholder Representative. To facilitate the consummation of the transactions contemplated by this Agreement, from and after the Closing, each of the Selling Shareholders (and their successors and assigns) hereby irrevocably consent to the appointment of, and do hereby appoint and empower, each of Nicholas P. Clainos and Franklin D. Rockwell, Jr.
(and each of them does hereby accept such appointment) as each such Selling
Shareholder's attorney-in-fact (with full power of substitution) for carrying out the transactions contemplated



                                      12

hereby and as the sole and exclusive representative (each, a "SHAREHOLDER
REPRESENTATIVE") of all of them (and their successors and assigns) to make all decisions and determinations on behalf of all of them (and their successors and assigns) that the Shareholder Representatives may deem necessary or appropriate to accomplish the intent, and implement the provisions, of this Agreement, including, without limitations, the execution of the Subscription Agreement or the Option Agreement, as the case may be. Without limiting the generality of the foregoing, the Shareholder Representatives shall have the power to agree to any matters with respect to indemnification provided for hereunder. All decisions of the Shareholder Representatives shall be final and binding on all of the Selling Shareholders (and their successors and assigns). The Purchaser
(and its successors and assigns) shall be entitled to rely upon, without independent investigation, any decision or action of a Shareholder
Representative and shall be fully protected in connection with any action or inaction taken or omitted to be taken in reliance thereon. The Selling
Shareholders (and their permitted successors and assigns) may by the vote of holders holding a majority of shares at any time and from time to time replace the Shareholder Representatives and appoint another Selling Shareholder as a Shareholder Representative. It is a condition to the appointment of any Person as the Shareholder Representative hereunder that such Person confirms in writing to the Purchaser that such Person has accepted such appointment as the Shareholder Representative under the terms of this Article. If a Shareholder
Representative is replaced as provided for herein, the newly-appointed
Shareholder Representative shall notify the Purchaser in writing of such Person's appointment and appropriate contact information, and the Purchaser
(and its successors and assigns) shall be entitled to rely upon, without independent investigation, the identity of the Shareholder Representative as set forth in such written notice. The Selling Shareholders agree, by their execution of this Agreement, that the Shareholder Representatives, in their capacity as such, shall not have any liability to any of the Selling
Shareholders for any acts or omissions of the Shareholder Representatives taken, or omitted to be taken, in connection with performance of the duties of the Shareholder Representatives described herein, and each Selling Shareholder hereby waives and releases any claims against the Shareholder Representatives in such capacity and shall not initiate any lawsuits or other court proceedings, or take similar action, against the Shareholder Representatives, in any case other than for acts or omissions involving wilful misconduct by the Shareholder Representatives. The Selling Shareholders agree to indemnify, defend and hold harmless the Shareholder Representatives from and against any Losses based upon, arising out of or otherwise resulting from any action undertaken pursuant to this Agreement by the Shareholder Representatives, other than any Losses arising as a result of the gross negligence and malfeasance of the Shareholder Representatives.

                  Section 2.5 Bonuses. The Purchaser acknowledges and agrees that the Company will create a reserve for bonuses, other than bonuses in the ordinary course of business discussed in SECTION 3.10(B)(III) hereof (i) to be reflected in the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be, in an aggregate amount not to exceed One Million Two Hundred
Eighty Thousand Dollars ($1,280,000) and (ii) not to be reflected in the Preliminary Balance Sheet or the Audited Balance Sheet, as the case may be, in an aggregate amount not to exceed One Hundred Fifty Thousand Dollars
($150,000).


                                      13

    ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE SELLING SHAREHOLDERS

                  The Shareholders, severally and not jointly, make the following representations and warranties to the Purchaser, on the date of this Agreement and on the Closing Date. As used herein, the term "COMPANY" means the Company and the Company Subsidiaries.

                  Section 3.1 Validity. The execution, delivery and performance of this Agreement by each Selling Shareholder and the execution, delivery and performance of each of the Transaction Documents to which the Company is a party have been duly and validly authorized by the Selling Shareholders and all necessary action, including without limitation any consent required by the Articles of Incorporation and By-Laws. This Agreement constitutes the legally valid and binding obligation of each Selling Shareholder, enforceable against each Selling Shareholder in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity. Each of the Transaction Documents to which the Company is a party will, when executed and delivered, constitute the legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity.

                  Section 3.2 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of California, and has all requisite corporate power and authority to own, lease and operate its assets and Properties and to conduct its business as currently being conducted. The Company is duly qualified and in good standing as a foreign corporation in all of the jurisdictions listed in
SCHEDULE 3.2(A) attached hereto, which jurisdictions are the only jurisdictions in which both (i) the Company owns property, conducts business, has an office or maintains a bank account, and (ii) the nature of its business or the ownership of its Properties makes such qualification necessary, or, if not so qualified and in good standing in any such jurisdiction, such failure, as of the date hereof and the Closing Date, will not have a Material Adverse Effect.
The Company conducts business under no other names except as listed on SCHEDULE
3.2(B) attached hereto. The Company has no, direct or indirect ownership interest in any Person other than the Persons listed on SCHEDULE 3.2(C) attached hereto (collectively, the "COMPANY SUBSIDIARIES"). Other than as set forth on SCHEDULE 3.2(C) attached hereto, the Company holds all of the outstanding interests in each of the Company Subsidiaries. The Selling
Shareholders have heretofore delivered to the Purchaser true and complete copies of the Articles of Incorporation and By-Laws and any other organizational documents, in each case including all amendments thereto, of the Company and the Company Subsidiaries.

                  Section 3.3 No Conflicts. Except as set forth in SCHEDULE 3.3 attached hereto, and assuming all Consents set forth in SCHEDULE 3.4 attached hereto are obtained, made or given (as the case may be), the execution and delivery by the Selling Shareholders of this Agreement, the performance by the Selling Shareholders of their obligations hereunder, and the consummation of the transactions contemplated hereby (including without limitation the execution, delivery and



                                      14

performance of each of the Transaction Documents to which the Company will be a party and the transfer of all the Common Stock of the Company to the Purchaser free and clear of any Liens or Encumbrances) do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), give rise to any right of termination or acceleration of any right or obligation of the Company under, or result in the creation or imposition of any Lien or Encumbrance upon any assets or properties of the Company by reason of the terms of, (i) the Articles of Incorporation and By-Laws and any other organizational documents of the Company, (ii) any Contract to which such Selling Shareholder or the Company is a party or by or to which any of them or their respective assets or Properties (including, without limitation, the Common Stock) may be bound or subject, (iii) any order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation applicable to the Company or such Selling Shareholder or (iv) any Permit of the Company; other than, in the case of CLAUSES (II), (III) AND (IV), any conflict, breach, violation, default, termination or acceleration which would not, individually or in the aggregate together with all such other conflicts, breaches, violations, defaults, terminations and accelerations, have a Material Adverse Effect or affect the ability of the Selling Shareholders to consummate the transactions contemplated hereby.

                  Section 3.4 Consents and Approvals. Except as set forth in
SCHEDULE 3.4 attached hereto, no consent, approval, authorization, license or order of, registration or filing with, or notice to, any Governmental Entity or any other Person (collectively, "CONSENTS") is necessary to be obtained, made or given by any Selling Shareholder or the Company in connection with the execution and delivery by the Selling Shareholders of this Agreement, the performance by the Selling Shareholders or the Company of their respective obligations hereunder, the execution, delivery and performance of each of the Transaction Documents to which the Company will be a party, or the consummation of the transactions contemplated hereby or thereby.

                  Section 3.5 Capitalization of the Company; Title to the
Common Stock. The Common Stock listed on the Selling Shareholder Schedule attached hereto constitutes all of the authorized, issued and outstanding capital stock of the Company. All of the shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, and are owned beneficially and of record by the Selling Shareholders, free and clear of any Lien or Encumbrance, except as provided in the next sentence. Upon delivery of the Common Stock against full payment of the Purchase Price as herein provided, the Purchaser will acquire good and marketable title to the Common Stock, free and clear of any Liens or Encumbrances other than (a) those created by the Purchaser and its Affiliates and (b) the requirements of federal and state securities laws respecting restrictions on the subsequent transfer thereof.
After the consummation of the transactions contemplated herein, the Company shall have Ten Million (10,000,000) shares of Common Stock authorized and Nine
Hundred Fifty-Seven Thousand Eight Hundred Ninety-Four (957,894) shares of
Common Stock issued and outstanding and owned by the Purchaser and no other capital stock issued or outstanding.

                                      15

                  Section 3.6 Options or Other Rights. Except for this
Agreement, (a) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement of any kind to purchase or otherwise to receive from the Selling Shareholders, the Company or any Affiliate of either of the foregoing, any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of the Company (or any interest therein), (b) there is no outstanding security of any kind that has been issued by the Company or any other Affiliate of the Company that is convertible into or exchangeable for the capital stock of the Company (or any interest therein) and (c) there is no outstanding Contract or other agreement of or binding upon the Selling
Shareholders, the Company or any other Affiliate of any of the foregoing to purchase, redeem or otherwise acquire any outstanding shares of the capital stock of the Company (or any interest therein). The Company has not issued any securities in violation of any preemptive or similar rights.

                  Section 3.7 Corporate Minutes. The minute books of the
Company accurately reflect all actions taken at meetings, or by written consent in lieu of meetings, of the shareholders, board of directors and all committees of the board of directors of the Company, since the formation of the Company.
All actions taken by the Company since such date have been duly authorized, and no such actions have been taken in breach or violation of the Articles of Incorporation, By-laws or other organizational documents of the Company.

                  Section 3.8 Financial Statements. Within three (3) Business
Days after Ernst & Young furnishes the Financial Statements to the Company for review and comment, true and complete copies of the Financial Statements will be attached as SCHEDULE 3.8. The annual Financial Statements will have been prepared in accordance with GAAP consistently applied throughout the periods involved, will have been prepared in accordance with the books and records of the Company, will have been audited by the independent certified public accountants of the Company identified in the audit reports thereon, and present fairly the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the respective periods then ended. The quarterly or interim Financial Statements will have been prepared on a basis consistent with the accounting principles and practices used in the preparation of the annual Financial Statements, will have been prepared in accordance with the books and records of the Company, and will present fairly the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the respective periods indicated therein (subject, in each case, to normal recurring year-end audit adjustments and to absence of footnotes).

                  Section 3.9 No Undisclosed Liabilities. The Company has no direct or indirect debt, obligation, loss, damages, deficiency or other liability of any nature, whether absolute, accrued, contingent or otherwise
("LIABILITY"), other than (i) Liabilities that are fully and adequately reflected (as to nature and amount) and reserved against in the balance sheet included in the October 31, 1997 Financial Statements and (ii) those set forth on SCHEDULE 3.9 attached hereto.

                  Section 3.10 Absence of Changes.

                                      16

                  (a) Since February 1, 1997, except as set forth in SCHEDULE
3.10(A) attached hereto, there has been no material adverse change in the business, operations, assets, properties, liabilities, condition (financial or otherwise), results of operations, prospects or Permits of the Company.

                  (b) Except as set forth in SCHEDULE 3.10(B) attached hereto, since February 1, 1997, the Company has operated its business only in the ordinary course of business consistent with past practice, and the Company has not directly or indirectly:

                           (i) amended its Articles of Incorporation and
By-Laws or other organizational documents, or merged with or into or consolidated with any other Person, subdivided or in any way reclassified any Common Stock or changed or agreed to change in any manner the rights of its Common Stock or the character of its business;

                           (ii) issued or sold any Common Stock, or issued or
sold any options, warrants, calls or other rights of any kind to purchase or otherwise receive, or issued or sold any securities or instruments convertible into or exchangeable for, or entered into any Contract or commitment to issue or sell, any Common Stock or other equity interest or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind of the Company;

                           (iii) declared, paid or set aside any sum for any
distributions of any kind (whether in cash, property, any combination thereof or otherwise) to its shareholders (other than compensation at levels previously disclosed to the Purchaser, including, without limitation, bonuses in the ordinary course of business not exceeding (i) Three Million Dollars
($3,000,000) to the Selling Shareholders and (ii) Three Hundred Fifty Thousand
Dollars ($350,000), together with those bonuses set forth on SCHEDULE 3.15(IV) attached hereto, to other employees of the Company), or made any direct or indirect redemption, retirement, purchase or other acquisition of any common stock or other equity interests or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind of the Company;

                           (iv) incurred any Indebtedness or entered into any
commitment to borrow money or any Contingent Obligation, or incurred or assumed any Liability or series of related Liabilities in excess of Five Hundred
Thousand Dollars ($500,000);

                           (v) made any change in its accounting methods or
practices or made any change in depreciation or amortization policies or rates adopted by it;

                           (vi) made any change in any material business
policies or practices relating to the Company, including, without limitation, commission or fee structures and property management or maintenance activities;
or made any change in its billing or investment policies and practices or any change in any other activity which (A) has had the effect of accelerating the recording and billing of fees or accounts receivable or delaying the payment of expenses or the establishment of reserves in connection with the business or any material accounts of the Company,

                                      17

or (B) has had the effect of altering, modifying or changing in any manner the historical financial or accounting practices or policies of the Company, including accruals of and reserves for Tax Liabilities;

                           (vii) suffered any damage, destruction, casualty or
loss, whether or not covered by insurance, affecting any of its Property, the total amount of which was or could reasonably be expected to be greater than Fifty Thousand Dollars ($50,000);

                           (viii) allowed the creation of any Lien or
Encumbrance on any tangible or intangible asset or Property, or any sale, transfer, assignment, lease or abandonment of any interest in any tangible or intangible asset or Property, other than sales, transfers, assignments and leases in the ordinary course of business consistent with past practice;

                           (ix) entered into any Contract, commitment or
transaction (including, without limitation, any capital expenditure, capital contribution, capital financing, or purchase, lease, acquisition, sale or disposition of assets or Properties) which requires or could require payments in excess of Five Hundred Thousand Dollars ($500,000) with respect to any individual Contract, commitment or transaction or series of related Contracts, commitments and transactions;

                           (x) terminated, failed to renew, received any
written notice (that was not subsequently withdrawn) to terminate or fail to renew, amended, altered, modified, suffered the occurrence of any default under, failed to perform any obligations, or waived or released any rights, under any Contract, which action could have a Material Adverse Effect;

                           (xi) forgiven or permitted any cancellation of any
claim, debt or account receivable, other than cancellations in the ordinary course of business consistent with past practice of any claim, debt or account receivable in an amount below Fifty Thousand Dollars ($50,000);

                           (xii) made any payment, discharge or satisfaction of
any Liability in excess of Fifty Thousand Dollars ($50,000) before the same became due in accordance with its terms, other than in the ordinary course of business consistent with past practice and as reflected or reserved against in the Financial Statements;

                           (xiii) accelerated the collection, or sale to any
other Person, of any of its receivables, or delayed the payment of any of its payables, other than accelerations or delays in the ordinary course of business consistent with past practice involving amounts below Fifty Thousand Dollars
($50,000);

                           (xiv) made any revaluation of any assets or
properties, or material write-down or write-off of the value of any assets or properties (including, without limitation, any receivables), in an amount in excess of Fifty Thousand Dollars ($50,000);

                                      18

                           (xv) made any loan or advance to any Affiliate or
other Person which has not been fully reflected in the Financial Statements;

                           (xvi) made any acquisition of all or any substantial
part of the assets, Properties, securities or business of any other Person;

                           (xvii) except in the ordinary course of business
consistent with past practice, hired any new employees, consultants, agents or other representatives or entered into any employment or consulting agreements
(other than those terminable without severance, without penalty and without cause on not more than thirty (30) days' notice), or terminated, or made any change in the employment terms or conditions of, any officers, directors, employees, consultants, agents or other representatives;

                           (xviii) except in the ordinary course of business
consistent with past practice, increased or agreed to increase any salary, wages, bonus, severance, compensation, pension or other benefits payable or to become payable, or granted any severance or termination payments or benefits, to any of its current or former officers, directors, employees, consultants, agents or other representatives, or amended any Plan in any respect;

                           (xix) entered into any collective bargaining
agreement or any other Contract with any labor union or association representing any employee, or been subjected to any strike, picket, work stoppage, work slowdown, labor dispute or other labor trouble;

                           (xx) considered or adopted a plan of complete or
partial liquidation, dissolution, rehabilitation, restructuring, recapitalization, redomestication or other reorganization; or

                           (xxi) entered into any Contract, commitment or
transaction to do any of the foregoing.

                  Section 3.11 Legal Proceedings. Except as set forth in
SCHEDULE 3.11 attached hereto, (i) there is no action, suit, claim or proceeding pending or, to the Knowledge of any Selling Shareholder or the Company, threatened (and, to the Knowledge of any Selling Shareholder or the Company, there is no investigation pending or threatened) against or affecting any Selling Shareholder or the Company by or before any court, other
Governmental Entity or arbitrator and (ii) there is no outstanding order, writ, judgment, injunction, award or decree of any court, other Governmental Entity or arbitrator against or affecting such Selling Shareholder, the Company or their Affiliates. The Company has timely submitted any action, suit, claim or proceeding disclosed in SCHEDULE 3.11 attached hereto to its current insurance company and has paid any applicable deductible, or created a reserve for such deductible on the Company=s books. Except as set forth in SCHEDULE 3.11 attached hereto, no action, suit, claim or proceeding has been initiated against the Company pursuant to an indemnity provision in any Contract disclosed in such Schedule.

                                      19

`
                  Section 3.12 Compliance with Laws. The Company is in compliance with (i) the terms of its Articles of Incorporation and By-Laws or other organizational documents, (ii) subject to the qualifications contained in
SECTION 3.4, all laws, statutes, ordinances, rules, regulations or other legal requirements, whether federal, state, local or foreign, (iii) all orders, writs, judgments, injunctions, awards and decrees of any court, other
Governmental Entity or arbitrator and (iv) its Permits, except as set forth in
SCHEDULE 3.12 attached hereto and except in the case of CLAUSES (II) AND (III) where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect or materially prohibit or otherwise adversely affect the consummation of the transactions contemplated hereby. None of the Selling
Shareholders or the Company has received notice of any violation by the Company of, or default by the Company under, its Articles of Incorporation and By-Laws or other organizational documents, any law, statute, ordinance, rule, regulation or other legal requirement, any order, writ, injunction, award or decree of any court, other Governmental Entity or arbitrator, except for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect or materially prohibit or otherwise adversely affect the consummation of the transactions contemplated hereby.

                  Section 3.13 Permits. Other than as set forth in SCHEDULE
3.13 attached hereto, the Company and/or its Key Personnel currently possess all Permits necessary for the ownership of the assets and Properties of the Company and the conduct of its business as presently conducted, except for such Permits the absence of which would not have a Material Adverse Effect. SCHEDULE
3.13 attached hereto sets forth a true and complete list of all Permits or applications for Permits of the Company and/or its personnel, including all licenses and other Permits necessary to conduct its business. The Company has heretofore delivered to the Purchaser true and complete copies of all such Permits as currently in effect. All such Permits are valid and in full force and effect, without any restriction which would materially and adversely impact the use of the Permit for the purpose intended. There is no action, proceeding, inquiry or investigation pending or, to the Knowledge of any Selling
Shareholder or the Company, threatened for the suspension, modification, limitation, cancellation, revocation or non-renewal of any such Permit, and none of the Selling Shareholders or the Company has Knowledge of any existing fact or circumstance which (with or without notice or lapse of time or both) is reasonably likely to result in the suspension, modification, limitation, cancellation, revocation or non-renewal of any such Permit (or, with respect to any pending application for a Permit, the refusal of any Governmental Entity to issue any such Permit). The consummation of the transactions contemplated hereby will not result in the suspension, modification, cancellation, revocation or non-renewal of any such Permit. The Company is not and has not engaged in any business in any jurisdiction in which it is not, and was not then, duly authorized or qualified to transact such business. Except for compliance with periodic renewal procedures, no approvals or authorizations are required to permit the Company to continue conducting its business as presently conducted, following the Closing; none of the Selling Shareholders or the Company has been advised by any Person that any Permit will not in the ordinary course be renewed upon its expiration or that the transactions contemplated hereby will make it more difficult to renew or obtain any Permit.

                                      20

                  Section 3.14 Regulatory Compliance. Except as set forth in
SCHEDULE 3.14 attached hereto, the Company has filed all reports, statements, registrations, applications, filings or other documents and submissions required to be filed with, or provided to, any Governmental Entity. Except as set forth in SCHEDULE 3.14 attached hereto, all such reports, statements, registrations, applications, filings, documents and submissions were in compliance with all applicable laws, statutes, ordinances, rules or regulations and were complete and correct in all material respects when filed, and no material deficiencies have been asserted by any Governmental Entity with respect thereto. Except as set forth in SCHEDULE 3.14 attached hereto, there is no action, proceeding, dispute, controversy, inquiry or investigation pending or, to the Knowledge of any Selling Shareholder or the Company, threatened by any such Governmental Entity relating to the Company.

                  Section 3.15 Contracts.

                  (a) SCHEDULE 3.15 attached hereto contains a true and complete list of all of the following Contracts, to which the Company is a party or by or to which the Company or the assets or Properties of the Company are or may be bound or subject, as each such Contract may have been amended, modified or supplemented:

                           (i) all Contracts involving representation of
talent, concert venues or productions, in each case, whether in oral or written form;

                           (ii) all brokerage, management, servicing or
consulting Contracts which accounted for Fifty Thousand Dollars ($50,000) or more in commissions, fees and revenues earned in respect of the Company during 1996 or through October 30, 1997;

                           (iii) partnership or joint venture Contracts;

                           (iv) employment Contracts for employees with
Assistant Vice President status or greater or requiring compensation payments in excess of Twenty Five Thousand Dollars ($25,000) in any fiscal year, excluding offer letters which were not accepted by the recipients thereof;

                           (v) Contracts relating to the borrowing of money or
other Indebtedness, or the direct or indirect guaranty of any obligation for, or Contract to service the repayment of, Indebtedness, or any other Contingent
Obligation, including, without limitation, any Contract relating to (A) the maintenance of compensating balances, (B) any lines of credit, (C) the advance of any funds to any other Person outside the ordinary course of business, (D) the payment for property, products or services which are not conveyed, delivered or rendered to any such party, (E) any obligation to keep-well, make-whole or maintain or increase net worth, working capital, solvency, earnings or other financial condition or results of operations of any Person or perform similar requirements, or (F) the guaranty of any lease or other similar periodic payments to be made by any such other Person;

                                      21

                           (vi) all lease, sublease, rental or other Contracts
under which the Company is a lessor or lessee of any real Property;

                           (vii) lease, sublease, rental, licensing, use or
similar Contracts with respect to personal property used by the Company in the conduct of its business, operations or affairs and providing for annual rental or use payments in excess of Ten Thousand Dollars ($10,000);

                           (viii) Contracts for the purchase or sale of
materials, supplies or equipment (including, without limitation, computer hardware and software), or the provision of services (including, without limitation, data processing services), involving annual payments of more than Ten Thousand Dollars ($10,000) or containing any escalation, renegotiation or redetermination provisions, which Contracts are not terminable at will without liability, premium or penalty;

                           (ix) Contracts for the purchase, acquisition, sale
or disposition of any assets or properties outside the ordinary course of business or for the grant to any Person (including the Company) of any option or preferential rights to purchase any assets or properties;

                           (x) Contracts relating to the future disposition or
acquisition of any investment or any interest in any Person, and all Contracts for the purchase of any security outside the ordinary course of business;

                           (xi) Contracts relating to licensing, sub-licensing
or assigning any Intellectual Property rights;

                           (xii) employment and other Contracts, excluding
offer letters which were not accepted by the recipients thereof, with any current or former officer, director, employee, consultant, agent or other representative providing for compensation or other payments of Fifty Thousand
Dollars ($50,000) or more per annum during 1996 or subsequent thereto (the name, position or capacity of each such Person and the expiration date of each such Contract being accurately set forth in SCHEDULE 3.15 attached hereto);

                           (xiii) collective bargaining agreements and any
other Contracts with any labor union or association representing any employee;

                           (xiv) Contracts between or among (A) the Company, on
the one hand, and (B) such Selling Shareholder or any other Affiliates of the Company (or any officer, director, employee, consultant, agent or representative of any such other Affiliate), on the other hand ("AFFILIATE
AGREEMENTS");

                           (xv) Contracts under which the Company agrees to
indemnify any Person involving liability in excess of Twenty Five Thousand
Dollars ($25,000);

                           (xvi) any powers of attorney granted by the Company
to any Person;

                                      22

                           (xvii) Contracts pursuant to which there is either a
current or future obligation or right of the Company to make payments in excess of Five Hundred Thousand Dollars ($500,000) in any twelve-month period;

                           (xviii) Contracts providing for any payments to any
Person or for any other consequences upon any sale of any shares of Common
Stock or other direct or indirect change of control of the Company, including, without limitation, the sale of the Common Stock hereunder or any interest in the Company; or

                           (xix) any other material Contracts.

                  (b) The Company has heretofore delivered to the Purchaser true and complete copies of all of the foregoing Contracts, other than with respect to the Contracts relating to band, show and venue arrangements referred to in SCHEDULE 3.15(B)(2) hereof, with respect to which, the Company has provided the Purchaser with samples of agreements typical of such arrangements.
Each such Contract is valid and binding in accordance with its terms, and is in full force and effect and enforceable against the other party or parties thereto. The Company is not in default in any material respect with respect to any such Contract, nor does any condition exist that with notice or lapse of time or both would constitute a default thereunder. To the Knowledge of any Selling Shareholder and the Company, no other party to any such Contract is in default in any material respect with respect to any such Contract, nor does any condition exist that with notice or lapse of time or both would constitute a material default thereunder. Except as set forth in SCHEDULE 3.15 attached hereto, no such Contract contains any provision providing that any such other party thereto may terminate or cancel the same by reason of the transactions contemplated by this Agreement, or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination or cancellation of any such Contract or that it intends to terminate or cancel any such Contract as a result of the transactions contemplated hereby.

                  (c) Except as set forth in SCHEDULE 3.15 attached hereto, there exists no material breach of a representation and warranty by the Company set forth in a Contract (each of which was made as of the date specified in such Contract) which gives rise to a remedy against the Company under such Contract.

                  Section 3.16 Title to Assets. Except as disclosed in the Financial Statements, the Company owns outright and has good and marketable fee or leasehold title to all of its respective assets and Properties (including, without limitation, those reflected in the most recent Financial Statements), in each case free and clear of any Lien or Encumbrance except for (i) assets and Properties which have been disposed of in the ordinary course of business since October 31, 1997, (ii) lease obligations under Contracts set forth on
SCHEDULE 3.16 attached hereto entered into in the ordinary course of business, and (iii) Liens or Encumbrances which in the aggregate are not substantial in amount and which do not materially detract from the value of the assets or Properties


                                      23

subject thereto (as carried on the most recent applicable Financial Statements) or interfere with the present use of such assets or Properties.

                  Section 3.17 Properties.

                  (a) SCHEDULE 3.17 attached hereto contains a true and complete list (designating the relevant owners, lessors and lessees) of (i) all real Property owned, leased or subleased by the Company and all buildings and other structures located on such real Property (including leasehold improvements) and (ii) all vehicles, equipment, furniture, fixtures and other personal Property owned, leased, subleased or managed by any such Person which, in the case of clause (ii) only, had an original cost in excess of Fifty
Thousand Dollars ($50,000).

                  (b) With respect to real Property owned by the Company, if any, the Company has good and marketable title in fee simple absolute to each such parcel of real Property and all buildings, structures and other improvements thereon, in each case free and clear of all Liens. Except as set forth in SCHEDULE 3.17 attached hereto, there are no leases, subleases, tenancies, rights of first refusal or first offer, purchase options or rights of occupancy affecting any such real Property. Complete and correct copies of any title opinions, surveys and appraisals in the Company=s possession, and of any policies of title insurance currently in force, with respect to any such parcel of real Property have been delivered by the Company to the Purchaser.

                  (c) Except as set forth in SCHEDULE 3.17 attached hereto, with respect to real Property leased by the Company or otherwise made available to the Company for use, the Company has the right to quiet enjoyment of such real Property for the full term of each such lease or similar agreement (and any renewal option related thereto), and the leasehold or other interest of the Company in such real Property is not subject or subordinate to any Lien (or if subordinate, a non-disturbance agreement has been obtained by the Company from the holder of the Lien). The Company is in compliance with all terms of each such lease or similar agreement and to the Selling Shareholder's Knowledge, the other party or parties thereto are not in default of its or their obligations thereunder nor does any such party have the present right to terminate prior to its scheduled expiration the term of any lease or similar agreement.

                  (d) Neither the whole nor any part of any real Property owned, leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority, and, to the Selling
Shareholder's Knowledge, no such condemnation or other taking is currently threatened or contemplated. The Properties owned, leased or subleased by the Company are sufficient to conduct the operations of the Company as currently conducted, and such Properties are in sound operating condition and repair, normal wear and tear excepted, including, without limitation, the "slurry walls" referenced in the Shoreline Amphitheater Lease referenced in Item 2 of
SCHEDULE 3.17 attached hereto. There has not been any interruption of the operations of the Company due to inadequate maintenance of any such Properties.

                                      24

                  Section 3.18 Intellectual Property; Software. SCHEDULE 3.18 attached hereto contains, to each Selling Shareholder=s Knowledge, a true and complete list of all trade names, trademarks, trade dress, domain names, service marks, logos, copyrights, patents, and/or similar rights (including registrations and applications to register or renew the registration of any of the foregoing), trade secrets, inventions, know-how, specifically developed computer software and other intellectual property rights or other proprietary rights or confidential information ("INTELLECTUAL PROPERTY") owned or used by the Company or material to the conduct of the Company's business, including whether such Intellectual Property is owned or licensed by the Company. Except as set forth in SCHEDULE 3.18 attached hereto, the Company owns, or is validly licensed or otherwise has the right to use, on a royalty free basis, free and clear of any Lien or Encumbrance, all Intellectual Property used in the conduct of the Company's business. Other than as set forth in SCHEDULE 3.18 attached hereto, neither any Selling Shareholder nor the Company has received notice that, and none of the Selling Shareholders or the Company has Knowledge that,
(a) the Company is infringing or otherwise in conflict with the rights of any other Person in respect of any Intellectual Property or (b) any Person is infringing or otherwise in conflict with the Company's Intellectual Property.
To the Selling Shareholder=s Knowledge, all software programs owned or licensed by the Company that are used in the operation of the Company are in good working order and have performed their designed functions without material disruption during the past six months.

                  Section 3.19 Investments. SCHEDULE 3.19 attached hereto contains a true and complete list of all securities and other investments
(including, without limitation, short-term investments) owned by the Company as of the end of the most recent fiscal quarter, ----------- including the date of purchase, book value, market value and carrying value thereof on the books and records of account of the Company as of such date. Except as set forth in
SCHEDULE 3.19 attached hereto, none of the securities and other investments owned by the Company is in default in the payment of principal or interest or dividends.

                  Section 3.20 Compensation. The Selling Shareholders have previously provided to the Purchaser true and correct disclosures relating to
(i) the name and total compensation (payable by the Company) of each director, officer and employee of the Company other than employees whose total compensation did not exceed Thirty Thousand Dollars ($30,000) in 1996 and is not expected to exceed such amount in 1997, (ii) all bonuses and other incentive compensation received by such Persons since January 1, 1996, and any accrual for such bonuses and incentive compensation, and (iii) all Contracts or commitments by the Company or its Affiliates to increase the compensation or to modify the conditions or terms of employment of its directors or officers or employees whose total compensation exceeds (or, after giving effect thereto, will exceed) Thirty Thousand Dollars ($30,000) per annum. Except as set forth in such disclosure, none of the Selling Shareholders, directors or officers of the Company, nor any relative of any such Persons, is directly or indirectly a party to any Contract or arrangement with the Company providing for the furnishing of services by, the purchase, acquisition, lease or rental of property from, or otherwise requiring payments to any such Selling Shareholder, director, officer or relative (other than for service in such capacity as a director or officer).

                  Section 3.21 Employee Benefit Plans.

                                      25

                  (a) SCHEDULE 3.21(A) attached hereto contains a true and complete list of all Plans. To the extent required by applicable law or regulation, each Plan has at all times been operated and administered in all material respects in compliance with the applicable requirements of ERISA, the Code and all other applicable laws, and the terms of such Plan. Other than as set forth in Item 1 on SCHEDULE 3.21(A) attached hereto, each Plan that is intended to be tax-qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS stating that it is so qualified and, to the Knowledge of the Selling Shareholders and the Company, (i) there is no reason that such tax-qualified status would be denied or revoked, whether retroactively or prospectively and (ii) with respect to the matters identified as Item 1 on SCHEDULE 3.21(A) attached hereto, to the Knowledge of the Selling
Shareholders there is no reason to believe that the applicable determination letter will not be approved by the IRS.

                  (b) No actual or, to the Knowledge of the Selling
Shareholders, threatened disputes, lawsuits, claims (other than routine claims for benefits), investigations, audits or complaints to, or by, any Person have been filed or are pending with respect to the Plans or the Company in connection with any Plan or the fiduciaries responsible for such Plans and, to the Knowledge of the Selling Shareholders and the Company, no set of facts or conditions exist which could be expected to subject the Company to any Liability (other than routine claims for benefits). With respect to each Plan, there has not occurred, and no person or entity is contractually bound to enter into, any nonexempt "prohibited transaction" within the meaning of Section 4975 of the Code or Section 406 of ERISA.

                  (c) No Plan is or has been subject to the requirements of
Section 412 of the Code or Title IV of ERISA, and no liability under Title IV of ERISA has been or is expected to be incurred by the Company, whether in respect of the Plans or any other plan currently or formerly maintained by the Company or any entity that is treated as a single employer with the Company under Section 414 of the Code. Other than the Plan referenced in Item 2 of
Schedule 3.22 attached hereto, there are no Plans that are either
"multiemployer plans" as defined in Section 3(37) of ERISA or "multiple employer plans" subject to the requirements of Section 413(c) of the Code.
There are no Plans that promise or provide health or life benefits to retirees or former employees of the Company other than as required by Section 4980B of the Code or Section 601 of ERISA. With respect to any multiemployer Plan, (i) each of the Company and its Affiliates has satisfied all of its obligations under such Plan, (ii) each of the Company and its Affiliates has taken all actions required to be taken under such Plan, (iii) no action that either the Company or its Affiliates has taken has resulted in any extraordinary or unusual liability under such Plan, (iv) neither the Company nor its Affiliates has received any notice of any assessment of liability under such Plan, other than with respect to regular periodic employer contributions under such Plan,
(v) neither the Company nor its Affiliates has failed to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liabilities under Section 4201 of ERISA under such Plan in an aggregate amount in excess of One Thousand Dollars ($1,000) and (vi) neither the Company nor any of its Affiliates has incurred, or reasonably expects to incur, any material liability



                                      26

(and no event has occurred which, with the giving of notice under Section 4219 of ERISA would result in such liability) under Section 4201 or 4243 of ERISA with respect to such Plan.

                  (d) Except as set forth in SCHEDULE 3.21(D) attached hereto, all contributions made or deemed to have been made to each Plan that is a deferred compensation plan are presently, and have been during the years to which they relate, fully deductible pursuant to Section 404 of the Code. Except as set forth in SCHEDULE 3.21(D) attached hereto, all contributions to and payments with respect to or under the Plans that are required to be made with respect to periods ending on or before the Closing Date have been made or accrued before the Closing Date in accordance with the appropriate plan documents, insurance contracts or financial statement.

                  (e) With respect to each Plan, the Company has delivered to Purchaser true and complete copies of the following documents: (1) current plan documents, subsequent plan amendments, or any and all other documents that establish or describe the existence of the plan, trust, arrangement, contract, policy or commitment; (2) current summary plan descriptions and summaries of material modifications; (3) the most recent tax qualified determination letters, if any, received from or applications pending with the IRS; (4) the three most recent Form 5500 Annual Reports, including related schedules and audited financial statements and opinions of independent certified public accountants; (5) with respect to each Section 401(k) Plan, nondiscrimination testing results and the most recent annual and quarterly or monthly valuations;
(6) with respect to each Plan that is a pension plan, a copy of the most recent actuarial valuation report or other statement of plan assets and liabilities.

                  (f) Except as set forth on SCHEDULE 3.21(F) attached hereto, the consummation of the transactions contemplated by this Agreement will not directly or indirectly (including together with a termination of employment) entitle any current or former employee of the Company to severance or termination pay or any similar payments nor accelerate the timing of any payment or the vesting of any rights or increase the amount of any compensation due any such employee. As a direct or indirect result of the consummation of the transactions contemplated hereby, neither the Company nor the Purchaser will be obligated to make a payment to an individual that would not be deductible as a result of the application of Section 280G of the Code.

                  Section 3.22 Employee Relations. Except as set forth on
SCHEDULE 3.22 attached hereto, there are no collective bargaining or other labor union contracts to which the Company is a party and which is applicable to any Person employed by the Company. There is no pending or, to the Knowledge of the Selling Shareholders and the Company, threatened union organizational effort, material labor dispute, strike or work stoppage against the Company.
Neither the Company nor its representatives or employees has committed any unfair labor practices in connection with the operation of the Company's business, and there is no pending or, to the Knowledge of the Selling
Shareholders and the Company, threatened charge or complaint against the Company by the National Labor Relations Board or any comparable state agency.
The Company is in compliance in all material respects with all applicable laws respecting employment, employment practices, equal employment opportunity, labor relations, wages, hours, safety, health



                                      27

and terms and conditions of employment, including the Occupational Health and Safety Act. The Company has not within the past twelve (12) months, experienced a "plant closing" or "mass layoff" within the meaning of the WARN.

                  Section 3.23 Insurance. SCHEDULE 3.23 attached hereto contains a true and complete list of all insurance policies (including the insurers, types of coverage, expiration dates, annual premiums, coverage limits, deductibles or self-insured or net retentions and other material terms thereof, and the aggregate amounts paid thereunder and any pending or outstanding claims thereunder in excess of Fifty Thousand Dollars ($50,000)) that insure the business, operations, officers, directors, employees, assets, Properties or affairs of the Company, or are maintained for the benefit of the Company, as an insured. All such insurance policies and Contracts are valid and binding in accordance with their terms and will remain in full force and effect at all times until the Closing. Neither the Company nor, to the Knowledge of the Selling Shareholders and the Company, any other party to any such insurance policy or Contract is in default with respect thereto, nor does any condition exist that with notice or lapse of time or both would constitute such a default by any party thereunder. Except as set forth on SCHEDULE 3.23 attached hereto, no such insurance policy or Contract contains any provision providing that any other party thereto may terminate or cancel the same by reason of the transactions contemplated by this Agreement, or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of cancellation or non-renewal of any such insurance policy or Contract or that it intends to cancel or fail to renew any such insurance policy or Contract as a result of the transactions contemplated hereby. Neither the Company nor its Affiliates has failed to give any notice or present any claim under any such insurance policy or Contract in due or timely fashion or as required thereby in a manner which may jeopardize full recovery thereunder. All such insurance policies and Contracts provide coverage in amounts and upon terms that are reasonable and adequate for Persons having similar businesses, operations, properties and locales as those of the Company.
The Company has never been denied coverage under any claim made nor has any insurance company refused to provide insurance coverage to the Company.

                  Section 3.24 Environmental Matters. To the Knowledge of any
Selling Shareholder, there has not been any release, spill, emission, leaking, deposit, disposal, discharge, dispersal or leaching into the environment of any Hazardous Material at, in, on, under or from any real property leased, used or managed by the Company or in connection with its business, that could, individually or in the aggregate, have a Material Adverse Effect. No Hazardous
Materials are being stored or otherwise are present at, in, on or under any real property owned, leased, used or managed by the Company or in connection with its business where such activity is not in compliance with Environmental
Laws. The Company is in compliance, in all material respects, with all Environmental Laws applicable to it. None of the Selling Shareholders, the Company or any of their Affiliates has received notice of any violation by or non-compliance with any of the same of, or default by any of the same under, any Environmental Law, and none of the Selling Shareholders or the Company has Knowledge of any existing facts or circumstances that are likely to result in any such violation, non-compliance or default. There is no action or proceeding pending or, to the Knowledge of the Selling Shareholders or the Company, threatened against the Company or any of



                                      28

their Affiliates that alleges or would allege any violation of or non-compliance with any Environmental Law. SCHEDULE 3.24 attached hereto sets forth a true and complete list of all properties with respect to which the Company has exercised foreclosure rights.

                  Section 3.25 Accounts. SCHEDULE 3.25 attached hereto contains a true and complete list of (i) the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company has an account, deposit, lock box or safety deposit box for its own benefit or maintains a banking, custodial, trading or other similar relationship for its own benefit, (ii) each such account, deposit, box or relationship and (iii) the name of every Person authorized to draw thereon or having access thereto.

                  Section 3.26 Company Business. The Company conducts no business other than the Company Business and services incidental thereto, and all such business is, and has been since the formation of the Company, conducted directly by the Company and not through any Affiliates. The Selling
Stockholders have provided to the Purchaser true and correct written disclosures relating to (i) the name of each Client who or which accounted for, or is expected to account for, Five Hundred Thousand Dollars ($500,000) or more in commissions, fees or revenues earned in respect of the Company during 1996 or 1997 (each a "MATERIAL CLIENT"), (ii) a summary description of the transactions with, and the services provided to, each Material Client by the Company, (iii) the commission, fee or other payment structure applicable to each Material Client and (iv) the total commissions, fees and revenues of the Company attributable to each Material Client for the twelve months ended
December 31, 1996 and the six months ended June 30, 1997, listed both by dollar amount and by percentage of gross revenues of the Company. The transfer of the Common Stock by the Selling Shareholders to the Purchaser will result in the transfer of all business, operations, assets, properties, liabilities, condition (financial or otherwise), results of operations or Permits used in connection with the Company Business to the Purchaser.

                  Section 3.27 Investment Company or Adviser. The Company is not required to register as (i) an "investment company" within the meaning of the Investment Company Act of 1940, as amended, (ii) a "broker" or "dealer" within the meaning of the Securities Exchange Act of 1934, as amended, or (iii) an "investment adviser" within the meaning of the Investment Advisers Act of 1940, as amended.

                  Section 3.28 No Brokers. No broker, finder or investment banker has been retained or engaged on behalf of the Selling Shareholders, the Company or their Affiliates, or is entitled to any brokerage, finder's or other fee, compensation or commission from any such Person in connection with the transactions contemplated by this Agreement.

                  Section 3.29 Full Disclosure. All documents and papers delivered by or on behalf of the Selling Shareholders, the Company or their Affiliates in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith by such Person and are complete and authentic in all material respects. The Selling Shareholders, the Company and their Affiliates have complied in good faith with all requests of the Purchaser and its



                                      29

representatives for documents, papers and information relating to the Company in connection with the transactions contemplated hereby, and have not knowingly withheld any document, paper or other information requested by the Purchaser or any of its representatives in connection herewith. No representation or warranty by the Selling Shareholders contained in this Agreement (including the exhibits and schedules hereto and thereto) contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which it was made, not false or misleading. Notwithstanding any other provision herein to the contrary, the Selling Shareholders acknowledge and agree that the representations and warranties set forth in this
SECTION 3.29 may be relied upon by the Purchaser and its affiliates in connection with certain financing transactions contemplated by the Purchaser or its affiliates.

                  Section 3.30 Powers of Attorney. Except as set forth in
SCHEDULE 3.30 attached hereto, there are no outstanding powers of attorney granted by the Company to any other Person.

                  Section 3.31 Competency. Notwithstanding the appointment of the Shareholder Representatives pursuant to SECTION 2.4 hereof, each of the Selling Shareholders represents, with respect to itself and with respect to each of the other Selling Shareholders, that each Selling Shareholder (i) is competent to enter into this Agreement and to consummate the transactions contemplated hereby and (ii) had separate legal counsel in connection with this Agreement and the transactions contemplated hereby, including, without limitation, with respect to the tax consequences to such Selling Shareholders of entering into this Agreement and consummating the transactions contemplated hereby.

                  Section 3.32 Prohibited Transactions. To the Selling
Shareholder=s Knowledge, neither the Company nor any artist engaged by the Company has, at any time, directly or indirectly, given or offered to give any consideration of any kind to any radio or television station or network, to any employee thereof, or to any person, firm or corporation controlling or influencing the station or network's programming for purposes of securing the broadcast or promotion of any artist works hereunder.


                  ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                      The Purchaser hereby makes the following representations and warranties to each Selling Shareholder, on the date of this Agreement and on the Closing Date.

                  Section 4.1 Due Organization. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to execute, deliver and perform this Agreement and to acquire the Common Stock as contemplated herein.

                                      30

                  Section 4.2 Authorization and Validity. The execution, delivery and performance of this Agreement and the Transaction Documents by each of the Purchaser and SFX have been duly and validly authorized by all necessary action. This Agreement constitutes the legally valid and binding obligation of the Purchaser and, with respect to SECTION 2.3(D) hereof, SFX, enforceable against the Purchaser and, with respect to SECTION 2.3(D) hereof, SFX, in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws and equitable principles relating to or limiting creditors' rights generally and by general principles of equity.

                  Section 4.3 Defaults. The execution and delivery of this Agreement and the Transaction Documents by the Purchaser and the performance of its obligations hereunder are not in violation or breach of, and do not conflict with or constitute a default under, any law, rule or regulation of any governmental authority or court or any of the terms or provisions of the Purchaser's Certificate of Formation, Operating Agreement or any agreement, license or other instrument, to which the Purchaser is a party.

                  Section 4.4 No Litigation. There are no actions, suits or proceedings pending or, to the Knowledge of SFX or the Purchaser, threatened against SFX or the Purchaser, for which service of process has been made on SFX or the Purchaser, in any court or by or before any other governmental agency or instrumentality that would, taken in the aggregate, materially adversely affect the ability of SFX or the Purchaser to carry out the terms of this Agreement.

                  Section 4.5 No Consent Required. Except for the filings referred to on SCHEDULE 4.5 attached hereto, no consent, approval, authorization or order of any court or governmental agency is required for the execution and delivery of this Agreement by the Purchaser, or SFX or for the performance by the Purchaser, or SFX of its obligations hereunder or under the Transactions Documents or, if required, such consent, approval, authorization or order will have been obtained on or prior to the Closing Date.

                  Section 4.6 Transfer Restrictions. The Purchaser is acquiring the Common Stock for its own account and not with a view to the distribution or resale thereof in any transaction not exempt from the registration requirements of the Securities Act and applicable state securities laws. The Purchaser acknowledges that the Common Stock is subject to transfer restrictions imposed by the Securities Act and state securities law. The Purchaser recognizes that it will not be able to transfer the Common Stock unless it is registered under the Securities Act or resold pursuant to an exemption under applicable securities laws.

                  Section 4.7 No Brokers. No broker, finder or investment banker has been retained or engaged on behalf of the Purchaser or its Affiliates, or is entitled to any brokerage, finder's or other fee, compensation or commission from any Person in connection with the transactions contemplated by this Agreement.

                                      31

                  Section 4.8 Full Disclosure. All documents and papers delivered by or on behalf of the Purchaser or its Affiliates in connection with this Agreement and the transactions contemplated hereby were prepared and delivered in good faith by such Person and are complete and authentic in all material respects. Other than with respect to the Registration Statement, a copy of which will be provided to the Shareholder Representative within two (2)
Business Days after such Registration Statement has been publicly filed, the Purchaser and its Affiliates have complied in good faith with all requests of the Selling Shareholders and its representatives for documents, papers and information relating to the Purchaser in connection with the transactions contemplated hereby, and have not knowingly withheld any document, paper or other information requested by the Selling Shareholders or any of its representatives in connection herewith. No representation or warranty by the Purchaser contained in this Agreement (including the exhibits and schedules hereto and thereto) contains any untrue statement of material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which it was made, not false or misleading.

                  Section 4.9 Capitalization. As of the Closing Date, SFX (i) shall have net assets of not less than One Hundred Million Dollars
($100,000,000) and the Purchaser shall have provided the Shareholders
Representatives with satisfactory evidence that it can perform its obligations under this Agreement and (ii) shall be qualified to do business in all jurisdictions where such qualification is necessary in order to consummate this transaction.


                  ARTICLE V. CERTAIN COVENANTS OF THE SELLING SHAREHOLDERS

                      Each Selling Shareholder covenants and agrees with the Purchaser as follows, and shall take all action necessary to cause the Company to comply with each of the following covenants and agreements which shall survive the Closing as applicable:

                  Section 5.1 Conduct of Business.

                  (a) From the date hereof to and including the Closing Date, the Company will, and the Selling Shareholders will use their best efforts to cause the Company to, (i) conduct its operations in the ordinary course of business consistent with past practice and use its best efforts to preserve intact its business organization, goodwill and Permits, to keep available the services of its officers and employees and to maintain existing relationships with Clients, customers, accounts, agents, distributors, suppliers and others having business dealings with the Company, (ii) maintain insurance coverages and its books, records and accounts in the usual manner consistent with prior practice, (iii) comply in all material respects with all laws, statutes, ordinances, rules and regulations of Governmental Entities applicable to the Company, (iv) maintain and keep its Properties and equipment in good repair, working order and condition, normal wear and tear excepted, (v) maintain the Intellectual Property and (vi) perform in all material respects its obligations under all Contracts and commitments to which it is a party or by or to which it is bound or subject.

                                      32

                  (b) From the date hereof to and including the Closing Date, the Company will not, and the Selling Shareholders will not permit the Company to, directly or indirectly (i) amend or modify its Articles of Incorporation, By-Laws or other organizational documents, (ii) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, call, commitments, subscriptions, rights to purchase or otherwise) any Common Stock or any other direct or indirect equity interest in the Company, or any bonds, debentures, notes, debt instruments, evidences of indebtedness or other securities of any kind, (iii) split, combine or reclassify any Common Stock, or declare, pay or set aside any sum for any distribution (whether in cash, Common Stock or Property, any combination thereof or otherwise) in respect of its Common Stock, or redeem, purchase or otherwise acquire (or agree to redeem, purchase or otherwise acquire) any Common Stock or any of its other securities, (iv) adopt a plan of complete or partial liquidation, dissolution, rehabilitation, merger, consolidation, restructuring, recapitalization, re-domestication or other reorganization, (v) make any material change in any financial reporting, Tax or accounting methods or practices, (vi) make any Tax election or settle or compromise any federal, state, local or foreign income Tax liability either not in accordance with past practice or which would have a Material Adverse Effect,
(vii) purchase or sell securities or other investments, or invest or reinvest income and proceeds in respect thereof, other than in the ordinary course of business consistent with past practice, (viii) other than as set forth in
SCHEDULE 5.1 attached hereto, accrued or paid any bonus to any employees outside the ordinary course of business which in the aggregate exceeds One
Million Four Hundred Thirty Thousand Dollars ($1,430,000), (ix) incur any debt that would constitute Long Term Debt; provided, that, with respect to CLAUSE
(IX) hereof, the Company may draw upon the Company=s existing Sanwa credit line in the ordinary course of business, subject to the prior consent of the Purchaser, which consent (a) will not be unreasonably withheld and (b) will be provided within two (2) Business Days (and in the absence of any response within such two (2) Business Day period, the Purchaser will be deemed to have provided such consent) or, (x) without the prior written consent of the Purchaser, take any of the other actions described in SECTION 3.10 hereof or take any action, or omit to do any act, that individually or in the aggregate would, or would be reasonably likely to, result in (A) any of the representations and warranties set forth in ARTICLE III of this Agreement not being true in all material respects (or, in the case of any such representations or warranties which are qualified as to materiality, true in all respects) or (B) any of the conditions set forth in ARTICLES VII AND VIII not being satisfied or (C) any breach of any covenant or obligation hereunder or (D) a Material Adverse Effect.

                  Section 5.2 Access to Information; Consultation;
Confidentiality. From the date hereof until the Closing Date, the Selling
Shareholders will, and will cause the Company to, (i) allow the Purchaser and its officers, employees, counsel, accountants, consultants and other authorized representatives ("PURCHASER REPRESENTATIVES") to have reasonable but complete access to the books, records, Contracts, facilities, management and personnel of the Company other than the provisions that have been expressly redacted,
(ii) furnish promptly to the Purchaser and the Purchaser Representatives all information and documents concerning the Company as the Purchaser or the Purchaser Representatives may reasonably request, and (iii) cause the respective officers, employees and representatives of the Company and its Affiliates to cooperate in good faith with the


                                      33

Purchaser and the Purchaser Representatives in connection with all such access.
Information provided in the Schedules attached hereto shall, to the extent that a specific cross-reference is provided, be deemed a disclosure in connection with all related representations and warranties provided by the Selling
Shareholders. No investigation or review by the Purchaser or any of the Purchaser Representatives shall affect or be deemed to modify any of the representations, warranties, covenants or agreements of the Selling
Shareholders or the Company under this Agreement or otherwise; it being understood that, notwithstanding any right of the Purchaser fully to investigate the affairs of the Company, the Purchaser has the right to rely fully upon the representations, warranties, covenants and agreements of the Selling Shareholders contained in this Agreement.

                  Section 5.3 Cooperation and Reasonable Best Efforts. Subject to the terms and conditions hereof, (a) the Selling Shareholders will cause the Company and its Affiliates to cooperate with the Purchaser to permit the timely consummation of the transactions contemplated by this Agreement and (b) the Selling Shareholders will cause the Company and its Affiliates to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in a timely manner.

                  Section 5.4 Consents and Approvals. As soon as reasonably practicable after the execution of this Agreement, the Selling Shareholders shall cause the Company and its Affiliates to obtain any necessary Consents of, and make any filing with or give any notice to, any Governmental Entities and other Persons as are required to be obtained, made or given by such party to consummate the transactions contemplated by this Agreement. The parties hereto shall cooperate with one another in exchanging such information and reasonable assistance as may be required by any such Governmental Entity or as any other party may request in connection with the foregoing.

                  Section 5.5 Notification of Certain Matters. The Selling
Shareholders and the Purchaser shall give prompt notice to the other of (a) the occurrence or nonoccurrence of any event which would be reasonably likely to cause any representation or warranty of the Selling Shareholders or the Purchaser, respectively, contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty which is qualified as to materiality, untrue or inaccurate in any respect) at or prior to the Closing and (b) any material failure of any of the Selling
Shareholders or the Company, on the one hand, or the Purchaser, on the other hand, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, provided, that, the delivery of any notice pursuant to this SECTION 5.5 shall not cure such failure or limit or otherwise affect the remedies available hereunder to the parties receiving such notice. Any notice given pursuant to this SECTION 5.5 shall be written notice with sufficient specificity to allow for identification and cure on the part of the Selling Shareholders and shall be sent by facsimile or by overnight delivery. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, the Selling Shareholders and the Purchaser shall promptly notify the other of any action, suit, claim, proceeding or investigation of the type required to be described in SCHEDULE 3.11 attached hereto that is commenced or, to its or their Knowledge,


                                      34

threatened, and of any request for additional information or documentary materials by any Governmental Entity in connection with the transactions contemplated hereby.

                  Section 5.6 No Solicitation. The Selling Shareholders, the
Company, their Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease any existing discussions, communications or negotiations, if any, with any Persons ("PRIOR BIDDERS"), other than the Purchaser and the Purchaser Representatives, conducted heretofore with respect to any direct or indirect acquisition of any material portion of the assets or Properties of, or any of the Common Stock of or other equity interest in, the Company, or any business combination with the Company
(whether by merger, consolidation or otherwise) or any other transaction inconsistent with consummation of, or similar in whole or in part to, the transactions contemplated herein (any of the foregoing, an "ALTERNATIVE
TRANSACTION"), and will not, directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information or documents to, or cooperate in any way with, any Person (other than the Purchaser and the Purchaser Representatives) concerning any Alternative Transaction or consummate any such Alternative Transaction. In the event that the Selling Shareholders or the Company receive any oral or written proposal relating to an Alternative Transaction (an "ALTERNATIVE TRANSACTION
PROPOSAL"), or any inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with the Selling Shareholders or the Company in connection with an Alternative
Transaction or Alternative Transaction Proposal, the Selling Shareholders shall

                  (a) inform the Person making such Alternative Transaction
Proposal that the Selling Shareholders are required by contract to refrain from discussing any Alternative Transaction,

                  (b) not make any other statement or engage in any other discussions with such Person concerning any Alternative Transaction, and

                  (c) immediately notify the Purchaser of the Alternative
Transaction Proposal.

                  Section 5.7 Interim Financial Statements. From the date hereof until the Closing Date, as soon as practicable after they become available (and in any event within twenty five (25) Business Days after the end of each fiscal quarter), the Selling Shareholders shall (or shall cause the Company to) deliver to the Purchaser true and complete copies of (i) the balance sheet of the Company as of the end of each fiscal quarter ending on or after October 31, 1997, and the related statements of income of the Company for such quarter, including in each case the notes (if any) and any auditor's report thereon, and (ii) to the extent prepared, any and all other financial statements of the Company covering any date or period during the period from the date hereof to the Closing Date (the "INTERIM FINANCIAL STATEMENTS"). In addition, during such period, if and when available, the Selling Shareholders shall (or shall cause the Company to) deliver to the Purchaser true and complete copies of any budgets, business plans and financial projections, or modifications thereof, prepared by or on behalf of the Selling Shareholders, the Company or their Affiliates relating to the Company. The Interim Financial
Statements will each be prepared on a basis consistent with the accounting

                                      35

principles and practices used in the preparation of the annual Financial
Statements and in accordance with the books and records of the Company, and will present fairly the combined financial condition of the Company as of the respective dates thereof and the results of operations of the Company for the respective periods then ended, subject to normal recurring year-end audit adjustments.

                  Section 5.8 Insurance Coverage. The Selling Shareholders will, and will cause the Company and its Affiliates to, cooperate with the Purchaser, upon request, in obtaining, at the expense of the Company, continued or replacement insurance coverage, effective as of the Closing Date, providing coverage to the Company comparable to that provided by the policies and Contracts listed on SCHEDULE 3.23 attached hereto. Without limiting the generality of the foregoing, the Selling Shareholders will provide such information, and cause the Company to complete and execute such applications, as may be reasonably necessary to arrange for such continuation or replacement insurance coverage.

                  Section 5.9 Inter-Affiliate Accounts; Affiliate Agreements.
Other than as set forth in SCHEDULE 5.9, the Selling Shareholders shall, and shall cause the Company to, cause all accounts receivable or payable (whether or not currently due or payable) between (i) the Company, on the one hand, and
(ii) the Selling Shareholders, or any of the directors, officers, employees or relatives of any of the same, on the other hand, to be settled in full (without any premium or penalty, and at values mutually agreed upon by the parties hereto) at or prior to the Closing.

                  Section 5.10 Corporate Records. At or prior to the Closing, the Selling Shareholders shall deliver to the Purchaser (or its designee) all minute books, ledgers, books, canceled or unused stock certificates, seals, records, files and Properties of the Company that are in the possession or control of the Selling Shareholders or any of their other Affiliates.

                  Section 5.11 Instruments. Any monies, checks, drafts, money orders, postal notes and other instruments received after the Closing by the Selling Shareholders or any of their Affiliates (other than the Company) in payment of any amounts due the Company shall, forthwith after receipt by the Selling Shareholders or any of such Affiliates thereof, be transferred and delivered by the Selling Shareholders and such Affiliates to the Company (or other designee of the Purchaser), and any such instruments made payable to the Selling Shareholders or any of such Affiliates when so delivered shall bear all endorsements required to effectuate the transfer of the same to the Company (or any such other designee).

                  Section 5.12 Employment Agreements. On or prior to the
Closing Date, each of the Key Personnel shall, and the Company shall cause any other employees determined by the Purchaser and listed in SCHEDULE 5.12 attached hereto to, enter into employment contracts with the Purchaser in substantially the form attached hereto as EXHIBIT C (the "EMPLOYMENT
AGREEMENT").

                  Section 5.13 BG Presents Name. From and after the Closing, the Selling Shareholders shall not, and shall cause their Affiliates not to, use the name "Bill Graham Presents" or "Fillmore"or any name containing a word or expression similar thereto or derivative in whole or



                                      36

in part therefrom, or use any Intellectual Property of any type which is confusingly similar, in whole or in part, to such name or any Intellectual
Property owned or exclusively licensed by the Company, in each case, other than with respect to the Company and its Affiliates.

                  Section 5.14 Non-Competition; Confidential Information. Each
Selling Shareholder that is not party to an Employment Agreement with the Company on the Closing Date agrees that at all times during the period from the Closing Date through the second anniversary of the Closing Date (the
"RESTRICTED PERIOD"), such Selling Shareholder shall not, directly or indirectly (through one or more Affiliates or otherwise), (i) compete, directly or indirectly, with the business conducted by the Company, (ii) solicit, divert, employ or hire away (or attempt to solicit, divert, employ or hire away), any employee, officer or agent of the Company or its Affiliates (which for purposes of this SECTION 5.14 shall be deemed to include the Purchaser and its Affiliates), (iii) solicit, divert, or appropriate to or for a competing business, any Person that is a customer of the Company or its Affiliates, (iv) appropriate to or for a competing business, any computer software, technology, data, electronic or paper documentation and copies thereof (except and only to the extent such software, technology or data are readily ascertainable or available from public or published information or trade sources or was known by such individual prior to his initial employment with the Company or its Affiliates, (v) disclose or reveal to any Person (other than directors, officers and authorized employees and representatives of the Company and its Affiliates, any customer lists, trade secrets, documents or other information relating to the business, operations or activities of the Company or its Affiliates (except and only to the extent that such customer lists, trade secrets or other information (a) are readily ascertainable from public or published information or trade sources; (b) known to such individual prior to his initial employment with the Company; or (c) upon advice of counsel, are required to be disclosed in order to comply with applicable law or regulatory authority, and such employee notifies the Purchaser prior to making such disclosure), or (vi) use any such customer lists, trade secrets, documents or information other than to the extent necessary or appropriate in the performance of duties under the related employment agreement, if any (except and only to the extent that such customer lists, trade secrets or other information (a) are readily ascertainable from public or published information or trade sources; (b) known to such individual prior to his initial employment with the Company, or (c) upon advice of counsel, are required to be disclosed in order to comply with applicable law or regulatory authority, and such employee notifies the Purchaser prior to making such disclosure).

                  Section 5.15 Further Assurances. Each Selling Shareholder, for himself or herself and his or her successors and assigns, hereby covenants and agrees that, at the Purchaser's sole expense and without the assumption of any additional liability therefor, upon the reasonable written request of the Purchaser, such Selling Shareholder will execute and deliver to the Purchaser and its successors and assigns such further instruments of sale, conveyance, assignment and transfer, and take such other action in order more effectively to sell, convey, grant, assign, transfer and deliver the Common Stock to the Purchaser, and to assure and confirm to any other person the ownership of the Common Stock by the Purchaser, and to permit the Purchaser to exercise any of the rights or privileges intended to be conveyed, assigned, transferred and delivered by such Selling Shareholder to the Purchaser pursuant to this Agreement.

                                      37

                     ARTICLE VI. COVENANTS OF THE PURCHASER

                  Purchaser covenants and agrees as follows:

                  Section 6.1 Cooperation and Reasonable Best Efforts. Subject to the terms and conditions hereof, (a) the Purchaser will cooperate with the Selling Shareholders and the Company to permit the timely consummation of the transactions contemplated by this Agreement and (b) the Purchaser will use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement in a timely manner.

                  Section 6.2 Consents and Approvals. As soon as reasonably practicable after the execution of this Agreement, the Purchaser will use commercially reasonable efforts to obtain any necessary Consents of, and make any filing with or give any notice to, any Governmental Entities and other
Persons as are required to be obtained, made or given by such party to consummate the transactions contemplated by this Agreement. The parties hereto shall cooperate with one another in exchanging such information and reasonable assistance as may be required by any such Governmental Entity or as any other party may request in connection with the foregoing.


          ARTICLE VII. CONDITIONS OF THE SELLING SHAREHOLDERS TO CLOSE

                      The obligations of the Selling Shareholders to sell and transfer their Common Stock at the Closing shall be subject to the satisfaction or waiver of the following conditions at or prior to the Closing.

                  Section 7.1 Representations, Warranties and Covenants. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct, as of the date of this Agreement and (except for any such representations and warranties which are made as of and relate solely to a particular date) as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such failures that do not in the aggregate have a Material Adverse Effect on the Purchaser. The Purchaser shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Purchaser hereunder on or prior to the Closing Date.

                  Section 7.2 Consents. All Consents required to be obtained by the Purchaser in connection with the consummation of the transactions contemplated hereby shall have been duly obtained, made or given and shall be in full force and effect.

                  Section 7.3 No Litigation or Illegality. No action, suit, claim, proceeding or investigation by any Governmental Entity or other Person shall be pending which questions the


                                      38

validity or legality of the transactions contemplated hereby or which could reasonably be expected to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby. No injunction, order, decree or judgment shall have been issued by any Governmental Entity and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains, modifies or prohibits the consummation of the transactions contemplated hereby or is reasonably likely to have a material adverse effect on the ability of the Purchaser to execute and deliver this Agreement, perform its obligations hereunder or consummate the transactions contemplated hereby.

                  Section 7.4 Certificates. The Purchaser shall have delivered to the Selling Shareholders a certificate dated the Closing Date, signed by officers of the Purchaser, certifying as to the satisfaction of the conditions set forth in SECTION 7.1 relating to representations, warranties, covenants and agreements of the Purchaser. In addition, the Purchaser shall have furnished the Shareholder Representatives with such other certificates and closing documents as the Shareholder Representatives may reasonably request and as are customary for transactions such as those contemplated hereby, including a complete copy of the Certificate of Formation and Operating Agreement of the Purchaser with a certification of authenticity by the Secretary of the Purchaser.

                  Section 7.5 Agreements. The Purchaser (or its designee) shall have duly executed and delivered this Agreement and each of the Transaction
Documents; and the Purchaser shall have caused the Company, or the Company shall otherwise have entered into, the Employment Agreements in accordance with
SECTION 5.12.

                  Section 7.6 Receipt of Purchase Price . The Shareholder
Representative shall have received the Purchase Price as contemplated by
SECTION 2.3(A) hereof.

                  Section 7.7 Opinion of Counsel to the Purchaser. The Selling
Shareholders shall have received the opinion, dated the Closing Date, of (i)
Paul, Hastings, Janofsky & Walker LLP, counsel of Purchaser, and (ii) Baker
McKenzie, securities counsel to the Purchaser, in form reasonably acceptable to each such counsel and to counsel for the Selling Shareholders.

                  Section 7.8 Base Price. The Selling Shareholders shall have received documentation reasonably satisfactory to the Selling Shareholder that the Base Price valuation of Thirteen Dollars and Thirty-Three Cents ($13.33) is the lowest price used by Robert F.X. Sillerman in his personal acquisition of the SFX Stock and the Class B Common Stock of SFX.

                  Section 7.9 HSR. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.


                  ARTICLE VIII. CONDITIONS OF THE PURCHASER TO CLOSE

                                      39

                  The obligation of the Purchaser to purchase the Common Stock at the Closing shall be subject to the satisfaction or waiver of the following conditions at or prior to the Closing.

                  Section 8.1 Representations, Warranties and Covenants. The representations and warranties of the Selling Shareholders contained or incorporated by reference in this Agreement shall be true and correct, as of the date of this Agreement and (except for any such representations and warranties which are made as of and relate solely to a particular date) as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except for such failures that do not in the aggregate have a Material Adverse Effect. Each of the Selling Shareholders and the Company shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by such parties hereunder on or prior to the Closing Date.

                  Section 8.2 Consents. All Consents required to be obtained by the Selling Shareholders or the Company in connection with the consummation of the transactions contemplated hereby shall have been duly obtained, made or given in a form and substance reasonably satisfactory to the Purchaser and shall be in full force and effect, without the imposition upon the Purchaser or the Company of any material condition, restriction or required undertaking.

                  (a) The Company shall have received each of the consents referred to in SCHEDULE 3.15 attached hereto, unless the failure to obtain such consent would have a Material Adverse Effect on the Company.

                  (b) The Company shall have received any consent of Sanwa Bank necessary in order to consummate the transactions contemplated hereby.

                  Section 8.3 No Litigation or Illegality. No action, suit, claim, proceeding or investigation by any Governmental Entity or other Person shall be pending which questions the validity or legality of the transactions contemplated hereby or which could reasonably be expected to have a Material
Adverse Effect. No injunction, order, decree or judgment shall have been issued by any Governmental Entity and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains, modifies or prohibits the consummation of the transactions contemplated hereby or is reasonably likely to have a Material
Adverse Effect.

                  Section 8.4 No Material Adverse Change. Other than as set forth on the Schedules attached hereto, there shall have been no material adverse change in the business, operations, assets, Properties, Liabilities, condition (financial or otherwise), results of operations, prospective business opportunities, to the actual Knowledge of the Selling Shareholders, or Permits of the Company since October 31, 1997.

                  Section 8.5 Opinion of Counsel to the Selling Shareholders and the Company. The Purchaser shall have received the opinion, dated the Closing Date, of Greene, Radovsky,


                                      40

Maloney & Share, counsel to the Selling Shareholders and the Company, in form reasonably acceptable to such counsel and to counsel for the Purchaser, which opinion shall provide (i) that such opinion may be relied upon by counsel to SFX and its affiliates, bank counsel, if any, and underwriter counsel, if any, in connection with any financing contemplated by SFX and its affiliates and
(ii) that counsel for the Selling Shareholders shall agree to render an opinion, in form reasonably acceptable to counsel for the Purchaser, directly to SFX or any third party financier relating to such proposed financing.

                  Section 8.6 Certificates. The Selling Shareholders and the
Company shall have delivered to the Purchaser a certificate dated the Closing
Date, signed by each of the Selling Shareholders, certifying as to the satisfaction of the conditions set forth in ARTICLE III relating to the representations, warranties, covenants and agreements of the Selling
Shareholders. In addition, the Selling Shareholders and the Company shall have furnished the Purchaser with such other certificates and closing documents as the Purchaser may reasonably request and as are customary for transactions such as those contemplated hereby, including a complete copy of the Certificate of Incorporation and By-Laws of the Company with a certification of authenticity by the Secretary of the Company.

                  Section 8.7 Agreements. The Selling Shareholders shall have duly executed and delivered this Agreement; each of the Key Personnel shall have duly executed and delivered an Employment Agreement in accordance with
SECTION 5.12; and the Company shall have duly executed and delivered the Transaction Documents.

                  Section 8.8 Transfer Taxes. Pursuant to SECTION 10.13 hereof, the Selling Shareholders shall have paid, or caused to be paid or made arrangements to pay on or before the appropriate filing date (including extensions to file), all transfer and other Taxes required to be paid in connection with the sale and delivery to the Purchaser of the respective Common
Stock owned by each Selling Shareholder, and shall have caused all appropriate stock transfer Tax stamps to be affixed to the certificate or certificates representing the Common Stock so sold and delivered.

                  Section 8.9 Delivery of Stock Certificates. Each Selling
Shareholder shall have delivered to the Purchaser a certificate or certificates representing all outstanding shares of Common Stock owned by such Selling
Shareholder, duly endorsed in blank for transfer or accompanied by stock powers duly executed in blank, together with all necessary stock transfer stamps affixed thereto, which shall be valid and effective to convey all right, title and interest in and to such shares of Common Stock to the Purchaser, free and clear of any and all Liens or Encumbrances. In the alternative, (i) each Selling Shareholder shall have delivered to the Company a certificate or certificates representing all outstanding shares of Common Stock owned by such Selling Shareholder, duly endorsed to the Company for transfer or accompanied by stock powers duly executed in favor of the Company, together with all necessary stock transfer stamps affixed thereto, which shall be valid and effective to convey all right, title and interest in and to such shares of Common Stock to the Company, free and clear of any and all Liens or Encumbrances and (ii) the Company shall issue to the Purchaser a single stock certificate representing the aggregate shares of


                                      41

Common Stock transferred by the Selling Shareholders, together with all necessary stock transfer stamps affixed thereto, which shall be valid and effective to convey all right, title and interest in and to such shares of Common Stock to the Purchaser, free and clear of any and all Liens or Encumbrances.

                  Section 8.10 Releases. Satisfaction or mutual termination of all obligations between any Selling Shareholder and the Company (excluding the Employment Agreements and the items disclosed in SCHEDULE 3.15(XII)(B) and (C) attached hereto); general unconditional releases by each Selling Shareholder of the Company from any and all Liabilities (known or unknown); and evidence of the release of all security interests in any Company Property held by any party except Purchaser and it Affiliates.

                  Section 8.11 Subsidiaries. Other than as set forth below, the Company shall have acquired all of the ownership interests held by any Person other than the Company in any Company Subsidiary. ------------

                  (a) The arrangements set forth in the Fillmore Theatrical
Services documents shall have been modified to the satisfaction of the Purchaser, which modification may include, without limitation, the purchase of the interest in Fillmore Theatrical Services which are held by Richard L.
Greene, Inc. for an aggregate amount equal to Six Thousand Dollars ($6,000), which purchase shall be consummated if at all on or prior to the Closing Date.

                  (b) The arrangements set forth in the Liquor License Trust shall have been modified to the satisfaction of the Purchaser, which modifications may include, without limitation, the replacement of Richard L.
Greene, Esq. as trustee of the Liquor License Trust.

                  Section 8.12 Waivers. Each of the Selling Shareholders will have provided the Company with written waivers of such Selling Shareholders rights under any shareholder or other agreement entered into with other shareholders or with the Company.

                  Section 8.13 Archives. The Selling Shareholders acknowledge and agree that, other than the excluded archive materials, described in
SCHEDULE 3.15(IX) hereof, the posters, handbills, tickets, photographs, slides, videos, audio tapes and other archival materials referenced in that certain
Agreement Regarding Archives dated January 2, 1995, between Bill Graham
Enterprises, Inc., a California corporation, and certain beneficiaries of the Estate of William Graham (the "ARCHIVES AGREEMENT"), are assets of the Company to be transferred to the Purchaser and, in connection therewith, (i) each of the Selling Shareholders will have provided an assignment to the Purchaser of any rights of such Selling Shareholders set forth in the Archives Agreement, including, without limitation, the right to "Amatch" offers and (ii) the Company shall have clean title to the Archives free and clear of any and all Liens or Encumbrances.

                  Section 8.14 HSR. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 shall have expired or been terminated.

                                      42

                  Section 8.15 Terminations.

                  (a) The Buy-Sell Agreement referenced in SCHEDULE 3.3 attached hereto shall have been terminated.

                  (b) The BGP Partnership formed in connection with the Buy-Sell Agreement shall have been dissolved.

                  (c) Any current employment agreement of any Selling
Shareholder shall have been terminated.

                  (d) The references to Gregg Perloff and Sherry Wasserman set forth in the Reno Hilton Resort Corporation Agreement referenced in item (viii) of SCHEDULE 3.15 attached hereto shall have been deleted.

                  Section 8.16 Due Diligence. Subsequent to the date hereof and prior to the Closing, the Purchaser shall have been allowed full access to the books and records of the Company and shall have been provided with copies of all documents requested (without any deletion or redaction) by the Purchaser.

                  Section 8.17 Leases.

                  (a) A written lease shall be entered into in connection with the Fillmore Auditorium referenced in item (viii) of SCHEDULE 3.10(B) attached hereto.

                  (b) A written lease shall be entered into in connection with the Warfield Theater referenced in item (ix) of SCHEDULE 3.10(B) attached hereto.

                  Section 8.18 Name and Likeness. Each Selling Shareholder hereby assigns and transfers to the Company any and all of such Selling
Shareholder's rights, title and interest in and to the "name" (as such ownership right is used in Section 990 of the California Civil Code) "Bill
Graham", in connection with the use of such name in the business of the Company and its Affiliates, including, without limitation, with respect to the business of concert promotions, venue ownership and production, record production, artist management, restaurant/club operation, theatrical presentations (other than with respect to the name of any show), side shows and the exploitation of the Archives. It is understood that this Agreement does not alter the rights of the natural sons of Bill Graham, David Graham and Alexander K. Graham-Sult, to use their father's name in situations not described in the preceding sentence.


                          ARTICLE IX. INDEMNIFICATION

                                      43

                  Section 9.1 Survival. The representations and warranties of the parties contained in this Agreement, or in any Schedule or Exhibit hereto or any certificate delivered pursuant hereto, shall survive until the first anniversary of the Closing Date; provided, that, the representations and warranties contained in ARTICLE X shall survive for the applicable statute of limitations periods. No claim for indemnification for breach of a representation or warranty may be asserted after the expiration of the Indemnity Period; provided, that, the written assertion of any claim by a party against the other hereunder with respect to the breach or alleged breach of any representation or warranty (or a series of facts which would support such breach) shall extend the Indemnity Period with respect to such claim through the date such claim is conclusively resolved. No investigation by either party shall relieve the other party from any liability for any misrepresentation or breach of warranty made by such other party in this Agreement, or in any Schedule or Exhibit hereto or any certificate delivered pursuant hereto. With respect to any matters covered by the indemnity provisions set forth in this
ARTICLE IX, the indemnification provisions set forth herein shall be the sole remedy available to any party hereunder with respect to such matter, other than any claim of fraud or intentional misrepresentation in connection with this Agreement; provided, that, notwithstanding any other provision herein to the contrary, each party acknowledges and agrees that each party shall be entitled to a decree of specific performance or any other appropriate equitable remedy to enforce the terms and conditions of this Agreement prior to the Closing
Date.

                  Section 9.2 Indemnification.

                  (a) The Selling Shareholders hereby severally agree to indemnify, defend and hold harmless the Purchaser (and its directors, officers, employees, Affiliates, successors and assigns) from and against any losses, Liabilities, damages, expenses, claims, fines, penalties, interest, costs of investigation, assessments, judgments, actions, proceedings and suits of whatever kind and nature and all costs and expenses relating thereto
(including, without limitation, in-house and outside attorneys' fees and expenses) incurred in connection with the investigation or defense thereof or in asserting rights hereunder (collectively, "LOSSES"), based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of the Selling Shareholders contained in this Agreement or in any Exhibit, Schedule or certificate delivered pursuant hereto, (ii) the breach or nonfulfillment of any covenant (including, without limitation, the covenant set forth in SECTION 5.16), agreement or other obligation of the Selling Shareholders under this Agreement (other than the Employment
Agreements) which breach or nonfulfillment remains uncured for thirty (30) days after the date of written notice of the breach or nonfulfillment or (iii) any liabilities referenced in Items 1 and 2 of SCHEDULE 3.9 attached hereto.
Notwithstanding anything herein to the contrary, in the event the Closing is consummated, the Selling Shareholders hereby irrevocably and unconditionally waive and agree never to assert or exercise any rights of contribution against the Company in respect of their indemnification obligations or any Liabilities for breach of any representation, warranty, covenant, agreement or obligation concerning pre-Closing matters hereunder other than with respect to any right of indemnification set forth in the By-laws of the Company or its Subsidiaries.

                                      44

                  (b) The Purchaser hereby agrees to indemnify, defend and hold harmless the Selling Shareholders (and their successors and assigns) from and against any Losses based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of the Purchaser contained in this Agreement or in any schedule or certificate delivered pursuant hereto or thereto or (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of the Purchaser under this Agreement
(other than the Employment Agreements).

                  (c) Other than with respect to the payment of the Purchase
Price by the Purchaser, but notwithstanding any other obligation herein, the Purchaser, on the one hand, and the Selling Shareholders, on the other hand, shall be entitled to indemnification under this SECTION 9.2 only if the aggregate amount of Losses suffered by Purchaser, on the one hand, or the Selling Shareholders, on the other hand, exceeds Three Hundred Twenty Five
Thousand Dollars ($325,000), in which event the Purchaser or the Selling
Shareholders, as the case may be, shall be entitled to indemnification hereunder for the sum of (i) One Hundred Thirty Seven Thousand Five Hundred
Dollars ($137,500) plus (ii) the amount by which the aggregate amount of Losses exceeds Three Hundred Twenty Five Thousand Dollars ($325,000); up to, and including (i) in the case of the Selling Shareholders, an amount equal to the payments, at any time, received by the Selling Shareholders (or to which the Selling Shareholders are at any later date otherwise entitled), severally, from the Purchaser pursuant to ARTICLE II hereof and (ii) in the case of the Purchaser, an amount equal to the payments, at any time, made by the Purchaser to the Selling Shareholders, in the aggregate, pursuant to ARTICLE II hereof;
provided, that, the limitation set forth in this CLAUSE (C) shall not apply to any claim of fraud or intentional misrepresentation in connection with this Agreement or any claim with respect to the matters set forth in SECTIONS 3.5 OR
3.6.

                  (d) Promptly after the receipt by any party hereto of notice of any third party claim or the commencement of any third party action, suit or proceeding subject to indemnification hereunder (a "THIRD PARTY CLAIM"), such party (the "INDEMNIFIED PARTY") will, if a claim in respect thereto is to be made against any party obligated to provide indemnification hereunder (the
"INDEMNIFYING PARTY"), give such Indemnifying Party reasonable written notice of such Third Party Claim; provided, that, the failure to provide such notice will not relieve the Indemnifying Party of any of its or his obligations, or impair the right of the Indemnified Party to indemnification, pursuant to this
SECTION 9.2 unless, and only to the extent that, such failure materially prejudices the Indemnifying Party's opportunity to defend or compromise the Third Party Claim. Such Indemnifying Party shall have the right, at its or his option, to defend at its or his own expense and by its or his own counsel any Third Party Claim, provided that (i) the Indemnifying Party acknowledges in writing (at the time such Indemnifying Party elects to assume such defense) its or his obligation under this SECTION 9.2 to indemnify the Indemnified Party with respect to such Third Party Claim, (ii) such counsel is reasonably satisfactory to the Indemnified Party, (iii) the Indemnified Party is kept fully informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iv) such counsel proceeds with diligence and in good faith with respect thereto. If any Indemnifying Party shall undertake to defend any Third Party Claim, such Indemnifying Party shall notify the Indemnified Party of its or his intention to do so


                                      45

promptly (and in any event no later than twenty (20) days) after receipt of notice of the Third Party Claim, and the Indemnified Party agrees to cooperate in good faith with the Indemnifying Party and its counsel in the defense of such Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense and investigation of any Third Party Claim with its own counsel at its or his own expense, except that the Indemnifying Party shall bear the expense of such separate counsel if (A) in the view of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (B) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (C) the Indemnifying
Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the Third Party Claim is given to the Indemnifying Party or notice that the Indemnifying Party intends to assume the defense of the Third Party Claim is given to the Indemnified Party or (D) the Indemnifying Party shall authorize the Indemnified Party to employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not settle any Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld; provided, that, an Indemnified Party shall not be required to consent to any settlement involving the imposition of equitable remedies; and, provided, further, that, in no circumstances shall the Indemnifying Party consent to the entry of a judgment with respect to any Third Party Claim or enter into any settlement which does not include a provision whereby the plaintiff or claimant in such matter releases the Indemnified Party from all Liability with respect thereto.

                  Section 9.3 Tax Indemnification. Notwithstanding anything in this ARTICLE IX to the contrary, the rights and obligations of the parties with respect to the breach of representations, warranties, covenants, and agreements set forth in ARTICLE X (concerning Tax Matters) and the indemnification for Taxes shall be governed by the provisions of ARTICLE X and not by this ARTICLE
IX unless otherwise stated in a specific Section of this Agreement.


                             ARTICLE X. TAX MATTERS

                  Section 10.1 Representations and Warranties. The Selling
Shareholders hereby represent and warrant to the Purchaser as follows:

                  (a) All Tax Returns required to be filed on or before the Closing Date have been or will be timely filed. All such Tax Returns (i) were or will be prepared in the manner required by applicable law, (ii) are or will be true, correct and complete and (iii) accurately reflect or will so reflect the liability for applicable Taxes. All Taxes shown to be payable on such Tax
Returns, and all assessments of Tax made with respect to such Tax Returns, have been paid or will be fully paid when due. No adjustment relating to such Tax
Returns has been proposed formally or informally by any taxing authority and, to the Knowledge of the Company, no basis exists for any such adjustment.

                                      46

                  (b) The Company has paid, caused to be paid, or has accrued or provided a sufficient reserve, including deferred Tax liabilities (the "TAX
RESERVE"), on the Financial Statements for the payment of, all Taxes of the Company, whether to taxing authorities or to other persons or entities, with respect to all Pre-Closing Taxable Periods.

                  (c) The Company has withheld or will withhold from its employees, customers, and other payees (and timely paid to the appropriate government entity) all amounts required by the Tax withholding provisions of applicable federal, state, local, and foreign laws (including, without limitation, income, social security, and employment Tax withholding for all types of compensation, and withholding on payments to non-United States persons) for all Pre-Closing Taxable Periods.

                  (d) Except as set forth on SCHEDULE 3.11 attached hereto, there are no claims or investigations by the IRS or any other taxing authority pending or threatened, to the Knowledge of the Selling Shareholders, against the Company for any past due Taxes; there has been no waiver granted or requested of any applicable statute of limitations or extension of the time for the assessment of any Tax for which the Company or the Selling Shareholders could be liable under any provision of federal, state, local, or foreign law;
there are no outstanding requests for information made by a taxing authority to the Company or the Selling Shareholders; and there are no outstanding requests by the Company or the Selling Shareholders to a taxing authority for a ruling, determination, permission, consent, or similar item. No closing agreement (as defined in Section 7121 of the Code) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Company or the Selling Shareholders.

                  (e) Except for liens for real and personal property taxes that are not yet due and payable, there are no Liens or Encumbrances for any Tax upon the Common Stock or upon any asset of the Company.

                  (f) Except as provided on SCHEDULE 3.30 attached hereto, no power of attorney that is currently in force has been granted to any person with respect to any matter relating to Taxes that could affect the Company.

                  (g) None of the Selling Shareholders is a foreign person within the meaning of Section 1.1445-2(b) of the Treasury Regulations, and no amount of Tax is otherwise required to be withheld pursuant to any provision of law as a result of any of the transactions contemplated by this Agreement.

                  (h) Except as set forth in SCHEDULE 10.1(H) attached hereto, the Company does not have any item of income, gain, loss, or deduction reportable in a Taxable Period ending after the date hereof but attributable to a transaction (e.g., an installment sale, a deferred inter- company transaction, or a section 481 adjustment) that occurred in a Taxable Period or portion thereof ending on or before the date hereof.

                                      47

                  Section 10.2 Filing of Tax Returns and Payment of the Tax.

                  (a) The Selling Shareholders shall cause the Company to timely file or cause to be timely filed all Tax Returns that are required to be filed (with extensions) on or before the Closing Date. All such Tax Returns shall be prepared in a manner consistent with past practice, except as required by applicable law or with the consent of the Purchaser. The Company shall timely pay or cause to be timely paid all Tax reported, or required to be reported, on such Tax Returns. The Purchaser shall prepare and file, or cause the Company to prepare and file, all Tax Returns other than those required to be filed by the Selling Shareholders pursuant to this SECTION 10.2(A).

                  (b) The Selling Shareholders shall cooperate fully with the Purchaser and the Company, as and to the extent reasonably requested by the Purchaser or the Company, in connection with the filing of Tax Returns that they are required to file pursuant to the last sentence of SECTION 10.2(A) hereof and any audit, litigation or other proceeding with respect to Taxes.
Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding.

                  Section 10.3 Apportionment. Except as otherwise required by applicable law, for any Taxable Period that begins on or before and ends after the Effective Date, for purposes of apportioning a Tax to the portion of such Taxable Period that ends on the Effective Date, (i) the parties shall treat the Pre-Effective Date as the last day of such Taxable Period and (ii) the Tax for the Taxable Period that is allocable to the portion of the Taxable Period ending on the Pre-Effective Date shall be (A), in the case of a Tax that is not based on income or gross receipts, the total Tax for the Taxable Period multiplied by a fraction, the numerator of which is the number of days in the Taxable Period ending on the Pre-Effective Date and the denominator of which is the total number of days in such Taxable Period, and (B) in the case of a Tax that is based on income or gross receipts, the Tax that would be due with respect to the period ending on the Pre-Effective Date, based on actual operations of the Company during such period as shown on its permanent books and records.

                  Section 10.4 Indemnification by the Selling Shareholders.
Subject to the limitations contained in CLAUSE (E) hereof and SECTION 9.2(D) hereof, and in the event the aggregate amount of tax liability suffered by the Purchaser (as set forth below) exceeds Excess Working Capital (or in the case of the liabilities described in Items 2 and 7 of SCHEDULE 3.11, exceeds the sum of Excess Working Capital plus One Hundred Thousand Dollars ($100,000)), the
Selling Shareholders hereby agree, severally, to indemnify, defend, and hold the Purchaser and the Company (and their respective officers, directors, employees, affiliates, successors and assigns) harmless from and against (other than with respect to such excess working capital amount):

                  (a) any and all Taxes incurred by the Purchaser or the Company in connection with or arising from any inaccuracy, breach, or nonfulfillment of any representation,


                                      48

warranty, covenant, or agreement of such Selling Shareholder contained in or made pursuant to this ARTICLE X;

                  (b) any and all unpaid federal, state, local, or foreign
Taxes imposed on the Company, directly or indirectly, including any penalties and interest in respect thereof, pursuant to any guaranty, indemnification or similar agreement made on or before the Closing Date relating to the sharing of liability for, or payment of, Taxes;

                  (c) any and all Taxes imposed pursuant to Section 1441 of the Code (concerning withholding of Tax on nonresident aliens) or Subchapter A, Chapter 24, of the Code (concerning withholding from wages) with respect to any payment made by the Purchaser or the Company to the Selling Shareholder pursuant to this Agreement; and

                  (d) any cost or expense (including, without limitation, reasonable attorneys' and accountants' fees) incurred by the Purchaser, the Company, or any of their successors or assigns in connection with any Tax described in this SECTION 10.4.

                  (e) Notwithstanding any provision herein to the contrary, (i) the aggregate amount to be paid by any Selling Shareholder to the Company pursuant to SECTION 9.2(A) and this SECTION 10.4 shall not exceed an amount equal to the payments, at any time, received by the Selling Shareholders (or to which the Selling Shareholders are at any later date otherwise entitled) severally, from the Purchaser pursuant to ARTICLE I hereof and (ii) with respect to the potential liabilities referenced in item 2 and item 7 of
SCHEDULE 3.11 attached hereto, the Selling Shareholders severally shall indemnify the Purchaser for any amount of tax liability suffered by the Purchaser in excess of the sum of (i) One Hundred Thousand Dollars ($100,000), and (ii) Excess Working Capital.

                  Section 10.5 Tax Adjustments. The amount of any Tax or other amount for which indemnification is provided under SECTION 9.2, 10.4 OR 10.5 hereof shall be (i) increased to take account of any Tax incurred by the Indemnified Party arising from the receipt or right to receive the indemnity payments hereunder (increased by any Tax incurred with respect to such increased amount) and (ii) reduced to take into account (A) any reduction of Tax realized by the Indemnified Party arising from the incurrence or payment of the amount for which indemnification is provided and (B) insurance proceeds received, if any, by the Indemnified Party in connection with such Tax.

                  Section 10.6 Access to Information. From the date hereof, the Selling Shareholders shall, and shall cause the Company to, make available to the Purchaser and its Representatives, and the Purchaser shall cause to be made available to the Company and its Representatives: (a) all Tax Returns and all documents and records in connection with the preparation thereof for Taxable
Periods ending on or before the Pre-Effective Date and any examination reports and statements of deficiencies assessed against, proposed to be assessed against, or agreed to by the Company for such Taxable periods; and (b) any Tax sharing or allocation agreement or arrangement involving the Company at any time during the ten-year period ending on


                                      49

the date hereof and a true and complete description of any such unwritten or informal agreement or arrangement.

                  Section 10.7 Books and Records. The Purchaser shall retain or cause the Company to retain all books and records pertinent to the Company for each Taxable Period or portion thereof ending on or prior to the Pre-Effective
Date until the expiration of the applicable statute of limitations (giving effect to any and all extensions and waivers) and to abide by or cause compliance with all record retention agreements entered into by or on behalf of the Company with any taxing authority.

                  Section 10.8 Notice of Audit. If any party to this Agreement receives any written notice from any taxing authority proposing an adjustment to any Tax for which any other party hereto may be obligated to indemnify under this Agreement, such party shall give prompt written notice thereof to the other that describes such proposed adjustment in reasonable detail ("NOTICE OF
AUDIT"), and shall indicate the amount (estimated, if necessary) of the Tax and other items described in SECTION 10.1 OR 10.2 hereof that may be suffered by the Purchaser, the Company, or the Selling Shareholders, as the case may be.
The failure to give a Notice of Audit pursuant to this SECTION 10.9, however, shall not reduce the obligations of a party hereunder unless, and to the extent that, such failure prejudices the rights of the other party to contest such Tax.

                  Section 10.9 Tax Contest. The party from whom indemnification is sought pursuant to this ARTICLE X (the "INDEMNIFYING TAX PARTY") and its duly appointed Representatives shall have the sole right to defend, negotiate, resolve, settle or contest any claim for Tax made by a taxing authority with respect to which the Indemnifying Tax Party has indemnified the person seeking indemnification under this ARTICLE X (the "INDEMNIFIED TAX PARTY"); provided, that (i) the contest of such claim can be pursued on a basis separate from and without implication for any other Tax items or portions of Tax Returns of the Indemnified Tax Party or its Affiliates not relating to the indemnified Tax;
(ii) the Indemnifying Tax Party shall, upon the request of the Indemnified Tax
Party, acknowledge in writing its liability to the Indemnified Tax Party for the contested Tax and any additional interest, penalties, or expenses arising as a result of such contest; and (iii) the Indemnifying Tax Party shall not initiate any claim, settle any issue, file any amended Tax Return, take or advocate any position or otherwise take any action that could adversely affect the Indemnified Tax Party or any of its Affiliates (including, but not limited to, the imposition of income Tax deficiencies, the reductions of asset basis, or cost adjustments, the lengthening of any amortization or depreciation period, the denial of amortization or depreciation deductions, or the reduction of loss or credit carry-forwards), without the written consent of the Indemnified Tax Party, which consent shall not be unreasonably withheld; and provided, further, that, the Indemnified Tax Party may, at its own expense, participate in the defense, negotiation, resolution, settlement or contest of such claim, and employ counsel of its choice for purposes of such participation. If the Indemnifying Tax Party does not assume the defense of a claim for the Tax made by a taxing authority with respect to which the Indemnifying Tax Party has indemnified the Indemnified Tax Party under this
ARTICLE X (or which the Indemnifying Tax Party has not acknowledged its liability to the Indemnified Tax Party), the Indemnified Tax Party may defend the same at the reasonable


                                      50

expense of the Indemnifying Tax Party in such manner as it may deem appropriate including, but not limited to, settling such audit or proceeding with the consent of the Indemnifying Tax Party, which consent shall not be unreasonably withheld. All costs and expenses reasonably incurred by the Indemnified Tax
Party in connection with such defense (including, without limitation, reasonable attorney' and accountants' fees) shall be reimbursed by the Indemnifying Tax Party.

                  Section 10.10 Transfer Taxes. The Company shall bear the cost of any documentary, stamp, transfer, or similar transfer tax payable with respect to the transfer of the Common Stock to the Purchaser.

                  Section 10.11 Miscellaneous. All representations and warranties contained in this ARTICLE X with respect to any Tax shall survive the Closing and shall terminate and expire thereafter on the later to occur of
(i) the lapse of the applicable statute of limitations with respect to the assessment of such Tax (including any extensions thereof) and (ii) sixty (60) days after the final administrative or judicial determination thereof, and no claim may be asserted thereafter with the exception of claims arising out of any fact, circumstance, action, or proceeding to which the party asserting such claim shall have given notice to the other parties to this Agreement prior to the termination of such period of the reasonable belief that a Tax or other item described in SECTION 10.1 OR SECTION 10.2 hereof will subsequently arise therefrom.

                  (a) For purposes of this ARTICLE X, all Taxes shall be determined without regard to the carry-back of any net operating loss, capital loss, general business credit, or other tax attribute incurred on or after the Effective Date.

                  (b) Any indemnification payment made to the Selling
Shareholders, the Purchaser, or the Company pursuant to any provision of this Agreement shall be treated for Tax purposes as an adjustment to the consideration for the purchase of the Common Stock unless otherwise required by applicable law.


                       ARTICLE XI. RIGHT OF FIRST REFUSAL

                  11.1 Restriction on Sale of Company. The Purchaser shall not, for a period of three (3) years following the Closing Date, sell all, or substantially all, of the assets of the Company, as of the date hereof (the
"COMPANY ASSETS"), whether pursuant to an asset sale or a sale of the Common
Stock of the Company, as the case may be, whether for consideration or otherwise, except in accordance with the provisions set forth herein; provided, that, the provisions of this ARTICLE XI shall not be applicable to a transfer of Company Assets between the Purchaser and an Affiliate of the Purchaser.

                  11.2 Bona Fide Offer. Upon receipt by the Purchaser of a bona fide offer in writing from a third party (a "BONA FIDE OFFER") to purchase the Company Assets, which the Purchaser wishes to accept, the Purchaser shall promptly offer in writing (the "REOFFER") to sell such


                                      51

Company Assets to the Selling Shareholders, upon terms and conditions which are no less favorable to the Selling Shareholders than those contained in the Bona
Fide Offer and shall attach a copy of the Bona Fide Offer to the Reoffer. The
Reoffer may be accepted by the Selling Shareholders by written notice to the Purchaser within ten (10) Business Days next following the Selling
Shareholders's receipt of such Reoffer. Acceptance of the Reoffer may only be for all of the Company Assets to which the Bona Fide Offer relates.

                  11.3 Sale to the Selling Shareholders. The aggregate purchase price to be paid for the Company Assets purchased in accordance with the terms and provisions of this ARTICLE XI by the Selling Shareholders shall be paid in cash equal to the cash value of the aggregate purchase price set forth in the Bona Fide Offer. The Selling Shareholders shall provide the Purchaser with satisfactory evidence of financing sufficient to purchase the Company Assets within thirty (30) days after the Reoffer is accepted pursuant to SECTION 11.2 above. The purchase price for the Company Assets shall be payable by the Selling Shareholders within sixty (60) days after the Reoffer is accepted pursuant to SECTION 11.2 above. In any case, at the closing of the sale to the Selling Shareholders, the Purchaser shall deliver to the Selling Shareholders, against payment therefor, certificates or instruments representing the Company
Assets being purchased, duly endorsed for transfer to the Selling Shareholders.
The Selling Shareholders shall cooperate with and facilitate any such transaction. In the event such closing has not occurred within the thirty (30) day period described above, the Reoffer shall be deemed to have expired without such Reoffer being accepted in full.

                  11.4 Sale to Third Parties. Upon the expiration of the Reoffer without such Reoffer being accepted in full in accordance herewith, the Purchaser shall be free to accept the Bona Fide Offer. Notwithstanding any other provision herein to the contrary, the terms and conditions set forth in this ARTICLE XI shall be applicable only to the first Bona Fide Offer which is Reoffered to the Selling Shareholders and, whether or not such Reoffer has been accepted or terminated, shall not be applicable to any future sales by the Purchaser of Company Assets.


                     ARTICLE XII. MISCELLANEOUS PROVISIONS

                  Section 12.1 Costs, Expenses and Taxes. Each Selling
Shareholder will pay all federal, state, county, local and foreign Taxes which may be payable by reason of the sale of such Selling Shareholder's respective
Common Stock. All other costs and expenses in connection with the preparation, execution, delivery, filing, recording, and administration of this Agreement, including, without limitation, the reasonable fees and expenses of counsel to each such party and other reasonable costs and expenses incurred in connection with the transfer and delivery of the Common Stock shall be paid by the party incurring such costs and expenses. Further, the Selling Shareholders, on the one hand, and the Purchaser on the other hand, agree to pay all reasonable costs and expenses, if any, in connection with any enforcement of this Agreement in which the other party prevails, including without limitation reasonable fees and expenses of counsel. For purposes of this


                                      52

Agreement "prevails" shall mean that party which is the substantially prevailing party and for which any judgment obtained is final.

                  Section 12.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered in person or by courier or by facsimile transmission or mailed by certified or registered mail, postage prepaid to the address for notice set forth on the Address for Notices Schedule attached hereto. Any party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

                  Section 12.3 Press Releases. No party hereto shall issue any press releases or make any public announcements of any of the transactions contemplated by this Agreement except as may be mutually agreed to in writing by the Selling Shareholders and the Purchaser, except that each party will in any event have the right to issue any such release or statement upon advice of its counsel that such issuance is required in order to comply with applicable law or stock exchange rules so long as such party determines in good faith that it is necessary to do so and uses its reasonable best efforts to agree with the other party upon the content of the proposed disclosure in advance.

                  Section 12.4 Termination.

                  (a) This Agreement may be terminated and the transactions contemplated hereby abandoned (i) by the mutual written consent of the Purchaser and all of the Selling Shareholders; (ii) by the Purchaser or the Selling Shareholders at any time after the Closing Date (or such later date as shall have been agreed to in writing by them) if for any reason the Closing shall not have occurred on or prior to such date; provided, that, the right to terminate under this SECTION 12.4 shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or resulted in, the failure of the Closing to occur on or prior to such date; (iii) by the Purchaser if there has been a material misrepresentation or material breach on the part of any Selling Shareholder in the representations, warranties or covenants of such Selling Shareholder set forth herein, or if there has been any material failure on the part of any Selling Shareholder to comply with its obligations hereunder, (iv) by the Selling Shareholders if there has been a material misrepresentation or material breach on the part of the Purchaser in the representations, warranties or covenants of the Purchaser set forth herein, or if there has been any material failure on the part of the Purchaser to comply with its obligations hereunder, or (v) by the Purchaser or the Selling Shareholders if any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable, in the case of each of clauses (ii) through (iv), subject to a period of 30 days to cure such defect. Any action permitted to be taken by the Selling Shareholders pursuant to this SECTION 12.4 shall be made by the Shareholder Representatives.

                  (b) If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned pursuant to Section 12.4(a)(i),
(a)(ii) or (a)(v), this Agreement shall


                                      53

become void and of no further force and effect and no party hereto shall have any liability or obligation to the other party hereto hereunder, except that the obligations of the parties pursuant to SECTION 12.3 (Press Releases),
SECTION 12.5 (Protection of Confidential Information), (Miscellaneous
Provisions), SECTION 9.2 (Indemnification) and SECTIONS 12.5, 12.6, 12.7, 12.8,
12.9, 12.12, 12.13 AND 12.14 shall survive any such termination.

                  Section 12.5 Protection of Confidential Information. Each
Selling Shareholder and the Purchaser and its Affiliates shall keep confidential and shall not divulge to any party, without the prior written consent of the other parties hereto, any of the terms of this Agreement, including without limitation, the Purchase Price paid or to be paid by the Purchaser, unless any such information or documents (a) is or becomes generally available to the public (other than as a result of a disclosure by such party or any of its or his Representatives), (b) was already known by or available on a non-confidential basis to such party prior to being furnished hereunder, (c) is or becomes available to such party from a third party not bound by any contractual obligation to keep such information confidential or (d) upon advice of counsel, is required to be disclosed in order to comply with applicable law or regulatory authority; provided, that, the disclosing party shall use reasonable good faith efforts to notify the party who furnished such information and documents, and attempt to obtain the reasonable approval of the latter party, prior to such disclosure. Notwithstanding anything herein to the contrary, the Purchaser and the Purchaser Representatives shall be entitled to disclose and furnish any and all information and documents provided pursuant to this SECTION 12.5 to prospective lenders, equity investors and financing sources, to the extent requested by such lenders, equity investors and financing sources for the purpose of evaluating the transactions contemplated hereby and the Company or to the extent otherwise necessary for the Purchaser to obtain the financing necessary for it to consummate the transactions contemplated hereby (provided that any such lenders, equity investors and financing sources agree to keep any such information and documents furnished to them confidential). In the event of the termination of this Agreement in accordance with its terms, the Purchaser will, upon request of the Selling
Shareholders, promptly deliver to the Company all written information and documents provided under this SECTION 12.5 in the possession of the Purchaser, or any personnel thereof or anyone else to whom the information has been given, including all copies, reproductions, summaries, analysis and extracts thereof or based thereon.

                  Section 12.6 Entire Agreement. Other than that certain
Confidentiality Agreement, dated as of June 4, 1997, between SFX and the Company, this Agreement, including the Exhibits and Schedules hereto, contains the entire agreement of the parties with respect to the subject matters hereof, and supersedes all prior agreements between them, whether oral or written, of any nature whatsoever with respect to the subject matter hereof.

                  Section 12.7 Severability Clause. Any part, provision, representation or warranty of this Agreement that is prohibited or that is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement that is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be


                                      54

ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any Person of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good-faith, to develop a structure, the economic effect of which is as close as possible to the economic effect of this Agreement, without regard to such invalidity.

                  Section 12.8 Counterparts. This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

                  Section 12.9 Choice of Law

                  (a) Governing Law; Consent to Forum. This Agreement has been executed and delivered at and shall be deemed to have been made in New York.
This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to the conflict of laws rules therein. The parties hereto hereby consent and agree that the New
York State Supreme Court located in the County of New York or the United States
District Court for the Southern District of New York or the Superior Court of the City and County of San Francisco, shall have exclusive jurisdiction to hear and determine any claims or disputes between the parties hereto pertaining to this Agreement or to any matter arising out of or related to this Agreement.
The parties hereto expressly submit and consent in advance to such jurisdiction in any action or suit commenced in any such court, and hereby waive any objection which it may have based upon lack of personal jurisdiction, improper venue or forum non conveniens and hereby consent to the granting for such legal or equitable relief as is deemed appropriate by such court. Nothing in this Agreement shall be deemed or operate to affect the right of either party to serve legal process in any other manner permitted by law, or to preclude the enforcement by either party of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction. The prevailing party in any such action or suit shall be entitled to recover reasonable costs and expenses (including attorneys fees and expenses) incurred by it in connection with such proceedings.

                  (b) Waiver of Trial by Jury. Each party hereto waives the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of or related to this Agreement. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

                  Section 12.10 Limitation on Liability. Each party hereto waives any right to any consequential, exemplary or special damages (i.e., any damages other than actual out-of-pocket Losses).

                                      55

                  Section 12.11 Further Agreements. The Purchaser and the
Selling Shareholders agree to execute and deliver to the other such additional documents, instruments or agreements as may be necessary or appropriate to effectuate the purposes of this Agreement.

                  Section 12.12 Successors and Assigns; Assignment. This
Agreement shall bind and inure to the benefit of and be enforceable by the Selling Shareholders and the Purchaser and the respective successors and assigns of the Selling Shareholders and the Purchaser. This Agreement shall not be assigned, pledged or hypothecated by any of the Selling Shareholders to a third party without the prior written consent of the Purchaser.

                  Section 12.13 Amendment; Waivers. This Agreement may be amended from time to time only by written agreement of the parties. No term or provisions of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the ------------------ party against whom such waiver or modification is sought to be enforced. No failure on the part of the Purchaser to exercise and no delay in exercising, any right, power, or remedy under any this Agreement shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Agreement preclude any other or further exercise thereof or the exercise of any other right. The remedies provided in this Agreement are cumulative and not exclusive of any remedies provided by law.

                  Section 12.14 General Interpretive Principles. For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:


                  (a) the headings in this Agreement are for convenience only and are not intended to influence its interpretation.

                  (b) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

                  (c) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

                  (d) references herein to "Articles", "Sections", "Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

                  (e) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

                  (f) the words "herein", "hereof", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; and


                                      56

                  (g) the term "include" or "including" shall mean without limitation by reason of enumeration.

                  Section 12.15 Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications which may hereafter be executed, (b) documents received by any party at the closing, and (c) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

                  Section 12.16 Advice from Independent Counsel. The parties hereto understand that this Agreement is a legally binding agreement that affects such party's rights. Each party represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.

                  Section 12.17 No Agency; No Company; No Joint Venture. None of the Purchaser nor the Selling Shareholders is the agent or representative of the other, and nothing in this Agreement shall be construed to make any of the Purchaser nor the Selling Shareholder liable to any third party for services performed by such third party or for debts or claims accruing to such third party against any of the Purchaser or the Selling Shareholders. Nothing contained herein nor the acts of the parties hereto shall be construed to create a partnership, agency or joint venture between (i) the Purchaser and
(ii) the Selling Shareholders.

                  Section 12.18 Judicial Interpretation. Should any provision of this Agreement require judicial interpretation, it is agreed that a court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against any Person by reason of the rule of construction that a document is to be construed more strictly against the Person who itself or through its agent prepared the same.


                  Section 12.19 Good Faith. The parties hereto shall implement the terms and provisions of this Agreement in good faith in accordance with applicable law.



                                      57





                      IN WITNESS WHEREOF, each of the Selling Shareholders and the Purchaser have caused their names to be signed hereto as of the day and year first above written.


                                BGP ACQUISITION, LLC

                                By:    /s/ Robert F.X. Sillerman
                                       ---------------------------
                                Name:  Robert F.X. Sillerman
                                Title:


                      THE UNDERSIGNED, has caused its name to be signed hereto as of the day and year first above written solely for the purpose of undertaking the obligations set forth in SECTION 2.3(F) hereof.


                                SFX ENTERTAINMENT, INC.


                                By:    /s/ Robert F.X. Sillerman
                                       --------------------------
                                Name:  Robert F.X. Sillerman
                                Title: Executive Chairman






                                      58



                               NICHOLAS P. CLAINOS REVOCABLE TRUST


                               By:    /s/ Nicholas P. Clainos
                                      ------------------------
                               Name:  Nicholas P. Clainos
                               Title: Trustee

                                /s/ Gregg W. Perloff
                               ------------------------------------------
                                       Gregg W. Perloff

                               /s/ Peter Barsotti
                               ------------------------------------------
                                       Peter Barsotti

                               /s/ Robert Barsotti
                               ------------------------------------------
                                       Robert Barsotti

                               /s/ Michael Brigden
                               ------------------------------------------
                                       Michael Brigden

                               /s/ Stan Feig
                               ------------------------------------------
                                       Stan Feig

                               /s/ David M. Mayeri
                               ------------------------------------------
                                       David M. Mayeri

                               /s/ Gerard Pompili
                               ------------------------------------------
                                       Gerard Pompili

                               /s/ Arnold Pustilnik
                               ------------------------------------------
                                       Arnold Pustilnik


                                      59

                               /s/ Franklin D. Rockwell, Jr.
                               ------------------------------------------
                                       Franklin D. Rockwell, Jr.

                               /s/ Daniel L. Scher
                               ------------------------------------------
                                       Daniel L. Scher



                                      60


                               /s/ Lee A. Smith
                               ------------------------------------------
                                       Lee A. Smith

                               /s/ Sherry Wasserman
                               ------------------------------------------
                                       Sherry Wasserman

                               /s/ Stephen Welkom
                               ------------------------------------------
                                       Stephen Welkom


                               TRUST F/B/O ALEXANDER K. GRAHAM-SULT U/W/O
                                       WILLIAM GRAHAM

                               By:     /s/ Nicholas P. Clainos
                                       ----------------------------------
                               Name:   Nicholas P. Clainos
                               Title:  Trustee


                               DAVID GRAHAM 1996 IRREVOCABLE TRUST DATED
                                       MARCH 14, 1996

                               By:     /s/ Jacques Fabert
                                       ---------------------------------
                               Name:   Jacques Fabert
                               Title:  Trustee






                                      61



                                                              Exhibit 10.21

---------------------------------------------------------------------------





                       STOCK AND ASSET PURCHASE AGREEMENT

                               between and among

                         SFX Network Group, L.L.C. and

                            SFX Entertainment, Inc.,

                                      and

      Elias N. Bird, individually and as Trustee under the Bird Family Trust
                              u/d/o 11/18/92,
          Gary F. Bird, individually and as Trustee under the Gary F. Bird
                         Corporation Trust u/d/o 2/4/94,
       Stephen R. Smith, individually and as Trustee under the Smith Family
                                Trust u/d/o 7/17/89,


                                 June E. Brody,

                              Steven A. Saslow, and

                              The Network 40, Inc.



                                December 2, 1997




----------------------------------------------------------------------------










                               TABLE OF CONTENTS


                                                                                                                      PAGE
                                                                                                                      ----

         1.       DEFINITIONS............................................................................................2

         2.       PURCHASE AND SALE TRANSACTIONS; CLOSING...............................................................14
         2.1      SHARES................................................................................................14
         2.2      ASSETS................................................................................................14
         2.3      CASH PURCHASE PRICE...................................................................................17
         2.4      HOLDBACK AMOUNT.......................................................................................18
         2.5      WORKING CAPITAL ADJUSTMENT............................................................................18
         2.7      RESTRICTIVE LEGEND....................................................................................22
         2.8      REGISTRATION RIGHTS...................................................................................24
         2.9      EARN-OUT..............................................................................................28
         2.10     PAYMENT AND ALLOCATION OF CONSIDERATION...............................................................29
         2.11     SFX BROADCASTING GUARANTY.............................................................................29
         2.12     CLOSING...............................................................................................29
         2.13     CLOSING OBLIGATIONS...................................................................................30

3.       REPRESENTATIONS AND WARRANTIES OF SELLERS......................................................................32
         3.1      ORGANIZATION AND GOOD STANDING........................................................................33
         3.2      AUTHORITY; NO CONFLICT................................................................................33
         3.3      CAPITALIZATION........................................................................................35
         3.4      FINANCIAL STATEMENTS..................................................................................36
         3.5      BOOKS AND RECORDS.....................................................................................36
         3.6      TITLE TO PROPERTIES; ENCUMBRANCES.....................................................................37
         3.7      CONDITION AND SUFFICIENCY OF ASSETS...................................................................38
         3.8      ACCOUNTS RECEIVABLE...................................................................................38
         3.9      INVENTORY.............................................................................................39
         3.10     NO UNDISCLOSED LIABILITIES; NO ASSUMPTION OF LIABILITIES..............................................39
         3.11     TAXES.................................................................................................39
         3.12     NO MATERIAL ADVERSE CHANGE............................................................................41
         3.13     EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS...............................................................41
         3.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.......................................45
         3.15     LEGAL PROCEEDINGS.....................................................................................46
         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS.................................................................48
         3.17     CONTRACTS; NO DEFAULTS................................................................................49
         3.18     INSURANCE.............................................................................................52
         3.19     ENVIRONMENTAL MATTERS.................................................................................54
         3.20     EMPLOYEES.............................................................................................54
         3.21     LABOR RELATIONS; COMPLIANCE...........................................................................55


                                       i



                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                      PAGE
                                                                                                                      ----

         3.22     INTELLECTUAL PROPERTY.................................................................................56
         3.23     CERTAIN PAYMENTS......................................................................................59
         3.24     DISCLOSURE............................................................................................59
         3.25     RELATIONSHIPS WITH RELATED PERSONS....................................................................59
         3.26     COMPETENCY; NO DISABILITY.............................................................................60
         3.27     BROKERS OR FINDERS....................................................................................60
         3.28     SURVIVAL..............................................................................................60

4.       REPRESENTATIONS AND WARRANTIES OF BUYER........................................................................60
         4.1      ORGANIZATION AND GOOD STANDING........................................................................60
         4.2      AUTHORITY; NO CONFLICT................................................................................61
         4.3      INVESTMENT INTENT.....................................................................................61
         4.4      CERTAIN PROCEEDINGS...................................................................................61
         4.5      DISCLOSURE............................................................................................62
         4.6      BROKERS OR FINDERS....................................................................................62
         4.7      CAPITALIZATION........................................................................................62
         4.8      CORPORATE ORGANIZATION................................................................................63
         4.9      SPIN-OFF INFORMATION..................................................................................63
         4.10     SURVIVAL..............................................................................................63

5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE.....................................................................63
         5.1      ACCESS AND INVESTIGATION..............................................................................64
         5.2      OPERATION OF THE BUSINESSES OF NETWORK 40 AND THE COMPANIES...........................................65
         5.3      NEGATIVE COVENANT.....................................................................................65
         5.4      REQUIRED APPROVALS....................................................................................65
         5.5      NOTIFICATION..........................................................................................66
         5.6      PAYMENT OF INDEBTEDNESS BY RELATED PERSONS............................................................66
         5.7      NO NEGOTIATION........................................................................................66
         5.8      BEST EFFORTS..........................................................................................66
         5.9      REPAYMENT OF INDEBTEDNESS BY SJS......................................................................67
         5.10     PAYMENT OF BROKERS OR FINDERS.........................................................................67
         5.11     TERMINATION OF LEASE WITH THE SJS SHAREHOLDERS........................................................67
         5.12     PAYMENT OF TOMMY NAST.................................................................................67
         5.13     RELEASE OF PLEDGE IN FAVOR OF GEORGINA BIRD...........................................................67
         5.14     GEORGINA BIRD'S INSURANCE POLICY......................................................................67
         5.15     401(K) PLAN...........................................................................................67
         5.16     MERGER OF BULLET PRODUCTIONS, INC.....................................................................68
         5.17     TERMINATION OF KEY MAN LIFE INSURANCE POLICIES........................................................68


                                       ii



                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                      PAGE
                                                                                                                      ----

6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE.......................................................................68
         6.1      APPROVALS OF GOVERNMENTAL BODIES......................................................................68
         6.2      BEST EFFORTS..........................................................................................68

         7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...................................................69
         7.1      ACCURACY OF REPRESENTATIONS...........................................................................69
         7.2      SELLERS' PERFORMANCE..................................................................................69
         7.3      CONSENTS..............................................................................................69
         7.4      ADDITIONAL DOCUMENTS..................................................................................69
         7.5      NO PROCEEDINGS........................................................................................70
         7.6      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS...................................................70
         7.7      ADDITIONAL DISCLOSURES................................................................................70

8.       CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE..........................................................71
         8.1      ACCURACY OF REPRESENTATIONS...........................................................................71
         8.2      BUYER'S PERFORMANCE...................................................................................71
         8.3      CONSENTS..............................................................................................71
         8.4      ADDITIONAL DOCUMENTS..................................................................................72
         8.5      EMPLOYMENT AGREEMENTS.................................................................................72
         8.6      SFX GUARANTY..........................................................................................72
         8.7      NO INJUNCTION.........................................................................................72

9.       TERMINATION....................................................................................................72
         9.1      TERMINATION EVENTS....................................................................................72
         9.2      EFFECT OF TERMINATION.................................................................................73

10.      INDEMNIFICATION; REMEDIES......................................................................................73
         10.1     SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE..........................................73
         10.2     AGREEMENTS TO INDEMNIFY...............................................................................74

11.      GENERAL PROVISIONS.............................................................................................74
         11.1     EXPENSES..............................................................................................74
         11.2     BULK SALES LAWS.......................................................................................74
         11.3     PUBLIC ANNOUNCEMENTS..................................................................................74
         11.4     CONFIDENTIALITY.......................................................................................75
         11.5     NOTICES...............................................................................................75
         11.6     JURISDICTION; SERVICE OF PROCESS......................................................................77
         11.7     CONSTRUCTION..........................................................................................77


                                      iii



                               TABLE OF CONTENTS
                                  (Continued)

                                                                                                                      PAGE
                                                                                                                      ----

         11.8     FURTHER ASSURANCES....................................................................................77
         11.9     WAIVER................................................................................................78
         11.10    ENTIRE AGREEMENT AND MODIFICATION.....................................................................78
         11.11    DISCLOSURE LETTER.....................................................................................78
         11.12    ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS....................................................78
         11.13    SEVERABILITY..........................................................................................79
         11.14    SECTION HEADINGS, CONSTRUCTION........................................................................79
         11.15    TIME OF ESSENCE.......................................................................................79
         11.16    GOVERNING LAW.........................................................................................79
         11.17    COUNTERPARTS..........................................................................................79


                                LIST OF EXHIBITS



Exhibit                        Description
-------                        -----------

Exhibit 2.11                   Form of SFX Broadcasting Guaranty
Exhibit 2.13(a)(ii)            Form of Employment Agreement (California and New York)
Exhibit 2.13(a)(iv)            Form of Power of Attorney and Assignment
Exhibit 2.13(a)(v)             Form of Real Estate Purchase Agreement
Exhibit 2.13(a)(vi)            Form of Long-Term Lease
Exhibit 2.13(a)(viii)          Form of Indemnification Agreements
Exhibit 7.4(a)                 Form of Opinion delivered to Buyers
Exhibit 7.4(b)                 Form of Estoppel Certificate
Exhibit 8.4(a)                 Form of Opinion delivered to Sellers



                               LIST OF SCHEDULES




Schedules                      Description
Schedule 1                     Album/40 Real Property
Schedule 2.2(a)(ii)            Purchased Assets-- Equipment and Machinery
Schedule 2.2(a)(iv)            Purchased Assets-- Leases
Schedule 2.2(a)(v)             Purchased Assets-- Contracts
Schedule 2.2(b)                Excluded Assets
Schedule 2.2(c)                Liabilities
Schedule 3.3                   Capitalization
Schedule 3.3(c)                Outstanding Options and Warrants
Schedule 4.2                   Authority; No Conflict
Schedule 4.7                   Buyer's Capitalization
Schedule 4.8                   Buyer's Corporate Organization

                       STOCK AND ASSET PURCHASE AGREEMENT



                  THIS STOCK AND ASSET PURCHASE AGREEMENT ("Agreement") is made as of December 2, 1997, between and among (i) SFX NETWORK GROUP, L.L.C., a Delaware limited liability company ("NEWCO" or "BUYER") and SFX ENTERTAINMENT, INC., a Delaware corporation ("SFX ENTERTAINMENT"); and (ii) ELIAS N. BIRD, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, GARY F. BIRD, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, STEPHEN R. SMITH, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, JUNE E. BRODY, an individual resident in Pennsylvania, STEVEN A. SASLOW, an individual resident in Pennsylvania, and THE NETWORK 40, Inc., a California corporation ("NETWORK 40"), all of them referred to herein as "SELLERS."

                                    RECITALS

                  Elias N. Bird, as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, and Stephen R. Smith, as Trustee under the Smith Family Trust u/d/o 7/17/89 (collectively, the "NETWORK SHAREHOLDERS") are the owners of one hundred percent (100%) of the issued and outstanding stock of Network 40 and one hundred percent (100%) of the issued and outstanding stock of The Album Network, Inc., a California corporation ("ALBUM NETWORK"). The Network Shareholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of Album Network (the "ALBUM NETWORK SHARES"), for the consideration and on the terms set forth in this Agreement.

                  June E. Brody and Steven A. Saslow, as joint tenants (together, the "SJS SHAREHOLDERS") are the owners of one hundred percent (100%) of the issued and outstanding stock of SJS Entertainment Corporation, a Pennsylvania corporation ("SJS"). The SJS Shareholders desire to sell, and Buyer desires to purchase, all of the issued and outstanding shares of capital stock of SJS (the "SJS SHARES"), for the consideration and on the terms set forth in this Agreement.

                  Network 40 desires to sell or assign, and Buyer desires to purchase or assume, respectively, the assets and liabilities of Network 40 except certain liabilities, as a condition to which Buyer requires Network 40 and Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, to make certain representations, warranties and covenants and to agree to indemnify Buyer in certain respects, all as more fully set forth herein.

                                   AGREEMENT

                  The parties, intending to be legally bound, agree as follows:


1.       DEFINITIONS.

                  For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1

                  "ACCOUNTS RECEIVABLE" -- as defined in Section 3.8.

                  "AFFILIATE" -- any entity, wholly or partially owned or controlled by, or which owns or controls, directly or indirectly, or which is under common control with the party in the context of which the term is used.

                  "ALBUM/40 REAL PROPERTY" -- the real property identified on
Schedule 1, owned at Closing by GSE Enterprises, LLC, a California limited liability company, and used in the conduct of the business of Album Network and Network 40.

                  "ALBUM NETWORK SHARES" -- the shares of Album Network to be purchased and sold pursuant to this Agreement.

                  "ARBITRATOR'S ADJUSTMENT" -- as defined in Section 2.5(b)
(iii)(A).

                  "ARBITRATOR'S FINAL CASH PURCHASE PRICE" -- as defined in
Section 2.5(b)(iii)(A).

                  "ASSUMED OBLIGATIONS" -- as defined in Section 2.2(c).

                  "BALANCE SHEET"  -- as defined in Section 3.4.

                  "BEST EFFORTS" -- the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

                  "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

                  "BUSINESS DAY" -- a day other than a Saturday, a Sunday or other day on which commercial banks are authorized or required by law to close under the laws applicable to such banks in the City of New York.

                  "BUYER" -- as defined in the first paragraph of this Agreement.

                  "BUYER'S CLOSING DOCUMENTS" -- the documents and instruments to be delivered by Buyer at the Closing, as set forth in Section 2.13(b).

                  "CASH PAYMENT" -- as defined in Section 2.3(b).

                  "CLOSING" -- as defined in Section 2.12.

                  "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

                  "CLOSING DOCUMENTS" -- the documents and instruments to be delivered by the parties at the Closing, as set forth in Section 2.13(a) and
(b).

                  "COMPANY" -- Album Network or SJS (collectively, the "COMPANIES").

                  "COMPANY BENEFIT PLANS" -- as defined in Section 3.13(a)(i).

                  "COMPETING BUSINESS" -- as defined in Section 3.25(a).

                  "CONSENT" -- any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

                  "CONSIDERATION" -- the Final Cash Purchase Price, the Securities, the Earn-Out Payment, and the payment of any other amounts or delivery of any other item of value by Buyer to Sellers required under this Agreement or any of the Closing Documents.

                  "CONTEMPLATED TRANSACTIONS" -- all of the transactions contemplated by this Agreement and the Closing Documents.

                  "CONTRACT" -- any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding, including without limitation any agreement, contract and contract right, purchase and/or sales contract and order, license agreement, franchise, trade and/or barter agreement and any other agreement or contract relating to or necessary for the operation of the business of any contracting party, under which any contracting party has or may acquire any rights, become subject to any obligation or liability, or by which the parties or assets used by them in the conduct of their business are or may become bound.

                  "DAMAGES" --  as defined in the Indemnification Agreements.

                  "DETERMINATION" -- the decision made by the Neutral Accounting Firm on the calculation of Working Capital, as set forth in Section
2.5 (b)(iii)(B).

                  "DISCLOSURE LETTER" -- the disclosure letter delivered by Sellers to Buyer concurrently with the execution and delivery of this Agreement.

                  "DISPUTE NOTICE" -- as defined in Section 2.5(b)(iii).

                  "EARN-OUT PAYMENT" -- as defined in Section 2.9(a).

                  "EARN-OUT SECURITIES" -- as defined in Section 2.9(b).

                  "EBITDA" -- the sum of net income (including revenues from any Affiliate of Buyer earned in the ordinary course of business) for the period plus officers' (stockholders only) salaries, bonuses and benefits, payroll taxes on officers' (stockholders only) salaries, management fees and consulting payments made direct to stockholders or their Affiliates, interest expense (net Income Taxes), charitable contributions (in an amount not to exceed $35,000), depreciation and amortization, benefits on behalf of stockholders' (life insurance premiums, automobile allowance), one-time-only legal/accounting expenses related to this Agreement, one-time-only legal/accounting expenses related to purchase of the Album/40 Real Property, one-time-only legal/accounting expenses related to the reorganization of Network 40 and the Companies and employer matching contribution to 401(k) less proforma annual salaries (and payroll taxes thereon) to be paid going forward to the SJS Shareholders and the Network Shareholders.

                  "EFFECTIVE PERIOD" -- as defined in Section 2.8(a).

                  "EMPLOYMENT AGREEMENTS" -- as defined in Section 2.13(a)(ii).

                  "EMPLOYEE BENEFIT PLAN" -- as defined in Section 3.13(a)(ii).

                  "ENCUMBRANCE" -- any mortgage, charge, claim, community property interest, condition, equitable interest, license, lien, option, pledge, security interest, right of first refusal, contingent or conditional assignment, contractual restriction, or personal obligation or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

                  "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other natural resource.

                  "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or

Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("CLEANUP") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or
(d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., as amended ("CERCLA").

                  "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;
(g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "EXCLUDED ASSETS" -- as defined in Section 2.2(b).

                  "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by Network 40 or either Company, and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by any of them.

                  "FINAL CASH PURCHASE PRICE" -- as defined in
Section 2.5(a)(ii).

                  "FINANCING DOCUMENT" -- as defined in Section 2.8(c).

                  "GAAP" -- generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

                  "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, the failure of which to obtain would have a material adverse effect on the business of the Person in the context of which the term is used.

                  "GSE" -- GSE Enterprises, LLC, a California limited liability company, and an Affiliate of Sellers.

                  "GOVERNMENTAL BODY" -- any (a) nation, state, county, city, town, village, district, or other jurisdiction; (b) federal, state, local, municipal, foreign, or other government; (c)governmental or quasi-governmental authority (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority.

                  "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may adversely affect the value of the Facilities or the Companies.

                  "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                  "HOLDBACK AMOUNT" -- as defined in Section 2.4.

                  "HSR ACT" -- the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "INDEMNIFICATION AGREEMENT" -- as defined in
Section 2.13(a)(viii).

                  "INDIVIDUAL SELLERS" -- Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, Stephen
R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, June E. Brody, and Steven A. Saslow.

                  "INITIAL CASH PURCHASE PRICE" -- as defined in
Section  2.3(a).

                  "INTELLECTUAL PROPERTY ASSETS" -- as defined in
Section 3.22(a).

                  "INTELLECTUAL PROPERTY RIGHTS" -- any rights of any Person in or to any World-Wide Web page or HTML site, and any and all variations or derivations thereof, any patents, patent rights, copyrights, mask works, trade secrets, know-how, logos, insignias and advertising materials bearing the name of such Person, trade names, brand names, service marks and trademarks, technology and technical information related to, necessary for or used in connection with the operation of the business of such Person, and all secrecy agreements of such Person with others, including employees, relating to disclosure, assignment or patenting of any of the foregoing.

                  "IRC" -- the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the IRC or any successor law.

                  "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if: (a) such individual is actually aware of such fact or other matter; or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter. A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

                  "LIABILITIES" -- liabilities or other obligations of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise.

                  "LEASES" -- as defined in Section 2.2(a)(iv).

                  "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty, the failure to comply with which would have a material adverse effect on the Person at issue.

                  "LONG-TERM LEASE" -- a long term lease by and between GSE, and Buyer or its assignee in the form of EXHIBIT 2.13 (A) (VI), but modified as follows:

                  (a) The term of the Long-Term Lease shall be a time period of ten years;

                  (b) The lessee under the Long-Term Lease shall have a right of first offer with regard to sales of all or a substantial portion of the Album/40 Real Property covered thereby or interests in the lessor under the Long-Term Lease, pursuant to which such lessor shall provide the economic terms at which the lessor shall market such interests and the lessee shall have thirty (30) days to accept such offer; provided, if within one year after the date of such offer to lessee, lessor shall accept an offer to sell such interests and the economic terms of the accepted offer are 95% or less in value from the original offer made to lessee (such acceptance conditioned upon the Lessee's waiver of its right of first refusal set forth hereafter), lessee shall have a right of first refusal with regard to the accepted offer, to be exercised within thirty (30) days of notice to lessee of the accepted offer;

                  (c) The rent under the Long-Term Lease shall be Fair Market Rent on a "gross" basis. In making a determination as to "Fair Market Rent" the parties (and their selected qualified brokers, if any) shall take into consideration the effective rental which would be derived by the lessor from a new tenant for comparable space in the Burbank, California market, and shall consider various factors, including, the annual rental prevailing in said market, the sums saved by the lessor in entering into the Long-Term Lease with Buyer, including, without limitation, avoidance of "downtime" (i.e., lessor will not sustain any loss of income from the space between the ---- Closing Date and the commencement of the term of the Long-Term Lease), avoidance of brokerage commissions, advertising expenses, or promotional costs, and attorneys' fees in connection with re-letting the space, absence of any work to be performed by the lessor in connection with the term and/or the avoidance of a contribution by the lessor to a replacement tenant on account of the cost of tenant improvement work, the absence of any rent concessions or free rent, and/or the absence of any "takeover" or "takeback" obligations of the lessor. In addition, in making such determination of "Fair Market Rent", the parties (and their selected qualified brokers, if any) shall agree upon (or determine, as the case may be) prevailing escalations, reimbursements for direct operating costs (other than capital costs) and security deposits (if applicable to lessees of comparable financial standings). The Network Shareholders and Buyer will endeavor in good faith to agree upon the Fair Market Rent within five (5) days of the expiration of the option period referred to in
                           Section 2.13(a) (v) of this

                           Agreement. If such parties are unable to agree on the Fair Market Rent, the Fair Market Rent shall be determined as follows:

                                       The Network Shareholders (collectively)
                                       and Buyer shall each, within five (5)
                                       days of the expiration of said option
                                       period, name licensed California real
                                       estate broker with at least 10 years
                                       experience in selling, leasing and
                                       marketing comparable real property in
                                       the Burbank market by written notice to
                                       the other. If the two (2) brokers agree
                                       on the Fair Market Rent of the premises
                                       within five (5) days after their
                                       appointment, the agreed amount shall be
                                       the Fair Market Rent of such property
                                       for purposes of the Long-Term Lease. If
                                       the two (2) brokers do no reach an
                                       agreement on the Fair Market Rent of the premises within five (5) days of their appointment, they shall each set forth in writing their respective opinion (without explanation) of the premises' Fair Market Rent and deliver their respective written opinion of value to the other, and they shall jointly name a third qualified broker. If the first two qualified brokers' opinion as to Fair Market Rent differs by 10% or less, such values shall be averaged and the average shall be the Fair Market Rent. If such opinions of value differ by more than 10%, it shall be the duty of the third qualified broker to select that one of said written opinions of value that is closest to the third qualified brokers' opinion of the premises' Fair Market Rent. The written opinion of value so selected shall be the Fair Market Rent of the premises for the purposes of the Long- Term Lease. The Network
                                       Shareholders (collectively) and Buyer
                                       shall each pay all expenses of the
                                       broker such party named and they shall
                                       both pay one-half (1/2) of the expenses
                                       of the third qualified Broker; and

                  (d) The premises affected by the Long-Term Lease shall, at Buyer's option include (i) only those portions of the Album/40 Real Property actually used by Network 40, Album Network and their Affiliates as of the date hereof, or (ii) the entire Album/40 Real Property.

                  "LOSS" -- as defined in Section 2.2(c)(ii).

                  "NEGATIVE DIFFERENCE" -- as defined in Section 2.5(b)(iii)(D).

                  "NETWORK SHAREHOLDERS" -- Elias N. Bird, as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, and Stephen R. Smith, as Trustee under the Smith Family Trust u/d/o 7/17/89.

                  "NEUTRAL ACCOUNTING FIRM" -- as defined in
Section 2.5(b)(iii).

                  "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  "ORDER" -- any material award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator, other than those that are applicable generally.

                  "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

                  "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (c) any amendment to any of the foregoing.

                  "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  "PROSPECTUS" -- as defined in Section 2.8(c).

                  "PURCHASED ASSETS" -- as defined in Section 2.2(a).

                  "REAL ESTATE PURCHASE AGREEMENT" -- as defined in
Section 2.13(a)(v).

                  "RECORDS" -- any and all financial records and computer runs and programs related thereto, and all other books, records, files, documents, correspondence, reports and lists of suppliers and customers including, but not limited to, general ledger, sales and credit records, accountants' working papers, advertising and sales material, literature, personnel and payroll records, and any other records or documents reflecting or relating to the business of the Person with respect to which the term is used.

                  "REGISTRATION SHARES" -- as defined in Section 2.8(a).

                  "REGISTRATION STATEMENT" -- as defined in Section 2.8 (a).

                  "RELATED PERSON" -- with respect to a particular individual:
(a) each other member of such individual's Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's Family; (c) any Person in which such individual or members of such individual's Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual's Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:
(a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c).

                  For purposes of this definition, (a) the "FAMILY" of an individual includes (i) the individual, (ii) the individual's spouse and former spouses, and (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (b) "MATERIAL INTEREST" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

                  "RELEASE" -- when used with reference to any Hazardous Material, any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                  "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "SEC" -- the United States Securities and Exchange Commission.

                  "SECURITIES" -- the shares of Class A Common Stock of Buyer or any successor company, to be issued by Buyer to Sellers as part of the consideration for the transactions contemplated by this Agreement.

                  "SECURITIES ACT" -- the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "SELLING SHAREHOLDERS" -- the Network Shareholders and the SJS Shareholders.

                  "SELLERS" -- as defined in the first paragraph of this Agreement.

                  "SELLERS' CLOSING DOCUMENTS" -- the documents and instruments to be delivered by Sellers at the Closing, as set forth in Section 2.13(a).

                  "SFX GUARANTY" -- as defined in Section 2.11.

                  "SHARES" -- the Album Network Shares and the SJS Shares.

                  "SJS SHAREHOLDERS" -- June E. Brody and Steven A. Saslow.

                  "SJS SHARES" -- the shares of SJS to be purchased and sold pursuant to this Agreement.

                  "SPIN-OFF" -- as defined in Section 2.6(b).

                  "STOCKHOLDER" -- as defined in Section 2.2(b)(i).

                  "STOCK PRICE" -- as defined in Section 2.6(a).

                  "SUBSIDIARY" -- with respect to any Person (the "OWNER"), any corporation or other Person of which securitiEs or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "SUBSIDIARY" means a Subsidiary of either Company.

                  "TAXATION," "TAX," or "TAXES" -- whether or not any such term is capitalized, all domestic or foreign taxes, charges, fees, duties, imposts, levies or other assessments or deductions, whether in the nature of net income, gross income, gross receipts, profits or windfall profit, franchise, license, sales, ad valorem or value added, use, transfer, exchange control, credit or financial transaction, excise, withholding, payroll, employer's or employment, severance, stamp, capital stock, occupation, property, environmental, premium, custom, production, social insurance, or services taxes, any alternative or add-on minimum taxes, all customs duties or other taxes, governmental fees, and all other taxes or duties of any kind whatsoever (including interest, additions to taxes, penalties, fines or other charges payable or claimed in respect thereof) imposed or provided for in the jurisdiction in which the Person in connection with which the term is used is organized or operates.

                  "TAXING AUTHORITY" -- any Governmental Body responsible for the imposition of any Tax.

                  "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "THREAT OF RELEASE" -- a substantial likelihood of a Release of Hazardous Materials that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice thereof has been given (orally or in writing) to the Person in the context in which the term is used.

                  "TRADING DAY" -- a day on which trading occurs on the New York Stock Exchange, the American Stock Exchange, the NASDAQ-NMS, or other national securities exchange in which the securities of Buyer are principally traded.

                  "WORKING CAPITAL" -- as defined in Section 2.5(a).

                  "WORKING CAPITAL NOTICE" -- as defined in Section 2.5(b)(ii).



         2.       PURCHASE AND SALE TRANSACTIONS; CLOSING.

                  2.1        SHARES.

                  Subject to the terms and conditions of this Agreement, at the Closing, (a) the Network Shareholders will sell and transfer to Buyer, and Buyer will purchase from the Network Shareholders, the Album Network Shares, representing one hundred percent (100%) of the issued and outstanding shares of Album Network, and (b) the SJS Shareholders will sell and transfer to Buyer, and Buyer will purchase from the SJS Shareholders, the SJS Shares, representing one hundred percent (100%) of the issued and outstanding shares of SJS.

                  2.2        ASSETS.

                  2.2(A)     PURCHASED ASSETS.

                  Subject to the terms and conditions of this Agreement, Network 40 shall, at the Closing, convey, sell, transfer, assign and deliver to Buyer all of Network 40's right, title and interest in and to all of its assets and properties (real, personal and intangible), including, but not limited to, the items specifically listed and described below and on the schedules attached hereto (but excluding Excluded Assets) (collectively, the "PURCHASED ASSETS"):

                             (i) all merchandise, inventories, materials and supplies of Network 40, including items in transit from vendors and also including guaranties and warranties running to the benefit of Network 40 with regard thereto;

                             (ii) all machinery, equipment, office equipment, furniture, computers, leasehold improvements, fixtures, trade fixtures, supplies and other personal property owned by Network 40 and rights of Network 40 of every kind and description, tangible and intangible, and all warranties and guaranties thereto and rights of action of Network 40 therefor, including, without limitation, all automobiles, trucks, trailers, automotive equipment and other vehicles owned by Network 40, all of which vehicles are described on Schedule 2.2(a)(ii);

                             (iii) all of the right, title and interest of Network 40 or its Affiliates in and to all Intellectual Property Assets of Network 40 which are used in or for the benefit of the business of Network 40;

                             (iv) all leases, subleases, licenses and/or other occupancy agreements affecting real property described in Schedule 2.2(a)(iv) (individually a "LEASE" and collectively, the "LEASES"), and all improvements, fixtures, affixations and fittings located on the premises covered thereby owned by Network 40;

                             (v) all Contracts, including, without limitation, those listed or described on Schedule 2.2(a)(v) and to all Governmental Authorizations listed or described on Part 3.14 of the Disclosure Letter;

                             (vi) copies of all original files and Records of Network 40, provided, however, that Tax Returns may be copies, to which Network 40 shall have access pursuant to this Agreement;

                             (vii)     all Accounts Receivable;

                             (viii)    Network 40 as a going concern and the
goodwill thereof; and

                             (ix) all other assets, properties, rights and the entire business, of every kind and nature, owned or held by Network 40 or in which Network 40 has an interest (except for the Excluded Assets), known or unknown, fixed or unfixed, choate or inchoate, accrued, absolute, contingent or otherwise, whether or not specifically referred to in this Agreement, including, without limitation, all Governmental Authorizations, securities, automobiles, trucks and trailers.

                  2.2(B)     EXCLUDED ASSETS.

                  The assets described in Schedule 2.2(b) (collectively, the "EXCLUDED ASSETS") are excluded from the Purchased Assets to be sold by Network 40 to Buyer.

                  2.2(C)     LIABILITIES.

                  At the Closing, Buyer shall assume all liabilities and obligations of Network 40 under Contracts and Leases and all other liabilities and obligations of Network 40 that are set forth on Schedule 2.2(c) (the "ASSUMED OBLIGATIONS") and shall not assume those obligations and liabilities set forth below. Buyer shall not assume or have any liabilities with respect to any obligation or liability of Network 40 that is not included in the Assumed Obligations unless Buyer expressly assumes such obligations, in writing, after the Closing Date.

                  Anything in this Agreement to the contrary notwithstanding, Buyer shall not assume, or in any way be liable or responsible for:

                             (i) any liabilities or obligations of Network 40, or of any stockholders of Network 40 (the "STOCKHOLDERS") for any Taxes, accrued for, applicable to or arising from, or in connection with the consummation of the transactions contemplated herein, other than any sale or transfer Taxes which shall be paid by Buyer; and any liability of Network 40 for the unpaid Taxes of any Person under Treasury Regulation ss.1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise;

                             (ii) any obligation of Network 40 to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of Network 40 or was serving at the request of Network 40 as a partner, trustee, director, officer, employee or agent of another entity, whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement or otherwise (for purposes of this Section 2.2(c), each, a "LOSS"); provided, however, that to the extent Buyer or either Company, but not such Person, is indemnified for any such loss after Closing by any insurer, Buyer will indemnify such Person in respect of such loss to the extent of the insurance proceeds actually received but in an amount not more than such Person would have received had the indemnification occurred prior to Closing, and provided further, however, that Buyer shall have no obligation to indemnify any such Person under this Section 2.2(c)(ii) if the act or conduct of the Person giving rise to such loss would have constituted a breach of any of the representations or warranties made by Sellers in this Agreement;

                             (iii) any liability of Network 40 for costs and expenses incurred in connection with this Agreement and the transactions contemplated herein, other than the costs and expenses of Ernst & Young or otherwise as set forth herein;

                             (iv) any intercompany payables or any liabilities or obligations of Network 40 owing to any Affiliate of Network 40 or to any of the other Sellers or any Affiliate or Related Party thereof (but not including intercompany payables between Network 40 and Album Network, on the one hand, and SJS, on the other hand), all of which shall be released on or prior to the Closing Date;

                             (v)       any liability or obligation of Network
40 under this Agreement;

                             (vi) any Environmental, Health and Safety
         Liability arising solely from occurrences or conditions on or prior to the Closing Date, or, for any such liability arising from occurrences or conditions both before and after the Closing, the portion of any such liability caused by occurrences prior to the Closing Date;

                             (vii) any liability or obligation with respect to a violation of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, prior to or arising out of the execution of this Agreement or the Contemplated Transactions or any liability or obligation with respect to a multiemployer plan (as defined in Section 3(37) or 4001(a)(3) of ERISA); and

                             (viii)    any liability for any infringement or
misappropriation of any Intellectual Property Rights of any other Person prior to the Closing Date; and

                             (ix) any liability or obligation of the kind required to be disclosed on the Balance Sheets in accordance with GAAP that is not expressly set forth in the Balance Sheet, except those which may arise with respect to the period after the Closing Date under the Contracts and Leases and as set forth in Schedule 2.2(c).

                  2.3        CASH PURCHASE PRICE.

                  2.3(A) In partial consideration of the sale, conveyance, transfer, assignment and delivery of the Shares and the Purchased Assets, together with the other transactions contemplated by this Agreement and the Closing Documents, and subject to the terms and conditions of this Agreement, Buyer will deliver to Sellers in accordance with this Section 2.3 the amount of Fifty-Two Million Dollars ($52,000,000) (the "INITIAL CASH PURCHASE PRICE"), as it may be adjusted pursuant to Section 2.5, by a wire transfer of immediately available funds to the Sellers' Accounts.

                  2.3(B) If the parties have not reached agreement on the Final Cash Purchase Price in accordance with Section 2.5(b)(i) by a date five (5) days before Closing, Buyer shall deliver the Initial Cash Purchase Price to Sellers, less the Holdback Amount (the "CASH PAYMENT"), at Closing in accordance with Section 2.3(c). The difference between the Initial Cash Purchase Price and the Final Cash Purchase Price shall be delivered by Buyer to Sellers, or by Sellers to Buyer, after Closing in accordance with Section 2.5(b). If the parties have reached agreement on the Final Cash Purchase Price by a date five (5) days before the Closing, Buyer shall deliver the Final Cash Purchase Price to Sellers at Closing.

                  2.3(C) No later than ten (10) days before the Closing, Sellers shall deliver a written notice to the Buyer (i) identifying the percentage of the Cash Payment to be delivered to each Seller at Closing, which percentages shall total one hundred percent; and (ii) identifying with respect to each Seller an account (collectively, the "SELLERS' ACCOUNTS"), with sufficient detail to permit the wire transfer thereto of the Cash Payment at Closing.

                  2.4        HOLDBACK AMOUNT.

                  The Holdback Amount shall be equal to Five Hundred Thousand Dollars ($500,000) (the "HOLDBACK AMOUNT"). At Closing, Buyer will deliver the Holdback Amount to a neutral, third party escrow agent (the "Escrow Agent"), who shall place the Holdback Amount in an interest-bearing account and who shall disperse the Holdback Amount consistent with the terms and conditions of this Agreement and any other terms and conditions which the Escrow Agent shall require. Until such time as the Holdback Amount is released, it shall remain the sole property of Buyer and at no time shall it be deemed to be property of Sellers held in trust or otherwise by Buyer for Sellers. The Holdback Amount shall be reduced, if at all, in accordance with Section 2.5(b) and the balance delivered to Sellers in accordance with the provisions of that Section. Escrow Agent shall have no obligation to deliver to Sellers any portion of the Holdback Amount except as required by Section 2.5(b), and any amounts not so delivered shall remain the sole property of Buyer to the exclusion of any claim of Sellers.

                  2.5        WORKING CAPITAL ADJUSTMENT.

                  2.5(A)     CALCULATION OF ADJUSTMENT.

                             (i) "WORKING CAPITAL" shall mean (i) the aggregate cash, receivables, pre-paid expenses and deposits, and other current assets of Network 40 and the Companies (for purposes of this Section 2.5(a), the "ASSETS") immediately following the Closing, less (ii) the aggregate outstanding indebtedness for borrowed money, payables, and other current liabilities of Network 40 and the Companies (for purposes of this Section 2.5(a), the "LIABILITIES") immediately following the Closing, whether such difference is a positive or a negative number.

                             (ii)      "FINAL CASH PURCHASE PRICE" shall mean
the Initial Cash Purchase Price as adjusted by the difference between Working Capital and Five Hundred Thousand Dollars ($500,000) in accordance with
Section 2.5(b).

                  2.5(B)     ADJUSTMENT PROCESS.

                             (i) Sellers shall provide Buyer and its
         representatives with all assistance and access to the Records of Network 40 and the Companies necessary for Buyer to calculate Working Capital at Closing. At least ten (10) Business Days prior to the estimated Closing Date, Sellers shall furnish to Buyer a proposed schedule setting forth their calculation of Working Capital and the basis for such calculation, including an identification of (A) all cash, receivables, pre-paid expenses and deposits, and other current assets of Network 40 and the Companies and (B) the outstanding indebtedness for borrowed money, payables, and other current liabilities thereof, both immediately following the Closing. Thereafter, Sellers and Buyer shall negotiate in good faith in order to resolve any disputed amounts contained therein. If Sellers and Buyer have reached agreement on the amount of Working Capital immediately following the Closing in accordance with this Section 2.5(b)(i), Sellers represent and warrant to Buyer that Working Capital at Closing will be in the amount so agreed upon.

                             (ii) If the parties have not reached agreement by a date five (5) days before Closing on the amount of Working Capital immediately following the Closing, Buyer shall deliver to Sellers at Closing, and Sellers shall deliver to Buyer at Closing, a notice (a "WORKING CAPITAL NOTICE") containing the calculation of Working Capital made by the party delivering such notice. The calculation of the Final Cash Purchase Price shall be made on the basis of the average of the Working Capital set forth in the two Working Capital Notices. If either Buyer or Sellers, but not both, fail to deliver a timely Working Capital Notice, the Final Cash Purchase Price shall be based on the calculation of Working Capital shown on the Working Capital Notice of the party timely delivering it. If both parties fail to deliver a timely Working Capital Notice, the Initial Cash Purchase Price shall become the Final Cash Purchase Price and the Buyer shall direct the Escrow Agent to deliver the Holdback Amount plus interest thereon to the Sellers by a wire transfer of immediately available funds to the Sellers' Accounts no later than five (5) days following the Closing.

                             (iii) If the difference between the Working
         Capital shown on Sellers' Working Capital Notice differs by more than Fifty Thousand Dollars ($50,000) from the Working Capital shown on the Buyer's Working Capital Notice, then no later than five (5) days after the Closing, either of Buyer or Sellers may deliver a notice to the other (a "DISPUTE NOTICE") stating a desire to submit the difference between them on the calculation of Working Capital to binding resolution by Price Waterhouse L.L.P. or another major accounting firm with no ties to either Buyer or Sellers (the "NEUTRAL ACCOUNTING FIRM") in accordance with this Section 2.5(b)(iii). If neither Buyer nor Sellers delivers a timely Dispute

         Notice to the other or if the difference in Working Capital on such notices is less than Fifty Thousand Dollars ($50,000), all parties will be deemed to have accepted the calculation of Working Capital determined in accordance with Section 2.5(b)(ii) on which the Final Cash Purchase Price was based and to have waived any right to object to such calculation, provided, however, that by doing so Buyer does not waive any rights it may have under Section 10. If the parties are deemed to have accepted the Working Capital determined in accordance with Section 2.5(b)(ii) pursuant to the preceding sentence, the Buyer shall direct the Escrow Agent to pay the Holdback Amount plus interest thereon to the Sellers by a wire transfer of immediately available funds to the Sellers' Accounts no later than ten (10) days following the Closing. If either party delivers a Dispute Notice to the other, then:

                                   (A)  Within ten (10) Business Days of such
Dispute Notice, the parties shall engage the Neutral Accounting Firm to act as an arbitrator to determine Working Capital at the Closing Date and the resulting adjustment (the "ARBITRATOR'S ADJUSTMENT") which should be made to the Initial Cash Purchase Price according to the calculation required under
Section 2.5(a). The Initial Cash Purchase Price as adjusted by the Arbitrator's Adjustment shall be referred to as the "ARBITRATED FINAL CASH PURCHASE PRICE".

                                   (B)  The Neutral Accounting Firm shall base
its determinations solely on presentations by Buyer and Sellers, and not on any independent investigation or review. The Neutral Accounting Firm's determination (the "DETERMINATION") shall be made within thirty (30) days following the date on which the dispute is submitted, shall be set forth in a written statement delivered to Buyer and Sellers, and shall be final, binding and conclusive. In the event a party does not comply with the procedure and time requirements contained herein or such other procedure or time requirements as the parties otherwise elect in writing, the Neutral Accounting Firm shall render a decision based solely on the evidence it has which was timely filed by either of the parties.

                                  (C)  If the Arbitrated Final Cash Purchase
Price is greater than the Initial Cash Purchase Price (such difference being referred to in this Section 2.5(b)(iii) as the "POSITIVE DIFFERENCE"), Buyer will pay to Sellers an amount equal to the Positive Difference, plus interest on such amount calculated in accordance with Section 2.5(b)(iii)(F), and shall instruct the Escrow Agent to deliver to Sellers the Holdback Amount plus interest thereon, no later than five (5) Business Days after delivery of the Determination by the Neutral Accounting Firm, by a wire transfer of immediately available funds to the Sellers' Accounts, in the same proportions as the Cash Payment.

                                  (D)  If the Arbitrated Final Cash Purchase
Price is less than the Initial Cash Purchase Price (such difference being referred to in this Section 2.5(b)(iii) as the "NEGATIVE DIFFERENCE"), the Holdback Amount will be reduced by an amount equal to the Negative Difference. The Buyer will instruct the Escrow Agent to deliver the balance of the Holdback Amount, if any, plus interest thereon to Sellers by a wire transfer of immediately available funds to the Sellers' Accounts no later than five (5) Business Days after delivery of the Determination by the Neutral Accounting Firm, in the same proportions as the Cash Payment.

                                      (E)  If the Negative Difference exceeds
the Holdback Amount, Sellers will pay to Buyer an amount equal to such difference, plus interest on such amount calculated in accordance with Section 2.5(b)(iii)(F) and will instruct the Escrow Agent to deliver the Holdback Amount to the Buyer, no later than five (5) Business Days after delivery of the Determination by the Neutral Accounting Firm, by a wire transfer of immediately available funds, to an account designated in a written notice from Buyer to Sellers delivered no more than two (2) Business Days after delivery of the Determination by the Neutral Accounting Firm.

                                      (F)  Any interest required under this
Section 2.5(b)(iii) shall be calculated from the Closing Date to the date of payment of the amount to which such requirement applies, at the "base rate" of Citibank, N.A. or any successor thereto in New York, New York on the Closing Date, based on a 360-day year.

                             (iv) The parties agree that the costs of the Neutral Accounting Firm incurred in discharging its obligations under this Section 2.5(b) shall be borne by the parties as follows:

                                       (A)  If the Working Capital set forth
in the Determination of the Neutral Accounting Firm is more than one hundred five percent (105%) of the Working Capital set forth in Buyer's Working Capital Notice, Buyer shall bear all such costs;

                                       (B)  If the Working Capital set forth
in the Determination of the Neutral Accounting Firm is less than ninety-five percent (95%) of the Working Capital set forth in Sellers' Working Capital Notice, Sellers shall bear all such costs; and

                                       (C)  In all other cases, including if
the conditions in both (A) and (B) above are satisfied simultaneously, Buyer and Sellers shall share such costs equally.

                             (v) Any amounts required to be paid under this
         Section 2.5(b) by Buyer to Sellers shall be paid to Sellers by a wire transfer of immediately available funds to Sellers' Accounts in the percentages set forth in the notice delivered to Buyer in accordance with Section 2.3(c) or in such other percentages as may be set forth in a written notice delivered by Sellers to Buyer no less than ten
         (10) days before any such amounts are required to be paid.

                  2.6        AGREEMENT TO ISSUE SECURITIES.

                  2.6(A) In partial consideration of the sale, conveyance, transfer, assignment and delivery of the Shares and the Purchased Assets, together with the other transactions contemplated by this Agreement and the Closing Documents, and subject to the terms and conditions of this

Agreement, SFX Entertainment agrees to issue to Sellers an aggregate number of shares of Class A Common Stock of SFX Entertainment (the "SECURITIES") equal to
(i) Ten Million Dollars ($10,000,000), divided by (ii) an amount (the "STOCK PRICE") equal to Thirteen Dollars and Thirty Three Cents ($13.33), the price per share of the Class A Common Stock of SFX Entertainment as established by a nationally recognized investment banking firm in its valuation of such Stock for the purpose of providing financing to Buyer in connection with the Spin-Off. SFX Entertainment hereby acknowledges that it intends to issue additional Securities as partial consideration for the purchase price payable in respect of certain other pending acquisitions by SFX Entertainment (collectively, the "SFX Entertainment Acquisitions"). SFX Entertainment agrees that the Stock Price hereunder shall be in an amount not greater than the price of the Securities to be issued in such acquisitions.

                  2.6(B) SFX Entertainment will issue and deliver the Securities concurrently with the spin-off of Buyer, formerly "Delsener/Slater Holdings" (as defined in that certain Agreement and Plan of Merger among SBI Holdings Corporation, SBI Radio Acquisition Corporation, and SFX Broadcasting, Inc., dated as of August 24, 1997, as filed as an exhibit to SFX Broadcasting, Inc.'s Form 8-K (the "8-K") filed with the SEC on August 26, 1997), as described in the 8-K (the "SPIN- OFF"). By written notice delivered by Sellers to SFX Entertainment no later than ten (10) days before consummation of the Spin-Off, Sellers shall identify the percent of the aggregate number of Securities to be issued and delivered to each Seller, and SFX Entertainment shall issue and deliver the Securities in accordance with such notice.

                  2.6(C)     If the Spin-Off has not occurred prior to June
30, 1998, then:

                             (i) the Network Shareholders and Network 40 may, by written request delivered to Buyer after that date, require Buyer to pay to them an amount equal to Ten Million Dollars ($10,000,000) multiplied by the aggregate percentage of the Cash Purchase Price received by them at Closing, by wire transfer of immediately available funds to an account designated by such Sellers in such request;

                             (ii) the SJS Shareholders may, by written request delivered to Buyer after that date, require Buyer to pay to them an amount equal to Ten Million Dollars ($10,000,000) multiplied by the aggregate percentage of the Cash Purchase Price received by them at Closing, by wire transfer of immediately available funds to an account designated by such Sellers in such request; and

                             (iii) any amounts paid by Buyer pursuant to Sections 2.6(c)(i) and (ii) shall be paid no later than five (5) Business Days after Buyer's receipt of a request pursuant to Sections 2.6(c)(i) or (ii), shall be in lieu of SFX Entertainment's issuing the Securities to the requesting Sellers and shall satisfy SFX Entertainment's obligation to issue such Securities, and shall be accompanied by interest calculated at the rate of ten percent (10%) per annum from the Closing Date to the date on which such amount is delivered.

                  2.7        RESTRICTIVE LEGEND.

                  Each of the Sellers acknowledges and agrees that any certificates representing the Securities will bear a restrictive legend in substantially the following form and a stop-transfer order may be placed against their transfer:

                  The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended. The securities have been acquired for investment and may not be sold, transferred or assigned in the absence of an effective registration statement for the securities under the Securities Act of 1933, as amended, or an opinion of counsel that registration is not required under said Act or unless sold pursuant to Rule 144.

                  The legend set forth above shall be removed and SFX Entertainment shall issue a certificate without such legend to the holder of Securities upon which it is stamped, if, unless otherwise required by applicable state securities laws, (i) such Securities are included in an effective registration statement under the Securities Act covering the resale thereof, or (ii) such holder provides SFX Entertainment with an opinion of legal counsel, in form, substance and scope reasonably acceptable to SFX Entertainment to the effect that a public sale or transfer of such Securities may be made without registration under the Securities Act and such Securities are being sold or transferred in accordance with the method described therein, or (iii) such holder provides SFX Entertainment with reasonable assurances that such Securities can be sold pursuant to Rule 144 under the Securities Act (or a successor rule thereto) without any restriction as to the number of Securities acquired as of a particular date that can then be immediately sold (such holder shall thereafter be entitled to receive unlegended certificates evidencing the shares not subject to Rule 144). Each of the Sellers agrees to sell all of the Securities including those represented by a certificate(s) from which the legend has been removed, in compliance with the prospectus delivery requirements, if any, under applicable securities laws.

                  Each of the Network Sellers acknowledges and agrees that certificates representing $1,500,000 of the Securities calculated at the Stock Price received by the Network Sellers will also bear a restrictive legend in substantially the following form and a stop-transfer order may be placed against a transfer:

                  The securities represented by this certificate are subject to indemnification obligations set forth in that certain Stock and Asset Purchase Agreement dated as of December __, 1997 between and among SFX Network Group, L.L.C., SFX Entertainment, Inc., Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust, u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust, u/d/o 7/17/89, June E.

                  Brody, an individual resident in Pennsylvania, Steven A. Saslow, an individual resident in Pennsylvania, and the Network 40, Inc., a California corporation (the "PURCHASE AGREEMENT") in respect of Tax Matters (as such term is defined in the Purchase Agreement).

                  The legend set forth above shall be removed at such time as all claims in respect of Tax Matters affecting the Network Sellers have been finally adjudicated.

                  2.8        REGISTRATION RIGHTS.

                  2.8(A) Within sixty (60) days of effectiveness of the completion of the Spin-Off, Buyer agrees to file with the SEC a Registration Statement on Form S-1 under the Securities Act (the "REGISTRATION STATEMENT"), in the manner specified therein (which shall not include an underwritten public offering), of all the shares of Securities (the "REGISTRATION SHARES"). SFX Entertainment shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as soon as practicable after its filing with the SEC, and to remain effective and current (either by means of post-effective amendment(s) to the Registration Statement or conversion of the Registration Statement to Form S-3) until the earlier of (x) such time as all of the Registration Shares are sold pursuant to the Registration Statement or (y) the conclusion of the period of two years immediately following the consummation of the acquisition contemplated hereby (the "EFFECTIVE PERIOD"); provided, however, that (X) each Individual Seller shall provide written notice to SFX Entertainment ten (10) days prior to any sale of Securities, (Y) SFX Entertainment shall have no obligation to cause the Registration Statement to remain effective for the benefit of a particular Individual Seller if such Individual Seller is able to sell all remaining Securities owned by such Individual Seller in compliance with Rule 144 in a single transaction to which the volume limitations of Rule 144(e) do not apply or if such volume limitations are applicable without exceeding such limitations and (Z) in the event that SFX Entertainment determines in good faith that the Registration Statement may contain a material misstatement or omission, (including as a result of SFX Entertainment having under consideration a significant acquisition or disposition or other material transaction that has not been publicly disclosed, in which case SFX Entertainment may cause the Registration Statement not to be used for a period of up to 45 days in any twelve month period). SFX Entertainment may cause the Registration Statement not to be used by Sellers until such time as the SEC has declared effective a post-effective amendment to the Registration Statement filed by Buyer or if the misstatement or omission can be corrected by incorporation by reference in the Registration Statement of another SEC filing of SFX Entertainment, SFX Entertainment has made another filing on Form 8-K or other appropriate form ("INCORPORATED FILING") to correct such misstatement or omission, which post-effective amendment or Incorporated Filing, as the case may be, SFX Entertainment agrees to file within the ten (10) day period referenced in (X), above or in the case of a significant acquisition, disposition or other material transaction, within 45 days of such notice, and use its best efforts to cause to become effective as soon as practicable.

                  2.8(B) SFX Entertainment shall use its best efforts to cause the shares of Securities to be approved for quotation on the New York Stock Exchange, the American Stock Exchange, the NASDAQ-NMS, or other national securities exchange in which the securities of SFX Entertainment are principally traded, as soon as practicable after filing the Registration Statement. SFX Entertainment will also use its best efforts to register or qualify the Registration Shares under such other securities or blue sky laws of the United States and keep such registration or qualification in effect for the Effective Period, and do any and all other acts and things which may be reasonably necessary or advisable to enable Sellers to have the right to sell or otherwise dispose of the Registration Shares in such jurisdictions.

                  2.8(C) In connection with any registration of the Registration Shares pursuant to this Agreement, each SJS Shareholder shall furnish SFX Entertainment with such written information concerning such SJS Shareholder or SJS as SFX Entertainment may reasonably request for use in the preparation of the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto ("PROSPECTUS"), or any other public or private financing undertaken by Buyer, and shall cooperate fully in the preparation and filing of any Registration Statement or any other documents filed with the SEC in connection therewith. Each SJS Shareholder hereby agrees to jointly and severally indemnify SFX Entertainment, its officers and directors, and each Person, if any, who controls SFX Entertainment within the meaning of Section 15 of the Securities Act, against any losses, claims, damages and liabilities, joint or several, to which SFX Entertainment or any such officer or director or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue (or alleged untrue) statement of any material fact contained in, or any material fact omitted from (or allegedly omitted from) the Registration Statement or Prospectus covering the Registration Shares, or from any other document made, prepared or filed with any Governmental Body in connection with any public or private financing undertaken by SFX Entertainment (a "FINANCING DOCUMENT"), if such statement or omission was made in reliance upon and in conformity with written information furnished to SFX Entertainment by the SJS Shareholders and only if such statement or omission was with respect to SJS expressly for use in such Registration Statement, Prospectus or Financing Document.

                  2.8(D) In connection with any registration of the Registration Shares pursuant to this Agreement, each Network Shareholder shall furnish SFX Entertainment with such written information concerning such Network Shareholder or Album Network or Network 40 as SFX Entertainment may reasonably request for use in the preparation of the Registration Statement, any preliminary prospectus, final prospectus or summary prospectus contained therein, or any amendment or supplement thereto ("PROSPECTUS"), or any other public or private financing undertaken by Buyer, and shall cooperate fully in the preparation and filing of any Registration Statement or any other documents filed with the SEC in connection therewith. Each Network Shareholder hereby agrees to jointly and severally indemnify SFX Entertainment, its officers and directors, and each Person, if any, who controls SFX Entertainment within the meaning of Section

15 of the Securities Act, against any losses, claims, damages and liabilities, joint or several, to which SFX Entertainment or any such officer or director or controlling Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue (or alleged untrue) statement of any material fact contained in, or any material fact omitted from (or allegedly omitted from) the Registration Statement or Prospectus covering the Registration Shares, or from any other document made, prepared or filed with any Governmental Body in connection with any public or private financing undertaken by SFX Entertainment (a "FINANCING DOCUMENT"), if such statement or omission was made in reliance upon and in conformity with written information furnished to SFX Entertainment by the Network Shareholders and only if such statement or omission was with respect to Album Network and Network 40 expressly for use in such Registration Statement, Prospectus or Financing Document.

                  2.8(E) SFX Entertainment will, prior to filing the Registration Statement, furnish to a representative selected by the holders of a majority of the Registration Shares a copy of the draft of such document which is proposed to be filed. SFX Entertainment will promptly notify such representative of any stop order issued or threatened by the Commission with respect to the Registration Statement and will take all reasonable actions required to prevent the entry of such stop order or to remove it if entered. SFX Entertainment will notify such representative and each holder of Registration Shares, during the effectiveness of the Registration Statement, of the occurrence of an event that would require the preparation of a supplement or amendment to the Prospectus in order for such Prospectus to not (i) contain an untrue statement of a material fact or (ii) omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading. SFX Entertainment will provide such representative with a copy of any such supplement or amendment. The representative selected by the holders of a majority of the Registration Shares shall advise SFX Entertainment of any proposed change in the manner of distribution.

                  2.8(F) SFX Entertainment hereby indemnifies and holds harmless each Individual Seller, each of any Individual Seller's officers and directors, partners and each Person deemed to be an "underwriter" under the Securities Act, if any, and each Person controlling any Individual Seller within the meaning of Section 15 of the Securities Act, if any, against any losses, claims, damages or liabilities severally, but not jointly, to which such Individual Seller or any of the foregoing Persons may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue (or alleged untrue) statement of any material fact contained in the Registration Statement or any Prospectus covering the Registration Shares, or any Financing Document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except insofar as such untrue (or alleged untrue) statement or omission (or alleged omission) was made in reliance upon and in conformity with written information furnished to SFX Entertainment by Sellers expressly for use on such Registration Statement, Prospectus or Financing Document, and Buyer will reimburse such Individual Seller for any legal or other expenses reasonably incurred by him in connection with investigating or defending any such claim, loss, damage, Liability, action or proceedings; provided, however, that none of the foregoing shall affect, in any manner whatsoever, any of the representations, warranties, undertakings, covenants, agreements and obligations of each Individual Seller and SFX Entertainment under this Agreement. Notwithstanding the foregoing, in the event that SFX Entertainment is required to indemnify any Individual Seller pursuant to this subsection, SFX Entertainment shall be entitled to assume the defense of such investigation or defense, with counsel approved by such Individual Seller, which approval shall not be unreasonably withheld, upon the delivery to such Individual Seller of written notice of its election to do so. After delivery of such notice, SFX Entertainment shall not be liable to such Individual Seller under this subsection for any fees of counsel subsequently incurred by such Individual Seller with respect to the same investigation or defense.

                  2.8(G) In circumstances in which any indemnity provided by the preceding paragraphs of this Section 2.8 is unavailable or insufficient, for any reason, to hold harmless an indemnified party in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof), then each indemnifying party, in order to provide for just and equitable contribution, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect (A) the relative fault of the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand in connection with the statements or omissions or alleged statements or omissions that resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) and (B) any other relevant equitable considerations. The relevant fault of the parties shall be determined by reference to, among other things, whether the statement or omission or alleged statement or omission relates to information supplied by SFX Entertainment or by any Individual Seller, the parties' relative intents, Knowledge, access to information and opportunity to correct or prevent such statement or omission, and any other equitable considerations appropriate in the circumstances.

                  2.8(H) The registration rights set forth in this Section 2.8 with respect to the Registration Shares are not assignable without the express written consent of SFX Entertainment. The registration rights set forth in this
Section 2.8 shall be binding in all respects upon the successors and permitted assigns of SFX Entertainment.

                  2.8(I) SFX Entertainment acknowledges that SFX Entertainment has extended or intends to extend registration rights to selling shareholders in certain other pending acquisitions of SFX Entertainment. SFX Entertainment hereby agrees that the registration rights set forth in this Section 2.8 shall be substantially identical to the registration rights accorded the selling shareholders in such other acquisitions.

                  2.9        EARN-OUT.

                  2.9(A) SFX Entertainment shall make or shall cause Buyer to make an additional payment to Sellers (the "EARN-OUT PAYMENT") after the Closing based on the aggregate EBITDA of the Companies and the business conducted by Buyer and/or its Affiliates formed from Network 40's assets for calendar year 1998 ("1998 EBITDA"), if the 1998 EBITDA is equal to or greater than $9,000,000. The Earn-Out Payment will be calculated as follows:


                       1998 EBITDA                                            Earn-Out Payment
========================================================= =========================================================
equal to $9,000,000                                       $4,000,000
$9,000,000 - $10,000,000                                  $4,000,000 + 4(1998 EBITDA - $9,000,000)
$10,000,000 - $11,000,000                                 $8,000,000 + 6 (1988 EBITDA -
                                                          $10,000,000)
greater than $11,000,000                                  $14,000,000
========================================================= =========================================================


                  2.9(B) The Earn-Out Payment will be made in the form of shares of Class A Common Stock of SFX Entertainment ("EARN-OUT SECURITIES"). The number of Earn-Out Securities comprising the Earn-Out Payment will be calculated by dividing the Earn-Out Payment by the average daily closing price of the Class A Common Stock of SFX Entertainment for the twenty (20) Trading Days ending on March 15, 1999. Notwithstanding the foregoing, (i) if 1998 EBITDA is less than $9,600,000, Buyer and SFX Entertainment may, in their sole discretion, pay the Earn-Out Payment in the form of cash, and (ii) if the Spin-Off has not been consummated prior to the date on which the Earn-Out Payment must be made, the Earn-Out Payment shall be made in the form of cash.

                  2.9(C) Any Earn-Out Securities issued to Sellers pursuant to this Section 2.9 shall be issued to Sellers, and any Earn-Out Payment made in cash shall be paid to Sellers, in either case no later than March 20, 1999, by wire transfer of immediately available funds to an account or accounts, and in the percentages, identified to Buyer by each of the Sellers in a written notice delivered to Buyer no later than ten (10) days before the date on which any issuance of Earn-Out Securities or payment of cash is required to be made pursuant to this Section 2.9. Any Earn-Out Securities will be treated as "Securities" for purposes of Sections 2.7 and 2.8.

                  2.9(D) Within sixty (60) days after the Earn-Out Securities have been issued to Sellers, SFX Entertainment agrees to file with the SEC a post-effective amendment to the Registration Statement or a new registration statement on Form S-3, if available (the "EARN-OUT REGISTRATION STATEMENT"), in the manner specified in the Securities Act, to include all of the Earn- Out Securities to the extent not previously included in the Registration Statement. In the event the

Earn-Out Registration Statement is required, SFX Entertainment shall use its best efforts to cause the Earn-Out Registration Statement to be declared effective by the SEC as soon as practicable after its filing with the SEC, and to remain effective and current until such time as all Earn-Out Securities are sold pursuant to the Earn-Out Registration Statement or the Registration Statement, as applicable.

                  2.9(E) For purposes of this Section 2.9, the parties acknowledge and agree that 1998 EBITDA shall be calculated without giving effect to any sale (other than sales of inventory in the Ordinary Course of Business), lease or other disposition by Buyer of any asset or property of Network 40 or either Company, including the sale, lease or other disposition of any of the Intellectual Property Assets. If Buyer takes any such action the parties shall use best efforts to calculate 1998 EBITDA on a pro forma basis as though such action were not taken.

                  2.10       PAYMENT AND ALLOCATION OF CONSIDERATION.

                  Buyer and Sellers will agree prior to Closing on the allocation of the Consideration among the Album Network Shares, the SJS Shares, and the various Purchased Assets, and the Consideration will be allocated accordingly.

                  2.11       SFX BROADCASTING GUARANTY.

                  Concurrent with the execution of this Agreement, Buyer will deliver to Sellers a guaranty of the obligations of Buyer to pay the Final Cash Purchase Price in the form attached hereto as Exhibit 2.11, duly executed by SFX Broadcasting, Inc. (the "SFX GUARANTY").

                  2.12       CLOSING.

                  The purchase and sale (the "CLOSING") provided for in this Agreement will take place at the offices of Buyer's counsel at the offices of Baker & McKenzie, 805 Third Avenue, New York, NY, at 10:00 a.m. (local time) on a date (the "CLOSING DATE") set forth by Buyer in a notice delivered to Sellers no later than fifteen (15) days before such date. The Closing Date shall be the twentieth (20th) Business Day following the date of satisfaction or waiver of the conditions to Closing set forth in Sections 7 and 8, but in no event earlier than January 31, 1998, provided, however, that the Closing Date shall not be later than the date of the Spin-Off. Subject to the provisions of
Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this
Section 2.12 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

                  2.13       CLOSING OBLIGATIONS.

                  2.13(A)    SELLERS' CLOSING DOCUMENTS.

                  At the Closing, Sellers will deliver or cause to be delivered to Buyer (the "SELLERS' CLOSING DOCUMENTS"):

                             (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers);

                             (ii)      employment agreements in the form of
         Exhibit 2.13(a)(ii), executed by each of Elias N. Bird, Gary F. Bird, and Stephen R. Smith (the "CALIFORNIA EMPLOYMENT AGREEMENTS") and by each of June E. Brody and Steven A. Saslow (the "NEW YORK EMPLOYMENT AGREEMENTS"), all of such agreements referred to collectively as the "EMPLOYMENT AGREEMENTS".

                             (iii) duly executed consents of any owner of the Facilities listed in Schedule 7.4(b) to the change in ownership of Album Network and SJS, and documentation evidencing the assignment to Buyer of the obligations of Network 40 under any Lease of the Album/40 Real Property, to the extent such consent or assignments are required under the respective Leases, each in a form reasonably acceptable to counsel to Buyer;

                             (iv) the Powers of Attorney and Assignments, each in the form of Exhibit 2.13(a)(iv), executed by each of the Sellers and/or their Affiliates, sufficient to convey to Buyer, or to permit Buyer to convey to itself or its designee, any properties or assets, whether real, personal, or mixed and whether tangible or intangible, including but not limited to contractual rights of any type and any intellectual property, necessary to or used in the conduct of the businesses of the Companies or Network 40 prior to the Closing Date.

                             (v) if Buyer elects, by a notice delivered to Sellers no later than the later to occur of three (3) days after written notice to Buyer of Sellers' receipt of all approvals under the HSR Act (if required) and ten (10) days prior to the Closing Date, to purchase the Album/40 Property, a purchase and sale agreement and joint escrow instructions by and among GSE and Buyer or its assignee, in the form of Exhibit 2.13(a)(v) (together with all of the documents, instruments, affidavits and certifications to be delivered by the Seller, the "REAL ESTATE PURCHASE AGREEMENT");

                             (vi)      if Buyer does not timely make the
         election pursuant to Section 2.13(a)(v), to purchase the Album/40 Real Property, the Long-Term Lease;

                             (vii) a certificate executed by Sellers
         representing and warranting to Buyer that each of Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing

         Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Sellers to Buyer prior to the Closing Date in accordance with Section 5.5); and

                             (viii) an agreement in the form of Exhibit
         2.13(a)(viii) (each, an "INDEMNIFICATION AGREEMENT"), executed by each of Sellers.

                  2.13(B)    BUYER'S CLOSING DOCUMENTS.

                  At the Closing, Buyer will deliver to Sellers the following (the "BUYER'S CLOSING DOCUMENTS"):

                             (i) the Initial Cash Purchase Price if the parties have not reached agreement on the Final Cash Purchase Price in accordance with Section 2.5 by a date five (5) days before Closing,

                             (ii) the Final Cash Purchase Price if the parties have reached agreement on the amount of the Final Cash Purchase Price in accordance with Section 2.5 by the Closing;

                             (iii) a certificate executed by Buyer to the effect that each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

                             (iv) a certificate executed by SFX Entertainment to the effect that each of SFX Entertainment's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date;

                             (v) the Employment Agreements, executed by Buyer;

                             (vi) the Real Estate Purchase Agreement or the Long-Term Lease, in either case executed by Buyer; provided, that if Buyer elects to purchase the Album/40 Real Property, Buyer (or its designee), as lessor, and Album Network and Network 40, collectively as lessee, shall enter into the Long-Term Lease; provided, further, in such event, the term of the Long-Term Lease shall be at least until and including December 31, 1998, or longer, at Buyer's option; and

                             (vii) the Indemnification Agreements, executed by Buyer and SFX Entertainment.

         3.       REPRESENTATIONS AND WARRANTIES OF SELLERS.

                  To induce Buyer and SFX Entertainment to enter into this Agreement and to consummate the Contemplated Transactions:

                             (i) Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, jointly and severally, make the following representations and warranties to Buyer, as of the date hereof and as of the Closing Date, as they relate to Album Network, the business, operations, properties, assets and liabilities of Album Network, and the Album Network Shares, and such parties make no representation, warranty or disclosure regarding the business, operations, properties, assets or liabilities of SJS or the SJS Shares and shall not be liable in any manner with respect thereto regardless of any other provision of this Agreement or of any other document delivered in connection with the Contemplated Transactions;

                             (ii) June E. Brody and Steven A. Saslow, jointly and severally, make the following representations and warranties to Buyer, as of the date hereof and as of the Closing Date, as they relate to SJS, the business, operations, properties, assets and liabilities of SJS, and the SJS Shares, and such parties make no representation, warranty or disclosure regarding the business, operations, properties, assets or liabilities of Album Network, Network 40 or the Album Network Shares and shall not be liable in any manner with respect thereto regardless of any other provision of this Agreement or of any other document delivered in connection with the Contemplated Transactions; and

                             (iii) Network 40, Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, jointly and severally, make the following representations and warranties to Buyer, as of the date hereof and as of the Closing Date, as they relate to Network 40, the Purchased Assets, the Excluded Assets, the Assumed Obligations, the business of Network 40, and any other operations, properties, assets and liabilities of Network 40, and such parties make no representation, warranty or disclosure regarding the business, operations, properties, assets or liabilities of SJS or the SJS Shares and shall not be liable in any manner with respect thereto regardless of any other provision of this Agreement or of any other document delivered in connection with the Contemplated Transactions.

Buyer and SFX Entertainment acknowledge that, although the term "Companies" refers to SJS and Album Network, the SJS Shareholders are not making any representation, warranty or disclosure as to those entities collectively but only as to SJS, and neither the Network Shareholders nor Network

40 are making any representation, warranty or disclosure as to those entities collectively but only as to Album Network.

                  3.1        ORGANIZATION AND GOOD STANDING.

                  3.1(A) Sellers have delivered to Buyer copies of the Organizational Documents of Network 40 and each Company, as in effect on the date hereof and as of the Closing Date.

                  3.1(B) Part 3.1(b) of the Disclosure Letter contains a complete and accurate list for Network 40 and each Company of its name, its jurisdiction of incorporation, and other jurisdictions in which it is authorized to do business. Each of Network 40 and the Companies is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under any Contracts. Network 40 and each Company is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where failure to be so qualified would not have a material adverse effect on it or its business.

                  3.1(C) None of Network 40 or the Companies owns or has any right to acquire, directly or indirectly, any capital stock of any corporation or has any direct or indirect equity or ownership interest in any corporation, business trust, firm, association, partnership, joint venture, entity or organization, except as set forth in Part 3.1(c) of the Disclosure Letter.

                  3.2        AUTHORITY; NO CONFLICT.

                  3.2(A) Each of Sellers has the full legal right, power and authority to execute and deliver this Agreement and the Closing Documents and to fully perform his, her or its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the Contemplated Transactions by the Sellers have been duly authorized by all necessary corporate and stockholder action on the part of Sellers. This Agreement has been duly executed and delivered by Sellers and constitutes, and upon the execution and delivery of the Closing Documents, each of the Closing Documents will constitute, the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers' Closing Documents and to perform their respective obligations under this Agreement and the Sellers' Closing Documents.

                  3.2(B) Except as set forth in Part 3.2(b) of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                             (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of Network 40 or the Companies, (B) any resolution adopted by the board of directors or the stockholders of Network 40 or either Company;

                             (ii) contravene, conflict with, or result in a violation of any Legal Requirement or any Order to which Network 40 or either Company or any of the Individual Sellers, or any of the assets owned or used by Network 40 or either Company, may be subject;

                             (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by Network 40 or either Company or that otherwise relates to the business of, or any of the assets owned or used by, Network 40 or either Company;

                             (iv) cause Buyer or either Company to become subject to, or to become liable for the payment of, any Tax, other than Taxes arising as a result of the transfer of the Purchased Assets;

                             (v) cause any of the assets owned by Network 40 or either Company to be reassessed or revalued by any taxing authority or other Governmental Body;

                             (vi) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract, in any of the foregoing cases in such a manner as to have a material adverse effect on the business of any of Network 40 or the Companies; or

                             (vii) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by Network 40 or either Company.

                  3.2(C) Except as set forth in Part 3.2(c) of the Disclosure Letter, no Seller or Company is or will be required to give any notice to or obtain any material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions. In connection therewith, the parties acknowledge and agree that the Consent of City National Bank shall have been obtained prior to the consummation of the Contemplated Transactions.

                  3.2(D) The Securities are being acquired by each Seller who receives such Securities for his, her or its own account and not with a view to the resale or distribution of any part thereof within the meaning of Section 2(11) of the Securities Act, none of them has the intention of selling, granting any participation in or otherwise distributing the Securities, and each of them is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

                  3.3        CAPITALIZATION.

                  3.3(A) Set forth on Schedule 3.3 are the total number of authorized, issued and outstanding shares of capital stock of Network 40 and each of the Companies, the name and address of each holder of any of such shares, and the number of such shares owned beneficially and of record by each such holder.

                  3.3(B) (i) As of the date hereof, except as set forth in Part
3.3 of the Disclosure Letter, all of the Album Network Shares are owned of record and beneficially by the Network Shareholders, and all of the SJS Shares are owned of record and beneficially by the SJS Shareholders, in each case free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of either Company. All of the outstanding equity securities of each Company have been duly authorized and validly issued and are fully paid and nonassessable.

                             (ii) As of the Closing, all of the Album Network Shares will be owned of record and beneficially by the Network Shareholders, and all of the SJS Shares will be owned of record and beneficially by the SJS Shareholders, in each case free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance will appear upon any certificate representing equity securities of either Company. All of the outstanding equity securities of each Company will have been duly authorized and validly issued and will be fully paid and nonassessable.

                  3.3(C) Except as set forth on Schedule 3.3(c), there is outstanding no security, option to purchase, warrant, right, call, subscription, agreement, commitment, right of first refusal or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any capital stock of either Company or any securities convertible into, or other rights to acquire, any of the capital stock of any of them; (ii) obligates any of the Companies to grant, offer to grant or enter into any of the foregoing; or (iii) relates to the voting or control of such capital stock, securities or rights.

                  3.3(D) None of the outstanding equity securities or other securities of either Company was issued in violation of the Securities Act or any other Legal Requirement.

                  3.3(E) No Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than Companies) or any direct or indirect equity or ownership interest in any other business.

                  3.4        FINANCIAL STATEMENTS.

                  Separately with regard to Album Network, Network 40, and SJS (each of them being referred to for purposes of this Section 3.4 as a "COMPANY"), Sellers have delivered to Buyer audited balance sheets of each of Album Network and Network 40 as at September 30, 1996 and September 30, 1997, and for SJS as at December 31, 1996, and the related statement of income, changes in stockholders' equity, and cash flow for each of the fiscal years then ended, together with the report thereon of Ernst & Young, independent certified public accountants (including the notes thereto, each a "BALANCE SHEET"). Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of each company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); the financial statements referred to in this Section 3.4 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than Network 40 or the Companies are required by GAAP to be included in the consolidated financial statements of any company. Each Balance Sheet was prepared in accordance with the requirements of Section 13(b)(2) of the Securities Exchange Act of 1934, as amended (regardless of whether or not Network 40 or the Companies are subject to that Section).

                  3.5        BOOKS AND RECORDS.

                  The minute books and other corporate records of Network 40 and the Companies contain (i) accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of Network 40 and the Companies, and no meeting of any such stockholders, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books; and (ii) accurate and complete copies of all actions taken by the stockholders, the Boards of Directors of Network 40 or the Companies, or any committee thereof, without a meeting, by unanimous written consent or otherwise. At the Closing, all of those books and records will be in the possession of Network 40 or the Companies.

                  3.6        TITLE TO PROPERTIES; ENCUMBRANCES.

                  3.6(A)     Neither Network 40 nor either Company owns any
real property.

                  3.6(B) Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein used by Network 40 or either Company in connection with the conduct of their business.

                  3.6(C) By no later than twenty (20) days before Closing, Sellers will have delivered or made available to Buyer copies of the deeds and other instruments (as recorded) by which GSE acquired the Album/40 Real Property, and copies of all title insurance policies, opinions, abstracts, and surveys in the possession of GSE, the Companies or Sellers and relating to such property.

                  3.6(D) Except for the Album/40 Real Property, Network 40 or the Companies own all the properties and assets, whether real, personal, or mixed and whether tangible or intangible, including but not limited to intellectual property (referred to collectively in this Section 3.6 as the "PROPERTIES AND ASSETS"), that they purport to own located in the facilities owned or operated by Network 40 or the Companies or reflected as owned in the books and records of Network 40 or the Companies, including all of the properties and assets reflected in the Balance Sheets (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter and personal property sold since the date of the Balance Sheets, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Network 40 or the Companies since the date of the Balance Sheets (except for personal property acquired and sold since the date of the Balance Sheets in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter.

                  3.6(E) Except as set forth in Part 3.6 of the Disclosure Letter, as of the Closing Date, all material properties and assets reflected in the Balance Sheets will be free and clear of all Encumbrances except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheets as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Balance Sheets (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, and (c) liens for current taxes not yet due.

                  3.7        CONDITION AND SUFFICIENCY OF ASSETS.

                  3.7(A) The Companies have or own all properties and assets, whether real, personal, or mixed and whether tangible or intangible, including but not limited to contractual rights of any type and any intellectual property (referred to collectively in this Section 3.7 as "PROPERTIES AND ASSETS"), necessary to or used in the operation of their businesses, and heretofore used in the operation thereof, except where their failure to own such properties and assets would not result in a material adverse consequence or result in a material liability as of the Closing.

                  3.7(B) The Purchased Assets and the Assumed Obligations constitute all of the properties and assets necessary to or used in the operation or the business of Network 40, and except as set forth in Part 3.7(c) of the Disclosure Letter, all of such property and assets will remain the property and assets of the Companies after the Closing Date unless disposed of by the Companies after that date.

                  3.7(C) Sellers will provide or undertake, upon Buyer's request, any further consent, approval or other action by any of them necessary to accomplish the conveyances described in this Section 3.7(b).

                  3.8        ACCOUNTS RECEIVABLE.

                  All accounts receivable of Network 40 and the Companies that are reflected on the Balance Sheets or on the accounting records of Network 40 and the Companies as of the Closing Date (together with accounts receivable listings of SJS dated November 30, 1997 and Network 40 dated November 25, 1997, the "ACCOUNTS RECEIVABLE") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, to Sellers' Knowledge, the Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheets or on the accounting records of Network 40 and the Companies as of the Closing Date (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing Date, will not represent a greater percentage of the Accounts Receivable as of the Closing Date than the reserve reflected in the Balance Sheets represented of the Accounts Receivable reflected therein and will not represent a material adverse change in the composition of such Accounts Receivable in terms of aging). There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Contract with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part
3.8 of the Disclosure Letter contains a complete and accurate list of all Accounts Receivable as of the dates referenced above, which list sets forth the aging of such Accounts Receivable.

                  3.9        INVENTORY.   [Intentionally omitted.]

                  3.10       NO UNDISCLOSED LIABILITIES; NO ASSUMPTION OF
 LIABILITIES.

                  3.10(A) Except as set forth in Part 3.10 of the Disclosure Letter, Network 40 and the Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheets, liabilities not required to be disclosed on the Balance Sheets, obligations and liabilities not material to the financial condition of Sellers and not being assumed by Buyer, and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

                  3.10(B) Network 40 represents and warrants to Buyer that by reason of the consummation of the transactions contemplated by this Agreement, Buyer will not assume or incur any liability for any debts, royalties, license fees, contingencies, liabilities, Taxes, contractual or any other obligations of Network 40 or associated with or arising out of the business of Network 40 before the Closing Date, except for the Assumed Obligations. Except for the Assumed Obligations, Network 40 will be solely responsible for any and all liabilities and obligations of any kind or nature, whether foreseen or unforeseen, known or unknown, existing or which may arise in the future, fixed or contingent, matured or unmatured, arising out of its ownership, use or possession of the Purchased Assets or the operation or conduct of its business prior to Closing, and agrees to indemnify and hold harmless Buyer in respect thereof.

                  3.11       TAXES.

                  3.11(A) Network 40 and the Companies have filed or caused to be filed on a timely basis since 1991 all Tax Returns that are or were required to be filed by or with respect to any of them, or with respect to the operations, activities and assets of any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Sellers have delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since 1991. Network 40 and the Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers, Network 40 or either Company, except such Taxes, if any, as are listed in Part
3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheets.

                  3.11(B) Except as set forth on Part 3.11 of the Disclosure Letter, with respect to Network 40 and the Companies, no audit of any Tax Return is in progress or pending or, to the knowledge of Sellers, Threatened, no waiver of any statute of limitations has been given and is in effect with respect to the assessment of any Taxes, and no deficiency has been assessed for Taxes by any Governmental Authority having jurisdiction.

                  3.11(C) Sellers shall promptly notify Buyer of any notice of pending action or proceeding involving any Tax Return or any Taxes relating to Network 40 or the Companies between the date hereof and the Closing Date. Part
3.11 of the Disclosure Letter contains a complete and accurate list of all audits of all such Tax Returns, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Part
3.11 of the Disclosure Letter, are being contested in good faith by appropriate proceedings. Part 3.11 of the Disclosure Letter describes all adjustments to any Tax Returns filed by Network 40, either Company or any group of corporations including Network 40 or either Company for all taxable years since 1991 and the resulting deficiencies proposed by the relevant Taxing Authority. Except as described in Part 3.11 of the Disclosure Letter, neither Network 40 nor either Company has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Network 40 or either Company or for which Network 40 or either Company may be liable.

                  3.11(D) The charges, accruals, and reserves with respect to Taxes on the respective books of Network 40 and each Company are adequate (determined in accordance with GAAP) and are at least equal to that entity's liability for Taxes. There exists no proposed tax assessment against Network 40 or either Company except as disclosed in the Balance Sheets or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Network 40 or either Company. All Taxes that Network 40 or either Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  3.11(E) All Tax Returns required by law to be filed on or prior to the date hereof by (or that include on a consolidated basis) Network 40 or either Company, or with respect to the operations, activities and assets of Network 40 and the Companies are true, correct, and complete. There is no tax sharing agreement that will require any payment by Network 40 either Company after the date of this Agreement. Network 40 is not a member of any consolidated group for purposes of any Tax or Legal Requirement related to any Tax. Network 40 is an "S" corporation and SJS was an "S" corporation within the five-year period preceding the Closing Date. Within the five-year period preceding the Closing Date, Album Network has not been an "S" corporation. During the consistency period (as defined in Section 338(h)(4) of the IRC with respect to the sale of the Shares to Buyer), neither Network 40 or either Company or target affiliate (as defined in Section 338(h)(6) of the IRC with respect to the sale of the Shares to Buyer) has sold or will sell any property or assets to Buyer or to any member of the affiliated group (as defined in Section 338(h)(5) of the IRC) that includes Buyer.

                  3.12       NO MATERIAL ADVERSE CHANGE.

                  Since the date of the Balance Sheets, there has not been any material adverse change in the business, operations, properties, assets or condition of Network 40 or either Company, and Sellers have no Knowledge of any event that has occurred or circumstance that exists that could be reasonably expected to result in such a material adverse change.

                  3.13       EMPLOYEE BENEFIT PLANS AND ARRANGEMENTS.

                  3.13(A) Except as set forth in Part 3.13(a) of the Disclosure Letter, none of the Companies, Network 40 or any ERISA Affiliate presently maintains, contributes to, or has or may have any liability under any Employee Benefit Plan with respect to any current or former employees, directors and independent contractors of any of the Companies or Network 40 or their dependents or beneficiaries. For purposes of this Section 3.13 and this
Agreement:

                             (i)       "COMPANY BENEFIT PLANS" mean the plans,
 programs and arrangements set forth in Part 3.13(a) of the Disclosure Letter;

                             (ii) "EMPLOYEE BENEFIT PLAN" means (1) any bonus, incentive compensation, profit sharing, retirement, pension, group insurance, death benefit, group health, medical expense reimbursement, dependent care, legal services, flexible benefits or cafeteria, stock option, stock purchase, stock appreciation rights, phantom stock, savings, deferred compensation, consulting, severance pay or termination pay, vacation pay, leave of absence, layoff, life insurance, accident, disability, workers' compensation, welfare or other employee benefit or fringe benefit plan, program, arrangement practice or policy; or (2) any plan, program, arrangement, practice or policy which is an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA or an "employee welfare benefit plan" as defined in Section 3(1) of ERISA, whether written or unwritten; and

                             (iii) "ERISA AFFILIATE" means each person (as defined in section 3(9) of ERISA) that, together with any of the Companies or Network 40 (or any person whose liabilities any of the Companies or Network 40 has assumed or is otherwise subject to, whether directly or indirectly, including as a result of indemnification) would be or has been treated as a single employer under section 4001(b) of ERISA or Section 414 of the IRC.

Notwithstanding any provision of this Agreement to the contrary, for purposes of this Section 3.13, any provision of this Agreement that directly or indirectly references all or a portion of Section 3.13 (including, but not limited to, indemnification provisions), the terms "Companies" and"Network 40" shall include any corporation, partnership, joint venture, estate, trust, association or any other organization or entity, owned directly or indirectly, by any Company or Network 40, including, but not limited to, SJS Research Corporation and Bullseye Callouts L.L.C. Except with respect to the Company Benefit Plans, the Companies and Network 40 do not have nor may have any liability under any Employee Benefit Plan which an ERISA Affiliate presently maintains, contributes to or under which it has or may have liability.

                  3.13(B) With respect to all employees and former employees of the Companies and Network 40, none of the Companies, Network 40 or any ERISA Affiliate presently maintains, contributes to or has or may have any liability under any funded or unfunded medical, health or life insurance plan or arrangement or other employee welfare benefit plan as defined in Section 3(1) of ERISA for present or future retirees or present or future terminated employees, except as required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or state continuation coverage laws.

                  3.13(C) Except as set forth in Part 3.13(c) of the Disclosure Letter, favorable determination letters have been received from the IRS by the Companies and Network 40 (and, if applicable, any prototype plan sponsor) with respect to each Company Benefit Plan which is intended to comply with the provisions of Section 401(a) of the IRC, evidencing compliance with the relevant provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Tax Reform Act of 1984, the Retirement Equity Act of 1984, the Tax Reform Act of 1986 and other applicable laws and governmental regulations for which amendment is required by the Closing Date. Each such

Company Benefit Plan complies in form and in operation with the requirements of the IRC and meets the requirements of a "qualified plan" under Section 401(a) of the IRC and each related trust is exempt from federal income tax under IRC section 501(a). No event has occurred or circumstance exists that will or could give rise to disqualification or loss of tax-exempt status of any such Company Benefit Plan or trust.

                  3.13(D) The Companies, Network 40, the ERISA Affiliates and all of their respective directors, officers, employees and any other "fiduciary" (as such term is defined in Section 3(21) of ERISA) have complied with and performed all of their contractual obligations and all obligations under the IRC, ERISA and all applicable federal, state and local laws, rules and regulations (domestic and foreign) required to be performed by them under or with respect to all of the Company Benefit Plans and any related agreements and there has been no "prohibited transaction" as defined in Section 4975 of the IRC or Section 406 of ERISA with respect to any Company Benefit Plan. Any bonding required by ERISA with respect to the Company Benefit Plans has been obtained and is in full force and effect.

                  3.13(E) No Company Benefit Plan has any unfunded liability and all accruals with respect to the Company Benefit Plans have been made. With respect to any Company Benefit Plan which is subject to Section 412 of the IRC or Section 302 of ERISA, there has been no "accumulated funding deficiency" within the meaning of Section 302 of ERISA or Section 412 of the IRC (whether or not waived). All applicable contributions and premium payments for all periods ending prior to the Closing Date (including periods from the first day of the then current plan year to the Closing Date) shall be made prior to the Closing Date in accordance with past practice and, with respect to each Company Benefit Plan subject to Title IV of ERISA, the recommended contribution in the applicable actuarial report. The actuarially determined present value of all accrued benefits under each Company Benefit Plan subject to Title IV of ERISA (computed on a plan termination basis utilizing Pension Benefit Guaranty Corporation methods, factors and assumptions) does not exceed, as of the Closing Date, the fair market value of the assets of each such Company Benefit Plan. No event has occurred or circumstance exists that could result in a material increase in the benefits provided under or premium or other costs of the Company Benefit Plans.

                  3.13(F) None of the Companies, Network 40, or any ERISA Affiliate maintains, contributes to or has or may have any liability (including current or potential withdrawal liability) with respect to any "multiemployer plan" as such term is defined in Section 3(37) or 4001(a)(3) of ERISA.

                  3.13(G) None of the Companies, Network 40, or any ERISA Affiliate has maintained an "employee pension benefit plan", as such term is defined in Section 3(2) of ERISA, that has been the subject of a "reportable event", as such term is defined in Section 4043 of ERISA, as to which notices would be required to be filed with the Pension Benefit Guaranty Corporation, or any event requiring disclosure under Section 4063(a) of ERISA. None of the Companies, Network 40, or any ERISA Affiliate has incurred any outstanding liability under Section 4062 of ERISA to the Pension

Benefit Guaranty Corporation or engaged in any transaction described in Section 4069 or 4212(c) of ERISA and all premiums or other amounts due and payable to the Pension Benefit Guaranty Corporation have been paid. None of the Companies, Network 40, or any ERISA Affiliate has terminated any employee pension benefit plan subject to Title IV of ERISA and no proceeding by the Pension Benefit Guaranty Corporation to terminate any employee pension benefit plan pursuant to Title IV of ERISA has ever been instituted or threatened, no notice of any such termination has been received and no condition exists which presents a material risk of termination of a Company Benefit Plan.

                  3.13(H) There is no pending, threatened or anticipated legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim against or involving any Company Benefit Plan maintained by any of the Companies, Network 40, or any ERISA Affiliate (other than routine claims for benefits) or the assets of any such Company Benefit Plan and there is no basis for or any facts which could give rise to any such legal action, proceeding, investigation, dispute, grievance, charge, complaint, restraining or injunctive order or claim. No Company Benefit Plan is presently under audit or examination (nor has notice been received of a potential audit) by the IRS, Department of Labor or the Pension Benefit Guaranty Corporation, nor are there any matters pending with respect to any Company Benefit Plan with the IRS under its Voluntary Compliance Resolution program, its Closing Date Agreement Program or similar programs.

                  3.13(I) With respect to the Companies, Network 40, the ERISA Affiliates, and the Company Benefit Plans, there has been no act or omission (or acts or omissions) which would result in a disallowance of a deduction or the imposition of a tax pursuant to IRC Section 4980B or any predecessor provision of the IRC, or any related regulations, or which would otherwise violate the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. No event has occurred with respect to which any of the Companies, Network 40, or any of their affiliates could be liable for a tax imposed by any of IRC Sections 4971, 4972, 4976, 4977, 4979 or 4980, or for a civil penalty under
Section 502(c) of ERISA.

                  3.13(J) With respect to each of the Company Benefit Plans, to the extent applicable, Sellers have delivered to Buyer true and complete copies of: (A) the plan documents (or, if there is none, a written summary of the plan's terms and conditions), including any amendments, related trust agreements, insurance contracts and other funding arrangements; (B) the most recent determination letter received from the IRS; (C) the three most recent IRS Form 5500 annual reports, including all schedules and attachments thereto;
(D) the two most recent actuarial valuations; (E) the most recent financial statement; (F) all correspondence with the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation with respect to the past three plan years, other than IRS Form 5500 filings and Pension Benefit Guaranty Corporation premium payments; and (G) the most recent summary plan description and any summaries of material modifications not reflected therein (or other summaries and descriptions furnished to participants and beneficiaries, if a summary plan description is not required). Each Company Benefit Plan has been duly authorized by all necessary corporate action by the Companies, Network 40, and ERISA Affiliate and can be unilaterally amended, terminated, or otherwise discontinued, in whole or part, by the Companies and Network 40 at any time without liability to the Companies and Network 40. None of the Companies, Network 40 or any ERISA Affiliate has any formal plan or commitment, or has communicated to any current or former employee or independent contractor any intention, whether legally binding or not, to increase any benefits or create new benefits under any Company Benefit Plan or to create any additional Employee Benefit Plan. None of the Companies, Network 40 or any ERISA Affiliate maintains or contributes to a trust, organization or association described in any of Sections 501(c)(9), 501(c)(17) or 501(c)(20) of the IRC.

                  3.13(K) Except as set forth in Part 3.13(k) of the Disclosure Letter, none of the Companies, Network 40 or any of their Affiliates is a party to any employment agreement, whether written or oral, or agreement with change in control or similar provisions, or collective bargaining agreement or contract with any labor union relating to any employees or former employees of any of the Companies or Network 40. Except as set forth in Part 3.13(k) of the Disclosure Letter, the execution, delivery or performance of this Agreement or the consummation of the Contemplated Transactions will not entitle any individual to severance pay or accelerate the time of payment or vesting, or increase the amount, of any compensation or benefits due to any individual nor result in the imposition of any federal excise tax with respect to any Company Benefit Plan. All contributions and payments made or accrued with respect to all Company Benefit Plans are deductible currently under IRC section 162 or 404 and no amount payable to an employee or former employee of any of the Companies or Network 40 will be an "excess parachute payment" which is non-deductible or subject to tax under Section 280G or 4999 of the IRC. Except as set forth in
Part 3.13(k) of the Disclosure Letter, none of the Companies, Network 40 or any of their affiliates has currently outstanding any loan or loans to any current or former employees of any of the Companies or Network 40, nor has any of the Companies or Network 40, or any of their affiliates guaranteed such loans.

                  3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS.

                  3.14(A) Except as set forth in Part 3.14(a) of the Disclosure Letter, except where the negative of any of the following did not and will not result in any material adverse effect on any of Network 40 or either Company or the business of any of them:

                             (i) Network 40 and each Company is, and at all times since January 1, 1993, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets,

                             (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Network 40 or either Company of, or a failure on the part thereof to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Network 40 or either Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                             (iii) none of Network 40 or either Company has received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged or potential obligation on the part of Network 40 or either Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                  3.14(B) Part 3.14(b) of the Disclosure Letter contains a complete and accurate list of each Governmental Authorization that is held by Network 40 or either Company or that otherwise relates to the business of, or to any of the assets owned or used by, Network 40 or either Company. Each Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter is valid and in full force and effect. Except as set forth in Part 3.14(b) of the Disclosure Letter, and except where the negative of any of the following did not and will not result in any material adverse effect on any of Network 40 or either Company or the business of any of them:

                             (i) Network 40 and each Company is, and at all times since January 1, 1993, has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14(b) of the Disclosure Letter;

                             (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter, or
         (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part
         3.14 of the Disclosure Letter;

                             (iii) none of Network 40 or either Company has received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                             (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental

         Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                  The Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit Network 40 and the Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit Network 40 and the Companies to own and use their assets in the manner in which they currently own and use such assets.

                  3.15       LEGAL PROCEEDINGS.

                  3.15(A)    Except as set forth in Part 3.15(a) of the
Disclosure Letter:

                             (i) there is no Proceeding (A) that is pending by or against Network 40 or either Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, any of them, or (B) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions, and to the Knowledge of Sellers, none of the foregoing has been Threatened.

                             (ii) to the Knowledge of Sellers and the Companies, no event has occurred or circumstance exists that either the Sellers or the Companies reasonably believe may give rise to or serve as a basis for the commencement of any Proceeding of the type listed in Section 3.15(a)(i)(A) or (B).

                             (iii) any pending or Threatened Proceeding of the type listed in Section 3.15(a)(i)(A) or (B) has been tendered to one or more insurers of Sellers, and Sellers have received no notice from such insurer(s) declining coverage or reserving any rights with regard to the indemnification of Sellers by such insurer(s) in connection with such Proceeding;

                             (iv) Sellers have delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15(a) of the Disclosure Letter; and

                             (v) the Threatened or pending Proceedings listed in Part 3.15(a) of the Disclosure Letter, if determined adversely to Network 40 or either Company, will not have a material adverse effect on the business, operations, assets or condition of Network 40 or either Company.

                  3.15(B)    Except as set forth in Part 3.15(b) of the
Disclosure Letter:

                             (i) there is no Order to which Network 40 or either Company, or any of the assets owned or used by any of them, is subject;

                             (ii) none of the Sellers is subject to any Order that relates to the business of, or any of the assets owned or used by, Network 40 or either Company; and

                             (iii) no officer, director, agent, or employee of Network 40 or either Company is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Network 40 or either Company.

                  3.15(C) Except as set forth in Part 3.15(c) of the Disclosure Letter and except where the negative of any of the following did not and will not result in any material adverse effect on any of Network 40 or either Company or the business of any of them:

                             (i) Network 40 and each Company is, and at all times since January 1, 1993, has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                             (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which Network 40 or either Company, or any of the assets owned or used by any of them, is subject; and

                             (iii) none of Network 40 or either Company has received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any term or requirement of any Order to which Network 40 or either Company, or any of the assets owned or used by any of them, is or has been subject.

                  3.16       ABSENCE OF CERTAIN CHANGES AND EVENTS.

                  Except as set forth in Part 3.16(a) of the Disclosure Letter, since the date of the Balance Sheet, Network 40 and the Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                  3.16(A)    amendment to the Organizational Documents of
Network 40 or either Company;

                  3.16(B) grant or payment by any of the Companies or Network 40 to any of their current or former employees, directors, officers, independent contractors, or agents of any loans or any increase in compensation or benefits (including, but not limited to accelerated payment or vesting of any compensation or benefits), except for non-material increases (individually and in the aggregate) in the Ordinary Course of Business or as required under employment or other agreements or benefit arrangements in effect as of the date of the Balance Sheet;

                  3.16(C) grant or payment by any of the Companies or Network 40 of any severance or termination pay or entry into any employment, consulting or severance agreement or arrangement with any of their current or former employees, directors, or officers or amendment of any such agreement or arrangement (other than renewals of existing arrangements in the Ordinary Course of Business disclosed in writing to Buyer prior to the Closing);

                  3.16(D) adoption, termination, entry into or amendment in any material respect of any Employee Benefit Plan, including but not limited to any Company Benefit Plan, or any collective bargaining agreement, and since January 1, 1993 there has not been any change in any actuarial or other assumption used to calculate funding obligations with respect to any Company Benefit Plan which is an employee pension benefit plan (as defined in Section 3.13(a)), or in the manner in which contributions to any such plan are made on the basis on which such contributions are determined;

                  3.16(E) damage to or destruction or loss of any asset or property of Network 40 or either Company, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, or financial condition of Network 40 or the Companies;

                  3.16(F) entry into, termination of, or receipt of notice of termination of any license, distributorship, dealer, sales representative, insurance brokerage, joint venture, credit, or similar agreement, or any Contract or transaction involving a total remaining commitment by or to Network 40 or either Company of at least $50,000;

                  3.16(G) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any asset or property of Network 40 or either Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Network 40 or either Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                  3.16(H)    cancellation or waiver of any claims or rights
with a value to Network 40 or either Company in excess of $50,000;

                  3.16(I) material change in the accounting methods used by Network 40 or either Company, other than as directed by Ernst & Young pursuant to the preparation of certain financial statements under Section 5.1(b); or

                  3.16(J)    agreement, whether oral or written, by Network 40
or either Company to do any of the foregoing.

                  3.17       CONTRACTS; NO DEFAULTS.

                  3.17(A) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Sellers have delivered to Buyer true and complete copies, of:

                             (i) each Contract that involves performance of services or delivery of goods or materials by Network 40 or either Company of an amount or value in excess of $50,000;

                             (ii) each Contract that involves performance of services or delivery of goods or materials to Network 40 or either Company of an amount or value in excess of $50,000;

                             (iii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property owned or used by Network 40 or the Companies in the conduct of their business (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $50,000 and with terms of less than one year);

                             (iv) each licensing agreement or other Contract to which Network 40 or either Company is a party with respect to any Intellectual Property Rights, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                             (v) each collective bargaining agreement and other Contract, to which Network 40 or either Company is a party, to or with any labor union or other employee representative of a group of employees;

                             (vi) each joint venture, partnership, and other Contract (however named) involving a sharing of profits, losses, costs, or liabilities by Network 40 or either Company with any other Person;

                             (vii) each Contract containing covenants that in any way purport to restrict the business activity of Network 40 or either Company or any Affiliate thereof or limit the freedom of any of them to engage in any line of business or to compete with any Person;

                             (viii) each Contract to which Network 40 or either Company is a party providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                             (ix) each power of attorney granted by
         Network 40 or either Company that is currently effective and outstanding;

                             (x) each Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by Network 40 or either Company to be responsible for consequential damages;

                             (xi) each Contract to which Network 40 or either Company is a party for capital expenditures in excess of $50,000;

                             (xii) each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by Network 40 or either Company other than in the Ordinary Course of Business; and

                             (xiii) each amendment, supplement, and
         modification (whether oral or written) in respect of any of the foregoing.

                  Part 3.17(a) of the Disclosure Letter sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Network 40 or the Companies under the Contracts, and the office of Network 40 or the Company where details relating to the Contracts are located.

                  3.17(B)    Except as set forth in Part 3.17(b) of the
Disclosure Letter:

                             (i) none of the Sellers (and no Related Person of any Seller) has or may acquire any rights under, and none of the Sellers has or may become subject to any obligation or liability under, any Contract that relates to the business of, or any of the assets owned or used by, Network 40 or either Company; and

                             (ii) no officer, director, agent, employee, consultant, or contractor of Network 40 or either Company is bound by any Contract that purports to limit the ability of such officer, director, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of Network 40 or either Company, or (B) assign to Network 40 or either Company or to any other Person any rights to any invention, improvement, or discovery.

                  3.17(C) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract of the type identified in Section 3.17(a) is in full force and effect and is valid and enforceable in accordance with its terms.

                  3.17(D) Except as set forth in Part 3.17(d) of the Disclosure Letter and except where the negative of any of the following did not and will not result in any material adverse effect on any of Network 40 or either Company or the business of any of them:

                             (i) Network 40 and each Company is, and at all times since January 1, 1993, has been, in full compliance with all applicable terms and requirements of each Contract under which it has or had any obligation or liability or by which it or any of the assets owned or used by it is or was bound;

                             (ii) each other Person that has any obligation or liability under any Contract under which Network 40 or an Company has or had any rights is, and at all times since January 1, 1993 has been, in full compliance with all applicable terms and requirements of such Contract;

                             (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Network 40 or either Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; and

                             (iv) none of Network 40 and either Company has given to or received from any other Person, at any time since January 1, 1993, any written notice or other communication regarding any actual, alleged or potential violation or breach of, or default under, any Contract.

                  3.17(E) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Network 40 or either Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                  3.17(F) The Contracts relating to the sale, design, manufacture, or provision of products or services by Network 40 and the Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

                  3.18       INSURANCE.

                  3.18(A)    Sellers have delivered to Buyer:

                             (i) true and complete copies of all policies of insurance to which either Company is a party or under which Network 40 or either Company, or any director thereof, is or has been covered at any time within the five (5) years preceding the date of this Agreement (for purposes of this Section 3.18(a), each a "POLICY OF INSURANCE" and together, "POLICIES OF INSURANCE");

                             (ii) true and complete copies of all pending applications for policies of insurance; and

                             (iii) any statement by the auditor of Network 40 or either Company's financial statements with regard to the adequacy of such entity's coverage or of the reserves for claims under the policies of insurance.

                  3.18(B)    Part 3.18(b) of the Disclosure Letter describes:

                             (i) any self-insurance arrangement by or affecting Network 40 or either Company, including any reserves established thereunder;

                             (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Network 40 or either Company; and

                             (iii) all obligations of Network 40 or either Company to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  3.18(C) Subject to Section 7.7, Part 3.18(c) of the Disclosure Letter sets forth, by year, for the current policy year and each of the five (5) preceding policy years:

                             (i) a summary of the loss experience under each policy;

                             (ii) a statement describing each claim under an insurance policy (other than medical policies), which sets forth:

                                      (A) the name of the claimant;

                                      (B) a description of the policy by
         insurer, type of insurance, and period of coverage;

                                      (C) the deductible or self-insured
         retention applicable to the claim;

                                      (D) the amount and a brief description
         of the claim;

                                      (E) whether the claim has been paid; and

                                      (F) a statement describing the loss
        experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                  3.18(D)    Except as set forth on Part 3.18(d) of the
Disclosure Letter:

                             (i) All policies to which Network 40 or either Company is a party or that provide coverage to Network 40 or either Company, or any director or officer thereof (related to his or her capacity as an officer or director thereof):

                                       (A) are valid, outstanding, and
enforceable;

                                       (B)  are issued by an insurer that is
 financially sound and reputable;

                                       (C)  taken together, provide adequate
insurance coverage for the assets and the operations of Network 40 and the Companies for all risks to which Network 40 and the Companies are normally exposed;

                                       (D)  are sufficient for compliance with
all Legal Requirements and Contracts to which Network 40 or either Company is a party or by which any of them is bound;

                                       (E)  will continue in full force and
effect following the consummation of the Contemplated Transactions; and

                                       (F)  do not provide for any
retrospective premium adjustment or other experienced-based liability on the part of Network 40 or either Company.

                             (ii) No Company and, with regard to directors' and officers' liability insurance, no officer or director has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                             (iii) Network 40 and each of the Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which any of them is a party or that provides coverage to any of them or any director thereof.

                             (iv) Network 40 and the Companies have given notice to the insurer of all claims that may be insured thereby.

                  3.19 ENVIRONMENTAL MATTERS.   [Intentionally omitted.]

                  3.20 EMPLOYEES.

                  3.20(A) Part 3.20(a) of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of Network 40 and the Companies, including each employee on leave of absence or layoff status: employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1996; vacation accrued; and service credited for purposes of vesting and eligibility to participate under any Company Benefit Plan or any other Employee Benefit Plan.

                  3.20(B) No employee or director of Network 40 or either Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("PROPRIETARY RIGHTS AGREEMENT") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of Network 40 or either Company; or (ii) the ability of Network 40 or either Company to conduct its business, including any Proprietary Rights Agreement with Sellers or the Companies by any such employee or director. To Sellers' Knowledge and except as set forth in Part 3.20(b) of the Disclosure Letter, no director, officer, or other key employee of Network 40 or either Company intends to terminate his employment with such company.

                  3.20(C) Part 3.20(c) of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of Network 40 and the Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                  3.21       LABOR RELATIONS; COMPLIANCE.

                  Since January 1, 1996, there has not been, there is not presently pending or existing, and to Sellers' Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting Network 40 or either Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Network 40 or either Company or their premises, or (c) any application for certification of a collective bargaining agent. To Sellers' Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Network 40 or either Company, and no such action is contemplated by Network 40 or either Company. Each of Network 40 and the Companies has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, except where the failure to so comply has not had and will not have a material adverse effect on them or their business. Network 40 is not, and no Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  3.22       INTELLECTUAL PROPERTY.

                  3.22(A)    INTELLECTUAL PROPERTY ASSETS.

                  The term "Intellectual Property Assets" includes:

                             (i) the names of the Companies and Network 40, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "MARKS");

                             (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "PATENTS");

                             (iii) all copyrights in both published works and unpublished works (collectively, "COPYRIGHTS");

                             (iv) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "TRADE SECRETS"); owned, used, or licensed by Network 40 or either Company as licensee or licensor; and

                             (v) any and all moral rights or rights of publicity, either originating with the Companies or Network 40 or obtained from third parties by contract.

                  3.22(B)    AGREEMENTS.

                  Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties or license fees paid or received by Network 40 or either Company, of all Contracts relating to the Intellectual Property Assets to which Network 40 or either Company is a party or by which any of them is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $5,000 under which Network 40 or any Company is the licensee. There are no outstanding and, to Sellers' Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                  3.22(C)    KNOW-HOW NECESSARY FOR THE BUSINESS.

                             (i) The Intellectual Property Assets are all those necessary for the conduct of the businesses of Network 40 and the Companies as those businesses are currently conducted. One or more of Network 40 and the Companies is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use all of the Intellectual Property Assets; or where such right to use is derived from a license of such Intellectual Property Assets from another Person, such licenses are identified in Part 3.22(c) of the Disclosure Letter.

                             (ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of each of Network 40 and the Companies have executed written Contracts with one or more of Network 40 and the Companies that assign to one or more of those companies all rights to any inventions, improvements, discoveries, works of authorship, or information relating to the business of Network 40 or either Company, and such contracts provide that such employees waive any moral rights or rights of publicity they may have. No employee of Network 40 or either Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of Network 40 and the Companies.

                  3.22(D)    PATENTS.

                             (i) Neither Network 40 nor either Company owns or holds any rights with respect to, nor is it necessary for the conduct of the business of any of them to own or hold any rights with respect to, any Patents.

                             (ii) To Sellers' Knowledge, none of the products imported, manufactured, sold or offered for sale, nor any process or know-how used, by Network 40 or either Company infringes or is alleged to infringe any Intellectual Property Rights of any other Person.

                  3.22(E)    TRADEMARKS.

                             (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all registered Marks.

                             (ii) Except as set forth in Part 3.22(e) of the Disclosure Letter, all Marks that have been registered with the United States Patent and Trademark Office or any foreign trademark office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                             (iii) Except as set forth in Part 3.22(e) of the Disclosure Letter, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers' Knowledge, no such action is Threatened with the respect to any of the Marks.

                             (iv) To Sellers' Knowledge, there is no
         potentially interfering trademark or trademark application of any third party.

                             (v) No Mark is infringed or, to Sellers'
         Knowledge, has been challenged or threatened in any way. To Sellers' Knowledge, none of the Marks used by Network 40 or either Company infringes or is alleged to infringe any Intellectual Property Rights of any third party.

                  3.22(F)    COPYRIGHTS.

                             (i) Part 3.22(f) of the Disclosure Letter contains a complete and accurate list and summary description of all Copyrights, except for Copyrights in materials published and sold by Network 40 or either Company in the Ordinary Course of Business. One or more of Network 40 and the Companies is the owner of all right, title, and interest in and to each of the Copyrights, free and clear of all Encumbrances and other adverse claims.

                             (ii) Part 3.22(f) of the Disclosure Letter contains a complete list of the Copyrights that have been registered, which copyrights are currently in compliance with formal legal requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the date of Closing.

                             (iii) To Sellers' Knowledge, no Copyright is infringed or has been challenged or threatened in any way. To Sellers' Knowledge, none of the subject matter of any of the Copyrights infringes or is alleged to infringe any copyright of any third party or is a derivative work based on the work of a third party.

                             (iv) To Sellers' Knowledge, all works encompassed by the Copyrights have been marked with the proper copyright notice except to the extent that the failure to so mark such works would not have a material adverse effect.

                  3.22(G)    TRADE SECRETS.

                             (i) Sellers, Network 40 and the Companies have taken reasonable precautions necessary to protect the secrecy, confidentiality, and value of their Trade Secrets.

                             (ii) To Sellers' Knowledge, the Trade Secrets have not been used, divulged, or appropriated either for the benefit of any Person (other than one or more of Network 40 and the Companies) or to the detriment of Network 40 or the Companies. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

                  3.23       CERTAIN PAYMENTS.

                  Neither Network 40 nor either Company or director, officer, agent, or employee thereof, or any other Person associated with or acting for or on behalf of any of them, has directly or indirectly (a) made or received any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to or from any Person, private or public, regardless of form, whether in money, property, or services, in violation of any Legal Requirement or Order, including without limitation to any provision of the Communications Act of 1934, as amended, (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured,
(iii) to obtain special concessions or for special concessions already obtained, for or in respect of Network 40 or either Company or any Affiliate thereof or the business of any of them, (iv) to promote, publicize, or broadcast or publish in or over any medium any image, recording or work of art, except for amounts determined on an arms' length basis and paid or received in connection with advertising contracted for in the Ordinary Course of Business, or (v) in violation of any Legal Requirement; or (b) established or maintained any fund or asset that has not been recorded in the books and records of Network 40 or the Companies, which fund or asset is related in any way to any of the matters described in Section 3.23(a).

                  3.24       DISCLOSURE.

                  3.24(A) Except as qualified herein, (i) no representation or warranty of Sellers in this Agreement and no statement in the Disclosure Letter contains any untrue statement of any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  3.24(B) No notice given pursuant to Section 5.5 will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

                  3.25       RELATIONSHIPS WITH RELATED PERSONS.

                  3.25(A) Except as set forth in Part 3.25 of the Disclosure Letter and except for the Shares, no Seller, and none of Network 40 or either Company has, or since the first day of the next to last completed fiscal year of Network 40 and the Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the businesses of Network 40 or the Companies. No Seller or any Related Person of Sellers or of Network 40 or either Company is, or since the first day of the next to last completed fiscal year of Network 40 and the Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with Network 40 or either Company other than business dealings or transactions conducted in the Ordinary Course of Business with Network 40 or the Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with Network 40 or either Company with respect to any line of the products or services thereof (a "COMPETING BUSINESS") in any market presently served by Network 40 or such Company except for less than one percent (1%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25 of the Disclosure Letter, no Seller or any Related Person of Sellers or of Network 40 or either Company is a party to any Contract with, or has any claim or right against, Network 40 or either Company.

                  3.26       COMPETENCY; NO DISABILITY.

                  Each of the Individual Sellers is competent to enter into this Agreement and any of the Closing Documents executed by such Individual Seller and is under no legal disability with regard to his or her ability to do so. Each of the Individual Sellers has no Knowledge of any fact or circumstance which would indicate that any other Individual Seller is not competent to enter into this Agreement and any of the Closing Documents executed by such Individual Seller, or is under any legal disability with regard to his or her ability to do so.

                  3.27       BROKERS OR FINDERS.

                  Except as set forth in Part 3.27 of the Disclosure Letter, Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

                  3.28       SURVIVAL.

                  The representations and warranties set forth in this Section 3 shall survive the Closing until June 30, 1999, except that the representations and warranties contained in Sections 3.2(a), 3.3(a)-(c), 3.3(e) and 3.7 shall survive the Closing and shall not terminate.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER.

                  Buyer and SFX Entertainment (for purposes of this Section 4, together the "SFX PARTIES") jointly and severally represent and warrant to Sellers as of the date hereof and as of the Closing Date as follows:

                  4.1        ORGANIZATION AND GOOD STANDING.

                  SFX Entertainment is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and a wholly-owned subsidiary of SFX Entertainment.

                  4.2        AUTHORITY; NO CONFLICT.

                  4.2(A) The SFX Parties have the full legal right, power and authority to execute and deliver this Agreement and the Closing Documents and to fully perform their obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate, stockholder and member action on the part of the SFX Parties. This Agreement has been duly executed and delivered by each of the SFX Parties and constitutes, and upon the execution and delivery of the Closing Documents, each of the Closing Documents will constitute, the legal, valid, and binding obligation of the SFX Parties, enforceable against them in accordance with its terms. The SFX Parties have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Buyer's Closing Documents and to perform their obligations under this Agreement and the Buyer's Closing Documents.

                  4.2(B) Buyer has delivered to Sellers copies of the Organizational Documents of Buyer and SFX Entertainment, as in effect on the date hereof and as of the Closing Date.

                  4.2(C) Neither the execution and delivery of this Agreement by the SFX Parties nor the consummation or performance of any of the Contemplated Transactions by the SFX Parties will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of the SFX Parties' Organizational Documents; (ii) any resolution adopted by the managing member of the Buyer or the Board of Directors of SFX Entertainment; (iii) any Legal Requirement, Governmental Authorization or Order to which the SFX Parties may be subject; or
(iv) any Contract to which the SFX Parties are parties or by which the SFX Parties may be bound. The SFX Parties are not and will not be required to obtain any material Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                  4.3        INVESTMENT INTENT.

                  The SFX Parties are acquiring the Shares for their own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act.

                  4.4        CERTAIN PROCEEDINGS.

                  There is no pending Proceeding that has been commenced against the SFX Parties and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To SFX Parties' Knowledge, no such Proceeding has been Threatened.

                  4.5        DISCLOSURE.

                  No representation or warranty of the SFX Parties in this Agreement, no statement in the annual report of SFX Broadcasting, Inc., the proxy materials or other documents filed with the SEC in connection with the Spin-Off, contains any untrue statement of any material fact or omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                  4.6        BROKERS OR FINDERS.

                  The SFX Parties and their respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payments in connection with this Agreement other than to Carl E. Hirsch, and the SFX Parties will indemnify and hold Sellers harmless from any payment to any broker, finder or agent alleged to be due by or through the SFX Parties as a result of the action of the SFX Parties or their officers or agents.

                  4.7        CAPITALIZATION.

                  4.7(A) Not later than ten (10) days before Closing, Buyer will deliver to Sellers Schedule 4.7, which will contain a description of the authorized and issued equity securities of the SFX Parties, including all subscriptions, options, warrants and other rights (including contingent rights) to acquire such equity securities, directly or indirectly. Schedule 4.7 will also contain a pro forma description of the authorized and issued equity securities of the SFX Parties, including all subscriptions, options, warrants and other rights (including contingent rights) to acquire such equity securities, directly or indirectly, immediately following the Spin-Off).

                  4.7(B) All of the outstanding equity securities of the SFX Parties have been, or as of the Closing Date will be, duly authorized and validly issued and are or will be fully paid and nonassessable. Except as disclosed on Schedule 4.7, there will be at Closing no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the SFX Parties. None of the outstanding equity securities or other securities of the SFX Parties was issued in violation of the Securities Act or any other Legal Requirement.

                  4.8        CORPORATE ORGANIZATION.

                  At or before Closing, Buyer will deliver to Sellers Schedule 4.8, which will correctly set forth the ownership and other relationships among SFX Broadcasting, Inc., Buyer, and SFX Entertainment, prior to and after giving effect to the Spin-Off.

                  4.9        SPIN-OFF INFORMATION.

                  Not later than ten (10) days before Closing, the Buyer will deliver to Sellers a Pro Forma balance sheet for the Buyer immediately following the Spin-Off and will deliver to Sellers true and complete copies of all Spin-Off Documentation (as defined in the Plan of Merger). The Spin-Off Documentation fairly and accurately presents the terms and conditions relating to the spin-off of Delsener/Slater Holdings (as defined in the Plan of Merger).

                  4.10       SURVIVAL.

                  The representations and warranties set forth in this Section 4 shall survive the Closing until June 30, 1999, except that the representations and warranties contained in Sections 4.1 and 4.2 shall survive the Closing and shall not terminate.

         5.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE.

                  The following parties make the covenants set forth in this
Section 5, as follows:

                             (i) Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, jointly and severally, make the following covenants to Buyer and SFX Entertainment as such covenants relate to Album Network, the business, operations, properties, assets and liabilities of Album Network, and the Album Network Shares, and such parties make no covenants regarding the business, operations, properties, assets or liabilities of SJS or the SJS Shares and shall not be liable in any manner with respect thereto regardless of any other provision of this Agreement or of any other document delivered in connection with the Contemplated Transactions;

                             (ii) June E. Brody and Steven A. Saslow, jointly and severally, make the following covenants to Buyer and SFX Entertainment as such covenants relate to SJS, the business, operations, properties, assets and liabilities of SJS, and the SJS Shares, and such parties make no covenants regarding business, operations, properties, assets or liabilities of Album Network or the Album Network Shares and shall not be liable in any manner with respect thereto regardless of any other provision of this Agreement or of any other document delivered in connection with the Contemplated Transactions; and

                             (iii) Network 40, Elias N. Bird, individually and as Trustee under the Bird Family Trust u/d/o 11/18/92, Gary F. Bird, individually and as Trustee under the Gary F. Bird Corporation Trust u/d/o 2/4/94, Stephen R. Smith, individually and as Trustee under the Smith Family Trust u/d/o 7/17/89, jointly and severally, make the following covenants to Buyer, as such covenants relate to Network 40, the Purchased Assets, the Excluded Assets, the Assumed Obligations, the business of Network 40, and any other operations, properties, assets and liabilities of Network 40, and such parties make no covenants regarding the business, operations, properties, assets or liabilities of SJS or the SJS Shares and shall not be liable in any manner with respect thereto regardless of any other provision of this Agreement or of any other document delivered in connection with the Contemplated Transactions.

Buyer and SFX Entertainment acknowledge that, although the term the "Companies" refers to SJS and Album Network, the SJS Shareholders are not making any covenants as to those entities collectively but only as to SJS, and neither the Network Shareholders nor Network 40 are making any covenants as to those entities collectively but only as to Album Network.

                  5.1        ACCESS AND INVESTIGATION.

                  5.1(A) Between the date of this Agreement and the Closing Date, Sellers will, and will cause Network 40 and each Company and its Representatives to, (a) with prior notice, afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "BUYER'S ADVISORS") full and free access during normal business hours to the personnel, properties (including subsurface testing), contracts, books and records, and other documents and data of Network 40 and each Company, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

                  5.1(B) Seller shall permit Ernst & Young to prepare audited financial statements of Network 40 and each of the Companies to the extent required for SEC filings of Buyer or its Affiliates. Buyer shall pay all fees and costs incurred by Ernst & Young in connection with the preparation of such audited financial statements, to the extent such fees and costs exceed the amount customarily paid by Network 40 and the Companies for similar work done on a reasonable time frame.

                  5.2        OPERATION OF THE BUSINESSES OF NETWORK 40 AND
THE COMPANIES.

                  Between the date of this Agreement and the Closing Date, Sellers will, and will cause Network 40 and each Company (for purposes of this Section 5.2, each a "COMPANY") to:

                  5.2(A) conduct the business of each company only in the Ordinary Course of Business;

                  5.2(B) use their Best Efforts to preserve intact the current business organization of each company, keep available the services of the current officers, employees, and agents of each company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with each company;

                  5.2(C) confer with Buyer concerning operational matters of a material nature; and

                  5.2(D) otherwise report periodically to Buyer, as may be reasonably requested by Buyer, concerning the status of the business, operations, and finances of each company.

                  5.3        NEGATIVE COVENANT.

                  Except as otherwise expressly permitted by this Agreement, or as disclosed in the Disclosure Letter, between the date of this Agreement and the Closing Date, Sellers will not, and will cause Network 40 and each Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 3.16 is likely to occur.

                  5.4        REQUIRED APPROVALS.

                  As promptly as practicable after the date of this Agreement, Sellers will, and will cause Network 40 and each Company to, make all filings required by applicable Legal Requirements to be made by them in order to consummate the Contemplated Transactions (including all filings, if any, required under the HSR Act). Between the date of this Agreement and the Closing Date, Sellers will, and will cause Network 40 and each Company to, (a) cooperate with Buyer with respect to all filings that Buyer is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in Schedule
4.2 (including taking all actions requested by Buyer to cause early termination of any applicable waiting period under the HSR Act).

                  5.5        NOTIFICATION.

                  Between the date of this Agreement and the Closing Date, each Seller will promptly notify Buyer in writing if such Seller, Network 40 or, either Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Sellers' representations and warranties as of the date of this Agreement, or if such Seller, Network 40 or either Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Sellers will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, each Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Sellers in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in
Section 7 impossible or unlikely.

                  5.6        PAYMENT OF INDEBTEDNESS BY RELATED PERSONS.

                  Except as expressly provided in this Agreement, Sellers will cause all indebtedness owed to Network 40 or either Company by either Seller or any Related Person of either Seller, not including Network 40 or either Company, to be paid in full prior to Closing, without compromise and in the amount or amounts reflected in the books and records of the parties to such indebtedness.

                  5.7        NO NEGOTIATION.

                  Until such time, if any, as this Agreement is terminated pursuant to Section 9, Sellers will not, and will cause each Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of either Company, or any of the capital stock of either Company, or any merger, consolidation, business combination, or similar transaction involving either Company.

                  5.8        BEST EFFORTS.

                  Between the date of this Agreement and the Closing Date, Sellers will use their Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

                  5.9        REPAYMENT OF INDEBTEDNESS BY SJS.

                  At or before the Closing, the SJS Shareholders will cause SJS to repay all outstanding obligations to Sterling National Bank.

                  5.10       PAYMENT OF BROKERS OR FINDERS.

                  At or before the Closing, Sellers will pay all obligations and liabilities for brokerage or finder's fees or agent's commissions or other similar obligations in connection with this Agreement that exceed Five Hundred Thousand Dollars ($500,000) in the aggregate.

                  5.11       TERMINATION OF LEASE WITH THE SJS SHAREHOLDERS.

                  Prior to Closing, the SJS Shareholders will terminate any lease to SJS of space in or connected to their house in Henryville, Pennsylvania, or other arrangement under which SJS pays rent to the SJS Shareholders, without further liability to SJS.

                  5.12       PAYMENT OF TOMMY NAST.

                  At or before the Closing, Network 40, Album Network or the Network Shareholders will effect the termination of the Supplemental Bonus Agreement dated October 1, 1994 by and among Tommy Nast, Network 40, Album Network, The Urban Network, Inc., Elias Bird, Stephen Smith, and Gary Bird.

                  5.13       RELEASE OF PLEDGE IN FAVOR OF GEORGINA BIRD.

                  At or before the Closing, the Network Shareholders will satisfy all obligations in favor of Georgina Bird secured by a pledge of shares of Album Network and Network 40. If Sellers are in breach of this covenant, Buyer may pay or may cause Album Network to pay such obligations after notifying Network Shareholders and giving them a five (5)-day period to cure such breach, and Network Shareholders will promptly reimburse Buyer for any such payments made.

                  5.14       GEORGINA BIRD'S INSURANCE POLICY.

                  At or before the Closing, Album Network or the Network Shareholders will take all actions necessary to eliminate any and all obligation of Network 40 to contract for, pay for, or provide medical insurance directly or indirectly to, Georgina Bird.

                  5.15       401(K) PLAN.

                  Sellers shall prepare and file with the IRS a determination letter application with respect to the Network Magazine Group 401(k) Plan ("401(k) Plan") promptly after the signing of this Agreement and by no later than the earlier of the Closing Date or the applicable legal deadline for the making of such an application. If in order to obtain a favorable determination with respect to the 401(k) Plan any defects in form and/or operation of the 401(k) Plan need to be cured or other amounts need to be or are cured or if there are any pre-Closing Date defects in the operation of the 401(k) Plan that Buyer cures, the Sellers shall pay to Buyer any costs, expenses, penalties or other payments associated therewith.

                  5.16       MERGER OF BULLET PRODUCTIONS, INC.

                  At or before Closing, Sellers will cause Network 40 and Bullet Productions, Inc. to merge, with Network 40 as the surviving corporation of such merger.

                  5.17       TERMINATION OF KEY MAN LIFE INSURANCE POLICIES

                  At or before Closing, Sellers will cause the Companies to terminate the key man policies of insurance with respect to Tommy Nast and Steve Smith, which policies are set forth on Part 3.18(a) of the Disclosure Letter.

         6.       COVENANTS OF BUYER PRIOR TO CLOSING DATE.

                  6.1        APPROVALS OF GOVERNMENTAL BODIES.

                  As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions (including all filings, if any, required under the HSR Act). Between the date of this Agreement and the Closing Date, Buyer will, and will cause each

Related Person to, cooperate with Sellers with respect to all filings that Sellers are required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Sellers in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided, however, that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other material burden to obtain a Governmental Authorization.

                  6.2        BEST EFFORTS.

                  Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Sections 7 and 8 to be satisfied.

         7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.

                  Buyer's obligation to purchase the Shares and the Purchased Assets, and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

                  7.1        ACCURACY OF REPRESENTATIONS.

                  All of Sellers' representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter, except to the extent such representations were made as of a specific date.

                  7.2        SELLERS' PERFORMANCE.

                  7.2(A) All of the covenants and obligations that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                  7.2(B) Each of the Sellers' Closing Documents must have been delivered, and each of the other covenants and obligations in Section 5.4 must have been performed and complied with in all respects.

                  7.3        CONSENTS.

                  Each of the material Consents identified in subparts (b) and
(c) of Part 3.2 of the Disclosure Letter, must have been obtained and must be in full force and effect.

                  7.4        ADDITIONAL DOCUMENTS.

                  Each of the following documents must have been delivered to
Buyer:

                  7.4(A) an opinion of Thompson, Hine & Flory LLP, or their local counsel, each dated the Closing Date, in the form of Exhibit 7.4(a), at or before Closing as may be requested by Buyer, and providing that it may be relied upon by counsel to Buyer, SFX Entertainment, SFX Broadcasting, Inc., as well as counsel to any financial institution to which any of them have or propose to have any obligation, and any underwriter engaged in connection with any financing in which any of them may be engaged or plan to engage, but in each case only in connection with the Spin-Off, the SFX Entertainment Acquisitions or the transactions contemplated hereunder (and not any subsequent transactions by SFX Broadcasting, Inc.

                  7.4(B) estoppel certificates executed on behalf of the lessors identified on Schedule 7.4(b) and dated as of a date not more than twenty (20) days prior to the Closing Date, each in the form of Exhibit 7.4(b).

                  7.4(C)     such other customary certifications and other
documents as Buyer may reasonably request.

                  7.5        NO PROCEEDINGS.

                  Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding having a reasonable likelihood of success, and (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

                  7.6        NO CLAIM REGARDING STOCK OWNERSHIP OR SALE
PROCEEDS.

                  There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, Network 40 or either Company, or (b) is entitled to all or any portion of the consideration paid hereunder for the Shares and the Purchased Assets.

                  7.7        ADDITIONAL DISCLOSURES.

                  Buyer further acknowledges that Sellers have not set forth a summary of the loss experience and a statement describing each claim under the Insurance Policies of SJS pursuant to Part 3.18(c) of the Disclosure Letter. Notwithstanding any other provision of this Agreement, Buyer agrees that such failure by Sellers will not limit Buyer's obligation to purchase the Shares and the Purchased Assets, and to take the other actions required to be taken by Buyer at the Closing, provided that: (i) a supplement to Part 3.18(c) of the Disclosure Letter containing the required information is delivered to Buyer within thirty (30) business days of the signing date of this Purchase Agreement; and (ii) Buyer does not deliver to Sellers within five (5) Business Days of receipt thereof a written notice that such supplement reveals material matters and that, as a result thereof, Buyer is not willing to proceed with the Closing.

         8.       CONDITIONS PRECEDENT TO SELLERS'  OBLIGATION TO CLOSE.

                  Sellers' obligation to sell the Shares and the Purchased Assets and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Sellers, in whole or in part):

                  8.1        ACCURACY OF REPRESENTATIONS.

                  All of the SFX Parties' representations and warranties in this Agreement must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, except to the extent such representations and warranties were made as of a specific date.

                  8.2        BUYER'S PERFORMANCE.

                  8.2(A) All of the covenants and obligations that the SFX Parties are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                  8.2(B) Each of Buyer's Closing Documents must have been delivered and each of the other covenants and obligations in Section 6.1 must have been performed and complied with in all respects.

                  8.3        CONSENTS.

                  Each of the Consents identified in Subparts (b) and (c) of
Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

                  8.4        ADDITIONAL DOCUMENTS.

                  Buyer must have caused the following documents to be delivered to Sellers:

                  8.4(A)     an opinion of general counsel to the Buyer, dated
the Closing Date, in the form of Exhibit 8.4(a); and

                  8.4(B)     such other customary certifications and documents
as Sellers may reasonably request.

                  8.5        EMPLOYMENT AGREEMENTS.

                  Each of the Employment Agreements shall be in full force and effect and neither party thereto shall have committed any act which would constitute a breach of any such agreements.

                  8.6        SFX GUARANTY.

                  The SFX Guaranty shall be in full force and effect unless previously expired or terminated in accordance with its terms.

                  8.7        NO INJUNCTION.

                  There must not be in effect any Legal Requirement or any injunction or other Order that (i) prohibits the sale of the Shares or the Purchased Assets by Sellers to Buyer, and (ii) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         9.       TERMINATION.

                  9.1        TERMINATION EVENTS.

                  This Agreement may be terminated or abandoned at any time prior to the consummation thereof:

                  9.1(A)     by mutual consent of the parties in writing,
effective on the date of such writing or other date set forth therein;

                  9.1(B) immediately by either Buyer or Sellers, upon written notice to the other, if there has been a material breach of any representation, warranty or covenant made in this Agreement by the other and such breach shall have continued unremedied more than thirty (30) days after notice thereof shall have been delivered pursuant to this Section 9.1(b) (except for a failure to complete the Closing by the date set forth in Section 2.12, which shall not require notice), provided that the party seeking to terminate shall not have materially breached any of its representations, warranties or covenants made in this Agreement.

                  9.1(C) by either Buyer or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before March 1, 1998 or such later date as the parties may agree upon.

                  9.2        EFFECT OF TERMINATION.

                  Each party's right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 11.1 and 11.3, except for any public filings in connection with any litigation among the parties, will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.


         10.      INDEMNIFICATION; REMEDIES.

                  10.1 SURVIVAL; RIGHT TO INDEMNIFICATION NOT AFFECTED BY KNOWLEDGE.

                  Except as may be specifically provided elsewhere in this Agreement, all representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, and any certificate or document delivered pursuant to this Agreement will survive the Closing. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

                  10.2       AGREEMENTS TO INDEMNIFY.

                  Each of the parties hereto will execute and deliver to the others at Closing an Indemnification Agreement.

         11.      GENERAL PROVISIONS.

                  11.1       EXPENSES.

                  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel, and accountants. Buyer will pay one-half and Sellers will pay one-half of the HSR Act filing fee, if any. Sellers will cause Network 40 and the Companies not to incur any out-of-pocket expenses in connection with this Agreement except for reasonable professional fees. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  11.2       BULK SALES LAWS.

                  Sellers and Buyer waive compliance with the provisions of any applicable bulk sales law; provided, however, that Sellers agree to pay and discharge when due or to contest or litigate all claims of creditors which could be asserted against Buyer or the Purchased Assets by reason of such noncompliance, and to indemnify, defend and hold harmless Buyer from and against any and all such claims, and to take promptly all necessary action to remove any Lien which may be placed on the Purchased Assets by reason of such noncompliance.

                  11.3       PUBLIC ANNOUNCEMENTS.

                  Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer and Sellers mutually determine. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Sellers shall, and shall cause Network 40 and the Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person. Sellers and Buyer will consult with each other concerning the means by which the employees, customers, and suppliers of Network 40 and the Companies, as well as others having dealings with Network 40 or the Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

                  11.4       CONFIDENTIALITY.

                  The provisions of the Confidentiality Agreement dated as of September 22, 1997, by and among Sellers and SFX Broadcasting, Inc. (the "CONFIDENTIALITY AGREEMENT") shall remain in full force and effect until the Closing at which time the Confidentiality Agreement will terminate and be of no further force and effect except to the extent Buyer or SFX Entertainment has received confidential information of Sellers unrelated to the Purchased Assets, Network 40 or the Companies.

                  Between the date of this Agreement and the Closing Date, Buyer, SFX Entertainment and Sellers will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer, SFX and the Companies to maintain in confidence, any written information stamped "confidential" when originally furnished by another party in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party,
(b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

                   If the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request. Whether or not the Closing takes place, Sellers waive, and will upon Buyer's request cause Network 40 and the Companies to waive, any cause of action, right, or claim arising out of the access of Buyer or its representatives to any trade secrets or other confidential information of Network 40 and the Companies except for the intentional competitive misuse by Buyer or SFX of such trade secrets or confidential information.

                  11.5       NOTICES.

                  All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

         if to Sellers:      Steven A. Saslow and June E. Brody
                             R.R. 1, Box 29J
                             Henryville, Pennsylvania  18332

                                    and

                             Gary F. Bird
                             Stephen R. Smith
                             Elias N. Bird
                             c/o Gary F. Bird
                             2729 Benedict Canyon Road
                             Beverly Hills, California  90210

                             Copy to:

                             F. Howard Mandel, Esq.
                             Thompson Hine & Flory LLP
                             3900 Key Center
                             127 Public Square
                             Cleveland, Ohio  44114-1216
         if to Buyer:        SFX Network Group, L.L.C.
                             150 East 58th Street, 19th Floor
                             New York, New York  10155
                             Attention: Kraig G. Fox, Esq.
                             (or after December 31, 1997,
                             650 Madison Avenue
                             New York, New York  10022)

                                    and

                             SFX Entertainment, Inc.
                             150 East 58th Street, 19th Floor
                             New York, New York  10155
                             Attention: Kraig G. Fox, Esq.
                             (after December 31, 1997,
                             650 Madison Avenue
                             New York, New York  10022)

                             Copy to:

                             Baker & McKenzie
                             805 Third Avenue
                             New York, NY 10022
                             Attention:  Howard Berkower, Esq.

                  11.6       JURISDICTION; SERVICE OF PROCESS.

                  EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN ANY ACTION, SUIT OR PROCEEDING ARISING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE BROUGHT ONLY IN SUCH COURT (AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS OR ANY OTHER OBJECTION TO VENUE THEREIN); PROVIDED, HOWEVER, THAT SUCH CONSENT TO JURISDICTION IS SOLELY FOR THE PURPOSE REFERRED TO IN THIS SECTION 11.6 AND SHALL NOT BE DEEMED TO BE A GENERAL SUBMISSION TO THE JURISDICTION OF SAID COURTS OTHER THAN FOR SUCH PURPOSE.

                  11.7       CONSTRUCTION.

                  THE PARTIES HAVE PARTICIPATED JOINTLY IN THE NEGOTIATION AND DRAFTING OF THIS AGREEMENT. IF AN AMBIGUITY OR QUESTION OF INTENT OR INTERPRETATION ARISES, THIS AGREEMENT SHALL BE CONSTRUED AS IF DRAFTED JOINTLY BY THE PARTIES, AND NO PRESUMPTION OR BURDEN OF PROOF SHALL ARISE FAVORING OR DISFAVORING ANY PARTY BY VIRTUE OF THE AUTHORSHIP OF ANY OF THE PROVISIONS OF THIS AGREEMENT. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty concerns the existence of the document or other item itself). The parties intend that each representation, warranty and covenant contained herein shall have independent significance.

                  11.8       FURTHER ASSURANCES.

                  The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

                  11.9       WAIVER.

                  The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  11.10      ENTIRE AGREEMENT AND MODIFICATION.

                  This Agreement supersedes all prior agreements, other than the Confidentiality Agreement, between the parties with respect to its subject matter (including the Letter of Intent between SFX Broadcasting, Inc. and Sellers dated November 5, 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

                  11.11      DISCLOSURE LETTER.

                  In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

                  11.12      ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.

                  No party may assign any of its rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer, provided, however, that Buyer and SFX Entertainment shall in any case remain liable to Sellers with respect to any of its obligations under this Agreement or the Closing Documents, and provided further, however, that no such assignment shall void, terminate, or affect the rights of any Beneficiary under the SFX Guaranty. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  11.13      SEVERABILITY.

                  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  11.14      SECTION HEADINGS, CONSTRUCTION.

                  The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  11.15      TIME OF ESSENCE.

                  With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

                  11.16      GOVERNING LAW.

                  This Agreement will be governed by the laws of the State of New York without regard to conflicts of laws principles.

                  11.17      COUNTERPARTS.

                  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

                  IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.



"BUYER"                                         GARY F. BIRD, individually and as Trustee
                                                under the Gary F. Bird Corporation Trust
SFX NETWORK GROUP, L.L.C.                       u/d/o 2/4/94


By: /s/                                         /s/ Gary F. Bird
   --------------------------------------       ----------------------------------------
Title:

SFX ENTERTAINMENT, INC.                         STEPHEN R. SMITH, individually and as
                                                Trustee under the Smith Family Trust u/d/o
                                                7/17/89


By: /s/                                         /s/ Stephen R. Smith
   --------------------------------------       ----------------------------------------
Title:


"SELLERS"

THE NETWORK 40, INC.                            JUNE E. BRODY, an individual


By: /s/ Elias N. Bird                           /s/ June E. Brody
    -------------------------------------       ----------------------------------------
Title: Chairman & C.F.O.

ELIAS N. BIRD, individually and as Trustee      STEVEN A. SASLOW, an individual
under the Bird Family Trust u/d/o 11/18/92


/s/ Elias N. Bird                               /s/ Steven A. Saslow
-----------------------------------------       ----------------------------------------


ACCEPTED AND AGREED AS TO
Sections 2.13 (a)(v) and 2.13(a)(vi)




GSE Enterprises LLC,
a California limited liability company


By: /s/ Gary F. Bird
    --------------------------------------
Title: Partner

                                                              Exhibit 10.22


                          PURCHASE AND SALE AGREEMENT


         This PURCHASE AND SALE AGREEMENT (the "Agreement") is made and entered into this 15th day of December, 1997, by and among ALEX COOLEY ("Cooley"), an individual residing at 1096 Sheridan Park, Atlanta, Georgia [Zip]; S. STEPHEN SELIG, III ("Selig"), an individual residing at 1765 Garraeux Place, Atlanta, Georgia [Zip]; and PETER CONLON ("Conlon"; and together with Cooley and Selig, the "Shareholders"), an individual residing at 888 Oakdale Rd., Atlanta, Georgia [Zip]; SOUTHERN PROMOTIONS, INC. ("Southern Promotions"), HIGH COTTON, INC. ("High Cotton"); COOLEY AND CONLON MANAGEMENT, INC. ("Cooley and Conlon Management"; and together with Southern Promotions and High Cotton, the "Sale Companies"), BUCKHEAD PROMOTIONS, INC. ("Buckhead Promotions"), NORTHERN EXPOSURE, INC. ("Northern Exposure"), PURE COTTON, INC. ("Pure Cotton"), and INTERFEST, INC. ("Interfest"; and together with Buckhead Promotions, Northern Exposure and Pure Cotton, the "Asset Companies"), each a Georgia corporation having an office for the conduct of its business at 1100 Spring Street, Suite 420, Atlanta, Georgia 30309; CONCERT/SOUTHERN CHASTAIN PROMOTIONS JOINT VENTURE ("Concert/Southern") and ROXY VENTURES JOINT VENTURE ("Roxy Ventures"; and together with Concert/Southern, the "Joint Ventures") each having an office for the conduct of its business at 1100 Spring Street, Suite 420, Atlanta, Georgia 30309; and SFX CONCERTS, INC. ("SFX"), a Delaware corporation having an office for the conduct of its business at 150 East 58th Street, 19th Floor, New York, New York 10155.

         WHEREAS, the Shareholders own all of the issued and outstanding capital stock (the "Stock") of the Sale Companies; and

         WHEREAS, the Sale Companies, the Asset Companies and the Joint Ventures (collectively, the "Operating Entities") conduct all of the activities of the Shareholders in the concert promotion, event production, artist management, artist development, ticket distribution, corporate sponsorship, venue operation, concessionaire, parking, security and all similar businesses (the "Business"); and

         WHEREAS, the Shareholders desire to sell and SFX desires to purchase all of the Stock of the Sale Companies; and

         WHEREAS, the Asset Companies and the Joint Ventures desire to sell and SFX desires to purchase all of the Sale Assets (as defined in Section 1.2 hereof) on the terms and subject to the conditions set forth in this Agreement;

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein, and upon the terms and subject to the conditions hereinafter set forth, the parties hereby agree as follows:

                                   ARTICLE 1
                               PURCHASE AND SALE

         1.1 Purchase and Sale of Stock. On the Closing Date (as defined in
Section 3.1), the Shareholders shall sell to SFX, and SFX shall purchase from the Shareholders, the Stock in accordance with the terms of this Agreement. At the Closing (as defined in Section 3.1), the Shareholders shall deliver to SFX certificates representing all of the Stock which is required to be delivered or is otherwise deliverable by the Shareholders pursuant hereto duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Stock in blank.

         1.2 Purchase and Sale of Assets. On the Closing Date, the Asset Companies and the Joint Ventures (collectively, the "Asset Sellers") shall sell, assign, transfer and convey to SFX, and SFX shall purchase and assume from the Asset Sellers, all of the assets, properties, interests and rights of the Asset Sellers of whatsoever kind and nature, real and personal, tangible and intangible, owned or leased by the Asset Sellers as the case may be, which are used or held for use exclusively by or relate exclusively to the business and operations of the Asset Sellers (the "Sale Assets"), including but not limited to the Sale Assets described in paragraph 1 of Exhibit A hereto but excluding the assets described in paragraph 2 thereof. The Sale Assets shall be transferred to SFX free and clear of all debts, security interest, mortgages, trusts, adverse claims, pledges, conditional sales agreements or other liens, liabilities and encumbrances whatsoever ("Encumbrances"), other than informational filings made by equipment lessors under the Uniform Commercial Code.

         1.3 Assumptions of Obligations. Subject to the provisions of this
Section 1.3, Section 1.4 and Section 2.3, on the Closing Date, SFX shall only assume and undertake to pay, satisfy or discharge the liabilities, obligations and commitments of the Asset Sellers arising under (i) the Real Estate Contracts and the Contracts described in Sections 5.10 and 5.11; (ii) all other contracts of the Asset Sellers arising in the ordinary course of business and consistent with past practices between the date hereof and the Closing Date; and (iii) any other contracts entered into between the date hereof and the Closing Date which contract imposes monetary obligations of not more than Ten Thousand Dollars ($10,000) or in the aggregate Forty Thousand Dollars ($40,000) or which SFX expressly agrees in writing to assume. All of the foregoing liabilities and obligations shall be referred to herein collectively as the "Assumed Obligations".

         1.4 Limitation. Except as set forth in Section 1.3 hereof, SFX expressly does not, and shall not, assume or be deemed to assume, under this Agreement or otherwise by reason of the transactions contemplated hereby, any liabilities, obligations or commitments of the Asset Sellers of any nature whatsoever. Without limiting the generality of the foregoing, except as set forth in Section 1.3, SFX shall not assume or be liable for any liability or obligation of the Asset Sellers arising out of any contract of employment, collective bargaining agreement, insurance, pension, retirement, deferred compensation, incentive bonus or profit sharing or employee benefit plan or trust, or any judgment, litigation, proceeding or claim by any person or entity relating to the business or operation of the Asset Sellers prior to the Closing Date, whether or not such judgment, litigation, proceeding or claim is pending, threatened or asserted before, on or after the Closing Date.

         1.5 Obligations of the Sale Companies. Subject to the provisions of this Section 1.5 and Section 2.3, on the Closing Date the Sale Companies shall only have the liabilities, obligations and commitments of the Sale Companies arising under (i) the Real Estate Contracts and the Contracts described in Sections 5.10 and 5.11; (ii) all other contracts of the Sale Companies arising in the ordinary course of business and consistent with past practices between the date hereof and the Closing Date; and (iii) any other contracts entered into between the date hereof and the Closing Date which contract imposes monetary obligations of not more than Ten Thousand Dollars ($10,000) or Forty Thousand Dollars ($40,000) or which SFX expressly agrees in writing shall be a liability of the Sale Companies.

                                   ARTICLE 2
                                 CONSIDERATION

         2.1 Purchase Price. The aggregate consideration (the "Purchase Price") for the acquisition of the Stock and the Sale Assets shall be the sum of (i) Fifteen Million Dollars ($15,000,000), payable in cash at the Closing, plus, at the option of the Shareholders and the Asset Sellers (collectively, the "Sellers"), (ii) either (x) Two Million Dollars ($2,000,000), payable to the Sellers in equal quarterly installments of One Hundred Thousand Dollars ($100,000) each over a period of five (5) years following the Closing, or (y) an amount equal to the present value at Closing of Two Million Dollars ($2,000,000), using a 8% discount rate, payable to the Sellers in cash at the Closing.

         2.2 Manner of Payment. SFX shall pay the Purchase Price to the Sellers by wire transfer of immediately available funds to a bank or banks designated in writing by the Seller.

         2.3 Proration of Revenue and Expenses.

                  2.3.1 Except as otherwise provided herein, all expenses and all revenue earned arising from the conduct of the business and operations of the Asset Sellers shall be prorated between SFX and the Asset Sellers and within the Sale Companies in accordance with generally accepted accounting principles as of 11:59 p.m., local time, on the date immediately preceding the Closing Date (the "Prorated Date"). Such prorations shall include, without limitation, all ad valorem, real estate and other property taxes (but excluding taxes arising by reason of the transfer of the Sale Assets as contemplated hereby, which shall be paid as set forth in Article 11 of this Agreement), business and license fees (including any retroactive adjustments thereto, wages and salaries of employees, including accruals up to the Closing Date for bonuses, commissions, vacations and sick pay, and related payroll taxes, utility expenses, rents and similar prepaid and deferred items attributable to the ownership and operation of the Asset Sellers and the Sale Companies. Real estate taxes shall be apportioned on the basis of taxes assessed for the preceding year, with a reapportionment as soon as the new tax rate and valuation can be ascertained. The prorations within the Sale Companies attributable to the time after the Prorated Date shall be paid by SFX, and the prorations attributable to the time period on and prior to the Prorated Date shall be paid by the Shareholders in the same manner as the parties pay for the prorations in the Asset Sellers.

                  2.3.2 The prorations and adjustments contemplated by this Section, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within ninety (90) calendar days of the Closing Date.

                  2.3.3 In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 2.3.2 and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties, and the fees and expenses of such accountant shall be paid one-half by the Asset Sellers and one-half by SFX.

                                   ARTICLE 3
                                    CLOSING

         3.1 Closing. Except as otherwise mutually agreed upon by the Sellers and SFX, the consummation of the acquisition of the Stock and the Sale Assets (the "Closing") shall occur simultaneously on the later to occur of (i) five
(5) business days following the date of expiration or termination of all waiting periods, including any extensions thereof, which are applicable to the transactions contemplated by this Agreement pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules and regulations promulgated thereunder, and (ii) March 31, 1998. In the event a second request for additional information is received from the Fair Trade Commission in connection with the HSR Act filing, the March 31, 1998 date will be extended to June 30, 1998. The Closing shall be held at SFX's offices in New York City, New York, or at such other place as SFX shall designate.

                                   ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF SFX

         SFX hereby makes the following representations and warranties to the Sellers, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to the Sellers and shall survive the Closing.

         4.1 Organization and Standing. SFX is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power and authority to own the Stock and the Sale Assets and to carry on the business of the Asset Sellers as now being conducted and as proposed to be conducted by the Asset Sellers between the date hereof and the Closing Date.

         4.2 Authorization and Binding Obligation. SFX has all necessary power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and to own the Stock and the Sale Assets and to carry on the business and operations of the Asset Sellers as they are now being conducted, and SFX's execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on its part. This Agreement has been duly executed and delivered by SFX, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of SFX, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditors' rights or equitable principles generally.

         4.3 Litigation and Compliance with Law. There is no litigation, administrative proceeding, arbitration or other proceeding, or petition, complaint or, to the best of SFX's knowledge, investigation, before any court or governmental body pending against SFX or any of its principals that would adversely affect SFX's ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith. To the best of SFX's knowledge, there is no violation of any law, regulation or ordinance or any other requirement of any governmental body or court which would have a material adverse effect on SFX or its ability to perform its obligations pursuant to this Agreement or the agreements to be executed in connection herewith.

         4.4 Investment Intent. SFX is acquiring the Stock solely for its own account and not with a view to sale or distribution thereof in violation of any securities laws. SFX acknowledges that it has received, or has had access to, information which it considers necessary or advisable to enable it to make a decision concerning its purchase of the Stock, provided that the foregoing shall not limit or otherwise affect the rights or remedies of SFX hereunder with respect to the breach of any representations, warranties, covenants or agreements of the Shareholders contained herein.

         4.5 Accuracy of Information. No written statement made by SFX herein and no information provided by SFX herein or in the documents, instruments or other written communications made or delivered directly by SFX to the Sellers in connection with the negotiations covering the purchase and sale of the Stock and the Sale Assets contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading, and there is no fact known to SFX which relates to any information contained in any such written document, instrument or communications which SFX has not disclosed to the Sellers in writing which could materially affect adversely the Sellers. To the extent that a representation or other information is made to SFX's knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

                                   ARTICLE 5
                 REPRESENTATIONS AND WARRANTIES OF THE SELLERS

         The Sellers as hereinafter defined hereby make the following representations and warranties to S FX, each of which is true and correct on the date hereof, shall remain true and correct to and including the Closing Date, shall be unaffected by any notice to SFX other than in the Disclosure Schedule (as defined herein) and shall survive the Closing. Such representations and warranties are subject to, and qualified by, any fact or facts disclosed in the separate Disclosure Schedule which is annexed hereto (the "Disclosure Schedule"). As to Southern Promotions, the representations and warranties regarding that corporation shall be made only by Selig and Conlon. As to High Cotton, the representations and warranties regarding that corporation shall be applicable only to Cooley. As to Cooley and Conlon Management, the representations and warranties regarding that corporation are made by only Cooley and Conlon. As to all other entities, the representations and warranties are joint and several liabilities of all of the Sellers.

         5.1 Organization and Standing. Each of the Asset Companies and the Sale Companies (collectively, the "Companies") is a corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has the power and authority to own, lease and operate its respective assets and to carry on its Business and operations as now being conducted and as proposed to be conducted by the Asset Companies between the date hereof and the Closing Date. Each of the Joint Ventures has the power and authority to own, lease and operate its respective assets and to carry on its Business and operations as now being conducted and as proposed to be conducted by the Joint Ventures between the date hereof and the Closing Date.

         5.2 Authorization and Binding Obligation. Each of the Sellers has the power and authority to enter into and perform this Agreement and the transactions contemplated hereby, and the Sellers' execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all necessary action on their part. This Agreement has been duly executed and delivered by each of the Sellers, and this Agreement constitutes, and the other agreements to be executed in connection herewith will constitute, the valid and binding obligation of each of the Sellers, enforceable in accordance with their terms, except as limited by laws affecting the enforcement of creditor's rights or equitable principles generally.

         5.3 Capitalization. The authorized capital stock, the issued and outstanding shares, and the record or beneficial owner of the Shares for each of the Sale Companies is set forth in Schedule 5.3. All outstanding Stock has been duly authorized and validly issued, is fully paid and nonassessable and was not issued in violation of any preemptive rights. There is outstanding no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any Stock or of any capital stock of any of the Sale Companies or any securities convertible into, or other rights to acquire, any such Stock or other capital stock of any of the Sale Companies; or (ii) obligates any of the Sale Companies or the Shareholders to grant, offer or enter into any of the foregoing; or
(iii) relates to the voting or control of such Stock, capital stock, securities or rights. No person has any right to require any of the Sale Companies to register any of its securities under the Securities Act.

         5.4 Title to Shares. The sale and delivery of the Stock to SFX pursuant to this Agreement shall vest in SFX legal and valid title to the Stock, free and clear of all Encumbrances, other than Encumbrances created by SFX and restrictions on resales of the Stock under applicable securities laws.

         5.5 Absence of Conflicting Agreements or Required Consents. Except as set forth in Section 5.5 of the Disclosure Schedule, delivery and performance of this Agreement by each of the Sellers: (a) does not require the consent of any third party except the consent or right of first refusal under the Chastain Ventures Joint Venture with Robert W. Woodruff Arts Center, Inc.; (b) will not violate any applicable law, judgment, order, injunction, decree, rule, regulation or ruling of any governmental authority to which each of the Sellers is a party or by which they, the Sale Assets or the Stock are bound; (c) will not, either alone or with the giving of notice or the passage of time, or both, conflict with, constitute grounds for termination of or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, agreement, instrument, license or permit to which any of the Sellers or the Stock is now subject; and (d) will not result in the creation of any lien, charge or Encumbrance on any of the Sale Assets or the Stock.

         5.6 Government Authorizations. Section 5.6 of the Disclosure Schedule contains a true and complete list of the material licenses, permits or other authorizations from governmental and regulatory authorities which are required for the lawful conduct of the Business and operations of the Operating Entities in the manner and to the full extent they are presently conducted. Each of the Operating Entities is the authorized legal holder of the licenses, permits and authorizations listed in Section 5.6 of the Disclosure Schedule, none of which is subject to any restrictions or condition which would limit in any respect the full operation of the Operating Entities as now operated, except the licenses issued by the State of Georgia and City of Atlanta for the dispensing of beer, wine and liquors at Chastain Park, the Roxy Theater, the Cotton Club and the operation of concert business by Interfest..

         5.7 Subsidiaries. None of the Operating Entities owns any equity ownership interest, directly or indirectly, in any person, corporation or other entity, other than as set forth in Section 5.7 of the Disclosure Schedule.

         5.8 Taxes. Each of the Operating Entities has filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid and have been paid by each of the Operating Entities. There are no present disputes as to taxes of any nature payable by any of the Operating Entities.

         5.9 Personal Property. Section 5.9 of the Disclosure Schedule contains a list of all material tangible personal property and assets owned or held by each of the Operating Entities and used primarily or exclusively in the conduct of the Business and operations of the Operating Entities (the "Personal Property"). Except as disclosed in Section 5.9 of the Disclosure Schedule, and except as may be subject to lease agreements of the Operating Entities specifically identified in Section 5.9 of the Disclosure Schedule, each of the Operating Entities owns and has, and will on the Closing Date have, good and marketable title to all such property (and to all other tangible and intangible personal property and assets including cash and receivables to be transferred to SFX hereunder), and none of such property is, or at the Closing will be, subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance other than as set forth in Section 5.9 of the Disclosure Schedule. All of the items of tangible personal property and assets included in Section
5.9 of the Disclosure Schedule are in all respects in good operating condition (ordinary wear and tear excepted) and are available for immediate use in the conduct of the Business and operations of the Operating Entities.

         5.10 Real Property. Section 5.10 of the Disclosure Schedule contains a complete and accurate list of all real property (i) leased by the Operating Entities and used by them in their Business and operations, together with a summary of the applicable leases (collectively the "Real Estate Contracts"), and (ii) owned by the Operating Entities (the real property located on Monroe Drive in Atlanta, Georgia owned jointly by Southern Promotions and High Cotton, is not presently used in the operations of the business and is an Excluded Asset). The Real Estate Contracts listed in Section 5.10 of the Disclosure Schedule (a) constitute valid and binding obligations of the Operating Entities and, to the best of the Operating Entities' knowledge, of all other persons purported to be parties thereto and are in full force and effect as of the date hereof, and (b) will on the Closing Date constitute valid and binding obligations of the Operating Entities and, to the best of the Operating Entities' knowledge, of all other persons purported to be parties thereto and shall be in full force and effect. Except as set forth in Section 5.10 of the Disclosure Schedule, none of the Operating Entities is in material default under any of such Real Estate Contracts, none has received or given written notice of any default thereunder from or to any of the other parties thereto and none will have received any such notice at or prior to the Closing.

         5.11 Contracts. Section 5.11 of the Disclosure Schedule lists and summarizes the terms of all written and oral contracts (the "Contracts") as of the date of this Agreement for which the operating Entities shall continue to be liable as of the Closing Date, except contracts entered into in the ordinary course of business (i) of less than three (3) months duration and which impose monetary obligations of not more than Ten Thousand Dollars ($10,000) in the aggregate, or (ii) which are currently scheduled to expire prior to the Closing Date and for which the Operating Entities will no longer be liable. Those contracts which the Sellers and SFX agree are critical to the consummation of the transactions contemplated hereby are identified in Section 5.11 of the Schedule as "Material Contracts". Notwithstanding the foregoing, if it is discovered before the Closing that the Operating Entities failed to list any contract in Section 5.11 of the Disclosure Schedule which was required to be listed, the failure by the Operating Entities to disclose such contract shall not permit SFX to refuse to close under this Agreement or to bring an action for damages against the Operating Entities if the absence of such contract would not have a material adverse effect on SFX or the Operating Entities.

         5.12 Status of Contracts. Except as noted in Section 5.12 of the Disclosure Schedule, the Operating Entities have delivered to SFX true and complete copies of all written Material Contracts, including any and all amendments and other modifications to such Material Contracts. All Material Contracts are valid, binding and enforceable by the Operating Entities in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally. To the best of the Operating Entities' knowledge, the Operating Entities have complied in all material respects with all Material Contracts and are not in default beyond any applicable grace periods under any of the Material Contracts, and no other contracting party is in default under any of the Material Contracts.

         5.13 Environmental Matters. None of the Operating Entities has unlawfully disposed of any hazardous waste or hazardous substance in a manner which has caused, or could cause, SFX to incur a material liability under applicable law in connection therewith. To the best of the Operating Entities' knowledge, each of the Operating Entities has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Operating Entities and their operations. To the best of the Operating Entities' knowledge, no hazardous waste has been disposed of by any other person on the real estate owned or leased by the Operating Entities. As used herein, the term "hazardous waste" shall mean as defined in the Resource Conservation and Recovery Act (RCRA) as amended and in the equivalent state statute under applicable state law. SFX may at its expense conduct a Phase I environmental study of the real property owned or leased by the Operating Entities. If SFX learns between the date of this Agreement and the Closing Date that the Operating Entities are in breach of the representation and warranty set forth in this Section 5.13, the Operating Entities shall begin remedial action promptly and use reasonable efforts to complete such remedial action before the Closing, and if such remedial measures are not materially completed prior to Closing, SFX shall have the sole discretion to consummate this Agreement or terminate this Agreement; provided, however, that if such remedial action is likely to cost the Operating Entities in excess of Seventy-five Thousand Dollars ($75,000) in the aggregate, the Operating Entities may in the alternative in their sole discretion terminate this Agreement prior to Closing and the Operating Entities shall have no liability to SFX as a result of such termination.

         5.14 Copyrights, Trademarks and Similar Rights. Section 5.14 of the Disclosure Schedule lists, in all material respects, all copyrights, trademarks, trade names, licenses, patents, permits, and other similar intangible property rights and interests applied for, issued to or owned by the Operating Entities or under which the Operating Entities are a licensee or franchisee and which are used in the conduct of the Business and operations of the Operating Entities. Except as set forth in Section 5.14 of the Disclosure Schedule, all of such rights and interests are issued to or owned by the Operating Entities, or if licensed or franchised to the Operating Entities, to the best of the Operating Entities' knowledge, are valid and in good standing and uncontested. The Operating Entities have delivered or made available to SFX copies of all material documents, if any, establishing such rights, licenses or other authority. None of the Operating Entities has received any written notice nor has any knowledge of any infringements or unlawful use of such property.

         5.15 Personnel Information. Section 5.15 of the Disclosure Schedule contains a true and complete list of all persons employed by the Operating Entities, including a description of material compensation arrangements and employee benefit plans and a list of other terms of any and all agreements affecting such persons. Except as set forth in Section 5.15 of the Disclosure Schedule, none of the Operating Entities has received notification that any of its employees who are listed in Section 5.15 of the Disclosure Schedule presently plan to terminate their employment, whether by reason of the transactions contemplated hereby or otherwise.

                  5.15.1 Except as disclosed in Section 5.15 of the Disclosure Schedule, none of the Operating Entities is a party to any contract with any labor organization, nor have any of the Operating Entities agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of the Operating Entities' employees. None of the Operating Entities has any knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of any of the Operating Entities. During the past three (3) years, none of the Operating Entities has experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed or other significant labor difficulties of any nature.

                  5.15.2 Except as disclosed in Section 5.15 of the Disclosure Schedule, to the best of their knowledge and belief each of the Operating Entities has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity, sexual harassment and payment and withholding of taxes. More specifically, to the best of their knowledge and belief each of the Operating Entities has substantially complied with and is not in default in any material respect under any laws, rules and regulations relating to employment of labor, including those relating to wages, hours, equal employment opportunities, sexual harassment, employment of protected minorities (including women and persons over 40 years of age), collective bargaining and the withholding and payment of taxes and contributions and has withheld all amounts required or agreed to be withheld from wages and salaries of its employees, and is not liable for any arrearage of wages or for any tax or penalty or failure to comply with the foregoing. There are no claims or complaints pending or, to the knowledge of the Operating Entities, threatened against any of the Operating Entities before any court or governmental agency and involving any alleged unlawful employment practices, whether or not relating to the laws described above. None of the Operating Entities has consented to any decree involving any claim of unfair labor practice nor been held in any Judicial proceeding to have committed any unfair labor practice, and there are no material controversies pending or threatened between any of the Operating Entities and any of their employees.

         5.16 Financial Statements. The Combined Balance Sheet as of September 30, 1997 and related Combined Statement of Operations, Cash Flow and Stockholders' Equity for the nine months then ended for the Operating Entities prepared and audited by Ernst & Young at SFX's request and direction fairly present the combined position of the Operating Entities and their results of operations as of those dates. The Operating Entities have not acquired, either directly or indirectly, any other corporation, business or assets with respect to which there is not available financial information consistent with the financial information provided by the Operating Entities.

         5.17 Liabilities. Except as set forth in Section 5.17 of the Disclosure Schedule and the Financial Statements, the Operating Entities have no debts, obligations or liabilities of any kind or nature, either direct or indirect, absolute or contingent, matured or unmatured.

         5.18 Absence of Certain Changes or Events. Except as set forth in
Section 5.18 of the Disclosure Schedule or except as otherwise contemplated by this Agreement, since September 30, 1997, there has not been (a) any damage, destruction or casualty loss to the physical properties of the Operating Entities (whether covered by insurance or not); (b) any material change in the Business, operations or financial condition of the Operating Entities except normal seasonal operating results; (c) any entry into any transaction, commitment or agreement (including without limitation any borrowing or capital expenditure) material to the Operating Entities' Business; (d) any redemption or other acquisition by the Operating Entities of their capital stock or any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property with respect to the Operating Entities' capital stock;
(e) any increase in the rate or terms of compensation payable or to become payable by any of the Operating Entities to their directors, officers or employees or any increase in the rate or terms of any bonus, pension, insurance or other employee benefit plan, payment or arrangement made to, for or with any such directors, officers or key employees, except as set forth in Schedule 5.18; (f) any change in or acceleration of sales, or reduction of aggregate administrative, marketing, advertising and promotional expenses or research expenditures other than in the ordinary course of business; (g) any sale, transfer or other disposition of any asset of the Operating Entities to any party, except for payment of third-party obligations incurred in the ordinary course of business in accordance with the Operating Entities' regular payment practices; (h) any termination or waiver of any rights of value to the business of the Operating Entities; or (i) any failure by the Operating Entities to pay their accounts payable or other obligations in the ordinary course of business consistent with past practices.

         5.19 Title to Properties. Except as set forth in Section 5.19 of the Disclosure Schedule, each of the Operating Entities has good and marketable title to all of the assets and properties which it purports to own and which are reflected on the Financial Statements, free and clear of all Encumbrances, except for (a) liens for current taxes not yet due and payable or for taxes the validity of which is being contested in good faith by appropriate proceedings, and (b) Encumbrances which individually or in the aggregate do not materially and adversely affect the Business, operations or financial condition of the Operating Entities.

         5.20 Litigation. Except as set forth in Section 5.20 of the Disclosure Schedule, none of the Operating Entities subject to a judgment, award, order, writ, injunction, arbitration decision or decree materially adversely affecting the conduct of the Business of the Operating Entities, and there is no litigation, arbitration, administration or other proceeding or, to the best of the Operating Entities' knowledge, investigation pending or any basis for any person to assert a claim or, to the best of the Operating Entities' knowledge, threatened against any of the Operating Entities in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the Business, property, assets or condition (financial or otherwise) of the Operating Entities or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

         5.21 Compliance With Laws. Except as set forth in Section 5.21 of the Disclosure Schedule, (a) none of the Operating Entities has received any notice asserting any noncompliance by it in connection with the Business or operation of the Operating Entities with any applicable statute, rule or regulation, whether federal, state or local; (b) none of the Operating Entities is in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby; and (c) each of the Operating Entities to the best of their knowledge and belief is in compliance with all material laws, regulations and governmental orders applicable to the conduct of the Business and operations of the Operating Entities, the failure to comply with which would have a material adverse effect on the Business, operations or financial condition of the Operating Entities, and their present use of the Sale Assets to the best of their knowledge and belief does not violate any of such laws, regulations or orders, violation of which would have a material adverse effect on the Operating Entities' operations.

         5.22 Insurance. All insurance policies with respect to the properties, assets, operations and Business of the Operating Entities (the "Insurance Policies") are in full force and effect. Except as set forth in Section 5.22 of the Disclosure Schedule, there are no pending claims against the Insurance Policies by the Operating Entities as to which the insurers have denied liability and with respect to which there is a reasonable likelihood of a settlement or determination adverse to the Operating Entities. To the best of the Operating Entities' knowledge, there are no circumstances existing which would enable the insurers to avoid liability under the Insurance Policies, nor are there any other parties having an interest under the Insurance Policies. Except as set forth in Section 5.22 of the Disclosure Schedule, (i) there exist no material claims under the Insurance Policies that have not been properly filed by the Operating Entities; (ii) no insurance company has refused to renew any material insurance policy of the Operating Entities during the past eighteen (18) months; and (iii) there have been no material rate or premium increases or written notice of prospective changes therein on general liability, property or directors and officers liability Insurance Policies during the past eighteen (18) months. The Disclosure Schedule lists all Insurance Policies of the Operating Entities.

         5.23 Accuracy of Information. All written statements, documents, instruments or other written communications made or delivered by the Sellers to SFX in connection with the negotiations covering the purchase and sale of the Stock and the Sale Assets are listed in Schedule 5.23 and such items listed in
Schedule 5.23 do not contain any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading and there is no fact known to the Sellers which relates to any information contained in any such written document, instrument or communications which the Sellers have not disclosed to SFX in writing which materially and adversely affects the Operating Entities. To the extent that a representation or other information is made to any of the Sellers' knowledge or is otherwise qualified by its terms, this representation shall not be interpreted to expand such limitations or qualifications.

         5.24 Accounts Receivable. All accounts and notes receivable reflected on the Financial Statements represent sales actually made or services actually rendered in the ordinary course of business on or prior to September 30, 1997; all accounts and notes receivable of the Operating Entities as of the Closing Date will represent sales actually made or services actually rendered in the ordinary course of business consistent with past practices prior to the Closing Date.

         5.25 Payola/Plugola. None of the Sellers has paid or agreed to pay any money, service or any valuable consideration, as defined in, and other than any such payments or agreements to pay made in accordance with, Sections 317 and 507 of the Communications Act of 1934, as amended, for the radio broadcast of any matter whatsoever.

         5.26 Business of the Companies. The Operating Entities conduct all of the activities of the Shareholders in connection with the Business.

                                   ARTICLE 6
                                COVENANTS OF SFX

         6.1 Closing. On the Closing Date, SFX shall purchase the Stock and the Sale Assets from the Sellers as provided in Article 1 hereof and shall deliver or cause to be delivered to the Sellers the Purchase Price as provided in
Article 2 hereof.

         6.2 Notification. SFX shall notify the Sellers of any litigation, arbitration or administrative proceeding pending or, to its knowledge, threatened against SFX which challenges the transactions contemplated hereby.

         6.3 No Inconsistent Action. SFX shall not take any other action which is materially inconsistent with its obligations under this Agreement.

         6.4 Required Consents. On the Closing Date, SFX shall deliver any and all necessary third party consents to the execution, delivery and performance of this Agreement by SFX.

         6.5 Accounts Receivable. SFX acknowledges that all accounts receivable in connection with the operation of the Sale or Asset Sellers for services performed prior to the Closing Date shall remain the property of the Sale or Asset Sellers and that SFX shall not acquire any beneficial right or interest therein or responsibility therefor, with the following limited exception: for a period of ninety (90) days following the Closing Date, SFX agrees to use reasonable efforts to collect such accounts receivable in the normal and ordinary course of business and will apply all such amounts collected to the account debtor's oldest account receivable first, except that any such accounts collected by SFX from persons who are also indebted to SFX may be applied to SFX's account where (i) there is a pre-existing bona fide dispute between the Sale or Asset Sellers and such account debtor with respect to such account or where the account debtor specifically designates that payment is to be applied to SFX's account; (ii) SFX has notified the Sale or Asset Sellers of such dispute or specific designation of payment by the account debtor; and (iii) thirty (30) days have elapsed since the date notice was given by SFX to the Sale or Asset Sellers and such account remains subject to dispute or such account debtor has not rescinded its specific designation of payment. Such obligation and authority shall not extend to the institution of litigation, employment of counsel or a collection agency or any other extraordinary means of collection unless authorized in writing by the Sale or Asset Sellers. The Sale or Asset Sellers agree to transfer to SFX all bank accounts, postal boxes or drop or lock boxes normally utilized by the Sale or Asset Sellers in the collection of their accounts receivable to facilitate SFX's collection of their accounts receivable during this period. SFX agrees to cooperate with the Sale or Asset Sellers as to any litigation or other collection efforts instituted by the Sale or Asset Sellers to collect delinquent accounts receivable. On the 30th, 60th and 90th days following the Closing Date, SFX shall deliver to the Sale or Asset Sellers a statement or report showing all such collections effected since the Closing Date, together with a check or draft for the amount of such collections net of commissions in the event an outside collection agency or other third party has been utilized in connection with the collection of accounts receivable. If at any time SFX determines that any such accounts are uncollectible, SFX shall notify the Sale or Asset Sellers of such determination; and upon the Sale or Asset Sellers' written request, and in any event on the 90th day following the Closing Date, SFX shall furnish or make available to the Sale or Asset Sellers all records, files and data relating to the collection efforts of SFX with respect to such accounts.

                                   ARTICLE 7
                            COVENANTS OF THE SELLERS

         7.1 Pre-closing Covenants. The Sellers covenant and agree that between the date hereof and the Closing Date, except as expressly permitted by this Agreement or with the prior written consent of SFX, they shall act in accordance with the following:

                  7.1.1 The Operating Entities shall conduct their Business and operations in the ordinary and prudent course of business and with the intent of preserving the ongoing operations and assets of the Operating Entities, including, but not limited to, using their reasonable best efforts to retain the services of their employees and keeping in good standing, all licenses, permits and authorizations.

                  7.1.2 The Operating Entities shall use reasonable efforts to preserve the Business of the Operating Entities intact and to preserve the Operating Entities' customers, suppliers and others having business relations with the Operating Entities and continue to conduct the financial operations of the Operating Entities, including their credit and collection policies, in the ordinary course of business with substantially the same effort, and to substantially the same extent and in the same manner as in the prior conduct of the business of the Operating Entities.

                  7.1.3 The Operating Entities shall operate their Business in accordance with all material laws, regulations, rules and orders.

                  7.1.4 The Operating Entities shall not other than in the ordinary course of business or in accordance with a preexisting plan or arrangement listed in Section 7.1 of the Disclosure Schedule (i) sell or dispose of or commit to sell or dispose of any of their assets except the property located on Monroe Drive in Atlanta, Georgia; (ii) grant or agree to grant any general increases in the rates of salaries or compensation payable to employees of any of the Operating Entities except as shown on Schedule 7.1.4; (iii) grant or agree to grant any specific bonus or increase to any executive or management employee of any of the Operating Entities; (iv) provide for any new pension, retirement or other employment benefits for employees of any of the Operating Entities or any increases in any existing benefits, other than as required by law; or (v) incur any liability not currently reflected on the Financial Statements.

                  7.1.5 The Sellers shall provide SFX with prompt written notice of any change in any of the information contained in the representations and warranties made in Article 5 hereof or any Exhibits or the Disclosure Schedule herein or attached hereto.

                  7.1.6 Between the date of this Agreement and the Closing Date, the Operating Entities will, and the Shareholders will cause the Operating Entities to (i) give SFX and its authorized representatives reasonable access to all books, records, offices and other facilities and properties of the Operating Entities; (ii) permit SFX to make such inspections thereof, during regular business hours, as SFX may reasonably request; and
(iii) cause their officers to furnish SFX with such financial and operating data, including tax returns and supporting work papers and schedules, and other information with respect to the business and properties of the Operating Entities as SFX may from time to time reasonably request. The Shareholders shall cause the Operating Entities' officers and managerial employees, counsel and auditors to be available on reasonable notice and during normal working hours for such questions of SFX and its authorized representatives concerning the Business and affairs of the Operating Entities as SFX shall reasonably request.

                  7.1.7 The Operating Entities shall provide SFX with monthly unaudited statements of revenue and expenses for the Operating Entities, such monthly statements to be provided to SFX within thirty (30) days of the end of each month.

                  7.1.8 Without the prior written consent of SFX, the Operating Entities shall not enter into or renew or modify in any material respect any agreements, commitments or contracts, including the Contracts listed in Section
5.11 of the Disclosure Schedule, except in the ordinary course of business consistent with the past practices of the Operating Entities.

                  7.1.9 The Operating Entities shall not permit any of their Insurance Policies to be canceled or terminated, or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement insurance policies providing coverage equal to or greater than coverage remaining under those canceled, terminated or lapsed policies are in full force and effect.

                  7.1.10 The Operating Entities shall not, and the Shareholders shall not permit the Operating Entities to, amend any of their certificates of incorporation or partnership certificates, or their by-laws.

         7.2 Notification. The Sellers shall notify SFX of any material litigation, arbitration or administrative proceeding pending or, to their knowledge, threatened against the Sellers or any of them which challenges the transactions contemplated hereby.

         7.3 No Inconsistent Action. The Sellers shall take no action which is materially inconsistent with their obligations under this Agreement.

         7.4 Closing Covenant. On the Closing Date, the Shareholders shall sell and deliver the Stock and the Asset Sellers shall sell and deliver the Sale Assets to SFX as provided in Article 1 of this Agreement.

         7.5 No Shopping. Except as required by the Joint Venture Agreement with the Woodruff Arts Center, Inc., from and after the date hereof until the termination of this Agreement in accordance with its terms, none of the Sellers or any representative or agent thereof, nor any officer, director, employee or partner of any of the Operating Entities, shall directly or indirectly solicit or knowingly encourage, including by way of furnishing information, the initiation of any inquiries or proposals regarding, or engaging in any discussions or entering into any agreements regarding, any merger, sale of shares of capital stock, sale of all or substantially all of the assets or similar business combination or transaction involving any of the Operating Entities

                                   ARTICLE 8
                                JOINT COVENANTS

         SFX and the Sellers covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:

         8.1 Conditions. Except as otherwise provided in this Agreement, if any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, the parties hereto shall use their reasonable best efforts to cure the event as expeditiously as possible.

         8.2 Confidentiality. Except as required by the Joint Venture Agreement with the Woodruff Arts Center, Inc., SFX and the Sellers shall each keep confidential all information obtained by it or them with respect to the other in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement, and if the transactions contemplated hereby are not consummated for any reason, each shall return to the other, without retaining a copy thereof, any schedules, documents or other written information obtained from the other in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which
(i) is known or available through other lawful sources, not bound by a confidentiality agreement with the disclosing party, (ii) is or becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority or because of the rules and regulations of the Securities and Exchange Agreement (the "SEC") (provided the other parties are given reasonable prior notice), or (iv) is developed by the receiving party independently of the disclosure by the disclosing party. The Sellers hereby acknowledge that SFX is a reporting person under the rules and regulations of the SEC and may be required, upon the execution of this Agreement, to disclose and file this Agreement (not including the Disclosure Schedules and the Exhibits hereto) with its regularly required SEC reports, provided, that SFX shall afford the Sellers reasonable time to review and comment on the text accompanying any such disclosure prior to such filing.

         8.3 Cooperation. SFX and the Sellers shall cooperate fully with each other in taking any actions, including actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; provided, however, that no party shall be required to take any action which would have a material adverse effect upon it or any affiliated entity.

         8.4 Governmental Consents. Promptly following the execution of this Agreement, the parties shall proceed to prepare and file with the appropriate governmental entities such requests, reports, or notifications as may be required in connection with this Agreement and shall diligently and expeditiously prosecute, and shall cooperate fully with each other in the prosecution of, such matters. Without limiting the foregoing, promptly following the execution of this Agreement, the parties shall (a) file with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "DOJ") the notifications and other information (if any) required to be filed under the HSR Act with respect to the transactions contemplated hereby and shall use their commercially reasonable efforts to cause all applicable waiting periods under the HSR Act to expire or be terminated as of the earliest possible date; and (b) make all necessary filings and, thereafter, make any other required submissions with respect to the transactions contemplated hereby under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder and any other applicable federal or state securities laws.

                                   ARTICLE 9
                          CONDITIONS OF CLOSING BY SFX

         The obligations of SFX hereunder are, at its option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         9.1 Representations, Warranties and Covenants.

                  9.1.1 All representations and warranties of each of the Sellers made in this Agreement shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

                  9.1.2 All of the terms, covenants and conditions to be complied with and performed by each of the Sellers on or prior to Closing Date shall have been complied with or performed in all material respects.

                  9.1.3 SFX shall have received a certificate, dated as of the Closing Date, executed by a duly qualified officer of each of the Operating Entities and by each of the Shareholders, to the effect that their respective representations and warranties contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that each has complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

         9.2 Governmental Consents. Each of the Sellers and SFX as required in connection with the transactions contemplated hereby shall have filed the requisite forms with the DOJ and the FTC pursuant to the HSR Act, and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

         9.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no order, decree or judgment of any court, agency or other governmental authority shall have been rendered against, any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         9.4 Legal Opinion. The Sellers shall have delivered to SFX a written opinion of their counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit B.

         9.5 Delivery of Stock. On the Closing Date, SFX shall have received certificates representing the Stock duly endorsed in blank for transfer or accompanied by duly executed stock powers assigning the Stock in blank.

         9.6 Resignations. On the Closing Date, SFX shall have received the resignations of all of the officers and directors of each of the Operating Entities.

         9.7 Third Party Consents. The Asset Sellers shall have obtained and shall have delivered to SFX all third party consents to the Material Contracts and to all other Contracts assigned or transferred hereunder, except those the absence of which will not have a material adverse effect on the business and operations of the Asset Sellers.

         9.8 Closing Documents. The Asset Sellers shall have delivered or caused to be delivered to SFX on the Closing Date all deeds, bills of sale, endorsements, assignments and other instruments of conveyance and transfer reasonably satisfactory in form and substance to SFX, effecting the sale, transfer, assignment and conveyance of the Sale Assets to SFX, including without limitation the documents required to be delivered pursuant to Article 13.

                                   ARTICLE 10
                      CONDITIONS OF CLOSING BY THE SELLERS

         The obligations of the Sellers hereunder are, at their option, subject to satisfaction, at or prior to the Closing Date, of each of the following conditions:

         10.1 Representations, Warranties and Covenants.

                  10.1.1 All representations and warranties of SFX shall be true and complete in all material respects as of the date hereof and on and as of the Closing Date as if made on and as of that date.

                  10.1.2 All the terms, covenants and conditions to be complied with and performed by SFX on or prior to the Closing Date shall have been complied with or performed in all material respects.

                  10.1.3 The Sellers shall have received a certificate, dated as of the Closing Date, executed by a duly qualified officer of SFX, to the effect that the representations and warranties of SFX contained in this Agreement are true and complete in all material respects on and as of the Closing Date as if made on and as of that date, and that SFX has complied with or performed all terms, covenants and conditions to be complied with or performed by it in all material respects on or prior to the Closing Date.

         10.2 Governmental Consents. Each of the Sellers and SFX as required in connection with the transactions contemplated hereby shall have filed the requisite forms with the DOJ and the FTC pursuant to the HSR Act, and all applicable waiting periods with respect to each such filing (including any extensions thereof) shall have expired or been terminated.

         10.3 Adverse Proceedings. No suit, action, claim or governmental proceeding shall be pending against, and no other, decree or judgment of any court, agency or other governmental authority shall have been rendered against any party hereto which would render it unlawful, as of the Closing Date, to effect the transactions contemplated by this Agreement in accordance with its terms.

         10.4 Legal Opinion. SFX shall have delivered to the Sellers an opinion of its corporate counsel, dated as of the Closing Date, substantially in the form attached hereto as Exhibit C.

         10.5 Miscellaneous Agreements. SFX shall have entered into (i) employment agreements with each of Cooley and Conlon (the "Employment Agreements") in the forms of Exhibit D and Exhibit E, respectively, and (ii) an agreement with Selig with respect to certain preferred tickets for SFX promotions in Atlanta (the "Selig Agreement") on terms to be mutually agreed upon by SFX and Selig, and (iii) the Robert W. Woodruff Arts Center, Inc. has either consented to the sale or its rights to purchase the assets contemplated by this Agreement have terminated..

         10.6 Payment of Purchase Price. SFX shall have delivered or caused to be delivered to the Sellers the Purchase Price in accordance with the terms of
Article 2 hereof.

                                   ARTICLE 11
                       TRANSFER TAXES, FEES AND EXPENSES

         11.1 Expenses. Except as set forth in Sections 11.2 and 11.3 hereof, each party hereto shall be solely responsible for all costs and expenses incurred by it in connection with the negotiation, preparation and performance of and compliance with the terms of this Agreement.

         11.2 Transfer Taxes and Similar Charges. All costs of transferring the Stock and the Sale Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by SFX and the Sellers.

         11.3 Governmental Filing or Grant Fees. Any filing or grant fees imposed by any governmental authority the consent of which is required to the transactions contemplated hereby, including but not limited to any fees for filings required under the HSR Act, shall be the obligation of SFX.

                                   ARTICLE 12
                          COMMISSIONS OR FINDER'S FEE

         12.1 SFX's Representation and Agreement to Indemnify. SFX represents and warrants to the Sellers that neither it nor any person or entity acting on its behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. SFX further agrees to indemnify, defend and hold the Sellers harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by SFX.

         12.2 The Sellers' Representation and Agreement to Indemnify. The Sellers represent and warrant to SFX that neither they nor any person or entity acting on their behalf has agreed to pay a commission, finder's fee or similar payment in connection with this Agreement or any matter related hereto to any person or entity. The Sellers further agree to indemnify, defend and hold SFX harmless from and against any and all claims, losses, liabilities and expenses (including reasonable attorney's fees) arising out of a claim by any person or entity based on any such arrangement or agreement made or alleged to have been made by the Sellers.

                                   ARTICLE 13
                      DOCUMENTS TO BE DELIVERED AT CLOSING

         13.1 The Sellers' Documents. At the Closing, the Sellers shall deliver or cause to be delivered to SFX the following:

                  13.1.1 Certified resolutions of the Board of Directors of each of the Companies and of the general partner of the Joint Ventures approving the execution and delivery of this Agreement and of each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

                  13.1.2 Certificates, dated the Closing Date, by each of the Operating Entities and the Shareholders in the form described in Section 9.1.3 above;

                  13.1.3 Governmental certificates showing that each of the Operating Entities is duly incorporated and in good standing in the State of Georgia dated not more than forty-five (45) calendar days before the Closing Date;

                  13.1.4 Articles of Incorporation and Bylaws of each of the Companies certified by their respective corporate secretaries or assistant secretaries as of the Closing Date;

                  13.1.5 Bills of sale, deeds, assignments and other good and sufficient instruments of conveyance, transfer and assignment, all in form and substance reasonably satisfactory to counsel for SFX, as shall be effective to vest in SFX or its permitted assignees good and marketable title in and to the Sale Assets transferred in accordance with this Agreement;

         13.1.6 The opinion letter, dated the Closing Date, referenced in
Section 9.4 above;

         13.1.7 Certificates evidencing the Stock duly endorsed in blank;

                  13.1.8 All stock books and records, minute books and all files and records pertaining to the business and operations of the Sale Companies; and

                  13.1.9 Such additional information and material as SFX shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

         13.2 SFX's Documents. At the Closing, SFX shall deliver or cause to be delivered to the Sellers the following:

         13.2.1 The Purchase Price in accordance with Section 2.2 hereof;

         13.2.2 A certificate, dated the Closing Date, by SFX in the form described in Section 10.1.3 above;

         13.2.3 The opinion of SFX's corporate counsel, dated the Closing Date, to the effect set forth in Section 10.3;

                  13.2.4 Governmental certificates showing that SFX is duly incorporated and in good standing in the State of Delaware and that SFX is qualified as a foreign corporation in the State of Georgia, dated not more than forty-five (45) calendar days before the Closing Date;

                  13.2.5 Certified resolutions of the Board of Directors of SFX approving the execution and delivery of this Agreement and each of the other documents and agreements referred to herein and authorizing the consummation of the transactions contemplated hereby and thereby;

         13.2.6 Articles of Incorporation and Bylaws of SFX certified by SFX's corporate secretary or assistant secretary as of the Closing Date;

                  13.2.7 An assignment and assumption agreement or agreements reasonably satisfactory in form and substance to counsel for the Asset Sellers effecting the assumption of the Assumed Liabilities;

                  13.2.8 The Employment Agreements and the Selig Agreement; and

                  13.2.9 Such additional information and material as the Sellers shall have requested in a timely manner in writing and which is reasonably necessary for the Closing.

                                   ARTICLE 14
                                INDEMNIFICATION

         14.1 The Sellers' Indemnities. The Sellers hereby agree to indemnify, defend and hold SFX harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by SFX directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto.

         14.2 SFX's Indemnities. SFX hereby agrees to indemnify, defend and hold the Sellers harmless with respect to any and all demands, claims, actions, suits, proceedings, assessments, judgments, costs, losses, damages, liabilities and expenses (including, without limitation, reasonable attorneys' fees) asserted against, resulting from, imposed upon or incurred by the Sellers directly or indirectly relating to or arising out of the inaccuracy of any representation or warranty, or the breach of any covenant or agreement, contained herein or in any instrument or certificate delivered pursuant hereto.

         14.3 Rights. SFX and the Sellers agree that the rights of indemnification provided in this Article 14 are exclusive of and in addition to any and all other such rights of SFX and the Sellers hereunder.

         14.4 Survival of Representations and Warranties. The representations and warranties contained herein shall survive the Closing for a period of twelve (12) months following the Closing Date (the "Claims Period"), and upon the expiration of the Claims Period shall lapse and be of no further effect.

         14.5 Limitations on Indemnity. Notwithstanding anything to the contrary contained in this Agreement, and subject to the proviso set forth in this Section 14.5, neither SFX nor the Sellers shall have any liability or obligation to the other for breach of any representation, warranty, covenant or agreement of such other party made in this Agreement except to the extent that the aggregate of all claims by such other party for such breaches exceed One Hundred Thousand Dollars ($100,000) in the aggregate (the "Threshold Amount"), in which event the party so liable shall then be liable for all claims for any such breaches, including the sums constituting the Threshold Amount. Any claim for indemnification must be made within the Claims Period.

         14.6 Procedures.

                  14.6.1 Promptly after the receipt by any party (the "Indemnified Party") of notice of (A) any claim or (B) the commencement of any action or proceeding which may entitle such party to indemnification under this Section, such party shall give the other party (the "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting from such claim. The failure to give the Indemnifying Party timely notice under this clause shall not preclude the Indemnified Party from seeking indemnification from the Indemnifying Party unless such failure has materially prejudiced the Indemnifying Party's ability to defend the claim or litigation.

                  14.6.2 If Indemnifying Party assumes the defense of any such claim or litigation resulting therefrom with counsel reasonably acceptable to Indemnified Party, the obligations of the Indemnifying Party as to such claim shall be limited to taking all steps necessary in the defense or settlement of such claim or litigation resulting therefrom and to holding the Indemnified Party harmless from and against any losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such claim or litigation resulting therefrom; however, the Indemnified Party may participate, at its or his expense, in the defense of such claim or litigation provided that the Indemnifying Party shall direct and control the defense of such claim or litigation. The Indemnified Party shall cooperate and make available all books and records reasonably necessary and useful in connection with the defense. The Indemnifying Party shall not, in the defense of such claim or any litigation resulting therefrom, consent to entry of any judgment, except with the written consent of the Indemnified Party, or enter into any settlement, except with the written consent of the Indemnified Party, which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim or litigation.

                  14.6.3 If the Indemnifying Party shall not assume the defense of any such claim or litigation resulting therefrom, the Indemnified Party may, but shall have no obligation to, defend against such claim or litigation in such manner as it may deem appropriate, and the Indemnified Party may compromise or settle such claim or litigation without the Indemnifying Party's consent. The Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of all expenses, legal or otherwise, incurred by the Indemnified Party in connection with the defense against or settlement of such claim or litigation. If no settlement of the claim or litigation is made, the Indemnifying Party shall promptly reimburse the Indemnified Party for the amount of any judgment rendered with respect to such claim or in such litigation and of all expenses, legal or otherwise, incurred by the Indemnified Party in the defense against such claim or litigation.

                                   ARTICLE 15
                               TERMINATION RIGHTS

         15.1 Termination. This Agreement may be terminated by either SFX or the Sellers, if the party seeking to terminate is not then in material default or breach of this Agreement, upon written notice to the other upon the occurrence of any of the following:

                  (a) if, on or prior to t he Closing Date, a party defaults in any material respect in the observance or in the due and timely performance of any of its covenants or agreements herein contained and such material default shall not be cured within thirty (30) calendar days of the date of written notice of default served by the party claiming such material default; or

                  (b) if the Closing has not occurred by March 31, 1998, unless extended to June 30, 1998, pursuant to Section 3.1 above; or

                  (c) if there shall be in effect any judgment, final decree or order that would prevent or make unlawful the Closing of this Agreement; or

                  (d) by the mutual written consent of SFX and the Sellers; or

                  (e) by SFX, if the conditions set forth in Sections 9.2 or
9.3 shall have become incapable of fulfillment and shall not have been waived by SFX; or

                  (f) by the Sellers, if the conditions set forth in Sections
10.2 or 10.3 shall have become incapable of fulfillment and shall not have been waived by the Sellers; or

                  (g) as provided in Sections 5.13 and 16.2 or any other Section of this Agreement which specifically provides for termination.

         15.2 Right to Cure. A defaulting party under Section 15.1(a) of this Agreement shall only be entitled to invoke the cure provisions thereof once during the term of this Agreement.

         15.3 Liability. The termination of this Agreement under Section 15.1 shall not relieve any party of any liability for breach of this Agreement prior to the date of termination.

                                   ARTICLE 16
                                OTHER PROVISIONS

         16.1 Liquidated Damages. If the parties hereto shall fail to consummate this Agreement on the Closing Date due to SFX's breach of any material representation, warranty, covenant or condition hereunder, and the Sellers are not at that time in breach of any material representation, warranty, covenant or condition hereunder, then the Sellers would suffer direct and substantial damages, which damages cannot be determined within reasonable certainty. Therefore, because of the expense and delay which would be incurred in such event by the Sellers, SFX shall pay to the Sellers the amount of Two Million Dollars ($2,000,000), which amount shall constitute liquidated damages. It is understood and agreed that such liquidated damage amount represents SFX's and the Sellers' reasonable estimate of actual damages and does not constitute a penalty. Recovery of liquidated damages shall be the sole and exclusive remedy of the Sellers against SFX for failing to consummate this Agreement on the Closing Date and shall be applicable regardless of the actual amount of damages sustained; provided, however, that the Sellers shall be entitled to recover all expenses, including attorney's fees, reasonably incurred by the Sellers in enforcing this Section 16.1.

         16.2 Risk of Loss. The risk of loss or damage to the Sale Assets prior to the Closing Date shall be upon the Sellers. The Sellers shall repair, replace and restore any such damaged or lost asset to its prior condition, as soon as possible and in no event later than the Closing Date. Except as provided below, if the Sellers fail to restore or replace any such asset having a value exceeding Fifty Thousand Dollars ($50,000), SFX may elect either to terminate this Agreement pursuant to Article 15 hereof or to consummate the Closing on the Closing Date. If the Sellers fail to restore or replace such asset and SFX does not elect to terminate this Agreement, the Sellers shall assign or cause to be assigned to SFX at Closing its rights under any insurance policy or pay over to SFX all proceeds of insurance covering such asset's damage, destruction or loss. If the restoration and replacement of any damaged or destroyed property has not been completed at the time the Closing would otherwise be held, then unless the Sellers and SFX otherwise agree, the Closing Date shall be delayed and shall take place within fifteen (15) calendar days after the Sellers give written notice to SFX of completion of the restoration or replacement of such asset. Time is of the essence in the Sellers' restoration or replacement of the assets.

         16.3 Specific Performance. In the event of a material breach by the Sellers of their representations and obligations hereunder, not cured within thirty (30) calendar days after written notice to that effect from SFX, SFX shall have the right to bring an action to enforce the terms of this Agreement by decree of specific performance, it being agreed that the property to be transferred hereunder is unique and not readily available in the open market, and the Sellers hereby further agree to waive any and all defenses against any such action for specific performance based on the grounds that there is an adequate remedy for money damages available.

         16.4 Further Assurances. After the Closing, the Sellers shall from time to time, at the request of and without further cost or expense to SFX, execute and deliver such other instruments of conveyance and transfer and take such other actions as may reasonably be requested in order to more effectively consummate the transactions contemplated hereby to vest in SFX good and marketable title to the assets being transferred hereunder, and SFX shall from time to time, at the request of and without further cost or expense to the Sellers, execute and deliver such other instruments and take such other actions as may reasonably be requested in order to more effectively relieve the Sellers of any obligations being assumed by SFX hereunder.

         16.5 Benefit and Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may voluntarily or involuntarily assign its interest under this Agreement without the prior written consent of the other party, except for any assignment by SFX to an affiliate of SFX in which case SFX shall remain fully obligated under this Agreement as an assignor.

         16.6 Entire Agreement. This Agreement, the Disclosure Schedule and the Exhibits hereto embody the entire agreement and understanding of the parties hereto and supersede any and all prior agreements, arrangements and understandings relating to the matters provided for herein. In the event of a conflict between the terms of this Agreement and any other agreement executed in connection herewith, the terms of this Agreement shall prevail. No amendment, waiver of compliance with any provision or condition hereof or consent pursuant to this Agreement shall be effective unless evidenced by an instrument in writing signed by the party against whom enforcement of any waiver, amendment, change, extension or discharge is sought.

         16.7 Headings. The headings set forth in this Agreement are for convenience only and will not control or affect the meaning or construction of the provisions of this Agreement.

         16.8 Governing Law. The construction and performance of this Agreement shall be governed by the laws of the State of Georgia without giving effect to the choice of law provisions thereof.

         16.9 Notices. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly delivered and received on the date of personal delivery or on the date of receipt, if mailed by registered or certified mail, postage prepaid and return receipt requested, or on the date of a stamped receipt, if sent by an overnight delivery service, or on the date of written confirmation of delivery by facsimile or telecopy transmission, and shall be addressed to the following addresses, or to such other address as any party may request, in the case of the Sellers, by notifying SFX, and in the case of SFX, by notifying the Sellers:

         To the Sellers:    Alex Cooley
                            Peter Conlon
                            Cooley and Conlon Management, Inc.
                            1100 Spring Street; Suite 420
                            Atlanta, Georgia 30309-2848

                                    Telecopy #: (404) 881-0033

         With Copies to:            David J. Harris, Esq.
                                    Smith, Gambrell & Russell, LLP
                                    Suite 3100, Promenade II
                                    1230 Peachtree Street, N.E.
                                    Atlanta, Georgia 30309
                                    Telecopy #: (404) 815-3509

                                    S. Stephen Selig, III
                                    Selig Enterprises
                                    1100 Spring Street, N.W.
                                    Suite 550
                                    Atlanta, Georgia

                                    Harold E. Abrams, Esq.
                                    Kilpatrick Stockton LLP
                                    1100 Peachtree Street
                                    Atlanta, Georgia  30309
                                    Telecopy #:  (404) 815-6555

         To SFX:                    SFX Concerts, Inc.
                                    150 East 58th Street
                                    19th Floor
                                    New York, New York 10155
                                    Attn:   Michael G. Ferrel
                                            President
                                    Telecopy #: (212) 486-4979

         With a   Copy to:          Richard A. Liese, Esq.
                                    SFX Concerts, Inc.
                                    150 East 58th Street
                                    19th Floor
                                    New York, New York 10155
                                    Telecopy #: (212) 486-4830

         16.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

			   SFX CONCERTS, INC.

                           By: /s/ Richard A. Liese
                           --------------------------------------
                           Name:  Richard A. Liese
                           --------------------------------------
                           Title: Vice President
                           --------------------------------------


                           SOUTHERN PROMOTIONS, INC.


                           By: /s/ S. Stephen Selig, III
                           --------------------------------------
                           Name:  S. Stephen Selig, III
                           --------------------------------------
                           Title: President
                           --------------------------------------

                           HIGH COTTON, INC.


                           By: /s/ Alex Cooley
                           --------------------------------------
                           Name:  Alex Cooley
                           --------------------------------------
                           Title: President
                           --------------------------------------

                           BUCKHEAD PROMOTIONS, INC.


                           By: /s/ S. Stephen Selig, III
                           --------------------------------------
                           Name:  S. Stephen Selig, III
                           --------------------------------------
                           Title: President
                           --------------------------------------

                           NORTHERN EXPOSURE, INC.


                           By: /s/ Alex Cooley
                           --------------------------------------
                           Name:  Alex Cooley
                           --------------------------------------
                           Title: President
                           --------------------------------------

                           INTERFEST, INC.


                           By: /s/ Alex Cooley
                           --------------------------------------
                           Name:  Alex Cooley
                           --------------------------------------
                           Title: President
                           --------------------------------------

                           COOLEY AND CONLON MANAGEMENT, INC.


                           By: /s/ Peter David Conlon
                           --------------------------------------
                           Name:  Peter David Conlon
                           --------------------------------------
                           Title: President
                           --------------------------------------

                      [SIGNATURES CONTINUED ON NEXT PAGE]

                           CONCERT/SOUTHERN CHASTAIN
                           PROMOTIONS


                           By: /s/ Peter David Conlon
                           --------------------------------------
                           Name:  Peter David Conlon
                           --------------------------------------
                           Title: President
                           --------------------------------------

                           ROXY VENTURES


                           By: /s/ Alex Cooley
                           --------------------------------------
                           Name:  Alex Cooley
                           --------------------------------------
                           Title: President
                           --------------------------------------


                           /s/ Alex Cooley
                           --------------------------------------
                           Alex Cooley


                           /s/ Peter Conlon
                           --------------------------------------
                           Peter Conlon


                           /s/ S. Stephen Selig, III
                           --------------------------------------
                           S. Stephen Selig, III

                           PURE COTTON, INC.


                           By: /s/ Alex Cooley
                           --------------------------------------
                           Name:  Alex Cooley
                           --------------------------------------
                           Title: President
                           --------------------------------------

                                                              Exhibit 10.23

                                                          EXECUTION COUNTERPART








                          ---------------------------


                            STOCK PURCHASE AGREEMENT



                                  BY AND AMONG



                         PACE ENTERTAINMENT CORPORATION



                            THE SELLING SHAREHOLDERS



                                      AND



                            SFX ENTERTAINMENT, INC.



                          ---------------------------


                         Dated as of December 12, 1997

                               TABLE OF CONTENTS

1.       Purchase and Sale........................................................................................2
                  1.1      Purchase and Sale......................................................................2
                  1.2      Further Assurances.....................................................................2

2.       Closing; Purchase Price..................................................................................2
                  2.1      Closing Date...........................................................................2
                  2.2      Purchase Price and Payment at Closing and Post Closing.................................2


         3.       Representations and Warranties..................................................................4
         3.1      Representations and Warranties of the Company...................................................4
                  (a)      Due Organization; Good Standing and Power..............................................4
                  (b)      Validity of Agreement; Capitalization..................................................4
                  (c)      No Approvals or Notices Required; No Conflict with Instruments.........................5
                  (d)      Financial Information and Absence of Certain Changes...................................5
                  (e)      Real Estate and Contracts..............................................................8
                  (f)      Accounts Receivable....................................................................9
                  (g)      Legal Proceedings......................................................................9
                  (h)      Insurance..............................................................................9
                  (i)      Intellectual Property.................................................................10
                  (j)      Conduct of Business in Compliance with Regulatory and Contractual
                           Requirements..........................................................................10
                  (k)      Certain Fees..........................................................................10
                  (l)      Environmental. Health and Safety Compliance...........................................11
                  (m)      Taxes.................................................................................11
                  (n)      Employee Benefit Plans and Arrangements; Labor Relations..............................12
                  (o)      Transactions With Affiliates..........................................................13
                  (p)      Certain Payments......................................................................14
         3.2      Representations and Warranties of Each Seller..................................................14
                  (a)      Validity of Agreement.................................................................14
                  (b)      Title to Shares.......................................................................14
                  (c)      No Approvals or Notices Required; No Conflict with Instruments........................15
                  (d)      Legal Proceedings.....................................................................15
                  (e)      Certain Fees..........................................................................15
                  (f)      Rights of Third Parties...............................................................15
                  (g)      Sellers' Knowledge of Company Matters.................................................16
                  (h)      Investment Representations............................................................16
         3.3      Representations and Warranties of Buyer........................................................16
                  (a)      Due Organization; Good Standing and Power.............................................16
                  (b)      Validity of Agreement.................................................................16
                  (c)      Reports; Financial Statements.........................................................17


                                       i




                  (d)      No Approvals or Notices Required; No Conflict with Instruments........................17
                  (e)      Certain Fees..........................................................................18
                  (f)      Financing.............................................................................18
                  (g)      Buyer Shares..........................................................................18
                  (h)      First Report..........................................................................18
         3.4      Exclusive Representations and Warranties of the Parties........................................18
         3.5      Survival of Representations and Warranties.....................................................18

4.       Covenants; Actions Prior to Closing.....................................................................19
         4.1      Access to Information..........................................................................19
         4.2      Conduct of the Business........................................................................19
         4.3      Further Actions................................................................................21
         4.4      Notification...................................................................................22
         4.5      No Inconsistent Action.........................................................................22
         4.6      Hart-Scott-Rodino Act..........................................................................22
         4.7      Public Announcements...........................................................................22
         4.8      Excluded Assets................................................................................22
         4.9      Acquisition Facility; Term Loan................................................................23
         4.10     Amendment of Schedules.........................................................................25
         4.11     Notification Concerning Investments............................................................25
         4.12     Delivery of Financial Statements...............................................................26

5.       Conditions Precedent....................................................................................26
         5.1      Conditions Precedent to Obligations of All Parties.............................................26
                  (a)      No Governmental Action................................................................26
                  (b)      No Injunction in a Private Action.....................................................26
                  (c)      Termination under Hart-Scott-Rodino Act...............................................26
         5.2      Conditions Precedent to Obligations of Buyer...................................................26
                  (a)      Accuracy of Representations and Warranties............................................27
                  (b)      Performance of Agreements.............................................................27
                  (c)      Material Adverse Change...............................................................28
                  (d)      Payment of Notes......................................................................28
                  (e)      Third Party Consents..................................................................28
                  (f)      Termination of Stock Options..........................................................29
                  (g)      Legal Opinion.........................................................................29
         5.3      Conditions Precedent to the Obligations of the Sellers.........................................29
                  (a)      Accuracy Representations and Warranties...............................................29
                  (b)      Performance of Agreements.............................................................29
                  (c)      Legal Opinion.........................................................................29

6.       Termination.............................................................................................29
         6.1      General........................................................................................29
         6.2      Liabilities in Event of Termination............................................................30


                                       ii





7.       Covenants; Actions Subsequent to Closing................................................................30
         7.1      Articles of Incorporation; Bylaws..............................................................30
         7.2      Post-Closing Operational Matters...............................................................30
         7.3      Pension and Health Insurance.  ................................................................34
         7.4      Obligations Related to Completion of Spin-Off and Condition of Buyer after the
                  Spin-Off.......................................................................................34
         7.5      Five-Year Put Option...........................................................................35
         7.6      General Provisions Common to all Put Options...................................................36
         7.7      Further Assurances.............................................................................37

8.       Indemnification.........................................................................................38
         8.1      Indemnification by the Sellers.................................................................38
         8.2      Indemnification of Sellers and Company Agents..................................................38
         8.3      Limits on Indemnification Liability............................................................39
         8.4      Indemnification Procedures.....................................................................40
         8.5      Appointment of Seller Representative...........................................................41
         8.6      Survival; Right To Indemnification Not Affected By Knowledge or Materiality
                   ..............................................................................................42

9.       Miscellaneous...........................................................................................42
         9.1      Payment of Certain Fees and Expenses...........................................................42
         9.2      Notices........................................................................................42
         9.3      Entire Agreement...............................................................................44
         9.4      Binding Effect; Benefit........................................................................44
         9.5      Assignability..................................................................................44
         9.6      Amendment; Waiver..............................................................................44
         9.7      Limitation on Interest.........................................................................44
         9.8      Transfer Taxes.................................................................................45
         9.9      Section Headings; Index........................................................................45
         9.10     Severability...................................................................................45
         9.11     Counterparts...................................................................................45
         9.12     Applicable Law.................................................................................45
         9.13     Dispute Resolution.............................................................................45
                  (a)      Good Faith Negotiations...............................................................45
                  (b)      Mediation.............................................................................45
                  (c)      Arbitration...........................................................................45
         9.14     Waiver.........................................................................................46
         9.15     No Third Party Beneficiaries...................................................................46
         9.16     Release of Claims by Sellers...................................................................46

10.      Definitions.............................................................................................47
         10.1     Defined Terms..................................................................................47


                                      iii




         10.2     Certain Additional Defined Terms...............................................................51
         10.3     References.....................................................................................53


                  LIST OF SCHEDULES AND EXHIBITS TO AGREEMENT

Schedule 3.1(a)    -        State of Incorporation and Foreign Qualification

Schedule 3. l(b)   -        Ownership of Stock

Schedule 3.1(c)    -        Consents and Approvals

Schedule 3.1(d)    -        Financial Information

Schedule 3.1(e)    -        Real Estate and Contracts

Schedule 3.1(g)    -        Legal Proceedings

Schedule 3.1 (h)   -        Insurance

Schedule 3.1(i)    -        Intellectual Property

Schedule 3.1(j)    -       Conduct of Business in Compliance with Regulatory and
                           Contractual Requirements

Schedule 3.1(1)    -        Environmental Compliance

Schedule 3.1(m)    -        Taxes

Schedule 3.1(n)    -        Employee Benefit Plans

Schedule 3.1(o)    -        Affiliate Transactions

Schedule 3.3(d)    -        Buyer Consents

Schedule 4.2(c)    -        Pending Transactions

Schedule 4.2(d)(i) -        Encumbrances

Schedule 10.1(a)   -        Existing Employment Agreements

Schedule 10. l(b)  -        Restricted Stock Agreements

Schedule 10.1(c)   -        Stock Option Agreements

Schedule 10. l(d)  -        Wholly-Owned Subsidiaries

Exhibit 1         -        Allocation of Purchase Price

Exhibit 2         -   Stock Option Redemption Agreement for Seller Optionholders

Exhibit 3         -   Stock Option Redemption Agreement for Pure Optionholders

Exhibit 4         -        Sellers' Opinion

Exhibit 5         -        Buyer's Opinion

                            STOCK PURCHASE AGREEMENT


         This Stock Purchase Agreement (this "Agreement") is made and entered into as of December 12, 1997 by and among PACE ENTERTAINMENT CORPORATION, a Texas corporation (the "Company"), the holders of the Company's Common Shares listed on Exhibit 1 (collectively, the "Sellers" and individually, a "Seller"), and SFX ENTERTAINMENT, INC., a Delaware corporation ("Buyer"). Certain terms used in this Agreement are defined in Section 10 below.


                                R E C I T A L S:

         1. The Sellers own all of the issued and outstanding capital stock (the "Stock") of the Company, which is engaged primarily in the business of producing, presenting and promoting theatrical shows, music concerts, and specialized motorized and other sporting events (the "Business").

         2. The Sellers desire to sell the Stock to Buyer and Buyer desires to acquire the Stock from the Sellers, in consideration of the payment by Buyer of the purchase price provided for herein, all upon the terms and subject to the conditions hereinafter set forth.

         3. It is a condition to Buyer's obligation to close the acquisition of the Stock from the Sellers that the holders of options or other rights to acquire the Company's Common Shares listed on Exhibit 1 (collectively, the "Optionholders" and individually, an "Optionholder"), agree to "cash out" all outstanding options to acquire the Company's Common Shares so that upon consummation of the transaction contemplated hereby, Buyer will own one hundred percent (100%) of the Company's outstanding capital stock and there shall not be outstanding any options or other rights to acquire any of the Company's capital stock.

         4. The Company joins in the execution of this Agreement for the purpose of evidencing its consent to consummation of the foregoing transaction and for the purpose of making certain representations and warranties to and covenants and agreements with Buyer.

         5. It is contemplated by the parties hereto that all of the shares of Buyer will be spun off to the shareholders of SFX Broadcasting, Inc. ("SFX Broadcasting") in the transaction (the "Spin- Off") described in Section 5.07 of the Agreement and Plan of Merger dated August 24, 1997 among SFX Broadcasting, SBI Holding Corporation and SBI Radio Acquisition Corporation.

         6. SFX Broadcasting joins in this Agreement for the limited purpose of providing its unconditional guarantee of the obligations of Buyer to make the Closing Cash Payment and deliver the Buyer Shares (as such terms are hereinafter defined). Once the Closing Cash Payment is made and the Buyer Shares are delivered, SFX Broadcasting shall be released from all obligations hereunder.

                                   AGREEMENT

         In consideration of the premises and the respective representations, warranties, covenants, agreements and conditions of the parties contained herein, it is agreed as follows:

1.       Purchase and Sale.

         1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing Sellers shall sell and deliver to Buyer and Buyer shall purchase from Sellers all of the Stock, free and clear of all Encumbrances other than restrictions on resale under applicable securities laws. At the Closing, each of the Sellers shall deliver to Buyer certificates evidencing the Stock owned by such Seller (which, in the aggregate, shall constitute all of the Stock), duly endorsed for transfer or accompanied by duly executed stock powers, with signatures guaranteed by a commercial bank or a member of the New York Stock Exchange.

         1.2 Further Assurances. From time to time after the Closing, the Sellers will execute and deliver, or cause to be executed and delivered, without further consideration, such other instruments of conveyance, assignment, transfer and delivery and will take such other actions as Buyer may reasonably request in order to more effectively transfer, convey, assign and deliver the Stock to Buyer or to evidence such transfer.

2.       Closing; Purchase Price.

         2.1 Closing Date. The closing of the transactions provided for in this Agreement (the "Closing") shall take place (i) at the offices of Baker & McKenzie, 805 Third Avenue, New York, New York, at 10:00 a.m., local time, on a date to be selected by Buyer on five (5) days written notice to Seller Representative, but in no event later than the latter to occur of (x) the Drop Dead Date, or (y) the tenth business day following the satisfaction or waiver (subject to Applicable Law) of each of the conditions to the obligations of the parties set forth in Section 5, or (ii) at such other time or place or on such other date as the parties hereto shall agree. The date on which the Closing takes place is herein referred to as the "Closing Date".

         2.2 Purchase Price and Payment at Closing and Post Closing. (a) The aggregate purchase price for the Stock and the "cash out" of the Optionholders (the "Purchase Price") shall consist of (i) $108,000,000 in cash and (ii) 1,500,000 shares (the "Buyer Shares") of Class A Common Stock, par value $0.01 per share ("Buyer Common Stock"), of Buyer. The "Closing Cash Payment" set forth beside the name of each Seller on Exhibit 1 shall be paid to such Seller at the Closing in the form of a bank cashier's check payable to the order of such Seller or, if requested by such Seller, in immediately available funds by confirmed wire transfer to a bank account to be designated by such Seller (such designation to occur no later than the second business day prior to the Closing
Date). Upon consummation of the Spin Off, each Seller shall receive a certificate evidencing the number of Buyer Shares set forth next to his name on
Exhibit 1 under the heading "Final No. of Buyer Shares," which shall be free and clear of all Encumbrances other than restrictions on re-sale under applicable securities laws. If a Seller's name appears on Exhibit 1 more than once, then such Seller shall receive (i) the sum total of the Closing Cash Payments set forth beside his name and (ii) the sum total of the Final No. of Buyer Shares set forth beside his name. The aggregate number of Buyer Shares has been determined based upon the assumption that each holder of one share (or the option to acquire one share) of SFX Broadcasting Common Stock will receive one share of Buyer Common Stock in the Spin-Off. Therefore, the aggregate number of Buyer Shares included as a part of the Purchase Price shall be adjusted to take into account (i) any share dividend (other than the Spin-Off), stock split, reverse split or similar transaction changing the number of outstanding shares of SFX Broadcasting Common Stock prior to the Spin-Off or the number of outstanding shares of Buyer Common Stock after the Spin-Off and before the issuance of the Buyer Shares, and (ii) any deviation from a one-for-one ratio in the number of shares of Buyer Common Stock distributed to each holder of a share (or the option to acquire a share) of SFX Broadcasting Common Stock in the Spin-Off.

         (b) A portion of the Closing Cash Payment shall be paid to the Company and used by the Company at the Closing, to (i) fund the payments due under the Stock Option Release and Termination Agreements to be executed by the Company, Seller Representative, and the Optionholders in the form set forth on Exhibit 2 and Exhibit 3 (the "Option Redemption Agreements"), and (ii) fund the payment of the Closing Cash Payment due to the Restricted Shareholders with respect to their Restricted Shares. The purpose of the payment to the Company pursuant to the immediately preceding sentence is to allow the processing of such payments through the Company's payroll system to ensure that all applicable payroll tax withholding obligations of the Company are satisfied. The portion of the Purchase Price being allocated to each of the Optionholders and Restricted Shareholders is set forth on Exhibit 1. As used herein, (i) the term "Restricted Shareholders" shall mean those Sellers who have received shares of Stock from the Company subject to forfeiture upon the occurrence of certain events and (ii) the term "Restricted Shares" shall mean those shares of the Stock owned by the Restricted Shareholders which are so subject to forfeiture.

         (c) Sellers acknowledge and agree that the allocation of the Purchase Price among them and among the Optionholders as set forth on Exhibit 1 is the sole responsibility of the Sellers, and Buyer shall have no obligation or other responsibility with respect to such allocation.

         (d) At least five days prior to the Closing Date, Buyer may agree to pay a cash premium amount to certain Sellers or Optionholders as additional consideration for the sale of such Sellers' Stock and such Optionholders' rights to acquire Stock. Any such premium shall be reflected by an amendment to
Exhibit 1 signed by Buyer and Seller Representative. Any such premium paid shall in no event reduce the amount of Purchase Price otherwise payable to any Seller or Optionholder.

         (e) Notwithstanding any restriction or prohibition to the contrary set forth herein, the Company shall have the right, through and until the Closing, to pay extraordinary bonuses to any one or more of the employees of the Company in such amounts and to such employees as the Company's Board of Directors may determine in its sole discretion. The amount of such bonuses shall be applied as a dollar-for-dollar reduction to the cash portion of the Purchase Price, in which case the Buyer and each Seller hereby authorizes the Company to unilaterally amend Exhibit 1 in a manner necessary to reflect such reduction in the cash portion of the Purchase Price (to be borne proportionately by the Sellers and Optionholders in a manner consistent with the calculations currently set forth in Exhibit 1).

3.       Representations and Warranties.

         3.1 Representations and Warranties of the Company. The Company hereby represents and warrants to Buyer as follows:

                  (a) Due Organization; Good Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. Each Subsidiary is a corporation or partnership duly organized, validly existing and, if applicable, in good standing under the laws of the state of its organization. The Company and each Subsidiary has the corporate or partnership power and authority to own, lease and operate its respective assets and to conduct its respective business as now conducted and to perform their respective obligations under the Applicable Contracts. The Company and each Subsidiary is duly authorized, qualified or licensed to do business as a foreign corporation or partnership and is in good standing in each jurisdiction in which their respective right, title or interest in or to any of their respective assets, or the conduct of their respective business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing in such other jurisdictions would not have a material adverse effect on the assets, the business or the results of operations of the Company and its Subsidiaries, taken as a whole. The state of incorporation or organization of the Company and each Subsidiary and jurisdictions in which the Company and each Subsidiary are qualified or licensed to do business are set forth on Schedule 3.1(a).

                  (b) Validity of Agreement; Capitalization. The Company has the full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action (including the unanimous approval of the Company's Board of Directors) and no other corporate proceeding on the part of the Company is necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms. The Company's authorized capital consists of 500,000 shares of common stock, $1.00 par value, of which 2761.6379 are issued and 2217.6785 are outstanding. The record and beneficial ownership of such shares is as set forth on
         Exhibit 1 hereto. All of the issued and outstanding shares of the Company and all of the issued and outstanding shares of each Subsidiary that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable, and have not been issued in violation of any preemptive or similar rights. The Company and its Subsidiaries have paid all required capital contributions to the extent due and payable with respect to all partnerships in which the Company or any Subsidiary is a partner. Except as set forth on
         Schedule 3.1(b), there are no Encumbrances other than restrictions on resale under applicable securities laws and except for any capital call or subsequent capital contribution provisions contained in any partnership agreement of a Subsidiary that is a partnership on any of the Stock or any of the outstanding equity ownership interests in any of the Subsidiaries. As of the date of this Agreement, the Stock constitutes all shares of the outstanding capital stock of the Company. Except as set forth on Schedule 3. l(b), there are (and as of the Closing Date there will be) outstanding (i) no shares of capital stock or other voting securities of the Company or any Subsidiary, no securities of the Company or any Subsidiary convertible into or exchangeable for shares of the capital stock or other voting securities of the Company or such Subsidiary, (ii) no options or other rights to acquire from the Company or any Subsidiary, and no obligation of the Company or any Subsidiary to issue, redeem, or sell, any shares of its capital stock or other voting securities or any securities of the Company or any Subsidiary convertible into or exchangeable for such capital stock or voting securities, and (iii) no equity equivalents, interest in the ownership or earnings, or other similar rights of or with respect to the Company or any Subsidiary.
         Schedule 3. l(b) sets forth a list of all entities in which the Company or any Subsidiary owns a material equity interest other than
         (i) the Subsidiaries and (ii) investments in individual theatrical productions. In addition, Schedule 3.1(b) sets forth a list of all theatrical productions in which the Company had an investment balance as of September 30, 1997 in the amount of $100,000 or more.

                  (c) No Approvals or Notices Required; No Conflict with Instruments. Except as described in Schedule 3.1(c) hereto, the execution, delivery and performance of this Agreement by the Company and, with respect to the Company, the consummation of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under Applicable Law (other than under the HSR Act) and (ii) will not result in the creation of any Encumbrance on the Stock or the ownership interest in any Subsidiary under, conflict with, violate, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Company or any Subsidiary under, or result in the creation of an Encumbrance upon any material portion of the assets of the Company or any Subsidiary pursuant to, the Organizational Documents of the Company or any Subsidiary, any resolutions adopted by the Board of Directors or the shareholders of the Company or any Subsidiary, or similar action by a constituent body in the case of a non-corporate Subsidiary or any material indenture, instrument or other agreement to which the Company or any Subsidiary is a party or by which any of their respective assets is bound.

                  (d) Financial Information and Absence of Certain Changes. (i) The Company has delivered to Buyer accurate and complete copies of (x) the Company's audited consolidated balance sheets as of September 30, 1994, September 30, 1995 and September 30, 1996, and the related audited consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended September 30, 1996, and the notes and schedules thereto, prepared in conformity with GAAP, together with the unqualified reports thereon of Ernst & Young, independent public accountants (the "Audited Financial Statements"), and (y)the Company's unaudited consolidated balance sheet as of September 30, 1997 (the "Latest Balance Sheet"), and the related unaudited statements of income, stockholders' equity and cash flows for the year period then ended (together with the Latest Balance Sheet, the "Unaudited Financial Statements"), certified by the Company's Chief Financial Officer (the Audited Financial Statements and Unaudited Financial Statements are referred to collectively as the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company and its Consolidated Subsidiaries in conformity with GAAP applied on a basis consistent with preceding years throughout the periods involved, except that the Unaudited Financial Statements are not accompanied by notes or other textual disclosure required by GAAP, and fairly present the Company's consolidated financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except (x) that the Unaudited Financial Statements are subject to normal year-end adjustments consistent with past practice and which taken as a whole will not be material to the Company, and (y) as disclosed in Schedule 3.1(d). The Company is not aware of any state of facts which would make the Unaudited Statements unauditable.

                           (ii) The Company has delivered to Buyer accurate and complete copies of (x) Pavilion's audited balance sheets as of October 31, 1994, October 31, 1995 and September 30, 1996, and the related audited consolidated statements of income, partners' capital and cash flows for the period from inception (April 1, 1994) to October 31, 1994, the year ended October 31, 1995 and the eleven months ended September 30, 1996, and the notes and schedules thereto, prepared in conformity with GAAP, together with the unqualified reports thereon of Price Waterhouse, L.L.P., independent public accountants (the "Pavilion Audited Financial Statements"), and (y) Pavilion's unaudited consolidated balance sheet as of September 30, 1997 (the "Latest Pavilion Balance Sheet"), and the related unaudited statements of income for the year then ended (together with the Latest Pavilion Balance Sheet, the "Unaudited Pavilion Financial Statements"), certified by the Company's Chief Financial Officer (the Pavilion Audited Financial Statements and the Pavilion Unaudited Financial Statements are collectively referred to as the "Pavilion Financial Statements"). The Pavilion Financial Statements have been prepared from the books and records of Pavilion in conformity with GAAP applied on a basis consistent with preceding periods involved, except that the Unaudited Pavilion Financial Statements are not accompanied by notes or other textual disclosure required by GAAP, and fairly present Pavilion's financial position as of the respective dates thereof and its consolidated results of operations and cash flows for the periods then ended, except that the Pavilion Unaudited Financial Statements are subject to normal year-end adjustments consistent with past practice and which taken as a whole will not be material to the Company.

                           (iii) Except as disclosed on Schedule 3.1(d), since September 30, 1997 and through the date hereof, there has not been any change in the assets, liabilities, financial condition, or operations of (x) the Company and its Consolidated Subsidiaries from that reflected in the Financial Statements, or (y) Pavilion from that reflected in the Pavilion Financial Statements, in each case other than as a result of capital contributions to Subsidiaries, changes in the Ordinary Course of Business and changes in general economic conditions affecting the industries in which the Company and Pavilion operate. Without limiting any of the foregoing, since September 30, 1997 and through the date hereof, except as disclosed on Schedule 3.1(d) the Company and its Subsidiaries have not:

                           (a) other than in the Ordinary Course of Business,
         (i) mortgaged, pledged, or subjected to any Encumbrance (or agreed to do so with respect to) any material portion of their assets, (ii) discharged or satisfied any Encumbrance, (iii) paid or satisfied any obligation or liability or (iv) entered into, terminated, or received notice of termination of any Applicable Contract involving a total remaining commitment by the Company or any Subsidiary of at least $250,000;

                           (b) sold or transferred, or agreed to sell or transfer, any material portion of their assets, or canceled or agreed to cancel, any debts due them or claims therefor, except, in each case, for full consideration and in the ordinary course of business;

                           (c) purchased or agreed to purchase any securities, bonds, or any other capital stock or assets of any other entity with cash or liquid assets, or used cash or liquid assets to incur debts, for matters not within the Ordinary Course of Business;

                           (d) increased any salaries or granted or agreed to grant, or paid, or agreed to pay, any bonus, loan, to or with any of its directors, officers or agents except as compensation in the Ordinary Course of Business for appropriate services performed or paid any severance or termination benefits to any employee in excess of $5,000;

                           (e) issued any shares of Stock or options exercisable therefor or declared or paid any dividend or made any other distribution to their equity owners (other than the Company or its Subsidiaries);

                           (f) except for capital expenditures in connection with production costs for Rugrats Live, development of Bayou Place Performance Hall and renovation of the Garden State Arts Center, made or authorized any individual capital expenditure of more than $250,000 or capital expenditures in the aggregate in excess of $1,000,000;

                           (g) made or applied to make any change in accounting methods or practices, including for tax purposes;

                           (h) amended any Organizational Documents of the Company or any Subsidiary (other than mere name changes);

                           (i) entered into any agreement, commitment or understanding, whether or not in writing, with respect to any of the foregoing; or

                           (j)  suffered a Material Adverse Effect.

                  (e)      Real Estate and Contracts.

                           (i) Schedule 3.1(e) hereto contains a complete and
                  correct list of the Company's and Subsidiaries' owned and leased real estate (the "Real Estate") and a description of all material leases under which the Company or a Subsidiary is a lessee of Real Estate (the "Leases"); and

                           (ii) Schedule 3.1(e) hereto contains a complete and
                  correct list of (x) the Amphitheater Partnership Agreements and (y) local theatrical presentation agreements (together with the Amphitheater Partnership Agreements and the Existing Employee Agreements, the "Contracts").

         True and complete copies of (i) the Contracts and (ii) other documents referred to in Schedule 3. l(e) hereto (including all amendments thereto) have been delivered to or made available for inspection by Buyer. Pavilion owns good and indefeasible title to the Charlotte Blockbuster Pavilion in Charlotte, North Carolina free and clear of all Encumbrances other than Ordinary Real Estate Encumbrances and the liens securing payment of that certain Promissory Note dated April 1, 1994, payable to Blockbuster Entertainment Corporation and in the original principal amount of $8,000,000. Starwood Amphitheater Operating Company owns good and indefeasible title to the Starwood Amphitheater in Nashville, Tennessee free and clear of all Encumbrances other than Ordinary Real Estate Encumbrances and the liens securing payment of that certain Fourth Amended and Restated Promissory Note dated June 1, 1997, payable to NationsBank, N.A. and in the original principal amount of $2,438,344.55. Except as disclosed on Schedule 3. l(e), (i) all Leases and Contracts are in full force and effect and are valid and enforceable in accordance with their respective terms, except where the failure to be in full force and effect and valid and enforceable would not in the aggregate have a material adverse effect on the assets of the Company or on its results of operations, (ii) none of the Company, the Subsidiaries and, to the knowledge of the Company, any other parties thereto, are in breach or default in the performance of any material obligation under the Leases or Contracts, and (iii) to the knowledge of the Company, no event has occurred or has failed to occur whereby any of the other parties thereto have been or will be released therefrom or will be entitled to refuse to perform thereunder. Neither the Company nor any Subsidiary has received any written notice or other written communication regarding any actual or alleged violation of, or failure to comply with, any legal requirement or contractual obligation on the part of the Company or any Subsidiary relating to any of the Contracts or Leases, except where any such violation or failure would not have a material adverse effect on the assets, business or the results of operations of the Company and its Subsidiaries, taken as a whole, it being agreed for these purposes that the loss of ownership of any one amphitheater would be a material adverse effect on the business of the Company and its Subsidiaries, taken as a whole.

                  (f) Accounts Receivable. All accounts receivable reflected on the Latest Balance Sheet or on the accounting records of the Company and its Subsidiaries as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed, and are subject to no material setoffs or counterclaims in aggregate amounts in excess of the reserves therefor reflected on the Financial Statements or the Pavilion Financial Statements. To the knowledge of the Company, the reserves shown on the Financial Statements, the Pavilion Financial Statements or on the accounting records of the Company and its Subsidiaries as of the Closing Date are adequate and calculated consistently with past practice.

                  (g) Legal Proceedings. Except as described in Schedule 3.1(g) hereto, (i) there is no litigation, proceeding, claim or governmental investigation pending or, to the knowledge of the Company, threatened seeking relief or damages which, if granted, would materially and adversely affect the Company or which would prevent the consummation of the transactions contemplated by this Agreement and (ii) neither the Company nor any Subsidiary has been charged with any violation of or, to the knowledge of the Company, threatened with a charge or violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to either the Company or any Subsidiary, would result in a Company Material Adverse Effect or that will adversely affect the right of Buyer to own the Stock or materially affect the right of Buyer to operate the Company's and Subsidiaries' Business after the Closing Date in substantially the manner in which it is currently operated.

                  (h) Insurance. Schedule 3. l(h) hereto sets forth a list and brief description of the insurance policies relating to the insurable properties of the Company and its Subsidiaries and the conduct of the Business of the Company and its Subsidiaries. All premiums due and arising thereon have been paid and such policies are in full force and effect. Except as set forth on Schedule 3.1(h):

                  (i) All policies to which the Company or any Subsidiary is a party or that provide coverage to the Company or any Subsidiary:

                           (A) are valid, outstanding, and enforceable;

                           (B) are sufficient for compliance with all material Legal Requirements, the failure to comply with which will have a Company Material Adverse Effect, and to the extent that insurance is required to be obtained pursuant to the terms of any Applicable Contract, the Company or its Subsidiaries have complied with such requirement in all material respects; and

                           (C) will not be revoked or cancelled due solely to the consummation of the Contemplated Transactions.

                           (ii) Neither the Company nor any Subsidiary has
                  received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights with respect to the Company or a Subsidiary, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                           (iii) The Company and the Subsidiaries have paid all
                  premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Company or any Subsidiary is a party.

                           (iv) The Company and Subsidiaries have given notice
                  to the insurer of all claims that may be insured thereby except where the failure to give such notice would not materially prejudice the Company's or the Subsidiaries' rights under such policy.

                  (i) Intellectual Property. Except as described on Schedule 3.1(i) hereto, to the knowledge of the Company, (x) the Company or its Subsidiaries own or currently possess the legal right to use all Intellectual Property needed for the conduct of the Business as presently conducted, (y) there is no basis for the assertion by any person of any claim against the Company with respect to the use by the Company of any Intellectual Property and (z) neither the Company nor any Subsidiary is infringing or violating, and neither the Company nor any Subsidiary has infringed or violated any rights of any person with respect to any Intellectual Property, which, in any such case, would reasonably be expected to have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                  (j) Conduct of Business in Compliance with Regulatory and Contractual Requirements. Except as described on Schedule 3.1(j) hereto, the Company and each Subsidiary has conducted the Business so as to comply with all Applicable Laws, the failure to comply with which would individually or in the aggregate reasonably be expected to have a Company Material Adverse Effect.

                  (k) Certain Fees. Neither the Company, any Subsidiary or their respective officers, directors or employees has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than the fees and expenses payable to Wasserstein Perella & Co., Inc. and Clarence Mayer, which shall be paid by the Sellers.

                  (l) Environmental. Health and Safety Compliance. Except as described on Schedule 3.1(1) hereto,

                           (i) the Company and each Subsidiary is, and has
                  continuously been, in compliance with all Environmental Laws;

                           (ii) all material notices, Permits, licenses or
                  similar authorizations, if any, required to be obtained or filed under any Environmental Law in connection with the operation of the Business have been obtained or filed;

                           (iii) there are no past, pending or threatened
                  investigations, proceedings or claims against the Company relating to the presence, release or remediation of any Hazardous Material or for non-compliance with any Environmental Law;

                           (iv) none of the properties owned, leased or
                  operated by the Company or any Subsidiary have been used as landfill or waste disposal sites or contain any underground storage tanks; and

                           (v) there are no federal or state air emission
                  credits or air or water discharge Permits related to the Real Estate.

         For purposes of this Agreement, the term "Environmental Laws" shall mean, as to any given asset or operation of the Company or its Subsidiaries, all applicable laws, statutes, ordinances, rules and regulations of any Governmental Entity pertaining to protection of the environment in effect as of the Closing Date. For purposes of this Agreement, the term "Hazardous Material" shall mean any substance which is listed or defined as a hazardous substance, hazardous constituent or solid waste pursuant to any Environmental Law.

                  (m) Taxes. Except as set forth on Schedule 3.1(m) and subject to the provisions of the immediately succeeding sentence, the Company and its Subsidiaries have extended or timely filed with appropriate federal, state, local and other Governmental Entities all Tax Returns required to be filed with respect to the Company or the Subsidiaries and have paid, caused to be paid, or adequately reserved in the Financial Statements or the Pavilion Financial Statements all Taxes due or claimed to be due from or with respect to such Tax Returns. Since certain taxing authorities have from time to time in the past challenged without success the Company's or its Subsidiaries' position that no sales taxes are due with respect to ticket sales made through tax exempt entities with which the Company and its Subsidiaries do business, and since such challenges may recur in the future, no representation is being made hereby concerning the reporting and payment of sales tax with respect to ticket sales made through such tax exempt entities, although the Company believes that no sales taxes are due with respect thereto. Except as set forth on Schedule 3.1(m), no issue has been raised or adjustment proposed by the IRS or any other taxing authority in connection with any of the Company's Tax Returns, and there are no outstanding agreements or waivers that extend any statutory period of limitations applicable to any federal, state or local Tax Returns that include or reflect the use and operation of the Company, the Subsidiaries or the conduct of the Business. Except as set forth on Schedule 3.1(m), neither the Company nor any Subsidiary has received notice of deficiency, assessment, audit, investigation, or proposed deficiency, assessment or audit with respect to the Company or the Subsidiaries.

                  (n) Employee Benefit Plans and Arrangements; Labor Relations.

                                    (i) Schedule 3.1(n) hereto lists all
                  employee benefit plans and collective bargaining, labor and employment agreements and severance agreements or other similar arrangements (together with all documents or instruments establishing or constituting any related trust, annuity contract or other funding instrument) to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is bound, including, without limitation,
                  (1) any profit sharing, deferred compensation, bonus, stock option, stock purchase, pension, retainer, consulting, retirement, severance, or incentive compensation plan, agreement or arrangement, (2) any welfare benefit plan, agreement or arrangement or any plan, agreement or arrangement providing for "fringe benefits" or perquisites to employees, officers, directors or agents, including but not limited to benefits relating to automobiles, clubs, vacation, child care, parenting or maternity leave, sabbaticals, sick leave, medical expenses, dental expenses, disability, accidental death or dismemberment, hospitalization, life insurance and other types of insurance, (3) any employment agreement, or (4) any other "employee benefit plan" (within the meaning of Section 3(3) of ERISA).

                                    (ii) The Company has made available to
                  Buyer true, correct and complete copies of all plan documents and/or contracts (including, where applicable, any documents and/or instruments establishing or constituting any related trust, annuity contract or funding instrument) and summary plan descriptions with respect to the plans, agreements and arrangements listed in Schedule 3.1(n) hereto, or summary descriptions of any such plans, agreements or arrangements not otherwise in writing. The Company has provided Buyer with true, correct and complete copies of the Form 5500 filed with respect to each plan identified in Schedule 3.1(n) hereto that was required to file an annual report for the plan year immediately preceding the Closing Date. In addition, the Company has made available to Buyer (a) true, correct and complete copies of any and all written communications notices or claims that the Company, or any Subsidiary have received from the IRS, the Department of Labor and/or the Pension Benefit Guaranty Corporation concerning any plan, arrangement or agreement identified in Schedule 3.1(n) hereto that give notice of possible imposition of a fine, penalty or liability with respect to such plan, arrangement or agreement and (b) true, correct and complete copies of any complaints, petitions, claims or other notices of liability relating to any such plan, arrangement or agreement that have been filed by any other party.

                                    (iii) Except as indicated on Schedule
                  3.1(n) hereto, with respect to each plan identified in
                  Schedule 3.1(n) hereto which is an "employee benefit plan" (within the meaning of Section 3(3) of ERISA) or a "plan" (within the meaning of Section 4975(e)(1) of the Code), each of the Company and the Subsidiaries has complied with and performed in all material respects all of their contractual obligations and all obligations under the Code, ERISA and all applicable federal, state and local laws, rules and regulations required to be performed by them, and there has been no "prohibited transaction" as defined in Section 4975 of the Code or Section 406 of ERISA which could give rise to a material liability under Section 4975 of the Code or Sections 502(i) or 409 of ERISA.

                                    (iv) Each of the Company and its Subsidiary
                  has complied with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing, the failure to comply with which would reasonably be expected to have a Company Material Adverse Effect.

                                    (v) Except as indicated on Schedule 3.1(n)
                  hereto, there is not presently pending or existing, and to the Company's knowledge, there is not threatened (a) any strike, slowdown, picketing, work stoppage, or material employee grievance process, (b) any proceeding against or affecting the Company or any Subsidiary relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint before the National Labor Relations Board, the Equal Employment Opportunity Commission or any comparable governmental body or commission, or other labor or employment dispute against the Company or any Subsidiary or (c) any application for certification of a collective bargaining agent. There is no lockout of any employees by the Company or any Subsidiary, and no such action is currently contemplated by the Company or any Subsidiary.

                  (o) Transactions With Affiliates. No shareholder, director or officer of the Company, and no associate of any such shareholder, director or officer is currently, directly, or indirectly, a party to any transaction with the Company or any Subsidiary, including any agreement, arrangement or understanding, written or oral, providing for the employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payment to any such shareholder, director, officer or associate, except as disclosed on
         Schedule 3.1(o) and except for the Existing Employee Agreements. No shareholder, director or officer of the Company or any Subsidiary, and no associate of such shareholder, director or officer owns, directly or indirectly, any interest in, or serves as a director, officer, or employee of, any customer, supplier or competitor of the Company or any Subsidiary, except as disclosed on Schedule 3.1(o). For the purposes of this
         Section 3. l (o) only, an "associate" of any shareholder, director or officer means a member of the immediate family of such shareholder, director or officer or any corporation, partnership, trust or other entity in which such shareholder, director, officer or employee has a substantial ownership or beneficial interest or is a director, officer, partner or trustee, or person holding a similar position.

                  (p) Certain Payments. Neither the Company or any Subsidiary, or any director, officer, agent or employee of the Company or any Subsidiary, or to the Company's knowledge, any other person acting for or on behalf of the Company or any Subsidiary, has paid or agreed to pay any money, service or any valuable consideration, as defined in Sections 317 and 507 of the Communications Act of 1934, as amended, other than any such payments or agreements to pay made in accordance with such sections, for the radio or television broadcast of any matter whatsoever.

         3.2 Representations and Warranties of Each Seller. Each of the Sellers individually represents and warrants to Buyer, solely on his or her own behalf and only as to himself or herself, as follows:

                  (a) Validity of Agreement. This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of each Seller, enforceable against such Seller in accordance with its terms. Each Seller has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. Each Seller, if a natural person, is over 21 years of age and has not had a legal representative appointed by a court of law or otherwise act in his or her behalf or with respect to any of his or her property. If such Seller is not a natural person: such Seller is a corporation or other entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or partnership action; no other corporate or partnership proceeding on the part of such Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; this Agreement has been duly delivered by such Seller; and except as contemplated by Section 4.6 of this Agreement, such Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement.

                  (b) Title to Shares. Such Seller owns beneficially and of record such shares of the Company's Stock and options to acquire the Company's Stock as set forth opposite such Seller's name on Exhibit 1. Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement or any applicable Existing

         Employee Agreement) that could require such Seller to sell or offer to sell, transfer, or otherwise dispose of any capital stock of the Company or any of its Subsidiaries to any Person other than the Company. No Seller is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company (other than this Agreement, the Voting Trust Agreements between Allen J. Becker, as Voting Trustee, and each of Louis Messina, Miles Wilkin and Scott Zeiger and certain agreements contained in the Existing Employee Agreements which obligate certain employees to execute Voting Trust Agreements with Allen J. Becker, upon his request). Each Seller represents and warrants that, upon consummation of the transactions contemplated hereby, Buyer will acquire good, valid and indefeasible title to the number of shares of Stock set forth opposite the name of such Seller on Exhibit 1, free and clear of all Encumbrances, other than (i) those that may arise by virtue of any actions taken by or on behalf of Buyer or its affiliates or (ii) restrictions on transfer that may be imposed by federal or state securities laws.

                  (c) No Approvals or Notices Required; No Conflict with Instruments. The execution, delivery and performance of this Agreement by each Seller and the consummation by him or it of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under, any provision of any law, rule or regulation, court order, judgment or decree applicable to such Seller and (ii) will not result in the creation of any Encumbrance on the Stock held by such Seller under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of such Seller pursuant to any indenture, mortgage, deed of trust, lease, licensing agreement, contract, instrument or other agreement to which such Seller is a party or by which such Seller or such Seller's assets is bound or affected, other than (x) agreements with the Company related to the issuance of shares of Company's Stock or options to acquire the Company's Stock and (y) agreements creating liens which will be released at Closing.

                  (d) Legal Proceedings. Except as described in Schedule 3.1(g) hereto, no Seller has been charged with any violation of or, to the knowledge of such Seller, threatened with a charge or violation of, any provision of Applicable Law or regulation which charge or violation, if determined adversely to such Seller, might reasonably be expected to affect the right of Buyer to own the Stock or of the Company and its Subsidiaries to operate the Business after the Closing Date in substantially the manner in which it is currently operated.

                  (e) Certain Fees. No Seller has employed any broker or finder or incurred any other liability for any brokerage fees, commissions or finders' fees in connection with the transactions contemplated hereby, other than the fees and expenses payable to Wasserstein Perella & Co., Inc and Clarence Mayer, which shall be paid by the Sellers.

                  (f) Rights of Third Parties. Each Seller represents, with respect to the shares of Stock held by such Seller as indicated on
         Exhibit 1 hereto, that such shares of Stock are transferable and assignable to Buyer as contemplated by this Agreement without the waiver (except by the Company) of any right of first refusal or the consent of any other party.

                  (g) Sellers' Knowledge of Company Matters. Each Seller represents that he or she has reviewed the representations and warranties of the Company contained in this Agreement, together with the Schedules thereto, and has no knowledge of the incorrectness of any such representation or warranty or the incompleteness of any such Schedule.

                  (h) Investment Representations. Each Seller is acquiring the Buyer Shares for his or its own account for investment and not with a view to, or for sale or other disposition in connection with, any distribution of all or any part thereof, except (i) in an offering covered by a registration statement filed with the Securities and Exchange Commission (the "SEC") under the Securities Act covering the Buyer Shares or (ii) pursuant to an applicable exemption under the Securities Act. Such Seller, and each owner of an equity interest in such Seller, is an "accredited investor," as that term is defined in Regulation D of the Securities Act and such Seller or its purchaser representative is a sophisticated investor by virtue of his education, training and/or numerous prior investments made on his or her behalf or through entities which he or she, alone or with others, controls. Such Seller or its purchaser representative is knowledgeable and experienced in financial and business matters, and is capable of evaluating the merits and risks of an investment and of making an informed business decision.

         3.3 Representations and Warranties of Buyer. Buyer represents and warrants to the Sellers as follows:

                  (a) Due Organization; Good Standing and Power. Each of the Buyer and SFX Broadcasting is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. SFX Broadcasting, the Buyer and each of their respective subsidiaries have the corporate power and authority to own, lease and operate their respective assets and to conduct their respective businesses as now conducted. SFX Broadcasting, the Buyer and each of their respective subsidiaries are duly authorized, qualified or licensed to do business as a foreign corporation or partnership and are in good standing in each jurisdiction in which their respective right, title or interest in or to any of their respective assets, or the conduct of their respective business, requires such authorization, qualification or licensing, except where the failure to so qualify or to be in good standing in such other jurisdictions would not have a material adverse effect on the assets, the business or the results of operations of the Buyer and its subsidiaries.

                  (b) Validity of Agreement. Buyer has full corporate power and authority to execute and deliver this Agreement and consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Buyer and constitutes a legal, valid and binding obligation of the Buyer, enforceable against it in accordance with its terms. SFX Broadcasting has full corporate power and authority to execute and deliver the guarantee of Buyer's obligations hereunder (the "SFX Guarantee") and to consummate the transactions contemplated hereby. The SFX Guarantee has been duly executed and delivered by SFX Broadcasting and constitutes a legal, valid and binding obligation of SFX Broadcasting, enforceable against it in accordance with its terms.

                  (c) Reports; Financial Statements. (i) Since December 31, 1995, SFX Broadcasting has filed with the SEC all forms, reports and documents required to be filed by it pursuant to the Securities Act or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the SEC thereunder, all of which have complied as of their respective filing dates in all material respects with the applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder, and none of such forms, reports or documents, including without limitation any financial statements or schedules included therein, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (ii) The audited or unaudited consolidated balance sheets of SFX Broadcasting and subsidiaries and the related consolidated statements of earnings, stockholders' equity and changes in financial position (including the related notes thereto) included in SFX Broadcasting's Annual Reports on Form 10-K for the fiscal years ended December 31, 1995 and 1996, and in SFX Broadcasting's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 1997, present fairly the financial position of SFX Broadcasting and its subsidiaries as of their respective dates, and the results of their operations and the changes in their financial position, as the case may be, for the periods presented therein, all in conformity with generally accepted accounting principles applied on a consistent basis except as otherwise noted therein and subject, in the case of the unaudited interim financial statements, to normal year-end adjustments and any other adjustments described therein.

                  (iii) Since September 30, 1997, there has not been any material adverse change in the business, assets, results of operations or condition (financial or otherwise) of Buyer and its subsidiaries taken as a whole other than general economic conditions affecting the broadcasting industry.

                  (d) No Approvals or Notices Required; No Conflict with Instruments. Except as disclosed on Schedule 3.3(d), the execution, delivery and performance of this Agreement by the Buyer and the SFX Guarantee by SFX Broadcasting and the consummation of the transactions contemplated hereby (i) will not violate (with or without the giving of notice or the lapse of time or both) or require any consent, approval, filing or notice under Applicable Law (other than under the HSR Act) and (ii) will not result in the creation of any Encumbrance on the Buyer Shares under, conflict with, or result in the breach or termination of any provision of, or constitute a default under, or result in the acceleration of the performance of the obligations of the Buyer or SFX Broadcasting under, or result in the creation of an Encumbrance upon any material portion of the assets of SFX Broadcasting, the Buyer or any of their respective Subsidiaries pursuant to, the charters or by-laws of SFX Broadcasting or the Buyer, or any material indenture, instrument or other agreement to which SFX Broadcasting or the Buyer is a party or by which any of their respective assets is bound.

                  (e) Certain Fees. No person or entity is entitled to receive from SFX Broadcasting, the Buyer or any of their respective subsidiaries any investment banking, brokerage or finder's fee in connection with this Agreement or the transactions contemplated hereby other than those persons, if any, whose fees and expenses will be paid in full by Buyer or its affiliates.

                  (f) Financing. At Closing, Buyer shall have funds available sufficient to consummate the transactions contemplated hereby on the terms contemplated hereby.

                  (g) Buyer Shares. At Closing, the Buyer Shares shall have been duly authorized for issuance and, if and when issued and delivered by Buyer in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable. The issuance of Buyer Shares under this Agreement is not subject to any preemptive or similar rights.

                  (h) First Report. While Buyer makes no representation or warranty that the projections contained in the First Report will accurately reflect Buyer's performance, such projections are reasonable and good faith projections of Buyer's assets, liabilities, revenues, income and cash flow during the periods projected. Such projections were prepared in good faith based upon reasonable assumptions as of the date delivered and constitute good faith estimations of the future performance of Buyer based upon its current and proposed future operations as of the date delivered and as of the date hereof.

         3.4 Exclusive Representations and Warranties of the Parties. The representations and warranties of the parties made in this Section 3 are the sole and exclusive representations made by them or any of their Affiliates with respect to the transactions contemplated by this Agreement, and supersede and replace any statements made by any of them prior to the date of this Agreement and prior to the Closing Date.

         3.5 Survival of Representations and Warranties. The respective representations and warranties of the parties contained herein shall expire on the earlier to occur of (a) eighteen months following the Closing Date and (b) sixty days following the completion of the first audit of the Company's financial statements which occurs after the Closing; provided (i) that there shall be no expiration of any such representation or warranty as to which a bona fide claim has been asserted by written notice of such claim delivered to the party or parties making such representation or warranty prior to the expiration of such representation or warranty, and (ii) the representations and warranties contained in Sections 3.2(b) and 3.1(m) (with respect to state and federal income tax only) shall survive the Closing indefinitely. This Section
3.4 shall not at any time relieve any party hereto from the performance of such party's agreements, covenants and undertakings set forth in this Agreement.

4.       Covenants; Actions Prior to Closing.

         4.1 Access to Information. During the period beginning on the date hereof and ending on the Closing Date, the Company will, and the Sellers will cause the Company and its Representatives to (a) give or cause to be given to Buyer and its Representatives full and free access to the plant, properties, books and records of the Company and the Subsidiaries as Buyer shall from time to time reasonably request, (b) furnish or cause to be furnished to Buyer such financial and operating data, including tax returns and supporting work papers and schedules and other information with respect to the Company and the Subsidiaries as Buyer shall from time to time reasonably request, and (c) give or cause to be given to Buyer and its Representatives access to the Representatives of the Company and the Subsidiaries as Buyer may reasonably request. The Sellers and the Company agree that such access shall include, subject to any required landlord consent, the right to conduct Phase I or Phase II environmental studies of the Real Estate, to perform a soil and groundwater analysis of the Real Estate and to conduct such other environmental investigations of the Real Estate as Buyer shall deem necessary or appropriate to determine on-site conditions and the presence or absence of any Hazardous Materials. Buyer agrees to indemnify, reimburse, defend and hold harmless the Company and the Sellers for, from and against all losses, claims, damages, liabilities to third parties or related costs or expenses (including, but not limited to, court costs and attorneys' fees) arising out of personal injury or property damage caused by the activities of Buyer and its representatives on or about the Real Estate. In connection with such environmental investigations, the Sellers and the Company will provide to or make available for inspection
(i) all records relating to the disposal of waste materials generated at the Real Estate; (ii) all environmental Permits and records relating to compliance with such Permits; (iii) all records of spills or other releases; (iv) all records relating to employee exposure to workplace chemicals; (v) all environmental audits or assessments; (vi) all insurance records relating to coverage for environmental incidents affecting the Real Estate; (vii) all chemical inventories and reports of chemical emissions; (viii) all correspondence relating to pending or threatened environmental claims; and (ix) all records obtained from prior owners or operators of the Real Estate relating to environmental conditions.

         4.2 Conduct of the Business. Except as specifically required or contemplated by this Agreement or otherwise consented to or approved by Buyer, during the period beginning on the date hereof and ending on the Closing Date, the Company and the Subsidiaries will and the Sellers will cause the Company and the Subsidiaries to:

                  (a) conduct the Business only in the Ordinary Course of Business (other than the negotiation and consummation of the pending transactions listed on Schedule 4.2(c)) and use its reasonable best efforts to keep available the services of the present employees of the Company and the Subsidiaries and preserve the Company's and the Subsidiaries' present relationships with persons having business dealings with the Company and the Subsidiaries;

                  (b) maintain the Company's and the Subsidiaries' books, accounts and records, including their credit and collection policies, in the usual, regular and ordinary manner, on a basis consistent with past practice, and comply in all material respects with all Applicable Laws and other obligations of the Company and the Subsidiaries;

                  (c) not (i) sell, lease or otherwise dispose of any of the material assets of the Company or any Subsidiary other than in the Ordinary Course of Business, (ii) modify or change in any material respect any material contract of the Company or any Subsidiary, other than in the Ordinary Course of Business, and other than in connection with (x) the purchase of one or both of Blockbuster Entertainment Corporation's and Sony Music Entertainment Inc.'s indirect interest in Pavilion Partners or (y) the negotiation and consummation of the pending transactions listed on Schedule 4.2(c), or (iii) agree, whether in writing or otherwise, to do any of the foregoing;

                  (d) not (i) permit or allow any of the assets of the Company or any Subsidiary to become subject to any material Encumbrances except as contemplated in Schedule 4.2(d)(i), (ii) waive any material claims or rights relating to the Business, except in the Ordinary Course of Business, (iii) grant any increase in the compensation of any Seller employed in the conduct of the Business or any bonus to any such person, (iv) provide for any new pension, retirement or other employment benefits or contracts for employees of the Company or any Subsidiary, (v) amend any existing employment agreement other than to
         (x) extend the term thereof through and until one year from the Closing Date or (y) to prohibit a required relocation without the employee's consent or (vi) agree, whether in writing or otherwise, to do any of the foregoing;

                  (e) not, except for a Qualified Employee Stock Issuance, (i) issue, sell or pledge, or authorize the issuance, sale or pledge of any shares of capital stock of the Company or any Subsidiary or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any Subsidiary or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock of the Company or any Subsidiary, or any options, warrants, calls, rights, commitments or any other agreements of any character to purchase or acquire any shares of capital stock of the Company or any Subsidiary or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any such shares of capital stock, or grant or accelerate any right to convert or exchange any securities of the Company or any Subsidiary for shares of Company Common Stock or the capital stock of any Subsidiary, or (ii) redeem or otherwise acquire, or propose to redeem or otherwise acquire, any of the outstanding equity securities of the Company or any Subsidiary (including shares of Company Common Stock);
         (iii) declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock of the Company or any Subsidiary; (iv) propose or adopt any amendments to the Organizational Documents of the Company or any Subsidiary (except as expressly contemplated in Section 7.2 hereof); or (v) agree, whether in writing or otherwise, to do any of the foregoing;

                  (f) cooperate with all of the Buyer's efforts to obtain and acquire title commitments or title policies with respect to all of the Real Estate and execute and deliver, at the request of the Buyer, customary "non-imputation" affidavits in form required by the Buyer and its title insurers with such changes as may be necessary to reflect accurately the facts as they then exist;

                  (g) cooperate with all efforts of the Buyer to obtain, with regard to each Lease, an estoppel certificate from the landlord (and any overlandlords) with regard to the status of each such Lease; and

                  (h) cooperate with all efforts of the Buyer to obtain, with regard to the Leases at Glen Helen Blockbuster Amphitheater in San Bernardino, California and Desert Sky Blockbuster Pavilion in Phoenix, Arizona, a consent letter from the respective landlord with regard to each such Lease for the indirect transfer of the Company's interest in the tenant under each such Lease.

As used above, a "Qualified Employee Stock Issuance" shall mean the issuance of common stock of the Company to one or more of Jeffry B. Lewis, Greg Holland, Bruce Escowitz, Bruce McKenzie and Robert de Leeuw (herein, "Qualified Employees")if the Qualified Employee agrees to be bound by the provisions of this Agreement as a "Seller" in the event that he acquires any shares of common stock of the Company. In the event of a Qualified Employee Stock Issuance made at or prior to the Closing, the Buyer and each Seller hereby authorizes the Company to unilaterally amend Exhibit 1 in a manner necessary to reflect any new shares of common stock of the Company issued pursuant to such Qualified Employee Stock Issuance such that the Purchase Price will be proportionately reallocated among all of the Sellers, including the recipients of any new shares of common stock of the Company pursuant to such Qualified Employee Stock Issuance.

         4.3 Further Actions. Subject to the terms and conditions hereof, the Sellers, Company and Buyer will each use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using reasonable best efforts: (i) to obtain prior to the Closing Date all licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities and parties to contracts with the Company, the Subsidiaries or the Sellers as are necessary for the consummation of the transactions contemplated hereby; (ii) to effect all necessary registrations and filings; and (iii) to furnish to each other such information and assistance as reasonably may be requested in connection with the foregoing. Where the consent of or a waiver from any third party is required under the terms of any of the Company's or the Subsidiaries' Leases or Contracts to the transactions contemplated by this Agreement, the Company will use reasonable best efforts to obtain such consent on terms and conditions not less favorable than as in effect on the date hereof. The Company and Buyer shall cooperate fully with each other to the extent reasonably required to obtain such consents. Each Seller who is also an Optionholder (each such Seller who is an Optionholder being herein called a "Seller Optionholder") hereby covenants and agrees to execute and deliver to the Company an Option Redemption Agreement in the form of Exhibit 2 hereto upon demand of the Company but in no event later than December 19, 1997. The Company and the Sellers shall use all reasonable efforts to obtain the signature of all other Optionholders who are not Sellers (such Optionholders who are not Sellers being herein called "Pure Optionholders") to an Option Redemption Agreement in the form of Exhibit 3 hereto on or before January 8, 1998.

         4.4 Notification. The Company shall promptly notify Buyer in writing and keep it advised as to (i) any litigation or administrative proceeding filed or pending against the Company or any Subsidiary or, to their knowledge, threatened against any of them, including any such litigation or administrative proceeding that challenges the transactions contemplated hereby; (ii) any material damage or destruction of any of the material assets of the Company or any Subsidiary; and (iii) any Material Adverse Effect. The Buyer shall promptly notify the Company of any fact, circumstance or event discovered or determined by Buyer which causes Buyer to believe that the Company or the Sellers have breached a representation, warranty, covenant or agreement contained herein.

         4.5 No Inconsistent Action. Subject to Sections 6.1 and 6.2 hereof, no party hereto shall take any action inconsistent with its obligations under this Agreement or which could materially hinder or delay the consummation of the transactions contemplated by this Agreement.

         4.6 Hart-Scott-Rodino Act. As soon as is practicable after the date of this Agreement, but in no event later than seven (7) business days after the final execution hereof, the Buyer, the Company, and any Sellers required to do so shall file any required Notification and Report Forms and related material that they are required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act, will use their reasonable efforts to obtain an early termination of the applicable waiting period, and will make any further filings pursuant thereto that may be necessary, proper, or advisable.

         4.7 Public Announcements. Except as may be required by Applicable Law, neither Buyer, on the one hand, nor Sellers and the Company, on the other, shall issue any press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby at any time prior to December 19, 1997, without the prior written consent of the other parties, which consent shall not be unreasonably withheld. In no event shall either party issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without having first provided prior notice thereof to the other party.

         4.8 Excluded Assets. The following assets which might otherwise be considered as owned by the Company shall be excluded from the provisions of this Agreement and shall be deemed to be (without duplication) "Excluded Assets" for purposes hereof: (i) all notes, memoranda, agreements or reports of any consultant or other professional employed by the Company in connection with the sale or leveraged recapitalization of the Company; (ii) all agreements communications and correspondence between the Sellers or the Company and Wasserstein Perella

& Co., Inc. or Clarence Mayer (together, the "Advisor") and their respective employees, representatives or agents relating to the transactions contemplated by this Agreement or any alternatives thereto; (iii) all lists of prospective purchasers for such transactions compiled by either the Company, the Sellers or the Advisor; (iv) all bids submitted by any prospective purchasers of or investors in the Company; (v) all analyses by Company or the Advisor of any bids submitted by any prospective purchaser or investor; (vi) all correspondence or communications between the Company, the Sellers, or the Advisor and their respective employees, representatives or agents, and any prospective purchaser of or investor in the Company other than the Purchaser;
(vii) all correspondence or communication between the Company, the Sellers, and the Advisor, their respective employees, representatives or agents, regarding any or all of the bids, the prospective purchasers, the engagement of or the activities of the Advisor or any of the transactions contemplated in this Agreement or any alternatives thereto; (viii) all internal correspondence and communications of the Company with respect to the sale of the Company or any alternatives thereto, or any transaction contemplated in this Agreement. Immediately prior to the Closing, the Company shall distribute all Excluded Assets to the Seller Representative.

         4.9      Acquisition Facility; Term Loan.

                  (a) After the execution of this Agreement and before the Closing, but provided this Agreement has not been previously terminated, the Buyer shall make available to the Company an acquisition facility of up to $25,000,000 (the "Acquisition Facility"), to be used by the Company to fund the acquisitions described on Schedule 4.2(c). Advances under the Acquisition Facility (each an "Acquisition Advance", and collectively, the "Acquisition Advances") shall be made upon fifteen (15) days prior written notice from the Company to the Buyer, which notice shall specify the amount requested and the purpose for the Acquisition Advance. Prior to funding any Acquisition Advances, the Company shall execute such documents as the Buyer shall reasonably request to evidence the Acquisition Facility and the perfection of the security interests related thereto and to effectuate the remaining terms and conditions of this Section 4.9.

                  (b) If this Agreement is terminated for any reason other than
         (i) a willful breach by the Sellers of their obligation to tender delivery of their stock certificates at the Closing of this Agreement or (ii) failure or inability to satisfy all of the conditions to Buyer's obligation to close caused by a willful breach by, or gross negligence of, the Sellers in the performance of their obligations under this Agreement, then, to the extent that any Acquisition Advances have been made, the Company shall have the option contemporaneously with such termination to either repay in full the Acquisition Advances to the Buyers without interest or convert the Acquisition Advances to a full recourse term loan (the "Term Loan"). If pursuant to the foregoing sentence, the Acquisition Advances may not be converted to a Term Loan, the provisions of Section 4.9(e) below shall apply and shall be the exclusive remedy of Buyer with respect to any Acquisition Advances. The Term Loan shall bear interest at a rate per annum equal to the Buyer's blended cost of funds (as computed by the Buyer and agreed to by the Company) for the first two years of the term, escalating 1% per annum on the second anniversary and increasing 1% per annum on each anniversary thereafter. The Term Loan shall have a five year term commencing with the date of the initial Acquisition Advance, with interest only payable in arrears for the first two (2) years of the term followed by amortization based on available cash flow from the assets acquired with the Term Loan proceeds (the "Acquired Assets"). Cash flow will be defined as net income from the Acquired Assets after deducting (i) taxes, (ii) changes in working capital, (iii) capital expenditures, and (iv) a reasonable reserve for contingencies and future capital expenditures consistent with budget. A final payment of all accrued and unpaid interest and principal shall be due and payable on the fifth anniversary of the term of the Term Loan.

                  (c) The Term Loan shall be secured by (i) a first priority perfected lien on the Acquired Assets, together with the operating cash flow from the Acquired Assets, and (ii) an option (the "Pavilion Option"), exercisable only in the event that the Term Loan is not fully paid and discharged within sixty days after any event of default under the Term Loan, to require the Company to sell to the Buyer 100% of its partnership interests in Pavilion at a purchase price (the "Pavilion Purchase Price") equal to (x) the quotient, the numerator of which is the cash flow of Pavilion for the then most recent twelve
         (12) month period (the "Measuring Period"), and the denominator of which is the cash flow of the Company for the Measuring Period prepared on a proforma basis as though all assets owned by the Company on the last day of the Measuring Period had been owned for the full Measuring Period, multiplied by (y) the Purchase Price. The Pavilion Option will be granted subject to the provisions of the Pavilion Partnership Agreement and with the express acknowledgment that the exercisability thereof shall be expressly conditioned upon, without further recourse against the Company or the Sellers, Buyer obtaining the required consents under such Partnership Agreement.

                  (d) With the exception of the Buyer's first lien on the Acquired Assets and its rights under the Pavilion Option (collectively, the "Collateral"), the Term Loan shall be subordinate to loans made by the Company's senior bank lender (the "Senior Lender") pursuant to the terms of a commercially reasonable intercreditor agreement (the "Intercreditor Agreement") among the Buyer, the Company and the Senior Lender, to be negotiated in good faith by the Buyer and the Company. The Intercreditor Agreement shall, among other things, (i) acknowledge the Buyer's first priority lien on the Acquired Assets and disclaim any security interests of the Senior Lender with respect to the Acquired Assets; (ii) provide that the Senior Lender will release any liens it may have on Pavilion, Pavilion's partnership interests or any of Pavilion's assets in exchange for its receipt of the Pavilion Purchase Price; and (iii) not contain any provisions or terms which limit in any material respect or impose any material delay on the Buyer's right to commence any action to realize on the Collateral.

                  (e) In the event the parties fail to consummate the transactions contemplated by this Agreement due to (i) a willful breach by the Sellers of their obligation to tender delivery of their stock certificates at the Closing of this Agreement, or (ii) failure or inability to satisfy all of the conditions to Buyer's obligation to close caused by a willful breach by, or gross negligence of, the Sellers in the performance of their obligations under this Agreement and if, in either of such cases, Buyer is not in breach of this Agreement and has satisfied, or is prepared to satisfy, all of the conditions to Sellers' obligation to Close, then the Acquisition Facility shall accelerate and be immediately due and payable except that Buyer agrees that it will not exercise or pursue any remedies available to it by reason of the failure of the Company to pay such accelerated amounts for a period of sixty (60) days following such acceleration; provided, however, if the Company should provide written notice to the Buyer that the Company either does not have the right to convert the Acquisition Facility into the Term Loan or irrevocably waives and releases any right to convert the Acquisition Facility into the Term Loan, then the Acquisition Facility shall not accelerate and become due and payable until after a period of sixty (60) days following the failure of the consummation of the transactions contemplated hereby. If the Acquisition Facility should be accelerated pursuant to the foregoing provisions, (a) the Acquisition Advances will bear interest from and after acceleration at a default rate equal to 3% above the interest rate in effect at the time of acceleration, which default rate shall increase 1/4% each month (but in no event shall it exceed the highest rate permissible under applicable law) until the entire balance of the Acquisition Advances shall be paid in full, and (b) Buyer shall have the option of either (1) exercising the Pavilion Option and offsetting the outstanding balance of the Acquisition Advances against the Pavilion Purchase Price; or (2) availing itself of any other remedies it may have in law or equity under the documents executed in connection with the Acquisition Facility, including, but not limited to, foreclosing on the Acquired Assets. Notwithstanding the foregoing, the remedy in (b)(1) of the immediately preceding sentence shall not be available in the event (i) certificates representing at least 85% of the Company's outstanding Stock are tendered at the Closing or (ii) the Acquisition Facility is, in fact, paid and discharged in full within sixty (60) days after the failure to consummate the transactions contemplated hereby.

         4.10 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall be entitled until the Supplemental Disclosure Deadline (in the case of the Company) or the Closing (in the case of Buyer) to supplement or amend promptly the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including for purposes of determining whether the conditions set forth in Sections 5.2 and 5.3 have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto.

         4.11 Notification Concerning Investments. On or before the Supplemental Disclosure Deadline, the Company shall provide notice to the Buyer of all material theatrical investments and tour investments made or undertaken in the Ordinary Course of Business after the date hereof and on or before the Bring Down Date.

5.       Conditions Precedent.

         5.1 Conditions Precedent to Obligations of All Parties. The respective obligations of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or written waiver by the Buyer on the one hand and the Seller Representative on behalf of the Company and each of the Sellers on the other) at or prior to the Closing Date of each of the following conditions:

                  (a) No Governmental Action. No action of any Governmental Entity shall have been taken or threatened and no statute, rule, regulation or executive order shall have been proposed, promulgated or enacted by any Governmental Entity which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby.

                  (b) No Injunction in a Private Action. No action taken by any private party shall have resulted in the entry of an injunction or other order of specific performance which purports to prohibit or materially limit the completion of all or any portion of the Contemplated Transactions; provided, however, if any private party (other than the Company, any Seller or any Optionholder) shall have taken or threatened an action which seeks to restrain, enjoin or otherwise prohibit or to obtain damages or other relief in connection with this Agreement or the transactions contemplated hereby, then, the obligations of the Sellers hereunder shall be conditioned upon Buyer agreeing to indemnify, defend and hold harmless the Sellers from and against any and all liability, costs and other expenses relating to or arising out of any such action in a manner reasonably acceptable to the Sellers.

                  (c) Termination under Hart-Scott-Rodino Act. The termination or early termination of the applicable waiting period under the HSR Act shall have occurred.

         5.2 Conditions Precedent to Obligations of Buyer. The obligations of Buyer under this Agreement are subject to the satisfaction (or written waiver by Buyer) at or prior to the Closing Date of each of the following conditions; provided, however, that (A) the conditions set forth in Sections 5.2(a) and 5.2(c) hereof shall be deemed to have been satisfied if, on or before the Supplemental Disclosure Deadline (but no earlier than the Bring Down Date) the Buyer has received (i) a certificate from a duly authorized officer of the Company, on behalf of the Company, affirming that the conditions set forth in Sections 5.2(a) (with respect to the representations and warranties of the Company contained herein) and 5.2(c) were fulfilled as of the Bring Down Date and (ii) a certificate from the Seller Representative, on behalf of the Sellers, affirming that the condition set forth in Section 5.2(a) (with respect to the representations and warranties of the Sellers contained herein) was fulfilled as of the Bring Down Date; however, if such certificates are not received by Buyer on or before the Supplemental Disclosure Deadline, the conditions set forth in Sections 5.2(a) and 5.2(c) shall nevertheless be deemed to have been satisfied if the Buyer has not terminated this Agreement on or before the Supplemental Disclosure Termination Date as a result of such conditions not being fulfilled on the Bring Down Date and (B) the conditions set forth in Section 5.2(e) hereof shall be deemed to have been satisfied if the Buyer has not terminated this Agreement on or before January 30, 1998 as a result of such condition not being fulfilled:

                  (a) Accuracy of Representations and Warranties. All representations and warranties of the Sellers and the Company contained herein or in any certificate or document delivered to Buyer pursuant hereto shall be true and correct in all material respects on and as of the Bring Down Date, with the same force and effect as though such representations had been made on and as of the Bring Down Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such date), without giving effect to any supplement to disclosure schedules. For purposes of this section, (i) to the extent that any representation and warranty of the Sellers or the Company contained herein or in any certificate or document delivered to Buyer pursuant hereto shall be untrue or incorrect in any material respect on and as of the Bring Down Date, such representation and warranty shall be deemed to be true and correct in all material respects on and as of the Bring Down Date if the Sellers and the Company have either caused, or agreed to cause, the breach of such representation and warranty to be cured on or prior to the Closing with the express understanding and acknowledgment that all amounts expended by the Company in causing such breach to be cured shall be applied as a dollar-for-dollar reduction against the cash portion of the Purchase Price and (ii) in determining whether the representations and warranties are true and correct in all material respects, no effect will be given to any material or Material Adverse Effect qualifier contained in such representation and warranty.

                  (b) Performance of Agreements. The Sellers and the Company shall have, in all material respects, performed all obligations and agreements, and complied with all covenants and conditions, contained in this Agreement to be performed or complied with by them prior to or at the Closing Date; provided, however, if the Sellers shall deliver to Buyer certificates evidencing eighty-five percent (85%) or more of the issued and outstanding shares of the Stock, duly endorsed for transfer or accompanied by duly executed stock powers at the Closing, then Buyer shall be deemed to have waived the fulfillment of the conditions set forth in this Section 5.2(b) by reason of the failure of the other Sellers to deliver certificates evidencing the remaining shares of issued and outstanding Stock.

                  (c) Material Adverse Change. The Company shall not have suffered a Material Adverse Effect.

                  (d) Payment of Notes. Prior to or contemporaneously with the Closing, (i) Allen J. Becker shall have paid, or caused to have been paid, in full (x) that certain $2,910,799.96 promissory note dated March 28, 1997, executed by Allen J. Becker and payable to the Company, (y) that certain $3,006,283.80 promissory note dated November 4, 1997, executed by Allen J. Becker and payable to the Company and (z) any other amounts payable by Allen J. Becker to the Company under any open account and (ii) Louis Messina shall have paid, or caused to have been paid, in full, that certain $1,231,500 Promissory Note dated July 11, 1997, executed by Louis Messina and payable to the Company, (iii) the Company shall have surrendered or sold for their cash surrender value all outstanding key man life insurance policies owned by the Company on the lives of Allen J. Becker, Sidney L. Shlenker, Miles C. Wilkin and Louis Messina in the aggregate amount of approximately $750,000, and (iv) the Company shall have collected all accounts receivable accrued on account of "split dollar" life insurance on the life of Allen J. Becker in the aggregate amount of approximately $830,000.

                  (e) Third Party Consents. The Company shall have obtained from YM Corp (the "Sony Sub"), Westside Amphitheatre Corporation ("Westside") and Charlotte Amphitheater Corporation (together with Westside, the "Blockbuster Sub") a waiver of the provisions of Section 12.1(b) of Pavilion's Partnership Agreement with respect to any Amphitheaters (as such term is defined in Pavilion's Partnership Agreement) currently or hereafter owned, operated or managed, directly or indirectly, by Buyer; provided, however, that if (i) the Company should execute and enter into a binding agreement in form and substance reasonably satisfactory to the Buyer to purchase all or substantially all of the Sony Sub's indirect interest in Pavilion, then the Company shall be deemed to have obtained the required waiver from the Sony Sub specified in this Section 5.1(e) and (ii) the Company should execute and enter into a definitive agreement in form and substance reasonably satisfactory to the Buyer to purchase all or substantially all of the Blockbuster Sub's indirect interest in Pavilion, then the Company shall be deemed to have obtained the required waiver from the Blockbuster Sub specified in this Section 5.2(e). For purposes of the proviso contained in the immediately preceding sentence, (A) the Buyer does hereby approve of the form and substance of (x) the draft of that certain Purchase Agreement for the acquisition of the Blockbuster Sub's interest in Pavilion dated December 12, 1997 which has been previously provided by the Company's counsel to the Buyer's counsel and (y) the draft of a letter agreement for the acquisition of the Sony Sub's interest in Pavilion dated December 9, 1997 which has been previously provided by the Company's counsel to the Buyer's Counsel (as modified by the mark-up thereof prepared by Michael Rogers and dated December 11, 1997), (B) material changes to either such draft will require the approval of the Buyer (which shall not be unreasonably withheld) and (C) any non-material changes shall be deemed to be acceptable and satisfactory to the Buyer.

                  (f) Termination of Stock Options. Option Redemption Agreements, in the form attached hereto as Exhibit 3, shall have been executed by each Pure Optionholder.

                  (g) Legal Opinion. Buyer shall have received the legal opinion of the law firm of Gardere Wynne Sewell & Riggs, LLP concerning the matters set forth on Exhibit 4 hereof.

         5.3 Conditions Precedent to the Obligations of the Sellers. The obligations of the Sellers under this Agreement are subject to the satisfaction (or waiver by the Sellers) at or prior to the Closing Date of each of the following conditions:

                  (a) Accuracy Representations and Warranties. All representations and warranties of Buyer contained herein or in any certificate or document delivered to the Sellers pursuant hereto shall be true and correct on and as of the Closing Date, with the same force and effect as though such representations and warranties had been made on and as of the Closing Date, except as contemplated or permitted by this Agreement.

                  (b) Performance of Agreements. Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

                  (c) Legal Opinion. The Sellers shall have received the legal opinion of the law firm of Baker & McKenzie concerning the matters set forth on Exhibit 5 hereof.

6.       Termination.

         6.1 General. This Agreement may be terminated and the transactions contemplated herein may be abandoned (a) by mutual consent of Buyer and the Seller Representative, (b) by Buyer at any time prior to the Supplemental Disclosure Termination Deadline if the conditions set forth in Sections 5.2(a) and 5.2(c) are not satisfied or deemed satisfied as of the Bring Down Date, (c) by the Buyer at any time prior to January 10, 1998 if all of the Pure Optionholders have not executed Option Redemption Agreements on or before January 8, 1998, or (d) in the event that the Closing Date shall not have occurred on or before the Drop Dead Date, or such later date as the Buyer and the Seller Representative shall agree, for any reason other than the failure of the condition set forth in Section 5.1(c) to have been satisfied, by the Buyer or the Seller Representative by notice to the other parties; provided, however, that if the Closing Date shall not have occurred on or before such date due to a breach of this Agreement by one of the parties or an Affiliate of such party, that party may not terminate this Agreement. If the Closing has not occurred on or before the Drop Dead Date by reason of the failure of the condition set forth in Section 5.1(c) to have been satisfied, and if the Closing has not occurred on or before May 31, 1998, or such later date as the Buyer and the Seller Representative shall agree, then this Agreement may be terminated and the transactions contemplated hereby may be abandoned by either Buyer or the Seller Representative; provided, that if the Closing Date shall not have occurred on or prior to May 31, 1998 due to a breach of this Agreement by one of the parties or an Affiliate of such party, that party may not terminate this Agreement. If the conditions set forth in Section 5.1(c) has not been satisfied on or before April 1, 1998 and this Agreement has not been previously terminated pursuant to the foregoing provisions, then the cash portion of the Purchase Price specified in Section 2.2(i) hereof shall increase from and after April 1, 1998 at a per annum rate of 9% through and until the date that the Closing shall occur.

         6.2 Liabilities in Event of Termination. In the event of any termination of this Agreement as provided above, this Agreement shall forthwith become wholly void and of no further force or effect, except that the provisions of Sections 8.5, 9.1, 9.12 and 9.13 hereof shall remain in full force and effect, and provided that nothing contained herein shall release any party from liability for any failure to comply with any provision, covenant or agreement contained herein.

7.       Covenants; Actions Subsequent to Closing.

         7.1 Articles of Incorporation; Bylaws. The Articles of Incorporation and Bylaws of the Company will not be amended for a period of six years from the Closing Date in any manner that would adversely affect the indemnification or litigation expense reimbursement rights thereunder of individuals who on or prior to the Closing Date were directors, officers, employees or agents of the Company, except (i) if such amendment is required by law, or (ii) if such amendment is designed to preclude any claim for indemnification or expense reimbursement arising from (x) a claim by Buyer under Section 8.1 of this Agreement, or (y) a claim among or between any of the Sellers or Optionholders related solely to the Contemplated Transaction.

         7.2      Post-Closing Operational Matters.

                  (a) Buyer agrees that the Company shall maintain its executive headquarters in the Houston, Texas area for a period of not less than five years from the Closing Date.

                  (b) Buyer intends to operate the Company after the Closing Date in substantially the same manner in which it is currently being operated and as it shall continue to be operated between the date of this Agreement and the Closing Date, and shall consult with Brian E. Becker (the "Executive"), and Executive will participate in any decision, with respect to changing the Company's policies, personnel, culture, compensation structure, reporting systems or configuration and alignment of operating divisions.

                  (c) It is the intention of the Buyer to acquire additional businesses in Theatrical and Motorsports. Such acquired Theatrical and Motorsports businesses will be acquired and managed by the Company, unless the revenues from the Theatrical and Motorsports lines of businesses in such acquired companies do not constitute a majority of the revenues of the acquired company, in which case the acquired company may be held by Buyer outside of the Company but the management of the Theatrical and Motorsports lines of businesses of such acquired company will report to the Executive. Reference is made to (i) the fact that the Company is currently negotiating the terms and conditions upon which it may acquire two-thirds of the ownership interests in United Sports of America ("USA Motorsports"), a partnership, which shall exclude only the one-third interest currently owned by Contemporary Sports, Inc. ("Contemporary") and (ii) the fact that the Buyer is currently negotiating the terms and conditions upon which it may acquire ownership of Contemporary. Without limiting the generality of the foregoing provisions contained in this Section 7.2(c), the Buyer hereby agrees that, within 30 days of the later to occur of the closing of the Contemplated Transaction and the occurrence of the acquisition by the Buyer of ownership of Contemporary, the Buyer shall contribute to the Company all of Contemporary's ownership interest, direct or indirect, in the assets of USA Motorsports (or its successor).

         As used herein, the following terms shall have the meanings indicated below:

                           (i) "Theatrical" shall mean (I) the presentation,
                  production or booking of, or the provision of any logistical or technical services in connection with, any type of live staged shows (other than musical concerts), including Broadway-type shows, magic shows, family entertainment and variety shows, (ii) the ownership, operation or management of venues in which theatrical-type presentations are typically presented and (iii) ancillary businesses.

                           (ii) "Motorsports" shall mean the presentation,
                  promotion, production or other exploitation of any live event featuring motorized races or demonstrations, including motocross and other motorized races, monster truck shows, air shows, thrill shows, demolition derbies, tractor pulls, other events developed by Motorsports and ancillary business.

                  (d) Buyer agrees that Allen J. Becker will be appointed at the Closing as a member of and the Chairman of the Board of the Company for a term to expire on the earlier of (I) five (5) years following the Closing Date or (ii) the termination of the Executive's Employment Agreement (and not just his employment) with the Company for any reason other than death or disability of the Executive.

                  (e) Buyer agrees that Brian E. Becker will remain as the Chief Executive Officer of the Company (in addition to any other responsibilities which he may have with Buyer) for a five year period following the Closing Date. Buyer agrees that Brian E. Becker will be appointed at the Closing as a member of the Company's Board of Directors with a term of two (2) years and fifteen (15) days following the Closing.

                  (f) Buyer agrees that the Bylaws of the Company shall be amended at or prior to the Closing in a manner necessary to incorporate the following provisions therein:

                           (i) Any proposed sale by the Company of all or any
                  substantial portion of the Company's Theatrical line of business or Motorsports line of business for a period of one
                  (1) year from and after the Closing shall require (x) majority approval of the Company's board of directors and (y) the affirmative vote of either Brian E. Becker or Allen J. Becker in favor of such proposed sale;

                           (ii) If either the Company's Theatrical line of
                  business or Motorsports line of business has been previously sold by the Company, any proposed sale of the other of such lines of business after the first anniversary of the Closing Date and before the fifteenth (15th) day following the second anniversary of the Closing Date shall require

                  (x) majority approval of the Company's board of directors and
                  (y) the affirmative vote of either Brian E. Becker or Allen
                  J. Becker in favor of such proposed sale;

                           (iii) Any proposed sale of the Company's Theatrical
                  line of business or the Motorsports line of business at any time within two years and fifteen days following the Closing Date shall not be consummated unless (i) all members of the board of directors of the Company have been specifically notified of such proposed transaction at least thirty (30) days prior to the consummation thereof and (ii) the proposed purchaser has been notified of the existence of Executive's right of first refusal and purchase options set forth in Executive's Employment Agreement with Buyer with respect to the Motorsports line of business and the Theatrical line of business;

                  (iv) A provision that no member of the Board of Directors may be removed therefrom except upon death, disability or with adequate cause; and

                           (v) A provision requiring unanimous approval of the
                  board of directors to amend any of the provisions in the Bylaws required to be included pursuant to the foregoing provisions prior to two years and fifteen days following the Closing Date.

         Buyer agrees that the Articles of Incorporation of the Company may be amended at or before the Closing in a manner that prohibits any amendment or removal of the foregoing provisions from the Bylaws of the Company without the approval of both the shareholders and the unanimous approval of all of the members of the board of directors of the Company. Buyer covenants and agrees with the Sellers and the Executive, acknowledging and agreeing that the Sellers have materially relied upon the agreements contained in this Section 7.2 and that Executive has relied upon the provisions contained in this Section 7.2 in connection with the entry into the Executive's Employment Agreement with Buyer, that it will not take any action or vote its shares of the capital stock of the Company at any time prior to two years and fifteen days following the Closing Date in a manner which would change, amend or modify the provisions contained in the Bylaws as required pursuant to the preceding provisions or otherwise negate or abrogate the purposes and provisions hereof.

                  (g) The Buyer covenants and agrees that the executive employees (both corporate and operational) of the Company will be, at all times after the Closing, provided stock options or other stock awards on a basis that is at least equivalent to the basis upon which stock options or other stock awards are given to any other executive employees of the Buyer.

                  (h) The Buyer covenants and agrees with the Seller, as a material inducement to the decision of the Seller to enter into this Agreement, as follows:

                           (i) Subject to the aggregate limitation set forth in
                  clause (ii) below, the Buyer will pay, or cause to be paid, to each and every At Will Employee whose employment is terminated during the Relevant Period for a Non-Qualified Reason a severance payment or series of severance payments in such amount or amounts as is designated by the Seller Representative in his sole and absolute discretion.

                           (ii) The Buyer shall not be obligated to pay more
                  than $1,000,000 of severance payments in the aggregate pursuant to Section 7.2(h)(i).

                           (iii) The Buyer shall provide written notice to the
                  Seller Representative prior to the termination of any At Will Employee's employment for a Non-Qualified Reason during the Relevant Period. The Seller Representative shall notify the Buyer of the amount and terms of the severance payment or series of severance payments that will be required to be made to each At Will Employee whose employment is to be terminated for a Non-Qualified Reason during the Relevant Period no later than 10 days after receipt of notice from the Buyer of the proposed termination of such At Will Employee's employment. After such designation by the Seller Representative of an At Will Employee's severance payment, the Buyer may revoke its prior plans to terminate such At Will Employee for any reason.

                           (iv) To the extent that the Buyer should fail to
                  make any severance payment required to be made pursuant to the provisions of this Section 7.2(h), the Sellers (or any one or more of the Sellers) shall have the right to make such payments on behalf of the Buyer in which case all amounts so paid on behalf of the Buyer shall be immediately due and payable from the Buyer to the Sellers who made such payments together with interest thereon at the lesser of 18% per annum and the maximum non-usurious interest rate permitted by applicable law.

                           (v) The At Will Employees are expressly intended
                  third party beneficiaries of the provisions contained in this
                  Section 7.2(h).

                           (vi) As used herein, the phrase "At Will Employee"
                  shall mean any person employed by the Company or any Subsidiary as of the Closing Date other than (i) the employees listed on Schedule 10.1(a) hereto and (ii) any other employee of the Company or any Subsidiary who may enter into a written employment agreement with the Company or any Subsidiary with the express written approval of the Buyer after the date hereof and prior to the Closing Date.

                           (vii) An At Will Employee's employment shall be
                  deemed to have been terminated for a "Non-Qualified Reason" if such employee's employment is terminated (A) by such At Will Employee's employer for a reason not related to insubordination, fraud, malfeasance, illegal acts or violations of the employer's policies and procedures or (B) by such At Will Employee after (i) such At Will Employee is required without his consent to relocate to another metropolitan area or

                  (ii) such At Will Employee's job duties, responsibilities or status are materially diminished without his consent.

                           (viii) As used herein, "Relevant Period" shall mean
                  the period of time commencing upon the Closing Date and continuing until the earlier of (x) the 396th day after completion of the Spin Off or (y) the second anniversary of the Closing Date.

                           (ix) The Buyer shall bear complete responsibility
                  for any payments that may be due under employment contracts in the event of a wrongful termination after the Closing of any employee with an employment contract. Any amounts so paid to employees with employment contracts shall not be applied towards or reduce the $1,000,000 aggregate limit on required severance payments specified in Section 7.2(h)(ii) hereof.

         7.3 Pension and Health Insurance. Unless the Seller Representative should advise the Buyer at any time during the three year period following the Closing that the 401(k) Plan must be replaced with the Buyer's plan, Buyer agrees that the Company will continue, for a period of not less than three years following the Closing Date, the Company's existing employee benefit plans, including the Company's Employees' 401(k) and Profit Sharing Plan (the "401(k) Plan") and life insurance, long term and short term disability insurance and health insurance (collectively, the "Insurance Plans"); provided, however, that (i) the Buyer may replace the 401(k) Plan and the Insurance Plans with another plan or plans providing, in the aggregate, for a substantially equivalent or greater level of compensation, funding and benefits and (ii) the expiration of such three year period will not affect any rights under any such plan, which thereafter will be governed solely by the terms thereof. Buyer agrees from and after the date hereof it will take no action inconsistent with the provisions of this Section 7.3.

         7.4 Obligations Related to Completion of Spin-Off and Condition of Buyer after the Spin- Off..

                  (a) If the Spin-Off has not been completed on or before any Spin-Off Cut Off Date (herein defined), then each Seller shall have a right and option ("Failed Spin-Off Put Option"), exercisable by notice to Buyer at any time within ten days following such Spin-Off Cut Off Date, to require Buyer to pay him or her cash in lieu of the Buyer Shares to which such Seller is entitled pursuant to the provisions of
         Section 2.2 hereof for a cash payment of $13.33 per Buyer Share. As used herein, the term "Spin-Off Cut Off Date" shall mean July 1, 1998 and the first day of every third month thereafter.

                  (b) Reference is made to the fact that, prior to the execution of this Agreement, Buyer has delivered to the Company and the Seller Representative a valuation analysis (the "First Report") prepared by the Buyer, with the assistance of the Buyer's underwriters, concerning the projected range of fair value of the Buyer Shares upon completion of the

         Spin-Off. The projected range of fair value contained in the First Report has been determined based upon a market value analysis ("Valuation Procedure"), applied to the Buyer's Projected Financial Status as of the time of the Spin-Off. The "Buyer's Projected Financial Status" means, as of any time in the future, the assets, debts, liabilities, earnings, cash flows and other financial characteristics (taking into account the nature and quality thereof) of the Buyer currently expected to be in place at such time. The Sellers shall have the following special contractual rights in regard to the foregoing and with respect to the Buyer Shares to be delivered pursuant to the provisions hereof:

                           (i) At the Closing, the Buyer shall deliver to the
                  Sellers a report certifying that the Buyer's Projected Financial Status as of the time of the Spin-Off has not changed materially and adversely except as explicitly referenced in such report.

                           (ii) Within 10 days following the completion of the
                  Spin-Off, the Buyer shall deliver to the Sellers a valuation analysis ("Final Report") prepared by the Buyer, with the assistance of the Buyer's underwriters, concerning the range of fair value of the Buyer Shares at such time. The projected range of fair value contained in the Final Report shall be determined using the Valuation Procedure utilized in the First Report applied to the actual assets, debts, liabilities, earnings, cash flows and other financial characteristics (taking into account the nature and quality thereof) of the Buyer at the timer of the Spin-Off. Notwithstanding the foregoing, if the average selling price per share of the Buyer Shares is $13.33 per share or more during the 5 day period immediately following the completion of the Spin-Off, then (i) the Buyer shall not be obligated to deliver the Final Report and (ii) the remaining provisions of this Section 7.4(b) shall not apply.

                           (iii) If the Final Report reflects an adverse change
                  to the range of fair value from the range of fair value shown in the First Report, then the Buyer shall include with the Final Report a written offer ("Make-Up Offer") to the Sellers to provide an additional cash payment or additional number of Buyer Shares, which each Seller shall have the option of taking, as consideration for the adverse change from the anticipated fair range of value for the Buyer Shares reflected in the First Report.

                           (iv) If any Seller either believes that (x) the fair
                  range of value in the Final Report was not accurately determined in accordance with the provisions and requirements hereof or (y) the Make-Up Offer is insufficient consideration for the adverse change from the anticipated fair range of value for the Buyer Shares reflected in the First Report, then such Seller shall have the contractual right, as his sole right and remedy therefor, to assert a claim against, and receive from, the Buyer an additional monetary sum determined to be adequate compensation for the adverse change from the anticipated fair value of the Buyer Shares reflected in the First Report, to be determined pursuant to a proceeding conducted under Section 9.13 hereof.

         7.5 Five-Year Put Option. Each Seller shall have a right and option ("Five Year Put Option"), exercisable by notice to Buyer at any time during the Five Year Option Period (herein defined), to require Buyer to purchase all or any portion of such Seller's Put Shares (herein defined) for a cash purchase price of $33.00 per share. As used herein, (i) the term "Five Year Option Period" shall mean a period of time commencing upon the fifth anniversary of the Closing Date and continuing for a period of ninety (90) days thereafter and
(ii) the term "Put Shares" shall mean, with respect to each Seller, one-third of the Buyer Shares received by such Seller pursuant to Section 2.2 hereof (as adjusted to reflect any stock dividends or corporate recapitalizations after the date hereof resulting in stock splits, combinations or exchanges of shares or any similar transactions). The Put Shares shall be separately certificated with an appropriate legend referencing the Five Year Put Option. Notwithstanding the provisions of Section 9.4 hereof, but subject to the provisions of the next succeeding sentence, the Five Year Put Option shall not be assignable to any assignee of a Seller's Put Shares. Notwithstanding the provisions of the immediately preceding sentence, each Seller's Five Year Put Option shall automatically inure to the benefit of any Qualified Assignee with respect to any Put Shares transferred to such Qualified Assignee. As used herein, a "Qualified Assignee" shall mean any assignee in a private transfer of Put Shares by a Seller in compliance with the Securities Act of 1933 or an exemption therefrom to (I) an affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of such Seller, (ii) any partner, shareholder or other equity owner of such Seller pursuant to a distribution by such Seller to its equity holders, (iii) the spouse or lineal descendants of such Seller, including any transfer by bequest or devise, or to a trust or trusts for the benefit of such Seller or any of the foregoing or (iv) any other Seller.

         7.6      General Provisions Common to all Put Options.

                  (a) The following provisions shall govern the closing ("Put Closing") of the purchase by Buyer of any Buyer Shares pursuant to an exercise of the Failed Spin-Off Put Option or the Five Year Put Option (herein collectively called the "Put Options"); provided, however, that in the event a Seller exercises a Failed Spin-Off Put Option, the following provisions shall apply as if the Seller had been issued his allocable portion of the Buyer Shares at Closing (except that any restrictions under the Delaware General Corporation Law on the redemption by a corporation of its own shares shall not be applicable):

                           (i) The Put Closing with respect to any Put Option
                  shall be held (i) at 10:00 am local time on the fifth (5th) business day following the last day with respect to which such Put Option was exercisable and (ii) at the offices of Buyer.

                           (ii) At the Put Closing with respect to any Put
                  Option, the Sellers who have exercised such Put Option ("Put Sellers") and Buyer shall be obligated to execute and deliver the following:

                                    (A) Buyer shall deliver to each Put Seller,
                           in immediately available funds, the total purchase price (as determined in accordance with the provisions contained in this Section 7) for the Buyer Shares being purchased from such Put Seller.

                                    (B) The Put Seller shall execute and
                           deliver to Buyer (i) the certificates representing the Buyer Shares being purchased by Buyer endorsed for transfer to Buyer, free of all liens, claims and encumbrances and (ii) such other instruments of assignment, certificates of authority, tax releases, consents to transfer and instruments in evidence of title as may be reasonably required by Buyer.

                  (b) The per share purchase price payable upon the exercise of any Put Option as provided for herein shall hereafter be adjusted as may be necessary to reflect (i) any stock dividends or corporate recapitalizations after the date hereof resulting in stock splits, combinations or exchanges of shares or any similar transactions and
         (ii) any change described in the last sentence of Section 2.2(a) hereof.

                  (c) Notwithstanding anything to the contrary contained herein, if Buyer's required purchase and redemption of any Buyer Shares at a Put Closing would violate the laws of Buyer's state of incorporation or other applicable law, then the following provisions shall apply:

                           (i) Buyer shall take, before the Put Closing, all
                  possible steps permitted under the law of Buyer's state of incorporation to recapitalize and to increase Buyer's surplus to an amount necessary to permit Buyer to purchase all of such Buyer Shares at such Put Closing. Such steps shall include, without limitation, reducing the par value of Buyer common stock and increasing the book value of all of the assets of Buyer including its goodwill, if any, to their then respective fair market value on the books of Buyer.

                           (ii) If, after taking all possible steps in
                  accordance with Section 7.6(c)(i) hereof, Buyer's purchase and redemption of all of such Buyer Shares would still violate the laws of Buyer's state of incorporation or other applicable law, Buyer shall be obligated and required to:

                                    (A) purchase and redeem as many of such
                           Buyer Shares at the Put Closing as is possible under the laws of its state of incorporation; and

                                    (B) thereafter purchase, from time to time,
                           such portion of such Buyer Shares which is not purchased pursuant to Section 7.6(c)(ii)(A), as soon as, in Buyer's reasonable discretion, it is legally able to do so; provided, that the purchase price for all such unpurchased Buyer Shares shall accrue interest thereon at four percent over the then national prime rate of interest per annum from and after the date on which the Put Closing should have occurred until such Buyer Shares are thereafter purchased by Buyer.

                  (d) If Buyer should fail for any reason to timely honor its obligations to any Seller hereunder following an exercise of a Put Option by such Seller, then such Seller shall be, without limiting or negating any other rights, remedies or recourses otherwise available to such Seller on account of such failure, released from any obligations to Buyer or the Company or any of the Company's Subsidiaries, whether under an employment agreement or otherwise, to refrain from competing with Buyer, the Company, or the Company's subsidiaries, or from soliciting their respective employees or customers.

         7.7 Further Assurances. From time to time, without further consideration, the Sellers, will, at all times after the Closing at the expense of Buyer, execute and deliver such documents to the Buyer as the Buyer may reasonably request in order to more effectively consummate the transactions contemplated hereby. From time to time, without further consideration, the Buyer will, at the expense of Sellers, execute and deliver such documents as the Sellers may reasonably request in order to more effectively consummate the transactions contemplated hereby. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each party to this Agreement will take or cause its proper officers and directors to take all such necessary action.

8.       Indemnification.

         8.1      Indemnification by the Sellers.

                  (a) Subject to the provisions of this Section 8, following the Closing the Sellers shall protect, indemnify and hold harmless Buyer, each officer, director and agent of Buyer and each person who controls Buyer in respect of any losses, claims, damages, liabilities, deficiencies, delinquencies, defaults, assessments, fees, penalties or related costs or expenses, including, but not limited to, costs of investigation and defense, court costs and attorneys', and accountants' fees and disbursements, and any federal, state or local income or franchise taxes payable in respect of the receipt of cash or money in discharge of the foregoing, but reduced by (i) any net amount paid on account of such loss by any insurance policies, and (ii) any reserves on the Unaudited Financial Statements or the Unaudited Pavilion Financial Statements for liabilities or loss contingencies, whether or not of a similar nature, (collectively referred to herein as "Damages") to which Buyer may become subject if such Damages arise out of or are based upon (A) the breach of (i) any of the representations and warranties contained in Section 3.1 hereof (whether such breach occurred as of the date of execution of this Agreement or as of the Bring Down Date) or (ii) the covenants or agreements made by the Sellers or the Company in this Agreement and any liabilities with respect to the Excluded Assets or (B) Applicable 401K Claims; provided, however, that the reduction for any reserves on the Unaudited Financial Statements or the Unaudited Pavilion Financial Statements pursuant to clause (ii) above shall only be applicable with respect to Damages which arise out of or are based upon the breach of any representations and warranties contained in Section 3.1(d), (g) or
         (m) hereof.

                  (b) Subject to the provisions of this Section 8, following the Closing each Seller, individually and not jointly, shall protect, indemnify and hold harmless the Buyer in respect of any Damages to which Buyer may become subject if such Damages arise out of or are based upon the breach of any of the representations, warranties, covenants or agreements made by such Seller on his or her own behalf in Section 3.2 of this Agreement (except for the representation and warranty made by such Seller in Section 3.2(g), damages for breach of which shall be borne proportionately by Sellers as if the Damages arise under Section 8.1(a) above).

         8.2      Indemnification of Sellers and Company Agents.

                  (a) Subject to the provisions of this Section 8, following the Closing Buyer shall protect, indemnify and hold harmless the Sellers, in respect of any Damages to which the Sellers may become subject if such Damages arise out of or are based upon the breach of any of the representations, warranties, covenants or agreements made by Buyer in this Agreement.

                  (b) It is understood and agreed that the Company shall indemnify and hold harmless, and, after the Closing Date, the Company and the Buyer shall indemnify and hold harmless, each present and former employee, officer or director of the Company to the fullest extent permitted under applicable law against any Damages in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring prior to or at the Closing Date (including, without limitation, any claim, action, suit, proceeding or investigation which arises out of or relates to the transactions contemplated hereby) without regard to the form of action whether in law or in equity and including but not limited to claims based on negligence, strict liability or any other theory of recovery, provided, however, that no indemnification shall be required for any Damages arising from (i) a claim by Buyer under
         Section 8.1 of this Agreement, or (ii) a claim among or between the Sellers or Optionholders related solely to the Contemplated Transaction. These rights to indemnification and the obligations set forth in this Section 8.2(b) shall survive the Closing and shall continue in full force and effect for a period of not less than six years from the Closing Date. In the event any Indemnified Party asserts in writing that he is entitled to be indemnified and held harmless against any potential Damages arising out of or pertaining to any such Claim prior to the end of such six-year period, all rights to indemnification in respect of any such Damages shall continue until disposition of any such Claim. Without limiting the foregoing, the Company and the Buyer, to the fullest extent permitted under applicable law, will periodically advance expenses as incurred with respect to any such Claim or potential Claim; provided that the person to whom expenses are advanced, if required by applicable law, provides a written affirmation of his good faith belief that he has met the standard of conduct prescribed by law as being necessary for indemnification and a written undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification pursuant to this
         Section 8.2(b).

         8.3      Limits on Indemnification Liability.

                  (a) Notwithstanding any other provisions to the contrary in this Agreement, (i) the liability under Section 8.1(a) of a Seller shall be limited to a percentage of the total of Damages equal to his or her respective "Equity Percentage without Pure Optionholders" as set forth opposite his name on Exhibit 1 hereto ("Liability Percentage"), (ii) the maximum aggregate liability of the Sellers to protect, indemnify, and hold the Buyer harmless in respect of Supplemental Disclosed Damages shall be limited to the first $2,000,000 of such Supplemental Disclosed Damages, and the maximum liability of a Seller with respect to Supplemental Disclosed Damages shall be equal to his or her Liability Percentage of such $2,000,000 limit and (iii) the maximum aggregate liability of the Sellers to protect, indemnify, and hold the Buyer harmless in respect of Damages (inclusive of any Supplemental Disclosed Damages) shall be limited to the first $10,000,000 of such Damages, and the maximum liability of a Seller shall be equal to his or her Liability Percentage of such $10,000,000 limit. As used herein, "Supplemental Disclosed Damages" shall mean Damages which arise out of or are based upon the breach of any of the representations and warranties contained in Section 3.1 hereof (whether such breach occurred as of the date of execution of this Agreement or as of the Bring Down Date) which breach was disclosed to Buyer pursuant to a supplement to the disclosure schedules made pursuant to the provisions of Section 4.10 hereof on or before the Supplemental Disclosure Deadline.

                  (b) The total liability of Buyer to protect, indemnify and hold the Sellers harmless in respect of Damages pursuant to the provisions of Section 8.2(a) hereof shall be limited to the first $10,000,000 of such Damages, with respect to the Buyer's breach of a representation or warranty contained in Section 3.3 of this Agreement, but Buyer's liability shall not be so limited in the case of any breach by Buyer of any of the covenants or agreements contained in this Agreement, including the Buyer's obligations under any of the Put Options and Buyer's obligations to pay the Purchase Price.

                  (c) No indemnification shall be required to be made by any party under this Section 8 with respect to any Damages except to the extent that, with respect to any indemnification required to be made by Sellers hereunder, the aggregate amount of Damages incurred by the Buyer exceeds $750,000, but in the event the aggregate amount of Damages incurred by the Buyer exceeds $750,000, the Sellers shall indemnify the Buyer from the first dollar of such Damages.

                  (d) The limitations on liabilities provided in this Section
         8.3 in respect of inaccurate representations and warranties are intended to apply to all claims made in respect thereof, whether under this Agreement or common law. Following the Closing, neither Buyer nor any Seller shall have any liability to the other for any matters existing or arising prior to the Closing Date, except as provided in this Section 8.

         8.4 Indemnification Procedures. The obligations and liabilities of each indemnifying party hereunder with respect to claims resulting from the assertion of liability by the other party or third parties shall be subject to the following terms and conditions:

                  (a) If any person shall notify an indemnified party (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification (a "Claim") against Buyer or the Sellers (the "Indemnifying Party") under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                  (b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 30 days after the Indemnified Party has given notice of the Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety (subject to any limitations contained in Section
         8) of any Damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of or caused by the Claim,
         (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Claim and fulfill its indemnification obligations hereunder, (iii) the Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of the Indemnifying Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Claim actively and diligently and in good faith.

                  (c) So long as the Indemnifying Party is conducting the defense of the Claim in accordance with Section 8.4(b) above, (i) the Indemnified Party may retain separate co counsel at its sole cost and expense and participate in the defense of the Claim, (ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                  (d) In the event any of the conditions in Section 8.4(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Party will remain responsible for any damages the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Section 8.

         8.5 Appointment of Seller Representative. The Sellers hereby appoint Allen J. Becker as their representative (the "Seller Representative"), who shall have full power and authority to make all decisions relating to the defense and/or settlement of any claims for which the Sellers may be required to indemnify Buyer (and vice versa) and to take such other actions (and any other actions reasonably related or ancillary thereto) provided to be taken after the Closing by the Sellers, provided, that the Seller Representative shall not have the power to make decisions relating to the defense and/or settlement of any claims made by Buyer under Section 8.1(b) other than under the last parenthetical clause thereof. If the Seller Representative shall die or become incapacitated or otherwise be unable or unwilling to serve, then Brian E. Becker shall serve as successor Seller Representative, and Brian E. Becker shall have the same rights and authorization as Allen J. Becker hereunder. If Brian E. Becker shall die or become incapacitated, or shall otherwise be unable or unwilling to serve, then the Sellers (acting by a vote of the holders of a majority of the Company's Stock as of the Closing) shall select another representative from among the Sellers (or their heirs, executors, administrators or personal representatives) to replace the Seller Representative, which representative shall have the same rights and authorities as the Seller Representative hereunder. Decisions and actions by the Seller Representative, including any agreement between the Seller Representative and Buyer relating to the defense or settlement of any claims for which the Sellers may be required to indemnify Buyer under Section 8.1(a), shall be binding upon all of the Sellers, and no Seller shall have the right to object, dissent, protest or otherwise contest the same. By their execution of this Agreement, the Sellers shall be deemed to have agreed that (i) the provisions of this
Section 8.5 are independent and separable, irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Seller may have in connection with the transactions contemplated by this Agreement, (ii) the remedy at law for any breach of the provisions of this
Section 8.5 would be inadequate, (iii) Buyer shall be entitled to temporary and permanent injunctive relief without the necessity of proving damages if it brings an action to enforce the provisions of this Section 8.5, (iv) the provisions of this Section 8.5 shall be binding upon the heirs, executors, administrators, personal representatives and successors of each Seller, and (v) any reference in this Agreement to a Seller shall mean and include the successors to the Seller's rights hereunder, whether pursuant to a testamentary disposition, the laws of descent and distribution, or otherwise.

         8.6 Survival; Right To Indemnification Not Affected By Knowledge or Materiality. Except for the contractual limitation set forth in Section 8.3(a)(iii) hereof, the right to indemnification, payment of Damages or other remedy based on the breach of representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations. Furthermore, for the purposes of calculating the amount of Damages arising from any breach or default of any of the representations, warranties, covenants and agreements contained in this Agreement or any Closing Document, the application provisions thereof shall be read and interpreted as if any qualification stated herein with respect to materiality or Material Adverse Effect was not contained therein.

9.       Miscellaneous.

         9.1 Payment of Certain Fees and Expenses. Each of the parties hereto shall pay the fees and expenses incurred by it in connection with the negotiation, preparation, execution and performance of this Agreement, including, without limitation, brokers' fees, attorneys' fees and accountants' fees; provided, however, that (i) Company and Buyer shall each pay one-half of the filing fees under the HSR Act and (ii) if the Closing occurs, then the Sellers shall be obligated to pay, or reimburse to the Company, all of the fees and expenses incurred by the Company in connection with the negotiation, preparation, execution and performance of this Agreement which amount shall be paid by the Buyer to the Company at the Closing with a dollar-for-dollar reduction to the cash portion of the Purchase Price.

         9.2 Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or mailed, first class mail, postage prepaid, return receipt requested, as follows:

                  (a)      If to the Company:

                                    PACE Entertainment Corporation
                                    515 Post Oak Blvd., Suite 300
                                    Houston, Texas 77027
                                    Attention:       Mr. Brian E. Becker
                                    Facsimile:       (713) 693-8697

                           with a copy to:

                                    PACE Entertainment Corporation
                                    515 Post Oak Blvd., Suite 300
                                    Houston, Texas 77027
                                    Attention:       Mr. Jeffry B. Lewis
                                    Facsimile:       (713) 693-8617

                           with a copy to:

                                    Gardere Wynne Sewell & Riggs, L.L.P.

                                    333 Clay, Suite 800
                                    Houston, Texas 77002
                                    Attention:       Michael F. Rogers
                                    Facsimile:       (713) 308-5555

                  (b)      If to Buyer:

                                    SFX Entertainment, Inc.
                                    150 East 58th Street, 19th Floor
                                    New York, New York  10155
                                    Attention:       Robert F.X. Sillerman
                                    Facsimile:       (212) 832-5121

                           with a copy to:

                                    SFX Entertainment, Inc.
                                    150 East 58th Street, 19th Floor
                                    New York, New York  10155
                                    Attention:       Richard A. Liese
                                    Facsimile:       (212) 486-4830

          (c) If to a Seller, to the address shown on his or her signature page.

or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the earlier of the date of delivery or on the fifth business day after the mailing thereof.

         9.3 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof and supersede and preempt any prior understandings, written or oral, which may have related to the subject matter hereof in any way.

         9.4 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, personal representatives, successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective heirs, personal representatives, successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

         9.5 Assignability. Except for an assignment of Sellers' rights created in Section 7.5 hereof, this Agreement shall not be assignable by the Sellers without the prior written consent of Buyer or by Buyer without the prior written consent of the Sellers.

         9.6 Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving or his or her personal representative under Section 8.6. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants, or agreements contained herein, and in any documents delivered or to be delivered pursuant to this Agreement and in connection with the Closing hereunder. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

         9.7 Limitation on Interest. Regardless of any provision contained herein or any other document executed in connection with this Agreement, the parties hereto shall not be obliged to pay, and the parties hereto shall never be entitled to charge, reserve, receive, collect or apply, as interest (it being understood that interest shall be calculated as the aggregate of all charges that are contracted for, charged, reserved, received, collected, applied or paid which constitute interest under Applicable Law) payable hereunder any amount in excess of the maximum nonusurious contract rate of interest allowed from time to time by Applicable Law, and in the event any of the parties hereto ever charges, reserves, receives, collects or applies, as interest, any such excess, at the option of the payor of such interest, such amount shall be deemed a partial prepayment of the amount payable hereunder or promptly refunded to the payer of such interest.

         9.8 Transfer Taxes. All sales and transfer Taxes and fees incurred in connection with this Agreement and the transactions contemplated hereby shall be borne by the Buyer or the Company, and expressly shall not be a liability of the Seller.

         9.9 Section Headings; Index. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         9.10 Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

         9.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

         9.12 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.

         9.13 Dispute Resolution. Any dispute, difference or question relating to the terms of this Agreement ("Dispute") between Buyer and the Company or any Seller, or between any combination thereof ("Disputing Parties"), shall be resolved in accordance with the following dispute resolution procedures:

                  (a) Good Faith Negotiations. The Disputing Parties shall endeavor, in good faith, to resolve the Dispute through negotiations. If the Parties fail to resolve the Dispute within a reasonable time, the Disputing Party shall meet at any mutually agreed location to resolve the Dispute. Each Party that is not an individual shall nominate a senior officer or officers of its management to attend such meeting.

                  (b) Mediation. In the event that the negotiations do not result in a mutually acceptable resolution, any Disputing Party may require that the Dispute be referred to mediation in Houston, Texas. One mediator shall be appointed by the agreement of the Parties. The mediator shall be suitably qualified person having no direct or personal interest in the outcome of the Dispute. Mediation shall be held within thirty (30) days of referral to mediation. In the event the Disputing Parties are unable to agree on a mediator, the Parties agree to the appointment of a mediator pursuant to the Commercial Mediation Rules of the American Arbitration Association.

                  (c) Arbitration. In the event the Parties are unsuccessful in their mediation of the Dispute, or if any Dispute arises about the interpretation or application of this Section 9.13, either Disputing Party may request that the Dispute be settled by arbitration by an arbitrator mutually acceptable to the Disputing Parties in an arbitration proceeding conducted in the City of Houston, Texas in accordance with the rules existing at the date hereof of the American Arbitration Association, provided that the arbitrator shall comply with the Federal Rules of Evidence and full discovery shall be permitted in accordance with the Federal Rules of Civil Procedure (but expressly excluding the so-called Initial Disclosure provisions thereof). If the Disputing Parties hereto cannot agree on an arbitrator within ten (10) business days of the initiation of the arbitration proceeding, an arbitrator shall be selected for the Disputing Parties by the American Arbitration Association. The Disputing Parties shall use their reasonable best efforts to have the arbitral proceeding concluded and a judgment rendered by the arbitrator within forty (40) business days of the initiation of the arbitration proceeding. The decision of such arbitrator shall be final, and judgment upon the award rendered by the arbitration may be entered in any court having jurisdiction thereof (subject to appeal of manifest errors of law), and the costs (including, without limitation, reasonable fees and expenses of counsel and experts for the Disputing Parties) of such arbitration (including the costs to enforce or preserve the rights awarded in the arbitration) shall be borne by the Disputing Party whom the decision of the arbitrator is against. If the decision of the arbitrator is not clearly against one of the Disputing Parties or the decision of the arbitrator is against more than one Disputing Party on one or more issues, the costs of such arbitration shall be borne equally by the Disputing Parties.

         9.14 Waiver. All of the original rights and powers of any party hereunder shall remain in force notwithstanding any neglect, forbearance or delay in enforcement thereof, and no party shall be deemed to have waived any of its rights, any provision of this Agreement or any notice given hereunder unless such waiver is in a writing signed by an officer of the waiving party. No such waiver by a party of any breach by another party of any provision of this Agreement shall be deemed a waiver of any continuing, future or recurring breach of such provision or any other provision of this Agreement. No action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action or compliance with any representations, warranties, covenants or agreements contained in this Agreement.

         9.15 No Third Party Beneficiaries. Except as provided in Section 7.2(h) hereof, this Agreement shall not confer any rights or remedies upon any Person other than the parties hereto and their respective successors and permitted assigns.

         9.16 Release of Claims by Sellers. Each of the Sellers does hereby release, waive, forgive and discharge any and all claims, demands, causes of action, obligations, orders, contracts or agreements, or debts or liabilities (whether known or unknown) (collectively, "claims") which such Seller may have against (i) any other Seller, the Company or Buyer or any of their Representatives which in any way relates to or arises out of the transactions or agreements by which such Seller received or acquired ownership of Stock or options to acquire Stock (including, without limitation, any promises, undertakings or commitments made or purported to have been made for the issuance of additional shares of Stock or options to acquire additional Stock) and any claims which each Seller may have by reason of being a shareholder of the Company and (ii) any other Seller, the Company or the Seller Representative as to the Contemplated Transactions (including, without limitation, the terms, provisions and conditions contained herein and the manner of obtaining Seller's agreement hereto). Upon request of the Company, Buyer or any other Seller, each Seller hereby agrees that such Seller will execute and deliver at the Closing such other and further documents as may be reasonably requested to further evidence, confirm and reaffirm the release, waiver and discharge set forth in this Section 9.16.

10.      Definitions.

         10.1 Defined Terms. As used in this Agreement, each of the following terms (whether or not capitalized) has the meaning given it below:

                  "Affiliate" means, with respect to any person, any other person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person. The term "control," (including, with correlative meanings, the term "controlled by" and "under common control with") as used in the immediately preceding sentence, when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

                  "Applicable 401K Claims" means any claim, audit, action, proceeding, challenge or adjustment brought or imposed by the Internal Revenue Service with respect to the 401K Plan to the extent that such claim, audit, action, proceeding, challenge or adjustment is (A) based upon or arises out of the operation of the 401K Plan after the Closing and through and until the earlier of (i) three years following the Closing Date or (ii) termination or replacement of the 401K Plan and
         (B) not attributable to any change after the Closing Date in the manner or method of administering, operating or funding the 401K Plan.

                  "Amphitheater Partnership Agreements" means the respective Partnership Agreements by which each of the Amphitheater Partnerships were created, as each of such Partnership Agreements may have been previously amended, supplemented, modified or restated.

                  "Amphitheater Partnerships" means (i) Pavilion, (ii) Coral Sky Amphitheater Partnership, a Florida general partnership, (iii) Western Amphitheater Partners, a California general partnership, (iv) Walnut Creek Amphitheater Partnership, a New York general partnership,
         (v) Starwood Amphitheater Operating Company, a Tennessee general partnership, and (vi) GSAC Partners, a Delaware general partnership.

                  "Applicable Contract" means any contract or agreement (a) under which the Company or any Subsidiary has or is entitled to acquire any material rights; or (b) under which the Company or any Subsidiary has or may become subject to any material obligation or liability.

                  "Applicable Law" means any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

                  "Bring Down Date" shall mean the earlier to occur of (i) December 31, 1997 or (ii) the date upon which Buyer makes a public announcement concerning all or any portion of the Contemplated Transactions. As used in the immediately preceding sentence, the phrase "public announcement" shall mean either (x) the filing of any document with the Securities and Exchange Commission on a non-confidential basis which references or describes all or any portion of the Contemplated Transaction or (y) the issuance of any press release which describes or references all or any portion of the Contemplated Transactions other than a press release which is issued, pursuant to advice from legal counsel to the Buyer that applicable securities laws require such press release, (A) in response to specific inquiries about the Contemplated Transactions or (B) to correct reported inaccuracies about the Contemplated Transactions.

                  "Code" means the Internal Revenue Code of 1986, as amended and in effect on the Closing Date.

                  "Company Material Adverse Effect" means a Material Adverse Effect with respect to the Company.

                  "Consolidated Subsidiary" means the Subsidiaries of the Company whose financial results are consolidated with those of the Company under GAAP for financial reporting purposes.

                  "Contemplated Transactions" means all of the transactions contemplated by this Agreement, including (a) the sale of the shares of Stock by Sellers to Buyer, (b) the cancellation of the Outstanding Options; (c) the execution, delivery and performance of the Option Redemption Agreements attached as Exhibit 2; and (d) the performance by the Company, Buyer and Sellers of their respective covenants and obligations under this Agreement.

                  "Drop Dead Date" means the earlier of (i) sixty days after the Company has obtained, or is deemed to have obtained, the consents described in Section 5.2(e) hereof or (ii) March 1, 1998; provided, however, in no event shall the Drop Dead Date be earlier than February 23, 1998.

                  "Encumbrances" means liens, charges, pledges, options, rights of first refusal, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), licenses, sublicenses, easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Existing Employee Agreements" means (i) all of the Employment Agreements and related agreements listed on Schedule 10.1(a) attached hereto, (ii) all of the Restricted Stock Agreements listed on Schedule 10. l(b) attached hereto, (iii) all of the Stock Option Agreements listed on Schedule 10.1(c) attached hereto and (iv) the PACE Entertainment Corporation 1996 Incentive Compensation Plan.

                  "GAAP"means generally accepted accounting principles as in effect on the date of this Agreement.

                  "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign).

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

                  "Intellectual Property" means patents, trademarks, service marks, trade names, copyrights and trade secrets, and all registrations, applications, licenses and rights with respect to any of the foregoing.

                  "IRS" means the Internal Revenue Service.

                  "Knowledge" means a Person's actual current knowledge, without inquiry. When used with respect to the Company or Subsidiary, knowledge shall include only the knowledge of the Company's officers and directors.

                  "Material Adverse Change" or "Material Adverse Effect" means, when used in conjunction with the Company or Subsidiaries, any change, effect, event or occurrence that will or that could reasonably be expected to be materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries taken as a whole, other than (i) changes in general economic conditions affecting the industries in which the Company and its Subsidiaries operate, (ii) seasonal variations in the Company's or its Subsidiaries' Business, (iii) changes resulting from any matters disclosed on any Schedule to this Agreement which are reasonably predictable, (iv) changes resulting from any increase in expenses as a result of the acquisitions listed on Schedule 4.2(c) and
         (v) any increased working capital deficit brought about by additional borrowings under the Company's short term working capital line with NationsBank of Texas, N.A.

                  "Ordinary Course of Business" means an action taken by a Person if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required by applicable corporate law or the Bylaws or similar organizational documents of such Person to be authorized by the board of directors of such Person; and (c) such action is similar in nature and magnitude to actions customarily taken.

                  "Ordinary Real Estate Encumbrances" means, with respect to any real estate, (i) liens securing taxes which are not yet delinquent, (ii) rights of eminent domain unless notice of the exercise thereof has been previously provided to the owner of such real estate and (iii) easements, restrictions, concessions, licenses, rights of access, terms of governmental permits and other Encumbrances which either (x) do not materially interfere with or materially restrict the current use and operation of such real estate or (y) are required, necessary or useful in connection with the current use and operation of such real estate.

                  "Organizational Documents" means (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement or any statement of partnership of a general partnership; (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

                  "Pavilion" means Pavilion Partners, a Delaware general partnership.

                  "Permits" means licenses, permits, franchises, consents, approvals and other authorizations of or from Governmental Entities.

                  "Person" means any individual, corporation (including any non-profit corporation), partnership (general or limited), joint venture, limited liability company, estate, association, joint-stock company, trust, enterprise, unincorporated organization or Governmental Entity.

                  "Reasonable best efforts" means a party's best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

                  "Representative" means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Subsidiary" means (i) all corporations and partnerships which are wholly owned (directly or indirectly) by the Company, as listed on Schedule 10.1(d) hereof, (ii) the Amphitheater Partnerships,
         (iii) PTG-Florida, Inc./BSMG Joint Venture, (iv) Rugrats American Tour, Ltd. and (v) Bayou Place Performance Hall General Partnership.

                  "Supplemental Disclosure Deadline" means the date which is two (2) business days following the later of (i) the Bring Down Date or (ii) the date upon which Buyer provides notice to the Company that the Bring Down Date has occurred; provided, however, in no event shall the Supplemental Disclosure Deadline be later than January 2, 1998.

                  "Supplemental Disclosure Termination Date" means the seventh day following the earlier of (i) the date, no earlier than the Bring Down Date, that the Company provides notice to the Buyer that no further supplemental disclosures pursuant to Section 4.10 are required or (ii) the Supplemental Disclosure Deadline.

                  "Taxes" means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

                  "Tax Return" means any return or report, including any related or supporting information, with respect to Taxes.

                  "Treasury Regulations" means one or more treasury regulations promulgated under the Code by the Treasury Department of the United States.

         10.2 Certain Additional Defined Terms. In addition to such terms as are defined in Section 10.1, the following terms are used in this Agreement as defined in the Sections of this Agreement referenced opposite such terms:

         Defined Term                                          Reference
         ------------                                          ---------
         401K Plan                                             Section 7.3
         Accounts Receivable                                   Section 3.1(f)
         Acquired Assets                                       Section 4.9(b)
         Acquisition Advance                                   Section 4.9(a)
         Acquisition Facility                                  Section 4.9(a)
         Acquisition Proposal                                  Section 4.6
         Advisor                                               Section 4.9
         Agreement                                             Preamble
         At Will Employee                                      Section (h)(vi)
         Audited Financial Statements                          Section 3.1(d)
         Business                                              Recital 1
         Buyer                                                 Preamble
         Buyer Shares                                          Section 2.2
         Claim                                                 Section 8.4
         Closing                                               Section 2.1
         Closing Buyer Shares                                  Section 2.2
         Closing Cash Payment                                  Section 2.2
         Closing Date                                          Section 2.1
         Collateral                                            Section 4.9(d)
         Company                                               Preamble
         Contracts                                             Section 3.1(e)
         Damages                                               Section 8.1
         Dispute                                               Section 9.12
         Disputing Parties                                     Section 9.12
         Environmental Assessment                              Section 5.2(c)
         Environmental Laws                                    Section 3.1(1)
         Exchange Act                                          Section 3.3(c)
         Executive                                             Section 7.2(b)
         Failed Spin-Off Put Option                            Section 7.4(a)
         Financial Statements                                  Section 3.1(d)
         First Report                                          Section 7.4(b)
         Five Year Option Period                               Section 7.5

         Five Year Put Option                               Section 7.5
         Hazardous Material                                 Section 3.1(1)
         Indemnified Party                                  Section 8.4
         Indemnifying Party                                 Section 8.4
         Insurance Plan                                     Section 7.3
         Intercreditor Agreement                            Section 4.9(d)
         Key Employee Agreements                            Section 4.2(c)
         Latest Balance Sheet                               Section 3.1(d)
         Latest Pavilion Balance Sheet                      Section 3.1(d)
         Leases                                             Section 3.1 (e)
         Liability Percentage                               Section 8.3(a)
         Loan Facility                                      Section 4.10
         Measuring Period                                   Section 4.9(c)
         Motorsports                                        Section 7.2(c)
         Non-Qualified Reason                               Section 7.2(vii)
         Option Redemption Agreement                        Section 2.2
         Pavilion Audited Financial Statements              Section 3.1(d)
         Pavilion Option                                    Section 4.9(c)
         Pavilion Purchase Price                            Section 4.9(c)
         Pavilion Unaudited Financial Statements            Section 3.1(d)
         Purchase Price                                     Section 2.2
         Pure Optionholders                                 Section 4.3
         Put Closing                                        Section 7.6
         Put Option                                         Section 7.6
         Put Sellers                                        Section 7.6
         Put Shares                                         Section 7.5
         Qualified Assignee                                 Section 7.5
         Qualified Employee                                 Section 4.2
         Qualified Employee Stock Issuance                  Section 4.2
         Qualified Update Report                            Section 7.4(b)
         Real Estate                                        Section 3.1(e)
         Relevant Period                                    Section 7.2(h)(vii)
         Report Due Date                                    Section 7.4(b)
         Restricted Shareholders                            Section 2.2
         Restricted Shares                                  Section 2.2
         SEC                                                Section 3.2(g)
         SFX Broadcasting                                   Recital 4
         SFX Guarantee                                      Section 3.3(b)
         Seller Optionholder                                Section 4.3
         Seller Representative                              Section 8.5
         Sellers                                            Preamble
         Senior Lender                                      Section 4.9(d)
         Spin-Off                                           Recital 4
         Spin-Off Cut-Off Date                              Section 7.4(a)

         Stock                                                 Recital 1
         Supplemental Disclosed Damages                        Section 8.3(a)
         Term Loan                                             Section 4.9(b)
         Theatrical                                            Section 7.2(c)
         Unaudited Financial Statements                        Section 3.1(d)

         10.3 References. All references in this Agreement to Sections, paragraphs and other subdivisions refer to the Sections, paragraphs and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement", "herein", "hereof", "hereby", "hereunder" and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words "include", "includes" and "including" are used in this Agreement, such words shall be deemed to be followed by the words "without limitation". Each reference herein to a Schedule, Exhibit or Annex refers to the item identified separately in writing by the parties hereto as the described Schedule, Exhibit or Annex to this Agreement. All Schedules, Exhibits and Annexes are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the date first above written.


                                        PACE ENTERTAINMENT CORPORATION


                                  By:    /s/ Allen J. Becker
                                     ------------------------------------------
                                      Name:  Allen J. Becker
                                     ------------------------------------------
                                      Title: Chairman of the Borad of Directors
                                     ------------------------------------------


                                  SFX ENTERTAINMENT, INC.

                                  By:    /s/ Richard A. Liese
                                     ------------------------------------------
                                      Name:  Richard A. Liese
                                     ------------------------------------------
                                      Title: Vice President
                                     ------------------------------------------

                           SFX BROADCASTING GUARANTEE

         SFX Broadcasting hereby joins in the execution of this Agreement to irrevocably, absolutely and unconditionally guarantee to the Company and the Sellers the full and timely performance of all of Buyer's obligations, including the delivery of the Purchase Price, under this Agreement (the"Guaranty"). The obligations of SFX Broadcasting contained in this Guaranty shall be absolute and unconditional without regard to any defense that would not otherwise be available to SFX Broadcasting if it were the Buyer under this Agreement, and shall not be reduced or affected in any way by any failure or omission to enforce any right against the Buyer, or by any other action which may in any manner or to any extent vary the risks of SFX Broadcasting, or which might otherwise constitute a legal or equitable discharge of SFX Broadcasting; it being the purpose and intent of SFX Broadcasting and the Company and the Sellers that (a) this Guaranty and the obligations of SFX Broadcasting hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment and performance as herein provided, (b) this Guaranty be construed as a payment guaranty and not as a guaranty of collection and (c) SFX Broadcasting's liability under this Guaranty shall be primary, and not secondary. SFX Broadcasting agrees that, without the necessity of any reservation of rights against SFX Broadcasting and without notice to or further assent by SFX Broadcasting, (1) any demand for payment of any or all of the sums due under this Agreement may be rescinded by the party making such demand, and Buyer's obligations reinstated or continued, and (2) the Agreement or any related agreements may, from time to time, in whole or in part, be renewed, extended, modified, rearranged, consolidated, compromised or released, without notice to or further assent by SFX Broadcasting, who will remain bound hereunder notwithstanding any such rescission, renewal, extension, modification, rearrangement, consolidation, compromise or release.

         SFX Broadcasting waives (i) any defense (other than performance of Buyer's obligations under the Agreement) arising by reason of any disability, insolvency, lack of authority or power, change in composition or structure, dissolution or any other defense of Buyer or SFX Broadcasting (even though rendering same void, unenforceable or otherwise uncollectible); and (ii) joinder of Buyer in any suit or action to enforce this Guaranty, in particular, and without in any way limiting the foregoing, SFX Broadcasting waives any right to require the Company or the Sellers to file suit against Buyer or take any other action against Buyer as a prerequisite to the Company or the Sellers taking any action or bringing any suit against SFX Broadcasting under this Guaranty. No failure to exercise nor any delay in exercising on the part of the Company or Sellers any right, power or privilege hereunder or at law or in equity shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law or in equity. This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time payment of any amounts due under this Agreement is rescinded or must otherwise be restored or returned to Buyer on account of any insolvency, bankruptcy or reorganization of Buyer, or on account of any preferential transfer, all as though such payment had never been made. Subject to the foregoing sentence, this Guaranty shall be released and of no further force and effect upon the later to occur of
(i) delivery of the Cash Purchase Price to the Sellers and the Pure Optionholders pursuant to the provisions hereof and the provisions of the Option Redemption Agreements and (ii) delivery of the Buyer Shares to the Sellers in accordance with the provisions hereof or payment to all Sellers of the cash payment referenced in Section 7.4(a) hereof in lieu of the delivery of the Buyer Shares.

         This Guaranty has been executed and delivered in, and shall be construed and enforced in accordance with the laws of, the State of Texas, and any dispute hereunder shall be governed by Section 9.13 of the Agreement.

         SFX Broadcasting, by executing and delivering this Guaranty, agrees, acknowledges, represents and warrants that (i) SFX Broadcasting will benefit, directly or indirectly, by the Seller's and Company's execution and delivery of this Agreement and (ii) without the execution and delivery of this Guaranty and SFX Broadcasting's agreement to be bound by the provisions hereof, Seller and the Company would not have agreed to enter the Agreement with Buyer.

                                        SFX BROADCASTING, INC.



                                        By:    /s/ Richard A. Liese
                                            --------------------------------
                                            Name:  Richard A. Liese
                                            --------------------------------
                                            Title: Vice President
                                            --------------------------------

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereunder.


                                   /s/ Allen J. Becker
                                   ------------------------------
                                   Allen J. Becker

                    Date:          as of December 12, 1997
                                         -----------

                    Address:       101 Westcott, Apt. 2206
                                   ------------------------------
                                   Houston, Texas 77007
                                   ------------------------------

I, shirley Becker, are the spouse of Allen J. Becker and hereby join in the execution of this Agreement to bind my community property interest, if any, with respect to any shares of stock of the Company issued to my spouse.


                                   /s/ Shirley Becker
                                   ------------------------------
                                   Shirley Becker


Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.

                                   THE BECKER FAMILY FOUNDATION

                                   /s/ Allen J. Becker
                                   ---------------------------------
                                   Allen J. Becker

                    Date:          as of December 12, 1997
                                         -----------

                    Address:       515 Post Oak Boulevard, Suite 300
                                   ---------------------------------
                                   Houston, Texas 77027
                                   ---------------------------------


Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.

                                   BECKER INTERESTS LIMITED PARTNERSHIP

                                   /s/ Allen J. Becker
                                   ---------------------------------
                                   Allen J. Becker

                    Date:          as of December 12, 1997
                                         -----------

                    Address:       515 Post Oak Boulevard, Suite 300
                                   ---------------------------------
                                   Houston, Texas 77027
                                   ---------------------------------


Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.


                                   /s/ Miles C. Wilkin
                                   ------------------------------
                                   Printed Name:  Miles C. Wilkin
                                                -----------------

                    Date:          as of December 4, 1997
                                         -----------

                    Address:       137 Riverside Dr. #12B
                                   ------------------------------
                                   New York, NY 10024
                                   ------------------------------

I, Constance Wilkin am the spouse of Miles Wilkin and hereby join in the execution of this Agreement to bind my community property interest, if any, with respect to any shares of stock of the Company issued to my spouse.


                                   /s/ Constance Wilkin
                                   ------------------------------
                                   Printed Name: Constance Wilkin
                                                -----------------

Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.


                                   /s/ Louis Messina
                                   ------------------------------
                                   Printed Name: Louis Messina
                                                -----------------

                    Date:          as of December 12, 1997
                                         -----------

                    Address:
                                   ------------------------------

                                   ------------------------------

I, Susan Messina am the spouse of Louis Messina and hereby join in the execution of this Agreement to bind my community property interest, if any, with respect to any shares of stock of the Company issued to my spouse.


                                   /s/ Susan Messina
                                   ------------------------------
                                   Printed Name: Susan Messina
                                                -----------------


Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.


                                   /s/ Scott Zeiger
                                   -------------------------------
                                   Printed Name: Scott Zeiger
                                                ------------------

                    Date:          as of December 4, 1997
                                         -----------

                    Address:       201 W. 72nd St #19F
                                   -------------------------------
                                   NY, NY 10023
                                   -------------------------------

I, Kathleen M. Zeiger am the spouse of Scott Zeiger and hereby join in the execution of this Agreement to bind my community property interest, if any, with respect to any shares of stock of the Company issued to my spouse.


                                   /s/ Kathleen M. Zeiger
                                   --------------------------------
                                   Printed Name: Kathleen M. Zeiger
                                                -------------------


Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.


                                   /s/ Brian E. Becker
                                   ------------------------------
                                   Brian E. Becker

                    Date:          as of December 12, 1997
                                         -----------

                    Address:       6146 Meadow Lake Lane
                                   ------------------------------
                                   Houston, Texas 77057
                                   ------------------------------

I, Stacy Walker Becker, am the spouse of Brian E. Becker and hereby join in the execution of this Agreement to bind my community property interest, if any, with respect to any shares of stock of the Company issued to my spouse.


                                   /s/ Stacy Walker Becker
                                   ------------------------------
                                   Stacy Walker Becker


Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.


                                   /s/ Gary D. Becker
                                   ------------------------------
                                   Gary D. Becker

                    Date:          as of December 12, 1997
                                         -----------

                    Address:       47 Stone Springs Circle
                                   ------------------------------
                                   The Woodlands, Texas 77381
                                   ------------------------------

I, Susan G. Becker, am the spouse of Gary D. Becker and hereby join in the execution of this Agreement to bind my community property interest, if any, with respect to any shares of stock of the Company issued to my spouse.


                                   /s/ Susan G. Becker
                                   ------------------------------
                                   Susan G. Becker


Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.


                                   /s/ Robert S. Zlotnik
                                   -------------------------------
                                   Printed Name: Robert S. Zlotnik
                                                ------------------
                    Date:          as of December 12, 1997
                                         -----------

                    Address:
                                   -------------------------------

                                   -------------------------------

I, Marie Zlotnik, am the spouse of Robert Zlotnik and hereby join in the execution of this Agreement to bind my community property interest, if any, with respect to any shares of stock of the Company issued to my spouse.


                                   /s/ Marie Zlotnik
                                   -------------------------------
                                   Printed Name: Marie Zlotnik
                                                ------------------

Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.


                                   /s/ Rodney Eckerman
                                   -------------------------------
                                   Printed Name: Rodney Eckerman
                                                ------------------
                    Date:          as of December 5, 1997
                                         ----------

                    Address:       10007 Oxted
                                   -------------------------------
                                   Spring, TX 77379
                                   -------------------------------

I, Mariana Eckerman, am the spouse of Rodney Eckerman and hereby join in the execution of this Agreement to bind my community property interest, if any, with respect to any shares of stock of the Company issued to my spouse.


                                   /s/ Mariana Eckerman
                                   -------------------------------
                                   Printed Name: Mariana Eckerman
                                                ------------------

Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                      SELLER COUNTERPART SIGNATURE PAGE TO
  			   STOCK PURCHASE AGREEMENT

	The undersigned hereby agrees to become a party to that certain Stock Purchase Agreement dated December 12, 1997 among PACE ENTERTAINMENT CORPORATION, a Texas corporation, SFX ENTERTAINMENT, INC., and others, and shall be treated as a "Seller" thereuner.


                                   /s/ John Megler
                                   -------------------------------
                                   Printed Name: John Megler
                                                ------------------

                    Date:          as of December 4, 1997
                                         -----------

                    Address:       3538 Aluna Dr
                                   -------------------------------
                                   Sherman Oaks, CA 91403
                                   -------------------------------

I, Keri Kaney-Megler, am the spouse of John Megler and hereby join in the execution of this Agreement to bind my community property interest, if any, with respect to any shares of stock of the Company issued to my spouse.


                                   /s/ Keri Kaney-Megler
                                   -------------------------------
                                   Printed Name: Keri Kaney-Megler
                                                ------------------

Accepted and Agreed

SFX ENTERTAINMENT, INC.


By: /s/ Richard A. Liese
   ----------------------
    Richard A. Liese
    Vice President

                                                              Exhibit 10.26
                        NON-NEGOTIABLE PROMISSORY NOTE

$2,000,000.00                                                  June 23, 1997

FOR VALUE RECEIVED, SFX Broadcasting, Inc., a Delaware corporation ("Maker"), promises to pay to Sunshine Promotions, Inc., an Indiana corporation ("Payee"), in lawful money of the United States of America, the principal sum of Two Million Dollars ($2,000,000), without interest, in the manner provided below.

This Note has been executed and delivered pursuant to and in accordance with the terms and conditions of the Asset Purchase and Sale Agreement, dated as of June ___, 1997, by and among Maker, Payee, Sunshine Concerts, L.L.C., P. David Lucas and Steven P. Sybesma (the "Agreement"), and is subject to the terms and conditions of the Agreement, which are hereby incorporated herein and made a part hereof. Capitalized terms used in this Note without definition shall have their respective meanings set forth in the Agreement.

1.       PAYMENTS

1.1      INSTALLMENTS

The principal amount of this Note shall be due and payable in twenty equal consecutive quarterly installments, without interest, commencing on September 23, 1997, and on each September 23, December 23, March 23 and June 23 thereafter until paid in full.

1.2      MANNER OF PAYMENT

All payments on this Note shall be made by wire transfer of immediately available funds to an account designated by Payee in writing. If any payment hereon would be due on a day that is not a Business Day, such payment shall instead be due on the following Business Day. "Business Day" means any day on which banks in the State of New York are not authorized or required to close.

1.3      PREPAYMENT

Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding balance due under this Note.

1.4      RIGHT OF SET-OFF

Maker shall have the right to withhold and set-off against any amount due hereunder any amount or amounts payable by Payee or the Signing Stockholders pursuant to the Agreement or pursuant to the Other Agreements, as provided in
Section 12.5 of the Agreement.

2.       DEFAULTS

2.1      EVENTS OF DEFAULT

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

(a) If Maker shall fail to pay when due any payment of principal on this Note and such failure continues for fifteen (15) days after Payee notifies Maker thereof in writing; provided, however, that the exercise by Maker in good faith of its right of set-off pursuant to
         Section 1.4 above, whether or not ultimately determined to be justified, shall not constitute an Event of Default.

(b) If, pursuant to or within the meaning of the United States Bankruptcy Code or any other federal or state law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c) If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case, (ii) appoints a trustee, receiver, assignee, liquidator or similar official for Maker or substantially all of Maker's properties, or (iii) orders the liquidation of Maker, and in each case the order or decree is not dismissed within 120 days.

(d) If the total consolidated assets of Maker and its Subsidiaries, as set forth on the audited consolidated balance sheet of Maker and its Subsidiaries for any year ending subsequent to the date hereof, shall be less than $100,000,000.

(e) If Robert F.X. Sillerman shall be, individually or in conjunction with any other Persons, in neither "de jure" control nor "de facto" control of Maker. For purposes of this Note, "de jure" control and "de facto" control shall have the meaning assigned to such phrases by the Federal Communications Commission and by Governmental Bodies applying or interpreting the statutes, rules and regulations administered by the Federal Communications Commission.

2.2      REMEDIES

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been waived by Payee or cured), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon,immediately due and payable, subject to Section 1.4 hereof, regardless of any prior forbearance, and (ii) exercise any and all rights and remedies available to it under applicable law, including, without limitation, the right to collect from Maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee's exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees.

3.       MISCELLANEOUS

3.1      WAIVER

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless in a writing signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in a writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note. Maker hereby waives presentment, demand, protest and notice of dishonor and protest.

3.2      NOTICES

Any notice required or permitted to be given hereunder shall be given in accordance with Section 13.4 of the Agreement.

3.3      GOVERNING LAW

This Note will be governed by the laws of the State of New York without regard to conflicts of laws principles.

3.4      PARTIES IN INTEREST; ASSIGNMENT

This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Payee without the express prior written consent of Maker, except by will or, in default thereof, by operation of law.

3.5      SECTION HEADINGS; CONSTRUCTION

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

                                  SFX Broadcasting, Inc.

                                  By: /s/ Howard J. Tytel
                                     ------------------------------
                                          Howard J. Tytel
                                          Executive Vice President

                                                                 EXHIBIT 23.2

                       CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated (i) October 2, 1997 with respect to Delsener/Slater Enterprises, Ltd. and Affiliated Companies; (ii) December 13, 1996, except for note 10 as to which the date is August 22, 1997, with respect to PACE Entertainment Corporation and Subsidiaries; (iii) November 25, 1997 with respect to the Contemporary Group; (iv) November 20, 1997 with respect to SJS Entertainment Corporation and Affiliated Company; (v) November 20, 1997 with respect to The Album Network, Inc. and Affiliated Companies; (vi) December 18, 1997 with respect to BG Presents, Inc. and Subsidiaries; and
(vii) November 14, 1997 with respect to Concert/Southern Promotions and Affiliated Companies, each included in the Registration Statement on Form S-1 and related Prospectus of SFX Entertainment, Inc. for the registration of 15,839,921 shares of its common stock.


					/s/ Ernst & Young LLP
                                        --------------------------------
                                            ERNST & YOUNG LLP






New York, New York
December 22, 1997

                                                              Exhibit 23.3

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our reports on the consolidated financial statements of PACE Entertainment Corporation and subsidiaries dated December 15, 1997 (except with respect to the matters discussed in Note 12, as to which the date is December 22, 1997) and Pavilion Partners dated December 15, 1997 (except with respect to the matters discussed in Note 11, as to which the date is December 22, 1997), and to all references to our Firm included in or made a part of this registration statement on Form S-1.

                                          /s/ Arthur Andersen
                                          ARTHUR ANDERSEN LLP

Houston, Texas
December 22, 1997

                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report on the combined financial statements of Connecticut Performing Arts, Inc. and Connecticut Performing Arts Partners dated March 21, 1997 (and to all references to our Firm) included in or made a part of this registration statement on Form S-1.

                                        /s/ Arthur Andersen LLP
                                        --------------------------------
                                            ARTHUR ANDERSEN LLP






Hartford, Connecticut
December 22, 1997

                  CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

As independent public accountants, we hereby consent to the use of our report on the combined financial statements of Deer Creek Partners, L.P. and Murat Centre, L.P. dated September 29, 1997 (and to all references to our Firm) included in or made a part of this registration statement of Form S-1.

                                          /s/ Arthur Andersen
                                          ARTHUR ANDERSEN LLP

Indianapolis, Indiana,
December 19, 1997

                                                              Exhibit 23.4
                      CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the prospectus constituting part of this Registration Statement on Form S-1 of our report dated December 12, 1996 relating to the financial statements of Pavilion Partners, which appears in such Prospectus.

/s/ Price Waterhouse LLP
PRICE WATERHOUSE LLP

Houston, Texas
December 24, 1997

                                                              Exhibit 23.5

                                 CONSENT

          The undersigned hereby consents, pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, to being named in SFX Entertainment, Inc.'s Registration Statement on Form S-1 to be filed on or about Monday, December 22, 1997, as about to become a director of such company.

                                             /s/ Brian Becker       12/17/97
                                             -------------------    --------
                                                 Brian Becker       Date

                                                              Exhibit 27.1
[ARTICLE] 5

[PERIOD-TYPE]                   9-MOS
[FISCAL-YEAR-END]                          DEC-31-1997
[PERIOD-END]                               SEP-30-1997
[CASH]                                       7,094,000
[SECURITIES]                                         0
[RECEIVABLES]                                2,525,000
[ALLOWANCES]                                         0
[INVENTORY]                                          0
[CURRENT-ASSETS]                            12,189,000
[PP&E]                                      57,428,000
[DEPRECIATION]                               1,546,000
[TOTAL-ASSETS]                             135,470,000
[CURRENT-LIABILITIES]                       12,255,000
[BONDS]                                     15,531,000
[PREFERRED-MANDATORY]                                0
[PREFERRED]                                          0
[COMMON]                                             0
[OTHER-SE]                                 101,378,000
[TOTAL-LIABILITY-AND-EQUITY]               135,470,000
[SALES]                                              0
[TOTAL-REVENUES]                            74,396,000
[CGS]                                                0
[TOTAL-COSTS]                               68,393,000
[OTHER-EXPENSES]                                     0
[LOSS-PROVISION]                                     0
[INTEREST-EXPENSE]                             956,000
[INCOME-PRETAX]                              6,604,000
[INCOME-TAX]                                 2,952,000
[INCOME-CONTINUING]                          3,652,000
[DISCONTINUED]                                       0
[EXTRAORDINARY]                                      0
[CHANGES]                                            0
[NET-INCOME]                                 3,652,000
[EPS-PRIMARY]                                  1826.00
[EPS-DILUTED]                                  1826.00